As filed with the Securities and Exchange Commission on November 12, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

Welsbach Technology Metals Acquisition Corp.*
(Exact name of registrant as specified in its charter)

____________________

Delaware	6770	87-1006702
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

For co-registrants, see “Table of Co-Registrants” on the following page.

____________________

4422 N. Ravenswood Ave. #1025
Chicago, IL 60640
Telephone: +1 (251) 280-1980
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Christopher Clower, Chief Operating Officer
4422 N. Ravenswood Ave #1025
Chicago, IL 60640
Telephone: +1 (251) 280-1980
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Laura Anthony, Esq. Craig D. Linder, Esq. Anthony, Linder & Cacomanolis, PLLC 1700 Palm Beach Lakes Blvd., Suite 820 West Palm Beach, FL 33401 Telephone: +1 (877) 541-3263	Joel May Thomas L. Short Jones Day 1221 Peachtree St., N.E., Suite 400 Atlanta, GA 30361 Telephone: +1 (404) 521-3939

____________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the proxy statement/prospectus contained herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross — Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross — Border Third — Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

____________

*         Upon the closing of the business combination referred to in the proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to Evolution Metals & Technologies Corp.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Critical Mineral Recovery, Inc.(1)	Missouri	4953	87-4682230
Evolution Metals LLC(2)	Delaware	6770	99-1246300
Handa Lab Co., Ltd.(3)	South Korea	3823	N/A
KCM Industry Co., Ltd.(4)	South Korea	3350	N/A
KMMI INC.(5)	South Korea	3690	N/A
NS World Co., Ltd.(6)	South Korea	3089	N/A

____________

(1)      The Co-Registrant has the following principal executive office: 815 State Hwy OO, Fredericktown, MO 63645. The agent for service for the Co-Registrant is Rob Feldman, 815 State Hwy OO, Fredericktown, MO, 63645.

(2)      The Co-Registrant has the following principal executive office: 516 S Dixie Hwy, Unit 209, West Palm Beach, FL 33401. The agent for service for the Co-Registrant is David Wilcox, 516 S Dixie Hwy, Unit 209, West Palm Beach, FL 33401.

(3)      The Co-Registrant has the following principal executive office: 201, Daejeon Startup Park, 7-12, Daehak-ro 179 beon-gil, Yuseong-gu, Daejeon Metropolitan City, Republic of Korea. The agent for service for the Co-Registrant is Cogency Global Inc., which is located at 122 East 42nd Street, 18th Floor, New York, NY 10168 and has the telephone number (800) 221-0102.

(4)      The Co-Registrant has the following principal executive office: 65 Gado-ro, Gunsan-si, Jeollabuk-do, South Korea (Osikdo-dong). The agent for service for the Co-Registrant is Cogency Global Inc., which is located at 122 East 42nd Street, 18th Floor, New York, NY 10168 and has the telephone number (800) 221-0102.

(5)      The Co-Registrant has the following principal executive office: 46 Blue Seo-ro 2gil, Donghae-myeon, Nam-gu, in Pohang-si, Republic of Korea. The agent for service for the Co-Registrant is Cogency Global Inc., which is located at 122 East 42nd Street, 18th Floor, New York, NY 10168 and has the telephone number (800) 221-0102.

(6)      The Co-Registrant has the following principal executive office: 99 Naechuokso-gil, Buk-myeon, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do, South Korea. The agent for service for the Co-Registrant is Cogency Global Inc., which is located at 122 East 42nd Street, 18th Floor, New York, NY 10168 and has the telephone number (800) 221-0102.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2024

PROXY STATEMENT OF

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

4422 N. Ravenswood Ave #1025
Chicago, Illinois 60640

PROSPECTUS FOR UP TO
615,785,471 SHARES OF COMMON STOCK OF
WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
(WHICH WILL BE RENAMED EVOLUTION METALS & TECHNOLOGIES CORP. IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

Dear Welsbach Technology Metals Acquisition Corp. Stockholders:

We are pleased to provide this proxy statement/prospectus relating to the proposed merger (the “Merger”) of WTMA Merger Subsidiary LLC, a Delaware limited liability company (“Merger Sub”) and a direct, wholly owned subsidiary of Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“WTMA”), and Evolution Metals LLC, a Delaware limited liability company (“EM”), pursuant to an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 6, 2024, as amended by the Amendment No. 1 to Amended and Restated Agreement and Plan of Merger, dated as of November 11, 2024 (as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among WTMA, Merger Sub and EM. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. If the Merger Agreement is adopted and the Merger and the other transactions contemplated thereby (collectively, the “Business Combination”) are approved by WTMA’s stockholders, EM’s member and the equity holders of the other Target Companies (as defined below), and the Business Combination is subsequently completed, at the effective time of the Merger (the “Effective Time”) Merger Sub will merge with and into EM, with EM surviving the Merger as a wholly owned subsidiary of WTMA. In connection with the closing of the Business Combination (the “Closing”), WTMA intends to change its name to Evolution Metals & Technologies Corp. (such post-Closing entity is referred to as “New EM”).

EM was formed as a holding company to develop midstream and downstream opportunities in the critical minerals and materials space. In particular, EM is dedicated to developing a secure, reliable global supply chain for critical minerals and materials (“CMM”), leveraging advanced technologies and strategic consolidation of midstream and downstream manufacturers. EM’s mission is to support key industries such as automotive, aerospace, and defense, while driving a sustainable future through efficient processing and the application of cutting-edge robotics and artificial intelligence (“AI”). As part of the Business Combination, prior to the Merger, EM expects to acquire all of the equity interests of each of Handa Lab Co., Ltd., a Korean company (“Handa Lab”), KCM Industry Co., Ltd., a Korean company (“KCM”), KMMI INC., a Korean company (“KMMI”), and NS World Co., Ltd., a Korean company (“NS World” and, collectively with Handa Lab, KCM and KMMI, the “Korean Companies”), through a series of transactions, pursuant to which the equity holders of the Korean Companies will exchange their equity interests for EM Member Units (as defined herein), and each of the Korean Companies will become a wholly owned subsidiary of EM. In addition, as part of the Business Combination, WTMA expects to acquire all of the equity interests of Critical Mineral Recovery, Inc., a Delaware corporation (“CMR”), pursuant to a right that it will acquire from EM upon consummation of the Merger. We refer to EM, CMR and the Korean Companies herein as the “Target Companies”. EM has entered into an investment agreement to acquire CMR and legally binding Heads of Agreement to acquire each of the Korean Companies, and EM believes all of such acquisitions are probable. The consummation of the transactions contemplated by the Merger Agreement are conditioned on the execution of definitive documentation with each of CMR and the Korean Companies, as well as the consummation of the acquisition of CMR and the Korean Companies.

As a result of and upon the Closing, among other things, (a) all EM Member Units outstanding immediately prior to the Effective Time (including EM Member Units issued in exchange for the outstanding equity interests of the Korean Companies, but excluding the outstanding EM Member Units held by US NewCo (as defined herein)) will be cancelled in exchange for the right to receive an aggregate of 518,241,112 shares of New EM Common Stock (as defined herein), (b) all EM Convertible Preferred Units outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive an aggregate of 75,044,359 shares of New EM Common Stock and, in the case of certain holders of EM Convertible Preferred Units, cash consideration in the amount of $25.0 million (clauses (a) and (b), together, the

“Aggregate Merger Consideration”), and (c) all outstanding equity interests of CMR will be cancelled in exchange for the right to receive an aggregate of 22,500,000 shares of New EM Common Stock and cash consideration in the amount of $125.0 million and up to an additional $50.0 million for debt repayment (together with the Aggregate Merger Consideration, the “Total Consideration”). The 615.8 million shares, in aggregate, of New EM Common Stock to be issued as part of the Total Consideration (at a deemed value of $10.00 per share) represent a pre-transaction aggregate equity value of EM and the other Target Companies of approximately $6.158 billion.

If the Business Combination is consummated, the EM Equityholder and the holders of EM Convertible Preferred Units, Handa Lab common stock, KCM common stock, KMMI common stock, NS World common stock and CMR common stock outstanding immediately prior to any of the transactions contemplated by the Merger Agreement will receive 510,354,112 shares, 75,044,359 shares, 750,000 shares, 1,440,000 shares, 4,400,000 shares, 1,297,000 shares and 22,500,000 shares of New EM Common Stock, respectively, which will constitute 62.2%, 9.1%, 0.1%, 0.2%, 0.5%, 0.2% and 2.7% of the voting power of New EM, respectively, assuming no redemption rights are exercised in connection with the Business Combination and the other transactions expected to be consummated in connection with the Business Combination, including the PIPE Investment (as defined herein) are completed. See “Questions and Answers for Stockholders of WTMA — What equity stake will current WTMA stockholders, the EM Unitholders and other stakeholders hold in New EM immediately after the consummation of the Business Combination?” in this proxy statement/prospectus.

Additionally, upon the Closing:

•        Each WTMA Unit issued and outstanding as of immediately prior to the Closing will, to the extent not detached, automatically be detached into the underlying WTMA Common Stock and one public right, and public units will no longer trade as separate securities;

•        Every ten (10) WTMA Rights will be canceled and converted into one share of WTMA Common Stock free and clear of all liens (other than any restrictions on resale or other transfer under applicable securities laws and, in the case of the Sponsor and certain of the WTMA Insiders, the Sponsor Support and Lock-up Agreement) and the holders of such WTMA Rights immediately prior to the Effective Time shall cease to have any rights with respect to such WTMA Rights, except as provided by the terms and conditions of the Merger Agreement or by law; and

•        WTMA expects to change its name to “Evolution Metals & Technologies Corp.,” and each share of WTMA Common Stock outstanding immediately prior to the Business Combination that is not redeemed will remain outstanding as a share of New EM Common Stock.

The public units, public stock and public rights (each, as defined herein) are currently listed on the Nasdaq Global Market under the symbols “WTMAU,” “WTMA,” and “WTMAR,” respectively. WTMA intends to apply to list the New EM Common Stock on Nasdaq under the symbol “EMAT”, upon the Closing.

In connection with the Business Combination, WTMA expects to sell shares of WTMA Common Stock (the “PIPE Securities”) to certain potential third-party investors (collectively, the “PIPE Investors”) who may purchase the PIPE Securities on the terms described in the PIPE Term Sheet (as defined herein) (the “PIPE Investment”). However, there is no assurance that WTMA will be able to agree to final terms with any third-party PIPE Investors or enter into definitive documentation with respect to the PIPE Investment in a timely manner or at all. The proceeds of any PIPE Investment, together with the amounts remaining in WTMA’s trust account as of immediately following the Closing, after giving effect to redemptions of public stock, the payment of the cash portion of the Total Consideration and the payment of certain fees and expenses incurred in connection with the Business Combination, will be retained by New EM following the Closing.

The Merger Agreement provides that the obligations of EM to consummate the Merger are conditioned on, among other things, that as of the Closing, New EM would have available to it a positive amount of cash after giving effect to (x) the amount in the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their rights to redeem all or a portion of their shares of WTMA Common Stock pursuant to the Existing Charter and certain WTMA transaction expenses, plus (y) the amount of the PIPE Investment actually received by WTMA prior to or substantially concurrently with the Closing, plus (z) the aggregate gross proceeds received or to be received by WTMA or EM pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA or EM or any of WTMA’s subsidiaries, if any (the “Minimum Available Cash Condition”). The Minimum Available Cash Condition is for the sole benefit of EM.

The consummation of the Business Combination is also subject to the receipt of regulatory approvals, customary closing conditions, and the approvals of the WTMA stockholders, the holder of the EM Member Units and the holders of the equity interests of the other Target Companies.

In connection with the entry into the Merger Agreement, on November 6, 2024, Welsbach Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), WTMA, EM, and certain other officers and directors of WTMA (the “Sponsor Persons”) entered into a Sponsor Support and Lock-up Agreement, a copy of which is attached to this proxy statement/prospectus as Annex E (as it may be amended or supplemented from time to time, the “Sponsor Support and Lock-up Agreement”), pursuant to which the Sponsor and Sponsor Persons agreed to, among other things, vote at least 2,237,876 shares of WTMA Common Stock (as defined herein), or approximately 67.84% of the issued and outstanding shares of WTMA Common Stock, in favor of the Merger Agreement and the Business Combination, in each case, subject to the terms and conditions contemplated by the Sponsor Support and Lock-up Agreement.

WTMA cordially invites you to attend a special meeting of its stockholders (the “Special Meeting”) to consider matters related to the proposed Business Combination. WTMA, EM and the other Target Companies cannot complete the Business Combination unless WTMA’s stockholders consent to the approval of the Merger Agreement and the Business Combination, including the issuance of New EM Common Stock to be issued as part of the Total Consideration. WTMA is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus in order to obtain stockholder approvals of the proposals necessary to complete the Business Combination, and these proposals are described in this proxy statement/prospectus.

The Special Meeting will be held on [            ], 2024, at [            ] Eastern Time, via a virtual meeting. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting [            ]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. WTMA recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. The Special Meeting will be completely virtual. You will not be able to attend the Special Meeting in person.

In addition, EM will seek an irrevocable written consent of the EM Equityholder (as defined herein) as required to approve and adopt the Merger Agreement and the Business Combination contemplated thereunder. On November 6, 2024, in connection with execution of the Merger Agreement, WTMA, EM and the EM Equityholder entered into that certain EM Equityholder Support and Lock-up Agreement, a copy of which is attached to this proxy statement/prospectus as Annex E (as it may be amended or supplemented from time to time, the “EM Equityholder Support and Lock-up Agreement”), pursuant to which, among other things and subject to the terms and conditions therein, the EM Equityholder agreed to execute and deliver a written consent or otherwise cause all of its EM Member Units, adopting the Merger Agreement and related transactions and approving the Business Combination. Such written consent must be delivered promptly, and in any event within forty-eight (48) hours after the later of the date (x) this proxy statement/prospectus is delivered or otherwise made available to WTMA stockholders and the EM Equityholder and (y) WTMA or EM requests it. The EM Member Units that are owned by the EM Equityholder represent a majority of the outstanding voting power of EM equity interests (voting as a single class and on an as converted basis). The execution and delivery of such written consent by the EM Equityholder will constitute the approval of the Merger Agreement and the Business Agreement by the EM Equityholder at the time of such delivery, and no additional approval or vote from any holders of any class or series of equity interests of EM will be necessary to adopt and approve the Merger Agreement and the Business Combination.

It is intended that this proxy statement/prospectus will also be used to solicit the required approvals of the equity holders of the Korean Companies in connection with the Business Combination.

After careful consideration, the WTMA board of directors (the “WTMA Board”) has unanimously approved the Merger Agreement and the Business Combination and the other proposals described in this proxy statement/prospectus, and the WTMA Board has determined, and reasonably believes, that it is advisable and in the best interest of WTMA and its security holders to consummate the Business Combination. The WTMA Board recommends that you vote “FOR” the proposals described in this proxy statement/prospectus (including each of the sub-proposals). WTMA has not received a report, opinion, or appraisal as to the fairness of the Business Combination.

WTMA’s initial stockholders, including the Sponsor, and our directors and officers have agreed to vote any shares of WTMA Common Stock owned by them in favor of the Business Combination, including their shares of WTMA Common Stock and any public stock purchased after our initial public offering (including in open market and privately negotiated transactions). As of the date of this proxy statement/prospectus, our initial stockholders, including our Sponsor, and our directors and officers beneficially own an aggregate of approximately 67.84% of the outstanding shares of WTMA Common Stock. Accordingly, because WTMA only needs a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting to be voted in favor of the proposed Business Combination to have such transaction approved, the number of shares of public stock needed to be voted in favor of the Business Combination decreases as the overall number of shares of public stock voted decreases. Accordingly, WTMA would not need any share of public stock issued and outstanding as of [            ], 2024 to be voted in favor of a transaction if only the minimum number of shares representing a quorum are voted in order to have the proposed Business Combination approved.

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that the initial stockholders, including the Sponsor, WTMA’s directors and executive officers and certain directors or members, officers and equity owners of the Target Companies have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. These interests may influence WTMA’s directors in making their recommendation that you vote in favor of the Merger Agreement Proposal and the transactions contemplated thereby. These interests were considered by the WTMA Board when it approved the Business Combination. See “Merger Agreement Proposal — Conflicts of Interest.”

Following the Business Combination, New EM will be a “controlled company” within the meaning of the applicable rules of The Nasdaq Stock Market LLC and, upon closing, David Wilcox, who is the sole managing member of EM, and is expected to serve as the Executive Chairman of the Board of Directors of New EM following the consummation of the Business Combination will control approximately 62.2% of the voting power of the outstanding New EM Common Stock if there are no additional redemptions by the public.

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by WTMA to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

The Sponsor, paid an aggregate of $25,000 for the Founder Shares (as defined herein) and approximately $3,520,540 for their 352,054 private units. Such shares and rights have an aggregate market value of approximately $[            ] million, based on the closing price of WTMA Common Stock of $[            ] and of WTMA Rights of $[            ] on Nasdaq on [            ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus.

The Sponsor, and WTMA’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, though there have been no material out-of-pocket expenses subject to reimbursement and WTMA does not anticipate any such expenses prior to Closing.

Interest in Securities	Other Compensation

In addition, for the purpose of funding WTMA’s working capital requirements, WTMA has also approved the issuance of and sale to the Sponsor of convertible, non-interest bearing, unsecured promissory notes consisting of a convertible extension note in the aggregate principal amount of $2.29 million (the “Convertible Extension Note”), and aggregate principal amount of $1.10 million working capital note (the “Working Capital Note”) that will not be repaid in the event that WTMA is unable to close a business combination unless there are funds available outside the trust account to do so. The Sponsor also has the right to convert such promissory notes upon Closing into up to 339,698 additional private units, and such units have an aggregate market value of approximately $[            ], based on the closing price of the WTMA Common Stock and the WTMA Rights described above.

Each of our officers and directors is a member of the Sponsor. Daniel Mamadou and Christopher Clower are the managing members of the Sponsor, and as such Daniel Mamadou and Christopher Clower have voting and investment discretion with respect to the WTMA Common Stock and WTMA Rights held of record by the Sponsor.

At Closing of the Business Combination, the Sponsor is expected to hold a total of 2,369,181 shares of New EM Common Stock.

WTMA is providing this proxy statement/prospectus and the accompanying proxy card to you in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting.

More information about WTMA, EM, the other Target Companies and the Business Combination is contained in this proxy statement/prospectus. WTMA urges you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, you should carefully consider the matters discussed in the section entitled “Risk Factors” beginning on page 61 of this proxy statement/prospectus.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE WTMA REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO WTMA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Daniel Mamadou
Chairman of the Board of Directors and Chief Executive Officer

This proxy statement/prospectus is dated [            ], 2024, and is first being mailed to the stockholders of WTMA on or about [            ], 2024.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Welsbach Technology Metals Acquisition Corp.

4422 N. Ravenswood Ave #1025
Chicago, Illinois 60640

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [            ], 2024

TO THE STOCKHOLDERS OF WELSBACH TECHNOLOGY METALS ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“WTMA”), will be held at [            ], Eastern Time, on [            ], 2024, virtually via live webcast at [            ]. WTMA recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You may also vote by phone by calling toll-free (within the U.S. or Canada) [            ] (have your proxy card in hand when you call). You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

•        Proposal No. 1 — The Merger Agreement Proposal — to consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of November 6, 2024, as amended by the Amendment No. 1 to Amended and Restated Agreement and Plan of Merger, dated as of November 11, 2024 (as it may be further amended or supplemented from time to time, the “Merger Agreement”), by and among WTMA, Merger Sub and EM, a copy of which is attached to this proxy statement/prospectus as Annex A, and the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into EM, with EM surviving the Merger as a wholly owned subsidiary of WTMA, which is expected to change its name to Evolution Metals & Technologies Corp. upon consummation of the Business Combination, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “Merger Agreement Proposal”);

•        Proposal No. 2 — The Organizational Documents Proposal — to consider and vote upon a proposal to approve and adopt the proposed Amended and Restated Certificate of Incorporation of New EM (the “Proposed Charter”) and proposed Amended and Restated Bylaws of New EM (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) (the “Organizational Documents Proposal”);

•        Proposal No. 3 — The Advisory Governance Proposals — to consider and vote upon the following nine separate proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter and Proposed Bylaws (collectively, the “Advisory Governance Proposals”):

(A)    Proposal No. 3A — Advisory Governance Proposal A — an amendment to the Existing Charter (as defined herein) to change the authorized capital stock of WTMA from (i) 101,000,000 shares, consisting of (a) 100,000,000 shares of WTMA Common Stock and (b) 1,000,000 shares of preferred stock, each with par value $0.0001 per share, under the Existing Charter to (ii) 1,501,000,000 shares, consisting of (a) 1,500,000,000 shares of New EM Common Stock and (b) 1,000,000 shares of New EM preferred stock, each with par value $0.0001 per share, under the Proposed Charter;

(B)    Proposal No. 3B — Advisory Governance Proposal B — an amendment to the Existing Bylaws (as defined herein) to provide for a board of directors consisting of three classes of directors, with only one class of directors being elected each year and each class serving a three-year term;

(C)    Proposal No. 3C — Advisory Governance Proposal C — an amendment to the Existing Bylaws to provide that any vacancies on the New EM Board of Directors, or new directorships, may be filled exclusively by the affirmative vote of a majority of the directors then in office, not the New EM stockholders;

(D)    Proposal No. 3D — Advisory Governance Proposal D — an amendment to the Existing Bylaws to provide that special meetings of the stockholders may be called by the New EM Board of Directors, the chairperson of the New EM Board of Directors, the executive chairman of the New EM Board of Directors, the chief executive officer or president, and shall not be called by any other person or persons;

(E)    Proposal No. 3E — Advisory Governance Proposal E — an amendment to the Existing Charter to require the affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote to amend: provisions of the Proposed Bylaws; the provisions related to New EM Common Stock; the provisions relating to forum selection; the provisions regarding removal of directors; the indemnification provisions;

the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and the amendment provision requiring that the above provisions be amended only with a two-thirds (66 and 2∕3%) supermajority vote;

(F)    Proposal No. 3F — Advisory Governance Proposal F — an amendment to the Existing Bylaws to require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote to adopt, amend or repeal the Proposed Bylaws;

(G)   Proposal No. 3G — Advisory Governance Proposal G — an amendment to the Existing Bylaws to require stockholders to meet certain notice and information requirements in order for a stockholder to make any nomination of a person or persons for election to the New EM Board of Directors at an annual meeting or for business to be properly brought before an annual meeting by a stockholder;

(H)   Proposal No. 3H — Advisory Governance Proposal H — an amendment to the Existing Charter to provide that, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; and

(I)     Proposal No. 3I — Advisory Governance Proposal I — an amendment to the Existing Bylaws to require, for the election of persons nominated for director in an uncontested election, the affirmative vote of a majority of the votes cast in such election, and for the election of persons nominated for director in a contested election, the affirmative vote of a plurality of the votes cast in such election;

•        Proposal No. 4 — The Director Election Proposal — to consider and vote upon a proposal to elect two Class I directors, two Class II directors and one Class III director to serve on New EM’s board of directors until the 2025, 2026 and 2027 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death (the “Director Election Proposal”);

•        Proposal No. 5 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New EM Common Stock as part of the Total Consideration (the “Stock Issuance Proposal”);

•        Proposal No. 6 — The New EM Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the New EM Equity Incentive Plan (as defined herein), a copy of which is attached to this proxy statement/prospectus as Annex F (the “New EM Equity Incentive Plan Proposal”); and

•        Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or, based on the tabulated votes, there are insufficient votes at the time of the Special Meeting for the approval of one or more of the Condition Precedent Proposals (as defined below) or to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to WTMA stockholders or one or more of the closing conditions under the Merger Agreement is not satisfied or waived (the “Adjournment Proposal”).

We may not consummate the Business Combination unless the Merger Agreement Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal (together, the “Condition Precedent Proposals”) are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each of the other Condition Precedent Proposals. The Director Election Proposal and the New EM Equity Incentive Plan Proposal are each conditioned on the approval of the Merger Agreement Proposal. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of WTMA Common Stock at the close of business on [            ], 2024, are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

This proxy statement/prospectus and the accompanying proxy card are being provided to WTMA’s stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, all of WTMA’s stockholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 61 of this proxy statement/prospectus.

It is intended that this proxy statement/prospectus will also be used in connection with the solicitation of the required approvals of the equity holders of the Korean Companies in connection with the Business Combination.

After careful consideration, the WTMA Board has unanimously approved the Business Combination and unanimously recommends that stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Governance Proposals, “FOR” the election of each of the director nominees pursuant to the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the New EM Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. When you consider the recommendation of these proposals by the WTMA Board, you should keep in mind that WTMA’s directors and officers, the Sponsor and its affiliates, and certain officers, directors and equity holders of the Target Companies have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Conflicts of Interests” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to our Existing Charter, a holder of shares of WTMA Common Stock originally sold in our initial public offering, including as part of the units issued in our initial public offering (such stock, the “public stock”), may request of WTMA that WTMA redeem all or a portion of such holder’s public stock for cash if the Business Combination is consummated. As a holder of public stock, you will be entitled to receive cash for any such shares to be redeemed only if you:

(i)     hold public stock or, if you hold public stock through stock units, you elect to separate your WTMA Units into the underlying public stock and public rights prior to exercising your Redemption Rights solely with respect to your public stock;

(ii)    submit a written request to Continental Stock Transfer & Trust Company (“Continental”), WTMA’s transfer agent, that WTMA redeem all or a portion of your public stock for cash; and

(iii)   deliver your public stock certificates (if any) along with the redemption forms to Continental, physically or electronically through the Depository Trust Company (“DTC”).

WTMA Stockholders must complete the procedures for electing to redeem their public stock in the manner described above prior to 5:00 p.m., Eastern Time, on [            ], 2024 (two (2) business days before the Special Meeting) in order for their shares to be redeemed. WTMA requests that any request for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

Holders of WTMA Units must elect to separate their WTMA Units into the underlying public stock and public rights prior to exercising Redemption Rights with respect to the public stock. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public stock and public rights, or if a holder holds units registered in its own name, the holder must contact Continental, directly and instruct them to do so. Public stockholders may elect to redeem public stock regardless of if or how they vote with respect to the Merger Agreement Proposal. If the Business Combination is not consummated, the public stock will be returned to the respective holder, broker or bank. Each WTMA Unit issued and outstanding as of immediately prior to the Effective Time, to the extent not detached, will automatically be detached into the underlying WTMA Common Stock and one public right. Public stockholders may elect to redeem public stock regardless of if or how they vote in respect of the Merger Agreement Proposal. If the Business Combination is not consummated, the public stock will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public stock that it holds and timely delivers its shares to Continental, New EM will redeem such public stock for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two (2) business days prior to the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account as of June 30, 2024, of approximately $12.1 million (post-redemption in connection with June 2024 special meeting), the estimated per-share redemption price would have been approximately $11.21. If a public stockholder exercises its Redemption Rights in full, then it will be electing to exchange its public stock for cash and will no longer own public stock. The redemption takes place following the Business Combination and, accordingly, it is shares of New EM Common Stock that will be redeemed promptly after consummation of the Business Combination. See the section entitled “Special Meeting of WTMA Stockholders — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your shares of public stock for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public stock with respect to more than an aggregate of 20.0% of the public stock. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20.0% of the public stock, then any such shares in excess of that 20.0% limit would not be redeemed for cash.

The Sponsor and each director and each officer of WTMA have agreed to, among other things, vote any shares of WTMA Common Stock owned by them in favor of the Business Combination, including their Founder Shares (as defined herein) and any public stock purchased after our initial public offering (including in open market and privately negotiated transactions). As a result, the parties to the Sponsor Support and Lock-up Agreement, in each case, subject to the terms and conditions contemplated by the Sponsor Support and Lock-up Agreement. As of the date of this proxy statement/prospectus, the parties to the Sponsor Support and Lock-up Agreement beneficially own an aggregate of approximately 67.84% of the outstanding shares of WTMA Common Stock. The WTMA Common Stock held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price.

The Merger Agreement provides that the obligations of EM to consummate the Merger are conditioned on, among other things, that as of the Closing, New EM would have available to it a positive amount of cash after giving effect to (x) the amount in the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their rights to redeem all or a portion of their shares of WTMA Common Stock pursuant to the Existing Charter and certain WTMA transaction expenses, plus (y) the amount of the PIPE Investment actually received by WTMA prior to or substantially concurrently with the Closing, plus (z) the aggregate gross proceeds received or to be received by WTMA or EM pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA or EM or any of WTMA’s subsidiaries, if any. The Minimum Available Cash Condition is for the sole benefit of EM.

The closing price of public stock on [            ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, was $[            ]. As of June 30, 2024, funds in the trust account totaled approximately $12.1 million (post-redemption in connection with June 2024 special meeting) and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $11.21 per issued and outstanding share of public stock.

Prior to exercising Redemption Rights, public stockholders should verify the market price of the public stock as they may receive higher proceeds from the sale of their public stock in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. WTMA cannot assure its stockholders that they will be able to sell their public stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their stock.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

The approval of the Organizational Documents Proposal requires the affirmative vote of the holders of a majority of all outstanding shares of WTMA Common Stock entitled to vote. The separate approval of each of the Merger Agreement Proposal, the Advisory Governance Proposals, the Stock Issuance Proposal, the New EM Equity

Incentive Plan Proposal and the Adjournment Proposal and the election of each of the director nominees named herein pursuant to the Director Election Proposal require the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy, and entitled to vote at the Special Meeting.

Your vote is very important.    Whether or not you plan to virtually attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each of the other Condition Precedent Proposals. The Director Election Proposal and the New EM Equity Incentive Plan Proposal are each conditioned on the approval of the Merger Agreement Proposal. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting [            ]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. WTMA recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You may also vote by phone by calling toll-free (within the U.S. or Canada) [            ] (have your proxy card in hand when you call).

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will not be voted. Abstentions by virtual attendance and by proxy will count as present for the purposes of determining the presence of a quorum on all matters at the Special Meeting but broker non-votes will not. If you are a stockholder of record and you attend the Special Meeting and wish to vote virtually, you may withdraw your proxy and vote while attending virtually.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your stock, please contact [            ], our proxy solicitor, by calling [            ] or banks and brokers can call collect at [            ], or by emailing [            ].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Welsbach Technology Metals Acquisition Corp., [              ], 2024

Daniel Mamadou
Chairman of the Board of Directors and Chief Executive Officer

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR SHARES OF PUBLIC STOCK ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO WTMA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by WTMA (File No. 333-[            ]) (the “Registration Statement”), constitutes a prospectus of WTMA under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of New EM Common Stock to be issued as part of the Total Consideration if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the Special Meeting of WTMA stockholders at which WTMA stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to WTMA stockholders nor the issuance by WTMA of its common stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding WTMA and its business, operations, management and other matters has been provided by WTMA, and information contained in this proxy statement/prospectus regarding the Target Companies and their businesses, operations, management and other matters has been provided by the respective Target Companies.

WTMA files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read WTMA’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

This proxy statement/prospectus incorporates important business and financial information about us that is not included in or delivered with this proxy statement/prospectus. If you would like additional copies of this proxy statement/prospectus, without charge, or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

Daniel Mamadou, Chief Executive Officer
Welsbach Technology Metals Acquisition Corp.
4422 N. Ravenswood Ave #1025
Chicago, Illinois 60640
Tel: (251) 280-1980

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

[            ]
Individuals call toll-free: [            ]
Banks and Brokerage Firms, please call: [            ]
Email: [            ]

If you are a stockholder of WTMA and would like to request documents, please note that to receive timely delivery of the documents in advance of the Special Meeting of WTMA to be held on [            ], 2024, you must request the information no later than [            ], 2024, five (5) business days prior to the date of the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

It is intended that this proxy statement/prospectus will also be used to solicit the required approvals of the equity holders of the Korean Companies in connection with the Business Combination.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains information concerning the market and industry in which EM conducts its business. EM operates in an industry in which it is difficult to obtain precise industry and market information. EM has obtained market and industry data in this proxy statement/prospectus from industry publications and from surveys or studies conducted by third parties that it believes to be reliable. EM cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. As a result, you should be aware that it is possible that any such market, industry and other similar data may not in fact be reliable. While EM is not aware of any misstatements regarding any industry data presented in this proxy statement/prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section entitled “Risk Factors” in this proxy statement/prospectus.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. WTMA does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•        “Agreement End Date” are to June 30, 2025;

•        “Ancillary Agreements” are to the EM Equityholder Support and Lock-up Agreement and the Sponsor Support and Lock-up Agreement;

•        “BCG” are to Broughton Capital Group;

•        “Business Combination” are to the Merger together with the other agreements and transactions contemplated by the Merger Agreement;

•        “Capital Contribution” are to the contribution of $78,870,000 by EM;

•        “Closing” are to the closing of the Business Combination;

•        “Code” are to the Internal Revenue Code of 1986, as amended;

•        “Company,” “we,” “us,” and “our” refer to WTMA before the Closing and New EM after the Closing, following WTMA’s intended name change to “Evolution Metals & Technologies Corp.”;

•        “Condition Precedent Proposals” are to the Merger Agreement Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal, collectively;

•        “Continental” are to Continental Stock Transfer & Trust Company;

•        “DGCL” are to the General Corporation Law of the State of Delaware;

•        “Effective Time” are to the date and time the Merger becomes effective;

•        “EM” are to Evolution Metals LLC, a Delaware limited liability company, prior to the Business Combination;

•        “EM Capital Securities” are to EM Member Units and EM Convertible Preferred Units, collectively;

•        “EM Convertible Preferred Units” are to convertible preferred units of EM, in the aggregate amount of $25,330,000 outstanding as of the date of this proxy statement/prospectus;

•        “EM Equityholder” are to David Wilcox, as the sole owner of EM Member Units as of the date of this proxy statement/prospectus;

•        “EM Equityholder Support and Lock-up Agreement” are to that certain Support and Lock-up Agreement, dated November 6, 2024, entered into by and among WTMA, EM and the EM Equityholder;

•        “EM Member Units” are to the limited liability company member interests of EM;

•        “EM Unitholders” are to the holders of the EM Member Units and the EM Convertible Preferred Units, collectively;

•        “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•        “Existing Bylaws” are to the Bylaws of WTMA, as amended from time to time to the date of this proxy statement/prospectus;

•        “Existing Charter” are to the Second Amended and Restated Certificate of Incorporation of WTMA, as amended from time to time to the date of this proxy statement/prospectus;

•        “Founder Shares” are to the 1,931,922 outstanding shares of WTMA’s Common Stock held or controlled by the Sponsor prior to the initial public offering;

•        “GAAP” are to accounting principles generally accepted in the United States of America;

•        “Handa Lab” are to Handa Lab Co., Ltd., a Korean company;

•        “HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•        “initial public offering” or “IPO” are to WTMA’s initial public offering that was consummated on December 30, 2021;

•        “initial stockholders” are to holders of Founder Shares prior to the consummation of the initial public offering and their respective permitted transferees;

•        “IPO registration statement” are to the Registration Statement on Form S-1 (333-261467) filed by WTMA in connection with its initial public offering, which became effective on December 27, 2021;

•        “IRS” are to the U.S. Internal Revenue Service;

•        “JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•        “KCM” are to KCM Industry Co., Ltd., a Korean company;

•        “KMMI” are to KMMI INC., a Korean company;

•        “Korean Companies” or a “Korean Company” are to each of Handa Lab, KCM, KMMI and NS World;

•        “Korean Equityholders” or a “Korean Equityholder” are to each equityholder of EM who surrenders its equity interests in any of the Korean Companies in exchange for EM Member Units pursuant to step five of the Precedent Transactions;

•        “Korea NewCo” are to that wholly-owned subsidiary and Korean company to be formed by EM;

•        “Lock-Up Period” are to a period of 180 calendar days following the Closing as specified in the Sponsor Support and Lock-up Agreement and the EM Equityholder Support and Lock-up Agreement, subject to customary early release provisions;

•        “Merger” are to the merger of Merger Sub with and into EM, with EM surviving the merger as a wholly owned subsidiary of WTMA on the terms and conditions set forth in the Merger Agreement.

•        “Merger Agreement” are to the Amended and Restated Agreement and Plan of Merger, dated as of November 6, 2024, as amended by the Amendment No. 1 to Amended and Restated Agreement and Plan of Merger, dated as of November 11, 2024, by and among WTMA, Merger Sub and EM, attached hereto as Annex A, as it may be further amended or supplemented from time to time;

•        “Merger Sub” are to WTMA Merger Subsidiary LLC, a Delaware limited liability company;

•        “Merger Sub 3” are to the wholly-owned subsidiary and Delaware corporation formed by New LLC in the eleventh step of the Precedent Transactions;

•        “Merger Sub 4” are to the wholly-owned subsidiary and Delaware limited liability company formed by New LLC in the eleventh step of the Precedent Transactions;

•        “Milestones” are to any one or more of the milestone events to be met for any of the Options to be issued as described herein under the caption “Merger Agreement Proposal —  The Merger Agreement — Consideration and Conversion of Certain EM Securities — Equity-Based Incentive Plan” and as provided for in the Merger Agreement or any other applicable agreement governing such milestone events;

•        “Minimum Available Cash Condition” are to the condition under the Merger Agreement to the obligations of EM to consummate the Merger that as of the Closing, New EM would have available to it a positive amount of cash after giving effect to (x) the amount in the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their rights to redeem all or a portion of their shares of WTMA Common Stock pursuant to the Existing Charter and certain WTMA transaction expenses, plus (y) the amount of the PIPE Investment actually received by WTMA prior to or substantially concurrently with the Closing, plus (z) the aggregate gross proceeds received or to be received by WTMA or EM pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA or EM or any of WTMA’s subsidiaries, if any;

•        “New EM” are to WTMA immediately following the consummation of the Business Combination and its name change to Evolution Metals & Technologies Corp;

•        “New EM Common Stock” are to common stock, par value $0.0001 per share, of New EM, including any class identifiers or other characteristics as specified in the Proposed Charter;

•        “New EM Equity Incentive Plan” are to the Evolution Metals & Technologies Corp. 2025 Equity Incentive Plan, the terms of which are substantially in the form attached hereto as Annex F;

•        “New LLC” are to the wholly-owned subsidiary and Delaware limited liability company of EM formed in the tenth step of the Precedent Transactions;

•        “New LLC Interests” are to the limited liability company interests of New LLC;

•        “Nasdaq” are to the Nasdaq Stock Market LLC;

•        “NS World” are to NS World Co., Ltd., a Korean company;

•        “Organizational Documents” are to the Existing Charter and the Existing Bylaws;

•        “Operating Companies” are to the Korean Companies and CMR, collectively;

•        “Person” are to any individual, firm, corporation, partnership, exempted limited partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•        “PIPE Investment” are to the anticipated purchase of PIPE Securities pursuant to the PIPE Subscription Agreement, as contemplated by the PIPE Term Sheet;

•        “PIPE Investment Amount” are to the aggregate gross purchase price anticipated to be received by WTMA in connection with the PIPE Investment prior to or substantially concurrently with the Closing;

•        “PIPE Investors” are to those certain investors anticipated to participate in the PIPE Investment pursuant to the PIPE Subscription Agreements;

•        “PIPE Securities” refers to the securities anticipated to be issued by WTMA in connection with the PIPE Investment, which may include shares of WTMA Common Stock, preferred stock, warrants, or other equity-linked instruments, as described in the terms of the PIPE Subscription Agreements anticipated to be executed prior to or concurrently with the Closing of the Business Combination;

•        “PIPE Subscription Agreements” are to the subscription agreements anticipated to be entered into by WTMA, on terms and conditions acceptable to EM, after the date of the Merger Agreement and prior to Closing, pursuant to which the PIPE Investment will be consummated;

•        “PIPE Term Sheet” are to the Debt Facility and Equity Investment Term Sheet Subject to Contract, with an effective date of July 31, 2024, among WTMA, the Sponsor, EM and BCG;

•        “Precedent Transactions” means certain other transactions to be consummated at Closing as set forth in the Merger Agreement;

•        “private rights” are to the WTMA Rights originally issued as part of the private units, entitling the holder to acquire one-tenth of one share of WTMA Common Stock;

•        “private units” are to the WTMA Units that were issued and sold to the WTMA Founder Holders in private placements conducted in connection with the initial public offering;

•        “pro forma” are to giving pro forma effect to the Business Combination;

•        “Proposed Bylaws” are to the proposed Second Amended and Restated Bylaws of New EM, attached to this proxy statement/prospectus as Annex C;

•        “Proposed Charter” are to the proposed Third Amended and Restated Certificate of Incorporation of New EM, attached to this proxy statement/prospectus as Annex B;

•        “Proposed Organizational Documents” are to the Proposed Charter and the Proposed Bylaws;

•        “public rights” are to the WTMA Rights originally issued as part of the public units, entitling the holder to acquire one-tenth of one share of WTMA Common Stock;

•        “public stock” are to WTMA Common Stock, including those shares that underlie the WTMA Units, that were offered and sold by WTMA in its initial public offering and registered pursuant to the IPO registration statement;

•        “public stockholders” are to holders of public stock, whether acquired in WTMA’s initial public offering or acquired in the secondary market;

•        “public units” are to the WTMA Units that were issued and sold in connection with the initial public offering pursuant to the IPO registration statement;

•        “redemption” are to each redemption of shares of public stock for cash pursuant to the Existing Charter;

•        “Redemption Rights” are to the rights of the public stockholders to demand redemption of their public stock for cash pursuant to the Existing Charter;

•        “Registration Rights Agreement” are to the Registration Rights Agreement anticipated to be entered into prior to or at Closing, by and among WTMA, the Sponsor and certain WTMA Insiders in a form to be negotiated;

•        “Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•        “SEC” are to the United States Securities and Exchange Commission;

•        “Securities Act” are to the Securities Act of 1933, as amended;

•        “Special Meeting” are to the special meeting of the WTMA stockholders to consider and vote on each of the proposals set forth in this proxy statement/prospectus;

•        “Sponsor” are to Welsbach Acquisition Holdings LLC, a Delaware limited liability company;

•        “Sponsor Persons” are to Daniel Mamadou and Christopher Clower;

•        “Sponsor Support and Lock-up Agreement” are to that certain Support and Lock-up Agreement, dated November 6, 2024, by and among the Sponsor, the Sponsor Persons, WTMA and EM;

•        “Transfer Agent” are to Continental, in its capacity as the transfer agent responsible for maintaining WTMA’s stockholder records, recording the transfer of shares, and managing the delivery of share certificates. The Transfer Agent is also responsible for processing redemption requests submitted by public stockholders, including the delivery of necessary redemption forms and share certificates (if any) to effectuate a redemption;

•        “trust account” are to the trust account established at the consummation of WTMA’s initial public offering maintained by Continental, acting as trustee;

•        “Trust Agreement” are to the Investment Management Trust Agreement, dated December 30, 2021, by and between WTMA and Continental, as trustee;

•        “Trust Amount” are to the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their Redemption Rights and the Unpaid Acquirer Expenses;

•        “Trustee” are to Continental, in its capacity as trustee of the trust account established by WTMA for the benefit of its public stockholders, responsible for holding the funds deposited in the trust account and ensuring proper disbursement of such funds, including in connection with the redemption of public stock upon the closing of a business combination or if WTMA fails to complete a business combination within the required timeframe;

•        “US NewCo” are to the that wholly owned subsidiary of the Company Equityholder formed in the sixth step of the Precedent Transactions;

•        “WTMA” are to Welsbach Technology Metals Acquisition Corp., a Delaware corporation;

•        “WTMA Common Stock” are to the common stock of WTMA, par value $0.0001 per share;

•        “WTMA Founder Holders” are to the Sponsor and certain members of the WTMA Board of Directors;

•        “WTMA Insiders” are to WTMA officers, directors, sponsor and any other holder of Founder Shares;

•        “WTMA Merger Sub” are to WTMA Merger Subsidiary Corp.;

•        “WTMA Modification in Recommendation” are to the WTMA Board of Directors withdrawing, amending, qualifying or modifying its recommendation to the stockholders of WTMA that they vote in favor of the Business Combination, including but not limited to the Condition Precedent Proposals, the Advisory Governance Proposals, the Director Election Proposal, the New EM Equity Incentive Plan Proposal and the Adjournment Proposal;

•        “WTMA Rights” are to the rights to acquire one-tenth of one share of WTMA Common Stock (including those that underlie the WTMA Units) that were offered and sold by WTMA in its initial public offering and registered pursuant to the IPO registration statement; and

•        “WTMA Units” and “units” refer to the units of WTMA, with each unit representing one share of WTMA Common Stock and one WTMA Right to one-tenth of one share of WTMA Common Stock.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to WTMA Common Stock, shares of WTMA Common Stock or rights include such securities underlying the units.

QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF WTMA

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to WTMA’s stockholders. WTMA urges stockholders to carefully read this proxy statement/prospectus, including the accompanying financial statements and Annexes attached hereto and the other documents incorporated by reference herein. See “Where You Can Find More Information.”

Q:     Why am I receiving this proxy statement/prospectus?

A:     You are receiving this proxy statement/prospectus because you are a holder of record or a beneficial holder of WTMA Common Stock as of [            ], 2024, the record date for the Special Meeting. WTMA stockholders are being asked to consider and vote on, among other proposals, a proposal to approve the Merger Agreement and the Business Combination. This document contains important information about the Business Combination, the terms of the Merger Agreement, and related proposals that will be presented at the Special Meeting. The WTMA Common Stock is currently listed on the Nasdaq Global Market under the symbol “WTMA.”

THE VOTE OF WTMA STOCKHOLDERS IS IMPORTANT. WTMA STOCKHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES ATTACHED HERETO AND THE ACCOMPANYING FINANCIAL STATEMENTS OF WTMA AND EM, CAREFULLY AND IN ITS ENTIRETY.

It is intended that this proxy statement/prospectus will also be used in connection with the solicitation of the required approvals of the equity holders of the Korean Companies with respect to the Business Combination.

Q:     Who is EM and how does it intend to acquire CMR and the Korean Companies?

A:     EM was formed as a holding company to develop midstream and downstream opportunities in the critical minerals and materials space. In particular, EM is dedicated to developing a secure, reliable global supply chain for CMM, leveraging advanced technologies and strategic consolidation of midstream and downstream manufacturers. EM’s mission is to support key industries such as automotive, aerospace, and defense, while driving a sustainable future through efficient processing and the application of cutting-edge robotics and AI. As part of the Business Combination, prior to the Merger, EM expects to acquire all of the equity interests of each of the Korean Companies, through a series of transactions, pursuant to which the equity holders of the Korean Companies will exchange their equity interests for EM Member Units, and each of the Korean Companies will become a wholly owned subsidiary of EM. In addition, as part of the Business Combination, WTMA expects to acquire all of the equity interests of CMR pursuant to a right that it will acquire from EM upon consummation of the Merger. EM has entered into an investment agreement to acquire CMR and binding Heads of Agreement to acquire each of the Korean Companies, and EM believes all of such acquisitions are probable. The consummation of the transactions contemplated by the Merger Agreement are conditioned on the execution of definitive documentation with each of CMR and the Korean Companies, as well as the consummation of the acquisitions of CMR and the Korean Companies.

Q:     When and where will the WTMA Special Meeting take place?

A:     The Special Meeting will be held on [            ], 2024, at [            ], Eastern Time, via a virtual meeting. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting [            ] or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:     What matters will the WTMA stockholders consider at the Special Meeting?

A:     At the Special Meeting, WTMA is asking holders of WTMA Common Stock to consider and vote upon:

•        The Merger Agreement Proposal — to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Business Combination;

•        The Organizational Documents Proposal — to consider and vote upon a proposal to approve and adopt the Proposed Charter and the Proposed Bylaws;

•        The Advisory Governance Proposals — to consider and vote upon the following nine separate proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter and the Proposed Bylaws:

•        Advisory Governance Proposal A — an amendment to the Existing Charter to change the authorized capital stock of WTMA from (i) 101,000,000 shares, consisting of (a) 100,000,000 shares of WTMA Common Stock and (b) 1,000,000 shares of preferred stock, each with par value $0.0001 per share, under the Existing Charter to (ii) 1,501,000,000 shares, consisting of (a) 1,500,000,000 shares of New EM Common Stock and (b) 1,000,000 shares of New EM preferred stock, each with par value $0.0001 per share, under the Proposed Charter;

•        Advisory Governance Proposal B — an amendment to the Existing Bylaws to provide for a board of directors consisting of three classes of directors, with only one class of directors being elected each year and each class serving a three-year term;

•        Advisory Governance Proposal C — an amendment to the Existing Bylaws to provide that any vacancies on the New EM Board of Directors, or new directorships, may be filled exclusively by the affirmative vote of a majority of the directors then in office, not the New EM stockholders;

•        Advisory Governance Proposal D — an amendment to the Existing Bylaws to provide that special meetings of the stockholders may be called by the New EM Board of Directors, the chairperson of the New EM Board of Directors, the executive chairman of the New EM Board of Directors, the chief executive officer or president, and shall not be called by any other person or persons;

•        Advisory Governance Proposal E — an amendment to the Existing Charter to require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote to amend provisions of the Proposed Bylaws; the provisions related to New EM Common Stock; the provisions relating to forum selection; the provisions regarding removal of directors; the indemnification provisions; the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and the amendment provision requiring that the above provisions be amended only with a two-thirds (66 and 2/3%) supermajority vote;

•        Advisory Governance Proposal F — an amendment to the Existing Bylaws to require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote to adopt, amend or repeal the Proposed Bylaws;

•        Advisory Governance Proposal G — an amendment to the Existing Bylaws to require stockholders to meet certain notice and information requirements in order for a stockholder to make any nomination of a person or persons for election to the New EM Board of Directors at an annual meeting or for business to be properly brought before an annual meeting by a stockholder;

•        Advisory Governance Proposal H — an amendment to the Existing Charter to provide that, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; and

•        Advisory Governance Proposal I — an amendment to the Existing Bylaws to require, for the election of persons nominated for director in an uncontested election, the affirmative vote of a majority of the votes cast in such election, and for the election of persons nominated for director in a contested election, the affirmative vote of a plurality of the votes cast in such election;

•        The Director Election Proposal — to consider and vote upon a proposal to elect two Class I directors, two Class II directors and one Class III director to serve on the New EM Board of Directors until the 2025, 2026 and 2027 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death;

•        The Stock Issuance Proposal — to consider and vote upon a proposal to approve, for purposes of complying with applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New EM Common Stock as part of the Total Consideration;

•        The New EM Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve the adoption of the New EM Equity Incentive Plan Proposal; and

•        The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or, based on the tabulated votes, there are insufficient votes at the time of the Special Meeting for the approval of one or more of the Condition Precedent Proposals or to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to WTMA stockholders or one or more of the closing conditions under the Merger Agreement is not satisfied or waived.

If WTMA’s stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate, and the Business Combination may not be consummated. See the sections entitled “Merger Agreement Proposal,” “Organizational Documents Proposal,” “Advisory Governance Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “The New EM Equity Incentive Plan Proposal” and “Adjournment Proposal” for a further information regarding the proposals.

WTMA will hold the Special Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders of WTMA should read it carefully.

After careful consideration, the WTMA Board has determined that the Merger Agreement Proposal, the Organizational Documents Proposal, each of the Advisory Governance Proposals, the election of each of the director nominees pursuant to the Director Election Proposal, the Stock Issuance Proposal, the New EM Equity Incentive Plan Proposal and the Adjournment Proposal are in the best interests of WTMA and its stockholders and unanimously recommends that you vote or instruct your broker to vote “FOR” each of those proposals and “FOR” each of the director nominees pursuant to the Director Election Proposal, as applicable.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that WTMA stockholders vote for the proposals. In addition, WTMA’s officers, the Sponsor and its affiliates, and certain officers, directors or managers and equity owners of the Target Companies have interests in the Business Combination that may conflict with your interests as a WTMA stockholder. See the section entitled “Merger Agreement Proposal — Conflicts of Interest” for a further discussion of these considerations.

Q:     Are the proposals conditioned on one another?

A:     Yes. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each of the other Condition Precedent Proposals. The Director Election Proposal and the New EM Equity Incentive Plan Proposal are each conditioned on the approval of the Merger Agreement Proposal. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Q:     What will happen upon the consummation of the Business Combination?

A:     As a result of and upon the Closing, among other things, (a) all EM Member Units outstanding immediately prior to the Effective Time (including EM Member Units issued in exchange for the outstanding equity interests of the Korean Companies, but excluding the outstanding EM Member Units held by US NewCo) will be cancelled in exchange for the right to receive an aggregate of 518,241,112 shares of New EM Common Stock (as defined herein), (b) all EM Convertible Preferred Units outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive an aggregate of 75,044,359 shares of New EM Common Stock and, in the case of certain holders of EM Convertible Preferred Units, cash consideration in the amount of $25.0 million (clauses (a) and (b), together, the “Aggregate Merger Consideration”), and (c) all outstanding equity interests of CMR will be cancelled in exchange for the right to receive an aggregate of 22,500,000 shares of New EM Common Stock and cash consideration in the amount of $125.0 million and up to an additional $50.0 million for debt repayment (together with the Aggregate Merger Consideration, the “Total Consideration”). The 615.8 million shares, in aggregate, of New EM Common Stock to be issued as part of the Total Consideration (at a deemed value of $10.00 per share) represent a pre-transaction aggregate equity value of EM and the other Target Companies of approximately $6.158 billion.

If the Business Combination is consummated, the EM Equityholder and the holders of EM Convertible Preferred Units, Handa Lab common stock, KCM common stock, KMMI common stock, NS World common stock and CMR common stock outstanding immediately prior to any of the transactions contemplated by the Merger Agreement will receive 510,354,112 shares, 75,044,359 shares, 750,000 shares, 1,440,000 shares, 4,400,000 shares, 1,297,000 shares and 22,500,000 shares of New EM Common Stock, respectively, which will constitute 62.2%, 9.1%, 0.1%, 0.2%, 0.5%, 0.2% and 2.7% of the voting power of New EM, respectively, assuming no redemption rights are exercised in connection with the Business Combination and the other transactions expected to be consummated in connection with the Business Combination, including the PIPE Investment (as defined herein) are completed. See “— What equity stake will current WTMA stockholders, the EM Unitholders and other stakeholders hold in New EM immediately after the consummation of the Business Combination?” below. Additionally, upon the Closing:

•        Each WTMA Unit issued and outstanding as of immediately prior to the Closing will, to the extent not detached, automatically be detached into the underlying WTMA Common Stock and one public right, and public units will no longer trade as separate securities;

•        Every ten (10) WTMA Rights will be canceled and converted into one share of WTMA Common Stock free and clear of all liens (other than any restrictions on resale or other transfer under applicable securities laws and, in the case of the Sponsor and certain of the WTMA Insiders, the Sponsor Support and Lock-up Agreement) and the holders of such WTMA Rights immediately prior to the Effective Time shall cease to have any rights with respect to such WTMA Rights, except as provided by the terms and conditions of the Merger Agreement or by law; no fractional shares will be issued; and

•        WTMA expects to change its name to “Evolution Metals & Technologies Corp.,” and each share of WTMA Common Stock outstanding immediately prior to the Business Combination that is not redeemed will remain outstanding as a share of New EM Common Stock.

The public units, public stock and public rights are currently listed on the Nasdaq Global Market under the symbols “WTMAU,” “WTMA,” and “WTMAR,” respectively. WTMA intends to apply to list the New EM Common Stock on Nasdaq under the symbol “EMAT”, upon the Closing.

In connection with the Business Combination, WTMA expects to sell PIPE Securities to the PIPE Investors. However, there is no assurance that WTMA or EM will be able to agree to final terms with any third-party PIPE Investors or enter into definitive documentation with respect to the PIPE Investment in a timely manner or at all. The proceeds of any PIPE Investment, together with the amounts remaining in WTMA’s trust account as of immediately following the Closing, after giving effect to redemptions of public stock, the payment of the cash portion of the Total Consideration and the payment of certain fees and expenses incurred in connection with the Business Combination, will be retained by New EM following the Closing. See the section entitled “The Merger Agreement Proposal” for further information on the terms of the Merger Agreement and the Business Combination.

Q:     Why is WTMA proposing the Business Combination?

A:     WTMA was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. WTMA is not limited to any particular industry or sector. WTMA and EM are entering into a Merger Agreement to form a more robust and integrated supply chain solution for critical minerals and materials. The Merger is part of a strategic effort to roll up a portfolio of in-production mid-stream and downstream manufacturers, forming a reliable, secure, and open-economy global supply chain for these essential materials. We believe this integrated approach addresses growing global demand, particularly from sectors such as electric vehicles, technology, and defense, which require secure access to critical minerals. The combination of WTMA and EM is designed to ensure a steady supply of these materials, reducing dependence on external sources, particularly from geopolitical regions that may pose supply risks. The Merger also aligns with WTMA’s mission to support industries where the sourcing and processing of critical minerals play a pivotal role, making EM the ideal partner in this venture.

WTMA received $77.30 million from its initial public offering (including net proceeds from the exercise by the underwriters of its over-allotment option) and sale of the private units, which was placed into the trust account immediately following the initial public offering. As of June 30, 2024, funds in the trust account totaled approximately $12.20 million (post-redemption in connection with the June 2024 special meeting). In accordance with the Existing Charter, the funds held in the trust account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds deposited in the trust account after consummation of the Business Combination?”

As of November 12, 2024, there are 3,366,765 shares of WTMA Common Stock issued and outstanding, including shares of WTMA Common Stock included as part of issued and outstanding WTMA Units. In addition, as of November 12, 2024, there are 8,079,740 WTMA Rights issued and outstanding, consisting of 7,727,686 public rights and 352,054 private rights, in each case including WTMA Rights included as part of issued and outstanding WTMA Units. Each right will convert upon Closing into one-tenth of one share of New EM Common Stock; no fractional shares will be issued.

Under the Existing Charter, WTMA must provide all holders of public stock with the opportunity to have their public stock redeemed upon the consummation of WTMA’s initial business combination in conjunction with a stockholder vote.

Q:     What equity stake will current WTMA stockholders, the EM Unitholders and other stakeholders hold in New EM immediately after the consummation of the Business Combination?

A:     It is anticipated that, based on the assumptions set forth below, upon the consummation of the Business Combination, the ownership of New EM will be as follows:

	Scenario 1 Pro Forma Combined (Assuming No Redemptions)		Scenario 2 Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
WTMA Public Stockholders(1)	1,855,558	0.2%	772,769	0.1%
WTMA Sponsor, current directors, officers and affiliates, and representatives(2)	2,369,181	0.3%	2,369,181	0.3%
EM Unitholders(3)	593,285,471	72.3%	593,285,471	72.4%
CMR Stockholders	22,500,000	2.7%	22,500,000	2.7%
Shares underlying WTMA PIPE Investment(4)	200,000,000	24.4%	200,000,000	24.4%
New EM Shares issued pursuant to WTMA extensions (Sept. 2023 and June 2024)	1,072,579	0.1%	1,072,579	0.1%
Total	821,082,789	100.0%	820,000,000	100.0%

__________

(1)      Includes the issuance of 772,769 shares of New EM Common Stock pursuant to public rights. Because the underwriting fees associated with WTMA’s IPO remain constant and are not adjusted based on redemptions, the effective underwriting fee of $4.25 million ($1.55 million of underwriting fees paid at the time of WTMA’s IPO and, $2.70 million of deferred underwriting fees which are held in the trust account and payable at the time of Closing) increases on a percentage basis as redemptions by public stockholders increase. In Scenario 1, the effective underwriting fee is 22.9%; in Scenario 2, the effective underwriting fee is 55.0%, in each case taking into account the shares of New EM Common Stock issued pursuant to the public rights.

(2)      Includes the issuance of 35,205 shares of New EM Common Stock pursuant to the private rights and assumes that the Sponsor’s Convertible Extension Note (as defined herein) is repaid in cash at Closing, and not converted. Also includes the issuance of 50,000 shares of New EM Common Stock pursuant to compensation agreements entered into with Andrew Switaj (former director of WTMA), Dominik Oggenfuss (director of WTMA), Matthew Rockett (director of WTMA), and Justin Werner (director of WTMA).

(3)      Includes the issuance of 510,354,112 shares of New EM Common Stock to the EM Equityholder, 75,044,359 shares of New EM Common Stock to the holders of EM Convertible Preferred Units, and the following numbers of shares of New EM Common Stock in respect of the EM Member Units expected to be issued to equity holders of the Korean Companies immediately prior to the Effective Time:, 1,440,000 shares of New EM Common Stock to KCM’s stockholders, 4,400,000 shares of New EM Common Stock to KMMI’s stockholders, 1,297,000 shares of New EM Common Stock to NS World’s stockholders, and 750,000 shares of New EM Common Stock to Handa Lab’s stockholders.

(4)      Assumes the issuance of $2,000.00 million of PIPE Securities to PIPE Investors on the terms described in the PIPE Term Sheet, see “Merger Agreement Proposal — Related Agreements — PIPE Subscription Agreements.” The actual amount of PIPE Securities issued to PIPE Investors in each scenario could be materially more or less than assumed amounts, which could result in proceeds in excess of, or that would not meet, the Minimum Available Cash Condition. If fewer or more securities than expected are issued to PIPE Investors on the terms described in the PIPE Term Sheet, then the ownership of New EM will differ.

The section entitled “Unaudited Pro Forma Condensed Combined Financial Information” presents ownership of New EM, on a pro forma basis, excluding assumptions for the issuance of shares to PIPE Investors, and presents the maximum permitted amount of redemptions while still satisfying the Minimum Available Cash Condition. In the event cash available at Closing is insufficient to meet the Minimum Available Cash Condition, a condition to Closing would not be met and the Business Combination may not be consummated.

The figures in the table above are presented only as illustrative examples and are based on the scenarios described below, which may be different from the actual amount of redemptions or PIPE Investment Amount in connection with the Business Combination. If the actual facts are different than the assumptions set forth below or the final terms of the PIPE Investment differ from those set forth in the PIPE Term Sheet, the share numbers set forth above will be different.

The numbers of shares of New EM Common Stock in Scenario 1 set forth above assumes that no public stockholders elect to have their public stock redeemed, and the numbers of shares of New EM Common Stock in Scenario 2 set forth above assumes that 1,082,789 shares of public stock are redeemed. These numbers and percentages assume (i) (a) that EM Convertible Preferred Units are converted into New EM Common Stock, in accordance with their terms, (b) that New EM issues shares of New EM Common Stock as part of the Total Consideration in connection with the Business Combination, which in the aggregate equals 615.8 million shares of New EM Common Stock and (ii) that New EM issues the aggregate amount of New EM Common Stock pursuant to the PIPE Securities and PIPE Investment described above; however, there can be no assurance that WTMA or EM will be able to agree to final terms with any third-party PIPE Investors or enter into definitive documentation with respect to the PIPE Investment or PIPE Term Sheet in a timely manner or at all. See “Risk Factors — Risks Related to the Business Combination and WTMA — If the conditions to the Merger Agreement are not met, the Business Combination may not occur.” In addition, the numbers of shares and percentage interests set forth above do not take into account certain potential future issuances pursuant to the New EM Equity Incentive Plan or any other equity issuances of New EM. See the section entitled “Risk Factors — Public stockholders will experience immediate dilution as a consequence of the issuance of New EM Common Stock as consideration in the Business Combination, and the PIPE Investment, and due to future issuances pursuant to the New EM Equity Incentive Plan. Having a minority stock ownership position may reduce the influence that WTMA’s current stockholders have on the management of New EM.”

If the actual facts are different from these assumptions, the percentage ownership retained by WTMA’s existing stockholders in the combined company will be different.

Q:     What are the possible sources and extent of dilution that holders of Public Shares who elect not to redeem their Public Shares will experience in connection with the Business Combination?

A:     The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	No Redemptions(1)	Maximum Redemptions(2)
Initial offering price per share	$10	$10
Net Tangible Book Value at June 30, 2024(3)	$2,077,380	$(9,972,205)
Total number of basis shares	3,366,765	2,283,976
Net tangible book value per share	$0.62	$(4.37)
Dilution to public stockholders	$9.38	$14.37

Net Tangible Book Value at June 30, 2024, including exercise of WTMA Rights(4)	$2,077,380	$(9,972,205)
Total number of basis shares, including exercise of WTMA Rights(4)	4,174,739	3,091,950
Net Tangible Book Value per share, including exercise of WTMA Rights	$0.5	$(3.23)
Dilution (Accretion) to public stockholders, including future sources of dilution	$9.5	$13.23

____________

(1)      Includes 1,082,789 shares of public stock, 2,192,212 shares of WTMA Common Stock retained by Sponsor, and 91,764 shares of WTMA Common Stock owned WTMA directors and advisors. Assumes that no public stockholders exercise Redemption Rights with respect to their WTMA Common Stock for a pro rata share of the funds in the trust account.

(2)      Includes 1,082,789 shares of public stock, 2,192,212 shares of WTMA Common Stock retained by Sponsor, and 91,764 shares of WTMA Common Stock owned by WTMA directors and advisors. Assumes that all public stockholders, holding 1,082,789 shares of WTMA Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $12.2 million (based on the estimated per-share redemption price of approximately $11.29 per share) from the trust account.

(3)      The net tangible book value at June 30, 2024 was calculated as total assets minus intangible asset minus total liabilities of WTMA, adjusted for reductions in the trust account at the Maximum Redemptions scenario.

(4)      Includes 7,727,686 public rights and 352,054 private rights. Each right will convert upon Closing into one-tenth of one share of New EM Common Stock; no fractional shares will be issued.

Q:     Are there any arrangements to enable WTMA to obtain funds, together with the proceeds in its trust account following redemptions, to satisfy the Minimum Available Cash Condition?

A:     Yes. WTMA is expected to sell PIPE Securities to the PIPE Investors. The PIPE Investment is expected to be contingent upon, among other things, the closing of the Business Combination. However, there is no assurance that WTMA or EM will be able to agree to final terms with any third-party PIPE Investors or enter into definitive documentation with respect to the PIPE Investment in a timely manner or at all. See “Risk Factors — Risks Related to the Business Combination and WTMA — If the conditions to the Merger Agreement are not met, the Business Combination may not occur.” The proceeds of any PIPE Investment, together with the amounts remaining in WTMA’s trust account as of immediately following the Closing, after giving effect to redemptions of public stock, the payment of the cash portion of the Total Consideration and the payment of certain fees and expenses incurred in connection with the Business Combination, will be retained by New EM following the Closing. See “Merger Agreement Proposal — Related Agreements — PIPE Subscription Agreements.” The Merger Agreement provides that the obligations of EM to consummate the Merger are conditioned on, among other things, that as of the Closing, New EM would have available to it a positive amount of cash after giving effect to (x) the amount in the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their rights to redeem all or a portion of their shares of WTMA Common Stock pursuant to the Existing Charter and certain WTMA transaction expenses, plus (y) the amount of the PIPE Investment actually received by WTMA prior to or substantially concurrently with the Closing, plus (z) the aggregate gross proceeds received or to be received by

WTMA or EM pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA or EM or any of WTMA’s subsidiaries, if any. The Minimum Available Cash Condition is for the sole benefit of EM.

If the Minimum Available Cash Condition is not met, and such condition is not or cannot be revised or waived under the terms of the Merger Agreement, then the Merger Agreement could be terminated by EM in EM’s sole discretion, in which event the proposed Business Combination will not be consummated.

Q:     Did the WTMA Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. The WTMA Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The WTMA Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The WTMA Board also determined, without seeking a valuation from a financial advisor, that EM’s fair market value was at least 80% of WTMA’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of the WTMA Board as described above in valuing EM’s business and assuming the risk that the WTMA Board may not have properly valued such business.

Q:     Who will be the officers and directors of New EM if the Business Combination is consummated?

A:     The Merger Agreement provides that, immediately following the consummation of the Business Combination, the New EM Board of Directors will be comprised of five directors: David Wilcox, [Director 2], [Director 3], [Director 4], and [Director 5]. Immediately following the consummation of the Business Combination, we expect that the certain executive officers of WTMA, EM and the other Target Companies will be the executive officers of New EM. Concurrently with the consummation of the Business Combination, WTMA’s directors will resign from their respective positions at WTMA. For more information on the management of New EM following the Business Combination, see the section entitled “Management of New EM Following the Business Combination.”

Q:     Does the EM Equityholder need to approve the Business Combination?

A:     Yes. On November 6, 2024, in connection with the execution of the Merger Agreement, WTMA, EM, and the EM Equityholder entered into the EM Equityholder Support and Lock-up Agreement. Pursuant to this agreement, and subject to the terms and conditions outlined, the EM Equityholder agreed to execute and deliver written consents for its outstanding EM Member Units to adopt the Merger Agreement and related transactions, approving the Business Combination. These written consents must be delivered promptly, and in any event, within forty-eight (48) hours after the later of: (x) the date this proxy statement/prospectus is delivered or otherwise made available to WTMA stockholders and the EM Equityholder, and (y) the date WTMA or EM formally requests the written consents. If neither WTMA nor EM requests the written consents, they will not be due within the 48-hour period merely by delivery of the proxy statement/prospectus. The EM Member Units owned by the EM Equityholder represent a majority of the outstanding voting power of EM equity interests (voting as a single class and on an as-converted basis). Once the EM Equityholder executes and delivers its written consents, this will constitute the required EM approval, and no further approval or vote from any other holders of EM equity interests will be necessary to adopt and approve the Merger Agreement and the Business Combination.

Q:     I am a WTMA Right holder. Why am I receiving this proxy statement/prospectus?

A:     Every ten (10) WTMA Rights shall be canceled and converted into one share of WTMA Common Stock free and clear of all liens (other than any restrictions on resale or other transfer under applicable securities laws and, in the case of the Sponsor and certain of the WTMA Insiders, the Sponsor Support and Lock-up Agreement) and the holders of such WTMA Rights immediately prior to the Effective Time shall cease to have any rights with respect to such WTMA Rights, except as provided by the terms and conditions of the Merger Agreement or by law. All outstanding WTMA Common Stock (excluding shares that are redeemed by the holders as described herein and shares held by WTMA as treasury shares) immediately prior to the Closing will remain outstanding following the Business Combination as New EM Common Stock. This proxy statement/prospectus includes important information about New EM and the business of New EM and its subsidiaries following consummation of the Business Combination. Since holders of WTMA Rights shall become holders of New EM Common Stock upon consummation of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q:     Do I have Redemption Rights?

A:     If you are a holder of public stock, you have the right to request that WTMA redeem all or a portion of your public stock for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public stockholders may elect to redeem all, or a portion of the public stock held by them regardless of if or how they vote in respect of the Merger Agreement Proposal. If you wish to exercise your Redemption Rights, please see the answer to the next question entitled “How do I exercise my Redemption Rights?”.

Any public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public stock with respect to more than an aggregate of 20.0% of the public stock. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20.0% of the public stock, then any such stock in excess of that 20.0% limit would not be redeemed for cash.

The WTMA Founder Holders have agreed to waive their Redemption Rights and anti-dilution rights with respect to all Founder Shares held by them in connection with the consummation of the Business Combination. No consideration was received by the WTMA Founder Holders in respect of such waiver. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:     How do I exercise my Redemption Rights?

A:     Pursuant to the Existing Charter, a holder of shares of WTMA public stock may request of WTMA that WTMA redeem all or a portion of such holder’s public stock for cash if the Business Combination is consummated. As a holder of public stock, you will be entitled to receive cash for any public stock to be redeemed. If you are a public stockholder and wish to exercise your right to redeem the public stock, you must:

(i)     hold public stock or if you hold public stock through stock units, you elect to separate your WTMA Units into the underlying public stock and public rights prior to exercising your Redemption Rights solely with respect to your public stock;

(ii)    submit a written request to Continental, WTMA’s transfer agent, that WTMA redeem all or a portion of your public stock for cash; and

(iii)   deliver your public stock certificates (if any) along with the redemption forms to Continental physically or electronically through the Depository Trust Company (“DTC”).

WTMA Stockholders must complete the procedures for electing to redeem their public stock in the manner described above prior to 5:00 p.m., Eastern Time, on [            ], 2024 (two (2) business days before the Special Meeting) in order for their shares to be redeemed. WTMA requests that any request for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

The address of Continental, acting as trustee, is listed under the question entitled “Who can help answer my questions?”. WTMA requests that any request for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

Holders of WTMA Units must elect to first separate the WTMA Units into the underlying public stock and public rights prior to exercising Redemption Rights solely with respect to the public stock. If holders hold their WTMA Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to first separate the WTMA Units into the underlying public stock and public rights, or if a holder holds WTMA Units registered in its own name, the holder must contact Continental, directly and instruct them to do so.

If you are a holder of public stock and you exercise your Redemption Rights, such exercise will not result in the loss of any WTMA Rights that you may hold. Holders of WTMA Rights will not have Redemption Rights with respect to WTMA Rights.

Upon consummation of the Business Combination:

•        Each WTMA Unit issued and outstanding as of immediately prior to the Business Combination will, to the extent not detached, automatically be detached into the underlying WTMA Common Stock and one public right;

•        Every ten (10) WTMA Rights will be cancelled and converted into one share of WTMA Common Stock free and clear of all liens (other than any restrictions on resale or other transfer under applicable securities laws and, in the case of the Sponsor and certain of the WTMA Insiders, the Sponsor Support and Lock-Up Agreement) and the holders of such WTMA Rights immediately prior to the Effective Time shall cease to have any rights with respect to such WTMA Rights, except as provided by the terms and conditions of the Merger Agreement or by law; and

•        WTMA expects to change its name to “Evolution Metals & Technologies Corp.,” and each share of WTMA Common Stock outstanding immediately prior to the Business Combination that is not redeemed will remain outstanding as a share of New EM Common Stock.

Public stockholders may elect to redeem public stock regardless of if or how they vote with respect to the Merger Agreement Proposal. Public stockholders will be entitled to request that their public stock be redeemed for the redemption price, which refers to the per-share amount payable to redeeming stockholders, equal to their pro rata portion of the funds held in the trust account, including any interest earned, less taxes payable and dissolution expenses, if applicable. For illustrative purposes, as of June 30, 2024, a redemption would have amounted to approximately $11.21 per issued and outstanding shares of public stock. However, the proceeds deposited in the trust account could become subject to the claims of WTMA’s creditors, if any, which could have priority over the claims of the public stockholders, regardless of whether such public stockholders vote or, if they do vote, irrespective of if they vote for or against the Merger Agreement Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Merger Agreement Proposal, will have no impact on the amount you will receive upon exercise of your Redemption Rights. It is expected that the funds to be distributed to public stockholders electing to redeem their public stock will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public stock, may be withdrawn at any time, with WTMA’s consent, up to the time the vote is taken with respect to the Merger Agreement Proposal at the Special Meeting. If you deliver your shares for redemption to Continental and later decide prior to the Special Meeting not to elect redemption, you may request that Continental return the shares (physically or electronically) to you. You may make such request by contacting Continental, at the phone number or address listed under the question entitled “Who can help answer my questions?”. Any WTMA Stockholder that exercises its Redemption Rights must identify the beneficial owners of its public stock.

Any corrected or changed written exercise of Redemption Rights must be received by Continental prior to the vote taken on the Merger Agreement Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s certificates for public stock (if any) along with the redemption forms have been delivered (either physically or electronically) to Continental, at least two (2) business days prior to the vote at the Special Meeting.

If a holder of public stock properly makes a request for redemption and the public stock are delivered as described above, then, if the Business Combination is consummated, New EM will redeem the public stock for a pro rata portion of funds deposited in the trust account, calculated as of two (2) business days prior to the consummation of the Business Combination. The redemption will take place following the Business Combination and, accordingly, it is shares of New EM Common Stock that will be redeemed. See the section entitled “Special Meeting of WTMA Stockholders — Redemption Rights” in this proxy statement prospectus for a detailed description of the procedures to be followed if you wish to redeem your shares of public stock for cash.

If the Business Combination is not consummated, the stock will be returned to the respective holder, broker or bank.

Q:     Is there a limit on the number of shares I may redeem?

A:     A public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public stock with respect to more than an aggregate of 20.0% of the public stock. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20.0% of the public stock, then any such stock in excess of that 20.0% limit would not be redeemed for cash.

Q:     Must I vote “No” in order to redeem my shares?

A:     No. Public stockholders may elect to redeem public stock regardless of if or how they vote with respect to the Merger Agreement Proposal. The amount you receive upon redemption will not be affected by how or whether you vote on the Merger Agreement Proposal. As a result, the Merger Agreement Proposal can be approved by WTMA stockholders who will redeem their public stock and no longer remain stockholders following the closing of the Business Combination, leaving WTMA stockholders who choose not to redeem their public stock holding shares in a company with a less liquid trading market, fewer stockholders, less cash, and the potential inability to meet stock exchange listing standards.

Q:     If I am a WTMA Rights holder, can I exercise Redemption Rights with respect to my rights?

A:     No. The holders of WTMA Rights have no Redemption Rights with respect to such securities.

Q:     If I am a holder of WTMA Units, can I exercise Redemption Rights with respect to my units?

A:     No. Holders of WTMA Units must elect to first separate the WTMA Units into the underlying public stock and public rights prior to exercising Redemption Rights solely with respect to the public stock. If you hold your WTMA Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to first separate the WTMA Units into the underlying public stock and public rights, or if you hold WTMA Units registered in your own name, you must contact Continental, directly, and instruct them to do so. You are required to cause your public stock to be separated and delivered to Continental, along with the redemption forms by 5:00 p.m., Eastern Time, on [            ], 2024 (two (2) business days before the Special Meeting) in order to exercise your Redemption Rights with respect to your public stock.

Q:     What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A:     The U.S. federal income tax treatment of WTMA stockholders who exercise their Redemption Rights to receive cash from the trust account in exchange for their WTMA Common Stock generally will depend on whether the redemption is treated as (1) a sale or exchange of such stock under section 302(a) of the Code, in which case the redeeming WTMA stockholder would recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of their WTMA Common Stock surrendered, or (2) a distribution under section 301 of the Code in respect of such stock, in which case a portion of such distribution could be treated as a dividend (which may qualify as a “qualified dividend”). Whether the redemption qualifies as a sale or exchange or is treated as a distribution under Section 301 of the Code will depend on the facts and circumstances of each particular WTMA stockholder at the time such stockholder exercises his, her, or its Redemption Rights. If the redemption is treated as a sale or exchange of WTMA Common Stock, the stockholder’s gain or loss generally will be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A WTMA stockholder’s tax basis in his, her or its shares of WTMA Common Stock generally will equal the cost of such shares. A stockholder who purchased WTMA Units will have to allocate the cost between the shares of WTMA Common Stock and WTMA Rights comprising the WTMA Units based on their relative fair market values at the time of the purchase. If the redemption is treated as a distribution under Section 301 of the Code, the character of the WTMA stockholder’s income will depend on whether WTMA has current or accumulated earnings and profits, as determined for U.S. federal income tax purposes.

You should read the section entitled “Certain Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights” for a more complete discussion of the U.S. federal income tax considerations relating to exercising your Redemption Rights. The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax considerations of the redemption that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws. Tax matters can be complicated and the tax consequences of exercising your Redemption Rights will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of exercising your Redemption Rights.

Q.     What are the material U.S. federal income tax consequences of the Merger to the WTMA stockholders?

A.     The Merger will not result in any taxable gain or loss to the WTMA stockholders or WTMA for U.S. federal income tax purposes.

Q.     What are the material U.S. federal income tax consequences of the Merger to the Korean Equityholders?

A.     On the basis of certain facts, the information available to WTMA at the time of the Merger, representations and assumptions (including factual representations provided by officers of EM and WTMA), and subject to certain limitations, exceptions, beliefs and qualifications, we believe the Merger, taken together with certain other Business Combination transactions, should qualify as a nonrecognition transfer of property to a corporation controlled by the transferors under Section 351 of the Code, in which case, the Korean Equityholders should not recognize any gain or loss on the surrender of their EM Member Units in exchange for New EM Common Stock pursuant to the Merger, subject to the discussion below in the section entitled “Certain Material U.S. Federal Income Tax Considerations of the Merger for Korean Equityholders — Non-U.S. Korean Company Holders.” However, our position is not binding on the IRS or any court and there can be no assurance that the IRS will not challenge our position with respect to the Merger or that a court would not sustain such a challenge. Neither WTMA nor EM will request a ruling from the IRS with respect to the tax treatment of the Merger. For further information, see the section entitled “Certain Material U.S. Federal Income Tax Considerations of the Merger for Korean Equityholders.” You should consult your tax advisor to determine the particular tax consequences of the Merger to you.

Q:     What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:     Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of public stock who properly exercise their Redemption Rights; to pay transaction fees and expenses incurred by WTMA and EM in connection with the Business Combination; and for working capital and general corporate purposes of New EM following the Business Combination, including development, commercialization and research of New EM’s technology and operational growth. See the section entitled “Merger Agreement Proposal — Sources and Uses of Funds for the Business Combination.”

Q:     What happens if a substantial number of the public stockholders vote in favor of the Merger Agreement Proposal and exercise their Redemption Rights?

A:     Our public stockholders are not required to vote in favor of the Business Combination in order to exercise their Redemption Rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are reduced as a result of redemptions by public stockholders. As a result of redemptions, holders of New EM Common Stock may be left holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet stock exchange listing standards.

The Merger Agreement provides that the obligations of EM to consummate the Merger are conditioned on, among other things, that as of the Closing, New EM would have available to it a positive amount of cash after giving effect to (x) the amount in the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their rights to redeem all or a portion of their shares of WTMA Common Stock pursuant to the Existing Charter and certain WTMA transaction expenses, plus (y) the amount of the PIPE Investment actually received by WTMA prior to or substantially concurrently with the Closing, plus (z) the aggregate gross proceeds received or to be received by WTMA or EM pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA or EM or any of WTMA’s subsidiaries, if any. The Minimum Available Cash Condition is for the sole benefit of EM.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Merger Agreement, including, without limitation, that WTMA’s stockholders have approved and adopted the Merger Agreement and that the Minimum Available Cash Condition has been met as of Closing.

For more information about conditions to the consummation of the Business Combination, see the section entitled “Merger Agreement Proposal — The Merger Agreement.”

Q:     When does WTMA expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting of WTMA’s stockholders; provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the section entitled “Merger Agreement Proposal — The Merger Agreement.”

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the sections entitled “Merger Agreement Proposal — The Merger Agreement — Closing Conditions” and “Merger Agreement Proposal — The Merger Agreement — Termination; Effectiveness” for information regarding the parties’ specific termination rights.

If WTMA is not able to complete the Business Combination with EM by June 30, 2025, or is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Organizational Documents, WTMA will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten (10) business days thereafter, redeem the public stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding shares of public stock, which redemption will completely extinguish public stockholders’ rights as WTMA stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of WTMA’s remaining stockholders and the WTMA Board, dissolve and liquidate, subject in the case of clauses (i) and (ii) to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — Risks if the Business Combination is not Consummated — If WTMA is not able to complete the Business Combination with EM by June 30, 2025, nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Organizational Documents, it would cease all operations except for the purpose of winding up and WTMA would redeem WTMA’s public stock and liquidate, in which case WTMA’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and any public rights will expire worthless” and “Risk Factors — Risks Related to the Business Combination and WTMA — WTMA stockholders may be held liable for claims by third parties against WTMA to the extent of distributions received by them upon redemption of their shares.” Our initial stockholders, including the Sponsor, and our directors and officers have waived any right to any liquidation distribution with respect to the Founder Shares. No consideration was received by such persons in connection with such waiver.

In the event of liquidation of WTMA, there will be no distribution with respect to outstanding WTMA Rights. Accordingly, the WTMA Rights will expire worthless.

Q:     Do I have appraisal rights in connection with the proposed Business Combination?

A:     No. Neither WTMA stockholders nor WTMA Rights holders have appraisal rights in connection with the Business Combination.

Q:     What do I need to do now?

A:     WTMA urges you to carefully read this proxy statement/prospectus in its entirety, along with the accompanying financial statements, the Annexes attached hereto, and the documents incorporated by reference herein, as these are separate and integral parts of the package. WTMA stockholders should consider how the Business Combination will affect them as WTMA stockholders or WTMA Rights holders. Once reviewed, WTMA stockholders should vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank, or other nominee, on the voting instruction form provided by the broker, bank, or nominee.

Q:     How do I vote?

A:     If you are a holder of record of WTMA Common Stock on the record date for the Special Meeting, you may vote virtually at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote for your WTMA Common Stock or, if you wish to attend the Special Meeting and vote while attending virtually, obtain a valid proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting of stockholders, WTMA will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote against each of the proposals.

Q:     What will happen if I sign, date and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by WTMA without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q:     How can I attend the Special Meeting?

A:     You may attend the Special Meeting and vote your shares virtually during the Special Meeting via live webcast by visiting [            ]. As a registered WTMA stockholder, you received a proxy card from Continental, which contains instructions on how to attend the Special Meeting virtually, including the URL address, along with your 12-digit meeting control number. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have your 12-digit meeting control number, contact Continental at [            ] or email Continental at [            ]. You may also vote by phone by calling toll-free (within the U.S. or Canada) [            ] (have your proxy card in hand when you call). Please note that you will not be able to physically attend the Special Meeting in person but may attend the Special Meeting virtually by following the instructions below.

You can pre-register to attend the Special Meeting virtually starting [            ], 2024 (five (5) business days prior to the meeting date). Enter the URL address into your browser, and enter your 12-digit meeting control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. Prior to or at the start of the Special Meeting you will need to re-log in using your 12-digit meeting control number and will also be prompted to enter your 12-digit meeting control number if you vote virtually during the Special Meeting. WTMA recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If your shares are held in “street name,” you may attend the Special Meeting. You will need to contact Continental at the number or email address above, to receive a 12-digit meeting control number and gain access to the Special Meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. If you plan to vote at the meeting, you will need to have a legal proxy from your bank or broker or, if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. Please allow up to 72 hours prior to the Special Meeting for processing your 12-digit meeting control number.

If you do not have internet capabilities, you can listen to the Special Meeting by dialing [            ] (toll-free) if within the United States or Canada, or [            ] (standard rates apply) if outside of the United States and Canada, when prompted enter the pin [            ]. This is listen-only; you will not be able to vote or enter questions during the Special Meeting.

Q:     Do I need to attend the Special Meeting of stockholders virtually to vote my shares?

A:     No. You are invited to attend the Special Meeting virtually to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the Special Meeting of stockholders virtually to vote your shares. Instead, if you are a registered holder, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. WTMA encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:     If I am not going to attend the Special Meeting of stockholders virtually, should I return my proxy card instead?

A:     Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote virtually, you will need to have a legal proxy from your broker, bank or other nominee and contact the Transfer Agent for specific instructions on how to receive the control number. That is the only way WTMA can be sure that the broker, bank or other nominee has not already voted your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or other nominee. We believe all the proposals presented to the WTMA stockholders will be considered non-discretionary and therefore your broker, bank, or other nominee cannot vote your shares without your instruction. If you do not provide voting instructions to your broker, bank or other nominee on a particular proposal on which your broker, bank or other nominee does not have discretionary authority to vote, your shares will not be voted on that proposal. A “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Because we believe the only proposals for consideration at the Special Meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the Special Meeting. However, if there are any broker non-votes, they will not count as votes cast at the Special Meeting, will have the same effect as a vote against the Organizational Documents Proposal and will have no effect on any of the other proposals.

Q:     What is the quorum requirement for the Special Meeting of stockholders?

A:     A quorum of WTMA stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the shares of WTMA Common Stock issued and outstanding and entitled to vote at the Special Meeting are represented at the Special Meeting by virtual attendance or by proxy. As of the record date for the Special Meeting, 1,683,383 shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy would be required to achieve a quorum.

Q:     Who is entitled to vote at the Special Meeting?

A:     WTMA stockholders will be entitled to vote or direct votes to be cast on their behalf at the Special Meeting if they owned WTMA Common Stock at the close of business on [            ], 2024, which is the “record date” for the Special Meeting. Stockholders will have one vote for each share of WTMA Common Stock owned at the close of business on the record date. If your stock is held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the stock you beneficially own are properly counted. WTMA Rights do not have voting rights.

Q:     How many votes do I have?

A:     WTMA stockholders are entitled to one vote at the Special Meeting for each share of WTMA Common Stock held of record as of the record date. As of the close of business on the record date for the Special Meeting, there were 3,366,765 shares of WTMA Common Stock issued and outstanding. In addition, as of the record date, there were 8,079,740 WTMA Rights issued and outstanding, consisting of 7,727,686 public rights and 352,054 private rights. Each WTMA Right will convert upon Closing into one-tenth of one share of New EM Common Stock; no fractional shares will be issued.

Q:     What vote is required to approve each proposal at the Special Meeting?

A:     The following votes are required for each proposal at the Special Meeting:

(i)     Merger Agreement Proposal:    The approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

(ii)    Organizational Documents Proposal:    The approval of the Organizational Documents Proposal requires an affirmative vote of the holders of a majority of all outstanding shares of WTMA Common Stock entitled to vote.

(iii)   Advisory Governance Proposals:    The separate approval of each of the Advisory Governance Proposals requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

(iv)   Director Election Proposal:    The election of each of the director nominees named in this proxy statement/prospectus pursuant to the Director Election Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

(v)    Stock Issuance Proposal:    The approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

(vi)   New EM Equity Incentive Plan:    The approval of the New EM Equity Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

(vii)  Adjournment Proposal:    The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

Q:     What are the recommendations of the WTMA Board?

A:     The WTMA Board believes that the Merger Agreement Proposal and the other proposals to be presented at the Special Meeting are in the best interest of the WTMA stockholders and unanimously recommends that the WTMA stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Governance Proposals, “FOR” the election of each of the director nominees pursuant to the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the New EM Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that WTMA stockholders vote for the proposals. In addition, WTMA’s officers, the Sponsor and its affiliates, and certain officers, directors or managers and equity owners of the Target Companies have interests in the Business Combination that may conflict with your interests as a WTMA stockholder. See the section entitled “Merger Agreement Proposal — Conflicts of Interest” for a further discussion of these considerations.

Q:     What interests do WTMA’s current officers and directors, the Sponsor and its affiliates, and certain officers, directors or managers and equity owners of the Target Companies have in the Business Combination?

A:     WTMA’s directors and officers, the Sponsor and its affiliates, and certain officers, directors or managers and equity owners of the Target Companies may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•        the beneficial ownership of our initial stockholders of an aggregate of 1,931,922 Founder Shares and 352,054 private units, which shares and units would become worthless if WTMA does not complete a business combination within the applicable time period, as our initial stockholders have waived any Redemption Right with respect to these shares and units. No consideration was received by our initial stockholders in connection with such waiver. Our initial stockholders paid an aggregate of $25,000 for the Founder Shares and approximately $3,520,540 for their 352,054 private units. Such shares and rights have an aggregate market value of approximately $[            ] million, based on the closing price of WTMA Common Stock of $[            ] and of WTMA Rights of $[            ] on Nasdaq on [            ], 2024 the most recent practicable date prior to the date of this proxy statement/prospectus stockholders;

•        in addition, for the purpose of funding WTMA’s working capital requirements, WTMA has also approved the issuance of and sale to the Sponsor of convertible, non-interest bearing, unsecured promissory notes consisting of a convertible extension note in the aggregate principal amount of $2.29 million (the “Convertible Extension Note”), and aggregate principal amount of $1.10 million working capital note (the “Working Capital Note”) that will not be repaid in the event that WTMA is unable to close a business combination unless there are funds available outside the trust account to do so. The Sponsor also has the right to convert such promissory notes upon Closing into up to 339,698 additional private units, and such units have an aggregate market value of approximately $[            ], based on the closing price of the WTMA Common Stock and the WTMA Rights described above. Each of our officers and directors is a member of the Sponsor. Daniel Mamadou and Christopher Clower are the managing members of the Sponsor, and as such Daniel Mamadou and Christopher Clower have voting and investment discretion with respect to the WTMA Common Stock and WTMA Rights held of record by the Sponsor;

•        the anticipated continuation of Mr. Clower as an officer of New EM is expected following the Business Combination. Additionally, it is anticipated that Mr. Mamadou will continue as an officer of New EM following the Business Combination;

•        certain officers from WTMA and the Target Companies may also be named as officers of New EM or its subsidiaries following the Business Combination. In each case, the continuation of these individuals could present potential conflicts of interest with respect to WTMA stockholders, particularly as their roles in New EM may involve decision-making that could impact WTMA stockholders’ interests;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of their shares in connection with a WTMA stockholder vote to approve the Business Combination;

•        the fact that our initial stockholders, including our Sponsor and its affiliates, who purchased Founder Shares at the time of our IPO may experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment;

•        the fact that WTMA’s initial stockholders, including the Sponsor, and our directors and officers have agreed to vote any shares of WTMA Common Stock owned by them in favor of the Business Combination, including their shares of WTMA Common Stock and any public stock purchased after our initial public offering (including in open market and privately negotiated transactions);

•        that, at the Closing, we will enter into the Registration Rights Agreement, which will provide for registration rights to the initial stockholders, including the Sponsor, and WTMA’s directors and officers and their permitted transferees. Approximately [            ] shares of New EM Common Stock will be subject to registration rights in the Registration Rights Agreement;

•        the continued indemnification of current directors and officers of WTMA and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Existing Charter contains a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with WTMA but not offered due to a WTMA director’s duties to another entity. WTMA does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Existing Charter impacted its search for an acquisition target and WTMA was not prevented from reviewing any opportunities as a result of such waiver;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, though there have been no material out-of-pocket expenses subject to reimbursement and WTMA does not anticipate any such expenses prior to Closing; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if our initial business combination is not completed; as such our Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

These interests may influence WTMA’s directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. WTMA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to WTMA stockholders that they approve the Business Combination. WTMA stockholders should take these interests into account in deciding whether to approve the Business Combination.

See the section entitled “Merger Agreement Proposal — Conflicts of Interest” for a further discussion of these considerations. Such interests include that Sponsor as well as our executive officers and directors, will lose their entire investment in us if we do not complete a business combination.” See also the section entitled “Risk Factors — Since the Sponsor and WTMA’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of WTMA’s stockholders, a conflict of interest may have existed in determining whether the Business Combination with EM is appropriate as its initial business combination. Such interests include that the Sponsor could lose its entire investment in WTMA if the Business Combination is not completed.”

Q:     Do any of EM’s or the other Target Companies’ officers or directors have a conflict of interest with unaffiliated security holders of WTMA with respect to the Business Combination or the approval of the Condition Precedent Proposals?

A:     When you consider the recommendation of the WTMA Board in favor of approval of the Condition Precedent Proposal, you should keep in mind that certain officers and directors of EM and the other Target Companies have interests in such proposals that are different from, or in addition to, those of WTMA stockholders generally. See “Merger Agreement Proposal — Conflicts of Interest” for further analysis of these potential conflicts and their implications for WTMA stockholders.

Q:     How does the Sponsor intend to vote its shares?

A:     Our initial stockholders, including the Sponsor, and our directors and officers have agreed to vote any shares of WTMA Common Stock owned by them in favor of the Business Combination, including their Founder Shares and any public stock purchased after our initial public offering (including in open market and privately negotiated transactions). As of the date of this proxy statement/prospectus, our initial stockholders, including our Sponsor, and our directors and officers beneficially own an aggregate of approximately 67.84% of the outstanding shares of WTMA Common Stock.

Q:     May the Sponsor and the other Initial Stockholders purchase public stock or public rights prior to the Special Meeting?

A:     None of WTMA, the Sponsor, the other initial stockholders nor any of their respective affiliates currently has an intention to purchase public shares or public rights prior to the Special Meeting. However, subject to Rule 14e-5 under the Exchange Act, at any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding WTMA or its securities, WTMA, the Sponsor, the other initial stockholders and/or their respective affiliates may purchase public shares or public rights prior to the Special Meeting. The purpose of such transactions would be to increase the likelihood of satisfaction with the requirements to consummate the Business Combination, where it appears that such requirements may not otherwise be met. If such purchases occur, the public “float” of New EM following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New EM Common Stock on Nasdaq or another national securities exchange.

In the event that WTMA, the Sponsor, the other initial stockholders and/or any of their respective affiliates purchase public stock in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their public stock. Any purchases of public stock made by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates would be voted in favor of the Condition Precedent Proposals and Redemptions Rights (if any) over such purchased securities would be waived by the aforementioned persons. To the extent the transaction occurs following the date of this proxy statement/prospectus, the purchase price of any public stock to be acquired by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates, (i) will be at a price no higher than the redemption price offered to public stockholders, (ii) would represent in writing that such shares will not be voted in favor of approving the Condition Precedent Proposals, and (iii) would waive in writing any redemption rights with respect to the shares so purchased. In addition, WTMA will file a Current Report on Form 8-K and will (i) amend this proxy statement/prospectus, if such arrangements are entered into prior to effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, or (ii) file a supplement to this proxy statement/prospectus, if such arrangements are entered into after effectiveness of such registration statement, to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Condition Precedent Proposals or the satisfaction of any closing conditions. Any such disclosures will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons, and will describe the material costs of such arrangements to WTMA and EM, as well as their potential impact to New EM after giving effect to the Business Combination as well as: (i) the number of shares purchased outside of the redemption offer, along with the purchase price(s) for such shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Condition Precedent Proposals will be approved; (iv) the identities of the equity holders who sold to the Sponsor, WTMA’s directors, officers or advisors or their affiliates (if not purchased on the open market) or the nature of the equity holders (e.g., 5% security holders) who sold such shares; and (v) the number of shares for which WTMA has received redemption requests pursuant to its redemption offer. None of the funds in the trust account will be used to purchase public shares or public rights in such transactions. None of the Sponsor, or WTMA’s directors, officers, advisors, or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Public Shares or during a restricted period under Regulation M under the Exchange Act. WTMA hereby represents that any public shares or public rights purchased by the Sponsor or WTMA’s directors, officers or advisors or their affiliates in situations in which the tender offer rules regarding restrictions on purchases would apply would not be voted in favor of approving the Condition Precedent Proposals.

Q:     What happens if I sell my WTMA Common Stock before the Special Meeting?

A:     The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public stock after the applicable record date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting but the transferee, and not you, will have the ability to redeem such public stock (if time permits).

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. If you are a registered WTMA stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another signed proxy card with a later date;

•        you may notify WTMA’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting online, revoke your proxy, and vote virtually, as indicated above.

If you revoke your proxy, you will need to sign and return a new proxy or attend the Special Meeting virtually to vote your shares.

If you hold your shares of WTMA Common Stock through a broker, bank or other nominee, you should follow the instructions of your broker, bank or other nominee regarding the revocation of proxies.

Q:     What happens if I fail to take any action with respect to the Special Meeting?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by WTMA stockholders and the Business Combination is consummated, you will become a stockholder of New EM. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will remain a stockholder of WTMA. However, if you fail to vote with respect to the Special Meeting, you will nonetheless be able to elect to redeem your public stock in connection with the Business Combination (if time permits).

Q:     What should I do with my stock certificates, rights certificates or unit certificates?

A:     Public stockholders who exercise their Redemption Rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to the Transfer Agent, prior to the Special Meeting.

Holders must complete the procedures for electing to redeem their public stock in the manner described above prior to 5:00 p.m., Eastern Time, on [            ], 2024 (two (2) business days before the Special Meeting) in order for their shares to be redeemed.

Holders of public rights should not submit the certificates relating to their WTMA Rights. Public stockholders who do not elect to have their public stock redeemed for their pro rata share of the trust account should not submit the certificates relating to their public stock.

Upon the consummation of the Merger, holders of WTMA Units, WTMA Common Stock and WTMA Rights will receive New EM Common Stock without needing to take any action and, accordingly, such holders should not submit any certificates relating to their WTMA Units, WTMA Common Stock (unless such holder elects to redeem the public stock in accordance with the procedures set forth above), or WTMA Rights.

Q:     What should I do if I receive more than one set of voting materials?

A:     WTMA stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record of WTMA Common Stock and your shares are registered in more than one name, you will receive more than one proxy card. Please sign, date and return each proxy card that you receive in order to cast a vote with respect to all of your WTMA Common Stock. If you receive a voting instruction form from your broker or custodian, please follow the instructions provided by your broker or custodian to ensure your vote is counted, as voting instruction forms cannot be delivered directly to the Transfer Agent.

Q:     Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:     WTMA will pay the cost of soliciting proxies for the Special Meeting. WTMA has engaged [            ] to assist in the solicitation of proxies for the Special Meeting. WTMA has agreed to pay [            ] a fee of $[            ] plus disbursements (to be paid with non-trust account funds). WTMA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of WTMA Common Stock for their expenses in forwarding soliciting materials to beneficial owners of WTMA Common Stock and in obtaining voting instructions from those owners. WTMA’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Where can I find the voting results of the Special Meeting?

A:     The preliminary voting results are expected to be announced at the Special Meeting. WTMA will publish final voting results of the Special Meeting with the SEC in a Current Report on Form 8-K within four (4) business days after the Special Meeting.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, the accompanying financial statements or Annexes attached hereto, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card, you should contact:

Individuals call toll-free: [            ]

Banks and Brokerage Firms, please call: [            ]

Email: [            ]

You also may obtain additional information about WTMA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public stock and you intend to seek redemption of your public stock, you will need to deliver your public stock (either physically or electronically) to Continental, at the address below prior to the Special Meeting. Holders must complete the procedures for electing to redeem their public stock in the manner described above prior to 5:00 p.m., Eastern Time, on [            ], 2024, (two (2) business days before the Special Meeting) in order for their stock to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor
New York, NY 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements are all statements other than those of historical fact, and include statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of WTMA and/or EM and may include statements regarding the period following the consummation of the Business Combination, including revenue growth and financial performance. Forward-looking statements appear in a number of places in this proxy statement/prospectus, including, without limitation, in the sections entitled “Information About WTMA”, “WTMA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Information About EM”, “EM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Information About CMR”, “CMR’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Information About KCM”, “KCM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Information About KCM”, “KMMI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Information About Handa Lab”, “Handa Lab’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Information About NS World”, “NS World’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations and beliefs of the management of WTMA and EM, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors,” those discussed and identified in public filings made with the SEC by WTMA and the following:

•        WTMA’s ability to complete the Business Combination or, if WTMA does not consummate such Business Combination, any other initial business combination;

•        the risk that the consummation of the Business Combination is significantly delayed;

•        the ability to recognize the anticipated benefits of the Business Combination;

•        the risk that the announcement and consummation of the Business Combination disrupts EM’s current plans;

•        New EM’s ability to successfully integrate the business and operations of the Target Companies into its ongoing business operations and realize the intended benefits of New EM’s acquisition of the Target Companies;

•        New EM’s ability to secure sufficient funding to successfully rebuild CMR’s recycling facility with significant expansion on management’s expected timeline and budget, or at all;

•        unexpected costs related to the Business Combination;

•        expectations regarding New EM’s strategies and future financial performance, including future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, product and service acceptance, market trends, liquidity, cash flows and uses of cash, capital expenditures, and New EM’s ability to invest in growth initiatives;

•        satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things: (i) approval of the Business Combination and related agreements and transactions by the WTMA stockholders, the holder of the EM Member Units and the holders of the equity interests of the other Target Companies, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) receipt of approval for listing on Nasdaq the shares of WTMA common stock to be issued in connection with the Merger, and (iv) the absence of any injunctions;

•        that the amount of cash available in the trust account is at least equal to the Minimum Available Cash Condition amount, after (i) deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their rights to redeem their WTMA Common Stock pursuant to the Organizational Documents, (ii) plus (A) the PIPE Investment Amount actually received by WTMA at or prior to the Closing), and (B) the aggregate gross proceeds received or will be received by WTMA or EM or any of their subsidiaries pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA, EM or any of their respective subsidiaries, including the Convertible Notes, if any, after the payment of certain expenses of WTMA and EM relating to the Business Combination;

•        the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the implementation, market acceptance and success of New EM’s business model and growth strategy;

•        the ability to obtain or maintain the listing of New EM Common Stock on Nasdaq following the Business Combination;

•        limited liquidity and trading of WTMA’s public securities;

•        the amount of any redemptions by existing holders of WTMA Common Stock being greater than expected;

•        WTMA’s ability to raise financing in the future;

•        WTMA’s success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•        WTMA officers and directors allocating their time to other businesses and potentially having conflicts of interest with WTMA’s business or in approving the Business Combination;

•        the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•        the impact of the regulatory environment and complexities with compliance related to such environment, including New EM’s ability to meet, and continue to meet, applicable regulatory requirements;

•        New EM’s ability to execute its business plan, including with respect to its technical development and commercialization of products, and its growth and go-to-market strategies;

•        New EM’s ability to achieve sustained, long-term profitability and commercial success;

•        Operational risks, including with respect to New EM’s use of agents or resellers in certain jurisdictions, New EM’s ability to scale up its manufacturing quantities of its products, New EM’s outsourcing of manufacturing and such manufacturers’ ability to satisfy New EM’s manufacturing needs on a timely basis, the availability of components or raw materials used to manufacture New EM’s products and New EM’s ability to process customer order backlog;

•        New EM’s revenue deriving from a limited number of customers;

•        geopolitical risk and changes in applicable laws or regulations, including with respect to geopolitical risk and changes in applicable laws or regulations, including with respect to New EM’s planned operations outside of the U.S. and Korea;

•        New EM’s ability to attract and retain talented personnel;

•        New EM’s ability to compete with companies that have significantly more resources;

•        New EM’s ability to meet certain certification and compliance standards;

•        New EM’s ability to protect its intellectual property rights and ability to protect itself against potential intellectual property infringement claims;

•        the outcome of any known and unknown litigation and regulatory proceedings, including any proceedings that may be instituted against WTMA or EM following announcement of the Business Combination Agreement and the transactions contemplated therein;

•        the potential characterization of New EM as an investment company subject to the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

•        other factors detailed under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of WTMA, EM and the other Target Companies prove incorrect, actual results may vary in material respect from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to WTMA, EM or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement. Except to the extent required by applicable law or regulation, WTMA and EM undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this proxy statement/prospectus, including the financial statements, Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in further detail in this proxy statement/prospectus in the section entitled “Merger Agreement Proposal — The Merger Agreement.”

Unless otherwise specified or the context otherwise requires, all share calculations (1) assume no exercise of Redemption Rights by the public stockholders in connection with the Business Combination and (2) account for the conversion of the WTMA Rights at Closing into WTMA Common Stock.

It is intended that this proxy statement/prospectus will also be used in connection with the solicitation of the required approvals of the equity holders of the Korean Companies with respect to the Business Combination.

Combined Business Summary

The Parties to the Business Combination

Welsbach Technology Metals Acquisition Corp.

WTMA is a blank check company that was incorporated under the laws of the State of Delaware on May 27, 2021, for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. WTMA has neither engaged in any operations nor generated any revenue to date. Based on WTMA’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On June 25, 2021, the Sponsor purchased 1,437,500 Founder Shares for an aggregate purchase price of $25,000. On September 30, 2021, WTMA effected an exchange of each Founder Share for 1.5 WTMA Common Stock, resulting in the Sponsor holding an aggregate of 2,156,250 Founder Shares. In December 2021, the Sponsor transferred 5,000 Founder Shares to John Stanfield, 12,500 Founder Shares to each of WTMA’s three independent directors and an aggregate of 49,264 Founder Shares to certain advisors of WTMA. On January 14, 2022, 224,328 Founder Shares were automatically surrendered for no consideration by the Sponsor due to the partial exercise of the underwriters’ over-allotment option in connection with the IPO.

The Sponsor purchased 352,054 WTMA Units for a total purchase price of $3,520,540 on a private placement basis in connection with the IPO (the “Private WTMA Units”). Continental deposited a portion of the purchase price into the trust account simultaneously with the consummation of the IPO and a portion of the purchase price into the trust account simultaneously with the consummation of the over-allotment option. The Private WTMA Units are identical to the WTMA Units sold in the IPO. Additionally, the Sponsor has agreed not to transfer, assign or sell any of the private units or underlying securities (except to the same permitted transferees as the Founder Shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the Founder Shares must agree to, each as described above) until the completion of WTMA’s initial business combination.

On December 30, 2021, WTMA consummated its initial public offering of 7,500,000 WTMA Units. Each WTMA Unit consists of one share of WTMA Common Stock, and one WTMA Right, with each WTMA Right entitling the holder thereof to receive one-tenth of one share of WTMA Common Stock. The WTMA Units were sold at a price of $10.00 per unit, generating gross proceeds of $75,000,000.

Simultaneously with the closing of the IPO, WTMA completed the private sale of an aggregate of 347,500 WTMA Units to the Sponsor at a purchase price of $10.00 per WTMA Unit, generating gross proceeds of $3,475,000.

On January 14, 2022, Chardan Capital Markets, LLC (“Chardan”) exercised the option to purchase up to 1,125,000 additional WTMA Units to cover over-allotments (the “over-allotment units”) in part and purchased 227,686 over-allotment units, which were sold at an offering price of $10.00 per over-allotment unit, generating gross proceeds of $2,276,860. Simultaneously with the sale of the over-allotment units, WTMA consummated a private sale of an additional 4,554 WTMA Units to the Sponsor, generating gross proceeds of $45,540.

A total of $77,276,860, comprised of proceeds from the IPO (including the over-allotment) and proceeds of the sale of the WTMA Units was placed in the trust account maintained by Continental, acting as trustee.

On March 24, 2023, in connection with the votes to approve the March 24, 2023 extension, the holders of 4,097,964 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.38 per share, for an aggregate redemption amount of approximately $42.6 million, leaving approximately $37.8 million in the trust account. The amount due to the redeeming stockholders was subsequently disbursed on April 10, 2023.

On September 29, 2023, in connection with the votes to approve the September 29, 2023 extension, the holders of 1,456,871 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of $10.79 per share, for an aggregate redemption amount of $15.7 million, leaving approximately $23.4 million in the trust account. The amount due to the redeeming stockholders was subsequently disbursed on October 12, 2023.

On October 9, 2023, the Company received a letter (the “Notice”) from the Nasdaq Listing Qualifications department of Nasdaq stating that the Company no longer complied with the requirements of Nasdaq Listing Rule 5450(a)(2) (“Rule 5450(a)(2)”) for continued listing on Nasdaq. Under Rule 5450(a)(2), the Company is required to maintain at least 400 total holders (the “Total Holder Requirement”). The Notice indicated that the Company had 45 calendar days to submit a plan to regain compliance with Rule 5450(a)(2). On November 12, 2023, the Company received an extension to regain compliance with Rule 5450(a)(2) on or before April 8, 2024. As of April 5, 2024, the Company received e-mail confirmation from Nasdaq that the Total Holder Requirement deficiency has been cured, followed by a formal confirmation from Nasdaq on April 11, 2024.

On October 16, 2023, the board of directors of the Company appointed Mr. Andrew Switaj and Mr. Dominik Oggenfuss (each, a “New Director”) as directors of the Company (the “Appointment”), effective immediately. In connection with the Appointment, the Board authorized the Company to enter into indemnity agreements with each New Director (the “Indemnity Agreements”). The Company and each New Director consented to and executed the Indemnity Agreements on October 16, 2023.

On November 8, 2023, to mitigate the risk of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), the Company liquidated the U.S. government treasury obligations held in the Trust Account and placed all funds in the Trust Account in an interest-bearing deposit account.

On March 18, 2024, Ms. Emily King resigned from her position as director, and a member of the Audit Committee and Compensation Committee of the Board of Directors of the Company, effective immediately, and Mr. Andrew Switaj resigned from his position as director, and a member of the Audit Committee and Compensation Committee of the Board of Directors of the Company, effective immediately. Neither Ms. King’s nor Mr. Switaj’s resignation is a result of any disagreement with the Company on any matter related to the operations, policies, or practices of the Company.

On March 22, 2024, the Company issued a press release to announce that it had entered into a binding letter of intent with EM for a potential business combination.

On April 1, 2024, the Company entered into an agreement and plan of merger by and among the Company, WTMA Merger Subsidiary Corp., and EM.

On April 18, 2024, the Company moved its principal office address to 4422 N. Ravenswood Ave #1025, Chicago, Illinois 60640. The Company also changed its telephone number to +1 (251) 280-1980.

On June 17, 2024, the Company received a letter from the Nasdaq Listing Qualifications department of Nasdaq stating that the Company no longer complies with Nasdaq’s independent director, audit committee, and compensation committee requirements as set forth in Listing Rule 5605 due to the resignations of Ms. Emily King and Mr. Andrew Switaj from the Company’s board, audit committee, and compensation committee on March 18, 2024.

On June 28, 2024, the Company held a special meeting of its stockholders. The stockholders approved the proposal to amend (the “June Charter Amendment”) the Company’s charter by allowing the Company to extend the Combination Period with a target for up to an additional twelve months, from June 30, 2024, to up to June 30, 2025 and proposal to amend the Trust Agreement, allowing the Company to extend the Combination Period for up to an additional twelve months, from June 30, 2024, to up to June 30, 2025 (the “June Trust Amendment” and, together with the June Charter Amendment, the “June Extensions”).

In connection with the votes to approve the June Extension, the holders of 1,090,062 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of $11.21 per share, for an aggregate redemption amount of $12.2 million, leaving approximately $12.1 million in the trust account, based on the approximately $24.3 million held in the trust account as of June 28, 2024.

The amount due to the redeeming stockholders was subsequently disbursed on August 2, 2024.

On July 5, 2024, the Sponsor and the Company entered into Non-Redemption Agreements with several unaffiliated third parties (the “Investors”) on substantially the same terms in exchange for their agreement to not redeem an aggregate of 1,125,000 ordinary shares in the Company at the Special Stockholder Meeting. In exchange for the foregoing commitment not to redeem such shares, the Sponsor has agreed to cause New EM to issue to such Investors an aggregate of 337,500 ordinary shares of New EM immediately following the consummation of an initial business combination if they continue to hold such Non-Redeemed Shares through the Special Stockholder Meeting.

On July 12, 2024, the board of directors of the Company appointed Mr. Matthew Rockett as a director of the Company, effectively immediately. In connection with the appointment, the WTMA Board authorized the Company to enter into an indemnity agreement with Mr. Rockett. The Company and Mr. Rockett consented to and executed the indemnity agreement on July 12, 2024. In exchange for Mr. Rockett’s service on the WTMA Board, the WTMA Board further authorized the Company to enter into certain agreements with Mr. Rockett.

On July 19, 2024, the board of directors of the Company appointed Mr. Justin Werner as a director of the Company, effectively immediately. In connection with the appointment, the WTMA Board authorized the Company to enter into an indemnity agreement with Mr. Werner. The Company and Mr. Werner consented to and executed the indemnity agreement on July 19, 2024. In exchange for Mr. Werner’s service on the WTMA Board, the WTMA Board further authorized the Company to enter into certain agreements with Mr. Werner.

As a result of the appointment of Mr. Matthew Rockett and Mr. Justin Werner, on August 1, 2024, the Company received a letter from Nasdaq determining that the Company had complied with the independent director, audit committee, or compensation committee requirements for continued listing on the Nasdaq Global Market as set forth in Listing Rules 5605(b)(1), 5605(c)(2), and 5605(d)(2).

On August 1, 2024, in support of the Business Combination, WTMA and EM entered into a Term Sheet (the “Term Sheet”) with certain legally binding clauses with BCG for BCG, through a special purpose investment vehicle, to provide an equity investment (“Anchor Equity Investor”) of $500 million through a private investment in public equity (“PIPE Anchor Equity Investment”) to be consummated concurrently with the Closing at a pre-money enterprise valuation for New EM of $6.2 billion. Additionally, BCG, through a special purpose lending vehicle (“Lender”), agreed to provide a debt facility (“Debt Facility”) of up to $6.2 billion to New EM or to a subsidiary of New EM guaranteed, inter alios, by New EM to be consummated concurrently with the Closing. The closing of the PIPE Anchor Equity Investment and Debt Facility is subject to the satisfactory completion of BCG’s on-going due diligence, final investment approvals, execution of an equity subscription agreement, execution of a debt facility agreement, the Closing, and other closing conditions.

WTMA’s principal executive offices are located at 4422 N. Ravenswood Ave #1025, Chicago, Illinois 60640 and its phone number is (251) 280-1980.

Merger Sub

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of WTMA formed on October 25, 2024. Merger Sub was formed for the purpose of effecting the Business Combination and does not own any material assets or operate any business.

The mailing address of Merger Sub’s principal executive offices is 4422 N. Ravenswood Ave #1025, Chicago, Illinois 60640, and its phone number is (251) 280-1980. In the Business Combination, Merger Sub will merge with and into EM with EM surviving the Merger. As a result, Merger Sub will cease to exist, and EM will become a wholly-owned subsidiary of WTMA.

Evolution Metals LLC

EM is dedicated to developing a secure, reliable global supply chain for critical minerals and materials (“CMM”), leveraging advanced technologies and strategic consolidation of midstream and downstream manufacturers. EM’s mission is to support key industries, such as automotive, aerospace, and defense, while driving a sustainable future through efficient processing and the application of cutting-edge robotics and AI.

In connection with the Business Combination, WTMA, through EM, plans to acquire 100% interest of five operating companies: (1) KCM, (2) NS World, (3) KMMI, (4) Handa Lab, and (5) CMR.

New EM’s planned integrated supply chain begins with its input processors — CMR and KCM — each playing a vital role in transforming raw materials into essential components for further manufacturing.

KCM INDUSTRY Co., Ltd.

KCM is expected to play a crucial role in New EM’s anticipated acquisition by leveraging ferrous material from CMR, along with sourced neodymium and praseodymium (“NdPr”) oxide, to produce NdPr metal and alloy. These materials are anticipated to serve as essential feedstocks for NS World and KMMI in the production of advanced magnets, positioning KCM as a key component in New EM’s planned integrated supply chain. While KCM is anticipated to support this integrated supply chain, it is also expected to pursue additional growth opportunities.

NS World Co., Ltd.

NS World specializes in the production of bonded magnets, utilizing the NdPr alloy supplied by KCM. These magnets are vital components in various high-tech applications, including automotive, aerospace, and consumer electronics industries. NS World’s products contribute significantly to global sustainability efforts by enabling more efficient and eco-friendly technologies.

KMMI INC.

KMMI focuses on the production of sintered magnets, also using the NdPr alloy provided by KCM. Sintered magnets are crucial for high-performance applications, particularly in the defense and aerospace sectors, where precision and durability are paramount. KMMI’s expertise ensures that these magnets meet the stringent requirements of these industries, playing a key role in maintaining the technological edge of critical systems.

Handa Lab Co., Ltd.

Handa Lab is expected to be integral to our strategy of driving automation, innovation, and efficiency across our operations. Handa Lab’s AI expertise drives innovation in machine manufacturing processes, ensuring that advancements are tailored to meet our specific needs. The anticipated collaboration between Handa Lab and the rest of the companies New EM expects to acquire in connection with the Business Combination creates a synergy that is difficult to replicate through outsourcing, preserving our core capabilities and aligning technological innovation with our long-term strategic objectives. By strategically directing Handa Lab’s resources toward our priority projects, we ensure that their AI-driven innovations continue to benefit our operations and deliver a strong return on investment.

Critical Mineral Recovery, Inc.

CMR focuses on recycling spent lithium batteries into Mixed Metal Concentrate (“MMC”), a composite material rich in lithium, cobalt, and other metals. The MMC and non-ferrous materials produced by these input processors would be sold to the domestic market, providing a critical domestic source of materials essential for various industries. The ferrous materials produced by CMR, including spent magnets, are anticipated to be supplied to KCM for further processing upon success of the acquisitions. On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility. The facility represented all of CMR’s operating revenue. CMR currently anticipates rebuilding the facility with a significant expansion; however, the time required to rebuild and expand on the same site is dependent on the date on which the site is released by authorities. See “— Recent Developments” below.

Recent Developments

On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility. The facility represented all of CMR’s operating revenue. CMR currently anticipates rebuilding the facility with a significant expansion; however, the time required to rebuild and expand on the same site is dependent on the date on which the site is released by authorities. The identification of the cause of the fire with sufficient certainty to remedy any noted design issues and the construction process for rebuilding the facility is significantly uncertain. Even if CMR is able to rebuild and expand the facility, its supplier, Interco Trading, Inc., may lose customers that have in the meantime been forced to identify and use alternative processers of material elsewhere. Revenue from CMR could be deferred for an indefinite period, and New EM’s management may be distracted by efforts to rebuild and expand the facility.

CMR management continues to evaluate the impact of the fire. The situation remains complex and significantly uncertain, and CMR management cannot yet assess all the consequences CMR may face, including, but not limited to, loss of supplier customers, federal and state regulatory, environmental, legal or other liabilities, the time required for rebuilding the facility with a significant expansion and whether any redesign of the facility will be necessary, and any recovery under CMR’s insurance policies. As of the date of this proxy statement/prospectus, CMR is still in the process of assessing the adequacy of its insurance policies to determine the likelihood of recovery of certain fire related costs and damages. CMR is not currently aware of any personal injury or loss of life related to the fire. CMR is expected to represent a significant percentage of New EM’s total revenue going forward; as such, the fire will have a significant adverse effect on New EM’s business, financial condition and results of operations. Additionally, insurance recovery is significantly uncertain, and the fire may significantly affect New EM’s business and financial results. If recovery is only partial or not achievable, this could impact financial outcomes and operational planning. The rebuilding and expanding of the plant is contingent upon securing sufficient funding. Without adequate capital, restoration efforts may face delays or limitations, potentially affecting operational capacity and projected outcomes.

The Business Combination

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

Structure of the Merger

On November 6, 2024, WTMA entered into the Merger Agreement with Merger Sub and EM, pursuant to which, among other things, Merger Sub will merge with and into EM, the separate existence of Merger Sub will cease and EM will be the surviving company and a wholly owned subsidiary of WTMA. In connection with the Merger, WTMA is expected to change its name to Evolution Metals & Technologies Corp. In addition to the Merger, and as a material inducement to the parties to enter into the Merger Agreement, the parties to the Merger Agreement also intend to enter into certain other agreements to consummate the Precedent Transactions, each to be effective on or about the Closing and conditional upon the Closing.

In the first step of the Precedent Transactions, EM intends to form (i) a wholly owned subsidiary and Korean Chusik Hoesa company (“Korea NewCo”) and (ii) a wholly owned subsidiary and Korean non-Chusik Hoesa company (“Korea DRE”).

In the second step of the Precedent Transactions, Korea DRE shall elect to be classified as a disregarded entity for U.S. federal income tax purposes.

In the third step of the Precedent Transactions, EM intends to contribute $78,870,000 (the “Capital Contribution”) to the capital of, and intends to assign its rights under the applicable Heads of Agreement between EM and each of the Korean Companies to Korea NewCo.

In the fourth step of the Precedent Transactions, EM intends to cause Korea NewCo to distribute the Capital Contribution to EM in exchange for 16,054 EM Member Units.

In step 5-A of the Precedent Transactions, Korean Companies shall, pursuant to share exchange agreements, exchange all of their equity interests in the applicable Korean Company owned by such equityholder for the respective portions of the EM Member Units, subsequent to which exchanges the Korean Companies shall become wholly owned subsidiaries of Korea NewCo.

In step 5-B of the Precedent Transactions, Korea NewCo shall, pursuant to an agreement and plan of merger, merge with and into Korea DRE, such that the separate existence of Korea NewCo shall cease and Korea DRE shall be the surviving company and a wholly owned subsidiary of EM.

In the sixth step of the Precedent Transactions, the EM Equityholder intends to form US NewCo, and immediately thereafter contribute 12,000 EM Member Units in exchange for 100 shares of common stock of US NewCo.

In the seventh step of the Precedent Transactions, WTMA Merger Sub, intends to merge with and into US NewCo pursuant to an agreement and plan of merger, such that (i) the separate existence of WTMA Merger Sub shall cease and US NewCo shall be the surviving corporation and a wholly owned subsidiary of WTMA and (ii) the EM Equityholder shall receive $58,858,987 worth of WTMA Common Stock in consideration for such merger.

The Merger and related transactions to be consummated under the Merger Agreement at the Closing are the eighth step of the Precedent Transactions and shall occur immediately following the seventh step of the Precedent Transactions.

In the ninth step of the Precedent Transactions, EM intends to (i) form New LLC and (ii) contribute its right to acquire CMR, pursuant to that certain Investment Agreement, as amended through November 4, 2024, among the Robert N. Feldman Revocable Living Trust, EM and, for the limited purposes specified therein, Robert N. Feldman, to New LLC in exchange for all of the New LLC Interests.

In the tenth step of the Precedent Transactions, EM intends to redeem from WTMA an amount of EM Member Units equal to the value of New LLC in exchange for a distribution to WTMA of the New LLC Interests.

In the eleventh step of the Precedent Transactions, New LLC shall form (i) Merger Sub 3 and (ii) Merger Sub 4.

In the twelfth step of the Precedent Transactions, Merger Sub 3 intends, pursuant to an agreement and plan of merger, to merge with and into CMR, such that (i) the separate existence of Merger Sub 3 shall cease and CMR shall be the surviving corporation and a wholly owned subsidiary of New LLC and (ii) the sole shareholder of CMR shall receive (A) WTMA Common Stock with an anticipated value of $225,000,000, (B) cash in an amount of $125,000,000 and (C) cash in an amount up to $50,000,000 to be used to repay CMR’s Indebtedness in consideration for such merger.

In the thirteenth step of the Precedent Transactions, CMR shall, pursuant to an agreement and plan of merger, merge with and into Merger Sub 4, the separate existence of CMR shall cease and Merger Sub 4 shall be the surviving company and a wholly owned subsidiary of New LLC.

Any transactions to be consummated pursuant to Subscription Agreements entered into with PIPE Investors (as those terms are defined in the Merger Agreement) in accordance with the terms thereof shall occur in step fourteen of the Precedent Transactions.

Closing and Effective Time

In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing will take place on the date which is one (1) Business Days after the first date on which all conditions set forth in Sections 9.1, 9.2 and 9.3 of the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as WTMA and EM may mutually agree to in writing. The date on which the Closing actually occurs is referred to in the Merger Agreement as the “Closing Date.” The date and time the Merger becomes effective is referred to as the “Effective Time.”

Total Consideration

Pursuant to the Merger Agreement, as a result of and upon the Closing, among other things, (a) all EM Member Units outstanding immediately prior to the Effective Time (including EM Member Units issued in exchange for the outstanding equity interests of the Korean Companies, but excluding the outstanding EM Member Units held by US NewCo) and (b) all EM Convertible Preferred Units outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive the respective portions of the Aggregate Merger Consideration. Additionally, as of and upon Closing, all outstanding equity interests of CMR will be cancelled in exchange for the right to receive the applicable portion of the Total Consideration. The 615.8 million shares, in aggregate, of New EM Common Stock to be issued as part of the Total Consideration (at a deemed value of $10.00 per share) represent a pre-transaction aggregate equity value of EM and the other Target Companies of approximately $6.158 billion.

If the Business Combination is consummated, the EM Equityholder and the holders of EM Convertible Preferred Units, Handa Lab common stock, KCM common stock, KMMI common stock, NS World common stock and CMR common stock outstanding immediately prior to any of the transactions contemplated by the Merger Agreement will receive 510,354,112 shares, 75,044,359 shares, 750,000 shares, 1,440,000 shares, 4,400,000 shares, 1,297,000 shares and 22,500,000 shares of New EM Common Stock, respectively, which will constitute 62.2%, 9.1%, 0.1%, 0.2%, 0.5%, 0.2% and 2.7% of the voting power of New EM, respectively, assuming no redemption rights are exercised in connection with the Business Combination.

Additionally, upon the Closing:

•        Each WTMA Unit issued and outstanding as of immediately prior to the Closing will, to the extent not detached, automatically be detached into the underlying WTMA Common Stock and one public right, and public units will no longer trade as separate securities;

•        Every ten (10) WTMA Rights will be canceled and converted into one share of WTMA Common Stock free and clear of all liens (other than any restrictions on resale or other transfer under applicable securities laws and, in the case of the Sponsor and certain of the WTMA Insiders, the Sponsor Support and Lock-up Agreement) and the holders of such WTMA Rights immediately prior to the Effective Time shall cease to have any rights with respect to such WTMA Rights, except as provided by the terms and conditions of the Merger Agreement or by law; and

•        WTMA expects to change its name to “Evolution Metals & Technologies Corp.,” and each share of WTMA Common Stock outstanding immediately prior to the Business Combination that is not redeemed will remain outstanding as a share of New EM Common Stock.

In connection with the Business Combination, WTMA expects to sell the PIPE Securities to the PIPE Investors who may purchase the PIPE Securities on the terms described in the PIPE Term Sheet. However, there is no assurance that WTMA will be able to agree to final terms with any third-party PIPE Investors or enter into definitive documentation with respect to the PIPE Investment in a timely manner or at all. The proceeds of any PIPE Investment, together with the amounts remaining in WTMA’s trust account as of immediately following the Closing, after giving effect to redemptions of public stock, the payment of the cash portion of the Total Consideration and the payment of certain fees and expenses incurred in connection with the Business Combination, will be retained by New EM following the Closing.

Equity-Based Incentive Plan

Certain directors and officers of New EM may be entitled to equity-based compensation for their services provided to New EM, pursuant to the New EM Equity Incentive Plan, the terms of which are substantially in the form attached hereto as Annex F. Under the Merger Agreement, the parties thereto will reasonably cooperate in good faith to take all actions and solicit all consents required or appropriate to adopt and implement the New EM Equity Incentive Plan. The parties to the Merger Agreement agreed that the Initial Awards (as defined in the Merger Agreement) to be issued under the New EM Equity Incentive Plan shall be issued in accordance with the Merger Agreement and the vesting conditions and related milestones as set forth in the section of this proxy statement/prospectus entitled “Merger Agreement Proposal — The Merger Agreement — Consideration and Conversion of Certain EM Securities — Equity-Based Incentive Plan.”

WTMA is asking its stockholders to consider and vote upon a proposal to approve and adopt the New EM Equity Incentive Plan at the Special Meeting. For more information regarding the New EM Equity Incentive Plan, see the section entitled “New EM Equity Incentive Plan Proposal.”

Representations and Warranties

The Merger Agreement contains representations and warranties of WTMA, Merger Sub and EM, certain of which are qualified by materiality and material adverse effect (as defined below), as applicable and set forth in the Merger Agreement and may be further modified and limited by the disclosure letters. For further details, see the section entitled “Merger Agreement Proposal — The Merger Agreement — Material Adverse Effect.” The representations and warranties of WTMA are also qualified by information included in WTMA’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement). Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing. For further details, see the section entitled “Merger Agreement Proposal — The Merger Agreement — Representations and Warranties.”

Covenants and Agreements

EM has made covenants relating to, among other things, the conduct of its business prior to Closing, inspection, preparation and delivery of certain EM financial statements, and certain acquisition proposals. WTMA has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, listing, non-solicitation by WTMA, WTMA’s conduct of business, post-closing directors and officers, domestication, indemnification and insurance, WTMA public filings, PIPE Investment subscriptions and stockholder litigation. For further details, see the section entitled “Merger Agreement Proposal — The Merger Agreement — Covenants and Agreements.”

Conditions to the Closing

The consummation of the Business Combination contemplated by the Merger Agreement is subject to certain conditions, among others: (i) approval by WTMA’s stockholders and by the Company Equityholder, (ii) the listing of the shares of WTMA Common Stock to be issued in connection with the Closing on Nasdaq and the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the effectiveness or execution, as applicable, of the agreements and certificates relating to the Business Combination contemplated by the Merger Agreement, and (iv) the consummation of the Precedent Transactions (as defined in the Merger Agreement). For further details, see the section entitled “Merger Agreement Proposal — The Merger Agreement — Closing Conditions.”

Termination

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•        by written consent of WTMA and EM;

•        by EM or WTMA, if any Governmental Authority (as defined in the Merger Agreement) shall have enacted, issued, promulgated, enforced or entered any Governmental Order (as-defined in the Merger Agreement) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

•        by EM or WTMA, if the Acquirer Stockholder Approval (as defined in the Merger Agreement) shall not have been obtained by reason of the failure to obtain the required vote at the Acquirer Stockholders’ Meeting (as defined in the Merger Agreement) duly convened therefore or at any adjournment or postponement thereof;

•        by EM, if there is an Acquirer Modification in Recommendation (as defined in the Merger Agreement);

•        by WTMA, if there is a Company Modification in Recommendation (as defined in the Merger Agreement);

•        by WTMA, if the Company Equityholder Approval (as defined in the Merger Agreement) shall not have been obtained within five (5) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to the Company Members (as defined in the Merger Agreement); or

•        by either WTMA or EM in certain other circumstances set forth in the Merger Agreement, including (a) in the event of certain uncured breaches by the other party or (b) if the Closing has not occurred on or before June 30, 2025, unless WTMA or EM is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of EM, WTMA or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination, and other than with respect to certain exceptions contemplated by the Merger Agreement that will survive any termination of the Merger Agreement.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see the section entitled “Merger Agreement Proposal — Related Agreements.”

EM Equityholder Support and Lock-up Agreement

In connection with the execution of the Merger Agreement, on November 6, 2024, and contemporaneously therewith, WTMA entered into the EM Equityholder Support and Lock-up Agreement, by and among WTMA, EM, the Sponsor and the EM Equityholder.

Pursuant to the EM Equityholder Support and Lock-up Agreement, the EM Equityholder acknowledged having read the Merger Agreement and have agreed to, among other things, approve and adopt the Merger Agreement, any document contemplated by the Merger Agreement and the transactions contemplated thereby in a written resolution (which written resolutions shall be delivered promptly, and in any event within forty-eight (48) hours after the later of the date (x) this proxy statement/prospectus is delivered or otherwise made available (including on the Electronic Data Gathering, Analysis and Retrieval filing system of the SEC) to the stockholders of WTMA, and (y) EM or WTMA requests such delivery).

Pursuant to the EM Equityholder Support and Lock-up Agreement, the EM Equityholder also agreed to, among other things, consent to the publication and disclosure in this proxy statement/prospectus (and, as and to the extent otherwise required by applicable securities laws or the SEC or any other securities authorities, any other documents or communications provided by WTMA or EM to any governmental authority or to security holders of WTMA) of the EM Equityholder’s identity and ownership of the EM Member Units.

Pursuant to the EM Equityholder Support and Lock-up Agreement, the EM Equityholder agreed not to, without the prior written consent of the Sponsor and the Board of Directors of New EM, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than this proxy statement/prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any EM Member Units owned by the EM Equityholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any EM Member Units owned by such the EM Equityholder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) any New EM Securities, in each case, for the duration of the applicable Lock-Up Period.

The EM Equityholder Support and Lock-up Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) 180 Days after the Closing, (b) the termination of the Merger Agreement, and (c) as to the EM Equityholder, the written agreement of WTMA, New EM, the Sponsor, EM and the EM Equityholder. Upon such termination of the EM Equityholder Support and Lock-up Agreements, all obligation of the parties under the EM Equityholder Support and Lock-up Agreement will terminate, without any liability or other obligation on the part of any party thereto, to any Person in respect thereof or the transactions contemplated thereby, and no party thereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided however, that the termination of the EM Equityholder Support and Lock-up Agreement shall not relieve any party thereto from liability arising in respect of any breach of the EM Equityholder Support and Lock-up Agreement prior to such termination.

Sponsor Support and Lock-up Agreement

In connection with the execution of the Merger Agreement, and contemporaneously therewith On November 6, 2024, the Sponsor and certain sponsor affiliates entered into the Sponsor Support and Lock-up Agreement, pursuant to which the WTMA Founder Holders agreed to, among other things, vote all their WTMA Common Stock in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support and Lock-up Agreement.

Pursuant to the Sponsor Support and Lock-up Agreement, the WTMA Founder Holders agreed not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the proxy statement/registration statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any WTMA Common Stock owned by such WTMA Founder Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any WTMA Common Stock owned by such WTMA Founder Holder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii), for the duration of the applicable Lock-Up Period.

The Sponsor Support and Lock-up Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest of (a) 180 calendar days after the Closing; (b) the termination of the Merger Agreement; and (c) as to each WTMA Founder Holder, the written agreement of WTMA, New EM, EM and such WTMA Founder Holder. Upon such termination of the Sponsor Support and Lock-up Agreement, all obligations of the parties under the Sponsor Support and Lock-up Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided however, that the termination of the Sponsor Support and Lock-up Agreement shall not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support and Lock-up Agreement prior to such termination.

PIPE Term Sheet

The PIPE Term Sheet anticipates the sale and issuance of PIPE Securities by WTMA concurrent with the Closing.

The preliminary, non-binding PIPE Term Sheet contemplates WTMA issuing the PIPE Securities on the Closing Date to PIPE Investors and obtaining debt facility from the BCG Debt Facility. The terms of the PIPE Securities and BCG Debt Facility are subject to finalization and execution of definitive documentation and therefore could change.

The preliminary, non-binding PIPE Term Sheet contemplates, in connection with the PIPE Securities, a commitment of US$500 million, representing 25% of the total target PIPE raise of US$2 billion. The pre-money enterprise valuation for New EM is set at US$6.2 billion. Under the proposed terms, the Anchor Equity Investor will have the right to appoint one director to New EM’s Board of Directors. Additionally, the Lender will be granted the right to appoint an observer to attend New EM’s Board of Directors’ meetings, ensuring their participation in governance without voting rights.

The preliminary, non-binding PIPE Term Sheet contemplates, that the BCG Debt Facility would be an unsubordinated, secured obligation of New EM, ranking pari passu status with all existing and future unsubordinated unsecured obligations of New EM. The PIPE Term Sheet contemplates an availability period of up to 10 years following the completion of the Business Combination and the satisfaction of all conditions precedent as outlined in the Debt Facility Agreement, subject to finalization.

The PIPE Term Sheet also contemplates certain negative and financial covenants that are subject to further negotiation and due diligence.

The security for the Debt Facility is expected to consist of fixed and floating charges, including but not limited to: (a) charges over guarantees, (b) first-ranking pledge of New EM’s blocking shares, (c) first-ranking pledge of subsidiary shares, (d) charges over the undertakings and assets of New EM and its subsidiaries, including bank accounts, (e) debenture over New EM and its subsidiaries, (f) kun-mortgage of New EM’s Korean entities, (g) assignment of relevant revenue and supply agreements, and (h) assignment of government support, investment guarantees, or tax credits, as well as security over acquisition documents.

Even if WTMA and the potential PIPE Investors enter into definitive documentation, there can be no assurance that the amount of funding provided by the PIPE Investors in such definitive documentation would be sufficient to satisfy the Minimum Available Cash Condition.

PIPE Subscription Agreements

The Merger Agreement’s Minimum Available Cash Condition may be met by PIPE Investment Amounts. The completion of any financing will be subject to the terms of the PIPE Subscription Agreements, which are subject to the mutual agreement of WTMA and EM.

Ownership of New EM following the Business Combination

	Scenario 1 Pro Forma Combined (Assuming No Redemptions)		Scenario 2 Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
WTMA Public Stockholders(1)	1,855,558	0.2%	772,769	0.1%
WTMA Sponsor, current directors, officers and affiliates, and representatives(2)	2,369,181	0.3%	2,369,181	0.3%
EM Unitholders(3)	593,285,471	72.3%	593,285,471	72.4%
CMR Stockholders	22,500,000	2.7%	22,500,000	2.7%
Shares underlying WTMA PIPE Investment(4)	200,000,000	24.4%	200,000,000	24.4%
New EM Shares issued pursuant to WTMA extensions (Sept. 2023 and June 2024)	1,072,579	0.1%	1,072,579	0.1%
Total	821,082,789	100.0%	820,000,000	100.0%

____________

(1)      Includes the issuance of 772,769 shares of New EM Common Stock pursuant to public rights. Because the underwriting fees associated with WTMA’s IPO remain constant and are not adjusted based on redemptions, the effective underwriting fee of $4.25 million ($1.55 million of underwriting fees paid at the time of WTMA’s IPO and, $2.70 million of deferred underwriting fees which are held in the trust account and payable at the time of Closing) increases on a percentage basis as redemptions by public stockholders increase. In Scenario 1, the effective underwriting fee is 22.9%; in Scenario 2, the effective underwriting fee is 55.0%, in each case taking into account the shares of New EM Common Stock issued pursuant to the public rights.

(2)      Includes the issuance of 35,205 shares of New EM Common Stock pursuant to the private rights and assumes that the Sponsor’s Convertible Extension Note (as defined herein) is repaid in cash at Closing, and not converted. Also includes the issuance of 50,000 shares of New EM Common Stock pursuant to compensation agreements entered into with Andrew Switaj (former director of WTMA), Dominik Oggenfuss (director of WTMA), Matthew Rockett (director of WTMA), and Justin Werner (director of WTMA).

(3)      Includes the issuance of 510,354,112 shares of New EM Common Stock to the EM Equityholder, 75,044,359 shares of New EM Common Stock to the holders of EM Convertible Preferred Units, and the following numbers of shares of New EM Common Stock in respect of the EM Member Units expected to be issued to equity holders of the Korean Companies immediately prior to the Effective Time:, 1,440,000 shares of New EM Common Stock to KCM’s stockholders, 4,400,000 shares of New EM Common Stock to KMMI’s stockholders, 1,297,000 shares of New EM Common Stock to NS World’s stockholders, and 750,000 shares of New EM Common Stock to Handa Lab’s stockholders.

(4)      Assumes the issuance of $2,000.00 million of PIPE Securities to PIPE Investors on the terms described in the PIPE Term Sheet, see “Merger Agreement Proposal — Related Agreements — PIPE Subscription Agreements.” The actual amount of PIPE Securities issued to PIPE Investors in each scenario could be materially more or less than assumed amounts, which could result in proceeds in excess of, or that would not meet, the Minimum Available Cash Condition. If fewer or more securities than expected are issued to PIPE Investors on the terms described in the PIPE Term Sheet, then the ownership of New EM will differ.

The section entitled “Unaudited Pro Forma Condensed Combined Financial Information” presents ownership of New EM, on a pro forma basis, excluding assumptions for the issuance of shares to PIPE Investors, and presents the maximum permitted amount of redemptions while still satisfying the Minimum Available Cash Condition. In the event cash available at Closing is insufficient to meet the Minimum Available Cash Condition, a condition to Closing would not be met and the Business Combination may not be consummated.

The figures in this table are presented only as illustrative examples and are based on the scenarios described below, which may be different from the actual amount of redemptions or PIPE Investment Amounts in connection with the Business Combination. If the actual facts are different than the assumptions set forth below or the final terms of the PIPE Investment differ from those set forth in the PIPE Term Sheet, the share numbers set forth above will be different.

The numbers of shares of “New EM Common Stock Assuming No Redemption” set forth above assumes that no public stockholders elect to have their public stock redeemed, and the numbers of shares of “New EM Common Stock Assuming Maximum Redemption” set forth above assumes that 1,082,789 shares of public stock are redeemed. These numbers and percentages assume (a) that EM Convertible Preferred Units are converted into New EM Common Stock, in accordance with their terms, (b) that New EM issues shares of New EM Common Stock as part of the Total Consideration in connection with the Business Combination, which in the aggregate equals 615.8 million shares of New EM Common Stock; however, there can be no assurance that WTMA or EM will be able to agree to final terms with any third-party PIPE Investors or enter into definitive documentation with respect to the PIPE Investment or PIPE Term Sheet in a timely manner or at all. See “Risk Factors — Risks Related to the Business Combination and WTMA — If the conditions to the Merger Agreement are not met, the Business Combination may not occur.” In addition, the numbers of shares and percentage interests set forth above do not take into account certain potential future issuances pursuant to the New EM Equity Incentive Plan or any other equity issuances of New EM. See the section entitled “Risk Factors — Public stockholders will experience immediate dilution as a consequence of the issuance of New EM Common Stock as consideration in the Business Combination, the PIPE Investment, and due to future issuances pursuant to the New EM Equity Incentive Plan. Having a minority stock ownership position may reduce the influence that WTMA’s current stockholders have on the management of New EM.”

If the actual facts are different from these assumptions, the percentage ownership retained by WTMA’s existing stockholders in the combined company will be different.

Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	No Redemptions(1)	Maximum Redemptions(2)
Initial offering price per share	$10	$10
Net Tangible Book Value at June 30, 2024(3)	$2,077,380	$(9,972,205)
Total number of basis shares	3,366,765	2,283,976
Net tangible book value per share	$0.62	$(4.37)
Dilution to SPAC Public Shareholders	$9.38	$14.37

Net Tangible Book Value at June 30, 2024, including exercise of WTMA Rights(4)	$2,077,380	$(9,972,205)
Total number of basis shares, including exercise of WTMA Rights(4)	4,174,739	3,091,950
Net Tangible Book Value per share, including exercise of WTMA Rights	$0.5	$(3.23)
Dilution (Accretion) to SPAC Public Shareholders, including future sources of dilution	$9.5	$13.23

____________

(1)      Includes 1,082,789 Public WTMA Common Stock, 2,192,212 WTMA Common Stock retained by Sponsor, and 91,764 WTMA Common Stock owned WTMA directors and advisors. Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their WTMA Common Stock for a pro rata share of the funds in the Trust Account.

(2)      Includes 1,082,789 Public WTMA Common Stock, 2,192,212 WTMA Common Stock retained by Sponsor, and 91,764 WTMA Common Stock owned by WTMA directors and advisors. Assumes that all SPAC Public Shareholders, holding 1,082,789 WTMA Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $12.2 million (based on the estimated per-share redemption price of approximately $11.29 per share) from the Trust Account.

(3)      The net tangible book value at June 30, 2024 was calculated as total assets minus intangible asset minus total liabilities of the SPAC, adjusted for reductions in the Trust Account at the Maximum Redemptions scenario.

(4)      Includes 7,727,686 public rights and 352,054 private rights. WTMA Rights has the right to acquire one-tenth of one share of WTMA Common Stock upon closing.

Proposals to be Put to the Stockholders of WTMA at the Special Meeting

At the Special Meeting, the WTMA stockholders will be asked to separately approve the following proposals:

•        The Merger Agreement Proposal — to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Business Combination;

•        The Organizational Documents Proposal — to consider and vote upon a proposal to approve and adopt the Proposed Charter and the Proposed Bylaws;

•        The Advisory Governance Proposals — to consider and vote upon the following eight separate proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter and the Proposed Bylaws:

•        Advisory Governance Proposal A — an amendment to the Existing Charter to change the authorized capital stock of WTMA from (i) 101,000,000 shares, consisting of (a) 100,000,000 shares of WTMA Common Stock and (b) 1,000,000 shares of preferred stock, each with par value $0.0001 per share, under the Existing Charter to (ii) 1,501,000,000 shares, consisting of (a) 1,500,000,000 shares of New EM Common Stock and (b) 1,000,000 shares of New EM preferred stock, each with par value $0.0001 per share, under the Proposed Charter;

•        Advisory Governance Proposal B — an amendment to the Existing Bylaws to provide for a board of directors consisting of three classes of directors, with only one class of directors being elected each year and each class serving a three-year term;

•        Advisory Governance Proposal C — an amendment to the Existing Bylaws to provide that any vacancies on the New EM Board of Directors, or new directorships, may be filled exclusively by the affirmative vote of a majority of the directors then in office, not the New EM stockholders;

•        Advisory Governance Proposal D — an amendment to the Existing Bylaws to provide that special meetings of the stockholders may be called by the New EM Board of Directors, the chairperson of the New EM Board of Directors, the executive chairman of the New EM Board of Directors, the chief executive officer or president, and shall not be called by any other person or persons;

•        Advisory Governance Proposal E — an amendment to the Existing Charter to require the affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote to amend provisions of the Proposed Bylaws; the provisions related to New EM Common Stock; the provisions relating to forum selection; the provisions regarding removal of directors; the indemnification provisions; the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and the amendment provision requiring that the above provisions be amended only with a two-thirds (66 and 2∕3%) supermajority vote;

•        Advisory Governance Proposal F — an amendment to the Existing Bylaws to require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote to adopt, amend or repeal the Proposed Bylaws;

•        Advisory Governance Proposal G — an amendment to the Existing Bylaws to require stockholders to meet certain notice and information requirements in order for a stockholder to make any nomination of a person or persons for election to the New EM Board of Directors at an annual meeting or for business to be properly brought before an annual meeting by a stockholder; and

•        Advisory Governance Proposal H — an amendment to the Existing Charter to provide that, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act;

•        The Director Election Proposal — to consider and vote upon a proposal to elect two Class I directors, two Class II directors and one Class III director to serve on New EM’s board of directors until the 2025, 2026 and 2027 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death;

•        The Stock Issuance Proposal — to consider and vote upon a proposal to approve and adopt, for purposes of complying with applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New EM Common Stock pursuant to the Merger Agreement;

•        The New EM Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the New EM Equity Incentive Plan Proposal; and

•        The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or, based on the tabulated votes, there are insufficient votes at the time of the Special Meeting for the approval of one or more of the Condition Precedent Proposals or to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to WTMA stockholders or one or more of the closing conditions under the Merger Agreement is not satisfied or waived.

If WTMA’s stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate, and the Business Combination may not be consummated. Each of the Condition

Precedent Proposals is cross-conditioned on the approval of each of the other Condition Precedent Proposals. The Director Election Proposal and the New EM Key Omnibus Management Incentive Plan Proposal are each conditioned on the approval of the Merger Agreement Proposal. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. See the sections entitled “Merger Agreement Proposal,” “Organizational Documents Proposal,” “Advisory Governance Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “New EM Equity Incentive Plan Proposal” and “Adjournment Proposal.”

Date, Time and Place of Special Meeting of WTMA’s Stockholders

The Special Meeting of the stockholders of WTMA will be held at [            ], Eastern Time, on [            ], 2024, virtually via live webcast at https://www.cstproxy.com/wtmau/2024, to consider and vote upon the proposals to be put to the Special Meeting, including if necessary, the Adjournment Proposal, to permit, among other matters, further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

WTMA stockholders will be entitled to vote or direct votes to be cast on their behalf at the Special Meeting if they own WTMA Common Stock at the close of business on [            ], 2024, which is the “record date” for the Special Meeting. Stockholders will have one vote for each share of WTMA Common Stock owned at the close of business on the record date. If your stock is held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the stock you beneficially own are properly counted. Rights do not have voting rights. As of the close of business on the record date, there were [            ] shares of WTMA Common Stock issued and outstanding. As of the close of business on the record date, there were [            ] WTMA Rights issued and outstanding, consisting of [            ] public rights and [            ] private rights. Each right will convert upon Closing in one-tenth of one share of New EM Common Stock, no fractional shares will be issued.

Quorum and Vote of WTMA Stockholders

A quorum of WTMA stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the shares of WTMA Common Stock issued and outstanding and entitled to vote at the Special Meeting are represented at the Special Meeting by virtual attendance or by proxy. As of the record date for the Special Meeting, 1,683,383 shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy would be required to achieve a quorum.

The proposals presented at the Special Meeting require the following votes:

(i)     Merger Agreement Proposal:    The approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

(ii)    Organizational Documents Proposal:    The approval of the Organizational Documents Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

(iii)   Advisory Governance Proposals:    The separate approval of each of the Advisory Governance Proposals requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

(iv)   Director Election Proposal:    The election of each of the director nominees named in this proxy statement/prospectus pursuant to the Director Election Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

(v)    Stock Issuance Proposal:    The approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

(vi)   New EM Equity Incentive Plan Proposal:    The approval of the New EM Equity Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

(vii)  Adjournment Proposal:    The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

Redemption Rights

Pursuant to the Existing Charter, a holder of shares of WTMA public stock may request of WTMA that WTMA redeem all or a portion of such holder’s public stock for cash if the Business Combination is consummated. As a holder of public stock, you will be entitled to receive cash for any such shares to be redeemed only if you:

(i)     hold public stock or if you hold public stock through stock units, you elect to separate your WTMA Units into the underlying public stock and public rights prior to exercising your Redemption Rights solely with respect to your public stock;

(ii)    submit a written request to Continental, WTMA’s transfer agent, that WTMA redeem all or a portion of your public stock for cash; and

(iii)   deliver your public stock certificates (if any) along with the redemption forms to Continental physically or electronically through DTC.

WTMA Stockholders must complete the procedures for electing to redeem their public stock in the manner described above prior to 5:00 p.m., Eastern Time, on [            ], 2024, (two (2) business days before the Special Meeting) in order for their shares to be redeemed. WTMA requests that any request for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

Holders of WTMA Units must elect to separate their units into the underlying public stock and public rights prior to exercising Redemption Rights with respect to the public stock. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public stock and public rights, or if a holder holds units registered in its own name, the holder must contact the Continental directly and instruct them to do so.

If you are a holder of public stock and you exercise your Redemption Rights, such exercise will not result in the loss of any WTMA Rights that you may hold. Holders of WTMA Rights will not have Redemption Rights with respect to WTMA Rights.

Upon consummation of the Business Combination:

•        Each WTMA Unit issued and outstanding as of immediately prior to the Business Combination will, to the extent not detached, automatically be detached into the underlying WTMA Common Stock and one public right;

•        Every ten (10) WTMA Rights will be cancelled and converted into one share of WTMA Common Stock free and clear of all liens (other than any restrictions on resale or other transfer under applicable securities laws and, in the case of the Sponsor and certain of the WTMA Insiders, the Sponsor Support and Lock-Up Agreement) and the holders of such WTMA Rights immediately prior to the Effective Time shall cease to have any rights with respect to such WTMA Rights, except as provided by the terms and conditions of the Merger Agreement or by law; and

•        WTMA expects to change its name to “Evolution Metals & Technologies Corp.,” and each share of WTMA Common Stock outstanding immediately prior to the Business Combination that is not redeemed will remain outstanding as a share of New EM Common Stock.

Public stockholders will be entitled to request that their public stock be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two (2) business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, based on funds in the trust account as of June 30, 2024, of approximately $12.1 million (post-redemption in connection with the June 2024 special meeting), the estimated per-share redemption price would have been approximately $11.21. However, the proceeds deposited in the trust account could become subject to the claims of WTMA’s creditors, if any, which could have priority over the claims of the public stockholders, regardless of whether such public stockholder votes or, if they do vote, irrespective of if they vote for or against the Merger Agreement Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Merger Agreement Proposal, will have no impact on the amount you will receive upon exercise of your Redemption Rights. It is expected that the funds to be distributed to public stockholders electing to redeem their public stock will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public stock, may be withdrawn at any time, with WTMA’s consent, up to the time the vote is taken with respect to the Merger Agreement Proposal at the Special Meeting. If you deliver your shares for redemption to Continental and later decide prior to the Special Meeting not to elect redemption, you may request that WTMA’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of Redemption Rights must be received by Continental, prior to the vote taken on the Merger Agreement Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s public stock have been delivered (either physically or electronically) to Continental, at least two (2) business days prior to the vote at the Special Meeting.

If a holder of public stock properly makes a request for redemption and the public stock are delivered as described above, then, if the Business Combination is consummated, New EM will redeem the public stock for a pro rata portion of funds deposited in the trust account, calculated as of two (2) business days prior to the consummation of the Business Combination. The redemption will take place following the Business Combination and, accordingly, it is shares of New EM Common Stock that will be redeemed. See the section entitled “Special Meeting of WTMA Stockholders — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your shares of public stock for cash.

If the Business Combination is not consummated, the public stock will be returned to the respective holder, broker or bank.

Appraisal Rights

Neither WTMA stockholders nor rights holders have appraisal rights in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. WTMA has engaged [            ] to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its stock at the meeting if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of WTMA Stockholders — Revoking Your Proxy.”

Interests of WTMA’s Directors and Executive Officers, and the Sponsor and its Affiliates, in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that the initial stockholders, including the Sponsor, and WTMA’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. These interests include, among other things, the interests listed below:

•       the beneficial ownership of the initial stockholders of an aggregate of 1,931,922 Founder Shares and 352,054 private units, which shares and units would become worthless if WTMA does not complete a business combination within the applicable time period, as the initial stockholders have waived any Redemption Right with respect to these shares. No consideration was received by the initial stockholders in connection with such waiver. The initial stockholders paid an aggregate of $25,000 for the Founder Shares and approximately $3,520,540 for their 352,054 private units and such shares and rights have an aggregate market value of approximately $[            ], based on the closing price of WTMA Common Stock of $[            ] and of WTMA Rights of $[            ] on Nasdaq on [            ], 2024 the most recent practicable date prior to the date of this proxy statement/prospectus.

•        In addition, for the purpose of funding WTMA’s working capital requirements, WTMA has also approved the issuance of and sale to the Sponsor of the Convertible Extension Note in the aggregate principal amount of $2.29 million and the Working Capital Note in the aggregate principal amount of $1.10 million that will not be repaid in the event that WTMA is unable to close a business combination unless there are funds available outside the trust account to do so. The Sponsor also has the right to convert such promissory notes upon Closing into up to 339,698 additional private units, and such units have an aggregate market value of approximately $[            ], based on the closing price of WTMA Common Stock and WTMA Rights described above. Each of our officers and directors is a member of the Sponsor. Daniel Mamadou and Christopher Clower are the managing members of the Sponsor, and as such Daniel Mamadou and Christopher Clower have voting and investment discretion with respect to the WTMA Common Stock and WTMA Rights held of record by the Sponsor;

•        the anticipated continuation of Mr. Clower as an officer of New EM is expected following the Business Combination. Additionally, it is anticipated that Mr. Mamadou will continue as an officer of New EM following the Business Combination;

•        certain officers from WTMA, EM and the other Target Companies may also be named as officers of New EM or its subsidiaries following the Business Combination. In each case, the continuation of these individuals could present potential conflicts of interest with respect to WTMA stockholders, particularly as their roles in New EM may involve decision-making that could impact WTMA stockholders’ interests;

•        the fact that the Sponsor, officers and directors have agreed not to redeem any of their shares in connection with a WTMA stockholder vote to approve the Business Combination;

•        the fact that the initial stockholders, including our Sponsor and its affiliates, who purchased Founder Shares at the time of our IPO may experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment;

•        the fact that WTMA’s initial stockholders, including the Sponsor, and our directors and officers have agreed to vote any shares of WTMA Common Stock owned by them in favor of the Business Combination, including their shares of WTMA Common Stock and any public stock purchased after our initial public offering (including in open market and privately negotiated transactions);

•        that, at the Closing, we will enter into the Registration Rights Agreement, which will provide for registration rights to the initial stockholders, including the Sponsor, and WTMA’s directors and officers and their permitted transferees. Approximately [            ] shares of New EM Common Stock will be subject to registration rights in the Registration Rights Agreement;

•        the continued indemnification of current directors and officers of WTMA and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Existing Charter contains a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with WTMA but not offered due to a WTMA director’s duties to another entity. WTMA does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Existing Charter impacted its search for an acquisition target and WTMA was not prevented from reviewing any opportunities as a result of such waiver;

•        the fact that the Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, though there have been no material out-of-pocket expenses subject to reimbursement and WTMA does not anticipate any such expenses prior to Closing; and

•        the fact that the Sponsor, officers and directors will lose their entire investment in us if our initial business combination is not completed; as such the Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

These interests may influence WTMA’s directors in making their recommendation that you vote in favor of the Merger Agreement Proposal and the transactions contemplated thereby. These interests were considered by the WTMA Board when it approved the Business Combination.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers, the Sponsor and its affiliates, and certain officers, directors or managers and equity owners of the Target Companies have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Conflicts of Interest” for a further discussion of these considerations.

See the section entitled “Merger Agreement Proposal  — Conflicts of Interest — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for further analysis of these potential conflicts and their implications for WTMA stockholders. Such interests include that Sponsor as well as the executive officers and directors, will lose their entire investment in us if we do not complete a business combination.” See also the section entitled “Risk Factors — Since the Sponsor and WTMA’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of WTMA’s stockholders, a conflict of interest may have existed in determining whether the Business Combination with EM is appropriate as its initial business combination. Such interests include that the Sponsor could lose its entire investment in WTMA if the Business Combination is not completed.”

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by WTMA to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

The Sponsor, paid an aggregate of $25,000 for the Founder Shares and approximately $3,520,540 for their 352,054 private units. Such shares and rights have an aggregate market value of approximately $[            ] million, based on the closing price of WTMA Common Stock of $[            ] and of WTMA Rights of $[            ] on Nasdaq on [            ], 2024 the most recent practicable date prior to the date of this proxy statement/prospectus stockholder

In addition, for the purpose of funding WTMA’s working capital requirements, WTMA has also approved the issuance of and sale to the Sponsor of convertible, non-interest bearing, unsecured promissory notes consisting of a convertible extension note in the aggregate principal amount of $2.29 million (the “Convertible Extension Note”), and aggregate principal amount of $1.10 million working capital note (the “Working Capital Note”) that will not be repaid in the event that WTMA is unable to close a business combination unless there are funds available outside the trust account to do so. The Sponsor also has the right to convert such promissory notes upon Closing into up to 339,698 additional private units, and such units have an aggregate market value of approximately $[            ], based on the closing price of the WTMA Common Stock and the WTMA Rights described above.

The Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, though there have been no material out-of-pocket expenses subject to reimbursement and WTMA does not anticipate any such expenses prior to Closing.

Each of our officers and directors is a member of the Sponsor. Daniel Mamadou and Christopher Clower are the managing members of the Sponsor, and as such Daniel Mamadou and Christopher Clower have voting and investment discretion with respect to the WTMA Common Stock and WTMA Rights held of record by the Sponsor.

At Closing of the Business Combination, the Sponsor shall hold a total of 2,227,417 shares of New EM Common Stock

The above compensation and securities at Closing will not result in a material dilution of the equity interests of non-redeeming WTMA shareholders. See “Ownership of New EM following the Business Combination.”

Interests of EM’s Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that EM’s managing member has interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. See “Merger Agreement Proposal — Conflicts of Interest — Interests of EM’s Executive Officers in the Business Combination” for further analysis of these potential conflicts and their implications for WTMA stockholders.

Interests of CMR’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that certain of CMR’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. See “Merger Agreement Proposal — Conflicts of Interest — Interests of CMR’s Directors and Executive Officers in the Business Combination” for further analysis of these potential conflicts and their implications for WTMA stockholders.

Interests of KCM’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that certain of KCM’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. See “Merger Agreement Proposal — Conflicts of Interest — Interests of KCM’s Directors and Executive Officers in the Business Combination” for further analysis of these potential conflicts and their implications for WTMA stockholders.

Interests of KMMI’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that certain of KMMI’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. See “Merger Agreement Proposal — Conflicts of Interest — Interests of KMMI’s Directors and Executive Officers in the Business Combination” for further analysis of these potential conflicts and their implications for WTMA stockholders.

Interests of Handa Lab’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that certain of Handa Lab’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. See “Merger Agreement Proposal — Conflicts of Interest — Interests of Handa Lab’s Directors and Executive Officers in the Business Combination” for further analysis of these potential conflicts and their implications for WTMA stockholders.

Interests of NS World’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that certain of NS World’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. See “Merger Agreement Proposal — Conflicts of Interest — Interests of NS World’s Directors and Executive Officers in the Business Combination” for further analysis of these potential conflicts and their implications for WTMA stockholders.

Recommendation to Stockholders of WTMA

The WTMA Board believes that the Merger Agreement Proposal and the other proposals to be presented at the Special Meeting are in the best interest of the WTMA stockholders and unanimously recommends that the WTMA stockholders vote “FOR” the Merger Agreement Proposals, “FOR” the Organizational Documents Proposal, “FOR” each of the separate Advisory Governance Proposals, “FOR” the election of each of the director nominees pursuant to the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the New EM Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers, the Sponsor and its affiliates and certain officers, directors or managers and equity owners of the Target Companies have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Conflicts of Interest” for a further discussion of these considerations.

The WTMA Board’s Reasons for the Business Combination

WTMA was organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

In approving the Business Combination, WTMA’s Board decided not to obtain a fairness opinion. In deciding not to obtain a fairness opinion, the Board relied on the extensive experience of the WTMA officers, directors or affiliates in evaluating the operations and financial merits of companies in the energy industry, which includes the following:

Daniel Mamadou WTMA CEO and Chairman of the Board of Directors, Founder and CEO of the Sponsor

Mr. Mamadou founded and is the CEO of the Sponsor of Welsbach Holdings Pte Ltd, a Technology Metals specialist advisor. Mr. Mamadou founded Talaxis, the Technology Metals group within Noble Group, shortly after joining Noble Group in January 2015. From 2011 to 2014, Mr. Mamadou was an investment banker at Nomura Securities, as Head of the Corporate Solutions and Financing Group for the Asia-Pacific region. Mr. Mamadou’s professional experience, as well as his knowledge of the critical minerals and materials field, aligns with evaluating the strategic opportunities presented by EM.

Christopher Clower WTMA COO and Director, and executive director and COO of the Sponsor

Mr. Clower is the COO and an executive director of the Sponsor of Welsbach Holdings Pte Ltd, a Technology Metals specialist advisor. Mr. Clower has been an independent commissioner on the board of PT Batavia Prosperindo Finance Tbk, an Indonesian consumer finance company listed on the Indonesia Stock Exchange. From 2010 to 2014, Mr. Clower was an independent advisor and principal investor of his own capital. Mr. Clower’s professional experience, as well as his knowledge of the critical minerals and materials field, aligns with evaluating the strategic opportunities presented by EM.

Dominik Oggenfuss WTMA Director

Mr. Oggenfuss has extensive management, marketing and leadership experience in private debt management, private credit fund, asset management, wealth management and banking. Mr. Oggenfuss most recently served as the Managing Director, Head of Business Development of VI Capital Pte. Ltd. (Singapore) in Singapore, an Asian private debt manager focused on mid-market segments of small to medium enterprises. Mr. Oggenfuss’ professional experience as well as his knowledge of the critical minerals and materials field aligns with evaluating the strategic opportunities presented by EM.

John Stanfield WTMA CFO

Mr. Stanfield has significant experience with GAAP, finance, operations, and taxation demonstrated over several years and several billion dollars of enterprise value in the private equity and alternative asset industry. He is the founder of Stanfield & Associates, LLC, a boutique consulting and full-service public accounting firm concentrated on outsourced Chief Financial Officer services for special purpose acquisition corporations, private equity fund managers, and family offices in the United States and internationally. Mr. Stanfield’s professional experience aligns with evaluating the strategic opportunities presented by EM.

Matthew Rockett WTMA Director

Mr. Rockett has over two decades of industry experience working for one of the world’s largest fully integrated energy companies. Mr. Rockett most recently serves as the Manager of Competitive Performance for Chevron’s Mid-Continent Business Unit in Houston, Texas, where he oversees the Competitive Performance program. Mr. Rockett’s professional experience, as well as his knowledge of the energy field, aligns with evaluating the strategic opportunities presented by EM.

Justin Werner WTMA Director

Mr. Werner has over 20 years of mining experience and has founded several successful Indonesian mining and exploration companies. He is currently the Managing Director of Nickel Mines Limited (ASX:NIC), a Nickel Laterite miner and Nickel Pig Iron producer listed on the Australian Stock Exchange (“ASX”) with a market cap of A$4 billion, located in the Morowali Regency, Sulawesi. Mr. Werner’s professional experience, as well as his knowledge of the critical minerals and materials field, aligns with evaluating the strategic opportunities presented by EM.

Based on the extensive transactional experience of members of WTMA management and its consultants, particularly in the critical minerals and materials industry, and their substantial experience in evaluating the operations and financial merits of companies in the critical minerals and materials industry, the WTMA Board did not obtain a fairness opinion and relied on such experience and background of its management and consultants. Consequently, the WTMA Board concluded that such experience and background enabled it to make the necessary analyses and determinations regarding the Business Combination and its fairness to WTMA’s shareholders.

In evaluating the Business Combination, the WTMA Board consulted with WTMA’s management and considered a number of factors. In particular, the WTMA Board considered, among other things, the following factors, although not weighted or in any order of significance:

•        The New EM Business.    The following factors related to New EM and its business and operations:

•        Fully Integrated Alternative Critical Materials Supply Chain.    Post-Business Combination, New EM is expected to become a fully integrated alternative supply chain for critical materials, encompassing the collection, recycling, processing, and production of battery metals, magnets, and rare earth elements. The WTMA Board believes this integrated approach will position New EM as a leading player capable of providing a secure, reliable, and sustainable supply chain solution to industries such as automotive, aerospace, defense, and consumer electronics, mitigating global supply chain risks and reducing dependency on traditional raw material sources.

•        Growing Addressable Market.    New EM is expected to operate in the expanding market for critical minerals, battery metals, and rare earth elements. The global demand for these materials, particularly driven by industries such as automotive, aerospace, defense, and green energy, is projected to grow significantly in the coming years as electrification and sustainability efforts intensify. New EM is expected to have a strong competitive position in this market, particularly in recycling and supplying critical materials. As part of its strategy to capitalize on this growing market, New EM is expected to further expand its presence in the Americas, Europe, Asia, and other regions where it has existing customers and strategic partnerships while targeting new customers and partners globally. In relation to battery metals, due to the recent October 30, 2024 fire at CMR’s facility, which has significantly impacted New EM’s battery metals business, as the facility represented all of CMR’s operating revenue in this area. This event is anticipated to delay production timelines New EM’s ability to generate revenue from battery metals will be subject to the rebuild and significant expansion of CMR’s battery recycling plant.

•        Disruptive Technologies.    New EM is expected to utilize advanced technologies in its recycling and processing operations, which are designed to recover valuable materials from e-scrap, spent batteries, and rare earth magnets efficiently. New EM’s technologies are expected to be designed to reduce waste, improve yield, and lower processing costs. These technologies can be applied across the entire lifecycle of materials, from recovery to refinement. By leveraging AI and smart factory automation, New EM is expected to improve efficiency and scalability, helping it stay ahead in the competitive critical materials and recycling market.

•        Multiple Revenue Streams.    New EM is expected to generate revenue from multiple sources, including the sale of battery metals, magnets and rare earth elements, and related products, as well as selling smart machines and AI software to customers. In relation to battery metals, due to the recent October 30 fire at CMR’s facility, which has significantly impacted New EM’s battery metals business, as the facility represented all of CMR’s operating revenue in this area. This event is anticipated to delay production timelines New EM’s ability to generate revenue from battery metals will be subject to the rebuild and significant expansion of CMR’s battery recycling plant.

•        Synergistic Value Creation Post-Business Combination:    The Business Combination is expected to generate significant synergies by integrating advanced recycling technologies, resource recovery expertise, and supply chain capabilities with the financial and operational resources provided by from the business combination. By leveraging the Target Companies’ industry-leading technologies in e-scrap, battery recycling, rare earth element processing, as well as smart machines & AI, New EM is expected to have the ability to streamline operations, reduce costs, and enhance material recovery efficiencies. The integration will also enable the expansion of New EM’s geographic footprint and customer base through access to broader financial and strategic resources, facilitating the scaling of its AI-supported smart factories and further automation of its recycling, processing, and manufacturing facilities. The Business Combination is anticipated to improve margins, boost operational efficiencies, and allow New EM to capture new market opportunities in the rapidly growing sectors of electrification, renewable energy, and critical material supply chains, delivering enhanced shareholder value.

•        Experienced and Committed Management Team.    New EM’s leadership team is expected to include David Wilcox, Rob Feldman, Frank Moon, Andrew Knaggs, Al Watkins, Bob Loitman, Dean Evans, Daniel Mamadou, and Christopher Clower, who collectively bring decades of expertise in the critical minerals, recycling, and materials processing industries. The management team has a strong track record of building and scaling operations while delivering value to customers in multiple industries. This experienced team is expected to lead New EM post-Business Combination, ensuring continuity in executing New EM’s strategic goals and driving further growth in the global market for critical materials.

•        Results of Due Diligence.    The scope of the due diligence investigation conducted by WTMA’s management team and outside advisors, the results thereof and other information available related to the Target Companies, including:

•        extensive site visits, virtual meetings and calls with the Target Companies’ management teams regarding their operations, business plan and the proposed transaction; and

•        review of materials related to the Target Companies and their businesses, made available by the Target Companies, including financial statements, material contracts, key metrics and performance indicators, benefit plans, corporate matters, indebtedness matters, employee compensation and labor matters, intellectual property matters, real and personal property matters, litigation and compliance matters, and other legal and business information.

•        Continued Ownership by Current EM Equityholder.    The WTMA Board noted that (i) the EM Equityholder would represent approximately 75.0% of the pro forma ownership of the combined company after Closing, after giving effect to the PIPE Investment and assuming no current public shareholders exercise their redemption rights in connection with the Business Combination; and (ii) EM Equityholder will be subject to a 180-day lock-up of the New EM Common Stock to be held by them immediately after consummation of the Business Combination, subject to limited exceptions. The WTMA Board considered these to be strong signs of the EM Equityholder’s existing shareholders’ confidence in New EM, and the benefits to be realized as a result of the Business Combination.

•        Certainty of closing of the Business Combination.    On the basis that (i) the closing of the Business Combination is not subject to regulatory review, report or pre-approval under the applicable antitrust or competition laws in effect as of the date hereof in the jurisdictions in which the Target Companies have business operations, thereby reducing the uncertainty and regulatory risk in connection with completing the Business Combination; (ii) the Merger Agreement and the transactions contemplated thereby have been approved by the equity holders of the Target Companies; and (iii) pursuant to the EM Equityholder Support and Lock-up Agreement, the EM Equityholder has agreed to vote against any proposal, action or agreement that would reasonably be expected to impede, frustrate, prevent or nullify the transactions contemplated by the Merger Agreement, the WTMA Board expected that the Business Combination has a reasonable likelihood to be consummated pursuant to the terms and conditions of the Merger Agreement.

•        Use of Proceeds.    The proceeds to be delivered to New EM in connection with the Business Combination (including from WTMA’s trust account and from the PIPE Investment) are expected to be used after Closing in order to fund EM’s existing operations and support new and existing growth initiatives.

•        Terms of the Merger Agreement.    The terms of the Merger Agreement and the related agreements include the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements. See the section entitled “Merger Agreement Proposal” for detailed discussions of the terms and conditions of these agreements.

•        Other Alternatives.    The determination that the proposed Business Combination, after a thorough review of other business combination opportunities reasonably available to WTMA, represents the best potential business combination for WTMA based upon the process utilized to evaluate and assess other potential acquisition targets, and the belief of the WTMA Board that such processes had not presented a better alternative.

This explanation of the WTMA Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For a more complete description of the WTMA Board’s reasons for approving the Business Combination, including other factors and risks considered by the WTMA Board, see the section entitled “Merger Agreement Proposal — the WTMA Board’s Reasons for the Business Combination.”

EM’s Managing Member’s Reasons for the Business Combination

In evaluating the Business Combination, the EM managing member consulted with EM’s management and considered a number of factors. In particular, the EM managing member considered, among other things, the following factors, although not weighted or in any order of significance:

•        EM’s operating results and financial performance;

•        access to additional growth capital, particularly to support New EM’s business;

•        the current business conditions and projections;

•        the potential for development of New EM’s products and services;

•        the likelihood of EM achieving a liquidity event, such as an initial public offering, given prevailing market conditions and the nature and history of EM’s business;

•        industry information such as market size and growth;

•        the macroeconomic conditions;

•        the potential ability to use New EM’s future publicly traded equity as a tool (merger currency) in future merger and acquisition transactions which might expand New EM’s asset portfolio and create scale;

•        an expectation that the increased publicity from completing the transaction, and subsequently existing as a public company, would create unforeseen opportunities to attract new and potentially upgraded vendors, suppliers, off-takers, and business development opportunities like joint ventures;

•        an expectation that the potential post transaction New EM public equity would provide an ability to attract and retain talent through a traditional public company equity compensation plan;

•        the effect of an infusion of working capital on EM’s business and growth strategy, including development, commercialization and research of New EM’s technology; and

•        the desire of potential customers to deal with a Nasdaq-listed Delaware corporation or one of its subsidiaries.

This explanation of the EM managing member’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For a more complete description of the EM managing member’s reasons for approving the Business Combination, including other factors and risks considered by the EM managing member, see the section entitled “BCA Proposal — EM’s Managing Member’s Reasons for the Business Combination.”

Certain Material U.S. Federal Income Tax Considerations

For a discussion summarizing certain material U.S. federal income tax considerations of the exercise of Redemption Rights, please see the section entitled “Certain Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.”

Expected Accounting Treatment

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, WTMA is expected to be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing EM Unitholders comprising a relative majority of the voting power of the combined company, EM’s operations prior to the acquisition comprising the only ongoing operations of New EM, the majority of New EM’s board of directors being appointed by EM, and EM’s senior management comprising a majority of the senior management of New EM. Accordingly, the Business Combination is expected to be reflected as the equivalent of EM issuing stock for the net assets of WTMA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of EM.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and certain waiting period requirements have been satisfied. The Business Combination is not subject to these requirements.

At any time before or after consummation of the Transaction, notwithstanding the inapplicability of the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. WTMA and EM cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, WTMA and EM cannot assure you as to its result.

Neither WTMA nor EM are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

WTMA is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in WTMA’s periodic reports and proxy statements, including in this proxy statement/prospectus, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. WTMA has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, WTMA, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of WTMA’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of: (1) the last day of the fiscal year (a) following the fifth anniversary of WTMA’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. These risks are discussed more fully in the section entitled “Risk Factors” following this summary. If any of these risks actually occur, EM’s, WTMA’s or New EM’s business, financial condition or results of operations would likely be materially adversely affected. These risks include, but are not limited to, the following:

•        EM has a limited operating history, making it difficult to evaluate its business and prospects, and the company may face challenges in executing its business plan.

•        EM has incurred operating losses and must achieve significant business growth to realize sustained, long-term profitability and commercial success.

•        New EM’s failure to execute its strategic plans would have a material adverse effect on its operating results and business, harm its reputation and could result in substantial liabilities that exceed its resources.

•        New EM may not be able to successfully integrate the business and operations of the Target Companies into its future business operations, which may result in New EM’s inability to fully realize the intended benefits of these acquisitions, or may disrupt New EM’s current operations, which could have a material adverse effect on New EM’s business, financial position and/or results of operations.

•        New EM is expected to need to raise additional funds in order to pursue its growth strategy, and these funds may not be available on terms favorable to New EM or its stockholders, or at all, when needed.

•        A shortage of skilled technicians and engineers may increase operating costs, adversely affecting our results of operations.

•        New EM’s ability to generate revenue may be diminished if substitutes for New EM’s concentrates, oxides, metals, carbonates, sulphates, precursor cathode active material (pCAM), magnets, and their related products become available or if technological advancements reduce their demand.

•        New EM is expected to rely heavily on its intellectual property portfolio. If New EM is unable to protect its intellectual property rights, its business and competitive position would be harmed.

•        The Business Combination is conditioned on EM’s acquisition of the Target Companies and EM has not entered into definitive agreements to acquire the Target Companies.

•        If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

•        WTMA may be forced to close the Business Combination even if the WTMA Board determines it is no longer in the best interest of WTMA’s stockholders.

•        Since the Sponsor, WTMA’s directors and executive officers and certain executive officers, directors or members and equity owners of the Target Companies, have interests that are different, or in addition to (and which may conflict with), the interests of WTMA’s stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as its initial business combination. Such interests include that the Sponsor could lose its entire investment in WTMA if the Business Combination is not completed.

•        WTMA will require its public stockholders who wish to redeem their Public Shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

•        The exercise of WTMA’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in WTMA’s stockholders’ best interest.

•        Nasdaq may not list New EM’s securities on its exchange, which could limit investors’ ability to make transactions in New EM’s securities and subject New EM to additional trading restrictions.

•        WTMA’s ability to successfully effect the Business Combination and New EM’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of EM, all of whom WTMA expects to stay with New EM following the Closing. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

•        The historical financial results of EM and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New EM’s actual financial position or results of operations would have been.

•        WTMA cannot be certain as to the number of shares of public stock that will be redeemed and the potential impact to public stockholders who do not elect to redeem their public stock.

•        Public stockholders will experience immediate dilution as a consequence of the issuance of New EM Common Stock as consideration in the Business Combination and the PIPE Investment, and due to future issuances pursuant to the New EM Equity Incentive Plan. Having a minority stock ownership position may reduce the influence that WTMA’s current stockholders have on the management of New EM.

•        If WTMA is not able to complete the Business Combination with EM by June 30, 2025, nor able to complete another business combination by such date, it would cease all operations except for the purpose of winding up and WTMA would redeem WTMA’s public stock and liquidate, in which case WTMA’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and any public rights will expire worthless.

•        If the net proceeds of the initial public offering and the sale of the private units are insufficient to allow us to operate for at least the 12 months following the closing of the initial public offering, WTMA may be unable to complete any initial business combination, in which case WTMA’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and WTMA’s rights will expire worthless.

•        New EM’s success will depend on its ability to manufacture its products, including battery metals, magnets and rare earth elements, and its related products, economically, at scale, with high quality, and in accordance with customer specifications.

•        New EM’s success will depend on its ability to manufacture its products, including concentrates, oxides, metals, carbonates, sulphates, precursor cathode active material (pCAM), magnets, and their related products, economically, at scale, with high quality, and in accordance with customer specifications.

•        A recent fire at CMR’s recycling facility could have a material adverse effect on New EM’s business, financial condition and results of operations.

•        If critical components or raw materials used to manufacture New EM’s products become scarce or unavailable, it could lead to manufacturing delays and harm New EM’s business.

•        New EM’s future profitability may depend on achieving cost reductions through scaling up manufacturing of its products, and failure to do so could materially affect its business.

•        New EM’s expansion plans include complex projects that will require significant capital expenditures and are subject to significant risks and uncertainties.

•        New EM’s planned foreign operations expose New EM to additional business, financial, regulatory and geopolitical risks, and any adverse event could have a material adverse effect on its results of operations.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.

Unless otherwise noted or the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of New EM and its subsidiaries following the consummation of the Business Combination; except that, with respect to references to EM’s lease obligations, the “Company” refers to the EM subsidiary that is a party to such lease.

Risks Related to EM and New EM’s Financial Condition and Results of Operations

EM has a limited operating history, making it difficult to evaluate its business and prospects, and the company may face challenges in executing its business plan.

EM has a limited operating history, which makes it difficult to evaluate its business and prospects, and the company may face challenges in executing its business plan.

EM was formed on February 9, 2024, with the purpose of creating a vertically integrated supply chain for critical materials, including battery metals and rare earth elements. EM is acquiring a number of operating subsidiaries. While the businesses EM intends to acquire have varying operating histories, they remain early-stage ventures, each operating in diverse and complex industries. As a result, EM lacks an established operating history as a consolidated company upon which you may reliably evaluate its business and future performance.

EM’s business operations are subject to numerous risks, uncertainties, expenses, and difficulties typically associated with early-stage companies, including:

•        A lack of operating history at the scale envisioned post-acquisition, making it challenging to forecast future financial performance.

•        The need to secure substantial capital to complete the acquisitions, develop the business, and fund operations.

•        The likelihood of ongoing losses in the foreseeable future, given the early-stage nature of the businesses involved.

•        The difficulty of anticipating and responding to changes in the critical materials and recycling markets.

•        The risk that customers may not accept or adopt EM’s battery metals, or magnet products.

•        Limited experience in marketing and scaling operations as a consolidated entity.

•        Competition from larger, better-capitalized companies with more extensive resources and established market presence.

•        Challenges in identifying, attracting, and retaining the skilled personnel necessary to execute its business plan, particularly in areas like critical materials processing.

•        A reliance on key management and technical personnel whose departure could impair EM’s ability to achieve its business objectives.

Due to these and other risks outlined in this filing, investors may find it challenging to evaluate EM’s business and assess the potential return on an investment in the company.

EM has incurred operating losses and must achieve significant business growth to realize sustained, long-term profitability and commercial success.

Since its inception, EM has operated at a loss and will require substantial business expansion to achieve long-term profitability. EM has not yet generated substantial revenue, and as it moves toward acquiring its target businesses and integrating them, EM anticipates continued expenses related to scaling operations, implementing smart factory automation, and funding its recycling and production capabilities.

EM expects to incur significant operational costs, including research and development (“R&D”) expenses, until it can fully ramp up its revenues from the sale of concentrates, oxides, metals, carbonates, sulphates, precursor cathode active material (pCAM), magnets, and their related products. To achieve sustained profitability and long-term success, EM must execute its strategic plan, which includes:

•        Successfully completing the acquisition and integration of its target businesses.

•        Expanding its production capacity and scaling operations to meet growing demand for battery metals and rare earth elements.

•        Reducing manufacturing costs through the implementation of AI-driven smart factory automation.

•        Competitively pricing its products while growing demand across industries such as automotive, aerospace, healthcare, and consumer electronics.

•        Leveraging its proprietary recycling processes and manufacturing technologies to seize new market opportunities and offer novel solutions.

Failure to execute on one or more of these initiatives could prevent EM from achieving sustained, long-term profitability.

As EM transitions from its current phase of integrating acquisitions and scaling its operations to a fully commercial phase, it expects revenue growth, supported by demand in its markets. However, several factors outside of EM’s control, such as a decline in global demand for critical materials, increased competition, or failure to capitalize on new market opportunities, could limit revenue growth. If EM is unable to generate sufficient revenue and raise the necessary capital to support its operations, it may be unable to continue as a going concern.

New EM’s future success depends on its ability to execute its growth and go-to-market strategies effectively.

New EM’s success hinges on its ability to implement its growth and go-to-market strategies, particularly in expanding its production of critical materials, scaling its recycling operations, and integrating its planned acquisitions. New EM’s future management team must execute these strategies to increase sales, bring new products to market, and capitalize on its proprietary technologies in areas such as AI-driven automation and material recycling.

However, the success of New EM’s strategy is subject to several uncertainties, including potential delays in completing acquisitions, longer-than-expected timelines to generate projected revenues, and challenges in developing or commercializing new products. Moreover, New EM’s growth and go-to-market strategies may prove ineffective due to factors such as unforeseen market conditions, increased competition, or challenges in customer adoption of its products.

If New EM cannot execute its strategies in a timely or cost-effective manner, it could face significant challenges to its business, financial condition, and ability to achieve profitability. Ineffective execution of these strategies could negatively impact New EM’s results of operations and its ability to meet its long-term growth objectives.

New EM’s failure to execute its strategic plans would have a material adverse effect on its operating results and business, harm its reputation and could result in substantial liabilities that exceed its resources.

The estimated costs and timelines developed by New EM for the large-scale integration, assembly, and production of its concentrates, oxides, metals, carbonates, sulphates, precursor cathode active material (pCAM), magnets, and their related products are subject to the risks and uncertainties inherent in transitioning from an early-stage company to full commercial operations. New EM’s growth strategy, which includes the acquisition of multiple businesses and the expansion of its AI-driven smart factory capabilities, is dependent on the successful integration of these acquisitions, scaling its operations, and managing complex manufacturing processes.

New EM has not yet secured contractual relationships with all component suppliers needed to scale its production capacity. Additionally, New EM may face challenges in accurately estimating demand for its products, which could lead to inefficiencies, increased costs, or delays in generating revenue. If New EM fails to properly predict supply and demand for its materials and manufacturing requirements, or if it is unable to invest in the necessary infrastructure, people, and capital equipment in a timely manner, New EM could experience production delays and higher costs.

The success of New EM’s strategic plans must be considered in light of these risks, complications, and the highly competitive environment in which it operates. There is no assurance that New EM’s business plan will succeed. Moreover, as a capital-intensive business, New EM will likely continue to incur substantial operating expenses without generating sufficient revenue to cover these expenditures, which may impact its ability to achieve profitability in the near term.

As a result, any investment in New EM carries significant risk, and there is a possibility that investors could lose the entirety of their investment.

New EM may not be able to successfully integrate the business and operations of the Target Companies into its future business operations, which may result in New EM’s inability to fully realize the intended benefits of these acquisitions, or may disrupt New EM’s current operations, which could have a material adverse effect on New EM’s business, financial position and/or results of operations.

Following the Business Combination, New EM will need to integrate the business and operations of the Target Companies. This process involves complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:

•        difficulties or complications in combining the Target Companies’ operations;

•        differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

•        the diversion of management’s attention from New EM’s other core business operations;

•        increased exposure to certain governmental regulations and compliance requirements;

•        the potential increase in operating costs;

•        the potential loss of key personnel;

•        the potential loss of key customers or suppliers who choose not to do business with the combined business;

•        difficulties or delays in consolidating the Target Companies’ technology platforms, including implementing systems designed to maintain effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable New EM to continue to comply with GAAP and applicable U.S. securities laws and regulations;

•        unanticipated costs to successfully integrate operations, technologies, personnel of the Operating Companies and other assumed contingent liabilities;

•        difficulties related to comparing financial reports due to differing financial and/or internal reporting systems;

•        making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder; and/or

•        possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause New EM to not fully realize the anticipated financial and/or strategic benefits of the acquisitions of the Operating Companies, which could have a material adverse effect on its business, financial condition and/or results of operations.

Even if New EM is able to successfully operate the Operating Companies, New EM may not be able to realize the revenue and other synergies and growth that New EM anticipates from these acquisitions in the time frame that New EM currently expects, and the costs of achieving these benefits may be higher than what New EM currently expects, because of a number of risks, including, but not limited to:

•        the possibility that the acquisition may not further New EM’s future business strategy as New EM expected;

•        the possibility that New EM may not be able to expand the reach and customer base for the Operating Companies’ current and future products as expected;

•        the possibility that New EM may have entered a market with no prior experience and may not succeed in the manner expected; and

•        the possibility that the carrying amounts of goodwill and other purchased intangible assets may not be recoverable.

As a result of these risks, the acquisitions and integration may not contribute to New EM’s earnings as expected, New EM may not achieve expected revenue synergies or New EM’s return on invested capital targets when expected, or at all, and New EM may not achieve the other anticipated strategic and financial benefits of the acquisitions of the Operating Companies.

New EM is expected to need to raise additional funds in order to pursue its growth strategy, and these funds may not be available on terms favorable to New EM or its stockholders, or at all, when needed.

The development, manufacture, and sale of New EM’s future battery metals, magnets, and its related products are capital-intensive businesses. New EM’s business plan — which includes acquiring and integrating new companies, scaling production, and implementing AI-driven automation — will require continued capital investment through public or private equity, debt financings, or other sources. These funds will be necessary to support ongoing operations, research and development, and the expansion of facilities. However, such financings may result in dilution of stockholder equity, the issuance of securities with liquidation and dividend preferences, significant interest payments, the imposition of security interests or debt covenants, and other terms that could adversely impact New EM’s business.

New EM is expected to raise gross proceeds, net of redemptions, transaction costs, cash consideration to acquire CMR of $125.0 million, CMR debt repayment of $50.0 million, cash consideration to EM of $25.0 million, $3.7 million repayment of WTMA convertible promissory notes and working capital notes, of approximately $1,790.4 million after adding existing cash balance in New EM’s companies, assuming maximum redemptions scenario in connection with the Business Combination. However, there is no guarantee that New EM will successfully raise such proceeds or that it will have access to additional capital on favorable terms when required, or at all. While it is anticipated that the proceeds from the Business Combination and other financing will be sufficient to fund its operations for the first 12 months following the Closing, it is expected that New EM will need to raise additional capital in the near future.

New EM may seek additional funds through equity, equity-related or debt securities, strategic partnerships, licensing arrangements, or by obtaining credit from government or financial institutions. This capital will be essential for supporting New EM’s growth plans, including scaling operations, further research and development, infrastructure improvements, and the introduction of new products or services.

If New EM is unable to secure additional funds when needed, it could hinder the company’s ability to operate efficiently, execute its growth strategy, or achieve its business objectives. This could have a material adverse effect on New EM’s financial condition, business prospects, and results of operations.

New EM’s quarterly net sales and operating results are difficult to predict accurately and may fluctuate significantly from period to period, which could cause its stock price to decline if it fails to meet investor expectations.

New EM is expected to operate in a dynamic and evolving industry, and its future operating results may experience significant fluctuations, especially on a quarterly basis. New EM’s quarterly net sales and operating results may vary significantly due to a variety of factors, many of which are beyond New EM’s control.

Although New EM is anticipated to grow from its business plan, accurately forecasting its quarterly operating results is challenging due to several uncertainties, including the reliance on integrating multiple acquired businesses and the demand for New EM’s future battery metals, magnet & rare earth elements, and its related products. If New EM’s operating results fail to meet the expectations of securities analysts and investors in any given quarter, its stock price may decline. Factors that could contribute to fluctuations in New EM’s operating results include:

•        Delays or changes in customer orders, including rescheduling, increases, reductions, or cancellations.

•        The timing of customer qualification of New EM’s future products and the commencement of volume sales by customers using those products.

•        Variability in research and development, sales, and marketing expenditures.

•        The pace of market adoption of New EM’s future products in key markets like automotive, aerospace, and defense.

•        The introduction of new products by New EM or its competitors, and how well New EM’s products are accepted by customers.

•        Challenges in predicting and meeting changing customer demands.

•        Gaining or losing key customers.

•        The availability, cost, and quality of materials and components from third-party suppliers, along with potential delays in fabrication or delivery.

•        Constraints in production capacity at New EM’s future facilities or third-party subcontractors, including interruptions due to supply chain disruptions.

•        Changes in manufacturing costs and yield fluctuations.

•        Variations in New EM’s future product mix or customer mix each quarter.

•        Expenses related to acquisitions or the integration of new businesses or technologies.

•        Unexpected product returns or price concessions exceeding forecasts.

•        Shifts in industry standards, product obsolescence, or inventory write-downs.

•        Costs related to litigation, including intellectual property disputes.

•        The unpredictability of customer purchasing and budgeting cycles.

•        Loss of key personnel or challenges in attracting skilled employees.

•        Variations in product quality or costs associated with remediation.

•        Adverse economic conditions in key regions where EM and its customers operate.

•        General industry conditions and seasonal trends in EM’s target markets.

•        The impact of geopolitical events, natural disasters, pandemics, or other disruptions on EM’s operations or those of its customers.

New EM may experience delays in generating or recognizing revenue for several reasons. Open orders at the start of a quarter are generally lower than expected and are often subject to cancellation or rescheduling. Therefore, New EM is expected to rely heavily on obtaining and fulfilling customer orders during each quarter to meet its sales objectives, and any delays or cancellations could negatively impact on its financial performance. Additionally, New EM’s customer agreements are expected to allow customers to delay delivery dates or cancel orders without significant penalties.

Given the fixed nature of many of New EM’s future operating expenses, any shortfall in forecasted revenue could significantly impact on its financial results, as the New EM is expected to have limited flexibility to reduce expenses in the short term. As a result, New EM’s operating results may decline from one quarter to the next or fall below the expectations of analysts and investors, which could adversely affect its stock price. Due to these factors, New EM’s quarterly results may vary significantly, and period-to-period comparisons of operating results may not be indicative of future performance. Any shortfall in net sales or income relative to expectations could lead to a decline in New EM’s stock price.

The expectations for future operating and financial results and market growth of New EM rely in large part upon assumptions and analyses developed by it. If these assumptions or analyses prove to be incorrect, New EM’s actual operating results may be materially different from its anticipated results.

New EM is expected to operate in fast-changing and highly competitive markets, and its expectations for future performance are based on management’s assumptions about its industry, many of which may not be accurate. The anticipated operating results of New EM depend largely on management’s assessment of when its battery metals, magnet and rare earth elements and its related products will be adopted by customers, which remains uncertain. Moreover, New EM’s projections are subject to numerous economic, competitive, industry-specific, and other uncertainties and contingencies that are difficult or impossible to predict and often beyond New EM’s control. Future developments may also affect New EM’s ability to meet its expectations. As discussed further in this proxy statement/prospectus, projected future sales and associated cash flows may not materialize in full, or at all.

Furthermore, New EM’s expected revenue streams such as battery metals production, rare earth magnet manufacturing, and other recycling operations — may never achieve commercial success due to factors such as limited market adoption, competition, or unforeseen challenges in scaling operations. Important factors that may affect New EM’s actual results and cause its operating and financial results to fall short of expectations include risks related to New EM’s business, industry performance, the regulatory environment, general economic conditions, and other factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

Additionally, expectations for New EM’s future performance are based on assumptions that are subject to change. These assumptions do not account for shifts in New EM’s business prospects, changes in general economic conditions, or unforeseen events or transactions. As a result, long-term expectations inherently become less reliable over time. There can be no assurance that New EM’s future financial condition or operating results will align with its expectations, or with those of investors and securities analysts. If New EM’s actual results differ significantly from its projections, it may need to make strategic adjustments that could adversely impact its financial condition and operational results.

Moreover, the estimates and forecasts regarding the size and anticipated growth of New EM’s target markets may also prove inaccurate. The expected addressable market for New EM’s products and services may not materialize within the projected timeframe, or at all. Even if the market meets the size and growth estimates presented in this proxy statement/prospectus, New EM’s business may not grow at similar rates, which could further affect its financial performance and the market price of New EM Common Stock.

New EM may be adversely affected by fluctuations in demand for and prices of battery metals, rare earth elements and its related products.

Because our revenue is, and will for the foreseeable future be, derived from the sale of battery metals, magnets and rare earth elements, and its related products, changes in demand for, and the market prices of, these commodities, as well as taxes, tariffs, and other imposed fees, could significantly impact our profitability. Our financial results may be adversely affected by declines in the prices of battery metals, rare earth elements, and its related products. Prices for these materials are influenced by numerous factors beyond our control, including interest rates, exchange rates, inflation, shipping and logistics costs, global and regional supply and demand, industry trends such as competitor consolidation, and the political and economic conditions of producing countries. Furthermore, supply-side factors play a key role in price volatility, especially for rare earth elements, with production largely controlled by Chinese producers. The Chinese Central Government regulates production via quotas and environmental standards, which may be adjusted over time. Periods of oversupply or speculative trading can lead to significant fluctuations in market prices for these materials.

A prolonged or significant economic downturn in the U.S. or globally could place downward pressure on the market prices of battery metals, rare earth elements, and related products. Sustained periods of low prices could reduce revenue and limit access to development funds, potentially leading to reductions or suspensions in mid-stream processing operations, asset impairments, and reduced availability of materials for processing.

Demand for our products is closely linked to the demand for downstream products incorporating these materials, including electric vehicles, wind turbines, robotics, medical devices, military equipment, and other advanced technologies, as well as traditional automotive and electronic sectors. A slowdown in these markets may negatively affect demand for our products.

Conversely, extended periods of high commodity prices could lead to economic dislocations that destabilize supply and demand, affecting broader markets. While strong prices are generally beneficial to our financial performance, they can also drive the development of alternative technologies and competing sources, potentially reducing long-term demand for our products.

The success of New EM’s business will depend, in part, on the growth of existing and emerging uses for battery metals, magnets and rare earth elements, and related products.

The success of our business will depend, in part, on the growth of existing and emerging uses for battery metals, and magnets and rare earth products. Our strategy is to develop these products, which are used in critical existing and emerging technologies such as hybrid and electric vehicles, wind turbines, robotics, medical equipment, military equipment, and other high-growth, advanced motion technologies. The success of our business hinges on the continued growth of these end markets and our ability to successfully commercialize battery metals, magnets and rare earth products in these markets. If the market for these critical technologies does not grow as we expect, grows more slowly than anticipated, or if demand for our products in these markets declines, our business, prospects, financial condition, and operating results could be adversely affected.

Additionally, the market for these technologies, particularly within the automotive industry, is cyclical, exposing us to increased volatility. It remains uncertain how macroeconomic factors will impact our business. Any unexpected costs or delays in commercializing these products we expect to develop, or lower-than-anticipated demand for the critical existing and emerging technologies that utilize our products, could have a material adverse effect on our financial condition and operational results.

Industry consolidation may result in increased competition, which could reduce our revenue.

Some of New EM’s expected competitors have entered into, or may enter into, acquisitions, partnerships, or other strategic relationships to gain competitive advantages. Additionally, new entrants who are not currently considered direct competitors may enter New EM’s expected market through such strategic moves. It is expected that this trend will continue as demand for battery metals, magnets and rare earth elements, and its related products increases globally.

Industry consolidation could result in competitors with more compelling product offerings, greater pricing flexibility, or business practices that make it harder for New EM to compete effectively — whether through pricing, technology, or supply chain advantages. For example, in December 2021, China merged three state entities to form the China Rare Earth Group Co. Ltd, which now controls over half of China’s heavy rare earth supplies. This consolidation provides the China Rare Earth Group Co. Ltd with enhanced pricing power over key rare earth elements like dysprosium and terbium, likely leading to shifts in the global supply chain.

Such consolidation and competitive pressures could have a material adverse effect on New EM’s business, impacting its ability to compete on price, maintain market share, and achieve expected revenue growth.

New EM’s profitability could be adversely affected if we fail to maintain satisfactory labor relations; work stoppages or similar difficulties could significantly disrupt our operations, reduce our revenues, and materially affect our results of operations.

New EM’s expected production and recycling operations are dependent on the efforts of its employees. There is the potential for New EM’s future employees to seek representation as a collective unit in the future. This could lead to labor disputes, work stoppages, or other disruptions in New EM’s operations, which could adversely affect its ability to meet production demands, reduce revenues, and materially impact its financial results.

Additionally, any work stoppages by third-party contractors or service providers involved in EM’s operations or development projects — such as the construction of new recycling facilities or expansion efforts — could cause significant delays, disrupt operations, reduce revenues, and have a material adverse effect on EM’s business and financial condition.

A shortage of skilled technicians and engineers may increase operating costs, adversely affecting our results of operations.

The efficient recycling and production of battery metals, magnets and rare earth elements, and related products requires skilled technicians and engineers proficient in modern techniques and equipment. As New EM expands its expected future operations and develops downstream capabilities, the need for skilled operators, maintenance technicians, engineers, and other specialized personnel will increase significantly.

If New EM is unable to hire, train, and retain the necessary skilled workforce, it could face rising labor costs and challenges in achieving anticipated production levels on time. Such difficulties may delay operations, increase costs, and materially adversely affect New EM’s business and financial results.

New EM will depend on key personnel for the success of our business.

New EM’s success is heavily dependent on the expertise and leadership of its future senior management team and other key personnel. The loss of any member of senior management or key employees could negatively impact New EM’s expected future operations, strategic direction, and growth. If the services of any of these individuals were no longer available, New EM may face difficulties in locating, attracting, or hiring qualified replacements on acceptable terms. Failure to retain or promptly replace key personnel could adversely affect New EM’s business, operations, and overall performance.

Increasing costs or limited access to raw materials may adversely affect our profitability.

We will need to transport our products to our existing and future customers wherever they may be located. Finding affordable and dependable transportation is important because it allows us to supply customers around the world. Labor disputes, embargoes, government restrictions, work stoppages, pandemics, derailments, damage or loss events, adverse weather conditions, other environmental events, changes to rail or ocean freight systems or other events and activities beyond our control could interrupt or limit available transport services, which could result in customer dissatisfaction and loss of sales potential and could materially adversely affect our results of operations.

Fluctuations in transportation costs or disruptions in transportation services or damage or loss during transport could decrease our competitiveness or impair our ability to supply products to our customers, which could adversely affect our results of operations.

New EM is expected to use significant amounts of feedstocks and raw materials to produce battery metals, magnets and rare earth elements and its related products. We will need to purchase feedstock and raw materials on the open market, exposing us to potential volatility in both the cost and availability of these raw materials. We may not be able to pass increased costs for these raw materials to our customers through price adjustments. A significant rise in the cost, or reduction in the availability, of these raw materials could substantially increase our operating costs, negatively affecting our profit margins and production volumes.

New EM’s future facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars, or health epidemics or pandemics.

New EM’s expected future operations may be significantly impacted by events beyond its control, including natural disasters, wars, health epidemics or pandemics, or other unforeseen events. For example, if any of New EM’s future facilities, including its planned recycling and production facilities, are located in areas prone to natural disasters such as earthquakes, floods, or wildfires, these events could disrupt operations. Additionally, events like health epidemics or pandemics could lead to disruptions in the supply chain, workforce availability, or transportation logistics, all of which could negatively affect New EM’s ability to produce and deliver its products.

In the event of major disruptions — such as earthquakes, extreme weather events, pandemics, or system failures — New EM’s ability to maintain normal operations may be compromised. These events could force New EM to halt or delay production and shipment of its products, which would lead to increased expenses and operational delays. Furthermore, breakdowns in New EM’s information systems or communication networks, whether due to external events or technical failures, could further hinder operations.

Such disruptions, which could be outside of New EM’s control, could have a material adverse impact on New EM’s business, operating results, and financial condition.

New EM’s ability to generate revenue may be diminished if substitutes for New EM’s concentrates, oxides, metals, carbonates, sulphates, precursor cathode active material (pCAM), magnets, and their related products become available or if technological advancements reduce their demand.

The industries and end markets that we expect will rely on New EM’s rare earth elements, battery metals, magnets, and related products — such as automotive, aerospace, defense, and consumer electronics — are subject to rapid technological advancements. If these industries develop new technologies or products that no longer require these materials, or if alternative materials that can perform similar functions become widely available, it could lead to a decline in demand for New EM’s products.

A reduction in demand for EM’s rare earth elements, battery metals, and magnets could materially impact its ability to generate revenue, which would have an adverse effect on New EM’s business, financial condition, and operational results. The emergence of viable substitutes or shifts in technology that reduce reliance on these materials could significantly weaken New EM’s market position and revenue potential.

If New EM is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult to operate or to execute its growth plans.

If New EM is deemed to be an investment company under the Investment Company Act, it will be subject to additional regulatory requirements and its activities may be restricted, including:

•        restrictions on the nature of its investments;

•        limitations on its ability to borrow;

•        prohibitions on transactions with affiliates; and

•        restrictions on the issuance of securities.

Each of these may make it difficult for New EM to run its business. In addition, the law may impose upon New EM burdensome requirements, including:

•        registration as an investment company and subsequent regulation as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

New EM is expected to conduct its operations so that it is not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an “investment company” as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exemption from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Though EM does not believe that its principal activities will subject it to the Investment Company Act, if New EM were deemed to be subject to the Investment Company Act, compliance with the additional regulatory burdens discussed above would require additional expense and attention from management.

Risks Related to New EM’s Intellectual Property

New EM is expected to rely heavily on its intellectual property portfolio. If New EM is unable to protect its intellectual property rights, its business and competitive position would be harmed.

New EM may not be able to prevent unauthorized use of its future intellectual property, which could harm its business and competitive position. New EM is expected to rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in its proprietary technologies. In addition, New EM is expected to seek to protect its intellectual property rights through nondisclosure and invention assignment agreements with its employees and consultants and through non-disclosure agreements with business partners and other third parties. Despite New EM’s future efforts to protect its proprietary rights, third parties may attempt to copy or otherwise obtain and use its intellectual property or be able to design around its intellectual property. Any patent that may be held by New EM at the Closing or to be issued to New EM could be challenged, invalidated, unenforceable or circumvented. Monitoring unauthorized use of New EM’s intellectual property is difficult and costly, and the steps New EM will take to prevent misappropriation may not be sufficient. From time to time, third parties may infringe New EM’s intellectual property rights. Litigation may be necessary to enforce or protect New EM’s rights or to determine the validity and scope of the rights of others. Any litigation could be unsuccessful, cause New EM to incur substantial costs, divert resources away from New EM’s daily operations and result in the impairment of New EM’s intellectual property. Failure to adequately enforce New EM’s rights could cause it to lose rights in its intellectual property and may negatively affect its business. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard New EM’s intellectual property portfolio.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States or have onerous filing requirements. Therefore, New EM’s intellectual property rights may not be as strong or as easily enforced outside of the United States, and efforts to protect against the unauthorized use of New EM’s intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. Further, competitors may copy its designs and technology and operate in countries in which New EM will not have prosecuted its intellectual property. Although New EM’s ownership of future patents may not be disputed, until the process of updating its filings is complete, New EM’s intellectual property rights with respect to such patents may not be as strong or as easily enforced. Failure to adequately protect New EM’s intellectual property rights could result in its competitors using its intellectual property to offer products, and competitors’ ability to design around New EM’s intellectual property would enable competitors to offer similar or better products or services, in each case potentially resulting in the loss of some of New EM’s competitive advantage and a decrease in its revenue, which would adversely affect New EM’s business, prospects, financial condition and operating results.

New EM’s inability to protect its future intellectual property rights could have a material adverse effect on its operations and future success.

New EM is expected to rely primarily on patent, trademark, trade secret and copyright laws in the United States and in other countries in which its products are produced or sold, as well as other contractual restrictions, such as licenses and nondisclosure and confidentiality agreements, to protect New EM’s future intellectual property. Additionally, the patent, trade secret and trademark laws of some countries, or their enforcement, may not protect New EM’s intellectual property rights to the same extent as the laws of the United States. Failure to protect New EM’s intellectual property rights may result in the loss of valuable proprietary technologies, which could have a material adverse effect on New EM’s business, financial condition or operating results. New EM cannot assure that its future intellectual property rights will not be challenged, invalidated, circumvented or rendered unenforceable.

If New EM fails to successfully enforce its intellectual property rights, its competitive position could suffer. New EM may also be required to spend significant resources to monitor and police its intellectual property rights. Similarly, if New EM were to infringe on the intellectual property rights of others, its competitive position could suffer. Furthermore, other companies may duplicate or reverse engineer New EM’s technologies or design around its patents. In some instances, litigation may be necessary to enforce New EM’s intellectual property rights and protect its proprietary information, or to defend against claims by third parties that New EM’s products infringe their intellectual property rights. Any litigation or claims brought by or against New EM, whether with or without merit, may incur significant cost and New EM might not be in the position to finance it. New EM cannot assure that the outcome of such potential litigation will be in its favor. An adverse determination in any such litigation will impair New EM’s intellectual property rights and may harm its business, prospects and reputation. In addition, any intellectual property litigation or claims against New EM could result in the loss or compromise of its intellectual property and proprietary rights, subject it to significant liabilities, require it to seek licenses on unfavorable terms, prevent it from manufacturing or selling certain products or require it to redesign certain products, any of which could harm New EM’s business and results of operations.

New EM is expected to file new patents for new inventions that will be incorporated into new products; however, such patent filings may never be issued, or certain claims may be rejected, or may need to be narrowed, which may limit the protection New EM attempts to obtain. In addition, companies, organizations or individuals, including competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit, or interfere with New EM’s ability to make, use, develop, sell or market its products, which would make it more difficult for New EM to operate its business. These third parties may have applied for, been granted, or obtained patents that relate to intellectual property, which competes with New EM’s intellectual property or technology. This may require New EM to develop or obtain alternative technology, or obtain appropriate licenses under these patents, which may not be available on acceptable terms or at all. Such a circumstance may result in New EM having to significantly increase development efforts and resources to redesign its technology in order to safeguard its competitive edge against competitors.

With respect to unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets necessary to develop and maintain its competitive position, while New EM generally is expected to enter into confidentiality agreements with its employees and third parties to protect its intellectual property, New EM cannot assure you that its confidentiality agreements will not be breached, that they will provide meaningful protection for New EM’s trade secrets and proprietary manufacturing expertise or that adequate remedies will be available in the event of an unauthorized use or disclosure of New EM’s trade secrets or manufacturing expertise. In addition, New EM’s trade secrets and know-how may be improperly obtained by other means, such as a breach of its information technology security systems or direct theft.

New EM may need to defend itself against intellectual property infringement claims, which may be time-consuming and could cause New EM to incur substantial costs.

Companies, organizations or individuals, including New EM’s future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with New EM’s ability to make, use, develop or sell its products, which could make it more difficult for New EM to operate its business. From time to time, New EM may receive inquiries from holders of patents or trademarks inquiring whether New EM is infringing their proprietary rights and/or seek court declarations that they do not infringe upon New EM’s intellectual property rights. Companies holding patents or other intellectual property rights relating to recycling and mid-stream processing of e-Scraps, batteries, spent magnets, rare earth elements and its related products as well as AI and robotics may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if New EM is determined to have infringed upon a third party’s intellectual property rights, New EM may be required to do one or more of the following:

•        cease selling, incorporating or using products that incorporate the challenged intellectual property;

•        pay substantial damages;

•        obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

•        redesign its products or service offerings.

In the event of a successful claim of infringement against New EM and its failure or inability to obtain a license to the infringed technology, New EM’s business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.

New EM also is expected to license patents and other intellectual property from third parties, and New EM may face claims that its use of this intellectual property infringes the rights of others. In such cases, New EM may seek indemnification from its licensors under its license contracts with them. However, New EM’s rights to indemnification may be unavailable or insufficient to cover its costs and losses, depending on its use of the technology, whether it chooses to retain control over conduct of the litigation and other factors.

New EM’s patent applications may not result in issued patents or its patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on New EM’s ability to prevent others from interfering with its commercialization of its products.

New EM’s patent applications may not result in issued patents, which may have a material adverse effect on New EM’s ability to prevent others from commercially exploiting products similar to New EM’s. The status of patents involves complex legal and factual questions, and the breadth of claims allowed is uncertain. As a result, New EM cannot be certain that the patent applications that it files will result in patents being issued or that its patents and any patents that may be issued to it will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which New EM has developed and is developing its technology. In addition to those who may claim priority, any of New EM’s existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus New EM cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if its patent applications succeed and New EM is issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide New EM with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from New EM’s patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to New EM’s. The intellectual property rights of others could also bar New EM from licensing and exploiting any patents that are issued from its pending applications. In addition, patents issued to New EM may be infringed upon or designed around by others, and others may obtain patents that New EM needs to license or design around, either of which would increase costs and may adversely affect New EM’s business, prospects, financial condition and operating results.

Risks Related to the Business Combination and WTMA

The Business Combination is conditioned on EM’s acquisition of the Target Companies and EM has not entered into definitive agreements to acquire the Target Companies.

EM has entered into a binding investment agreement to acquire CMR and has entered into legally binding Heads of Agreement to acquire each of the Korean Companies and EM believes all of such acquisitions are probable. However, EM has not entered into definitive agreements for the acquisition of any of those target businesses. WTMA’s prospects will be materially adversely affected if EM is unable to negotiate and finalize the acquisition of the other Target Companies within the assumed timeframes, or at all; the prices payable by WTMA to complete the acquisitions of the Target Companies are more than expected; the acquired Target Companies do not perform as expected; EM does not successfully integrate or leverage the Target Companies; or due diligence on any of the Target Companies fails to identify or adequately address risks or liabilities within those businesses. In addition, if EM is unable to reach definitive agreements with the Target Companies or is otherwise unable to consummate the acquisition of the Target Companies, WTMA will not be able to complete the Business Combination. See “Risk Factors — If WTMA is not able to complete the Business Combination with EM by June 30, 2025, nor able to complete another business combination by such date it would cease all operations except for the purpose of winding up and WTMA would redeem WTMA’s public stock and liquidate, in which case WTMA’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and any public rights will expire worthless.”

Acquired assets or businesses may not generate the expected financial results. Acquisitions of the Target Companies could also result in the use of cash, potentially dilutive issuances of equity securities, goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

In addition, while EM and WTMA will continue to conduct due diligence on the other Target Companies, there is no assurance that an acquisition will perform as forecast once fully integrated, or successfully achieve the desired objectives, including, where applicable, any synergies.

If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

Even if the Merger Agreement is approved by WTMA’s stockholders, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section entitled “Merger Agreement Proposal — Closing Conditions.” WTMA and EM may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause WTMA and EM to each lose some or all of the intended benefits of the Business Combination.

For example, in order to satisfy the Minimum Available Cash Condition for the benefit of EM, New EM is required to have available to it a positive amount of cash after giving effect to (x) the amount in the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their rights to redeem all or a portion of their shares of WTMA Common Stock pursuant to the Existing Charter and certain WTMA transaction expenses, plus (y) the amount of the PIPE Investment actually received by WTMA prior to or substantially concurrently with the Closing, plus (z) the aggregate gross proceeds received or to be received by WTMA or EM pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA or EM or any of WTMA’s subsidiaries, if any.

Any potential PIPE Investment Amount depends on, among other conditions, market conditions and the ongoing due diligence of potential PIPE Investors. As of the date of this proxy statement/prospectus, the maximum assumed potential PIPE Investment Amount under the non-binding PIPE Term Sheet, subject in all respects to the completion of potential PIPE Investors’ due diligence process, the negotiation and execution of definitive transaction documents to the potential PIPE Investors’ satisfaction, and the satisfaction of certain other conditions, is $2,000 million. Accordingly, WTMA does not currently have in place sufficient financing arrangements, on either a committed or non-binding basis, to satisfy the Minimum Available Cash Condition in the event of the maximum redemption of the trust account. Therefore, in order for the Business Combination to close, WTMA may be required to obtain additional financing, or EM may be required to waive or reduce the Minimum Available Cash Condition.

The initial stockholders have agreed to vote in favor of the Business Combination, regardless of how WTMA’s public stockholders vote.

Our initial stockholders, including the Sponsor, and our directors and officers have agreed to vote any shares of WTMA Common Stock owned by them in favor of the Business Combination, including their shares of WTMA Common Stock and any public stock purchased after our initial public offering (including in open market and privately negotiated transactions). As of the date of this proxy statement/prospectus, our initial stockholders, including our Sponsor, and our directors and officers beneficially own an aggregate of approximately 67.84% of the outstanding shares of WTMA Common Stock.

As a result, assuming all outstanding shares are voted, WTMA would not need any share of public stock issued and outstanding as of [            ], 2024 to be voted in favor of a transaction in order to have the proposed Business Combination approved. However, because WTMA only needs a majority of the shares of WTMA Common Stock attending virtually or by proxy and entitled to vote thereon to be voted in favor of the proposed Business Combination to have such transaction approved, the number of shares of public stock needed to be voted in favor of the Business Combination decreases as the overall number of shares of public stock voted decreases. Accordingly, WTMA would not need any share of public stock issued and outstanding as of [            ], 2024 to be voted in favor of a transaction if only the minimum number of shares representing a quorum are voted in order to have the proposed Business Combination approved.

WTMA may be forced to close the Business Combination even if the WTMA Board determines it is no longer in the best interest of WTMA’s stockholders.

WTMA’s public stockholders are protected from a material adverse event of EM arising between the date of the Merger Agreement and the Closing primarily by (i) the right to redeem their public stock for a pro rata portion of the funds held in the trust account, calculated as of two (2) business days prior to the vote at the Special Meeting, and (ii) the closing condition in the Merger Agreement that there be no material adverse effect on EM. However, if an event occurs and the WTMA Board determines it is no longer in the best interest of WTMA’s stockholders to close the Business Combination but the event does not constitute a material adverse event under the Merger Agreement, then WTMA may be forced to close the Business Combination even if WTMA determines it is no longer in WTMA’s stockholders’ best interest to do so (as a result of such event) which could have a significant negative impact on our business, financial condition or results of operations.

Additionally, if WTMA does not obtain stockholder approval at the Special Meeting, EM can continually obligate WTMA to hold additional Special Meetings to vote on the Condition Precedent Proposals until the earlier of such stockholder approval being obtained and three (3) business days prior to the Agreement End Date. WTMA is also restricted from seeking, soliciting, negotiating or consummating any alternative business combination while the Merger Agreement is still in effect.

Since the Sponsor, WTMA’s directors and executive officers and certain executive officers, directors or members and equity owners of the Target Companies, have interests that are different, or in addition to (and which may conflict with), the interests of WTMA’s stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as its initial business combination. Such interests include that the Sponsor could lose its entire investment in WTMA if the Business Combination is not completed.

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that the initial stockholders, including the Sponsor, WTMA’s directors and executive officers and certain directors or members, officers and equity owners of the Target Companies have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. These interests may influence WTMA’s directors in making their recommendation that you vote in favor of the Merger Agreement Proposal and the transactions contemplated thereby. These interests were considered by the WTMA Board when it approved the Business Combination.

These interests may influence WTMA’s directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. WTMA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to WTMA stockholders that they approve the Business Combination. WTMA stockholders should take these interests into account in deciding whether to approve the Business Combination. Such interests include that the Sponsor as well as our executive officers and directors, will lose their entire investment in us if we do not complete a business combination. See “Merger Agreement Proposal — Conflicts of Interest” for further analysis of these potential conflicts and their implications for WTMA stockholders.

WTMA will require its public stockholders who wish to redeem their Public Shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If WTMA requires public stockholders who wish to redeem their Public Shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, WTMA will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their Public Shares in such a circumstance will be unable to sell their securities after the failed acquisition until WTMA has returned their securities to them. The market price of Public Shares may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

Neither WTMA nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by EM in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by EM and WTMA to each other in the Merger Agreement will not survive the consummation of the Business Combination. As a result, WTMA and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by EM in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, WTMA would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions of our obligations to complete the Business Combination, to the extent permitted by the Existing Charter and applicable laws. For example, it is a condition to our obligations to close the Business Combination that certain of EM’s representations and warranties are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if the WTMA Board determines that it is in our stockholders’ best interest to waive any such breach, then the WTMA Board may elect to waive that condition and consummate the Business Combination. Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ charters or organizational documents, applicable law, or otherwise. The following closing conditions may not be waived: receipt of the requisite stockholder approvals; the absence of any law or order that would prohibit the consummation of the Business Combination; and the shares of New EM Common Stock to be issued in connection with the Merger being approved for listing on Nasdaq.

The exercise of WTMA’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in WTMA’s stockholder’s best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require WTMA to consent to certain actions taken by EM or to waive rights that WTMA is entitled to under the Merger Agreement. Such events could arise because of changes in the course of EM’s business or a request by EM to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at WTMA’s discretion, acting through the WTMA Board, to grant its consent or waive those rights (provided that certain consent rights are not to be unreasonably withheld, conditioned, delayed or denied). The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, WTMA does not believe there will be any changes or waivers that WTMA’s directors and executive officers would be likely to make after stockholder approval of the Merger Agreement Proposal has been obtained. While certain changes could be made without further stockholder approval, WTMA will circulate a new or amended proxy statement/prospectus and resolicit WTMA’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Merger Agreement Proposal.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Lawsuits may be filed against WTMA or its directors and officers in connection with the Business Combination. Defending such lawsuits could require WTMA to incur significant costs and draw the attention of WTMA’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the transactions are consummated may adversely affect New EM’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed upon timeframe.

In connection with the Business Combination, two purported shareholders of WTMA have sent demand letters requesting that WTMA provide additional disclosures in an amendment to the registration statement filed in connection with the Business Combination. WTMA believes that the allegations in the demand letters are meritless and that no additional disclosure is required in such registration statement. No litigation has been filed in respect of these allegations and WTMA is currently unable to reasonably determine the outcome or estimate any potential losses should any litigation be filed, and, as such, has not recorded a loss contingency. There is no material litigation, arbitration or governmental proceeding currently pending against WTMA or any members of its management team in their capacity as such.

Nasdaq may not list New EM’s securities on its exchange, which could limit investors’ ability to make transactions in New EM’s securities and subject New EM to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of its securities on a stock exchange, WTMA will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than continued listing requirements. WTMA will apply to have New EM’s securities listed on Nasdaq upon consummation of the Business Combination. WTMA cannot assure you that WTMA will be able to meet all initial listing requirements. Even if New EM’s securities are listed on Nasdaq, New EM may be unable to maintain the listing of its securities in the future.

If New EM fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, EM would not be required to consummate the Business Combination. In the event that EM elected to waive this condition, and the Business Combination was consummated without New EM’s securities being listed on Nasdaq or on another national securities exchange, New EM could face significant material adverse consequences, including:

•        a limited availability of market quotations for New EM’s securities;

•        reduced liquidity for New EM’s securities;

•        a determination that New EM Common Stock is a “penny stock,” which will require brokers trading in New EM Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New EM’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New EM’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and WTMA would be subject to regulation in each state in which WTMA offers New EM securities because states are not preempted from regulating the sale of securities that are not covered securities.

The Minimum Available Cash Condition may make it more difficult for WTMA to complete the Business Combination as contemplated.

The Merger Agreement provides that the obligations of EM to consummate the Merger are conditioned on, among other things, the requirement that as of the Closing, New EM would have available to it a positive amount of cash after giving effect to (i) the amount in the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their rights to redeem all or a portion of their shares of WTMA Common Stock pursuant to the Existing Charter and certain WTMA transaction expenses, plus (ii) the PIPE Investment Amount actually received by WTMA prior to or substantially concurrently with or prior to the Closing, plus (iii) the aggregate gross proceeds received or to be received by WTMA or EM pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA or EM or any of WTMA’s subsidiaries if any, (the sum of (i) through (iii), the “Available Cash”). Any potential PIPE Investment Amount depends on, among other conditions, market conditions and the ongoing due diligence of potential PIPE Investors. As of the date of this proxy statement/prospectus, the maximum assumed potential PIPE Investment Amount under the non-binding PIPE Term Sheet, subject in all respects to the completion of potential PIPE Investors’ due diligence process, the negotiation and execution of definitive transaction documents to the potential PIPE Investors’ satisfaction, and the satisfaction of certain other conditions, is $2,000 million. Accordingly, WTMA does not currently have in place sufficient financing arrangements, on either a committed or non-binding basis, to satisfy the Minimum Available Cash Condition in the event of maximum redemption of the Trust Account. Therefore, in order for the Business Combination to close, WTMA may be required to obtain additional financing or EM may be required to waive or reduce the Minimum Available Cash Condition.

The Minimum Available Cash Condition is for the sole benefit of EM. If the Available Cash is equal to or greater than the Minimum Available Cash Condition amount, then the Minimum Available Cash Condition will be deemed to have been satisfied. If such condition is not met, and such condition is not or cannot be revised or waived under the terms of the Merger Agreement, then the Merger Agreement could be terminated by EM in EM’s sole discretion and the proposed Business Combination may not be consummated or EM would be required to revise or waive the condition in order to consummate the Business Combination.

If such conditions are revised or waived and the Business Combination is consummated with an amount of Available Cash that is less than the amount contemplated by the Minimum Available Cash Condition at the time the Merger Agreement was entered into, the cash held by New EM and its subsidiaries in the aggregate, after the Closing may not be sufficient to allow it to operate and pay its bills as they become due. The additional exercise of Redemption Rights with respect to a large number of shares of WTMA Public Stock may make WTMA unable to take such actions as may be desirable in order to optimize the capital structure of New EM after consummation of the Business Combination and New EM may not be able to raise additional financing from unaffiliated parties necessary to fund its expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding New EM’s ability to continue as a going concern at such time.

Following the consummation of the Business Combination, WTMA’s only significant asset will be its ownership interest in EM and such ownership may not be sufficient to pay dividends or make distributions or loans to enable it to pay any dividends on New EM Common Stock or satisfy other financial obligations.

Following the consummation of the Business Combination, WTMA will have no direct operations and no significant assets other than its ownership of EM. WTMA and certain investors, the EM Unitholders, and directors and officers of EM and its affiliates will become stockholders of New EM. WTMA will depend on EM for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to New EM Common Stock. The financial condition and operating requirements of EM may limit our ability to obtain cash from EM. The earnings from, or other available assets of, EM may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on New EM Common Stock or satisfy our other financial obligations.

This lack of diversification may subject WTMA to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which WTMA may operate subsequent to the Business Combination.

The independent registered public accounting firm’s report for WTMA contains an explanatory paragraph that expresses substantial doubt about such Company’s ability to continue as a “going concern.”

As of June 30, 2024, WTMA had cash and marketable securities held in the trust account of $12.1 million after taking into account the redemption rights exercised by public stockholders in the June 2024 special meeting and cash of $2,564 held outside of the trust account. Further, WTMA has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. WTMA intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete its business combination. To the extent that WTMA’s share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies. If WTMA does not complete the Business Combination, it intends to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

WTMA cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about WTMA’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from WTMA’s inability to continue as a going concern.

There is uncertainty regarding the ability of each of the Target Companies to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about each Target Company’s ability to continue as a going concern.

Each Target Company’s historical financial statements have each been prepared under the assumption that the company will continue as a going concern. The independent registered public accounting firm for each Target Company has issued a report on the audited financial statement for the years ended December 31, 2023 and December 31, 2022 that includes an explanatory paragraph expressing substantial doubt in the Target Company’s ability to continue as a going concern for one year from the date of such report. The ability of each Target Company to continue as a going concern, and the combined companies to continue as a going concern after the consummation of the Business Combination, is dependent on each Target Company’s ability to obtain additional equity or debt financing or to generate cash flow from operations. Its financial statements do not include any adjustments that might result from the outcome of this uncertainty. The substantial doubt regarding the potential ability of each Target Company to continue as a going concern may adversely affect its ability to obtain such debt or equity financing on reasonable terms or at all, or to execute their business strategies. Additionally, if any Target Company is unable to continue as a going concern, investors, including holders of New EM Common Stock following the closing of the Business Combination, may lose some or all of their investment.

WTMA is not obtaining an opinion from an independent valuation provider, and consequently, you have no assurance from an independent source that the Business Combination is fair to WTMA from a financial point of view.

The WTMA Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The WTMA Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The WTMA Board also determined, without seeking a valuation from a financial advisor, that EM’s fair market value was at least 80% of WTMA’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of the WTMA Board as described above in valuing EM’s business and assuming the risk that the WTMA Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead to an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact WTMA’s ability to consummate the Business Combination.

Our financial projections may differ materially from our actual results.

The financial projections underlying the estimated enterprise valuation of New EM included in this proxy statement/prospectus are based on certain estimates and assumptions as of June 30, 2024 (the date EM management provided the financial projections to WTMA) concerning various factors which are subject to significant risks and uncertainties, many of which are beyond our control, and therefore actual results may differ materially. These estimates and assumptions include, among others: the consummation of the transactions necessary to acquire the Target Companies; assumptions regarding costs and availability of feedstocks; estimates of the prices at which New EM’s products can be sold; assumptions about when the improvement to the existing battery recycling plant, NdPr metal plant, NdPr alloy plant, NdPr sintered magnet plant, NdPr bonded magnet plant that are expected to be acquired in connection with the Business Combination will be completed, and assumptions about when New EM’s planned construction of phase 2, phase 3, and phase 4 for the battery recycling plant, e-scrap recycling plant, NdPr metal plant, NdPr alloy plant, NdPr sintered magnet plant, NdPr bonded magnet plant, and hydrometallurgical plant will be completed; assumptions on and when commercial production of each plant will reach full capacity; assumptions regarding New EM’s ability to source new feedstocks supply as well as performance New EM’s anticipated feedstocks supplier in sourcing feedstocks for New EM; and assumptions regarding New EM’s ability to enter into offtake contracts in connection with its saleable products. These estimates and assumptions are subject to various factors beyond our control, including, for example, changes in the cost and availability of feedstock, construction costs for New EM’s production plants, changes in demand for New EM’s products, changes in government policies and the regulatory environment, and changes in New EM’s management team. Our financial projections also reflect assumptions regarding contracts or other business arrangements that are currently under negotiation. Accordingly, New EM’s future financial condition and results of operations may differ materially from our projections included in this proxy statement/prospectus. Except to the extent required by applicable law, neither WTMA nor EM has any duty to update the financial projections underlying the estimated enterprise valuation of New EM included in this proxy statement/prospectus. New EM’s failure to achieve its projected results could harm the trading price of New EM’s securities and its financial position following the consummation of the Business Combination.

The announcement of the proposed Business Combination could disrupt EM’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on EM’s business include the following:

•        its employees may experience uncertainty about their future roles, which might adversely affect EM’s ability to retain and hire key personnel and other employees;

•        customers, suppliers, business partners and other parties with which EM maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with EM or fail to extend an existing relationship with EM; and

•        EM has expended, and New EM will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact New EM’s results of operations and cash available to fund its businesses.

WTMA and EM will incur significant transaction and transition costs in connection with the Business Combination.

WTMA and EM have both incurred and expect to incur significant, non-recurring and recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. WTMA and EM may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by out of the proceeds of the Business Combination or by New EM following the closing of the Business Combination.

The directors and officers of WTMA and EM officers could still be subject to potential liability from claims arising from conduct alleged to have occurred prior to the Business Combination. As a result, in order to protect the directors and officers of WTMA and EM, the post-Business Combination entity is required to purchase additional insurance with respect to any such claims (“run-off insurance”). The need for run-off insurance would be an added expense for New EM.

WTMA’s ability to successfully effect the Business Combination and New EM’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of EM, all of whom WTMA expects to stay with New EM following the Closing. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

WTMA’s ability to successfully affect the Business Combination and New EM’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of EM. Although EM expects to enter into employment agreements with certain key employees in connection with the Business Combination, there can be no assurance that any of EM’s key management personnel or other key employees will continue their employment following the Business Combination. It is possible that EM will lose some key personnel, the loss of which could negatively impact the operations and profitability of New EM. EM’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of EM’s officers could have a material adverse effect on EM’s business, financial condition, or operating results. The services of such personnel may not continue to be available to New EM. Furthermore, following the Closing, certain of the key personnel of EM may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New EM to have to expend time and resources helping them become familiar with such requirements.

Subsequent to the consummation of the Business Combination, WTMA may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

WTMA cannot assure you that the due diligence conducted in relation to EM has identified all material issues or risks associated with EM, its business or the industry in which it competes.

Furthermore, WTMA cannot assure you that factors outside of EM’s and its control will not later arise. As a result of these factors, WTMA may be exposed to liabilities and incur additional costs and expenses and WTMA may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in our reporting losses. Even if WTMA’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on its financial condition and results of operations and could contribute to negative market perceptions about its securities or New EM. Additionally, WTMA has no indemnification rights against EM or the EM Unitholders under the Merger Agreement and all of the Aggregate Merger Consideration will be delivered at the Closing.

Accordingly, any stockholders or rightsholders of WTMA who choose to remain New EM Stockholders following the Business Combination could suffer a reduction in the value of their stock. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The historical financial results of EM and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New EM’s actual financial position or results of operations would have been.

The historical financial results of EM included elsewhere in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a public company during the periods presented or those New EM will achieve in the future. This is primarily the result of the following factors: (i) New EM will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes Oxley Act; and (ii) New EM’s capital structure will be different from that reflected in EM’s historical financial statements. New EM’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare New EM’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions, including, but not limited to, WTMA being treated as the “accounting acquiree” in the Merger for financial reporting purposes, EM being treated as the “accounting acquirer” in the Precedent Transactions for financial reporting purposes, the total debt obligations and the cash and cash equivalents of EM on the Closing Date and the number of shares of WTMA Common Stock that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of New EM’s future operating or financial performance and New EM’s actual financial condition and results of operations may vary materially from New EM’s pro forma results of operations and balance sheet included elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of New EM’s income or other tax returns could adversely affect New EM’s financial condition and results of operations.

WTMA currently is, and New EM will be, subject to income taxes in the United States. In addition, following the completion of the Business Combination transactions, New EM’s tax liabilities will be subject to the allocation of expenses in differing jurisdictions. New EM’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of New EM’s deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings;

•        historical tax liability, if any, of any of the entities acquired pursuant to the Business Combination, such as EM, CMR, and the Korean Companies;

•        changes in tax laws, regulations or interpretations thereof; or

•        lower than anticipated future earnings in jurisdictions where New EM has lower statutory tax rates and higher than anticipated future earnings in jurisdictions where New EM has higher statutory tax rates.

In addition, New EM may be subject to audits of income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on New EM’s financial condition and results of operations.

WTMA cannot be certain as to the number of shares of public stock that will be redeemed and the potential impact on public stockholders who do not elect to redeem their public stock.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position. We can give no assurance as to the price at which a stockholder may be able to sell its public stock in the future following the closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of public stock may cause an increase or decrease in our share price, and may result in a lower value realized now than a stockholder of WTMA might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public stock after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own financial or other advisor for assistance on how this may affect his, her or its individual situation.

On [            ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per share of WTMA Common Stock was $[            ]. Public stockholders should be aware that, while we are unable to predict the price per share of New EM Common Stock following the consummation of the Business Combination — and accordingly we are unable to predict the potential impact of redemptions on the per-share value of public stock owned by non-redeeming shareholder — increased levels of redemptions by public stockholders may be a result of the price per share of WTMA Common Stock falling below the redemption price. We expect that more public stockholders may elect to redeem their public stock if the share price of the WTMA Common Stock is below the projected redemption price of $11.21 per share, and we expect that more public stockholders may elect not to redeem their public stock if the share price of the WTMA Common Stock is above the projected redemption price of $11.21 per share. Each share of public stock that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to WTMA from the trust account and (ii) a corresponding increase in each public stockholder’s pro rata ownership interest in New EM following the consummation of the Business Combination.

The Sponsor may elect to purchase stock from public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of WTMA securities.

None of WTMA, the Sponsor, the other initial stockholders nor any of their respective affiliates currently have an intention to purchase public shares or public rights prior to the Special Meeting. However, subject to Rule 14e-5, at any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding WTMA or its securities, WTMA, the Sponsor, the other initial stockholders and/or their respective affiliates may purchase public shares or public rights prior to the Special Meeting. The purpose of such transactions would be to increase the likelihood of satisfaction with the requirements to consummate the Business Combination, where it appears that such requirements may not otherwise be met. If such purchases occur, the public “float” of New EM following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New EM Common Stock on Nasdaq or another national securities exchange.

In the event that WTMA, the Sponsor, the other initial stockholders and/or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. Any purchases of public shares made by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates would be voted in favor of the Business Combination Proposal and Redemptions Rights (if any) over such purchased securities would be waived by the aforementioned persons. To the extent the transaction occurs following the date of this proxy statement/prospectus, the purchase price of any public shares to be acquired by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates, will be at a price no higher than the redemption price offered to public shareholders. In addition, WTMA will file a Current Report on Form 8-K and will (i) amend the proxy statement/prospectus, if such arrangements are entered into prior to effectiveness of the Registration Statement on Form S-4, or (ii) file a proxy supplement, if such arrangements are entered into after effectiveness of such Registration Statement, to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such disclosures will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons and will describe the material costs of such arrangements to WTMA and EM, as well as their potential impact to New EM after giving effect to the Business Combination.

If third parties bring claims against WTMA, the proceeds held in the trust account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per unit in the initial public offering).

WTMA’s placement of funds in the trust account may not protect those funds from third-party claims. Although WTMA seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses and other entities with which WTMA does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is nevertheless no guarantee that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against WTMA’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, WTMA’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to than any alternative.

Examples of possible instances where WTMA may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with WTMA and will not seek recourse against the trust account for any reason. Upon redemption of its public stock, if WTMA has not completed its Business Combination within the required time period, or upon the exercise of a Redemption Right in connection with our Business Combination, WTMA will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per share of public stock initially held in the trust account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to WTMA if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to WTMA, or a prospective target business with which WTMA has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per share of public stock or (ii) such lesser amount per share of public stock held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. WTMA has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. WTMA has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per share of public stock. In such event, WTMA may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public stock. None of WTMA’s directors or officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

WTMA’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to WTMA’s public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per share of public stock or (ii) such lesser amount per share of public stock held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, WTMA’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While WTMA currently expects that WTMA’s independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to WTMA, it is possible that WTMA’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If WTMA’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to WTMA’s public stockholders may be reduced below $10.00 per share.

WTMA may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

WTMA has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, WTMA’s officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account and not to seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by WTMA only if (i) WTMA has sufficient funds outside of the trust account or (ii) WTMA consummates an initial business combination. WTMA’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against WTMA’s officers and directors, even though such an action, if successful, might otherwise benefit WTMA and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent WTMA pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Our Existing Charter requires that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders. The Proposed Charter includes a substantially similar choice of law forum provision, except the Proposed Charter provides that, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Our Existing Charter requires that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination) or (B) arising under the Exchange Act or Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our Existing Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Existing Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The Proposed Charter includes a substantially similar choice of law forum provision, except the Proposed Charter provides that, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The choice of forum provision in the Proposed Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New EM or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although New EM’s stockholders will not be deemed to have waived New EM’s compliance with federal securities laws and the rules and regulations thereunder. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm New EM’s business, operating results and financial condition. In addition, although the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were facially valid under Delaware law, there is uncertainty as to whether other courts will enforce New EM’s federal forum selection clause.

WTMA stockholders may be held liable for claims by third parties against WTMA to the extent of distributions received by them upon redemption of their shares.

If WTMA enters into an insolvency proceeding, any distributions received by stockholders could be viewed as an unlawful payment if it was proved that, for example, immediately following the distribution, WTMA was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its stockholders. Furthermore, its directors may be viewed as having breached their fiduciary duties to WTMA or its creditors or may have acted in bad faith, and thereby exposing themselves and WTMA to claims, by paying public stockholders from the trust account prior to addressing the claims of creditors. WTMA cannot assure you that claims will not be brought against it for these reasons.

If, before distributing the proceeds in the trust account to WTMA’s public stockholders, WTMA files a bankruptcy petition or an involuntary bankruptcy petition is filed against WTMA that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of WTMA’s stockholders and the per-share amount that would otherwise be received by WTMA’s stockholders in connection with WTMA’s liquidation may be reduced.

If, before distributing the proceeds in the trust account to WTMA’s public stockholders, WTMA files a bankruptcy petition or an involuntary bankruptcy petition is filed against WTMA that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in WTMA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of WTMA’s stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by WTMA’s stockholders in connection with WTMA’s liquidation may be reduced.

Public stockholders will experience immediate dilution as a consequence of the issuance of New EM Common Stock as consideration in the Business Combination and the PIPE Investment, and due to future issuances pursuant to the New EM Equity Incentive Plan. Having a minority stock ownership position may reduce the influence that WTMA’s current stockholders have on the management of New EM.

Public stockholders who do not redeem their public stock will experience immediate dilution as a consequence of the issuance of New EM Common Stock as consideration in the Business Combination and in connection with the conversion or exercise of the PIPE Securities issued in the PIPE Investment and may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including the following:

•        615.8 million shares of New EM Common Stock are anticipated to be issued as consideration in the Business Combination, valued at $10.00 per share. This represents approximately 75.0% or 75.1% of the number of shares of New EM Common Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively.

•        Assuming a PIPE Investment Amount of $2,000 million, 200 million shares of New EM Common Stock are anticipated to be issued to the PIPE Investors pursuant to the PIPE Investment. This represents approximately 24.4% or 24.4% of the number of shares of New EM Common Stock that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario and the maximum redemption scenario, respectively.

•        New EM will reserve 15% of the number of outstanding shares of New EM Common Stock on a fully diluted basis (as of immediately following the Business Combination) pursuant to the New EM Equity Incentive Plan and expects to grant equity awards under the New EM Equity Incentive Plan. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the New EM Equity Incentive Plan.

•        New EM is obligated to issue up to 8,200,000 Options to purchase New EM Common Stock under the New EM Equity Incentive Plan to Qualified Stockholders of EM upon the achievement by New EM of certain financial and share price Milestones.

The issuance of additional shares of New EM Common Stock (or other equity securities of equal or senior rank) including through the exercise of warrants or options, could have the following effects for public stockholders who elect not to redeem their shares:

•        your proportionate ownership interest in New EM will decrease;

•        the relative voting strength of each previously outstanding share of New EM Common Stock will be diminished; or

•        the market price of New EM Common Stock may decline.

WTMA Rights will automatically convert into WTMA Common Stock in connection with Closing, which would increase the number of shares eligible for future resale on the public market and result in dilution to our stockholders. Such dilution will increase if more of our shares are redeemed.

Outstanding WTMA Rights will automatically convert into 807,974 shares of WTMA Common Stock in connection with Closing. Based on the closing price of the public rights of $[            ] on Nasdaq on [            ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, such public rights have an aggregate market value of approximately $[            ] million.

The automatic conversion of the WTMA Rights will result in additional shares of New EM Common Stock being outstanding, which will result in dilution to the holders of New EM Common Stock and increase the number of shares eligible for resale on the public market. The dilution caused by the conversion of the public rights will increase if a large number of our stockholders elect to redeem their shares in connection with the Business Combination. Holders of public rights do not have a right to redeem the rights. Further, the redemption of public stock without any accompanying redemption of public rights will increase the dilutive effect of the conversion of public rights. No holders of public rights will be locked up with respect to the shares of New EM Common Stock into which such rights will automatically convert. Sales of substantial numbers of shares issued upon the conversion of rights in the public market could also adversely affect the market price of New EM Common Stock.

Because each WTMA Unit contains one WTMA Right, with each WTMA Right entitling the holder thereof to one-tenth of one share of WTMA Common Stock, the WTMA Units may be worth less than units of other blank check companies.

Each WTMA Unit contains one WTMA Right, with each WTMA Right entitling the holder thereof to one-tenth of one share of WTMA Common Stock upon Closing. No fractional shares of will be issued upon conversion of rights. If, upon conversion of the rights, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares to be issued to holder. Accordingly, unless you are separating a multiple of ten units, your rights may expire worthless.

New EM will be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, will qualify for exemptions from certain corporate governance requirements. If New EM relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon the Closing, David Wilcox, who is the sole managing member of EM, and is expected to serve as the Executive Chairman of the Board of Directors of New EM following the consummation of the Business Combination will control approximately 62.2% of the voting power of the outstanding New EM Common Stock if there are no additional redemptions by the public, and, therefore will control a majority of the voting power of New EM outstanding common stock, and New EM will then be a “controlled company” within the meaning of applicable rules of Nasdaq upon the Closing of the Business Combination. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

•        that a majority of the board consists of independent directors;

•        for an annual performance evaluation of the nominating and corporate governance and compensation committees;

•        that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While New EM does not intend to rely on these exemptions, New EM may use these exemptions now or in the future. As a result, New EM’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

The transfer by the Korean Equityholders of their EM Member Units in the Merger may fail to qualify for Section 351 nonrecognition treatment for U.S. federal income tax purposes.

On the basis of certain facts, the information available to WTMA at the time of entry into the Merger Agreement, representations and assumptions (including factual representations provided by officers of EM and WTMA), and subject to certain limitations, exceptions, beliefs and qualifications, we believe the Merger, taken together with certain other Business Combination transactions, should qualify as a nonrecognition transfer of property to a corporation controlled by the transferors under Section 351 of the Code, in which case, the Korean Equityholders should not recognize any gain or loss on the surrender of their EM Member Units in exchange for New EM Common Stock pursuant to the Merger, subject to the discussion below in the section entitled “Certain Material U.S. Federal Income Tax Considerations of the Merger for Korean Equityholders — Non-U.S. Korean Company Holders.” However, the obligation of each of EM and WTMA to complete the Merger is not conditioned upon the receipt of an opinion from counsel or a private letter ruling from the IRS regarding the qualification of the Merger as a nonrecognition transfer of property to a corporation controlled by the transferors under Section 351 of the Code. Furthermore, our position is not binding on the IRS or any court and there can be no assurance that the IRS will not challenge our position with respect to the Merger or that a court would not sustain such a challenge. Neither WTMA nor EM will request a ruling from the IRS with respect to the tax treatment of the Merger.

If the Merger, taken together with certain other transactions in the Business Combination, does not qualify as a transfer of property to a corporation controlled by the transferors under Section 351 of the Code, the U.S. Korean Company Holders, and certain Non-U.S. Korean Company Holders who are engaged in a U.S. trade or business or have a permanent establishment in the United States within the meaning of the applicable tax treaty, will recognize gain or loss equal to the difference between (1) the fair market value, at the time of the Merger, of New EM Common Stock received pursuant to the Merger, and (2) such holder’s adjusted tax basis in the shares of the applicable Korean Company (potentially adjusted for any applicable EM items during such holder’s holding period in EM).

The Merger will not result in any taxable gain or loss to the WTMA stockholders or WTMA for U.S. federal income tax purposes, regardless of whether the Merger qualifies for nonrecognition treatment for U.S. federal income tax purposes.

You should consult your tax advisor to determine the particular tax consequences of the Merger to you.

The excise tax included in the Inflation Reduction Act of 2022 may decrease the value of New EM Common Stock following the Business Combination and decrease the amount of funds available for distribution.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax, and, pursuant to such authority, have issued regulations.

The redemption of the WTMA Common Stock from the WTMA stockholders who exercise their Redemption Rights and any redemptions, or other repurchases, of New EM Common Stock following the Business Combination may be subject to the excise tax. Whether and to what extent New EM would be subject to the excise tax will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) fair market value of New EM Common Stock issued in connection with the Business Combination, (iii) the nature and amount of the PIPE Investment or any other equity issuances within the same taxable year of the Business Combination and (iv) the content of any additional guidance issued by the IRS following the Business Combination. In addition, because the excise tax would be payable by New EM and not by the redeeming stockholder, the foregoing could cause a reduction in the value of New EM Common Stock.

Additional Risks Related to Ownership of New EM Common Stock Following the Business Combination and New EM Operating as a Public Company

Nasdaq may delist the New EM Common Stock from trading on its exchange, which could limit investors’ ability to make transactions in the New EM Common Stock and subject New EM to additional trading restrictions.

WTMA’s securities are currently listed on Nasdaq, and it is anticipated that, following the Business Combination, the New EM Common Stock will be listed on Nasdaq. However, WTMA cannot assure you that the New EM Common Stock will continue to be listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, New EM must maintain certain financial, distribution and stock price levels. Generally, New EM must maintain a minimum number of holders of its securities (generally 400 public holders). Additionally, in connection with the Business Combination, New EM will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, New EM’s stock price would generally be required to be at least $4.00 per share and New EM will be required to have a minimum of 400 public holders (with at least 50% of such round lot holders holding securities with a market value of at least $2,500) in order to remain listed on the Nasdaq Global Market. WTMA cannot assure you that New EM will be able to meet those initial listing requirements at that time.

If Nasdaq delists the New EM Common Stock from trading on its exchange and New EM is not able to list its securities on another national securities exchange, WTMA expects New EM’s securities could be quoted on an over-the-counter market. If this were to occur, New EM could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that the New EM Common Stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New EM’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The price of the New EM Common Stock may be volatile.

Upon consummation of the Business Combination, the price of the New EM Common Stock may fluctuate due to a variety of factors, including:

•        changes in the industries in which New EM and its customers operate;

•        developments involving New EM’s competitors;

•        changes in laws and regulations affecting its business;

•        variations in its operating performance and the performance of its competitors in general;

•        actual or anticipated fluctuations in New EM’s quarterly or annual operating results;

•        publication of research reports by securities analysts about New EM or its competitors or its industry;

•        the public’s reaction to New EM’s press releases, its other public announcements and its filings with the SEC;

•        actions by stockholders, including the sale by the PIPE Investors of any of their shares of our common stock;

•        additions and departures of key personnel;

•        commencement of, or involvement in, litigation involving the combined company;

•        changes in its capital structure, such as future issuances of securities or the occurrence of additional debt;

•        the volume of shares of New EM Common Stock available for public sale; and

•        general economic and political conditions, such as recessions, volatile interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New EM Common Stock regardless of the operating performance of New EM.

New EM does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, New EM currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New EM’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant. As a result, you may not receive any return on an investment in WTMA Common Stock unless you sell WTMA Common Stock for a price greater than that which you paid for it. See the section entitled “Market Price and Dividend Information.”

If analysts do not publish research about New EM’s business or if they publish inaccurate or unfavorable research, New EM’s stock price and trading volume could decline.

The trading market for the common stock of New EM will depend in part on the research and reports that analysts publish about its business. New EM does not have any control over these analysts. If one or more of the analysts who cover New EM downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover New EM, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering New EM in the future or fail to publish reports on it regularly.

New EM may be subject to securities litigation, which is expensive and could divert management attention.

The market price of New EM Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New EM may be the target of this type of litigation and investigation, or past investigations and litigation may resurface in the future. Securities litigation against New EM could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Future resales of the New EM Common Stock after the consummation of the Business Combination may cause the market price of the New EM Common Stock to drop significantly, even if New EM’s business is doing well.

Pursuant to the Sponsor Support and Lock-Up Agreement, EM Equityholder Support and Lock-Up Agreement, and the Organizational Documents, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, certain of WTMA’s officers, certain of EM’s officers and certain the EM Equityholder will be contractually restricted from selling or transferring any of their Lock-Up Shares during the Lock-Up Period. However, following the expiration of such Lock-Up Period, the Sponsor, certain of WTMA’s officers, certain of EM’s officers and the EM Equityholder will not be restricted from selling shares of New EM Common Stock held by them, other than by applicable securities laws. Additionally, the PIPE Investors will not be restricted from selling any of their shares of our common stock (to the extent received upon conversion of the PIPE Securities) following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of New EM Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New EM Common Stock.

The shares held by the Sponsor, certain of the WTMA Insiders and the EM Equityholder may be sold after the expiration of the applicable lock-up period under the Sponsor Support and Lock-Up Agreement, EM Equityholder Support and Lock-Up Agreement and the Organizational Documents. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New EM’s share price or the market price of New EM Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

New EM will be an emerging growth company and smaller reporting company, and New EM cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make its shares less attractive to investors.

After the completion of the Business Combination, New EM will be an emerging growth company, as defined in the JOBS Act. For as long as New EM continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. New EM will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of WTMA’s initial public offering, (b) in which New EM has total annual gross revenue of at least $1.235 billion or (c) in which New EM is deemed to be a large accelerated filer, which means the market value of shares of the New EM Common Stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30, and (2) the date on which New EM has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. New EM expects to use this extended transition period for complying with new or revised accounting standards and, therefore, New EM will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Following the Business Combination, New EM will also be a “smaller reporting company” as defined in the Exchange Act. Even after New EM no longer qualifies as an emerging growth company, it may still qualify as a smaller reporting company, which would allow it to take advantage of many of the same exemptions from disclosure requirements, including exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in New EM’s periodic reports and proxy statements.

New EM will be able to take advantage of the smaller reporting company scaled disclosures provided its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured as of a date within four business days after the consummation of the Business Combination, or New EM’s annual revenue is less than $100.0 million as of the most recently completed fiscal year reported in the Current Report on Form 8-K filed with New EM’s Form 10 information. If New EM is no longer a smaller reporting company after this initial determination, it would need to reflect its re-determined status in any filing that is due after the 45-day period following the consummation of the Business Combination.

If New EM is determined to be a smaller reporting company following the above determination, it will be able to continue to take advantage of the smaller reporting company scaled disclosures for so long as its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or its annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.

New EM cannot predict if investors will find its common stock less attractive because the combined company may rely on these exemptions. If some investors find the New EM Common Stock less attractive as a result, there may be a less active trading market for the New EM Common Stock and its market price may be more volatile.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from New EM’s business operations.

As a public company, New EM will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, New EM will incur significant legal, accounting and other expenses that EM did not previously incur. New EM’s entire management team and many of its other employees will need to devote substantial time to compliance and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in New EM incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for New EM to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for New EM to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for WTMA to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing the Business Combination.

The fact that WTMA is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on it as compared to other public companies because EM is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of EM as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New EM after the Business Combination. If New EM is not able to implement the requirements of Section 404, including any additional requirements once New EM is no longer an emerging growth company, in a timely manner or with adequate compliance, New EM may not be able to assess whether its internal controls over financial reporting are effective, which may subject New EM to adverse regulatory consequences and could harm investor confidence and the market price of New EM Common Stock. Additionally, once New EM is no longer an emerging growth company, New EM will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting.

In particular, New EM will be required to perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal control over financial reporting. As a private company, EM has not yet been required to do such an analysis.

New EM’s independent registered public accounting firm will not be required to attest to the effectiveness of the New EM’s internal control over financial reporting for so long as New EM remains a non-accelerated filer as defined in applicable SEC regulations. To comply with the requirements of its financial statements becoming those of New EM following the Business Combination, New EM may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. EM is only now beginning the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation of its internal control over financial reporting needed to comply with Section 404, and New EM may not be able to complete its evaluation, testing and any required remediation in a timely fashion. Moreover, if New EM is not able to comply with the requirements of Section 404 in a timely manner or if it identifies or its independent registered public accounting firm identifies deficiencies in New EM’s internal control over financial reporting that are deemed to be material weaknesses, the market price of New EM Common Stock could decline and New EM could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources.

Each of the Target Companies has identified one or more material weaknesses in its internal control over financial reporting which, if not corrected, could affect the reliability of each of the Target Companies’ and New EM’s consolidated financial statements and have other adverse consequences.

As private companies, the Target Companies have not been required to document and test their internal control over financial reporting nor have the Target Companies’ management teams been required to certify the effectiveness of their respective internal controls. Additionally, the auditors for each of the Target Companies have not been required to opine on the effectiveness of their respective internal control over financial reporting. Similarly, the Target Companies have not been subject to the SEC’s internal control reporting requirements. Following the Business Combination, New EM will be subject to these requirements.

In the course of preparing the financial statements that are included in this proxy statement/prospectus, management of each of the Target Companies has identified one or more material weaknesses in internal control over financial reporting. Specifically, (i) EM’s management identified material weaknesses resulting from not employing sufficient accounting resources with appropriate experience and technical expertise to effectively execute controls over certain accounting areas and a lack of review and segregation of duties for manual journal entries for cash and treasury management and purchase-to-pay processes; (ii) CMR’s management identified a material weakness resulting from a lack of a review and approval process for journal entry postings; and (iii) management of each of the Korean Companies identified similar material weaknesses resulting from a lack of formalized internal control and inadequate segregation of duties in the processes over financial reporting, a lack of sufficient levels of human resources and technical accounting experience, a lack of documentation, policies and procedures and inadequate design and operation of control activities, such as information technology general controls. Management for each of the Target Companies has concluded that the applicable material weakness or weaknesses are due to the fact that, prior to the consummation of the Business Combination, such Target Company is a private company with limited resources and does not have the necessary business processes and related internal controls, or the appropriate resources or level of experience and technical expertise, that would be required to oversee financial reporting processes or to address the accounting and financial reporting requirements.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the applicable Target Company’s financial statements would not be prevented or detected on a timely basis. These deficiencies could result in misstatements to such Target Company’s financial statements that would be material and would not be prevented or detected on a timely basis.

Upon completion of the Business Combination, the Target Companies will become wholly owned subsidiaries of New EM. Prior to the filing of the registration statement of which this proxy statement/prospectus is a part, each of the Target Companies was not subject to the Sarbanes-Oxley Act, and Section 404 thereof will require that New EM include a report from management on the effectiveness of its internal control over financial reporting in its annual report on Form 10-K. It may take New EM time to develop the requisite internal control framework.

New EM’s future management may conclude that its internal control over financial reporting is not effective, or the level at which New EM’s controls are documented, designed, or reviewed is not adequate, and may result in New EM’s independent registered public accounting firm issuing a report that is qualified. In addition, the reporting obligations may place a significant strain on New EM’s future management, operational and financial resources and systems for the foreseeable future. New EM may be unable to complete its evaluation testing and any required remediation in a timely manner.

While New EM intends to implement measures to remediate the material weaknesses in the Target Companies’ internal control over financial reporting, there is no guarantee that the material weaknesses can be remediated in a timely fashion or at all. The material weaknesses will not be considered remediated until New EM’s future management designs and implements effective controls that operate for a sufficient period of time and New EM’s future management has concluded, through testing, that these controls are effective. It is anticipated that New EM’s future management will monitor the effectiveness of New EM’s future remediation plans and make changes New EM’s future management determines to be appropriate.

If not remediated, these material weaknesses could result in material misstatements to New EM’s annual or interim financial statements that would not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If New EM is unable to assert that its internal control over financial reporting is effective, or when required in the future, if New EM’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of New EM’s financial reports, the market price of New EM Common Stock could be adversely affected and New EM could become subject to litigation or investigations by Nasdaq, the SEC or other regulatory authorities, which could require additional financial and management resources.

Risks Related to the Redemption

There is no guarantee that a WTMA stockholder’s decision whether to redeem their stock for a pro rata portion of the trust account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a stockholder may be able to sell his, her or its public stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than a WTMA stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s public stock. Similarly, if a WTMA public stockholder does not redeem his, her or its stock, such stockholder will bear the risk of ownership of New EM Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A WTMA stockholder should consult his, her or its own financial or other advisors for assistance on how this may affect his, her or its individual situation.

If WTMA stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of public stock for a pro rata portion of the funds held in the trust account.

To exercise their Redemption Rights, holders are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to the Transfer Agent prior to the vote at the Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with EM is consummated, WTMA will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own such shares following the Business Combination. See the section entitled “Special Meeting of WTMA Stockholders — Redemption Rights” for additional information on how to exercise your Redemption Rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 20.0% of the public stock, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such stock in excess of 20.0% of the public stock.

A public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from redeeming its public stock with respect to more than an aggregate of 20.0% of the public stock. Your inability to redeem any such excess public stock could resulting in you suffering a material loss on your investment in WTMA if you sell such excess public stock in open market transactions. WTMA cannot assure you that the value of such excess public stock will appreciate over time following the Business Combination or that the market price of the public stock will exceed the per-share redemption price. The inability of a stockholder to redeem an aggregate of more than 20.0% of the shares of WTMA Common Stock sold in the initial public offering will reduce its influence over WTMA’s ability to consummate its initial business combination and such stockholder could suffer a material loss on its investment in WTMA if it sells such excess shares in open market transactions. Additionally, the stockholder will not receive redemption distributions with respect to the excess shares if we complete the Business Combination. As a result, such stockholders will continue to hold that number of shares exceeding 20.0% and, in order to dispose of such shares, would be required to sell its shares in open market transactions, potentially at a loss.

However, the ability of WTMA stockholders to vote all of their public stock (including such excess shares) for or against the Merger Agreement Proposal is not restricted by this limitation on redemption.

There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of WTMA Common Stock.

While it is likely that the holders of WTMA Common Stock who exercise their Redemption Rights will be treated as selling or exchanging their shares of WTMA Common Stock in the redemption, there is some uncertainty regarding the U.S. federal income tax consequences to such holders. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and includes (i) whether the redemption is treated as a distribution from WTMA with respect to WTMA Common Stock under Section 301 of the Code, or as a sale or exchange of the WTMA Common Stock under Section 302(a) of the Code, which would be eligible to be taxable as capital gain or loss, and (ii) whether any capital gain or loss is “long-term” or “short-term.” Whether the redemption qualifies for sale or exchange treatment, resulting in taxation as capital gain or loss, will depend largely on whether the holder owns (or is deemed to own) any shares of WTMA Common Stock following the redemption, and if so, the total number of shares of WTMA Common Stock held by the holder both before and after the redemption relative to all shares of WTMA Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale or exchange, rather than a distribution under Section 301 of the Code, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in WTMA or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Because the exact ownership of New EM Common Stock by the holders of WTMA Common Stock exercising the Redemption Rights will not be known until after the Merger, there is uncertainty as to whether a holder who elects to exercise its Redemption Rights will be taxed on any proceeds from the redemption as a distribution under Section 301 of the Code potentially giving rise to dividend income, or sale or exchange treatment giving rise to capital gain or loss. See the section entitled “Certain Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.”

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, and WTMA’s presiding officer does not adjourn the Special Meeting to a later date in order to solicit further votes, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The WTMA Board is seeking approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the WTMA Board will not have the ability to adjourn the Special Meeting to a later date and, if the WTMA presiding officer does not adjourn the Special Meeting to a later date in order to solicit further votes, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Business Combination is not Consummated

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public stock, potentially at a loss.

WTMA’s public stockholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (a) the completion of the Business Combination, and then only in connection with those shares of WTMA Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public stock properly submitted in connection with a stockholder vote to amend the Existing Charter (i) to modify the substance or timing of WTMA’s obligation to allow redemption in connection with the Business Combination or certain amendments to the Existing Charter or to redeem 100% of WTMA’s public stock if WTMA does not complete the Business Combination within 42 months from the closing of the initial public offering or (ii) with respect to any other provisions relating to stockholders’ rights or activity prior to the Business Combination and (c) the redemption of WTMA’s public stock if WTMA has not completed an initial business combination within 42 months from the closing of the initial public offering, subject to applicable law. In no other circumstances will a public stockholder have any right or interest of any kind in the trust account. Holders of public rights and private placement rights will not have any right to the proceeds held in the trust account with respect to such rights. Accordingly, to liquidate your investment, you may be forced to sell your public stock or rights, potentially at a loss.

If WTMA is not able to complete the Business Combination with EM by June 30, 2025, nor able to complete another business combination by such date it would cease all operations except for the purpose of winding up and WTMA would redeem WTMA’s public stock and liquidate, in which case WTMA’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and any public rights will expire worthless.

WTMA’s ability to complete the Business Combination or another initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein, including as a result of terrorist attacks, natural disaster or a significant outbreak of infectious diseases.

If WTMA is not able to complete the Business Combination with EM by June 30, 2025, nor able to complete another business combination by such date, WTMA will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay WTMA’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of public stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of WTMA’s remaining stockholders and the WTMA Board dissolve and liquidate, subject in the case of clauses (i) and (ii) to WTMA’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In such case, public stockholders may only receive $10.00 per share, and any public rights or private placement rights will expire worthless. In certain circumstances, public stockholders may receive less than $10.00 per share on the redemption of their shares.

If the net proceeds of the initial public offering and the sale of the private units are insufficient to allow us to operate for at least the 12 months following the closing of the initial public offering, WTMA may be unable to complete any initial business combination, in which case WTMA’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and WTMA’s rights will expire worthless.

As of June 30, 2024, WTMA had cash of approximately $2,564 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2024, WTMA had total current liabilities of approximately $19.7 million (including $12.2 million due to stockholders for June 2024 redemption of common stock).

The funds available to WTMA outside of the trust account may not be sufficient to allow WTMA to operate until June 30, 2025, assuming that the Business Combination or another similar transaction is not completed during that time. Of the funds available to it, WTMA could use a portion of the funds available to pay fees to consultants to assist us with our search for a target business. WTMA could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although WTMA does not have any current intention to do so. If WTMA entered into a letter of intent where it paid for the right to receive exclusivity from a target business and was subsequently required to forfeit such funds (whether as a result of its breach or otherwise), WTMA might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If WTMA is required to seek additional capital, it would need to borrow funds from the Sponsor, members of its management team or other third parties to operate or may be forced to liquidate. Neither the members of its management team nor any of their affiliates is under any further obligation to advance funds to WTMA in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of its initial business combination. If WTMA is unable to obtain additional financing, we may be unable to complete an initial business combination. If WTMA is unable to complete its initial business combination because it does not have sufficient funds available, WTMA will be forced to cease operations and liquidate the trust account. Consequently, WTMA’s public stockholders may only receive approximately $11.21 per share on its redemption of the shares of public stock and the public rights will expire worthless.

If, after WTMA distributes the proceeds in the trust account to the public stockholders, WTMA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and WTMA and the WTMA Board may be exposed to claims of punitive damages.

If, after WTMA distributes the proceeds in the trust account to the public stockholders, WTMA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable transfer. As a result, a liquidator could seek to recover all amounts received by our stockholders. In addition, the WTMA Board may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and WTMA to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. WTMA cannot assure you that claims will not be brought against it for these reasons.

If, before distributing the proceeds in the trust account to the public stockholders, WTMA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to the public stockholders, WTMA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in its estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any claims deplete the trust account, the per-share amount that would otherwise be received by WTMA stockholders in connection with its liquidation may be reduced.

If WTMA fails to consummate an initial business combination, WTMA’s stockholders may be held liable for claims by third parties against WTMA to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to the public stockholders upon the redemption of the shares of public stock in the event WTMA does not complete an initial business combination within the allotted time period may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is WTMA’s intention to redeem WTMA’s shares of public stock as soon as reasonably possible following the 42 months from the closing of the initial public offering (or the end of any extension period) in the event WTMA does not complete WTMA’s initial business combination and, therefore, WTMA does not intend to comply with the foregoing procedures.

Because WTMA will not be complying with Section 280, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to us at such time that will provide for WTMA’s payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following WTMA’s dissolution. However, because WTMA is a blank check company, rather than an operating company, and WTMA’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from WTMA’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If WTMA’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. WTMA cannot assure you that WTMA will properly assess all claims that may be potentially brought against WTMA. As such, WTMA’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of WTMA’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of WTMA’s trust account distributed to WTMA’s public stockholders upon the redemption of WTMA’s public stock in the event WTMA does not complete WTMA’s initial business combination within the allotted time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

You may not have the same benefits as an investor in an underwritten public offering.

New EM will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of the New EM Common Stock and differ from an underwritten initial public offering in several significant ways.

Like other business combinations and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, WTMA has engaged a financial advisor (rather than underwriters) in connection with the Business Combination. While such financial advisor or its respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the New EM Common Stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the New EM Common Stock or helping to stabilize, maintain or affect the public price of the New EM Common Stock following the closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, retain any financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New EM Common Stock that will be outstanding immediately following the closing. All of these differences from an underwritten public offering of the New EM Common Stock could result in a more volatile price for the New EM Common Stock.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the New EM Common Stock on Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the New EM Common Stock or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for the New EM Common Stock.

In addition, our initial stockholders, including our Sponsor, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to our shareholders and that would not be present in an underwritten public offering of the New EM Common Stock. Such interests may have influenced our board of directors in making their recommendation that you vote in favor of the approval of the Merger Agreement Proposal and the other proposals described in this proxy statement/prospectus.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if EM became a publicly listed company through an underwritten initial public offering instead of upon completion of the Merger.

Risks Related to New EM’s Technology, Products and Manufacturing

New EM will be subject to many hazards and operational risks at its facilities, that can result in potential injury to individuals, disrupt its business (including interruptions or disruptions in operations at its facilities), and subject New EM to liability and increased costs (any of which could have a material adverse effect on New EM’s business, financial condition and results of operations).

New EM’s processes will involve the controlled use of chemicals, including flammable and combustible materials that are potentially hazardous. As a result, New EM’s operations, including, among other things, the lithium-ion battery recycling process at CMR, will be subject to various industrial risks, including discharges or releases of flammable or hazardous materials, dangers resulting from confined operating spaces, fires, explosions, and mechanical failures. For example, lithium-ion battery cells can rapidly release stored energy by venting smoke and flames, which can ignite nearby materials and other lithium-ion cells. These risks can result in personal injury, loss of life, catastrophic damage to or destruction of property and equipment or environmental damage, and related legal proceedings, including those commenced by regulators, neighbors, or others. They may also result in an unanticipated interruption or suspension of our operations and the imposition of liability. Any disruption in New EM’s recycling or production processes, including, among other things, the lithium-ion battery recycling process at CMR, could result in delivery delays, scheduling problems, increased costs or production interruption, which, in turn, may result in its customers deciding to utilize New EM’s competitors.

Notwithstanding New EM’s plans for extensive safety procedures and training, including, with respect to CMR, advanced thermal imaging and AI-powered fire prevention and suppression systems, the risk of injury or property damage will not be completely eliminated. While New EM expects to maintain adequate insurance coverage, New EM cannot guarantee that it will be able to maintain adequate insurance at reasonable rates or that its insurance coverage will be adequate to cover future claims that may arise. Any incident involving the batteries processed by New EM could lead to lawsuits, recalls, or redesign efforts, all of which would be time-consuming, costly, and could damage New EM’s brand image and reputation. In the event of an incident or accident, New EM’s business could be disrupted and New EM could be liable for damages, and any such liability could exceed New EM’s resources, and have a negative impact on its financial condition and results of operations. The loss or shutdown over an extended period of operations at any of New EM’s facilities, including, among others, CMR’s lithium-ion battery recycling facility, or any losses relating to these risks could also have a material adverse impact on its business, financial condition, results of operations and prospects.

A recent fire at CMR’s recycling facility could have a material adverse effect on New EM’s business, financial condition and results of operations.

On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility. The facility represented all of CMR’s operating revenue. CMR currently anticipates rebuilding the facility with a significant expansion; however, the time required to rebuild and expand on the same site is dependent on the date on which the site is released by authorities. The identification of the cause of the fire with sufficient certainty to remedy any noted design issues, and the construction process for rebuilding and expanding the facility is significantly uncertain. Even if CMR is able to rebuild and expand the facility, its supplier, Interco Trading, Inc., may lose customers that have in the meantime been forced to identify and use alternative processers of material elsewhere. Revenue from CMR could be deferred for an indefinite period, and New EM’s management may be distracted by efforts to rebuild and expand the facility. CMR management continues to evaluate the impact of the fire. The situation remains complex and significantly uncertain, and CMR management cannot yet assess all the consequences CMR may face, including, but not limited to, loss of supplier customers, federal and state regulatory, environmental, legal or other liabilities, the time required for rebuilding the facility with a significant expansion and whether any redesign of the facility will be necessary, and any recovery under CMR’s insurance policies. As of the date of this proxy statement/prospectus, CMR is still in the process of assessing the adequacy of its insurance policies to determine the likelihood of recovery of certain fire related costs and damages. CMR is not currently aware of any personal injury or loss of life related to the fire. CMR is expected to represent a significant percentage of New EM’s total revenue going forward; as such, the fire will have a significant adverse effect on New EM’s business, financial condition and results of operations. Additionally, insurance recovery is significantly uncertain, and the fire may significantly affect New EM’s business and financial results. If recovery is only partial or not achievable, this could impact financial outcomes and operational planning. The rebuilding and expanding of the plant is contingent upon securing sufficient funding. Without adequate capital, restoration efforts may face delays or limitations, potentially affecting operational capacity and projected outcomes.

New EM’s success will depend on its ability to manufacture its products, including concentrates, oxides, metals, carbonates, sulphates, precursor cathode active material (pCAM), magnets, and their related products, economically, at scale, with high quality, and in accordance with customer specifications.

New EM’s future success relies heavily on its ability to execute its plans to develop, manufacture, market, and sell its range of products, including battery metals, magnets and rare earth elements, and its related products. New EM must be able to produce these products in sufficient quantities and to the agreed-upon specifications to meet customer demands across industries such as automotive, aerospace, defense, and consumer electronics.

New EM will have limited experience in large-scale production of these materials and products, and there is no certainty that the technologies it plans to use will result in efficient, automated, low-cost manufacturing processes capable of meeting the necessary quality, price, design, and production standards. Even if New EM successfully develops its manufacturing capabilities and reliably sources its components, it may face challenges such as significant delays, cost overruns, or supply chain issues beyond its control. These factors could prevent New EM from meeting its production timelines or satisfying customer requirements, which could have a material adverse impact on its business, prospects, operating results, and financial condition.

Moreover, any failure by New EM to develop new technologies or to respond to changes in existing technologies could delay the introduction of new products, resulting in product obsolescence, decreased revenues, and loss of market share to competitors. Additionally, if New EM’s products or technologies are rendered obsolete or non-competitive by innovations from other companies, or if they fail to comply with prevailing industry standards, New EM’s financial condition, cash flows, and results of operations could be materially and adversely affected.

New EM’s success depends on its ability to generate revenue and operate profitably, which relies in part on its ability to identify target customers and convert these contacts into substantial orders or expand existing customer relationships.

New EM’s future profitability will be significantly influenced by its ability to secure orders for its battery metals, magnets and rare earth elements, and its related products. In some cases, New EM expects these products to be delivered to customers on an early trial deployment basis, allowing customers to evaluate whether they meet their performance requirements before committing to larger, meaningful orders. If New EM’s target customers decide not to place substantial orders, or fail to order products at all, this could negatively impact New EM’s business, prospects, and financial performance.

Additionally, some customers may require contractual protections, such as price reductions or compensation, obligating New EM to either deliver additional products or reimburse them for losses due to late deliveries or failure to meet agreed-upon performance standards. Delays in delivering battery metals, magnets and rare earth elements, and its related products, unexpected performance issues, or other unforeseen complications could prevent New EM from fulfilling its contractual commitments. This could result in delays in obtaining essential materials, defects in material or workmanship, or production issues, all of which could lead to unanticipated revenue losses, earnings shortfalls, or financial penalties.

Any of these events could have a detrimental effect on New EM’s business, prospects, operating results, and financial condition.

New EM may not be able to negotiate material agreements necessary for the operation of its business following the Business Combination on satisfactory terms, or at all.

It is anticipated that, after the consummation of the Business Combination, New EM and Interco Trading, Inc. (“Interco Trading”), the wholly owned subsidiary of Genco Metals Group LLC, which is wholly owned by the Robert N Feldman Revocable Living Trust (as defined below), will enter into a trade agreement pursuant to which Interco Trading will provide lithium ion batteries and battery materials to New EM.

If critical components or raw materials used to manufacture New EM’s products become scarce or unavailable, it could lead to manufacturing delays and harm New EM’s business.

New EM, along with its contract manufacturers, is expected to rely on a limited number of suppliers for the raw materials and hardware components necessary to produce its battery metals, magnets and rare earth elements, and its related products. New EM does not expect to have long-term agreements with its suppliers, meaning they will not be obligated to continue providing the materials or components New EM requires. This reliance presents significant risks and uncertainties, as New EM cannot guarantee an adequate or timely supply of necessary raw materials, components, or products.

Lead times for sourcing limited-availability materials can range from six to twelve months, depending on supplier conditions, contract terms, and market demand. Periodically, New EM may face unreliable access to essential supplies, and shortages could delay order fulfillment. As demand for these components rises, prices may increase, further impacting New EM’s supply chain.

If New EM or its contract manufacturers cannot source raw materials and components in the required quantities, quality, or at acceptable prices, New EM may struggle to deliver its products on time and at a competitive cost. This could lead to customer contract terminations, increased production costs, and significant harm to New EM’s business, operating results, and financial condition. Moreover, if suppliers are unable or unwilling to provide critical materials, New EM may need to find alternative suppliers or redesign its products to accommodate different components, likely causing delays in manufacturing and shipping.

New EM’s dependency on suppliers becomes even more critical when introducing new products, which often require unique components not used in other product lines. Securing reliable sources for these components at the required volumes — driven by unpredictable customer demand — can be challenging. Any supply chain constraints may slow the rollout of new products, adversely affecting New EM’s business, results of operations, and financial condition.

The impact of the conflict in Ukraine on the global economy, energy and commodity supplies and raw materials is uncertain and may negatively impact New EM’s business and operations.

The ongoing conflict between Russia and Ukraine, along with the associated sanctions and penalties imposed by governments worldwide, has created substantial uncertainty in the global political and economic landscapes. While New EM’s operations are expected to be primarily in the United States (e-scrap recycling and battery recycling) and Korea (magnet making and rare earth elements processing), with no direct operations or exposure to customers or vendors in Russia or Ukraine, New EM will continue to monitor the potential effects these events may have on the global economy, its business, and its operations, as well as those of its suppliers and customers.

For example, the conflict has led to increased inflation, escalating energy and commodity prices, and a constrained availability of certain raw materials, all of which could increase New EM’s operational costs. New EM cannot fully predict the long-term impact that current and future governmental actions or global events may have on the economy, the critical minerals and materials industry, or New EM’s business, financial condition, results of operations, or cash flows.

To the extent that the conflict in Ukraine adversely affects New EM’s business, it could also heighten other risks, such as disruptions to the supply chain, volatility in raw material prices, cybersecurity threats, shifts in demand for New EM’s battery metals, magnets and rare earth elements, and its related products, or general market conditions. Any of these factors could negatively impact New EM’s business, financial condition, results of operations, or cash flows.

New EM’s future profitability may depend on achieving cost reductions through scaling up manufacturing of its products, and failure to do so could materially affect its business.

New EM will have limited experience in manufacturing certain of its battery metals, magnets and rare earth elements, and its related products at high volumes. It is uncertain whether, or when, New EM will be able to develop efficient, low-cost manufacturing processes that will allow it to scale production while maintaining the necessary standards of quality, speed, price, engineering, and design.

If New EM is unable to develop such processes and capabilities, it could have a material adverse impact on its business, financial condition, and results of operations. There is no guarantee that New EM will achieve significant reductions in labor and machinery costs typically associated with higher production levels. Failure to realize these cost reductions could negatively impact New EM’s profitability and overall financial performance.

New EM’s expansion plans include complex projects that will require significant capital expenditures and are subject to significant risks and uncertainties.

As New EM seeks to grow its business, expanding its production capacity by building additional plants will be critical to meet increasing demand for its battery metals, magnets and rare earth elements, and its related products. These projects will require substantial capital investment, and New EM’s ability to fund these complex construction projects depends on securing adequate financial resources.

There is no assurance that New EM will complete these plant construction projects within the projected budget, as unforeseen technical and construction challenges could significantly increase costs. Additionally, New EM cannot guarantee that these projects will be completed on schedule due to potential delays, cost overruns, permitting issues, or construction difficulties. Furthermore, there is no certainty that the anticipated benefits of these new plants, such as increased production capacity or operational efficiencies, will be realized as expected.

Any significant delays, cost increases, or unforeseen challenges in completing the construction of new plants could prevent New EM from scaling its operations as planned, which may negatively impact New EM’s financial condition, customer confidence, and operating results.

Any future acquisitions New EM undertakes may disrupt its business, adversely affect its operations, dilute its stockholders, and expose it to significant costs and liabilities.

Acquisitions are expected to be a key element of New EM’s business strategy, and New EM expects to pursue future acquisitions, including of the Operating Companies, to increase revenue, expand its market position, enhance its product and service offerings, and improve its technological capabilities. These acquisitions may also be driven by dynamic market conditions or other strategic and financial goals. However, there is no guarantee that New EM will identify suitable acquisition targets or successfully complete acquisitions on favorable terms, or at all. Additionally, any acquisitions New EM does complete could involve several risks, including:

•        The identification, acquisition, and integration of acquired businesses require significant management attention. This diversion of focus, along with challenges in the integration process, could negatively impact New EM’s business.

•        Acquisitions demand considerable investment, including evaluating which new product and service offerings to acquire, aligning offerings, expanding management capabilities, and improving market presence and technological features.

•        Anticipated benefits from acquisitions may not be fully realized, due to loss of clients or personnel from the acquired business, difficulties in transitioning and supporting clients, failure to achieve expected synergies, or negative organizational effects from integrating new personnel.

•        New EM may encounter difficulties in integrating personnel, technologies, operations, and existing contracts from the acquired business.

•        New EM may fail to identify all problems, liabilities, or challenges associated with the acquired business, including intellectual property issues, regulatory compliance, revenue recognition practices, or employee and client concerns.

•        To fund future acquisitions, New EM may issue additional shares of common stock or pay cash. Issuing shares could dilute current stockholders, while using cash reserves could limit New EM’s ability to pursue other opportunities. Borrowing funds for cash purchases would increase fixed obligations and potentially impose covenants or restrictions on New EM’s operations.

•        Acquisitions expose New EM to assumed known and unknown liabilities, such as contractual, tax, regulatory, and legal obligations from the acquired business, for which indemnities or insurance may be insufficient or unavailable.

•        New acquisitions may generate significant intangible assets, leading to substantial amortization charges and possible impairments.

•        The operations of acquired businesses may require different accounting methodologies, assumptions, and estimates than those used by New EM, complicating financial statements and increasing the risk of accounting errors or audit complexities.

•        Acquired businesses may lack sufficient internal controls, requiring remediation efforts by New EM. Integrating these businesses may also require enhancements to New EM’s internal controls, increasing administrative expenses and the risk of non-compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

•        Acquisitions can sometimes result in disputes with former owners of the acquired company, leading to increased legal expenses, management distractions, and the risk of adverse legal outcomes if New EM is not the prevailing party.

New EM’s planned foreign operations expose New EM to additional business, financial, regulatory and geopolitical risks, and any adverse event could have a material adverse effect on its results of operations.

New EM plans primarily to operate in the U.S. and Korea, but its business relationships (customers and suppliers) are expected to span more than five countries, including the U.S., Korea, and several European, Asian, and African nations. New EM may explore opportunities to expand into new geographic markets and introduce new products. New EM may also acquire businesses, in addition to the Operating Companies, or product lines that strengthen its market position, allow entry into attractive markets, expand technological capabilities, or provide synergistic opportunities.

However, New EM will have limited experience operating outside of its core markets, including the U.S. and Korea. Expanding internationally will require additional resources, infrastructure, and controls, including new manufacturing and assembly facilities. Each new market that New EM enters may present different characteristics, and success will depend on New EM’s ability to adapt to these differences. Furthermore, international expansion could expose New EM’s business to a range of risks, including:

•        Compliance with multiple, potentially conflicting and evolving governmental laws, regulations, and permitting processes, including trade, labor, environmental, banking, employment, privacy, and data protection laws, such as the EU Data Privacy Directive, as well as tariffs, export quotas, customs duties, and other trade restrictions.

•        Adherence to U.S. and foreign anti-bribery laws, including the Foreign Corrupt Practices Act (“FCPA”).

•        Challenges in collecting payments in foreign currencies and managing foreign currency exposure.

•        Longer payment cycles in certain countries, along with difficulties in enforcing contracts and collecting receivables.

•        Complexities in complying with conflicting and changing tax laws across jurisdictions where New EM operates, as well as the consequences of changes in U.S. tax laws related to international operations.

•        Insufficient protection of proprietary rights in some countries compared to U.S. laws, potentially limiting New EM’s ability to safeguard its intellectual property.

•        Local laws and business practices that may favor domestic competitors or restrict foreign ownership of certain businesses.

•        Varying regional economic and political conditions.

•        The need to conform to local business customs, including translating materials into foreign languages and associated costs.

•        Reduced availability of government incentives and subsidies in some regions.

•        The need for changes to New EM’s established business model to fit local markets.

•        Fluctuations in the cost of alternative power sources outside the U.S.

•        Challenges in staffing and managing foreign operations, coupled with higher travel, infrastructure, legal, and compliance costs associated with international business.

•        Unique customer installation challenges in unfamiliar markets, which may require tailored solutions for each country.

•        Differing demand levels across New EM’s diverse customer base, including commercial and industrial customers, utilities, and independent power producers.

•        Restrictions on the repatriation of earnings.

These risks, along with other unforeseen challenges, could negatively impact the success of New EM’s international expansion efforts, adversely affecting its results of operations and profitability.

Additionally, instability or disruption in key geographic regions — whether due to war, terrorism, civil unrest, natural disasters, or other factors — could adversely impact New EM’s business. For example, the ongoing conflict between Russia and Ukraine, which began in February 2022, has led to severe sanctions and export controls imposed by the U.S. and other governments where New EM plans to operate. The broader consequences of the conflict are difficult to predict but could include further sanctions, regional instability, supply chain disruptions, and adverse effects on macroeconomic conditions, currency exchange rates, and financial markets — all of which could negatively affect New EM’s business or results of operations.

Exchange rate fluctuations may materially affect New EM’s results of operations and financial conditions.

Fluctuations in exchange rates, particularly between the U.S. dollar, Korean won, and the euro, may adversely affect New EM. New EM’s business may be affected by fluctuations in exchange rates, which may have a significant impact on New EM’s results of operations and cash flows from period to period.

Following the Business Combination, New EM is expected to be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws could subject New EM to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect New EM’s future business, prospects, financial condition and results of operations and also its reputation.

Following the Business Combination, New EM is expected to be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which EM conducts or in the future may conduct activities, including the FCPA and other anti-corruption laws and regulations, including in foreign jurisdictions. The FCPA will prohibit New EM and its future officers, directors, employees and business partners acting on New EM’s behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations in the U.S. or foreign jurisdictions could materially and adversely affect New EM’s future business, financial condition and results of operations and also its reputation. New EM’s future policies and procedures are expected to be designed to ensure compliance with these regulations may not be sufficient and New EM’s future directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which New EM may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject New EM to future whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect New EM’s future business, prospects, financial condition and results of operations and also its reputation. In addition, changes in economic sanctions laws in the future could adversely impact New EM’s future business and investments in its securities.

Cybersecurity breaches or information technology disruptions could impact New EM’s business and operations.

New EM’s future information technology systems could be breached by outside parties’ intent on extracting information or disrupting business processes. New EM’s future systems are expected to contain critical information about its future business, including intellectual property and confidential information of its customers, suppliers and employees. While New EM is expected to have safeguards in place to prevent unauthorized access and to safeguard its information systems against cyberattacks, the risk of outside parties accessing New EM’s future information systems remains. Additionally, continued geopolitical turmoil, including the ongoing conflict between Russia and Ukraine, has heightened the risk of cyberattacks. Like many businesses, New EM’s future information technology systems will likely be subject to unauthorized access attempts, which could disrupt New EM’s future business operations and result in failures or interruptions in its computer systems and in loss of critical information and assets, including New EM’s future intellectual property and confidential business information. In addition, the theft and/or unauthorized use or publication of New EM’s future trade secrets and other confidential business information as a result of such an incident could adversely affect its competitive position, result in a loss of confidence in the adequacy of its threat mitigation and detection processes and procedures, cause New EM to incur significant costs to remedy the damage caused by the incident, divert management’s attention and other resources, and reduce the value of New EM’s investment in research and development.

Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm New EM’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in New EM’s future services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking, phishing attacks or denial of service, against online networks have become more prevalent and may occur on New EM’s systems. Any attempts by cyber attackers to disrupt New EM’s future services or systems, if successful, could harm New EM’s future business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage New EM’s reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Any measures New EM may implement or adopt in the future that are designed to detect and protect against cyber attacks, New EM’s facilities and systems, and those of its third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism, or other events. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and New EM may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract customers. There are several factors ranging from human error to data corruption that could materially impact the efficacy of any processes and procedures designed to enable New EM to recover from a disaster or catastrophe, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular cyber-attack, disaster or catastrophe or other disruption, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect its business and financial results.

Fluctuations in the price of certain feedstock and raw materials, and New EM’s inability to obtain raw materials and products, could have an adverse effect on the margins of its products, its business, and its operating results.

The cost of feedstock and raw materials that New EM is expected to purchase from suppliers, including e-scrap, spent batteries, spent magnets, rare earth oxides and its related products, is expected to directly impact its product margins. As New EM develops its processing capability, it may require additional feedstock and raw materials. The costs of these raw materials have been volatile, with increases driven by higher production costs and demand surges in the markets where New EM operates in the future.

The prices of these materials fluctuate based on market conditions, global demand, and factors such as international trade relationships and the imposition of tariffs. Any reduced availability of these materials could lead to higher prices, negatively impacting New EM’s profitability if it cannot pass on the increased costs through its products and services.

New EM expects that the success of its business could be highly correlated to general economic conditions.

New EM expects that the demand for its products and services could be highly correlated with general economic conditions, as a substantial portion of its revenue is expected to be derived from discretionary spending, which typically declines during times of economic instability. Declines in economic conditions, including high rates of inflation and rising interest rates, in the United States or in other countries in which New EM expects to operate may adversely impact its financial results. New EM’s ability to develop its business may be adversely affected by sustained economic weakness and uncertainty, including the effect of wavering consumer confidence, high unemployment and other factors. The inability to develop New EM’s business would adversely affect its business, financial conditions and results of operations, and thereby an investment in its common stock.

New EM is expected to compete with companies that have significantly more resources for their research and development efforts than New EM or have received government contracts for the development of new products.

Several of New EM’s expected future competitors have received substantial funding from government or government-related sources to develop various technologies or products. Many of these organizations, along with several of New EM’s expected future other competitors, have longer operating histories and greater financial, technical, manufacturing, marketing, and sales resources than New EM is expected to have. These competitors can leverage their substantial resources to gain a competitive advantage in the space.

Some of New EM’s expected future competitors may have broader product offerings and could leverage existing relationships with partners and customers to capture more business, potentially discouraging customers from engaging with New EM. This may include offering products at zero or negative margins or bundling products and services. Additionally, innovative start-ups and larger companies making significant investments in research and development may develop similar or superior technologies that compete directly with New EM’s future offerings.

New EM’s expected future competitors may also form strategic partnerships or establish cooperative relationships with third parties, further enhancing their competitive advantage. If New EM is unable to compete effectively, or if it must take costly actions to respond to competitive pressures, its business, financial condition, and results of operations could be adversely impacted.

In the markets New EM is expected to develop products for, it expects increasing competition, partly due to industry consolidation. This has enabled companies to strengthen their competitive positions and better compete against New EM in the future. Future expected competitors are expected also to vie with New EM to:

•        Attract acquisition, joint venture, or collaboration opportunities.

•        License proprietary technologies that compete with those New EM expects to develop.

•        Secure funding.

•        Attract and retain talented personnel.

These competitive factors may make it more challenging for New EM to attract and retain customers, increase sales and marketing expenses, reduce profit margins, lower prices to stay competitive, and ultimately reduce market share and revenue. Any of these could materially impact New EM’s financial condition and operating results.

There is no assurance that New EM will be able to compete effectively against expected future competitors. These expected future competitors may succeed in developing and commercializing products faster than New EM. Additionally, they may develop superior products or technologies that could render New EM’s future offerings obsolete or non-competitive. Failure to compete successfully could harm New EM’s marketing efforts and financial health.

New EM’s business and financial results may be adversely affected by the expected demands of operating in multiple jurisdictions and the need to comply with a myriad of foreign and domestic laws and regulations, including various environmental, health and safety, employment and taxation laws and regulations.

New EM is expected to operate in multiple international jurisdictions and, face regulatory risks across these regions. New EM is expected to be subject to a broad range of federal, state, local, and foreign environmental and safety laws, regulations, directives, rules, and ordinances. These are expected to cover employee health and safety, product composition, taxation, the discharge of pollutants into air and water, and the management and disposal of hazardous substances and waste. Compliance with these regulations, alongside any future changes in New EM’s operations, may result in significant capital and operational costs, potentially having a material adverse impact on its financial performance.

New EM may also incur substantial costs, such as fines, damages, or remediation expenses, or face interruptions to its operations due to violations of these laws, regulations, or permit requirements. Additionally, as New EM develops its capacity, it may need to obtain permits, which could be costly and time-consuming. New EM may encounter difficulties in securing these permits, which could delay or impede its growth plans.

Furthermore, the laws and regulations applicable to New EM’s future operations could change over time. New legislation or changes in the interpretation or enforcement of existing laws may force New EM to alter its operations, increase costs, or limit certain business activities. Any violations of environmental, health, and safety regulations could expose New EM to administrative, civil, or criminal proceedings, resulting in substantial fines or other sanctions that may disrupt or limit its operations.

These challenges could have a material adverse effect on New EM’s financial condition and operational results.

Potential litigation, regulatory actions or government investigations may significantly harm New EM’s financial position, reputation and operating results.

In the future, New EM may be involved, from time to time, in litigation or investigations arising in the normal course of business, such as contractual disputes, other commercial disputes, intellectual property matters, personal injury claims and other disputes with individuals, environmental issues, tax matters, and employment matters. These issues can be costly, and it is difficult to predict the financial exposure, if any, which may result from these matters. New EM cannot assure that any such exposure, if any, will not be material to its business. Such litigation or investigations may also negatively impact New EM’s reputation.

New EM’s future insurance coverage may not be adequate to protect it from all business risks.

New EM may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God, and other claims against it, for which New EM may have insufficient or no insurance coverage. The insurance policies that New EM has in the future may include significant deductibles or self-insured retentions, and New EM cannot be certain that its future insurance coverage will be sufficient to cover all future losses or claims against it. A loss that is uninsured or exceeds policy limits may require New EM to pay substantial amounts, which could adversely affect New EM’s financial condition and operating results.

If New EM does not maintain effective internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner or prevent fraud, which may adversely affect investor confidence in its financial reporting and adversely affect its business and operating results and the market price for its common stock.

Effective internal control over financial reporting is necessary for New EM to provide reliable financial reports. In the future, New EM may discover areas of its internal control over financial reporting that need improvement. If New EM fails to properly and efficiently maintain an effective internal control over financial reporting, it could fail to report its financial results accurately.

New EM may identify material weaknesses in the future, which could limit its ability to prevent or detect a material misstatement of its annual or interim financial statements. The occurrence of, or failure to remediate, any material weaknesses New EM may identify could result in New EM’s failure to maintain compliance with legal requirements, including Section 404 of the Sarbanes-Oxley Act and rules regarding timely filing of periodic reports, in addition to applicable stock exchange listing requirements, could cause investors to lose confidence in New EM’s financial reporting, and could have an adverse effect on the market price of New EM’s common stock. In addition, the occurrence of, or failure to remediate, any material weaknesses New EM may identify in the future could increase the possibility of legal proceedings or a review by the SEC and other regulatory bodies. The costs of defending against such legal proceedings or administrative actions could be significant. New EM also could face monetary judgments, penalties or other sanctions that could have a material adverse effect on its business, results of operations and financial condition.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “Summary Pro Forma Information”) gives effect to the Business Combination and related transactions. The Merger between WTMA and EM will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, WTMA will be treated as the “accounting acquiree” and EM will be treated as the “accounting acquirer” for financial reporting purposes. Accordingly, the Merger will be reflected as the equivalent of EM issuing shares for the net assets of WTMA, followed by a recapitalization.

In connection with the Business Combination, Precedent Transactions representing the acquisitions of CMR, Handa Lab, KCM, KMMI and NS World will each be accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), using the acquisition method. Under this method of accounting, EM is treated as the acquirer and each Operating Company is treated as an acquired company for financial statement reporting purposes. Each Precedent Transaction will be effective on or about the Closing of the Business Combination and will be conditional upon the Closing. Upon Closing, the assets and liabilities of each Operating Company will be recognized at fair value, and any consideration in excess of the fair value of the net assets acquired (including identifiable intangible assets) will be recognized as goodwill.

The summary unaudited pro forma condensed combined balance sheet as of June 30, 2024 gives effect to the Business Combination as if it had occurred on June 30, 2024. The summary unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 and the year ended December 31, 2023 gives effect to the Business Combination as if they had occurred on January 1, 2023.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of WTMA, EM and the Operating Companies for the applicable periods included elsewhere in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what New EM’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of EM following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of WTMA Common Stock subject to redemption:

•        No Redemptions:    This scenario assumes that no public stockholders of WTMA exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•        Maximum Redemptions:    This scenario assumes that 1,082,789 shares of WTMA Common Stock subject to redemption are redeemed for an aggregate payment of approximately $12.2 million, which is the maximum permitted amount of redemptions.

Pro Forma Combined
	Assuming No Redemptions		Assuming Maximum Redemptions
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Six Months Ended June 30, 2024
Pro forma net loss attributable to common stockholders	$	[•]	$	[•]
Pro forma net loss per share attributable to common stockholders – basic and diluted	$	[•]	$	[•]
Weighted average shares outstanding		671,082,789		670,000,000

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2023
Pro forma net loss attributable to common stockholders	$	[•]	$	[•]
Pro forma net loss per share attributable to common stockholders – basic and diluted	$	[•]	$	[•]
Weighted average shares outstanding		671,082,789		670,000,000

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2024
Total assets	$	[•]	$	[•]
Total liabilities	$	[•]	$	[•]
Total stockholders’ equity	$	[•]	$	[•]

MARKET PRICE AND DIVIDEND INFORMATION

WTMA

Market Information

WTMA Units, WTMA Common Stock and WTMA rights are currently listed on the Nasdaq Global Market under the symbols “WTMAU”, “WTMA” and “WTMAR,” respectively.

The closing price of the WTMA Units, WTMA Common Stock and WTMA rights as of March 28, 2024, the last trading day before announcement of the execution of the Merger Agreement, was $10.88, $10.93 and $0.0751, respectively. The closing price of the WTMA Units, WTMA Common Stock and WTMA rights as of November 8, 2024, the last trading day before announcement of the execution of the Merger Agreement, was $11.27, $11.10 and $0.116, respectively. As of [            ], 2024, the record date for the Special Meeting, the most recent closing price for the WTMA Units, WTMA Common Stock and WTMA rights was $[            ], $[            ] and $[            ], respectively.

Holders

On November 12, 2024, there were two holders of record of WTMA Units, 13 holders of record of WTMA Common Stock and one holder of record of WTMA rights.

Holders of the WTMA Units, WTMA Common Stock and WTMA rights should obtain current market quotations for their securities. The market price of WTMA’s securities could vary at any time before the Business Combination.

Dividend Policy

WTMA has not paid any cash dividends on the WTMA Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of New EM subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New EM’s board of directors. The WTMA Board is not currently contemplating and does not anticipate declaring cash or stock dividends, nor is it currently expected that New EM’s board of directors will declare any cash or stock dividends in the foreseeable future. Further, the ability of New EM to declare cash or stock dividends may be limited by the terms of financing or other agreements entered into by New EM or its subsidiaries from time to time.

EM

Market Information

Historical market price data for EM is not provided because EM is currently a privately-held company. As such, EM Member Unitsare not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for EM.

CMR

Market Information

Historical market price data for CMR is not provided because CMR is currently a privately-held company. As such, CMR’s securities are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for CMR.

KCM

Market Information

Historical market price data for KCM is not provided because KCM is currently a privately-held company. As such, KCM’s securities are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for KCM.

KMMI

Market Information

Historical market price data for KMMI is not provided because KMMI is currently a privately-held company. As such, KMMI’s securities are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for KMMI.

NS World

Market Information

Historical market price data for NS World is not provided because NS World is currently a privately-held company. As such, NS World’s securities are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for NS World.

Handa Lab

Market Information

Historical market price data for Handa Lab is not provided because Handa Lab is currently a privately-held company. As such, Handa Lab’s securities are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for Handa Lab.

SPECIAL MEETING OF WTMA STOCKHOLDERS

General

WTMA is furnishing this proxy statement/prospectus to WTMA stockholders as part of the solicitation of proxies by the WTMA Board for use at the Special Meeting of WTMA to be held on [        ], 2024, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to WTMA stockholders on or about [        ], 2024, in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides WTMA stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

It is intended that this proxy statement/prospectus will also be used in connection with the solicitation of the required approvals of the equity holders of the Korean Companies with respect to the Business Combination.

Date, Time and Place

The Special Meeting will be held on [        ], 2024, at [        ], Eastern Time, via live webcast at [        ] or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Purpose of the WTMA Special Meeting

At the Special Meeting, WTMA will ask its stockholders to vote on the following proposals:

•        The Merger Agreement Proposal — to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Business Combination;

•        The Organizational Documents Proposal — to consider and vote upon a proposal to approve and adopt the Proposed Charter and the Proposed Bylaws;

•        The Advisory Governance Proposals — to consider and vote upon the following nine separate proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter and the Proposed Bylaws:

•        Advisory Governance Proposal A — an amendment to the Existing Charter to change the authorized capital stock of WTMA from (i) 101,000,000 shares, consisting of (a) 100,000,000 shares of WTMA Common Stock and (b) 1,000,000 shares of preferred stock, each with par value $0.0001 per share, under the Existing Charter to (ii) 1,501,000,000 shares, consisting of (a) 1,500,000,000 shares of New EM Common Stock and (b) 1,000,000 shares of New EM preferred stock, each with par value $0.0001 per share, under the Proposed Charter;

•        Advisory Governance Proposal B — an amendment to the Existing Bylaws to provide for a board of directors consisting of three classes of directors, with only one class of directors being elected each year and each class serving a three-year term;

•        Advisory Governance Proposal C — an amendment to the Existing Bylaws to provide that any vacancies on the New EM Board of Directors, or new directorships, may be filled exclusively by the affirmative vote of a majority of the directors then in office, not the New EM stockholders;

•        Advisory Governance Proposal D — an amendment to the Existing Bylaws to provide that special meetings of the stockholders may be called by the New EM Board of Directors, the chairperson of the New EM Board of Directors, the executive chairman of the New EM Board of Directors, the chief executive officer or president, and shall not be called by any other person or persons;

•        Advisory Governance Proposal E — an amendment to the Existing Charter to require the affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote to amend provisions of the Proposed Bylaws; the provisions related to New EM Common Stock; the provisions relating to forum selection; the provisions regarding removal of directors; the indemnification provisions; the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and the amendment provision requiring that the above provisions be amended only with a two-thirds (66 and 2∕3%) supermajority vote;

•        Advisory Governance Proposal F — an amendment to the Existing Bylaws to require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote to adopt, amend or repeal the Proposed Bylaws;

•        Advisory Governance Proposal G — an amendment to the Existing Bylaws to require stockholders to meet certain notice and information requirements in order for a stockholder to make any nomination of a person or persons for election to the New EM Board of Directors at an annual meeting or for business to be properly brought before an annual meeting by a stockholder;

•        Advisory Governance Proposal H — an amendment to the Existing Charter to provide that, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; and

•        Advisory Governance Proposal I — an amendment to the Existing Bylaws to require, for the election of persons nominated for director in an uncontested election, the affirmative vote of a majority of the votes cast in such election, and for the election of persons nominated for director in a contested election, the affirmative vote of a plurality of the votes cast in such election;

•        The Director Election Proposal — to consider and vote upon a proposal to elect two Class I directors, two Class II directors and one Class III director to serve on the New EM Board of Directors until the 2025, 2026 and 2027 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death;

•        The Stock Issuance Proposal — to consider and vote upon a proposal to approve and adopt, for purposes of complying with applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New EM Common Stock as part of the Total Consideration;

•        The New EM Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve the adoption of the New EM Equity Incentive Plan Proposal; and

•        The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or, based on the tabulated votes, there are insufficient votes at the time of the Special Meeting for the approval of one or more of the Condition Precedent Proposals or to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to WTMA stockholders or one or more of the closing conditions under the Merger Agreement is not satisfied or waived.

If the WTMA stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each of the other Condition Precedent Proposals. The Director Election Proposal and the New EM Equity Incentive Plan Proposal are each conditioned on the approval of the Merger Agreement Proposal. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. See the sections entitled “Merger Agreement Proposal,” “Organizational Documents Proposal,” “Advisory Governance Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “New EM Equity Incentive Plan Proposal” and “Adjournment Proposal.”

Recommendation of the WTMA Board

The WTMA Board believes that the Merger Agreement Proposal and the other proposals to be presented at the Special Meeting are in the best interest of the WTMA stockholders and unanimously recommends that the WTMA stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Organizational Documents Proposal, “FOR”

each of the separate Advisory Governance Proposals, “FOR” the election of each of the director nominees pursuant to the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the New EM Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that WTMA stockholders vote for the proposals. In addition, WTMA’s officers, the Sponsor and its affiliates, and certain officers, directors or managers and equity owners of the Target Companies have interests in the Business Combination that may conflict with your interests as a WTMA stockholder. See the section entitled “Merger Agreement Proposal — Conflicts of Interest” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

WTMA stockholders will be entitled to vote or direct votes to be cast on their behalf at the Special Meeting if they owned WTMA Common Stock at the close of business on [            ], 2024, which is the “record date” for the Special Meeting. WTMA stockholders will have one vote for each share of WTMA Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. WTMA Rights do not have voting rights. As of the close of business on the record date, there were 3,366,765 shares of WTMA Common Stock issued and outstanding, of which 1,082,789 were issued and outstanding shares of public stock.

The Sponsor and each director and each officer of WTMA have agreed to, among other things, vote in favor of the Business Combination and waive their Redemption Rights in connection with the consummation of the Business Combination at the Closing on the Closing Date, with respect to any WTMA Common Stock held by them. No consideration was received by such persons in connection with such waiver. The Founder Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the WTMA Founder Holders own 67.84% of the issued and outstanding WTMA Common Stock.

Quorum

A quorum of WTMA stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the shares of WTMA Common Stock issued and outstanding and entitled to vote at the Special Meeting are represented at the Special Meeting by virtual attendance or by proxy. As of the record date for the Special Meeting, 1,683,383 shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Abstentions by virtual attendance and by proxy will count as present for the purposes of determining the presence of a quorum on all matters at the Special Meeting but broker non-votes will not.

Under the rules of various national and regional securities exchanges, your broker, bank, or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or other nominee. We believe all the proposals presented to the WTMA stockholders will be considered non-discretionary and therefore your broker, bank, or other nominee cannot vote your shares without your instruction.

If you do not provide voting instructions to your broker, bank or other nominee on a particular proposal on which your broker, bank or other nominee does not have discretionary authority to vote, your shares will not be voted on that proposal. A “broker non-vote.” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Because we believe the only proposals for consideration at the Special Meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the Special Meeting. However, if there are any broker non-votes, they will not count as votes cast at the Special Meeting, will have the same effect as a vote against the Organizational Documents Proposal and will have no effect on any of the other proposals.

At the Special Meeting, WTMA will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote against each of the proposals.

Vote Required for Approval

The approval of the Organizational Documents Proposal requires the affirmative vote of the holders of a majority of all outstanding shares of WTMA Common Stock entitled to vote. The separate approval of each of the Merger Agreement Proposal, the Stock Issuance Proposal, the Advisory Governance Proposals, the New EM Equity Incentive Plan Proposal and the Adjournment Proposal and the election of each of the director nominees named herein pursuant to the Director Election Proposal require the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy, and entitled to vote at the Special Meeting.

Voting Your Shares

Each share of WTMA Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of WTMA Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of WTMA Common Stock at the Special Meeting, if you are the registered holder of your shares:

•        You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the WTMA Board “FOR” the Merger Agreement Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Governance Proposals, “FOR” the election of each of the director nominees pursuant to the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the New EM Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You can attend the Special Meeting and vote virtually. You will receive a ballot when you arrive.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote virtually, you will need to have a legal proxy from your broker, bank or other nominee and contact the Transfer Agent for specific instructions on how to receive the control number. That is the only way WTMA can be sure that the broker, bank or other nominee has not already voted your shares.

Revoking Your Proxy

If you are a registered WTMA stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another signed proxy card with a later date;

•        you may notify WTMA’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting online, revoke your proxy, and vote virtually, as indicated above.

If you revoke your proxy, you will need to sign and return a new proxy or attend the Special Meeting virtually to vote your shares.

If you hold your shares of WTMA Common Stock through a broker, bank or other nominee, you should follow the instructions of your broker, bank or other nominee regarding the revocation of proxies.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your WTMA Common Stock, you may call [        ], WTMA’s proxy solicitor, by calling [        ] (toll free) or banks and brokers can call collect at [        ], or by emailing [        ].

Redemption Rights

Pursuant to our Existing Charter, a holder of shares of WTMA public stock may request of WTMA that WTMA redeem all or a portion of such holder’s shares of WTMA Common Stock for cash if the Business Combination is consummated. As a holder of WTMA Common Stock, you will be entitled to receive cash for any such shares to be redeemed only if you:

(i)     hold WTMA Common Stock, or if you hold public stock through stock units, you elect to separate your WTMA Units into the underlying public stock and public rights prior to exercising your Redemption Rights solely with respect to your public stock;

(ii)    submit a written request to Continental, WTMA’s transfer agent, that WTMA redeem all or a portion of your public stock for cash; and

(iii)   deliver your public stock certificates (if any) along with the redemption forms to Continental, physically or electronically through DTC.

WTMA stockholders must complete the procedures for electing to redeem their public stock in the manner described above prior to 5:00 p.m., Eastern Time, on [            ], 2024, (two (2) business days before the Special Meeting) in order for their shares to be redeemed. WTMA requests that any request for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

Holders of WTMA Units must elect to separate their units into the underlying public stock and public rights prior to exercising Redemption Rights with respect to the public stock. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public stock and public rights, or if a holder holds units registered in its own name, the holder must contact the Continental directly and instruct them to do so.

If you are a holder of public stock and you exercise your Redemption Rights, such exercise will not result in the loss of any WTMA Rights that you may hold. Holders of WTMA Rights will not have Redemption Rights with respect to WTMA Rights.

Upon consummation of the Business Combination:

•        Each WTMA Unit issued and outstanding as of immediately prior to the Business Combination will, to the extent not detached, automatically be detached into the underlying WTMA Common Stock and one public right;

•        Every ten (10) WTMA Rights will be cancelled and converted into one share of WTMA Common Stock free and clear of all liens (other than any restrictions on resale or other transfer under applicable securities laws and, in the case of the Sponsor and certain of the WTMA Insiders, the Sponsor Support and Lock-Up Agreement) and the holders of such WTMA Rights immediately prior to the Effective Time shall cease to have any rights with respect to such WTMA Rights, except as provided by the terms and conditions of the Merger Agreement or by law; and

•        WTMA expects to change its name to “Evolution Metals & Technologies Corp.,” and each share of WTMA Common Stock outstanding immediately prior to the Business Combination that is not redeemed will remain outstanding as a share of New EM Common Stock.

Public stockholders will be entitled to request that their public stock be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two (2) business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, based on funds in the trust account as of June 30, 2024, of approximately $12.1 million (post-redemption in connection with the June 2024 special meeting), the estimated per-share redemption price would have been approximately $11.21. However, the proceeds deposited in the trust account could become subject to the claims of WTMA’s creditors, if any, which could have priority over the claims of the public stockholders, regardless of whether such public stockholder votes or, if they do vote, irrespective of if they vote for or against the Merger Agreement Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Merger Agreement Proposal, will have no impact on the amount you will receive upon exercise of your Redemption Rights. It is expected that the funds to be distributed to public stockholders electing to redeem their public stock will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public stock, may be withdrawn at any time, with WTMA’s consent, up to the time the vote is taken with respect to the Merger Agreement Proposal at the Special Meeting. If you deliver your shares for redemption to Continental and later decide prior to the Special Meeting not to elect redemption, you may request that WTMA’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, at the phone number or address listed in the section entitled “Questions and Answers or Stockholders of WTMA.”

Any corrected or changed written exercise of Redemption Rights must be received by Continental, prior to the vote taken on the Merger Agreement Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s public stock have been delivered (either physically or electronically) to Continental, at least two (2) business days prior to the vote at the Special Meeting.

If a holder of public stock properly makes a request for redemption and the public stock are delivered as described above, then, if the Business Combination is consummated, New EM will redeem the public stock for a pro rata portion of funds deposited in the trust account, calculated as of two (2) business days prior to the consummation of the Business Combination. The redemption will take place following the Business Combination and, accordingly, it is shares of New EM Common Stock that will be redeemed. See the section entitled “Special Meeting of WTMA Stockholders — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your shares of public stock for cash.

If the Business Combination is not consummated, the public stock will be returned to the respective holder, broker or bank.

Appraisal Rights

Neither WTMA’s stockholders nor rights holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

WTMA will pay the cost of soliciting proxies for the Special Meeting. WTMA has engaged [            ] to assist in the solicitation of proxies for the Special Meeting. WTMA has agreed to pay [            ] a fee of $[            ], plus disbursements (to be paid with non-trust account funds). WTMA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of WTMA Common Stock for their expenses in forwarding soliciting materials to beneficial owners of WTMA Common Stock and in obtaining voting instructions from those owners. WTMA’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

WTMA Initial Stockholders

As of the date of this proxy statement/prospectus, there are 3,366,765 shares of WTMA Common Stock issued and outstanding, which includes the 1,931,922 Founder Shares, 352,054 shares underlying the private units and 1,082,789 shares of public stock. In addition, there are an aggregate of 8,079,740 WTMA Rights issued and outstanding, consisting of 7,727,686 public rights and 352,054 private rights.

None of WTMA, the Sponsor, the other initial stockholders nor any of their respective affiliates currently has an intention to purchase public shares or public rights prior to the Special Meeting. However, subject to Rule 14e-5 under the Exchange Act, at any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding WTMA or its securities, WTMA, the Sponsor, the other initial stockholders and/or their respective affiliates may purchase public shares or public rights prior to the Special Meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination, where it appears that such requirements may not otherwise be met. If such purchases occur, the public “float” of New EM following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New EM Common Stock on Nasdaq or another national securities exchange.

In the event that WTMA, the Sponsor, the other initial stockholders and/or any of their respective affiliates purchase public stock in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their public stock. Any purchases of public stock made by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates would be voted in favor of the Condition Precedent Proposals and Redemptions Rights (if any) over such purchased securities would be waived by the aforementioned persons. To the extent the transaction occurs following the date of this proxy statement/prospectus, the purchase price of any public stock to be acquired by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates, (i) will be at a price no higher than the redemption price offered to public stockholders, (ii) would represent in writing that such shares will not be voted in favor of approving the Condition Precedent Proposals, and (iii) would waive in writing any redemption rights with respect to the shares so purchased. In addition, WTMA will file a Current Report on Form 8-K and will (i) amend this proxy statement/prospectus, if such arrangements are entered into prior to effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, or (ii) file a supplement to this proxy statement/prospectus, if such arrangements are entered into after effectiveness of such registration statement, to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Condition Precedent Proposals or the satisfaction of any closing conditions. Any such disclosures will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons, and will describe the material costs of such arrangements to WTMA and EM, as well as their potential impact to New EM after giving effect to the Business Combination as well as: (i) the number of shares purchased outside of the redemption offer, along with the purchase price(s) for such shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Condition Precedent Proposals will be approved; (iv) the identities of the equity holders who sold to the Sponsor, WTMA’s directors, officers or advisors or their affiliates (if not purchased on the open market) or the nature of the equity holders (e.g., 5% security holders) who sold such shares; and (v) the number of shares for which WTMA has received redemption requests pursuant to its redemption offer. None of the funds in the trust account will be used to purchase public shares or public rights in such transactions. None of the Sponsor, or WTMA’s directors, officers, advisors, or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Public Shares or during a restricted period under Regulation M under the Exchange Act. WTMA hereby represents that any public shares or public rights purchased by the Sponsor or WTMA’s directors, officers or advisors or their affiliates in situations in which the tender offer rules restrictions on purchases would apply would not be voted in favor of approving the Condition Precedent Proposals.

New EM will be a “Controlled Company”

New EM will be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, will qualify for exemptions from certain corporate governance requirements. Following the Business Combination, New EM will be a “controlled company” within the meaning of the applicable rules of The Nasdaq Stock Market LLC and, upon closing, David Wilcox, who is the sole managing member of EM, and is expected to serve as the Executive Chairman of the Board of Directors of New EM following the consummation of the Business Combination will control approximately 62.2% of the voting power of the outstanding New EM Common Stock if there are no additional redemptions by the public, and, therefore will control a majority of the voting power of New EM outstanding common stock, and New EM will then be a “controlled company” within the meaning of applicable rules of Nasdaq upon the Closing of the Business Combination. For additional information, see “Risk Factors — Risks Related to the Business Combination and WTMA — New EM will be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, will qualify for exemptions from certain corporate governance requirements. If New EM relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.”

MERGER AGREEMENT PROPOSAL

WTMA is asking its stockholders to approve and adopt the Merger Agreement and the Business Combination. WTMA stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Proposal and the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.

The Existing Charter provides that because WTMA is holding a stockholder vote on the Merger Agreement and the Business Combination, WTMA may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about WTMA, EM or any other matter.

Structure of the Merger

On November 6, 2024, WTMA entered into the Merger Agreement with Merger Sub and EM, pursuant to which, among other things, Merger Sub will merge with and into EM, the separate existence of Merger Sub will cease and EM will be the surviving company and a wholly owned subsidiary of WTMA. In connection with the Merger, WTMA will change its name to Evolution Metals & Technologies Corp. In addition to the Merger, and as a material inducement to the parties to enter into the Merger Agreement, the parties to the Merger Agreement also intend to enter into certain other agreements to consummate the Precedent Transactions, each to be effective on or about the Closing and conditional upon the Closing.

In the first step of the Precedent Transactions, EM intends to form (i) Korea NewCo and (ii) Korea DRE.

In the second step of the Precedent Transactions, Korea DRE shall elect to be classified as a disregarded entity for U.S. federal income tax purposes.

In the third step of the Precedent Transactions, EM intends to contribute $78,870,000 to the capital of, and intends to assign its rights under the applicable Heads of Agreement between EM and each of the Korean Companies to Korea NewCo.

In the fourth step of the Precedent Transactions, EM intends to cause Korea NewCo to distribute the Capital Contribution to EM in exchange for 16,054 of EM Member Units.

In step 5-A of the Precedent Transactions, the Korean Equityholders shall, pursuant to share exchange agreements, exchange all of their equity interests in the applicable Korean Company owned by such equityholder for the respective portions of the EM Member Units, subsequent to which exchanges the Korean Companies shall become wholly owned subsidiaries of Korea NewCo.

In step 5-B of the Precedent Transactions, Korea NewCo shall, pursuant to an agreement and plan of merger, merge with and into Korea DRE, such that the separate existence of Korea NewCo shall cease and Korea DRE shall be the surviving company and a wholly owned subsidiary of EM.

In the sixth step of the Precedent Transactions, the EM Equityholder intends to form US NewCo, and immediately thereafter contribute 12,000 of EM Member Units in exchange for 100 shares of common stock of US NewCo.

In the seventh step of the Precedent Transactions, WTMA Merger Sub, intends to merge with and into US NewCo pursuant to an agreement and plan of merger, such that (i) the separate existence of WTMA Merger Sub shall cease and US NewCo shall be the surviving corporation and a wholly owned subsidiary of WTMA and (ii) the EM Equityholder shall receive $58,858,987 worth of WTMA Common Stock in consideration for such merger.

The Merger and related transactions to be consummated under the Merger Agreement at the Closing are the eighth step of the Precedent Transactions and shall occur immediately following the seventh step of the Precedent Transactions.

In the ninth step of the Precedent Transactions, EM intends to (i) form New LLC and (ii) contribute its right to acquire CMR, pursuant to that certain Investment Agreement, as amended through November 4, 2024, among the Robert N. Feldman Revocable Living Trust, EM and, for the limited purposes specified therein, Robert N. Feldman, to New LLC in exchange for all of the New LLC Interests.

In the tenth step of the Precedent Transactions, EM intends to redeem from WTMA an amount of Company Membership Units equal to the value of New LLC in exchange for a distribution to WTMA of the New LLC Interests.

In the eleventh step of the Precedent Transactions, New LLC shall form a (i) Merger Sub 3 and (ii) Merger Sub 4.

In the twelfth step of the Precedent Transactions, Merger Sub 3 intends, pursuant to an agreement and plan of merger, to merge with and into CMR, such that (i) the separate existence of Merger Sub 3 shall cease and CMR shall be the surviving corporation and a wholly owned subsidiary of New LLC and (ii) the sole shareholder of CMR shall receive (A) WTMA Common Stock with an anticipated value of $225,000,000, (B) cash in an amount of $125,000,000 and (C) cash in an amount up to $50,000,000 to be used to repay CMR’s Indebtedness in consideration for such merger.

In the thirteenth step of the Precedent Transactions, CMR shall, pursuant to an agreement and plan of merger, merge with and into Merger Sub 4, the separate existence of CMR shall cease and Merger Sub 4 shall be the surviving company and a wholly owned subsidiary of New LLC.

Any transactions to be consummated pursuant to Subscription Agreements entered into with PIPE Investors (as those terms are defined in the Merger Agreement) in accordance with the terms thereof shall occur in step fourteen of the Precedent Transactions.

Closing and Effective Time

In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing will take place on the date which is one (1) Business Day after the first date on which all conditions set forth in Sections 9.1, 9.2 and 9.3 of the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as WTMA and EM may mutually agree to in writing. The date on which the Closing actually occurs is referred to in the Merger Agreement as the “Closing Date.” The date and time the Merger becomes effective is referred to as the “Effective Time.”

Consideration and Conversion of Certain EM Securities

Total Consideration

Pursuant to the Merger Agreement, as a result of and upon the Closing, among other things, (a) all EM Member Units outstanding immediately prior to the Effective Time (including EM Member Units issued in exchange for the outstanding equity interests of the Korean Companies, but excluding the outstanding EM Member Units held by US NewCo) and (b) all EM Convertible Preferred Units outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive the respective portions of the Aggregate Merger Consideration. Additionally, as of and upon Closing, all outstanding equity interests of CMR will be cancelled in exchange for the right to receive the applicable portion of the Total Consideration. The 615.8 million shares, in aggregate, of New EM Common Stock to be issued as part of the Total Consideration (at a deemed value of $10.00 per share) represent a pre-transaction aggregate equity value of EM and the other Target Companies of approximately $6.158 billion.

If the Business Combination is consummated, the EM Equityholder and the holders of EM Convertible Preferred Units, Handa Lab common stock, KCM common stock, KMMI common stock, NS World common stock and CMR common stock outstanding immediately prior to any of the transactions contemplated by the Merger Agreement will receive 510,354,112 shares, 75,044,359 shares, 750,000 shares, 1,440,000 shares, 4,400,000 shares, 1,297,000 shares and 22,500,000 shares of New EM Common Stock, respectively, which will constitute 62.2%, 9.1%, 0.1%, 0.2%, 0.5%, 0.2% and 2.7% of the voting power of New EM, respectively, assuming no redemption rights are exercised in connection with the Business Combination.

Additionally, upon the Closing:

•        Each WTMA Unit issued and outstanding as of immediately prior to the Closing will, to the extent not detached, automatically be detached into the underlying WTMA Common Stock and one public right, and public units will no longer trade as separate securities;

•        Every ten (10) WTMA Rights will be canceled and converted into one share of WTMA Common Stock free and clear of all liens (other than any restrictions on resale or other transfer under applicable securities laws and, in the case of the Sponsor and certain of the WTMA Insiders, the Sponsor Support and Lock-up Agreement) and the holders of such WTMA Rights immediately prior to the Effective Time shall cease to have any rights with respect to such WTMA Rights, except as provided by the terms and conditions of the Merger Agreement or by law; and

•        WTMA expects to change its name to “Evolution Metals & Technologies Corp.,” and each share of WTMA Common Stock outstanding immediately prior to the Business Combination that is not redeemed will remain outstanding as a share of New EM Common Stock.

In connection with the Business Combination, WTMA expects to sell the PIPE Securities to the PIPE Investors who may purchase the PIPE Securities on the terms described in the PIPE Term Sheet. However, there is no assurance that WTMA will be able to agree to final terms with any third-party PIPE Investors or enter into definitive documentation with respect to the PIPE Investment in a timely manner or at all. The proceeds of any PIPE Investment, together with the amounts remaining in WTMA’s trust account as of immediately following the Closing, after giving effect to redemptions of public stock, the payment of the cash portion of the Total Consideration and the payment of certain fees and expenses incurred in connection with the Business Combination, will be retained by New EM following the Closing.

Equity-Based Incentive Plan

Certain directors and officers of New EM may be entitled to equity-based compensation for their services provided to New EM, pursuant to the New EM Equity Incentive Plan, the terms of which are substantially in the form attached hereto as Annex F. Under the Merger Agreement, the parties thereto will reasonably cooperate in good faith to take all actions and solicit all consents required or appropriate to adopt and implement the New EM Equity Incentive Plan. The parties to the Merger Agreement agreed that the Initial Awards (as defined in the Merger Agreement) to be issued under the New EM Equity Incentive Plan shall be issued in accordance with the Merger Agreement and the vesting conditions and related milestones set forth below. The Initial Awards shall consist of options to acquire 8,200,000 shares of New EM Common Stock at an exercise price equal to New EM’s closing share price as of the date of grant for each such option at the time of such grant (the “Options”), subject to achievement of the following milestones:

1.      Options to acquire up to 1,025,000 shares of New EM Common Stock if, as determined from New EM’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025 filed with the SEC, New EM’s Revenue Reference Amount for the year ended December 31, 2025 is equal to or greater than $379.0 million.

2.      Options to acquire up to 1,025,000 shares of New EM Common Stock if, as determined from New EM’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025 filed with the SEC, New EM’s total EBITDA Reference Amount for the year ended December 31, 2025 is equal to or greater than $52.0 million in each case excluding any results attributable to businesses acquired after the date of the Merger Agreement.

3.      Options to acquire up to 1,025,000 shares of New EM Common Stock if, as determined from New EM’s Annual Report on Form 10-K for the fiscal year ending December 31, 2026 filed with the SEC, New EM’s Revenue Reference Amount for the year ended December 31, 2026 is equal to or greater than $1,968.0 million.

4.      Options to acquire up to 1,025,000 shares of New EM Common Stock if, as determined from New EM’s Annual Report on Form 10-K for the fiscal year ending December 31, 2026 filed with the SEC, New EM’s total EBITDA Reference Amount for the year ended December 31, 2026 is equal to or greater than $621.0 million in each case excluding any results attributable to businesses acquired after the date of the Merger Agreement.

5.      Options to acquire up to 1,025,000 shares of New EM Common Stock if, as determined from New EM’s Annual Report on Form 10-K for the fiscal year ending December 31, 2027 filed with the SEC, New EM’s Revenue Reference Amount for the year ended December 31, 2027 is equal to or greater than $4,875.0 million.

6.      Options to acquire up to 1,025,000 shares of New EM Common Stock if, as determined from New EM’s Annual Report on Form 10-K for the fiscal year ending December 31, 2027 filed with the SEC, New EM’s total EBITDA Reference Amount for the year ended December 31, 2027 is equal to or greater than $2,214.0 million in each case excluding any results attributable to businesses acquired after the date of the Merger Agreement.

7.      Options to acquire up to 1,025,000 shares of New EM Common Stock if, as determined from New EM’s Annual Report on Form 10-K for the fiscal year ending December 31, 2028 filed with the SEC, New EM’s Revenue Reference Amount for the year ended December 31, 2028 is equal to or greater than $7,770.0 million.

8.      Options to acquire up to 1,025,000 shares of New EM Common Stock if, as determined from New EM’s Annual Report on Form 10-K for the fiscal year ending December 31, 2028 filed with the SEC, New EM’s total EBITDA Reference Amount for the year ended December 31, 2028 is equal to or greater than $3,885.0 million in each case excluding any results attributable to businesses acquired after the date of the Merger Agreement.

For the purposes of this section “— Equity-Based Incentive Plan,” “EBITDA Reference Amount” means, for any applicable fiscal year, on a consolidated basis, the product of the following calculation based on the figures set forth in the audited financial statements in New EM’s Annual Report on Form 10-K filed with the SEC for such fiscal year; provided, however, that for the purposes of calculating the EBITDA Reference Amount for the fiscal year ending December 31, 2025, such EBITDA Reference Amount shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year: income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus any expenses arising solely from the Merger charged to income in such fiscal year, including but not limited to filing fees borne by the Company with respect to the registration statement of which this proxy statement/prospectus is a part. In addition, any expenses incurred prior to or at the Closing by Merger Sub or WTMA that are included in New EM’s 2025 income statement will be excluded for purposes of any EBITDA Reference Amount calculation.

For the purposes of this section “— Equity-Based Incentive Plan,” “Revenue Reference Amount” means, for any applicable fiscal year, New EM’s consolidated net revenue for that year, determined in accordance with GAAP and as set forth in New EM’s Annual Report on Form 10-K filed with the SEC for such fiscal year; provided, however, that for the purposes of calculating the Revenue Reference Amount for the fiscal year ending December 31, 2025, such Revenue Reference Amount shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year.

WTMA is asking its stockholders to consider and vote upon a proposal to approve and adopt the New EM Equity Incentive Plan at the Special Meeting. For more information regarding the New EM Equity Incentive Plan, see the section entitled “New EM Equity Incentive Plan Proposal.”

Representations and Warranties

The Merger Agreement contains representations and warranties of WTMA, Merger Sub and EM, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See the section entitled “— Material Adverse Effect” below. The representations and warranties of WTMA are also qualified by information included in WTMA’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of EM

EM has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of EM and capitalization of its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, EM benefit plans, employment and labor relations, taxes, brokers’ fees, insurance, licenses, equipment and other tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, anti-money laundering compliance, sanctions and international trade compliance, information supplied, vendors and customers, government contracts, sufficiency of assets and related party transactions.

The representations and warranties of EM identified as fundamental under the terms of the Merger Agreement are those made pursuant to: the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), Section 4.6 of the Merger Agreement (Capitalization of EM), Section 4.16 of the Merger Agreement (Brokers’ Fees) and Section 4.31 (Related Party Transactions) of the Merger Agreement.

Representations and Warranties of WTMA and Merger Sub

WTMA and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing and financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, stock market quotation, no outside reliance and no additional representations or warranties.

Survival of Representations and Warranties

Except in the case of (i) any willful and material breach of the Merger Agreement prior to termination of the Merger Agreement (if any) or (ii) claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of EM are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of WTMA are qualified in whole or in part by a material adverse effect on the ability of WTMA to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to EM (“EM Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of EM or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of EM to consummate the Merger; provided, however, that, solely in the case of the foregoing clause (i), in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an EM Material Adverse Effect:

(a)     any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(b)    any change in interest rates or economic, political, business or financial market conditions generally;

(c)     the taking of any action required by the Merger Agreement (other than any action required to be taken pursuant to Section 6.1 of the Merger Agreement (see “— Conduct of Business by EM”, below));

(d)    any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate;

(e)     any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)     any failure of EM to meet any projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from this definition of EM Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in an EM Material Adverse Effect); or

(g)    any events generally applicable to the industries or markets in which EM operates (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers);

provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a EM Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of EM relative to similarly situated companies in the industry in which EM conducts its operations, but only to the extent of the incremental disproportionate effect on EM relative to similarly situated companies in the industry in which EM conducts its respective operations.

Covenants and Agreements

EM has made covenants relating to, among other things, the conduct of business, inspection, preparation and delivery of certain additional EM financial statements, certain acquisition proposals, EM Convertible Note subscriptions and disclosure control.

WTMA has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, listing, non-solicitation by WTMA, WTMA’s conduct of business, post-closing directors and officers of WTMA, indemnification and insurance, WTMA public filings, PIPE Investment subscriptions and stockholder litigation.

Conduct of Business by EM

EM has agreed that from the date of the Merger Agreement through the earlier of the Closing or the valid termination of the Merger Agreement (the “Interim Period”), it will, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (including, for the avoidance of doubt, the Precedent Transactions and related reorganizations) or required by law or as consented to by WTMA in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), (i) operate the business of EM in the ordinary course of business consistent with past practice and (ii) preserve intact the business organization of EM, keep available the services of the employees of EM and preserve intact the current business relationships of EM with customers, suppliers and other persons with which EM has significant business relations.

During the Interim Period, EM has also agreed not to, except as otherwise contemplated by the Merger Agreement or the Ancillary Agreements, as consented to by WTMA in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•        change or amend the governing documents of EM or form or cause to be formed any new subsidiary of EM;

•        make or declare any dividend or distribution to members of EM or make any other distributions in respect of any of the EM Member Units;

•        purchase, repurchase, redeem or otherwise acquire any issued and outstanding membership interests of EM, except for the acquisition by EM of any membership interests of EM in connection with the forfeiture or cancellation of such interests;

•        enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contracts other than in the ordinary course of business consistent with past practice or as required by law;

•        sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of EM, except for (i) dispositions of obsolete or worthless equipment and (ii) transactions in the ordinary course of business consistent with past practice;

•        acquire, purchase, obtain, assume, or otherwise obtain, or sell, assign or otherwise dispose of any fee simple ownership interest or leasehold estate in any real property (other than in the ordinary course of business consistent with past practice);

•        except as required by law, an existing EM benefit plan, or certain contractual obligations, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of EM, (ii) make any change in the key management structure of EM, including the hiring of additional officers or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any benefit plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by EM or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by EM;

•        close or materially reduce its activities, or effect any material layoff or other material personnel reduction, at any of its facilities;

•        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•        (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of EM or otherwise incur or assume any indebtedness, or (ii) guarantee any indebtedness of another person;

•        (i) make or change any material election in respect of taxes, except in the ordinary course of business consistent with past practice, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•        take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code and the Treasury Regulations issued thereunder;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its membership interests or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•        adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of EM (other than the Merger);

•        waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business consistent with past practice or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

•        grant to, or agree to grant to, any person rights to any intellectual property that is material to EM, or dispose of, abandon or permit to lapse any rights to any intellectual property that is material to EM except for the expiration of EM’s registered intellectual property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of EM’s business judgment as to the costs and benefits of maintaining the item;

•        disclose or agree to disclose to any person (other than WTMA or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of EM other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

•        make or commit to make capital expenditures or incur, create, assume, prepay or otherwise become liable for any indebtedness, in each case other than in an amount not in excess of $100,000, in the aggregate;

•        materially amend or change any of EM’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business consistent with past practice or as required by a change in GAAP;

•        manage EM’s working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

•        revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with EM’s outside auditors;

•        other than as required by applicable law, enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, works council or group of employees of EM as the bargaining representative for any employees of EM;

•        terminate without replacement or fail to use reasonable efforts to maintain any license that is material to the conduct of the business of EM, taken as a whole;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        waive the restrictive covenant obligations of any person to EM; (i) limit the right of EM to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person;

•        terminate without replacement or amend in a manner materially detrimental to EM any insurance policy insuring the business of EM; or

•        enter into any agreement to take any of the above actions prohibited under the Merger Agreement.

Conduct of Business of WTMA

WTMA has agreed that during the Interim Period, it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or required by law or as consented to by EM in writing (which shall not be unreasonably withheld, delayed or conditioned), operate its business in the ordinary course of business and consistent with past practice.

During the Interim Period, WTMA has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, as consented to by EM in writing (which shall not be unreasonably withheld, delayed or conditioned) or as required by applicable law:

•        seek any approval from the WTMA stockholders to change, modify or amend the Trust Agreement or the governing documents of WTMA or Merger Sub, except as contemplated by the proposals set forth in this proxy statement/prospectus;

•        (x) make or declare any dividend or distribution to the stockholders of WTMA or make any other distributions in respect of any of WTMA’s capital stock or Merger Sub’s membership interests, or any other share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of WTMA’s capital stock or Merger Sub’s membership interests, or any other equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of WTMA or Merger Sub other than a redemption of shares of WTMA Common Stock made as part of the WTMA Share Redemptions;

•        (A) make or change any material election in respect of taxes except in the ordinary course of business consistent with past practice, (B) amend, modify or otherwise change any filed material tax return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (D) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement, (E) settle any claim or assessment in respect of material taxes, (F) surrender or allow to expire any right to claim a refund of material taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect of any material tax attribute that would give rise to any claim or assessment of taxes;

•        take any action, or knowingly fail to take any reasonable action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code and the Treasury Regulations issued thereunder;

•        other than as expressly required by the Sponsor Support and Lock-up Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of WTMA or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•        other than the issuance of any notes or other instruments in connection with a PIPE Investment, incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of WTMA or guaranty any debt securities of another person, other than fees and expenses for professional services incurred in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements or in support of the ordinary course operations of WTMA (which the parties agree shall include any indebtedness in respect of any working capital loan incurred in the ordinary course of business consistent with past practice);

•        (i) except in connection with any PIPE Investment previously consented to by EM or pursuant to Section 7.2(b) of the Merger Agreement, issue any WTMA capital stock or securities exercisable for or convertible into WTMA capital stock, other than the issuance of the portion of the Aggregate Merger

Consideration that is payable in shares of WTMA Common Stock (other than pursuant to the conversion of the WTMA Rights and any exercise of the unit purchase option issued to Chardan), or (ii) grant any options, warrants or other equity-based awards with respect to WTMA capital stock, not outstanding on the date of the Merger Agreement; or

•        enter into any agreement to do any of the above actions prohibited under the Merger Agreement.

In addition, WTMA has agreed that during the Interim Period, it shall, and shall cause its subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, WTMA’s governing documents, the Trust Agreement and all other agreements or contracts to which WTMA or is subsidiaries may be a party.

Covenants of WTMA

Pursuant to the Merger Agreement, WTMA has agreed, among other things, to:

•        take certain actions so that the Trust Amount will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•        as of the Closing, ensure WTMA is listed as a public company on Nasdaq, and prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of WTMA Common Stock issuable in the Merger, and shall obtain approval for the listing of such shares of WTMA Common Stock and EM shall reasonably cooperate with WTMA with respect to such listing;

•        during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives not to, directly or indirectly, (i) make any proposal or offer that constitutes certain alternative transactions, (ii) initiate, engage in or otherwise participate in any discussions or negotiations with any person with respect to any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or lead to certain alternative transactions, (iii) enter into any agreements for certain alternative transactions, or (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any offer or proposal that constitutes or could reasonably be expected to result in or lead to an offer for an alternative transaction, and to terminate all ongoing discussions and negotiations with any persons (other than EM and its representatives) with respect to any alternative transactions;

•        subject to the terms of WTMA’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time;

•        the board of directors of New EM will consist of five directors, which will initially be comprised of (i) three director nominees designated by EM and reasonably acceptable to WTMA and (ii) two director nominees mutually agreed by WTMA and EM;

•        the initial officers of New EM will be as set forth in EM’s disclosure letter, who will serve in such capacity in accordance with the terms of the governing documents of New EM following the Effective Time;

•        after the Effective Time, indemnify and hold harmless each present and former manager and officer of (x) EM (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of EM being acquired under the Merger Agreement) and (y) WTMA and each of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that EM, WTMA or their respective subsidiaries, as the case may be, would have been permitted under applicable law and the applicable governing documents to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law); (i) maintain for a period of not less than six years from the Effective Time provisions in its governing documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of New EM’s and its subsidiaries’ former and current officers, directors, employees and agents that are no less favorable to those persons than the provisions of the governing documents of EM,

WTMA or WTMA’s subsidiaries, as applicable, in each case as of the date of the Merger Agreement and (ii) not amend, repeal, or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law;

•        EM will purchase, at or prior to the Closing, and both WTMA and EM will maintain, or cause to be maintained, in effect for a period of six (6) years immediately following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of the directors and officers of WTMA (the “WTMA Tail Insurance”); provided, that in no event shall WTMA be required to expend annually in the aggregate an amount in excess of 200% of the amount of the aggregate annual premiums paid by WTMA for the current policy term for such purpose. The WTMA Tail Insurance will provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the persons covered thereby) the coverage provided under WTMA’s current directors’ and officers’ liability insurance policies as of the date of the Merger Agreement;

•        EM will purchase, at or prior to the Closing, and maintain, or cause to be maintained, in effect for a period of six (6) years immediately following the Effective Time, without lapses in coverage, managers’ and officers’ liability insurance that provides coverage for the individual persons who are managers and officers of EM as of the date of the Merger Agreement (the “EM Coverage Obligation”). The EM Coverage Obligation can be fulfilled in one of two ways: (i) through the annual renewal of an insurance policy for managers and officers providing the aforementioned coverage (the “Annual Policy Option”), which policy may also provide coverage for the directors and officers of WTMA or (ii) through the purchase of a “tail policy” for the managers’ and officers’ liability insurance policies in effect for the managers and officers of EM before the date of the Merger Agreement. Should EM choose the Annual Policy Option, and at any time between the date of the Closing and the six-year anniversary of the date of the Closing, EM for any reason does not renew the annually renewing managers’ and officers’ liability insurance policies, then EM shall purchase a tail policy for this lapsing insurance policy, the duration of which shall be no less than the number of years equal to the remaining time period between the six-year anniversary of the date of the Closing and the number of years that had elapsed between the date of the Closing and the lapsing of the annually renewing managers’ and officers’ liability insurance policies;

•        on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of EM and WTMA with the post-Closing directors and officers of New EM, which indemnification agreements will continue to be effective following the Closing;

•        from the date of the Merger Agreement through the Effective Time, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•        unlessotherwise approved in writing by EM (which approval shall not be unreasonably withheld, conditioned, delayed or denied), and except for any of the following actions that would not increase conditionality or impose any new obligation on EM or WTMA, reduce the subscription amount under any PIPE Subscription Agreement or reduce or impair the rights of WTMA under any PIPE Subscription Agreement, not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such PIPE Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of New EM Common Stock contemplated thereby;

•        use its commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms described therein, including using its commercially reasonable efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) WTMA the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms; and

•        prior to the Closing Date, promptly notify and keep EM reasonably informed of the status of any litigation brought or, to a party’s knowledge, threatened in writing against a party or its board of directors by any of such party’s stockholders in connection with the Merger Agreement, any Ancillary Agreement or the transactions contemplated therein, and will provide the other party with the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of such litigation, will give due consideration to the other party’s advice with respect to such litigation and will not settle any such litigation without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, delayed or denied).

Covenants of EM

Pursuant to the Merger Agreement, EM has agreed, among other things, to:

•        subject to confidentiality obligations that may be applicable to information furnished to EM by third parties that may be in EM’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable law, (a) afford WTMA and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of EM, to all of EM’s properties, books, contracts, commitments, tax returns, records and appropriate officers and employees, and furnish such representatives with all financial and operating data and other information concerning the affairs of EM as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of EM without the prior written consent of EM, and (b) provide to WTMA and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any legal proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of EM during the Interim Period, in each case, as WTMA or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such legal proceedings or otherwise relating to any compliance and risk management matters or decisions of EM, and (z) copies of any communications sent or received by EM in connection with such legal proceedings, matters and decisions;

•        act in good faith to deliver to WTMA, as soon as reasonably practicable following the date the Merger Agreement, (i) audited consolidated balance sheets and statements of operations, comprehensive loss, members’ equity and cash flows of EM as of and for the periods ended June 30, 2024, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC (including with respect to the standards and rules set forth by the Public Company Accounting Oversight Board), the Exchange Act and the Securities Act applicable to a registrant;

•        as soon as reasonably practicable, deliver to WTMA the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, members’ deficit, and cash flow of EM as of and for the nine month period ended September 30, 2024 (the “Q3 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that upon delivery of such Q3 Financial Statements, the representations and warranties set forth in Section 4.7 of the Merger Agreement (Financial Statements) will be deemed to apply to the Q3 Financial Statements with the same force and effect as if made as of the date of the Merger Agreement;

•        prior to the Closing, cause all Affiliate Agreements, other than those set forth in EM’s disclosure letter, to be terminated or settled effective as of or prior to the Closing without further liability to WTMA or EM; and

•        from the date of the Merger Agreement until the Closing Date or, if earlier, the termination of the Merger Agreement in accordance with Article X (Termination/Effectiveness) EM will not, and will cause its representatives not to, directly or indirectly, (i) initiate, engage in or otherwise participate in any discussions or negotiations with any person with respect to, or provide any non-public information or data concerning EM to any person relating to, any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or lead to certain alternative transactions or afford to any person access to the business, properties, assets or personnel of EM in connection with an offer or proposal that constitutes or could reasonably be expected to result in or lead to an alternative transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an alternative transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any offer or proposal that constitutes or could reasonably be expected to result in or lead to certain alternative transactions or (v) propose, resolve or agree to do any of the foregoing or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an offer for certain alternative transactions. From and after the date hereof, EM will, and will instruct its officers, representatives and managers to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to certain alternative transactions (other than WTMA and its representatives).

Joint Covenants of WTMA and EM

In addition, each of WTMA and EM has agreed, among other things, to take certain actions set forth below.

•        Each of WTMA and EM will (and, to the extent required, will cause its affiliates to) promptly submit any notification required to obtain all consents, approvals and authorizations in respect of certain government regulations;

•        WTMA and EM will jointly prepare and WTMA will file with the SEC this proxy statement/prospectus in connection with the registration under the Securities Act of the shares of New EM Common Stock that constitute a portion of the Aggregate Merger Consideration;

•        Each of WTMA and EM will use its commercially reasonable efforts to cause this proxy statement/prospectus statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement;

•        WTMA will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate a proxy statement to stockholders of WTMA, (ii) give notice, convene and hold a meeting of the stockholders to vote on the proposals set forth in this proxy statement/prospectus, in each case in accordance with its governing documents then in effect and Nasdaq Listing Rule 5620(b), as applicable, for a date no later than 30 business days following the date the registration statement is declared effective, and (iii) solicit proxies from the stockholders of WTMA to vote in favor of the proposals set forth in this proxy statement/prospectus;

•        The WTMA Board has agreed not to withdraw, amend, qualify or modify its recommendation to the stockholders of WTMA that they vote in favor of the proposals set forth in this proxy statement/prospectus. To the fullest extent permitted by applicable law, (x) WTMA’s obligations to establish a record date for, duly call, give notice of, convene and hold the WTMA stockholder’s meeting will not be affected by any WTMA Modification in Recommendation and (y) WTMA agrees to establish a record date for, duly call, give notice of, convene and hold the WTMA stockholders’ meeting and submit for approval of the proposals set forth in this proxy statement/prospectus. WTMA may only adjourn the WTMA stockholders’ meeting (i) to solicit additional proxies for the purpose of obtaining the WTMA;

Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that WTMA has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by WTMA stockholders prior to the WTMA stockholders’ meeting; provided that the WTMA stockholders’ meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the WTMA stockholders’ meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) will not be held later than three (3) business days prior to June 30, 2025;

•        EM will use its commercially reasonable efforts to solicit and obtain the requisite equity holder approval necessary to consummate the Merger Agreement and the transactions contemplated thereby, including the Merger, in the form of an irrevocable written consent (pursuant to the EM Equityholder Support and Lock-up Agreement) promptly following the time at which the registration statement will have been declared effective under the Securities Act and delivered or otherwise made available to the EM Equityholder;

•        As promptly as practicable after the initial filing of the Registration Statement, EM (with the assistance and cooperation of WTMA as reasonably requested) will prepare an information statement relating to the action to be taken by the EM Equityholder by written consent (the “Consent Solicitation Statement”). As promptly as practicable after the date on which the registration statement becomes effective, EM will deliver the Consent Solicitation Statement to the EM Equityholder. EM will, through its managing member, recommend to the EM Equityholder (A) the adoption and approval of the Merger Agreement in accordance with applicable Law and (B) the adoption and approval of any other proposals as reasonably agreed by WTMA and EM to be necessary or appropriate in connection with the transactions contemplated by the Merger Agreement. The managing member of EM will not withdraw, amend, qualify or modify its recommendation to theEM Equityholder that it vote in favor of the proposals set forth in this proxy statement/prospectus (an “EM Modification in Recommendation”). To the fullest extent permitted by applicable law, EM’s obligations to obtain the written consent of the EM Equityholder shall not be affected by any EM Modification in Recommendation;

•        WTMA and EM will each, and will each, and WTMA will cause its subsidiaries, to (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of WTMA, EM, or their respective affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party to the Merger Agreement may reasonably request to satisfy the Closing conditions or otherwise to comply with the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement as soon as practicable;

•        Each of EM and WTMA will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of EM Member Units or acquisitions of shares of New EM Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•        EM and WTMA will each, and WTMA will cause its subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate, in good faith and in a timely manner, (i) to effectuate the Precedent Transactions, (ii) duly implement and adopt, and take all other actions, solicit all consents and approvals necessary or appropriate for the implementation and adoption of, the New EM Equity Incentive Plan and (iii) in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

Closing Conditions

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Minimum Cash Condition

The Merger Agreement provides that the obligations of EM to consummate the Merger are conditioned on, among other things, that as of the Closing, New EM would have available to it a positive amount of cash after giving effect to (x) the amount in the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their rights to redeem all or a portion of their shares of WTMA Common Stock pursuant to the Existing Charter and certain WTMA transaction expenses, plus (y) the amount of the PIPE Investment actually received by WTMA prior to or substantially concurrently with the Closing, plus (z) the aggregate gross proceeds received or to be received by WTMA or EM pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA or EM or any of WTMA’s subsidiaries, if any. The Minimum Available Cash Condition is for the sole benefit of EM.

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•        WTMA stockholders’ approval of the Condition Precedent Proposals will have been obtained;

•        EM Equityholder’s approval of the Merger Agreement and the transactions contemplated thereby will have been obtained;

•        the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•        the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement and the Ancillary Agreements shall have expired or been terminated;

•        there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby), statute, rule or regulation enjoining or prohibiting the consummation of the Merger;

•        WTMA will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•        each of the Precedent Transaction Agreements will have been duly executed, and the actions to be taken at the closing of such Precedent Transaction will be taken concomitantly with and conditional upon the Closing and the delivery of all items required to be delivered at the Closing under the Merger Agreement, and each of the Precedent Transactions will have been completed and closed, or will be completed and closed substantially simultaneously with the Merger; and

•        the shares of New EM Common Stock to be issued in connection with the Merger will have been approved for listing on Nasdaq.

Conditions to the Obligations of WTMA and Merger Sub

The obligations of WTMA and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by WTMA and Merger Sub, in their sole discretion:

•        certain of the representations and warranties of EM pertaining to the capitalization of EM will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•        each of certain fundamental representations of EM (other than those portions of the capitalization representations referenced in the bullet above) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and EM Material Adverse Effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date;

•        each of the remaining representations and warranties of EM contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a EM Material Adverse Effect (provided, however, that none of the Precedent Transactions, including any actions, acquisitions, mergers, reorganizations or similar changes affecting EM, WTMA or any of their respective businesses or affiliates, shall be deemed an inaccuracy or omission regarding any representation or warranty referenced in this bullet or the other two bullets above, and each such representation and warranty shall be deemed qualified by the Precedent Transactions in all respects);

•        each of the covenants to be performed by EM as of or prior to the Closing will have been performed in all material respects; provided that for purposes of this condition, a covenant of EM will only be deemed to have not been performed if EM has materially breached such material covenant and failed to cure within ten (10) days after notice (or if earlier, June 30, 2025); and

•        no EM Material Adverse Effect will have occured on or after the date of the Merger Agreement.

Conditions to the Obligations of EM

The obligation of EM to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by EM, in its sole discretion:

•        each of therepresentations and warranties of WTMA regarding its capitalization, as contained in the Merger Agreement, will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement;

•        each of the other representations and warranties of WTMA contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of WTMA or Merger Sub to perform their obligations under the Merger Agreement (provided, however, that none of the Precedent Transactions, including any actions, acquisitions, mergers, reorganizations and similar changes affecting EM, WTMA or any of their respective businesses or affiliates, shall be deemed an inaccuracy or omission regarding any representation or warranty referenced in this bullet or the bullet above, and each such representation and warranty shall be deemed qualified by the Precedent Transactions in all respects);

•        each of the covenants of WTMA to be performed as of or prior to the Closing will have been performed in all material respects; and

•        the Minimum Available Cash Condition will be satisfied.

Termination; Effectiveness

The Merger Agreement may be terminated at any time prior to the Closing:

•        by written consent of WTMA and EM;

•        by EM or WTMA, if any Governmental Authority (as defined in the Merger Agreement) shall have enacted, issued, promulgated, enforced or entered any Governmental Order (as defined in the Merger Agreement) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

•        by EM or WTMA, if the WTMA Stockholder Approval (as defined in the Merger Agreement) shall not have been obtained by reason of the failure to obtain the required vote at the WTMA Stockholders’ Meeting (as defined in the Merger Agreement) duly convened therefor or at any adjournment or postponement thereof;

•        by EM, if there is an WTMA Modification in Recommendation (as defined in the Merger Agreement);

•        by WTMA, if there is a Company Modification in Recommendation (as defined in the Merger Agreement);

•        by WTMA, if the Company Equityholder Approval (as defined in the Merger Agreement) shall not have been obtained within five (5) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to the Company Members (as defined in the Merger Agreement); or

•        by either WTMA or EM in certain other circumstances set forth in the Merger Agreement, including (a) in the event of certain uncured breaches by the other party or (B) if the Closing has not occurred on or before June 30, 2025, unless WTMA or EM is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of EM, WTMA or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination and other than with respect to certain exceptions contemplated by the Merger Agreement that will survive any termination of the Merger Agreement.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Fees and Expenses

If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, WTMA shall (x) pay or cause to be paid, the Unpaid Transaction Expenses (as defined in the Merger Agreement), and (y) pay or cause to be paid, any transaction expenses of WTMA (including transaction expenses incurred, accrued, paid or payable by WTMA’s affiliates on WTMA’s behalf). Any payments to be made (or to cause to be made) by WTMA are to be paid upon consummation of the Merger and release of proceeds from the trust account.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

EM Equityholder Support and Lock-up Agreement

In connection with the execution of the Merger Agreement, on November 6, 2024, WTMA entered into the EM Equityholder Support and Lock-up Agreement, by and among WTMA, EM, the Sponsor and the EM Equityholder.

Pursuant to the EM Equityholder Support and Lock-up Agreement, the EM Equityholder acknowledged that he has read the Merger Agreement and has agreed to, among other things, approve, consent to, and adopt the Merger Agreement, any document contemplated by the Merger Agreement and the transactions contemplated therein by written resolutions undertaken in his capacity as member and manager of EM, as contemplated by the Business Combination, (which written resolutions shall be delivered promptly, and in any event within forty-eight (48) hours, after (x) this proxy statement/prospectus has been delivered or otherwise made available (including on the Electronic Data Gathering, Analysis and Retrieval filing system of the SEC) to the stockholders of WTMA and the EM Equityholders, and (y) EM or WTMA requests such delivery), including by consenting to certain matters as specified in the EM Equityholder Support and Lock-up Agreement.

Pursuant to the EM Equityholder Support and Lock-up Agreement, the EM Equityholder also agreed to, among other things, consent to the publication and disclosure in this proxy statement/prospectus (and, as to the extent otherwise required by applicable securities laws or the SEC or any other securities authorities, any other documents or communications provided by WTMA or EM to any governmental authority or to securityholders of WTMA) of such EM Equityholder’s identity and ownership of the EM Member Units.

Pursuant to the EM Equityholder Support and Lock-up Agreement, the EM Equityholder agreed not to, without the prior written consent of the Sponsor and the Board of Directors of New EM, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the registration statement of which this proxy statement/prospectus is a part) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any EM Member Units owned by such EM Equityholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any EM Member Units owned by the EM Equityholder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) any New EM Common Stock, in each case, for the duration of the applicable Lock-Up Period.

The EM Equityholder Support and Lock-up Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) 180 Days after the Closing, (b) the termination of the Merger Agreement, and (c) as to each EM Equityholder, the written agreement of WTMA, New EM, the Sponsor, EM and the EM Equityholder. Upon such termination of the EM Equityholder Support and Lock-up Agreements, all obligation of the parties under the EM Equityholder Support and Lock-up Agreement will terminate, without any liability or other obligation on the part of any party thereto, to any person in respect thereof or the transactions contemplated thereby, and no party thereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the EM Equityholder Support and Lock-up Agreement shall not relieve any party thereto from liability arising in respect of any breach of the EM Equityholder Support and Lock-up Agreement prior to such termination.

Sponsor Support and Lock-up Agreement

In connection with the execution of the Merger Agreement, and contemporaneously therewith, on November 6, 2024, the Sponsor and certain Sponsor Affiliates entered into the Sponsor Support and Lock-up Agreement, pursuant to which the WTMA Founder Holders agreed to, among other things, vote all their WTMA Common Stock in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support and Lock-up Agreement.

Pursuant to the Sponsor Support and Lock-up Agreement, the WTMA Founder Holders agreed not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the proxy statement/registration statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of WTMA Common Stock owned by such WTMA Founder Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of WTMA Common Stock owned by such WTMA Founder Holder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii), for the duration of the applicable Lock-Up Period.

The Sponsor Support and Lock-up Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest of (a) 180 calendar days after the Closing, (b) the termination of the Merger Agreement, and (c) as to each WTMA Founder Holder, the written agreement of WTMA, New EM, EM and such WTMA Founder Holder. Upon such termination of the Sponsor Support and Lock-up Agreement, all obligations of the parties under the Sponsor Support and Lock-up Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated thereby, and no party thereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support and Lock-up Agreement shall not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support and Lock-up Agreement prior to such termination.

PIPE Term Sheet

The PIPE Term Sheet anticipates the sale and issuance of PIPE Securities by WTMA concurrent with the Closing.

The preliminary, non-binding PIPE Term Sheet contemplates WTMA issuing the PIPE Securities on the Closing Date to PIPE Investors and obtaining debt financing from the BCG Debt Facility. The terms of the PIPE Securities and BCG Debt Facility are subject to finalization and execution of definitive documentation and therefore could change.

The preliminary, non-binding PIPE Term Sheet contemplates, in connection with the PIPE Securities, a commitment of $500 million, representing 25% of the total target PIPE raise of $2 billion. The pre-money enterprise valuation for New EM is set at $6.2 billion.

Under the proposed terms, the Anchor Equity Investor will have the right to appoint one director to New EM’s Board of Directors. Additionally, the Lender will be granted the right to appoint an observer to attend New EM’s Board of Directors’ meetings, ensuring their participation in governance without voting rights.

The preliminary, non-binding PIPE Term Sheet contemplates that the BCG Debt Facility will be an unsubordinated, secured obligation of New EM, ranking pari passu with all existing and future unsubordinated unsecured obligations of New EM. Pursuant to the PIPE Term Sheet, the BCG Debt Facility would have a term of up to 10 years following the completion of the Business Combination, and would provide for certain financial covenants.

The PIPE Term Sheet also contemplates certain negative and financial covenants that are subject to further negotiation and due diligence.

The PIPE Term Sheet contemplates that the security for the BCG Debt Facility will consist of fixed and floating charges, including but not limited to: (a) charges over guarantees, (b) first-ranking pledge of New EM’s blocking shares, (c) first-ranking pledge of subsidiary shares, (d) charges over the undertakings and assets of New EM and its subsidiaries, including bank accounts, (e) debenture over New EM and its subsidiaries, (f) kun-mortgage of New EM’s Korean entities, (g) assignment of relevant revenue and supply agreements, and (h) assignment of government support, investment guarantees, or tax credits, as well as security over acquisition documents.

Even if WTMA and the potential PIPE Investors enter into definitive documentation, there can be no assurance that the amount of funding provided by the PIPE Investors in such definitive documentation would be sufficient to satisfy the Minimum Available Cash Condition.

PIPE Subscription Agreements

EM does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with the Business Combination, the prospective financial information prepared by EM’s management (collectively, the “Projections”) set forth below were prepared to present key elements of the prospective financial information provided by EM to WTMA. The Projections were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

About New EM

The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that EM, its management, its board of directors, or its affiliates, advisors or other representatives considered, or now considers, such Projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Merger Agreement Proposal. The Projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on the Projections. You are cautioned not to rely on the Projections in making a decision regarding the Business Combination, as the Projections may be materially different than actual results. We will not refer back to the Projections in our future periodic reports filed under the Exchange Act.

We encourage you to review the financial statements of EM included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

The Projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to EM’s business, all of which are difficult to predict and many of which are beyond EM’s and WTMA’s control. The Projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond EM’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Evolution Metals LLC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared, including changes in management’s plans or objectives.

None of EM’s independent registered public accountants, WTMA’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the Projections.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROJECTIONS, EM UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The Projections were prepared by, and are the responsibility of, EM’s management. UHY LLP, EM’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the Projections presented herein and, accordingly, expresses no opinion or any other form of assurance on it. UHY LLP’s independent auditor report included in this proxy statement/prospectus relates to historical financial information of EM. It does not extend to the Projections and should not be read as if it does.

The prospective financial information included in this document has been prepared by, and is the responsibility of, the EM’s management. Samil PricewaterhouseCoopers has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Samil PricewaterhouseCoopers does not express an opinion or any other form of assurance with respect thereto. The Samil PricewaterhouseCoopers reports included in this document relates to previously issued financial statements of KCM INDUSTRY Co., Ltd., KMMI INC., NS World Co., Ltd., and Handa Lab Co., LTD. It does not extend to the prospective financial information and should not be read to do so.

For the purposes of estimating an enterprise valuation of New EM in connection with negotiating the PIPE Term Sheet and the Merger Agreement, including, without limitation, the consideration to be paid to equity holders of the Target Companies and the equity incentive awards payable upon the achievement of milestones under the management incentive package, and in informing WTMA’s and EM’s respective analyses regarding the advisability of the Business Combination, EM management initially provided WTMA management with financial projections on June 30, 2024. Subsequently, as a result of a fire that occurred on October 30, 2024 at CMR’s recycling facility, EM management provided updated financial projections to WTMA management on November 1, 2024, which were subject to several estimates and assumptions, as detailed under “— Estimates & Assumptions” below. WTMA management conducted analysis on New EM’s financial projections and determined the enterprise valuation of New EM as follows:

1.      WTMA management took the average of the projected 2025 revenue of $379.0 million and projected 2026 revenue of $1,968.0 million to get a base annual forward revenue of $1,174.0 million.

2.      WTMA management conducted a search on the universe of public peers that included recycling and rare earth processing expertise. Upon the search, WTMA management concluded that the appropriate enterprise value-to-forward revenue multiple was 10.00x.

3.      The average of 2025 and 2026 revenue of $1,174,0 million multiplied by an enterprise value-to-forward revenue multiple of 10.00x implies a post-money fair market value/enterprise valuation of New EM of $11.74 billion.

4.      WTMA management took a discount to the fair market value of approximately 30%, resulting in a post-money enterprise valuation of $8.20 billion for New EM.

5.      WTMA deducted the planned PIPE Investment amount target of $2.00 billion from the post-money enterprise valuation resulting in a $6.20 billion pre-money enterprise valuation for New EM.

Estimates & Assumptions:

In preparing the financial projections, EM’s estimates and assumptions include, among others: the consummation of the transactions necessary to acquire the Target Companies; assumptions regarding costs and availability of feedstocks; estimates of the prices at which New EM’s products can be sold; assumptions about when the improvement to the existing NdPr metal plant, NdPr alloy plant, NdPr sintered magnet plant, and NdPr bonded magnet plant that is expected to be acquired in connection with the Business Combination will be completed, and assumptions about when New EM’s planned re-build and significant expansion construction for the battery recycling plant, e-scrap recycling plant, NdPr metal plant, NdPr alloy plant, NdPr sintered magnet plant, NdPr bonded magnet plant, and hydrometallurgical plant will be completed; assumptions on and when commercial production of each plant will reach full capacity; assumptions regarding New EM’s ability to source new feedstocks supply as well as performance of New EM’s anticipated feedstocks supplier in sourcing feedstocks for New EM; and assumptions regarding New EM’s ability to enter into offtake contracts in connection with its saleable products.

In particular, in evaluating projected 2025 and 2026 revenue, the WTMA management team analyzed and relied on financial forecasts prepared by EM management that reflected an estimated additional capital investment as follows:

1.      An investment of $15 million in the NdPr metal plant and an estimated completion time of approximately 3 months for the improvement of production capacity to 1,100 tonnes per annum of NdPr metal output.

2.      An investment of $10 million in the NdPr alloy plant and an estimated completion time of approximately 3 months for the improvement of production capacity to 1,750 tonnes per annum of NdPr sintered magnet alloy output and 2,000 tonnes per annum of NdPr bonded magnet alloy output.

3.      An investment of $15 million in the NdPr sintered magnet plant and an estimated completion time of approximately 3 months for the improvement of production capacity to 1,750 tonnes per annum of NdPr sintered magnet output.

4.      An investment of $10 million in the NdPr bonded magnet plant and an estimated completion time of approximately 3 months for the improvement of production capacity to 2,000 tonnes per annum of NdPr bonded magnet output.

5.      An investment of $100 million to rebuild and significant expansion of CMR’s battery recycling plant with twice the capacity of CMR’s previously existing battery recycling plant, divided into six lines, an estimated completion time of approximately 6 months for each line and with the first line commencing operation in mid-2025, and one more line coming into operation each month after. The battery recycling plant is expected to process lithium-ion spent batteries and battery related materials into mixed metal concentrate containing battery metals such as nickel, cobalt, and lithium. The foregoing amounts and time periods are internal estimates used in the context of preparing the financial forecasts. CMR management continues to evaluate the impact of the fire. The situation remains complex and significantly uncertain, and CMR management cannot yet assess all the consequences CMR may face, including, but not limited to, loss of supplier customers, federal and state regulatory, environmental, legal or other liabilities, the time required for rebuilding the facility with a significant expansion and whether any redesign of the facility will be necessary, and any recovery under CMR’s insurance policies.

6.      An investment of $75 million to build a new hydrometallurgical plant, an estimated completion time of approximately 12 months and commencing operation in 2026. The hydrometallurgical plant is designed to process multiple kinds of feedstocks such as mixed metal concentrate, non-ferrous metal concentrate into carbonates, sulfates, pCAM, and precious metals.

7.      An investment of $100 million to build an e-scrap recycling plant, an estimated completion time of approximately 12 months and commencing operation in 2026. The e-scrap recycling plant is assumed to be able to process e-scrap into non-ferrous metal concentrates containing precious metals such as gold, silver, palladium, and copper as well as ferrous metal concentrates and polymer concentrates. The forecast also assumes that the e-scrap recycling plant will be constructed in compliance with the standards and specifications established by the U.S. Department of Defense, the U.S. National Security Agency, and other relevant U.S. government departments or agencies. New EM plans to obtain the required certifications and clearances for the facility to compete for and perform under classified contracts for the U.S. Department of Defense and other U.S. government agencies.

Additionally, the WTMA management team also relied on the financial projections prepared by EM management that reflected prices for mixed metal concentrate containing battery metals, NdPr metals, NdPr alloys, NdPr block sintered magnets, NdPr bonded magnets, carbonates, sulfates, pCAM, precious metals and feedstocks equal to EM management’s estimate of current market conditions; ongoing capital expenses as estimated by the EM management team; depreciation expense in line with EM management’s estimate of the useful life of the plants and capital equipment; financing costs based on an estimate for the cost of additional financing in connection with the Business Combination; and a corporate income tax rate approximating U.S. tax rates and Republic of Korea tax rates. WTMA management also utilized sensitivity analyses around these variables to evaluate the impact of a range of varying assumptions on the financial forecast and prospects of New EM in connection with the estimation of an enterprise valuation of New EM.

Background to the Business Combination

WTMA is a blank check company that was incorporated under the laws of the State of Delaware on May 27, 2021 for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Business Combination, as further discussed below, between WTMA and EM was the result of an extensive search for a potential transaction utilizing the global network and the investing and operating experience of the WTMA management team and the WTMA Board. The terms of the Business Combination below are the result of extensive, arm’s-length negotiations among the representatives of WTMA and EM. The following is a description of the background of these negotiations and the resulting terms of the Business Combination.

On December 30, 2021, WTMA consummated the IPO of 7,500,000 Units, at a price of $10.00 per unit, generating gross proceeds of $75.00 million, and a concurrent private placement with the Sponsor of 347,500 WTMA Units at a price of $10.00 per unit, generating gross proceeds of $3.47 million. Each WTMA Unit consists of one share of WTMA Common Stock and one WTMA Right, with each WTMA Right entitling the holder thereof to receive one-tenth of one share of WTMA Common Stock. On January 14, 2022, pursuant to the underwriter’s exercise of the over-allotment option in part, WTMA consummated the sale of an additional 227,686 WTMA units, at $10.00 per unit, generating gross proceeds of $2.27 million, and a concurrent private placement with the Sponsor of 4,554 WTMA Units at a price of $10.00 per unit, generating gross proceeds of $45,540. A total of $77.27 million from the net proceeds of the sale of the WTMA Units in the IPO and the sale of the private units was placed in the U.S.-based trust account with Continental, acting as trustee.

WTMA’s certificate of incorporation provided that it had nine months from the closing of the IPO, or until September 30, 2022, to complete an initial business combination. On September 27, 2022, WTMA announced the approval and extension of the time period to consummate a business combination from September 30, 2022 until December 30, 2022 and the approval of the issuance of a convertible, non-interest bearing, unsecured promissory note in the aggregate principal amount of $772,768 to the Sponsor in order to fund such extension. Such amount was placed into the trust account on September 27, 2022. Subsequently, on December 27, 2022, WTMA announced the approval and extension of the time period to consummate a business combination from December 30, 2022 until March 30, 2023 and the approval of the issuance of an additional convertible, non-interest bearing, unsecured promissory note in the aggregate principal amount of $772,768 to the Sponsor in order to fund such extension. Such amount was placed into the trust account on December 27, 2022. Subsequently, on March 24, 2023, WTMA held a special meeting in connection with the votes to approve the March 2023 extension, allowing WTMA to extend the time period to consummate a business combination on a monthly basis from March 30, 2023 to September 30, 2023 by contributing $125,000 to the trust for each month of extension. In connection with the extension from March 30, 2023 to September 30, 2023, WTMA issued six promissory notes in the principal amount of $125,000 to the Sponsor, the promissory notes are convertible, non-interest bearing, and unsecured. Subsequently, on September 29, 2023, WTMA held another special meeting in connection with the votes to approve the September 2023 extension, allowing WTMA to extend the time period to consummate a business combination from September 30, 2023 to June 30, 2024 without any additional contribution to the trust. Similarly, on June 28, 2024, WTMA held a special meeting in connection with the votes to approve the June 2024 extension, allowing WTMA to extend further the time period to consummate a business combination from June 30, 2024 to June 30, 2025.

Prior to the consummation of the IPO on December 30, 2021, neither WTMA, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to any potential business combination transaction with WTMA. After the completion of its IPO and consistent with WTMA’s business purpose, WTMA’s directors and management team commenced an active, targeted search for an initial set of potential business combination targets, leveraging the Sponsor’s network of relationships and intimate knowledge of the private company marketplace, as well as the prior experience and network of WTMA’s directors and management team.

In evaluating potential businesses and assets for an initial business combination, WTMA, together with its management team and the Sponsor, considered acquisition candidates across various industry categories. Although WTMA’s efforts to identify a prospective target business were not limited to a particular industry, it had a focus on operating businesses in the technology metals and energy transition metals sectors. WTMA’s efforts excluded the geographic region of China and the special administrative regions of Hong Kong and Macau or companies with their principal business operations in China, Hong Kong or Macau.

WTMA’s Search Process

The following is a description of the background of WTMA’s search for and discussion with various potential target companies.

Starting with the consummation date of WTMA’s IPO on December 30, 2021, WTMA developed an initial list of potential business combination candidates which were identified through (1) WTMA’s and the Sponsor’s respective knowledge network and (2) extensive database searches with the following six criteria: (a) operating in the technology metals and energy transition critical materials sector, (b) principal business operations located outside of China, Hong Kong or Macau, (c) revenue generating, (d) near-term high revenue growth and a clear path to profitability, (e) enterprise valuation of $150.00 million and above, and (f) ideally with brand-name investors in its capitalization table. WTMA and its representatives contacted and were contacted by a number of individuals and entities who offered to present ideas and opportunities for a business combination, including Chardan and Aetas Global Capital Private Ltd. WTMA compiled a list of potential targets and updated and supplemented such list from time to time.

During that period, WTMA and its representatives and management:

•        identified more than 100 potential targets with more than 15 in the upstream vertical, more than 30 in the midstream vertical, and more than 55 in the downstream vertical;

•        narrowed down the potential targets through the preliminary evaluation of each target’s prospects, financial position, operational history, growth trajectory, market positioning, management expertise, and maturity to five potential target businesses (other than EM) within the technology metals and energy transition critical materials industry with the objective of consummating a business combination;

•        executed non-disclosure agreements with each of these five potential target businesses (other than EM) in order to receive further detailed information about these potential targets; and

•        engaged in discussions directly with the senior executives and/or representatives of each of these five alternative potential targets (other than EM).

Beginning on or around January 3, 2022, WTMA’s management were introduced to various of the above referenced potential acquisition targets by WTMA’s advisors and contacts of WTMA’s Board and management that might potentially meet WTMA’s preliminary target selection criteria. In addition to the criteria described above, WTMA also reviewed the financial performance, management team, industry and a description of each potential candidate. Following such initial review, WTMA preliminarily qualified candidates and continued with second stage review by conducting conference calls and collecting more detailed business information of the candidates.

From January 3, 2022 to January 25, 2022, WTMA held a number of internal meetings to discuss preliminary candidates. At each meeting, WTMA reviewed and discussed the qualifications of those candidates. In reviewing the five potential targets (other than EM) from time to time, and holding discussions with their respective management, WTMA focused on Company A and Company B before WTMA identified EM as a preferred acquisition target.

Among the five alternative potential targets, WTMA executed a letter of intent and entered into substantive due diligence and negotiations with two potential target businesses (other than EM) (“Company A” and “Company B”), in each case due to WTMA’s perception of each company’s opportunity and prospects for future growth and the perceived strength of their business. In addition, WTMA executed a letter of intent and entered into substantive due diligence and negotiations with EM.

Discussions and Negotiations with Company A

On or around January 20, 2022, Company A, which is not affiliated with WTMA or to any affiliated business entities of WTMA, was referred to WTMA’s team through a financial advisor for Company A. Company A is a battery technology company active in the insulation and thermal management space. Company A is headquartered in Asia.

On January 21, 2022, Company A provided WTMA with access to an online data room, and WTMA continued its preliminary valuation, business and financial due diligence, which included due diligence calls with Company A’s management and exchanging written responses with Company A’s management. On January 27, 2022, WTMA issued a non-exclusive, non-binding letter of intent (the “January LOI”) regarding a business combination between WTMA and Company A, which, subject to additional due diligence, provided for, among other things, a total pre-money enterprise valuation of Company A of approximately $200 million, which valuation was based upon a market analysis of Company A against similarly situated companies and also an analysis of Company A’s financial statements and perceived growth prospects.

On February 12, 2022, WTMA engaged Cooley LLP to assist WTMA in connection with corporate matters regarding a business combination transaction, and ancillary business combination related matters, including all matters related to WTMA’s proxy statement and registration statement on Form F-4 or S-4 for a proposed merger with any target company.

On February 15, 2022, WTMA purchased two industry research reports relating to thermal management for electric vehicles and aerogel industry, which is the primary segment in which Company A is involved. WTMA intended to use this industry research for more in-depth due diligence on the industry sub-segment in which Company A does business.

On March 18, 2022, WTMA engaged a technical research analyst to assist WTMA in conducting in-depth technical due diligence on Company A. In the process of the technical due diligence, WTMA also provided the industry research reports it had purchased to the technical research analyst. The primary scope of work for the technical research analyst was to provide WTMA with an opportunity assessment and validation of Company A’s product offering in the EV battery market and an analysis of the competitive landscape of Company A’s industry, comparing Company A against its competitors.

On March 21, 2022, WTMA engaged a tax consultant to provide transaction and tax structuring services for a potential business combination involving WTMA and Company A. In addition, this tax consultant was engaged to assist with the implementation of the structure.

On March 23, 2022, WTMA engaged a financial consultant to perform a financial due diligence review on Company A and its subsidiaries, including an analysis of Company A’s quality of assets, quality of earnings and quality of financial information.

During April, May and June 2022, WTMA and Company A continued to progress negotiations of specific terms of the definitive transaction documents based on the January LOI with respect to governance rights, transaction structure, form of consideration to existing Company A equity holders, voting agreements, lock-up arrangements, registration rights, new equity incentive plan and related matters. The parties, including their counsels, further discussed the tax and governance implications of the business combination structure.

On June 29, 2022, Mr. Clower, WTMA’s Chief Operating Officer and Director, sent a draft of a merger agreement to Company A’s management team for review and discussion. From June 29, 2022 onwards, WTMA and Company A continued discussions and negotiations of the draft merger agreement.

On July 15, 2022, while diligence and negotiations were ongoing, it became apparent that Company A was no longer on the revenue growth track expected by WTMA or capable of meeting the conditions for signing the merger agreement with WTMA, specifically with respect to (i) Company A’s failure to materialize major sales contracts which affected the expected growth of these revenue streams, and (ii) Company A’s inability to complete their technology testing phase by the transaction close. As such, WTMA decided not to proceed with Company A and to focus instead on Company B.

Discussions and Negotiations with Company B

On January 13, 2022, Company B was introduced to WTMA as a target of a potential business combination. On the same day, Company B’s Chief Financial Officer (“Company B’s CFO”) held an introductory call with Mr. Clower and Mr. Mamadou, WTMA’s Chief Executive Officer and Director. Company B provided WTMA with presentation materials introducing its business. On the same day and over the next few days, WTMA’s management team reviewed those materials and gained a general understanding of Company B’s operations, business model, technologies, and investment highlights. WTMA’s management discussed internally a potential business combination with Company B, and whether such transaction was compatible with WTMA’s targeted timeline for completing a business combination.

On January 14, 2022, WTMA sent a draft confidentiality agreement to Company B’s CFO, which the parties negotiated and subsequently signed on January 17, 2022. The confidentiality agreement did not contain a standstill provision or an exclusivity provision. On the same day, WTMA and Company B held their first formal meeting by teleconference, which was attended by Company B’s Founder and Chief Executive Officer, Company B’s CFO and Company B’s Chief Operating Officer (“Company B’s COO”), and WTMA’s management team, Mr. Mamadou and Mr. Clower. The parties discussed a potential business combination and general timeline.

On January 20, 2022, WTMA sent a draft letter of intent to Company B’s CFO outlining a possible business combination between the parties.

On January 21, 2022, Company B had an internal management and board meeting to discuss the opportunity to pursue a business combination with WTMA.

On February 22, 2022, Company B provided WTMA access to its online data room and WTMA continued its preliminary valuation, business and financial due diligence of Company B.

Between February 23, 2022 and June 6, 2022, there was not much discussion between WTMA and Company B as WTMA was primarily focused on its negotiations with Company A, which WTMA considered to be more promising at that time, as described above in “— Discussions and Negotiations with Company A”.

On June 7, 2022, Mr. Clower contacted Company B’s senior management by e-mail with the aim of resuming their prior discussions.

On June 8, 2022, Mr. Clower and Mr. Mamadou had a call with Company B’s CFO and Company B’s director, to provide a general overview of the de-SPAC process and to discuss the next steps if Company B and WTMA were to jointly decide to proceed with a proposed business combination.

On June 9, 2022, WTMA’s team was provided with access to an updated and more comprehensive data room of Company B.

From June 9, 2022 to July 22, 2022, WTMA reviewed the documents included in the Company B data room and compiled follow-up requests and diligence questions. WTMA requested supplemental information from Company B to better understand Company B’s company structure, products and technology, and Company B’s existing and potential customers.

On June 28, 2022, Mr. Mamadou and Mr. Clower from WTMA, Company B’s CFO and Corporate Finance Associates participated in a conference call to discuss the characteristics and execution of a proposed PIPE offering.

On June 28, 2022, Mr. Mamadou and Mr. Clower from WTMA and Company B’s CEO, Company B’s CFO, Company B’s COO and Company B’s director from Company B participated in a conference call to discuss earnout shares and the Milestones and the components of a proposed term sheet.

On July 25, 2022, WTMA provided Company B’s senior management with a first draft of a term sheet for a potential business combination between WTMA and Company B.

On August 10, 2022, WTMA sent Company B senior management a revised draft term sheet for the proposed business combination, which draft had revisions to the prior draft term sheet based on previous discussions.

On August 19, 2022, Company B held management and board meetings to discuss the business combination opportunity further. On the same day, Company B had a discussion with WTMA to convey the result of its board meeting at which Company B’s board had determined to continue with the negotiations with WTMA. Subsequently, on the same day, WTMA sent a revised draft term sheet for the proposed business combination to Company B’s senior management.

On August 30, 2022, Company B and WTMA executed the term sheet for the proposed business combination, which was non-binding other than in respect of the “exclusivity” provision included therein, which was binding on both parties until July 2023.

During August, September and October 2022, WTMA and Company B continued to progress negotiations of specific terms of the definitive transaction documents based on the term sheet, with respect to governance rights, transaction structure, form of consideration to existing Company B equity holders, voting agreements, lock-up arrangements, registration rights, new equity incentive plan and related matters.

On October 14, 2022, Mr. Clower and Company B senior management had a call to discuss commercial points of the draft Company B merger agreement.

On October 31, 2022, the Company B merger agreement was executed by the parties thereto.

On November 14, 2022, Company B and WTMA filed a preliminary S-4 registration statement with the SEC.

On December 23, 2022, Company B and WTMA filed a revised preliminary S-4 registration statement with the SEC to address the SEC’s first comments.

On February 7, 2023, Company B and WTMA filed another revised preliminary S-4 registration statement with the SEC to address the SEC’s second comments.

On March 28, 2023, Company B, WTMA and WTMA Merger Subsidiary Corp. entered into an amendment of Company B merger agreement to extend the deadline of the Company B business combination to April 30, 2023.

On June 15, 2023, following further discussions and disagreement on the structure of the proposed PIPE Investment, Company B, WTMA and WTMA Merger Subsidiary Corp. entered into a termination and release agreement, pursuant to which, Company B and WTMA mutually terminated the Company B merger agreement. On the same day, WTMA filed a registration withdrawal request in connection with the S-4 registration statement already filed pursuant to the merger process with Company B.

Discussions and Negotiations with EM

As early as 2015, Mr. David Wilcox recognized an opportunity based on his experience in global markets to solve for midstream and downstream processing for critical minerals and materials space. Since then, Mr. Wilcox has been developing and implementing his vision to build a fully integrated critical materials supply chain.

In late 2021, Mr. Wilcox met Mr. Frank Moon while he was an executive at Australia Strategic Metals Ltd. (ASM:AX) to discuss business dealing.

In early 2022, Mr. Wilcox met Mr. Rob Feldman at a critical materials industry conference. Mr. Feldman is the Founder and CEO of Interco Trading, a private trading and processing business for e-waste and end-of-life materials, based St. Louis. At that time, Mr. Feldman was beginning to build CMR.

As Mr. Moon and Mr. Wilcox’s relationship developed, they explored various opportunities together. Mr. Moon connected Mr. Wilcox with the CEOs and executive teams of the four Korean companies that are Co-Registrants: KMMI, KCM, NS World, and Handa Lab.

In the process of implementing his vision, Mr. Wilcox reached out to numerous individuals from his past, one of whom was Mr. Daniel Mamadou. Mr. Wilcox and Mr. Mamadou were colleagues in the past in the investment banking industry.

On November 30, 2023, in response to Mr. Wilcox’s communication, Mr. Mamadou joined a teleconference with David Wilcox to discuss the potential for raising capital for Mr. Wilcox’s project aimed at establishing an alternative full lifecycle critical materials supply chain. During the conversation, Mr. Wilcox presented his detailed project plan to Mr. Mamadou. Following their discussion, Mr. Mamadou spoke with Mr. Chris Clower, COO of WTMA, about the opportunity.

On December 4, 2023, Mr. Wilcox held an introductory teleconference with Mr. Clower, and Mr. Mamadou. Mr. Wilcox provided WTMA with presentation materials which included a detailed outline of Mr. Wilcox’s proposed business operations, technologies, and key investment highlights. During the meeting, the parties discussed that the project could benefit significantly from a business combination with WTMA. Further discussion about the potential business combination ensued and a general timeline for the process was discussed. Specifically, Mr. Wilcox discussed his plan for EM to acquire several businesses that he had familiarity with and connections to following his engagement in the critical minerals and materials space since 2015.

On the following days, WTMA’s management team reviewed these materials to gain a deeper understanding of the project’s operations and business model, and the risks and considerations associated with acquiring a number of target companies in connection with the transaction. WTMA’s leadership discussed internally the potential for a business combination with a company created to implement Mr. Wilcox’s strategy, considering how such a transaction aligned with WTMA’s timeline and strategic goals for completing a business combination.

On December 6, 2023, Mr. Wilcox held an internal meeting to discuss the opportunity to pursue a business combination with WTMA. Mr. Wilcox and team expressed interest in moving forward, pending further discussions and due diligence.

From January 3, 2024, to January 29, 2024, Mr. Wilcox, Mr. Clower, and Mr. Mamadou, held several meetings to discuss critical aspects of the potential business combination. These discussions focused on the dilution model, the creation of a business plan that would outline the strategic fit and synergies of potential acquisitions, and the next steps required to move forward with a potential business combination agreement.

On January 25, 2024, WTMA and Mr. Wilcox executed a letter of intent regarding the potential terms of the business combination.

From February 1, 2024, to February 23, 2024, Mr. Wilcox, and Mr. Clower, engaged in multiple meetings to advance discussions on the potential collaboration between the two companies. These meetings were focused on aligning both parties on intercompany coordination and strategic initiatives. The discussions centered around addressing operational synergies, reviewing ongoing projects, and planning the next steps for moving forward with the partnership.

On February 8, 2024, Mr. Wilcox established EM, specifically for the purposes of consummating its planned acquisitions as well as for the business combination. Mr. Wilcox is currently President and Chief Executive Officer of EM.

On February 29, 2024, WTMA and EM met with a potential limited partner of EM to discuss a potential working capital investment into EM and to review the status of the current proposed transaction. On March 1, 2024, EM issued 1.0 million convertible preferred units to such investor in exchange for $1.00 per unit.

Between April 2024 and June 2024, WTMA and EM met with potential limited partners of EM to discuss potential working capital investments into EM. Between April 2024 and June 2024, EM issued an aggregate of 4.7 million convertible preferred units to such investors in exchange for $1.00 per unit.

Between July 2024 and October 2024, WTMA and EM met with potential limited partners of EM to discuss potential working capital investments into EM. Between July 2024 and October 2024, EM issued an aggregate of 19.6 million convertible preferred units to such investors in exchange for $1.00 per unit.

On March 15, 2024, KCM and EM entered into a legally binding Heads of Agreement (“KCM HOA”) to establish the terms of the proposed acquisition by EM. Mr. Wilcox was initially introduced to KCM in 2023 in connection with his search for suitable operating companies. Discussions started in late 2023, and ultimately resulted in the entry into the KCM HOA on March 15, 2024.

On March 15, 2024, Handa Lab and EM entered into a legally binding Heads of Agreement (“Handa Lab HOA”) to establish the terms of the proposed acquisition by EM. Mr. Wilcox was initially introduced to Handa Lab in 2023 in connection with his search for suitable operating companies. Discussions started in late 2023, and ultimately resulted in the entry into the Handa Lab HOA on March 15, 2024.

On March 15, 2024, NS World and EM entered into a legally binding Heads of Agreement (“NS World HOA”) to establish the terms of the proposed acquisition by EM. Mr. Wilcox was initially introduced to NS World in 2023 in connection with his search for suitable operating companies. Discussions started in late 2023, and ultimately resulted in the entry into the NS World HOA on March 15, 2024.

On March 15, 2024, KMMI and EM entered into a legally binding Heads of Agreement (“KMMI HOA”) to establish the terms of the proposed acquisition by EM. Mr. Wilcox was initially introduced to KMMI in 2023 in connection with his search for suitable operating companies. Discussions started in late 2023, and ultimately resulted in the entry into the KMMI HOA on March 15, 2024.

On March 19, 2024, Mr. Wilcox and Mr. Clower met with UHY, a professional services firm providing audit, tax, consulting and advisory services, to discuss UHY potentially engaging as the AICPA or PCAOB auditor for EM, its to-be acquired subsidiaries, and WTMA.

On March 22, 2024, WTMA and EM executed a letter of intent with EM regarding the potential terms of the business combination.

On March 24, 2024, Mr. Wilcox, Mr. Clower, and Frank Moon held a teleconference to introduce WTMA to KMMI and Handa Lab, and to learn more about these to-be-acquired subsidiaries of EM.

On March 28, 2024, EM, WTMA, and Cuneo, EM’s briefly retained marketing partner, held a hybrid meeting via teleconference and in person in Idaho. Organized by Mr. Wilcox, the meeting included key representatives from EM, WTMA, and Cuneo to discuss marketing strategies for the public market.

On March 29, 2024, EM and WTMA held a meeting organized to discuss a rare earth project in Laos as a potential feedstock solution for EM.

From April 1 to April 30, 2024, Mr. Wilcox and key stakeholders from WTMA, including Mr. Clower, held meetings to address intercompany coordination, de-SPAC discussions, recycled magnet business development, tax considerations, revenue outlooks, and pre-IPO planning. They also met with potential investors to explore potential investments into EM pre-de-SPAC or as part of the PIPE Investment.

On April 2, 2024, EM and WTMA held a meeting organized by Mr. Clower to discuss EM’s to-be acquired Korean subsidiaries, with a focus on tax strategies. The meeting included Mr. Wilcox, Mr. Moon, and Mr. Knaggs, along with Ms. Sun Young (Sunny) Kim from the Korean law firm Shin & Kim LLC, to address legal and tax considerations for EM’s operations in Korea.

On April 5, 2024, WTMA announced the signing of a definitive business combination agreement with EM dated April 1, 2024. Following the successful completion of the merger, EM shareholders will transition to shareholders of the new public company, Evolution Metals & Technologies Corp.

On April 6, 2024, EM and WTMA held a meeting with a rare earth company based in Canada, to discuss a non-binding indicative offer for the acquisition of a rare earth refinery in Laos. The meeting included Mr. Wilcox, Mr. Mamadou, and a representative from the counterparty. The parties reviewed the offer and discussed next steps regarding the potential acquisition and partnership.

On April 24, 2024, representatives from EM and WTMA met with KPMG Korea to discuss utilizing their accounting services for both EM’s to-be-acquired Korean entities (KCM, KMMI, NS World, and Handa Lab) and to-be acquired U.S. entity CMR as needed.

On May 1, 2024, EM and WTMA held a meeting with a potential supplier of spent magnets to discuss magnet recycling opportunities in India.

On May 1, 2024, EM and WTMA participated in a weekly session to review the PIPE Investment roadshow presentation, ensuring the team was aligned on the messaging and approach for upcoming investor presentations.

On May 2, 2024, representatives from EM and WTMA met with their counterparts in Vietnam to discuss WTMA-related business opportunities and potential collaborations in the region. Later that day, EM and WTMA held a technical call to review the progress of the Vietnam deposit project, focusing on technical details and off-take requirements.

From May 6 to May 10, 2024, EM and WTMA executives visited EM’s to-be acquired subsidiaries in Korea, where full facility tours were held. The visit provided an opportunity to evaluate operational progress, strengthen partnerships, and align on strategic initiatives with the local teams.

On May 10, 2024, Mr. Wilcox met with a Brazilian rare earth expert to discuss rare earth projects in Brazil and the formation of a memorandum of understanding.

On March 21, 2024, Shin & Kim LLC were engaged as counsel by EM to address legal, tax, and acquisition considerations for EM’s acquisition of the Korean entities.

On May 21, 2024, EM, led by Mr. Wilcox, met with Mazars, an international audit, tax and advisory firm, to review CMR’s financials, addressing key accounting matters ahead of the de-SPAC process, as well as planning to get CMR ready for AICPA audit by UHY.

On May 23, 2024, Mr. Wilcox, Mr. Clower, Mr. Mamadou other key EM personnel conducted a site visit to a potential target of EM at its facility in California, performing an operational review and assessing the plant’s performance. Mr. Wilcox was initially introduced to this potential targeting 2024 in connection with his search for suitable operating companies.

On May 24, 2024, Mr. Wilcox, Mr. Clower, Mr. Moon, and other EM members traveled to Miami for meetings to discuss ongoing EM and WTMA projects and next steps. The team also attended the Hyundai Airshow, where EM participated as a sponsor to engage with potential future stakeholders.

On May 29, 2024, WTMA filed a proxy statement to extend its business combination deadline to June 30, 2025.

From June 3, 2024, to June 23, 2024, EM’s Managing Member, Mr. Wilcox, and WTMA’s leadership engaged in a series of strategic meetings to advance the WTMA de-SPAC process and align the two companies on key initiatives. These discussions involved detailed coordination with KPMG regarding the de-SPAC timeline, planning, and ensuring WTMA’s compliance with regulatory requirements. Mr. Wilcox worked closely with WTMA’s team to address corporate governance issues and streamline the necessary extensions for the transaction.

On June 5, 2024, KPMG was engaged by EM to provide accounting services for EM’s to-be-acquired Korean entities in support of the AICPA requirements.

From June 8 to June 13, 2024, EM and WTMA executives traveled to Nice & St. Tropez France to meet with potential PIPE investors. These meetings focused on securing investments for the ongoing de-SPAC process, fostering relationships with key financial stakeholders.

On June 24, 2024, EM and WTMA reviewed the WTMA extension progress with key stakeholders, focusing on meeting extension requirements.

On July 1, 2024, WTMA and EM held a Management round-up via teleconference. This meeting focused on the ongoing operations and strategies for EM and its subsidiaries, discussing progress updates and aligning next steps for key projects.

On July 23, 2024, Nicholas Lisle and Brett Jeffries-Shaw from Broughton Capital Group (“BCG”) with Mr. Wilcox and Mr. Clower had a meeting to finalize the PIPE Term Sheet and the Current Report on Form 8-K documentation for the PIPE Investment.

On August 1, 2024, WTMA and EM announced the signing of a binding term sheet dated August 1, 2024 with BCG for a $500 million PIPE anchor equity investment and a $6.2 billion debt facility.

From August 4, 2024 to August 7, 2024, EM and WTMA held a series of site visits at facilities of CMR and its affiliates in St Louis, MO, Edwardsville, IL, Madison, IL, and Fredericktown, MO. The agenda included operational tours of CMR, meetings and partner discussions. The event was attended by key personnel from EM, WTMA, Interco Trading, CMR and partners like UHY and KPMG, supporting the de-SPAC process and final due diligence efforts.

On August 13, 2024, a teleconference meeting was organized by Mr. Clower, involving key attendees from Company C and EM. Participants included Mr. Wilcox and Company C’s investor’s representatives, with discussions centered around strategic initiatives or partnership developments between Company C’s investor and EM.

On August 20, 2024, Jones Day was engaged as legal counsel for EM to assist with the de-SPAC process and related legal matters.

On August 22, 2024, CMR’s stockholder, the Robert N. Feldman Revocable Living Trust, EM and Robert N. Feldman entered into an Investment Agreement to formalize the acquisition by EM.

From July 2024 until September 2024, EM continued its due diligence process on Company C and had critical findings through-out the process.

On October 4, 2024, Anthony, Linder & Cacomanolis, PLLC was engaged by WTMA as legal counsel to assist with the de-SPAC process and related legal matters.

Throughout the above process, Mr. Mamadou and Mr. Clower of WTMA; David Wilcox of EM have undertaken a detailed analysis of each of WTMA, EM, KCM, Handa Lab, NS World, KMMI and CMR. Such analysis consisted of and consisted of (i) a review of peer companies and other comparables, as possible/applicable; (ii) a detailed review of each entity’s financial statements, including expected future cash flows, sales and costs; and (iii) a detailed analysis of each company’s future prospects and growth opportunities.

During the months of October and early November 2024, WTMA and EM, together with their respective counsel, negotiated the amendment and restatement of the Business Combination Agreement to reflect the modified structure of the transaction and the terms and conditions of the transaction, including the nature and amount of the consideration to be paid in connection with the business combination, the minimum cash condition, the condition requiring the consummation of the acquisition of the Target Companies prior the completion of the business combination, limitations and parameters of certain awards to be granted to executives of EM following the completion of the transactions.

On October 30, 2024, a fire occurred at CMR’s lithium-ion battery recycling facility, resulting in a total financial loss of the facility. In the days following the fire and total loss of CMR’s recycling facility, EM and CMR’s stockholder, the Robert N. Feldman Revocable Living Trust, and Robert N. Feldman, together with their respective counsel, negotiated an amended Investment Agreement to formalize the revaluation of CMR in connection with the acquisition of CMR by EM. On November 4, 2024, the Robert N. Feldman Revocable Living Trust, EM and Robert N. Feldman entered into the amended Investment Agreement.

On November 6, 2024, WTMA and EM executed the Merger Agreement.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and to take actions and exercise their respective rights under the to facilitate the completion of the Business Combination.

The WTMA Board’s Reasons for the Business Combination

In approving the Business Combination, WTMA’s Board decided not to obtain a fairness opinion. In deciding not to obtain a fairness opinion, the Board relied on the extensive experience of the WTMA officers, directors or affiliates in evaluating the operations and financial merits of companies in the energy industry, which includes the following:

Daniel Mamadou WTMA CEO and Chairman of the Board of Directors, Founder and CEO of the Sponsor

Mr. Mamadou founded and is the CEO of the Sponsor of Welsbach Holdings Pte Ltd, a Technology Metals specialist advisor. Mr. Mamadou founded Talaxis, the Technology Metals group within Noble Group, shortly after joining Noble Group in January 2015. From 2011 to 2014, Mr. Mamadou was an investment banker at Nomura Securities, as Head of the Corporate Solutions and Financing Group for the Asia-Pacific region. Mr. Mamadou’s professional experience as well as his knowledge of the critical minerals and materials field aligns with evaluating the strategic opportunities presented by EM.

Christopher Clower WTMA COO and Director, and executive director and COO of the Sponsor

Mr. Clower is the COO and an executive director of the Sponsor of Welsbach Holdings Pte Ltd, a Technology Metals specialist advisor. Mr. Clower has been an independent commissioner on the board of PT Batavia Prosperindo Finance Tbk, an Indonesia consumer finance company listed on the Indonesia Stock Exchange. From 2010 to 2014, Mr. Clower was an independent advisor and principal investor of his own capital. Mr. Clower’s professional experience as well as his knowledge of the critical minerals and materials field aligns with evaluating the strategic opportunities presented by EM.

Dominik Oggenfuss WTMA Director

Mr. Oggenfuss has extensive management, marketing and leadership experience in private debt management, private credit fund, asset management, wealth management and banking. Mr. Oggenfuss most recently served as the Managing Director, Head of Business Development of VI Capital Pte. Ltd. (Singapore) in Singapore, an Asian private debt manager focused on mid-market segments of small to medium enterprises. Mr. Oggenfuss’ professional experience as well as his knowledge of the critical minerals and materials field aligns with evaluating the strategic opportunities presented by EM.

John Stanfield WTMA CFO

Mr. Stanfield has significant experience with GAAP, finance, operations, and taxation demonstrated over several years and several billion dollars of enterprise value in the private equity and alternative asset industry. He is the founder of Stanfield & Associates, LLC, a boutique consulting and full-service public accounting firm concentrated on outsourced Chief Financial Officer services for special purpose acquisition corporations, private equity fund managers, and family offices in the United States and internationally. Mr. Stanfield’s professional experience aligns with evaluating the strategic opportunities presented by EM.

Matthew Rockett WTMA Director

Mr. Rockett has over two decades of industry experience working for one of the world’s largest fully integrated energy companies. Mr. Rockett most recently serves as the Manager of Competitive Performance for Chevron’s Mid-Continent Business Unit in Houston, Texas, where he oversees the Competitive Performance program. Mr. Rockett’s professional experience as well as his knowledge of the energy field aligns with evaluating the strategic opportunities presented by EM.

Justin Werner WTMA Director

Mr. Werner and has over 20 years of mining experience and has founded several successful Indonesian mining and exploration companies. He is currently the Managing Director of Nickel Mines Limited (ASX:NIC), a Nickel Laterite miner and Nickel Pig Iron producer listed on the ASX with a market cap of A$4 billion, located in the Morowali Regency, Sulawesi. Mr. Werner’s professional experience as well as his knowledge of the critical minerals and materials field aligns with evaluating the strategic opportunities presented by EM.

Based on the extensive transactional experience of members of WTMA’s management team and its consultants, particularly in the critical minerals and materials industry, and their substantial experience in evaluating the operations and financial merits of companies in the critical minerals and materials industry, the WTMA Board did not obtain a fairness opinion and relied on such experience and background of its management and consultants. Consequently, the WTMA Board concluded that such experience and background enabled it to make the necessary analyses and determinations regarding the Business Combination and its fairness to WTMA’s shareholders.

On November 6, 2024, the WTMA Board (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination is fair to, advisable, and in the best interest of WTMA and its stockholders, and (iii) recommended that the stockholders of WTMA approve the Merger Agreement and the proposals set forth in this proxy statement/prospectus. In evaluating the Business Combination and making these determinations and this recommendation, the WTMA Board consulted with WTMA’s senior management and WTMA’s other advisors and considered a number of factors.

In the prospectus for its initial public offering, subject to the limitations that a target business should have a fair market value of at least 80% of the balance in the trust account (excluding any deferred underwriting discounts and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement, WTMA stated that its efforts to identify a prospective target business would not be limited to a particular industry or geographic region, although it intended to focus on businesses in the technology metals and energy transition critical materials sectors and the geographic region of its search for a prospective target would not include the People’s Republic of China or the special administrative regions of Hong Kong or Macau. Accordingly, the WTMA Board had virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. To the extent WTMA effects a business combination with a company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, the WTMA Board may be affected by numerous risks inherent in the business and operations of early stage or potential emerging growth companies.

In considering the Business Combination, the WTMA Board determined that the Business Combination was an attractive business opportunity in light of the factors described below, as well as other considerations, factors, criteria and guidelines that its management team deemed relevant. In light of the complexity of those factors, the WTMA Board as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. In addition, individual members of the WTMA Board may have given different weight to different factors. This explanation of the WTMA Board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In particular, the WTMA Board considered, among other things, the following factors, although not weighted or in any order of significance:

•        The New EM Business.    The following factors related to New EM and its business and operations:

•        Fully Integrated Alternative Critical Materials Supply Chain.    Post-Business Combination, New EM is expected to become a fully integrated alternative supply chain for critical materials, encompassing the collection, recycling, processing, and production of battery metals, magnets, and rare earth elements. The WTMA Board believes this integrated approach will position New EM as a leading player capable of providing a secure, reliable, and sustainable supply chain solution to industries such as automotive, aerospace, defense, and consumer electronics, mitigating global supply chain risks and reducing dependency on traditional raw material sources.

•        Growing Addressable Market.    New EM is expected to operate in the expanding market for critical minerals, battery metals, and rare earth elements. The global demand for these materials, particularly driven by industries such as automotive, aerospace, defense, and green energy, is projected to grow significantly in the coming years as electrification and sustainability efforts intensify. New EM is expected to have a strong competitive position in this market, particularly in recycling and supplying critical materials. As part of its strategy to capitalize on this growing market, New EM is expected to further expand its presence in the Americas, Europe, Asia, and other regions where it has existing customers and strategic partnerships while targeting new customers and partners globally. In relation to battery metals, due to the recent October 30, 2024 fire at CMR’s facility, which has significantly impacted New EM’s battery metals business, as the facility represented all of CMR’s operating revenue in this area. This event is anticipated to delay production timelines New EM’s ability to generate revenue from battery metals will be subject to the rebuild and significant expansion of CMR’s battery recycling plant.

•        Disruptive Technologies.    New EM is expected to utilize advanced technologies in its recycling and processing operations, which are designed to recover valuable materials from e-scrap, spent batteries, and rare earth magnets efficiently. New EM’s technologies are expected to be designed to reduce waste, improve yield, and lower processing costs. These technologies can be applied across the entire lifecycle of materials, from recovery to refinement. By leveraging AI and smart factory automation, New EM is expected to improve efficiency and scalability, helping it stay ahead in the competitive critical materials and recycling market.

•        Multiple Revenue Streams.    New EM is expected to generate revenue from multiple sources, including the sale of battery metals, magnets and rare earth elements, and is related products, as well as selling smart machines and AI software to customers.

•        Synergistic Value Creation Post-Business Combination:    The Business Combination is expected to generate significant synergies by integrating advanced recycling technologies, resource recovery expertise, and supply chain capabilities with the financial and operational resources provided by from the business combination. By leveraging the Target Companies’ industry-leading technologies in e-scrap, battery recycling, rare earth element processing, as well as smart machines & AI, New EM is expected to have the ability to streamline operations, reduce costs, and enhance material recovery efficiencies. The integration will also enable the expansion of New EM’s geographic footprint and customer base through access to broader financial and strategic resources, facilitating the scaling of its AI-supported smart factories and further automation of its recycling, processing, and manufacturing facilities. The Business Combination is anticipated to improve margins, boost operational efficiencies, and allow New EM to capture new market opportunities in the rapidly growing sectors of electrification, renewable energy, and critical material supply chains, delivering enhanced shareholder value.

•        Experiences and Committed Management Team.    New EM’s leadership team, is expected to include David Wilcox, Rob Feldman, Frank Moon, Andrew Knaggs, Al Watkins, Bob Loitman, Dean Evans, Daniel Mamadou, and Christopher Clower, who collectively bring decades of expertise in the critical minerals, recycling, and materials processing industries. The management team has a strong track record of building and scaling operations while delivering value to customers in multiple industries. This experienced team is expected to lead New EM post-Business Combination, ensuring continuity in executing New EM’s strategic goals and driving further growth in the global market for critical materials.

•        Results of Due Diligence.    The scope of the due diligence investigation conducted by WTMA’s management team and outside advisors, the results thereof and other information available related to the Target Companies, including:

•        extensive site visits, virtual meetings and calls with the Target Companies’ management teams regarding their operations, business plan and the proposed transaction; and

•        review of materials related to the Target Companies and their businesses, made available by the Target Companies, including financial statements, material contracts, key metrics and performance indicators, benefit plans, corporate matters, indebtedness matters, employee compensation and labor matters, intellectual property matters, real and personal property matters, litigation and compliance matters, and other legal and business information.

•        Continued Ownership by Current EM Equityholder.    The WTMA Board noted that (i) the EM Equityholder would represent approximately 75.0% of the pro forma ownership of the combined company after Closing, after giving effect to the PIPE Investment and assuming no current public shareholders exercise their redemption rights in connection with the Business Combination; and (ii) the EM Equityholder will be subject to a 180 calendar day lock-up of the New EM Common Stock to be held by them immediately after consummation of the Business Combination, subject to limited exceptions. The WTMA Board considered these to be strong signs of the Company Equityholder’s confidence in New EM, and the benefits to be realized as a result of the Business Combination.

•        Certainty of Closing of the Business Combination.    On the basis that (i) the closing of the Business Combination is not subject to regulatory review, report or pre-approval under the applicable anti-trust or competition laws in effect as of the date hereof in the jurisdictions in which the Target Companies have business operations, thereby reducing the uncertainty and regulatory risk in connection with completing the Business Combination; (ii) the Merger Agreement and the transactions contemplated thereby have been approved by the equity holders of the Target Companies; and (iii) pursuant to the EM Equityholder Support and Lock-up Agreement, the EM Equityholder has agreed to vote against any proposal, action or agreement that would reasonably be expected to impede, frustrate, prevent or nullify the transactions contemplated by the Merger Agreement, the WTMA Board expected that the Business Combination has a reasonable likelihood to be consummated pursuant to the terms and conditions of the Merger Agreement.

•        Use of Proceeds.    The proceeds to be delivered to New EM in connection with the Business Combination (including from WTMA’s trust account and from the PIPE Investment) are expected to be used after Closing in order to fund EM’s existing operations and support new and existing growth initiatives.

•        Terms of the Merger Agreement.    The terms of the Merger Agreement and the related agreements include the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements. See the section entitled “Merger Agreement Proposal” for detailed discussions of the terms and conditions of these agreements.

•        Other Alternatives.    The determination that the proposed Business Combination, after a thorough review of other business combination opportunities reasonably available to WTMA, represents the best potential business combination for WTMA based upon the process utilized to evaluate and assess other potential acquisition targets, and the belief of the WTMA Board that such processes had not presented a better alternative.

In the course of its deliberations, the WTMA Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•        Deployment Risk.    EM’s business model has been tested on a limited basis, and there are risks inherent in transitioning from an early-stage company focused on proof-of-concept activities to the large-scale integration, assembly, and production of battery metals, magnets and rare earth elements, and related products required to achieve EM’s growth plans. This transition presents challenges in scaling operations efficiently while meeting customer specifications and maintaining quality standards. Any failure to manage this transition effectively could impact EM’s ability to grow its business and achieve profitability.

•        Product Development Risk.    Even if EM continues to successfully complete the technical development for its pipeline of product development programs, there are risks that EM may still fail to develop additional commercially successful products. These risks include potential challenges in scaling up production, meeting evolving customer demands, or facing competition with superior or alternative technologies. Additionally, market adoption may not occur as anticipated, and the commercialization process may be hindered by factors such as high production costs, regulatory challenges, or a failure to meet industry standards, all of which could adversely affect EM’s business and financial results.

•        Public Company Risk.    The risks that are associated with being a publicly traded company that is in its early, developmental stage with a management team with limited experience operating a public company.

•        Redemption Risk.    The risk that a significant number of WTMA stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to WTMA’s existing amended and restated certificate of incorporation, which would potentially make the Business Combination more difficult to complete without additional financing or reduce the amount of cash available to New EM to accelerate its business plan following the Closing or, if completed, would result in WTMA’s stockholders holding a potentially significant minority of New EM’s common stock.

•        Benefits May Not Be Achieved Risk.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        WTMA Stockholders Receiving a Minority Positions Risk.    The risk that WTMA stockholders will hold a minority position in New EM.

•        Other Risks Factors.    Various other risk factors associated with EM’s business, as described in the section entitled “Risk Factors.”

The WTMA Board concluded that the potential benefits that it expects WTMA and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the WTMA Board, based on its consideration of the specific factors listed above, unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination is fair to, advisable, and in the best interest of WTMA and its stockholders, and (iii) recommended that the stockholders of WTMA approve the Merger Agreement and the proposals set forth in this proxy statement/prospectus.

The Business Combination is not structured so that approval of at least a majority of unaffiliated WTMA stockholders is required. No unaffiliated representative has been retained to act solely on behalf of the WTMA stockholders for purposes of negotiating the terms of the Merger Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination.

EM’s Managing Member’s Reasons for the Business Combination

On November 6, 2024, the EM managing member (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination is fair to, advisable, and in the best interest of EM and the EM Equityholders, and (iii) recommended that the EM Equityholder approve the Merger Agreement and the transactions contemplated thereby. In evaluating the Business Combination and making these determinations and this recommendation, the EM managing member consulted with EM’s senior management, EM’s legal counsel and its other advisors and considered a number of factors.

The EM managing member and management also considered the general criteria and guidelines that EM believed would be important in evaluating prospective business combination partners. In considering the Business Combination, the EM managing member determined that the Business Combination provided the benefits below, although not weighted or in any order of significance. In light of the factors described below, the EM managing member determined the Business Combination was an attractive business opportunity.

The EM managing member’s evaluation relating to the merits of the Business Combination were based on considerations, factors, criteria and guidelines that EM’s management team deemed relevant. In light of the complexity of those factors, EM’s managing member did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decisions.

In particular, the EM managing member considered the following factors:

•        EM’s operating results and financial performance;

•        access to additional growth capital, particularly to support New EM’s business;

•        the current business conditions and projections;

•        the potential for development of New EM’s products and services;

•        the likelihood of EM achieving a liquidity event, such as an initial public offering, given prevailing market conditions and the nature and history of EM’s business;

•        industry information such as market size and growth;

•        the macroeconomic conditions;

•        the potential ability to use New EM’s future publicly traded equity as a tool (merger currency) in future merger and acquisition transactions which might expand New EM’s asset portfolio and create scale;

•        an expectation that the increased publicity from completing the transaction, and subsequently existing as a public company, would create unforeseen opportunities to attract new and potentially upgraded vendors, suppliers, off-takers, and business development opportunities like joint ventures;

•        an expectation that the potential post transaction New EM public equity would provide an ability to attract and retain talent through a traditional public company equity compensation plan;

•        the effect of an infusion of working capital on EM’s business and growth strategy, including development, commercialization and research of and expansion New EM’s technology; and

•        the desire of potential customers to deal with a Nasdaq-listed Delaware corporation or one of its subsidiaries.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming a PIPE Investment Amount of $2,000.00 million, no redemptions of any public stock and approximately $12.20 million (post-redemption in connection with June 2024 special meeting) of cash remaining in our trust account as of the date hereof.

Sources ($ in millions)		Uses ($ in millions)
Cash balance of WTMA prior to Business Combination*	$0.0	Cash to New EM Balance Sheet	$1,727.6
Cash balance of Target Companies prior to Business Combination*	1.7	Cash to Target Companies’ stock and debt holders	275.0
Proceeds from trust account	12.2	Estimated Total Fees and Expenses***	7.7
Proceeds from PIPE Investment**	2,000.0	Repayment of Promissory Note****	3.6
Total sources	$2,013.9	Total uses	$2,013.9

____________

*        As of June 30, 2024.

**      The actual amount of PIPE Securities, if any, issued to PIPE Investors could be materially more or less than assumed amounts, which could result in proceeds that do not meet the Minimum Available Cash Condition.

***    Reflects the payment of legal, audit, consulting, and other transaction-related expenses.

****  Reflects repayment of promissory notes owed to the Sponsor as of the filing date.

Figures have been rounded for ease of presentation and may not sum due to rounding.

The following table summarizes the sources and uses for funding the Business Combination assuming a PIPE Investment Amount of $2,000 million, that all 1,082,789 shares of WTMA Common Stock are redeemed for an aggregate payment of $12.20 million (post-redemption in connection with the June 2024 special meeting) (based on the estimated per-share redemption price of approximately $11.29 per share based on the fair value of marketable securities held in the trust account as of the date hereof of approximately $12.20 million (post-redemption in connection with the June 2024 special meeting)) from the trust account:

Sources ($ in millions)		Uses ($ in millions)
Cash balance of WTMA prior to Business Combination*	$0.0	Cash to New EM Balance Sheet	$1,715.4
Cash balance of Target Companies prior to Business Combination*	1.7	Cash to Target Companies’ stock and debt holders	275.0
Proceeds from trust account	—	Estimated Total Fees and Expenses***	7.7
Proceeds from PIPE Investment**	2,000.0	Repayment of Promissory Note****	3.6
Total sources	$2,001.7	Total uses	$2,001.7

____________

*        As of June 30, 2024.

**      The actual amount of PIPE Securities, if any, issued to PIPE Investors could be materially more or less than assumed amounts, which could result in proceeds that do not meet the Minimum Available Cash Condition.

***    Reflects the payment of legal, audit, consulting, and other transaction-related expenses.

****  Reflects repayment of promissory notes owed to the Sponsor as of the filing date.

Figures have been rounded for ease of presentation and may not sum due to rounding

Satisfaction of 80% Test

It is a requirement under the Nasdaq listing requirements that any business acquired by WTMA have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-money enterprise valuation of $6,200.00 million for EM compared to the $12.2 million (post-redemption in connection with the June 2024 special meeting) in the trust account, the WTMA Board determined that this requirement was met. The WTMA Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of WTMA and its stockholders and appropriately reflected EM’s value. In reaching this determination, the WTMA Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. The WTMA Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of EM met this requirement.

Ownership of New EM After the Closing

	Scenario 1 Pro Forma Combined (Assuming No Redemptions)		Scenario 2 Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
WTMA Public Stockholders(1)	1,855,558	0.2%	772,769	0.1%
WTMA Sponsor, current directors, officers and affiliates, and representatives(2)	2,369,181	0.3%	2,369,181	0.3%
EM Unitholders(3)	593,285,471	72.3%	593,285,471	72.4%
CMR Stockholders	22,500,000	2.7%	22,500,000	2.7%
Shares underlying WTMA PIPE Investment(4)	200,000,000	24.4%	200,000,000	24.4%
New EM Shares issued pursuant to WTMA extensions (Sept. 2023 and June 2024)	1,072,579	0.1%	1,072,579	0.1%
Total	821,082,789	100.0%	820,000,000	100.0%

____________

(1)      Includes the issuance of 772,769 shares of New EM Common Stock pursuant to public rights. Because the underwriting fees associated with WTMA’s IPO remain constant and are not adjusted based on redemptions, the effective underwriting fee of $4.25 million ($1.55 million of underwriting fees paid at the time of WTMA’s IPO and, $2.70 million of deferred underwriting fees which are held in the trust account and payable at the time of Closing) increases on a percentage basis as redemptions by public stockholders increase. In Scenario 1, the effective underwriting fee is 22.9%; in Scenario 2, the effective underwriting fee is 55.0%, in each case taking into account the shares of New EM Common Stock issued pursuant to the public rights.

(2)      Includes the issuance of 35,205 shares of New EM Common Stock pursuant to the private rights and assumes that the Sponsor’s Convertible Extension Note (as defined herein) is repaid in cash at Closing, and not converted. Also includes the issuance of 50,000 shares of New EM Common Stock pursuant to compensation agreements entered into with Andrew Switaj (former director of WTMA), Dominik Oggenfuss (director of WTMA), Matthew Rockett (director of WTMA), and Justin Werner (director of WTMA).

(3)      Includes the issuance of 510,354,112 shares of New EM Common Stock to the EM Equityholder, 75,044,359 shares of New EM Common Stock to the holders of EM Convertible Preferred Units, and the following numbers of shares of New EM Common Stock in respect of the EM Member Units expected to be issued to equity holders of the Korean Companies immediately prior to the Effective Time: 1,440,000 shares of New EM Common Stock to KCM’s stockholders, 4,400,000 shares of New EM Common Stock to KMMI’s stockholders, 1,297,000 shares of New EM Common Stock to NS World’s stockholders, and 750,000 shares of New EM Common Stock to Handa Lab’s stockholders.

(4)      Assumes the issuance of $2,000.00 million of PIPE Securities to PIPE Investors on the terms described in the PIPE Term Sheet, see “Merger Agreement Proposal — Related Agreements — PIPE Subscription Agreements.” The actual amount of PIPE Securities issued to PIPE Investors in each scenario could be materially more or less than assumed amounts, which could result in proceeds in excess of, or that would not meet, the Minimum Available Cash Condition. If fewer or more securities than expected are issued to PIPE Investors on the terms described in the PIPE Term Sheet, then the ownership of New EM will differ.

The section entitled “Unaudited Pro Forma Condensed Combined Financial Information” presents ownership of New EM, on a pro forma basis, excluding assumptions for the issuance of shares to PIPE Investors, and presents the maximum permitted amount of redemptions while still satisfying the Minimum Available Cash Condition. In the event cash available at Closing is insufficient to meet the Minimum Available Cash Condition, a condition to Closing would not be met and the Business Combination may not be consummated.

The figures in this table are presented only as illustrative examples and are based on the scenarios described below, which may be different from the actual amount of redemptions or PIPE Investment Amounts in connection with the Business Combination. If the actual facts are different than the assumptions set forth below or the final terms of the PIPE Investment differ from those set forth in the PIPE Term Sheet, the share numbers set forth above will be different.

The numbers of shares of “New EM Common Stock Assuming No Redemption” set forth above assumes that no public stockholders elect to have their public stock redeemed, and the numbers of shares of “New EM Common Stock Assuming Maximum Redemption” set forth above assumes that 1,082,789 shares of public stock are redeemed. These numbers and percentages assume (i) (a) that EM Convertible Preferred Units are converted into New EM Common Stock, in accordance with their terms, (b) that New EM issues shares of New EM Common Stock as part of the Total Consideration in connection with the Business Combination, which in the aggregate equals 615.8 million shares of New EM Common Stock and (ii) that New EM issues the aggregate amount of New EM Common Stock pursuant to the PIPE Securities and PIPE Investment described above; however, there can be no assurance that WTMA or EM will be able to agree to final terms with any third-party PIPE Investors or enter into definitive documentation with respect to the PIPE Investment or PIPE Term Sheet in a timely manner or at all. See “Risk Factors — Risks Related to the Business Combination and WTMA — If the conditions to the Merger Agreement are not met, the Business Combination may not occur.” In addition, the numbers of shares and percentage interests set forth above do not take into account certain potential future issuances pursuant to the New EM Equity Incentive Plan or any other equity issuances of New EM. See the section entitled “Risk Factors — Public stockholders will experience immediate dilution as a consequence of the issuance of New EM Common Stock as consideration in the Business Combination, the PIPE Investment, and due to future issuances pursuant to the New EM Equity Incentive Plan. Having a minority stock ownership position may reduce the influence that WTMA’s current stockholders have on the management of New EM.”

If the actual facts are different from these assumptions, the percentage ownership retained by WTMA’s existing stockholders in the combined company will be different.

Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	No Redemptions(1)	Maximum Redemptions(2)
Initial offering price per share	$10	$10
Net Tangible Book Value at June 30, 2024(3)	$2,077,380	$(9,972,205)
Total number of basis shares	3,366,765	2,283,976
Net tangible book value per share	$0.62	$(4.37)
Dilution to SPAC Public Shareholders	$9.38	$14.37

Net Tangible Book Value at June 30, 2024, including exercise of WTMA Rights(4)	$2,077,380	$(9,972,205)
Total number of basis shares, including exercise of WTMA Rights(4)	4,174,739	3,091,950
Net Tangible Book Value per share, including exercise of WTMA Rights	$0.5	$(3.23)
Dilution (Accretion) to SPAC Public Shareholders, including future sources of dilution	$9.5	$13.23

____________

(1)      Includes 1,082,789 Public WTMA Common Stock, 2,192,212 WTMA Common Stock retained by Sponsor, and 91,764 WTMA Common Stock owned WTMA directors and advisors. Assumes that no SPAC Public Shareholders exercise Redemption Rights with respect to their WTMA Common Stock for a pro rata share of the funds in the Trust Account.

(2)      Includes 1,082,789 Public WTMA Common Stock, 2,192,212 WTMA Common Stock retained by Sponsor, and 91,764 WTMA Common Stock owned by WTMA directors and advisors. Assumes that all SPAC Public Shareholders, holding 1,082,789 WTMA Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $12.2 million (based on the estimated per-share redemption price of approximately $11.29 per share) from the Trust Account.

(3)      The net tangible book value at June 30, 2024 was calculated as total assets minus intangible asset minus total liabilities of the SPAC, adjusted for reductions in the Trust Account at the Maximum Redemptions scenario.

(4)      Includes 7,727,686 public rights and 352,054 private rights. WTMA Rights has the right to acquire one-tenth of one share of WTMA Common Stock upon closing.

Post-Business Combination Ownership Structure

The diagram below depicts a simplified version of New EM’s organizational structure immediately following the completion of the Business Combination.

Target Shareholders (incl. Korea and CMR)
PIPE Investors
Initial Stockholders and Private Placement Unit Holders
WTMA Public Shareholders
75.0%
24.4%
0.4%
0.2%
Evolution Metals & Technologies Corp.
(NASDAQ: EMAT)
(formerly Welsbach Technology Metals Acquisition Corp.)
100%
100%
New LLC
99%
U.S. NewCo
1%
100%
EM LLC
Merger Sub 4 LLC / CMR
100%
Korea DRE
100%
100%
100%
100%
KCM
KMMI
Handa Lab
NS World

These numbers and percentages assume (a) that no shareholders exercise Redemption Rights, (b) that New EM issues shares of New EM Common Stock as the Total Consideration, which includes shares of New EM Common Stock to be issued in respect of outstanding EM Member Units and EM Convertible Preferred Units; plus shares of New EM Common Stock underlying or exchangeable for EM Convertible Preferred Units pursuant to the Merger Agreement, which in the aggregate equals 615.8 million shares of New EM Common Stock, and (c) that New EM issues shares of New EM Common Stock pursuant to the PIPE Securities and PIPE Investment. In addition, the numbers of shares and percentage interests set forth below do not take into account certain potential future exercises of grants or issuances pursuant to the New EM Equity Incentive Plan established to be effective after the Closing, or any other equity issuances of New EM.

Interests of WTMA’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that the initial stockholders, including the Sponsor and WTMA’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. These interests may influence WTMA’s directors in making their recommendation that you vote in favor of the Merger Agreement Proposal and the transactions contemplated thereby. These interests were considered by the WTMA Board when it approved the Business Combination. These interests include, among other things, the interests listed below:

•        the beneficial ownership of our initial stockholders of an aggregate of 1,931,922 Founder Shares and 352,054 private units, which shares and units would become worthless if WTMA does not complete a business combination within the applicable time period, as our initial stockholders have waived any Redemption Right with respect to these shares. No consideration was received by our initial stockholders in connection with such waiver. Our initial stockholders paid an aggregate of $25,000 for the Founder Shares and approximately $3,520,540 for their 352,054 private units and such shares and rights have an aggregate market value of approximately $[          ] million, based on the closing price of WTMA Common Stock of $[            ] and of WTMA Rights of $[          ] on Nasdaq on [            ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, for the purpose of funding WTMA’s working capital requirements, WTMA has also approved the issuance of and sale to the Sponsor of the Convertible Extension Note in the aggregate principal amount of $2.29 million and the Working Capital Note in the aggregate principal amount of $1.10 million that will not be repaid in the event that WTMA is unable to close a business combination unless there are funds available outside the trust account to do so. The Sponsor also has the right to convert such promissory note upon Closing into up to 339,698 additional private units, and such shares and rights have an aggregate market value of approximately $[          ] million, based on the closing price of WTMA Common Stock and WTMA Rights described above. Each of our officers and directors is a member of the Sponsor. Daniel Mamadou and Christopher Clower are the managing members of the Sponsor, and as such Daniel Mamadou and Christopher Clower have voting and investment discretion with respect to the WTMA Common Stock and WTMA Rights held of record by the Sponsor;

•        the anticipated continuation of Mr. Clower as an officer of New EM is expected following the Business Combination. Additionally, it is anticipated that Mr. Mamadou will continue as an officer of New EM following the Business Combination.

•        certain officers from WTMA and the Target Companies may also be named as officers of New EM or its subsidiaries following the Business Combination. In each case, the continuation of these individuals could present potential conflicts of interest with respect to WTMA stockholders, particularly as their roles in New EM may involve decision-making that could impact WTMA stockholders’ interests. See “Merger Agreement Proposal — Conflicts of Interest” for further analysis of these potential conflicts and their implications for WTMA stockholders;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of their shares in connection with a stockholder vote to approve the Business Combination;

•        the fact that our initial stockholders, including our Sponsor and its affiliates, who purchased Founder Shares at the time of our IPO may experience a positive rate of return on their investment, even if our public stockholders experience a negative rate of return on their investment;

•        the fact that WTMA’s initial stockholders, including the Sponsor, and our directors and officers have agreed to vote any shares of WTMA Common Stock owned by them in favor of the Business Combination, including their shares of WTMA Common Stock and any public stock purchased after our initial public offering (including in open market and privately negotiated transactions);

•        that, at the Closing, we will enter into the Registration Rights Agreement, which provides for registration rights to the initial stockholders, including the Sponsor, and WTMA’s directors and officers and their permitted transferees. Approximately [        ] shares of New EM Common Stock will be subject to registration rights in the Registration Rights Agreement;

•        the continued indemnification of current directors and officers of WTMA and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Existing Charter contains a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with WTMA but not offered due to a WTMA director’s duties to another entity. WTMA does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Existing Charter impacted its search for an acquisition target and WTMA was not prevented from reviewing any opportunities as a result of such waiver;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, though there have been no material out-of-pocket expenses subject to reimbursement and WTMA does not anticipate any such expenses prior to Closing; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if our initial business combination is not completed; as such our Sponsor, officers and directors will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

These interests may influence WTMA’s directors in making their recommendation that you vote in favor of the Merger Agreement Proposal and the transactions contemplated thereby. These interests were considered by the WTMA Board when it approved the Business Combination.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder.

Our initial stockholders, including the Sponsor, and our directors and officers have agreed to vote any shares of WTMA Common Stock owned by them in favor of the Business Combination, including their shares of WTMA Common Stock and any public stock purchased after our initial public offering (including in open market and privately negotiated transactions). As of the date of this proxy statement/prospectus, our initial stockholders, including our Sponsor, and our directors and officers beneficially own an aggregate of approximately 67.84% of the outstanding shares of WTMA Common Stock.

None of WTMA, the Sponsor, the other initial stockholders nor any of their respective affiliates currently has an intention to purchase public shares or public rights prior to the Special Meeting. However, subject to Rule 14e-5, at any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding WTMA or its securities, WTMA, the Sponsor, the other initial stockholders and/or their respective affiliates may purchase public shares or public rights prior to the Special Meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination, where it appears that such requirements may not otherwise be met. If such purchases occur, the public “float” of New EM following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New EM Common Stock on Nasdaq or another national securities exchange.

In the event that WTMA, the Sponsor, the other initial stockholders and/or any of their respective affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. Any purchases of public shares made by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates would be voted in favor of the Business Combination Proposal and Redemptions Rights (if any) over such purchased securities would be waived by the aforementioned persons. To the extent the transaction occurs following the date of this proxy statement/prospectus, the purchase price of any public shares to be acquired by WTMA, the Sponsor, the other initial stockholders or any of their respective affiliates, will be at a price no higher than the redemption price offered to public shareholders. In addition, WTMA will file a Current Report on Form 8-K and will (i) amend the proxy statement/prospectus, if such arrangements are entered into prior to effectiveness of the Registration Statement on Form S-4, or (ii) file a proxy supplement, if such arrangements are entered into after effectiveness of such Registration Statement, to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such disclosures will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons, and will describe the material costs of such arrangements to WTMA and EM, as well as their potential impact to New EM after giving effect to the Business Combination.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers have interests in the Business Combination that may conflict with your interests as a stockholder.

See the section entitled “Merger Agreement Proposal — Conflicts of Interest — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations. Such interests include that Sponsor as well as our executive officers and directors, will lose their entire investment in us if we do not complete a business combination.” See also the section entitled “Risk Factors — Since the Sponsor and WTMA’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of WTMA’s stockholders, a conflict of interest may have existed in determining whether the Business Combination with EM is appropriate as its initial business combination. Such interests include that the Sponsor could lose its entire investment in WTMA if the Business Combination is not completed.”

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by WTMA to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

The Sponsor, paid an aggregate of $25,000 for the Founder Shares and approximately $3,520,540 for their 352,054 private units. Such shares and rights have an aggregate market value of approximately $[        ] million, based on the closing price of WTMA Common Stock of $[        ] and of WTMA Rights of $[        ] on Nasdaq on [        ], 2024 the most recent practicable date prior to the date of this proxy statement/prospectus.

The Sponsor, and WTMA’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, though there have been no material out-of-pocket expenses subject to reimbursement and WTMA does not anticipate any such expenses prior to Closing.

Interest in Securities	Other Compensation

In addition, for the purpose of funding WTMA’s working capital requirements, WTMA has also approved the issuance of and sale to the Sponsor of convertible, non-interest bearing, unsecured promissory notes consisting of a convertible extension note in the aggregate principal amount of $2.29 million (the “Convertible Extension Note”), and aggregate principal amount of $1.10 million working capital note (the “Working Capital Note”) that will not be repaid in the event that WTMA is unable to close a business combination unless there are funds available outside the trust account to do so. The Sponsor also has the right to convert such promissory notes upon Closing into up to 339,698 additional private units, and such units have an aggregate market value of approximately $[    ], based on the closing price of the WTMA Common Stock and the WTMA Rights described above.

Each of our officers and directors is a member of the Sponsor. Daniel Mamadou and Christopher Clower are the managing members of the Sponsor, and as such Daniel Mamadou and Christopher Clower have voting and investment discretion with respect to the WTMA Common Stock and WTMA Rights held of record by the Sponsor.

At Closing of the Business Combination, the Sponsor shall hold a total of 2,227,417 shares of New EM Common Stock

The above compensation and securities, at Closing will not result in a material dilution of the equity interests of non-redeeming WTMA shareholders. See “Ownership of New EM following the Business Combination.”

Interests of EM’s Executive Officer in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that EM’s executive officer has interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. These interests include, among other things, the interests listed below:

•        David Wilcox, the sole managing member of EM, is expected to own approximately 75% of New EM’s common stock and serve as the Executive Chairman of the Board of Directors of New EM following the consummation of the Business Combination;

•        From March 2024 until the filing date, EM has funded $743,579 of loans to the Sponsor, which the Sponsor used to lend to WTMA for WTMA’s working capital. The funds of these loans were sourced from holders of EM Convertible Preferred Units, which holds liquidation preference.; and

•        EM and certain affiliates of David Wilcox are party to several related party transactions. See “Information About EM — Certain Relationships & Related Party Transactions” for additional information about the related party transactions between EM and certain affiliates of David Wilcox.

Interests of CMR’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that certain of CMR’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally. These interests include, among other things, the interests listed below:

•        Rob Feldman, a director and the Chief Executive Officer of CMR, is expected to own approximately 2.7% of New EM’s common stock and serve as Co-Chief Executive Officer (Head of USA/Recycling) of New EM after the consummation of the Business Combination;

•        Rob Feldman is expected to enter into an executive employment agreement with New EM after the consummation of the Business Combination. See “Compensation of Directors and Officers — Employment Agreements” for additional information about Rob Feldman’s expected employment agreement with New EM;

•        CMR and certain affiliates of Rob Feldman are party to several related party transactions. See “Information About CMR — Certain Relationships & Related Party Transactions” for additional information about the related party transactions between CMR and certain affiliates of Rob Feldman; and

•        It is anticipated that, after the consummation of the Business Combination, New EM and Interco Trading, the wholly owned subsidiary of Genco Metals Group LLC, which is wholly owned by the Robert N Feldman Revocable Living Trust, will enter into a trade agreement pursuant to which Interco Trading will provide lithium ion batteries and battery materials to New EM.

Interests of KCM’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that certain of KCM’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally.

Interests of KMMI’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that certain of KMMI’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally.

Interests of Handa Lab’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that certain of Handa Lab’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally.

Interests of NS World’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the WTMA Board in favor of approval of the Merger Agreement Proposal, you should keep in mind that certain of NS World’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WTMA stockholders generally.

Expected Accounting Treatment of the Business Combination

We anticipate the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, WTMA is expected to be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing EM Unitholders comprising a relative majority of the voting power of the combined company, EM’s operations prior to the acquisition comprising the only ongoing operations of New EM, the majority of New EM’s board of directors being appointed by EM, and EM’s senior management comprising a majority of the senior management of New EM. Accordingly, the Business Combination is expected to be reflected as the equivalent of EM issuing stock for the net assets of WTMA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of EM.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is not subject to these requirements.

At any time before or after consummation of the Business Combination, notwithstanding the inapplicability of the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. WTMA cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, WTMA cannot assure you as to its result.

Neither of WTMA nor EM are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting. Accordingly, a broker non-vote will have no effect on the outcome of any vote on this proposal. An abstention from voting will have the same effect as a vote against the Merger Agreement Proposal.

The Merger Agreement Proposal is cross-conditioned on the approval of the Organizational Documents Proposal and the Stock Issuance Proposal. Therefore, if each of the other Condition Precedent Proposals is not approved, the Merger Agreement Proposal will have no effect, even if approved at the Special Meeting.

Recommendation of the WTMA Board

THE WTMA BOARD UNANIMOUSLY RECOMMENDS THAT THE WTMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT PROPOSAL.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers, the Sponsor and its affiliates, and certain officers, directors or managers and equity owners of the Target Companies have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Conflicts of Interest — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

If the Business Combination is to be consummated, WTMA will replace (i) the Existing Charter with the Proposed Charter in the form attached to this proxy statement/prospectus as Annex B, and (ii) the Existing Bylaws with the Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex C. WTMA is asking its stockholders to approve the adoption of the Proposed Charter and the Proposed Bylaws in the forms attached to this proxy statement/prospectus as Annex B and Annex C, respectively, which, in the judgment of the WTMA Board, is necessary to adequately address the needs of New EM following the Closing.

The following table sets forth a summary of the principal proposed changes and the differences between (i) the Existing Charter and the Existing Bylaws and (ii) the Proposed Charter and the Proposed Bylaws, which reflect the material differences between the current rights of stockholders of WTMA Common Stock and the rights those stockholders will have as stockholders of New EM Common Stock immediately following the Closing. This summary is qualified by reference to the complete text of the Proposed Charter and the Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All stockholders are encouraged to read each of the Proposed Charter and the Proposed Bylaws in its entirety for a more complete description of its terms.

	Existing Charter/ Existing Bylaws	Proposed Charter/ Proposed Bylaws
Change of Name	Welsbach Technology Metals Acquisition Corp.	Evolution Metals & Technologies Corp.
	See Article FIRST of the Existing Charter.	See Article FIRST of the Proposed Charter.
Increase Authorized Capital Stock

The Existing Charter provides that WTMA is authorized to issue 101,000,000 shares, consisting of (a) 100,000,000 shares of WTMA Common Stock and (b) 1,000,000 shares of preferred stock, each with par value $0.0001 per share.

The Proposed Charter provides that New EM is authorized to issue 1,501,000,000 shares, consisting of (a) 1,501,000,000 shares of New EM Common Stock and (b) 1,000,000 shares of preferred stock, each with par value $0.0001 per share.

	See Article FOURTH of the Existing Charter.	See Article FOURTH Section 1 of the Proposed Charter.
Classified Board of Directors

The Existing Bylaws provide that the WTMA directors are elected at the annual meeting and serve until the next succeeding annual meeting or until his or her successor shall have been elected and qualified.

The Proposed Bylaws provide for three classes of directors with staggered three-year terms, with only one class of directors being elected in each year and each class serving a three-year term.
	See Article III Section 2 of the Existing Bylaws.	See Article III Section 3 of the Proposed Bylaws.
Filling of Board Vacancies and New Directorships

The Existing Bylaws provide that any vacancies on the WTMA Board, or new directorships, may be filled by a majority of the directors then in office, and a vacancy created by the removal of a director by the WTMA stockholders may be filled by the WTMA stockholders.

The Proposed Bylaws provide that any vacancies on the New EM Board of Directors, or new directorships, may be filled exclusively by the affirmative vote of a majority of the directors then in office, not the New EM stockholders.

	See Article III Section 3 of the Existing Bylaws.	See Article III Section 5 of the Proposed Bylaws.

	Existing Charter/ Existing Bylaws	Proposed Charter/ Proposed Bylaws
Provisions Specific to a Blank Check Company and Duration of Existence

Under the Existing Charter, Article FIFTH sets forth various provisions related to WTMA’s operations as a blank check company prior to the consummation of an initial business combination, including a provision that if WTMA fails to complete an initial business combination within 42 months of the consummation of the initial public offering (subject to the requirements of law), it will be required to dissolve and liquidate the trust account by returning the then remaining funds in such trust account to the public stockholders.

The Proposed Charter deletes the provisions previously included as Article FIFTH in the Existing Charter in their entirety because, upon consummation of the Business Combination, New EM will cease to be a blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in a trust account until a business combination or liquidation of WTMA and the terms governing WTMA’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be deleted. Further, the Proposed Charter retains the default of perpetual existence under the DGCL.

	See Article FIFTH of the Existing Charter.	Default rule under the DGCL.
Special Meetings of Stockholders	The Existing Bylaws provide that special meetings of stockholders may be called by resolution of the WTMA Board, or by the chairman or president (if any).

The Proposed Bylaws provide that special meetings of the stockholders may be called by the New EM Board of Directors, the chairperson of the New EM Board of Directors, the executive chairman of the New EM Board of Directors, the chief executive officer or president, and shall not be called by any other person or persons.

	See Article II Section 2 of the Existing Bylaws.	See Article II Section 2 of the Proposed Bylaws.

	Existing Charter/ Existing Bylaws	Proposed Charter/ Proposed Bylaws
Supermajority Vote to Amend Certificate of Incorporation

Under the Existing Charter, the default rule under the DGCL for amendments to the Existing Charter is retained. The default rule under the DGCL for amendments to the certificate of incorporation generally requires the affirmative vote of the holders of the majority of the voting power of the outstanding capital stock, subject to certain exceptions.

The Proposed Charter requires the affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote to amend the following provisions:

•  the provisions relating to the adoption, amendment or repeal of bylaws of New EM;

•  the provisions related to New EM Common Stock; ·

•  the provisions relating to forum selection;

•  the provisions regarding removal of directors;

•  the indemnification provisions;

•  the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•  the amendment provision requiring that the above provisions be amended only with a two-thirds (66 and 2/3%) supermajority vote.

	Default rule under the DGCL.	See NINTH of the Proposed Charter.
Supermajority Vote to Adopt, Amend or Repeal Bylaws	Under the Existing Bylaws, the adoption, amendment or repeal of bylaws by the stockholders requires the affirmative vote of the holders of a majority of the shares entitled to vote.

Under the Proposed Bylaws, the adoption, amendment or repeal of bylaws by the stockholders requires the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote.

	See Article IX Section 1 of the Existing Bylaws.	See Article FIFTH Section 6 of the Proposed Charter and Article IX Section 1 of the Proposed Bylaws.

	Existing Charter/ Existing Bylaws	Proposed Charter/ Proposed Bylaws
Stockholder Proposals and Nominations at Annual Meeting of Stockholders

Under the Existing Bylaws, stockholders seeking to bring business before the annual meeting of stockholders, or to nominate candidates for election as directors at the annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice would need to be delivered to the WTMA’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders.

Under the Proposed Bylaws, for a stockholder to make any nomination of a person or persons for election to the New EM Board of Directors at an annual meeting, the stockholder must (1) provide notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (assuming that the date of the annual meeting is not advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date) (“Timely Notice”) in writing and in proper form to the secretary of New EM, (2) provide the required information, agreements and questionnaires with respect to such stockholder and its candidate for nomination and (3) provide any updates or supplements to such notice at the times and in the required forms. For business to be properly brought before an annual meeting by a stockholder, under the Proposed Bylaws, the stockholder must (a) provide Timely Notice in writing and in proper form to the secretary of New EM and (b) provide any updates or supplements to such notice at the times and in the required forms.

	See Article II Section 4 of the Existing Bylaws.	See Article II Section 8 of the Proposed Bylaws.

	Existing Charter/ Existing Bylaws	Proposed Charter/ Proposed Bylaws
Forum for Actions Arising Under the Securities Act

Under the Existing Charter, Article VIII provides an exception for actions or claims arising under the Securities Act to the requirement that, unless WTMA consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of WTMA, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of WTMA to WTMA or the WTMA stockholders, (iii) any action asserting a claim against WTMA, its directors, officers or employees arising pursuant to any provision of the DGCL or Existing Charter or the Existing Bylaws, or (iv) any action asserting a claim against WTMA, its directors, officers or employees governed by the internal affairs doctrine.

The Proposed Charter provides that, unless New EM consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

	See Article EIGHTH Section A of the Existing Charter.	See Article SEVENTH Section 1 of the Proposed Charter.
Voting Standards for the Election of Directors

Under the Existing Bylaws, each person duly nominated for director shall be deemed elected if they receive the affirmative vote of a majority of the shares of stock present or represented by proxy at the meeting and entitled to vote at the meeting with respect to such election.

Under the Proposed Bylaws, each person duly nominated for director in an uncontested election shall be deemed elected to the New EM Board of Directors if they receive the affirmative vote of a majority of the votes cast in such election, and each person duly nominated for director in a contested election shall be deemed elected to the New EM Board of Directors if they receive the affirmative vote of a plurality of the votes cast in such election.

	See Article II Section 6 of the Existing Bylaws.	See Article II Section 4 of the Proposed Bylaws.

Reasons for the Amendments to the Existing Charter and the Existing Bylaws

Each of the Proposed Charter and the Proposed Bylaws was negotiated as part of the Business Combination. In the judgment of the WTMA Board, the Proposed Charter and the Proposed Bylaws are necessary to address the needs of New EM following the Closing. In particular, the name change from “Welsbach Technology Metals Acquisition Corp.” to “Evolution Metals & Technologies Corp.,” and the elimination of certain provisions related to WTMA’s status as a blank check company are desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve WTMA and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the WTMA Board believes it is the most appropriate period following the Business Combination. In addition, certain other provisions in the Existing Charter require that proceeds from WTMA’s initial public offering be held in the trust account until a business combination or liquidation of WTMA has occurred. These provisions cease to apply once the Business Combination is consummated. The WTMA Board’s specific reasons for each of the other principal proposed changes and differences between (i) the Existing Charter and the Existing Bylaws and (ii) the Proposed Charter and the Proposed Bylaws described in the table above are set forth in the section “Advisory Governance Proposals” and are incorporated herein by reference.

Vote Required for Approval

The approval of the Organizational Documents Proposal requires the affirmative vote of the holders of a majority of all outstanding shares of WTMA Common Stock entitled to vote. Any broker non-votes will not count as votes cast at the Special Meeting and will have the same effect as a vote against the Organizational Documents Proposal. An abstention will have the same effect as a vote against the Organizational Documents Proposals.

The Organizational Documents Proposal is cross-conditioned on the approval of the Merger Agreement Proposal and the Stock Issuance Proposal. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved at the Special Meeting.

The WTMA Founder Holders have agreed to vote the WTMA Common Stock owned by them in favor of the Organizational Documents Proposal. As of the date hereof, the WTMA Founder Holders own approximately 67.84% of the issued and outstanding shares of WTMA Common Stock and have not purchased any public stock, but may do so at any time, subject to certain requirements discussed under “Special Meeting of WTMA Stockholders — WTMA Initial Stockholders.” As a result, the WTMA Founder Holders own sufficient shares to approve the Organizational Documents Proposal.

Recommendation of the WTMA Board

THE WTMA BOARD UNANIMOUSLY RECOMMENDS THAT THE WTMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers, the Sponsor and its affiliates, and certain officers, directors or managers and equity owners of the Target Companies have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Conflicts of Interest — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADVISORY GOVERNANCE PROPOSALS

Overview

WTMA is asking its stockholders to vote on the governance provisions referred to below, which are included in the Proposed Charter and Proposed Bylaws. In accordance with SEC guidance, this proposal is being presented as separate sub-proposals to give WTMA stockholders the opportunity to present their separate views on important corporate governance provisions, and each sub-proposal will be voted upon on a non-binding advisory basis.

In the judgment of the WTMA Board, these provisions are necessary to adequately address the needs of New EM and its stockholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, WTMA intends that the Proposed Charter and the Proposed Bylaws, in the forms set forth on Annex B and Annex C, respectively, will take effect upon consummation of the Business Combination, assuming adoption of the Organizational Documents Proposal and the remainder of the Condition Precedent Proposals.

Advisory Governance Proposal A — Increase Authorized Capital Stock

Description of Amendment

The amendment would change in the authorized capital stock of WTMA from (i) 101,000,000 shares, consisting of (a) 100,000,000 shares of WTMA Common Stock and (b) 1,000,000 shares of preferred stock, each with par value $0.0001 per share, under the Existing Charter to (ii) 1,501,000,000 shares, consisting of (a) 1,500,000,000 shares of New EM Common Stock and (b) 1,000,000 shares of New EM preferred stock, each with par value $0.0001 per share, under the Proposed Charter.

Reasons for Amendment

The WTMA Board believes that the greater number of authorized shares of capital stock is desirable for New EM to have sufficient shares to issue to holders of public stock and public rights, to the EM Unitholders and equity holders of CMR immediately prior to the Closing, as part of the Total Consideration and in connection with the PIPE Investment in order to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

Notwithstanding the foregoing, authorized but unissued shares of common stock or preferred stock may enable the New EM Board of Directors to render it more difficult or to discourage an attempt to obtain control of New EM and thereby protect continuity of or entrench its management, which may adversely affect the market price of New EM’s securities. If, in the exercise of its fiduciary obligations, for example, the New EM Board of Directors were to determine that a takeover proposal were not in the best interests of New EM, such shares could be issued by the New EM Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New EM to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New EM currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Advisory Governance Proposal B — Classified Board of Directors

Description of Amendment

The amendment would change the structure of the board of directors and terms of individual directors from (i) a board of directors consisting of one class of directors that are elected at the annual meeting and serve until the next succeeding annual meeting or until each director’s successor shall have been elected and qualified under the Existing Bylaws to (ii) a board of directors consisting of three classes of directors, with only one class of directors being elected in each year and each class serving a three-year term, under the Proposed Bylaws.

Reasons for Amendment

The WTMA Board believes the amendment to create a classified board of directors is desirable for New EM to enhance the likelihood of continuity and stability in the composition of the New EM Board of Directors, avoid costly takeover battles, reduce New EM’s vulnerability to a hostile change of control and enhance the ability of the New EM Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire New EM.

Advisory Governance Proposal C — Filling of Board Vacancies and New Directorships

Description of Amendment

The amendment would change the manner in which vacancies or new directorships on the board of directors may be filled from (i) any vacancies on the WTMA Board, or new directorships, may be filled by a majority of the directors then in office, and a vacancy created by the removal of a director by the WTMA stockholders may be filled by the WTMA stockholders, under the Existing Bylaws to (ii) any vacancies on the New EM Board of Directors, or new directorships, may be filled exclusively by the affirmative vote of a majority of the directors then in office, not the New EM stockholders, under the Proposed Bylaws.

Reasons for Amendment

The WTMA Board believes the amendment to the manner in which vacancies or new directorships on the board of directors may be filled is desirable for New EM to enhance the likelihood of continuity and stability in the composition of the New EM Board of Directors, avoid costly takeover battles, reduce New EM’s vulnerability to a hostile change of control and enhance the ability of the New EM Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire New EM.

Advisory Governance Proposal D — Special Meetings of Stockholders

Description of Amendment

The amendment would change who may call special meetings of stockholders from (i) special meetings of stockholders may be called by resolution of the WTMA Board, or by the chairman or president (if any), under the Existing Bylaws to (ii) special meetings of the stockholders may be called by the New EM Board of Directors, the chairperson of the New EM Board of Directors, the executive chairman of the New EM Board of Directors, the chief executive officer or president, and shall not be called by any other person or persons, under the Proposed Bylaws.

Reasons for Amendment

The WTMA Board believes that changing who may call special meetings of stockholders to also permit the executive chairman and chief executive officer of New EM, in addition to the New EM Board of Directors, the chairperson of the New EM Board of Directors, and the president of New EM, is desirable because such change reflects the anticipated delegation of authority and management of New EM following the Business Combination.

Advisory Governance Proposal E — Supermajority Vote to Amend Certificate of Incorporation

Description of Amendment

The amendment would change the percentage of voting power required to amend or repeal certain provisions of the certificate of incorporation from (i) the default rule under the DGCL for amendments to the Existing Charter, which generally requires the affirmative vote of the holders of the majority of the voting power of the outstanding capital stock, subject to certain exceptions, to (ii) the affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote to amend the provisions relating to the adoption, amendment or repeal of bylaws of New EM; the provisions related to New EM Common Stock; the provisions relating to forum selection; the provisions regarding removal of directors; the indemnification provisions; the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and the amendment provision requiring that the above provisions be amended only with a two-thirds (66 and 2∕3%) supermajority vote, in each case, under the Proposed Charter.

Reasons for Amendment

The WTMA Board believes that increasing the percentage of voting power required to amend or repeal the specified provisions of the Proposed Charter is a prudent corporate governance measure to reduce the possibility that a relatively small number of New EM stockholders could take action to change the Proposed Charter in a manner that the New EM Board of Directors deems undesirable, including for purposes of seeking to implement an opportunistic change in control of New EM without the support of the then incumbent New EM directors.

Advisory Governance Proposal F — Supermajority Vote to Adopt, Amend or Repeal Bylaws

Description of Amendment

The amendment would change the percentage of voting power required to adopt, amend or repeal provisions of the bylaws from (i) the affirmative vote of the holders of a majority of the shares entitled to vote under the Existing Bylaws to (ii) the affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote under the Proposed Bylaws.

Reasons for Amendment

The WTMA Board believes that increasing the percentage of voting power required to adopt, amend or repeal provisions of the Proposed Bylaws is desirable for New EM to enhance the likelihood of continuity and stability in the composition of the New EM Board of Directors, avoid costly takeover battles, reduce New EM’s vulnerability to a hostile change of control and enhance the ability of the New EM Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire New EM. The WTMA Board also believes that increasing the percentage of voting power required to adopt, amend or repeal the Proposed Bylaws is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could take action to change the Proposed Bylaws in a manner that the New EM Board of Directors deems undesirable, including for purposes of seeking to implement an opportunistic change in control of New EM without the support of the then incumbent New EM directors.

Advisory Governance Proposal G — Stockholder Proposals and Nominations at Annual Meeting of Stockholders

Description of Amendment

The amendment would change the procedural requirements for stockholders to bring business before the annual meeting of stockholders, or to nominate candidates for election as directors at the annual meeting of stockholder, from (i) a stockholder must provide timely notice of their intent in writing, and to be timely, a stockholder’s notice would need to be delivered to the WTMA’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders, under the Existing Bylaws to (ii) (a) for a stockholder to make any nomination of a person or persons for election to the New EM Board of Directors at the annual meeting, the stockholder must (1) provide Timely Notice in writing and in proper form to the secretary of New EM, (2) provide the required information, agreements and questionnaires with respect to such stockholder and its candidate for nomination and (3) provide any updates or supplements to such notice at the times and in the required forms and (b) for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice in writing and in proper form to the secretary of New EM and (b) provide any updates or supplements to such notice at the times and in the required forms, in each case, under the Proposed Bylaws.

Reasons for Amendment

Sensible rules of order for the conduct of annual meetings of stockholders are prudent because they promote transparency and protect companies from special interest groups that may seek to leverage surprise tactics to the disadvantage of rival constituencies or companies’ shareholders generally. The WTMA Board believes that this amendment would provide for an orderly process without significantly diminishing stockholder rights. Instead, stockholders would enjoy rights to bring business and nominate director candidates at annual meetings of New EM stockholders as long as they simply notify New EM and comply with the other informational requirements beforehand. The WTMA Board further believes that this amendment would secure a reasonable amount of time for New EM and interested stockholders to formulate full responses to all proposed business and nominations, and that it would protect New EM and its stockholders from factions seeking to impose policies, strategies or limitations on New EM that they believe would be rejected if given a full and open hearing.

Advisory Governance Proposal H — Forum for Actions Arising Under the Securities Act

Description of Amendment

The amendment would change the provisions relating to forum selection from (i) providing an exception for actions or claims arising under the Securities Act to the requirement that, unless WTMA consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of WTMA, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of WTMA to WTMA or the WTMA stockholders, (c) any action asserting a claim against WTMA, its directors, officers or employees arising pursuant to any provision of the DGCL or Existing Charter or the Existing Bylaws, or (d) any action asserting a claim against WTMA, its directors, officers or employees governed by the internal affairs doctrine, under the Existing Charter to (ii) providing that, unless New EM consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, under the Proposed Charter.

The purpose of the amendment is to proactively adopt a measure intended to promote the efficient resolution of any future complaint under the Securities Act, by allowing for the consolidation of multi-jurisdiction litigation, the avoidance of duplicative litigation and the possibility of inconsistent judgments, and efficiencies in managing the procedural aspects of any such litigation. The amendment would regulate only the forum in which New EM stockholders may assert claims arising under the Securities Act; it would not impair the ability of New EM stockholders to bring such claims, and it would not affect the remedies available if such claims were ultimately successful. Moreover, the amendment would not specify any particular U.S. federal district courts as the exclusive forum for claims under the Securities Act, so a plaintiff could select, on the basis of convenience or for other reasons, the U.S. federal district courts in any state as the forum for any such claim.

Reasons for Amendment

The WTMA Board believes that the amendment to provide that, unless New EM consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act is desirable to assist New EM in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The WTMA Board also believes that the ability to require such claims to be brought in a U.S. federal district court will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.

Advisory Governance Proposal I — Voting Standards for the Election of Directors

Description of Amendment

The amendment would change the percentage of voting power required to elect a director from (i) the affirmative vote of a majority of the shares of stock present or represented at the meeting to (ii) for the election of persons nominated for director in an uncontested election, the affirmative vote of a majority of the votes cast in such election, and for the election of persons nominated for director in a contested election, the affirmative vote of a plurality of the votes cast in such election.

Reasons for Amendment

The WTMA Board believes that this amendment is advisable as it is consistent with common market practice of public operating companies. Many public companies currently provide for a majority voting standard rather than a plurality voting standard for uncontested director elections, but a plurality voting standard for contested director elections. The WTMA Board has determined that the existing majority voting standard for all director elections could result in confusion or the potential of a failed election in connection with a contested election of directors (i.e., an election in which no candidate received a majority of the “FOR” votes). A plurality voting standard for contested director elections will help New EM avoid the distraction and uncertainty caused by potential vacancies resulting from elections where one or more director nominees fail to receive a majority of the votes cast.

Vote Required for Approval

The separate approval of each of the Advisory Governance Proposals requires the affirmative vote of the holders of a majority of all outstanding shares of WTMA Common Stock entitled to vote. Any broker non-votes, will not count as votes cast at the Special Meeting and will have the same effect as a vote against the Organizational Documents Proposal. An abstention will have the same effect as a vote against the Organizational Documents Proposal.

The Advisory Governance Proposals are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

As discussed above, a vote to approve any of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on WTMA, New EM or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, WTMA and New EM intend that the Proposed Charter and the Proposed Bylaws, in the forms set forth on Annex B and Annex C, respectively, and containing the provisions noted above, will take effect upon consummation of the Business Combination, assuming adoption of the Organizational Documents Proposal.

The WTMA Founder Holders have agreed to vote the WTMA Common Stock owned by them in favor of the Advisory Governance Proposals. As of the date hereof, the WTMA Founder Holders own approximately 67.84% of the issued and outstanding shares of WTMA Common Stock and have not purchased any public stock, but may do so at any time, subject to certain requirements discussed under “Special Meeting of WTMA Stockholders — WTMA Initial Stockholders.” As a result, the WTMA Founder Holders own sufficient shares to approve each of the Advisory Governance Proposals.

Recommendation of the WTMA Board

THE WTMA BOARD UNANIMOUSLY RECOMMENDS THAT THE WTMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY GOVERNANCE PROPOSALS.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers, the Sponsor and its affiliates, and certain officers, directors or managers and equity owners of the Target Companies have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Conflicts of Interest — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL

Overview

WTMA intends for the New EM Board of Directors to consist of five directors following the closing of the Business Combination, with each director having a term that expires as described below until the applicable annual meeting of stockholders, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

New EM’s directors will be divided into three classes designated as Class I, Class II and Class III. At New EM’s 2025 annual meeting of stockholders, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At New EM’s 2026 annual meeting of stockholders, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At New EM’s 2027 annual meeting of stockholders, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

If the Merger Agreement Proposal and each of the other proposals contained in this proxy statement/prospectus upon which it is conditioned are approved, each of WTMA’s existing directors will resign from the WTMA Board upon the closing of the Business Combination.

Nominees

As contemplated by the Merger Agreement, the Board of New EM following consummation of the transaction will consist of five directors:

(i)     three director nominees designated by EM and reasonably acceptable to WTMA; and

(ii)    two director nominee mutually agreed by WTMA and EM;

Accordingly, the WTMA Board has nominated David Wilcox, [Director 2], [Director 3], [Director 4], and [Director 5] to serve as the New EM director upon the consummation of the Business Combination, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. New EM’s directors will be divided among the three classes as follows, in each case, until their successors are elected and qualified:

•        Two directors to be elected in accordance with the Proposed Organizational Documents will be Class I directors serving until the annual meeting of stockholders to be held in 2025;

•        Two directors to be elected in accordance with the Proposed Organizational Documents will be Class II directors serving until the annual meeting of stockholders to be held in 2026; and

•        David Wilcox will be a Class III director serving until the annual meeting of stockholders to be held in 2027.

For more information on the experience of each of these director nominees, please see the section entitled “Management of New EM Following the Business Combination” of this proxy statement/prospectus.

Vote Required for Approval

The election of each director nominee named in this proxy statement/prospectus pursuant to the Director Election Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting. Accordingly, a broker non-vote will have no effect on the outcome of the election of any director nominee. An abstention from voting will have the same effect as a vote against the election of the director nominees.

The election of the director nominees pursuant to the Director Election Proposal is conditioned on the approval of the Merger Agreement Proposal, the Organization Documents Proposal and the Stock Issuance Proposal. Therefore, if each of the Condition Precedent Approvals is not approved, the Director Election Proposal will have no effect, even if the election of each of the director nominees is approved at the Special Meeting.

The WTMA Founder Holders have agreed to vote the WTMA Common Stock owned by them in favor of the election of each of the director nominees named above pursuant to the Director Election Proposal. As of the date hereof, the WTMA Founder Holders own approximately 67.84% of the issued and outstanding shares of WTMA Common Stock and have not purchased any public stock, but may do so at any time, subject to certain requirements discussed under “Special Meeting of WTMA Stockholders — WTMA Initial Stockholders.” As a result, the WTMA Founder Holders own sufficient shares to approve the election of each of the director nominees named above pursuant to the Director Election Proposal.

Recommendation of the WTMA Board

THE WTMA BOARD UNANIMOUSLY RECOMMENDS THAT THE WTMA STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE PURSUANT TO THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers, the Sponsor and its affiliates and certain officers, directors or managers and equity owners of the Target Companies have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Conflicts of Interest — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL

Overview

WTMA is asking its stockholders to consider and vote upon a proposal to approve and adopt, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New EM Common Stock pursuant to the Merger Agreement.

Under Nasdaq Listing Rule 5635(a)(1), stockholder approval is required prior to the present or potential issuance of common stock or of securities convertible into or exercisable for common stock, in connection with the acquisition of the stock of another company if the common stock is not issued in a public offering for cash and (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock, including securities convertible into or exercisable for common stock, or (2) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

If the Business Combination is completed pursuant to the Merger Agreement, WTMA currently expects to issue 615.8 million shares of New EM Common Stock (assuming that none of WTMA’s outstanding shares of public stock are redeemed) in connection with the Business Combination. The total shares of New EM Common Stock to be issued at the Closing include shares of New EM Common Stock to be issued in respect of EM Convertible Preferred Units and EM Member Units outstanding immediately prior to the Effective Time (including EM Member Units issued in exchange for the outstanding equity interests of the Korean Companies, but excluding the outstanding EM Member Units held by US NewCo). In addition, up to 8,200,000 Options to purchase New EM Common Stock could be issued to certain service providers following the Business Combination, including certain of New EM’s executive officers, pursuant to the New EM Equity Incentive Plan if certain Milestones are met. For further details, see the section entitled “Merger Agreement Proposal — The Merger Agreement — Consideration and Conversion of Certain EM Securities — New EM Equity Incentive Plan.” Because the number of shares of New EM Common Stock expected to be issued in connection with the Business Combination will constitute more than 20% of the outstanding WTMA Common Stock and more than 20% of the outstanding voting power of WTMA prior to such issuance, WTMA is required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(a)(1).

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, stockholder approval is required if any director, officer or substantial stockholder of the Nasdaq-listed company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because the Sponsor, Daniel Mamadou and Christopher Clower each can be deemed to beneficially own greater than 5% of WTMA Common Stock, each of the Sponsor, Mr. Mamadou and Mr. Clower are considered a substantial stockholder of WTMA under Nasdaq Listing Rule 5635(e)(3). See “Beneficial Ownership of Securities” for additional information regarding Mr. Mamadou’s and Mr. Clower’s beneficial ownership of WTMA Common Stock. For these reasons, WTMA is seeking the approval of WTMA stockholders for the issuance of shares of New EM Common Stock as part of the Total Consideration in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control when such ownership or voting power would be the largest ownership position. Upon issuance of the New EM Common Stock in connection with the Closing, David Wilcox is expected to beneficially own approximately 62.2% of the shares of New EM Common Stock and voting power of New EM to be outstanding, assuming there are no additional redemptions by the public stockholders, and such ownership and voting power is expected to be the largest ownership position. Because the issuance of the New EM Common Stock will result in a change of control of WTMA, WTMA is required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(b).

In the event that this proposal is not approved by WTMA stockholders, the Business Combination cannot be consummated. In the event that this proposal is approved by WTMA stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New EM Common Stock pursuant to the Merger Agreement, such shares of New EM Common Stock will not be issued.

Effect of Proposal on Current WTMA Stockholders

The issuance of the shares of WTMA Common Stock in connection with the Business Combination described above would result in significant dilution to WTMA stockholders and result in WTMA’s stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of WTMA. If the Stock Issuance Proposal is adopted, assuming the issuance of (i) 772,769 shares of EM Common Stock pursuant to public rights, (ii) 35,205 shares of New EM Common Stock pursuant to private rights, (iii) 50,000 shares of New EM Common Stock pursuant to compensation agreements entered into with certain current and former directors of WTMA, (iv) an aggregate of 518,241,112 shares of New EM Common Stock in respect of the EM Member Units outstanding immediately prior to the Effective Time (including EM Member Units issued in exchange for the outstanding equity interests of the Korean Companies, but excluding the outstanding EM Member Units held by US NewCo), (ii) 75,044,359 shares of New EM Common Stock are issued in respect of the EM Convertible Preferred Units outstanding immediately prior to the Effective Time, (iii) 22,500,000 shares of New EM Common Stock are issued in respect of the shares of CMR common stock outstanding immediately prior to the Closing, (iv) 200,000,000 shares of New EM Common Stock are issued in connection with the PIPE Investment and (v) 1,072,579 shares of New EM Common Stock pursuant to WTMA extensions, WTMA anticipates that the WTMA public stockholders will hold 0.2% of the outstanding New EM Common Stock, the Sponsor and WTMA Insiders will hold 0.3% of the outstanding New EM Common Stock, holders of EM Member Units and EM Convertible Preferred Units outstanding immediately prior to the Closing will hold 72.3% of the outstanding New EM Common Stock, holders of CMR common stock outstanding immediately prior to the Closing will hold 2.7% of the outstanding New EM Common Stock, the PIPE Investors will hold 24.4% of the outstanding New EM Common Stock and stockholders who received New EM Common Stock pursuant to WTMA extensions will hold 0.1% of the outstanding New EM Common Stock, following the completion of the Business Combination. These percentages assume that no shares of WTMA Common Stock are redeemed in connection with the Business Combination, assumes that the Sponsor’s Convertible Extension Note is repaid in cash at Closing, and not converted, and does not take into account any options to purchase New EM Common Stock that may be outstanding following the Business Combination or any equity awards that may be issued under the proposed New EM Equity Incentive Plan following the Business Combination.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires the affirmative vote of holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting. Accordingly, a broker non-vote will have no effect on the outcome of any vote on this proposal. An abstention from voting will have the same effect as a vote against the Stock Issuance Proposal.

The Stock Issuance Proposal is cross-conditioned on the approval of the Merger Agreement Proposal and the Organizational Documents Proposal. Therefore, if each of the other Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved at the Special Meeting.

The WTMA Founder Holders have agreed to vote the WTMA Common Stock owned by them in favor of the Stock Issuance Proposal. As of the date hereof, the WTMA Founder Holders own approximately 67.84% of the issued and outstanding shares of WTMA Common Stock and have not purchased any public stock, but may do so at any time, subject to certain requirements discussed under “Special Meeting of WTMA Stockholders — WTMA Initial Stockholders.” As a result, the WTMA Founder Holders own sufficient shares to approve the Stock Issuance Proposal.

Recommendation of the WTMA Board

THE WTMA BOARD UNANIMOUSLY RECOMMENDS THAT THE WTMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers, the Sponsor and its affiliates and certain officers, directors or managers and equity owners of the Target Companies have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Conflicts of Interest — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NEW EM EQUITY INCENTIVE PLAN PROPOSAL

WTMA is asking its stockholders to consider and vote upon a proposal to approve and adopt the New EM Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex  F. We are seeking shareholder approval of the New EM Equity Incentive Plan (1) to comply with applicable stock exchange rules and (2) to enable New EM to grant incentive stock options that meet certain requirements of the United States Internal Revenue Code (the “Code”).

If approved by WTMA stockholders, 123,000,000 shares of New EM Common Stock will be initially reserved for issuance or transfer under the New EM Equity Incentive Plan. The number of shares so reserved will represent approximately 15% of the fully diluted, and as converted, outstanding shares of New EM Common Stock immediately following the consummation of the Merger. As of November 6, 2024, the closing price on Nasdaq per share of common stock of WTMA was $11.01. Based upon an assumed price per share of $11.01, the aggregate market value of the 123,000,000 shares of New EM Common Stock requested under the New EM Equity Incentive Plan was $1,354,230,000. The WTMA Board has approved the New EM Equity Incentive Plan subject to approval by WTMA’s stockholders. If the New EM Equity Incentive Plan is approved by WTMA stockholders, then the New EM Equity Incentive Plan will be effective upon the consummation of the Business Combination. If the New EM Equity Incentive Plan is not approved by our stockholders, no awards will be made under the New EM Equity Incentive Plan.

The New EM Equity Incentive Plan will afford the plan administrator (as described below) the ability to design compensatory awards that are responsive to New EM’s needs and will authorize a variety of award types designed to advance the interests and long-term success of New EM by encouraging stock ownership among its participants. In addition, the ability to grant equity-based awards will help New EM to attract, retain, and motivate employees, consultants, and directors and encourage them to devote their best efforts to New EM’s business and financial success.

The following is a summary of the material features of the New EM Equity Incentive Plan. This summary is qualified in its entirety by the full text of the New EM Equity Incentive Plan, a copy of which is included as Annex F to this proxy statement/prospectus.

Summary of the New EM Equity Incentive Plan

The New EM Equity Incentive Plan has been approved by the Board prior to the Closing, subject to stockholder approval, and if so approved, will become effective upon the date of the Closing (the “New EM Equity Incentive Plan Effective Date”).

The New EM Equity Incentive Plan will allow New EM to make equity and equity-based incentive awards to officers, employees, directors and consultants. The Board anticipates that providing such persons with a direct stake in New EM will help assure a closer alignment of the interests of such individuals with those of New EM and its stockholders, thereby stimulating their efforts on New EM’s behalf and strengthening their desire to remain with New EM.

Reasonable New EM Equity Incentive Plan Limits.    123,000,000 shares of New EM Common Stock will be initially reserved for issuance or transfer pursuant to awards under the New EM Equity Incentive Plan (the “Initial Limit”). The Initial Limit is subject to adjustment in the event of a reorganization, recapitalization, stock split, stock dividend, reverse stock split, other similar change in the corporate structure of New EM, or other corporate transaction or event having an effect similar to any of the foregoing, as further described in the New EM Equity Incentive Plan (each, an “Adjustment Event”). The maximum aggregate number of shares of New EM Common Stock that may be issued upon exercise of incentive stock options under the New EM Equity Incentive Plan shall not exceed the Initial Limit, as adjusted for Adjustment Events in accordance with the terms of the New EM Equity Incentive Plan.

Share Recycling Provisions.    The New EM Equity Incentive Plan contains share recycling provisions. Shares underlying any awards under the New EM Equity Incentive Plan that expire, are forfeited, become un-exercisable (as applicable) without being exercised in full, are repurchased by New EM for failure to vest, or are held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding will be added back to the shares available for issuance under the New EM Equity Incentive Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options. With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the New EM Equity Incentive Plan, and all remaining shares under stock appreciation rights will remain available for future grant or sale. To the extent an award under the New EM Equity Incentive Plan is paid in cash rather than in shares, such cash payment will not result in reducing the number of shares available for issuance under the New EM Equity Incentive Plan.

Non-Employee Director Compensation Limit.    The New EM Equity Incentive Plan contains a limitation whereby the value of all awards under the New EM Equity Incentive Plan plus all other compensation (cash and non-cash) paid or granted by New EM to any non-employee director may not exceed $750,000 in any other calendar year (measured at the date of grant, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes), provided, however, that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by New EM or compensation received by the director in his or her capacity as an executive officer or employee of New EM.

Administration.    The New EM Equity Incentive Plan will generally be administered by the compensation committee of New EM’s board of directors, New EM’s board of directors or such other committee constituted pursuant to the terms of the New EM Equity Incentive Plan. The plan administrator, which initially will be the compensation committee of New EM’s board of directors, will have full power to (among other things) select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the New EM Equity Incentive Plan. The plan administrator may provide for vesting acceleration or waiver of forfeiture restrictions with respect to awards under the New EM Equity Incentive Plan.

Eligibility.    Persons eligible to participate in the New EM Equity Incentive Plan will be employees and consultants (who are permissible grantees under Form S-8) of New EM and its subsidiaries, and non-employee members of the board of directors of New EM, as selected from time to time by the plan administrator in its discretion. Based on current expectations as of [          ], 2024, there will be approximately [          ] total employees of New EM and its subsidiaries, [          ] consultants of New EM and its subsidiaries, and [          ] non-employee directors of New EM following the Merger. The basis for participation in the New EM Equity Incentive Plan by eligible persons is the selection of such persons for participation by the plan administrator in its discretion.

Types of Awards Under the New EM Equity Incentive Plan.    Pursuant to the New EM Equity Incentive Plan, New EW may grant stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”)), stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares, cash-based awards, and certain other awards based on or related to shares of New EM Common Stock.

Generally, each grant of an award under the New EM Equity Incentive Plan will be evidenced by an award agreement which will contain such terms and provisions as the plan administrator may determine, consistent with the New EM Equity Incentive Plan. A brief description of the types of awards which may be granted under the New EM Equity Incentive Plan is set forth below.

Stock Options.    The New EM Equity Incentive Plan permits the granting of both options to purchase New EM Common Stock intended to qualify as Incentive Stock Options and options that are not intended to so qualify. Options granted under the New EM Equity Incentive Plan will be non-qualified options if they fail to qualify as Incentive Stock Options or exceed the annual limit on Incentive Stock Options. Incentive Stock Options may only be granted to employees of New EM and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the New EM Equity Incentive Plan. Except with respect to certain awards issued in substitution for or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with New EM or any of its subsidiaries, Incentive Stock Options and non-qualified options must have an exercise price not less than 100% of the fair market value (as defined in the New EM Equity Incentive Plan) of the New EM Common Stock on the date of grant or, in the case of an incentive stock option granted to a holder of more than 10% of the total voting power of New EM or one of its subsidiaries, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the option exercise price must be paid in full in a form of consideration approved by the plan administrator, which may include (1) cash, (2) check, (3) promissory note (to the extent permitted by applicable laws), (4) other shares of New EM Common Stock (subject to certain limitations described in the New EM Equity Incentive Plan), (5) to the extent permitted by applicable law, consideration received by New EM under a broker assisted (or other) cashless exercise program implemented by New EM, (6) net exercise, (7) such other consideration and method of payment permitted by law, or (8) a combination of the foregoing.

Stock Appreciation Rights.    The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of New EM Common Stock, or cash, equal to the value of the appreciation in New EM’s stock price over the exercise price. Except with respect to certain awards issued in substitution for or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with New EM or any of its subsidiaries, the exercise price of a stock appreciation right may not be less than 100% of the fair market value of New EM Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

Restricted Shares and Restricted Stock Units.    Restricted stock constitutes an immediate transfer of the ownership of shares of New EM Common Stock to the participant, subject to restrictions prescribed with respect to the award. During the period in which restricted stock is subject to restrictions, the holder thereof may exercise full voting rights with respect to the restricted stock, unless the plan administrator determines otherwise.

Restricted stock units awarded under the New EM Equity Incentive Plan constitute an agreement by New EM to deliver shares of New EM Common Stock, cash, or a combination of the two, subject to the fulfillment of such conditions (which may include the achievement of company-wide objectives) during the restriction period as the plan administrator may specify.

The plan administrator may award restricted shares of New EM Common Stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with New EM through a specified vesting period.

During the restriction period for a restricted stock award, the holder thereof will be entitled to receive all dividends and other distributions paid with respect to such restricted stock, unless the plan administrator provides otherwise. If any such dividends or distributions are paid in shares of New EM Common Stock, such shares will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid. The plan administrator may, with respect to grants of restricted stock units, grant dividend equivalent rights to participants that entitle the recipient to receive credits for cash dividends that would be paid if the recipient had held a specified number of shares of New EM Common Stock, which dividend equivalent units may be credited as either cash or additional restricted stock units and will be subject to the same terms and conditions (and settled in the same manner) as the restricted stock units to which they relate.

Performance Units and Performance Shares.    The plan administrator may grant performance units and performance shares on terms and conditions as it may determine in accordance with the New EM Equity Incentive Plan. A performance unit will have an initial value determined by the plan administrator at grant, and a performance share will have an initial value equal to the fair market value of a share of New EM Common Stock on the date of grant. Such awards will be subject to performance objectives or other vesting provisions determined by the plan administrator. As further described in the New EM Equity Incentive Plan, performance measures for New EM Equity Incentive Plan awards may be based upon one or more of the following, as determined by the plan administrator, or such criteria as the plan administrator may determine: (1) revenue; (2) sales; (3) expenses; (4) operating income; (5) gross margin; (6) operating margin; (7) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; (8) pre-tax profit; (9) net operating income; (10) net income; (11) economic value added; (12) free cash flow; (13) operating cash flow; (14) balance of cash, cash equivalents and marketable securities; (15) stock price; (16) earnings per share; (17) return on shareholder equity; (18) return on capital; (19) return on assets; (20) return on investment; (21) total shareholder return;

(22) employee satisfaction; (23) employee retention; (24) market share; (25) customer satisfaction; (26) product development; (27) research and development expenses; (28) completion of an identified special project; and (29) completion of a joint venture or other corporate transaction. If the plan administrator determines that a change in the business, operations, corporate structure or capital structure of New EM, or the manner in which it conducts its business, or other events or circumstances render the performance measures unsuitable, the plan administrator may in its discretion modify such performance measures or the goals or actual levels of achievement regarding the performance measures, in whole or in part, as the plan administrator deems appropriate and equitable. The plan administrator may provide that the holder of a performance share award will be entitled to dividend equivalent rights with respect to the payment of cash dividends on New EM Common Stock. Such dividend equivalent rights may be credited either in cash or in the form of additional whole performance shares and may be paid on the same basis as settlement of the related performance shares. Performance units will not be credited with dividend equivalent rights.

Cash-Based Awards and Other Stock-Based Awards.    The plan administrator may grant cash-based awards under the New EM Equity Incentive Plan to participants subject to such terms and conditions, including the achievement of performance criteria, as the plan administrator may determine. The plan administrator may also grant other stock-based awards, including shares of New EM Common Stock that are free from any restrictions under the New EM Equity Incentive Plan, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the plan administrator. Such cash-based awards and other stock-based awards may be paid in the form of cash, shares of New EM Common Stock or other securities or any combination thereof. The plan administrator may provide that the holder of an other stock-based award will be entitled to dividend equivalent rights with respect to the payment of cash dividends on New EM Common Stock. Such dividend equivalent rights, if any, will be subject to the same terms and conditions (and settled in the same manner) as the awards to which they relate. Cash-based awards will not be credited with dividend equivalent units.

Adjustments; Corporate Transaction.    The New EM Equity Incentive Plan requires the plan administrator to make appropriate adjustments, to the extent equitably required to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the New EM Equity Incentive Plan, to the number and class of shares of common stock that are subject to the New EM Equity Incentive Plan or subject to awards granted thereunder, to certain limits in the New EM Equity Incentive Plan, and to any outstanding awards to reflect Adjustment Events.

Except as set forth in an award agreement issued under the New EM Equity Incentive Plan, in the event of a merger of New EM with or into another corporation or entity or a change in control (as defined in the New EM Equity Incentive Plan), each outstanding stock award (vested or unvested) will be treated as the plan administrator determines (subject to the terms of the New EM Equity Incentive Plan), which may include (a) awards being assumed or substituted with substantially equivalent awards by the successor company, (b) terminating awards upon or immediately prior to the consummation of such merger or change in control, (c) vesting outstanding awards in whole or in part prior to or upon consummation of such merger or change in control, and, to the extent the plan administrator determines, terminating such awards upon or immediately prior to the effectiveness of such merger or change in control, (d) terminating awards in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such awards or realization of the participant’s rights as of the date of the occurrence of the transaction, (e) replacing awards with other rights or property selected by the plan administrator in its sole discretion, or (f) any combination of the foregoing.

In the event of a change in control where the successor corporation does not assume or substitute for an award (or portion thereof) with a substantially equivalent award as described in the New EM Equity Incentive Plan, a participant who is not a non-employee director will fully vest in his or her outstanding awards (with performance-based awards vesting at the target level), unless specifically provided otherwise under the applicable award agreement or other applicable agreement.

In the event of a change in control, with respect to awards granted to a non-employee director, the non-employee director will fully vest in such awards (with performance-based awards vesting at the target level), unless specifically provided otherwise under the applicable award agreement or other applicable agreement.

Change in Control. The New EM Equity Incentive Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the plan administrator in an award agreement or as otherwise provided in another plan or agreement applicable to the participant, a change in control will be deemed to have occurred if, after the consummation of the Merger and subject to certain limitations and as further described in the New EM Equity Incentive Plan:

1.      any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of New EM that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of New EM;

2.      individuals who, as of the effective date of the New EM Equity Incentive Plan, constitute the Board cease for any reason to constitute at least a majority of the Board;

3.      any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from New EM that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of New EM immediately prior to such acquisition or acquisitions;

4.      there occurs a consummation of a reorganization, merger or consolidation; and

5.      there occurs an approval by New EM’s stockholders of a complete liquidation or dissolution of New EM.

The transactions contemplated by the Merger Agreement will not be a change in control for purposes of the New EM Equity Incentive Plan.

Withholding.    Participants in the New EM Equity Incentive Plan are responsible for the payment of any federal, state or local taxes that New EM or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to applicable laws and the terms of the New EM Equity Incentive Plan, the plan administrator may permit a participant to satisfy tax withholding obligations by such methods as the plan administrator determines, including (subject to limitations set forth in the New EM Equity Incentive Plan) (1) paying cash, (2) electing to have cash or shares withheld, (3) delivering to New EM already-owned shares of New EM Common Stock, or (4) selling a sufficient number of shares otherwise deliverable to the participant through such means as the plan administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.

Transferability of Awards.    Unless otherwise determined by the Administrator, the New EM Equity Incentive Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution.

Amendment and Termination of the New EM Equity Incentive Plan.    The plan administrator may amend or discontinue the New EM Equity Incentive Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent, except in the case of certain equitable adjustments made pursuant to the New EM Equity Incentive Plan. Certain amendments to the New EM Equity Incentive Plan will require the approval of New EM’s stockholders.

No awards may be granted under the New EM Equity Incentive Plan after the date that is ten years from the date it is adopted by the Board. No awards under the New EM Equity Incentive Plan have been made prior to the date of this proxy statement/prospectus.

Allowances for Conversion Awards and Assumed Plans.    New EM Common Stock (1) subject to awards granted under the New EM Equity Incentive Plan in substitution for or conversion of, or in connection with an assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with New EM or any of its subsidiaries or (2) available for issuance under a previously-approved plan sponsored by a company that is acquired by, or merges with, New EM or any of its subsidiaries, and which then become available for issuance of awards under the New EM Equity Incentive Plan, will not count against (or be added to) the aggregate share limit or other New EM Equity Incentive Plan limits described above, except as otherwise provided in the New EM Equity Incentive Plan.

Prohibition on Repricing.    Generally, except in connection with an Adjustment Event or a change in control, without stockholder approval, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights, or cancel outstanding “underwater” options or stock appreciation rights (including following a participant’s voluntary surrender of “underwater” options or stock appreciation rights) in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, as applicable, without approval of New EM’s stockholders. The New EM Equity Incentive Plan provides that this restriction may not be amended without approval of New EM’s stockholders.

Detrimental Activity and Recapture.    All stock awards granted under the New EM Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that New EM is required to adopt pursuant to the listing standards of any national securities exchange or association on which New EM securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law (to the extent such policy is applicable thereto). In addition, the New EM board may impose such other clawback, recovery or recoupment provisions in a stock award agreement as the New EM board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with New EM.

Form S-8

As soon as practicable following the consummation of the Business Combination and after approval of the New EM Equity Incentive Plan by New EM’s stockholders, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the New EM Common Stock issuable under the New EM Equity Incentive Plan.

Certain United States Federal Income Tax Aspects

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the New EM Equity Incentive Plan. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for New EM Equity Incentive Plan participants, is not intended to be complete and it does not describe all federal tax consequences under the New EM Equity Incentive Plan, nor does it describe foreign, state or local tax consequences. This summary is general in nature and does not discuss all of the various rules and regulations that may apply to each award and New EM is not in a position to guarantee any particular tax result.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of New EM Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of New EM Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of New EM Common Stock at exercise (or, if less, the amount realized on a sale of such shares of New EM Common Stock) over the option price thereof. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of New EM Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-qualified Stock Options.    No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of New EM Common Stock on the date of exercise, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of New EM Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of New EM Common Stock.

Restricted Stock.    The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the “Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Stock Appreciation Rights.    No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of New EM Common Stock received on the exercise.

Restricted Stock Units.    No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of New EM Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Units and Performance Shares; Cash-Based Awards.    No income generally will be recognized upon the grant of performance units/shares or cash-based awards. Upon payment in respect of performance units/shares or cash-based awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of New EM Common Stock received.

Tax Consequences to the Company or its Subsidiaries.    Either New EM or its subsidiaries, generally, will be entitled to a tax deduction in connection with awards under the New EM Equity Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Section 280G.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either New EM or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Plan Benefits

No awards have been granted under the New EM Equity Incentive Plan. In accordance with the Merger Agreement, it is anticipated that New EM will grant stock option awards to certain services providers following the Merger, including certain of our executive officers, based on New EM achieving specified goals related to New EM’s revenue and EBITDA, in each of fiscal years 2025, 2026, 2027, and 2028, with such awards covering up to a maximum of 2.05 million shares of New EM Common Stock for each such fiscal year, or up to an aggregate of 8.2 million shares, as set forth in more detail in the section of this proxy statement/prospectus entitled “Merger Agreement Proposal — The Merger Agreement — Consideration and Conversion of Certain EM Securities — Equity-Based Incentive Plan.” At this time, it has not been determined to whom and in what proportions these grants will be made, so we are not yet able to complete a “New Plan Benefits” table. This disclosure is expected to be updated with those details once they are determined. Other than with respect to such awards, the awards that are to be granted under the New EM Equity Incentive Plan are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted are subject to the discretion of the plan administrator.

Vote Required for Approval

The approval of the New EM Equity Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting. Accordingly, a broker non-vote will have no effect on the outcome of any vote on this proposal. An abstention form voting will have the same effect as a vote against the New EM Equity Incentive Plan Proposal.

The New EM Equity Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the New EM Equity Incentive Plan Proposal will have no effect, even if approved at the Special Meeting.

The WTMA Founder Holders have agreed to vote the WTMA Common Stock owned by them in favor of the New EM Equity Incentive Plan Proposal. As of the date hereof, the WTMA Founder Holders own approximately 67.84% of the issued and outstanding shares of WTMA Common Stock and have not purchased any public stock, but may do so at any time, subject to certain requirements discussed under “Special Meeting of WTMA Stockholders — WTMA Initial Stockholders.” As a result, the WTMA Founder Holders own sufficient shares to approve the New EM Equity Incentive Plan Proposal.

Recommendation of the WTMA Board

THE WTMA BOARD UNANIMOUSLY RECOMMENDS THAT THE WTMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NEW EM KEY EQ PROPOSAL.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers, the Sponsor and its affiliates, and certain officers, directors or managers and equity owners of the Target Companies have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Conflicts of Interest — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, allows the WTMA Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or, based on the tabulated votes, there are insufficient votes at the time of the Special Meeting for the approval of one or more of the Condition Precedent Proposals or to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to WTMA stockholders or one or more of the closing conditions under the Merger Agreement is not satisfied or waived.

If the Adjournment Proposal is approved and an adjournment of the Special Meeting to a later date or dates is necessary for one of the purposes set forth in clause (i) in the preceding paragraph, the Sponsor, the other WTMA Insiders and their respective affiliates may make purchases of WTMA Common Stock or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the Special Meeting. See the section entitled “Merger Agreement Proposal — Interests of WTMA’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the WTMA Board may not be able to adjourn the Special Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of WTMA Common Stock represented at the Special Meeting by virtual attendance or by proxy and entitled to vote at the Special Meeting. Accordingly, a broker non-vote will have no effect on the outcome of any vote on this proposal. An abstention from voting will have the same effect as a vote against the Adjournment Proposal.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

The WTMA Founder Holders have agreed to vote the WTMA Common Stock owned by them in favor of the Adjournment Proposal. As of the date hereof, the WTMA Founder Holders own approximately 67.84% of the issued and outstanding shares of WTMA Common Stock and have not purchased any public stock, but may do so at any time, subject to certain requirements discussed under “Special Meeting of WTMA Stockholders — WTMA Initial Stockholders.” As a result, the WTMA Founder Holders own sufficient shares to approve the Adjournment Proposal.

Recommendation of the WTMA Board

THE WTMA BOARD UNANIMOUSLY RECOMMENDS THAT THE WTMA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of WTMA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WTMA and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, WTMA’s officers, the Sponsor and its affiliates, and certain officers, directors or managers and equity owners of the Target Companies have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Merger Agreement Proposal — Conflicts of Interest — Interests of WTMA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR STOCKHOLDERS EXERCISING REDEMPTION RIGHTS

The following is a discussion of certain material U.S. federal income tax considerations for holders of WTMA Common Stock that exercise their Redemption Rights described above under “Special Meeting of WTMA Stockholders — Redemption Rights.” This discussion applies only to shares of WTMA Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income, the alternative minimum tax or the special accounting rules in Section 451(b) of the Code. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding WTMA Common Stock as part of a hedge, straddle, short-sale, wash sale, synthetic security or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•        banks, insurance companies, underwriters and other financial institutions;

•        brokers, dealers or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies,” “specified foreign corporations” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        subchapter S corporations and investors in such entities;

•        persons that directly, indirectly, or constructively own 5 percent or more (by vote or value) of the outstanding shares of WTMA Common Stock;

•        tax-exempt organizations or governmental organizations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to WTMA Common Stock being taken into account in an applicable financial statement;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        regulated investment companies or real estate investment trusts;

•        tax-qualified retirement plans, individual retirement accounts or other tax-deferred accounts, or pension plans;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•        holders of the WTMA Rights; and

•        the Sponsor and other holders of Founder Shares.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion only, a “U.S. holder” is a beneficial owner of shares of WTMA Common Stock who or that, for U.S. federal income tax purposes, is or is treated as:

•        an individual who is a citizen or resident of the United States,

•        a corporation organized in or under the laws of the United States, any state thereof or the District of Columbia,

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion only, a “non-U.S. holder” is any beneficial owner of WTMA Common Stock who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

The following does not purport to be a complete analysis of all potential tax effects associated with redemptions of WTMA Common Stock for holders of WTMA Common Stock that exercise their Redemption Rights described above under “Special Meeting of WTMA Stockholders — Redemption Rights.” The effects of other U.S. federal tax laws, such as estate and gift tax laws, excise taxes, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case, in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this discussion applies and could affect the accuracy of the statements herein. WTMA has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

Redemption of WTMA Common Stock.    In the event that a U.S. holder elects to cause WTMA to redeem its WTMA Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting of WTMA Stockholders — Redemption Rights,” the redemption will generally be a taxable transaction for U.S. federal income tax purposes. The treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of WTMA Common Stock under Section 302(a) of the Code. If the redemption qualifies as a sale or exchange of WTMA Common Stock, the U.S. holder will be treated as described under “U.S. Holders — Gain or Loss on Redemption Treated as a Sale or Exchange of WTMA Common Stock” below. If the redemption does not qualify as a sale or exchange of WTMA Common Stock, the U.S. holder will be treated as receiving a distribution under Section 301 of the Code from WTMA with the tax consequences described below under “U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale or exchange treatment will depend largely on whether the U.S. holder owns any of WTMA’s stock following the redemption (including any stock constructively owned by the U.S. holder as a result of owning options or similar rights (including the WTMA Rights) or by attribution from certain related individuals and entities), and if so, the total number of shares of WTMA’s stock held by the U.S. holder both before and after the redemption (including any stock constructively owned by the U.S. holder as a result of owning options or similar rights (including the WTMA Rights) or by attribution from certain related individuals and entities) relative to all of WTMA’s shares outstanding both before and after the redemption. In addition, any WTMA stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the number of shares held by the U.S. holder after the redemption. The redemption of WTMA Common Stock generally will be treated as a sale or exchange of WTMA Common Stock (rather than as a cash distribution under Section 301 of the Code) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in WTMA or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of WTMA stock that are constructively owned by it. A U.S. holder may constructively own, in addition to WTMA stock actually owned by the U.S. holder, WTMA stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any WTMA stock that the U.S. holder has a right to acquire by exercise of an option or similar rights, which would generally include WTMA Common Stock that could be acquired pursuant to the WTMA Rights.

In order to meet the substantially disproportionate test, the percentage of WTMA’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of WTMA Common Stock must, among other requirements, be less than 80% of the percentage of WTMA’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of WTMA Common Stock and the shares of WTMA Common Stock to be issued pursuant to the Business Combination). Because the measurement of a U.S. holder’s percentage interest takes into account stock owned by certain other persons under the constructive ownership rules described above, it is possible for a U.S. holder’s percentage interest to increase after taking such constructive ownership rules into account, notwithstanding the redemption of such U.S. holder’s WTMA Common Stock.

There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock of WTMA (including any stock constructively owned by the U.S. holder as a result of owning options or similar rights (including the WTMA Rights)). However, because the Redemption Rights do not apply to the WTMA Rights, a U.S. holder that holds WTMA Rights at the time of the redemption generally will not qualify for the complete termination of interest test described above.

The redemption of WTMA Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in WTMA. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in WTMA will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption, including the application of the constructive ownership rules described above.

If none of the foregoing tests satisfied, then the redemption will be treated as a distribution under Section 301 of the Code by WTMA, and the tax effects will be as described under “U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed WTMA Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale or Exchange of WTMA Common Stock.    If the redemption qualifies as a sale or exchange of WTMA Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its disposed of WTMA Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received, and a U.S. holder’s adjusted tax basis in its WTMA Common Stock generally will equal the U.S. holder’s acquisition cost for such WTMA Common Stock. Stockholders who purchased WTMA Units are required to allocate the cost between the shares of WTMA Common Stock and WTMA Rights comprising the WTMA Units based on their relative fair market values at the time of the purchase. Gain or loss will be determined separately for each block of stock (generally, stock acquired at the same cost in a single transaction) redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the WTMA Common Stock so redeemed exceeds one year. It is unclear, however, whether the Redemption Rights with respect to WTMA Common Stock may suspend the running of the applicable holding period for this purpose. If the running of the holding period for WTMA Common Stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. U.S. holders should consult with their own tax advisors as to the potential for a suspension of the holding period in their WTMA Common Stock. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale or exchange of WTMA Common Stock, a U.S. holder will generally be treated as receiving a distribution under Section 301 of the Code. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent supported by our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in WTMA Common Stock. Any remaining excess will be treated as gain realized on the sale or exchange of the WTMA Common Stock as described under “U.S. Holders — Gain or Loss on Redemption Treated as a Sale or Exchange of WTMA Common Stock” above.

Dividends (including a redemption of WTMA Common Stock treated as a dividend) WTMA pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. A corporate U.S. holder may also be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. With certain exceptions, and provided that certain holding period requirements are met, dividends (including a redemption of WTMA Common Stock treated as a dividend) received by a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the Redemption Rights with respect to WTMA Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporate U.S. holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Information Reporting and Backup Withholding.    Because the determination as to whether a U.S. holder’s redemption of WTMA Common Stock is treated as a distribution will depend on a U.S. holder’s particular circumstances, and because whether such a distribution constitutes a dividend depends on WTMA’s then-current and accumulated earnings and profits, the applicable withholding agent may not be able to determine whether (or to what extent) a U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. An applicable withholding agent may report, on an applicable IRS Form 1099, some or all of the cash received by a U.S. holder pursuant to the redemption as dividend income unless the applicable withholding agent has established special procedures allowing U.S. holders to certify that they are not treated as receiving a dividend under the Section 302 tests described above. However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. A withholding agent’s treatment of amounts received pursuant to the redemption as a dividend for U.S. federal income tax purposes is not dispositive, and is not binding on the IRS or such U.S. holder.

In general, information reporting requirements will apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of WTMA Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding, currently at a rate of 24%, may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). If a U.S. holder does not provide us with the correct taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Redemption of WTMA Common Stock.    In the event that a non-U.S. holder elects to cause WTMA to redeem its WTMA Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting of WTMA Stockholders — Redemption Rights,” the characterization for U.S. federal income tax purposes of the redemption generally will correspond to the U.S. federal income tax characterization of such a redemption as described under “U.S. Holders — Redemption of WTMA Common Stock” above, and the consequences of the redemption to the non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Redemption Treated as a Sale or Exchange of WTMA Common Stock” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale or Exchange of WTMA Common Stock.    A non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale or exchange of WTMA Common Stock unless:

•        the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•        we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held WTMA Common Stock, and, in the case where shares of WTMA Common Stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of WTMA Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for the shares of WTMA Common Stock. There can be no assurance that WTMA Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of WTMA Common Stock will be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax at 15% could apply. WTMA believes that it is not, and has not been at any time since its formation, a U.S. real property holding corporation, and expect that New EM will not be a United States real property holding corporation immediately after the Merger is completed. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale or exchange of WTMA Common Stock, a non-U.S. holder will generally be treated as receiving a distribution under Section 301 of the Code subject to classification as a dividend, return of tax basis, or gain as described in “U.S. Holders — Taxation of Redemption Treated as a Distribution” above. In general, with respect to any distribution that constitutes a dividend for U.S. federal income tax purposes and is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, WTMA (or New EM following the Merger) will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation). Because it may not be certain at the time a non-U.S. holder is redeemed whether such non-U.S. holder’s redemption will be treated as a sale or exchange, or a distribution under Section 301 of the Code, and because such determination will depend in part on a non-U.S. holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at the 30% rate (subject to reduction by an applicable income tax treaty) on the gross amount of any consideration paid to a non-U.S. holder in redemption of such non-U.S. holder’s WTMA Common Stock, unless (i) the applicable withholding agent has established special procedures allowing non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a non-U.S. holder, such non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements. If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.    Any redemption of the WTMA Common Stock treated as a dividend generally will not be subject to backup withholding, currently at a rate of 24%, with respect to a non-U.S. holder; provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions (including if the redemption of the WTMA Common Stock is treated as a distribution under Section 301 of the Code) on WTMA Common Stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of WTMA Common Stock by a non-U.S. holder within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of WTMA Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability; provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on certain “withholdable payments” in respect of securities which are held by or through certain foreign financial institutions ( including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., a U.S. source dividend) and also include the entire gross proceeds from the sale or other disposition of stock of U.S. corporations, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). The IRS issued proposed Treasury Regulations that would eliminate the application of this regime with respect to payments of gross proceeds from dispositions of stock (but not dividends). Pursuant to these proposed Treasury Regulations, the corporation and any other withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final regulations are issued or until such proposed regulations are rescinded. Accordingly, the entity through which shares of WTMA Common Stock are held will affect the determination of whether such withholding is required. Similarly, “withholdable payments” (e.g., dividends) in respect of, WTMA Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in WTMA Common Stock.

HOLDERS OF WTMA COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER FOR KOREAN EQUITYHOLDERS

The following is a discussion of certain material U.S. federal income tax considerations of the Merger for the Korean Equityholders who surrender their EM Member Units in exchange for the shares of New EM Common Stock pursuant the Merger, including certain other transactions related thereto. This discussion applies only to the Korean Equityholders who hold theirEM Member Units as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income, the alternative minimum tax or the special accounting rules in Section 451(b) of the Code. The following discussion also does not address the tax consequences applicable to holders of options or warrants, if any, to acquire equity interests in EM. In addition, it does not address consequences relevant to the Korean Equityholders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding the EM Member Units as part of a hedge, straddle, short-sale, wash sale, synthetic security or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•        banks, insurance companies, underwriters and other financial institutions;

•        brokers, dealers or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies,” “specified foreign corporations” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        subchapter S corporations and investors in such entities;

•        tax-exempt organizations or governmental organizations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to the EM Member Units being taken into account in an applicable financial statement;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        regulated investment companies or real estate investment trusts;

•        tax-qualified retirement plans, individual retirement accounts or other tax-deferred accounts, or pension plans;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•        stockholders who acquired their EM Member Units pursuant to or in connection with options or other compensation arrangements; and

•        Korean Equityholders that, following the Merger, hold directly or pursuant to attribution rules, more than 5% of the New EM Common Stock (by vote or value) at any time during the five-year period ending on the date of the disposition of such stock.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. Korean Company Holder” is a beneficial owner of shares of any of the Korean Companies exchanged for the EM Member Units pursuant to the fifth step of the Precedent Transactions (as described above in the section entitled “Merger Agreement Proposal — Merger Agreement — Structure of the Merger”) and who surrenders such EM Member Units in exchange for the shares of New EM Common Stock pursuant to the Merger, and certain other transactions related thereto, who or that, for U.S. federal income tax purposes, is or is treated as:

•        an individual who is a citizen or resident of the United States,

•        a corporation organized in or under the laws of the United States, any state thereof or the District of Columbia,

•        an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has made an election to be treated as a United States person for U.S. federal income tax purposes.

The following does not purport to be a complete analysis of all potential tax effects associated with the exchange by any Korean Equityholder of the EM Member Units for New EM Common Stock in the Merger. The effects of other U.S. federal tax laws, such as estate and gift tax laws and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof.

These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this discussion applies and could affect the accuracy of the statements herein. WTMA has not sought, and New EM will not seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

THE KOREAN EQUITYHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Treatment of the Merger

The U.S. federal income tax consequences of the Merger to the Korean Equityholders will depend on whether the Merger qualifies as a nonrecognition transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code. On the basis of certain facts, representations and assumptions (including factual representations provided by officers of EM and WTMA), we believe the Merger, together with the other steps of the Business Combination, should qualify as a nonrecognition transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code with respect to the Korean Equityholders and certain other equityholders in EM under Section 351 of the Code. The obligation of each of EM and WTMA to complete the Merger, however, is not conditioned upon the receipt of an opinion from counsel or a private letter ruling from the IRS regarding the qualification of the Merger as a nonrecognition transfer to a corporation controlled by transferors Section 351 of the Code.

The U.S. federal income tax consequences described in this discussion are not binding on the IRS or any court and there can be no assurance that the IRS will not challenge the conclusions reflected in this discussion or that a court would not sustain such a challenge. Neither WTMA nor EM will request a ruling from the IRS with respect to the tax treatment of the Merger. As a result, no assurance can be given that the IRS will not challenge the treatment of the Merger or that a court would not sustain such a challenge. If the IRS were to successfully challenge the status of the Merger as a nonrecognition transfer to a corporation controlled by transferors within the meaning of

Section 351 of the Code, the tax consequences would differ from those set forth in this proxy statement/prospectus and the Korean Equityholders could be subject to U.S. federal income tax upon the receipt of New EM Common Stock in the Merger.

The surrender by a Korean Equityholder of the EM Member Units in exchange for the shares of New EM Common Stock pursuant to the Merger, when taken together with the other steps of the Business Combination, should qualify as a nonrecognition transaction pursuant to Section 351(a) of the Code. Accordingly, a Korean Equityholder that exchanges its Company Equity Interests for shares of New EM Common Stock pursuant to the Merger, taken together with certain other transactions of the Business Combination related to the Merger, should not recognize any gain or loss on such exchange, subject to the discussion below in the section entitled “— Non-U.S. Korean Company Holders.” However, the provisions of Section 351(a) of the Code are complex and qualification as a nonrecognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond control of either WTMA (or New EM) or EM.

Provided that the Merger qualifies as an exchange pursuant to Section 351(a), the aggregate adjusted tax basis of the shares of New EM Common Stock received by a Korean Equityholder in the Merger should be equal to the aggregate adjusted tax basis of the EM Member Units surrendered by such Korean Equityholder in the Merger. In addition, the holding period of such New EM Common Stock should include the period during which the EM Member Units, surrendered in the Merger, were held by such Korean Equityholder (which could include the period during which such Korean Equityholder held its shares of the Korean Companies).

U.S. Korean Company Holders

If the Merger does not qualify as a nonrecognition transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code, a U.S. Korean Company Holder generally would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value, at the time of the Merger, of the New EM Common Stock received in the Merger and such U.S. Korean Company Holder’s tax basis in the shares of the applicable Korean Company (potentially adjusted for any applicable EM items during such holder’s holding period in EM). Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. Korean Company Holder’s holding period in the applicable Korean company (which would include the holding period of any EM Member Units received pursuant to the fifth step of the Precedent Transactions described above in the section entitled “Merger Agreement Proposal — Merger Agreement — Structure of the Merger”) is more than one year at the effective time of the Merger (except potentially with respect to certain unrealized receivables and inventory items within the meaning of Section 751 of the Code held by EM at the time of the Merger which could result in such gain or loss, in whole or in part, being subject to ordinary income tax rates). Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Korean Company Holder’s tax basis in New EM Common Stock received in the Merger would be equal to the fair market value of such common stock as of the effective time of the Merger, and such U.S. Korean Company Holder’s holding period in such common stock would begin on the day following the Merger.

Taxation of Distributions on New EM Common Stock

After the Merger, New EM may make dividend distributions with respect to its stock. Subject to the discussion of backup withholding below, a U.S. Korean Company Holder generally will be required to include in gross income as a dividend the amount of any distribution paid on the New EM Common Stock. A distribution on such stock generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New EM’s current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). A portion of any such dividend paid to corporate U.S. Korean Company Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Korean Company Holder, provided certain requirements are met (including the minimum holding period requirement), generally will constitute “qualified dividend income” within the meaning of Section 1(h)(11) of the Code, and such dividend will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Distributions in excess of New EM’s current and accumulated earnings and profits generally will be applied against and reduce the U.S. Korean Company Holder’s basis in its shares of New EM Common Stock (but not below zero) and any excess, will be treated as gain from the sale or exchange of such shares as described below under “— U.S. Korean Company Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New EM Common Stock.”

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New EM Common Stock

After the Merger, U.S. Korean Company Holders of New EM Common Stock may sell or dispose of such stock. Subject to the discussion of backup withholding below, upon a sale or other taxable disposition of New EM Common Stock, a U.S. Korean Company Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Korean Company Holder’s adjusted tax basis in the shares of New EM Common Stock.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Korean Company Holder’s holding period in the New EM Common Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. Korean Company Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. Korean Company Holder on a sale or other taxable disposition of New EM Common Stock is subject to certain limitations.

Generally, the amount of gain or loss recognized by a U.S. Korean Company Holder on a sale or other taxable disposition of the New EM Common Stock is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale or disposition and (ii) the U.S. Korean Company Holder’s adjusted tax basis in the applicable shares of New EM Common Stock so sold or disposed. A U.S. Korean Company Holder’s adjusted tax basis in the shares of New EM Common Stock generally will equal the U.S. Korean Company Holder’s acquisition cost of such shares, subject to the discussion in “— Treatment of the Merger” above.

Non-U.S. Korean Company Holders

For purposes of this discussion, a Non-U.S. Korean Company Holder means a beneficial owner of shares of any of the Korean Companies exchanged for the EM Member Units pursuant to the fifth step of the Precedent Transactions (as described above in the section entitled “Merger Agreement Proposal — Merger Agreement — Structure of the Merger”) and who surrenders such EM Member Units in exchange for the shares of New EM Common Stock pursuant to the Merger, and certain other transactions related thereto, and who is, for U.S. federal income tax purposes, neither a U.S. Korean Company Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Even if the Merger qualifies as a nonrecognition transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code, a Non-U.S. Korean Company Holder may be subject to U.S. federal income tax on any gain realized on the surrender of its EM Member Units in exchange for shares of the New EM Common Stock pursuant to the Merger to the extent such EM Common Stock is attributable to any “United States real property interests” within the meaning of Section 897(c) of the Code held by EM at the time of the Merger and the built-in gain, if any, of such “United States real property interests” is allocable, in whole or in part, to such Non-U.S. Korean Company Holder. In such case, a Non-U.S. Korean Company Holder’s gain realized on the surrender of its EM Member Units in exchange for shares of the New EM Common Stock pursuant to the Merger will be subject to tax in the United States on net basis at generally applicable U.S. federal income tax rates. In addition, WTMA (or New EM) would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such Non-U.S. Korean Company Holder in the Merger. Although no assurances can be given, it is expected that EM will not hold any “United States real property interests” within the meaning of Section 897(c) of the Code at any time between the effective date of the exchange by the Non-U.S. Korean Company Holders of their shares of the Korean Companies for the EM Member Units and the effective date of the Merger.

In addition, even if the Merger qualifies as a nonrecognition transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code, WTMA (or New EM) will be required to withhold U.S. federal income tax at a rate of 10% of the amount realized by a Non-U.S. Korean Company Holder in the Merger, unless such Non-U.S. Korean Company Holder provides certain certification pursuant to Treasury Regulations Section 1.1446(f)-2.

If the Merger does not qualify as a nonrecognition transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code, Non-U.S. Korean Company Holders will not be subject to U.S. federal income tax on any gain as a result of the Merger unless:

•        the gain is effectively connected with the Non-U.S. Korean Company Holder’s conduct of a trade or business within the United States (including potentially by reason of EM being engaged in a U.S. trade or business and the gain recognized on the surrender of the EM Member Units by the Non-U.S. Korean Company Holders being effectively connected with such U.S. trade or business pursuant to section 864(c)(8) of the Code), or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Korean Company Holder;

•        the Non-U.S. Korean Company Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Merger and certain other requirements are met; or

•        The receipt of the shares of New EM Common Stock is attributable to any “United State real property interests” within the meaning of Section 897(c) of the Code held by EM at the time of the Merger.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A Non-U.S. Korean Company Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. In addition, WTMA (or New EM) may be required to withhold U.S. federal income tax at a rate of 10% of the amount realized by a Non-U.S. Korean Company Holder in the Merger under Section 1446(f) of the Code relating to a sale or exchange of an equity interest in a partnership that is engaged in a U.S. trade or business.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty), which may be offset by U.S. source capital losses, except that such offset may be limited to the extent any such gain is treated as ordinary income under Section 751 of the Code with respect to certain unrealized receivables and inventory items held by EM at the time of the Merger, of the Non-U.S. Korean Company Holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. Korean Company Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, a portion of the gain recognized by a Non-U.S. Korean Company Holder on the surrender of their EM Member Units in exchange for shares of the New EM Common Stock will be subject to tax as described above in the second paragraph of this section “— Non-U.S. Korean Company Holders.”

Taxation of Distributions on New EM Common Stock

After the Merger, New EM may make dividend distributions with respect to its stock. Subject to the discussion of backup withholding and FATCA below, in general, any distributions New EM makes, to the extent paid from New EM’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Korean Company Holder’s conduct of a trade or business within the United States, the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Korean Company Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Korean Company Holder’s adjusted tax basis in the shares of New EM Common Stock (and, subject to the discussion below under “— Information Reporting Requirements and Backup Withholding,” “— Foreign Account Tax Compliance Act,” and the third bullet point above under “— Non-U.S. Korean Company Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New EM Common Stock,” to the extent such distribution does not exceed the adjusted tax basis such amount will generally not be subject to withholding). To the extent the distribution exceeds the non-U.S. Holder’s adjusted tax basis, it will be treated as gain realized from the sale or exchange of New EM Common Stock, which will be treated as described below under “— Non-U.S. Korean Company Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New EM Common Stock.” Dividends paid to a Non-U.S. Korean Company Holder that are effectively connected with such Non-U.S. Korean Company Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such Non-U.S. Korean Company Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Korean Company Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the Non-U.S. Korean Company Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain or Loss on Sale, Taxable Exchange or Other Disposition of New EM Common Stock

After the Merger, Non-U.S. Korean Company Holders of New EM Common Stock may sell or dispose of their shares of New EM Common Stock. Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Korean Company Holder on the taxable disposition of the New EM Common Stock generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Korean Company Holder within the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Korean Company Holder), in which case the Non-U.S. Korean Company Holder will generally be subject to U.S. federal income tax on that gain on a net income basis in the same manner as if the Non-U.S. Korean Company Holder were a U.S. person as defined under the Code (see the discussion above entitled “— U.S. Korean Company Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New EM Common Stock”), and a corporate Non-U.S. Korean Company Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•        the Non-U.S. Korean Company Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the sale or other taxable disposition of the New EM Common Stock occurs and certain other conditions are met, in which case the Non-U.S. Korean Company Holder will be subject to a 30% tax on the amount by which its capital gains allocable to U.S. sources, including gain from the sale or other taxable disposition of the New EM Common Stock, exceeds any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty; or

•        New EM is or has been a “United States real property holding corporation” at any time during the shorter of the five-year period ending on the date of sale or other disposition (whether taxable or not) or the period that the Non-U.S. Korean Company Holder held such securities disposed of, and, in the case where shares of New EM Common Stock are regularly traded on an established securities market, the Non-U.S. Korean Company Holder has owned, directly or constructively, more than 5% of New EM Common Stock at any time within the shorter of the five-year period preceding the sale or other disposition or such Non-U.S. Korean Company Holder’s holding period for the shares of New EM Common Stock.

With respect to the third bullet point above (if applicable to a particular Non-U.S. Korean Company Holder), gain recognized by such Non-U.S. Korean Company Holder on the sale or other taxable disposition of the New EM Common Stock will be subject to tax on net basis at generally applicable U.S. federal income tax rates. In addition, a purchaser of New EM Common Stock from such Non-U.S. Korean Company Holder would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such Non-U.S. Korean Company Holder. There can be no assurance that New EM Common Stock will be treated as regularly traded on an established securities market. WTMA does not believe that it has been (or New EM will be) a “United States real property holding corporation” for U.S. federal income tax purposes, but there can be no assurance in this regard.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with any dividends on, or disposition of, New EM Common Stock. A holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. For example, a U.S. Korean Company Holder may be required to provide IRS Form W-9, a Non-U.S. Korean Company Holder who is an individual may be required to provide a valid IRS Form W-8BEN, a

Non-U.S. Korean Company Holder that is an entity may be required to provide a valid IRS Form W-8BEN-E, and, in the event of income treated as effectively connected to a U.S. trade or business, a Non-U.S. Korean Company Holder (whether an individual or an entity) may be required to provide a valid IRS Form W-8ECI. The amount of any backup withholding, currently at a rate of 24%, from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

As discussed above in the section entitled “Certain Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights — Non-U.S. Holders — FATCA Withholding Taxes,” FATCA generally imposes withholding at a rate of 30% in certain circumstances on certain “withholdable payments” in respect of securities which are held by or through certain foreign financial institutions (including investment funds), unless such financial institutions comply with certain requirements. For a detailed discussion of how FATCA may apply to dividends on or sale proceeds from the disposition of New EM Common Stock, please see the discussion in section entitled “Certain Material U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights — Non-U.S. Holders — FATCA Withholding Taxes.” Korean Equityholders should consult their tax advisors regarding the possible implications of FATCA on their investment in New EM Common Stock.

KOREAN EQUITYHOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information provides additional information regarding the financial aspects of the Merger of EM and WTMA including the related transactions that fall within the scope of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 assumes that the Business Combination and related transactions occurred on June 30, 2024. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2023.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Business Combination

On November 6, 2024, WTMA entered into the Merger Agreement with Merger Sub and EM. If the Merger Agreement is adopted and the Business Combination is approved by WTMA’s stockholders, EM’s members and the equity holders of the other Target Companies (as defined below), and the Business Combination is subsequently completed, at the Effective Time, Merger Sub will merge with and into EM, with EM surviving the Merger as a wholly owned subsidiary of WTMA. In connection with the closing of the Business Combination (the “Closing”), WTMA intends to change its name to Evolution Metals & Technologies Corp. (such post-Closing entity us referred to as “New EM”).

In addition to the Merger, and as a material inducement to the parties to enter into the Merger Agreement, the parties to the Merger Agreement also intend to enter into certain other agreements to consummate the Precedent Transactions, each to be effective on or about the Closing and conditional upon the Closing.

For more information about the Business Combination, please see the section entitled “Merger Proposal Agreement.”

Accounting Treatment of the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Merger between WTMA and EM will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, WTMA will be treated as the “accounting acquiree” and EM will be treated as the “accounting acquirer” for financial statement reporting purposes. EM has been determined to be the accounting acquirer as EM’s existing majority shareholders are expected to have majority voting interest in the combined entity, indicating that EM has not undergone a change in control.

In connection with the Business Combination, Precedent Transactions representing the acquisitions of the Operating Companies will each be accounted for in accordance with ASC 805, using the acquisition method. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). EM will be considered as the accounting acquirer of each Operating Company based on evaluation of the following factors:

•        EM will hold 100% of the voting equity interest in each of the Operating Companies after acquisition.

•        EM will have full and complete control over the Operating Companies. No substantive participating or kick out rights are present.

•        Prior to consummation of the Precedent Transactions, EM did not have a controlling financial interest in any of the Operating Companies.

The factors discussed above support the conclusion that EM will acquire a controlling financial interest in each of the Operating Companies through ownership of the majority of voting rights and will be the accounting acquirer. Therefore, the Precedent Transactions entered in connection with the Business Combination will be accounted for using the acquisition method. Under this method of accounting, EM is treated as the acquirer and each Operating Company is treated as an acquired company for financial statement reporting purposes. Each Precedent Transaction will be effective on or about the Closing of the Business Combination and will be conditional upon the Closing. Upon Closing the assets and liabilities of each Operating Company will be recognized at fair value, and any consideration in excess of the fair value of the net assets acquired (including identifiable intangible assets) will be recognized as goodwill.

The Company has determined CMR to be the predecessor entity to the Business Combination based on a number of considerations, including CMR’s relative valuation, key management personnel (Rob Feldman) and past and projected operating footprint when compared with that of EM and the remaining Operating Companies. Therefore, the results of operations presented prior to the Business Combination will be those of CMR.

The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios, as follows:

1.      No Redemptions: This scenario assumes that no public shareholders of WTMA exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

2.      Maximum Redemptions: This presentation assumes that 1,082,789 shares of WTMA Common Stock subject to redemption are redeemed for an aggregate payment of approximately $12.2 million, which is the maximum permitted amount of redemptions.

	Scenario 1 Pro Forma Combined (Assuming No Redemptions)		Scenario 2 Pro Forma Combined (Assuming Maximum Redemptions)
	Ownership in shares	Ownership %	Ownership in shares	Ownership %
WTMA Public Stockholders(1)	1,855,558	0.3%	772,769	0.1%
WTMA Sponsor, current directors, officers and affiliates, and representatives(2)	2,369,181	0.4%	2,369,181	0.4%
EM Unitholders(3)	593,285,471	88.3%	593,285,471	88.5%
CMR Stockholders	22,500,000	3.4%	22,500,000	3.4%
Shares underlying WTMA PIPE Investment(4)	50,000,000	7.5%	50,000,000	7.5%
New EM Shares issued pursuant to WTMA extensions (Sept. 2023 and June 2024)	1,072,579	0.1%	1,072,579	0.1%
Total	671,082,789	100.0%	670,000,000	100.0%

__________

(1)      Includes the issuance of 772,769 shares of New EM Common Stock pursuant to public rights. Because the underwriting fees associated with WTMA’s IPO remain constant and are not adjusted based on redemptions, the effective underwriting fee of $4.25 million ($1.55 million of underwriting fees paid at the time of WTMA’s IPO and, $2.70 million of deferred underwriting fees which are held in the trust account and payable at the time of Closing) increases on a percentage basis as redemptions by public stockholders increase. In Scenario 1, the effective underwriting fee is 22.9%; in Scenario 2, the effective underwriting fee is 55.0%, in each case taking into account the shares of New EM Common Stock issued pursuant to the public rights.

(2)      Includes the issuance of 35,205 shares of New EM Common Stock pursuant to the private rights and assumes that the Sponsor’s Convertible Extension Note (as defined herein) is repaid in cash at Closing, and not converted. Also includes the issuance of 50,000 shares of New EM Common Stock pursuant to compensation agreements entered into with Andrew Switaj (former director of WTMA), Dominik Oggenfuss (director of WTMA), Matthew Rockett (director of WTMA), and Justin Werner (director of WTMA).

(3)      Includes the issuance of 510,354,112 shares of New EM Common Stock to the EM Equityholder, 75,044,359 shares of New EM Common Stock to the holders of EM Convertible Preferred Units, and the following numbers of shares of New EM Common Stock in respect of the EM Member Units expected to be issued to equity holders of the Korean Companies immediately prior to the Effective Time: 1,440,000 shares of New EM Common Stock to KCM’s stockholders, 4,400,000 shares of New EM Common Stock to KMMI’s stockholders, 1,297,000 shares of New EM Common Stock to NS World’s stockholders, and 750,000 shares of New EM Common Stock to Handa Lab’s stockholders.

(4)      Assumes the issuance of $500.00 million of PIPE Securities to PIPE Investors on the terms described in the PIPE Term Sheet, see “Merger Agreement Proposal — Related Agreements — PIPE Subscription Agreements.” The issuance of $500.00 million of PIPE Securities to PIPE Investors is illustrated in the unaudited pro forma condensed combined financial information to align with the PIPE Term Sheet, as further described in “PIPE Term Sheet”. The actual amount of PIPE Securities issued to PIPE Investors in each scenario could be materially more or less than assumed amounts, which could result in proceeds in excess of, or that would not meet, the Minimum Available Cash Condition. If fewer or more securities than expected are issued to PIPE Investors on the terms described in the PIPE Term Sheet, then the ownership of New EM will differ.

The foregoing scenarios are for illustrative purposes only and if the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2024
(in thousands, except share and per-share amounts)

	WTMA	EM	CMR	Handa Lab	KMMI	NS World	KCM	Minimum Redemption Scenario					Maximum Redemption Scenario
								Transaction Accounting Adjustments		Notes	Pro forma Combined		Additional Transaction Accounting Adjustments	Notes	Pro forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$3	$495	$38	$213	$774	$186	$—		$12,050	A		$318,988	$(12,231)	W		$306,757
									490,000	B
									(7,479)	C
									(2,842)	D
									(2,705)	E
									1,108	F
									19,600	G
									(10,000)	H
									(125,000)	I
									(32,634)	J
									(25,000)	S
									181	T
Restricted cash	—	—	—	—	43	—	—		—			43	—			43
Accounts receivable	—	—	—	—	—	1,165	—		—			1,165	—			1,165
Accounts receivable – related parties	—	—	443	9	—	754	449		(449)	U		1,206	—			1,206
Non-trade accounts receivable	—	708	—	150	—	1,183	1		(608)	F		1,434	—			1,434
Non-trade accounts receivable – related parties	—	—	6,819	108	—	1,323	142		(6,819)	J		1,573	—			1,573
Convertible note receivable	—	625	—	—	—	—	—		10,000	H		10,625	—			10,625
Inventory	—	—	—	121	—	1,173	1,967		—			3,261	—			3,261
Prepaid expenses and other current assets	41	—	—	381	10	122	21		—			575	—			575
Total current assets	44	1,828	7,300	982	827	5,906	2,580		319,403			338,870	(12,231)			326,639
Plant, property and equipment, net	—	—	19,090	281	2,307	1,507	2,886		—			26,071	—			26,071
Operating lease right-of-use assets	—	—	17,911	5	71	2	—		—			17,989	—			17,989
Intangible assets, net	—	—	—	110	—	—	—		[•]	O		[•]	—			[•]
Note receivable – related parties	—	500	—	—	432	—	—		(500)	F		432	—			432
Restricted cash	168	—	—	—	—	—	—		—			168	—			168
Cash and investment held in Trust Account	24,269	—	—	—	—	—	—		(24,269)	A		—	—			—
Held to maturity debt securities	—	—	—	—	—	30	—		—			30	—			30
Goodwill	—	—	—	—	—	—	—		[•]	P		[•]	—			[•]
Other noncurrent assets	—	—	—	8	149	64	18		—			239	—			239
Total assets	$24,481	$2,328	$44,301	$1,386	$3,786	$7,509	$5,484	$	[•]		$	[•]	$(12,231)		$	[•]

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2024 — (Continued)
(in thousands, except share and per-share amounts)

	WTMA	EM	CMR	Handa Lab	KMMI	NS World	KCM	Minimum Redemption Scenario			Maximum Redemption Scenario
								Transaction Accounting Adjustments	Notes	Pro forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro forma Combined
LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$2,800	$—	$1,227	$—	$—	$283	$68	$(2,800)	C	$1,578	$—		$1,578
Accounts payable – related parties	—	—	—	—	—	801	—	(449)	U	352	—		352
Non-trade accounts payable	—	—	—	55	46	1,179	126	—		1,406	—		1,406
Non-trade accounts payable – related parties	354	—	33,212	—	—	1,753	—	(354)	C	1,753	—		1,753
								(33,212)	J
Short term debt	—	—	—	—	821	217	281	—		1,319	—		1,319
Short term debt – related parties	—	—	—	—	—	2,200	180	—		2,380	—		2,380
Franchise tax payable	187	—	—	—	—	—	—	(187)	C	—	—		—
Current portion of long-term debt	—	—	1,237	—	16	202	58	(1,237)	J	276	—		276
Current portion of long-term debt – related party	—	—	—	—	—	13	—	—		13	—		13
Current portion of finance lease liabilities	—	—	—	3	16	32	14	—		65	—		65
Current portion of operating lease liabilities	—	—	127	3	19	3	—	—		152	—		152
Derivative liabilities	—	—	742	—	—	—	—	—		742	—		742
Income taxes payable	35	—	—	—	—	—	—	(35)	C	—	—		—
Redeemable convertible preferred stock – related parties	—	—	—	—	—	1,500	—	—		1,500	—		1,500
Due to stockholders for redemption of Common Stock	12,220	—	—	—	—	—	—	(12,220)	A	—	—		—
Excise tax payable	706	—	—	—	—	—	—	(706)	C	—	—		—
Convertible promissory notes – related party	2,296	—	—	—	—	—	—	(2,296)	C	—	—		—
Working capital loans – related party	1,101	—	—	—	—	—	—	(1,101)	C	—	—		—
Accrued expenses and other current liabilities	—	211	—	206	43	611	74	—		1,145	—		1,145
Total current liabilities	19,699	211	36,545	267	961	8,794	801	(54,597)		12,681	—		12,681
Long term debt	—	—	5,004	207	488	295	2,389	(5,004)	J	3,379	—		3,379
Long term debt – related parties	—	—	—	—	—	228	—	—		228	—		228
Convertible debt	—	—	—	—	—	—	909	—		909	—		909
Finance lease liabilities, noncurrent	—	—	942	8	26	76	55	—		1,107	—		1,107
Operating lease liabilities, noncurrent	—	—	17,166	1	20	—	—	—		17,187	—		17,187
Deferred underwriting fee payable	2,705	—	—	—	—	—	—	(2,705)	E	—	—		—
Deferred tax liabilities	—	—	—	—	—	—	—	[•]	V	[•]	—		[•]
Other noncurrent liabilities	—	—	—	—	80	249	97	—		426	—		426
Total liabilities	$22,404	$211	$59,657	$483	$1,575	$9,642	$4,251	[•]		[•]	—		[•]

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2024 — (Continued)
(in thousands, except share and per-share amounts)

	WTMA	EM	CMR	Handa Lab	KMMI	NS World	KCM	Minimum Redemption Scenario					Maximum Redemption Scenario
								Transaction Accounting Adjustments		Notes	Pro forma Combined		Additional Transaction Accounting Adjustments	Notes	Pro forma Combined
TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Temporary equity:
Common Stock subject to possible redemption	$11,996	$—	$—	$—	$—	$—	$—		$(11,996)	L		$—	$—			$—

Stockholders’ Equity (Deficit)
New EM Common stock	—	—	—	—	—	—	—		51	N		66	—			66
									5	B
									7	G
									3	Q
Common stock	—	—	30	1,514	9	1,131	73		(2,757)	R		—	—			—
Member units	—	—	—	—	—	—	—		—			—	—			—
Convertible preferred units	—	5,730	—	—	—	—	—		(5,730)	M		—	—			—
Additional paid-in capital	—	—	—	(1)	3,938	—	—		489,995	B		793,550	(12,231)	W		781,319
									(2,842)	D
									19,593	G
									(9,919)	K
									11,996	L
									5,730	M
									(51)	N
									303,867	Q
									(3,937)	R
									(25,000)	S
									181	T
Accumulated deficit	(9,919)	(3,613)	(15,356)	(512)	(1,632)	(2,762)	1,271		9,919	K		(3,613)	—			(3,613)
									18,991	R
Accumulated other comprehensive loss (income)	—	—	—	(111)	(104)	(502)	(111)		828	R		—	—			—
Other equities	—	—	(30)	—	—	—	—		30	R		—	—			—
Total stockholders’ equity (deficit)	(9,919)	2,117	(15,356)	890	2,211	(2,133)	1,233		810,960			790,003	(12,231)			777,772
Noncontrolling interest	—	—	—	13	—	—	—		—			13	—			13
Total equity (deficit)	(9,919)	2,117	(15,356)	903	2,211	(2,133)	1,233		810,960			790,016	(12,231)			777,785
Total liabilities, temporary equity and stockholders’ equity (deficit)	$24,481	$2,328	44,301	$1,386	$3,786	$7,509	$5,484	$	[•]		$	[•]	$(12,231)		$	[•]

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the six months ended June 30, 2024
(in thousands)

								Minimum Redemption Scenario					Maximum Redemption Scenario
	WTMA	EM	CMR	Handa Lab	KMMI	NS World	KCM	Transaction Accounting Adjustments		Notes	Pro forma Combined		Additional Transaction Accounting Adjustments	Notes	Pro forma Combined
Revenues	$—	$—	$443	$194	$—	$3,357	$43		$—			$4,037	$—			$4,037
Cost of sales	—	—	(466)	(178)	—	(2,833)	(220)		—			(3,697)	—			(3,697)
Gross profit (loss)	—	—	(23)	16	—	524	(177)		—			340	—			340
Operating expenses:
Other operating income, net	—	—	—	153	—	81	14		—			248	—			248
Selling, general and administrative	(549)	(864)	(6,132)	(282)	(415)	(627)	(240)		[•]	3A		[•]	—			[•]
Franchise tax	(100)	—	—	—	—	—	—		—			(100)	—			(100)
Total operating expenses	(649)	(864)	(6,132)	(129)	(415)	(546)	(226)		[•]			[•]	—			[•]
Loss from operations	(649)	(864)	(6,155)	(113)	(415)	(22)	(403)		[•]			[•]	—			[•]
Other income (expense):
Interest expense	—	—	(175)	(3)	(14)	(50)	(48)		167	4A		(123)	—			(123)
Interest income	—	2	—	2	10	4	2		—			20	—			20
Interest income from investments held in Trust Account	519	—	—	—	—	—	—		(519)	1A		—	—			—
Other expense	—	—	—	—	(21)	(48)	(1)		—			(70)	—			(70)
Other income	—	—	—	—	60	48	4		—			112	—			112
Allowance for credit losses	—	(2,751)	—	—	—	—	—		776	5A		(1,975)	—			(1,975)
Gain (Loss) on fair value remeasurement of financial instruments	—	—	—	—	—	(370)	(118)		—			(488)	—			(488)
Provision for income taxes	(35)	—	—	—	—	—	—		—			(35)	—			(35)
Total other income (expense)	484	(2,749)	(175)	(1)	35	(416)	(161)		424			(2,559)	—			(2,559)
Net loss	$(165)	$(3,613)	$(6,330)	$(114)	$(380)	$(438)	$(564)	$	[•]		$	[•]	$—		$	[•]

Net loss per share (Note 5)
Weighted average shares outstanding – basic and diluted – redemption feature	2,160,872
Net loss per share – basic and diluted – redemption feature	$(0.04)
Weighted average shares outstanding – basic and diluted – no redemption feature	2,283,976
Net loss per share – basic and diluted – no redemption feature	$(0.04)
Weighted average shares outstanding – basic and diluted		1,000,000	30,000									671,082,789				670,000,000
Net loss per share – basic and diluted – no redemption feature		$(3.61)	$(211.01)								$	[•]			$	[•]

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2023
(in thousands)

								Minimum Redemption Scenario					Maximum Redemption Scenario
	WTMA	EM	CMR	Handa Lab	KMMI	NS World	KCM	Transaction Accounting Adjustments		Notes	Pro forma Combined		Additional Transaction Accounting Adjustments	Notes	Pro forma Combined
Revenues	$—	$—	$—	$473	$—	$7,134	$1,623		$(1,600)	6A		$7,630	$—			$7,630
Cost of sales	—	—	—	(445)	—	(6,335)	(1,369)		1,679	6A		(6,470)	—			(6,470)
Gross profit	—	—	—	28	—	799	254		79			1,160	—			1,160
Operating expenses:
Other operating income, net	—	—	—	851	15	172	275		(79)	6A		1,234	—			1,234
Selling, general and administrative	(2,023)	—	(7,062)	(1,056)	(664)	(1,093)	(511)		(2,842)	2A		[•]	—			[•]
									[•]	3A
Franchise tax	(200)	—	—	—	—	—	—		—			(200)	—			(200)
Total operating expenses	(2,223)	—	(7,062)	(205)	(649)	(921)	(236)		[•]			[•]	—			[•]
Loss from operations	(2,223)	—	(7,062)	(177)	(649)	(122)	18		[•]			[•]	—			[•]
Other income (expense):
Interest expense	—	—	(568)	(5)	(24)	(122)	(122)		568	4A		(273)	—			(273)
Interest income	—	—	—	9	21	7	2		—			39	—			39
Interest income from investments held in Trust Account	2,169	—	—	—	—	—	—		(2,169)	1A		—	—			—
Other expense	—	—	—	—	(11)	(93)	(6)		—			(110)	—			(110)
Other income	—	—	—	1	69	96	10		—			176	—			176
Gain (Loss) on fair value remeasurement of financial instruments	—	—	—	—	—	(309)	(80)		—			(389)	—			(389)
Provision for income taxes	—	—	—	—	—	—	4		—			4	—			4
Total other income (expense)	2,169	—	(568)	5	55	(421)	(192)		(1,601)			(553)	—			(553)
Net loss	$(54)	$—	$(7,630)	$(172)	$(594)	$(543)	$(174)	$	[•]		$	[•]	$—		$	[•]

Net loss per share (Note 5)
Weighted average shares outstanding – basic and diluted – redemption feature	4,175,166
Net loss per share – basic and diluted – redemption feature	$(0.01)
Weighted average shares outstanding – basic and diluted – no redemption feature	2,283,976
Net loss per share – basic and diluted – no redemption feature	$(0.01)
Weighted average shares outstanding – basic and diluted			30,000									671,082,789				670,000,000
Net loss per share – basic and diluted – no redemption feature			$(254.34)								$	[•]			$	[•]

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 gives pro forma effect to the Business Combination as if it had been consummated as of June 30, 2024. The unaudited pro forma interim condensed combined statement of operations for the six months ended June 30, 2024 and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 give pro forma effect to the Business Combination as if it had been consummated as of January 1, 2023, the first day of New EM’s 2023 fiscal year. This information should be read together with the audited and unaudited historical financial statements of each of WTMA, EM, and the Operating Companies, including the notes thereto, as well as other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the Business Combination and any related transactions. It sets forth and is derived from the following:

•        WTMA’s unaudited interim condensed consolidated financial statements as of June 30, 2024 and for the six months ended June 30, 2024, included elsewhere in this proxy statement/prospectus.

•        WTMA’s audited condensed consolidated financial statements for the year ended December 31, 2023, included elsewhere in this proxy statement/prospectus.

•        EM’s audited interim condensed financial statements as of June 30, 2024 and for the period from February 8, 2024 (inception) through June 30, 2024, included elsewhere in this proxy statement/prospectus.

•        Each Operating Company’s unaudited interim condensed consolidated financial statements as of June 30, 2024 and for the six months ended June 30, 2024, included elsewhere in this proxy statement/prospectus.

•        Each Operating Company’s audited consolidated financial statements for the year ended December 31, 2023, included elsewhere in this proxy statement/prospectus.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that WTMA believes are reasonable under the circumstances. The unaudited pro forma condensed combined adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. The unaudited pro forma condensed combined adjustments do not give effect to the fire that occurred at CMR’s recycling facility on October 30, 2024, resulting in a total loss of the facility. The facility represented all of CMR’s operating revenue. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. WTMA believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Based on its initial analysis, management did not identify any differences in accounting policies between the combining entities that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the Business Combination, New EM’s management will perform a comprehensive review of the combining entities’ accounting policies. As a result of the review, New EM’s management may identify differences between the accounting policies of the combining entities which, when confirmed, could have a material impact on the financial statements of New EM.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and balance sheet would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New EM. They should be read in conjunction with the historical financial statements and notes thereto of all the combining entities included elsewhere in this proxy statement/prospectus.

Note 2. Reclassifications

Certain reclassifications have been made to the historical presentation of the combining entities to conform to the preliminary financial statement presentation of the combined entity. Upon consummation of the Business Combination, New EM’s management will perform a comprehensive review of the combining entities to further align the financial statement presentation of New EM.

Unaudited Pro Forma Condensed Combined Balance Sheet In thousands	As of June 30, 2024
	Reclassification from	Reclassification to
WTMA
Non-trade accounts payable – related parties		$354
Due to affiliates	$(354)
EM
Non-trade accounts receivable		$708
Notes receivable	$(708)
Accrued expenses and other current liabilities		$211
Accrued expenses	$(211)
CMR
Non-trade accounts receivable – related parties		$6,819
Due from affiliates and other related parties	$(6,819)
Non-trade accounts payable – related parties		$33,212
Due to affiliates and other related parties	$(33,212)
Other equities		$(30)
Contributions receivable	$30
Handa Lab
Prepaids and other current assets		$329
Contract assets	$(5)
Short term financial instruments	$(324)
Accrued expenses and other current liabilities		$153
Contract liabilities	$(153)
KMMI
Note receivable – related parties		$432
Long term loan – related parties	$(432)
Other noncurrent assets		$44
Other noncurrent assets – related parties	$(44)
Accrued expenses and other current liabilities		$9
Withholdings	$(4)
Current portion of defined severance benefits	$(5)
Other noncurrent liabilities		$80
Deferred tax liabilities	$(30)
Asset retirement obligations	$(50)
NS World
Accrued expenses and other current liabilities		$452
Accrued expenses	$(47)
Current portion of liability for pension benefits	$(405)
Accrued expenses and other noncurrent liabilities		$249
Liability for pension benefits	$(249)
KCM
Accrued expenses and other current liabilities		$51
Current portion of defined severance benefits	$(51)
Other noncurrent liabilities		$97
Long term taxes payable	$(30)
Defined severance benefits	$(67)

Unaudited Pro Forma Condensed Combined Statement of Operations In thousands	Six months ended June 30, 2024
	Reclassification from	Reclassification to
CMR
Selling, general and administrative		$(6,132)
Salaries and wages	$1,446
Depreciation and amortization	$716
General and administrative expenses	$3,970
Handa Lab
Interest income		$1
Interest income – related parties	$(1)
KMMI
Other income		$60
Gain on foreign currency	$(60)
Other expense		(21)
Loss on foreign currency	$21
Interest income		$10
Interest income – related parties	$(10)
NS World
Revenue		$268
Revenue – related parties	$(268)
Other operating income, net		$7
Other operating income – related parties	$(7)
Other income		$44
Gain on foreign currency	$(44)
Other expense		$(11)
Loss on foreign currency	$11
Interest expense		$(23)
Interest expense – related parties	$23
Gain (loss) on fair value remeasurement of financial instruments		$(371)
Loss on valuation of redeemable convertible preferred stock	$371
KCM
Revenue		$43
Revenue – related parties	$(43)

Unaudited Pro Forma Condensed Combined Statement of Operations In thousands	Year ended December 31, 2023
	Reclassification from	Reclassification to
CMR
Selling, general and administrative		$(7,062)
Salaries and wages	$2,385
Depreciation and amortization	$17
General and administrative expenses	$4,660
Handa Lab
Revenue		$69
Revenue – related parties	$(69)
Cost of sales		$(41)
Cost of sales – related parties	$41
KMMI
Other income		$54
Gain on foreign currency	$(54)
Other expense		$(11)
Loss on foreign currency	$11
Interest income		$21
Interest income – related parties	$(21)
NS World
Revenue		$299
Revenue – related parties	$(299)
Other operating income, net		$93
Other operating income – related parties	$(93)
Other income		$83
Gain on foreign currency	$(83)
Other expense		$(35)
Loss on foreign currency	$35
Interest expense		$(51)
Interest expense – related parties	$51
Gain (loss) on fair value remeasurement of financial instruments		$(310)
Loss on valuation of redeemable convertible preferred stock	$310
KCM
Revenue		$1,600
Revenue – related parties	$(1,600)
Other income		$1
Gain on foreign currency	$(1)
Other expense		$(5)
Loss on foreign currency	$5

Note 3. Calculation of estimated purchase consideration and preliminary purchase price allocation for the Precedent Transactions

EM is the accounting acquirer of each Operating Company, which will be accounted for under the acquisition method of accounting for business combinations in accordance with ASC 805. The allocation of the preliminary estimated purchase price for each acquisition will be based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed. We have not yet completed our initial assessment of the fair value of assets to be acquired and liabilities to be assumed in the Precedent Transactions. The unaudited pro forma condensed combined financial information does not yet reflect pro forma adjustments related to the purchase price allocation. We expect to complete our preliminary estimates of fair value and purchase price allocation prior to Closing of the Business Combination.

in thousands, except share data	CMR	Handa Lab	KMMI	NS World	KCM	Total
Cash consideration	$125,000	$—	$—	$—	$—	$125,000
Equity consideration:
Estimated shares of common stock outstanding	30,000	380,800	22,080	251,555	20,000
Exchange ratio (per share of New EM Common Stock)	750.00	1.97	199.28	5.16	72.00
Estimated total shares of New EM Common Stock to be issued	22,500,000	750,000	4,400,000	1,297,000	1,440,000
Assumed share price of New EM Common Stock	$10.00	$10.00	$10.00	$10.00	$10.00
Equity consideration	$225,000	$7,500	$44,000	$12,970	$14,400	$303,870
Total estimated consideration pre-settlement obligations	$350,000	$7,500	$44,000	$12,970	$14,400	$428,870
Extinguishment of CMR liabilities:
Current maturities of long-term debt	1,237
Non-trade accounts payable – related parties, net of non-trade accounts receivable – related parties	26,393
Long-term debt, net	5,004
Total estimated consideration	$382,634	$7,500	$44,000	$12,970	$14,400	$461,504

The following table presents the preliminary purchase price allocation of the assets acquired and the liabilities assumed as if the acquisitions of each Operating Company occurred on June 30, 2024 (in thousands):

	CMR		Handa Lab		KMMI		NS World		KCM		Total
Total estimated consideration		$382,634		$7,500		$44,000		$12,970		$14,400		$461,504
Purchase price allocation:
Historical net assets		(15,356)		890		2,211		(2,133)		1,233		(13,155)
Plus: Liabilities settled and not assumed		32,634		—		—		—		—		32,634
Plus: Fair value step-up to intangibles		[•]		[•]		[•]		[•]		[•]		[•]
Less: Deferred tax liabilities		[•]		[•]		[•]		[•]		[•]		[•]
Total net assets acquired		[•]		[•]		[•]		[•]		[•]		[•]
Goodwill	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]

The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement (“ASC 820”), which defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Goodwill represents the excess of the estimated purchase price over the estimated fair value of each Operating Company’s assets and liabilities, including the fair value of the estimated identifiable finite and indefinite lived intangible assets. Goodwill will not be amortized but will be subject to periodic impairment testing.

Note 4. Pro Forma Adjustments

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information does not give effect to the fire that occurred at CMR’s recycling facility on October 30, 2024, resulting in a total loss of the facility. The facility represented all of CMR’s operating revenue.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). WTMA has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. WTMA and EM have not had any historical relationship prior to the Business Combination, however, certain of the Operating Companies have had historical relationships. Accordingly, pro forma adjustments have been made to eliminate the activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of New EM Common Stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2023.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

A.     Reflects the reclassification of $24.3 million held in the Trust Account, inclusive of interest earned on the trust account, to cash and cash equivalents that becomes available at Closing of the Business Combination, assuming minimum redemptions. The $24.3 million held in the Trust Account as of June 30, 2024 is offset by the common stock redeemed by holders on June 28, 2024 for an aggregate redemption amount of approximately $12.2 million, which was reflected as a liability on the WTMA balance sheet as of June 30, 2024. The net cash available at Closing of the Business Combination, assuming minimum redemptions, is approximately $12.2 million.

B.      Reflects the cash proceeds from the concurrent PIPE Investment in the amount of $500 million from BCG, net of $10 million in fees incurred to raise the capital, in exchange for New EM Common Stock. The shares of New EM Common Stock are allocated to New EM Common Stock and additional paid-in capital using par value $0.0001 per share.

C.     Represents payment to settle amounts due to affiliates, franchise taxes payable, income taxes payable, excise tax payable, accounts payable, Working Capital Loans (as defined below) and the Sponsor’s Convertible Extension Note totaling $7.5 million to be paid on or prior to Closing. The Working Capital Loans and Sponsor’s Convertible Extension Note shall be payable at Closing of the Business Combination out of the proceeds of the trust account or, at the Sponsor’s discretion, converted, in full or in part, at Closing of the Business Combination into additional private units at a price of $10.00 per unit.

D.     Represents estimated transaction costs of $2.8 million for legal, advisory, accounting and other services to be paid at Closing of the Business Combination. Approximately $0.7 million incurred by WTMA is expected to be expensed and recognized to WTMA’s accumulated deficit and reclassified to additional paid-in capital at Closing to reflect the reclassification of WTMA’s historical accumulated deficit. Approximately $2.1 million incurred by EM is expected to be recognized as equity issuance costs within additional paid-in capital at Closing.

E.      Represents payment to settle the deferred underwriting fee payable in the amount of $2.7 million.

F.      Represents the outstanding EM notes receivable as of June 30, 2024 maturing upon the Closing of the Business Combination.

G.     Subsequent to June 30, 2024, EM entered into three agreements for the issuance of EM Convertible Instruments in exchange for $1.00 per share for total proceeds of $19.6 million. This adjustment represents the proceeds received by EM in exchange for the EM Convertible Instruments as well as the conversion of these units into 71,314,359 shares of New EM Common Stock immediately upon closing of the Business Combination. The shares of New EM Common Stock are allocated to New EM Common Stock and additional paid-in capital using par value $0.0001 per share.

H.     Subsequent to June 30, 2024, EM advanced $10.0 million to CW in exchange for a convertible promissory note.

I.       Reflects the aggregate cash consideration for the acquisitions of each Operating Company, as further described in Note 3 above.

J.       Reflects the settlement of certain CMR liabilities in conjunction with EM’s acquisition of CMR, as further described in Note 3 above. The CMR non-trade accounts payable to related parties of $33.2 million will be netted with non-trade accounts receivable from related parties of $6.8 million upon Closing.

K.     Reflects the reclassification of WTMA’s historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

L.      Reflects the reclassification of WTMA’s Common Stock subject to possible redemption into permanent equity assuming no redemptions.

M.     Reflects the conversion of $5.7 million of EM Convertible Instruments issued and outstanding as of June 30, 2024 into 3,730,000 shares of New EM Common Stock immediately upon closing of the Business Combination. The shares of New Common Stock are allocated to New EM Common Stock and additional paid-in capital using par value $0.0001 per share.

N.     Reflects the recapitalization of EM Common Stock and the issuance of 510,354,112 shares of New EM Common Stock to EM Unitholders as consideration for the reverse recapitalization. The shares of New EM Common Stock are allocated to New EM Common Stock and additional paid-in capital using par value $0.0001 per share.

O.     Reflects the adjustment of acquired intangible assets to their estimated fair values. The preliminary valuation analysis identified intangible assets related to customer relationships and developed technology. The calculation of fair value and estimate of useful lives is preliminary and subject to change.

P.       Reflects the adjustment to record estimated goodwill resulting from the preliminary purchase price allocation, as further described in Note 3 above.

Q.     Reflects the $303.9 million of New EM Common Stock issued as a portion of consideration for the Operating Company acquisitions. The shares of New EM Common Stock are allocated to New EM Common Stock and additional paid-in capital using par value $0.0001 per share.

R.     Reflects the elimination of each Operating Company’s equity balance as part of the acquisition method of accounting prescribed under ASC 805.

S.      Reflects the cash payment to certain holders of EM Convertible Instruments upon Closing in accordance with the terms and conditions of their investment agreement.

T.      Reflects the interest earned in the Trust Account from July 1, 2024 through September 30, 2024.

U.      Reflects the elimination of intercompany balances between the following entities on a combined basis (in thousands):

Company	Financial Statement Caption	Related Party	As of June 30, 2024
KCM	Accounts receivable	NS World	$449
NS World	Accounts payable	KCM	$449

V.      Reflects the establishment of deferred tax liabilities related to the acquisition of indefinite lived intangible assets at their fair value in accordance with ASC 805, as further described in Note 3. An estimated blended statutory tax rate of 25% was used for CMR and an estimated statutory rate of 19% was used for the Korean Companies. The following table summarizes the deferred tax liability by entity (in thousands):

	CMR		Handa Lab		KMMI		NS World		KCM		Total
Intangible asset fair value step-up	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]
Estimated statutory tax rate		25%		19%		19%		19%		19%
Deferred tax liabilities	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]

W.     Reflects the contractual maximum redemption scenario in which 1,082,789 public shares of WTMA Common Stock are redeemed in connection with the Business Combination, for aggregated payments to redeeming public shareholders of $12.2 million (assuming redemption price of $11.29 per share), allocated to New EM Common Stock and additional paid-in capital using par value $0.0001 per share.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

1A.   Reflects the elimination of investment income on the Trust Account.

2A.   Reflects the estimated transaction costs of approximately $2.8 million as if incurred on January 1, 2023, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

3A.   Represents the adjustment to increase amortization expense by $[•] million and $[•] million for the six months ended June 30, 2024 and fiscal year ended December 31, 2023, respectively, as a result of the fair value step-up for the Operating Companies’ intangible assets, as further described in Note 3. Estimated useful lives used to calculate amortization expense over a straight-line basis ranged from [•] to [•] years.

4A.   Reflects the elimination of interest expense related to the CMR long-term debt, which is extinguished in conjunction with EM’s acquisition of CMR upon Closing, as further described in Note 3 above.

5A.   Reflects the removal of EM credit loss expense directly attributable to the EM notes receivable that mature upon Closing.

6A.   Reflects the elimination of intercompany transactions between the following entities on a pro forma condensed combined basis (in thousands):

Company	Financial Statement Caption	Related Party	Year ending December 31, 2023
KCM	Revenue	NS World	$1,600
NS World	Cost of sales	KCM	$1,600

NS World	Other operating income, net	KCM	$79
KCM	Cost of sales	NS World	$79

7A.   Following the Closing of the Business Combination, certain employees and directors of New EM may be granted awards under the New EM Equity Incentive Plan. The accounting treatment of the awards to be granted is expected to be within the scope of ASC 718, Share Based Payments (“ASC 718”) and recognized at the grant date fair value. We have not yet completed our accounting assessment over the awards to determine whether equity classification or liability classification is appropriate. We expect to finalize our preliminary estimate of the grant date fair value and the accounting assessment prior to Closing of the Business Combination. The unaudited pro forma condensed combined financial information does not yet reflect pro forma adjustments related to these awards.

Note 5. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2023. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared to present two alternative scenarios with respect to the redemption of WTMA Common Stock by WTMA public shareholders at the time of the Business Combination for the six months ended June 30, 2024 and for the year ended December 31, 2023:

in thousands, except share data	Six Months Ended June 30, 2024(1)				Year Ended December 31, 2023(1)
	Assuming Minimum Redemptions		Assuming Contractual Maximum Redemptions		Assuming Minimum Redemptions		Assuming Contractual Maximum Redemptions
Pro forma net loss	$	[•]	$	[•]	$	[•]	$	[•]
Basic and diluted weighted average shares outstanding(2)		671,082,789		670,000,000		671,082,789		670,000,000
Pro forma net loss per share – basic and diluted	$	[•]	$	[•]	$	[•]	$	[•]

____________

(1)      Pro forma loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)      Potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would be anti-dilutive or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

INFORMATION ABOUT WTMA

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to WTMA prior to the consummation of the Business Combination.

Our Business

WTMA is a blank check company that was incorporated under the laws of the State of Delaware on May 27, 2021, for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. WTMA has neither engaged in any operations nor generated any revenue to date. Based on WTMA’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On June 25, 2021, the Sponsor purchased 1,437,500 Founder Shares for an aggregate purchase price of $25,000. On October 13, 2021, WTMA effected an exchange of each Founder Share for 1.5 shares of WTMA Common Stock, resulting in the Sponsor holding an aggregate of 2,156,250 Founder Shares. In December 2021, the Sponsor transferred 5,000 Founder Shares to John Stanfield, 12,500 Founder Shares to each of WTMA’s three independent directors and an aggregate of 49,264 Founder Shares to certain advisors of WTMA. On January 14, 2022, 224,328 Founder Shares were automatically surrendered for no consideration by the Sponsor due to the partial exercise of the underwriters’ over-allotment option in connection with the IPO.

The Sponsor purchased 352,054 private units for a total purchase price of $3,520,540. Continental deposited a portion of the purchase price into the trust account simultaneously with the consummation of the IPO and a portion of the purchase price into the trust account simultaneously with the consummation of the over-allotment option. The Private WTMA Units are identical to the WTMA Units sold in the IPO. Additionally, the Sponsor has agreed not to transfer, assign or sell any of the private units or underlying securities (except to the same permitted transferees as the Founder Shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the Founder Shares must agree to, each as described above) until the completion of WTMA’s initial business combination.

On December 30, 2021, WTMA consummated its initial public offering of 7,500,000 WTMA Units. Each WTMA Unit consists of one share of WTMA Common Stock, and one WTMA Right, with each WTMA Right entitling the holder thereof to receive one-tenth of one share of WTMA Common Stock. The WTMA Units were sold at a price of $10.00 per unit, generating gross proceeds of $75,000,000.

Simultaneously with the closing of the IPO, WTMA completed the private sale of an aggregate of 347,500 WTMA Units to the Sponsor at a purchase price of $10.00 per WTMA Unit, generating gross proceeds of $3,475,000.

On January 14, 2022, Chardan exercised the option to purchase up to 1,125,000 additional WTMA Units to cover over-allotments (the “over-allotment units”) in part and purchased 227,686 over-allotment units, which were sold at an offering price of $10.00 per over-allotment unit, generating gross proceeds of $2,276,860. Simultaneously with the sale of the over-allotment units, WTMA consummated a private sale of an additional 4,554 WTMA Units to the Sponsor, generating gross proceeds of $45,540.

A total of $77,276,860, comprised of proceeds from the IPO (including the over-allotment) and proceeds of the sale of the WTMA Units was placed in the trust account maintained by Continental, acting as trustee.

On March 24, 2023, in connection with the votes to approve the March 24, 2023 extension, the holders of 4,097,964 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.38 per share, for an aggregate redemption amount of approximately $42.6 million, leaving approximately $37.8 million in the trust account. The amount due to the redeeming stockholders was subsequently disbursed on April 10, 2023.

On September 29, 2023, in connection with the votes to approve the September 29, 2023 extension, the holders of 1,456,871 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of $10.79 per share, for an aggregate redemption amount of $15.7 million, leaving approximately $23.4 million in the trust account. The amount due to the redeeming stockholders was subsequently disbursed on October 12, 2023.

On October 9, 2023, the Company received a letter (the “Notice”) from the Nasdaq Listing Qualifications department of Nasdaq stating that the Company no longer complied with the Total Holder Requirement of Rule 5450(a)(2) for continued listing on Nasdaq. The Notice indicated that the Company had 45 calendar days to submit a plan to regain compliance with Rule 5450(a)(2). On November 12, 2023, the Company received an extension to regain compliance with Rule 5450(a)(2) on or before April 8, 2024. As of April 5, 2024, the Company received e-mail confirmation from Nasdaq that the Total Holder Requirement deficiency has been cured, followed by a formal confirmation from Nasdaq on April 11, 2024.

On October 16, 2023, the board of directors of the Company appointed Mr. Andrew Switaj and Mr. Dominik Oggenfuss (each, a “New Director”) as directors of the Company (the “Appointment”), effective immediately. In connection with the Appointment, the Board authorized the Company to enter into indemnity agreements with each New Director (the “Indemnity Agreements”). The Company and each New Director consented to and executed the Indemnity Agreements on October 16, 2023.

On November 8, 2023, to mitigate the risk of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), the Company liquidated the U.S. government treasury obligations held in the tust account and placed all funds in the trust account in an interest-bearing deposit account.

On March 18, 2024, Ms. Emily King resigned from her position as director, and a member of the Audit Committee and Compensation Committee of the WTMA Board, effective immediately and Mr. Andrew Switaj resigned from his position as director, and a member of the Audit Committee and Compensation Committee of the WTMA Board, effective immediately. Neither Ms. King’s nor Mr. Switaj’s resignation is a result of any disagreement with the Company on any matter related to the operations, policies, or practices of the Company.

On March 22, 2024, the Company issued a press release to announce that it had entered into a binding letter of intent with EM for a potential business combination.

On April 1, 2024, the Company entered into the Merger Agreement by and among the Company, the Merger Sub, and EM.

On April 5, 2024, the Company received e-mail confirmation from Nasdaq that the Total Holder Requirement deficiency had been cured, followed by a formal confirmation from Nasdaq on April 11, 2024.

On April 18, 2024, the Company moved its principal office address to 4422 N. Ravenswood Ave #1025, Chicago, Illinois 60640. The Company also changed its telephone number to (251) 280-1980.

On June 17, 2024, the Company received a letter from the Nasdaq Listing Qualifications department of Nasdaq stating that the Company no longer complied with Nasdaq’s independent director, audit committee, and compensation committee requirements as set forth in Nasdaq Listing Rule 5605 due to the resignations of Ms. Emily King and Mr. Andrew Switaj from the WTMA Board, audit committee, and compensation committee on March 18, 2024.

On June 28, 2024, the Company held a special meeting of its stockholders. The stockholders approved the proposal to amend (the “June Charter Amendment”) the Company’s charter by allowing the Company to extend the combination period with a target for up to an additional twelve months, from June 30, 2024, to up to June 30, 2025 and proposal to amend the Trust Agreement, allowing the Company to extend the combination period for up to an additional twelve months, from June 30, 2024, to up to June 30, 2025 (the “June Trust Amendment” and together with the June Charter Amendment, the “June Extensions”).

In connection with the votes to approve the June Extension, the holders of 1,090,062 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of $11.21 per-share, for an aggregate redemption amount of $12.2 million, leaving approximately $12.1 million in the trust account, based on the approximately $24.3 million held in the trust account as of June 28, 2024. The amount due to the redeeming stockholders was subsequently disbursed on August 2, 2024.

On July 5, 2024, the Sponsor and the Company entered into non-redemption agreements with several unaffiliated third parties investors on substantially the same terms in exchange for their agreement to not redeem an aggregate of 1,125,000 ordinary shares in the Company at the special stockholder meeting at which WTMA stockholders would vote on the Company’s initial business combination. In exchange for the foregoing commitment not to redeem such shares, the Sponsor agreed to cause New EM to issue to such investors an aggregate of 337,500 ordinary shares of New EM immediately following the consummation of an initial business combination if they continue to hold such non-redeemed shares through the special stockholder meeting.

On July 12, 2024, the board of directors of the Company appointed Mr. Matthew Rockett as a director of the Company, effectively immediately. In connection with the appointment, the WTMA Board authorized the Company to enter into an indemnity agreement with Mr. Rockett. The Company and Mr. Rockett consented to and executed the indemnity agreement on July 12, 2024. In exchange for Mr. Rockett’s service on the WTMA Board, the WTMA Board further authorized the Company to enter into certain agreements with Mr. Rockett.

On July 19, 2024, the board of directors of the Company appointed Mr. Justin Werner as a director of the Company, effectively immediately. In connection with the appointment, the WTMA Board authorized the Company to enter into an indemnity agreement with Mr. Werner. The Company and Mr. Werner consented to and executed the indemnity agreement on July 19, 2024. In exchange for Mr. Werner’s service on the WTMA Board, the WTMA Board further authorized the Company to enter into certain agreements with Mr. Werner.

As a result of the appointment of Mr. Matthew Rockett and Mr. Justin Werner, on August 1, 2024, the Company received a letter from Nasdaq determining that the Company had complied with the independent director, audit committee, or compensation committee requirements for continued listing on the Nasdaq Global Market as set forth in Nasdaq Listing Rules 5605(b)(1), 5605(c)(2), and 5605(d)(2).

On August 1, 2024, in support of the Business Combination, WTMA and EM entered into the PIPE Term Sheet with BCG, which contemplates the Anchor Equity Investor providing a $500 million PIPE Anchor Equity Investment to be consummated concurrently with the Closing at a pre-money enterprise valuation for New EM of $6.2 billion. Additionally, BCG, through the Lender, agreed to provide the BCG Debt Facility of up to $6.2 billion to New EM or to a subsidiary of New EM guaranteed, inter alios, by New EM to be consummated concurrently with the Closing. The closing of the PIPE Anchor Equity Investment and the BCG Debt Facility is subject to the satisfactory completion of BCG’s on-going due diligence, final investment approvals, execution of an equity subscription agreement, execution of a debt facility agreement, the Closing, and other closing conditions.

The public units, public stock and public rights are currently listed on Nasdaq under the symbols “WTMAU,” “WTMA” and “WTMAR”, respectively.

Our Sponsor

Our sponsor is Welsbach Acquisition Holdings LLC, a Delaware limited liability company formed by WTMA’s management team, consisting of Daniel Mamadou and Christopher Clower. Daniel Mamadou and Christopher Clower are the managing members and the controlling persons of Welsbach Acquisition Holdings LLC. Each of Mr. Mamadou and Mr. Clower has voting and investment discretion with respect to the WTMA Common Stock held of record by Welsbach Acquisition Holdings LLC. Mr. Mamadou and Mr. Clower disclaim any beneficial ownership of the shares held by Welsbach Acquisition Holdings LLC except to the extent of their pecuniary interest therein,

The Sponsor currently holds 2,192,212 shares of WTMA Common Stock.

In addition, WTMA issued eight Working Capital Notes to the Sponsor pursuant to which the Sponsor loaned WTMA an aggregate principal amount of $1,292,579 as follows:

•        On July 30, 2023, the Company issued the Working Capital Note 1 in the principal amount of $84,000 to the Sponsor in exchange for cash.

•        On August 30, 2023, the Company issued the Working Capital Note 2 in the principal amount of $378,000 to the Sponsor in exchange for cash.

•        On September 28, 2023, the Company issued the Working Capital Note 3 in the principal amount of $22,000 to the Sponsor in exchange for cash.

•        On November 10, 2023, the Company issued the Working Capital Note 4 in the principal amount of $50,000 to the Sponsor in exchange for cash.

•        On December 29, 2023, the Company issued the Working Capital Note 5 in the principal amount of $15,000 to the Sponsor in exchange for cash.

•        On March 20, 2024, the Company issued the Working Capital Note 6 in the principal amount of $373,737 to the Sponsor in exchange for cash.

•        On June 28, 2024, the Company issued the Working Capital Note 7 in the principal amount of $177,773 to the Sponsor in exchange for cash.

•        On September 30, 2024, the Company issued the Working Capital Note 8 in the principal amount of $192,069 to the Sponsor in exchange for cash.

WTMA also issued Convertible Extension Notes to the Sponsor pursuant to which the Sponsor loaned WTMA an aggregate principal amount of $2,296,371 as follows:

On September 30, 2022, the Company issued the First Extension Note in the principal amount of $772,769 to the Sponsor in connection with the extension of the period in which WTMA has to complete an initial business combination under the Existing Charter. The First Promissory Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company’s or (ii) at the Sponsor’s discretion, conversion, in full or in part, upon consummation of the Company’s business combination into additional Private Units at a price of $10.00 per unit (the “Conversion”).

On December 30, 2022, the Company issued the Second Extension Note in the principal amount of $772,769 to the Sponsor in connection with the extension of the period in which WTMA has to complete an initial business combination under the Existing Charter. The Second Promissory Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company’s or (ii) at the Sponsor’s discretion, the Conversion.

On each of March 30, 2023, April 30, 2023, May 30, 2023, June 30, 2023, July 30, 2023 and August 30, 2023, the Company issued six promissory notes to the Sponsor in connection with the extension of the period in which WTMA has to complete an initial business combination under the Existing Charter in the principal amount of $125,000 for each note. The Convertible Promissory Notes bear no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company’s or (ii) at the Sponsor’s discretion, the Conversion.

Other than the investment in WTMA, the Sponsor currently does not have any investment.

On December 27, 2021, the Sponsor also signed an insider letter agreement with WTMA, which provides that the insiders, including the Sponsor, commit to voting all shares in favor of any proposed business combination.

None of our officers or directors, our sponsor, nor any of its respective officers, directors, employees, or affiliates, have had management experience with blank check companies or special purpose acquisition corporations.

The Sponsor has no ongoing business and was established solely to provide risk capital to WTMA.

Compensation & Securities Issued; Transfers and Surrenders of Securities; and Reimbursements

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by WTMA to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

The Sponsor, paid an aggregate of $25,000 for the Founder Shares and approximately $3,520,540 for their 352,054 private units. Such shares and rights have an aggregate market value of approximately $[          ] million, based on the closing price of WTMA Common Stock of $[          ] and of WTMA Rights of $[          ] on Nasdaq on [          ], 2024 the most recent practicable date prior to the date of this proxy statement/prospectus.

The Sponsor and WTMA’s officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations, though there have been no material out-of-pocket expenses subject to reimbursement and WTMA does not anticipate any such expenses prior to Closing.

In addition, for the purpose of funding WTMA’s working capital requirements, WTMA has also approved the issuance of and sale to the Sponsor of the Convertible Extension Note, and the Working Capital Note that will not be repaid in the event that WTMA is unable to close a business combination unless there are funds available outside the trust account to do so. The Sponsor also has the right to convert such promissory notes upon Closing into up to 339,698 additional private units, and such units have an aggregate market value of approximately $[          ], based on the closing price of the WTMA Common Stock and the WTMA Rights described above.

Each of our officers and directors is a member of the Sponsor. Daniel Mamadou and Christopher Clower are the managing members of the Sponsor, and as such Daniel Mamadou and Christopher Clower have voting and investment discretion with respect to the WTMA Common Stock and WTMA Rights held of record by the Sponsor.

At Closing of the Business Combination, the Sponsor shall hold a total of 2,227,417 shares of New EM Common Stock

The above compensation and securities, at Closing will not result in a material dilution of the equity interests of non-redeeming WTMA shareholders. See “Ownership of New EM following the Business Combination.”

Lock-Up Provisions

For information regarding the Sponsor’s lock-up provisions, see the section entitled “WTMA Shares Eligible For Future Sale — Lock-Up Provisions”.

Effecting a Business Combination

General

WTMA is not presently engaged in, and WTMA will not engage in, any substantive commercial business until it completes the Business Combination with EM or another target business.

Limited Ability to Evaluate EM’s Management Team

Although we closely scrutinized the management of EM when evaluating the desirability of effecting our initial business combination with that business, our assessment of EM’s management may not prove to be correct. In addition, future management may not have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of members of our management team, if any, in New EM cannot presently be stated with any certainty. The determination as to whether any members of our management team will remain with the combined company will be made at the time of the Business Combination.

Following the Business Combination, to the extent that we deem it necessary, we may seek to recruit additional managers to supplement the incumbent management team of EM. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Fair Market Value of Target Business

Nasdaq listing rules require that WTMA must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of WTMA’s signing a definitive agreement in connection with its initial business combination. The WTMA Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of the Business Combination

WTMA is seeking WTMA stockholder approval of the Merger Agreement and the Business Combination at the Special Meeting to which this proxy statement/prospectus relates and, in connection with such Special Meeting, holders of WTMA Common Stock may redeem their shares of common stock for cash in accordance with the procedures described in this proxy statement/prospectus. Such Redemption Rights will be effected under the Existing Charter and the DGCL. Unlike other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the WTMA stockholders in connection with an initial business combination, the Sponsor and its directors and officers have agreed pursuant to the Sponsor Support and Lock-up Agreement (a) to vote (i) the Founder Shares (held by the WTMA Founder Holders), in favor of the Merger Agreement and the Business Combination; and (b) not to redeem any WTMA Common Stock in connection with the Business Combination. If the Business Combination is not completed, then WTMA stockholders electing to exercise their Redemption Rights will not receive such payments and their WTMA Common Stock will not be redeemed.

The Merger Agreement provides that the obligations of EM to consummate the Merger are conditioned on, among other things, that as of the Closing, New EM would have available to it a positive amount of cash after giving effect to (x) the amount in the trust account as of the Closing, after deducting the amount required to satisfy WTMA’s obligations to its stockholders (if any) that exercise their rights to redeem all or a portion of their shares of WTMA Common Stock pursuant to the Existing Charter and certain WTMA transaction expenses, plus (y) the amount of the PIPE Investment actually received by WTMA prior to or substantially concurrently with the Closing, plus (z) the aggregate gross proceeds received or to be received by WTMA or EM pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of WTMA or EM or any of WTMA’s subsidiaries, if any. The Minimum Available Cash Condition is for the sole benefit of EM.

The consummation of the Business Combination is also subject to the receipt of regulatory approvals, customary closing conditions, and the approvals of the WTMA stockholders, the holder of the EM Member Units and the holders of the equity interests of the other Target Companies.

We may not consummate the Business Combination unless the Condition Precedent Proposals are approved at the Special Meeting.

Please refer to the sections of this proxy statement/prospectus entitled “Special Meeting of WTMA Stockholders” and “Merger Agreement Proposal” for more information.

It is intended that this proxy statement/prospectus will also be used in connection with the solicitation of the required approvals of the equity holders of the Korean Companies with respect to the Business Combination.

Liquidation if No Business Combination

Unless WTMA submits and WTMA stockholders approve an extension, if the Business Combination (or combination with another target business) is not completed by the WTMA liquidation date, such condition will trigger WTMA’s automatic winding up, liquidation and dissolution pursuant to the terms of the Existing Charter. As a result, this has the same effect as if WTMA had formally gone through a voluntary liquidation procedure under the DGCL. Accordingly, no vote would be required from WTMA’s stockholders to commence such a voluntary winding up, liquidation and dissolution.

The amount in the trust account (less approximately $228 representing the aggregate nominal par value of the WTMA Common Stock as of June 30, 2024) under the DGCL will be treated as a share premium which is distributable under the DGCL provided that immediately following the date on which the proposed distribution is proposed to be made, WTMA is able to pay its debts as they fall due in the ordinary course of business. If WTMA is forced to liquidate the trust account, WTMA anticipates that it would distribute to its WTMA stockholders the amount in the trust account calculated as of the date that is two (2) business days prior to the distribution date (including any accrued interest) including interest earned on the funds held in the trust account, and not previously released to us to pay our taxes, divided by the number of then outstanding public stock, subject to certain limitations. Prior to such distribution, WTMA would be required to assess all claims that may be potentially brought against it by its creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the shareholders of WTMA with respect to amounts that are owed to them. WTMA cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, stockholders of WTMA could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event WTMA enters an insolvent liquidation. Furthermore, while WTMA has obtained and it will continue to seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business and prospective target businesses execute agreements with WTMA waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with WTMA, they will not seek recourse against the trust account or that a court would conclude that such agreements are legally enforceable.

The Sponsor and WTMA’s directors and officers have agreed to waive their rights to participate in any liquidation of the trust account or other assets with respect to any WTMA Common Stock held by them and to vote their WTMA Common Stock in favor of any dissolution and plan of distribution which WTMA submits to a vote of stockholders. No consideration was received by such persons in respect of such waiver. There will be no distribution from the trust account with respect to the WTMA Rights, which will expire worthless.

Pursuant to the Merger Agreement, EM has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the trust account held for its WTMA stockholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom) except, in each case with respect to claims that EM or its affiliates may have in the future against WTMA’s assets or funds that are not held in the trust account (other than distributions to the WTMA stockholders) and claims against any other Person (or any affiliate thereof) that is party to an alternative business combination consummated by WTMA.

If WTMA is unable to complete the Business Combination and expends all of the net proceeds of the IPO, other than the proceeds deposited in the trust account and without taking into account interest, if any, earned on the trust account, the per-share distribution from the trust account would be approximately $11.21 based on the value of the trust account as of June 30, 2024.

The proceeds deposited in the trust account could, however, become subject to the claims of WTMA’s creditors which would be prior to the claims of the public stockholders. Although WTMA has obtained and will continue to seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities WTMA engages, execute agreements with WTMA, waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of the WTMA stockholders. There is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against WTMA’s assets, including the funds held in the trust account.

The Sponsor has agreed that it will be liable to WTMA if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which WTMA has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (a) $10.00 per WTMA Common Stock (or such higher amount then held in trust) or (b) such lesser amount per WTMA Common Stock held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under WTMA’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Additionally, if WTMA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law and may be included in WTMA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the stockholders of WTMA. To the extent any bankruptcy claims deplete the trust account, WTMA cannot assure you it will be able to return to the WTMA stockholders at least $10.00 per public stock (or such higher amount then held in trust).

Facilities

WTMA maintains its principal executive offices at 4422 N. Ravenswood Ave #1025, Chicago, Illinois 60640. WTMA considers its current office space, combined with the other office space otherwise available to its officers, adequate for its current operations. Commencing on December 27, 2021, the Company entered into an agreement to pay the Sponsor $10,000 per month for the use of this office space and administrative support services. Upon completion of the Business Combination, the principal executive offices of New EM will be located at 516 S Dixie Hwy, Unit 209, West Palm Beach, FL 33401.

Employees

WTMA has three executive officers. These individuals are not obligated to devote any specific number of hours to WTMA’s matters and intend to devote only as much time as they deem necessary to its affairs. WTMA does not intend to have any full-time employees prior to the completion of a business combination.

Competition

If we succeed in effecting the Business Combination, there will be, in all likelihood, significant competition from New EM’s competitors. We cannot assure you that, subsequent to the Business Combination, New EM will have the resources or ability to compete effectively. Information regarding New EM’s competition is set forth in the sections entitled “Information about EM — Competition”, “Information about KCM — Competition”, “Information about KMMI — Competition”, “Information about NS World — Competition”, “Information about Handa Lab — Competition”.

Directors and Executive Officers

The following table sets forth the name, age and position of each of our current directors and executive officers:

Name	Age	Position
Daniel Mamadou	53	Chief Executive Officer and Chairman of the WTMA Board
Christopher Clower	58	Chief Operating Officer and Director
John Stanfield	43	Chief Financial Officer
Dominik Oggenfuss	49	Director
Matthew Rockett	40	Director
Justin Werner	50	Director

Daniel Mamadou was appointed as the CEO and Chairman of the WTMA Board on the inception of WTMA, May 27, 2021, and is the CEO of Welsbach Holdings Pte Ltd, a Technology Metals specialist advisor, which Mr. Mamadou founded in January 2021. From January 2015 to December 2020 Mr. Mamadou led Talaxis Ltd, which is the Technology Metals division of Singapore-listed Noble Group. From 2011 to 2014, Mr. Mamadou was a Managing Director at Nomura Securities, and acted as Head of the Corporate Solutions and Financing Group for the Asia-Pacific region. At Nomura, Mr. Mamadou led a team that delivered derivatives and capital markets solutions to their client base in the Asia-Pacific region. From 2003 to 2011, Daniel was the co-head of the Corporate Markets and Treasury Solutions team for Asia-Pacific. Prior to that, Mr.  Mamadou worked as a Director for Goldman Sachs within the FICC division in London. From 1997 until 1999, Mr. Mamadou was a Director at Deutsche Bank in London, on the fixed income derivatives structuring desk for Iberia. While leading the Corporate Markets and Treasury Solutions team at Deutsche Bank, Mr. Mamadou and his team achieved the number two position in the Asia ex Japan fixed income league tables (including bonds, investment grade and corporate high yield) over a four-year period from 2008 to 2011, raising approximately $40 billion of capital across sectors. Mr Mamadou earned a BA in Business Management and Marketing from ESIC-Valencia, and a MSc in Investment Banking and International Securities from Reading University.

Christopher Clower was appointed as the COO and a Director of WTMA on the inception of WTMA, May 27, 2021, and is an executive director and COO of Welsbach Holdings Pte Ltd since March 2021. From 2014-2024, Mr. Clower was an independent director of Malacca Trust Pte Ltd, a holding company in Singapore which is the majority owner of one of the leading asset management firms in Indonesia as measured by assets under management. Also, since 2014 – 2022, Mr. Clower was an independent commissioner on the board of PT Batavia Prosperindo Finance Tbk, an Indonesia consumer finance company listed on the Indonesia Stock Exchange. From 2010 to 2014, Mr. Clower was an independent advisor and principal investor of his own capital. From 2008 to 2010, Mr. Clower co-founded, built and sold PT Manoor Bulatn Lestari, an Indonesian resource company and achieved 30x MOIC in two years for himself and his investors. Prior to this, Mr. Clower was Managing Director and Head of Corporate Finance in Merrill Lynch for Southeast Asia. From 1998 to 2009, Mr. Clower worked at Merrill Lynch and raised over $4 billion of capital in the resources space. Mr. Clower also worked at Deutsche Bank from 1997 to 1998, at Bankers Trust from 1994 to 1997, and at Crane Nuclear Valves from 1991 to 1994. Prior to working in the finance industry, Mr. Clower was an intelligence officer for the United States Air Force, serving at Clark Air Base in the Philippines with the 90th Tactical Fighter Squadron.

John Stanfield, CPA, was appointed as the Chief Financial Officer of WTMA on the inception of WTMA, May 27, 2021, and has significant experience with GAAP, finance, operations, and taxation demonstrated over several years and several billion dollars of enterprise value in the private equity and alternative asset industry. He is the founder of Stanfield & Associates, LLC, a boutique consulting and full-service public accounting firm concentrated on outsourced Chief Financial Officer services for special purpose acquisition corporations, private equity fund managers, and family offices in the United States and internationally. Prior to founding Stanfield & Associates, LLC, Mr. Stanfield held audit positions at RSM US and Ernst & Young, LLP.

Dominik Oggenfuss was appointed as a Director of WTMA on October 16, 2023 and has extensive management, marketing and leadership experience in private debt management, private credit fund, asset management, wealth management and banking. Mr. Oggenfuss most recently served as the Managing Director, Head of Business Development of VI Capital Pte. Ltd. (Singapore) in Singapore, an Asian private debt manager focused on mid-market segments of small to medium enterprises. Prior to 2010, Mr. Oggenfuss worked as a risk management associate in market risk management and risk control with J.P. Morgan’s investment banking arm in the United Kingdom, London. From 2010, Mr. Oggenfuss was the Vice President of J.P. Morgan Private Bank Suisse SA, Geneva, Zurich and Swiss team and family office. Thereafter, Mr. Oggenfuss was the Executive Director of UBS AG, Wealth Management, European International Desk, Client Advisor UHNWI in Singapore. Mr. Oggenfuss proceeded to work as the Global Head of Sales and Investor Relations and Executive Committee Member of EFA Group, Trade Finance and Asset Management and subsequently, as the Executive Director, Head of Funding and Chief Investment Officer of Incomlend Capital, an award-winning, Sequoia-backed fintech, supply chain finance platform. In addition to his extensive professional experience, Mr. Oggenfuss holds an M.A. in Political Science and Economics from the University of Zurich, Department of Political Science and Harvard Business School’s Executive Education Program.

Matthew Rockett was appointed as a Director of WTMA on July 12, 2024, and has over two decades of industry experience working for one of the world’s largest fully integrated energy companies. Mr. Rockett most recently serves as the Manager of Competitive Performance for Chevron’s Mid-Continent Business Unit in Houston, Texas, where he oversees the Competitive Performance program. He is responsible for stewarding a $100MM+ pilot and technology program in asset development and base operations to drive step-change improvements in key impact metrics in the Permian Basin. Previously, Mr. Rockett held the position of Management Advisor, Subsurface, at Chevron Technical Center, advising the Vice President of Subsurface. He also served as the Supervisor of Production Engineering for TengizChevroil in Kazakhstan, managing the Staff Production Engineering team and optimizing various programs including the capital workover rig program, new & existing well stimulation program, and the plug & abandonment program. As the Manager of Reservoir Management Framework for Chevron’s IndoAsia Business Unit in Indonesia, Mr. Rockett led the strategic development program, providing reservoir management guidance and standards for long-term asset development, and overseeing the business unit reserves reporting process. His earlier roles at Chevron included Advisor, Heavy Oil in Indonesia, Project Manager for Special Projects in California, Supervisor of Production Operations in Lost Hills, Advisor for Asset Development, and Reservoir Engineer for Kern River, among others. Mr. Rockett began his career at Chevron as a Production Engineer Intern in the Mid-Continent Business Unit and later the Gulf of Mexico Business Unit. Mr. Rockett holds a Bachelor of Science in Petroleum Engineering from The University of Texas at Austin. His extensive professional experience and leadership capabilities have established him as a key figure in the energy sector, driving innovation and operational excellence across Chevron’s global operations.

Justin Werner was appointed as a Director of WTMA on July 19, 2024 and has over 20 years of mining experience and has founded several successful Indonesian mining and exploration companies. He is currently the Managing Director of Nickel Mines Limited (ASX:NIC), a Nickel Laterite miner and Nickel Pig Iron producer listed on the ASX with a market cap of A$4 billion, located in the Morowali Regency, Sulawesi. Additionally, Mr. Werner serves as a Non-Executive Director of Alpha HPA (ASX:A4N), which is completing a bankable feasibility study for constructing a high-purity alumina plant to supply the Electric Vehicle market. Previously, Mr. Werner was the founding partner of PT Gemala Borneo Utama, an Indonesian mining and exploration company that successfully developed and brought into production the ‘Buduk’ heap leach gold project in Kalimantan. This project was sold in 2008 to PT Renaissance Capital, one of Indonesia’s largest private equity groups. PT Gemala Borneo Utama also conducted a successful exploration program on Romang Island, identifying a significant 1Moz polymetallic deposit with ASX-listed Robust Resources, until it was taken over in 2014 by Indonesian billionaire Anthony Salim for A$97 million. Mr. Werner also served as the Managing Director of ASX-listed Augur Resources, where he led the discovery of 1.54 million oz Au eq Randu Kuning deposit in Central Java, Indonesia. Before becoming a project developer, Mr. Werner led many successful turnaround projects for blue-chip mining companies around the globe, including BHP Billiton, Rio Tinto, Freeport McMoRan, Lihir Gold, and Placer Dome, delivering hundreds of millions of dollars in cost and productivity improvements. Justin Werner is a highly motivated individual focused on execution and project delivery, with extensive experience across various commodities and international mining jurisdictions, including Asia, America, and Australasia. Justin Werner holds a Bachelor of Arts in Management from the University of Sydney in Australia.

Number, Terms of Office and Appointment of Directors and Officers

The WTMA Board consists of five members, three of whom are deemed “independent” under SEC and Nasdaq rules. Our directors and the structure of the board will change if the Business Combination is consummated. See the section entitled “Organizational Documents Proposal” and “Director Election Proposal” for more details.

Our officers are appointed by the WTMA Board and serve at the discretion of the WTMA Board, rather than for specific terms of office. The WTMA Board is authorized to appoint persons to the offices set forth in our Existing Bylaws as it deems appropriate. Our Existing Bylaws provide that our directors may consist of a chairman of the WTMA Board, and that our officers may consist of chief executive officer, president, chief financial officer, vice president(s), secretary, treasurer and such other officers as may be determined by the WTMA Board.

Director Independence

Nasdaq listing rules require that within one year of the listing of our securities on the Nasdaq Capital Market we have at least three independent directors and that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The WTMA Board has determined that Mr. Werner, Mr. Oggenfuss and Mr. Rockett are each an “independent director” as defined in the Nasdaq listing rules and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present. The Company will only enter into transactions with our officers and directors and their respective affiliates that are on terms no less favorable to us than could be obtained from independent parties. Any related-party transactions must be approved by our audit committee and a majority of disinterested directors.

Committees of the Board of Directors

We have two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by our board of directors. The composition and responsibilities of each committee are described below. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the Nasdaq listing rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We established an audit committee of the board of directors, which consists of Justin Werner, Dominik Oggenfuss and Matthew Rockett. Dominik Oggenfuss serves as chairman of the audit committee. Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions which we are not taking advantage of. Justin Werner, Dominik Oggenfuss and Matthew Rockett meet the independent director standard under Nasdaq listing rules and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Oggenfuss qualifies as an “audit committee financial expert” as defined in the applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        meeting with our independent registered public accounting firm regarding, among other issues, audits, and the adequacy of our accounting and control systems;

•        monitoring the independence of the registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the registered public accounting firm;

•        determining the compensation and oversight of the work of the registered public accounting firm (including resolution of disagreements between management and the registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and

•        reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the WTMA Board. The WTMA Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. Mr. Werner, Mr. Oggenfuss and Mr. Rockett will participate in the consideration and recommendation of director nominees. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The WTMA Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a Special Meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the WTMA Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee

We established a compensation committee of the board of directors, which consists of Justin Werner, Dominik Oggenfuss and Matthew Rockett. Matthew Rockett serves as chairman of the compensation committee. Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions which we are not taking advantage of. Justin Werner, Dominik Oggenfuss and Matthew Rockett meet the independent director standard under Nasdaq listing rules applicable to members of the compensation committee.

Our compensation committee charter details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other Section 16 executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served as a member of the compensation committee of any other entity that has one or more executive officers serving on the WTMA Board. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors of any other entity that has one or more executive officers serving on our compensation committee.

Code of Ethics

We adopted a code of ethics that applies to all of our executive officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

WTMA has filed a copy of its Code of Ethics in its SEC filings and it may be viewed by accessing WTMA’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from WTMA. WTMA intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K.

Executive Officer and Director Compensation

No executive officer or director has received any compensation for services rendered to us during the year ended December 31, 2023. No compensation or fees of any kind, including finder’s and consulting fees and other similar fees, will be paid by us to our insiders or any of the members of our management team, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf including those related to the Business Combination. There have not been any material out-of-pocket expenses subject to reimbursement and we do not anticipate any such expenses prior to Closing.

After the completion of the Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider the proposed Business Combination, because the directors of the post-combination business will be responsible for determining officer and director compensation.

Legal Proceedings

None.

Certain Relationships & Related Party Transactions

No executive officer has received any cash compensation for services rendered to us. No compensation or fees of any kind, including finder’s and consulting fees and other similar fees, will be paid by us to our insiders or any of the members of our management team, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf including those related to the Business Combination. There have not been any material out-of-pocket expenses subject to reimbursement and we do not anticipate any such expenses prior to Closing.

After the completion of the Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider the proposed Business Combination, because the directors of the post-combination business will be responsible for determining officer and director compensation.

Founder Shares

On June 25, 2021, the Sponsor purchased 1,437,500 Founder Shares 1 for an aggregate price of $25,000. On October 13, 2021, the Company effected an exchange of each such Class B shares for 1.5 shares of WTMA Common Stock, resulting in the Sponsor holding an aggregate of 2,156,250 Founder Shares. The Company no longer has Class B common stock authorized. The Initial Stockholders had agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On January 14, 2022, the Sponsor forfeited 224,328 Founder Shares for no consideration, due to the underwriters exercise of the over-allotment option in part.

The Founder Shares were placed into an escrow account maintained in New York, New York by Continental, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a business combination and (ii) the date on which the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our business combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a business combination, or earlier, in either case, if, subsequent to a business combination, we complete a liquidation, merger, stock exchange or other similar transaction, which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Due to Affiliates

On December 31, 2021, the Sponsor funded $79,673 in excess of $3,475,000 aggregate purchase price of the private units. On January 14, 2022, the Sponsor funded $179,463 in excess of the $45,540 aggregate purchase price of the private units sold in conjunction with the exercise of the over-allotment option (for an aggregate of $259,136 in excess purchase price). On January 26, 2022, the Company has paid the Sponsor amounting to $79,573. On July 1, 2022, the Sponsor has funded the Company by $100. No further payment has been made as of June 30, 2024 resulting in outstanding amount of $179,663 in connection with this excess funding from Sponsor.

Commencing on December 27, 2021, the Company entered into an agreement to pay the Sponsor $10,000 per month for the use of office space and administrative support services. For the year ended December 31, 2022, the Company expensed and paid a total of $50,000 for support services from the Sponsor which amount was reported as due to affiliates. For the year ended December 31, 2023, the Company expensed a total of $120,000 and has paid $6,000 for support services from the Sponsor which amount was reported as due to affiliates. For the period ended June 30, 2024, the Company expensed a total of $60,000 for support services from the Sponsor of which amount was reported as due to affiliates. This results in outstanding amount of $174,000 in connection with the outstanding due to affiliates to the Sponsor.

As of June 30, 2024 and December 31, 2023, respectively, there were outstanding amounts due to affiliates of $353,663 and $293,663, which will be repaid from Company’s operating account as soon as practicable.

Related Party Loans

In addition, in order to finance transaction costs in connection with a business combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working

Capital Loans would be repaid only out of funds held outside the trust account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit. These units would be identical to the private units.

On July 30, 2023, the Company issued a promissory note (the “Working Capital Note 1”) in the principal amount of $84,000 to the Sponsor in exchange for cash.

On August 30, 2023, the Company issued a promissory note (the “Working Capital Note 2”) in the principal amount of $378,000 to the Sponsor in exchange for cash.

On September 28, 2023, the Company issued a promissory note (the “Working Capital Note 3”) in the principal amount of $22,000 to the Sponsor in exchange for cash.

On November 10, 2023, the Company issued a promissory note (the “Working Capital Note 4”) in the principal amount of $50,000 to the Sponsor in exchange for cash.

On December 29, 2023, the Company issued a promissory note (the “Working Capital Note 5”) in the principal amount of $15,000 to the Sponsor in exchange for cash.

On March 20, 2024, the Company issued a promissory note (the “Working Capital Note 6”) in the principal amount of $373,737 to the Sponsor in exchange for cash.

On June 28, 2024, the Company issued a promissory note (the “Working Capital Note 7”) in the principal amount of $177,773 to the Sponsor in exchange for cash.

On September 30, 2024, the Company issued a promissory note (the “Working Capital Note 8”) in the principal amount of $192,069 to the Sponsor in exchange for cash.

Working Capital Note 1, together with Working Capital Notes 2, 3, 4, 5, 6, 7, and 8 (hereinafter, collectively, the “Working Capital Notes”) are non-interest bearing, unsecured promissory notes that will not be repaid in the event that the Company is unable to close an initial business combination unless there are funds available outside the trust account to do so. Such Working Capital Notes would either be paid upon consummation of the initial business combination out of the proceeds of the trust account released to the Company or, at the Sponsor’s discretion, converted, in full or in part, upon consummation of the initial business combination into additional private units at a price of $10.00 per unit. Additional Working Capital Notes may be funded at the discretion of the Sponsor, in total amounts for the Working Capital Notes series not to exceed $1.5 million.

The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options” (“ASC 470-20”), the Promissory Notes did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging” (“ASC 815-40”). The convertible note payable and conversion feature does not meet the requirements for classification under ASC 480, “Distinguishing Liabilities from Equity (“ASC 480”), and as a result is not required to be accounted for as a liability under ASC 480. In this case, the conversion feature embedded within the convertible promissory note does not require bifurcation and as a result remains embedded within the debt instrument because the convertible promissory note conversion feature does not meet the definition of a derivative as it fails the net settlement requirement. The embedded conversion feature does qualify as equity under ASC 815-40 as the exercise contingency is not based on an observable market or index unrelated to the issuer, the instrument meets the fixed-for-fixed criteria under ASC 815-40-15, meets the requirements for equity classification pursuant to ASC 815-40-25-1 and 25-2 and does not meet the definition of a derivative as it fails the net settlement requirement. Based on this analysis, the scope exception would apply, and the embedded conversion feature would fail to satisfy the third bifurcation condition within ASC 815-15-25-1.

As of June 30, 2024 and December 31, 2023, respectively, the balances outstanding under the Working Capital Notes were $1,100,610 and $549,100 reported in Working capital loans — related party in the accompanying unaudited condensed consolidated balance sheets. The Company did not repay any aggregate principal amount of the Working Capital Notes during the six months ended June 30, 2024 or the fiscal year ended December 31, 2023, respectively.

Convertible Promissory Note — Related Party

On September 30, 2022, the Company issued a first promissory note (the “First Extension Note”) in the principal amount of $772,769 to the Sponsor in connection with the extension of the period in which WTMA had to complete an initial business combination under the Existing Charter. The First Extension Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit (the “Conversion”).

On December 30, 2022, the Company issued a second promissory note (the “Second Extension Note” in the principal amount of $772,769 to the Sponsor in connection with the extension of the period in which WTMA has to complete an initial business combination under the Existing Charter. The Second Extension Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company’s or (ii) at the Sponsor’s discretion, the Conversion.

On each of March 30, 2023, April 30, 2023, May 30, 2023, June 30, 2023, July 30, 2023 and August 30, 2023, the Company issued six promissory notes to the Sponsor in connection with the extension of the period in which WTMA has to complete an initial business combination under the Existing Charter in the principal amount of $125,000 for each note (together with the First Extension Note and the Second Extension Note, collectively, the “Convertible Extension Notes”). The Convertible Promissory Notes bear no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company’s or (ii) at the Sponsor’s discretion, the Conversion.

The Convertible Extension Notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, convertible into private units of the post-business combination entity at a price of $10.00 per unit. The conversion feature was analyzed under ASC 470-20, and the Convertible Extension Notes did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40. The Convertible Extension Note payable and conversion feature does not meet the requirements for classification under ASC 480 and as a result is not required to be accounted for as a liability under ASC 480. In this case, the conversion feature embedded within the Convertible Extension Notes does not require bifurcation and as a result remains embedded within the debt instrument because the Convertible Extension Notes conversion feature does not meet the definition of a derivative as it fails the net settlement requirement. The embedded conversion feature does qualify as equity under ASC 815-40 as the exercise contingency is not based on an observable market or index unrelated to the issuer, the instrument meets the fixed-for-fixed criteria under ASC 815-40-15, meets the requirements for equity classification pursuant to ASC 815-40-25-1 and 25-2 and does not meet the definition of a derivative as it fails the net settlement requirement. Based on this analysis, the scope exception would apply, and the embedded conversion feature would fail to satisfy the third bifurcation condition within ASC 815-15-25-1.

At both June 30, 2024 and December 31, 2023, there was an aggregate of $2,296,371 outstanding under the Convertible Extension Notes reported in Convertible promissory notes — related party in the accompanying unaudited condensed consolidated balance sheets. The Company did not repay any aggregate principal amount of the Convertible Extension Notes during the six months end June 30, 2024 or the fiscal year ended December 31, 2023, respectively.

Support Services

Commencing on December 27, 2021, the Company entered into an agreement to pay the Sponsor $10,000 per month for the use of office space and administrative support services. For the three and six months ended June 30, 2024 and 2023, $30,000 and $60,000, respectively, has been expensed related to the agreement and are included in general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations. As of June 30, 2024 and December 31, 2023, respectively, $60,000 and $114,000 is included in due to affiliates in the accompanying unaudited condensed consolidated balance sheet.

Other Material Interests Relating to the Business Combination

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on WTMA’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. WTMA’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on WTMA’s behalf.

WTMA Policies and Procedures for Related Party Transactions

WTMA’s code of ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the WTMA Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) WTMA or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of WTMA Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. WTMA also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Periodic Reporting and Audited Financial Statements

WTMA has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, WTMA’s annual reports contain financial statements audited and reported on by WTMA’s independent registered public accounting firm. WTMA has filed with the SEC its Annual Report on Form 10-K, covering the year ended December 31, 2023.

WTMA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” the “Company” or “WTMA” refer to WTMA prior to the consummation of the Business Combination. The following discussion and analysis of WTMA’s financial condition and results of operations should be read in conjunction with WTMA’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. WTMA’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more target businesses. We intend to effectuate our business combination using cash from the proceeds of our initial public offering and the sale of the placement units that occurred simultaneously with the completion of our IPO, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Results of Operations for the Six Months Ended June 30, 2024 and 2023

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities for the period ended June 30, 2024 were in connection with the search for a prospective initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination, at the earliest. We generate non-operating income in the form of interest income from the proceeds of the IPO placed in the trust account. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the three months ended June 30, 2024, we had a net loss of $95,272, which primarily consists of operating expenses of $277,662, franchise taxes of $50,000 and a provision for income taxes of $26,249, offset by interest earned on cash held in the trust account in total of $258,639.

For the six months ended June 30, 2024, we had a net loss of $165,432, which primarily consists of operating expenses of $549,654, franchise taxes of $100,000 and a provision for income taxes of $35,098, offset by interest earned on cash held in the trust account in total of $519,320.

For the three months ended June 30, 2023, we had a net income of $26,528, which primarily consists of interest and dividend earned on marketable securities held in the trust account in total of $502,106, offset by operating expenses of $330,636, accrual of Delaware franchise taxes of $50,000, and provision for income taxes of $94,942.

For the six months ended June 30, 2023, we had a net loss of $203,673, which primarily consists of operating expenses of $1,188,958, accrual of Delaware franchise taxes of $100,000, and provision for income taxes of $261,911, offset by interest and dividend earned on marketable securities held in the trust account in total of $1,347,196.

Results of Operations for the Years Ended December 31, 2023 and 2022

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities for the period ended December 31, 2023 were in connection with the search for a prospective initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination, at the earliest. We generate non-operating income in the form of interest income from the proceeds of the IPO placed in the trust account. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the year ended December 31, 2023, we had a net loss of $54,322, which primarily consists of operating expenses of $2,022,981 and accrual of Delaware franchise taxes of $200,000, offset by interest and dividend earned on marketable securities held in the trust account in total of $2,168,659.

For the year ended December 31, 2022, we had a net loss of $2,390,719, which primarily consists of operating expenses of $3,131,190, Delaware franchise taxes of $200,000 and provision for income taxes of $180,688, offset by interest and dividend earned on marketable securities held in the trust account in total of $1,121,159.

Liquidity and Capital Resources

On December 30, 2021, the Company consummated the IPO of 7,500,000 units, each unit containing one share of common stock and one right to receive 1/10 of one share of common stock upon the consummation of a business combination, generating gross proceeds of $75,000,000, which is discussed in Note 3 to the unaudited condensed consolidated financial statements.

Simultaneously with the closing of the IPO, the Company consummated the sale of 347,500 private units at a price of $10.00 per private unit in a private placement to the Company Sponsor generating gross proceeds of $3,475,000 which is described in Note 4 to the unaudited condensed consolidated financial statements.

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 units to cover over-allotments, if any. On January 14, 2022, the underwriters partially exercised the option and purchased 227,686 over-allotment units, generating gross proceeds of $2,276,860.

Upon the closing of the over-allotment option on January 14, 2022, the Company consummated a private sale of an additional 4,554 private units at a price of $10.00 per private unit, generating gross proceeds of $45,540. As of January 14, 2022, a total of $77,276,860 of the net proceeds from the IPO (including the over-allotment units) and the sale of private units has been placed in the trust account. As the over-allotment option was only partially exercised, 224,328 shares of common stock purchased by the initial stockholders have been forfeited for no consideration.

Offering costs for the IPO amounted to $4,663,218, consisting of $1,500,000 of underwriting fees, $2,625,000 of deferred underwriting fees payable (which are held in the trust account) and $538,218 of other costs. The deferred underwriting fee payable of $2,704,690 is contingent upon the consummation of a business combination by June 30, 2023, subject to the terms of the underwriting agreement.

For the six months ended June 30, 2024, cash used in operating activities was $568,316. Net cash provided by investing activities was $19,173 mainly reflecting cash withdrawn from trust account to pay franchise and income taxes. Net cash provided by financing activities was $551,510 mainly reflecting proceeds from convertible promissory notes and working capital loans entered into with the related party.

For the six months ended June 30, 2023, cash used in operating activities was $353,358. Net cash used in investing activities was $42,037,434 and net cash used in financing activities was $42,136,600 mainly reflecting the redemptions of common stock — due to stockholders exercising their redemption rights in connection with the Extension and proceeds from Convertible Extension Notes entered into with the Sponsor.

At June 30, 2024, we had cash held in the trust account of $24,269,376. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies. For the six months ended June 30, 2024, the Company had $19,173 withdrawn from the trust account to pay franchise and income taxes.

At June 30, 2024, we had operating cash of $2,564, restricted cash of $168,012 (excess permitted withdrawal) outside of the trust account. We have used and intend to continue to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination. Through June 30, 2024, the Company has withdrawn a total of $760,186 from the trust account for taxes of which $592,174 was already utilized to pay for franchise and income taxes. Through December 31, 2023, the Company has withdrawn a total of $741,013 from the trust account for taxes of which $579,564 was already utilized to pay for franchise and income taxes. As of June 30, 2024 and December 31, 2023, respectively, there is a restricted cash balance of $168,012 and $161,449 which will be utilized to pay the outstanding franchise and income taxes.

We monitor the adequacy of our working capital in order to meet the expenditures required for operating our business prior to our initial business combination. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public stock upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public stock upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2024. We do not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations or operating lease obligations.

The underwriters were paid a cash underwriting discount of $0.20 per unit on the offering, or $1,545,537 in the aggregate at the closing of the IPO and the over-allotment option. In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $2,704,690 from the closing of the IPO.

The Company issued the First Extension Note in the principal amount of $772,769 to the Sponsor. The First Extension Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit.

The Company issued the Second Extension Note in the principal amount of $772,769 to the Sponsor. The Second Extension Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit.

The Company issued six promissory notes in the principal amount of $125,000 to the Sponsor. The Convertible Extension Notes bear no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the Trust Account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit.

On July 30, 2023, the Company issued Working Capital Note 1 in the principal amount of $84,000 to the Sponsor in exchange for cash.

On August 30, 2023, the Company issued Working Capital Note 2 in the principal amount of $378,000 to the Sponsor in exchange for cash.

On September 28, 2023, the Company issued Working Capital Note 3 in the principal amount of $22,000 to the Sponsor in exchange for cash.

On November 10, 2023, the Company issued Working Capital Note 4 in the principal amount of $50,000 to the Sponsor in exchange for cash.

On December 29, 2023, the Company issued Working Capital Note 5 in the principal amount of $15,000 to the Sponsor in exchange for cash.

On March 20, 2024, the Company issued Working Capital Note 6 in the principal amount of $373,737 to the Sponsor in exchange for cash.

On June 28, 2024, the Company issued Working Capital Note 7 in the principal amount of $177,773 to the Sponsor in exchange for cash.

As of June 30, 2024 and December 31, 2023, respectively, there was an aggregate of $2,296,371 outstanding under the Convertible Extension Notes reported in Convertible promissory notes — Related party in the accompanying unaudited condensed consolidated balance sheets.

As of June 30, 2024 and December 31, 2023, respectively, there were amounts of $1,100,610 and $549,100, respectively, outstanding under the Working Capital Notes reported in Working capital loans — Related party in the accompanying unaudited condensed consolidated balance sheets.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The WTMA Common Stock sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

On March 24, 2023, in connection with the votes to approve the March Extensions, the holders of 4,097,964 shares of WTMA Common Stock properly exercised their right to redeem their shares for an aggregate redemption amount of approximately $42.6 million. The amount due to the redeeming stockholders was subsequently disbursed on April 10, 2023.

On September 29, 2023, in connection with the votes to approve the September Extensions, the holders of 1,456,871 shares of WTMA Common Stock properly exercised their right to redeem their shares for an aggregate redemption amount of $15.7 million. The amount due to the redeeming stockholders was subsequently disbursed on October 12, 2023.

On June 28, 2024, in connection with the votes to approve the June Extensions, the holders of 1,090,062 shares of WTMA Common Stock properly exercised their right to redeem their shares for an aggregate redemption amount of approximately $12.22 million, leaving approximately $12.06 million in the trust account, based on the approximately $24.28 million held in the trust account as of June 28, 2024 (less funds that may be withdrawn to pay taxes). The amount due to th eredeeming stockholders was subsequently disbursed on August 2, 2024.

Accordingly, 1,082,789 and 2,172,851 shares of WTMA Common Stock subject to possible redemption on June 30, 2024 and December 31, 2023, respectively, are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s unaudited condensed consolidated balance sheets.

Immediately upon the closing of the IPO, the Company recognized the accretion from the initial book value to redemption amount value. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable shares of common stock resulted in charges against Additional Paid-In Capital and Accumulated Deficit.

The shares of common stock reflected on the unaudited condensed consolidated balance sheets are reconciled on the following table:

Redeemable ordinary shares subject to possible redemption at December 31, 2023	$23,850,678
Less:
Redemption of Common Stock	(12,219,791)
Plus:
Accretion of carrying value to redemption value	364,800
Redeemable ordinary shares subject to possible redemption at June 30, 2024	$11,995,687

Net Loss per Share of Common Stock

The Company computes (loss) income per share in accordance with ASC 260-10-45 “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. The Company’s public common shares have a redemption right, which differ from the common shares that the sponsors hold. Accordingly, the Company has effectively two classes of shares, which are referred to as public common shares and Founder Shares. Income and losses are shared pro rata between the two classes of shares. Basic loss per share is computed by dividing net (loss) income available to common stockholders by the weighted average number of outstanding common shares during the period. Accretion associated with the common stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

Diluted (loss) income per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive (loss) income per share excludes all potential common shares if their effect is anti-dilutive. The Company has excluded the WTMA Rights from the calculation of diluted (loss) income per share because the WTMA Rights are contingent upon the occurrence of future events and any impact would be anti-dilutive. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the three and six months ended June 30, 2024 and 2023. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per common share.

The following table reflects the calculation of basic and diluted net (loss) income per common share (in dollars, except per share amounts):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2024		2023		2024		2023
	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable
Basic and diluted net (loss) income per common share
Numerator:
Allocation of net (loss) income	$(46,184)	$(49,088)	$16,282	$10,246	$(80,425)	$(85,007)	$(143,806)	$(59,867)
Denominator:
Basic and diluted weighted average shares outstanding	2,148,894	2,283,976	3,629,722	2,283,976	2,160,872	2,283,976	5,486,258	2,283,976

Basic and diluted net (loss) income per common share	$(0.02)	$(0.02)	$—	$—	$(0.04)	$(0.04)	$(0.03)	$(0.03)

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): “Improvements to Income Tax Disclosures” (“ASU 2023-09”), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its unaudited condensed financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements for the period ended June 30, 2024.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the effects of global health pandemics, and geopolitical instability, such as the military conflict in Ukraine and the Middle East. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We have elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our unaudited condensed consolidated financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Related Party Transactions

Founder Shares

On June 25, 2021, the Sponsor purchased 1,437,500 shares Founder Shares for an aggregate price of $25,000. On October 13, 2021, the Company effected an exchange of each such Class B shares for 1.5 shares of WTMA Common Stock, resulting in the Sponsor holding an aggregate of 2,156,250 Founder Shares. The Company no longer has Class B common stock authorized. The initial stockholders had agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On January 14, 2022, the Sponsor forfeited 224,328 Founder Shares for no consideration, due to the underwriters exercise of the over-allotment option in part.

The Founder Shares were placed into an escrow account maintained in New York, New York by Continental, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a business combination and (ii) the date on which the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our business combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a business combination, or earlier, in either case, if, subsequent to a business combination, we complete a liquidation, merger, stock exchange or other similar transaction, which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Due to Affiliates

On December 31, 2021, the Sponsor funded $79,673 in excess of the $3.48 million aggregate purchase price of the private units. On January 14, 2022, the Sponsor funded $179,463 in excess of the $45,540 aggregate purchase price of the private units sold in conjunction with the exercise of the over-allotment option (for an aggregate of $259,136 in excess purchase price).

Commencing on December 27, 2021, the Company entered into an agreement to pay the Sponsor $10,000 per month for the use of office space and administrative support services. For the year ended December 31, 2022, the Company expensed $120,000 for support services from the Sponsor which amount was reported as due to affiliates. For the year ended December 31, 2023, the Company expensed a total of $120,000 for support services from the Sponsor of which $88,000 was reported as due to affiliates, net of $6,000 payments to the Sponsor and $26,000 reversal of previously accrued support services. On December 31, 2022, the Company expensed a total of $120,000 for support services from the Sponsor and $26,000 for CFO support services of which $26,000 was reported as due to affiliates, net of $120,000 payments to the Sponsor. For the period ended June 30, 2024, the Company expensed a total of $60,000 for support services from the Sponsor of which amount was reported as due to affiliates. This results in an outstanding amount of $174,000 in connection with the outstanding due to affiliates to the Sponsor.

As of June 30, 2024 and December 31, 2023, respectively, there were outstanding amounts due to affiliates of $353,663 and $293,663, which will be repaid from Company’s operating account as soon as practicable.

Related Party Loans

In addition, in order to finance transaction costs in connection with a business combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company Working Capital Loans. If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit. These units would be identical to the private units.

On July 30, 2023, the Company issued the Working Capital Note 1 in the principal amount of $84,000 to the Sponsor in exchange for cash.

On August 30, 2023, the Company issued the Working Capital Note 2 in the principal amount of $378,000 to the Sponsor in exchange for cash.

On September 28, 2023, the Company issued the Working Capital Note 3 in the principal amount of $22,000 to the Sponsor in exchange for cash.

On November 10, 2023, the Company issued the Working Capital Note 4 in the principal amount of $50,000 to the Sponsor in exchange for cash.

On December 29, 2023, the Company issued the Working Capital Note 5 in the principal amount of $15,000 to the Sponsor in exchange for cash.

On March 20, 2024, the Company issued the Working Capital Note 6 in the principal amount of $373,737 to the Sponsor in exchange for cash.

On June 28, 2024, the Company issued the Working Capital Note 7 in the principal amount of $177,773 to the Sponsor in exchange for cash.

The Working Capital Notes are non-interest bearing, unsecured promissory notes that will not be repaid in the event that the Company is unable to close an initial business combination unless there are funds available outside the trust account to do so. Such Working Capital Notes would either be paid upon consummation of the initial business combination out of the proceeds of the trust account released to the Company or, at the Sponsor’s discretion, converted, in full or in part, upon consummation of the initial business combination into additional private units at a price of $10.00 per unit. Additional Working Capital Notes may be funded at the discretion of the Sponsor, in total amounts for the Working Capital Notes series not to exceed $1.50 million.

The conversion feature was analyzed under ASC 470-20, the Working Capital Notes did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40. The convertible note payable and conversion feature does not meet the requirements for classification under ASC 480 and as a result is not required to be accounted for as a liability under ASC 480. In this case, the conversion feature embedded within the convertible promissory note does not require bifurcation and as a result remains embedded within the debt instrument because the convertible promissory note conversion feature does not meet the definition of a derivative as it fails the net settlement requirement. The embedded conversion feature does qualify as equity under ASC 815-40 as the exercise contingency is not based on an observable market or index unrelated to the issuer. The instrument meets the fixed-for-fixed criteria under ASC 815-40-15 and the requirements for equity classification pursuant to ASC 815-40-25-1 and 25-2. The instrument does not meet the definition of a derivative as it fails the net settlement requirement. Based on this analysis, the scope exception would apply, and the embedded conversion feature would fail to satisfy the third bifurcation condition within ASC 815-15-25-1.

As of June 30, 2024 and December 31, 2023, respectively, the balances outstanding under the Working Capital Notes were $1.10 million and $549,100 reported in Working capital loans — Related party in the accompanying unaudited condensed consolidated balance sheets.

Convertible Promissory Note — Related Party

On September 30, 2022, the Company issued the First Extension Note in the principal amount of $772.77 thousand to the Sponsor in connection with the extension of the period in which WTMA had to complete an initial business combination under the Existing Charter. The First Extension Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company’s or (ii) at the Sponsor’s discretion, the Conversion.

On December 30, 2022, the Company issued the Second Extension Note in the principal amount of $772.77 thousand to the Sponsor in connection with the extension of the period in which WTMA has to complete an initial business combination under the Existing Charter. The Second Extension Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company’s or (ii) at the Sponsor’s discretion, the Conversion.

On each of March 30, 2023, April 30, 2023, May 30, 2023, June 30, 2023, July 30, 2023 and August 30, 2023, the Company issued six promissory notes to the Sponsor in connection with the extension of the period in which WTMA has to complete an initial business combination under the Existing Charter in the principal amount of $125,000 for each note. The Convertible Extension Notes bear no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company’s or (ii) at the Sponsor’s discretion, the Conversion.

The Convertible Extension Notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, convertible into private units of the post-business combination entity at a price of $10.00 per unit. The conversion feature was analyzed under ASC 470-20, and the Convertible Extension Notes did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, . The convertible note payable and conversion feature does not meet the requirements for classification under ASC 480 and as a result is not required to be accounted for as a liability under ASC 480.

In this case, the conversion feature embedded within the Convertible Extension Note does not require bifurcation and as a result remains embedded within the debt instrument because the Convertible Extension Note conversion feature does not meet the definition of a derivative as it fails the net settlement requirement. The embedded conversion feature does qualify as equity under ASC 815-40 as the exercise contingency is not based on an observable market or index unrelated to the issuer, the instrument meets the fixed-for-fixed criteria under ASC 815-40-15, meets the requirements for equity classification pursuant to ASC 815-40-25-1 and 25-2 and does not meet the definition of a derivative as it fails the net settlement requirement. Based on this analysis, the scope exception would apply, and the embedded conversion feature would fail to satisfy the third bifurcation condition within ASC 815-15-25-1.

At both June 30, 2024 and December 31, 2023, there was an aggregate of $2,296,371 outstanding under the Convertible Extension Notes reported in Convertible Extension Notes — Related Party in the accompanying unaudited condensed consolidated balance sheets.

Support Services

Commencing on December 27, 2021, the Company entered into an agreement to pay the Sponsor $10,000 per month for the use of office space and administrative support services. For the three and six months ended June 30, 2024 and 2023, $30,000 and $60,000, respectively, has been expensed related to the agreement and are included in General and administrative expenses in the accompanying unaudited condensed consolidated statements of operations. As of June 30, 2024 and December 31, 2023, respectively, $60,000 and $114,000 is included in Due to affiliates in the accompanying unaudited condensed consolidated balance sheet.

Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

INFORMATION ABOUT EM

Unless otherwise noted or the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our”, “Evolution Metals”, or “EM” refer to the business of EM prior to the consummation of the Business Combination.

Our Business

EM was established in 2024 as a holding company with the intent to acquire the Operating Companies. EM has entered into an investment agreement to acquire CMR and legally binding Heads of Agreement to acquire each of the Korean Companies, and EM believes all of such acquisitions are probable. The acquisitions will be consummated together with the consummation of the Business Combination.

EM is headquartered at 516 S Dixie Hwy, Unit 209, West Palm Beach, FL 33401.

Products

EM does not directly produce products; it functions as a holding company for its future operating companies, which are responsible for production.

Main products & services

EM does not produce products directly; it serves as a holding company for its future operating companies, which handle the production and delivery of goods and services across various sectors.

Research & Development

EM is currently a special purpose vehicle (“SPV”) with no operating business, the company does not engage in R&D activities.

Suppliers

EM does not have any supplier agreements, as it is currently an SPV focused on consummating acquisitions.

Customers

EM, as a holding company, does not currently have customers.

Intellectual Property

As a holding company, EM does not hold any intellectual property (“IP”).

Subsidiaries

EM is a holding company that currently has no subsidiaries.

Human Capital Resources

Employees

EM does not have any direct employees. The Company’s operations are managed by its sole managing member and through third-party contractors, consultants, and service providers who support the Company’s business activities. EM relies on these external resources for operational, administrative, and technical support across its business functions.

Properties

As a holding company, EM does not directly own or lease any properties.

Commitments & Contingencies

EM does not have any ongoing, pending, or anticipated litigation. The Company maintains a proactive approach to compliance and risk management, ensuring that it operates within legal and regulatory frameworks to avoid potential legal disputes. This careful management allows EM to focus on its strategic objectives without the distraction of legal challenges.

Directors & Executive Officers

The following table sets forth the name and age of the sole managing member of EM.

Name	Age	Position(s)
Managing Member
David Wilcox	37	Managing Member

The following is information about the experience and attributes of EM’s managing member as of the date of this proxy statement/prospectus.

David Wilcox is the Managing Member of EM. His career began at Deutsche Bank based in the London and New York offices, operating across four continents. David became a derivatives trading specialist who has run teams for regulatory overhaul initiatives worldwide, driving value from government policy change. He has a Bachelors in Business Administration from the University of Tennessee and a Post Graduate Degree in International Business from St. Mary’s University.

Family Relationships

David Wilcox is the is the sole managing member and 100% owner of EM.

There are no reported family relationships that could present potential conflicts of interest in accordance with SEC regulations.

Legal Proceedings

To the best of our knowledge, our sole managing member has not, during the past ten years:

•        been convicted in a criminal proceeding (excluding traffic violations and other minor offenses);

•        had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•        been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•        been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•        been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•        been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

EM is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, it has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies. As an emerging growth company, it is exempt from certain requirements related to executive compensation, including the requirement to provide information relating to the ratio of total compensation of its Managing Member to the median of the annual total compensation of all of its employees.

For purposes of this disclosure and Item 402 of Regulation S-K, we view David Wilcox, EM’s sole managing member, as the only named executive officer with respect to EM. No compensation or benefits were paid or provided to Mr. Wilcox for his services to EM during the year ended December 31, 2023. Further, during 2023 and as of the date of this filing, Mr. Wilcox was not party to any employment agreement or other compensation-related arrangement with EM. Further EM did not maintain an equity compensation program or have any equity awards outstanding as of December 31, 2023. This disclosure therefore does not include a Summary Compensation Table, an Outstanding Equity Awards at Fiscal Year-End table, an Equity Compensation Plan Information table or narrative disclosures under Item 402 or Item 201(d), as applicable, of Regulation S-K, because there would be nothing to disclose in such tables and narratives.

Employment Agreements

As of the date of this filing, EM has not entered into any formal employment agreements. The Company’s operations are managed by its sole managing member and through the engagement of third-party contractors, consultants, and service providers.

Director Compensation

EM does not maintain a non-employee director compensation program and no non-employee director of EM was compensated in such capacity during the fiscal year ended December 31, 2023.

Certain Relationships & Related Party Transactions

The Company does not have a formal written policy for the review and approval of transactions with related parties. Its unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the Company’s sole managing member for any possible conflicts of interest. The sole managing member is responsible for review, approval, or ratification of “related-person transactions” involving the Company and related persons.

The following are list of related party transactions:

•        On March 15, 2024 and April 16, 2024, EM made a consulting fee payment to Evolution Metals Corp. (“EMC”), a company majority-owned by David Wilcox, who is also the sole managing member and owner of EM, amounting to $50,000 in connection with advisory services provided by EMC in negotiating the deal to acquire subsidiaries.

•        Between March 27, 2024 and June 25, 2024, EM made an expense reimbursement payment to David Wilcox and EMC, a company majority-owned by David Wilcox, who is also the sole managing member and owner of EM, amounting to $68,848 in connection with out-of-pocket expenses incurred by David Wilcox and EMC in connection with its advisory services for EM.

•        On April 16, 2024, EM made a non-interest bearing promissory note to David Wilcox, the sole managing member and owner of EM, amounting to $1,000,000 so that David Wilcox in his individual capacity could make a foreign direct investment for the benefit of EM.

•        On September 3, 2024, EM made a non-interest bearing promissory note to David Wilcox, the sole managing member and owner of EM, amounting to $1,500,000 so that David Wilcox in his individual capacty could make a foreign direct investment for the benefit of EM.

•        From March 2024 until the filing date, EM has funded $743,578.94 of loans to the Sponsor, which the Sponsor used to lend to WTMA for WTMA’s working capital. The funds of these loans were sourced from holders of EM Convertible Preferred Units, which hold liquidation preference.

Beneficial Ownership of Securities

The following table sets forth information regarding the fully diluted beneficial ownership of EM Common Stock as of June 30, 2024 assuming the scenario described below by:

•        each person who is known to be the beneficial owner of more than 5% of the shares of EM Common Stock;

•        each of EM’s current executive officers and directors; and

•        all executive officers and directors of EM pre-Business Combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days.

The fully diluted beneficial ownership of EM Common Stock Pre-Business Combination is based on 1,000,000 EM Member Units issued and outstanding as of June 30, 2024.

	Pre-Business Combination EM Member Units
Name and Address of Beneficial Owner(1)	Number of Shares	% of Shares(2)
5% Holders of EM
David Wilcox	1,000,000	100.0%

Managing Members of EM
David Wilcox(1)	1,000,000	100.0%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of our Sponsor and managing member of EM is c/o 516 S Dixie Hwy, Unit 209, West Palm Beach, FL 33401.

(2)      The table above presents the voting interest units of EM.

(3)      All units are presented on a fully diluted basis.

Permits

As of the date of this filing, EM is a SPV and does not hold any operational permits or licenses.

Notifications or Approvals Requirements

There are no notification or consent requirements in relation to the business registration certificates that the Company has obtained upon a change of control or change of the majority shareholder in the Company as a result of the proposed Business Combination.

Websites

The Company maintains one active website www.evolutionmetalsandtechnologies.com which serves as its corporate website and contains information about the Company and its business. The information included on EM’s website is not incorporated by reference into this proxy statement/prospectus or in any other report or document filed with the SEC, and any reference to such website is intended to be an inactive textual reference only.

Corporate Information

The registered office of EM is located at 516 S Dixie Hwy, Unit 209, West Palm Beach, FL 33401, which also serves as our corporate mailing address. Our telephone number is +1 561-225-3205. Please note that information contained on our website is not a part of this proxy statement/prospectus.

EM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with our financial statements for the period from February 8, 2024 (inception) to June 30, 2024 and other information included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this report. Additionally, our historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our” and “the Company” generally refer to Evolution Metals LLC (“EM”).

Business Overview

Evolution Metals LLC (the “Company” or “EM”) is a newly formed entity for the purpose of developing a secure, reliable global supply chain for critical minerals and materials (“CMM”), that leverages advanced technologies and strategic consolidation of midstream and downstream manufacturers. The Company will support key industries, such as automotive while driving a sustainable future through efficient processing and the application of cutting edge robotics and artificial intelligence (“AI”).

To achieve this vision, the Company has entered into equity purchase agreements to acquire a controlling equity interest in five separate entities (collectively, the “Five Entities”) critical to the CMM supply chain in order to combine initial capabilities believed to serve as the foundation for the Company’s growth — transforming raw materials into essential components for further manufacturing; recycling lithium batteries; producing materials that are essential feedstocks used in the production of advanced magnets, which include (a) bonded magnets that are vital components in various high-tech applications (including automotive, aerospace, and consumer electronics industries) and (b) sintered magnets that are crucial for high-performance applications (particularly in the defense and aerospace sectors where precision and durability are paramount); developing AI software and machines to drive automation, innovation, and efficiency to reduce labor costs, lower manufacturing reject rates, and automating the quality of control processes. The Five Entities include four Korean companies and one domestic company. Upon completion of the five acquisitions the Company will produce magnets and battery metals to meet the growing global demand driven by the electrification of transportation, the expansion of green energies, advancements in healthcare technologies, military and defense manufacturing, and consumer appliances.

Recent Developments

Recent events impacting our business are as follows:

Merger Agreement with Welsbach Technology Metals Acquisition Corp

On April 1, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Welsbach Technology Metals Acquisition Corp., a Delaware company (“WTMA” or the “SPAC”) and WTMA Merger Subsidiary Corp., a direct wholly owned subsidiary of WTMA (the “Merger Sub Corp.”). The Merger Agreement provides that the Merger Sub Corp. will be merged with and into the Company, with the Company being the surviving corporation and resulting in EM LLC being a wholly owned subsidiary of WTMA (the “Business Combination”). After consummation of the Business Combination, WTMA will change its name to Evolution Metals & Technologies Corp. (“EMAT”). At closing, EM&T will trade on the Nasdaq market.

On November 6, 2024, the Company entered into an Amended & Restated Agreement and Plan of Merger, as amended by the Amendment No. 1 to Amended and Restated Agreement and Plan of Merger, dated as of November 11, 2024 (the “A&R Merger Agreement”), with WTMA and WTMA Merger Subsidiary LLC, a direct wholly owned subsidiary of WTMA (the “Merger Sub LLC”).

Key terms of the A&R Merger Agreement include, but are not limited to, the following:

•        Step 1: The Company forms two wholly owned subsidiaries: (i) Korean Chusik Hoesa company (“Korea NewCo”) and (ii) Korean non-Chusik Hoesa company (“Korea DRE”).

•        Step 2: Korea DRE elects to be classified as a disregarded entity for U.S. federal income tax purposes and takes necessary steps for this classification.

•        Step 3: The Company contributes $78,870,000 (“Capital Contribution”) to Korea NewCo and assigns rights under the applicable Heads of Agreement with the “Korean Targets” (KCM Industry Co., Ltd., KMMI INC., NS World Co., Ltd., and Handa Lab Co., Ltd.).

•        Step 4: Korea NewCo distributes the Capital Contribution to the Company in exchange for 16,054 Company Membership Units.

•        Step 5-A: The Korean Equityholders exchange their equity interests in the Korean Targets for Company Membership Units, making the Korean Targets wholly owned subsidiaries of Korea NewCo.

•        Step 5-B: Korea NewCo merges into Korea DRE, ceasing to exist, with Korea DRE as the surviving and wholly owned subsidiary of the Company.

•        Step 6: The Company Equityholder forms a wholly owned Delaware subsidiary (“US NewCo”) and contributes 12,000 Company Membership Units in exchange for 100 shares of US NewCo common stock.

•        Step 7: WTMA Merger Sub merges into US NewCo, with US NewCo as the surviving corporation, and the Company Equityholder receives $61,206,348 in Acquiror Common Shares.

•        Step 8: The Merger and other transactions at Closing occur as part of the Precedent Transactions.

•        Step 9: The Company forms a wholly owned Delaware LLC (“New LLC”) and contributes its right to acquire Critical Mineral Recovery, Inc. (“CMR”) to New LLC in exchange for New LLC Interests.

•        Step 10: The Company redeems Company Membership Units equal to the value of New LLC in exchange for a distribution to Acquiror of the New LLC Interests.

•        Step 11: New LLC forms two wholly owned subsidiaries: (i) Delaware corporation (“Merger Sub 3”) and (ii) Delaware LLC (“Merger Sub 4”).

•        Step 12: Merger Sub 3 merges into CMR, making CMR a wholly owned subsidiary of New LLC, and CMR’s sole shareholder receives Acquiror Common Shares worth $225 million, $125 million in cash, and up to $50 million to repay CMR’s debt.

•        Step 13: CMR merges into Merger Sub 4, with Merger Sub 4 as the surviving company and a wholly owned subsidiary of New LLC.hat the Merger Sub will be merged with and into the Company being the surviving corporation and resulting in EM LLC being a wholly owned subsidiary of WTMA (the “Business Combination”). After consummation of the Business Combination, WTMA will change its name to Evolution Metals & Technologies Corp. (“EMAT”). At closing, EM&T will trade on the Nasdaq market.

•        Step 14: Any transactions related to Subscription Agreements with PIPE Investors will be consummated, in accordance with the terms of the agreements, as the final step of the Precedent Transactions.

•        The Company’s board of directors (the “Board”) has provided written consent, pursuant to which, among other things, the Board has approved the A&R Merger Agreement.

•        The A&R Merger Agreement is also subject to the approval by the stockholders of WTMA. Holders of WTMA’s public shares will have the opportunity to redeem all or a portion of their public Shares for cash in connection with the Business Combination.

In certain circumstances, including if the Merger Agreement has not been consummated by June 30, 2025, either party may elect to terminate the Merger Agreement.

In addition to the Merger, and as a material inducement to the parties to enter into the Merger Agreement, the parties to the Merger Agreement also intend to enter into certain other agreements to consummate the Precedent Transactions, each to be effective on or about the Closing and conditional upon the Closing.

For more information about the Business Combination, please see the section entitled “Merger Proposal Agreement.”

Potential Acquisitions of Controlling Equity Interests in the Operating Companies

In 2024, the Company entered into an investment agreement to acquire CMR and legally binding Heads of Agreement to acquire each of the Korean Companies, and EM believes all of such acquisitions are probable.

The table below summarizes key terms of the agreement of the Operating Companies.

Counterparty	Region	Equity interests to be acquired	Consideration
KMMI INC.	Korea	100%	New EM Common Stock valued at $44 million
Handa Lab Co. Ltd.	Korea	100%	New EM Common Stock valued at $7.5 million
KCM Industry Co. Ltd.	Korea	100%	New EM Common Stock valued at $14.4 million
NS World Co. Ltd.	Korea	100%	New EM Common Stock valued at $13.0 million
Robert N Feldman Revocable Living Trust, owner of 100% of the shares Critical Mineral Recovery, Inc.	USA	100%	New EM Common Stock valued at $225 million and $125 million in cash, plus $50 million in cash for debt repayment

Issuance of Convertible Note Receivable

In June 2024, the Company entered into a convertible promissory note with Camston Wrather Sub Co., LLC, a wholly owned subsidiary of Camston Wrather LLC (together “CW”) whereby the Company advanced the principal amount of $2,500,000 to CW (the “Original CW Note”) to fund its working capital, at which time the Company became a senior lender under CW’s credit agreement. For the period from February 8, 2024 to June 30, 2024, $1,875,000 of allowance for credit losses related to this note is included in the accompanying statement of income.

In August 2024 and September 2024, the Company advanced $1 million and $9 million, respectively to CW in exchange for a convertible promissory note (“CW Note”), with the same terms as the Original CW Note.

The purpose of the $12.5 million advance to CW is to fund CW’s working capital to ramp-up production.

Issuance of Note Receivables and Note Receivables — Related Party

In March 2024 and June 2024, the Company entered into unsecured promissory notes with a borrower in the amount of up to $373,737 and $177,773, the “March 2024 Note” and the “June 2024 Note,” respectively. The March 2024 Note and June 2024 Note are non-interest bearing and mature on the earlier of the (a) Closing of the Business Combination or (b) liquidation of WTMA. For the period from February 8, 2024 to June 30, 2024, $275,755 of allowances for credit losses related to this loan is included in the accompanying statement of income.

In April 2024, the Company entered into a senior secured promissory note with a borrower in the amount of up to $331,784 (the “Secured April 2024 Note”). The Secured April 2024 Note is non-interest bearing and matures on the earlier of the (a) Closing of the Business Combination or (b) March 31, 2025. The Secured April 2024 Note is senior to other obligations of the borrower at any time and is secured by all shares of the borrower on a pari-passu basis with others notes in the series.

In April 2024, the Company entered into a loan agreement (the “April 2024 Loan”) with Clever Co., Ltd. (“Clever”), pursuant to which the Company made a loan to Clever in the amount of $200,000. The April 2024 Loan bears interest at 7.0% per annum and matures on December 31, 2024. A shareholder of Clever pledged 127,564 of Clever common shares to secure the April 2024 Loan. For the period from February 8, 2024 to June 30, 2024, $100,000 of allowances for credit losses related to this loan is included in the accompanying statement of income.

In May 2024, the Company entered into an unsecured promissory note receivable with the managing member of the Company in the amount of $1,000,000 (the “Related Party Note”). The Related Party Note is non-interest bearing and matures on the earlier of (a) the Closing of the Business Combination or (b) December 31, 2025. For the period from February 8, 2024 to June 30, 2024, $500,000 of allowance for credit losses related to this note is included in the accompanying statement of income.

On September 3, 2024, the Company entered into an unsecured promissory note receivable with the managing member of the Company in the amount of $1,500,000.

Issuance of convertible preferred units

During the period from February 8, 2024 (inception) through June 30, 2024, the Company issued EM Convertible Preferred Units in exchange for $1.00 per unit as follows:

	EM Convertible Preferred Units	Gross proceeds
March 2024	1,100,003	$1,100,003
April 2024	864,655	864,655
May 2024	1,265,346	1,265,346
June 2024	2,500,000	230,000
Total	5,730,004	$5,730,004

From July to October 2024, the Company entered into three agreements to issue an aggregate of 19,600,000 EM Convertible Preferred Units in exchange for $1.00 per unit for gross proceeds of $19,600,000.

Transactional Advise Agreement

On September 6, 2024, the Company entered into a Transactional Advance Agreement (Agreement) with Critical Mineral Recovery Inc. (CMR). Under the Agreement, the Company shall advance CMR $12.0 million in three installments, for which the first two installments totaling $6 million has been received subsequent to the balance sheet date. In the event of a sale of CMR to the Company, the outstanding principal balance shall be a reduction of the purchase price. If no sale occurs, the advance shall be considered a loan that carries no interest for one year after the third and final installment of $6 million is received by CMR and 6% thereafter with principal and interest payments of $1 million per annum until all amounts outstanding under the Agreement are fully repaid.

On October 30, 2024, CMR sustained a fire at its facility which resulted in a total loss of the physical facility. On November 4, 2024, the Investment Agreement between EM and Robert N. Feldman Revocable Living Trust dated 22 August 2024 was terminated. On the same day, EM entered into a new Investment Agreement between EM and Robert N. Feldman Revocable Living Trust.

Results of Operations

As of June 30, 2024, the Company has not generated any revenue. As of June 30, 2024, the Company’s expenses are associated with start-up and costs related to the potential business combination as described above.

The following table summarizes our financial results for the period from February 8, 2024 (inception) to June 30, 2024:

For the Period from February 8 (inception) to June 30, 2024
OPERATING EXPENSES
General and administrative	$855,800
Sales and marketing	8,141
Loss from operations	(863,941)

Other income (expense):
Interest income	1,703
Allowance for credit losses	(2,750,755)
Total other expenses, net	(2,749,052)

Net loss	$(3,612,993)

General and administrative

General and administrative expenses consist primarily of legal fees, consulting fees and travel expenses.

Sales and marketing

Sales and marketing expenses consist of costs of a marketing event.

Interest income

Interest income primarily includes realized gains from deposits with financial institutions.

Allowance for credit losses

Allowance for credit losses represents expected losses on notes receivable based on the Company’s assessment of expected future write-offs as well as an assessment of specific identifiable amounts considered at risk or uncollectible.

Liquidity and Going Concern

Historically, the Company’s primary sources of liquidity have been cash flows from investors. The Company reported loss from operations of $863,941 for the for the period from February 8, 2024 (inception) to June 30, 2024. As of June 30, 2024, the Company had an aggregate cash balance of $495,888, a net working capital of $1,617,111 and accumulated deficit of $3,612,993.

From July to October 2024, the Company entered into three agreements to issue an aggregate of 19,600,000 EM Convertible Preferred Units in exchange for $1.00 per unit for gross proceeds of $19,600,000.

The Company’s future capital requirements will depend on many factors, including the Company’s timing and extent of its research, the acquisition of processing facilities and the consummation of a business combination (see Note 4). In order to finance these opportunities and associated costs, it is possible that the Company would need to raise additional financing if the proceeds received from the business combination and other equity financing are insufficient to support its business needs. While there can be no assurances, the Company intends to raise such capital through additional equity raises. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to it or at all. If the Company is unable to raise additional capital on acceptable terms when needed, its product development business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these condensed consolidated financial statements are available to be issued. These condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Cash flows for the period from February 8, 2024 (inception) to June 30, 2024

The following table summarizes our cash flows from operating, investing and financing activities for the period from February 8, 2024 (inception) to June 30, 2024:

(in thousands)	For the period from February 8, 2024 (inception) to June 30, 2024
Net cash used in operating activities	$(650,922)
Net cash used in investing activities	$(4,583,294)
Net cash provided by financing activities	$5,730,104

Net Cash used in operating activities

Net cash used in operating activities was $650,922 during the period from February 8, 2024 (inception) to June 30, 2024 as a result of expenditure for the day to day operations of the Company.

Net Cash used in investing activities

Net cash used in investing activities was $4,583,294 during the period from February 8, 2024 (inception) to June 30, 2024 as a result of the Company’s issuance of note receivables, note receivables — related parties and convertible note receivables.

Net Cash flows provided by financing activities

For the period from February 8, 2024 (inception) to June 30, 2024, net cash provided by financing activities was $5,730,104 as a result of proceeds from convertible preferred units issued.

Off balance sheet arrangements

We did not have any off-balance sheet arrangements as of June 30, 2024.

Emerging Growth Company Status

We are an emerging growth company as defined in the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

(ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of WTMA’s initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Critical Accounting Estimates

Basis of Presentation

The accompanying financial statements have been prepared in accordance with GAAP, expressed in U.S. dollars. The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by the FASB in these accompanying notes to the financial statements are to the FASB ASC. The financial statements have been prepared assuming the Company will continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company’s most significant assumptions and estimates relate to the calculation of allowances for credit losses. These estimates are based on assumptions which management believes are reasonable. The Company evaluates its estimates on an ongoing basis and makes revisions to these estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit. The amounts over these insured limits as of June 30, 2024 were $245,888. As of June 30, 2024, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:      Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2:      Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3:      Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following techniques noted in ASC 820:

•        Market approach:    Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

•        Cost approach:    Amount that would be required to replace the service capacity of an asset (replacement cost).

•        Income approach:    Techniques to convert future amounts to a single present value amount based upon market expectations (including present value techniques, option pricing, and excess earnings models).

The Company believes its valuation methods are appropriate and consistent with other market participants, however the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments with a carrying value that approximates fair value consist of cash, note receivables, and accrued expenses because of the short-term nature or expected settlement dates of these instruments.

Allowance for Credit Losses

The Company recognizes an allowance for credit losses on notes receivable, convertible notes receivable and notes receivable — related party in an amount equal to the estimated probable losses net of recoveries. The Company currently monitors financial conditions of the companies from which it has notes receivable, convertible notes receivable and notes receivable — related party on a continuing basis. After considering current economic conditions and specific and financial stability of its note receivable, convertible notes receivable and notes receivable — related party counterparties, an allowance for credit losses is maintained in the Balance Sheet at a level which management believes is sufficient to cover all probable future credit losses as of the balance sheet date based on specific reserves and an expectation of future economic conditions that might impact collectability. Because our policy is to write off past-due accrued interest receivable in a timely manner, we elected not to measure an allowance for credit losses for accrued interest receivable on notes receivables outstanding. Allowance for notes receivables, note receivable — related party and convertible notes receivables amounted to $375,755, $500,000 and $1,875,000, respectively, as of June 30, 2024. Notes receivable are carried at amortized cost, net of allowance for losses. Amortized cost approximated book value as of June 30, 2024. After all reasonable attempts to collect a note receivable have failed, the amount of the receivable is written off against the allowance.

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting. Identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree are recognized and measured as of the acquisition date at fair value. Goodwill is recognized to the extent by which the aggregate of the acquisition-date fair value of the consideration transferred and any noncontrolling interest in the acquiree exceeds the recognized basis of the identifiable assets acquired, net of assumed liabilities. Determining the fair value of assets acquired, liabilities assumed, and noncontrolling interest requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates and asset lives among other items.

Direct costs related to business combinations are expensed as incurred and included as part of general and administrative costs on the accompanying statements of operations. These costs include all internal and external costs directly related to acquisitions, consisting primarily of legal, consulting, accounting, advisory and financing fees.

Recent Accounting Pronouncements:

Recently Adopted Accounting Pronouncements:

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. ASU No. 2016-13 was further amended in November 2020 by ASU No. 2020-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). As a result, ASC Topic 326, Financial Instruments — Credit Losses is effective for smaller reporting companies for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted ASU No. 2016-13 on January 1, 2024.

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-01, “Compensation-Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”) introduces updates to accounting standards related to the classification and measurement of financial instruments under ASC 320. The update primarily focuses on clarifying guidance for equity securities, debt instruments, and other financial assets, particularly in the areas of fair value measurement and impairment recognition. It aims to improve consistency and comparability in the reporting of financial instruments by refining the criteria for classifying securities and enhancing the methodology for recognizing and measuring impairments. ASU 2024-01 also mandates additional disclosures to provide greater transparency around the valuation techniques and assumptions used in determining the fair value of financial instruments. The update is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

Accounting Standard Update (“ASU”) 2024-02, “Codification Improvements-Amendments to Remove References to the Concepts Statements” (“ASU 2024-02”) updates accounting standards for revenue recognition (ASC 606), lease accounting (ASC 842), and impairment of long-lived assets (ASC 360). ASU 2024-02 provides enhanced guidance for estimating variable consideration, accounting for contract modifications, determining lease terms, and simplifying impairment testing for long-lived assets. It also introduces increased disclosure requirements for financial instruments and derivatives. ASU 2024-02 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

INFORMATION ABOUT CMR

Unless otherwise noted or the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our”, “CMR” refer to the business of CMR and its subsidiaries prior to the consummation of the Business Combination.

Investment Agreement

On November 4, 2024, EM entered into an amended investment agreement with CMR’s stockholder, the Robert N. Feldman Revocable Living Trust, and Robert N. Feldman, to acquire CMR and believes such acquisition is probable. Pursuant to the amended investment agreement, EM will acquire all of the outstanding common stock of CMR for aggregate consideration consisting of (i) $225 million of New EM Common Stock, (ii) $125 million in cash and (iii) $50 million cash for debt repayment. The consummation of the acquisition of CMR is subject to the execution of definitive documentation between the parties to the investment agreement. The consummation of the transactions contemplated by the Merger Agreement are conditioned on the execution of definitive documentation with each of CMR and the Korean Companies, as well as the consummation of the acquisition of CMR and the Korean Companies.

CMR — Overview

CMR’s business model revolves around the efficient recovery and repurposing of valuable materials from spent batteries and battery related materials. Initially, used batteries and battery related materials are collected from various sources, including consumer electronics, electric vehicles, and industrial applications. Once received, the batteries undergo a series of processing stages where they are dismantled, and their components are separated. Advanced technologies would be employed to recover critical metals such as lithium, cobalt, nickel, and manganese, in form of MMC which can be further refined into carbonates and sulfates. These MMCs would be sold to manufacturers for further processing and eventually to be reintroduced into the new battery production, thereby closing the loop in the battery supply chain. The Company’s revenue is expected to be generated through the sale of MMC and, in some cases, through partnerships with battery manufacturers who are also suppliers of spent batteries for recycling. This model not only supports sustainable resource management and reduces environmental impact, but also capitalizes on the growing demand for recycled materials in the green energy sector.

The management team’s historical operating track record, large capital investments into CMR, and vast supplier network, make CMR a very competitive player in the sector. The Company has gained the trust of its clients through its demonstrated ability to deliver quality products to its clientele.

CMR was established in 2022 under the laws of the State of Missouri. The CMR business model involves the recycling of spent lithium batteries and battery related materials into a mixed metal concentrate MMC, which is a concentrate comprised of lithium, cobalt, nickel and other metals that can be refined into battery cathode supply materials. CMR is a pioneering recycling technology company dedicated to addressing the growing environmental challenge posed by primarily sourced lithium-ion batteries. The Company has over 10 years of experience in lithium-ion battery recycling and plans to operate the largest lithium-ion battery & battery materials recycling, and mid-stream processing facility in the world.

The Company began operations with a vision to revolutionize the recycling industry. Having constructed a team of experts in materials science, chemistry, and engineering, the Company has developed a proprietary process that efficiently recovers critical materials, such as lithium, cobalt, nickel and other materials, from spent lithium-ion batteries and battery related materials.

The Company is unique because it would create a closed loop circular economy whereby suppliers are able to recycle their spent batteries into base materials for repurpose into new products then used for final original equipment manufacturer (“OEM”) products. This closed loop system would help support internal and global environmental, social, and governance (“ESG”) initiatives and further transition to an electric vehicle (“EV”) future as demand for critical materials increases.

Recent Developments

On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility. The facility represented all of CMR’s operating revenue. CMR currently anticipates rebuilding the facility with a significant expansion; however, the time required to rebuild and expand on the same site is dependent on the date on which the site is released by authorities. The identification of the cause of the fire with sufficient certainty to remedy any noted design issues, and the construction process for rebuilding and expanding the facility is significantly uncertain. Even if CMR is able to rebuild and expand the facility, its supplier, Interco Trading, Inc., may lose customers that have in the meantime been forced to identify and use alternative processers of material elsewhere. Revenue from CMR could be deferred for an indefinite period, and New EM’s management may be distracted by efforts to rebuild and expand the facility.

CMR management continues to evaluate the impact of the fire. The situation remains complex and significantly uncertain, and CMR management cannot yet assess all the consequences CMR may face, including, but not limited to, loss of supplier customers, federal and state regulatory, environmental, legal or other liabilities, the time required for rebuilding and expanding the facility and whether any redesign of the facility will be necessary, and any recovery under CMR’s insurance policies. As of the date of this proxy statement/prospectus, CMR is still in the process of assessing the adequacy of its insurance policies to determine the likelihood of recovery of certain fire related costs and damages. CMR is not currently aware of any personal injury or loss of life related to the fire. CMR is expected to represent a significant percentage of New EM’s total revenue going forward; as such, the fire will have a significant-adverse effect on New EM’s business, financial condition and results of operations. Additionally, insurance recovery is significantly uncertain, and the fire may significantly affect New EM’s business and financial results. If recovery is only partial or not achievable, this could impact financial outcomes and operational planning. The rebuilding and expanding of the plant is contingent upon securing sufficient funding. Without adequate capital, restoration efforts may face delays or limitations, potentially affecting operational capacity and projected outcomes. See “Risk Factors — A recent fire at CMR’s recycling facility could have a material adverse effect on New EM’s business, financial condition and results of operations.” and “Risk Factors — New EM will be subject to many hazards and operational risks at its facilities, that can result in potential injury to individuals, disrupt its business (including interruptions or disruptions in operations at its facilities), and subject New EM to liability and increased costs (any of which could have a material adverse effect on New EM’s business, financial condition and results of operations).”

Our Company

CMR was founded in 2022 to develop a process for recycling lithium-ion batteries and battery related materials. Since 2022, the Company has made great strides in becoming a global leader in battery recycling having made significant developments to improve both end product quality and reliability. The Company was originally founded in Fredericktown, Missouri, where it intends to rebuild and expand its facility.

The proprietary CMR technology and recycling processes would discharge, dismantle, and mechanically separate metallic substrates into a MMC. The high grade MMC powder expected to be produced by CMR contains nickel, cobalt, lithium delivering consistent metal chemistries, resulting in high quality, reliable feed for smelters and hydro metallurgical refineries.

CMR’s recycling process expects to reclaim strategic metals and critical minerals (copper, nickel, cobalt, lithium, manganese, and aluminum) from lithium-ion battery scrap. The recovered commodities would then be marketed for further refining to be reintroduced into the battery manufacturing supply chain. CMR is expected to have the unique ability to return commodity units that were lost in the interim manufacturing process to OEMs in the form of recycled material.

Highlights

•        Experienced Management:    The CMR management team has a strong historical track record in metal and battery recycling both from an engineering and operational perspective and has been developing the commercial relationships to support CMR since 2013.

•        Scalable Operations:    CMR is designed to handle large volumes of spent batteries, ensuring the facility can meet the increasing demands of the electric vehicle and renewable energy industries. Under normal operations, the Company expects to process 60,000 tonnes per annum of spent batteries and battery related materials.

•        Global Expansion:    The Company expects to have material sourcing capabilities in key markets worldwide such as Canada, Mexico, Central and South America, and Europe, addressing the growing demand for sustainable battery materials.

•        Innovative Recycling Technology:    The Company expects to utilize cutting-edge processes to efficiently extract and refine valuable metals like lithium, cobalt, nickel, and manganese from spent batteries while also having mechanisms in place to minimize downtime and enhance safety.

•        Sustainability Leadership:    The business model is expected to actively create a circular economy by transforming battery waste into reusable materials, significantly reducing environmental impact and supporting global initiatives to transition to an electric future.

CMR Strategy

•        Technology Innovation:    Continuously invest in R&D to improve the recycling processes, increasing the efficiency and yield of valuable metals from spent batteries. This includes adopting new technologies and refining existing methods to stay ahead in the competitive recycling industry.

•        Market Expansion:    Focus on expanding collection operations and sale of our mixed metal concentrate into key global markets with high demand for battery materials, such as regions with growing electric vehicle adoption and renewable energy initiatives.

•        Customer Diversification:    Expand the customer base to include other industries that can benefit from the recycled metals, such as electronics, renewable energy, and governments. Diversify product offerings to include refined metals and custom materials tailored to specific industry needs.

•        Scalable and Flexible Operations:    Continue to design facilities and processes to be scalable, allowing for increased capacity as the demand for recycled materials grows. Maintain operational flexibility to adapt to changing market conditions and technological advancements, ensuring long-term resilience and profitability.

•        Capabilities:    Continue to invest in R&D to expand our material processing capabilities which enables stronger negotiating power with collection centers by enabling the Company to acquire a broader material mix and offer an expanded range of services at more favorable economics to that of single product recycling operations.

•        Sustainability Leadership:    Position the company as a leader in sustainability by promoting environmental stewardship and the circular economy. Develop and implement practices that minimize the carbon footprint and environmental impact of recycling operations, and further support the transition to an electric future.

Market Overview

Growth potential of the industry

The global battery market is growing alongside the significant growth seen in the EV market. The electric vehicle industry is growing rapidly due to environmental issues and strong government support around the globe. Compared to internal combustion engine vehicles, electric vehicles are gradually becoming more competitive as technological advances make up for shortcomings such as price and short driving range. It is expected that sales of electric vehicles will continue to increase in the future. In particular, this growth trend is expected to continue to increase as strong regulations on CO2 emissions in each country act as a safety net for high growth in accordance with the Paris Climate Agreement that came into effect in 2020. Demand for secondary batteries is expected to subsequently increase due to the growth of the downstream industry.

According to Precedence Research:    Battery Market Size, Share, and Trends 2024 to 2034, the global battery market size was $125.35 billion in 2023, calculated at $146.20 billion in 2024, and is expected to reach around $680.85 billion by 2034. The market is expanding at a solid compound annual growth rate (“CAGR”) of 16.6% over the forecast period 2024 to 2034. For medium and large-sized electric vehicles, it is expected to grow rapidly every year, centered on energy storage systems. Accordingly, lithium and cobalt are experiencing short-term price surges and raw material shortages, and the raw material markets for nickel, manganese, and graphite are also expanding in size. The global battery market shows characteristics of growing together with the demand for EVs and energy storage systems. Developed countries are actively supporting energy storage systems to improve energy efficiency. At the same time, the EV market is expected to grow steadily due to continued strengthening of fuel efficiency regulations in Europe and the United States, laying the foundation for stable growth as the strongest source of demand for the secondary battery industry.

Electric Vehicle Market

According to Our World In Data:    Tracking Global Data on electric Vehicles, as of 2018, global new EV sales were approximately 2.1 million units, an increase of approximately 74.6% over the previous year, and during the same period, global sales of internal combustion engine vehicles were approximately 83.8 million units, corresponding to a market share of approximately 2.4%, compared to the market share of about 18.0% as of 2023. According to IEA (2024), Global EV Outlook 2024, the EV market share is rapidly increasing in competition with internal combustion engine vehicles, and is expected to increase to almost 50% market share by 2030 when factoring in implied government ambitions. The global EV market is expected to grow by 21.17% compared to 2023 to approximately 16.6 million new units sold in 2024 according to IEA (2024), Global EV Outlook 2024.

EVs use medium-to-large batteries with larger capacities, as compared to small batteries such as mobile phones and IT products, and the demand for lithium secondary batteries is significantly increasing due to the growth of the EV market. The battery capacity of one EV is equivalent to that of approximately 1,000 laptops and 5,000 smartphones, and the amount of lithium used in EVs is approximately 1,400 times that of smartphones. Moreover, there is a trend for EVs to implement larger battery capacities to increase driving range.

Battery Material Recycling

A lithium-ion battery is a type of electrochemical cell made up of components, such as electrodes and catalysts to support power generation for various applications. The global lithium-ion battery recycling market size was valued at $3.79 billion in 2023 and is expected to grow to $23.21 billion by 2032, representing a CAGR of 22.75% according to Fortune Business Insight: Lithium Ion Battery Recycling Market Size, Share & Industry Analysis, By Chemistry. The rise in popularity of, and government policies in support of, electric vehicles is one of the main driving factors for the lithium-ion battery recycling industry. Additionally, the lack in supply of lithium has forced many battery manufacturers to turn to recycling to meet growing demand. According to the Center on Global Energy Policy at Colombia: Fact Sheet:    Lithium Supply in the Energy Transition, the lithium market is adding demand growth of 250,000-300,000 tonnes of lithium carbonate equivalent (“tLCE”) per year, or about half the total lithium supply in 2021 of 540,000 tLCE which leads many experts to believe there will be a shortage by 2030 as lead time for development, capital constraints, and regulatory environments pose challenges for lithium mining operations.

Mixed Metal Concentrate (MMC)/Blackmass Market

Mixed metal concentrate is the product of the recycling of batteries. When the battery life ends the battery is discharged, dismantled, ground, and then further processed into mixed metal concentrate. This byproduct contains large amounts of metals such as lithium, nickel, cobalt, and manganese which are further extracted from the mixed metal concentrate and reused in the production of new batteries. The market size for mixed metal concentrate in 2022 was $8.1 billion and is expected to grow to $33.6 billion, representing a 19.5% CAGR according to Zion Market Research: Black Mass Recycling Market Size, Share, Analysis, Trends, Growth Report, 2030. This growth is largely attributed to heightened global regulatory standards around pollution, the lack of supply new lithium resources, and expanding use cases for lithium-ion batteries including the demand from the electric vehicle market.

Products

Main products & services

The Company is expected to primarily produce a MMC which is a material obtained from the recycling of spent lithium-ion batteries. It contains a mixture of critical minerals and metals that are essential for the production of new lithium-ion batteries.

These metals typically include:

•        Lithium:    A key component in battery chemistry, essential for the energy storage capacity of batteries.

•        Cobalt:    Used in battery cathodes to improve stability and energy density.

•        Nickel:    Enhances energy density and storage capacity in batteries.

•        Manganese:    Used to improve the overall performance and safety of batteries.

•        Copper:    Often present as a conductor in battery components.

•        Aluminum:    Aluminum acts as a conductor to enhance charging capabilities.

The MMC is produced through advanced recycling processes that involve the mechanical and chemical breakdown of spent batteries. The resulting concentrate is a blend of these critical materials, which are then further refined to high-purity standards suitable for reintroduction into the battery manufacturing supply chain.

Process & Capabilities    CMR has three steps in the battery recycling process once material is delivered to its facilities.

Step 1 Discharging:    The Company expects to employ both a custom-engineered resistive system and an industrial-scale immersive process to discharge up to 250 tonnes of lithium-ion batteries per day. The breakdown of the process and capabilities is as follows:

•        Resistive Discharging:    There are expected to be seventy-five discharging stations at CMR which render batteries inert. Each station is expected to have the capability to discharge one module per hour with a total capacity to discharge 1,800 stationary or EV lithium-ion battery modules per shift. An additional 32 stations would discharge 190+ EV lithium-ion battery packs per shift. The Company’s resistive discharging capacity is expected to be 4,000+ tonnes/month.

•        Immersive Discharging:    The CMR engineers designed an industrial-scale immersive process to discharge 35,000+ lbs. of consumer lithium-ion batteries — laptops, power tools, cell phones, chargers, etc. — and EV packs that cannot be discharged by the resistive discharging stations. The proprietary liquid solution encourages self-discharge for batteries that would not be efficient to discharge by resistive discharging. The Company’s immersive discharging capacity is expected to be 1,200+ tonnes/month.

Step 2 Disassembly:    Once the batteries are discharged, the CMR team would disassemble EV lithium-ion battery packs isolating the material for further processing either manually or mechanically by breaking the batteries down. Processable materials such cathodes, anodes, and battery pack components then would proceed to Step 3 where the materials would be further processed, sorted, and segregated for traditional recycling downstream. Non-processable materials such as plastics, e-scrap, and other waste byproducts would be stored and sold back to our trading partners for further recycling there. Material that cannot be recycled would be disposed of at this time such as wood, Styrofoam, and shrink film packaging. The Company is expected to be able to disassemble 5,000+ tonnes/month.

Step 3 Processing:    Depending on the type of batteries and underlying composition, the Company is expected to utilize a combination of shredding and mechanical separation to further process the disassembled materials. The combination of shredding and mechanical separation is expected to aide in maximizing efficiency and recovery rates. For example, batteries would first undergo dry processing to remove the bulk of the casing and separate larger components, followed by refining the remaining material and extract high-purity metals. Overall, the choice between processing in battery recycling depends on factors such as the type of battery, the desired purity of recovered materials, and environmental considerations.

•        Method 1 Shredding:    Batteries would be shredded, crushed, and sorted to separate the different components of a battery, such as the metal foils, electrodes, and casing materials. The separated materials would then further processed to recover valuable metals like lithium, cobalt, nickel, and copper.

•        Method 2 Mechanical Separation:    The remaining metals would be subjected to a hydrometallurgical process. The hydrometallurgical process uses chemical solutions or solvents to dissolve and separate the valuable metals from the battery components. This would be done through a series of chemical baths where metals are leached out and then precipitated or extracted from the solution. This method allows for high-purity recovery of critical metals like lithium, cobalt, and nickel. The end byproduct from this process is generally a MMC or “Blackmass”.

Mixed Metal Concentrate:    The byproduct of the aforementioned process produces a MMC containing critical minerals and metals to be reintroduced into the lithium-ion battery manufacturing supply chain. This material is the end result of the proprietary CMR technology and recycling process that is expected to discharge, dismantle, and mechanically separate metallic substrates into a MMC.

The high grade MMC powder expected to be produced by CMR contains nickel, cobalt, and lithium delivering consistent metal chemistries, resulting in high quality, reliable feed for smelters and hydro metallurgical refineries.

CMR’s recycling process is expected to reclaim strategic metals and critical minerals (copper, nickel, cobalt, lithium, manganese, and aluminum) from lithium-ion battery scrap. The recovered commodities would then be marketed for further refining to be reintroduced into the battery manufacturing supply chain. CMR is expected to have the unique ability to return commodity units that were lost in the interim manufacturing process to OEMs in the form of recycled material. The entire entity is expected to have the ability to process 5,000+ tonnes/month of spent batteries and output 3,000-4,500 tonnes/month in MMC.

On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility. Before the fire, the CMR recycling facility was 225,000 square feet and capable of processing 60,000 tons per annum of batteries into 36,000-54,000 tons per annum of MMC. CMR currently anticipates rebuilding the facility with a significant expansion at the same location as the previous recycling facility on 32 acres of land in Fredericktown, Missouri.

Research & Development

At present, CMR does not engage in formal R&D activities. However, post-Business Combination, CMR intends to initiate and expand R&D efforts as a critical part of its growth strategy. The planned R&D initiatives will focus on continuously innovating and enhancing CMR’s recycling processes to improve operational efficiency, environmental sustainability, and safety.

Key areas of planned R&D include:

•        Process Innovation:    CMR plans to focus on developing more efficient and effective methods for recycling spent batteries and battery-related materials, with the aim of maximizing the recovery of valuable battery metals such as lithium, cobalt, nickel, and manganese.

•        Broadening Battery Chemistry Capabilities:    As the battery industry evolves, CMR plans to expand its ability to process a wider range of battery chemistries, including new and emerging battery technologies, to ensure that its recycling capabilities remain cutting-edge and adaptable to industry developments.

•        Fire Suppression Technology Optimization:    Given the flammability risks associated with lithium-ion batteries, CMR plans to enhance its existing fire suppression technology. The goal is to prevent and suppress potential fire hazards within the battery recycling process, further improving operational safety standards through the following measures:

1.      Adapt strategies employed by other industries in which fire is an inherent risk of operating, such as the munitions industry and the explosives industry;

2.      Assess the fire risk mitigation designs of other industries in which fire represents high potential for a catastrophic event such as submarine fire control designs; oshore rig fire control designs; and naval vessel fire control designs;

3.      Physically separate, potentially into separate buildings, high fire risk portions of the processing functions from low fire risk portions;

4.      Physically separate, potentially in a separate building, the fire suppression control systems from the fire risk areas of the plant;

5.      Adopt “fail to safety” designs that are employed in other industries, such as the nuclear power plant industry, that rely on gravity to deliver fire suppression materials to the fire source in the event of fire suppression system failure;

6.      Design the equipment to be able to be on fire as a matter of normal course of business, with all non-steel components (e.g. conveyor belts) being fire-retardant; and

7.      Full system live simulation of fire events in a controlled environment as testing protocol.

These planned R&D initiatives will position CMR to remain competitive and responsive to industry demands, with a focus on innovation, safety, and efficiency in the battery recycling industry.

Suppliers

Currently, CMR operates with a sole supplier, Interco, which plays a critical role in CMR’s battery recycling business. Under the supply arrangement, Interco supplies CMR with spent batteries and battery-related materials that it sources. Additionally, Interco offers tolling opportunities to CMR at Interco’s cost, which would allow CMR to process these materials through its recycling operations.

In exchange for these services, CMR has agreed to pay Interco Trading a royalty equal to 20% of the company’s earnings before interest and taxes (“EBIT”). EBIT is a financial performance metric that represents a company’s operating profit, calculated as total revenue minus operating expenses, excluding the effects of interest payments and income tax expenses.

This partnership with Interco provides CMR with a steady flow of materials for processing, while the royalty structure ensures that both parties benefit from the profitability of CMR’s operations.

Interco is a related party to CMR. Rob Feldman, the beneficial owner and CEO of Interco, is also the existing beneficiary owner and CEO of CMR, and will serve as the Co-CEO of New EM following the Business Combination. This relationship and the supply arrangement underscore the strategic alignment between Interco and CMR, facilitating streamlined supply chain operations and mutual business interests.

Marketing

Marketing for the Company focuses on targeting automakers, battery manufacturers, and metal refiners by offering an alternative source of critical materials for customers end products. The Company forms strategic partnerships to create closed-loop recycling systems, positioning itself as a leader in environmental responsibility. Through direct sales and the Company’s strategic partnership with Interco, the Company has developed a strong network of spent battery suppliers that often also act as buyers of the final mixed metal concentrate produced. The Company highlights its high-purity mixed metal concentrate, energy-efficient technology, and adherence to regulations as key features that attract customers. Offering premium pricing for high-quality outputs, volume discounts, and post-sales support, the Company aims to build long-term relationships to differentiate itself in the competitive recycling industry.

Customers

MMC customers primarily include manufacturers in the lithium-ion battery supply chain who are seeking sustainable and cost-effective sources of critical materials such as lithium, cobalt, nickel, and manganese. These customers range from large battery producers supplying the EV market to manufacturers of consumer electronics, energy storage systems, and renewable energy solutions. Additionally, companies involved in refining and chemical processing purchase MMC to further purify and convert these metals into high-quality battery-grade materials. With the increasing focus on sustainability, many manufacturers are turning to recycled sources like MMC to reduce their environmental impact and ensure a more stable supply of essential metals, making them key customers in the circular economy for battery materials. The Company generally conducts its business transaction in the following order:(i) a customer delivers a request for quotation (a “RFQ”) to ask a fee quote, (ii) the Company provides the corresponding RFQ to such customer based on volume and mix, (iii) the Company and the customer enter into a trading agreement, and (iv) the Company supplies the customer with such products outlined in the trading agreement. The Company has a strong relationship with its customer base and more often than not its customers are also suppliers for the Company.

As of October 30, 2024, due to the recent fire at CMR’s facility, it is currently not possible for CMR to provide products to customers in the foreseeable future. CMR is planning to rebuild and significantly expand its plant and capacity. This rebuild and significant expansion is dependent upon having sufficient funding.

Customer Acquisition Process

The Company enters trading agreements with its customers which are contractual obligations for the delivery of a specified type and amount of material to be delivered on a defined date for a negotiated price that is either fixed or based on a premium to an index. Entering into a trading agreement typically involves five key stages, each requiring careful negotiation, legal review, and formalization to ensure that both parties are aligned on terms and expectations. The following is an outline of the process:

1. Initial Discussions and Negotiations:

•        The process begins with initial discussions between the parties outlined in a Memorandum of Understanding (“MOU”), where each side outlines its objectives, needs, and expectations for the trading relationship. Key aspects such as the type of material being traded, pricing structures, quantities, delivery schedules, and payment terms are discussed. Both parties may also evaluate the other’s reputation, capabilities, and financial stability to ensure a mutually beneficial partnership. These early negotiations are crucial to building trust and understanding, setting the stage for more formal terms.

2. Drafting the Agreement:

•        Once the parties reach a preliminary understanding on an MOU, a formal term sheet for a trading agreement is drafted. This document outlines the specific terms of the trade, including detailed descriptions of the products or services, the quantities to be traded, delivery and shipping conditions, payment schedules, pricing, warranties, and any dispute resolution mechanisms. Legal teams from both sides typically review the draft to ensure compliance with local and international laws, trade regulations, and that the agreement is fair and balanced.

3. Review and Revision:

•        After the initial draft term sheet, both parties will thoroughly review the agreement to ensure it aligns with their interests and complies with any relevant regulations. This stage often involves back-and-forth revisions, as each side may propose changes or clarifications on specific terms. Key issues such as intellectual property, confidentiality, penalties for non-performance, or conditions for termination of the agreement are also negotiated at this stage.

4. Signing the Agreement:

•        Once all revisions have been made and both parties are satisfied with the terms, the agreement is signed by authorized representatives from both sides. This step legally binds both parties to the terms outlined in the contract. At this point, the companies may also establish any required operational procedures, such as designating specific points of contact, setting up invoicing processes, and ensuring logistics are in place for delivery.

5. Implementation and Monitoring:

•        After the agreement is signed, the trade begins as per the established terms. Both parties are responsible for adhering to the agreement’s conditions, and regular communication is often required to ensure smooth execution. Companies may also set up systems to monitor the performance of the trade, ensuring that materials are delivered as promised, payments are made on time, and any issues are addressed promptly.

This structured process ensures that both parties are aligned on the terms of the trade, helping to prevent misunderstandings and promote a successful long-term partnership. The entire process can take anywhere from one week to three months depending upon the amount of feedback and revisions.

Competition

The battery recycling and mixed metal concentrate industry is highly competitive, driven by the growing demand for critical materials like lithium, cobalt, and nickel due to the rise of EVs and energy storage systems. Companies compete on technological innovation, aiming to develop cost-effective and sustainable recycling methods while facing regulatory pressure to meet environmental standards. Vertical integration and economies of scale are key differentiators, as larger players can lower costs and secure steady battery supplies. Geopolitical concerns over material sourcing further drive the push for domestic recycling capabilities, with major players like Li-Cycle, Redwood Materials, and automakers investing heavily in recycling solutions. CMR’s future will be heavily dependent on its ability to source spent batteries in a favorable manner and advance its existing technologies to improve extraction processes.

Intellectual Property

CMR’s success and ability to compete are grounded in its core technology and proprietary trade secrets. CMR primarily relies on trade secret protection and confidentiality agreements to safeguard its intellectual property, rather than filing for patents. CMR’s intellectual property portfolio includes critical know-how related to the recycling of spent lithium-ion batteries and battery-related materials into MMC, encompassing unique engineering designs, engineering expertise, equipment expertise, equipment procurement expertise, equipment construction expertise, plant and equipment operating expertise, and all other technical and engineering plans and designs necessary to establish and operate a state-of-the-art lithium-ion battery recycling facility.

CMR succeeded in designing, building and operating the world’s largest commercial scale lithium-ion recycling plant to process lithium-ion batteries from the world’s largest EV OEM’s where other companies with significant funding have not been as successful as CMR.

CMR’s strength also lies in its extensive network of relationships across key regulatory and community stakeholders. This includes long-standing relationships with relevant State of Missouri agencies and regulatory bodies, strong ties with the local community, CMR’s skilled local labor force, and established industry relationships. These relationships provide crucial support and insight into state-specific regulations and operational best practices, empowering CMR to maintain a compliant, safe, and efficient lithium-ion battery recycling facility. Together, these assets enabled CMR to design, build, and operate the world’s largest state-of-the-art lithium-ion battery recycling facility.

CMR protects its intellectual property through a combination of internal controls and contractual safeguards with employees, contractors, customers, and partners. While CMR takes significant steps to protect its trade secrets and proprietary technologies, there remains a risk that unauthorized parties may attempt to replicate or misuse its processes. Furthermore, as CMR expands, the availability and enforceability of trade secret protections may vary across different jurisdictions.

Companies in the industry in which CMR operates frequently are sued or receive informal claims of patent infringement or infringement of other intellectual property rights. CMR may receive such claims from companies, including from competitors and customers, some of which have substantially more resources and have been developing relevant technology similar to CMR’s. CMR believes that competitors will be more likely to try to develop products that are similar to its products and that may infringe on CMR’s proprietary rights as CMR is rebuilt and significantly expands. It may also be more likely that competitors or other third parties will claim that CMR’s process infringe their proprietary rights. Successful claims of infringement by a third-party, if any, could result in significant penalties or injunctions that could prevent CMR from utilizing some of its processes, result in settlements or judgments that require payment of significant royalties or damages or require CMR to expend time and money to develop non-infringing processes. While CMR cannot assure that it does not currently infringe, or that it will not in the future infringe, upon any third-party patents or other proprietary rights, it can assure that it will not do so and has never done so intentionally.

Subsidiaries

The Company has no subsidiaries.

Human Capital Resources

The people of CMR are the Company’s most valuable asset in fulfilling the Company’s mission. At the core of the Company’s success is the relentless pursuit to maintain and nurture the innovative culture that instills an environment where its employees feel motivated and empowered to deliver results through an unwavering commitment to doing what is right in a safe environment.

Employees

As of the filing date, the Company has 72 total employees and no foreign employees. The Company has two executive officers who are also members of the board of directors, all of which are fully dedicated to the Company.

CMR offers employees fringe benefits such as medical insurance, dental insurance and vision insurance. In addition, CMR offers personal leave of absence, family and sick leave, paid holidays and paid vacation.

CMR also strives to maintain an inclusive environment free from discrimination of any kind, including sexual or other discriminatory harassment. It provides training for its employees covering harassment, discrimination and unconscious bias. Its employees have multiple avenues available through which inappropriate behavior can be reported, and its policies require all reports of inappropriate behavior to be promptly investigated with appropriate action taken.

Properties

Our principal executive offices are located at 815 State Hwy OO, Fredericktown, Missouri, 63645, USA. We are a land and building lessee at our primary real property which serves as the CMR manufacturing facility, from Dunamis Development Group, LLC (“Dunamis”), a related party. Dunamis is a wholly owned subsidiary of NiCo Metals Group, LLC, which in turn is wholly owned by the Robert N. Feldman Revocable Living Trust. On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility. Before the fire, management believed that the existing manufacturing facilities were adequate for our operations and that the facilities were maintained in good condition. CMR currently anticipates rebuilding the facility with a significant expansion at the same location as the previous recycling facility. We do not anticipate difficulty in renewing our lease as it expires or in finding alternative facilities.

Real Property

The Company owns no real property.

Leases

The Company leases the land and building of its primary headquarters and manufacturing facility located at 815 State Hwy OO, Fredericktown, MO, 63645, USA from Dunamis. Each of the land and facility is on a 15 years lease with 14.5 years remaining. The Company may also extend the term of lease for up to three periods of five years each. This facility was built during 2022 until early 2024. Management believed it was in good standing condition and met all the requirements necessary to carry out required operations before the fire that occurred on October 30, 2024. Management does not believe it will have an issue renewing its lease or finding alternative facilities at this time.

Commitments & Contingencies

The Company is not currently involved in any litigation or legal proceedings. However, like any business, the Company may from time to time, be subject to certain legal proceedings and worker compensation claims. Should such matters arise, the Company accrues for such liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Accruals are based on developments to date; management’s estimates of the outcomes of these matters; the Company’s experience in contesting, litigating and settling similar matters; and any related insurance coverage. While the Company does not anticipate any material adverse impact at this time, future developments, including the recent fire event at the Company’s facility in Fredericktown, Missouri, could affect this assessment.

Government Regulations

As CMR’s customers operate around the world and, to a limited degree, CMR relies upon non-U.S. manufacturers to supply its materials, its business and ability to successfully compete for business in its industry may become dependent upon global supply, manufacturing and customer relationships that are affected by the trade and tariff policies of each country in which it operates. Increased tariffs on parts and components imposed by the countries in which CMR’s components may be sourced can increase its production costs, and increased tariffs imposed by the countries in which its products are sold can increase the cost of its products to its customers.

Certain products and services are subject to export controls, including the Export Administration Regulations of the U.S. Department of Commerce and economic and trade sanctions regulations administered by the Office of Foreign Assets Controls of the U.S. Treasury Department, and similar laws and regulations that apply in other jurisdictions in which CMR distributes or sells its products and services. Export control and economic sanctions laws and regulations include restrictions and prohibitions on the sale or supply of certain products and services and on the transfer of parts, components and related technical information and know-how to certain countries, regions, governments, persons and entities. U.S. regulators may also impose new restrictions on previously non-controlled emerging or foundational items and technologies for which exports to countries such as China are deemed to present undesirable national security risks. Even without such legislative or regulatory action, CMR would be prohibited from exporting its products to any foreign recipient if CMR has knowledge that a violation of U.S. export regulations has occurred, is about to occur or is intended to occur in connection with the item. Different countries may implement their own export control regulatory systems, which can affect the flow of parts, components, finished products and related technologies throughout the supply chain to and from suppliers, manufacturers, distributors and customers.

In addition, various countries regulate imports of certain products through permitting, licensing and transaction review procedures, and may enact laws that could limit CMR’s ability to produce or distribute its mixed metal concentrate or the ability of CMR’s customers to produce or distribute products into which CMR’s products are incorporated. The exportation, re-exportation, transfers within foreign countries and importation of CMR’s products and the parts, components and technologies necessary to manufacture its products, including by its partners, must comply with these laws and regulations.

CMR is also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and similar anti-bribery and anti-kickback laws and regulations in other places where it does business. These laws and regulations generally prohibit companies and their intermediaries from offering or making improper payments to governmental, political and certain international organization officials for the purpose of obtaining, retaining or directing business. CMR’s exposure for violating these laws and regulations increases as its international presence expands and as it increases sales and operations in foreign jurisdictions.

In addition, CMR is subject to, or is expected to facilitate its customers’ compliance with, environmental, health and safety laws and regulations in each of the jurisdictions in which it operates or sells its products. These laws and regulations govern, among other things, the handling and disposal of hazardous substances and wastes, employee health and safety and the use of hazardous materials in, and the recycling of, its products.

Directors & Executive Officers

The following table sets forth the names and ages of the members of CMR’s executive officers and the positions held by each.

Name	Age	Position(s)
Executive Officers
Rob Feldman	54	Chief Executive Officer
Bill Cassiday	67	Chief Financial Officer

Directors
Rob Feldman	54	Director
Bill Cassiday	67	Director

The following is information about the experience and attributes of the members of CMR’s senior executive officers as of the date of this proxy statement/prospectus. The experience and attributes of CMR’s directors discussed below provide the reasons that these individuals were selected for board membership, as well as why they continue to serve in such positions.

Executive Officers & Directors

Rob Feldman — With more than 28 years of building successful metals and electronics trading organizations, Rob is an expert and a visionary with an ability to recognize both market trading opportunity and midstream processing optimization. In addition to CMR, he is the owner and founder of Interco Trading, which has evolved into a leading global industrial and critical metals recycling company.

Bill Cassiday — A successful 35-year veteran on the financial side of the scrap metals trading businesses, Bill manages and oversees the financial and accounting departments as well as metals hedging endeavors for Interco Trading. In 2022, Bill also took role of Chief Financial Officer of CMR, alongside Interco Trading.

Family Relationships

Rob Feldman, the CEO and Director of CMR, is also the Trustee of the Robert N Feldman Revocable Living Trust, which owns NiCo Metals Group, LLC. NiCo Metals Group LLC is the sole shareholder of CMR.

Certain Relationships & Related Party Transactions

The Company does not have a formal written policy for the review and approval of transactions with related parties. Its unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire board of directors of the Company for any possible conflicts of interest. The board of directors of the Company is responsible for review, approval, or ratification of “related-person transactions” involving the Company and related persons.

The Company has received support from and has engaged in transactions with certain other entities under the common control of Rob Feldman, the Company’s Chief Executive Officer and the Trustee of the Robert N. Feldman Revocable Living Trust dtd. 8/13/15). The principal entities involved include Interco Trading Dunamis. The Company is the wholly owned subsidiary of NiCo Metals Group, LLC, which is the wholly owned subsidiary of the Robert N Feldman Revocable Living Trust. Interco is the wholly owned subsidiary of Genco Metals Group LLC, which is wholly owned by the Dunamis Robert N Feldman Revocable Living Trust. The Robert N Feldman Revocable Living Trust holds a 24% ownership interest in Fairmont Development, LLC (“Fairmont”), which is the sole shareholder of Dunamis. The remaining ownership interests in Fairmont are controlled by entities associated with certain members of Mr. Feldman’s family. Mr. Feldman is also the duly appointed manager of Fairmont and is authorized to control the activities of Fairmont and its subsidiaries.

These related parties are engaged in various activities associated with the Company’s primary operations, including generation of revenue, certain shared operational and administrative services, as well as financing of the construction of the Company’s property and equipment. Similarly, the Company is insured under an insurance policy held by Interco Trading and is charged a portion of the insurance premiums. Rob Feldman has an interest in the entire amount of the transactions described below.

Revenue and accounts receivable

The Company started its revenue producing operations in March 2024. The Company generates substantially all its revenue from tolling fees from Interco Trading. The Company generated an aggregate amount of $443,158 during the six months ended June 30, 2024 from transactions with Interco Trading. There is an associated balance of $443,158 in accounts receivable from Interco Trading in the Company’s balance sheet as of June 30, 2024.

Expenses

The Company receives certain operational and administrative services from Interco Trading. The Company recognized expenses payable to Interco Trading at an aggregate amount of $4,107,499, $1,162,408 and $3,858,653. during the fiscal years ended December 31, 2023 and 2022 and the six months ended June 30, 2024, respectively, in connection with such operational and administrative services. These amounts charged to the Company by Interco Trading are included in the line item Due to affiliates and other related parties in the Company’s balance sheet as of June 30, 2024.

Revolving Line of Credit

The Company has entered into a revolving line of credit (the “Interco Revolver”) with Interco Trading, which bears paid in kind (“PIK”) interest at a rate of 6.25% per annum with all principal and accrued and unpaid interest due October 31, 2026. In connection with the activities noted in the preceding paragraph, Interco Trading makes advances to the Interco Revolver. Effective January 1, 2024, the Interco Revolver was amended to reflect a noninterest bearing note due upon demand. During the fiscal years ended December 31, 2023 and 2022 and the six months ended June 30, 2024, respectively, the largest aggregate amounts of principal outstanding under the Interco Revolver were $19,887,686, $5,101,621 and $33,212,050. During the fiscal years ended December 31, 2023 and 2022, the amounts of PIK interest expense recognized by the Company under the Interco Revolver were $41,408 and $39,300, respectively. No interest expense was recognized for the six months ended June 30, 2024. The Company did not repay any aggregate principal amount of the Interco Revolver during the fiscal years ended December 31, 2023, 2022 and the six months end June 30, 2024, respectively. As of June 30, 2024, there was $33,212,050 aggregate amount of principal outstanding under the Interco Revolver.

Dunamis issued a non-interest bearing promissory note (the “Dunamis Note”) to the Company on January 1, 2024. The principal due under the Dunamis Note increases when the Company pays invoices on behalf of Dunamis related to property owned by Dunamis. The outstanding balance as of June 30, 2024 was $6,818,773 and is included in the line item Due from affiliates and related parties in the balance sheet.

During the fiscal years ended December 31, 2023 and 2022 and the six months ended June 30, 2024, respectively, the largest aggregate amounts of principal outstanding under the Dunamis Note were $7,123,952, $2,241,866 and $7,123,952. No amount of interest was paid by Dunamis to the Company under the Dunamis Note for the fiscal years ended December 31, 2023 and 2022 and the six months ended June 30, 2024. Dunamis did not repay any aggregate principal amount of the Dunamis Note during the fiscal years ended December 31, 2023 and 2022 and the six months end June 30, 2024, respectively. As of June 30, 2024, there was $33,212,050 aggregate amount of principal outstanding under the Dunamis Note.

Leases

The Company rents the land and building where it conducts its principal operations under an operating lease (the “Operating Lease”) with Dunamis. The Operating Lease commenced in March 2024 and expires in 2039. The lease payments due and accrued under the Operating Lease for the six months ended June 30, 2024, were $641,040. The Company has recorded a right of use asset and a lease liability associated with the Operating Lease with a balance of $17,911,373 as of June 30, 2024.

The Company rents a set of eighteen forklifts under a finance lease (the “Forklift Lease”) with Fairmont. The Company also rents a skid loader under a second finance lease (the “Skid Loader Lease” and, together with the Forklift Lease, the “Finance Leases”) with Fairmont. The Forklift Lease commenced on May 1, 2024 and expires April 30, 2031. The Skid Loader Lease commenced in January 2024 and expires in February 2031. Lease payments due and accrued under the Finance Leases as of June 30, 2024 were $38,600.

Insurance Premiums

The Company is an insured party under policies held by Interco Trading. To determine the amount of insurance expense allocable to the Company, management obtained an assessment of the Company’s standalone portion of policy premiums for the 2024-2025 coverage period (typically covering June to May each year). Management reviewed the assessment and agreed with the methodology and assumptions used therein and concluded that the allocation was materially representative of CMR’s insurance coverage. This was then allocated to the period based on the relative portion of the coverage period contained in each reporting period. Based on this allocation methodology, the amount of insurance expense recognized by the Company for the fiscal years ended December 31, 2023 and 2022 and for the six months ended June 30, 2024, respectively, were $2,610,424, $11,701, and $2,373,396. These amounts were not paid by the Company and are included in the line item Due to affiliates and related parties in the balance sheet as of June 30, 2024.

Beneficial Ownership of Securities

The following table sets forth information regarding the beneficial ownership of CMR Common Stock as of June 30, 2024 assuming the scenario described below by:

•        each person who is known to be the beneficial owner of more than 5% of the shares of CMR Common Stock;

•        each of CMR’s current executive officers and directors; and

•        all executive officers and directors of CMR’s pre-Business Combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days.

The beneficial ownership of CMR Common Stock pre-Business Combination is based on the Company being 100% owned by NiCo Metals Group, LLC which is owned outright by the Rob Feldman.

	Pre-Business Combination Common Stock of CMR
Name and Address of Beneficial Owner(1)	Number of Shares	% of Shares(2)
5% Holders of CMR
NiCo Metals Group, LLC(3)	30,000	100%

Directors and/or Executive Officers of CMR
Rob Feldman(4)	30,000	100%
Bill Cassiday	—	—%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of our Sponsor and each of the directors and executive officers of CMR is c/o 815 State Hwy OO, Fredericktown, MO 63645-9621.

(2)      All shares are presented on a fully diluted basis.

(3)      NiCo Metals Group, LLC is the record holder of the shares reported herein and is located at CT Corporation; 120 S. Central Ave; Clayton, MO 63105. Mr. Rob Feldman is the managing member of NiCo Metals Group, LLC shares and has voting and investment discretion with respect to the common stock held of record by NiCo Metals Group, LLC and is disclosed as a Related Party to the entity.

(4)      Rob Feldman is sole managing member and owner of NiCo Metals Group, LLC and therefore owns a 100% interest in CMR.

Environmental & Regulatory Matters

Meeting the growing demand for critical materials while simultaneously mitigating environmental impacts from our operations and products, and governing and managing our business in a responsible manner, are at the heart of our approach to sustainability and responsible business matters.

Mitigating environmental impacts encompasses actions taken to minimize resource consumption and greenhouse gas (“GHG”) emissions, manage materials and waste in our own operations, and provide customers with innovative products and solutions that help them minimize their own energy and water use, carbon footprint, and waste. We are working to shrink the carbon footprint of our operations, and we seek to minimize, and, where possible, eliminate waste through source reduction and recycling. Throughout our global facilities we implement processes, procedures, and policies to track and mitigate environmental impacts.

Governing and managing our business in a responsible manner includes, but is not limited to, encouraging inclusion, respecting human rights, developing our employees, implementing data privacy and cybersecurity measures, establishing policies, procedures, and codes of conduct that spell out expectations for our own behavior and that of our suppliers, and working to protect the interests of our company, stockholders, and other stakeholders.

We are subject to a broad range of foreign and domestic environmental, health and safety laws, regulations and requirements, including those relating to the discharge of regulated materials into the environment, the generation and handling of hazardous substances and wastes, human health and safety and the content, composition and take back of our products. We maintain a robust environmental, health and safety compliance program, including policies and standards, dedicated staff, and periodic auditing and training. We also have a program for complying with the European Union Restriction on the Use of Certain Hazardous Substances and Waste Electrical and Electronic Equipment Directives, the China Restriction of Hazardous Substances law, the European Union REACH regulation, and similar requirements. At sites which we own, lease or operate, or have previously owned, leased or operated, or where we have disposed or arranged for the disposal of hazardous materials, we could incur liability for any potential contamination, and could in the future be liable for additional contamination. Compliance with laws regulating contamination and the discharge of materials into the environment or otherwise relating to the protection of the environment has not had a material effect on our capital expenditures, earnings or competitive position.

Permits

CMR operates in compliance with all applicable federal, state, and local environmental regulations through a series of permits that authorize and govern its lithium-ion battery recycling operations. Key permits held by CMR include:

•        EPA Identification Number:    CMR holds an EPA ID number, which is required for facilities that generate, transport, treat, store, or dispose of hazardous waste. This permit ensures CMR’s lithium-ion battery recycling activities adhere to federal environmental standards set by the U.S. Environmental Protection Agency.

•        Madison County Permit:    CMR is permitted to operate its lithium-ion battery recycling facility located at 815 State Hwy OO in Madison County, Missouri, under a permit issued by the county. This permit enables CMR to conduct its recycling operations at this site in compliance with local ordinances and safety regulations.

•        Missouri State Operating Permit:    CMR has obtained a Missouri State Operating Permit, which authorizes the discharge of stormwater to waters of the state from motor vehicle salvage yards and auto/truck recycling operations. This permit is crucial for ensuring that CMR’s recycling activities, including the handling and processing of lithium-ion batteries, comply with the state’s water quality standards and protect the environment from potential stormwater contamination.

Websites

The Company maintains one active website, www.criticalmineralrecovery.com, which serves as its corporate website and contains information about the Company and its business. The information included on CMR’s website is not incorporated by reference into this proxy statement/prospectus or in any other report or document filed with the SEC, and any reference to such website is intended to be an inactive textual reference only.

Corporate Information

CMR registered office is located at 815 State Hwy OO, Fredericktown, MO, 63645 USA which also serves as our corporate mailing address. Our telephone number is (877) 359-2816. Information contained on our website is not a part of this proxy statement/prospectus.

CMR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we”, “us”, “our” and “the Company” refer to the business and operations of CMR prior to the consummation of the Share Swap Agreement. Unless otherwise indicated, all dollar amounts are expressed in thousands.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward — Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

CMR was established in 2022 under the laws of the State of Missouri. The CMR business model involves the recycling of spent lithium batteries into a MMC, which is a mixed material comprised of lithium, cobalt, and other metals that can be refined into battery anode and cathode supply materials. CMR is a pioneering technology company dedicated to addressing the growing environmental challenge posed by lithium-ion batteries. The Company has over 10 years of experience in lithium-ion battery recycling and plans to operate the largest lithium-ion battery, battery materials recycling, and mid-stream processing facility in the world.

The Company began operations with a vision to revolutionize the recycling industry. Having constructed a team of experts in materials science, chemistry, and engineering, the Company has developed a proprietary process that efficiently extracts critical materials, such as lithium, cobalt, and other materials, from lithium-ion batteries.

The Company is unique because its suppliers are expected to be its customers creating a closed loop circular economy whereby suppliers are able to recycle their spent batteries into base materials for repurpose into new products then used for final OEM products. This closed loop system helps support internal and global ESG initiatives and further transition to an EV future as demand for critical materials increases.

Recent Developments

On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility. The facility represented all of CMR’s operating revenue. CMR currently anticipates rebuilding the facility with a significant expansion; however, the time required to rebuild and expand on the same site is dependent on the date on which the site is released by authorities. The identification of the cause of the fire with sufficient certainty to remedy any noted design issues, and the construction process for rebuilding and expanding the facility is significantly uncertain. Even if CMR is able to rebuild and expand the facility, its supplier, Interco Trading, Inc., may lose customers that have in the meantime been forced to identify and use alternative processers of material elsewhere. Revenue from CMR could be deferred for an indefinite period, and New EM’s management may be distracted by efforts to rebuild and expand the facility.

CMR management continues to evaluate the impact of the fire. The situation remains complex and significantly uncertain, and CMR management cannot yet assess all the consequences CMR may face, including, but not limited to, loss of supplier customers, federal and state regulatory, environmental, legal or other liabilities, the time required for rebuilding and expanding the facility and whether any redesign of the facility will be necessary, and any recovery under CMR’s insurance policies. As of the date of this proxy statement/prospectus, CMR is still in the process of assessing the adequacy of its insurance policies to determine the likelihood of recovery of certain fire related costs and damages. CMR is not currently aware of any personal injury or loss of life related to the fire. CMR is expected to represent a significant percentage of New EM’s total revenue going forward; as such, the fire will have a significant-adverse effect on New EM’s business, financial condition and results of operations. Additionally, insurance recovery is significantly uncertain, and the fire may significantly affect New EM’s business and financial results. If recovery is only partial or not achievable, this could impact financial outcomes and operational planning. The rebuilding and expanding of the plant is contingent upon securing sufficient funding. Without adequate capital, restoration efforts may face delays or limitations, potentially affecting operational capacity and projected outcomes. See “Risk Factors — A recent fire at CMR’s recycling facility could have a material adverse effect on New EM’s business, financial condition and results of operations.” and “Risk Factors — New EM will be subject to many hazards and operational risks at its facilities, that can result in potential injury to individuals, disrupt its business (including interruptions or disruptions in operations at its facilities), and subject New EM to liability and increased costs (any of which could have a material adverse effect on New EM’s business, financial condition and results of operations).”

Segments

The Chief Executive Officer of the Company, who has been determined to be the Chief Operating Decision Maker (“CODM”) of the Company, manages the Company as a whole and makes decisions at the consolidated level. The CODM relies on key financial metrics to assess performance and make strategic decisions at the consolidated level. CODM primarily utilizes financial information such as income from operations, net profit margin, and cash flow statements. These metrics provide insights into the company’s overall financial health, operational efficiency, and profitability, enabling effective decision-making. There are no segment managers who are held accountable for operating and financial results, or the product and service mix offered by the Company.

Key Factors Affecting Company Performance

The Company believes its future success will be dependent on several factors, including those discussed below. While these areas represent opportunities for the Company, they also represent challenges and risks that must be successfully addressed in order to continue the growth of its business and improve its results of operations.

Technology and Product Innovation

The ability to recover critical materials like lithium, cobalt, and nickel from used batteries efficiently and at a high purity level is a major factor. Companies with advanced recycling technologies, such as hydrometallurgical or pyrometallurgical methods, can lower operational costs, increase recovery rates, and offer high-quality mixed metal concentrate to battery manufacturers, enhancing competitiveness. The Company’s success will be dependent upon its ability to develop, implement, and scale new technologies.

Market Demand

The Company believes demand for MMC is on the rise, driven by its essential role in the battery manufacturing industry. With the global shift towards renewable energy and EVs, battery materials like those found in mixed metal concentrate are critical to meet the growing demand for energy conversion, storage, and electronic applications. Fluctuations in the demand for recycled materials such as lithium, cobalt, and nickel impact pricing and profitability. Growing demand from the EV market and energy storage sectors boosts performance, while oversupply or price volatility can challenge margins. Our business model will continually be subject to commodity price fluctuations and need to innovate to find new ways to hedge exposure to commodity fluctuations.

Manufacturing Capacity

The Company’s growth depends on its ability to meet anticipated demand for its products. In order to meet demand, the Company will need to increase its manufacturing capacity. Currently, the Company produces its mixed metal concentrate in-house at its production facility. The Company sources spent batteries from suppliers worldwide and then processes the material at its production facility into mixed metal concentrate. The Company is also a reseller of certain types of metals. Presently, the Company’s production capacity is sufficient for its current sales, but in the first half of 2024, the Company expects to invest in its existing production facilities to expand capacity which will require certain capital expenditures and will require a corresponding expansion of its supporting infrastructure, further development of its sales and marketing team, an expansion of its customer base and strengthened quality control. The Company believes this capacity expansion will be carried out in a measured manner based on ongoing assessment of the medium-and long-term demand for its products.

Manufacturing Costs & Sourcing Capabilities

Securing a consistent supply of end-of-life batteries is crucial for maintaining steady operations. Companies that form partnerships with automakers, battery producers, and electronics manufacturers to create closed-loop systems are better positioned to ensure a reliable source of raw materials, minimizing supply chain disruptions. The Company’s profitability may also be affected by its ability to effectively manage its manufacturing costs and supply of spent batteries. The Company’s manufacturing costs are affected by fluctuations in the price of spent batteries and blackmass, which are subject to fluctuating prices, supply constraints, and delivery times. If spent battery prices increase, the Company will have to offset those higher costs either through price increases to its customers or through productivity improvements. The Company’s ability to control its costs is also dependent on its ability to negotiate with its suppliers for a better pricing and its ability to source spent batteries from reliable suppliers in a cost-efficient manner. In addition, the Company expects that an increase in its sales volume will enable it to lower its manufacturing costs through economies of scale, but this is dependent upon the availability of volume pricing in the global markets for both production and material, over which the Company has no control.

Regulatory Landscape

Global trade tensions, fluctuations in metal prices, and changes in government policies regarding raw material sourcing can affect the cost and availability of materials for recycling. Companies that diversify their operations or adapt to geopolitical risks by securing local sources of used batteries or establishing international partnerships are better positioned for long-term success.

By focusing on these factors, companies can better navigate the complexities of the battery recycling industry and drive strong performance.

Components of Results of Operations

Revenue

The Company earns revenues predominantly from tolling and servicing fees under an agreement with Interco Trading Inc, a related party. The Company recognizes revenue when performance obligations under the terms of contracts with its customers are satisfied, which occurs when the tolling service has been performed and the customer has received the goods.

Cost of goods sold

Our costs of goods sold represent all direct and indirect costs associated with the manufacture of our products and provision of our services. Cost of goods sold consists primarily of direct costs associated with inventory and delivery of the Company’s goods, including freight costs. Cost of goods sold also includes allocated personnel-related expenses and allocated facilities and overhead costs.

Operating expenses

Operating expenses consist of our corporate service functions such as administrative expense, legal, human resources and information technology, as well as rent, utilities, depreciation, amortization and insurance costs.

Interest expense

Interest expense primarily consists of interest incurred on our financing obligations and outstanding notes.

Results of Operations for the Six Months Ended June 30, 2024 and 2023 (in thousands, except as otherwise noted)

The following table provides our consolidated operating results for the periods indicated and the percentage of change between periods for each line item.

	Six Months Ended June 30,		Change
	2024	2023
($ in thousands)	($)	($)	($)	(%)
Revenues	$443	$—	$443
Cost of goods sold	466	—	466
Gross loss	(23)	—	(23)
Operating expenses:
Salaries and wages	1,446	975	471	48.3%
Depreciation and amortization	715	8	707	8837.5%
General and administrative expense	3,971	2,203	1,768	80.3%
Total operating expenses	6,132	3,186	2,946	92.5%
Operating loss	(6,155)	(3,186)	(2,969)	93.2%
Other expense:
Interest expense	(175)	(230)	55	(23.9)%
Loss before income taxes:	(6,330)	(3,416)	(2,914)	85.3%
Income tax expense*	—	—	—	—%
Net loss	$(6,330)	$(3,416)	$(2,914)	85.3%

____________

*        not meaningful

Revenue

Revenue was $443 for the six months ended June 30, 2024. The Company did not generate revenue during the six months ended June 30, 2023, because the Company was in the process of constructing its facility to process lithium ion batteries. The Company commenced principal operations in March of 2024, and began generating revenue from tolling and servicing fees under an agreement with Interco Trading, a related party.

Cost of goods sold

Cost of goods sold was $466 for the six months ended June 30, 2024. The Company did not generate revenue during the six months ended June 30, 2023, and therefore did not incur costs related to the sale of goods or provision of services. The cost of goods sold for the six months ended June 30, 2024, was primarily related to the procurement and processing of lithium ion batteries.

Operating expenses

Operating expenses were $6,132 for the six months ended June 30, 2024, as compared to $3,186 for the six months ended June 30, 2023, an increase of $2,946 or 92.5%. This was primarily due to the Company beginning its principal operations in March of 2024. As a result, the Company hired additional personnel to operate the facility, reflecting an increase of $471 in operating expense. The facility was placed into service during the first six months of 2024 and the Company began recognizing the related depreciation and amortization expenses, which is attributable to the increase of $707 when compared to the six months ended June 30, 2023. Additionally, the Company’s increase of $1,768 of general and administrative expenses was primarily related to increased insurance expenses.

Interest expense

Interest expenses were $175 for the six months ended June 30, 2024, as compared to $230 for the six months ended June 30, 2023, a decrease of $55, or 23.9%. This was primarily due to the terms of the Company’s debt arrangements between the two periods.

Results of Operations for the Year Ended December 31, 2023 and the period from January 26, 2022 (inception) to December 31, 2022 (in thousands, except as otherwise noted)

The following table provides our operating results for the periods indicated and the percentage of change between periods for each line item.

	Year Ended December 31,
	2023	2022	Change
($ in thousands)	($)	($)	($)	(%)
Revenues	$—	$—	$—	—%
Cost of goods sold	—	—	—	—%
Gross loss	—	—	—	—%
Operating expenses:
Salaries and wages	2,385	1,084	1,301	120.0%
Depreciation and amortization	16	1	15	1500.0%
General and administrative expense	4,661	267	4,394	1645.7%
Total operating expenses	7,062	1,352	5,710	422.3%
Operating loss	(7,062)	(1,352)	(5,710)	422.3%
Other expense:
Interest expense	(568)	(43)	(525)	1220.9%
Loss before income taxes:	(7,630)	(1,395)	(6,235)	447.0%
Income tax expense*	—	—	—	—%
Net loss	$(7,630)	$(1,395)	$(6,235)	447.0%

____________

*        not meaningful

Revenue

The Company did not generate revenue during the years ended December 31, 2023 and 2022. The Company began principal operations in March 2024.

Cost of goods sold

The Company did not incur costs for goods sold during the years ended December 31, 2023 and 2022. The Company began principal operations in March 2024.

Operating expenses

Operating expenses were $7,062 for the year ended December 31, 2023, as compared to $1,352 for the period from January 26, 2022 (inception) to December 31, 2022, an increase of $5,710, or 422.3%. This was primarily due to the Company’s preparation and planning to become operational in early 2024. The Company hired operational and administrative personal, attributing to an increase of $1,301 in salaries and wages. The $4,394 increase in general and administrative expenses was primarily related to $2,599 in insurance, $837 in supplies and the remaining related to other expenses.

Interest expense

Interest expenses were $568 for the year ended December 31, 2023, as compared to $43 for the period from January 26, 2022 (inception) to December 31, 2022, an increase of $525, or 1220.9%. This was primarily due to the Company’s increase in long-term debt between the periods.

Liquidity and Capital Resources (in thousands, except as otherwise noted)

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our business is capital intensive and requires substantial expenditures for, among other things, the purchase and maintenance of equipment used in our operations, and to remain in compliance with environmental laws. Our short-term and long-term liquidity needs arise primarily from working capital requirements, capital expenditures, including the rebuilding and expanding of our facility in Fredericktown, Missouri and other expansion projects and principal and interest payments related to our outstanding indebtedness. The Company plans to continue to fund its operations through its existing cash and cash equivalents, as well as through future equity offerings, debt financing, other third-party funding, and operational cash flow.

The following is a summary of the components of our current liquidity:

($ in thousands)	June 30, 2024	December 31, 2023
Cash and cash equivalents	$38	$6
Working capital (deficit)	$(29,245)	$(18,226)
Accumulated deficit	$(15,356)	$(9,025)

Our future liquidity requirements will depend on many factors, including funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. We expect to satisfy our liquidity requirements through cash on hand, cash generated from the operations and consummation of the Business Combination.

Cash Flows

Cash flows associated with operating, investing, and financing activities for the six months ended June 30, 2024 and June 30, 2023 are summarized as follows:

($ in thousands)	Six Months Ended June 30,		Change
	2024	2023	($)	(%)
Net cash used in operating activities	$(8,891)	$(5,160)	$(3,731)	72.3%
Net cash used in investing activities	(3,873)	(5,141)	1,268	(24.7)%
Net cash provided by financing activities	12,797	10,282	2,515	24.5%
Net increase (decrease) in cash and cash equivalents	$33	$(19)	$52	(273.7)%

Cash flows associated with operating, investing, and financing activities for the years ended December 31, 2023 and December 31, 2022 are summarized as follows:

($ in thousands)	Year Ended December 31,		Change
	2023	2022	($)	(%)
Net cash used in operating activities	$(8,642)	$(3,129)	$(5,513)	176.2%
Net cash used in investing activities	(12,117)	(2,732)	(9,385)	343.5%
Net cash provided by financing activities	20,700	5,926	14,774	249.3%
Net increase (decrease) in cash and cash equivalents	$(59)	$65	$(124)	(190.8)%

Net Cash Used in Operating Activities

Cash flows used in operating activities were $8,891 for the six months ended June 30, 2024, compared to $5,160 for the six months ended June 30, 2023, an increase of $3,731 or 72.3%. The increase is primarily related to an increase in net loss and cash flows used for accounts payable.

Cash flows used in operating activities were $8,642 for the year ended December 31, 2023, compared to $3,129 for the year ended December 31, 2022, an increase of $5,513, or 176.2%. The increase is primarily related to an increase in net loss and cash flows used for payment to affiliates and other related parties. These increases were offset by an increase in accounts payable between periods.

Net Cash Used in Investing Activities

Cash flows used in investing activities were $3,873 for the six months ended June 30, 2024, compared to $5,141 for the six months ended June 30, 2023, a decrease of $1,268 or 24.7%. The decrease is primarily related to a reduction in the construction costs incurred for the Company’s facility.

Cash flows used in investing activities were $12,117 for the year ended December 31, 2023, as compared to $2,732 for the year ended December 31, 2022, an increase of $9,385, or 343.5%. The increase is primarily related to an increase in construction costs incurred for the Company’s facility.

Net Cash Provided by Financing Activities

Cash flows provided by financing activities were $12,797 for the six months ended June 30, 2024, as compared to $10,282 for the six months ended June 30, 2023, an increase of $2,515, or 24.5%. The increase is primarily related to borrowings from affiliates. The purposes of the loans is to effectively serve as an advance to permit partial satisfaction of loan obligations of CMR to Interco as contemplated.

Cash flows provided by financing activities were $20,700 for the year ended December 31, 2023, as compared to $5,926 for the year ended December 31, 2022, an increase of $14,774, or 249.3%. The increase is primarily related to borrowings from affiliates and lines of credit. The purposes of the loans is to effectively serve as an advance to permit partial satisfaction of loan obligations of CMR to Interco as contemplated.

Indebtedness

Notes Payable

In September of 2023, the Company converted two lines of credit to notes payable to the bank. As of June 30, 2024, one note payable to the bank has a balance of $4,162 and incurs interest at a fixed rate of $4.375% per annum. The other note payable to the bank has a balance of $2,080 as of June 30, 2024, and incurs interest at a fixed rate of 6.750% per annum. Both notes are secured by substantially all business assets of the Company.

Going Concern

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business. As reflected in the Company’s financial statements, the Company had an accumulated deficit, a net loss and cash used in operating activities for the six-month period ending June 30, 2024 and the year ending December 31, 2023. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company began operations on March 1, 2024, and as such, revenues have not yet reached the levels necessary to generate positive income or cash flow. Management believes the Company is progressing in attaining revenues and positive cash flow from operations that will be sufficient to finance its operations. Until such time, management believes the Company will have sufficient access to additional capital needed to sustain its operations and fully implement its business plan but there can be no assurance. The ability for the company to continue as a going concern is dependent on these factors.

The Company’s financial statements included elsewhere in this proxy statement/prospectus have been prepared assuming that we will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies and Use of Estimates

The above discussion and analysis of our financial condition and results of operations is based upon our financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosures of contingent assets and liabilities. Our significant accounting policies are described in Note 1. Nature of Operations and Summary of Significant Accounting Policies of the accompanying financial statements of CMR included elsewhere in this proxy statement/prospectus. Critical accounting policies are those that we consider to be the most important in portraying our financial condition and results of operations and also require the greatest amount of judgments by management. Judgments or uncertainties regarding the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing the consolidated financial statements.

Impairment of Long-lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of its long-lived assets, including plant, property and equipment and intangible assets, may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, we recognize an impairment loss for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Projecting undiscounted future cash flows requires the use of estimates and assumptions that are largely unobservable and classified as level 3 inputs in the fair value hierarchy. If actual performance does not align with or exceed such projections, we may be required to recognize impairment charges in future periods and such charges could be material. There were no indicators of impairment or impairment charges recorded during the six months ended June 30, 2024, year ended December 31, 2023 and period from January 26, 2022 (inception) to December 31, 2022.

Related Party Transactions

The Company identifies related parties, and accounts for, and discloses related party transactions in accordance with ASC Topic 850 “Related Party Disclosures” and other relevant ASC standards. Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. For additional description of the related party policies and transactions including revenue and associated accounts receivable, debt and leases, refer to Note 8. Related Party Transactions in the December 31, 2023 and 2022 financial statements.

INFORMATION ABOUT KCM

Unless otherwise noted or the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our”, “KCM” refer to the business of KCM and its subsidiaries prior to the consummation of the Business Combination.

All Korean Won (KRW) figures in this section have been converted to United States Dollars (USD) at an average daily exchange rate of USD/KRW 1,306.76 for the year ended December 31, 2023.

Heads of Agreement

On March 15, 2024, EM entered into a heads of agreement to acquire KCM. The consummation of the transactions contemplated by the Merger Agreement are conditioned on the execution of definitive documentation with each of CMR and the Korean Companies, including KCM, as well as the consummation of the acquisition of CMR and the Korean Companies, including KCM.

Our Business

KCM specializes in producing rare earth metals and alloys which play a crucial role in the production of rare earth magnets. These magnets are essential for various advanced technologies such as electric vehicles, wind turbines, and consumer electronics. The Company is involved in sourcing and processing rare earth elements, refining them into high-purity metals, and creating specialized alloys like neodymium-iron-boron (“NdFeB”) and samarium-cobalt (“SmCo”). These alloys are then transformed into magnet powders and sold downstream to be refined directly into bonded and sintered magnets. The company collaborates closely with magnet manufacturers to ensure the materials meet specific performance standards, conducting rigorous quality control and testing to maintain high levels of purity, magnetic strength, and stability.

In addition to production, the Company is committed to sustainability and innovation, investing in research and development to create new materials and more environmentally friendly processes. It manages a global supply chain to ensure a steady flow of rare earth materials to key markets, while also engaging in strategic partnerships and collaborations with industry stakeholders and governments. Through these efforts, the company not only supports the rare earth magnet manufacturing industry, but also contributes to the advancement of green technologies and high-performance applications worldwide.

KCM — Overview

KCM was established in 2021 under the laws of Korea. KCM is a company specializing in rare earths metal/alloy production, a crucial component for rare earth magnet applications.

KCM has the state of the art technology and a global sales network to collaborate with downstream value chains of rare earth magnet manufacturing, including rare earth metals, rare earth alloys, rare earth magnet powders and bonded/sintered magnet producers.

The impacts from the fire at CMR’s recycling facility, described under “Information About CMR — CMR — Company Overview — Recent Developments,” are not expected to have a material adverse effect on KCM’s current or future business operations.

Our Company

KCM was founded in 2021 to meet the growing global demand for advanced technologies that rely on rare earth magnets.

Rare earth elements are relatively scarce and challenging to extract and process. KCM was established to create a reliable and controlled supply of these critical materials, reducing dependence on foreign sources and enhancing national and industrial security. The Company has positioned itself to play a vital role in supporting economic growth, technological progress, and sustainability efforts globally through the supply of materials that support magnet creation.

Originally founded and now headquartered in South Korea, the Company believes it is the only supplier capable of producing rare earth alloy (NdFeB) powders in Korea. KCM believes no other companies produce rare earth alloy powders in Korea.

Highlights

•        Market Growth:    Rapid expansion of electrification, particularly in automotive industry and increased demand for renewable energy which is expected to drive demand for magnets technologies. KCM has established dependable proprietary technology to develop high-purity metals.

•        Cutting-Edge Technology:    The Company utilizes advanced proprietary processes for refining, and alloying rare earth elements, ensuring the production of high-purity metals and alloys essential for rare earth magnets.

•        Global Supply Chain Integration:    With a robust global sales and distribution network, the Company ensures a reliable supply of rare earth materials to key markets, supporting industries like renewable energy, automotive, and electronics.

•        Strategic Industry Collaboration:    The Company works closely with magnet manufacturers and downstream partners, providing customized materials that meet specific performance requirements, and enabling the development of high-performance products.

KCM Strategy

•        Expansion of Production Capacity:    Scale operations by investing in existing refining facilities allows the Company to increase the production of rare earth metals and alloys to meet growing global demand.

•        Diversification of Product Portfolio:    Research and develop new rare earth alloys tailored for emerging applications, such as next-generation electric vehicles, robotics, and renewable energy technologies.

•        Expand into Adjacent Markets:    Explore opportunities in related markets, such as energy storage, medical devices, and aerospace, where rare earth materials are increasingly important but where we do not currently supply.

•        Strengthening Supply Chain and Logistics:    Develop more robust supply chain management strategies to mitigate risks associated with geopolitical tensions, trade restrictions, and raw material scarcity.

•        Strategic Acquisitions and Partnerships:    Pursue strategic partnerships for additional rare earth oxide feedstock sources to increase our production capabilities.

•        Customer Relationship Management:    Our proprietary metallurgy process allows for quick development of new high quality products enabling the ability to offer customers bespoke solutions.

Market Overview

Growth potential of the industry

The global magnets and magnetic material industry is poised for significant growth, driven by a variety of factors across key sectors such as electric vehicles, renewable energy, consumer electronics, healthcare, and defense applications. Current market dynamics and economic projections underscore the industry’s robust expansion potential as new magnetic technologies are continued to be developed.

One of the primary drivers of this growth is the rapid adoption of EVs. NdFeB magnets are critical components in the electric motors used in EVs, providing the necessary efficiency and power density for high-performance applications. As governments worldwide push for the adoption of cleaner transportation solutions and automakers accelerate their EV production, the demand for these high-performance magnets is expected to increase substantially.

According to Verified Market Forecast: Global Magnets and Magnetic Materials Market By Type, the global magnet and magnetic material market was valued at $10.46 billion in 2023 and is expected to reach $15.05 billion by the end of 2030, representing a CAGR of 6.26%. A large part of this growth is attributed to NdFeB magnets as demand for thermal degradation resistant materials become more important with the advancements in electric motors, generators and other high temperature applications.

Bonded Magnet Market

Bonded magnets, particularly those made from NdFeB, are known for their exceptional magnetic properties and flexibility in design. They can be manufactured in complex shapes and sizes, which makes them suitable for a diverse array of applications in technologies across automotive, energy, and defense. The bonded magnet market growth is driven by increasing demand across a wide range of applications. According to Verified Market Reports: Global Bonded Magnet Market By Type, the bonded magnet market was estimated to be $3.0 billion in 2023, and is forecasted to grow at a CAGR of approximately 6% through 2030 to $5.0 billion.

One of the key factors driving the growth of the bonded magnet market is the ongoing advancements in technology. As industries continue to push the boundaries of innovation, the demand for high-performance materials like bonded magnets increases. These magnets are crucial in various high-tech applications, including consumer electronics, where they are used in devices such as hard drives, speakers, and sensors. In industrial machinery, bonded magnets are employed in motors, actuators, and various automated systems, where their design flexibility and magnetic strength are highly valued.

Another significant driver of market growth is the emphasis on miniaturization and performance efficiency. In many modern applications, there is a need for smaller, lighter components that do not compromise on functionality. Bonded magnets meet this requirement by providing strong magnetic performance in compact and lightweight designs. This attribute is particularly important in fields like automotive engineering, aerospace, and renewable energy, where space and weight constraints are critical considerations.

Sintered Magnet Market

The sintered magnet market is undergoing a period of significant transformation, marked by robust growth and evolving demand across various sectors. Sintered magnets are renowned for their superior magnetic properties, including high magnetic strength and thermal stability. These characteristics make them indispensable in numerous industrial and technological applications. According to Verified Market Reports: Global Sintered NdFeB Magnet Market By Type, the sintered magnet market was estimated to be $2B in 2023, and is forecasted to grow at a CAGR of ~8% through 2030 to $4.3B.

The demand for sintered magnets is primarily driven by advancements in technology, increasing applications in various industries, and the growing need for magnetic materials that can retain their magnetic properties at high temperatures. These qualities are highly sought after in automotive, renewable energy, and defense industries where demand is a primary growth driver for the sintered magnet market.

The sintered magnet market is characterized by a strong emphasis on R&D to enhance the properties and performance of these materials. Innovations in manufacturing processes, such as improvements in powder metallurgy and magnetic alignment techniques, are leading to the production of sintered magnets with superior characteristics. These advancements enable manufacturers to meet the growing demands for higher efficiency, reliability and performance in various applications.

Products

Main products & services

Product	Product Detail
NdPr Metal

•   Exceptional Magnetic Properties:    NdPr metal is known for its strong magnetic characteristics, making it essential in the production of high-performance permanent magnets.

•   Wide Applications:    Used extensively in EVs, wind turbines, electronics, and other advanced technologies.

•   High Purity:    Produced through a rigorous process that ensures the metal’s purity, crucial for its effectiveness in critical applications.

•   Energy Efficiency:    NdPr metal enables the creation of powerful and lightweight magnets, contributing to the efficiency of modern technologies.

•   Strongest Permanent Magnets:    NdPr alloy is a key component in the production of NdFeB magnets, which are the strongest permanent magnets available.

•   Precision Composition:    The alloy is meticulously crafted to achieve the exact magnetic properties required for high-tech applications.

•   Versatile Applications:    Found in electric motors, generators, and a range of high-tech electronic devices, where compact and powerful magnets are necessary.

•   Advanced Manufacturing:    Produced through a process that ensures a fine-grained structure, enhancing the alloy’s magnetic properties and overall performance in various applications.

1       NdPr Metal:    NdPr metal is produced through a series of complex processes that begin with the extraction of rare earth ores containing neodymium and praseodymium. These ores undergo separation and purification to obtain high-purity neodymium and praseodymium oxides. The oxides are then subjected to a reduction process, typically through electrolysis, where an electric current is passed through the oxides to remove oxygen and yield pure NdPr metal. The resulting metal is then cast into ingots or other forms, ready for further processing or direct use in magnet production.

2       NdPr Alloy:    The production of NdPr alloy involves the precise melting and mixing of NdPr metal with other elements like iron and boron in a controlled furnace environment. The molten mixture is carefully monitored to ensure the correct composition, which determines the final magnetic properties of the alloy. After melting, the alloy is rapidly cooled, often through a process called quenching, to form a solid material with a fine-grained structure. This structure enhances the magnetic characteristics of the alloy. The solidified NdPr alloy is then processed into various forms, such as strips or blocks, which are subsequently used in the production of high-performance magnets.

Research & Development

Because the industries in which KCM competes are characterized by rapid technological advances, KCM’s ability to compete successfully depends moderately upon its ability to ensure a continual and timely flow of competitive technologies to improve processing capabilities. KCM continues to develop new technologies to enhance existing products and services and plans to expand the range of its offerings through R&D. KCM anticipates that it will continue to make significant expenditures for R&D as it seeks to provide new innovative processing capabilities.

KCM plans to test several new metal & powder making methods, in combination with the existing processes, to continue to assess processes that offer improved economics or quality over traditional methods.

Suppliers

The Company actively engages in purchase agreements with a network of third-party suppliers to secure the raw materials necessary for the production of NdPr oxide, NdPr metal, and NdPr alloy, which are integral to its manufacturing processes. These materials are essential for the production of high-performance magnetic products which support industries such as automotive, clean energy, and government contracting. The Company’s ability to meet customer orders is directly influenced by the availability and composition of these critical materials.

To ensure a steady supply of feedstock, the Company sources from reputable suppliers who can provide the required quality and quantities. Production capacity is highly responsive to the specific demands and orders received from customers, allowing the Company to adjust its operations based on the composition and volume of products required. However, the procurement of these materials is subject to certain challenges, including pricing volatility, supply availability, and compliance with various regulatory restrictions and guidelines.

Given the strategic importance of NdPr materials in the Company’s product offerings, the Company maintains close relationships with its suppliers to monitor and manage these risks. In the event of a supply disruption, pricing fluctuations, or other restrictions, the Company has contingency plans in place, which include the identification and qualification of alternative suppliers. These alternative sources are evaluated based on their ability to meet the Company’s stringent quality standards and to provide the necessary materials without significant delays or additional costs.

By proactively managing its supply chain and maintaining flexibility in its sourcing strategies, the Company aims to mitigate potential disruptions and ensure the continuous availability of feedstock. This approach not only supports the Company’s production capabilities but also strengthens its ability to fulfill customer orders efficiently and maintain its competitive edge in the market.

Marketing

Marketing magnetic powders made from rare earth oxides requires a targeted approach due to the highly specialized nature of the product. The company has industry relationships from the management team’s experience and network that has supported an initial customer base. The Company continues to focus marketing efforts on industries and companies that rely on advanced magnetic materials, as well as emphasizing the unique advantages of the Company’s products.

Customers

The Company manufactures and sells NdPr metal and NdPr alloys related to the manufacturing of neodymium iron boron magnets. The Company generally conducts its business transaction in the following order: (i) a customer delivers a request for quotation (a “RFQ”) to ask a fee quote, (ii) the Company provides the corresponding RFQ to such customer, (iii) the Company and the customer enter into a purchase order (a “PO”), and (iv) the Company manufactures the products in accordance with the PO’s and supply the customer with such products.

Client Acquisition Process

During its client acquisition process, the Company typically obtains a substantial agreement in the form of RFQ with the prospective customer. Each RFQ typically takes one to six months to draft, negotiate and execute and is usually 10 pages or longer with detailed steps from scoping to testing to contract. The steps are typically broken down into:

1.      Scoping Customer Solution (one to three months):    this step includes identifying the scope of solution required by and to be provided to prospective customers.

2.      Proof of Concept and Benchmarking (three to six months):    this step includes testing and benchmarking of KCM’s solution for prospective customers.

3.      Initial Deployment:    once proof of concept is completed and the prospective customer is satisfied, then KCM and the prospective client will carry out the initial deployment.

The Company is currently in different stages of this process with numerous magnet manufacturers in Korea.

Competition

The competition for a company producing rare earth powders and metals is primarily composed of established players within the global rare earth supply chain. This includes large multinational corporations, mining companies, and specialized material processors that dominate the market, particularly those based in China, which accounts for the majority of global rare earth production and processing. Competitors in this space typically have vertically integrated operations, controlling the supply from mining to refinement, giving them significant cost and supply chain advantages.

In addition to Chinese firms, Western companies are increasingly investing in rare earth production, especially as demand rises for electric vehicles, renewable energy technologies, and advanced electronics. These competitors may focus on developing alternative supply chains to reduce dependence on Chinese materials, positioning themselves as reliable, politically neutral sources for rare earth elements. Smaller, specialized firms may also compete by offering niche products or advanced materials with tailored properties for high-tech applications.

The competition also includes companies investing heavily in R&D to improve the extraction, processing, and recycling of rare earth materials, aiming to differentiate through innovation, quality and sustainability. This drives a highly competitive environment where price, supply chain reliability and technological advancements are key differentiators.

Intellectual Property

KCM’s success and ability to compete depend substantially upon its core technology and intellectual property rights and trade secrets. KCM generally relies on trademark and copyright laws, trade secret protection and confidentiality agreements to protect its intellectual property rights.

KCM possesses intellectual property, including trademarks, know-how, trade secrets, design rights, copyrights and internet domain rights. KCM controls access to and use of its know-how, technology, and other proprietary information through internal and external controls, including contractual protections with employees, contractors, customers and partners. Despite KCM’s efforts to protect its know-how, technology and other proprietary information, unauthorized parties may still copy or otherwise obtain and use its know-how, technology and other proprietary information. In addition, KCM has expanded, and expects to continue to expand, its international operations, and effective patent, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries.

Companies in the industry in which KCM operates frequently are sued or receive informal claims of patent infringement or infringement of other intellectual property rights. KCM may receive such claims from companies, including from competitors and customers, some of which have substantially more resources and have been developing relevant technology similar to KCM’s. As, and if, it becomes more successful, KCM believes that competitors will be more likely to try to develop products that are similar to its products and that may infringe on KCM’s proprietary rights. It may also be more likely that competitors or other third parties will claim that KCM’s products infringe their proprietary rights. Successful claims of infringement by a third-party, if any, could result in significant penalties or injunctions that could prevent KCM from selling some of its products in certain markets, result in settlements or judgments that require payment of significant royalties or damages or require KCM to expend time and money to develop non-infringing products. While KCM cannot assure that it does not currently infringe, or that it will not in the future infringe, upon any third-party patents or other proprietary rights, it can assure that it will not do so and has never done so intentionally.

Subsidiaries

The Company does not own any interests in a subsidiary.

Human Capital Resources

The people of KCM are the Company’s most valuable asset in fulfilling the Company’s mission. At the core of the Company’s success is the relentless pursuit to maintain and nurture the innovative culture that instills an environment where its employees feel motivated and empowered to deliver results through an unwavering commitment to doing what is right in a safe environment.

Employees

As of June 30, 2024, the Company has 15 total employees of which none are subject to any collective bargaining agreements. The Company has two registered directors all of which are fully dedicated to the Company.

The Company employs a total of eight foreign workers as full-time engineers. All foreign workers are Thai nationals holding valid E-7 visas as of July 2, 2024. We view that no particular issue will arise in respect of the Company’s employment of foreign workers although their employment is subject to many factors outside the companies control.

KCM strives to maintain an inclusive environment free from discrimination of any kind, including sexual or other discriminatory harassment. It provides training for its employees covering harassment, discrimination and unconscious bias. Its employees have multiple avenues available through which inappropriate behavior can be reported, and its policies require all reports of inappropriate behavior to be promptly investigated with appropriate action taken.

Properties

Our principal executive offices are located at 65 Gado-ro, Gunsan-si, Jeollabuk-do, South Korea (Osikdo-dong). Management believes that the existing manufacturing facilities are adequate for our operations and that the facilities are maintained in good condition. We do not expect any issues in renewing our lease when it expires, or in locating alternative facilities if necessary.

Real Property

The Company owns one piece of land, and one building on such land, of which one superficy is established on one of the three real properties with Industrial Bank of Korea and Shinhan Bank as superficies holders.

Leases

The Company leased units within three buildings as housing for its foreign workers.

Commitments & Contingencies

The Company is a party to one pending legal proceeding and claim. The Company accrues for such liabilities when it is probable that future costs will be incurred, and such costs can be reasonably estimated. Accruals are based on developments to date; management’s estimates of the outcomes of these matters; the Company’s experience in contesting, litigating and settling similar matters; and any related insurance coverage. While the Company believes that a material adverse impact is unlikely, given the inherent uncertainty of litigation, a future development in these matters could have a material adverse impact on the Company. The Company is unable to estimate any additional loss or range of loss that may result from the ultimate resolution of these matters, other than those described below.

Claim for compensation for damages (Seoul Central District Court 2023Ga Hab 87387)

•        Background:    The Company purchased 133 tonnes of rare earth resources from EM Networks Corporation (“EM Networks”) EM Networks Corporation, a company that is unaffiliated with EM (“EM Networks”), for $12,236,336. The Company was purchasing the rare earth resources from EM Networks only, but at the request of EM Networks, the Company entered into (i) a purchase agreement with EM Networks, Esmo Institute of Materials Technology and Onetera Co., Ltd. and (ii) three separate agreements whereby the Company pays a certain amount of the purchase price to each of such parties. On the other hand, EM Networks was undergoing rehabilitation procedures during the execution of the purchase agreements, and the Korea Securities Finance Corporation, Hana Bank, Shinhan Securities Co., Ltd., Samsung Securities Co., Ltd. and Korea Investment & Securities (collectively, the “Plaintiffs”)

were the holders of the convertible bonds issued by EM Networks. During the rehabilitation procedure, EM Networks submitted the related purchase agreement, which stated that EM Networks sold rare earth resources to the Company for $5,319,385, to the bankruptcy court. On May 2, 2022, pursuant to the bankruptcy court’s decision to approve the rehabilitation plan, the rehabilitation bonds were repaid, and on August 26, 2022, the rehabilitation procedures were concluded. Regarding such rehabilitation procedure, on September 21, 2023, the Plaintiffs thereby suffered damages from not being able to recover the full amount of the rehabilitation bonds.

•        Analysis:    First trial ruling on August 23, 2024, was in favor of the Company. The damage claimed for this lawsuit is $3,137,522, and if the court rules against the Company contingent liabilities can arise.

Government Regulations

As KCM’s customers operate around the world and, to a limited degree, KCM relies upon international suppliers to produce its products, its business and ability to successfully compete for business in its industry may become dependent upon global supply, manufacturing and customer relationships that are affected by the trade and tariff policies of each country in which it operates. Increased tariffs on parts and components imposed by the countries in which KCM’s components may be sourced can increase its production costs, and increased tariffs imposed by the countries in which its products are sold can increase the cost of its products to its customers.

Certain products and services are subject to export controls, including the Export Administration Regulations of the U.S. Department of Commerce and economic and trade sanctions regulations administered by the Office of Foreign Assets Controls of the U.S. Treasury Department, and similar laws and regulations that apply in other jurisdictions in which KCM distributes or sells its products and services. Export control and economic sanctions laws and regulations include restrictions and prohibitions on the sale or supply of certain products and services and on the transfer of parts, components and related technical information and know-how to certain countries, regions, governments, persons and entities. U.S. regulators may also impose new restrictions on previously non-controlled emerging or foundational items and technologies for which exports to countries such as China are deemed to present undesirable national security risks. Even without such legislative or regulatory action, KCM would be prohibited from exporting its products to any foreign recipient if KCM has knowledge that a violation of U.S. export regulations has occurred, is about to occur or is intended to occur in connection with the item. Different countries may implement their own export control regulatory systems, which can affect the flow of parts, components, finished products and related technologies throughout the supply chain to and from suppliers, manufacturers, distributors and customers.

In addition, various countries regulate imports of certain products through permitting, licensing and transaction review procedures, and may enact laws that could limit KCM’s ability to produce or distribute its products or the ability of KCM’s customers to produce or distribute products into which KCM’s products are incorporated. The exportation, re-exportation, transfers within foreign countries and importation of KCM’s products and the parts, components and technologies necessary to manufacture its products, including by its partners, must comply with these laws and regulations.

KCM is also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and similar anti-bribery and anti-kickback laws and regulations in other places where it does business. These laws and regulations generally prohibit companies and their intermediaries from offering or making improper payments to governmental, political and certain international organization officials for the purpose of obtaining, retaining or directing business. KCM’s exposure for violating these laws and regulations increases as its international presence expands and as it increases sales and operations in foreign jurisdictions.

In addition, KCM is subject to, or is expected to facilitate its customers’ compliance with, environmental, health and safety laws and regulations in each of the jurisdictions in which it operates or sells its products. These laws and regulations govern, among other things, the handling and disposal of hazardous substances and wastes, employee health and safety and the use of hazardous materials in, and the recycling of, its products.

Directors & Executive Officers

The following table sets forth the names, ages and positions of KCM’s executive officers and directors. the positions held by each.

Name	Age	Position(s)
Executive Officers
Lee, Chang-bae	55	Chief Executive Officer and Director
Lee, Hong-jae	60	Senior Vice President and Director
Lee, Miyeon	41	Chief Financial Officer and Head of Accounting

The following is information about the experience and attributes of the members of KCM’s executive officers and directors as of the date of this proxy statement/prospectus.

Executive Officers & Directors

•        Lee, Chang-bae (CEO) — 29 years of experience in magnetic material manufacturing and development, previously at JAHWA Electronics.

•        Lee, Hong-jae (SVP) — Global marketing expert with experience at Samsung Electronics, Hyundai Electronics, Seagate (US), and Marvell Semiconductor.

•        Lee, Miyeon (CFO) — Graduated from Konyang University. Leads the business and accounting team. He is responsible for financial and accounting tasks.

Family Relationships

There are no family relationships among the executive officers and directors of the Company.

Certain Relationships & Related Party Transactions

The Company does not have a formal written policy for the review and approval of transactions with related parties. Its unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire board of directors of the Company for any possible conflicts of interest. The board of directors of the Company is responsible for review, approval, or ratification of “related-person transactions” involving the Company and related persons.

June 7, 2022 — Sale of LiF/99.5% or Higher to NS WORLD

KCM sold LiF (99.5% or higher) to NS WORLD for KRW 129,800,000 (approximately USD 97,338). This transaction was part of the regular course of business between the two entities.

June 11, 2022 — Sale of IRM-14-12 Powder to NS WORLD

KCM sold IRM-14-12 Powder to NS WORLD for KRW 96,360,000 (approximately USD 72,261). The transaction supported NS WORLD’s operational needs.

September 30, 2022 — Purchase of PrNd Metal from NS WORLD

KCM purchased PrNd Metal from NS WORLD for KRW 165,000,000 (approximately USD 123,735). This transaction was part of the company’s raw material sourcing activities.

October 31, 2022 — Sale of NdFeB-Powder/14-12 to NS WORLD

KCM sold NdFeB-Powder/14-12 to NS WORLD for KRW 198,000,000 (approximately USD 148,481). This sale involved magnetic materials for industrial use.

October 31, 2022 — Purchase of PrNd Metal from NS WORLD

KCM purchased PrNd Metal from NS WORLD for KRW 352,000,000 (approximately USD 263,967).

November 9, 2022 — Purchase of Graphite Electrodes from NS WORLD

KCM purchased graphite electrodes from NS WORLD for KRW 85,360,000 (approximately USD 64,012).

November 30, 2022 — Sale of NdFeB-Powder/14-12 to NS WORLD

KCM sold NdFeB-Powder/14-12 to NS WORLD for KRW 343,750,000 (approximately USD 257,780). This transaction was part of the recurring sales of magnetic materials.

December 31, 2022 — Sale of NdFeB-Powder/14-12 to NS WORLD

KCM sold NdFeB-Powder/14-12 to NS WORLD for KRW 272,800,000 (approximately USD 204,574).

January 31, 2023 — Sale of NdFeB-Powder/14-12 to NS WORLD

KCM sold NdFeB-Powder/14-12 to NS WORLD for KRW 319,000,000 (approximately USD 239,220).

February 28, 2023 — Purchase of PrNd Metal from NS WORLD

KCM purchased PrNd Metal from NS WORLD for KRW 172,700,000 (approximately USD 129,509).

February 28, 2023 — Sale of NdFeB-Powder/14-12 to NS WORLD

KCM sold NdFeB-Powder/14-12 to NS WORLD for KRW 319,000,000 (approximately USD 239,220).

March 31, 2023 — Purchase of PrNd Metal from NS WORLD

KCM purchased PrNd Metal from NS WORLD for KRW 143,000,000 (approximately USD 107,237).

March 31, 2023 — Sale of NdFeB-Powder/14-12 to NS WORLD

KCM sold NdFeB-Powder/14-12 to NS WORLD for KRW 201,300,000 (approximately USD 150,956).

April 30, 2023 — Purchase of PrNd Metal from NS WORLD

KCM purchased PrNd Metal from NS WORLD for KRW 119,900,000 (approximately USD 89,914).

May 31, 2023 — Purchase of PrNd Metal from NS WORLD

KCM purchased PrNd Metal from NS WORLD for KRW 255,200,000 (approximately USD 191,376).

May 31, 2023 — Sale of NdFeB-Powder/14-12 to NS WORLD

KCM sold NdFeB-Powder/14-12 to NS WORLD for KRW 220,000,000 (approximately USD 164,979).

June 30, 2023 — Purchase of PrNd Metal from NS WORLD

KCM purchased PrNd Metal from NS WORLD for KRW 242,000,000 (approximately USD 181,477).

June 30, 2023 — Sale of NdFeB-Powder/14-12 to NS WORLD

KCM sold NdFeB-Powder/14-12 to NS WORLD for KRW 220,000,000 (approximately USD 164,979).

July 27, 2023 — Purchase of PrNd Metal from NS WORLD

KCM purchased PrNd Metal from NS WORLD for KRW 115,500,000 (approximately USD 86,614).

August 31, 2023 — Purchase of PrNd Metal from NS WORLD

KCM purchased PrNd Metal from NS WORLD for KRW 125,400,000 (approximately USD 94,038).

September 25, 2023 — Purchase of PrNd Metal from NS WORLD

KCM purchased PrNd Metal from NS WORLD for KRW 130,900,000 (approximately USD 98,163).

September 4, 2023 — Sale of NdFeB-Powder/14-12 to NS WORLD

KCM sold NdFeB-Powder/14-12 to NS WORLD for KRW 213,400,000 (approximately USD 160,030).

October 31, 2023 — Purchase of PrNd Metal from NS WORLD

KCM purchased PrNd Metal from NS WORLD for KRW 131,450,000 (approximately USD 98,575).

October 31, 2023 — Sale of NdFeB-Powder/14-12 to NS WORLD

KCM sold NdFeB-Powder/14-12 to NS WORLD for KRW 266,750,000 (approximately USD 200,037).

November 30, 2023 — Purchase of PrNd Metal from NS WORLD

KCM purchased PrNd Metal from NS WORLD for KRW 123,200,000 (approximately USD 92,388).

November 30, 2023 — Sale of NdFeB-Powder/14-12 to NS WORLD

KCM sold NdFeB-Powder/14-12 to NS WORLD for KRW 266,750,000 (approximately USD 200,037).

December 20, 2023 — Sale of NdFeB-Powder/14-12 to NS WORLD

KCM sold NdFeB-Powder/14-12 to NS WORLD for KRW 266,750,000 (approximately USD 200,037).

December 28, 2023 — Purchase of PrNd Metal from NS WORLD

KCM purchased PrNd Metal from NS WORLD for KRW 112,420,000 (approximately USD 84,304).

Beneficial Ownership of Securities

The following table sets forth information regarding the fully diluted beneficial ownership of KCM Common Stock as of June 30, 2024, assuming the scenario described below by:

•        each person who is known to be the beneficial owner of more than 5% of the shares of KCM Common Stock;

•        each of KCM’s current executive officers and directors; and

•        all executive officers and directors of KCM pre-Business Combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days.

The fully diluted beneficial ownership of KCM Common Stock pre-Business Combination is based on 20,000 shares of KCM Common Stock issued and outstanding as of June 30, 2024, and 1,667 shares common stock in the form of convertible debt (if converted).

Name and Address of Beneficial Owner(1)	Pre-Business Combination
	Common Stock of KCM
	Number of Shares	% of Shares(2)
5% Holders of KCM
Setopia Co., Ltd.(3)	6,280	29.7%
Chang-bae Lee	4,680	22.1%
Keum-soon Kang	4,000	18.9%
Hee-chang Kim	3,280	15.5%
Hee-young Kim	1,400	6.6%
Korean SMEs and Startups Agency(4)(5)	1,666.67	5.6%

Directors and/or Executive Officers of KCM
Chang-bae Lee	4,680	21.6%
Kwon-sik Kong	180	* %
Jong-wook Kwon	120	* %
Hong-jae Lee	60	* %

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of our Sponsor and each of the directors and executive officers of KCM is c/o 65 Gado-ro, Gunsan-si, Jeollabuk-do, South Korea (Osikdo-dong).

(2)      All shares are presented on a fully diluted basis.

(3)      Setopia, Co., Ltd. (“Setopia”) is the record holder of the shares reported herein and is located at 413, Yeoksam-ro 4th and 5th Floor Gangnam-gu Seoul, South Korea. Setopia is a public Company in Korea and therefore Setopia shareholders have investment discretion over KCM shares.

(4)      The Korean SMEs and Startups Agency is the record holder of the convertible debt reported herein and is located at 430 Dongjin-ro, Chungmugong-dong, Jinju-si, Gyeongsangnam-do, South Korea. Mr. Kim Hakdo is the managing member of Korean SMEs and Startups Agency shares and has voting and investment discretion with respect to the common stock held of record by the Korean SMEs and Startups Agency which is subject to conversion. Mr. Kim Hakdo disclaims any beneficial ownership of the shares held by the Korean SMEs and Startups Agency, except to the extent of their pecuniary interest therein.

(5)      In June of 2023, the Company issued $775,555 in par value of convertible debt due 2030 to the Korean SMEs and Startups Agency. The convertible debt are unsecured obligations of the Company, bear regular interest of 0.25% payable monthly, and mature on June 24, 2030, unless converted in accordance with their terms prior to maturity. The initial conversion rate is 1,666.67 shares of redeemable convertible preferred stock per $719,839 principal amount of the convertible bond (which is equivalent to an initial conversion price of approximately $432 per share). As of June 30, 2024, the Company had $719,839 outstanding on the loan.

Environmental & Regulatory Matters

Meeting the growing demand for magnetic material while simultaneously mitigating environmental impacts from our operations and products, and governing and managing our business in a responsible manner, are at the heart of our approach to sustainability and responsible business matters.

Mitigating environmental impacts encompasses actions taken to minimize resource consumption and greenhouse gas (“GHG”) emissions, manage materials and waste in our own operations, and provide customers with innovative products and solutions that help them minimize their own energy and water use, carbon footprint and waste. We are working to shrink the carbon footprint of our operations, and we seek to minimize, and, where possible, eliminate waste through source reduction and recycling. Throughout our global facilities we implement processes, procedures, and policies to track and mitigate environmental impacts.

Governing and managing our business in a responsible manner includes, but is not limited to, encouraging inclusion, respecting human rights, developing our employees, implementing data privacy and cybersecurity measures, establishing policies, procedures and codes of conduct that spell out expectations for our own behavior and that of our suppliers, and working to protect the interests of our company, stockholders, and other stakeholders.

We are subject to a broad range of foreign and domestic environmental, health and safety laws, regulations and requirements, including those relating to the discharge of regulated materials into the environment, the generation and handling of hazardous substances and wastes, human health and safety and the content, composition and take back of our products. We maintain a robust environmental, health and safety compliance program, including policies and standards, dedicated staff, and periodic auditing and training. We also have a program for complying with the European Union Restriction on the Use of Certain Hazardous Substances and Waste Electrical and Electronic Equipment Directives, the China Restriction of Hazardous Substances law, the European Union REACH regulation, and similar requirements. At sites which we own, lease or operate, or have previously owned, leased or operated, or where we have disposed or arranged for the disposal of hazardous materials, we could incur liability for any potential contamination, and could in the future be liable for additional contamination. Compliance with laws regulating contamination and the discharge of materials into the environment or otherwise relating to the protection of the environment has not had a material effect on our capital expenditures, earnings or competitive position.

Permits

The Company has obtained all of the necessary permits and authorizations and is in compliance with the applicable laws.

Permit/Authorization	Authority	Issuance Date
Authorization for Installation of Air Emission Facility	Governor of Jeollabuk-do	September 11, 2019
Authorization for Installation of Wastewater Discharge	Facility Governor of Jeollabuk-do	September 11, 2019

The Transaction does not require filing an amendment report or obtaining new environmental permits or authorizations. The Company must only disclose an amendment report if a name or representative director changes which must be submitted within two months of the change.

Websites

The Company maintains one active website, http://kcmind.kr/, which serves as its corporate website and contains information about the Company and its business. The information included on KCM’s website is not incorporated by reference into this proxy statement/prospectus or in any other report or document filed with the SEC, and any reference to such website is intended to be an inactive textual reference only.

Corporate Information

KCM’s registered office is located at 65 Gado-ro, Gunsan-si, Jeollabuk-do, South Korea (Osikdo-dong) which also serves as our corporate mailing address.

Our telephone number is +82 063-467-1006 and primary email address is tax@kcmind.kr. Information contained on our website is not a part of this proxy statement/prospectus.

KCM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we”, “us”, “our” and “the Company” refer to the business and operations of KCM prior to the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes and other information included elsewhere in this proxy statement/consent solicitation statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward — Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

KCM, established in 2021, specializes in the manufacture and sale of NdFeb powder for NdFeb permanent magnets. The Company is one of the companies operating NdFeb powder manufacture in South Korea. The Company offers diverse type of NdFeb powder with different magnetic characteristics. The Company is headquartered in Gunsan, South Korea and production takes place at headquarter.

KCM specializes in the production and supply of NdFeB powder derived from rare earth elements. Neodymium is recognized as one of the ten strategic critical minerals designated by the South Korean Ministry of Trade, Industry and Energy, playing a crucial role in advanced industries.

The Company utilizes rare earth NdPr Oxide as its primary raw material and maintains an annual production capacity of approximately 240 tonnes. KCM’s products serve as essential components in permanent magnets used in electric vehicles, wind turbines, and various household appliances. These products are supplied to a diverse range of domestic and international manufacturers. Notably, the Company provides neodymium permanent magnet components to customers which supplies to major automotive companies such as Hyundai and Kia for their electric vehicles, as well as to LG Electronics and other global home appliance manufacturers.

By supplying materials based on neodymium, a critical mineral, KCM plays a vital role in the global industrial ecosystem. The Company contributes significantly to the stable supply of this strategically important resource, thereby supporting the sustainability and growth of various high-tech industries.

Segments

Although there are no sector managers who are held accountable for operating and financial results or the product and service mix by sector, the Company offers multiple products, and the Chief Executive Officer of the Company, who has been determined to be the CODM, manages the Company as a whole and makes decisions at the top level.

Components of Results of Operations

Revenue

The Company manufactures Neodymium powder (“NdFeb Powder”) for Neodymium magnets which are used in manufacturing of household appliances and cars. The Company’s main products are NdFeb bonded powders with different types of magnetic characteristics. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products.

Cost of sales

Costs of sales represent all direct and indirect costs associated with the manufacture of our products. Cost of goods sold consists primarily of direct costs associated with inventory and delivery of the Company’s goods, including freight costs. Cost of sales also includes inventory impairment, allocated personnel-related expenses and allocated facilities and overhead costs.

Other operating income and expense

Other operating income primarily consists of government grants and other operating expense primarily includes loss on disposal of assets.

Selling, general, and administrative expenses

Selling, general and administrative expenses consist of corporate service functions such as finance expense, legal, human resources and information technology, as well as rent, utilities, depreciation, amortization and insurance costs.

Other non-operating income and expenses

Interest income

Interest income include realized gains from short-term financial instruments and plan assets of the defined severance plan.

Interest expense

Interest expense consists of interest incurred on debts, finance lease liabilities and defined severance benefit obligations.

Gain (loss) on foreign currency

It consists of gain (loss) on translation and transaction of monetary assets and liabilities denominated in foreign currencies.

Gain (loss) on financial instruments

The Company adopted a fair value option to measure the convertible debt and its changes in fair value is recognized as gain (loss) on financial instruments.

Results of Operations for the Six Months Ended June 30, 2024 and 2023 (in thousands, except as otherwise noted)

The following table provides our operating results for the periods indicated and percentage of revenue for each line item.

	Six Months Ended June 30,
	2024		2023		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenues	43	100.0	921	100.0	(878)	(95.3)
Cost of Sales	(220)	(507.3)	(541)	(58.8)	321	(59.3)
Other operating income and losses, net	13	31.3	6	0.7	7	116.7
Selling, general and administrative expenses	(240)	(553.7)	(245)	(26.6)	5	(2.0)
Operating income (loss)	(404)	(929.7)	141	15.3	(545)	(386.5)
Other non-operating income and losses, net	(160)	(368.4)	(56)	(6.0)	(104)	(185.7)
Income taxes (benefit)*	—	—	(6)	(0.6)	6	(100.0)
Net income (loss) from operations	(564)	(1298.1)	91	9.9	(655)	(719.8)

____________

*        not meaningful

Overall Operating result

The Company generated total revenues of $43 for the six-month period ended June 30, 2024, reflecting a decrease compared to the corresponding period in 2023. The Company incurred an operating loss of $404 for the six-month period ended June 30, 2024, and the operating margin significantly declined in 2024 primarily due to the nature of the Company’s cost structure in manufacturing. The cost of sales and selling, general, and administrative expenses largely consist of fixed-cost items such as labor-related expenses and depreciation. Despite a significant decline in product sales revenue due to lower selling prices during this period, these fixed costs continued to be incurred, resulting in the decrease in operating profit. While business performance in the first half of 2024 has been temporarily subdued, the Company expects a recovery in the near term.

Net sales

Net sales were $43 for the six months ended June 30, 2024, as compared to $921 for the six months ended June 30, 2023, a decrease of $878. This was primarily due to the decrease in the price of rare earth raw materials in first half of 2024 as the selling price of NdFeb Powder fell below its production cost. The Company has temporarily suspended the sale of NdFeb Powder in first half of 2024. The majority of net sales for the current half-year consists of revenue from installation services of tangible assets sold in December 2023, and the amount is $43.

Cost of sales

Cost of sales were $220 for the six months ended June 30, 2024, as compared to $541 for the six months ended June 30, 2023, a decrease of $321. This was primarily due to decrease in total input costs and sales volume. This reduction is attributed to a decrease in total input costs of $444 due to a 55% reduction in production volume, as well as a decrease in product sales. The cost of goods sold decreased by $304, which is due to a temporarily decrease in sales during first half of 2024. While total input costs and sales volume decreased compared to the corresponding period in 2023, under-absorption of fixed overhead costs increased as the total product production volume decreased by approximately 55%.

Other operating income

Other operating income was $15 for the six months ended June 30, 2024, as compared to $6 for the six months ended June 30, 2023, an increase of $9, or 147.9%. This was primarily due to an increase in government grants.

Other operating expense

Other expense was $2 for the six months ended June 30, 2024, primarily due to a loss on disposal of assets resulting from the sale of a vehicle in 2024.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses were $240 for the six months ended June 30, 2024, as compared to $245 for the corresponding period in 2023, a decrease of $5. This was primarily due to the exchange rate effect (an increase in the average exchange rate for the six-month ended June 30, 2024 compared to the corresponding period in 2023). Most of Company’s SG&A expenses consist of fixed cost items such as labor costs, depreciation and tax expense (mostly pension contributions). While actual SG&A expenses for the six-month ended June 30, 2024 increased compared to the corresponding period in 2023, due to increase in right of use asset depreciation cost and service fees paid to accounting firms for the preparation for the IPO, these increases were offset by favorable exchange rate effects (due to an increase in the average exchange rate for the six months ended June 30, 2024, compared to the corresponding period in 2023), resulting in an overall decrease in SG&A expenses.

Interest expense

Interest expense was $48 for the six months ended June 30, 2024, as compared to $64 for the six months ended June 30, 2023, a decrease of $16, or 25%. During the first half of 2024, there was an additional borrowing of $209, but there was a minor decrease in the loan balance compared to the end of 2023, due to the depreciation of the KRW. In addition to the depreciation, the Company exchanged borrowing of $209 for interest-free debt borrowed from related parties, which led to a lower interest expense compared to comparison period of 2023, resulting in a relatively higher rate of decrease in interest expense compared to the rate of decrease in loan balances.

Loss on financial instruments

Loss on financial instrument was $117 for the six months ended June 30. This occurred entirely due to changes in the fair value of the convertible debt.

Results of Operations for the Years Ended December 31, 2023 and 2022 (in thousands, except as otherwise noted)

The following table provides our operating results for the periods indicated and percentage of revenue for each line item.

	Year Ended December 31,
	2023		2022		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenues	1,623	100.0	3,770	100.0	(2,147)	(56.9)
Cost of Sales	(1,369)	(84.3)	(1,139)	(30.2)	(230)	20.2
Other operating income	275	16.9	—	—	275	—
Selling, general and administrative expenses	(511)	(31.5)	(340)	(9.0)	(171)	50.3
Operating Income	18	1.1	2,291	60.8	(2,274)	(99.3)
Other non-operating income and losses, net*	(196)	(12.1)	(23)	(0.6)	(173)	(752.2)
Income taxes (benefit)*	(4)	(0.3)	259	6.9	(262)	(101.2)
Net income (loss) from operations	(174)	(10.7)	2,009	53.3	(2,183)	(108.7)

____________

*        not meaningful

Overall Operating result

The Company generated total revenues of $1,623 in 2023, reflecting a decrease of $2,147 compared to 2022. Incurring an operating income of $18, the operating margin significantly declined primarily due to the Company’s fixed cost structure in manufacturing. Despite lower product sales revenue from decreased selling prices, costs like labor and depreciation remained constant, reducing operating profit.

Net sales

Net sales were $1,623 for the year ended December 31, 2023, as compared to $3,770 for the year ended December 31, 2022, a decrease of $2,147. This was primarily due to temporary sales of rare earth raw materials in the amount of $2,844 in 2022. At the time of purchasing tangible assets (land, building, machineries) from EM Networks in 2022, the Company purchased and sold rare earth raw materials held by EM Networks as an agent for KSM Metals Co., Ltd. The Company began producing its main product, NdFeB powder in October 2022, and product sales increased by $1,027 for the year ended in 2023 compared to the year ended in 2022. The entire product sales were generated from NS World, which is expected to become a related party of the Company following the consummation of the Business Combination.

Cost of sales

Cost of sales were $1,369 for the year ended December 31, 2023, as compared to $1,139 for the year ended December 31, 2022, an increase of $230. This was primarily due to increase in goods sales. Cost of goods sales for the year ended December 31, 2023, increased by $421 (or 45%), which is due to an increase in total input costs of $1,079 and an increase in goods sales of $1,026 resulting from a 2.7-fold increase in production volume. The cost of merchandise sales decreased by $190 (or 92%) due to a decrease in temporary sales that occurred in the year ended December 31, 2022. Compared to the previous year, the cost ratio of goods for the current year decreased from 162% to 85%. This is attributed to a decrease in losses from low factory utilization due to increased production volume compared to the previous year. Additionally, while there were many other losses in the initial production stage during the previous period, the current period saw an overall decrease in unit costs as the production process stabilized.

Other operating income

Other operating income was $275 for the year ended December 31, 2023, primarily due to an increase in gain on disposal of assets resulting from the sale of a land and a machinery in 2023.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses were $511 for the year ended December 31, 2023, as compared to $340 for the year ended December 31, 2022, an increase of $171. This was primarily due to business activities started in May 2022. SG&A expense started to incur from May for the year ended in 2022, while for the year ended in 2023, it incurred during the entire year. Due to the difference in expense occurrence periods, labor costs which account for 80% of the total SG&A expenses increased by $137. Other expenses increased due to an increase in depreciable assets and an increase in external service fees for appraisals, brokerage of tangible assets and valuation and assessment of convertible debt.

Interest income

Interest income was $2 for the year ended December 31, 2023, from short-term financial instruments held to maturity that surplus funds generated from new borrowing activities were invested in.

Interest expense

Interest expense was $122 for the year ended December 31, 2023, as compared to $24 for the year ended December 31, 2022, an increase of $98, or 414%. In 2023, there was an increase of $680 in net cash flow from financing activities related to borrowings, leading to a 24.2% increase in the borrowings compared to the end of 2022. Meanwhile, since borrowings only began at the end of September 2022, the interest calculation period for 2022 was not for the entire period. Moreover, incremental interest expenses of $3,590 from lease liabilities and $1,773 from net defined benefit liabilities were incurred almost for the first time in the fiscal year of 2023, resulting in a relatively significant increase in interest expenses.

Loss on financial instruments

Loss on financial instrument was $80 for the year ended December 31, 2023, occurred entirely due to changes in the value of embedded derivatives in convertible debt.

Liquidity and Capital Resources (in thousands, except as otherwise noted)

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our business is capital intensive and requires substantial expenditures for, among other things, the purchase and maintenance of equipment used in our operations, and to remain in compliance with environmental laws. Our short-term and long-term liquidity needs arise primarily from working capital requirements, capital expenditures, including expansion projects and principal and interest payments related to our outstanding indebtedness. The Company plans to continue to fund its operations through its existing cash and cash equivalents, as well as through future equity offerings, debt financing, other third-party funding, and operational cash flow. Our liquidity as of June 30, 2024, is as follows:

($ in thousands)	June 30, 2024	December 31, 2023
Cash and cash equivalents	—	113
Working capital	2,042	2,357

Our future liquidity requirements will depend on many factors, including funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. We expect to satisfy our liquidity requirements through cash on hand, cash generated from the operations and additional financings. During the six months ended June 30, 2024, we raised approximately $209 in additional capital financing.

Cash Flows

Cash flows associated with operating, investing, and financing activities for the six months ended June 30, 2024 and June 30, 2023, are summarized as follows:

	Six Months Ended June 30,		Change
($ in thousands)	2024	2023	($)	(%)
Net cash used in operating activities	(401)	(627)	226	(36.1)
Net cash provided by investing activities	86	71	15	20.5
Net cash provided by financing activities	208	923	(715)	(77.5)
Net (decrease)/increase in cash and cash equivalents	(107)	367	(474)	(129.3)

Net Cash Used in Operating Activities

Cash flows used in operating activities were $401 for the six months ended June 30, 2024, as compared to $627 for the six months ended June 30, 2023, a decrease of outflows amounting to $226. The change is primarily related to a decrease in net income of $655 and an increase in net cash inflow from changes in operating assets of $676 thousand. That net cash inflow from changes is primarily related to ab increase in inventory assets of $469 and an increase in accounts receivable of $209.

Net Cash Provided by Investing Activities

Cash flows provided by investing activities were $86 for the six months ended June 30, 2024, as compared to $71 for the six months ended June 30, 2023, an increased inflow of $15. The increase is primarily related to an increase in cash inflows of $170 from short-term financial instruments disposal, a decrease in cash inflows of $115 from property, plant and equipment disposal and a decrease in cash outflows of $30 from acquisition of property, plant and equipment.

Net Cash Provided by Financing Activities

Cash flows provided by financing activities were $208 for the six months ended June 30, 2024, as compared to $923 for the six months ended June 30, 2023, a decrease of $715. The decrease is primarily related to a decrease in cash inflows of $772 from convertible debt, a decrease in cash inflows of $386 from long-term borrowings and an increase in cash inflows of $220 from short-term borrowings.

Cash flows associated with operating, investing, and financing activities for the years ended December 31, 2023, and December 31, 2022, are summarized as follows:

	Year Ended December 31,		Change
($ in thousands)	2023	2022	($)	(%)
Net cash (used in) provided by operating activities	(1,839)	1,498	(3,337)	(223)
Net cash (used in) provided by investing activities	855	(4,135)	4,990	121
Net cash provided by financing activities	680	3,057	(2,377)	(78)
Net (decrease)/increase in cash and cash equivalents	(304)	420	(724)	(172)

Net Cash (Used in) Provided by Operating Activities

Cash flows (used in) provided by operating activities were ($1,839) for the year ended December 31, 2023, as compared to $1,498 for the year ended December 31, 2022. The change is primarily related to a decrease in net income of $2,183 and a decrease in net cash inflow from changes in operating assets and liabilities of $1,078. That net cash inflow from changes is primarily related to a decrease in inventory assets of $357 and a decrease in accounts payable of $788.

Net Cash (Used in) Provided by Investing Activities

Cash flows (used in) provided by investing activities were $855 for the year ended December 31, 2023, as compared to ($4,135) for the year ended December 31, 2022. The change is primarily related to an increase in cash inflows of $1,127 from the disposal of property, plant and equipment and a decrease in cash outflows of $4,008 from the acquisition of property, plant and equipment.

Net Cash Provided by Financing Activities

Cash flows provided by financing activities were $680 for the year ended December 31, 2023, as compared to $3,057 for the year ended December 31, 2022, a decrease of $2,377. The decrease is primarily related to a decrease in cash inflows of $1,941 from long-term borrowings, a decrease in cash inflows of $619 from short-term borrowings, and an increase in cash outflows of $383 from long-term borrowings.

Debt

Convertible Debt

In June 2023, the Company issued $720 in par value of convertible debt due 2030. The convertible debt includes unsecured obligations of the Company that bear regular interest of 0.25% payable monthly, and mature on June 24, 2030, unless converted in accordance with their terms prior to maturity.

The Company intends to use the whole amount of the bonds for general corporate purposes, which may include working capital. The initial conversion rate is 1,666.7 shares of redeemable convertible preferred stock per $720 principal amount of the convertible bond (which is equivalent to an initial conversion price of approximately $465 per share). The conversion rate is subject to adjustment upon the occurrence of certain events specified in the indenture pursuant to which the convertible debt was issued, but will not be adjusted for accrued and unpaid interest. At their option, holders may convert their convertible debt prior to the close of business on the business day immediately preceding June 24, 2030. Upon the issuance of convertible debt, the Company evaluates the convertible debt at fair value. The Company recognizes changes in the fair value of convertible bonds in earnings, but the

Company shall present separately, in other comprehensive income, the portion of the total change in the fair value of the liability that results from a change in the specific credit risk (no credit risk had arose during the six months ended June 30, 2024).

Contractual Obligations

The following table presents a summary of our contractual obligations, including payments due by period, as of June 30, 2024:

($ in thousands)	2024	2025	2026	2027	2028	Thereafter	Total
Finance lease(1)	11	21	20	20	12	4	88
Debt obligations(2)	258	477	254	543	425	951	2,908
Convertible debt	—	—	—	120	240	360	720
Total	269	498	274	683	677	1,315	3,716

____________

(1)      Future lease payment obligations for operating and finance lease liabilities.

(2)      Short-term and long-term debt principal repayment obligations, $2,699 to the banks and $209 to the Company’s CEO and the others.

As of June 30, 2024, there have been no material changes to our contractual obligations and commitments since December 31, 2023.

Going Concern

These financial statements have been prepared in accordance with GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to a decline in sales associated with the business, the Company incurred losses of $564 and net cash outflows from operations of $401 for the six-month period ended June 30, 2024. Furthermore, the Company incurred losses of $174 and net cash outflows from operations of $1,839 for the year ended December 31, 2023. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering other financing arrangements, and the restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primary the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

Our cash and cash equivalents primarily consist of cash on hand and short-term, highly liquid investments with original maturities of three months or less from the date of purchase and are mainly comprised of bank deposits. Our investments are exposed to market risk due to fluctuations in interest rates, which may affect our interest income and fair market value of our investments. However, due to the short-term nature of our investment portfolio, we do not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair value of our portfolio. We therefore do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates.

Off-Balance Sheet Arrangements

During the period presented, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The above discussion and analysis of our financial condition and results of operations is based upon our financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosures of contingent assets and liabilities. Our significant accounting policies are described in Note 1. Summary of Significant Accounting Policies of the accompanying financial statements of the Company included elsewhere in this proxy statement/prospectus. Critical accounting policies are those that we consider to be the most important in portraying our financial condition and results of operations and also require the greatest amount of judgments by management. Judgments or uncertainties regarding the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing the financial statements.

Allowance for Credit Losses

The allowance is estimated over the contractual term of the financial asset and adjusted for expected prepayments. The contractual term excludes any extensions, renewals, and modifications, unless the borrower has a contractual option that provides it with the unilateral ability to extend the maturity date. The Company does not have any off-balance-sheet credit exposures. Subsequent changes (favorable and unfavorable) in expected credit losses each period are recognized immediately in net income as a credit loss expense or a reversal of credit loss expense.

Revenue Recognition

The Company only has revenue from customers. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and the control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer, and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

The Company’s primary source of revenue is product revenues of NdFeb powder for NdFeb magnets which are used in manufacturing of household appliances and cars. Contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract. Such contracts do not include a significant financing component. In addition, contracts typically do not contain variable consideration as the contracts include stated prices, as such, rebates or discounts are not provided. The Company provides an assurance type warranty on all of its products, which is not separate performance obligations and is outside the scope of ASC 606. There were no loss contingencies related to warranties recorded as of December 31, 2023 and 2022.

Estimating Fair Value of Convertible Debt

The Company does not have a history of market price on the Company’s convertible debt security because the Company is not publicly traded. As such, the fair value of the Company’s convertible debt security was determined using the Tsiveriotis-Fernandes model (the “T-F Model”).

The T-F Model separates convertible hybrid instruments into equity value and debt value. The risk-neutral probability is applied to the equity value, discounted at the risk-free interest rate, while the debt value is discounted at the risk interest rate reflecting the credit risk of the Company. The model calculates each value separately and measures the value of the hybrid financial product through the summation of these two values, known as the blended discount model. The T-F Model distinguishes discount rates that align with the expected future cash flows inherent in the option structure within complex financial instruments, which aligns with the characteristics of cash flows.

The following assumptions were used in determining the fair value of the Company’s convertible debt security as of June 30, 2024:

June 30, 2024
Risk-neutral probability	47.8%
Risk-free interest rate	3.4%
Risk interest rate reflect the credit risk of the obligor	19.1%

Foreign Currency

The functional currency of the Company is the Korean Won. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions. Transaction gains and losses are included in Gain/Loss on foreign currency in the statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, which are included in the Effect of exchange rate changes on cash and cash equivalents in the statements of cash flows.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in Accumulated other comprehensive loss, a separate component of Stockholders’ deficit.

Recent Accounting Pronouncement

See Note 1.(23) to audited annual financial statements for the years ended December 31, 2023 and 2022 and Note 1.(5) to unaudited interim condensed financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this proxy statement/prospectus for recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included in this proxy statement/prospectus.

INFORMATION ABOUT KMMI

Unless otherwise noted or the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our”, “KMMI” refer to the business of KMMI and its subsidiaries prior to the consummation of the Business Combination.

All Korean Won (KRW) figures in this section have been converted to United States Dollars (USD) at an average daily exchange rate of USD/KRW 1,306.76 for the year ended December 31, 2023.

Heads of Agreement

On March 15, 2024, EM entered into a heads of agreement to acquire KMMI. The consummation of the transactions contemplated by the Merger Agreement are conditioned on the execution of definitive documentation with each of CMR and the Korean Companies, including KMMI, as well as the consummation of the acquisition of CMR and the Korean Companies, including KMMI.

Our Business

KMMI plans to be a leader in the production of high-performance sintered NdFeB magnets in Korea. These magnets are renowned for their exceptional magnetic strength, stability, and resistance to demagnetization, making them critical components in various high-tech and industrial applications. Our advanced manufacturing process ensures that our sintered magnets meet the highest standards of quality and performance, positioning us at the forefront of the rare earth magnet industry.

Our magnets serve as essential components across multiple industries. In the automotive sector, they are integral to the operation of electric and hybrid vehicles, specifically in traction motors that drive these vehicles. In the renewable energy sector, our magnets are crucial for the efficient functioning of wind turbines, supporting the global transition to sustainable energy. Additionally, our magnets are used in aerospace and defense systems, consumer electronics, and industrial applications, where their reliability and performance are indispensable. KMMI’s commitment to innovation and quality ensures that our products continue to meet the evolving demands of these industries, driving both our growth and the advancement of global technology.

KMMI — Overview

KMMI was founded in 2021 and operates in the rare earth magnet industry, specifically focusing on the production of NdFeB magnets. These high-performance magnets are critical components used in a wide range of industries, including automotive, renewable energy, aerospace, defense, and consumer electronics. The company is strategically located in Pohang-si, Gyeongsangbuk-do, South Korea, where it benefits from access to advanced industrial infrastructure and a skilled workforce.

KMMI’s manufacturing process involves cutting-edge techniques like hydrogen decrepitation, jet milling, pressing, and sintering to produce magnets with superior magnetic properties. The Company’s products are essential for EVs, wind turbines, advanced military systems, and various high-tech consumer electronics, making it a key player in supporting the global transition to green energy and advanced technology solutions.

KMMI is well-positioned to meet the growing demand for NdFeB magnets in these high-growth sectors. The Company’s commitment to innovation and strategic investments in its manufacturing facilities underscore its ambition to become a leading supplier of rare earth magnets on a global scale.

The impacts from the fire at CMR’s recycling facility, described under “Information About CMR — CMR — Company Overview — Recent Developments,” are not expected to have a material adverse effect on KMMI’s current or future business operations.

Our Company

KMMI was founded on July 28, 2021, with the mission to become a leading manufacturer of high-performance sintered NdFeB magnets. The Company is strategically located in Pohang-si, Gyeongsangbuk-do, South Korea, a region renowned for its robust industrial infrastructure and technological advancements. This location provides KMMI with access to essential resources, skilled labor, and proximity to key supply chain partners, enhancing our ability to produce top-quality magnets that meet the demanding needs of our customers across various industries.

Our headquarters and primary manufacturing facility are situated at 46 Blue Seo-ro 2gil, Donghae-myeon, Nam-gu, in Pohang-si. From this site, we manage all aspects of our operations, including research and development, production, and global distribution. Our state-of-the-art facility is equipped with the latest technology to ensure that our products adhere to the highest standards of quality and performance. As a relatively new company, KMMI has rapidly established itself as a key player in the rare earth magnet industry, driven by a commitment to innovation, quality, and customer satisfaction.

Highlights

•        Industry-Focused Expertise:    Since its founding, KMMI has made an effort to position itself as a leader in the rare earth magnet industry, with a particular emphasis on producing high-performance sintered NdFeB magnets. The Company’s focus on this niche market has allowed it to develop deep expertise and a competitive edge in supplying critical components for advanced technological applications.

•        Strong Foundation in Innovation:    KMMI was built on a commitment to innovation, with an emphasis on investments in R&D from the outset. The Company’s emphasis on advancing magnet technology has driven the development of new products and manufacturing processes that meet the evolving needs of high-tech industries.

•        Strategic Location in South Korea:    KMMI operates out of Pohang-si, Gyeongsangbuk-do, South Korea, a region known for its robust industrial base and technological advancements. This strategic location provides KMMI with essential logistical advantages, access to a highly skilled workforce, and proximity to key supply chain partners, enhancing its ability to deliver high-quality products globally.

•        Specialization in Sintered NdFeB Magnets:    The company specializes in the production of sintered NdFeB magnets, which are known for their superior magnetic strength and stability. These magnets are critical in various industries, including automotive, renewable energy, aerospace, defense, and consumer electronics.

•        State-of-the-Art Manufacturing Facility:    KMMI’s advanced manufacturing facility in Pohang-si is equipped with cutting-edge technology for hydrogen decrepitation, jet milling, pressing, and sintering. With a production capacity of 260 metric tonnes per annum, the facility is designed to meet the growing global demand for NdFeB magnets while maintaining the highest standards of quality and efficiency.

•        Diverse Industry Applications:    KMMI’s magnets play a crucial role in several high-growth industries, including the automotive sector, where they are used in electric vehicles, and the renewable energy sector, where they are essential for wind turbine operations. Additionally, they are integral to aerospace and defense systems, consumer electronics, and industrial automation, making KMMI a key supplier in the global push towards advanced technological solutions and sustainability.

KMMI Strategy

•        Focus on Technological Innovation:    KMMI’s primary strategy is centered on technological innovation and continuous improvement in R&D. By investing heavily in the latest technologies and processes, the company aims to enhance the performance, durability, and efficiency of its sintered NdFeB magnets. This focus on innovation ensures that KMMI remains at the cutting edge of the industry, capable of meeting the evolving demands of high-tech sectors like automotive, renewable energy, and aerospace.

•        Expansion of Manufacturing Capabilities:    To support its growth objectives, KMMI is expanding its manufacturing capabilities. The Company’s state-of-the-art facility in Pohang-si, South Korea, is designed to increase production capacity and improve operational efficiency. By scaling up its production capabilities, KMMI can meet the rising global demand for high-performance magnets, particularly in industries experiencing rapid growth such as electric vehicles and wind energy.

•        Market Diversification:    KMMI’s strategy includes diversifying its market reach by targeting a broad range of industries. The Company’s magnets are used in multiple high-growth sectors, including automotive, aerospace, renewable energy, defense, and consumer electronics. This diversification not only reduces dependency on any single industry but also positions KMMI to capitalize on various emerging opportunities across different markets.

•        Strategic Partnerships and Global Expansion:    KMMI is focused on forming strategic partnerships and expanding its presence in global markets. By collaborating with key industry players and entering new international markets, the company aims to secure long-term contracts and enhance its market position. This strategy of global expansion and partnership development is designed to establish KMMI as a trusted supplier of high-performance magnets worldwide, ensuring sustained growth and competitive advantage.

Market Overview

Growth potential of the industry

We believe the global magnets and magnetic material industry is poised for significant growth, driven by a variety of factors across key sectors such as electric vehicles, renewable energy, consumer electronics, healthcare, and defense applications. Current market dynamics and economic projections underscore the industry’s robust expansion potential as new magnetic technologies are continued to be developed.

One of the primary drivers of this growth is the rapid adoption of EVs. NdFeB magnets are critical components in the electric motors used in EVs, providing the necessary efficiency and power density for high-performance applications. As governments worldwide push for the adoption of cleaner transportation solutions and automakers accelerate their EV production, the demand for these high-performance magnets is expected to increase substantially.

According to Verified Market Forecast: Global Magnets and Magnetic Materials Market By Type, the global magnet and magnetic material market was valued at $10.46B in 2023 and is expected to reach $15.05B by the end of 2030, representing a CAGR of 6.26%. A large part of this growth is attributed to NdFeB magnets as demand for thermal degradation resistant materials become more important with the advancements in electric motors, generators, and other high temperature applications.

Bonded Magnet Market

Bonded magnets, particularly those made from NdFeB, are known for their exceptional magnetic properties and flexibility in design. They can be manufactured in complex shapes and sizes, which makes them suitable for a diverse array of applications in technologies across automotive, energy, and defense. The bonded magnet market growth is driven by increasing demand across a wide range of applications. According to Verified Market Reports: Global Bonded Magnet Market By Type, the bonded magnet market was estimated to be $3B in 2023 and is forecasted to grow at a CAGR of ~6% through 2030 to $5.0B.

One of the key factors driving the growth of the bonded magnet market is the ongoing advancements in technology. As industries continue to push the boundaries of innovation, the demand for high-performance materials like bonded magnets increases. These magnets are crucial in various high-tech applications, including consumer electronics, where they are used in devices such as hard drives, speakers, and sensors. In industrial machinery, bonded magnets are employed in motors, actuators, and various automated systems, where their design flexibility and magnetic strength are highly valued.

Another significant driver of market growth is the emphasis on miniaturization and performance efficiency. In many modern applications, there is a need for smaller, lighter components that do not compromise on functionality. Bonded magnets meet this requirement by providing strong magnetic performance in compact and lightweight designs. This attribute is particularly important in fields like automotive engineering, aerospace, and renewable energy, where space and weight constraints are critical considerations.

Sintered Magnet Market

The sintered magnet market is undergoing a period of significant transformation, marked by robust growth and evolving demand across various sectors. Sintered magnets are renowned for their superior magnetic properties, including high magnetic strength and thermal stability. These characteristics make them indispensable in numerous industrial and technological applications. According to Verified Market Reports: Global Sintered NdFeB Magnet Market By Type, the sintered magnet market was estimated to be $2B in 2023, and is forecasted to grow at a CAGR of ~8% through 2030 to $4.3B.

The demand for sintered magnets is primarily driven by advancements in technology, increasing applications in various industries, and the growing need for magnetic materials that can retain their magnetic properties at high temperatures. These qualities are highly sought after in automotive, renewable energy, and defense industries where demand is a primary growth driver for the sintered magnet market.

The sintered magnet market is characterized by a strong emphasis on R&D to enhance the properties and performance of these materials. Innovations in manufacturing processes, such as improvements in powder metallurgy and magnetic alignment techniques, are leading to the production of sintered magnets with superior characteristics. These advancements enable manufacturers to meet the growing demands for higher efficiency, reliability, and performance in various applications.

Products

Main products & services

Product	Product Detail
NdPr (NdFeB) block magnets

Key Features:

•   Superior Magnetic Strength:    NdPr block magnets exhibit one of the highest magnetic strengths available, making them ideal for applications requiring intense magnetic fields.

•   Thermal Stability:    Designed to perform reliably in high-temperature environments, making them suitable for industrial and automotive applications.

•   Customizable Sizes:    Available in various dimensions and can be custom-machined to fit specific requirements.

•   Corrosion Resistance:    Typically coated with nickel, zinc, or epoxy to enhance resistance to corrosion and prolong the lifespan of the magnet.

Applications:

•   Electric Motors:    Commonly used in high-performance motors where strong and stable magnetic fields are essential.

•   Magnetic Separation:    Employed in industrial processes to separate materials based on their magnetic properties.

•   Sensors and Actuators:    Used in various sensing and actuation devices due to their reliability and performance.

Product	Product Detail
NdPr (NdFeb) magnets for traction motors

Key Features:

•   High Energy Density:    Provides strong magnetic fields necessary for the efficient operation of traction motors in EVs.

•   Enhanced Thermal Stability:    Capable of maintaining performance in high-temperature environments typical of automotive applications.

•   Low Eddy Current Losses:    Designed to minimize energy losses, contributing to the overall efficiency of the motor.

•   Precision Manufacturing:    Available in various shapes and sizes, these magnets are precisely manufactured to meet the stringent requirements of automotive engineers.

•   Longevity and Reliability:    Engineered to withstand the stress and wear of continuous operation in demanding conditions.

Applications:

•   Electric Vehicle Traction Motors:    Essential in providing the driving force for electric and hybrid vehicles.

•   Industrial Automation:    Used in high-performance motors for robotics and automation systems where consistent and powerful magnetic fields are crucial.

•   Wind Turbines:    Applicable in the generators of wind turbines, where high efficiency and reliability are required

NdPr (NdFeB) Block Magnets:    The fabrication of NdPr (NdFeB) block magnets involves a highly specialized process that starts with the selection of high-purity raw materials, including neodymium, praseodymium, iron, and boron. These materials are first melted together in a vacuum induction furnace to form an alloy, which is then cooled and broken down into fine powders through a process known as hydrogen decrepitation. The fine powders are then aligned magnetically in a magnetic field before being pressed into compact shapes under high pressure. These compacts are sintered in a vacuum or inert atmosphere at temperatures exceeding 1,000°C, which facilitates the bonding of the particles into a solid structure and enhances the magnetic properties of the material. Following sintering, the magnets undergo precision machining to achieve the desired dimensions and tolerances. The final step involves coating the magnets with protective layers such as nickel, zinc, or epoxy to enhance corrosion resistance and durability. The result is a highly robust block magnet with exceptional magnetic strength and stability, suitable for various industrial and technological applications.

2. NdPr (NdFeB) Magnets for Traction Motors:    The production of NdPr (NdFeB) magnets for traction motors involves a meticulous fabrication process designed to meet the stringent performance requirements of electric and hybrid vehicle applications. It begins with the melting of neodymium, praseodymium, iron, and boron in a vacuum induction furnace to create a homogeneous alloy. The alloy is then rapidly cooled and crushed into a fine powder using a hydrogen decrepitation process. This powder is subjected to a magnetic field, aligning the particles before being pressed into specific shapes under high pressure. The compacted shapes are sintered in a vacuum or controlled atmosphere at high temperatures to solidify the structure and enhance magnetic properties. After sintering, the magnets undergo precision machining to meet exact specifications required for traction motors, ensuring minimal eddy current losses and optimal thermal stability. A protective coating, typically nickel or epoxy, is applied to prevent corrosion and extend the magnet’s lifespan. This complex fabrication process results in high-performance sintered magnets that are crucial for the efficient and reliable operation of traction motors in electric and hybrid vehicles.

Research & Development

KMMI is strongly focused on advancing its sintered magnet division, particularly through the enhancement of its NdPr (NdFeB) magnets for traction motors and NdPr block magnets. These sintered magnets are central to KMMI’s strategy for growth, and the company’s research and development efforts are aimed at optimizing their performance, reliability, and production efficiency. By concentrating on improving material properties and refining manufacturing processes, KMMI is expanding its production capacity to meet the increasing demands of the global market. KMMI’s dedication to continuous improvement ensures that its sintered magnets not only meet current industry standards but also set new benchmarks in magnet technology. With a commitment to innovation, KMMI is well-prepared to lead the industry by further refining its sintered magnet manufacturing techniques and expanding its product offerings, ensuring that its technologies remain at the forefront of performance and reliability.

KMMI plans to bring new products to the market that effect, in combination with the existing processes, the entire magnet making process, as follows:

•        Process stabilization for producing neodymium bonded permanent magnets; and

•        Improvement in manufacturing process for motor block magnets.

Suppliers

The Company engages in strategic procurement agreements with third-party suppliers to acquire vital raw materials, such as NdPr alloy, NdPr flake, TbDy alloy, and TbDy flake, which are essential for manufacturing high-performance sintered magnets. These materials are procured based on specific production requirements, and the Company’s ability to produce sintered magnets effectively is heavily reliant on the quality and consistency of the feedstock sourced, as well as the specific composition needed for various magnet applications.

Due to the inherent challenges associated with fluctuating prices, supply constraints, and regulatory hurdles tied to these critical materials, the Company takes proactive steps to manage these risks by fostering strong relationships with multiple suppliers. This strategic approach allows the Company to maintain flexibility in sourcing alternative materials in the event of supply disruptions or other constraints. The Company continuously monitors the supply chain environment to anticipate and mitigate potential risks, ensuring the uninterrupted production of sintered magnets and the ability to meet customer demands with high precision. Additionally, the Company focuses on building long-term partnerships with key suppliers, which is crucial not only for securing a steady supply of feedstock but also for staying adaptive to market changes, driving innovation in material processing, and maintaining a competitive edge in the sintered magnet industry.

Marketing

Marketing bonded & sintered magnets requires a targeted approach due to the highly specialized nature of the product. The Company has industry relationships from the management team’s experience and a network that supported an initial customer base. The consistent quality and timely delivery of the product allowed for those relationships to expand. The Company continues to focus marketing efforts on industries and companies that rely on advanced magnet specification requirements, as well as emphasizing the unique advantages of the Company’s products.

Customers

KMMI. specializes in manufacturing and selling sintered magnets. The Company’s business transactions typically follow this process: (i) a customer submits a RFQ for a price estimate, (ii) KMMI provides the corresponding quote, (iii) the Company and the customer agree on a Purchase Order (“PO”), and (iv) KMMI manufactures the specified specialized magnets according to the PO and delivers them to the customer. The lead time from order to delivery generally ranges from one to six months, depending on product complexity and volume.

Client Acquisition Process

During its client acquisition process, the Company typically obtains a substantial agreement in the form of RFQ with the prospective customer. Each RFQ typically takes one to six months to draft, negotiate and execute and is usually ten pages or longer with detailed steps from scoping to testing to contract. The steps are typically broken down into:

1.      Scoping Customer Solution (one to three months):    this step includes identifying the scope of solution required by and to be provided to prospective customers.

2.      Proof of Concept and Benchmarking (three to six months):    this step includes testing and benchmarking of KMMI’s solution for prospective customers.

3.      Initial Deployment:    once proof of concept is completed and the prospective customer is satisfied, then KMMI and the prospective client will carry out the initial deployment.

The Company is currently in different stages of this process with numerous Tier 1 manufacturers in Korea.

Competition

The competition for a company producing bonded and sintered magnets is primarily composed of established players within the global rare earth supply chain. This includes large multinational corporations, mining companies, and specialized material processors that dominate the market, particularly those based in China, which accounts for the majority of global bonded and sintered magnet production. Competitors in this space typically have vertically integrated operations, controlling the supply from mining to magnet, giving them significant cost and supply chain advantages.

In addition to Chinese firms, Western companies are increasingly investing in magnet making technology, especially as demand rises for electric vehicles, renewable energy technologies, and advanced electronics. These competitors may focus on developing alternative supply chains to reduce dependence on Chinese materials, positioning themselves as reliable, politically neutral sources for magnets. Smaller, specialized firms may also compete by offering niche products or advanced materials with tailored properties for high-tech applications.

The competition also includes companies investing heavily in R&D to improve the compaction, injection, and composition of magnetic materials, aiming to differentiate through innovation, quality, and sustainability. This drives a highly competitive environment where price, supply chain reliability, and technological advancements are key differentiators.

Intellectual Property

KMMI’s competitive edge and success are deeply intertwined with its continual advancements in technology and the comprehensive protection of its intellectual property. The Company employs an all-encompassing strategy to safeguard its intellectual assets, utilizing a robust combination of trademarks, copyrights, trade secrets, and confidentiality agreements.

KMMI manages an extensive array of intellectual property, including trademarks, design rights, proprietary know-how, copyrights, and domain names. To protect these valuable assets from unauthorized use or duplication, the company enforces stringent access controls and legal agreements with its employees, contractors, customers, and partners. To achieve its global presence, the risk of third-party intellectual property infringement becomes increasingly significant, prompting the company to adopt proactive measures to mitigate these risks. Given the highly competitive nature of its industry, KMMI understands that intellectual property disputes, particularly over patents, are not uncommon. As the company grows and diversifies its product offerings, it anticipates that competitors may attempt to replicate its products or develop similar technologies, potentially leading to legal conflicts.

KMMI remains vigilant in defending its intellectual property rights and is prepared to address any infringement claims that may arise. Such disputes could result in financial penalties, restrictions on product sales, or the need to innovate alternative solutions, which could impact the company’s operational efficiency and profitability. As KMMI broadens its global footprint, it faces increasing challenges in protecting its intellectual property across different jurisdictions. The effectiveness of legal protections, including patents and trademarks, varies significantly from country to country, exposing KMMI to heightened risks in regions where intellectual property laws may be less stringent. To counter these challenges, KMMI continually refines and enhances its intellectual property strategies, ensuring that its innovations are well-protected in all key markets, regardless of regional differences in legal frameworks. KMMI’s focus on protecting its intellectual property is not just a legal obligation but a core element of its long-term business strategy.

The Company understands that its capacity to innovate, sustain a competitive advantage, and secure its market position is directly tied to the strength and security of its intellectual property portfolio. Therefore, KMMI is dedicated to ongoing improvements in its intellectual property protections, ensuring that it can continue to lead the industry while navigating the complexities of the global marketplace and adapting to the ever-evolving technological landscape.

Subsidiaries

The Company has no existing subsidiaries.

Human Capital Resources

KMMI recognizes that its employees are its greatest asset, essential to achieving the company’s mission. The success of KMMI is deeply rooted in its continuous effort to cultivate an innovative culture, where employees are motivated and empowered to excel. This commitment to fostering a positive work environment is guided by a strong ethical foundation and a dedication to maintaining a safe and supportive workplace where every team member is encouraged to perform at their best.

Employees

As of 2024, KMMI employs a total of ten individuals, with none of the employees being subject to collective bargaining agreements. The company is led by four registered directors, all of whom are wholly committed to advancing KMMI’s objectives. KMMI offers a robust benefits package to its employees, including a defined contribution retirement plan, along with medical, dental, and vision benefits.

KMMI is dedicated to fostering an inclusive work environment where discrimination of any kind, including sexual harassment or other forms of discriminatory behavior, is not tolerated. The Company regularly provides training on harassment, discrimination, and unconscious bias to ensure that all employees understand and adhere to these standards. KMMI has established clear procedures for reporting inappropriate behavior, and the Company is committed to promptly investigating and addressing any such reports. This commitment to a respectful and inclusive workplace is a core component of KMMI’s values and is integral to its operational success.

Properties

Our principal executive offices are located at 46 Blue Seo-ro 2gil, Donghae-myeon, Nam-gu, Pohang-si, Gyeongsangbuk-do, Republic of Korea. Management believes that current manufacturing facilities are sufficient for our needs and are well-maintained. We do not expect any issues in renewing our lease when it expires or in locating alternative facilities if necessary.

Real Property

The Company owns one plant building, one office building, one hydrogen storage building, one security office, one compressor room, one laboratory building, one break room and one warehouse.

Leases

The Company leased 3 sites of land for factories. The Company owns the factories on the sites two of the three sites while the last site has yet to be developed. Additionally, the Company leased one unit for office use.

Commitments & Contingencies

KMMI has no ongoing or pending investigations or litigation. KMMI, from time to time, may be party to certain legal proceedings and claims. The Company accrues for such liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated.

Government Regulations

KMMI operates within a highly interconnected global marketplace, serving customers across various regions and relying, to some extent, on non-U.S. manufacturers for its production needs. This global scope means that KMMI’s business operations and ability to remain competitive are heavily influenced by international trade dynamics, including the trade and tariff policies of the countries from which it sources components and in which it sells its products. For instance, increased tariffs on parts and components sourced from these countries can significantly raise KMMI’s production costs. Similarly, tariffs imposed on the finished goods sold in international markets can lead to higher prices for KMMI’s customers, potentially affecting demand.

A significant portion of KMMI’s products and services falls under strict export controls, such as those outlined by the Export Administration Regulations from the U.S. Department of Commerce and the economic and trade sanctions enforced by the Office of Foreign Assets Control of the U.S. Treasury Department. These regulations, along with similar legal frameworks in other jurisdictions where KMMI operates, impose restrictions on the sale, supply, and transfer of certain products, services, and associated technical information to specific countries, regions, or entities. Additionally, U.S. regulators may introduce new restrictions on previously uncontrolled emerging or foundational technologies if they are deemed to pose national security risks, especially concerning exports to countries like China. Even without new legislative actions, KMMI is strictly prohibited from exporting products if it has knowledge or a reasonable suspicion that doing so would contravene U.S. export regulations. Varying export control regulations across different countries also impact the flow of parts, components, and finished products within the global supply chain.

Moreover, many countries have established stringent regulations for the import of certain products, which may involve obtaining permits, securing licenses, and undergoing transaction reviews. These regulations can directly influence KMMI’s capacity to produce or distribute its products or the ability of KMMI’s customers to incorporate these products into their manufacturing processes. Compliance with laws governing exportation, re-exportation, and the transfer of KMMI’s products and the critical components and technologies required for their production is essential to ensure uninterrupted operations.

In addition to these regulatory challenges, KMMI is subject to a range of domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act, and similar anti-bribery and anti-kickback regulations enforced in other regions where the company operates. These laws prohibit KMMI and its intermediaries from offering or making improper payments to government officials, political figures, or representatives of international organizations to secure or maintain business. As KMMI continues to expand its international operations and increase its sales across foreign markets, the potential risks associated with these laws, including inadvertent violations, become more pronounced, necessitating vigilant compliance efforts.

Furthermore, KMMI must comply with — and, in certain cases, assist its customers in complying with — a wide array of environmental, health, and safety regulations in the regions where it operates or markets its products. These laws govern the handling and disposal of hazardous substances, ensure the safety and health of employees, and regulate the use and recycling of hazardous materials within its products. Compliance with these regulations is not only crucial for maintaining KMMI’s operational integrity but also for sustaining its reputation and competitive advantage in a complex and increasingly regulated global marketplace.

Directors & Executive Officers

The following table sets forth the names and ages of the members of KMMI’s board of directors and its executive officers and the positions held by each. KMMI’s board of directors elects its executive officers annually by majority vote. Each director’s term continues until his or her successor is elected or qualified at the next annual meeting, unless such director earlier resigns or is removed.

Name	Age	Position(s)
Executive Officers
Andy Chun	53	Chief Executive Officer
Sun Mi Yu	52	Executive Director
Young Hun Kim	34	Executive Director

Board of Directors
Andy Chun	53	Director
Sun Mi Yu	52	Director
Young Hun Kim	34	Director
Hyuk Soo Lee	53	Auditor

The following is information about the experience and attributes of the members of KMMI’s board of directors and senior executive officers as of the date of this proxy statement/prospectus. The experience and attributes of KMMI’s directors discussed below provide the reasons that these individuals were selected for board membership, as well as why they continue to serve in such positions.

Executive Officers & Directors

Andy Chun — is KMMI’s current CEO having previous experience as ADE Metals co., Ltd/J&S Industry CEO. Andy brings an extensive background in material engineering and financial structuring to the team. He has also held positions at Boditech Med Inc. as President of US subsidiary and as the International Sales Director for DK America. Andy graduated from NYU Stern School of Business.

Sun Mi Yu — is a Non-executive Director for KMMI having served as J&S Industry CFO prior to joining KMMI. Sun Mi Yu graduated from Cornell University.

Young Hun Kim — is a Non-executive Director for KMMI having served as J&S Industry Manager prior to joining KMMI. Young Hun Kim graduated from Kangwon National University.

Hyuk Soo Lee — is the Statutory Auditor for KMMI and previously served as a Director for J&S Industry. Hyuk Soo Lee graduated from Dongguk University.

Family Relationships

Sun Mi Yu, the CFO of KMMI is the wife of Andy Chun, the CEO of KMMI.

Certain Relationships & Related Party Transactions

The Company does not have a formal written policy for the review and approval of transactions with related parties. Its unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire board of directors of the Company for any possible conflicts of interest. The board of directors of the Company is responsible for review, approval, or ratification of “related-person transactions” involving the Company and related persons.

March 25, 2022 — Loan to ADE Metals, Inc. On March 25, 2022, KMMI extended a working capital loan of KRW 500,000,000 to ADE Metals, Inc. The loan was provided to support ADE Metals in its operations and working capital needs. The transaction involved KMMI as the lender and ADE Metals, Inc. as the borrower.

April 11, 2022 — Loan to J&S Industries Co., Ltd. On April 11, 2022, KMMI provided a working capital loan of KRW 100,000,000 to J&S Industries Co., Ltd. This loan was aimed at assisting J&S Industries with their operational liquidity. KMMI acted as the lender, and J&S Industries Co., Ltd. was the borrower in this transaction.

Beneficial Ownership of Securities

The following table sets forth information regarding the beneficial ownership of KMMI Common Stock as of June 30, 2024, assuming the scenario described below by:

•        each person who is known to be the beneficial owner of more than 5% of the shares of KMMI Common Stock;

•        each of KMMI’s current executive officers and directors; and

•        all executive officers and directors of KMMI’s pre-Business Combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days.

The beneficial ownership of KMMI Common Stock pre-Business Combination is based on 22,080 shares of KMMI Common Stock issued and outstanding as of June 30, 2024.

	Pre-Business Combination
	Common Stock of KMMI
Name and Address of Beneficial Owner(1)	Number of Shares	% of Shares(2)
5% Holders of KMMI
Soo Hyun Huh	4,500	20.4%
Kyung Won Moon	4,500	20.4%
Andy Chun	1,800	8.2%
Sun Mi Yu	1,800	8.2%
Allen Chun	1,800	8.2%
Daren Chun	1,800	8.2%
Elin Chun	1,800	8.2%
Directors and/or Executive Officers of KMMI
Andy Chun	1,800	8.2%
Sun Mi Yu	1,800	8.2%
Hyuck Soo Lee	200	* %
Young Hun Kim	8	* %

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of our Sponsor and each of the directors and executive officers of KMMI is c/o 46 Blue Road 2-gil, Donghae-myeon, Nam-gu, Pohang-si, Gyeongsangbuk-do, Republic of Korea.

(2)      All shares are presented on a fully diluted basis.

Environmental & Regulatory Matters

Meeting the growing demand for magnetic material while simultaneously mitigating environmental impacts from our operations and products, and governing and managing our business in a responsible manner, are at the heart of our approach to sustainability and responsible business matters.

Mitigating environmental impacts encompasses actions taken to minimize resource consumption and GHG emissions, manage materials and waste in our own operations, and provide customers with innovative products and solutions that help them minimize their own energy and water use, carbon footprint, and waste. We are working to shrink the carbon footprint of our operations, and we seek to minimize, and, where possible, eliminate waste through source reduction and recycling. Throughout our global facilities we implement processes, procedures, and policies to track and mitigate environmental impacts.

Governing and managing our business in a responsible manner includes, but is not limited to, encouraging inclusion, respecting human rights, developing our employees, implementing data privacy and cybersecurity measures, establishing policies, procedures, and codes of conduct that spell out expectations for our own behavior and that of our suppliers, and working to protect the interests of our company, stockholders and other stakeholders.

We are subject to a broad range of foreign and domestic environmental, health and safety laws, regulations and requirements, including those relating to the discharge of regulated materials into the environment, the generation and handling of hazardous substances and wastes, human health and safety and the content, composition and take back of our products. We maintain a robust environmental, health and safety compliance program, including policies and standards, dedicated staff, and periodic auditing and training. We also have a program for complying with the European Union Restriction on the Use of Certain Hazardous Substances and Waste Electrical and Electronic Equipment Directives, the China Restriction of Hazardous Substances law, the European Union REACH regulation, and similar requirements. At sites which we own, lease or operate, or have previously owned, leased or operated, or where we have disposed or arranged for the disposal of hazardous materials, we could incur liability for any potential contamination, and could in the future be liable for additional contamination. Compliance with laws regulating contamination and the discharge of materials into the environment or otherwise relating to the protection of the environment has not had a material effect on our capital expenditures, earnings or competitive position.

Permits

In connection with the Company’s business in manufacturing, production, sales and distribution of neodymium magnet, the Company has obtained the authorizations listed below. The Company has validly obtained and maintains the permits and authorizations required for the operation of its business and implemented follow-up measures required for the maintenance of such permits and authorizations.

The Company has obtained the following certificates:

No	Certificate	Country/ Accredited Certification Institution	Date of Issuance	Expiration Date
1	Authorization for Installation of High-Pressure Gas Storage (4688.064 m3 for hydrogen)	Head of Nam-gu, City of Pohang	February 10, 2023	N.A.
2	Authorization for Installation of High-Pressure Gas Storage (11.85 tonnes for nitrogen)	Head of Nam-gu, City of Pohang	February 10, 2023	N. A.
3	Authorization for Installation of High-Pressure Gas Storage (14.329 tonnes for Argon)	Head of Nam-gu, City of Pohang	February 10, 2023	N. A.
4	Approval for Use of Factory structures (1,132.55 m2)	Head of Nam-gu, City of Pohang	January 19, 2023	N. A.

Websites

The Company currently does not maintain an active website but will establish one upon closing of Evolution Metals & Technologies Business Combination.

Corporate Information

KMMI’s registered office is located at 46 Blue Seo-ro 2gil, Donghae-myeon, Nam-gu, Pohang-si, Gyeongsangbuk-do, Republic of Korea. Our telephone number is +82-54-292-3269.

KMMI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we”, “us”, “our” and “the Company” refer to the business and operations of KMMI prior to the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes and other information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward — Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

KMMI was established in 2021 and specializes in the manufacture and sales of NdPr block magnets and magnets for traction motors that are used in aerospace and defense, automotive, energy plants and various other industries. The Company manufactures NdPr block magnets and magnets for traction motors that are used in aerospace and defense, automobile, energy plant and other various industries.

The Company has been preparing its operation by purchasing related equipment and machine since 2021, thus, revenue from contracts with the customers has not yet been occurred as of the end of the reporting period. With the successful completion of prototype production during the first half of 2024, the Company is making efforts to secure the market end-user and run business in order to initiate its operation in late 2024.

KMMI is strategically positioned in the rare earth magnet industry, with a focus on NdFeb magnets. In September 2021, the Company entered into an memorandum of agreement with KSM Metals Co., Ltd. for the procurement of NdFeB, securing our raw material supply chain. Our manufacturing process encompasses state-of-the-art facilities for hydrogen decrepitation, jet milling, pressing and shaping, and sintering and heat treating, enabling us to produce high-performance magnets with controlled orientation and specific strength.

Looking ahead to 2025, the Company plans to expand its capabilities to include NdFeB alloy production, further integrating our supply chain. Our products cater to diverse markets with significant Total Addressable Markets (“TAM”), including Aerospace and Defense ($2 billion TAM, with 10kg of rare earth magnets per F-35), Automotive ($56 billion TAM, with 5kg per HEV/EV), Energy ($17 billion TAM, with 500kg per wind turbine), Industrials ($22 billion TAM, with 2kg per HVAC unit), Consumer Appliances ($36 billion TAM, with 1kg per refrigerator), and Healthcare Technology ($6 billion TAM, with 1,000kg per MRI machine). This diversified market presence positions the Company to capitalize on the growing demand for rare earth magnets across multiple industries.

By 2035, we expect these markets collectively to represent an opportunity of 646,000 tonnes of rare earth magnets, potentially positioning KMMI at the heart of technological advancement across industries. Our strategic focus on these high-growth sectors, combined with our technological expertise, ensures that we are well-positioned to meet the increasing global demand for high-performance magnets in the years to come.

Segments

Although there are no sector managers who are held accountable for operating and financial results or the product and service mix by sector, the Company now plans to offer multiple products and the Chief Executive Officer of the Company, who has been determined to be the CODM, manages the Company as a whole and makes decisions at the top level.

Components of Results of Operations

Selling, general and administrative expenses

SG&A expenses primarily consist of employee-related costs, depreciation on buildings and equipment, amortization of right-of-use assets, professional and service fees, and utilities expense.

Other operating income

Other income primarily includes government grant income.

Other non-operating income and expense

Other expense primarily includes other costs consist of amortization of accumulated actuarial loss.

Interest income

Interest income primarily includes realized gain on cash equivalent and unrealized gain on long-term loan.

Interest expense

Interest expense primarily consists of interest incurred on our finance leases and outstanding debts.

Gain (loss) on foreign currency

It consists of gain (loss) on translation and transaction of monetary assets and liabilities in foreign currencies.

Results of Operations for the Six Months Ended June 30, 2024 and 2023 (in thousands, except as otherwise noted)

The following table provides our operating results for the periods indicated and percentage of revenue for each line item.

	Six Months Ended June 30,				Change
	2024		2023
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenues	—	—	—	—	—	—
Cost of Sales	—	—	—	—	—	—
Other operating income	—	—	4	—	(4)	—
Selling, general and administrative expenses	(416)	—	(278)	—	(138)	49.6
Operating loss	(416)	—	(274)	—	(142)	51.8
Other non-operating income and losses, net	36	—	68	—	(32)	(47.1)
Income taxes(benefit)*	—	—	—	—	—	—
Net loss from operations	(380)	—	(206)	—	(174)	84.5

____________

*        not meaningful

Selling, general and administrative expenses

Selling, general and administrative expenses were $416 for the six months ended June 30, 2024, as compared to $278 for the six months ended June 30, 2023, an increase of $138, or 50%. This was primarily due to the increased number of employees and an increase in electricity expense associated with factory operational preparation.

Other Income

Gain on foreign currency consisting of other income was $60 for the six months ended June 30, 2024, as compared to $84 for the six months ended June 30, 2023, a decrease of $24, or 29%. This was primarily due to decreased balance of monetary assets in foreign currencies and a decrease of gain on foreign exchange transaction incurred by equipment purchase in foreign currencies.

Other expense

Interest expense consisting of other expense was $14 for the six months ended June 30, 2024, as compared to $10 for the six months ended June 30, 2023, an increase of $4, or 40%. This was primarily due to an increase of incurred interest expense for debts, which were executed in March of 2023.

Loss on foreign currency consisting of other expense is not material, and incurred by equipment purchase in foreign currencies.

Results of Operations for the Years Ended December 31, 2023 and 2022 (in thousands, except as otherwise noted)

The following table provides our operating results for the periods indicated and percentage of revenue for each line item.

	Year Ended December 31,				Change
	2023		2022
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenues	—	—	—	—	—	—
Cost of Sales	—	—	—	—	—	—
Other operating income	14		5		9	180.0
Selling, general and administrative expenses	(663)	—	(302)	—	(361)	119.5
Operating loss	(649)	—	(297)	—	(352)	118.5
Other non-operating income and losses, net	55	—	(298)	—	353	(118.5)
Income taxes(benefit)*	—	—	—	—	—
Net loss from operations	(594)	—	(595)	—	1	0.2

____________

*        not meaningful

Selling, general and administrative expenses

Selling, general and administrative expenses were $663 for the year ended December 31, 2023, as compared to $302 for the year ended December 31, 2022, an increase of $361, or 119.5%. This was primarily due to an increased number of employees, an increase of depreciation expenses incurred by new acquisitions of property, plant and equipment including our factory in Pohang city, South Korea, and an increase of lease payments.

Gain on foreign currency

Gain on foreign currency consisting of other income was $69 for the year ended December 31, 2023, an increase of $69. This was primarily due to increase of gain on foreign exchange translation and transaction incurred by increase of exchange rate.

Loss on foreign currency

Loss on foreign currency consisting of other expense was $11 for the year ended December 31, 2023, as compared to $267 for the year ended December 31, 2022, a decrease of $256, or 96.0%. This was primarily due to a decrease of loss on foreign exchange translation and transaction incurred by an increase of exchange rate.

Liquidity and Capital Resources (in thousands, except as otherwise noted)

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our business is capital intensive and requires substantial expenditures for, among other things, the purchase and maintenance of equipment used in our operations, and to remain in compliance with environmental laws. Our short-term and long-term liquidity needs arise primarily from working capital requirements, capital expenditures, including expansion projects and principal and interest payments related to our outstanding indebtedness. The Company plans to continue to fund its operations through its existing cash and cash equivalents, as well as through future equity offerings, debt financing, other third-party funding, and operational cash flow. Our liquidity as of June 30, 2024, is as follows (in thousands):

	June 30, 2024	December 31, 2023
Cash and cash equivalents	774	1,119
Restricted cash	43	47
Working capital	(908)	(937)
Accumulated deficit	(1,632)	(1,252)

Our future liquidity requirements will depend on many factors, including funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. We expect to satisfy our liquidity requirements through cash on hand, cash generated from the operations and additional financings.

Cash Flows (in thousands, except as otherwise noted)

Cash flows associated with operating, investing, and financing activities for the six months ended June 30, 2024, and June 30, 2023 are summarized as follows:

	Six Months Ended June 30,		Change
($ in thousands)	2024	2023	($)	(%)
Net cash used in operating activities*	(271)	(256)	(15)	6
Net cash used in provided by investing activities	(13)	(1,298)	1,285	(99)
Net cash (used in) provided by financing activities	(7)	772	(779)	(101)
Net decrease in cash and cash equivalents	(291)	(782)	491	(63)

____________

*        not meaningful

Net Cash Used in Investing Activities

Cash flows used in investing activities were $1,298 for the six months ended June 30, 2023, with cash outflows of $1,298 in acquisitions of property, plant and equipment.

Net Cash (Used in) Provided by Financing Activities

Cash flows provided by financing activities were $772 for the six months ended June 30, primarily related to $381 in proceeds from short-term debts and $390 in proceeds from long-term debts.

Cash flows associated with operating, investing, and financing activities for the years ended December 31, 2023, and December 31, 2022, are summarized as follows:

	Year Ended December 31,		Change
($ in thousands)	2023	2022	($)	(%)
Net cash (used in) provided by operating activities*	(411)	(355)	(56)	15.8
Net cash (used in) provided by investing activities	(1,542)	(1,517)	(25)	1.6
Net cash provided by financing activities	905	1,319	(414)	(31.4)
Net (decrease)/increase in cash and cash equivalents	(1,048)	(553)	(495)	89.5

____________

*        not meaningful

Net Cash Used in Investing Activities

Cash flows used in investing activities were $1,542 for the year ended December 31, 2023, as compared to $1,516 for the year ended December 31, 2022, a decrease of $26, or 2%. The decrease is primarily related to a $464 decrease in execution of long-term loans, a $868 increase in acquisitions of property, plant and equipment and a $378 increase in payment of prepayments.

Net Cash Provided by Financing Activities

Cash flows provided by financing activities were $905 for the year ended December 31, 2023, as compared to $1,319 for the year ended December 31, 2022, a decrease of $414, or 31%. The decrease is primarily related to a $1,176 decrease in proceeds from withholdings, a $226 increase in proceeds from short-term loan and a $536 increase in proceeds from long-term loan.

Contractual Obligations

The following table presents a summary of our contractual obligations, including payments due by period, as of June 30, 2024:

($ in thousands)	2024	2025	2026	2027	2028	Thereafter	Total
Operating lease(1)	—	22	16	7	—	—	45
Finance lease(1)	—	23	22	7	—	—	52
Debt obligations(2)	—	16	48	48	92	300	504
Total	—	61	86	62	92	300	601

____________

(1)      Future lease payment obligations for operating and finance lease liabilities.

(2)      Long-term debt principal repayment obligations for our bank loans and loans provided by Korea Small and Medium-sized Enterprises and Startups Agency and Industrial bank of Korea.

As of June 30, 2024, there have been no material changes to our contractual obligations and commitments since December 31, 2023.

Going Concern

These financial statements have been prepared in accordance with GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to the absence of revenue sources and a focus on fixed asset investments as a newly established entity, the Company incurred net losses of $380 for the six-month period ended June 30, 2024 and net cash outflows from operating activities of $271 for the six-months ended June 30, 2024. At June 30, 2024, the Company had negative working capital of $908 and cash and cash equivalents of $774. Furthermore, the Company incurred losses of $594 and $595 for the years 2023 and 2022, respectively, and net cash outflows from operating activities of $411 and $355 for the years 2023 and 2022, respectively. As of December 31, 2023, the Company reported no revenues, and negative working capital of $937 and $572 as of December 31, 2023 and 2022, respectively. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months and to support its business development objectives, the attainment of which is not assured.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, there is no guarantee that the Company will be able to access future equity or debt financing when needed. Ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill the Company’s growth and operating activities and achieving a level of revenues adequate to support the Company’s cost structure. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primary the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

The Company’s cash and cash equivalents primarily consist of cash on hand and short-term, highly liquid investments with original maturities of three months or less from the date of purchase and are mainly comprised of bank deposits. As of June 30, 2024 and December 31, 2023, the Company had $817 and $1,166 of cash and cash equivalents, including restricted cash, respectively. The Company’s investments are exposed to market risk due to fluctuations in interest rates, which may affect its interest income and fair market value of its investments. However, due to the short-term nature of the Company’s investment portfolio, the Company does not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair value of its portfolio. The Company therefore does not expect its operating results or cash flows to be materially affected by a sudden change in market interest rates.

Foreign Currency Exchange Risk

The Company’s revenue is generated globally in multiple currencies, primarily the Korean won and U.S. dollar. The results of current and future operations and cash flows are therefore subject to fluctuations due to changes in foreign currency exchange rates. As the impact of foreign currency exchange rates has not been material to the Company’s historical operating results, the Company has not entered derivative or hedging transactions but may do so in the future if exposure to foreign currency becomes more significant.

Off-Balance Sheet Arrangements

During the period presented, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The above discussion and analysis of our financial condition and results of operations is based upon our financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosures of contingent assets and liabilities. Our significant accounting policies are described in Note 1. Summary of Significant Accounting Policies of the accompanying financial statements of the Company included elsewhere in this proxy statement/prospectus. Critical accounting policies are those that we consider to be the most important in portraying our financial condition and results of operations and also require the greatest amount of judgments by management. Judgments or uncertainties regarding the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing the financial statements.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Property, plant and equipment under finance leases are stated at the present value of the lease payments.

Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows: buildings range from 30 to 40 years, furniture and fixtures range from 5 to 10 years, machinery and equipment are 10 years and vehicles are 5 years.

Foreign Currency

The functional currency of the Company is the Korean won. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Foreign currency differences are recognized in the financial statements of operations.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Income and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Translation adjustments are included in Accumulated other comprehensive income(loss), a separate component of Stockholders’ equity, and in the Effect of exchange rate changes on cash and cash equivalents, and restricted cash in the statements of cash flows. Transaction gains and losses are included in Gain on foreign currency and Loss on foreign currency in the statements of operations.

Recent Accounting Pronouncements

See Note 1.(20) to audited annual financial statements for the years ended December 31, 2023 and 2022 included elsewhere in this proxy statement/prospectus for recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included in this proxy statement/prospectus.

INFORMATION ABOUT NS WORLD

Unless otherwise noted or the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our” or “NS World” refer to the business of NS World and its subsidiaries prior to the consummation of the Business Combination.

All Korean Won (KRW) figures in this section have been converted to United States Dollars (USD) at an average daily exchange rate of USD/KRW 1,306.76 for the year ended December 31, 2023.

Heads of Agreement

On March 15, 2024, EM entered into a heads of agreement to acquire NS World. The consummation of the transactions contemplated by the Merger Agreement are conditioned on the execution of definitive documentation with each of CMR and the Korean Companies, including NS World, as well as the consummation of the acquisition of CMR and the Korean Companies, including NS World.

Our Business

NS World is a leading manufacturer of advanced bonded magnets and resale of sintered magnets, providing essential components for industries such as automotive, electronics, and renewable energy. These magnets are critical in various applications, from electric vehicle motors to high-performance electronic devices, where precision, durability, and efficiency are paramount.

Bonded magnets are created by binding magnetic powders with a polymer or resin, allowing them to be molded into complex shapes with high dimensional accuracy. This makes them ideal for applications where space is limited, and specific geometric configurations are required. Bonded magnets are known for their isotropic properties, meaning they can be magnetized in any direction, offering flexibility in design and application.

Sintered magnets, on the other hand, are produced through a process of compacting fine magnetic powders and then sintering them at high temperatures to form a solid, dense material. These magnets are typically stronger than bonded magnets and are used in applications where higher magnetic strength is needed. Sintered magnets are often found in motors, sensors, and actuators, where high power density and thermal stability are critical.

A key aspect of both bonded and sintered magnets is the process of doping, which involves adding small amounts of other elements to the magnetic material. Doping is essential because it can significantly enhance the performance characteristics of the magnets. For example, adding rare earth elements like neodymium (Nd) and praseodymium (Pr) to the magnet’s base material can increase its magnetic strength, thermal stability, and resistance to demagnetization. This is particularly important in high-demand applications, such as electric vehicle motors, where operating conditions are extreme, and reliable performance is crucial. NS World’s expertise in doping and material science ensures that their magnets meet the stringent demands of modern applications. By precisely controlling the doping process, NS World can tailor the magnetic properties of their products to meet specific customer requirements, such as maximizing magnetic field strength, minimizing weight, or improving thermal stability.

The Company’s commitment to innovation and quality control has enabled it to develop a wide range of high-performance magnets that consistently meet or exceed industry standards. NS World’s magnets are not only engineered for superior performance but are also designed to provide long-term reliability in challenging environments, ensuring that their customers can trust these components to function optimally under the most demanding conditions. Through continuous product development and technological advancements, NS World maintains a competitive edge in the global magnet industry, providing critical solutions that drive the success of its clients in rapidly evolving markets.

NS World — Overview

NS World was founded in 2013 under the laws of Korea. Specializing in the manufacture and sale of a diverse range of magnet products, NS World has quickly become a key player in an industry experiencing rapid technological advancement. Since its inception, the Company has expanded its focus from home appliances to pioneering cutting-edge magnet technologies. NS World processes NdPr alloy into bonded magnets and NdPr compounds, it also manufactures and supplies finished magnet products to OEM’s, maintaining full control over the entire production process through its headquarters and primary operations based in Korea.

NS World is at the forefront of the global transition to a more sustainable and greener future. The company focuses on the production of advanced bonded, collaborating closely with clients to develop and deliver solutions that precisely align with their evolving needs. By leveraging cutting-edge technology, NS World ensures that its products consistently meet the highest standards of quality and reliability, empowering customers to optimize performance, minimize errors, and confidently scale their operations.

NS World offers a diverse portfolio of magnet products, including both bonded, each designed to meet the specific requirements of clients, whether in terms of material properties, performance benchmarks, or delivery timelines. A commitment to continuous innovation and the development of proprietary technologies has positioned NS World as a leader in the global magnet industry. The company supports a wide range of sectors, from automotive to electronics, as they strive for excellence in an era marked by rapid electrification and automation.

The impacts from the fire at CMR’s recycling facility, described under “Information About CMR — CMR — Company Overview — Recent Developments,” are not expected to have a material adverse effect on NS World’s current or future business operations.

Our Company

NS World was founded as a corporation in 2013 to meet the growing demand for magnets. Since 2013, the Company has made great strides in becoming a global leader in magnets across multiple industries including home appliance, automotive, energy, and more, with significant developments to improve both end product quality and reliability. The Company is headquartered at 99 Naechuokso-gil, Buk-myeon, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do, South Korea.

Highlights

•        NS World’s In-House Expertise:    NS World boasts an in-house team with decades of specialized experience in magnet technology, ensuring the highest level of expertise in the industry. This extensive knowledge base supports the company’s innovative approach to developing cutting-edge magnetic solutions.

•        Diverse Product Offerings:    NS World provides an extensive range of magnet products, including highly specialized bonded and sintered magnets. These products are meticulously tailored to meet the specific needs of customers across various sectors, from EV motors to high-precision electronic components. This diverse product lineup ensures that NS World can deliver optimal performance solutions for a broad spectrum of applications.

•        Strong Supplier Network:    The Company has an existing diverse supplier network to support its magnet making operations.

•        Global Presence and Strategic Expansion:    With its headquarters in South Korea, NS World has established a strong global presence. The Company’s strategic expansion into key international markets has solidified its reputation as a trusted supplier of high-quality magnets worldwide. This global reach allows NS World to effectively serve a diverse clientele and meet the growing demand for advanced magnetic solutions.

•        Uncompromising Quality Control:    NS World places a strong emphasis on rigorous quality control throughout its manufacturing processes. By adhering to stringent industry standards, the Company ensures that all its products consistently meet the highest levels of performance and reliability. This dedication to quality makes NS World a preferred partner for those seeking high-performance magnetic solutions.

•        Commitment to the Green Transition:    NS World is at the forefront of supporting the global transition to renewable energy. The Company is dedicated to producing magnets that are critical for renewable energy systems and EVs, playing a pivotal role in advancing sustainable technologies. This commitment aligns with NS World’s broader mission to contribute to a greener, more sustainable future.

NS World Strategy

•        Innovation and Product Development:    NS World is a leader in pushing the boundaries of advanced magnet technology, continuously driving innovation in bonded and sintered magnets. The Company’s commitment to cutting-edge research and the aggressive pursuit of new patents ensures that it remains at the forefront of industry trends, delivering superior, tailored products that meet and exceed customer expectations.

•        Strategic Global Expansion:    NS World is actively expanding its footprint in key international markets, including the U.S., Europe, and Asia. This strategic growth enhances the Company’s ability to serve a diverse global client base, capturing new market opportunities and strengthening its position as a global leader in magnet technology.

•        Optimized In-House Production:    With a strong focus on in-house production, NS World invests heavily in state-of-the-art manufacturing equipment. This approach guarantees consistent, high-quality products while optimizing cost efficiency and reducing dependency on third-party suppliers, ensuring the Company maintains control over the entire production process.

•        Customer-Centric Operations:    NS World places its customers at the heart of its operations, fostering long-term relationships through personalized service and attention to detail. The Company ensures that every product meets exact specifications and provides ongoing support throughout the product’s lifecycle, reinforcing its reputation for exceptional customer service.

•        Efficient Supply Chain Management:    NS World has refined its supply chain operations to ensure the efficient and timely delivery of products. By streamlining order processing and optimizing logistics, the Company bolsters its reputation for reliability and trustworthiness, ensuring that customers receive their products when and where they need them.

Market Overview

Growth Potential

The global magnets and magnetic material industry is poised for significant growth, driven by a variety of factors across key sectors such as electric vehicles, renewable energy, consumer electronics, healthcare, and defense applications. Current market dynamics and economic projections underscore the industry’s robust expansion potential as new magnetic technologies are continued to be developed.

One of the primary drivers of this growth is the rapid adoption of EVs. NdFeB magnets are critical components in the electric motors used in EVs, providing the necessary efficiency and power density for high-performance applications. As governments worldwide push for the adoption of cleaner transportation solutions and automakers accelerate their EV production, the demand for these high-performance magnets is expected to increase substantially.

According to Verified Market Forecast: Global Magnets and Magnetic Materials Market By Type, the global magnet and magnetic material market was valued at $10.46B in 2023 and is expected to reach $15.05B by the end of 2030, representing a CAGR of 6.26%. A large part of this growth is attributed to NdFeB magnets as demand for thermal degradation resistant materials become more important with the advancements in electric motors, generators, and other high temperature applications.

Bonded Magnet Market

Bonded magnets, particularly those made from NdFeB, are known for their exceptional magnetic properties and flexibility in design. They can be manufactured in complex shapes and sizes, which makes them suitable for a diverse array of applications in technologies across automotive, energy, and defense. The bonded magnet market growth is driven by increasing demand across a wide range of applications. According to Verified Market Reports: Global Bonded Magnet Market By Type, the bonded magnet market was estimated to be $3.0B in 2023, and is forecasted to grow at a CAGR of ~6% through 2030 to $5.0B.

One of the key factors driving the growth of the bonded magnet market is the ongoing advancements in technology. As industries continue to push the boundaries of innovation, the demand for high-performance materials like bonded magnets increases. These magnets are crucial in various high-tech applications, including consumer electronics, where they are used in devices such as hard drives, speakers, and sensors. In industrial machinery, bonded magnets are employed in motors, actuators, and various automated systems, where their design flexibility and magnetic strength are highly valued.

Another significant driver of market growth is the emphasis on miniaturization and performance efficiency. In many modern applications, there is a need for smaller, lighter components that do not compromise on functionality. Bonded magnets meet this requirement by providing strong magnetic performance in compact and lightweight designs. This attribute is particularly important in fields like automotive engineering, aerospace, and renewable energy, where space and weight constraints are critical considerations.

Sintered Magnet Market

The sintered magnet market is undergoing a period of significant transformation, marked by robust growth and evolving demand across various sectors. Sintered magnets are renowned for their superior magnetic properties, including high magnetic strength and thermal stability. These characteristics make them indispensable in numerous industrial and technological applications. According to Verified Market Reports: Global Sintered NdFeB Magnet Market By Type, the sintered magnet market was estimated to be $2.0B in 2023, and is forecasted to grow at a CAGR of ~8% through 2030 to $4.3B.

The demand for sintered magnets is primarily driven by advancements in technology, increasing applications in various industries, and the growing need for magnetic materials that can retain their magnetic properties at high temperatures. These qualities are highly sought after in automotive, renewable energy, and defense industries where demand is a primary growth driver for the sintered magnet market.

The sintered magnet market is characterized by a strong emphasis on R&D to enhance the properties and performance of these materials. Innovations in manufacturing processes, such as improvements in powder metallurgy and magnetic alignment techniques, are leading to the production of sintered magnets with superior characteristics. These advancements enable manufacturers to meet the growing demands for higher efficiency, reliability, and performance in various applications.

Products

Main products & services

Product	Product Detail
NdFeB Sintered Magnet

High-performance, compact magnetic fields; ideal for electric motors, generators, sensor systems; strong magnetic output in limited space; commonly used in automotive powertrain systems and precision instruments

NdFeB Bonded Magnet

Magnets designed for applications requiring complex geometries without compromising magnetic strength; can be molded into intricate shapes, making them ideal for compact electronic devices, precision medical equipment, and custom-designed automotive components; isotropic nature ensures consistent performance across all directions; essential for devices requiring uniform magnetic fields.

AlNiCo Magnet

Magnets that offer stability over a wide temperature range; well-suited for sensors, measuring devices, and high-temperature machinery; characterized by high residual induction and low coercive force, allowing for consistent performance even under thermal stress; excellent corrosion resistance makes them reliable for outdoor and industrial environments.

SmCo Magnet

Engineered for extreme conditions requiring both high magnetic performance and stability; known for exceptional thermal stability and resistance to oxidation; ideal for aerospace, military, and high-temperature industrial applications; commonly used in precision instruments and high-performance motors where long-term reliability is crucial.

Ferrite Magnet Resin

Optimal for cost-effective solutions requiring moderate magnetic strength; commonly used in automotive motors, household appliances, and electronic devices; resin coating provides enhanced protection against corrosion; suitable for use in harsh or humid environments.

1.      NdFeB Sintered Magnet: NdFeB sintered magnets are produced through a powder metallurgy process, where fine particles of neodymium, iron, and boron are compacted under high pressure in a mold. This compacted form is then sintered at high temperatures, causing the particles to fuse into a dense, solid structure. The resulting magnets are subjected to magnetic field alignment to enhance their magnetic properties, making them highly effective for use in electric motors, generators, and precision instruments where compact, powerful magnetic fields are required.

2.      NdFeB Bonded Magnet: NdFeB bonded magnets are manufactured by blending neodymium-iron-boron powder with a polymer binder, which allows the mixture to be molded into complex shapes through processes like injection molding, compression molding, or extrusion. After forming, the magnets are cured to solidify the polymer and bond the particles together. This manufacturing method enables the production of magnets with intricate geometries, making them ideal for applications in compact electronic devices, medical equipment, and custom automotive components where uniform magnetic performance is necessary.

3.      AlNiCo Magnet: AlNiCo magnets are produced through casting or sintering processes, where aluminum, nickel, cobalt, and iron alloys are melted and poured into molds for casting or compacted under pressure for sintering. After cooling, the magnets undergo a heat treatment process, followed by a controlled cooling or annealing process, which enhances their magnetic properties. The final step often involves grinding the magnets to achieve the desired dimensions and magnetic orientation. This manufacturing process gives AlNiCo magnets their high temperature stability and corrosion resistance, making them suitable for demanding environments like sensors and high-temperature machinery.

4.      SmCo Magnet: SmCo magnets are manufactured by combining samarium and cobalt powders through a process called powder metallurgy. The powders are compacted in a mold under high pressure and then sintered at high temperatures to create a dense, solid material. The sintered magnets are then magnetized in a strong magnetic field to align the magnetic domains, resulting in high magnetic performance and stability. The exceptional thermal stability and resistance to oxidation of SmCo magnets make them ideal for extreme conditions, such as aerospace and military applications.

5.      Ferrite Magnet Resin: Ferrite magnet resin is made by mixing ferrite powder with a resin binder, allowing the material to be molded into various shapes using processes like injection molding or compression molding. Once molded, the material is cured to harden the resin and lock the magnetic particles in place. This manufacturing process results in cost-effective magnets that offer moderate magnetic strength and excellent environmental resistance, making them suitable for applications like automotive motors, household appliances, and electronic devices. The resin coating provides additional protection against corrosion, ensuring durability in harsh environments.

Research & Development

The company’s focus on advancing its sintered and bonded magnet divisions through targeted research and development is key to driving future growth. By prioritizing these areas, NS World is committed to not only improving the quality and performance of its products but also expanding its capacity to meet increasing market demands through R&D. NS World is committed to enhancing these divisions by optimizing commercial scaling and increasing output production. This focus on innovation is designed to ensure that NS World not only meets current market demands but also sets new standards in magnet technology. Looking ahead, NS World is poised to further refine its manufacturing processes and expand its product offerings in the bonded magnet markets, ensuring these technologies continue to lead the industry in performance and reliability.

NS World plans to bring several new processes to its business that improve the process in which bonded and sintered magnets are created in turn expanding NS World’s product applications and capabilities. A few examples are the following:

•        Experimental Mold Improvements:    research to improve precision and quality of the products magnetic properties.

•        Nd Compound:    Research to secure Nd resin with the highest magnetic performance and stable physical properties when Nd powder is combined with polyimide resin in Nd compound.

•        Nd Injection Molding:    research to improve the neodymium (Nd) injection process in the magnet-making process, specifically for bonded NdFeB magnets (which are formed by injecting a mixture of neodymium powder and a binder into a mold), to enhance the quality, performance, and production efficiency of the magnets

Suppliers

The Company engages in strategic purchase agreements with third-party suppliers to acquire essential raw materials, including NdPr alloy, NdPr flake, TbDy alloy, and TbDy flake, which are critical for manufacturing its specialized magnet products. These materials are procured based on specific customer orders, and the Company’s production capacity is largely dependent on the quality and quantity of the feedstock obtained, as well as the composition of the demanded products.

Due to the inherent volatility in pricing, supply availability, and various regulatory restrictions associated with these materials, the Company proactively manages risks by maintaining strong relationships with multiple suppliers. This ensures flexibility in sourcing alternative materials if supply disruptions or other constraints arise. The Company continuously monitors the supply chain landscape to anticipate and mitigate potential issues, ensuring uninterrupted production and the ability to meet customer demands effectively. Additionally, the Company invests in long-term partnerships and collaborative efforts with key suppliers to enhance the stability of its supply chain. These relationships are crucial not only for securing consistent feedstock but also for enabling the Company to adapt to market changes, innovate in material processing, and sustain a competitive edge in the industry.

Marketing

Marketing bonded and sintered magnets requires a targeted approach due to the highly specialized nature of the product. The company has industry relationships from the management team’s experience and a network that supported an initial customer base. The consistent quality and timely delivery of the product allowed for those relationships to expand. The Company continues to focus marketing efforts on industries and companies that rely on advanced magnet specification requirements, as well as emphasizing the unique advantages of the Company’s products.

Customers

NS World specializes in manufacturing and selling specialized magnets. The Company’s business transactions typically follow this process: (i) a customer submits a RFQ for a price estimate, (ii) NS World provides the corresponding quote, (iii) the Company and the customer agree on a PO, and (iv) NS World manufactures the specified specialized magnets according to the PO and delivers them to the customer. The lead time from order to delivery generally ranges from one to six months, depending on product complexity and volume.

Client Acquisition Process

During its client acquisition process, the Company typically obtains a substantial agreement in the form of RFQ with the prospective customer. Each RFQ typically takes one to six months to draft, negotiate and execute and is usually 10 pages or longer with detailed steps from scoping to testing to contract. The steps are typically broken down into:

1.      Scoping Customer Solution (one to three months):    this step includes identifying the scope of solution required by and to be provided to prospective customers.

2.      Proof of Concept and Benchmarking (three to six months):    this step includes testing and benchmarking of NS World’s solution for prospective customers.

3.      Initial Deployment:    once proof of concept is completed and the prospective customer is satisfied, then NS World and the prospective client will carry out the initial deployment.

The Company is currently in different stages of this process with numerous Tier 1 manufacturers in Korea.

Competition

The competition for a company producing bonded and sintered magnets is primarily composed of established players within the global rare earth supply chain. This includes large multinational corporations, mining companies, and specialized material processors that dominate the market, particularly those based in China, which accounts for the majority of global bonded and sintered magnet production. Competitors in this space typically have vertically integrated operations, controlling the supply from mining to magnet, giving them significant cost and supply chain advantages.

In addition to Chinese firms, Western companies are increasingly investing in magnet making technology, especially as demand rises for EVs, renewable energy technologies, and advanced electronics. These competitors may focus on developing alternative supply chains to reduce dependence on Chinese materials, positioning themselves as reliable, politically neutral sources for magnets. Smaller, specialized firms may also compete by offering niche products or advanced materials with tailored properties for high-tech applications.

The competition also includes companies investing heavily in R&D to improve the compaction, injection, and composition of magnetic materials, aiming to differentiate through innovation, quality, and sustainability. This drives a highly competitive environment where price, supply chain reliability, and technological advancements are key differentiators.

Intellectual Property

NS World’s success and competitive strength are closely linked to its technological advancements and the comprehensive protection of its intellectual property. The Company employs a broad strategy to secure its intellectual assets, which includes securing patents, trademarks, copyrights, trade secrets, and confidentiality agreements. With a focus on Korea and key global markets, NS World holds one patent in Korea.

In addition to patents, NS World possesses a wide range of intellectual property, such as trademarks, design rights, know-how, copyrights, and domain names. To safeguard these assets, the Company implements strict access controls and legal agreements with employees, contractors, customers, and partners. These measures are critical in preventing unauthorized use or replication of NS World’s innovations. However, as the Company expands globally, the risk of intellectual property infringement by third parties remains a concern.

Given the competitive nature of its industry, NS World recognizes the frequency of intellectual property disputes, particularly over patents. As the Company continues to grow, it anticipates that competitors may attempt to imitate its products or develop similar technologies, potentially leading to legal challenges. NS World is proactive in defending its intellectual property rights and prepared to address any infringement claims. The consequences of such claims could include significant financial penalties, restrictions on product sales, or the need to create non-infringing alternatives, all of which could impact the Company’s operations and profitability.

As NS World expands its global presence, it faces increasing challenges in protecting its intellectual property across different jurisdictions. The effectiveness of legal protections, such as patents and trademarks, can vary by country, potentially exposing the Company to greater risks in regions where IP laws are less stringent. To mitigate these risks, NS World continuously adapts its intellectual property strategies, ensuring that its innovations are protected in all key markets.

NS World’s dedication to protecting its intellectual property is a fundamental aspect of its business strategy. The Company understands that its ability to innovate and maintain a competitive advantage is directly tied to the strength and security of its intellectual property portfolio. As a result, NS World is committed to continually improving its intellectual property protections, ensuring that it can uphold its leadership position in the industry while navigating the complexities of the global market.

Subsidiaries

The Company has no existing subsidiaries

Human Capital Resources

The people of NS World are the Company’s most valuable asset in fulfilling the Company’s mission. At the core of the Company’s success is the relentless pursuit to maintain and nurture the innovative culture that instills an environment where its employees feel motivated and empowered to deliver results through an unwavering commitment to doing what is right in a safe environment.

Employees

As of 2024, the Company has 37 total employees of which none are subject to any collective bargaining agreements. The Company has two registered directors all of which are fully dedicated to the Company.

NS World offers employees fringe benefits such as a defined benefit retirement plan, medical insurance. In addition, NS World offers personal leave of absence, family and sick leave, paid holidays and paid vacation. NS World plans to establish a more comprehensive individual benefits plan, subject to board and management approval.

NS World also strives to maintain an inclusive environment free from discrimination of any kind, including sexual or other discriminatory harassment. It provides training for its employees covering harassment, discrimination and unconscious bias. Its employees have multiple avenues available through which inappropriate behavior can be reported, and its policies require all reports of inappropriate behavior to be promptly investigated with appropriate action taken.

Properties

Our principal executive offices are located at 99 Naechuokso-gil, Buk-myeon, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do, South Korea. The Company rents one land property, one building on such land, and one apartment. The Company’s primary facility is on the owned land and management deems to facility in good standing condition.

Real Property

The Company owns one building and one piece of land on which the building sits.

The factory with the address at 99 Naechuokso-gil, Buk-myeon, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do, South Korea is located within the owned properties.

Leases

The Company leases apartments as part of employee dormitory welfare.

Commitments & Contingencies

NS World has no ongoing or pending investigations or litigation.

Government Regulations

NS World’s competitive edge and operational effectiveness are closely tied to adherence to global trade, tariff policies, and regulatory frameworks. This is especially crucial given the Company’s reliance on international suppliers for raw materials and a broad customer base. Tariffs on imported components and products in export markets can lead to increased costs, potentially affecting competitiveness.

Export control laws, particularly those enforced by China and other jurisdictions, play a significant role in regulating the sale, transfer, and distribution of NS World’s products and technologies. These laws can restrict the export of feedstock, particularly when deemed critical to national security or economic stability, impacting NS World’s supply chain and production capabilities. Additionally, NS World must navigate complex compliance with domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act, which prohibits improper payments to officials for business purposes. As NS World’s global footprint grows, the company faces heightened exposure to these regulations, increasing the risk of legal and financial consequences.

Moreover, NS World must comply with environmental, health, and safety regulations across all regions where it operates or sells its products. These regulations address critical issues, including the handling and disposal of hazardous materials, employee safety standards, and the use and recycling of hazardous materials in its products. Compliance with these laws is vital not only for maintaining operational integrity but also for ensuring that NS World meets the regulatory requirements of its global customer base. The complexity of these regulations, particularly as they vary across different jurisdictions, requires continuous monitoring and adaptation to avoid penalties and maintain the trust of customers and stakeholders.

NS World also faces challenges related to import and export permits, licensing, and transaction review procedures in various countries. These laws can limit NS World’s ability to produce or distribute its products or affect the ability of customers to incorporate NS World’s products into their own manufacturing processes. The company must ensure that the exportation, re-exportation, and importation of its products, as well as the components and technologies necessary for their manufacture, comply with these regulations. The company’s ability to navigate these complex regulatory landscapes will be critical to its continued success in the highly competitive specialized magnets industry.

Directors & Executive Officers

The following table sets forth the names and ages of the members of NS World’s executive officers and the positions held by each.

Name	Age	Position(s)
Executive Officers
Kim Kang-yong	60	Chief Executive Officer
Hong Eui-taeg	70	Executive Director
Juyeong Seo	38	Head of Accounting

Board of Directors
Kim Kang-yong	60	Director
Kim Hee-young	29	Director
Hong Eui-taeg	70	Director
Seonhee Kang	56	Director

The following is information about the experience and attributes of the members of NS World’s senior executive officers as of the date of this proxy statement/prospectus. The experience and attributes of NS World’s executives discussed below provide the reasons that these individuals were selected for board membership, as well as why they continue to serve in such positions.

Executive Officers & Directors

•        Kim Kang-yong — graduated from the Department of Geography Education at Cheongju University. Soon after Kim Knag-yong joined Jawooh Electronics Co., Ltd., where he built a successful career until his departure. The following month he became the manager of N&P, a role that led to his appointment as CEO in March 2011. Building on his leadership experience, he was appointed CEO of NS World in April 2014, further advancing his career in the industry.

•        Hong Eui-taeg — graduated from Chungbuk National University with a Bachelors in Science in Chemical Engineering. He then went on to join Yusung Mulsan, a Korean Company before joining Inkyeong Silk. He then served at N&P before joining NS World full time in 2014.

•        Seonhee Kang — graduated from Chungcheong University with a degree in electronics. He then went on to join Jahwa Electronics Co., Ltd. until he joined NS World full time in 2015.

•        Kim Hee-young — graduated from Chungbuk Health & Science University — automotive engineering, then joined NS World as Director in 2018.

•        Juyeong Seo — graduated from Korea National University of Transportation — Business Administration. He brings expertise in accounting, facility management, and HR operations.

Family Relationships

Hong Eui-taeg, the Executive Director of NS World, is the brother-in-law of Kim Kang-yong, the CEO of NS World.

Corporate Governance

Composition of the Board of Directors

NS World’s board of directors does not hold any subcommittees. Upon closing, the Company will elect a board of directors. When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable NS World’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Legal Proceedings

To the best of our knowledge, except as described above, none of our directors or executive officers has, during the past ten years:

•        been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•        had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•        been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•        been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•        been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•        been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Beneficial Ownership of Securities

The following table sets forth information regarding the beneficial ownership of NS World Common Stock as of June 30, 2024 assuming the scenario described below by:

•        each person who is known to be the beneficial owner of more than 5% of the shares of NS World Common Stock;

•        each of NS World’s current executive officers and directors; and

•        all executive officers and directors of NS World pre-business combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days.

The beneficial ownership of NS World Common Stock pre-business combination is based on 251,555 shares of NS World Common Stock issued and outstanding as of June 30, 2024 and 37,500 shares of Common Stock held in the form of convertible preferred stock.

	Pre-Business Combination Common Stock of NS World
Name and Address of Beneficial Owner(1)	Number of Shares	% of Shares(2)
5% Holders of NS World
Kang-yong Kim	87,500	30.3%
Sun-hee Kang	67,455	23.3%
Setopia Co., Ltd.(3)	50,000	17.3%
Industrial Bank of Korea(4)(5)	37,500	13.0%
Chang-bae Lee	27,000	9.3%

Directors and/or Executive Officers of NS World
Kang-yong Kim	87,500	30.3%
Hee-young Kim	8,300	2.9%
Yong-kwan Kim	500	* %
Byeong-tak Choi	500	* %
Hoe-in Jeong	500	* %
Eui-taeg Hong	0	* %

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of our Sponsor and each of the directors and executive officers of NS World is c/o 99 Naechuokso-gil, Buk-myeon, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do, South Korea.

(2)      All shares are presented on a fully diluted basis.

(3)      Setopia, Co., Ltd. (“Setopia”) is the record holder of the shares reported herein and is located at 413, Yeoksam-ro 4th and 5th Floor Gangnam-gu Seoul, South Korea. Setopia is a public Company in Korea and therefore Setopia shareholders have investment discretion over NS World shares.

(4)      Industrial Bank of Korea (“IBK Bank”), and is the record holder of the shares reported herein and is located at 79, Ulchiro, Chung-gu, Seoul, Korea 100-758. Mr. Sung-tae Kim is the managing member of IBK Bank shares and will have voting and investment discretion with respect to the common stock held of record by IBK Bank should the Convertible Preferred Stock be converted to Common Stock. Mr. Sung-tae Kim disclaims any beneficial ownership of the shares held by IBK Bank, except to the extent of their pecuniary interest therein.

(5)      In May of 2015 the Company issued $581,666 in par value of Convertible Preferred Stock to the Industrial Bank of Korea (“IBK Bank”). The Convertible Preferred Stock is an unsecured obligation of the Company, and is convertible into common shares at any time within 10 years from the day immediately following their issuance date at request of IBK Bank. The initial conversion rate is 37,500 common shares per $581,666 of Convertible Preferred Stock. The Convertible Preferred Stock entitles IBK Bank to a participating cumulative, annual 1% dividend.

Certain Relationships & Related Party Transactions

The Company does not have a formal written policy for the review and approval of transactions with related parties. Its unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire board of directors of the Company for any possible conflicts of interest. The Board of Directors of the Company is responsible for review, approval, or ratification of “related-person transactions” involving the Company and related persons.

NS World’s Related Party Transactions — Sales to N&P in 2022

On January 31, 2022, NS World sold IRM-14-12 POWDER and 1 other item to N&P Co., Ltd, for a total amount of KRW 129,189,500 (approximately USD 96,880).

On March 31, 2022, NS World sold IRM-14-12 POWDER and 2 other items to N&P Co., Ltd, for a total amount of KRW 122,483,900 (approximately USD 91,851).

On May 31, 2022, NS World sold NS-760 and 1 other item to N&P Co., Ltd, for a total amount of KRW 100,581,800 (approximately USD 75,427).

On June 30, 2022, NS World sold IRM-14-12 POWDER and 6 other items to N&P Co., Ltd, for a total amount of KRW 129,815,944 (approximately USD 97,350).

On October 31, 2022, NS World sold NdFeB-Powder to N&P Co., Ltd, for a total amount of KRW 108,395,100 (approximately USD 81,286).

On November 30, 2022, NS World sold NdFeB-Powder to N&P Co., Ltd, for a total amount of KRW 238,395,520 (approximately USD 178,774).

On December 31, 2022, NS World sold Binder and 1 other item to N&P Co., Ltd, for a total amount of KRW 255,206,600 (approximately USD 191,381).

NS World’s Related Party Transactions — Sales to N&P in 2023

On January 31, 2023, NS World sold NdFeB-Powder to N&P Co., Ltd, for a total amount of KRW 275,193,600 (approximately USD 206,369).

On February 28, 2023, NS World sold NdFeB-Powder to N&P Co., Ltd, for a total amount of KRW 186,697,093 (approximately USD 140,005).

On March 31, 2023, NS World sold NdFeB-Powder to N&P Co., Ltd, for a total amount of KRW 172,923,905 (approximately USD 129,677).

On April 30, 2023, NS World sold NdFeB-Powder to N&P Co., Ltd, for a total amount of KRW 203,016,000 (approximately USD 152,243).

On May 31, 2023, NS World sold NdFeB-Powder to N&P Co., Ltd, for a total amount of KRW 238,887,000 (approximately USD 179,143).

On June 30, 2023, NS World sold NdFeB-Powder to N&P Co., Ltd, for a total amount of KRW 250,723,000 (approximately USD 188,019).

On July 7, 2023, NS World sold one extruder to N&P Co., Ltd, for a total amount of KRW 234,300,000 (approximately USD 175,703).

On July 31, 2023, NS World sold NdFeB-Powder to N&P Co., Ltd, for a total amount of KRW 176,616,000 (approximately USD 132,445).

On August 31, 2023, NS World sold NdFeB-Powder to N&P Co., Ltd, for a total amount of KRW 268,902,700 (approximately USD 201,652).

On September 30, 2023, NS World sold NdFeB-Powder to N&P Co., Ltd, for a total amount of KRW 153,107,900 (approximately USD 114,817).

On October 31, 2023, NS World sold H-IG to N&P Co., Ltd, for a total amount of KRW 275,397,100 (approximately USD 206,522).

On November 30, 2023, NS World sold NdFeB-Powder to N&P Co., Ltd, for a total amount of KRW 114,713,500 (approximately USD 86,024).

On December 31, 2023, NS World sold NdFeB-Powder to N&P Co., Ltd, for a total amount of KRW 172,049,790 (approximately USD 129,021).

NS World’s Related Party Transactions — Purchases from N&P in 2022

On January 31, 2022, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 141,075,000 (approximately USD 105,793).

On February 28, 2022, NS World purchased raw material (NS-760), totaling 1,120kg, from N&P Co., Ltd, for a total amount of KRW 95,011,840 (approximately USD 71,250).

On March 31, 2022, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 136,462,818 (approximately USD 102,334).

On May 31, 2022, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 106,186,641 (approximately USD 79,630).

On June 30, 2022, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 138,097,467 (approximately USD 103,560).

On October 31, 2022, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 110,436,480 (approximately USD 82,817).

On November 30, 2022, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 242,778,471 (approximately USD 182,061).

On December 31, 2022, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 259,676,890 (approximately USD 194,733).

NS World’s Related Party Transactions — Purchases from N&P in 2023

On January 31, 2023, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 286,231,880 (approximately USD 214,647).

On February 28, 2023, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 197,786,102 (approximately USD 148,321).

On March 31, 2023, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 184,127,507 (approximately USD 138,078).

On April 30, 2023, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 214,111,920 (approximately USD 160,564).

On May 31, 2023, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 249,954,628 (approximately USD 187,443).

On June 30, 2023, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 261,729,070 (approximately USD 196,272).

On July 31, 2023, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 187,626,859 (approximately USD 140,703).

On August 31, 2023, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 279,994,024 (approximately USD 209,969).

On September 30, 2023, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 164,234,648 (approximately USD 123,161).

On October 31, 2023, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 286,511,042 (approximately USD 214,856).

On November 30, 2023, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 125,668,978 (approximately USD 94,240).

On December 31, 2023, NS World purchased raw material (NS-760) from N&P Co., Ltd, for a total amount of KRW 183,011,178 (approximately USD 137,241)

NS World’s Related Party Transactions — Sales to KCM in 2022

On September 30, 2022, NS World sold PrNd Metal to KCM, for a total amount of KRW 165,000,000 (approximately USD 123,735).

On October 31, 2022, NS World sold PrNd Metal to KCM, for a total amount of KRW 352,000,000 (approximately USD 263,967).

On November 9, 2022, NS World sold PrNd Metal to KCM, for a total amount of KRW 85,360,000 (approximately USD 64,012).

NS World’s Related Party Transactions — Sales to KCM in 2023

On February 28, 2023, NS World sold PrNd Metal to KCM, for a total amount of KRW 172,700,000 (approximately USD 129,509).

On March 31, 2023, NS World sold PrNd Metal to KCM, for a total amount of KRW 143,000,000 (approximately USD 107,237).

On April 30, 2023, NS World sold PrNd Metal to KCM, for a total amount of KRW 119,900,000 (approximately USD 89,914).

On May 31, 2023, NS World sold PrNd Metal to KCM, for a total amount of KRW 255,200,000 (approximately USD 191,376).

On June 30, 2023, NS World sold PrNd Metal to KCM, for a total amount of KRW 242,000,000 (approximately USD 181,477).

On July 27, 2023, NS World sold PrNd Metal to KCM, for a total amount of KRW 115,500,000 (approximately USD 86,614).

On August 31, 2023, NS World sold PrNd Metal to KCM, for a total amount of KRW 125,400,000 (approximately USD 94,038).

On September 25, 2023, NS World sold PrNd Metal to KCM, for a total amount of KRW 130,900,000 (approximately USD 98,163).

On October 31, 2023, NS World sold PrNd Metal to KCM, for a total amount of KRW 131,450,000 (approximately USD 98,575).

On November 30, 2023, NS World sold PrNd Metal to KCM, for a total amount of KRW 123,200,000 (approximately USD 92,388).

On December 28, 2023, NS World sold PrNd Metal to KCM, for a total amount of KRW 112,420,000 (approximately USD 84,304).

NS World’s Related Party Transactions — Purchases from KCM in 2022

On June 7, 2022, NS World purchased lithium fluoride from KCM, for a total amount of KRW 129,800,000 (approximately USD 97,338).

On June 11, 2022, NS World purchased IRM-14-12 POWDER from KCM, for a total amount of KRW 96,360,000 (approximately USD 72,261).

On October 31, 2022, NS World purchased NdFeB-Powder (14-12) from KCM, for a total amount of KRW 198,000,000 (approximately USD 148,481).

On November 30, 2022, NS World purchased NdFeB-Powder (14-12) from KCM, for a total amount of KRW 343,750,000 (approximately USD 257,780).

On December 31, 2022, NS World purchased NdFeB-Powder (14-12) from KCM, for a total amount of KRW 272,800,000 (approximately USD 204,574).

NS World’s Related Party Transactions — Purchases from KCM in 2023

On January 31, 2023, NS World purchased NdFeB-Powder from KCM, for a total amount of KRW 319,000,000 (approximately USD 239,220).

On February 28, 2023, NS World purchased NdFeB-Powder from KCM, for a total amount of KRW 319,000,000 (approximately USD 239,220).

On March 31, 2023, NS World purchased NdFeB-Powder from KCM, for a total amount of KRW 201,300,000 (approximately USD 150,956).

On May 31, 2023, NS World purchased NdFeB-Powder from KCM, for a total amount of KRW 220,000,000 (approximately USD 164,979).

On June 30, 2023, NS World purchased NdFeB-Powder from KCM, for a total amount of KRW 220,000,000 (approximately USD 164,979).

On September 4, 2023, NS World purchased NdFeB-Powder from KCM, for a total amount of KRW 213,400,000 (approximately USD 160,030).

On October 31, 2023, NS World purchased NdFeB-Powder from KCM, for a total amount of KRW 266,750,000 (approximately USD 200,037).

On November 30, 2023, NS World purchased NdFeB-Powder from KCM, for a total amount of KRW 266,750,000 (approximately USD 200,037).

On December 20, 2023, NS World purchased NdFeB-Powder from KCM, for a total amount of KRW 266,750,000 (approximately USD 200,037).

Environmental & Regulatory Matters

Meeting the growing demand for magnetic material while simultaneously mitigating environmental impacts from our operations and products, and governing and managing our business in a responsible manner, are at the heart of our approach to sustainability and responsible business matters.

Our global facilities employ strict processes to track and mitigate environmental impacts. Responsible governance includes fostering inclusion, safeguarding human rights, enhancing data privacy, and ensuring ethical behavior within our company and supply chain.

We comply with a wide array of environmental, health, and safety laws across different jurisdictions. These regulations pertain to the handling of hazardous substances, protecting human health, and ensuring the responsible composition and disposal of our products. Our comprehensive compliance program includes policies, dedicated staff, regular audits, and training to ensure adherence to these standards. Additionally, we comply with global directives like the European Union’s RoHS and REACH regulations, China’s Restriction of Hazardous Substances law, and similar mandates. Our commitment extends to mitigating potential contamination at current and former sites, and ensuring that environmental laws do not materially impact our financial performance or competitive standing.

Permits

In connection with the Company’s business in manufacturing and sales of magnetic components for automobiles and electronic appliances, no specific permits or authorizations are required to be obtained for the operation of such business.

The Company has obtained the following certificate:

No	Certificate	Country/Accredited Certification Institution	Date of Issuance	Expiration Date
1	Certificate of Authentication for Corporate Affiliated Research Institute	Head of the Korea Industrial Technology Association (KOITA)	December 12, 2011	N.A.

Notification or Approval Requirements

There are no notification or consent requirements in relation to the business registration certificates that the Company has obtained upon a change of control or change of the majority shareholder in the Company as a result of the Business Combination.

Website

The Company maintains one active website, www.nsworld.kr, which serves as its corporate website and contains information about the Company and its business. The information included on NS World’s website is not incorporated by reference into this proxy statement/prospectus or in any other report or document filed with the SEC, and any reference to such website is intended to be an inactive textual reference only.

Corporate Information

NS World’s registered office is located at 99 Naechuoksu-gil, Buk-myeon, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do, which also serves as our corporate mailing address.

Our telephone number is +82-43-233-1630. Information contained on our website is not a part of this proxy statement/prospectus.

NS WORLD’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we”, “us”, “our” and “the Company” refer to the business and operations of NS World prior to the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes and other information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward — Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

NS World was incorporated in 2013 and the Company’s registered office is located at 99, Naechuoksu-gil, Bugi-myeon, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do, Republic of Korea. The Company specializes in the manufacturing and sale of magnetic components for automobiles and electronic appliances. The Company has operations located throughout Korea. The Company owns one building and one plot of land, both of which are pledged as collateral with the Industrial Bank of Korea.

The Company specializes in manufacturing magnetic components required across rapidly evolving automotive and home appliance industries, which can be divided into three key sectors: automotive, home appliances, and other industries.

In the automotive sector, the Company provides magnetic components designed to meet the performance demands of magnets required in extreme operating conditions for automotive parts. The Company offers a wide range of magnet products, from motor drive magnets to advanced magnets for various magnetic sensors, ensuring seamless integration with surrounding components through material diversification and insert molding.

In the home appliances sector, the Company supplies a variety of magnets used in low-noise, high-efficiency BLDC motors. These magnets are combined with mold design technology to achieve maximum efficiency from complex shapes using the same raw materials. The product range includes ferrite magnets and magnets made from NdFeB materials, designed to meet diverse customer specifications.

In other industries, the Company produces ferrite sintered magnets for large-capacity AC motors, meeting a wide range of customer requirements. Additionally, the Company manufactures ferrite magnet resins by compounding anisotropic or isotropic ferrite powder with binders, enabling injection molding for various applications.

The Company has made significant advancements since 2013, starting with the patent acquisition for a resin composition and manufacturing method for bonded magnets. In 2014, it obtained the IATF 16949 certification, and in 2015, successfully localized permanent magnet materials through a three-year, 2.4 billion KRW project. Since 2015, the Company has actively participated in government-led technology innovation and development projects under the Ministry of Trade, Industry and Energy and the Ministry of SMEs and Startups. In 2020, it was designated as a specialized company for materials, parts, and equipment, and in 2023, it received the Root Enterprise Certification from the Korea Institute of Industrial Technology.

Segments

Although there are no sector managers who are held accountable for operating and financial results or the product and service mix by sector, the Company offers multiple products and the Chief Executive Officer of the Company, who has been determined to be the CODM, manages the Company as a whole and makes decisions at the top level.

Components of Results of Operations

Revenue

The Company derives revenue from the sale of products, which are components for automotive and home appliance magnets. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products.

Cost of sales

Cost of sales represents all direct and indirect costs associated with the manufacture of our products. Cost of goods sold primarily consists of direct costs associated with inventory and delivery of the Company’s goods, including freight costs. Cost of sales also includes inventory impairment, allocated personnel-related expenses and allocated facilities and overhead costs.

Other operating income

Other operating income consists of government grant income, rental income, income from the provision of technical services, gain on the disposal of tangible assets, and brokerage income.

Selling, general, and administrative expenses

SG&A expenses consist of corporate service functions such as finance, legal, human resources and information technology expenses, as well as rent, utilities, depreciation, amortization and insurance costs.

Other non-operating income

Other non-operating income includes interest income, gain on foreign currency and other income.

Gain on foreign currency includes gain on translation and transaction of monetary assets and liabilities denominated in foreign currencies.

Interest income primarily includes realized gains from bank deposits and investments with financial instruments.

Other non-operating expenses

Other non-operating expenses include interest expense, loss on foreign currency and other expenses.

Interest expense primarily consists of interest incurred on our finance leases, financing obligations and outstanding loans.

Loss on foreign currency includes loss on translation and transaction of monetary assets and liabilities denominated in foreign currencies.

Other expenses, other than interest expense and loss on foreign currency, primarily include amortization of accumulated actuarial loss.

Gain (loss) on financial instruments

The Company measures a fair value of redeemable convertible preferred stock and its changes in fair value is recognized as gain (loss) on financial instruments.

Results of Operations for the Six Months Ended June 30, 2024 and 2023 (in thousands, except as otherwise noted)

The following table provides our operating results for the periods indicated and percentage of revenue for each line item.

	Six Months Ended June 30,				Change
	2024		2023
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenues	3,357	100.0	3,377	100.0	(20)	(0.6)
Cost of Sales	(2,833)	(84.4)	(3,357)	(99.4)	524	(15.6)
Other operating income	82	2.4	96	2.8	(14)	(14.6)
Selling, general and administrative expenses	(627)	(18.7)	(470)	(13.9)	(157)	(33.4)
Operating loss	(21)	(0.7)	(354)	(10.5)	333	(94.1)
Other non-operating income and losses, net	(417)	(12.4)	(110)	(3.3)	(307)	(279.1)
Income taxes (benefit)*	—	—	—	—	—	—
Net loss from operations	(438)	(13.0)	(464)	(13.8)	26	(5.6)

____________

*        not meaningful

Overall operating results

The Company generated total revenues of $3,357, reflecting a slight decrease compared to the corresponding period in 2023. The Company continued to incur an operating loss of $21 for the six-month period ended June 30, 2024; however, the operating margin significantly improved from (10.5)% in 2023 to (0.6)% in 2024, primarily due to management’s efforts in reducing costs.

Net sales

Net sales were $3,357 for the six months ended June 30, 2024 as compared to $3,377 for the six months ended June 30, 2023, a decrease of $20, or 0.6%. This decrease was primarily due to the decrease in domestic sales.

Cost of sales

Cost of sales were $2,833 for the six months ended June 30, 2024 as compared to $3,357 for the six months ended June 30, 2023, a decrease of $524, or 15.6%. This decrease was primarily due to the relatively higher unit cost of inventory carried in the prior period.

Other operating income

Other operating income was $82 for the six months ended June 30, 2024 as compared to $96 for the six months ended June 30, 2023, a decrease of $14, or 14.6%. This decrease was primarily due to the termination of some government support programs.

Selling, general and administrative expenses

SG&A expenses were $627 for the six months ended June 30, 2024 as compared to $470 for the six months ended June 30, 2023, an increase of $157, or 33.4%. This increase was primarily due to the increase in salaries, R&D expenses, and commission fees.

Other non-operating income

Gains on foreign currency mainly consisting of non-operating income was $44 for the six months ended June 30, 2024 as compared to $92 for the six months ended June 30, 2023, a decrease of $48, or 51.6%. This decrease was primarily due to the strengthened KRW/USD exchange rate.

Other non-operating losses

Interest expense was $50 for the six months ended June 30, 2024 as compared to $62 for the six months ended June 30, 2023, a decrease of $12, or 19.1%. This decrease was primarily due to an increase in the installment amount for long-term debt repayment.

Loss on foreign currency was $11 for the six months ended June 30, 2024 as compared to $121 for the six months ended June 30, 2023, a decrease of $110, or 90.6%. This decrease was primarily due to the decrease in monetary instruments.

Loss on valuation of redeemable convertible preferred stock consisting of non-operating expenses for the six months ended June 30, 2024 was $371.

Results of Operations for the Years Ended December 31, 2023 and 2022 (in thousands, except as otherwise noted)

The following table provides our consolidated operating results for the periods indicated and percentage of revenue for each line item.

	Year Ended December 31,				Change
	2023		2022
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenues	7,134	100.0	6,748	100.0	386	5.7
Cost of Sales	(6,335)	(88.8)	(6,353)	(94.1)	18	(0.3)
Other operating income	172	2.4	261	3.9	(89)	(34.1)
Selling, general and administrative expenses	(1,093)	(15.3)	(1,104)	(16.4)	11	(0.1)
Operating loss	(122)	(1.7)	(448)	(6.6)	326	(72.8)
Other non-operating income and losses, net	(421)	(5.9)	(310)	(4.6)	(111)	35.8
Income taxes (benefit)*	—	—	—	—	—	—
Net loss from operations	(543)	(7.6)	(758)	(11.2)	215	(28.4)

____________

*        Not meaningful

Overall Operating result

The Company generated total revenues of $7,134 in 2023, reflecting an increase of $386 compared to 2022. Despite incurring an operating loss of $122, the operating loss margin significantly improved from (6.6)% in 2022 to (1.7)% in 2023. The improvement was primarily due to management’s efforts in promoting sales.

Net sales

Net sales were $7,134 for the year ended December 31, 2023 as compared to $6,748 for the year ended December 31, 2022, an increase of $386, or 5.7%. This increase was primarily due to the increase in sales volume.

Cost of sales

Cost of sales were $6,335 for the year ended December 31, 2023 as compared to $6,353 for the year ended December 31, 2022, a slight decrease of $18. This decrease was primarily due to a decrease in write-downs of inventories.

Other operating income

Other operating income was $172 for the year ended December 31, 2023 as compared to $261 for the year ended December 31, 2022, a decrease of $89, or 34.1%. This decrease was primarily due to the termination of some of government support programs.

Selling, general and administrative expenses

SG&A expenses were $1,093 for the year ended December 31, 2023 as compared to $1,104 for the year ended December 31, 2022, a decrease of $11. This decrease was primarily due to decrease in allowance for credit losses.

Other non-operating income

Gain on foreign currency mainly consisting of non-operating income was $83 for the year ended December 31, 2023 as compared to $54 for the year ended December 31, 2022, an increase of $29. This increase was primarily due to increase of USD currency receivable and strengthens in the KRW/USD exchange rate.

Other non-operating losses

Interest expense was $122 for the year ended December 31, 2023 as compared to $88 for the year ended December 31, 2022, an increase of $34. This increase was primarily due to increase in interest expense of liability for pension benefits.

Loss on foreign currency was $35 for the year ended December 31, 2023 as compared to $33 for the year ended December 31, 2022, an increase of $2. This increase was primarily due to increase of USD currency liabilities and strengthens in the KRW/USD exchange rate.

Loss on valuation of redeemable convertible preferred stock consisting of non-operating expenses was $310 for the year ended December 31, 2023 as compared to $197 for the year ended December 31, 2022.

Liquidity and Capital Resources (in thousands, except as otherwise noted)

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our business is capital intensive and requires substantial expenditures for, among other things, the purchase and maintenance of equipment used in our operations, and to remain in compliance with environmental laws. Our short-term and long-term liquidity needs arise primarily from working capital requirements and capital expenditures, including expansion projects and principal and interest payments related to our outstanding indebtedness. The Company plans to continue to fund its operations through its existing cash and cash equivalents, as well as through future equity offerings, debt financing, other third-party funding, and operational cash flow. Our liquidity as of June 30, 2024 is as follows (in thousands):

	June 30, 2024	December 31, 2023
Cash and cash equivalents	186	403
Working capital	(3,073)	(3,071)
Accumulated deficit	(2,762)	(2,323)

Our future liquidity requirements will depend on many factors, including funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. We expect to satisfy our liquidity requirements through cash on hand, cash generated from operations and additional financings.

Cash Flows

Cash flows associated with operating, investing, and financing activities for the six months ended June 30, 2024 and June 30, 2023 are summarized as follows:

	Six Months Ended June 30,		Change
($ in thousands)	2024	2023	($)	(%)
Net cash provided by operating activities	16	441	(425)	(96.4)
Net cash used in investing activities	(89)	(125)	36	(28.8)
Net cash used in financing activities	(120)	(53)	(67)	126.4
Net increase (decrease) in cash and cash equivalents	(193)	263	(456)	(173.4)

Net Cash Provided by Operating Activities

Cash flows provided by operating activities were $16 for the six months ended June 30, 2024 as compared to $441 for the six months ended June 30, 2023, a decrease of $425, or 96.4%. The decrease is primarily related to changes in assets and liabilities from operating activities.

For the six months ended June 30, 2024, net cash provided by operating activities was $16, which primarily consisted of net loss of $438, adjusted for certain non-cash items of $499, and net cash outflow from changes in operating assets and liabilities of $44. The non-cash items primarily consisted of depreciation and amortization expense of $95, loss on valuation of redeemable convertible preferred stock of $371 and pension benefits provision of $77. The net cash outflow from changes in our operating assets and liabilities were primarily due to a $345 increase in trade accounts receivables (net of allowance), a $713 increase in non-trade accounts receivables (net of allowance) and a $105 change in other assets, partially offset by a $381 decrease in inventories and a $652 change in non-trade accounts payables.

For the six months ended June 30, 2023, net cash provided by operating activities was $441, which primarily consisted of net loss of $464, adjusted for certain non-cash items of $51, and net cash inflows from changes in operating assets and liabilities of $854. The non-cash items primarily consisted of changes in provision for losses on valuation of inventories of $122, depreciation and amortization expense of $71, interest expenses of $62 and pension benefits provision of $70. The net cash inflows from changes in our operating assets and liabilities were primarily due to a $579 change in non-trade accounts payables, a $295 change in other liabilities and a $274 change in inventories, partially offset by a $413 change in non-trade accounts receivables (net of allowance).

Net Cash Used in Investing Activities

Cash flows used in investing activities were $89 for the six months ended June 30, 2024 as compared to $125 for the six months ended June 30, 2023, a decrease of $36, or 28.8%. The decrease is primarily related to a $85 decrease in acquisitions of property, plant and equipment and $31 decrease in outflow from other investing activities, partially offset by a $52 increase in loans and a $29 decrease of short-term financial instruments.

For the six months ended June 30, 2024, net cash used in investing activities was $89, consisting primarily of acquisitions of property, plant and equipment of $70 and increase in loans of $66, partially offset by a decrease of short-term financial instruments of $26 and a change of other investing activities of $20.

Net cash used in investing activities was $125 for the six months ended June 30, 2023, and primarily consisted of acquisitions of property, plant and equipment of $155 and an increase in loans of $14, partially offset by a $55 decrease of short-term financial instruments.

Net Cash Used in Financing Activities

Cash flows used in financing activities were $120 for the six months ended June 30, 2024 as compared to $53 for the six months ended June 30, 2023, an increase of $67, or 126.4%. The increase is primarily related to a $122 change in proceeds of long-term debt and a $54 change in repayment from current portion of long-term debt, partially offset by a $105 change in proceeds of short-term debt.

For the six months ended June 30, 2024, net cash used in financing activities was $120, comprised primarily of repayment from short-term debt of $222 and repayment from current portion of long-term debt of $100, partially offset by proceeds from short-term debt of $222. For the six months ended June 30, 2023, net cash used in financing activities was $53, consisting primarily of repayments of short-term debt of $225, partially offset by proceeds from short-term debt of $118 and proceeds from long-term debt of $122.

Cash flows associated with operating, investing, and financing activities for the years ended December 31, 2023 and December 31, 2022 are summarized as follows:

	Year Ended December 31,		Change
($ in thousands)	2023	2022	($)	(%)
Net cash provided by (used in) operating activities	391	(164)	555	338.4
Net cash used in investing activities	(197)	(89)	(108)	121.3
Net cash provided by (used in) financing activities	(28)	272	(300)	(110.3)
Net increase in cash and cash equivalents	166	19	147	773.7

Net Cash Provided by/Used in Operating Activities

Cash flows provided by operating activities were $391 for the year ended December 31, 2023 as compared to $164 used for the year ended December 31, 2022, an increase of $555, or 338.4%. The increase is primarily related to changes in assets and liabilities from operating activities.

For the year ended December 31, 2023, net cash provided by operating activities was $391, which primarily consisted of net loss of $543, adjusted for certain non-cash items of $478, and net cash inflow from changes in operating assets and liabilities of $456. The non-cash items primarily consisted of depreciation and amortization expense of $153, interest expenses of $122, loss on valuation of redeemable convertible preferred stock of $310, pension benefits provision of $138 and reversal of losses on valuation of inventories of $168. The net cash inflow from changes in operating assets and liabilities were primarily due to a $547 increase in non-trade accounts payables, a $354 change in trade accounts receivable (net of allowance), partially offset by a $360 change in non-trade accounts receivable (net of allowance).

For the year ended December 31, 2022, net cash used in operating activities was $164, which primarily consisted of net loss of $758, adjusted for certain non-cash items of $826, and a net cash outflow from changes in operating assets and liabilities of $232. The non-cash items primarily consisted of depreciation and amortization expense of $175, loss on valuation of redeemable convertible preferred stock of $197, losses on valuation of inventories of $253 and pension benefits provision of $143. The net cash outflow from changes in operating assets and liabilities were primarily due to a $921 change in trade accounts receivables (net of allowance) and a $990 change in non-trade accounts receivable (net of allowance), partially offset by a $1,086 increase in non-trade accounts payable.

Net Cash Used in Investing Activities

Cash flows used in investing activities were $197 for the year ended December 31, 2023 as compared to $89 for the year ended December 31, 2022, an increase of $108, or 121.3%. The increase is primarily related to the $220 increase in acquisitions of property, plant and equipment and $73 decrease in inflow from other investing activities, partially offset by $175 increase in loans.

For the year ended December 31, 2023, net cash used in investing activities was $197, primarily consisting of acquisitions of property, plant and equipment of $301, partially offset by a decrease of short-term financial instruments of $56 and receipt of government grants of $50.

Net cash used in investing activities was $89 for the year ended December 31, 2022, primarily consisting of an increase in loans of $189 thousand and acquisitions of property, plant and equipment of $81, partially offset by proceeds from disposal of property, plant and equipment of $55, a decrease of short-term financial instruments of $30 and a change of other investing activities of $86.

Net Cash Provided by/Used in Financing Activities

Cash flows used in financing activities were $28 for the year ended December 31, 2023 as compared to $272 provided for the year ended December 31, 2022, a decrease of $300 thousand, or 110.3%. The decrease is primarily related to $111 decrease in proceeds from long-term debt, $64 decrease in proceeds from short-term debt and $85 increase in repayment from current portion of long-term liabilities.

For the year ended December 31, 2023, net cash used in financing activities was $28, comprised primarily of repayments of short-term debt of $223, repayments of current portion of long-term debt of $113 and repayment of lease liabilities of $43, partially offset by $230 proceeds from short-term debt and $121 proceeds from long-term debt.

Net cash provided by financing activities was $272 for the year ended December 31, 2022, consisting primarily of proceeds from short-term debt of $294 and proceeds from long-term debt of $232, partially offset by repayments of short-term debt of $210 and repayments of current portion of long-term debt of $28.

Debt

Redeemable convertible preferred stock

In May 2015, the Company issued 37,500 shares of redeemable convertible preferred stock with a principal amount of KRW 750 million. The redeemable convertible preferred stock bears a fixed interest rate of 5.8% per annum, and matures in 2025. As part of the issuance terms, the conversion ratio of the redeemable convertible preferred stock is subject to adjustment upon the occurrence of certain events by refixing at 70 percent of the initial convertible price as a minimum level. Therefore, the Company classified the redeemable convertible preferred stock as a liability together with separating the conversion option.

Contractual Obligations

The following table presents a summary of our contractual obligations, including payments due by period, as of June 30, 2024:

($ in thousands)	2024	2025	2026	2027	2028	Thereafter	Total
Operating lease(1)	2	—	—	—	—	—	2
Finance lease(1)	20	40	40	25	—	—	125
Debt obligations(2)	119	192	102	142	72	110	737
Total	141	232	142	167	72	110	864

____________

(1)      Future lease payment obligations for operating and finance lease liabilities.

(2)      Long-term debt principal repayment obligations for our bank loans and loans provided by Industrial Bank of Korea and Korea Small and Medium-sized Enterprises and Startups Agency.

As of June 30, 2024, there have been no material changes to our contractual obligations and commitments since December 31, 2023.

Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to a recent operating loss associated with the business, the Company incurred losses of $438 for the six-month period ended June 30, 2024, and had negative working capital of $3,073. Furthermore, the Company incurred losses of $543 and $758 for the years 2023 and 2022, respectively. The Company had negative working capital of $3,701 and $1,977, and accumulated deficits of $2,323 and $1,780 as of December 31, 2023 and 2022, respectively Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primary the result of fluctuations in interest rates.

Interest Rate Risk

Our cash and cash equivalents primarily consist of cash on hand and short-term, highly liquid investments with original maturities of three months or less from the date of purchase and are mainly comprised of bank deposits. As of June 30, 2024 and December 31, 2023, we had $186 and $403 of cash and cash equivalents, respectively. Our investments are exposed to market risk due to fluctuations in interest rates, which may affect our interest income and fair market value of our investments. However, due to the short-term nature of our investment portfolio, we do not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair value of our portfolio. We therefore do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates.

Off-Balance Sheet Arrangements

During the period presented, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The above discussion and analysis of our financial condition and results of operations is based upon our financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosures of contingent assets and liabilities. Our significant accounting policies are described in Note 1. Summary of Significant Accounting Policies of the accompanying financial statements of the Company included elsewhere in this proxy statement/prospectus. Critical accounting policies are those that we consider to be the most important in portraying our financial condition and results of operations and also require the greatest amount of judgments by management. Judgments or uncertainties regarding the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing the financial statements.

Revenue Recognition

The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

If the Company is the principal in the revenue transaction, the Company recognizes the revenue as gross, otherwise the Company recognizes the revenue on a net basis. When certain services arrange for another party to transfer goods to a customer, where the Company does not maintain pricing discretion or retain control over the assets, the Company is considered to be acting as an agent. When this occurs, the Company recognizes the net amount as other operating income. The Company also engages in resale or repurchase transactions with customers, where we record the net transaction amount as either other revenues or processing fees in net.

Shipping and handling costs associated with outbound freight, after control over a product has transferred to a customer, are accounted for as a fulfillment cost and are included in the cost of goods sold as incurred. Taxes collected for a government authority are excluded from revenue.

The Company’s primary source of revenue is product sales of components for automotive and home appliance magnets. Contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract. Such contracts do not include a significant financing component. In addition, contracts typically do not contain variable considerations because the contracts include stated prices. The Company provides assurance type warranties on all of its products, which are not separate performance obligations and are outside the scope of Topic 606. There were no loss contingencies related to warranties recorded as of December 31, 2023 and 2022.

Leases

The Company has entered into various operating and finance lease agreements for certain office spaces, transportation equipment and office equipment. The Company has lease agreements with lease and non-lease components and elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component. The Company also elected the short-term lease exception, except for real estate, and therefore only recognizes right-of-use assets and lease liabilities for leases with a term greater than one year. When determining lease terms, the Company factors in options to extend or terminate leases when it is reasonably certain that the Company will exercise that option.

Defined Severance Benefits

The Company has a defined benefit pension plan covering substantially all employees upon their retirement according to Retirement Benefit Security Act of Korea. Eligible employees with one or more years of service are entitled to severance payments upon the termination of their employment based on their length of service and pay rate.

The Company recognizes the liability for pension benefits in the balance sheets with a corresponding adjustment to Statements of Operations and Comprehensive Loss.

The obligations are measured annually, or more frequently if there is a remeasurement event, based on our measurement date utilizing various actuarial assumptions and methodologies. The Company uses certain assumptions including, but not limited to, the discount rates, salary growth rates, and certain employee-related factors, such as turnover, retirement age and mortality. The Company uses the discount rate based on observations of relevant corporate bonds in the market.

Estimating Fair Value of Redeemable Convertible Preferred Stock

The Company does not have a history of market price on the Company’s redeemable convertible preferred stock (the “RCPS”) because the Company is not publicly traded. As such, the fair value of the RCPS was determined using the Tsiveriotis-Fernandes model (the “T-F Model”).

The T-F Model separates convertible hybrid instruments into equity value and debt value. The risk-neutral probability is applied to the equity value, discounted at the risk-free interest rate, while the debt value is discounted at the risk interest rate reflecting the credit risk of the Company. The model calculates each value separately and measures the value of the hybrid financial product through the summation of these two values, known as the blended discount model. The T-F Model distinguishes discount rates that align with the expected future cash flows inherent in the option structure within complex financial instruments, which aligns with the characteristics of cash flows.

The following assumptions were used in determining the fair value of the RCPS as of June 30, 2024:

June 30, 2024
Risk-neutral probability	48.8%
Risk-free interest rate	3.2%
Risk interest rate reflect the credit risk of the obligor	18.9%

Foreign Currency

The functional currency of the Company is the Korean won. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates on the dates of the transactions. Transaction gains and losses are included in “Gain/Loss on foreign currency” in the statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate on the reporting date, which are included in the “Effect of exchange rate changes on cash and cash equivalents” in the Statements of Cash Flows.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in “Accumulated other comprehensive loss,” a separate component of stockholders’ deficit.

Recent Accounting Pronouncements

See Note 1.(22) to the audited annual financial statements for the years ended December 31, 2023 and 2022 and Note 1.(23) to the unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this proxy statement/prospectus for recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included in this proxy statement/prospectus.

INFORMATION ABOUT HANDA LAB

Unless otherwise noted or the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our”, “Handa Lab” refer to the business of Handa Lab and its subsidiaries prior to the consummation of the Business Combination.

All Korean Won (KRW) figures in this section have been converted to United States Dollars (USD) at an average daily exchange rate of USD/KRW 1,306.76 for the year ended December 31, 2023.

Heads of Agreement

On March 15, 2024, EM entered into a heads of agreement to acquire Handa Lab. The consummation of the transactions contemplated by the Merger Agreement are conditioned on the execution of definitive documentation with each of CMR and the Korean Companies, including Handa Lab, as well as the consummation of the acquisition of CMR and the Korean Companies, including Handa Lab.

Our Business

Handa Lab is at the forefront of transforming the EV charging landscape by leveraging advanced technologies such as artificial intelligence (AI), robotics, and vision systems. It designs and manufactures AI-driven robotic systems that automate the EV charging process, making it more convenient and efficient for users. These robotic solutions can automatically connect and disconnect EVs from charging stations, reducing wear and tear on equipment and improving overall station reliability. Additionally, the company develops sophisticated vision systems that monitor charging stations in real-time, ensuring safety by detecting potential issues and enhancing the user experience with features like license plate recognition and occupancy detection.

The Company also focuses on smart energy management and grid integration. It creates AI-powered systems that optimize the distribution of electricity across multiple charging stations, reducing energy costs. The company also develops predictive maintenance tools that analyze data from charging stations to anticipate and prevent equipment failures, minimizing downtime. By integrating energy storage solutions and demand response capabilities, the company helps to make EV charging more sustainable and efficient, contributing to the broader adoption of electric vehicles and supporting the transition to a cleaner, more reliable energy future.

Beyond EV charging applications, Handa Lab has also developed an intelligent monitoring system used to monitor factories, offices, farms, and more in real time by using IP cameras and CCTV cameras, combined with deep learning-based intelligent solutions to prevent product defects, theft, and other incidents.

Handa Lab — Overview

Handa Lab was established in 2021 under the laws of the Republic of Korea. Handa Lab specialize in integrating advanced artificial intelligence, robotics, and vision systems to revolutionize EV charging infrastructure and industrial manufacturing facilities. By developing AI-driven robotic solutions that automate the charging process, and advanced vision systems that enhance safety and efficiency, the company provides innovative tools that optimize EV charging stations. Additionally, it focuses on smart grid integration and energy management, ensuring sustainable and scalable charging solutions. The Company’s expertise lies in creating cutting-edge technology for charging network operators and automotive manufacturers. These applications have also been utilized in the monitoring and maintenance of factories using an autonomous workforce to reduce defects, down time, and more.

The impacts from the fire at CMR’s recycling facility, described under “Information About CMR — CMR — Company Overview — Recent Developments,” are not expected to have a material adverse effect on Handa Lab’s current or future business operations.

Our Company

Handa Lab was founded in 2021. Since then, the Company has made significant developments in autonomous EV charging, intelligent monitoring systems, and automated robotics that support the EV shift and improve safety, efficiency, and quality.

The Company is headquartered at 201, Daejeon Startup Park, 7-12, Daehak-ro 179 beon-gil, Yuseong-gu, Daejeon Metropolitan City with the Company’s factory located at 1011, Jikji Smart Tower, 76, Jikji-daero 436 beon-gil, Heungdeok-gu, Cheongju-si, Chungcheongbuk-do.

Highlights

•        Innovative AI-Driven Robotics:    The Company specializes in developing robotic systems that automate the EV charging process, offering unparalleled convenience and efficiency for users.

•        Advanced Vision Systems:    With cutting-edge AI vision technology, the company enhances the safety and functionality of EV charging stations through real-time monitoring, license plate recognition, and occupancy detection.

•        User-Centric Design:    Prioritizing ease of use and a seamless charging experience, the Company’s technology enhances customer satisfaction and promotes broader EV adoption.

•        Strategic Partnerships:    The Company forms key alliances with automotive manufacturers, energy providers, and technology firms, driving innovation and expanding its market presence.

•        Scalability and Flexibility:    The Company’s products are scalable and have applied uses across various industries such as manufacturing, farming, office space management and more, making them versatile and adaptable to different market needs.

These highlights underscore the Company’s role as a leader in the intersection of AI, robotics, and EV infrastructure, pushing the boundaries of what is possible in the rapidly growing electric vehicle industry.

Handa Lab Strategy

•        Market Expansion:    Expanding into new regions with high EV adoption rates.

•        Product Development:    Continuously innovating and expanding the product portfolio to include the latest advancements in AI and robotics.

•        Strategic Alliances:    Forming strategic partnerships with key players in the automotive, energy, and manufacturing sectors to drive adoption and growth.

•        Customer Education:    Investing in marketing and educational initiatives to promote the benefits of AI and robotics in EV charging.

Market Overview

Global Industrial Robotics Market

According to Fortune Business Insights: Industrial Robots Market Size, Share & Industry Analysis, By Robot Type, global industrial robotics used in the battery market is projected to reach $41.02B by 2030, increasing from $18.19B in 2023, with the CAGR of 12.3% during the period of 2023 to 2030. This growth is largely driven by growing battery demand globally and the increasing needs for more efficient material handling, welding, assembly, and detection in battery plants. Continued construction of gigafactories around the world to meet growing demand from electric vehicle auto manufacturers also plays a large role in the increase in demand for factory automation.

Electric Vehicle Charging Market

We believe the EV Charging market is experiencing rapid growth, driven by the global shift towards sustainable transportation and the increasing adoption of EVs. According to Fortune Business Insights: Electric Vehicle Charging Station Market Size, Share & Industry Analysis, the global electric vehicle charging station market size was valued at USD 16.43 billion in 2023. The market is projected to grow from USD 22.45 billion in 2024 to USD 257.03 billion by 2032, exhibiting a CAGR of 35.6% during the forecast period.

This growth is supported by various charging infrastructures, including Level 1 (slow, residential use), Level 2 (faster, common in homes and public spaces), and DC Fast Charging (enabling quick recharges for long-distance travel). Regionally, North America and Europe are seeing significant investments and government initiatives, while China dominates the Asia-Pacific market. Despite its rapid expansion, the market faces challenges such as the need for more extensive infrastructure, standardization issues, and potential strain on electrical grids.

AI in Industrial Automation Market Overview

According to Global Market Insights: AI in Industrial Machinery Market, Global AI in the Industrial Automation market is projected to reach $20.9B in 2032, increasing from $2.4B in 2023, with a CAGR of 27.2% during the period of 2023 to 2032. The Growth is driven by proliferation of predictive solutions and adoption collaborative robots which work alongside human operators to enhance productivity and flexibility in industrial environments. Developments in the industry have provided significant value to manufacturers through the reduction of product defaults, mitigated down time, and increased quality control through automated monitoring systems.

Products

Main products & services

Product	Product Detail
Automated EV Charging Robot System

Autonomous robots for automated EV charging by combining core technologies and systems such as connected autonomous driving, precision control of robot arms, and highly stable and portable secondary batteries

Intelligent Monitoring Systems

Monitor factories, offices, farms, and more in real time by using IP cameras and CCTV cameras, combined with deep learning-based intelligent solutions to prevent product defects, theft, and other incidents

Machine Vision and Laser Testing System	Enhance system efficiency through an optical design optimized for product quality testing and alignment, etc. using industrial cameras and laser displacement sensors
Collaborative Robot Control System	System that allows robots and humans to co-exist and work together, applicable to various industrial sectors

•        Automated EV Charging Robot System:    An Automated EV Charging Robot System is an advanced technology designed to autonomously charge EVs without human intervention. This system integrates robotics, artificial intelligence, and smart infrastructure to create a seamless, efficient, and user-friendly charging experience.

•        Intelligent Monitoring System:    An Intelligent Monitoring System is an advanced technology that uses AI, machine learning, and various sensors to observe, analyze, and respond to conditions or activities within a given environment. These systems are designed to operate autonomously, providing real-time insights, alerts, and actions based on the data they collect. Various sectors such as security, healthcare, industrial automation, environmental monitoring, and smart cities utilize these systems to manage their workflows.

•        Machine Vision and Laser Testing System:    A Machine Vision and Laser Testing System is a sophisticated technology that combines machine vision, which involves the use of cameras and image processing algorithms, with laser testing, which uses lasers for precise measurement and inspection. This system is widely used in manufacturing, quality control, and various other industries to inspect, measure, and ensure the quality of products with high precision and automation. The system is also used for product data gathering.

•        Collaborative Robot Control System:    A Collaborative Robot Control System is a sophisticated platform designed to enable robots to work either autonomously or alongside humans in a shared workspace. These systems can increase quality control and reduce product defaults by leveraging AI, robotics, and machine vision to detect, identify and adapt to a wide variety of processes.

Research & Development

Because the industries in which Handa Lab competes are characterized by rapid technological advances, Handa Lab’s ability to compete successfully depends heavily upon its ability to ensure a continual and timely flow of competitive products, services and technologies to the marketplace. Handa Lab continues to develop new technologies to enhance existing products and services and plans to expand the range of its offerings through R&D.

From time to time Handa Lab works jointly with government entities on R&D projects. The Company is currently conducting two government placed R&D programs. Handa Lab anticipates that it will continue to make significant expenditures for R&D as it seeks to provide new innovative products and services.

Handa Lab plans to bring several new advancements to its products to the market such as follows:

•        Autonomous Charging:    Handa Lab continuous to invest in research and development to improve the capabilities of autonomous charging robots.

•        3D Positioning:    Handa Lab is focused on advancing computer vision and 3D positioning technologies. By leveraging deep learning techniques, it enhances the accuracy and efficiency of 3D positioning, enabling precise 3D modeling from various perspectives. Handa Lab aims to solve complex tasks by integrating sophisticated neural networks with traditional vision methods to achieve object recognition and depth information estimation.

•        Autonomous Packaging:    Handa Lab in actively working with manufacturing partners to advance the vision software engineering capabilities for autonomous robots that focus on tasks like packaging and palletizing in facilities where there is a larger distance between different operating areas. Handa Lab’s developments enable the robots to have precision and speed.

•        Internal Transportation Augmentation:    Handa Lab is actively working with manufacturing partners to advance the vision software engineering capabilities for autonomous robots utilized in manufacturing and warehousing facilities. These robots are used to move and automatically deliver pallets within set parameters. Handa Lab is developing software to improve the accuracy and precision of these operations.

•        Lasers:    Handa Lab is developing software for lasers to automatically compare measurement values to dimension tolerances, enabling real-time detection of defective parts or processes.

Suppliers

The Company enters into purchase agreements with third-party suppliers to procure raw materials for the products it manufactures as it receives customer orders for both hardware products and software services. Production capacity is largely dependent upon individual orders received and composition of products demanded. These materials are subject to pricing volatility, supply availability and other restrictions and guidelines. In the event of a supply disruption or any other restriction, the Company believes that alternative suppliers could be utilized.

Marketing

Handa Lab’s marketing strategy largely relies on word of mouth from existing customers and product users. Outside of word of mouth marketing, the Company has identified key industries like manufacturing, healthcare, and logistics, where the Company’s services can solve specific pain points such as improving efficiency and reducing product defaults. A mix of direct sales, partnerships, and online platforms are used to reach enterprise clients, while marketing efforts focus on thought leadership through industry events, partnerships, and digital channels. Continuous feedback loops for product improvement help the company stay competitive and responsive to customer needs.

Customers

The Company manufactures and sells tailored software services and robots related to EVs, intelligent monitoring systems, and other bespoke requests. The Company generally conducts its business transaction in the following order: (i) a customer delivers a RFQ to ask a fee quote, (ii) the Company provides the corresponding RFQ to such customer, (iii) the Company and the customer enter into a PO, and (iv) the Company manufactures the software or products in accordance with the POs. Delivery time from order date to delivery of the requested product varies based on complexity.

The Company’s top three clients based on transaction value account for 86.85% of 2023 revenue. The Company has strong relationships with its customer base providing ongoing maintenance support for its autonomous machines.

Client Acquisition Process

During its client acquisition process, the Company typically obtains a substantial agreement in the form of RFQ with the prospective customer. Each RFQ typically takes one to six months to draft, negotiate and execute and is usually 10 pages or longer with detailed steps from scoping to testing to contract. The steps are typically broken down into:

1.      Scoping Customer Solution (one to three months):    this step includes identifying the scope of solution required by and to be provided to prospective customers.

2.      Proof of Concept and Benchmarking (three to six months):    this step includes testing and benchmarking of Handa Lab’s solution for prospective customers.

3.      Initial Deployment:    once proof of concept is completed and the prospective customer is satisfied, then Handa Lab and the prospective client will carry out the initial deployment.

The Company is currently in different stages of this process with numerous tier 1 robotics manufacturers in Korea.

Competition

The competitive market for AI and advanced robotics industry is highly dynamic and rapidly evolving, characterized by intense competition among both established technology giants and innovative startups. Major corporations like Google, Microsoft, Amazon, and IBM are investing heavily in AI research and cloud-based AI services, leveraging their extensive resources and data access. In the robotics sector, companies such as Boston Dynamics, ABB, and FANUC lead in developing advanced robotics solutions for manufacturing, logistics, and healthcare. The market is also saturated with startups focusing on niche applications like autonomous vehicles, drone technology, and specialized AI-driven robots. Barriers to entry include capital requirements, access to specialized talent, and navigating complex regulatory environments related to AI ethics and data privacy. The industry’s competitiveness is fueled by rapid technological advancements, frequent mergers and acquisitions, and a growing demand for AI and robotics solutions across various sectors, making it a fast-paced and challenging marketplace. Long term competitiveness relies significantly upon a Company’s ability to adapt to evolving market needs and technologies.

Intellectual Property

Handa Lab’s success and ability to compete depend substantially upon its core technology and intellectual property rights. The Company generally relies on patent, trademark and copyright laws, trade secret protection and confidentiality agreements to protect its intellectual property rights.

Handa Lab files patent applications in The Republic of Korea and, when appropriate, certain other countries for inventions that it considers significant. The Company holds six patents in the Republic of Korea. The Company also continues to acquire patents through acquisitions or direct prosecution efforts and engage in licensing transactions to secure the right to use third parties’ patents. Handa Lab’s patent rights and the products made and sold under its patents, taken as a whole, are a significant element of its business.

In addition to patents, Handa Lab also possesses other intellectual property, including trademarks, know-how, trade secrets, design rights, copyrights and internet domain rights. The Company controls access to and use of its software, technology and other proprietary information through internal and external controls, including contractual protections with employees, contractors, customers and partners. Its software is protected by the Republic of Korea and international copyright, patent and trade secret laws. Despite the Company’s efforts to protect its software, technology and other proprietary information, unauthorized parties may still copy or otherwise obtain and use its software, technology and other proprietary information. In addition, the Company has expanded, and expects to continue to expand, its international operations, and effective patent, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries.

Companies in the industry in which Handa Lab operates frequently are sued or receive informal claims of patent infringement or infringement of other intellectual property rights. Handa Lab may receive such claims from companies, including from competitors and customers, some of which have substantially more resources and have been developing relevant technology similar to Handa Lab’s. As, and if, it becomes more successful, Handa Lab believes that competitors will be more likely to try to develop products that are similar to its products and that may infringe on Handa Lab’s proprietary rights. It may also be more likely that competitors or other third parties will claim that Handa Lab’s products infringe their proprietary rights. Successful claims of infringement by a third-party, if any, could result in significant penalties or injunctions that could prevent the Company from selling some of its products in certain markets, result in settlements or judgments that require payment of significant royalties or damages or require the Company to expend time and money to develop non-infringing products. While the Company cannot assure that it does not currently infringe, or that it will not in the future infringe, upon any third-party patents or other proprietary rights, it can assure that it will not do so and has never done so intentionally.

Subsidiaries

The Company owns 60% of the total issued and outstanding shares of its subsidiary Handa Corporation, but no related party transaction has been carried out other than the agreement between the Company and Handa Corporation whereby the Company provided Handa Corporation with the right to use the patent owned by the Company for the purpose of technology development collaboration. For more details on the relationships, please refer to the Information About Handa Lab — Certain Relationships & Related Party Transactions.

Human Capital Resources

The people of Handa Lab are the Company’s most valuable asset in fulfilling the Company’s mission. At the core of the Company’s success is the relentless pursuit to maintain and nurture the innovative culture that instills an environment where its employees feel motivated and empowered to deliver results through an unwavering commitment to doing what is right in a safe environment.

Employees

As of 2024, the Company has 12 total employees, of which, none are subject to any collective bargaining agreements. The Company has three registered directors and one non-registered director, all of which are fully dedicated to the Company.

Handa Lab offers employees fringe benefits such as a defined contribution retirement plan, employment insurance, industrial accident compensation insurance, national pension, and health insurance. In addition, the Company offers personal leave of absence, family and sick leave, paid holidays and paid vacation.

Handa Lab also strives to maintain an inclusive environment free from discrimination of any kind, including sexual or other discriminatory harassment. It provides training for its employees covering harassment, discrimination and unconscious bias. Its employees have multiple avenues available through which inappropriate behavior can be reported, and its policies require all reports of inappropriate behavior to be promptly investigated with appropriate action taken.

Properties

Our principal executive offices are located at #D3-201, 7-12 D-Bridge, 179, Daehak-ro, Yuseong-gu, Daejeon.

Real Property

The Company owns parts of the Knowledge Industry Complex buildings within the Cheongju Industrial Complex. Management believes that the existing manufacturing facilities are adequate for our operations and that the facilities are maintained in good condition. The address for our facility is #1011, 76 (and two other lots), Jikji-daero 436-beon-gil, Heungdeok-gu, Cheongju-si, Chungcheongbuk-do.

Leases

We are a lessee under an operating lease for a singular real property, which is the location of our principal executive offices, located at #D3-201, 7-12 D-Bridge, 179, Daehak-ro, Yuseong-gu, Daejeon. We do not anticipate difficulty in renewing our lease as it expires or in finding alternative facilities.

Commitments & Contingencies

From time to time, Handa Lab may be subject to legal and governmental proceedings and claims in the ordinary course of business. Handa Lab accrues for such liabilities when it is probable that future costs will be incurred, and such costs can be reasonably estimated. Handa Lab is not currently a party to any material legal or governmental proceedings, and, to its knowledge, none are threatened.

Government Regulations

As Handa Lab’s customers operate around the world and, to a limited degree, Handa Lab relies upon non-U.S. manufacturers to make its products, its business and ability to successfully compete for business in its industry may become dependent upon global supply, and manufacturing and customer relationships that are affected by the trade and tariff policies of each country in which it operates. Increased tariffs on parts and components imposed by the countries in which Handa Lab’s components may be sourced can increase its production costs, and increased tariffs imposed by the countries in which its products are sold can increase the cost of its products to its customers.

Certain products and services are subject to export controls, including the Export Administration Regulations of the U.S. Department of Commerce and economic and trade sanctions regulations administered by the Office of Foreign Assets Controls of the U.S. Treasury Department, and similar laws and regulations that apply in other jurisdictions in which Handa Lab distributes or sells its products and services. Export control and economic sanctions laws and regulations include restrictions and prohibitions on the sale or supply of certain products and services and on the transfer of parts, components and related technical information and know-how to certain countries, regions, governments, persons and entities. U.S. regulators may also impose new restrictions on previously non-controlled emerging or foundational items and technologies for which exports to countries such as China are deemed to present undesirable national security risks. Even without such legislative or regulatory action, Handa Lab would be prohibited from exporting its products to any foreign recipient if Handa Lab has knowledge that a violation of U.S. export regulations has occurred, is about to occur or is intended to occur in connection with the item. Different countries may implement their own export control regulatory systems, which can affect the flow of parts, components, finished products and related technologies throughout the supply chain to and from suppliers, manufacturers, distributors and customers.

In addition, various countries regulate imports of certain products through permitting, licensing and transaction review procedures, and may enact laws that could limit Handa Lab’s ability to produce or distribute its products or the ability of Handa Lab’s customers to produce or distribute products into which Handa Lab’s products are incorporated. The exportation, re-exportation, transfers within foreign countries and importation of Handa Lab’s products and the parts, components and technologies necessary to manufacture its products, including by its partners, must comply with these laws and regulations.

Handa Lab is also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and similar anti-bribery and anti-kickback laws and regulations in other places where it does business. These laws and regulations generally prohibit companies and their intermediaries from offering or making improper payments to governmental, political and certain international organization officials for the purpose of obtaining, retaining or directing business. Handa Lab’s exposure for violating these laws and regulations increases as its international presence expands and as it increases sales and operations in foreign jurisdictions.

In addition, Handa Lab is subject to, or is expected to facilitate its customers’ compliance with, environmental, health and safety laws and regulations in each of the jurisdictions in which it operates or sells its products. These laws and regulations govern, among other things, the handling and disposal of hazardous substances and wastes, employee health and safety and the use of hazardous materials in, and the recycling of, its products.

Directors & Executive Officers

The following table sets forth the names and ages of the members of Handa Lab’s board of directors and its executive officers and the positions held by each.

Name	Age	Position(s)
Executive Officers
Kim Sang-Min	43	Chief Executive Officer
Kim Soo-ho	46	Chief Technology Officer
Kang Jeon-jin	52	Chief Financial Officer

Board of Directors
Kim Sang-Min	43	Director
Kang Jeon-jin	52	Auditor
Kim Soo-ho	46	Director
Ahn Yong-hoon	50	External Director

The following is information about the experience and attributes of the members of Handa Lab’s board of directors and executive officers as of the date of this proxy statement/prospectus.

Executive Officers & Directors

Kim Sang-Min is the current CEO of Handa Lab, and he has held the position since 2021. Before taking on his current role, he worked at SK Innovation from 2018-2021 and LG Chem from 2011-2018, working on the Battery Process Development team for the respective companies. His career began at SEMES, where he worked from 2008 to 2011 in the Semiconductor Advanced Development Team, contributing to advancements in semiconductor technology. His educational background includes a Bachelor of Science in Electrical Engineering from Korea University of Technology and Education.

Kim Soo-ho is the current Chief Technology Officer for Handa Labs. Kim Soo-ho has a Master’s degree in Electronic Materials Engineering from Korea Aerospace University. Kim started at LG Display (2006-2009), working on laser repair and machine vision in the Equipment Development team. Kim then moved to Namatec (2009-2010) to develop SnO2 powder production processes. At LG Chem (2010-2019), Kim specialized in battery pack equipment and process engineering, continuing this focus at LG Energy Solution (2019-2022) within the Battery Pack Process Technology team.

Kang Jeon-jin is the current Chief Financial Officer at Handa Labs. Kang Jeon-jin has a Master’s degree in International Business Management from Chungbuk National University. He began his career at LG Semiconductor (1995-1999) in the Research Development team and moved to Hynix (1999-2004), working in the Diffusion Process and Equipment team. From 2004 to 2017, he was with Magnachip Semiconductor, focusing on semiconductor equipment and the localization of parts. Following that, he served as Managing Director at NKC in the carbon manufacturing industry (2017-2018) and then as Director of Business Management at Clever Co., Ltd. (2018-2021).

Ahn Yong-hoon is an external director for Handa Labs. He has a Master of Science in Biomedical Sciences from Chungbuk National University and has held various leadership and consulting roles in the electronics and business sectors. He began his career as a Senior Researcher at LG Electronics (2000-2003) and Samsung Electro-Mechanics (2003-2007). From 2010 to 2016, he worked as a Consultant at the Cheongju Chamber of Commerce and Industry, followed by a role as Director at WELIPS (2016-2019). Most recently, he served as CEO of Belution (2020-2024).

Family Relationships

There are no family relationships among any of Handa Labs executive officers, directors, or board members; however, Kim Sang-Min, the current CEO of Handa Lab, has two children who each own 2,000 shares, or approximately 0.5%, of Handa Lab.

Certain Relationships & Related Party Transactions

The Company does not have a formal written policy for the review and approval of transactions with related parties. Its unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire board of directors of the Company for any possible conflicts of interest. The board of directors of the Company is responsible for review, approval, or ratification of “related-person transactions” involving the Company and related persons.

The Company owns 60% of the total issued and outstanding shares of its subsidiary, Handa Corporation, but no related party transaction has been carried out other than the agreement between the Company and Handa Corporation whereby the Company provided Handa Corporation with the right to use the patent owned by the Company for the purpose of technology development collaboration.

On August 17, 2023, Handa Lab completed a transaction with NS World for a Multi-Station Injection Molding Machine Automation Unit 2 valued at KRW 110,600,000 (USD 82,940).

There has been no issue relating to its compliance with the Monopoly Regulation and the Fair Trade Act or other applicable laws in connection with the transactions with its related parties.

Beneficial Ownership of Securities

The following table sets forth information regarding the beneficial ownership of Handa Lab’s common stock as of June 30, 2024, assuming the scenario described below by:

•        each person who is known to be the beneficial owner of more than 5% of the shares of Handa Lab’s common stock;

•        each of Handa Lab’s current executive officers and directors;

•        all executive officers and directors of Handa Lab’s pre-Business Combination, as a group; and

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days.

The beneficial ownership of Handa Lab’s common stock pre-Business Combination is based on 380,800 shares of Handa Lab’s common stock issued and outstanding as of June 30, 2024.

	Pre-Business Combination Common Stock of Handa Lab
Name and Address of Beneficial Owner(1)	Number of Shares	% of Shares(2)
5% Holders of Handa Lab
Sang-min Kim	112,000	29.4%
Clever Co., Ltd(3)	100,000	26.3%
Korea National University of Transportation Technology Holdings Co., Ltd.(4)	40,600	10.7%
Soo-ho Kim	20,000	5.3%
Jun-jin Kang	20,000	5.3%
Hyung-ju Yoo	20,000	5.3%
Jae-jung Kwark	20,000	5.3%
Directors and/or Executive Officers of Handa Lab
Sang-Min Kim	112,000	29.4%
Soo-ho Kim	20,000	5.3%
Jun-jin Kang	20,000	5.3%
Jea-jung Kwark	20,000	5.3%
Hyung-ju Yoo	20,000	5.3%
Yong-hoon Ahn	3,000	* %

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of our Sponsor and each of the directors and executive officers of Handa Lab is c/o 201, Daejeon Startup Park, 7-12, Daehak-ro 179 beon-gil, Yuseong-gu, Daejeon Metropolitan City, Republic of Korea.

(2)      All shares are presented on a fully diluted basis.

(3)      Clever Co., Ltd., is the record holder of the shares reported herein and is located at 28145 3, Gukdong-gil, Naesu-eup, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do South Korea. Clever Co., Ltd. is a public company in Korea and therefore voting and investment discretion with respect to the common stock held of record by Clever is dictated by Clever shareholders.

(4)      Korea National University of Transportation Technology Holdings Co., Ltd., is the record holder and voting member of the Handa Lab shares reported herein and is located at 50, Daehak-ro, Daesowon-myeon. Chungju-si, Chungcheongbuk-do, South Korea (Geomdan-ri, Korea National University of Transportation Industry-Academic Cooperation Foundation). The Korea National University of Transportation Technology is a non-profit organization funded by the Industry-Academic Cooperation Foundation of Korea National University of Transportation.

Environmental & Regulatory Matters

Meeting the growing demand for artificial intelligence advances while simultaneously mitigating environmental impacts from our operations and products, and governing and managing our business in a responsible manner, are at the heart of our approach to sustainability and responsible business matters.

Mitigating environmental impacts encompasses actions taken to minimize resource consumption and GHG emissions, manage materials and waste in our own operations, and provide customers with innovative products and solutions that help them minimize their own energy and water use, carbon footprint, and waste. We are working to shrink the carbon footprint of our operations, and we seek to minimize, and, where possible, eliminate waste through source reduction and recycling. Throughout our global facilities we implement processes, procedures, and policies to track and mitigate environmental impacts.

Governing and managing our business in a responsible manner includes, but is not limited to, encouraging inclusion, respecting human rights, developing our employees, implementing data privacy and cybersecurity measures, establishing policies, procedures, and codes of conduct that spell out expectations for our own behavior and that of our suppliers, and working to protect the interests of our company, stockholders, and other stakeholders.

We are subject to a broad range of foreign and domestic environmental, health and safety laws, regulations and requirements, including those relating to the discharge of regulated materials into the environment, the generation and handling of hazardous substances and wastes, human health and safety and the content, composition and take back of our products. We maintain a robust environmental, health and safety compliance program, including policies and standards, dedicated staff, and periodic auditing and training. We also have a program for complying with the European Union Restriction on the Use of Certain Hazardous Substances and Waste Electrical and Electronic Equipment Directives, the China Restriction of Hazardous Substances law, the European Union Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”) regulation, and similar requirements. At sites which we own, lease or operate, or have previously owned, leased or operated, or where we have disposed or arranged for the disposal of hazardous materials, we could incur liability for any potential contamination, and could in the future be liable for additional contamination. Compliance with laws regulating contamination and the discharge of materials into the environment or otherwise relating to the protection of the environment has not had a material effect on our capital expenditures, earnings or competitive position.

Permits

In connection with the Company’s business in manufacturing, producing and sales of semiconductor/automobile components and software relating to automobiles, no specific permits or authorizations are required to be obtained for the operation of such business. The Company has neither violated nor is anticipated to have violated any laws or regulations with respect to its business and has not undergone investigations or sanctions by administrative authorities due to such violations.

Government Subsidies

Overview

The Company has been carrying out the two government-placed R&D projects (the “Government-Placed Projects”). The relevant R&D agreements were executed based on their standard form, the terms of which are in accordance with the National Research and Development Innovation Act (the “National R&D Act”).

IP Ownership for the Government-Placed Projects

Under the National R&D Act, in principle, an R&D project operator is entitled to be assigned by a project client and own any right to R&D output and invention resulting from the relevant government-placed R&D project. However, depending on types of such R&D output and invention as well as types of participation and commitment of each project operator and project client in a project, relevant R&D output and invention may be solely owned by the project client or jointly owned among the project client and multiple project operators.

In consideration of the above, we view that the Company is likely to own the right to the R&D output and invention of the Government-Placed Projects, but specific ownership and how such R&D output and invention have been used between the Company and the relevant government entity have not been confirmed.

Royalty and Fee

Under the National R&D Act, in case the Company collects royalties for, or directly uses, any R&D output or invention resulting from the Government-Placed Projects, it must pay certain fees to the head of the relevant central administrative agency, even though the ownership of such output or invention belongs to the Company. The specific amount of any royalty or fee paid by the Company is not confirmed.

Risk on Retrieval of Government Subsidies

Under the National R&D Act, in case an R&D project operator’s performance in the R&D project and its outcome are extraordinarily poor, it may be required to refund the government subsidies provided for such project.

The Company confirmed that the Company has never been subject to a retrieval of the government R&D subsidies or any sanction by the government, such as restriction on project participation, and there is no circumstance of particular concern in relation thereto.

Websites

The Company maintains one active website, www.handalab.com, which serves as its corporate website and contains information about the Company and its business. The information included on Handa Lab’s website is not incorporated by reference into this proxy statement/prospectus or in any other report or document filed with the SEC, and any reference to such website is intended to be an inactive textual reference only.

Corporate Information

Handa Lab’s registered office is located at #D3-201, 7-12 D-Bridge, 179, Daehak-ro, Yuseong-gu, Daejeon, which also serves as our corporate mailing address.

Our telephone number is +82-43-268-9901. Information contained on our website is not a part of this proxy statement/prospectus.

HANDA LAB’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we”, “us”, “our” and “the Company” refer to the business and operations of Handa Lab Co., Ltd. and its consolidated subsidiaries prior to the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Handa Lab was established in 2021 and, specializes in the manufacture and sale of intelligent monitoring systems, machine vision and laser testing systems, and data gathering systems. The Company offers a diverse range of equipment and software, tailored to meet specific customer requirements in terms of specifications, functions, standards, and delivery timelines. Handa Corporation Co., Ltd., in which the Company holds a 60% stake, was established in 2023 and specializes in the manufacture and sale of intelligent robotic system.

The Company specializes in providing customized solutions across various industries, leveraging AI and vision technologies. The Company offers intelligent monitoring systems, machine vision systems, autonomous driving systems, and collaborative robot systems, all tailored to meet specific industry needs, showcasing the Company’s versatility and technological expertise. The primary focus is on two types of products and two research and development projects: the Intelligent Monitoring System, Machine Vision and Laser Inspection Systems, Collaborative Robot Control System, and Electric Vehicle Autonomous Charging Robot System.

The Intelligent Monitoring System utilizes IP and CCTV cameras for real-time monitoring of factories, offices, and farms. By integrating deep learning-based intelligent solutions, it helps prevent product defects, accidents, and theft while providing comprehensive video data. Key features include real-time monitoring of production and assembly lines, rapid and accurate inspections using proprietary deep learning models, quantitative recording of inspection results, and the ability to mark and review specific events in recorded footage.

The Machine Vision and Laser Inspection Systems employ industrial cameras and laser displacement sensors to enhance product quality inspections and alignment processes. The Company offers machine vision solutions compatible with Cognex and Keyence systems, laser-based inspection solutions using Keyence and Gocator sensors, as well as data collection and analysis solutions. These systems improve efficiency through optimized optical design and can be integrated with various software platforms, including Python, C#, LabVIEW, and VB.NET.

The Collaborative Robot Control System provides control systems for industrial and collaborative robots, focusing on automated piece picking, palletization, and autonomous mobile robots for logistics. The systems are also developing robotic vision and intelligence solutions using platforms such as Ubuntu, ROS, Python, and C/C++, reflecting the Company’s commitment to advancing automation technologies in industrial applications.

The Electric Vehicle Autonomous Charging Robot System integrates cooperative autonomous navigation, precise robot control for automatic charging, and high-safety mobile secondary batteries. A key innovation is the development of an autonomous charging robot system for electric vehicles, which includes charging connector docking technology, a charging application, and a control system to manage the autonomous EV charging robot, movable battery system, and user applications.

To date, the Company holds six patents related to its technological innovations, covering areas such as autonomous towing devices for EV charging, autonomous navigation systems, pickup systems for EV charging robots, real-time road map generation, cooperative autonomous driving systems, and improved positioning accuracy using environmental sensors and precise maps. This patent portfolio highlights the Company’s commitment to innovation and strengthens its position in the autonomous systems and electric vehicle charging markets.

Segments

Although the Company offers multiple products, the Chief Executive Officer of the Company, who has been determined to be the CODM, manages the Company as a whole and makes decisions at the consolidated level. There are no segment managers who are held accountable for operating and financial results or the product and service mix offered by the Company.

Components of Results of Operations

Revenue

The Company manufactures smart monitoring visual systems and laser inspection systems. The specifications, functions, and delivery dates vary depending on the demand of customers. The Company recognizes revenue at a point in time or over time when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products.

Cost of sales

Cost of sales represent all direct and indirect costs associated with the manufacturing of our products. Cost of goods sold consists primarily of direct costs associated with inventory. Cost of sales also includes inventory allocated personnel-related expenses and allocated facilities and overhead costs.

Other operating income

All other operating income consists of government support income. The Company receives grants from local government agencies and public institutions in relation to asset acquisition and research activity that are necessary for the Company’s operating activities. Government grants are either deducted from the carrying amount of the related assets or recognized as income when there is reasonable assurance that the Company will comply with the relevant conditions and that the grant will be received.

Selling, general, and administrative expenses

Selling, general and administrative expenses consist of corporate service functions such as finance expense, legal, human resources and information technology, as well as rent, utilities, depreciation, amortization and insurance costs.

Other non-operating income and expense

Other non-operating income primarily includes miscellaneous income, and other expenses primarily includes miscellaneous losses of a small amount.

Interest income

Interest income primarily includes realized gain on deposit or loan.

Interest expense

Interest expense primarily consists of interest incurred on our finance leases, financing obligations and outstanding loans.

Gain (loss) on foreign currency

Gain (loss) on foreign currency primarily consists of the translation of monetary assets and liabilities denominated in foreign currencies.

Results of Operations for the Six Months Ended June 30, 2024 and 2023 (in thousands, except as otherwise noted)

The following table provides our consolidated operating results for the periods indicated and percentage of revenue for each line item.

	Six Months Ended June 30,				Change
	2024		2023
	($)	(%)	($)	(%)	($)	(%)
Revenues	194	100.0	123	100.0	71	57.7
Cost of sales	(179)	(92.3)	(54)	(43.9)	(125)	231.5
Other operating income	153	78.9	227	184.6	(74)	(32.6)
Selling, general and administrative expenses	(281)	(144.8)	(386)	(313.8)	105	(27.2)
Operating loss	(113)	(58.2)	(90)	(73.1)	(23)	25.6
Other non-operating income and losses, net	(1)	(0.5)	2	1.6	(3)	(150.0)
Income taxes (benefit)*	—	—	—	—	—	—
Net loss from operations	(114)	(58.7)	(88)	(71.5)	(26)	29.5

____________

*        not meaningful

Overall Operating result

The Company generated total revenues of $194, reflecting a substantial increase compared to the corresponding period in 2023. Although the Company continued to incur an operating loss of $114 for the six-month period ended June 30, 2024; the operating margin improved from (73.2)% in 2023 to (58.2)% in 2024, primarily attributable to a reduction in research and development expenses relative to the increase in revenues.

Net sales

Net sales were $194 for the six months ended June 30, 2024 as compared to $123 for the six months ended June 30, 2023, an increase of $71, or 57.7%. This increase was primarily due to the completion of six projects in the first half of 2024, compared to two projects delivered in the corresponding period of 2023.

Cost of sales

Cost of sales were $179 for the six months ended June 30, 2024 as compared to $54 for the six months ended June 30, 2023, an increase of $125, or 231.5%. This increase was primarily due to the rise in cost of sales, which corresponded to the increase in net sales, with six projects delivered in the first half of 2024, compared to two in the corresponding period of 2023.

Other operating income

Other operating income was $153 for the six months ended June 30, 2024 as compared to $227 for the six months ended June 30, 2023, a decrease of $74, or (32.6)%. This decrease was primarily due to the termination of certain government subsidies.

Selling, general and administrative expenses

SG&A expenses were $281 for the six months ended June 30, 2024 as compared to $386 for the six months ended June 30, 2023, a decrease of $105, or 27.2%. The decrease in SG&A expenses, despite an increase in sales compared to the prior period, was mainly attributable to a decrease in research and development expenses, which declined from $273 in 2023 to $153 in 2024, representing a decrease of approximately $120.

Other non-operating income

Interest income was $2 for the six months ended June 30, 2024 as compared to $4 for the six months ended June 30, 2023, a decrease of $2, or (50)%. This decrease was primarily due to the impact of a reduction in bank deposits in 2024 compared to 2023.

Other non-operating expense

Interest expense was $3 for the six months ended June 30, 2024 as compared to $2 for the six months ended June 30, 2023, an increase of $1, or 50%. Interest expenses are incurred from long-term borrowings and finance lease liabilities. The increase was primarily due to the recognition of new finance lease liabilities in 2024 compared to 2023.

Results of Operations for the Years Ended December 31, 2023 and 2022 (in thousands, except as otherwise noted)

The following table provides our consolidated operating results for the periods indicated and percentage of revenue for each line item.

	Year Ended December 31,				Change
	2023		2022
	($)	(%)	($)	(%)	($)	(%)
Revenues	473	100.0	31	100.0	442	1,425.8
Cost of sales	(445)	(94.1)	(27)	(87.1)	(418)	1,548.1
Other operating income	851	179.9	636	2,051.6	215	33.8
Selling, general, and administrative expenses	(1,056)	(223.3)	(827)	(2,667.7)	(229)	28.2
Operating loss	(177)	(37.5)	(187)	(603.2)	10	(5.3)
Other non-operating income and losses, net	5	1.1	(1)	(3.2)	6	600.0
Income taxes (benefit)*	—	—	—	—	—	—
Net loss from operations	(172)	(36.4)	(188)	(606.4)	16	(8.5)

____________

*        not meaningful

Overall Operating result

The Company generated total revenues of $473 in 2023, reflecting a substantial increase of $442 compared to 2022. Despite incurring an operating loss of $177, the operating margin significantly improved from (603.2)% in 2022 to (37.4)% in 2023. The improvement was primarily due to the significant growth in revenues.

Net sales

Net sales were $473 for the year ended December 31, 2023 as compared to $31 for the year ended December 31, 2022, an increase of $442, or 1,425.8%. The increase was primarily due to the higher number of projects delivered in 2023 compared to 2022. Since the Company began operations in 2022, only three projects were delivered that year, whereas ten projects were completed in 2023.

Cost of sales

Cost of sales were $445 for the year ended December 31, 2023 as compared to $27 for the year ended December 31, 2022, an increase of $418, or 1,548.1%. This was primarily due to the higher number of projects delivered in 2023 compared to 2022, which also contributed to the increase in net sales. Since the Company began operations in 2022, only three projects were delivered that year, whereas ten projects were completed in 2023. As the number of projects delivered increased, costs rose accordingly.

Other operating income

Other operating income was $851 for the year ended December 31, 2023, compared to $636 for the year ended December 31, 2022, representing an increase of $215, or 33.8%. This was primarily due to the receipt of new government subsidies.

Selling, general and administrative expenses

SG&A expenses were $1,056 for the year ended December 31, 2023 as compared to $827 for the year ended December 31, 2022, an increase of $229, or 27.7%. This increase was primarily due to the overall increase in selling, general, and administrative expenses in line with the growth in sales. Notably, research and development expenses rose from $632 in 2022 to $830 in 2023, representing an increase of approximately $198, or 31.3%.

Other income

Interest income was $9 for the year ended December 31, 2023, primarily due to the impact of an increase in bank deposits in 2023 compared to 2022.

Other expense

Interest expense was $5 for the year ended December 31, 2023 as compared to $2 for the year ended December 31, 2022, an increase of $3, or 150.0%. Interest expenses are incurred from long-term borrowings, and the increase was primarily due to the recognition of new long-term borrowings in May 2022.

Liquidity and Capital Resources (in thousands, except as otherwise noted)

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our business is capital intensive and requires expenditures for, among other things, the purchase and maintenance of equipment used in our operations. Our short-term and long-term liquidity needs arise primarily from working capital requirements, capital expenditures, including expansion projects and principal and interest payments related to our outstanding indebtedness. The Company plans to continue to fund its operations through its existing cash and cash equivalents, as well as through future equity offerings, debt financing, other third-party funding, and operational cash flow. Our liquidity as of June 30, 2024 is as follows (in thousands):

	June 30, 2024	December 31, 2023
Cash and cash equivalents	$213	$294
Working capital	$502	$248
Accumulated deficit	$(512)	$(398)

Our future liquidity requirements will depend on many factors, including funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. We expect to satisfy our liquidity requirements through cash on hand, cash generated from operations and additional financings. During the six months ended June 30, 2024, we raised $338 of additional capital financing through a paid-in capital increase.

Cash Flows

Cash flows associated with operating, investing, and financing activities for the six months ended June 30, 2024 and June 30, 2023 are summarized as follows:

	Six Months Ended June 30,		Change
	2024	2023	($)	(%)
Net cash used by operating activities	$(120)	$(152)	32	(21.1)
Net cash used by investing activities	(262)	(192)	(70)	36.5
Net cash provided by financing activities	328	—	328	100.0
Net decrease in cash and cash equivalents	$(54)	$(344)	290	(84.3)

Net Cash Used in Operating Activities

Cash flows used in operating activities were $120 for the six months ended June 30, 2024 as compared to $152 for the six months ended June 30, 2023, a decreased outflow of $32, or (21.1)%. The decrease is related to several factors. There was a reduction in net loss from $88 for the six months ended June 30, 2023 to $114 for the corresponding period in 2024. Additionally, there was an increase in adjustments for non-cash items, rising from $11 in 2023 to $26 in 2024, and a change in assets and liabilities from $(74) to $(26).

Net Cash Used in Investing Activities

Cash flows used in investing activities were $262 for the six months ended June 30, 2024 as compared to $192 for the six months ended June 30, 2023, an increase of $70, or 36.5%. The increase is related to several factors. There was a $11 decrease in cash outflows related to the purchase of property, plant and equipment, offset by a $142 increase in cash outflows from the purchase of short-term financial instruments and a $184 increase in cash inflow from the disposition of short-term financial instruments. Additionally, there was a $12 decrease in cash inflow due to change in cash flow from receipt of government grants, $245 increase in cash inflow due to change in cash flow from collection of loans, and a $356 increase in cash outflow due to change in cash flow from increase in loans.

Net Cash Provided by Financing Activities

Cash flows provided by financing activities were $328 for the six months ended June 30, 2024, primarily due to a cash inflow of $338 from capital increase by issuing new stocks and a cash outflow of $10 occurred due to the repayment of finance lease liabilities.

Cash flows associated with operating, investing, and financing activities for the years ended December 31, 2023 and December 31, 2022 are summarized as follows:

	Year Ended December 31,		Change
	2023	2022	($)	(%)
Net cash used by operating activities	$(191)	$(223)	32	(14.3)
Net cash used by investing activities	(200)	(298)	98	(32.9)
Net cash provided by financing activities	15	661	(646)	(97.7)
Net (decrease)/increase in cash and cash equivalents	$(376)	$140	(516)	(368.6)

Net Cash Used in Operating Activities

Cash flows used in operating activities were $191 for the year ended December 31, 2023 as compared to $223 thousand for the year ended December 31, 2022, a decreased outflow of $32, or 14.3%. The decrease is related to several factors. There was a decrease in net loss from $188 in 2022 to $172 in 2023. Additionally, there was an increase in adjustments for non-cash items from $10 in 2022 to $20 in 2023, and a change in assets and liabilities from $(45) in 2022 to $(39) in 2023.

Net Cash Used in Investing Activities

Cash flows used in investing activities were $199 for the year ended December 31, 2023 as compared to $298 thousand for the year ended December 31, 2022, a decrease of $99, or 33.2%. The decrease is related to several factors. There was a $398 decrease in cash outflow related to investments in property, plant and equipment offset by a $190 increase in cash outflow related to the acquisition of short-term financial instruments. Additionally, there was a $87 decrease in cash inflows from government grants, a $14 increase in cash outflows related to acquisitions of intangible assets and an $8 increase in cash outflows due to an increase in leasehold deposits.

Net Cash Provided by Financing Activities

Cash flows provided by financing activities were $15 for the year ended December 31, 2023 as compared to $661 for the year ended December 31, 2022, a decrease of $646, or (97.7)%. The decrease is related to several factors. Cash inflows from long-term borrowings that existed in 2022 did not exist in 2023, resulting in a decrease in cash inflows of $223. Additionally, cash inflows from additional paid-in capital that occurred in 2022 did not occur in 2023.

Debt

The Company borrowed $207 from Hana Bank in South Korea in May 2022. The loan matures in May 2027 and is subject to an interest rate of (1.43)%. The Company is providing its building and attached land as collateral to the lender in connection with a facility loan, and the building is currently being used as the Company’s research center.

Contractual Obligations

The following table presents a summary of our contractual obligations, including payments due by period, as of June 30, 2024:

($ in thousands)	2024	2025	2026	2027	2028	Thereafter	Total
Operating lease(1)	2	3		—	—	—	5
Finance lease(1)	2	3	3	3	1	—	12
Debt obligations(2)	—	—	—	207	—	—	207
Total	4	6	3	210	1	—	224

____________

(1)      Future lease payment obligations for operating and finance lease liabilities.

(2)      Long-term debt principal repayment obligations for Hana bank loans.

As of June 30, 2024, there have been no material changes to our contractual obligations and commitments since December 31, 2023.

Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

However, substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to a decline in sales associated with the business, the Company incurred losses of $114 and net cash outflows from operations of $120 for the period ended June 30, 2024. Furthermore, the Company incurred losses of $172 and $188 for the years 2023 and 2022, respectively, and net cash outflows from operations of $191 and $223 for the years ending December 31, 2023 and 2022. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The consolidated financial statements included elsewhere in this proxy statement/prospectus have been prepared assuming that we will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primary the result of fluctuations in interest rates.

Interest Rate Risk

The Company’s cash and cash equivalents primarily consist of cash on hand and short-term, highly liquid investments with original maturities of three months or less from the date of purchase and are mainly comprised of bank deposits. As of June 30, 2024 and December 31, 2023, the Company had $213 and $294 of cash and cash equivalents, respectively. The Company’s investments are exposed to market risk due to fluctuations in interest rates, which may affect its interest income and fair market value of its investments. However, due to the short-term nature of the Company’s investment portfolio, the Company does not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair value of its portfolio. The Company therefore does not expect its operating results or cash flows to be materially affected by a sudden change in market interest rates.

Off-Balance Sheet Arrangements

During the period presented, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The above discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosures of contingent assets and liabilities. Our significant accounting policies are described in Note 1. Summary of Significant Accounting Policies of the accompanying consolidated financial statements of the Company included elsewhere in this proxy statement/prospectus. Critical accounting policies are those that we consider to be the most important in portraying our financial condition and results of operations and also require the greatest amount of judgments by management. Judgments or uncertainties regarding the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing the consolidated financial statements.

Revenue Recognition

The Company recognizes revenue at a point in time or over time when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

Inventories

Inventories are stated at the lower of cost and net realizable value. The cost of inventories is determined by the specific identification method for raw materials, work in progress and finished goods.

Property, Plant and Equipment and Intangible Assets

Property, plant, and equipment are stated at cost. Plant and equipment under finance leases are stated at the present value of the lease payments. Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 40 years, while the estimated useful life of machinery and equipment, vehicles, furniture and fixtures is 5 years.

Intangible assets are stated at cost. Amortization on intangible assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of patent is 7 years, while the estimated useful life of software is 5 years.

The Company also receives grants from local government agencies and public institutions in relation to research activity. Government grants are either deducted from the carrying amount of the related assets or recognized as income when there is reasonable assurance that the Company will comply with the relevant conditions and that the grant will be received.

Foreign Currency

The functional currency of Handa Lab is the Korean won. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions. Transaction gains and losses are included in “Gain/Loss on foreign currency” in the consolidated statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, which are included in the “Effect of exchange rate changes on cash and cash equivalents, and restricted cash” in the consolidated statements of cash flows.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in “accumulated other comprehensive income (loss),” a separate component of stockholders’ equity.

Recent Accounting Pronouncements

See Note 1.(23) to the audited annual consolidated financial statements for the years ended December 31, 2023 and 2022 and Note 1.(4) to the unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this proxy statement/prospectus for recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included in this proxy statement/prospectus.

INFORMATION ABOUT NEW EM

Unless otherwise noted or the context otherwise requires, all references in this section to the “Company;” “we,” “us” or “our”, or “New EM” refer to the business of New EM and its subsidiaries following the consummation of the Business Combination.

Our Business

Following the consummation of the Business Combination, New EM will be dedicated to developing a secure, reliable, integrated global supply chain for CMM, including rare earths elements (“REEs”). It is expected that by leveraging advanced technologies and strategic consolidation of midstream and downstream manufacturers, New EM will be positioned to serve key industries such as automotive, renewable energy and military and defense sectors. New EM will be committed to driving a sustainable future through efficient processing and the application of cutting-edge-robotics and AI.

To achieve this vision, it is expected that New EM will acquire the Operating Companies in connection with the Business Combination which are strategically important entities within the CMM supply chain. This consolidation is expected to provide a foundation for the Company’s future growth focusing on establishing a US domestic multi-feedstock processing operation where consolidated battery materials, rare earth materials and e-waste precious materials are beneficiated to “application ready” state as feed materials including: concentrates, oxides, metals, carbonates, sulphates, precursor cathode active material (pCAM), and their related products for gigafactories and magnet producers.

Through its vertically integrated approach, centralized marketing strategy, and focus on innovation, efficiency, and sustainability, New EM aspires to become a leader in the next-generation industrial economy. With an anticipated production capacity of over 10,000 tonnes of critical materials annually, it is expected that New EM will be positioned to meet growing global demand while delivering significant value to customers and investors.

Market Opportunity

We believe the increasing demand for EVs, renewable energy (e.g., wind and solar systems), and the “electrification” of core manufacturing supply chains is continuing to build demand for lithium-ion batteries and magnets.

According to Our World In Data: Tracking Global Data on Electric Vehicles, as of 2018, global new EV sales were approximately 2.1 million units, an increase of approximately 74.6% over the previous year, and during the same period, global sales of internal combustion engine vehicles were approximately 83.8 million units, corresponding to a market share of approximately 2.4%, compared to the market share of about 18.0% as of 2023. According to the International Energy Agency’s Global EV Outlook 2024, the EV market share is increasing in competition with internal combustion engine vehicles and is expected to increase to almost 50% market share by 2030 when factoring in implied government ambitions. The global electric vehicle market is expected to grow by 21.17% compared to 2023 to approximately 16.6 million new units sold in 2024 according to the International Energy Agency’s Global EV Outlook 2024.

EVs use medium-to-large batteries with larger capacities, as compared to small batteries such as mobile phones and information technology products, and the demand for lithium secondary batteries is significantly increasing due to the growth of the EV market. The battery capacity of one EV is equivalent to that of approximately 1,000 laptops and 5,000 smartphones, and the amount of lithium used in electric vehicles is approximately 1,400 times that of smartphones. Moreover, there is a trend for EVs to implement larger battery capacities to increase driving range.

Electric Vehicle Battery Market

We believe the EV industry is growing rapidly due to environmental issues and strong government support around the globe which has driven growth among the global battery market. Compared to internal combustion engine vehicles, EVs are gradually becoming more competitive as technological advances make up for shortcomings such as price and short driving range. This growth trend is expected to continue to increase as strong regulations on CO2 emissions in countries across the world act as a safety net for high growth in accordance with the Paris Climate Agreement that came into effect in 2020. Demand for secondary batteries is expected to subsequently increase due to the growth of the downstream industry.

According to Precedence Research’s Battery Market Size, Share, and Trends 2024 to 2034, the global battery market size, including small batteries, is expected to expand from $125.35 billion in 2023 to $367.97 billion in 2030. For medium and large-sized EVs, it is expected to grow rapidly every year, centered on energy storage systems. Accordingly, lithium and cobalt are experiencing short-term price surges and raw material shortages, and the raw material markets for nickel, manganese, and graphite are also expanding in size according to Mckinsey’s Battery 2030: Resilient, Sustainable, and Circular. The global battery market shows correlation with the increasing demand for electric vehicles and energy storage systems.

Battery Material Recycling Market

A lithium-Iion battery is a type of electrochemical cell made up of components, such as electrodes and catalysts to support power generation for various applications. The global lithium-ion battery recycling market size was valued at $3.79 billion in 2023 and is expected to grow to $23.21 billion by 2032, representing a CAGR of 22.75% according to Fortune Business Insight: Lithium Ion Battery Recycling Market Size, Share & Industry Analysis, By Chemistry. The rise in popularity of, and government policies in support of, EVs is one of the main driving factors for the lithium-ion battery recycling industry. Additionally, the lack in supply of lithium has forced many battery manufacturers to turn to recycling to meet growing demand. According to the Center on Global Energy Policy at Colombia: Fact Sheet: Lithium Supply in the Energy Transition, the lithium market is adding demand growth of 250,000-300,000 tonnes of tLCE per year, or about half the total lithium supply in 2021 of 540,000 tLCE which leads many experts to believe there will be a shortage by 2030 as lead time for development, capital constraints, and regulatory environments pose challenges for lithium mining operations.

Global Magnet Market

We believe the global magnets and magnetic material industry is poised for significant growth, driven by a variety of factors across key sectors such as electric vehicles, renewable energy, consumer electronics, healthcare, and defense applications. Current market dynamics and economic projections underscore the industry’s robust expansion potential as new magnetic technologies are continued to be developed.

One of the primary drivers of this growth is the rapid adoption of EVs. NdFeB magnets are critical components in the electric motors used in EVs, providing the necessary efficiency and power density for high-performance applications. As governments worldwide push for the adoption of cleaner transportation solutions and automakers accelerate their EV production, the demand for these high-performance magnets is expected to increase substantially.

According to Verified Market Forecast: Global Magnets and Magnetic Materials Market By Type, the global magnet and magnetic material market was valued at $10.46 billion in 2023 and is expected to reach $15.05 billion by the end of 2030, representing a CAGR of 6.26%. A large part of this growth is attributed to neodymium-iron-boron (NdFeB) magnets as demand for thermal degradation resistant materials become more important with the advancements in electric motors, generators, and other high temperature applications.

Despite the growing importance of batteries and magnets in core industries, their production, supply and overall quality have faced challenges, including:

•        Downstream Processing Bottlenecks:    Insufficient investment and fragmentation among downstream processors have created supply inefficiencies and production inconsistencies.

•        Monopolistic Control by Chinese Producers:    China’s dominance in the transformation of REEs into oxides has resulted in pricing instability and quality issues for global manufacturers.

•        Chinese Government Political Mandate to Control Global Prices and Supply:    Chinese producers must comply with government mandates on CMM pricing and supply, without regard for customers’ needs, making it difficult for customers to plan their own product cycles with unpredictable costs and uneven availability of source materials.

•        High Barriers to Market Entry:    Established Chinese producers benefit from cost advantages and government support, creating barriers to new market entrants.

New EM is expected to be a unique, integrated CMM supply chain in the western world with a strategic focus on midstream processing and downstream production rather than upstream mining, and with no reliance on China for its sourcing or outputs. While many investments in upstream mining have faced challenges or are years behind running a profit generating operation, New EM’s strategic integration and consolidation of midstream and downstream processes into an integrated CMM supply chain is expected to create enduring competitive advantages and significant growth potential. The Company’s operating model is intended to capitalize on synergies across the Operating Companies, improving efficiency, cost control, and product consistency across the entire supply chain. New EM’s integrated supply chain and strategic approach are expected to offer the following advantages:

•        Secure, High Quality, Reliable Supply for Customers:    As an anticipated integrated supply chain, the Operating Companies are expected to have the capacity and sourcing inputs to reliably provide customers with consistent, quality products. The Target Companies have established long-term customer relationships with key industrial players. For example, the expected members of New EM’s future management team have historically established long-term customer relationships with key industrial players, such as SK, Samsung, Ford, GM and Hyundai, among others. We believe these relationships provide a solid foundation for growth and stability in key sectors, including automotive, defense, and consumer electronics. New EM is expected to be focused on expanding its network of strategic partnerships with suppliers to secure stable supply chains and mitigate potential risks.

•        Believed to be the Largest Lithium-ion Battery Recycling Facility in the World:    New EM’s future lithium battery recycling facility is expected to be the largest of its kind, globally, housed in a 225,000 square foot facility. With an anticipated input capacity of 60,000 tonnes per year, the facility is expected to process 45,000 to 54,000 tonnes of MMC annually.

•        Fully Integrated Metals/Alloy and Flake Operations for Sintered and Bonded Magnets:    Our future expected metal and alloy-making operations are expected to be equipped to process NdPr oxide into NdPr metal and alloy, which can be used to produce high-quality sintered and bonded magnets essential for a wide range of applications. New EM will specialize in transforming alloys into bonded magnets, which are used in consumer electronics, appliances, and EVs. Our future bonded magnet product line is expected to include a comprehensive range of ferrite and NdFeB magnets for various applications such as BLDC motors, water pumps, sensors, and more. We believe a key capability will be our unique magnet resin compound, which we anticipate will be fully independent of closed-economy suppliers, ensuring robust supply chain security. Our future sintered magnet production is expected to be supported by a 115,000 square foot facility, where we can convert NdPr alloy into high-quality magnets to serve critical applications in EVs, wind turbines, MRIs, appliances, aerospace, and defense sectors.

•        Automation and Smart Factory Investments:    Advanced robotics and AI-driven quality control systems support operational efficiency and consistency, are expected to enable New EM to compete effectively on a global scale. With specialized expertise in sector-specific robotics, we plan to automate complex processes in our magnet-making plants, reducing labor costs while improving precision and production output. We believe our future in-house AI technologies will further optimize manufacturing processes, such as the development of specialized machines for automatic magnet extraction from hard drives. Leveraging our industry relationships and deep technological expertise, we plan to deliver cutting-edge automation solutions that place us at the forefront of innovation in critical manufacturing sectors.

•        Efficient, Synergy-Driven Sales and Marketing:    Centralized marketing operations are expected to enhance supplier-buyer relationships, encourage efficient cross-selling and up-selling and optimize the cost of capital investments. We believe that sustained long-term revenue growth can be driven by building and leveraging New EM’s future brand to help support and validate the anticipated customer acquisition efforts for New EM’s future products and services. Our goal is to build a strong holding company brand that enhances the reach and credibility of the Operating Companies. This centralized framework will enable tailored marketing strategies and messaging for each product and service line. The core marketing team will deploy both direct and indirect business-to-business (“B2B”) digital and traditional marketing strategies, including vertical trade publications, trade shows, financial events, and partnerships. It is expected that all initiatives will be designed to drive customer acquisition and support the growth of the Operating Companies, each of which will focus on B2B marketing efforts. The Operating Companies expect to target specific industries such as automotive, aerospace, defense, and consumer electronics, with the aim of strategically positioning our products and services within these key sectors.

•        Proven Leadership and Expertise:    With over 200 years of combined experience in critical minerals, military and defense manufacturing, automotive, and advanced recycling, the expected members of New EM’s future senior leadership have the track record, to drive significant growth. The expected leaders of the Operating Companies have decades of manufacturing, CMM production and engineering/robotics/AI experience.

Following the consummation of the Business Combination, we expect New EM’s supply chain to produce both materials for giga-factory consumption and rare earth permanent magnets that are critical for a greener, cleaner future, while supporting the industrial base of the global economy. The Operating Companies are expected to produce various oxides, metals, powders, alloy, flakes, carbonates, sulfates, pCAM and magnets (bonded and sintered) used in globally industries, including automotive, aerospace, healthcare, technologies, consumer electronics and appliances, and defense industries.

New EM is expected to represent significant output in magnets, battery metals, and with anticipated room for scale and growth built on efficiencies of AI-driven smart factories. We expect that New EM’s capacity will allow us to address markets fueled by growing demand for the electrification of transport, green energies (wind, solar), healthcare technologies, military defense manufacturing, and consumer appliances.

The Operating Companies are expected to include one U.S.-based company and four Korean companies, each with specialized capabilities critical to New EM’s anticipated integrated supply chain. These include:

CMR (USA) — We believe CMR is the largest global processor of spent lithium-ion batteries, converting them into battery MMC with minimal loss of the origin of the battery metals contained therein. Because batteries at CMR are end-of-life, there is minimal waste processing to salable and usable commodities further downstream. This capability is expected to ensure a reliable supply of key battery materials including: concentrates, oxides, metals, carbonates, sulphates, precursor cathode active material (pCAM), and their related products. The MMC and non-ferrous materials produced by these input processors are sold to the U.S. market, providing a critical source of essential materials for various industries. The ferrous materials produced by CMR, including spent magnets, are expected to be processed further into NdPr Oxide, which we expect will be supplied to KCM for further processing. In addition, CMR plans to:

1.      Expand to process hydrometeorology for further beneficiation to pCAM, carbonates, sulphates to supply giga-factories; and

2.      Incorporate a full destruction facility targeted for end-of-life government assets to re-introduce materials back into the domestic supply chain.

KCM (Korea) — Specializes converting oxides into metals, with a current capability for magnet metals. The processed metals are further used to produce magnet alloys essential for various applications. These materials are essential feedstocks that KCM provides to NS World and KMMI (and others), for the production of magnet material.

KMMI (Korea) — A premier manufacturer of advanced, high-efficiency sintered magnets, using alloy produced by KCM, which are crucial for advanced technologies in automotive, aerospace, and consumer electronics industries, where precision and durability are paramount. We expect KMMI’s expertise will ensure that these magnets meet the stringent requirements of these industries and play a key role in maintaining the technological edge of critical systems.

NS World (Korea) — A leading producer of bonded magnets from NdPr alloy supplied by KCM. These lightweight magnets are integral to applications in everyday electronics including vehicle sensors, home appliance sensors, laptops, cellular phones, etc., offering unique capabilities in specialized sectors for low temperature applications.

Handa Lab (Korea) — Focuses on artificial intelligence and software development, including EV charging systems and advanced automation technologies is expected to support the other Operating Companies, to drive innovations and efficiencies in machine manufacturing processes.

Combined, the Operating Companies have capacity to produce 10,000 tonnes of materials annually, including magnet and battery metals. If the Business Combination is successful, this combined capacity is expected to position the Company to meet growing global demand driven by the electrification of transportation, expansion of renewable energies, advancements in healthcare, and the defense and consumer electronics industries. As demand for CMM continues to rise, the Company is expected to increase its production capacity to over 50,000 tonnes annually by investing in expanded production facilities and enhancing operational efficiency through automation.

Additionally, potential financing contemplated by the PIPE Term Sheet, including a $500 million anchor equity investment and a $6.2 billion debt facility, is expected to allow New EM to rapidly scale and secure the financial resources necessary to achieve its growth objectives. These investments are expected to be instrumental in expanding key capabilities and capacities, such as the development of U.S. Department of Defense-certified e-scrap recycling plants and advanced magnet production facilities in both the United States and South Korea.

Growth Strategy

New EM envisions expanding its supply chain capacity, revenues, and customer base through:

•        Strategic Feedstock Sources and Offtake Agreements:    New EM is expected to secure stable and reliable feedstock sources through a multi-faceted approach that will include recycling operations, critical offtake agreements with leading battery manufacturers, and potentially making strategic investments in late-stage exploration mines to secure raw materials. These efforts are expected to ensure a consistent supply of essential materials, minimizing supply chain risks and maintaining production continuity. Additionally, we believe New EM can strengthen its position by establishing trading relationships and potentially investing in a leaching/cracking facility, further enhancing its capability to process and produce high-quality feedstock for its future operations.

•        Cross-Selling and Up-Selling:    Enhancing product offerings within the integrated supply chain to provide greater value to existing customers.

•        Expanding Production Capacity:    Strategic investments to significantly increase production output over the next several years following the Business Combination, including increased oxide production and strategic recycling investments. For example, New EM aims to process high-security electronic waste for sectors requiring stringent data protocols, such as the US government and the medical industry. New EM is also expected to recover key battery metals for reuse in new battery production.

•        Implementing Advanced Automation and AI:    Achieving price and quality parity with global competitors by automating key production activities. We will focus on optimizing processes to produce sintered and bonded magnets more efficiently and effectively. Additionally, we expect New EM to be at the forefront of advancing recycling technologies, including both fabrication and recycling operations, where we can harness the power of AI and robotics to create intelligent, smart facilities.

•        Leveraging Western Demand for Non-Chinese Alternatives:    New EM’s strategy focuses on addressing the growing demand from Western-based companies like Tesla and Ford for a non-Chinese alternative in the critical supply chain. With key resources such as REE and magnets essential to their operations, securing an independent supply chain has become a priority for these companies as they aim to mitigate geopolitical risks and establish a stable supply base.

Competition

Post-Business Combination, the Operating Companies will operate in highly competitive industries, including e-scrap recycling, battery recycling, magnet manufacturing, and AI-driven smart machines. These industries are characterized by both established players and emerging competitors who are investing in new technologies and sustainable practices.

The Operating Companies will face competition from both traditional recycling and manufacturing companies as well as innovators in the critical materials space. Key factors for success will include technological innovation, operational efficiency, supply chain reliability, and environmental sustainability. New EM plans to support its subsidiaries by providing strategic guidance to maintain a competitive edge, leveraging the strength of its portfolio to create synergies and operational advantages.

Intellectual Property

New EM is expected to own and develop valuable IP in the form of proprietary technologies, trade secrets, and patents related to recycling processes, magnet manufacturing, and AI-driven smart machines.

New EM’s approach to IP will focus on supporting the Operating Companies in protecting and expanding their IP portfolios. This may include securing patents for proprietary processes, maintaining trade secrets, and ensuring that each operating entity’s technological innovations are adequately safeguarded. Post-Business Combination, New EM will work to ensure that its subsidiaries’ IP is properly managed, with a focus on preventing unauthorized use or infringement.

Subsidiaries

EM has entered into an investment agreement to acquire CMR and legally binding Heads of Agreement to acquire the four Korean Companies. However, the consummation of the transactions contemplated by the Merger Agreement are conditioned on the execution of definitive documentation with each of CMR and the Korean Companies, as well as the consummation of the acquisitions thereof. The Operating Companies will be key to the Company’s strategy, contributing to its operational efficiency, technological advancement, and market competitiveness. They are expected to play an essential role in securing long-term supply relationships, driving innovation, and maintaining a competitive edge in the global market.

MANAGEMENT OF NEW EM FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of November 12, 2024, concerning the persons who are expected to serve as directors and executive officers of New EM following the consummation of the Business Combination and assuming the election of the nominees at the Special Meeting as set forth in “Director Election Proposal.”

Name	Age	Position
Rob Feldman	54	Co-Chief Executive Officer (Head of USA/Recycling)
Frank Moon	54	Co-Chief Executive Officer (Head of Asia/Magnet Materials)
Andrew F. Knaggs, Esq.	50	President
Bob Loitman	67	Chief Financial Officer
Daniel Mamadou	53	Chief Product Origination Officer
Dean Evans	57	Chief Marketing Officer
Albert S. Watkins, Esq.	64	Chief Legal Officer
Christopher Clower	58	Chief Operating Officer
David Wilcox	37	Executive Chairman of Board of Directors Nominee
[Director 2]	[_]	Director Nominee
[Director 3]	[_]	Director Nominee
[Director 4]	[_]	Director Nominee
[Director 5]	[_]	Director Nominee

Executive Officers

Rob Feldman will serve as Co-Chief Executive Officer and Head of USA Operations and Recycling for New EM. With over 28 years of experience in metals recycling, Mr. Feldman is recognized as an expert and visionary in the industry, known for his ability to identify market trading opportunities and optimize midstream processing. Prior to joining Evolution Metals, Mr. Feldman was the CEO and Founder of Interco Trading, one of the leading metal and electronics recyclers in the United States. He also founded CMR, which owns the largest battery recycling facility globally. Mr. Feldman holds a Bachelor of Arts degree from Northwestern University. His extensive experience in the recycling industry, coupled with his leadership in building and scaling successful operations, positions him to drive growth in Evolution Metals’ end-of-life recycling business. Evolution Metals believes Mr. Feldman is well qualified to serve as Co-CEO due to his deep expertise in metals recycling and his proven track record of leadership in the sector.

Frank Moon will serve as Co-Chief Executive Officer for New EM, overseeing operations in Asia and magnet midstream and downstream separation and processing. With over 35 years of experience in critical minerals and materials, Mr. Moon has held leadership roles in various prominent companies, including Australia Strategic Metals Ltd (ASM:AX), ASM Korea, KSM Technologies, KSM Metals Co., Ltd., and Alkane Resources. He has also contributed his expertise to Kay Tech in Hong Kong, Samwha Group’s Steel Division, Hydro Tech Korea, and Kyung Dong Group Global. Mr. Moon’s extensive career in the sector is underscored by his ability to manage complex projects and drive operational success in the processing of critical minerals and magnet materials. He holds a Bachelor of Science degree from the University of Sydney. His wealth of experience and leadership acumen make him a key driver of Evolution Metals’ global strategy in Asia and magnet materials.

Andrew F. Knaggs, Esq. will serve as President of New EM, bringing over 25 years of experience in government, military, and manufacturing sectors. He founded Knaggs Law PLLC and was previously CEO of PACEM Solutions International. Prior to PACEM he served as the Presidentially appointed Deputy Assistant Secretary of Defense. Mr. Knaggs also led research and engineering at a Department of Defense agency, overseeing a $1 billion R&D portfolio and a $300 million budget. A former U.S. Army Special Forces (Green Beret) officer, he holds a Bachelor of Science degree from West Point and a Juris Doctor from William & Mary Law School. He is a member of the D.C. Bar and holds FINRA Series 65 certification. Mr. Knaggs’ leadership and expertise in defense, law, and strategic management will be invaluable in guiding New EM’s operations.

Bob Loitman will serve as Chief Financial Officer of New EM, bringing over 40 years of experience in finance and consulting. He is the founder of L&O Consulting Inc., and has held significant roles at Nestlé U.S.A. and Quaker Oats. Mr. Loitman graduated cum laude with a Bachelor of Arts from Harvard University and holds an MBA from the University of Chicago. His extensive experience in finance, combined with his leadership in consulting and corporate management, positions him to guide New EM’s financial strategy and ensure its continued growth and success.

Daniel Mamadou will serve as Chief Product Origination Officer of New EM. Mr. Mamadou was appointed as the CEO and Chairman of the Board of Directors of WTMA upon the inception of WTMA in December 2020 and is the CEO of Welsbach Holdings Pte Ltd, a technology metals specialist advisor, which Mr. Mamadou founded in January 2021. From January 2015 to December 2020 Mr. Mamadou led Talaxis Ltd, which is the Technology Metals division of Singapore-listed Noble Group. From 2011 to 2014, Mr. Mamadou was a Managing Director at Nomura Securities, and acted as Head of the Corporate Solutions and Financing Group for the Asia-Pacific region. At Nomura, Mr. Mamadou led a team that delivered derivatives and capital markets solutions to their client base in the Asia-Pacific region. From 2003 to 2011, Daniel was the co-head of the Corporate Markets and Treasury Solutions team for Asia-Pacific. Prior to that, Mr. Mamadou worked as a Director for Goldman Sachs within the FICC division in London. From 1997 until 1999, Mr. Mamadou was a Director at Deutsche Bank in London, on the fixed income derivatives structuring desk for Iberia. While leading the Corporate Markets and Treasury Solutions team at Deutsche Bank, Mr. Mamadou and his team achieved the number two position in the Asia ex Japan fixed income league tables (including bonds, investment grade and corporate high yield) over a four-year period from 2008 to 2011, raising approximately $40 billion of capital across sectors. Mr Mamadou earned a BA in Business Management and Marketing from ESIC-Valencia, and a MSc in Investment Banking and International Securities from Reading University.

Dean Evans will serve as Chief Marketing Officer of New EM, bringing over 25 years of experience in the automotive and technology industries. He has been recognized as a Forbes Top 20 Global CMO and a Fortune 300 Top CMO. Mr. Evans has held leadership roles at Hyundai Motor America, Genesis Motors America, Subaru of America, and Cars.com. He holds a Bachelor of Science degree from the University of South Dakota and an MBA from the University of Phoenix. Mr. Evans’ extensive expertise in marketing, combined with his leadership experience at major automotive companies, positions him to drive New EM’s global marketing strategies and brand growth.

Christopher Clower will serve as Chief Operating Officer of New EM. Mr. Clower was appointed as the COO and a Director of WTMA upon the inception of WTMA in December 2023 and has been an executive director and COO of Welsbach Holdings Pte Ltd since March 2021. From 2014-2024, Mr. Clower was an independent director of Malacca Trust Pte Ltd, a holding company in Singapore which is the majority owner of one of the leading asset management firms in Indonesia as measured by assets under management. Also, since 2014-2022, Mr. Clower was an independent commissioner on the board of PT Batavia Prosperindo Finance Tbk, an Indonesia consumer finance company listed on the Indonesia Stock Exchange. From 2010 to 2014, Mr. Clower was an independent advisor and principal investor of his own capital. From 2008 to 2010, Mr. Clower co-founded, built and sold PT Manoor Bulatn Lestari, an Indonesian resource company and achieved 30x MOIC in two years for himself and his investors. Prior to this, Mr. Clower was Managing Director and Head of Corporate Finance in Merrill Lynch for Southeast Asia. From 1998 to 2009, Mr. Clower worked at Merrill Lynch and raised over $4 billion of capital in the resources space. Mr. Clower also worked at Deutsche Bank from 1997 to 1998, at Bankers Trust from 1994 to 1997, and at Crane Nuclear Valves from 1991 to 1994. Prior to working in the finance industry, Mr. Clower was an intelligence officer for the United States Air Force, serving at Clark Air Base in the Philippines with the 90th Tactical Fighter Squadron.

Directors

Upon the consummation of the Business Combination, the initial size of New EM’s board of directors will be five directors, each of whom will be voted upon by WTMA’s stockholders at the Special Meeting. New EM’s director nominees are:

David Wilcox will serve as Executive Chairman of the Board of New EM. He is currently the Managing Member of Evolution Metals LLC. His career began at Deutsche Bank based in the London and New York offices, operating across four continents. David became a derivatives trading specialist who has run teams for regulatory overhaul initiatives worldwide, driving value from government policy change. He has a Bachelors in Business

Administration from the University of Tennessee and a Post Graduate Degree in International Business from St. Mary’s University. in Twickenham, England. His vast experience in global finance and leadership will be pivotal in steering New EM’s strategic direction and governance. We believe that Mr. Wilcox’s extensive professional experience in global finance and leadership qualifies him to serve as a director on the New EM board of directors. Mr. Wilcox is expected to serve as a Class III director of New EM.

[Director 2] [            ] We believe that [___]’s extensive professional experience in [____] qualifies [    ] to serve as a director on the New EM board of directors. [ Director 2] is expected to serve as a Class I director of New EM.

[Director 3] [            ] We believe that [___]’s extensive professional experience in [____] qualifies [    ] to serve as a director on the New EM board of directors. [Director 3] is expected to serve as a Class I director of New EM.

[Director 4] [            ] We believe that [___]’s extensive professional experience in [____] qualifies [    ] to serve as a director on the New EM board of directors. [Director 4] is expected to serve as a Class II director of New EM.

[Director 5] [            ] We believe that [___]’s extensive professional experience in [____] qualifies [    ] to serve as a director on the New EM board of directors. [Director 5] is expected to serve as a Class II director of New EM.

Corporate Governance

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable New EM’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, WTMA expects the New EM Board to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

As a result of New EM’s Common Stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of the Business Combination, the parties will undertake a review of the independence of the individuals named above and are expected to determine that each of [Director 2], [Director 3], [Director 4], and [Director 5] qualifies as “independent” as defined under the applicable Nasdaq rules.

Committees of the Board of Directors

New EM’s board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. New EM will have a standing audit committee, compensation committee, and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of New EM’s committee charters will be posted on its website, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated into this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, New EM’s audit committee is expected to consist of [          ], [          ] and [          ], with [          ] serving as the chair of the committee. The board of directors is expected to determine that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of New EM’s audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board of directors will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The New EM Board is expected to determine that [          ] qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the rules. In making this determination, the board will consider [          ]’s formal education and previous and current experience in financial and accounting roles. Both New EM’s independent registered public accounting firm and management periodically will meet privately with New EM’s audit committee.

The audit committee’s responsibilities will include, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing New EM’s independent registered public accounting firm;

•        discussing with New EM’s independent registered public accounting firm their independence from management;

•        reviewing with New EM’s independent registered public accounting firm the scope and results of their audit;

•        pre-approving all audit and permissible non-audit services to be performed by New EM’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and New EM’s independent registered public accounting firm the interim and annual financial statements that New EM files with the SEC;

•        reviewing and monitoring New EM’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing related party transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Upon the Closing, New EM’s compensation committee is expected to consist of [          ], [          ] and [          ], with [          ] serving as the chair of the committee. The board of directors is expected to determine that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The compensation committee’s responsibilities will include, among other things:

•        reviewing and approving, either alone or together with the other independent members of the board of directors, the compensation of New EM’s Chief Executive Officer and our other executive officers;

•        reviewing and recommending to our board of directors the compensation of New EM’s non-employee directors;

•        selecting compensation consultants and advisors and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors; and

•        reviewing any equity plans proposed to be adopted by New EM.

Nominating and Corporate Governance Committee

Upon the Closing, New EM’s nominating and corporate governance committee is expected to consist of [          ], [          ] and [          ], with [          ] serving as the chair of the committee. The board of directors is expected to determine that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities will include, among other things:

•        identifying individuals qualified to become members of New EM’s board of directors, consistent with criteria approved by New EM’s board of directors;

•        recommending to New EM’s board of directors the nominees for election to New EM’s board of directors at annual meetings of New EM’s stockholders;

•        overseeing an evaluation of New EM’s board of directors and its committees; and

•        developing and recommending to New EM’s board of directors a set of corporate governance guidelines.

Code of Ethics

New EM will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on New EM’s website, www.evolutionmetalsandtechnologies.com. New EM intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K. The information that will be on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of New EM’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than EM, that has one or more executive officers serving as a member of New EM’s board of directors.

Limitation on Liability and Indemnification of Directors and Officers

New EM’s Proposed Charter, which will be effective upon consummation of the Business Combination, will limit a director’s liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Proposed Bylaws provide that New EM will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person will also be entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New EM will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require New EM to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

New EM plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in New EM’s Proposed Charter, Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPENSATION OF DIRECTORS AND OFFICERS

Overview of Anticipated Executive Compensation Program

Following the consummation of the Business Combination, decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of our board of directors. The following discussion is based on the present expectations as to the compensation of our executive officers and directors following the Business Combination. The actual compensation of our executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our executive officers with the long-term interests of our equity-owners and to enhance executive retention.

Annual Bonuses

We expect that we will use annual cash incentive bonuses for the executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to our performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the executive officers.

Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

Pursuant to the Merger Agreement, we expect that New EM will grant certain stock option awards to certain service providers following the consummation of the Merger, including certain of our executive officers, based on New EM achieving specified goals related to New EM’s revenue and EBITDA, as further described in the Merger Agreement, in each of fiscal years 2025, 2026, 2027, and 2028, with such awards covering up to a maximum 2.05 million shares of New EM Common Stock for each fiscal year, or up to an aggregate of 8.2 million shares. At this time, it has not been determined to whom and in what proportion these grants will be made.

We expect to use stock-based awards in future years to promote our interest by providing our executive officers with the opportunity to acquire equity interests as an incentive for remaining in our service, which will also align the executive officers’ interests with those of our equity holders.

Other Compensation

We expect to continue to offer various employee benefit plans. We may also provide our executive officers with perquisites and personal benefits that are not generally available to all employees.

Director Compensation

Following the Business Combination, our non-employee directors will receive varying levels of compensation for their services as directors and members of committees of our board of directors. We anticipate determining director compensation in accordance with industry practice and standards.

Employment Agreements

In connection with the Business Combination, we expect to enter into employment agreements with certain of our executive officers.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of WTMA Common Stock, par value $0.0001 per share, as of November 12, 2024 (including the public stock, public rights, the Founder Shares, and the shares underlying the private units) and (ii) the expected beneficial ownership of shares of New EM Common Stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

•        each person who is known to be the beneficial owner of more than 5% of the shares of WTMA Common Stock or is expected to be the beneficial owner of more than 5% of the shares of New EM Common Stock post-Business Combination;

•        each of WTMA’s current executive officers and directors;

•        each person who will become an executive officer or director of New EM;

•        all executive officers and directors of WTMA pre-Business Combination, as a group; and

•        all executive officers and directors of New EM post-Business Combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days.

The beneficial ownership of WTMA Common Stock pre-Business Combination is based on 3,366,765 shares of WTMA Common Stock issued and outstanding as of November 12, 2024, which includes an aggregate of 1,082,789 shares of public stock, 1,931,922 Founder Shares, and 352,054 shares underlying the private units outstanding as of such date.

The expected beneficial ownership of New EM Common Stock immediately post-Business Combination has been determined based on the following scenarios where $2,000 million of PIPE Securities are issued on the terms described in the non-binding PIPE Term Sheet to potential PIPE Investors who have not yet been fully identified:

•        a “no redemption” scenario where no WTMA public shareholders exercise their redemption rights in connection with the Business Combination and there will be an aggregate of 821,082,789 shares of WTMA Common Stock (including 1,931,922 Founder Shares and 352,054 shares underlying the private units) issued and outstanding immediately following the Closing, including (a) 615,785,471 shares of New EM Common Stock issuable pursuant to the Aggregate Merger Consideration, (b) 200,000,000 shares of New EM Common Stock issuable pursuant to the PIPE Securities and PIPE Investment, and (c) 807,974 shares of New EM Common Stock issued in connection with conversion of the outstanding WTMA Rights, which will have been converted into shares of New EM Common Stock upon Closing; and

•        a “maximum redemption” scenario where 100% of WTMA’s public stock is redeemed in connection with the Business Combination and there will be an aggregate of 820,000,000 shares of WTMA Common Stock (including 1,931,922 Founder Shares and 352,054 shares underlying the private units) issued and outstanding immediately following the Closing, including (a) 615,785,471 shares of New EM Common Stock issuable pursuant to the Aggregate Merger Consideration, (b) 200,000,000 shares of New EM Common Stock issuable pursuant to PIPE Securities and PIPE Investment, and (c) 807,974 shares of New EM Common Stock issued in connection with conversion of the outstanding WTMA Rights, which will have been converted into shares of New EM Common Stock upon Closing.

The beneficial ownership information below excludes the shares expected to be issued or reserved under the New EM Equity Incentive Plan, including to New EM’s directors following the Closing.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

The information in the table below for pre-Business Combination WTMA Common Stock does not include shares underlying the WTMA Rights held or to be held by WTMA’s officers or the Sponsor because these securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the occurrence of the Closing.

	Pre-Business Combination		Post-Business Combination
	Common Stock of WTMA		Assuming No Redemption			Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares	% of Shares	Number of Shares of New EM Common Stock	% of New EM Common Stock		Number of Shares of New EM Common Stock	% of New EM Common Stock
5% Holders of WTMA
Welsbach Acquisition Holdings LLC(2),(9)(10)	2,192,212	65.1%	2,227,417	0.3%		2,227,417	0.3%
Yakira Capital Management, Inc.(3)	390,000	6.5%	390,000	*	%	390,000	*	%
Walleye Trading LLC & Walleye Capital LLC(4)	187,500	6.0%	187,500	*	%	187,500	*	%
Rivernorth Capital Management, LLC(5)	244,954	6.2%	244,954	*	%	244,954	*	%
Atlas Merchant Capital LLC(6)	200,000	5.2%	200,000	*	%	200,000	*	%
Cable Car Capital LLC(7)	300,000	6.2%	300,000	*	%	300,000	*	%
Polar Asset Management Partners Inc.(8)	175,000	5.2%	175,000	*	%	175,000	*	%

Directors and/or Executive Officers of WTMA
Daniel Mamadou(2),(9)(10)	2,192,212	65.1%	2,227,417	0.3%		2,227,417	0.3%
Christopher Clower(2),(9)(10)	2,192,212	65.1%	2,227,417	0.3%		2,227,417	0.3%
John Stanfield	5,000	* %	5,000	*	%	5,000	*	%
Dominik Oggenfuss	0	* %	12,500	*	%	12,500	*	%
Matthew Rockett	0	* %	12,500	*	%	12,500	*	%
Justin Werner	0	* %	12,500	*	%	12,500	*	%
Dr. Ralph Welpe (Former Director)	12,500	* %	12,500	*	%	12,500	*	%
Emily King (Former Director)	12,500	* %	12,500	*	%	12,500	*	%
Matthew Mrozinski (Former Director)	12,500	* %	12,500	*	%	12,500	*	%
Andrew Switaj (Former Director)	0	* %	12,500	*	%	12,500	*	%
All WTMA directors, executive officers, and former directors as a group (10 individuals)	2,237,876	66.5%	2,323,081	0.3%		2,323,081	0.3%

	Pre-Business Combination		Post-Business Combination
	Common Stock of WTMA		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares	% of Shares	Number of Shares of New EM Common Stock	% of New EM Common Stock	Number of Shares of New EM Common Stock	% of New EM Common Stock
5% Holders of New EM
David Wilcox	—	—	510,354,112	62.2%	510,354,112	62.2%
Springrock Management	—	—	63,774,847	7.8%	63,774,847	7.8%
[Person/Company 3]	—	—
[Person/Company 4]	—	—
[Person/Company 5]	—	—
Broughton Capital Group	—	—	50,000,000	6.1%	50,000,000	6.1%
[PIPE Investor 2]	—	—
[PIPE Investor 3]	—	—
[PIPE Investor 4]	—	—
[PIPE Investor 5]	—	—
Directors and Executive Officers of New EM after the Business Combination
Rob Feldman	—	—
Frank Moon	—	—
Andrew F. Knaggs, Esq.	—	—
Bob Loitman	—	—
Daniel Mamadou(2),(9)(10)	2,192,212	65.1%	2,227,417	0.3%	2,227,417	0.3%
Dean Evans	—	—
Albert S. Watkins, Esq.	—	—
Christopher Clower(2),(9)(10)	2,192,212	65.1%	2,227,417	0.3%	2,227,417	0.3%
David Wilcox	—	—	510,354,112	62.2%	510,354,112	62.2%
[Director 2]	—	—
[Director 3]	—	—
[Director 4]	—	—
[Director 5]	—	—
All New EM directors and executive officers as a group (13 individuals)	2,192,212	65.1%	512,581,529	62.5%	512,581,529	62.5%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of our Sponsor and each of the directors and executive officers of WTMA is c/o Welsbach Technology Metals Acquisition Corp., 4422 N. Ravenswood Ave #1025, Lombard, IL 60148. Unless otherwise noted, the business address of each of the future executive officers and directors of New EM is c/o Evolution Metals & Technologies Corp., 516 S Dixie Hwy, Unit 209, West Palm Beach, FL 33401.

(2)      Welsbach Acquisition Holdings LLC is the record holder of the shares reported herein. Daniel Mamadou and Christopher Clower are the managing members of Welsbach Acquisition Holdings LLC. Each of Mr. Mamadou and Mr. Clower has voting and investment discretion with respect to the common stock held of record by Welsbach Acquisition Holdings LLC. Mr. Mamadou and Mr. Clower disclaim any beneficial ownership of the shares held by Welsbach Acquisition Holdings LLC, except to the extent of their pecuniary interest therein.

(3)      According to a Schedule 13G filed on August 13, 2024, Yakira Capital Management, Inc. acquired 390,000 shares of WTMA common stock. The business address for the reporting person is 991 Post Road East, 2nd Floor, Westport, CT 06880.

(4)      According to a Schedule 13G filed on August 14, 2024, Walleye Trading LLC and Walleye Capital LLC acquired 187,500 shares of WTMA Common Stock. The business address for Walleye Trading LLC is 2800 Niagara Lane North, Plymouth, MN 55447. The business address for Walleye Capital LLC is 315 Park Ave S, 18th Floor New York, NY 10010.

(5)      According to a Schedule 13G filed on August 14, 2024, Rivernorth Capital Management, LLC acquired 244,954 shares of WTMA common stock. The business address for the reporting person is 360 S. Rosemary Avenue, Suite 1420 West Palm Beach, FL 33401.

(6)      According to a Schedule 13G filed on August 14, 2024, Atlas Merchant Capital LLC acquired 200,000 shares of WTMA Common Stock. The business address of the reporting person is 477 Madison Ave, New York, NY 10022.

(7)      According to a Schedule 13G filed on August 14, 2024, Cable Car Capital LLC acquired 300,000 shares of WTMA Common Stock. The business address of the reporting person is 2261 Market Street $4307, San Francisco, CA 94114.

(8)      According to a Schedule 13G filed on August 14, 2024, Polar Asset Management Partners Inc. acquired 175,000 shares of WTMA Common Stock. The business address for the reporting person is 41 Madison Avenue, 36th Floor, New York, NY 10010.

(9)      In post-business combination scenario, figures include rights that converts into shares with 10 rights to 1 share ratio upon business combination.

(10)    Represents 1,931,922 Founder Shares initially held by the Sponsor, minus the transfer of an aggregate of 91,764 Founder Shares to certain of our officers, directors, and advisors, plus 352,054 shares underlying private units purchased by the Sponsor. The Founder Shares are identical to the public stock in all respects, except that the Founder Shares do not have Redemption Rights.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Welsbach Technology Metals Acquisition Corp.

Founder Shares

On June 25, 2021, the Sponsor purchased 1,437,500 Founder Shares of the Company’s Class B common stock, par value $0.0001 for an aggregate price of $25,000. On October 13, 2021, the Company effected an exchange of each such Class B shares for 1.5 shares of the Company’s common stock, resulting in the Sponsor holding an aggregate of 2,156,250 Founder Shares. The Company no longer has Class B common stock authorized. The initial stockholders have agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On January 14, 2022, the Sponsor forfeited 224,328 Founder Shares for no consideration, due to the underwriters exercise of the over-allotment option in part.

The Founder Shares were placed into an escrow account maintained in New York, New York by Continental, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination and (ii) the date on which the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, we complete a liquidation, merger, stock exchange or other similar transaction, which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Due to Affiliates

On December 31, 2021, the Sponsor funded $79,673 in excess of $3,475,000 aggregate purchase price of the private units. On January 14, 2022, the Sponsor funded $179,463 in excess of the $45,540 aggregate purchase price of the private units sold in conjunction with the exercise of the over-allotment option (for an aggregate of $259,136 in excess purchase price).

On January 26, 2022, the Company paid the Sponsor an amount of $79,573. On July 1, 2022, the Sponsor funded the Company $100. No further payment has been made as of June 30, 2024, resulting in an outstanding amount of $179,663 in excess funding from the Sponsor.

Commencing on December 27, 2021, the Company entered into an agreement to pay the Sponsor $10,000 per month for the use of office space and administrative support services. For the year ended December 31, 2022, the Company expensed and paid a total of $50,000 for support services from the Sponsor, which amount was reported as due to affiliates. For the year ended December 31, 2023, the Company expensed a total of $120,000 and paid $6,000 for support services from the Sponsor, which amount was reported as due to affiliates

For the period ended June 30, 2024, the Company expensed a total of $60,000 for support services from the Sponsor which amount was reported as due to affiliates. For the year ended December 31, 2023, the Company expensed a total of $120,000 for support services from the Sponsor, of which $88,000 was reported as due to affiliates, net of $6,000 payments to the Sponsor and $26,000 reversal of previously accrued support services.

As of June 30, 2024 and December 31, 2023, respectively, there were outstanding amounts due to affiliates of $353,663 and $293,663, which will be repaid from Company’s operating account as soon as practicable.

Related Party Loans

In addition, in order to finance transaction costs in connection with a business combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company Working Capital Loans. If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit. These units would be identical to the private units.

On July 30, 2023, the Company issued the Working Capital Note 1 in the principal amount of $84,000 to the Sponsor in exchange for cash.

On August 30, 2023, the Company issued the Working Capital Note 2 in the principal amount of $378,000 to the Sponsor in exchange for cash.

On September 28, 2023, the Company issued the Working Capital Note 3 in the principal amount of $22,000 to the Sponsor in exchange for cash.

On November 10, 2023, the Company issued the Working Capital Note 4 in the principal amount of $50,000 to the Sponsor in exchange for cash.

On December 29, 2023, the Company issued the Working Capital Note 5 in the principal amount of $15,000 to the Sponsor in exchange for cash.

On March 20, 2024, the Company issued the Working Capital Note 6 in the principal amount of $373,737 to the Sponsor in exchange for cash.

On June 28, 2024, the Company issued the Working Capital Note 7 in the principal amount of $177,773 to the Sponsor in exchange for cash.

On September 30, 2024, the Company issued the Working Capital Note 8 in the principal amount of $192,069 to the Sponsor in exchange for cash.

The Working Capital Notes are non-interest bearing, unsecured promissory notes that will not be repaid in the event that the Company is unable to close an initial business combination unless there are funds available outside the trust account to do so. Such Working Capital Notes would either be paid upon consummation of the initial business combination out of the proceeds of the trust account released to the Company or, at the Sponsor’s discretion, converted, in full or in part, upon consummation of the initial business combination into additional private units at a price of $10.00 per unit. Additional Working Capital Notes may be funded at the discretion of the Sponsor, in total amounts for the Working Capital Notes series not to exceed $1.5 million.

The conversion feature was analyzed under ASC 470-20, the Promissory Notes did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40. The convertible note payable and conversion feature does not meet the requirements for classification under ASC 480 and as a result is not required to be accounted for as a liability under ASC 480. In this case, the conversion feature embedded within the convertible promissory note does not require bifurcation and as a result remains embedded within the debt instrument because the convertible promissory note conversion feature does not meet the definition of a derivative as it fails the net settlement requirement. The embedded conversion feature does qualify as equity under ASC 815-40 as the exercise contingency is not based on an observable market or index unrelated to the issuer, the instrument meets the fixed-for-fixed criteria under ASC 815-40-15, meets the requirements for equity classification pursuant to ASC 815-40-25-1 and 25-2 and does not meet the definition of a derivative as it fails the net settlement requirement. Based on this analysis, the scope exception would apply, and the embedded conversion feature would fail to satisfy the third bifurcation condition within ASC 815-15-25-1.

As of June 30, 2024 and December 31, 2023, respectively, the balances outstanding under the Working Capital Notes were $1,100,610 and $549,100 reported in Working capital loans — related party in the accompanying unaudited condensed consolidated balance sheets. The Company did not repay any aggregate principal amount of the Working Capital Notes during the six months end June 30, 2024 or the fiscal year ended December 31, 2023.

Convertible Extension Notes — Related Party

On September 30, 2022, the Company issued the First Extension Note in the principal amount of $772,769 to the Sponsor in connection with the extension of the period in which WTMA had to complete an initial business combination under the Existing Charter. The First Extension Note bears no interest and shall be payable upon the earlier to occur of (i) the consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company, or (ii) at the Sponsor’s discretion, the Conversion.

On December 30, 2022, the Company issued the Second Extension Note in the principal amount of $772,769 to the Sponsor in connection with the extension of the period in which WTMA has to complete an initial business combination under the Existing Charter. The Second Extension Note bears no interest and shall be payable upon the earlier to occur of (i) the consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company, or (ii) at the Sponsor’s discretion, the Conversion.

On each of March 30, 2023, April 30, 2023, May 30, 2023, June 30, 2023, July 30, 2023 and August 30, 2023, the Company issued six promissory notes to the Sponsor in connection with the extension of the period in which WTMA has to complete an initial business combination under the Existing Charter in the principal amount of $125,000 for each note. The Convertible Extension Notes bear no interest and shall be payable upon the earlier to occur of (i) the consummation of the Company’s initial business combination out of the proceeds of the trust account released to the Company, or (ii) at the Sponsor’s discretion, the Conversion.

The Convertible Extension Notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, convertible into private units of the post-business combination entity at a price of $10.00 per unit. The conversion feature was analyzed under ASC 470-20, and the Promissory Notes did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40. The convertible note payable and conversion feature does not meet the requirements for classification under ASC 480 and as a result is not required to be accounted for as a liability under ASC 480. In this case, the conversion feature embedded within the convertible promissory note does not require bifurcation and as a result remains embedded within the debt instrument because the convertible promissory note conversion feature does not meet the definition of a derivative as it fails the net settlement requirement. The embedded conversion feature does qualify as equity under ASC 815-40 as the exercise contingency is not based on an observable market or index unrelated to the issuer, the instrument meets the fixed-for-fixed criteria under ASC 815-40-15, meets the requirements for equity classification pursuant to ASC 815-40-25-1 and 25-2 and does not meet the definition of a derivative as it fails the net settlement requirement. Based on this analysis, the scope exception would apply, and the embedded conversion feature would fail to satisfy the third bifurcation condition within ASC 815-15-25-1.

At both June 30, 2024 and December 31, 2023, there was an aggregate of $2,296,371 outstanding under the Convertible Extension Notes reported in Convertible promissory notes — related party in the accompanying unaudited condensed consolidated balance sheets. The Company did not repay any aggregate principal amount of the Convertible Extension Notes during the six months end June 30, 2024 or the fiscal year ended December 31, 2023, respectively.

Support Services

Commencing on December 27, 2021, the Company entered into an agreement to pay the Sponsor $10,000 per month for the use of office space and administrative support services. For the three and six months ended June 30, 2024 and 2023, $30,000 and $60,000, respectively, have been expensed related to the agreement and are included in general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations. As of June 30, 2024 and December 31, 2023, respectively, $60,000 and $114,000 are included in due to affiliates in the accompanying unaudited condensed consolidated balance sheet.

Other Relationships

If any of WTMA’s officers or directors become aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity, subject to their fiduciary duties under Delaware law. WTMA may, at its option, pursue an affiliated joint acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation.

After the closing of the Business Combination, members of WTMA’s management team who remain with New EM may be paid consulting, management or other fees from New EM with any and all amounts being fully disclosed to its stockholders, to the extent then known, in the proxy solicitation or tender of materials, as applicable, furnished to its stockholders.

Other Material Interests Relating to the Business Combination

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on WTMA’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. WTMA’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on WTMA’s behalf.

WTMA Policies and Procedures for Related Party Transactions

WTMA’s code of ethics requires it to avoid, whenever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the WTMA Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) WTMA or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of WTMA Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. WTMA also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

EM

A “related party transaction” is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which EM or its subsidiaries were or are a party, or in which EM or its subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of (i) $120,000 or (ii) one percent of the average of EM’s total assets at year-end for the last two completed fiscal years and in which any related party had or will have a direct or indirect material interest. A “related party” includes:

•        any person who is, or at any time during the applicable period was, one of EM’s executive officers or one of its directors;

•        any person who beneficially owns more than 5% of the shares of EM’s capital stock;

•        any immediate family member of any of the foregoing; or

•        any entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

EM does not have a formal written policy for the review and approval of transactions with related parties. Its unwritten policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire board of directors of EM for any possible conflicts of interest. The board of directors of EM is responsible for review, approval, or ratification of “related-person transactions” involving EM and related persons.

With the exception of the transactions set forth below, EM was not a party to any related party transactions during the six months ended June 2024, and there are not currently proposed related-party transactions that are under consideration by EM.

•        On March 15, 2024, EM made a consulting fee payment to EMC, a company majority-owned by David Wilcox, who is also the sole managing member and owner of EM, amounting to $25,000 in connection with advisory services provided by EMC in negotiating the deal to acquire to-be-acquired subsidiaries.

•        On March 27, 2024, EM made an expense reimbursement payment to EMC, a company majority-owned by David Wilcox, who is also the sole managing member and owner of EM, amounting to $12,848 in connection with out-of-pocket expenses incurred by EMC in connection with its advisory services for EM.

•        On April 15, 2024, EM made a consulting fee payment to EMC, a company wholly-owned by David Wilcox, who is also the sole managing member and owner of EM, amounting to $25,000 in connection with advisory services provided by EMC in negotiating the deal to acquire to-be-acquired subsidiaries.

•        On April 16, 2024, EM made a non-interest bearing promissory note to David Wilcox, the sole managing member and owner of EM, amounting to $1,000,000 so that David Wilcox, in his individual capacity, could make a foreign direct investment for the benefit of EM.

•        On September 3, 2024, EM made a non-interest bearing promissory note to David Wilcox, the sole managing member and owner of EM, amounting to $1,500,000 so that David Wilcox in his individual capacity could make a foreign direct investment for the benefit of EM.

•        From March 2024 until the filing date, EM has funded $743,578.94 of loans to the Sponsor, which the Sponsor used to lend to WTMA for WTMA’s working capital. The funds of these loans were sourced from holders of EM Convertible Preferred Units, which holds liquidation preference.

DESCRIPTION OF NEW EM SECURITIES

The following summary of the material terms of New EM’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Proposed Charter, the Proposed Bylaws and the provisions of appliable law. We urge you to read the Proposed Charter and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of New EM’s securities following the Business Combination. The full text of the Proposed Charter is attached as Annex B to this proxy statement/prospectus, and the Proposed Bylaws are attached as Annex C to this proxy statement/prospectus.

Authorized and Outstanding Stock

Under the Proposed Charter, New EM will be authorized to issue 1,500,000,000 shares of common stock with a par value $0.0001 per share, and 1,000,000 shares of preferred stock with a par value $0.0001 per share. Upon completion of the Business Combination, we expect that there will be 821,082,789 shares of New EM Common Stock outstanding assuming no redemption rights are exercised in connection with the Business Combination. All shares of New EM Common Stock, upon issuance, will be validly issued, fully paid and non-assessable.

New EM Common Stock

Voting Rights

Holders of record of New EM Common Stock will be entitled to one vote for each share of New EM Common Stock held on all matters to be voted on by New EM stockholders. Subject to the rights of the holders of New EM preferred stock outstanding, if any, and the requirements of the DGCL, holders of New EM Common Stock have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. The rights, powers, preferences and privileges of holders of New EM Common Stock are subject to those of the holders of shares of any series of New EM’s preferred stock that New EM may authorize and issue in the future.

In any uncontested election of directors, each person receiving a majority of the votes cast shall be deemed elected. In any contested election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected. As to each matter submitted to a vote of the holders of New EM Common Stock (other than the election of directors), except as otherwise provided by law or by the Proposed Charter or by the Proposed Bylaws, such matter shall be decided by the affirmative vote of the holders of a majority of shares of New EM Common Stock present or represented at the meeting and entitled to vote, voting together as a single class, provided that a quorum is present. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of holders of New EM Common Stock.

Dividend Rights

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, the holders of New EM Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of New EM) when, as and if declared thereon by the New EM Board of Directors from time to time. The payment of cash dividends in the future, including after the Business Combination, will be dependent upon New EM’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the board of New EM.

Rights Upon Liquidation

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of New EM, after payment or provision for payment of the debts and other liabilities of New EM, the holders of shares of New EM Common Stock shall be entitled to receive all the remaining assets of New EM available for distribution to its stockholders, ratably in proportion to the number of shares of New EM Common Stock held by them.

Annual Meetings of Stockholders

The Proposed Bylaws provide that the annual meeting of the stockholders shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the New EM Board of Directors and as shall be designated in the notice of said meeting.

Other Rights

New EM’s stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares.

New EM Preferred Stock

The Proposed Charter authorizes the issuance of 1,000,000 shares of preferred stock, with such designation, rights and preferences as may be determined from time to time by the New EM Board. No shares of New EM preferred stock will be issued or outstanding immediately after the completion of the Business Combination. The Proposed Charter authorizes the New EM Board of Directors to establish one or more series of New EM preferred stock. Unless required by law or any stock exchange, the authorized shares of New EM preferred stock will be available for issuance without further action by the holders of the New EM Common Stock. The New EM Board of Directors has the discretion to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof. The authority of the New EM Board with respect to each such series of New EM preferred stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

•        The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

•        The voting powers, if any, of the shares of such series and whether such voting powers are full or limited;

•        The redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

•        Whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;

•        The rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, New EM;

•        The provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of New EM or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

•        The right, if any, to subscribe for or to purchase any securities of New EM or any other corporation or other entity;

•        The provisions, if any, of a sinking fund applicable to such series; and

•        Any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such series.

At present, we have no plans to issue any New EM preferred stock.

Anti-Takeover Effects of New EM’s Proposed Charter and Proposed Bylaws and Certain Provisions of Delaware Law

The Proposed Charter and Proposed Bylaws will contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the New EM Board of Directors. These provisions are intended to avoid costly takeover battles, reduce New EM’s vulnerability to a hostile change of control and enhance the ability of the New EM Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire New EM. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New EM by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of New EM Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as New EM Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

The New EM Board of Directors may generally issue preferred stock on terms calculated to discourage, delay or prevent a change of control of New EM or the removal of New EM’s management. Moreover, New EM’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved New EM Common Stock or preferred stock may be to enable the New EM Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New EM by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of New EM’s management and possibly deprive New EM’s stockholders of opportunities to sell their shares of New EM Common Stock at prices higher than prevailing market prices.

Election of Directors; Removal; Vacancies

Under the Proposed Bylaws, the New EM Board of Directors will be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The New EM Board of Directors is authorized to assign members of the New EM Board of Directors already in office to Class I, Class II or Class III. Initially, it is anticipated that there will be two Class I directors, two Class II directors and one Class III director following the Closing. The term of the initial Class I directors shall expire at the first annual meeting of the stockholders of New EM following the effectiveness of the Proposed Bylaws, the term of the initial Class II directors shall expire at the second annual meeting of the stockholders of New EM following the effectiveness of the Proposed Bylaws, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders of New EM following the effectiveness of the Proposed Bylaws. At each succeeding annual meeting of the stockholders of New EM, beginning with the first annual meeting of the stockholders of New EM following the effectiveness of the Proposed Bylaws, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Under the Proposed Charter, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of more than 60% of the voting power of all then outstanding shares of capital stock of New EM entitled to vote generally in the election of directors, voting together as a single class. Any vacancies on the New EM Board of Directors, or new directorships, may be filled exclusively by the affirmative vote of a majority of the directors then in office, though less than a quorum, and not by the New EM stockholders.

Exclusive Forum Selection

The Proposed Charter will provide that, unless New EM consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of New EM, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New EM to New EM or New EM’s stockholders, (iii) any action asserting a claim against New EM, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Securities Act for which, unless New EM consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Special Meetings of Stockholders

The Proposed Bylaws provides that special meetings of the stockholders may be called by the New EM Board of Directors, the chairperson of the New EM Board of Directors, the executive chairman of the New EM Board of Directors, the chief executive officer or president, and shall not be called by any other person or persons.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Under the Proposed Bylaws, for a stockholder to make any nomination of a person or persons for election to the New EM Board of Directors at an annual meeting, the stockholder must (1) provide notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, assuming that the date of the annual meeting is not advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, in writing and in proper form to the secretary of New EM, (2) provide the required information, agreements and questionnaires with respect to such stockholder and its candidate for nomination and (3) provide any updates or supplements to such notice at the times and in the required forms. For business to be properly brought before an annual meeting by a stockholder, under the Proposed Bylaws, the stockholder must (a) provide notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, assuming that the date of the annual meeting is not advanced by more than 30 days, or delayed by more than 90 days, in writing and in proper form to the secretary of New EM and (b) provide any updates or supplements to such notice at the times and in the required forms.

Amendments to Organizational Documents

The Proposed Charter requires the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote to adopt, amend or repeal the Proposed Bylaws. The Proposed Bylaws requires the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote to alter, amend, supplement or repeal the Proposed Bylaws or adopt new bylaws.

Stockholder Action by Written Consent

Whenever the stockholders of New EM are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or e-mailed by the holders of New EM’s outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

Stockholders’ Derivative Actions

Under the DGCL, any of New EM’s stockholders may bring an action in New EM’s name to procure a judgment in New EM’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New EM’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter contains provisions that provide that a director of New EM shall not be personally liable to New EM or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to New EM or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of New EM shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Additionally, the Proposed Charter contains provisions that provide that, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, New EM shall indemnify all persons whom it may indemnify pursuant thereto.

COMPARISON OF RIGHTS OF EQUITY HOLDERS OF WTMA,
THE TARGET COMPANIES AND NEW EM

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder rights associated with each of the merging entities and New EM according to applicable law and/or the relevant organizational documents for each entity.

While WTMA believes that the summary table covers the material differences between the rights of the various entities prior to the Business Combination and the rights of New EM stockholders following the Business Combination, the summary table may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights, and are qualified in their entirety by reference to the applicable law and the various organizational documents referred to in the summaries. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between each entity’s rights before the Business Combination and New EM following the Business Combination.

WTMA	New EM	EM	CMR	Handa Lab	KCM	KMMI	NS World
Authorized Capital Stock

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which WTMA is authorized to issue is 101,000,000 shares, consisting of (a) 100,000,000 shares of common stock and (b) 1,000,000 shares of preferred stock.

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which New EM is authorized to issue is 1,501,000,000 shares, consisting of (a) 1,500,000,000 shares of New EM Common Stock, and (b) 1,000,000 shares of preferred stock.

		1,000,000 units.	[ ]	[ ]	[ ]	[ ]	[ ]
Rights of Preferred Stock

The WTMA Board is authorized to provide out of the unissued shares of the preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the WTMA Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.

The New EM Board of Directors is authorized to provide out of the unissued shares of the preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the New EM Board of Directors providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.

		Not applicable.	[ ]	[ ]	[ ]	[ ]	[ ]

WTMA	New EM	EM	CMR	Handa Lab	KCM	KMMI	NS World
Number and Qualification of Directors
The WTMA Board shall consist of one or more members. The number of directors may be changed from time to time by resolution of the WTMA Board or of the stockholders.

The total number of directors constituting the New EM Board of Directors shall initially be five directors. The New EM Board of Directors shall consist of one or more members. The number of directors shall be set from time to time by resolution of the New EM Board of Directors or by the stockholders.

		EM has one manager.	[ ]	[ ]	[ ]	[ ]	[ ]
Election of Directors

For the election of directors, the affirmative vote of a majority of the shares of stock present or represented at the meeting, by ballot, proxy or electronic ballot, shall be the act of the stockholders.

In any uncontested election of directors, each person receiving a majority of the votes cast shall be deemed elected. In any contested election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.

		Managers shall be elected by the affirmative vote of a majority in interest of all the members of EM.	[ ]	[ ]	[ ]	[ ]	[ ]
Removal of Directors

Any director may be removed, either for or without cause, at any time by action of the holders of a majority of the outstanding shares of stock entitled to vote thereon, either at a meeting of the holders of such shares or, whenever permitted by law, without a meeting by their written consents thereto.

	Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole New EM Board of Directors.	Any manager may be removed at any time, with or without cause, by the affirmative vote of a majority in interest of the members of EM.	[ ]	[ ]	[ ]	[ ]	[ ]
Voting

If a quorum is present or represented, the affirmative vote of a majority of the shares of stock present or represented at the meeting, by ballot, proxy or electronic ballot, shall be the act of the stockholders unless the vote of a greater number of shares of stock is required by law or by WTMA’s certificate of incorporation or by-laws. Each outstanding share of stock having voting power, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

Every stockholder of record shall be entitled at every meeting of stockholders to one vote for each share of capital stock standing in his name on the record of stockholders. As to each matter submitted to a vote of the stockholders (other than the election of directors), except as otherwise provided by law or by New EM’s Proposed Charter and Proposed Bylaws, such matter shall be decided by the affirmative vote of the holders of a majority of shares of stock present or represented at the meeting and entitled to vote.

		Every act or decision done or made by a majority of the total number of managers shall be regarded as the act of EM, unless a greater number be required by law or by EM’s Company Operating Agreement.	[ ]	[ ]	[ ]	[ ]	[ ]

WTMA	New EM	EM	CMR	Handa Lab	KCM	KMMI	NS World
Cumulative Voting
Not applicable.	Not applicable.	Not applicable.	[ ]	[ ]	[ ]	[ ]	[ ]
Vacancies on the Board of Directors

Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify. A vacancy created by the removal of a director by the stockholders may be filled by the stockholders.

Vacancies and newly created directorships resulting from any increase in the number of directors may be filled only by a majority of the directors then in office, though less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred. A vacancy created for any reason may not be filled by the stockholders.

Any vacancy occurring for any reason in the number of managers of EM may be filled by the affirmative vote of a majority in interest of the members who designated such manager. Any manager’s position to be filled by reason of an increase in the number of managers shall be filled by the affirmative vote of a majority in interest of all the members at an annual meeting or at a special meeting of members called for that purpose. A manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal. A manager chosen to fill a position resulting from an increase in the number of managers shall hold office until the next annual meeting of members and until his successor shall be elected and shall qualify, or until his earlier death, resignation or removal.

			[ ]	[ ]	[ ]	[ ]	[ ]

WTMA	New EM	EM	CMR	Handa Lab	KCM	KMMI	NS World
Special Meeting of the Board of Directors

Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by WTMA’s certificate of incorporation, may be held wholly or partially by means of remote communication or at any place, within or without the State of Delaware, and may be called by resolution of the WTMA Board, or by the Chairman or President (if any).

Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Proposed Charter, may be held wholly or partially by means of remote communication or at any place, within or without the State of Delaware, and may be called by resolution of the Board, or by the Chairman of the Board, the Executive Chairman of the Board, the Chief Executive Officer, or the President (if any), and may not be called by any other person.

Special meetings of the managers for any purpose or purposes shall be called at any time by the President or, if the President is absent or unable or refuses to act, by the Secretary or by any manager.

			[ ]	[ ]	[ ]	[ ]	[ ]
Stockholder Action by Written Consent

Whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or e-mailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

Whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or e-mailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

All actions of the members may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone. Any such action which may be taken by the members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the holder or holders of interests constituting not less than the minimum amount of interests that would be necessary to take such action at a meeting at which the holders of all interests entitled to vote on the action were present and voted.

			[ ]	[ ]	[ ]	[ ]	[ ]

WTMA	New EM	EM	CMR	Handa Lab	KCM	KMMI	NS World
Amendment to Charter

To amend WTMA’s certificate of incorporation, if a quorum is present or represented, the affirmative vote of a majority of the shares of stock present or represented at the meeting, by ballot, proxy or electronic ballot, shall be the act of the stockholders.

The affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote shall be required to amend any of the provisions of Section 4.03, Section 5.03, Section 5.06, Article VI, Article VII or Article IX of the Proposed Charter.

		To amend EM’s certificate of formation, every act or decision done or made by a majority of the total number of managers shall be regarded as the act of EM.	[ ]	[ ]	[ ]	[ ]	[ ]
Amendment of Bylaws

WTMA’s by-laws may be altered, amended, supplemented or repealed or new by-laws may be adopted (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of WTMA’s Board at any regular or special meeting of WTMA’s Board. The stockholders shall have authority to change or repeal any by-laws adopted by the directors.

The Proposed Bylaws may be altered, amended, supplemented or repealed or new bylaws may be adopted at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting.

		EM’s Company Operating Agreement may be amended or modified only with the consent of a majority of the managers and a majority in interest of the members.	[ ]	[ ]	[ ]	[ ]	[ ]
Quorum

The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by WTMA’s certificate of incorporation.

The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

		A majority in interest of the members shall constitute a quorum at all meetings of the members.	[ ]	[ ]	[ ]	[ ]	[ ]

WTMA	New EM	EM	CMR	Handa Lab	KCM	KMMI	NS World
Annual Stockholder Meetings

The annual meeting of the stockholders of WTMA shall be held wholly or partially by means of remote communication or at such place, within or outside the State of Delaware, on such date and at such time as may be determined by the WTMA Board and as shall be designated in the notice of said meeting.

The annual meeting of the stockholders of New EM shall be held wholly or partially by means of remote communication or at such place, within or outside the State of Delaware, on such date and at such time as may be determined by the New EM Board of Directors and as shall be designated in the notice of said meeting.

		The annual meeting of the members will be held at such time and date as shall be designated by the managers from time to time and stated in the notice of the meeting.	[ ]	[ ]	[ ]	[ ]	[ ]
Special Stockholder Meetings

Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by WTMA’s certificate of incorporation, may be held wholly or partially by means of remote communication or at any place, within or outside the State of Delaware, and may be called by resolution of the Board, or by the Chairman or President (if any).

Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Proposed Charter, may be held wholly or partially by means of remote communication or at any place, within or outside the State of Delaware, and may be called by resolution of the New EM Board of Directors, or by the Chairman of the Board, the Executive Chairman of the Board, the Chief Executive Officer, or the President (if any), and may not be called by any other person.

Special meetings of the members may be called by the managers or by the holders of not less than twenty percent of all the interests. Business transacted at all special meetings shall be confined to the purposes stated in the notice.

			[ ]	[ ]	[ ]	[ ]	[ ]
Notice of Stockholder Meetings

Written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally, by mail, or by telegram, facsimile or cable or other electronic means, by or at the direction of the Chief Executive Officer, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting.

Written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally, by mail, or by telegram, facsimile or cable or other electronic means, by or at the direction of the Chief Executive Officer, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting.

Written or printed notice stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the managers or person calling the meeting, to each member of record entitled to vote at such meeting.

			[ ]	[ ]	[ ]	[ ]	[ ]

WTMA	New EM	EM	CMR	Handa Lab	KCM	KMMI	NS World
Advance Notice Requirements

Stockholders seeking to bring business before the annual meeting of stockholders, or to nominate candidates for election as directors at the annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to WTMA’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders.

To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of New EM not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, or if no annual meeting was held in the preceding year, notice by a stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which the public announcement of the date of such meeting is first made by New EM.

		Not applicable.	[ ]	[ ]	[ ]	[ ]	[ ]
Limitation of Liability of Directors and Officers

A director of WTMA shall not be personally liable to WTMA or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to WTMA or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

A director of the New EM shall not be personally liable to New EM or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to New EM or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

No manager shall be liable to EM or the members for monetary damages for an act or omission in such person’s capacity as a Manager, except for liability for (a) a breach of a such manager’s duty of loyalty to EM or its members, (b) an act or omission not in good faith that constitutes a breach of duty of such manager to EM or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which such manager received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such manager’s position, or (d) an act or omission for which the liability of a manager is expressly provided for by an applicable statute.

			[ ]	[ ]	[ ]	[ ]	[ ]

WTMA	New EM	EM	CMR	Handa Lab	KCM	KMMI	NS World
Indemnification of Directors and Officers

WTMA, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by WTMA in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by WTMA as authorized hereby.

New EM, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by New EM in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by New EM as authorized hereby.

EM shall indemnify any officer or manager who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, by reason of the fact that such indemnitee is or was a manager or officer of EM, or is or was serving at the request of EM as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, sole proprietorship, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such indemnitee in connection therewith to the extent that such indemnitee has been wholly successful on the merits or otherwise in defense of such action, suit or proceeding.

			[ ]	[ ]	[ ]	[ ]	[ ]
Dividends, Distributions and Stock Repurchases

Subject to applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of WTMA’s common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of WTMA) when, as and if declared thereon by the WTMA Board from time to time out of any assets or funds of WTMA legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of New EM Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of New EM) when, as and if declared thereon by the New EM Board of Directors from time to time out of any assets or funds of New EM legally available therefor and shall share equally on a per share basis in such dividends and distributions.

The managers may distribute distributable cash or other property to the members of record on the date of the distribution at such times and in such amounts as they may, in their sole discretion, determine, and in the following order and priority: (i) first, to the members in proportion to and to the extent of each such member’s Unrecovered Capital Contribution (as defined in EM’s Company Operating Agreement); and (ii) the balance, if any, to the members in accordance with their interests.

			[ ]	[ ]	[ ]	[ ]	[ ]

WTMA	New EM	EM	CMR	Handa Lab	KCM	KMMI	NS World
Liquidation

Subject to applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of WTMA, after payment or provision for payment of the debts and other liabilities of WTMA, the holders of shares of WTMA’s common stock shall be entitled to receive all the remaining assets of WTMA available for distribution to its stockholders, ratably in proportion to the number of shares of WTMA common stock held by them.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of New EM, after payment or provision for payment of the debts and other liabilities of New EM, the holders of shares of New EM Common Stock shall be entitled to receive all the remaining assets of New EM available for distribution to its stockholders, ratably in proportion to the number of shares of New EM Common Stock held by them.

In settling accounts after the occurrence of an event of dissolution, the assets of EM shall be applied and distributed, as soon as is reasonably practicable, in the following order and priority: (a) first, to pay, satisfy, or discharge all of the debts, liabilities, and obligations of EM or otherwise make adequate provision for payment and discharge thereof; (b) second, to the members in proportion to and to the extent of each such member’s Unrecovered Capital Contribution; and (c) the balance, if any, to the members in accordance with their interests.

			[ ]	[ ]	[ ]	[ ]	[ ]
Duties of Directors

The business affairs of WTMA shall be managed by the WTMA Board, which may exercise all such powers of WTMA and do all such lawful acts and things as are not by statute or by WTMA’s certificate of incorporate or by-laws directed or required to be exercised or done by the stockholders. The WTMA Board may adopt such rules and regulations, not inconsistent with WTMA’s certificate of incorporation or by-laws or applicable laws, as it may deem proper for the conduct of its meetings and the management of WTMA.

The business affairs of New EM shall be managed by the New EM Board of Directors, which may exercise all such powers of New EM and do all such lawful acts and things as are not by statute or by the Proposed Charter or Proposed Bylaws directed or required to be exercised or done by the stockholders.

All responsibility for management and control of the business and affairs of EM shall be vested in the managers. The managers may exercise all such powers of EM and do all such lawful acts and things as are not directed or required to be exercised or done, including, but not limited to, contracting for or incurring debts, liabilities and other obligations on behalf of EM.

			[ ]	[ ]	[ ]	[ ]	[ ]

WTMA	New EM	EM	CMR	Handa Lab	KCM	KMMI	NS World
Inspection of Books and Records; Stockholder Lists

Under the DGCL, any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from WTMA’s stock ledger, a list of its stockholders, and its other books and records, and a subsidiary’s books and records.

Under the DGCL, any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from New EM’s stock ledger, a list of its stockholders, and its other books and records, and a subsidiary’s books and records.

		Any manager shall have the right to examine the list of its members entitled to vote and its other books and records for a purpose reasonably related to such manager’s position as a manager.	[ ]	[ ]	[ ]	[ ]	[ ]
Choice of Forum

Unless WTMA consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of WTMA, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of WTMA to WTMA or WTMA’s stockholders, (iii) any action asserting a claim against WTMA, its directors, officers or employees arising pursuant to any provision of the DGCL or WTMA’s certificate of incorporation or by-laws, or (iv) any action asserting a claim against WTMA, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination),

Unless New EM consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of New EM, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New EM to New EM or New EM’s stockholders, (iii) any action asserting a claim against New EM, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or Proposed Bylaws, or (iv) any action asserting a claim against New EM, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery

		Not applicable.	[ ]	[ ]	[ ]	[ ]	[ ]

WTMA	New EM	EM	CMR	Handa Lab	KCM	KMMI	NS World

which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Exchange Act or Securities Act.

within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Securities Act for which, unless New EM consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

WTMA SHARES ELIGIBLE FOR FUTURE SALE

Business Combination Shares

Upon the consummation of the Business Combination at the Closing on the Closing Date, New EM will have, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 820,000,000 shares of New EM Common Stock issued and outstanding. All of the New EM Common Stock issued to the WTMA Stockholders in connection with the Business Combination will be freely transferable by persons other than by the WTMA Founder Holders or WTMA’s, New EM’s or EM’s affiliates without restriction or further registration under the Securities Act. Additionally, the EM shareholders (including holders of EM Convertible Instruments) will receive 615,785,471 shares of New EM Common Stock, approximately 615,785,471 of which are expected to be subject to a 180 calendar days lock-up period imposed by the Organizational Documents immediately after the consummation of the Business Combination. This lock-up arrangement mitigates the risk that sales of substantial amounts of the New EM Common Stock in the public market could adversely affect prevailing market prices of the New EM Common Stock. Prior to the Business Combination, there has been no public market for EM Common Stock. New EM has applied for listing of the New EM Common Stock on Nasdaq, but there can be no assurance that a regular trading market will develop for the New EM Common Stock.

Lock-up Provisions

Sponsor Support & Lock-Up Agreement

In connection with the Merger Agreement, on November 6, 2024, WTMA, EM, Sponsor and the Sponsor Persons entered into the Sponsor Support and Lock-up Agreement.

The table below sets forth certain details relating to the material terms of the Sponsor Support and Lock-up Agreement.

Certain Material Terms of the Sponsor Support & Lock-Up Agreement	Summary of Certain Material Terms
Who is subject to the Agreement	The Sponsor and the Sponsor Persons.
Lock-Up Shares

Any shares of WTMA Common Stock outstanding, any shares of WTMA Common Stock issuable upon the exercise of options to purchase shares of WTMA Common Stock, or any securities convertible into or exercisable or exchangeable for WTMA Common Stock, in each case, held at the Closing by the Sponsor or any Sponsor Person party to the Sponsor Support and Lock-up Agreement.

Lock-Up Restrictions

The Sponsor and the Sponsor Persons party to the Sponsor Support and Lock-up Agreement are subject to restrictions on transferring their WTMA securities until the earlier of (a) 180 days after the Closing and (b) the date on which the closing price per share of WTMA Common Stock equals or exceeds $12.50 for any twenty (20) trading days within any thirty (30) consecutive trading day period; provided, however, that 50% of the WTMA securities held by the Sponsor or such Sponsor Person shall remain subject to the restriction in the foregoing clause (a).

Exceptions to Lock-Up Restrictions

Exceptions to the lock-up restrictions include transfers by gift to the transferring Sponsor Person’s immediate family, pursuant to a divorce settlement, by virtue of laws of descent, exercise of options or warrants, pursuant to a trading plan (with certain limitations), and, in the case of the Sponsor, distributions to shareholders, members or affiliates of the Sponsor, or pursuant to a liquidation, merger, consolidation or similar transaction.

EM Equityholder Support and Lock-up Agreement

On November 6, 2024, WTMA, EM and the EM Equityholder entered into the EM Equityholder Support and Lock-up Agreement.

The table below sets forth certain details relating to the material terms of the EM Equityholder Support and Lock-up Agreement.

Certain Material Terms of the Company Equityholder Support & Lock-Up Agreement	Summary of Certain Material Terms
Who is subject to the Agreement	The EM Equityholder.
Lock-Up

Any shares of WTMA Common Stock, any shares of WTMA Common Stock issuable upon the exercise of options to purchase shares of WTMA Common Stock, or any securities convertible into or exercisable or exchangeable for WTMA Common Stock, in each case held by the EM Equityholder at the Closing.

Lock-Up Restrictions

The EM Equityholder is subject to restrictions on transferring its WTMA securities until the earlier of (a) 180 days after the Closing and (b) the date on which the closing price per share of WTMA Common Stock equals or exceeds $12.50 for any twenty (20) trading days within any thirty (30) consecutive trading day period; provided, however, that fifty percent (50%) of the WTMA securities held by the EM Equityholder shall remain subject to the restriction in the foregoing clause (a).

Exceptions to Lock-Up Restrictions

Exceptions to the lock-up restrictions include transfers by gift to the EM Equityholder’s immediate family, pursuant to a divorce settlement, by virtue of laws of descent, exercise of options or warrants, pursuant to a trading plan (with certain limitations).

IPO Letter Agreement

On December 27, 2021, WTMA, the Sponsor and the other WTMA Founder Holders entered into a letter agreement (the “IPO Letter Agreement”).

The table below sets forth certain details relating to the material terms of the IPO Letter Agreement.

Certain Material Terms of the IPO Letter Agreement	Summary of Certain Material Terms
Who is subject to the Agreement	The Sponsor and the other WTMA Founder Holders.
Voting Agreement

If the Company solicits approval of its stockholders of a business combination, each of the Sponsor and the other WTMA Founder Holders agreed to vote all shares of WTMA Common Stock beneficially owned by him, her or it, whether acquired before, in or after the IPO, in favor of such business combination.

Indemnification Agreement

In the event of the liquidation of the trust account, each of the Sponsor and the other WTMA Founder Holders agreed to indemnify and hold harmless WTMA against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which WTMA may become subject as a result of any claim by any target business or vendor or other person who is owed money by WTMA for services rendered or products sold or contracted for, but only to the extent necessary to ensure that such loss, liability, claim, damage or expense does not reduce the amount of funds in the trust account; provided that such indemnity shall not apply if such target business, vendor or other person has executed an agreement waiving any claims against the trust account.

Certain Material Terms of the IPO Letter Agreement	Summary of Certain Material Terms

Lock-Up Shares of WTMA Common Stock owned or to be owned by the Sponsor and the other WTMA Founder Holders, directly or indirectly, whether purchased by them prior to the IPO, in the IPO or in the aftermarket

Each of the Sponsor and the other WTMA Founder Holders party to the IPO Letter Agreement waived his, her or its right to exercise redemption rights with respect to any shares of WTMA Common Stock owned or to be owned by them, directly or indirectly, whether purchased by the undersigned prior to the IPO, in the IPO or in the aftermarket, and agreed that he, she or it will not seek redemption with respect to or otherwise sell, such shares in connection with any vote to approve a business combination with respect thereto, a vote to amend the provisions of the Existing Charter, or a tender offer by WTMA prior to a business combination.

Private Placement Units Purchase Agreement

On December 27, 2021, WTMA and the Sponsor entered into the Private Placement Units Purchase Agreement.

The table below sets forth certain details relating to the material terms of the Private Placement Units Purchase Agreement.

Certain Material Terms of the Private Placement Units Purchase Agreement	Summary of Certain Material Terms
Who is subject to the Agreement	The Sponsor.
Lock-Up Shares	Private Units and underlying securities.
Lock-Up	Private Units and the underlying securities will not be transferable until after the consummation of a business combination.
Exceptions to the Lock-Up

Private Units and the underlying securities will not be transferable until after the consummation of a business combination except (i) to WTMA’s pre-IPO stockholders, or to WTMA’s officers, directors, advisors and employees, (ii) transfers to the Sponsor’s affiliates or its members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) by private sales made in connection with the consummation of a business combination at prices no greater than the price at which the Private Units were originally purchased or (vii) to WTMA for cancellation in connection with the consummation of a business combination, in each case (except for clause (vii)) where the transferee agrees to the terms of the transfer restrictions.

Voting	The Sponsor agreed to vote the shares of WTMA Common Stock included in the Private Units in favor of any proposed business combination.

Stock Escrow Agreement

On December 27, 2021, WTMA, the Sponsor and the other WTMA Founder Holders entered into a Stock Escrow Agreement with Continental.

The table below sets forth certain details relating to the material terms of the Stock Escrow Agreement.

Certain Material Terms of the Stock Escrow Agreement	Summary of Certain Material Terms
Agreement to Purchase Placement Units	The Sponsor and the other WTMA Founder Holders.
Lock-Up Shares	Founder Shares
Lock-Up Period

The escrow agent shall hold the Founder Shares during the period (the “Escrow Period”) commencing on December 27, 2021, and (i) for 50% of the Founder Shares, ending on the earlier of (x) six months after the date of the consummation of WTMA’s initial business combination and (y) the date on which the closing price of the WTMA Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after WTMA’s initial business combination and (ii) for the remaining 50% of the Founder Shares, ending six months after the date of the consummation of an initial business combination.

Disbursement of Escrow Shares

WTMA shall promptly provide notice of the consummation of a business combination to the escrow agent. Upon completion of the Escrow Period, the escrow agent shall disburse such amount of each WTMA Founder Holder’s Founder Shares (and any applicable share power) to such WTMA Founder Holder; provided, however, that if the escrow agent is notified by WTMA that WTMA is being liquidated at any time during the Escrow Period, then the escrow agent shall promptly destroy the certificates representing the Founder Shares; provided further, however, that if, within six months after WTMA consummates an initial business combination, WTMA (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of WTMA Common Stock for cash, securities or other property, then the escrow agent will, upon receipt of a notice executed by the Chairman of the Board, Chief Executive Officer or other authorized officer of WTMA, in form reasonably acceptable to the escrow agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Founder Shares to the WTMA Founder Holders.

Exceptions to Transfer Restrictions

During the Escrow Period, the only permitted transfers of the Founder Shares will be (1) to WTMA’s pre-IPO stockholders or their respective affiliates, or to WTMA’s offices, directors, advisors and employees, (2) if the WTMA Founder Holder is an entity, as a distribution to its, partners, stockholders or members upon its liquidation, (3) by bona fide gift to a member of the initial stockholder’s immediate family or to a trust, the beneficiary of which is the WTMA Founder Holder or a member of the WTMA Founder Holder’s immediate family for estate planning purposes, (4) by virtue of the laws of descent and distribution upon death of the WTMA Founder Holder, (5) pursuant to a qualified domestic relations order, (6) by private sales at prices no greater than the price at which the WTMA Founder Holders were originally purchased or (7) for the cancellation of up to 281,250 shares of WTMA Common Stock subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part or in connection with the consummation of WTMA’s initial business combination, in each case on the condition that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of the Stock Escrow Agreement and of the IPO Letter Agreement (as signed by the WTMA Founder Holder transferring the Founder Shares).

Registration Rights

Pursuant to the Registration Rights Agreement, the Sponsor, certain other directors and officers of WTMA and EM, and related parties, will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New EM Common Stock held by such parties following the consummation of the Business Combination. For additional information, see the section entitled “Merger Agreement Proposal — Related Agreements — Registration Rights Agreement.”

Rule 144

Subject to the further restrictions described below under “— Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies,” pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted WTMA Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of WTMA at the time of, or at any time during the three months preceding, a sale and (ii) WTMA is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as WTMA was required to file reports) preceding the sale.

Persons who have beneficially owned restricted WTMA Common Stock for at least six months but who are affiliates of WTMA at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of WTMA Common Stock then outstanding; or

•        the average weekly reported trading volume of WTMA Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of WTMA under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about WTMA.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will not be able to sell its Founder Shares and New EM Common Stock received upon conversion of the private units, as applicable, pursuant to Rule 144 without registration until one year after WTMA has completed its initial business combination.

WTMA anticipates that following the consummation of the Business Combination, New EM will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

The WTMA Board is aware of no other matters, other than the Merger Agreement Proposal, Organizational Documents Proposal, Advisory Governance Proposals, Director Election Proposal, Stock Issuance Proposal, New EM Equity Incentive Plan Proposal and the Adjournment Proposal, that may be brought before the Special Meeting. However, if any other matter should properly come before the Special Meeting, the persons named in the enclosed proxy will vote proxies in accordance with their judgment on such matters. Only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

Future Stockholder Proposals

For any proposal to be considered for inclusion in our proxy statement for our 2025 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 under the Exchange Act. Such proposals must be received by New EM at its principal executive offices at 516 S Dixie Hwy, Unit 209, West Palm Beach, FL 33401, within a reasonable time before New EM begins to print and send its proxy materials for the annual meeting.

In addition, the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, establish an advance notice procedure for stockholders who wish to present a nomination or proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of New EM’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of New EM’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of New EM both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New EM’s annual meeting of stockholders, New EM’s secretary must receive the written notice at New EM’s principal executive offices:

•        not earlier than the 120th day;

•        not later than the 90th day;

•        before the one-year anniversary of the preceding year’s annual meeting.

Accordingly, for New EM’s 2025 annual meeting, assuming the meeting is held on June 1, 2025, notice of a nomination or proposal must be delivered to New EM no later than March 3, 2025, or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made, and no earlier than February 1, 2025. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

If New EM did not hold an annual meeting in the preceding year or if the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from the one-year anniversary of the preceding year’s annual meeting, notice of a nomination or proposal must be delivered to New EM not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. Since New EM did not hold an annual meeting in 2024, notice of a nomination or proposal for New EM’s 2025 annual meeting must be delivered to New EM not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public disclosure of the date of such annual meeting is first made.

In addition to satisfying the requirements under the Proposed Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than New EM’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to New EM at its principal executive offices by the later of (i) 60 calendar days prior to the date of New EM’s 2025 annual meeting or the 10th calendar day following the day on which public announcement of the date of New EM’s 2025 annual meeting is first made. Assuming New EM’s 2025 annual meeting is held on June 1, 2025, the deadline for providing such notice for the 2025 annual meeting would be April 2, 2025, or the 10th calendar day following the public announcement of the date of the 2025 annual meeting, whichever is later.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the WTMA Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Welsbach Technology Metals Acquisition Corp., 4422 N. Ravenswood Ave #1025, Chicago, Illinois 60640. Following the Business Combination, such communications should be sent in care of New EM, 516 S Dixie Hwy, Unit 209, West Palm Beach, FL 33401. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors. The acceptance and forwarding of communications to the members of the WTMA Board, as applicable, or to a committee chairperson or the non-management directors as a group does not imply or create any fiduciary duty of such director, committee chairperson or non-management directors to the person submitting the communications.

LEGAL MATTERS

WTMA is being represented by Anthony, Linder & Cacomanolis, PLLC with respect to certain legal matters as to United States federal securities. EM is being represented by Jones Day with respect to certain legal matters as to United States federal securities and New York State law.

The validity of the shares of WTMA Common Stock to be issued in connection with the Business Combination will be passed upon by Anthony, Linder & Cacomanolis, PLLC.

EXPERTS

The consolidated financial statements of Welsbach Technology Metals Acquisition Corp. as of December 31, 2023 and December 31, 2022, and for each of the years in the two-year period ended December 31, 2023 included in this proxy statement/prospectus have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Evolution Metals LLC as of June 30, 2024 and for the period from February 8, 2024 (Inception) to June 2024, included in this proxy statement/prospectus, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Critical Mineral Recovery, Inc. as of December 31, 2023 and December 31, 2022, and for the year ended December 31, 2023 and the period from January 26, 2022 (inception) to December 31, 2022 included in this proxy statement/prospectus, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of KCM Industry Co., Ltd. as of December 31, 2023 and December 31, 2022 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of Samil PricewaterhouseCoopers, an independent auditor, given on the authority of said firm as experts in auditing and accounting.

The financial statements of KMMI INC. as of December 31, 2023 and December 31, 2022 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of Samil PricewaterhouseCoopers, an independent auditor, given on the authority of said firm as experts in auditing and accounting.

The financial statements of NS World Co., Ltd. as of December 31, 2023 and December 31, 2022 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of Samil PricewaterhouseCoopers, an independent auditor, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Handa Lab Co., Ltd. as of December 31, 2023 and December 31, 2022 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of Samil PricewaterhouseCoopers, an independent auditor, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, unless it has received a contrary instruction, WTMA and services that it employs to deliver communications to its stockholders are permitted to deliver a single copy of this proxy statement/prospectus to two or more stockholders sharing the same address, if WTMA believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce WTMA expenses.

Upon written or oral request, WTMA will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that WTMA deliver single copies of such documents in the future. Stockholders may notify WTMA of their requests by calling or writing WTMA at its principal executive offices at 4422 N. Ravenswood Ave #1025, Chicago, Illinois 60640 or (251) 280-1980. Following the Business Combination, such requests should be made by calling +1 (561) 225-3205 or writing New EM at 516 S Dixie Hwy, Unit 209, West Palm Beach, FL 33401.

WHERE YOU CAN FIND MORE INFORMATION

WTMA has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

WTMA files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on WTMA, including this proxy statement/prospectus, at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

Christopher Clower, Chief Operating Officer and Director
Welsbach Technology Metals Acquisition Corp.
4422 N. Ravenswood Ave #1025
Chicago, Illinois 60640
Tel: +1 (251) 280-1980

Tel: +65 9012 6332

Email: chris@welsbach.sg

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

[          ]

[          ]

[          ]

Individuals call toll-free: [          ]
Banks and Brokerage Firms, please call: [          ]
Email: [          ]

If you are a WTMA stockholder and would like to request documents, please do so by [          ], 2024, or five (5) business days prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, such documents will be mailed to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to WTMA has been supplied by WTMA, and all such information relating to EM has been supplied by EM. Information provided by either WTMA or EM does not constitute any representation, estimate or projection of any other party.

Neither WTMA nor EM has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus, the accompanying financial statements and Annexes attached to this proxy statement/prospectus, or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

WELSBACH TECHNOLOGY METALS FINANCIAL STATEMENTS

EM FINANCIAL STATEMENTS

CMR FINANCIAL STATEMENTS

KCM FINANCIAL STATEMENTS

KMMI FINANCIAL STATEMENTS

NS WORLD FINANCIAL STATEMENTS

HANDA LAB FINANCIAL STATEMENTS

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash	$2,564	$6,760
Prepaid expenses and other assets	40,500	833
Total current assets	43,064	7,593
Restricted cash	168,012	161,449
Cash and investments held in Trust Account	24,269,376	23,769,229
TOTAL ASSETS	$24,480,452	$23,938,271

LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$2,800,319	$2,846,126
Due to affiliates	353,663	293,663
Franchise tax payable	186,812	80,000
Income taxes payable	35,098	—
Due to stockholders for redemption of Common Stock	12,219,791	—
Excise tax payable	705,718	583,520
Convertible promissory notes – related party	2,296,371	2,296,371
Working capital loans – related party	1,100,610	549,100
Total current liabilities	19,698,382	6,648,780
Deferred underwriting fee payable	2,704,690	2,704,690
TOTAL LIABILITIES	$22,403,072	$9,353,470

COMMITMENTS AND CONTINGENCIES (NOTE 6)
REDEEMABLE COMMON STOCK
Common Stock subject to possible redemption, $0.0001 par value, 1,082,789 shares at redemption value of $11.08 per share at June 30, 2024 and 2,172,581 shares at redemption value of $10.98 at December 31, 2023, respectively	11,995,687	23,850,678

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock; $0.0001 par value; 100,000,000 shares authorized; 2,283,976 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively (excluding 1,082,789 shares at June 30, 2024 and 2,172,851 shares at December 31, 2023 subject to redemption)	228	228
Additional Paid in Capital	—	—
Accumulated deficit	(9,918,535)	(9,266,105)
TOTAL STOCKHOLDERS’ DEFICIT	(9,918,307)	(9,265,877)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT	$24,480,452	$23,938,271

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
OPERATING EXPENSES
General and administrative	$277,662	$330,636	$549,654	$1,188,958
Franchise tax	50,000	50,000	100,000	100,000
Loss from operations	327,662	380,636	649,654	1,288,958

Other (expense) income:
Interest income from investments held in Trust Account	258,639	502,106	519,320	1,347,196
Other (expense) income, net	258,639	502,106	519,320	1,347,196

(Loss) Income before provision for income taxes	(69,023)	121,470	(130,334)	58,238
Provision for income taxes	(26,249)	(94,942)	(35,098)	(261,911)
Net (loss) income	$(95,272)	$26,528	$(165,432)	$(203,673)

Weighted average shares outstanding of common stock – redemption feature	2,148,894	3,629,722	2,160,872	5,486,258
Basic and diluted net (loss) income per share of common stock – redemption feature	$(0.02)	$—	$(0.04)	$(0.03)

Weighted average shares outstanding of common stock – no redemption feature	2,283,976	2,283,976	2,283,976	2,283,976
Basic and diluted net (loss) income per share of common stock – no redemption feature	$(0.02)	$—	$(0.04)	$(0.03)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Common Stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, January 1, 2024	2,283,976	$228	$—	$(9,266,105)	$(9,265,877)
Accretion of redeemable common stock to redemption value	—	—	—	(189,223)	(189,223)
Net loss	—	—	—	(70,160)	(70,160)
Balance, March 31, 2024	2,283,976	228	—	(9,525,488)	(9,525,260)
Accretion of redeemable common stock to redemption value	—	—	—	(175,577)	(175,577)
Excise tax on redemption of Class A common stock	—	—	—	(122,198)	(122,198)
Net loss	—	—	—	(95,272)	(95,272)
Balance, June 30, 2024	2,283,976	$228	$—	$(9,918,535)	$(9,918,307)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Common Stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, January 1, 2023	2,283,976	$228	$—	$(5,939,864)	$(5,939,636)
Accretion of redeemable common stock to redemption value	—	—	—	(750,670)	(750,670)
Net loss	—	—	—	(230,201)	(230,201)
Balance, March 31, 2023	2,283,976	228	—	(6,920,735)	(6,920,507)
Accretion of redeemable common stock to redemption value	—	—	—	(722,985)	(722,985)
Net income	—	—	—	26,528	26,528
Balance, June 30, 2023	2,283,976	$228	$—	$(7,617,192)	$(7,616,964)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(165,432)	$(203,673)
Adjustments to reconcile net loss to net cash used in operating activities:
Income on investments held in Trust Account	(519,320)	(1,347,196)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(39,667)	(40,833)
Due to affiliates	60,000	34,000
Accounts payable	(45,807)	830,803
Franchise tax payable	106,812	111,630
Income taxes payable	35,098	261,911
Net cash used in operating activities	(568,316)	(353,358)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	—	(500,000)
Notes receivable – related party	—	(124,166)
Repayment of notes receivable – related party	—	25,000
Cash withdrawn from Trust Account in connection with redemption	—	42,636,600
Cash withdrawn from Trust Account to pay franchise and income taxes	19,173	—
Net cash provided by investing activities	19,173	42,037,434

CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of common stock – due to stockholders	—	(42,636,600)
Proceeds from convertible promissory note – related party	—	500,000
Proceeds from working capital loans – related party	551,510	—
Net cash provided by (used in) financing activities	551,510	(42,136,600)

NET CHANGE IN CASH AND RESTRICTED CASH	2,367	(452,524)
CASH AND RESTRICTED CASH, BEGINNING OF PERIOD	168,209	523,063
CASH AND RESTRICTED CASH, END OF PERIOD	170,576	70,539

CASH AND RESTRICTED CASH, END OF PERIOD
Cash	$2,564	$208
Restricted cash	168,012	70,331
CASH AND RESTRICTED CASH, END OF PERIOD	$170,576	$70,539

Supplemental disclosure on noncash activities:
Accretion for redeemable common stock to redemption value	$364,800	$1,473,655
Excise tax on redemption of Class A common stock	$122,198	$—
Due to stockholders for redemption of Common Stock	$12,219,791	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 1 — Description of Organization and Business Operations and Liquidity

Welsbach Technology Metals Acquisition Corp. (the “Company” or “WTMA”) was incorporated in Delaware on May 27, 2021. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one subsidiary, WTMA Merger Subsidiary Corp. (the “Merger Sub”), a direct wholly owned subsidiary of the Company incorporated in the state of Delaware on October 19, 2022. As of June 30, 2024, the subsidiary had no activity.

As of June 30, 2024, the Company had not commenced any operations. All activity through June 30, 2024, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below and, since the offering, the search for a prospective Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income earned on cash and investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on December 27, 2021. On December 30, 2021, the Company consummated the IPO of 7,500,000 units (“Units”), each Unit containing one share of common stock (the “Public Shares”) and one right to receive 1/10 of one share of common stock upon the consummation of the Business Combination (the “Public Rights”), at $10.00 per Unit generating gross proceeds of $75,000,000, which is discussed in Note 3. The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 347,500 private placement units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Welsbach Acquisition Holdings LLC (the “Sponsor”) generating gross proceeds of $3,475,000, which is described in Note 4.

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 Units to cover Over-allotment, if any. On January 14, 2022, the underwriters partially exercised the option (the “Over-allotment”) and purchased 227,686 additional Units (the “Over-allotment Units”), generating gross proceeds of $2,276,860.

Upon the closing of the over-allotment on January 14, 2022, the Company consummated a private sale of an additional 4,554 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $45,540. As of January 14, 2022, a total of $77,276,860 of the net proceeds from the IPO (including the Over-allotment Units) and the sale of Private Placement Units has been placed in the Trust Account (defined below). As the over-allotment option was only partially exercised, 224,328 shares of common stock purchased by the Initial Stockholders (as defined below) have been forfeited for no consideration.

Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option amounted to $4,788,446, consisting of $1,545,537 of underwriting fees, $2,704,690 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $538,219 of other costs. As described in Note 6, the $2,704,690 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement entered into in connection with the IPO (the “Underwriting Agreement”).

Following the closing of the IPO, $75,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a trust account (“Trust Account”). The amounts placed in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below. On November 8, 2023, to mitigate the risk of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), the Company liquidated the U.S. government treasury obligations held in the Trust Account and placed all funds in the Trust Account in an interest-bearing deposit account.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the amounts due under the business combination marketing agreement and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable).

All of the Public Shares contain a redemption feature, which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., Public Rights as defined in Note 3), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20 “Debt with Conversion and other Options”. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the consolidated balance sheets until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20.0% or more of the Public Shares sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers and directors and other holders of Founders Shares (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Common Stock in conjunction with any such amendment.

The Company initially had until September 30, 2022 to complete a Business Combination, 9 months following the consummation of the Company’s IPO, and further extended, as described below, to 12 and 15 months following the IPO, as the Sponsor extended the period of time to consummate a Business Combination two times by an additional three months, pursuant to the terms of the Company’s Certificate of Incorporation and the trust agreement. The Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. As of June 24, 2024, the Company announced that funds in the Company’s Trust Account established to hold a portion of the proceeds from the Company’s initial public offering, including any interest thereon, will not be used, now or in the future, to pay for any dissolution expenses in connection with the liquidation of the Trust Account.

The period of time for the Company to complete a business combination under its amended and restated certificate of incorporation has been extended for a period of 3 months from September 30, 2022 to December 30, 2022 upon the deposit of $772,769 into the Trust Account on September 27, 2022 in accordance with the Company’s amended and restated certificate of incorporation. Subsequently, the period of time for the Company to complete a business combination under its amended and restated certificate of incorporation has been extended for a period of 3 months from December 30, 2022 to March 30, 2023 upon the deposit of $772,769 into the Trust Account on December 23, 2022.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

On March 24, 2023, the Company held a special meeting of its stockholders. In connection with the votes to approve the March Extensions (defined below), the stockholders approved the proposal to amend the Company’s charter by allowing the Company to extend (the “Extension”) the date by which it has to consummate a business combination (the “Combination Period”) for up to an additional six months, from March 30, 2023 to up to September 30, 2023, by depositing into the Trust Account $125,000 for each additional one month extension (the “Extension Payment”) in exchange for a non-interest bearing, unsecured promissory note, convertible at the option of the holder, in full or in part, into units at a price of $10.00 per unit, which units will be identical to the private placement units issued in connection with the initial public offering of the Company’s units and repayable upon closing of a business combination (the “Extension Note”).

The Company and Continental Stock Transfer & Trust Company entered into an amendment to the Investment Management Trust Agreement, dated March 24, 2023, by and between Continental Stock Transfer & Trust Company and the Company allowing the Company to extend the Combination Period for up to an additional six months, from March 30, 2023 to up to September 30, 2023 (the “March Extensions”), by depositing into the trust account the Extension Payment each additional one month extension in exchange for an Extension Note.

The period of time for the Company to complete a business combination under its amended and restated certificate of incorporation was further extended for a period of six (6) months from March 30, 2023 to September 30, 2023 upon the deposit of $125,000 into the Trust Account on March 28, 2023, April 27, 2023, May 26, 2023, June 29, 2023, August 1, 2023 and August 29, 2023 in accordance with the Company’s amended and restated certificate of incorporation.

On March 24, 2023, holders of 4,097,964 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.40 per share, for an aggregate redemption amount of approximately $42.6 million, leaving approximately $37.8 million in the trust account, based on the approximately $80.4 million held in the trust account. The amount due to the redeeming stockholders was disbursed on April 10, 2023.

On April 10, 2023, $42.6 million was disbursed to holders of shares exercising their right to redeem at the special meeting of the Company’s stockholders held on March 24, 2023 in connection with the vote to approve the March Extensions.

On September 11, 2023, the Company issued a press release to announce that it had entered into a non-binding letter of intent with a target in the critical materials space (the “Target”) for a potential business combination. There can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated.

On September 29, 2023, the Company held a special meeting of its stockholders. The stockholders approved the proposal to amend (the “September Charter Amendment”) the Company’s charter by allowing the Company to extend the Combination Period with a target for up to an additional nine months, from September 30, 2023, to up to June 30, 2024 and proposal to amend the Trust Agreement, allowing the Company to extend the Combination Period for up to an additional nine months, from September 30, 2023, to up to June 30, 2024 (the “September Trust Amendment” and together with the September Charter Amendment, the “September Extensions”), for no contribution to the trust account. In connection with the votes to approve the September Extensions, the holders of 1,456,871 shares of common stock of the Company properly exercised and did not reverse, their right to redeem their shares for cash at a redemption price of $10.79 per share, for an aggregate redemption amount of approximately $15.7 million. The amount due to the redeeming stockholders was subsequently disbursed on October 12, 2023.

On October 9, 2023, the Company received a letter (the “Notice”) from the Nasdaq Listing Qualifications department of Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company no longer complies with the requirements of Nasdaq Listing Rule 5450(a)(2) (the “Rule”) for continued listing on Nasdaq. Under the Rule, the

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

Company is required to maintain at least 400 total holders (the “Total Holder Requirement”). The Notice indicates that the Company has 45 calendar days (the “Deadline”) to submit a plan (the “Compliance Plan”) to regain compliance with the Rule. If Nasdaq accepts the Compliance Plan, Nasdaq can grant the Company an extension of up to 180 calendar days from the date of the Notice to evidence compliance. On November 12, 2023 the Company received an extension to regain compliance with the Rule on or before April 8, 2024. As of April 5, 2024, the Company has received e-mail confirmation from Nasdaq that the Total Holder Requirement deficiency has been cured, followed by a formal confirmation from Nasdaq on April 11, 2024.

On October 16, 2023, the board of directors (the “Board”) of the Company appointed Mr. Andrew Switaj and Mr. Dominik Michael Oggenfuss (each, a “New Director”) as directors of the Company (the “Appointment”), effective immediately.

In connection with the Appointment, the Board authorized the Company to enter into indemnity agreements with each New Director (the “Indemnity Agreements”). The Company and each New Director consented to and executed the Indemnity Agreements on October 16, 2023.

On November 8, 2023, to mitigate the risk of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), the Company liquidated the U.S. government treasury obligations held in the Trust Account and placed all funds in the Trust Account in an interest-bearing deposit account.

On January 25, 2024, the Company issued a press release to announce that it had entered into a non-binding letter of intent with a target in the critical materials space (the “Target”) for a potential business combination. There can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated.

On March 18, 2024, Ms. Emily King resigned from her position as director, and a member of the Audit Committee and Compensation Committee of the Board of Directors of the Company, effective immediately March 18, 2024 and Mr. Andrew Switaj resigned from his position as director, and a member of the Audit Committee and Compensation Committee of the Board of Directors of the Company, effective immediately March 18, 2024. Neither Ms. King’s nor Mr. Switaj’s resignation is a result of any disagreement with the Company on any matter related to the operations, policies, or practices of the Company.

On March 22, 2024, the Company issued a press release to announce that it had entered into a binding letter of intent with Evolution Metals LLC, a Delaware company (“EM” or the “Target”) for a potential business combination.

On April 1, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, the Merger Sub, and EM. Upon the terms and subject to the conditions set forth in this Merger Agreement, the Company, Merger Sub and the EM (Merger Sub and EM sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into EM, with EM being the surviving corporation in the Merger. The Merger shall be consummated in accordance with the Merger Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the Delaware General Corporation Law (“DGCL”),. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and EM, as the surviving corporation of the Merger (hereinafter the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of the Company. The Company will immediately be renamed Evolution Metals & Technologies Corp.

On April 5, 2024, the Company has received e-mail confirmation from Nasdaq that the Total Holder Requirement deficiency has been cured, followed by a formal confirmation from Nasdaq on April 11, 2024.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

On April 18, 2024, the Company moved its principal office address to 4422 N. Ravenswood Ave #1025, Chicago, Illinois 60640. The Company also changed its telephone number to 251-280-1980.

On June 17, 2024, the Company received a letter from the Nasdaq Listing Qualifications department of Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company no longer complies with Nasdaq’s independent director, audit committee, and compensation committee requirements as set forth in Listing Rule 5605 due to the resignations of Ms. Emily King and Mr. Andrew Switaj from the Company’s board, audit committee, and compensation committee on March 18, 2024.

On June 28, 2024, the Company held a special meeting of its stockholders. The stockholders approved the proposal to amend (the “June Charter Amendment”) the Company’s charter by allowing the Company to extend the Combination Period with a target for up to an additional twelve months, from June 30, 2024, to up to June 30, 2025 and proposal to amend the Trust Agreement, allowing the Company to extend the Combination Period for up to an additional twelve months, from June 30, 2024, to up to June 30, 2025 (the “June Trust Amendment” and together with the June Charter Amendment, the “June Extensions”). In connection with the votes to approve the June Extension, the holders of 1,090,062 shares of common stock of the Company properly exercised, and as of the date hereof have not reversed, their right to redeem their shares for cash at a redemption price of approximately $11.21 per share, for an aggregate redemption amount of approximately $12.22 million. The amount due to the redeeming stockholders was subsequently disbursed on August 2, 2024.

The Sponsor and the Company have entered into Non-Redemption Agreements with several unaffiliated third parties (the “Investors”) on substantially the same terms in exchange for their agreement to not redeem an aggregate of 1,125,000 ordinary shares in the Company at the Special Stockholder Meeting. In exchange for the foregoing commitment not to redeem such shares, the Sponsor has agreed to cause New EM to issue to such Investors an aggregate of 337,500 ordinary shares of New EM immediately following the consummation of an initial business combination if they continue to hold such Non-Redeemed Shares through the Special Stockholder Meeting.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting fees (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

Risks and Uncertainties

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine and the Middle East. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

For the six months ended June 30, 2024, the Company’s stockholders redeemed 1,090,062 Common shares for a total of $12,219,791. For the year ended December 31, 2023, the Company’s stockholders redeemed an aggregate 5,554,835 Common shares for a total of $58,351,987. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The excise tax is determined at year end based on events that occurred during the year. The excise tax is representative of a contingent liability that is probable of occurring due to the extension to June 30, 2024, past the end of the Company’s current year reporting period. The Company would be required to record a liability in the amount of the excise tax liability which would be calculated as 1% of the shares redeemed during the reporting period. This position would be reviewed at the end of each reporting period for any change in fact. If the SPAC were to completely liquidates and dissolves (within the meaning of § 1.331-1(d)(1)(ii)) during a taxable year (that is, has a final distribution in complete liquidation to which § 331 applies during that taxable year), no distribution by that covered corporation or covered surrogate foreign corporation during that taxable year is a repurchase.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

As such the Company has recorded a 1% excise tax liability in the amount of $705,718 and $583,520 on the Company’s condensed consolidated balance sheets as of June 30, 2024 and December 31, 2023, respectively. The liability does not impact the Company’s condensed consolidated statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.

During the second quarter of 2024, the Internal Revenue Service (the “IRS”) issued final regulations with respect to the timing and payment of the excise tax. Pursuant to those regulations, the Company would need to file a return and remit payment for any liability incurred during the period from January 1, 2023 to December 31, 2023 on or before October 31, 2024.

The Company is currently evaluating its options with respect to payment of this obligation. If the Company is unable to pay its obligation in full, it will be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 0.5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full.

Going Concern, Liquidity and Capital Resources

As of June 30, 2024, the Company had operating cash of $2,564, restricted cash of $168,012 (excess permitted withdrawal), and a working capital deficit of $7,435,527. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company has no revenue, and its business plan is dependent on the completion of a Business Combination within the Combination Period. If the Company is unable to compete a Business Combination within the Combination Period, it must liquidate. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within a reasonable period of time, which is considered to be one year from the issuance date of the unaudited condensed consolidated financial statements.

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through June 30, 2024, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. Management may raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties to meet the Company’s working capital needs and to complete a Business Combination before the mandatory liquidation date. The Company may not be able to

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

obtain additional financing. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The Company intends to complete a Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by June 30, 2024. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The unaudited condensed consolidated financial statements do not include any adjustments that might result from its inability to consummate a Business Combination or its inability to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, as filed with the SEC on April 16, 2024. The interim results for the three and six months ended June 30, 2024 presented are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future interim periods.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 2 — Summary of Significant Accounting Policies (cont.)

This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2024 and December 31, 2023.

Restricted Cash

For the six months ended June 30, 2024, the Company had no withdrawals from the Trust Account in connection with redemptions and had withdrawn $19,173 from the Trust Account for the purpose of paying the Company’s franchise and income taxes.

From inception through June 30, 2024, the Company has withdrawn a total of $760,186 from the Trust Account for taxes of which $592,174 was already utilized to pay for franchise and income taxes. From inception through December 31, 2023, the Company has withdrawn a total of $741,013 from the Trust Account for taxes of which $579,564 was already utilized to pay for franchise and income taxes.

As of June 30, 2024 and December 31, 2023, there are restricted cash balances of $168,012 and $161,449, respectively, which will be utilized to pay the outstanding franchise and income taxes.

Cash and investments Held in Trust Account

On June 30, 2024 and December 31, 2023, substantially all of the assets held in Trust Account were held in cash. The Company’s cash held in the Trust Account are classified as restricted cash asset. Any investments held in the Trust Account classified as trading securities such as money market funds and treasury bills are presented on the unaudited condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest income from investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 2 — Summary of Significant Accounting Policies (cont.)

Offering Costs associated with the IPO and over-allotment

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs of the IPO amounted to $4,663,218, which was charged against additional paid-in capital and common stock subject to redemption upon the completion of the IPO. Subsequently, additional offering cost of $125,228 was incurred with the Over-allotment in January 2022 and was also charged against additional paid-in capital and common stock subject to redemption in January 2022.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit. As of June 30, 2024, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying unaudited condensed consolidated balance sheets, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes”. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of June 30, 2024 and December 31, 2023, the Company’s deferred tax asset had a full valuation allowance recorded against it.

The Company’s effective tax rate was (38.03)% and 78.16% for the three months ended June 30, 2024 and 2023, respectively, (26.93)% and 449.73% for the six months ended June 30, 2024 and 2023, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2024 and 2023, respectively, primarily due to the valuation allowance on the deferred tax assets and merger and acquisition costs treated as permanent differences.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s unaudited condensed consolidated financial statements and prescribes a recognition threshold and measurement process for unaudited condensed consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Public Shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

On March 24, 2023, in connection with the votes to approve the March Extensions, the holders of 4,097,964 shares of common stock of the Company properly exercised their right to redeem their shares for an aggregate redemption amount of approximately $42.6 million. The amount due to the redeeming stockholders was subsequently disbursed on April 10, 2023.

On September 29, 2023, in connection with the votes to approve the September Extensions, the holders of 1,456,871 shares of common stock of the Company properly exercised their right to redeem their shares for an aggregate redemption amount of $15.7 million. The amount due to the redeeming stockholders was subsequently disbursed on October 12, 2023.

On June 28, 2024, in connection with the votes to approve the June Extensions, the holders of 1,090,062 shares of common stock of the Company properly exercised their right to redeem their shares for an aggregate redemption amount of approximately $12.22 million, leaving approximately $12.06 million in the trust account, based on the approximately $24.28 million held in the trust account as of June 28, 2024 (less funds that may be withdrawn to pay taxes).

Accordingly, 1,082,789 and 2,172,851 shares of common stock subject to possible redemption on June 30, 2024 and December 31, 2023, respectively, are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s unaudited condensed consolidated balance sheets.

Immediately upon the closing of the IPO, the Company recognized the accretion from the initial book value to redemption amount value. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable shares of common stock resulted in charges against additional paid-in capital and accumulated deficit.

The shares of common stock reflected on the unaudited condensed consolidated balance sheets are reconciled on the following table:
Redeemable ordinary shares subject to possible redemption at December 31, 2023	$23,850,678
Less:
Redemption of Common Stock	(12,219,791)
Plus:
Accretion of carrying value to redemption value	364,800
Redeemable ordinary shares subject to possible redemption at June 30, 2024	$11,995,687

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 2 — Summary of Significant Accounting Policies (cont.)

Net (Loss) Income per Common Share

The Company computes (loss) income per share in accordance with ASC 260-10-45, “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. The Company’s public common shares have a redemption right, which differ from the common shares that the sponsors hold. Accordingly, the Company has effectively two classes of shares, which are referred to as public common shares and Founder Shares. Income and losses are shared pro rata between the two classes of shares. Basic loss per share is computed by dividing net (loss) income available to common stockholders by the weighted average number of outstanding common shares during the period. Accretion associated with the common stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

Diluted (loss) income per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive (loss) income per share excludes all potential common shares if their effect is anti-dilutive. The Company has excluded the Rights from the calculation of diluted (loss) income per share because the Rights are contingent upon the occurrence of future events and any impact would be anti-dilutive. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the three and six months ended June 30, 2024 and 2023. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per common share.

The following table reflects the calculation of basic and diluted net (loss) income per common share (in dollars, except per share amounts):
	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2024		2023		2024		2023
	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable
Basic and diluted net (loss) income per common share
Numerator:
Allocation of net (loss) income	$(46,184)	$(49,088)	$16,282	$10,246	$(80,425)	$(85,007)	$(143,806)	$(59,867)
Denominator:
Basic and diluted weighted average shares outstanding	2,148,894	2,283,976	3,629,722	2,283,976	2,160,872	2,283,976	5,486,258	2,283,976

Basic and diluted net (loss) income per common share	$(0.02)	$(0.02)	$—	$—	$(0.04)	$(0.04)	$(0.03)	$(0.03)

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its unaudited condensed financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements for the period ended June 30, 2024.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 3 — Initial Public Offering and Over-Allotment

Pursuant to the IPO, the Company sold 7,500,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one right to receive one-tenth (1/10) of a share of common stock upon consummation of a Business Combination.

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 Units to cover Over-allotment, if any. On January 14, 2022, the underwriters partially exercised the option and purchased 227,686 additional Units.

Note 4 — Private Placement

On December 27, 2021, simultaneously with the consummation of the IPO, the Company consummated the issuance and sale of 347,500 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $3,475,000. Each Private Placement Unit consists of one share of common stock and one right to receive one-tenth (1/10) of a share of common stock upon consummation of a Business Combination.

On January 14, 2022, the Company consummated the sale of an additional 4,554 Private Placement Units, at $10.00 per Private Placement Unit for an aggregate purchase price of $45,540.

A portion of the proceeds from the Private Placement Units were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units will be worthless.

Note 5 — Related Party Transactions

Founder Shares

On June 25, 2021, the Sponsor purchased 1,437,500 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 for an aggregate price of $25,000. On October 13, 2021, the Company effected an exchange of each such Class B shares for 1.5 shares of the Company’s common stock, resulting in the Sponsor holding an aggregate of 2,156,250 Founder Shares. The Company no longer has Class B common stock authorized. The Initial Stockholders had agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On January 14, 2022, the Sponsor forfeited 224,328 Founder Shares for no consideration, due to the underwriters exercise of the over-allotment option in part.

The Founder Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination and (ii) the date on which the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, we complete a liquidation, merger, stock exchange or other similar transaction, which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 5 — Related Party Transactions (cont.)

Due to Affiliates

On December 31, 2021, the Sponsor funded $79,673 in excess of $3,475,000 aggregate purchase price of the Private Placement Units. On January 14, 2022, the Sponsor funded $179,463 in excess of the $45,540 aggregate purchase price of the Private Placement Units sold in conjunction with the exercise of the over-allotment option (for an aggregate of $259,136 in excess purchase price).

For the period ended June 30, 2024, the Company expensed a total of $60,000 for support services from the Sponsor of which amount was reported as due to affiliates. For the year ended December 31, 2023, the Company expensed a total of $120,000 for support services from the Sponsor of which $88,000 was reported as due to affiliates, net of $6,000 payments to the Sponsor and $26,000 reversal of previously accrued support services.

As of June 30, 2024 and December 31, 2023, respectively, there were outstanding amounts due to affiliates of $353,663 and $293,663, which will be repaid from Company’s operating account as soon as practicable.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Placement Units.

On July 30, 2023, the Company issued a promissory note (the “Working Capital Note 1”) in the principal amount of $84,000 to the Sponsor in exchange for cash.

On August 30, 2023, the Company issued a promissory note (the “Working Capital Note 2”) in the principal amount of $378,000 to the Sponsor in exchange for cash.

On September 28, 2023, the Company issued a promissory note (the “Working Capital Note 3”) in the principal amount of $22,000 to the Sponsor in exchange for cash.

On November 10, 2023, the Company issued a promissory note (the “Working Capital Note 4”) in the principal amount of $50,000 to the Sponsor in exchange for cash.

On December 29, 2023, the Company issued a promissory note (the “Working Capital Note 5”) in the principal amount of $15,000 to the Sponsor in exchange for cash.

On March 20, 2024, the Company issued a promissory note (the “Working Capital Note 6”) in the principal amount of $373,737 to the Sponsor in exchange for cash.

On June 28, 2024, the Company issued a promissory note (the “Working Capital Note 7”) in the principal amount of $177,773 to the Sponsor in exchange for cash.

Working Capital Note 1, together with Working Capital Notes 2,3,4, 5, 6, and 7 (hereinafter, collectively, the “Working Capital Notes”) are non-interest bearing, unsecured promissory notes that will not be repaid in the event that the Company is unable to close an initial business combination unless there are funds available outside the

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 5 — Related Party Transactions (cont.)

trust account to do so. Such Working Capital Notes would either be paid upon consummation of the Initial Business Combination out of the proceeds of the Trust Account released to the Company or, at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Initial Business Combination into additional private units at a price of $10.00 per unit. Additional Working Capital Notes may be funded at the discretion of the Sponsor, in total amounts for the Working Capital Notes series not to exceed $1.5 million.

The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options”, the Promissory Notes did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.” The convertible note payable and conversion feature does not meet the requirements for classification under ASC 480 and as a result is not required to be accounted for as a liability under ASC 480. In this case, the conversion feature embedded within the convertible promissory note does not require bifurcation and as a result remains embedded within the debt instrument because the convertible promissory note conversion feature does not meet the definition of a derivative as it fails the net settlement requirement. The embedded conversion feature does qualify as equity under ASC 815-40 as the exercise contingency is not based on an observable market or index unrelated to the issuer, the instrument meets the fixed-for-fixed criteria under ASC 815-40-15, meets the requirements for equity classification pursuant to ASC 815-40-25-1 and 25-2 and does not meet the definition of a derivative as it fails the net settlement requirement. Based on this analysis, the scope exception would apply, and the embedded conversion feature would fail to satisfy the third bifurcation condition within ASC 815-15-25-1.

As of June 30, 2024 and December 31, 2023, respectively, the balances outstanding under the Working Capital Notes were $1,100,610 and $549,100 reported in Working capital loans — related party in the accompanying unaudited condensed consolidated balance sheets.

Convertible Promissory Notes — Related Party

On September 30, 2022, the Company issued a first promissory note (the “First Promissory Note”) in the principal amount of $772,769 to the Sponsor in connection with the Extension (see Note 1) (the “First Promissory Note”). The First Promissory Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the Trust Account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit (the “Conversion”).

On December 30, 2022, the Company issued a second promissory note (the “Second Promissory Note” in the principal amount of $772,769 to the Sponsor in connection with the Extension (see Note 1). The Second Promissory Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the Trust Account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit (the “Conversion”).

On each of March 30, 2023, April 30, 2023, May 30, 2023, June 30, 2023, July 30, 2023 and August 30, 2023, the Company issued six promissory notes to the Sponsor in connection with the Extension (see Note 1) in the principal amount of $125,000 for each note (together with the First Promissory Note and the Second Promissory note, collectively, the “Convertible Promissory Notes”). The Convertible Promissory Notes bear no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the Trust Account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit (the “Conversion”).

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 5 — Related Party Transactions (cont.)

The Convertible Promissory Notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, convertible into private units of the post-Business Combination entity at a price of $10.00 per unit. The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options”, the Promissory Notes did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.” The convertible note payable and conversion feature does not meet the requirements for classification under ASC 480 and as a result is not required to be accounted for as a liability under ASC 480. In this case, the conversion feature embedded within the convertible promissory note does not require bifurcation and as a result remains embedded within the debt instrument because the convertible promissory note conversion feature does not meet the definition of a derivative as it fails the net settlement requirement. The embedded conversion feature does qualify as equity under ASC 815-40 as the exercise contingency is not based on an observable market or index unrelated to the issuer, the instrument meets the fixed-for-fixed criteria under ASC 815-40-15, meets the requirements for equity classification pursuant to ASC 815-40-25-1 and 25-2 and does not meet the definition of a derivative as it fails the net settlement requirement. Based on this analysis, the scope exception would apply, and the embedded conversion feature would fail to satisfy the third bifurcation condition within ASC 815-15-25-1.

At both June 30, 2024 and December 31, 2023, there was an aggregate of $2,296,371 outstanding under the Convertible Promissory Notes reported in Convertible promissory notes — related party in the accompanying unaudited condensed consolidated balance sheets.

Support Services

Commencing on December 27, 2021, the Company entered into an agreement to pay the Sponsor $10,000 per month for the use of office space and administrative support services. For the three and six months ended June 30, 2024 and 2023, $30,000 and $60,000, respectively, has been expensed related to the agreement and are included in general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations. As of June 30, 2024 and December 31, 2023, respectively, $60,000 and $114,000 is included in due to affiliates in the accompanying unaudited condensed consolidated balance sheet.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On January 14, 2022, the underwriters purchased an additional 227,686 Units at an offering price of $10.00 per Unit, generating additional gross proceeds of $2,276,860 to the Company. In February 2022, the remaining portion of the underwriters’ over-allotment option expired.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 6 — Commitments and Contingencies (cont.)

The underwriters were paid a cash underwriting fee of $0.20 per Unit, or $1,545,537 in the aggregate. In addition, $0.35 per Unit, or $2,704,690 in the aggregate will be payable to the underwriters for deferred underwriting commissions, which will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the Underwriting Agreement.

Merger Agreement

On April 1, 2024, the Company entered into a Merger Agreement by and among the Company, the Merger Sub and EM.

The Merger

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i)     Upon the terms and subject to the conditions set forth in this Merger Agreement, the Company, Merger Sub and the EM (Merger Sub and EM sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into EM, with EM being the surviving corporation in the Merger.

(ii)    The Merger shall be consummated in accordance with the Merger Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the Delaware General Corporation Law (“DGCL”), Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and EM, as the surviving corporation of the Merger (hereinafter the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of the Company.

(iii)   The Company will immediately be renamed Evolution Metals & Technologies Corp.

Service Provider Agreements

From time to time the Company has entered into and may enter into agreements with various services providers and advisors, including investment banks, to help us identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.

Backstop Agreement

The Company’s independent directors were informed that on May 3, 2023, the Company and Welsbach Holdings Pte Ltd (the “Backstopper”), an affiliate of the Sponsor, entered into a backstop agreement (the “Backstop Agreement”) pursuant to which the Backstopper guarantees any deficiency of restricted cash which may exist as of June 30, 2024, and agrees to advance funds as needed to remedy any such deficiency. The foregoing summary of the Backstop Agreement is qualified in its entirety by the text of the Backstop Agreement, a copy of which is attached as Exhibit 10.3 to the Current Report on Form 8-K filed by the Company on August 1, 2023 and incorporated by reference herein.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 6 — Commitments and Contingencies (cont.)

Non-redemption Agreement

On September 27, 2023 and September 29, 2023, the Sponsor entered into Non-Redemption Agreements with various stockholders of the Company pursuant to which these stockholders committed not to redeem their redeemable shares in connection with the special meeting held on September 29, 2023, but still retained their right to redeem in connection with the closing of the Business Combination. The commitment to not redeem was accepted by holders of 2,432,185 shares of redeemable common stock. In consideration of this agreement, the Sponsor agreed to cause the surviving entity (“New EM”) of any future WTMA initial business combination to issue to such shareholders a certain number of additional ordinary or common shares of New EM immediately following the consummation of an initial business combination, if they continue to hold such Non-Redeemed Shares through the special stockholder meeting held on September 29, 2023.

On June 28, 2024, the Sponsor and the Company have entered into Non-Redemption Agreements with several unaffiliated third parties (the “Investors”) on substantially the same terms in exchange for their agreement to not redeem an aggregate of 1,125,000 ordinary shares in the Company at the special meeting held on June 28, 2024. In exchange for the foregoing commitment not to redeem such shares, the Sponsor has agreed to cause New EM to issue to such Investors an aggregate of 337,500 ordinary shares of New EM immediately following the consummation of an initial business combination if they continue to hold such Non-Redeemed Shares through the special stockholder meeting held on June 28, 2024.

Advisory Agreement

On September 8, 2023 the Company engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”) to provide various advisory services related to extension and closing a transaction. The Company shall make a payment to CCM if the following conditions are met (i) the Extension is approved, (ii) the Extension is for at least six months, (iii) a minimum of $25,000,000 remains in the Trust Account immediately following the Extension and (iv) no more than 500,000 shares of the Company were transferred to non-affiliate holders of the Company’s founder shares or Target’s equity in connection with the Extension. CCM shall receive 100,000 common shares or equivalent equity of the publicly listed post-business combination company (the “Post-Closing Company”) (the “Fee Shares”), which Fee Shares shall be issued at the closing of the Business Combination in book entry form in the name of and delivered to CCM (or its designee). The Fee Shares, if issued, shall be duly authorized, validly issued, fully paid and non-assessable and shall be registered for resale under the Act, or otherwise freely tradeable, as of the delivery of the fee shares.

On June 21, 2024, the Company engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”) to act as the Company’s capital markets advisor and placement agent in connection with seeking an extension for completing an initial business combination which shall result in the surviving publicly listed post-business combination company (the “Post-Closing Company”). The Company shall make a payment to CCM if the following conditions are met (i) the extension is approved, (ii) the extension is for at least twelve months, (iii) a minimum of $10,000,000 remains in the Trust Account immediately following the extension and (iv) no more than 450,000 shares of the Post-Closing Company were committed to be issued to non-affiliate holders of WTMA’s shares in connection with the extension, CCM shall receive 100,000 common shares or equivalent equity of the Post-Closing Company (the “Fee Shares”), which Fee Shares shall be issued at the closing of the Business Combination in book entry form in the name of and delivered to CCM (or its designee). The Fee Shares, if issued, shall be duly authorized, validly issued, fully paid and nonassessable and shall be registered for resale under the Act, or otherwise freely tradeable, as of the delivery of the Fee Shares.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 7 — Stockholders’ Deficit

Recapitalization — On June 25, 2021, the Sponsor purchased 1,437,500 shares of Class B common stock for an aggregate purchase price of $25,000. On October 13, 2021, the Company effected an exchange of each such share of Class B common stock for 1.5 shares of our common stock, resulting in the Sponsor holding an aggregate of 2,156,250 founder shares. The Company no longer has Class B common stock authorized.

Common stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. As of June 30, 2024 and December 31, 2023, there were 2,283,976 shares of common stock outstanding excluding 1,082,789 and 2,172,851 shares of common stock subject to possible redemption, respectively.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At June 30, 2024 and December 31, 2023, the assets held in the Trust Account were held in cash. From inception through June 30, 2024, the Company withdrew $58,351,987 in connection with redemptions of common stock, which includes $1,391,640 of the interest earned on the Trust Account distributed to the stockholders, $760,186 of the interest earned on the Trust Account to pay franchise and income taxes of which $168,012 is reported as restricted cash on the accompanying consolidated balance sheets.

At June 30, 2024 and December 31, 2023 there were no assets and liabilities that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, other than as described below or within these financial statements, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

On July 12, 2024, the board of directors (the “Board”) of the Company appointed Mr. Matthew Rockett (“New Director”) as a director of the Company (the “Appointment”), effectively immediately.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 9 — Subsequent Events (cont.)

In connection with the Appointment, the Board authorized the Company to enter into indemnity agreement with the New Director (the “Indemnity Agreement”). The Company and New Director consented to and executed the Indemnity Agreement on July 12, 2024.

In exchange for New Director’s service on the Board, the Board further authorized the Company to enter into certain agreements with the New Director (the “Share Compensation Agreement”). The Company and New Director consented to and executed the Share Compensation Agreement on July 12, 2024, whereas, the Company, the Sponsor and New Director agrees that the issue by New EM of the Promised Securities shall be subject to the conditions that (i) the Initial Business Combination is consummated; and (ii) New Director (or his/her Permitted Transferees (as such term is defined in section 4.3 of that certain stock escrow agreement, dated December 27, 2021, by and among the Company, the Sponsor, the Company’s officers, directors and other insiders and Continental Stock Transfer & Trust Company, as escrow agent (as it exists on the date hereof, the “Escrow Agreement”)).

Upon the satisfaction of the foregoing conditions, as applicable, the Company and the Sponsor shall cause MergeCo to promptly issue (and no later than two (2) business days following the closing of the Initial Business Combination) the Promised Securities to New Director (or his/her Permitted Transferees) free and clear of any liens or other encumbrances, other than pursuant to the Escrow Agreement, restrictions on transfer imposed by the securities laws. The Sponsor and WTMA covenant and agree to cause MergeCo to facilitate such transfer to New Director (or his/her Permitted Transferees) in accordance with the foregoing.

On July 19, 2024, the board of directors (the “Board”) of the Company appointed Mr. Justin Werner (“New Director”) as a director of the Company (the “Appointment”), effectively immediately.

In connection with the Appointment, the Board authorized the Company to enter into indemnity agreement with the New Director (the “Indemnity Agreement”). The Company and New Director consented to and executed the Indemnity Agreement on July 19, 2024.

In exchange for New Director’s service on the Board, the Board further authorized the Company to enter into certain agreements with the New Director (the “Share Compensation Agreement”). The Company and New Director consented to and executed the Share Compensation Agreement on July 19, 2024, whereas, the Company, the Sponsor and New Director agrees that the issue by MergeCo of the Promised Securities shall be subject to the conditions that (i) the Initial Business Combination is consummated; and (ii) New Director (or his/her Permitted Transferees (as such term is defined in section 4.3 of that certain stock escrow agreement, dated December 27, 2021, by and among the Company, the Sponsor, the Company’s officers, directors and other insiders and Continental Stock Transfer & Trust Company, as escrow agent (as it exists on the date hereof, the “Escrow Agreement”)).

Upon the satisfaction of the foregoing conditions, as applicable, the Company and the Sponsor shall cause MergeCo to promptly issue (and no later than two (2) business days following the closing of the Initial Business Combination) the Promised Securities to Director (or his/her Permitted Transferees) free and clear of any liens or other encumbrances, other than pursuant to the Escrow Agreement, restrictions on transfer imposed by the securities laws. The Sponsor and WTMA covenant and agree to cause MergeCo to facilitate such transfer to Director (or his/her Permitted Transferees) in accordance with the foregoing.

As a result of the appointment of Mr. Matthew Rockett and Mr. Justin Werner, on August 1, 2024, the Company received a letter from Nasdaq determining that the Company has now complies with the independent director, audit committee, or compensation committee requirements for continued listing on the Nasdaq Global Market as set forth in Listing Rules 5605(b)(1), 5605(c)(2), and 5605(d)(2).

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
JUNE 30, 2024

Note 9 — Subsequent Events (cont.)

On August 1, 2024, in support of the Business Combination, inter alios, WTMA and EM have entered into a Term Sheet (the “Term Sheet”) with certain legally binding clauses with Broughton Capital Group (“BCG”) for BCG, through a special purpose investment vehicle, to provide an equity investment (“Anchor Equity Investor”) of US$500 million through a private investment in public equity (“PIPE Anchor Equity Investment”) to be consummated concurrently with the Closing at a pre-money enterprise valuation for EM&T of US$6.2 billion. Additionally, BCG, through a special purpose lending vehicle (“Lender”), agrees to provide a debt facility (“Debt Facility”) of up to US$6.2 billion to EM&T or to a subsidiary of EM&T guaranteed, inter alios, by EM&T to be consummated concurrently with the Closing. The closing of the PIPE Anchor Equity Investment and Debt Facility is subject to the satisfactory completion of BCG’s on-going due diligence, final investment approvals, execution of an equity subscription agreement, execution of a debt facility agreement, the Closing, and other closing conditions.

Note 10 — Events (Unaudited) Subsequent to the Filing of Form 10-Q

On September 30, 2024, the Company issued a promissory note (the “Working Capital Note 8”) in the principal amount of $192,069 to the Sponsor in exchange for cash.

On November 6, 2024, WTMA entered into the Merger Agreement with Merger Sub and EM, pursuant to which, among other things, Merger Sub will merge with and into EM, the separate existence of Merger Sub will cease and EM will be the surviving company and a wholly owned subsidiary of WTMA. In connection with the Merger, WTMA is expected to change its name to Evolution Metals & Technologies Corp.

In connection with the Merger Agreement, on November 6, 2024, WTMA also entered into the Sponsor Support and Lock-Up Agreement with EM, Sponsor, and Sponsor Persons. Pursuant to this agreement, the Sponsor and Sponsor Persons agreed to, among other things, vote at least 2,237,876 shares of WTMA Common Stock (as defined herein), or approximately 67.84% of the issued and outstanding shares of WTMA Common Stock, in favor of the Merger Agreement and the Business Combination.

In connection with the Merger Agreement, on November 6, 2024, WTMA also entered into the EM Equityholder Support and Lock-Up Agreement with EM and EM Equityholder. Pursuant to this agreement, and subject to the terms and conditions outlined, the EM Equityholder agreed to execute and deliver written consents for its outstanding EM Member Units to adopt the Merger Agreement and related transactions, approving the Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Welsbach Technology Metals Acquisition Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Welsbach Technology Metals Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has no revenue, its business plan is dependent on future financing and the completion of the initial business combination, and the Company’s cash and working capital as of December 31, 2023 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events, conditions and plans regarding these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty, and our opinion is not modified with respect to that matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2021.

New York, New York
April 16, 2024

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
Current assets
Cash	$6,760	$309,881
Prepaid expenses and other assets	833	25,000
Total current assets	7,593	334,881
Restricted cash	161,449	213,182
Cash and investment held in Trust Account	23,769,229	79,645,156
TOTAL ASSETS	$23,938,271	$80,193,219

LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$2,846,126	$1,818,627
Due to affiliates	293,663	205,663
Franchise tax payable	80,000	163,384
Income taxes payable	—	180,688
Excise tax payable	583,520	—
Convertible promissory notes and working capital loans – related party	2,845,471	1,545,537
Total current liabilities	6,648,780	3,913,899
Deferred underwriting fee payable	2,704,690	2,704,690
TOTAL LIABILITIES	9,353,470	6,618,589

COMMITMENTS AND CONTINGENCIES (NOTE 6)
REDEEMABLE COMMON STOCK
Common Stock subject to possible redemption, $0.0001 par value, 2,172,851 and 7,727,686 shares at redemption value of $10.98 and $10.29 per share at December 31, 2023 and 2022, respectively	23,850,678	79,514,266

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2023 and 2022	—	—
Common stock; $0.0001 par value; 100,000,000 shares authorized; 2,283,976 shares issued and outstanding at December 31, 2023 and 2022, respectively (excluding 2,172,851 and 7,727,686 shares at December 31, 2023 and 2022, respectively, subject to redemption)	228	228
Accumulated deficit	(9,266,105)	(5,939,864)
TOTAL STOCKHOLDERS’ DEFICIT	(9,265,877)	(5,939,636)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ DEFICIT	$23,938,271	$80,193,219

The accompanying notes are an integral part of these consolidated financial statements.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2023	2022
Operating expenses
General and administrative	$2,022,981	$3,131,190
Franchise tax	200,000	200,000
Loss from operations	(2,222,981)	(3,331,190)

Other income:
Interest income from investments held in Trust Account	2,168,659	1,121,159
Other income	2,168,659	1,121,159

Loss before provision for income taxes	(54,322)	(2,210,031)
Provision for income taxes	—	(180,688)
Net loss	$(54,322)	$(2,390,719)

Weighted average shares outstanding of common stock – redemption feature	4,175,166	7,719,577
Basic and diluted net loss per share of common stock – redemption feature	$(0.01)	$(0.24)

Weighted average shares outstanding of common stock – no redemption feature	2,283,976	2,281,786
Basic and diluted net loss per share of common stock – no redemption feature	$(0.01)	$(0.24)

The accompanying notes are an integral part of these consolidated financial statements.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	Common stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, January 1, 2022(1)	2,503,750	$250	$—	$(1,232,073)	$(1,231,823)
Sale of private placement units to the sponsor	4,554	—	45,540	—	45,540
Proceeds from the exercise of over-allotment option allocated to public rights (net of offering costs)	—	—	73,142	—	73,142
Forfeiture of shares by Sponsor to the extent the over-allotment option was not exercised in full	(224,328)	(22)	22	—	—
Accretion for redeemable common stock to redemption value	—	—	(118,704)	(2,317,072)	(2,435,776)
Net loss	—	—	—	(2,390,719)	(2,390,719)
Balance, December 31, 2022	2,283,976	228	—	(5,939,864)	(5,939,636)
Accretion for redeemable common stock to redemption value	—	—	—	(2,688,399)	(2,688,399)
Excise tax on redemption of Class A common stock	—	—	—	(583,520)	(583,520)
Net loss	—	—	—	(54,322)	(54,322)
Balance, December 31, 2023	2,283,976	$228	$—	$(9,266,105)	$(9,265,877)

____________

(1)      At December 31, 2021, included up to 281,250 shares of common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these consolidated financial statements.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(54,322)	$(2,390,719)

Adjustments to reconcile net loss to net cash used in operating activities:
Income on investments held in Trust Account	(2,168,659)	(1,121,159)

Changes in operating assets and liabilities:
Prepaid expenses and other assets	24,167	307,633
Due to affiliates	88,000	125,990
Accounts payable	1,027,499	1,818,627
Franchise tax payable	(83,384)	102,634
Income taxes payable	(180,688)	180,688
NET CASH USED IN OPERATING ACTIVITIES	(1,347,387)	(976,306)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	(750,000)	(3,822,397)
Notes receivable – related party	(124,166)	—
Repayment of notes receivable – related party	124,166	—
Cash withdrawn from Trust Account in connection with redemption	58,351,987	—
Cash withdrawn from Trust Account to pay franchise and income taxes	442,599	298,414
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	58,044,586	(3,523,983)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of over-allotment option	—	2,276,860
Proceeds from sale of private units to sponsor	—	45,540
Proceeds from convertible promissory note – related party	1,299,934	1,545,537
Redemption of common stock – due to shareholders	(58,351,987)	—
Payment of offering costs	—	(45,541)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(57,052,053)	3,822,396

NET CHANGE IN CASH AND RESTRICTED CASH	(354,854)	(677,893)
CASH AND RESTRICTED CASH, BEGINNING OF PERIOD	523,063	1,200,956
CASH AND RESTRICTED CASH, END OF PERIOD	$168,209	$523,063

CASH AND RESTRICTED CASH, END OF PERIOD
Cash	$6,760	$309,881
Restricted cash	161,449	213,182
CASH AND RESTRICTED CASH, END OF PERIOD	$168,209	$523,063

Supplemental cash flow information:
Cash paid during the year for:
Income tax	$188,177	$—
Franchise tax	$306,155	$85,232

Supplemental disclosure on noncash activities:
Deferred underwriting commission payable	$—	$79,690
Excise tax on redemption of Class A common stock	$583,520	$—
Accretion for redeemable common stock to redemption value	$2,688,399	$2,435,776

The accompanying notes are an integral part of these consolidated financial statements.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 1 — Description of Organization and Business Operations and Liquidity

Welsbach Technology Metals Acquisition Corp. (the “Company”) was incorporated in Delaware on May 27, 2021. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one subsidiary, WTMA Merger Subsidiary Corp., a direct wholly owned subsidiary of the Company incorporated in the state of Delaware on October 19, 2022. As of December 31, 2023, the subsidiary had no activity.

As of December 31, 2023, the Company had not commenced any operations. All activity through December 31, 2023, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below and, since the offering, the search for a prospective Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO. The registration statement for the Company’s IPO was declared effective on December 27, 2021. On December 30, 2021, the Company consummated the IPO of 7,500,000 units (“Units”), each Unit containing one share of common stock (the “Public Shares”) and one right to receive 1/10 of one share of common stock upon the consummation of the Business Combination (the “Public Rights”), at $10.00 per Unit generating gross proceeds of $75,000,000, which is discussed in Note 3. The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 347,500 private placement units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Welsbach Acquisition Holdings LLC (the “Sponsor”) generating gross proceeds of $3,475,000, which is described in Note 4.

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 Units to cover Over-allotment, if any. On January 14, 2022, the underwriters partially exercised the option (the “Over-allotment”) and purchased 227,686 additional Units (the “Over-allotment Units”), generating gross proceeds of $2,276,860.

Upon the closing of the over-allotment on January 14, 2022, the Company consummated a private sale of an additional 4,554 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $45,540. As of January 14, 2022, a total of $77,276,860 of the net proceeds from the IPO (including the Over-allotment Units) and the sale of Private Placement Units has been placed in the Trust Account (defined below). As the over-allotment option was only partially exercised, 224,328 shares of common stock purchased by the Initial Stockholders (as defined below) have been forfeited for no consideration.

Offering costs for the IPO and underwriters’ partial exercise of the over-allotment option amounted to $4,788,446, consisting of $1,545,537 of underwriting fees, $2,704,690 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $538,219 of other costs. As described in Note 6, the $2,704,690 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement entered into in connection with the IPO (the “Underwriting Agreement”).

Following the closing of the IPO, $75,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a trust account (“Trust Account”). The amounts placed in the Trust Account will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below. On November 8, 2023, to mitigate

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

the risk of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), the Company liquidated the U.S. government treasury obligations held in the Trust Account and placed all funds in the Trust Account in an interest-bearing deposit account.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the amounts due under the business combination marketing agreement and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable).

All of the Public Shares contain a redemption feature, which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., Public Rights as defined in Note 3), the initial carrying value of the Public Shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20 “Debt with Conversion and other Options”. The Public Shares are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the consolidated balance sheets until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

offer rules of the Securities Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20.0% or more of the Public Shares sold in the IPO, without the prior consent of the Company.

The Company’s Sponsor, officers and directors and other holders of Founders Shares (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Common Stock in conjunction with any such amendment.

The Company initially had until September 30, 2022 to complete a Business Combination, 9 months following the consummation of the Company’s IPO, and further extended, as described below, to 12 and 15 months following the IPO, as the Sponsor extended the period of time to consummate a Business Combination two times by an additional three months, pursuant to the terms of the Company’s Certificate of Incorporation and the trust agreement. The Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The period of time for the Company to complete a business combination under its amended and restated certificate of incorporation has been extended for a period of 3 months from September 30, 2022 to December 30, 2022 upon the deposit of $772,769 into the Trust Account on September 27, 2022 in accordance with the Company’s amended and restated certificate of incorporation. Subsequently, the period of time for the Company to complete a business combination under its amended and restated certificate of incorporation has been extended for a period of 3 months from December 30, 2022 to March 30, 2023 upon the deposit of $772,769 into the Trust Account on December 23, 2022.

On March 24, 2023, the Company held a special meeting of its stockholders. In connection with the votes to approve the March Extensions (defined below), the stockholders approved the proposal to amend the Company’s charter by allowing the Company to extend (the “Extension”) the date by which it has to consummate a business combination (the “Combination Period”) for up to an additional six months, from March 30, 2023 to up to September 30, 2023, by depositing into the Trust Account $125,000 for each additional one month extension (the “Extension Payment”) in exchange for a non-interest bearing, unsecured promissory note, convertible at the option

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

of the holder, in full or in part, into units at a price of $10.00 per unit, which units will be identical to the private placement units issued in connection with the initial public offering of the Company’s units and repayable upon closing of a business combination (the “Extension Note”).

The Company and Continental Stock Transfer & Trust Company entered into an amendment to the Investment Management Trust Agreement, dated March 24, 2023, by and between Continental Stock Transfer & Trust Company and the Company allowing the Company to extend the Combination Period for up to an additional six months, from March 30, 2023 to up to September 30, 2023 (the “March Extensions”), by depositing into the trust account the Extension Payment each additional one month extension in exchange for an Extension Note.

The period of time for the Company to complete a business combination under its amended and restated certificate of incorporation has been further extended for a period of six (6) months from March 30, 2023 to September 30, 2023 upon the deposit of $125,000 into the Trust Account on March 28, 2023, April 27, 2023, May 26, 2023, June 29, 2023, August 1, 2023 and August 29, 2023 in accordance with the Company’s amended and restated certificate of incorporation.

On March 24, 2023, holders of 4,097,964 shares of common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.40 per share, for an aggregate redemption amount of approximately $42.6 million, leaving approximately $37.8 million in the trust account, based on the approximately $80.4 million held in the trust account. The amount due to the redeeming stockholders was disbursed on April 10, 2023.

On April 10, 2023, $42.6 million was disbursed to holders of shares exercising their right to redeem at the special meeting of the Company’s stockholders held on March 24, 2023 in connection with the vote to approve the March Extensions.

On September 11, 2023, the Company issued a press release to announce that it had entered into a non-binding letter of intent with a target in the critical materials space (the “Target”) for a potential business combination. There can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated.

On September 29, 2023, the Company held a special meeting of its stockholders. The stockholders approved the proposal to amend (the “Charter Amendment”) the Company’s charter by allowing the Company to extend the Combination Period with a target for up to an additional nine months, from September 30, 2023, to up to June 30, 2024 and proposal to amend the Trust Agreement, allowing the Company to extend the Combination Period for up to an additional nine months, from September 30, 2023, to up to June 30, 2024 (the “Trust Amendment” and together with the Charter Amendment, the “September Extensions”), for no contribution to the trust account. In connection with the votes to approve the September Extensions, the holders of 1,456,871 shares of common stock of the Company properly exercised and did not reverse, their right to redeem their shares for cash at a redemption price of $10.79 per share, for an aggregate redemption amount of approximately $15.7 million. The amount due to the redeeming stockholders was subsequently disbursed on October 12, 2023.

On October 9, 2023, the Company received a letter (the “Notice”) from the Nasdaq Listing Qualifications department of Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company no longer complies with the requirements of Nasdaq Listing Rule 5450(a)(2) (the “Rule”) for continued listing on Nasdaq. Under the Rule, the Company is required to maintain at least 400 total holders (the “Total Holder Requirement”). The Notice indicates that the Company has 45 calendar days (the “Deadline”) to submit a plan (the “Compliance Plan”) to regain compliance with the Rule. If Nasdaq accepts the Compliance Plan, Nasdaq can grant the Company an extension of up to 180 calendar days from the date of the Notice to evidence compliance. On November 12, 2023 the Company received an extension to regain compliance with the Rule on or before April 8, 2024. As of April 5, 2024, the Company has received e-mail confirmation from Nasdaq that the Total Holder Requirement deficiency has been cured, followed by a formal confirmation from Nasdaq on April 11, 2024.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

On October 16, 2023, the board of directors (the “Board”) of the Company appointed Mr. Andrew Switaj and Mr. Dominik Michael Oggenfuss (each, a “New Director”) as directors of the Company (the “Appointment”), effective immediately.

In connection with the Appointment, the Board authorized the Company to enter into indemnity agreements with each New Director (the “Indemnity Agreements”). The Company and each New Director consented to and executed the Indemnity Agreements on October 16, 2023.

On November 8, 2023, to mitigate the risk of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), the Company liquidated the U.S. government treasury obligations held in the Trust Account and placed all funds in the Trust Account in an interest-bearing deposit account.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting fees (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine and the Middle East. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On March 24, 2023 and September 29, 2023, the Company’s stockholders redeemed 4,097,964 and 1,456,871 Common shares for a total of $42,636,600 and $15,715,387, respectively. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The excise tax is determined at year end based on events that occurred during the year. The excise tax is representative of a contingent liability that is probable of occurring due to the extension to June 30, 2024, past the end of the Company’s current year reporting period. The Company would be required to record a liability in the amount of the excise tax liability which would be calculated as 1% of the shares redeemed during the reporting period. This position would be reviewed at the end of each reporting period for any change in fact. If the SPAC were to completely liquidates and dissolves (within the meaning of § 1.331-1(d)(1)(ii)) during a taxable year (that is, has a final distribution in complete liquidation to which § 331 applies during that taxable year), no distribution by that covered corporation or covered surrogate foreign corporation during that taxable year is a repurchase.

As such the Company has recorded a 1% excise tax liability in the amount of $583,520 on the Company’s consolidated balance sheets as of December 31, 2023. The liability does not impact the Company’s consolidated statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.

Going Concern, Liquidity and Capital Resources

As of December 31, 2023, the Company had operating cash of $6,760, restricted cash of $161,449 (excess permitted withdrawal), and a working capital deficit of $6,641,187. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company has no revenue, and its business plan is dependent on the completion of a Business Combination within the Combination Period. If the Company is unable to compete a Business Combination within the Combination Period, it must liquidate. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within a reasonable period of time, which is considered to be one year from the issuance date of the consolidated financial statements.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

Until the consummation of a Business Combination, the Company will be using funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through June 30, 2024, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. Management may raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties to meet the Company’s working capital needs and to complete a Business Combination before the mandatory liquidation date. The Company may not be able to obtain additional financing. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The Company intends to complete a Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by June 30, 2024. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from its inability to consummate a Business Combination or its inability to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.

Restricted Cash

As of December 31, 2023, the Company had withdrawn $58,351,987 from Trust Account in connection with redemptions. For the year ended December 31, 2022, the Company had withdrawn $298,414 from the trust account for the purpose of paying the Company’s franchise and income taxes. In the fourth quarter of 2022, the Company partially used the amount to pay $85,232 of franchise taxes. The balance of $213,182 was recorded by the Company as an excess permitted withdrawal from the Company’s trust account and as restricted cash, to be utilized to pay outstanding franchise and income taxes. In connection with the issuance of the Extension Note on July 30, 2023, the Company’s independent directors were informed that certain amounts of restricted cash had been used to make payments to vendors for services provided to the Company, and were advanced to the Sponsor in order for the Sponsor to have sufficient liquidity to fund the Extension Note previously announced by the Company on the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2023, resulting in an aggregate restricted cash deficiency of $142,851 as of June 30, 2023. As of August 1, 2023, the proceeds of the Working Capital Note dated July 30, 2023, which have been funded by the Sponsor, were sufficient to replenish the Company’s restricted cash level to $213,182.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Through December 31, 2023, the Company has withdrawn a total of $741,013 from the Trust Account for taxes of which $579,564 was already utilized to pay for franchise and income taxes.

As of December 31, 2023 and 2022, there are restricted cash balances of $161,449 and $213,182, respectively, which will be utilized to pay the outstanding franchise and income taxes.

Investment Held in Trust Account

At December 31, 2023, substantially all of the assets held in Trust Account were held in cash. At December 31, 2022, substantially all of the assets held in Trust Account were held in mutual funds which are invested primarily in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest income from investments held in Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the IPO and over-allotment

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs of the IPO amounted to $4,663,218, which was charged against additional paid-in capital and common stock subject to redemption upon the completion of the IPO. Subsequently, additional offering cost of $125,228 was incurred with the Over-allotment in January 2022 and was also charged against additional paid-in capital and common stock subject to redemption in January 2022.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit. As of December 31, 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2023 and 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it.

The Company’s effective tax rate was 0.00% and 8.18% for the years ended December 31, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the years ended December 31, 2023 and 2022, respectively, primarily due to the valuation allowance on the deferred tax assets and merger and acquisition costs treated as permanent differences.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements and prescribes a recognition threshold and measurement process for consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Public Shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events

On March 24, 2023, in connection with the votes to approve the March Extensions, the holders of 4,097,964 shares of common stock of the Company properly exercised their right to redeem their shares for an aggregate redemption amount of approximately $42.6 million. The amount due to the redeeming stockholders was subsequently disbursed on April 10, 2023.

On September 29, 2023, in connection with the votes to approve the September Extensions, the holders of 1,456,871 shares of common stock of the Company properly exercised their right to redeem their shares for an aggregate redemption amount of $15.7 million. The amount due to the redeeming stockholders was subsequently disbursed on October 12, 2023.

Accordingly, 2,172,851 and 7,727,686 shares of common stock subject to possible redemption on December 31, 2023 and 2022, respectively, is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated balance sheets.

Immediately upon the closing of the IPO, the Company recognized the accretion from the initial book value to redemption amount value. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable shares of common stock resulted in charges against additional paid-in capital and accumulated deficit.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

The shares of common stock reflected on the consolidated balance sheets are reconciled on the following table:
Gross proceeds	$77,276,860
Less:
Fair value of Public Rights at issuance	(2,627,413)
Public shares issuance costs	(4,626,437)
Plus:
Accretion of carrying value to redemption value	9,491,256
Redeemable ordinary shares subject to possible redemption at December 31, 2022	79,514,266
Less:
Redemptions	(58,351,987)
Plus:
Accretion of carrying value to redemption value	2,688,399
Redeemable ordinary shares subject to possible redemption at December 31, 2023	$23,850,678

Net Loss per Common Share

The Company computes loss per share in accordance with ASC 260-10-45 “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. The Company’s public common shares have a redemption right, which differ from the common shares that the sponsors hold. Accordingly, the Company has effectively two classes of shares, which are referred to as public common shares and Founder Shares. Income and losses are shared pro rata between the two classes of shares. Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of outstanding common shares during the period. Accretion associated with the common stock subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. The Company has excluded the Rights from the calculation of diluted loss per share because the Rights are contingent upon the occurrence of future events and any impact would be anti-dilutive. As a result, diluted net loss per share is the same as basic net loss per share for the year ended December 31, 2023 and 2022. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per common share.

The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):
	For the Year Ended December 31,
	2023		2022
	Redeemable	Non- redeemable	Redeemable	Non- redeemable
Basic and diluted net loss per common share
Numerator:
Allocation of net loss	$(35,114)	(19,208)	$(1,845,282)	$(545,437)
Denominator:
Basic and diluted weighted average shares outstanding	4,175,166	2,283,976	7,719,577	2,281,786

Basic and diluted net loss per common share	$(0.01)	(0.01)	$(0.24)	$(0.24)

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements for the year ended December 31, 2023.

Note 3 — Initial Public Offering and Over-Allotment

Pursuant to the IPO, the Company sold 7,500,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one right to receive one-tenth (1/10) of a share of common stock upon consummation of a Business Combination.

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 Units to cover Over-allotment, if any. On January 14, 2022, the underwriters partially exercised the option and purchased 227,686 additional Units.

Note 4 — Private Placement

On December 27, 2021, simultaneously with the consummation of the IPO, the Company consummated the issuance and sale of 347,500 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $3,475,000. Each Private Placement Unit consists of one share of common stock and one right to receive one-tenth (1/10) of a share of common stock upon consummation of a Business Combination.

On January 14, 2022, the Company consummated the sale of an additional 4,554 Private Placement Units, at $10.00 per Private Placement Unit for an aggregate purchase price of $45,540.

A portion of the proceeds from the Private Placement Units were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units will be worthless.

Note 5 — Related Party Transactions

Founder Shares

On June 25, 2021, the Sponsor purchased 1,437,500 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 for an aggregate price of $25,000. On October 13, 2021, the Company effected an exchange of each such Class B shares for 1.5 shares of the Company’s common stock, resulting in the Sponsor holding an aggregate of 2,156,250 Founder Shares. The Company no longer has Class B common stock authorized. The Initial Stockholders had agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On January 14, 2022, the Sponsor forfeited 224,328 Founder Shares for no consideration, due to the underwriters exercise of the over-allotment option in part.

The Founder Shares were placed into an escrow account maintained in New York, New York by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination and (ii) the date on which the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 5 — Related Party Transactions (cont.)

after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, we complete a liquidation, merger, stock exchange or other similar transaction, which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Due to Affiliates

On December 31, 2021, the Sponsor funded $79,673 in excess of $3,475,000 aggregate purchase price of the Private Placement Units. On January 14, 2022, the Sponsor funded $179,463 in excess of the $45,540 aggregate purchase price of the Private Placement Units sold in conjunction with the exercise of the over-allotment option (for an aggregate of $259,136 in excess purchase price).

For the year ended December 31, 2023, the Company expensed a total of $120,000 for support services from the Sponsor of which $88,000 was reported as due to affiliates, net of $6,000 payments to the Sponsor and $26,000 reversal of previously accrued support services. On December 31, 2022, the Company expensed a total of $120,000 for support services from the Sponsor and $26,000 for CFO support services of which $26,000 was reported as due to affiliates, net of $120,000 payments to the Sponsor.

As of December 31, 2023 and 2022, there were outstanding of $293,663 and $205,663, which will be repaid from Company’s operating account as soon as practicable, respectively.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Placement Units.

On July 30, 2023, the Company issued a promissory note (the “Working Capital Note 1”) in the principal amount of $84,000 to the Sponsor in exchange for cash.

On August 30, 2023, the Company issued a promissory note (the “Working Capital Note 2”) in the principal amount of $378,000 to the Sponsor in exchange for cash.

On September 28, 2023, the Company issued a promissory note (the “Working Capital Note 3”) in the principal amount of $22,000 to the Sponsor in exchange for cash.

On November 10, 2023, the Company issued a promissory note (the “Working Capital Note 4”) in the principal amount of $50,000 to the Sponsor in exchange for cash.

On December 29, 2023, the Company issued a promissory note (the “Working Capital Note 5”) and together with Working Capital Note 1, 2, 3, 4 and 5, the “Working Capital Notes”) in the principal amount of $15,000 to the Sponsor in exchange for cash.

The Working Capital Notes are a non-interest bearing, unsecured promissory notes that will not be repaid in the event that the Company is unable to close an initial business combination unless there are funds available outside the trust account to do so. Such Working Capital Notes would either be paid upon consummation of the Initial Business Combination out of the proceeds of the Trust Account released to the Company or, at the Sponsor’s

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 5 — Related Party Transactions (cont.)

discretion, converted, in full or in part, upon consummation of the Initial Business Combination into additional private units at a price of $10.00 per unit. Additional Working Capital Notes may be funded at the discretion of the Sponsor, in total amounts for the Working Capital Notes series not to exceed $1.5 million.

The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options”, the Promissory Notes did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.” The convertible note payable and conversion feature does not meet the requirements for classification under ASC 480 and as a result is not required to be accounted for as a liability under ASC 480. In this case, the conversion feature embedded within the convertible promissory note does not require bifurcation and as a result remains embedded within the debt instrument because the convertible promissory note conversion feature does not meet the definition of a derivative as it fails the net settlement requirement. The embedded conversion feature does qualify as equity under ASC 815-40 as the exercise contingency is not based on an observable market or index unrelated to the issuer, the instrument meets the fixed-for-fixed criteria under ASC 815-40-15, meets the requirements for equity classification pursuant to ASC 815-40-25-1 and 25-2 and does not meet the definition of a derivative as it fails the net settlement requirement. Based on this analysis, the scope exception would apply, and the embedded conversion feature would fail to satisfy the third bifurcation condition within ASC 815-15-25-1.

As of December 31, 2023 and 2022, there were $549,100 and $0, respectively, outstanding under the Working Capital Notes.

Convertible Promissory Note — Related Party

On September 30, 2022, the Company issued a promissory note in the principal amount of $772,769 to the Sponsor in connection with the Extension (Note 1) (“Promissory Note”). The Promissory Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the Trust Account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon the Conversion.

On December 30, 2022, the Company issued a promissory note in the principal amount of $772,769 to the Sponsor in connection with the Extension (Note 1). The Promissory Note bears no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the Trust Account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon the Conversion.

On March 30, 2023, April 30, 2023, May 30, 2023, June 30, 2023, July 30, 2023 and August 30, 2023, the Company issued six promissory notes to the Sponsor in connection with the Extension (Note 1) in the principal amount of $125,000 for each note. The Promissory Notes bear no interest and shall be payable upon the earlier to occur of (i) upon consummation of the Company’s initial business combination out of the proceeds of the Trust Account released to the Company’s or (ii) at the Sponsor’s discretion, converted, in full or in part, upon consummation of the Company’s business combination into additional private units at a price of $10.00 per unit (the “Conversion”).

The Promissory Notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, convertible into private units of the post-Business Combination entity at a price of $10.00 per unit. The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options”, the Promissory Notes did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging.” The convertible note payable and conversion feature does not meet the requirements for classification under ASC 480 and as a result is not required to be accounted for as a liability under ASC 480. In this case, the conversion feature embedded within the convertible promissory note does not require bifurcation and as a result remains embedded within the debt instrument because the convertible promissory note conversion feature does not meet the definition of a derivative as

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 5 — Related Party Transactions (cont.)

it fails the net settlement requirement. The embedded conversion feature does qualify as equity under ASC 815-40 as the exercise contingency is not based on an observable market or index unrelated to the issuer, the instrument meets the fixed-for-fixed criteria under ASC 815-40-15, meets the requirements for equity classification pursuant to ASC 815-40-25-1 and 25-2 and does not meet the definition of a derivative as it fails the net settlement requirement. Based on this analysis, the scope exception would apply, and the embedded conversion feature would fail to satisfy the third bifurcation condition within ASC 815-15-25-1.

As of December 31, 2023 and 2022, there were $2,296,371 and $1,545,537, respectively, outstanding under the Promissory Notes.

The total convertible promissory notes, including related party loans reported in the accompanying consolidated balance sheets as of December 31, 2023 and 2022, were $2,845,471 and $1,545,537, respectively.

Notes Receivable — Related Party

On May 25, 2023, the Sponsor issued a promissory note in the principal amount of $125,000 to the Company. The Promissory Note bears no interest, non-convertible and shall be payable on August 25, 2023 (or within 3 months since date of Date of Note) or earlier at the Company’s discretion. The Sponsor has drawn amount of $124,166 on May 26, 2023 and repaid a $25,000 on June 27, 2023 and $99,166 on July 3, 2023.

As of December 31, 2023, there was no outstanding under the Promissory Note. The foregoing summary of the promissory note is qualified in its entirety by the text of the promissory note, a copy of which is attached as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on August 1, 2023 and incorporated by reference herein.

Support Services

Commencing on December 27, 2021, the Company entered into an agreement to pay the Sponsor $10,000 per month for the use of office space and administrative support services. For the year ended December 31, 2023, $120,000 has been expensed related to the agreement of which $114,000 is included in due to affiliates in the accompanying consolidated balance sheet. For the year ended December 31, 2022, $120,000 has been expensed and paid related to the agreement.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On January 14, 2022, the underwriters purchased an additional 227,686 Units at an offering price of $10.00 per Unit, generating additional gross proceeds of $2,276,860 to the Company. In February 2022, the remaining portion of the underwriters’ over-allotment option expired.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 6 — Commitments and Contingencies (cont.)

The underwriters were paid a cash underwriting fee of $0.20 per Unit, or $1,545,537 in the aggregate. In addition, $0.35 per Unit, or $2,704,690 in the aggregate will be payable to the underwriters for deferred underwriting commissions, which will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the Underwriting Agreement.

Service Provider Agreement

From time to time the Company has entered into and may enter into agreements with various services providers and advisors, including investment banks, to help us identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.

Backstop Agreement

The Company’s independent directors were informed that on May 3, 2023, the Company and Welsbach Holdings Pte Ltd (the “Backstopper”), an affiliate of the Sponsor, entered into a backstop agreement (the “Backstop Agreement”) pursuant to which the Backstopper guarantees any deficiency of restricted cash which may exist as of December 31, 2023, and agrees to advance funds as needed to remedy any such deficiency. The foregoing summary of the Backstop Agreement is qualified in its entirety by the text of the Backstop Agreement, a copy of which is attached as Exhibit 10.3 to the Current Report on Form 8-K filed by the Company on August 1, 2023 and incorporated by reference herein.

Non-redemption Agreement

On September 27, 2023 and September 29, 2023, the Sponsor entered into Non-Redemption Agreements with various stockholders of the Company pursuant to which these stockholders committed not to redeem their redeemable shares in connection with the special meeting held on September 29, 2023, but still retained their right to redeem in connection with the closing of the Business Combination. The commitment to not redeem was accepted by holders of 2,432,185 shares of redeemable common stock. In consideration of this agreement, the Sponsor agreed to cause the surviving entity (“MergeCo”) of any future WTMA initial business combination to issue to such shareholders a certain number of additional ordinary or common shares of MergeCo immediately following the consummation of an initial business combination, if they continue to hold such Non-Redeemed Shares through the special stockholder meeting.

Advisory Agreement

On September 8, 2023, the Company engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”) to provide various advisory services related to extension and closing a transaction. The Company shall make a payment to CCM if the following conditions are met (i) the Extension is approved, (ii) the Extension is for at least six months, (iii) a minimum of $25,000,000 remains in the Trust Account immediately following the Extension and (iv) no more than 500,000 shares of the Company were transferred to non-affiliate holders of the Company’s founder shares or Target’s equity in connection with the Extension. CCM shall receive 100,000 common shares or equivalent equity of the publicly listed post-business combination company (the “Post-Closing Company”) (the “Fee Shares”), which Fee Shares shall be issued at the closing of the Business Combination in book entry form in the name of and delivered to CCM (or its designee). The Fee Shares, if issued, shall be duly authorized, validly issued, fully paid and non-assessable and shall be registered for resale under the Act, or otherwise freely tradeable, as of the delivery of the fee shares.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 7 — Stockholders’ Deficit

Recapitalization — On June 25, 2021, the Sponsor purchased 1,437,500 shares of Class B common stock for an aggregate purchase price of $25,000. On October 13, 2021, the Company effected an exchange of each such share of Class B common stock for 1.5 shares of our common stock, resulting in the Sponsor holding an aggregate of 2,156,250 founder shares. The Company no longer has Class B common stock authorized.

Common stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2023 and 2022, there were 2,283,976 shares of common stock outstanding excluding 2,172,851 and 7,727,686 shares of common stock subject to possible redemption, respectively.

Note 8 — Income Tax

The Company’s net deferred tax asset (liabilities) are as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets
Net operating loss carryforward	$52,959	$—
Startup Costs	541,988	383,835
Total deferred tax assets	594,947	383,835
Valuation allowance	(594,947)	(383,835)
Deferred tax assets, net of allowance	$—	$—

The income tax provision for the year ended December 31, 2023 and 2022 consists of the following:

	December 31, 2023	December 31, 2022
Federal
Current	$—	$180,688
Deferred	(211,112)	(371,080)
State
Current	—	$—
Deferred	—	—
Change in valuation allowance	211,112	371,080
Income tax provision	$—	$180,688

As of December 31, 2023 and 2022, the Company had a total of $252,186 and $0, respectively, of U.S. federal net operating loss carry overs available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2023, the change in the valuation allowance was $211,112. For the year ended December 31, 2022, the change in the valuation allowance was $371,080.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 8 — Income Tax (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2023	December 31, 2022
Statutory federal income tax rate	21.00%	21.00%
Permanent book/tax difference	(136.08)%	(12.39)%
Prior year – M&A (dead deal costs)	503.71%	0.00%
Change in valuation allowance	(388.63)%	(16.79)%
Income tax provision	0.00%	(8.18)%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to changes in fair value in warrants, transaction costs associated with warrants and the recording of full valuation allowances on deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2023, the assets held in the Trust Account were held in cash. At December 31, 2022, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities. Through December 31, 2023, the Company withdrew $58,351,987 in connection with redemption of common stock, which includes $1,391,640 of the interest earned on the Trust Account distributed to the stockholders, and $741,013 of the interest earned on the Trust Account to pay franchise and income taxes of which $161,449 is reported as restricted cash on the accompanying consolidated balance sheets.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 9 — Fair Value Measurements (cont.)

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2023 and 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

December 31, 2023

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and Money Market funds	$—	—	—

December 31, 2022

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and Mutual funds	$79,645,156	—	—

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On January 25, 2024, the Company issued a press release to announce that it had entered into a non-binding letter of intent with a target in the critical materials space (the “Target”) for a potential business combination. There can be no assurance that a definitive agreement will be entered into or that the proposed transaction will be consummated.

On March 18, 2024, Ms. Emily King resigned from her position as director, and a member of the Audit Committee and Compensation Committee of the of Board of Directors of the Company, effective immediately and Mr. Andrew Switaj resigned from his position as director, and a member of the Audit Committee and Compensation Committee of the Board of Directors of the Company, effective immediately. Neither Ms. King’s nor Mr. Switaj’s resignation is a result of any disagreement with the Company on any matter related to the operations, policies, or practices of the Company.

On March 22, 2024, the Company issued a press release to announce that it had entered into a binding letter of intent with EM.

On March 29, 2024, the Company issued a press release to announce that it had entered into a business combination agreement with Evolution Metals LLC, a Delaware company (“EM” or the “Target”) for a business combination.

On April 5, 2024, the Company has received e-mail confirmation from Nasdaq that the Total Holder Requirement deficiency has been cured, followed by a formal confirmation from Nasdaq on April 11, 2024.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 11 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

On July 12, 2024, the board of directors (the “Board”) of the Company appointed Mr. Matthew Rockett (“New Director”) as a director of the Company (the “Appointment”), effectively immediately.

In connection with the Appointment, the Board authorized the Company to enter into indemnity agreement with the New Director (the “Indemnity Agreement”). The Company and New Director consented to and executed the Indemnity Agreement on July 12, 2024.

In exchange for New Director’s service on the Board, the Board further authorized the Company to enter into certain agreements with the New Director (the “Share Compensation Agreement”). The Company and New Director consented to and executed the Share Compensation Agreement on July 12, 2024, whereas, the Company, the Sponsor and New Director agrees that the issue by New EM of the Promised Securities shall be subject to the conditions that (i) the Initial Business Combination is consummated; and (ii) New Director (or his/her Permitted Transferees (as such term is defined in section 4.3 of that certain stock escrow agreement, dated December 27, 2021, by and among the Company, the Sponsor, the Company’s officers, directors and other insiders and Continental Stock Transfer & Trust Company, as escrow agent (as it exists on the date hereof, the “Escrow Agreement”)).

Upon the satisfaction of the foregoing conditions, as applicable, the Company and the Sponsor shall cause MergeCo to promptly issue (and no later than two (2) business days following the closing of the Initial Business Combination) the Promised Securities to New Director (or his/her Permitted Transferees) free and clear of any liens or other encumbrances, other than pursuant to the Escrow Agreement, restrictions on transfer imposed by the securities laws. The Sponsor and WTMA covenant and agree to cause MergeCo to facilitate such transfer to New Director (or his/her Permitted Transferees) in accordance with the foregoing.

On July 19, 2024, the board of directors (the “Board”) of the Company appointed Mr. Justin Werner (“New Director”) as a director of the Company (the “Appointment”), effectively immediately.

In connection with the Appointment, the Board authorized the Company to enter into indemnity agreement with the New Director (the “Indemnity Agreement”). The Company and New Director consented to and executed the Indemnity Agreement on July 19, 2024.

In exchange for New Director’s service on the Board, the Board further authorized the Company to enter into certain agreements with the New Director (the “Share Compensation Agreement”). The Company and New Director consented to and executed the Share Compensation Agreement on July 19, 2024, whereas, the Company, the Sponsor and New Director agrees that the issue by MergeCo of the Promised Securities shall be subject to the conditions that (i) the Initial Business Combination is consummated; and (ii) New Director (or his/her Permitted Transferees (as such term is defined in section 4.3 of that certain stock escrow agreement, dated December 27, 2021, by and among the Company, the Sponsor, the Company’s officers, directors and other insiders and Continental Stock Transfer & Trust Company, as escrow agent (as it exists on the date hereof, the “Escrow Agreement”)).

Upon the satisfaction of the foregoing conditions, as applicable, the Company and the Sponsor shall cause MergeCo to promptly issue (and no later than two (2) business days following the closing of the Initial Business Combination) the Promised Securities to Director (or his/her Permitted Transferees) free and clear of any liens or other encumbrances, other than pursuant to the Escrow Agreement, restrictions on transfer imposed by the securities laws. The Sponsor and WTMA covenant and agree to cause MergeCo to facilitate such transfer to Director (or his/her Permitted Transferees) in accordance with the foregoing.

As a result of the appointment of Mr. Matthew Rockett and Mr. Justin Werner, on August 1, 2024, the Company received a letter from Nasdaq determining that the Company has now complies with the independent director, audit committee, or compensation committee requirements for continued listing on the Nasdaq Global Market as set forth in Listing Rules 5605(b)(1), 5605(c)(2), and 5605(d)(2).

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
Notes to Consolidated Financial Statements

Note 11 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report (cont.)

On August 1, 2024, in support of the Business Combination, inter alios, WTMA and EM have entered into a Term Sheet (the “Term Sheet”) with certain legally binding clauses with Broughton Capital Group (“BCG”) for BCG, through a special purpose investment vehicle, to provide an equity investment (“Anchor Equity Investor”) of US$500 million through a private investment in public equity (“PIPE Anchor Equity Investment”) to be consummated concurrently with the Closing at a pre-money enterprise valuation for EM&T of US$6.2 billion. Additionally, BCG, through a special purpose lending vehicle (“Lender”), agrees to provide a debt facility (“Debt Facility”) of up to US$6.2 billion to EM&T or to a subsidiary of EM&T guaranteed, inter alios, by EM&T to be consummated concurrently with the Closing. The closing of the PIPE Anchor Equity Investment and Debt Facility is subject to the satisfactory completion of BCG’s on-going due diligence, final investment approvals, execution of an equity subscription agreement, execution of a debt facility agreement, the Closing, and other closing conditions.

On September 30, 2024, the Company issued a promissory note (the “Working Capital Note 8”) in the principal amount of $192,069 to the Sponsor in exchange for cash.

On November 6, 2024, WTMA entered into the Merger Agreement with Merger Sub and EM, pursuant to which, among other things, Merger Sub will merge with and into EM, the separate existence of Merger Sub will cease and EM will be the surviving company and a wholly owned subsidiary of WTMA. In connection with the Merger, WTMA is expected to change its name to Evolution Metals & Technologies Corp.

In connection with the Merger Agreement, on November 6, 2024, WTMA also entered into the Sponsor Support and Lock-Up Agreement with EM, Sponsor, and Sponsor Persons. Pursuant to this agreement, the Sponsor and Sponsor Persons agreed to, among other things, vote at least 2,237,876 shares of WTMA Common Stock (as defined herein), or approximately 67.84% of the issued and outstanding shares of WTMA Common Stock, in favor of the Merger Agreement and the Business Combination.

In connection with the Merger Agreement, on November 6, 2024, WTMA also entered into the EM Equityholder Support and Lock-Up Agreement with EM and EM Equityholder. Pursuant to this agreement, and subject to the terms and conditions outlined, the EM Equityholder agreed to execute and deliver written consents for its outstanding EM Member Units to adopt the Merger Agreement and related transactions, approving the Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members
of Evolution Metals LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Evolution Metals LLC (the “Company”) as of June 30, 2024, and the related statements of operations, member’s equity, and cash flows for the period from February 8, 2024 (Inception) to June 30, 2024, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2024, and the results of its operations and its cash flows for the period from February 8, 2024 (Inception) to June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit, and the Company’s cash and working capital as of June 30, 2024 are not sufficient to complete its planned activities one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ UHY LLP

New York, New York
October 31, 2024

EVOLUTION METALS LLC
BALANCE SHEET

June 30, 2024
ASSETS
Current assets
Cash	$495,888
Notes receivable, net of allowances for credit losses of $375,755	707,539
Convertible note receivable, net of allowances for credit losses of $1,875,000	625,000
Total current assets	1,828,427
Note receivable, related party, net of allowances for credit losses of $500,000	500,000
TOTAL ASSETS	$2,328,427

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$211,316
Total current liabilities

TOTAL LIABILITIES	211,316

COMMITMENTS AND CONTINGENCIES (NOTE 10)

MEMBERS’ EQUITY
Member units	100
Convertible preferred units	5,730,004
Accumulated deficit	(3,612,993)
TOTAL MEMBERS’ EQUITY	2,117,111
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$2,328,427

The accompanying notes are an integral part of these financial statements.

EVOLUTION METALS LLC
STATEMENT OF OPERATIONS

For the Period from February 8 (inception) to June 30, 2024
OPERATING EXPENSES
General and administrative	$855,800
Sales and marketing	8,141
Loss from operations	(863,941)

Other income (expense):
Interest income	1,703
Allowance for credit losses	(2,750,755)
Total other expenses, net	(2,749,052)

Net loss	$(3,612,993)

Weighted average participating member units, basic and diluted	1,000,000
Net loss per participating member units, basic and diluted	$(3.61)

The accompanying notes are an integral part of these financial statements.

EVOLUTION METALS LLC
STATEMENTS OF CHANGES IN MEMBER’S EQUITY
FOR THE PERIOD FROM FEBRUARY 8, 2024 (INCEPTION) TO JUNE 30, 2024

	Member Units		Convertible Preferred Units		Accumulated Deficit	Member’s Equity
	Units	Amount	Units	Amount
Balance, February 8, 2024 (inception)	—	$—	—	$—	$—	$—
Issuance of member units	1,000,000	100	—	—	—	100
Issuance of convertible preferred units	—	—	5,730,004	5,730,004	—	5,730,004
Net loss	—	—	—	—	(3,612,993)	(3,612,993)
Balance, June 30, 2024	1,000,000	$100	5,730,004	$5,730,004	$(3,612,993)	$2,117,111

The accompanying notes are an integral part of these financial statements.

EVOLUTION METALS LLC
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 8, 2024 (INCEPTION) TO JUNE 30, 2024

Cash flows from operating activities
Net loss	$(3,612,993)
Adjustments to reconcile net loss to net cash used in operating activities
Allowances for credit losses	2,750,755
Changes in operating assets and liabilities:
Accrued expenses	211,316
Net cash used in operating activities	(650,922)

Cash flows from investing activities
Advance – notes receivable	(1,083,294)
Advance – note receivable, related party	(1,000,000)
Advance – convertible notes receivable	(2,500,000)
Net cash used in investing activities	(4,583,294)

Cash flows from financing activities
Cash proceeds from issuance of member units	100
Cash proceeds from issuance of convertible preferred units	5,730,004
Net cash provided by financing activities	5,730,104

Net change in cash	495,888
Cash, beginning of period	—
Cash, end of period	$495,888

Supplemental cash flow information:
Taxes paid	$—
Interest paid	$—

The accompanying notes are an integral part of these financial statements.

EVOLUTION METALS LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2024

Note 1 — Description of Organization and Business Operations

Evolution Metals LLC (the “Company” or “EM LLC”) was formed in Delaware in February 2024 to develop a secure, reliable global supply chain for critical minerals and materials (“CMM”), leveraging advanced technologies and strategic consolidation of midstream and downstream manufacturers. The Company will support key industries, such as automotive while driving a sustainable future through efficient processing and the application of cutting edge robotics and artificial intelligence (“AI”).

To achieve this vision, the Company has entered into equity purchase agreements to acquire a controlling equity interest in five separate entities (collectively, the “Five Entities”) critical to the CMM supply chain in order to combine initial capabilities believed to serve as the foundation for the Company’s growth — transforming raw materials into essential components for further manufacturing; recycling lithium batteries; producing materials that are essential feedstocks used in the production of advanced magnets, which include (a) bonded magnets that are vital components in various high-tech applications (including automotive, aerospace, and consumer electronics industries) and (b) sintered magnets that are crucial for high-performance applications (particularly in the defense and aerospace sectors where precision and durability are paramount); developing AI software and machines to drive automation, innovation, and efficiency to reduce labor costs, lower manufacturing reject rates and automating the quality of control processes. The Five Entities include four Korean companies and one domestic company.

Upon completion of the acquisition of the Five Entities, the Company will produce materials annually, including magnets and battery metals to meet the growing global demand driven by the electrification of transportation, the expansion of green energies, advancements in healthcare technologies, military and defense manufacturing, and consumer appliances.

Note 2 — Liquidity and Going Concern

Historically, the Company’s primary sources of liquidity have been cash flows from investors. The Company reported loss from operations of $863,941 for the for the period from February 8, 2024 (inception) to June 30, 2024. As of June 30, 2024, the Company had an aggregate cash balance of $495,888, a net working capital of $1,617,111 and accumulated deficit of $3,612,993.

The Company’s future capital requirements will depend on many factors, including the Company’s timing and extent of its research, the acquisition of processing facilities and the consummation of a business combination (see Note 4). In order to finance these opportunities and associated costs, it is possible that the Company would need to raise additional financing if the proceeds received from the business combination and other equity financing are insufficient to support its business needs. While there can be no assurances, the Company intends to raise such capital through additional equity raises. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to it or at all. If the Company is unable to raise additional capital on acceptable terms when needed, its product development business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

EVOLUTION METALS LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2024

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation:    The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by the Financial Accounting Standards Board (“FASB”) in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”). The financial statements have been prepared assuming the Company will continue as a going concern.

Emerging Growth Company:    The Company is expected to be an emerging growth company, as defined in the Jumpstart Our Business Startups (“JOBS”) Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Use of Estimates:    The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company’s most significant assumptions and estimates relate to the calculation of allowances for credit losses. These estimates are based on assumptions which management believes are reasonable. The Company evaluates its estimates on an ongoing basis and makes revisions to these estimates.

Segment Information:    ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as a single operating segment. The Company’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses cash flows as the primary measure to manage the business and does not segment the business for internal reporting or decision making.

Cash and Cash Equivalents:    The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2024, cash and cash equivalents totaled $471,673.

Concentration of Credit Risk:    Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution and notes receivables. Cash accounts in a financial institution may at times exceed the Federal Depository Insurance Corporation limit. The amounts over these insured limits as of June 30, 2024, was $245,888. As of June 30, 2024, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

EVOLUTION METALS LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2024

Note 3 — Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments:    ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2:

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3:

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following techniques noted in ASC 820:

•        Market approach:    Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

•        Cost approach:    Amount that would be required to replace the service capacity of an asset (replacement cost).

•        Income approach:    Techniques to convert future amounts to a single present value amount based upon market expectations (including present value techniques, option pricing, and excess earnings models).

The Company believes its valuation methods are appropriate and consistent with other market participants, however the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments with a carrying value that approximates fair value consist of cash and cash equivalents and accrued expenses because of the short-term nature or expected settlement dates of these instruments.

Convertible Note Receivable:    Convertible note receivable consists of a convertible promissory note that can convert into a privately held company’s equity securities at the Company’s election and was accounted for as a receivable in the scope of ASC 310, “Receivables”, which was initially recorded at present value and subsequently re-measured at amortized cost (see Note 6). The note did not meet the definition of a debt security in the scope of ASC 320, “Investments — Debt Securities”. Convertible note receivable is reported net of allowances for credit losses on the accompanying balance sheet.

Convertible Preferred Units:    Convertible preferred units consist of preferred units issued with an option to convert to Evolution Metals & Technologies Corp (“EM& T”) common shares at the option of the holders (see Note 4). The convertible preferred units are accounted for as permanent equity in the scope of ASC 815 and recorded at fair value which is representative of the proceeds received (see Note 8).

EVOLUTION METALS LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2024

Note 3 — Summary of Significant Accounting Policies (cont.)

Allowance for Credit Losses:    The Company recognizes an allowance for losses on notes receivable, convertible notes receivable and notes receivable — related party in an amount equal to the estimate probable losses net of recoveries. The Company currently monitors financial conditions of the companies it has notes receivable, convertible notes receivable and notes receivable — related party in on a continuing basis. After considering current economic conditions and specific and financial stability of its note receivable, convertible notes receivable and notes receivable — related party counterparties, an allowance for credit losses is maintained in the Balance Sheet at a level which management believes is sufficient to cover all probable future credit losses as of the balance sheet date based on specific reserves and an expectation of future economic conditions that might impact collectability. Because our policy is to write off past-due accrued interest receivable in a timely manner, we elected not to measure an allowance for credit losses for accrued interest receivable on notes receivables outstanding. Notes receivable are carried at amortized cost, net of allowance for losses. Amortized cost approximated book value as of June 30, 2024. After all reasonable attempts to collect an account receivable have failed, the amount of the receivable is written off against the allowance.

The following table represents a roll forward of the allowance for credit losses for the period from February 8, 2024 (Inception) to June 30, 2024:

	Notes receivable	Convertible notes receivable	Notes receivable – related party
Allowance Balance, February 9, 2024 (Inception)	$—	$—	$—
Provision	375,755	500,000	1,875,000
Write offs	—	—	—
Recoveries and other	—	—	—
Allowance Balance, June 30, 2024	$375,755	$500,000	$1,875,000

Impairment of Long-Lived Assets:    The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that an asset group’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analysis in accordance with ASC 360-10, “Impairment or Disposal of Long-Lived Assets” (“ASC 326”), which requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset group is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value. The Company did not record impairment losses during the period from February 8, 2024 (inception) through June 30, 2024.

Business Combinations:    The Company accounts for business combinations under the acquisition method of accounting. Identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree are recognized and measured as of the acquisition date at fair value. Goodwill is recognized to the extent by which the aggregate of the acquisition-date fair value of the consideration transferred and any noncontrolling interest in the acquiree exceeds the recognized basis of the identifiable assets acquired, net of assumed liabilities. Determining the fair value of assets acquired, liabilities assumed, and noncontrolling interest requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates and asset lives among other items.

Direct costs related to business combinations are expensed as incurred and included as part of general and administrative costs on the accompanying statements of operations. These costs include all internal and external costs directly related to acquisitions, consisting primarily of legal, consulting, accounting, advisory and financing fees. For the period from February 8, 2024 (inception) to June 30, 2024, there were no direct costs incurred in relation to the Business Combination.

Deferred Transaction Costs:    Commissions, legal fees and other costs that are direct and incremental costs related to a contemplated transaction are capitalized as deferred transaction costs until the consummation of the transaction. The costs will be reclassified to additional paid-in capital upon the closing of the transaction. If the

EVOLUTION METALS LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2024

Note 3 — Summary of Significant Accounting Policies (cont.)

transaction does not close, these transaction costs will be written off to general and administrative expenses at such time the transaction is determined to be unsuccessful. As of June 30, 2024, there were no deferred transaction costs on the accompanying balance sheet related to the anticipated business combinations (see Note 4).

Net Loss per Unit:    Basic net loss per member unit is computed by dividing net income attributable to members by the weighted average number of member units outstanding during the reporting period. Diluted net loss per unit is computed similar to basic net loss per unit except that the denominator is increased to include the number of additional member units that would have been outstanding if the potential member unit equivalents had been issued and if the additional member units were dilutive.

For the period from February 8, 2024 (inception) to June 30, 2024, the Company diluted weighted-average member units outstanding is equal to basis weighted-average member units, due to the Company’s net loss position. Hence, no member unit equivalents were included in the computation of diluted net loss per unit since such inclusion would have been antidilutive. As of June 30, 2024, there are no potentially dilutive securities currently issued and outstanding.

The Company’s convertible preferred units do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per unit of the convertible preferred units under the two-class method has not been presented.

Income Taxes:    The Company is a single member limited liability company treated as a disregarded entity for federal and state tax purposes with all income tax liabilities and benefits of the Company being passed through to the member. As such, no recognition of federal or state income taxes for the Company has been provided for in the accompanying financial statements.

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”), which prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as derecognition, interest, penalties and disclosures required. The Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdictions and various state jurisdictions. Generally, the Company is subject to examination by U.S. federal (or state and local) income tax authorities for three years from filing a tax return.

Recent Accounting Pronouncements:

Recently Adopted Accounting Pronouncements:

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. ASU No. 2016-13 was further amended in November 2020 by ASU No. 2020-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). As a result, ASC Topic 326, Financial Instruments — Credit Losses  is effective for smaller reporting companies for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted ASU No. 2016-13 on January 1, 2024.

Recent Accounting Pronouncements, not yet adopted:

ASU 2024-01, “Compensation-Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”) introduces updates to accounting standards related to the classification and measurement of financial instruments under ASC 320. The update primarily focuses on clarifying guidance for equity securities, debt instruments and other financial assets, particularly in the areas of fair value measurement and impairment recognition. It aims to improve consistency and comparability in the reporting of financial instruments by refining the criteria for classifying securities and enhancing the methodology for recognizing and measuring impairments. ASU 2024-01 also mandates additional disclosures to provide greater transparency around

EVOLUTION METALS LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2024

Note 3 — Summary of Significant Accounting Policies (cont.)

the valuation techniques and assumptions used in determining the fair value of financial instruments. The update is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

Accounting Standard Update (“ASU”) 2024-02, “Codification Improvements-Amendments to Remove References to the Concepts Statements” (“ASU 2024-02”) updates accounting standards for revenue recognition (ASC 606), lease accounting (ASC 842), and impairment of long-lived assets (ASC 360). ASU 2024-02 provides enhanced guidance for estimating variable consideration, accounting for contract modifications, determining lease terms, and simplifying impairment testing for long-lived assets. It also introduces increased disclosure requirements for financial instruments and derivatives. ASU 2024-02 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its financial statements and disclosures.

Note 4 — Proposed Business Combination

Merger Agreement with Welsbach Technology Metals Acquisition Corp

On April 1, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Welsbach Technology Metals Acquisition Corp., a Delaware company (“WTMA” or the “SPAC”) and WTMA Merger Subsidiary Corp., a direct wholly owned subsidiary of WTMA (the “Merger Sub Corp.”). The Merger Agreement provides that the Merger Sub Corp. will be merged with and into the Company, with the Company being the surviving corporation and resulting in EM LLC being a wholly owned subsidiary of WTMA (the “Business Combination”). After consummation of the Business Combination, WTMA will change its name to Evolution Metals & Technologies Corp. (“EM&T”). At closing, EM&T will trade on the Nasdaq market.

Key terms of the Merger Agreement include, but are not limited to, the following:

•        Each issued and outstanding share of the Company’s member units and each issued and outstanding share of convertible preferred units on an as-converted basis will automatically be cancelled and converted into the right to receive the number of shares of the WTMA’s ordinary shares equal to an exchange ratio in accordance with the Merger Agreement.

•        The exchange ratio is the quotient obtained by dividing (a) the numbers of shares constituting aggregate merger consideration, by (b) the number of aggregate fully diluted company shares (the “Exchange Ratio”).

•        The aggregate merger consideration is the number of shares of EM&T common stock to be issued as mutually agreed by the parties of the Merger Agreement (the “Aggregate Merger Consideration”)

•        The aggregate fully diluted company common shares is the number of issued or issuable member units of the Company immediately prior to closing of the Business Combination as defined in the Merger Agreement (the “Aggregate Fully Diluted Company Common Shares”).

•        Any outstanding options, restricted stock awards and restricted member unit awards of the Company will be converted into the right to receive options, restricted shares, and restricted stock unit awards, respectively, of EM&T common stock upon substantially the same terms and conditions.

•        The Company’s board of directors (the “Board”) has provided written consent, pursuant to which, among other things, the Board has approved the Merger Agreement.

•        The Merger Agreement is also subject to the approval by the stockholders of WTMA. Holders of WTMA’s public shares will have the opportunity to redeem all or a portion of their public Shares for cash in connection with the Business Combination.

EVOLUTION METALS LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2024

Note 4 — Proposed Business Combinations (cont.)

In certain circumstances, including if the Merger Agreement has not been consummated by March 31, 2025, either party may elect to terminate the Merger Agreement.

On August 1, 2024, in support of the Business Combination, WTMA and EM LLC entered into a Term Sheet (the “Term Sheet”) with Broughton Capital Group (“BCG”) for BCG, to provide an equity investment of $500.0 million through a private investment in public equity (“PIPE Anchor Equity Investment”) to be consummated concurrently with the Closing. Additionally, BCG will provide a debt facility (“Debt Facility”) to EM&T, or to a subsidiary of EM&T guaranteed by EM&T, to be consummated concurrently with the closing of the Business Combination. The Company intends to use these funds to finance its acquisitions of the Five Entities.

Acquisitions of Controlling Equity Interests in the Five Entities

On March 15, 2024, the Company entered into a heads of agreement with KMMI INC. (“KMMI”), a company incorporated in Korea (the “First HOA”) to acquire 100% of the outstanding shares KMMI in exchange for shares of EM&T common stock totaling an estimated $44.0 million, that will be adjusted based on the results of due diligence on KMMI. The closing of this transaction is subject to the proxy statement/prospectus filed by WTMA being declared effective by the SEC.

On March 15, 2024, the Company entered into a heads of agreement with Handa Lab Co. Ltd (“Handa”), a company incorporated in Korea (the “Second HOA”). to acquire 100% of the outstanding shares of Handa in exchange for shares of EM&T common stock totaling an estimated $7.5 million, that will be adjusted based on the results of due diligence on Handa. The closing of this transaction is subject to the proxy statement/prospectus filed by WTMA being declared effective by the SEC.

On March 15, 2024, the Company entered into a heads of agreement with KCM Industry Co. Ltd (“KCM”), a company incorporated in Korea (the “Third HOA”) to acquire 100% of the outstanding shares of KCM in exchange for shares of EM&T common stock totaling an estimated $14.4 million, that will be adjusted based on the results of due diligence on KCM. The closing of this transaction is subject to the proxy statement/prospectus filed by WTMA being declared effective by the SEC.

On March 15, 2024, the Company entered into a heads of agreement with NS World Co. Ltd (“NSW”), a company incorporated in Korea (the “Fourth HOA”) to acquire 100% of the outstanding shares of NSW in exchange for shares of EM&T common stock totaling an estimated $13.0 million, that will be adjusted based on the results of due diligence on NSW. The closing of this transaction is subject to the proxy statement/prospectus filed by WTMA being declared effective by the SEC.

On August 26, 2024, the Company entered into an investment agreement with Robert N Feldman Revocable Living Trust, owner of 100% of the shares of Critical Mineral Recovery, Inc (“CMR”) (the “CMR Investment Agreement”) to acquire 100% of the outstanding shares of CMR in exchange for $700.0 million, payable through the issuance of shares of EM&T common stock totaling an estimated $450.0 million and in exchange for cash totaling $250.0 million of CMR. The $250.0 million cash payment is to be used by CMR to redeem all of its outstanding shares for $200.0 million and to repay CMR’s debt for $50.0 million. The actual purchase price will be adjusted based on the results of due diligence on CMR. The closing of this transaction is subject to the proxy statement/prospectus filed by WTMA being declared effective by the SEC. The CMR Investment Agreement may be terminated if closing does not occur prior to December 28, 2024.

The CMR Investment Agreement provides several conditions to close which include, but are not limited to (a) execution of a 15-year land lease for the land applicable to CMR’s outstanding shares, (b) execution of a ten-year supply agreement with an affiliate of CMR, or its affiliate, to provide lithium-ion batteries for recycling to CMR, (c) execution of a transition agreement to govern the transition of the CMR business operations from other Interco businesses as necessary for CMR to conduct its business on a stand-alone basis (d) the current primary active operator of CMR and CMR’s affiliate remains the primary active operator of both entities after the closing of the agreement.

EVOLUTION METALS LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2024

Note 4 — Proposed Business Combinations (cont.)

On October 30, 2024, CMR sustained a fire at its facility which resulted in a total loss of the physical facility. This event can potentially result in significant changes to terms the CMR Investment Agreement and consequently, the Company is reassessing the feasibility of the anticipated acquisition.

In certain circumstances, including prior to the closing of the Business Combination and if the shares of WTMA, excluding the shares subject to a lock-up on the Nasdaq market, remain not issued or registered sixty days after the shareholder vote approving the merger, either party may elect to terminate the investment agreements.

Terminated Acquisitions

In March 2024, the Company entered into an investment agreement with Clever Co. Ltd (“Clever”), a company incorporated in Korea to acquire at least 80%, but up to 100%, of the outstanding shares of Clever Co. Ltd in exchange for shares of EM&T common stock totaling at least an estimated $14.1 million, but up to an estimated $17.6 million, with the amount adjusted in proportion the percentage of shares acquired. In October 2024, the Company decided not to pursue a business combination with Clever.

In June 2024, the Company entered into an investment agreement with Camston Wrather LLC (“CW”), a company incorporated in Delaware to acquire 100% of the outstanding Class D units of CW in exchange for $1,250.0 million, payable through the issuance of shares of EM&T common stock totaling an estimated $850.0 million and in exchange for cash totaling $400.0 million. In October 2024, the Company decided not to pursue a business combination with CW.

Note 5 — Notes Receivable

Notes receivable consisted of the following as of June 30, 2024:

March 2024 Note	$373,737
Secured April 2024 Note	331,784
April 2024 Note	200,000
June 2024 Note	177,773
Notes Receivable	$1,083,294
Allowance for credit losses	(375,755)
Notes Receivable net of credit losses	$707,539

In March 2024 and June 2024, the Company entered into unsecured promissory notes with the sponsor of WTMA (the “First Borrower”) in the amount of up to $373,737 and $177,773, respectively (the “March 2024 Note” and “June 2024 Note”). The March 2024 Note and June 2024 Note are non-interest bearing and mature on the earlier of the (a) Company’s closing of the Business Combination or (b) liquidation of WTMA. For the period from February 8, 2024, to June 30, 2024, $275,755 of allowances for credit losses related to this loan is included in the accompanying statement of income.

In April 2024, the Company entered into a senior secured promissory note with the co-sponsor of WTMA (the “Second Borrower”) in the amount of up to $331,784 (the “Secured April 2024 Note”). The Secured April 2024 Note is non-interest bearing and matures on the earlier of the (a) Company’s closing of the Business Combination or (b) March 31, 2025. The Secured April 2024 Note is senior to other obligations of the borrower at any time and is secured by all shares of the borrower on a pari-passu basis with others notes in the series.

In April 2024, the Company entered into a loan agreement (the “April 2024 Note”) with Clever Co., Ltd (“Clever”), in the amount of $200,000. The April 2024 Note bears interest at 7.0% per annum and matures on December 31, 2024. A shareholder of Clever pledged 127,564 of Clever common shares to secure the April 2024 loan. For the period from February 8, 2024, to June 30, 2024, $100,000 of allowances for credit losses related to this loan is included in the accompanying statement of income.

EVOLUTION METALS LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2024

Note 6 — Convertible Note Receivable

In June 2024, the Company entered into a convertible promissory note with Camston Wrather Sub Co., LLC, a wholly owned subsidiary of Camston Wrather LLC (together “CW”) whereby the Company advanced the principal amount of $2,500,000 to CW (the “Original CW Note”) to fund its working capital, at which time the Company became a senior lender under CW’s credit agreement.

The Company has the option to convert 100% of the outstanding principal balance, excluding unpaid interest, on the Original CW Note into CW’s Class AA Units of capital stock at the rate of one CW’s Class AA Unit per $1.00. Prepayment of principal and accrued interest without consent of the Company is permitted. The Original CW Note bears interest at a rate per annum equal to the adjusted daily Secured Overnight Financing Rate (5.33% on June 30, 2024) (“SOFR”) plus an applicable margin of 10.00% and matures on December 28, 2024. On June 30, 2024, the Original CW note’s interest rate was 15.33%.

The Company earned a nominal amount of interest income on the Original CW Note for the period from February 8, 2024 (inception) through June 30, 2024, which is included as a component of other income on the accompanying statements of operations. For the period from February 8, 2024, to June 30, 2024, $1,875,000 of allowance for credit losses related to this note is included in the accompanying statement of income.

Note 7 — Note Receivable, Related Party

In May 2024, the Company entered into an unsecured promissory note receivable with the managing member of the Company in the amount of $1,000,000 (the “Related Party Note”). The Related Party Note is non-interest bearing and matures on the earlier of (a) the Company’s closing of the Business Combination or (b) December 31, 2025. For the period from February 8, 2024 to June 30 , 2024, $500,000 of allowance for credit losses related to this note is included in the accompanying statement of income.

Note 8 — Member’s Equity

The Company was authorized to issue an unlimited number of participating member units at no par value and an unlimited number of convertible preferred units at no par value.

Member Units:    The member units have voting rights. During February 2024, the Company issued 1,000,000 participating member units at no par value in exchange for proceeds of $100. As of June 30, 2024, 1,000,000 member units were issued and outstanding.

Convertible Preferred Units:    During the period from February 8, 2024 (inception) through June 30, 2024, the Company issued convertible preferred units in exchange for $1.00 per unit as follows:

	Convertible preferred units	Gross proceeds
March 2024	1,100,003	$1,100,003
April 2024	864,655	864,655
May 2024	1,265,346	1,265,346
June 2024	2,500,000	230,000
Total	5,730,004	$5,730,004

The Company intends to use the proceeds from the convertible preferred unit issuances as working capital to complete the Business Combination and acquire the Five Entities (see Note 4), with the exception of the June 2024 convertible preferred unit issuance, which was used to acquire the Original CW Note (see Note 6). The convertible preferred units are accounted for as permanent equity.

EVOLUTION METALS LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2024

Note 8 — Member’s Equity (cont.)

The rights, preferences, privileges and restrictions for the convertible preferred units are as follows:

Dividends:    Non-cumulative, simple dividend of 5% per annum accrues on the principal amount, payable annually and deferred for the first 36-months.

Liquidation preference:    None

Conversion:    All shares of convertible preferred units are convertible into shares of EM&T common shares at the option of the holder, according to a conversion ratio set forth in the holder’s convertible preferred unit agreement assuming an EM&T common share price of $10.00 at closing of the Business Combination. Conversion ratio for convertible preferred units issued as of June 30, 2024, is as follows:

	Convertible Preferred units	Conversion Ratio	EM&T common shares
March 2024	1,100,003	1:1	1,100,003
April 2024	864,655	1:1	864,655
May 2024	1,265,346	1:1	1,265,346
June 2024	2,500,000	5:1	500,000
Total	5,730,004		3,730,004

Redemption:    The convertible preferred units are not redeemable at the option of the holder, on either a contingent or non-contingent basis.

Voting:    The convertible preferred units are non-voting.

Note 9 — Fair Value Measurements

The following table presents assets measured at fair value by classification within the fair value hierarchy at June 30, 2024:

	Level I	Level II	Level III	Total
Cash equivalents: Money market funds	$471,673	$—	$—	$471,673
Total assets	$471,673	$—	$—	$571,673

Money market funds are investments with maturities within three months of their purchase dates held at banks, that approximate fair value based on Level 1 measurements.

Note 10 — Commitments and Contingencies

Indemnification Agreements:    The Company enters into contractual relationships that contain indemnification provisions in its normal course of business with other parties. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are like to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. Management believes any liability arising from these agreements will not be material to the Company’s financial statements.

Legal Matters:    The Company is periodically involved in legal proceedings, legal actions, and claims arising in the normal course of business, including proceedings relating to intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions and claims will not have a significant adverse effect, individually, or in the aggregate, on the Company’s financial position, results of operations or cash flows.

EVOLUTION METALS LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2024

Note 11 — Related Party Transactions

Consultancy Fees and Expense Reimbursements:    For the period from February 8, 2024 (inception) to June 30, 2024, the Company paid $62,848 to a company owned 100% by the Company’s managing member for advisory services and reimbursement of travel expenses. The amounts are included in general and administrative expenses on the accompanying statements of operations.

For the period from February 8, 2024 (inception) to June 30, 2024, the Company reimbursed $119,220 to the Company’s managing member for expenses incurred on behalf of the Company. The amounts are included in general and administrative expenses on the accompanying statements of operations.

Note Receivable:    As disclosed in Note 7, In May 2024, the Company entered into an unsecured promissory note receivable with an officer of the Company in the amount of $1,000,000.

Note 12 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below or within these financial statements, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

Issuance of Convertible Note Receivable:    In August 2024 and September 2024, the Company advanced $1.0 million and $9.0 million, respectively, to CW in exchange for a convertible promissory note (“CW Note”), with the same terms as the Original CW Note (see Note 6).

Issuance of Convertible Preferred Units:    From July to October 2024, the Company entered into three agreements to issue 19,600,000 convertible preferred units in exchange for $1.00 per share (the “Q2 Preferred Unit Issuances”) for gross proceeds of $19,600,000.

The Q2 Preferred Unit Issuances have the same rights, preferences, privileges and restrictions as the outstanding convertible preferred units (see Note 8), with a stated conversation ratio of 5:1, where by 3,920,000 shares of EM&T common stock would be issued in exchange for the convertible preferred units issued in connection with the Q2 Preferred Unit Issuances at the closing of the Business Combination.

One of the convertible preferred unit issuances in July 2024 was to an existing investor and provides an additional share allocation whereby in addition to the 2,000,000 convertible preferred units that were issued, an allocation of shares of EM&T common stock valued at 1.0% of the Company’s fully diluted ownership in EM&T at closing of the Business Combination will be issued to the investor for every additional $2.0 million investment into the Company’s convertible preferred units the investor makes.

One of the convertible preferred unit issuances in July 2024 was to a different existing investor (the “Anchor Investor”) and entered into conjunction with an investment agreement (the “July Investment agreement”) whereby in addition to the 17,500,000 convertible preferred units that were issued, (a) the convertible preferred units will convert into 3,500,000 shares of EM&T common stock, (b) the Company will pass through the economics of the Original CW Note to the Anchor Investor, whereby an estimated $25.0 million cash payment and the shares of EM&T stock totaling an estimated $212.5 million the Company receives at closing of the Business Combination in connection with the conversion of the Original CW Note will be transferred to the Anchor Investor, (c) an allocation of shares of EM&T common stock valued at 10.0% of the Company’s fully diluted ownership in EM&T to the Anchor Investor at closing of the Business Combination. The Company is required to make a $45.0 million payment to the Anchor Investor, at closing of the Business Combination, by either (i) transferring EM&T common shares totaling $45.0 million that were included in the S-4 registration statement that are not subject to a lock up period or (ii) making a $45.0 million cash payment. Other than the $45.0 million shares that may be transferred at closing of the Business Combination, the shares to be transferred to the Anchor Investor will be subject to a lock-up period.

EVOLUTION METALS LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2024

Note 12 — Subsequent Events (cont.)

The use of the proceeds from the issuance of all Q2 Preferred Unit Issuances is limited to working capital related to the Business Combination, with $250,000 per month allowed for salaries.

Pursuant to the terms of the July Investment Agreement, the gross investment of the Anchor Investor as of the July Investment agreement totaling $22.0 million will be secured by the managing member’s life insurance policy totaling $2.5 million. In addition, the July Investment Agreement states that, the Anchor Investor will assist the Company with raising an additional $30.0 million of convertible preferred units from other investors.

Promissory Note:    From July 2024 through October 2024, the Company entered into an unsecured promissory note to advance borrowers $192,069.

Issuance of Note Receivable — Related Party:    On September 3, 2024, the Company entered into an unsecured promissory note receivable with the managing member of the Company in the amount of $1,500,000.

Transactional Advise Agreement:    On September 6, 2024, the Company entered into a Transactional Advance Agreement (Agreement) with Critical Mineral Recovery Inc. (CMR). Under the Agreement, the Company shall advance CMR $12.0 million in three installments, for which the first two installments totaling $6.0 million has been received subsequent to the balance sheet date. In the event of a sale of CMR to the Company, the outstanding principal balance shall be a reduction of the purchase price. If no sale occurs, the advance shall be considered a loan that carries no interest for one year after the third and final installment of $6.0 million is received by CMR and 6% thereafter with principal and interest payments of $1.0 million per annum until all amounts outstanding under the Agreement are fully repaid.

On October 30, 2024, CMR sustained a fire at its facility which resulted in a total loss of the physical facility. The Company is currently reassessing the feasibility of the anticipated acquisition.

Note 13 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

On November 4, 2024, the Investment Agreement between EM and Robert N. Feldman Revocable Living Trust dated 22 August 2024 was terminated. On the same day, EM entered into a new Investment Agreement between EM and Robert N. Feldman Revocable Living Trust. The agreement provides that EM to acquire 100% of the outstanding shares of CMR in exchange for $400.0 million total consideration, payable through the issuance of shares of EM&T common stock totaling $225.0 million, in exchange of cash of $125.0 million, and CMR debt repayment of $50.0 million.

On November 6, 2024, EM entered into the Merger Agreement with Merger Sub and WTMA, pursuant to which, among other things, Merger Sub will merge with and into EM, the separate existence of Merger Sub will cease and EM will be the surviving company and a wholly owned subsidiary of WTMA. In connection with the Merger, WTMA is expected to change its name to Evolution Metals & Technologies Corp.

In connection with the Merger Agreement, on November 6, 2024, EM also entered into the Sponsor Support and Lock-Up Agreement with WTMA, Sponsor, and Sponsor Persons. Pursuant to this agreement, the Sponsor and Sponsor Persons agreed to, among other things, vote at least 2,237,876 shares of WTMA Common Stock (as defined herein), or approximately 67.84% of the issued and outstanding shares of WTMA Common Stock, in favor of the Merger Agreement and the Business Combination.

In connection with the Merger Agreement, on November 6, 2024, EM also entered into the EM Equityholder Support and Lock-Up Agreement with WTMA and EM Equityholder. Pursuant to this agreement, and subject to the terms and conditions outlined, the EM Equityholder agreed to execute and deliver written consents for its outstanding EM Member Units to adopt the Merger Agreement and related transactions, approving the Business Combination.

Critical Mineral Recovery, Inc.
Condensed Balance Sheets (Unaudited)
June 30, 2024 and December 31, 2023

	June 30, 2024	December 31, 2023
ASSETS
Current Assets
Cash	$38,333	$5,935
Accounts receivable, related parties	443,158	—
Due from affiliates and other related parties	6,818,773	7,123,952
Total current assets	7,300,264	7,129,887

Property, Plant and Equipment, at Cost
Leasehold improvements	1,089,724	—
Machinery, equipment, furniture, and fixtures	14,915,070	123,186
Construction in progress	2,718,288	14,726,565
	18,723,082	14,849,751
Less accumulated depreciation	(702,246)	(17,653)
Total property, plant and equipment, net	18,020,836	14,832,098

Other Noncurrent Assets
Right-of-use assets – operating leases, related party	17,911,373	—
Right-of-use assets – finance leases, related party	1,069,091	—
Total noncurrent assets	37,001,300	14,832,098
Total assets	$44,301,564	$21,961,985

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Book overdraft	$—	$6,804
Accounts payable and accrued expenses	1,226,068	4,354,239
Current maturities of long-term debt	1,237,482	1,107,335
Due to affiliates and other related parties	33,212,050	19,887,686
Current portion of operating lease liabilities, related party	742,300	—
Current portion of finance lease liabilities, related party	127,362	—
Total current liabilities	36,545,262	25,356,064

Other Liabilities
Long-term debt, net	5,004,276	5,631,475
Operating lease liabilities, related party	17,165,531	—
Finance lease liabilities, related party	942,344	—
Total noncurrent liabilities	23,112,151	5,631,475
Total liabilities	59,657,413	30,987,539

Stockholder’s Deficit
Common stock, $1.00 par value; authorized and issued 30,000 shares as of June 30, 2024 and December 31, 2023	30,000	30,000
Contributions receivable	(30,000)	(30,000)
Accumulated deficit	(15,355,849)	(9,025,554)
Total stockholder’s deficit	(15,355,849)	(9,025,554)
Total liabilities and stockholder’s deficit	$44,301,564	$21,961,985

The accompanying notes are an integral part of these unaudited condensed financial statements.

Critical Mineral Recovery, Inc.
Condensed Statements of Operations (Unaudited)
For the Six Months Ended June 30, 2024 and 2023

	2024	2023
Net Sales	$443,158	$—
Cost of Goods Sold	466,276	—
Gross Loss	(23,118)	—

Operating Expenses
Salaries and wages	1,445,837	975,145
Depreciation and amortization	715,582	8,081
General and administrative expenses	3,970,716	2,203,596
Total Operating Expenses	6,132,135	3,186,822

Operating Loss	(6,155,253)	(3,186,822)

Other Expense
Interest expense	(175,042)	(229,846)

Loss Before Income Taxes	(6,330,295)	(3,416,668)
Income tax expense	—	—
Net Loss	$(6,330,295)	$(3,416,668)
Weighted Average Shares Outstanding, Basic and Diluted	30,000	30,000
Basic and Diluted Net Loss per Share	$(211.01)	$(113.89)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Critical Mineral Recovery, Inc.
Condensed Statements of Stockholder’s Equity (Unaudited)
For the Six Months Ended June 30, 2024 and 2023

	Common Stock		Contributions Receivable	Accumulated Deficit	Total
	Issued Shares	Amount
Balance, January 1, 2024	30,000	$30,000	$(30,000)	$(9,025,554)	$(9,025,554)
Net loss	—	—	—	(6,330,295)	(6,330,295)
Balance, June 30, 2024	30,000	$30,000	$(30,000)	$(15,355,849)	$(15,355,849)
	Common Stock		Contributions Receivable	Accumulated Deficit	Total
	Issued Shares	Amount
Balance, January 1, 2023	30,000	$30,000	$(30,000)	$(1,395,328)	$(1,395,328)
Net loss	—	—		(3,416,668)	(3,416,668)
Balance, June 30, 2023	30,000	$30,000	$(30,000)	$(4,811,996)	$(4,811,996)

The accompanying notes are an integral part of these unaudited condensed financial statements.

Critical Mineral Recovery, Inc.
Condensed Statements Of Cash Flows (Unaudited)
For The Six Months Ended June 30, 2024 And 2023

	2024	2023
Operating Activities
Net loss	$(6,330,295)	$(3,416,668)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	715,582	8,081
Noncash operating lease expense	334,650	—
Net change in operating assets and liabilities:
Accounts receivable – related parties	(443,158)	—
Due from affiliates and other related parties	305,179	(2,827,722)
Book overdraft	(6,804)	—
Accounts payable	(3,128,171)	1,075,844
Operating lease liability, related party	(338,192)	—
Net cash used in operating activities	(8,891,209)	(5,160,465)

Investing Activities
Purchase of property, plant and equipment	(3,873,331)	(5,140,737)
Net cash used in investing activities	(3,873,331)	(5,140,737)

Financing Activities
Net borrowings from affiliates	13,324,364	7,576,926
Borrowings on line of credit	—	2,704,806
Principal payments on long-term debt	(497,052)	—
Principal payments on finance lease liabilities, related party	(30,374)	—
Net cash provided by financing activities	12,796,938	10,281,732

Increase (Decrease) in Cash	32,398	(19,470)
Cash, Beginning of Period	5,935	65,382
Cash, End of Period	$38,333	$45,912

Supplemental Cash Flows Information
Interest paid	$175,042	$229,846
ROU assets obtained in exchange for new operating lease liabilities	$18,246,023	$—
ROU assets obtained in exchange for new finance lease liabilities	$1,100,080	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

Critical Mineral Recovery, Inc.
Notes to Unaudited Condensed Financial Statements

Note 1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Critical Mineral Recovery, Inc. (the “Company”) was formed and organized on January 26, 2022, under the laws of the state of Missouri and is an international battery recycling company specializing in the processing of electric vehicle and consumer-grade lithium-ion batteries. The Company’s recycling process reclaims strategic metals and critical minerals (copper, nickel, cobalt, lithium, manganese, and aluminum) from lithium-ion battery scrap. The recovered commodities are then marketed for further refining to be reintroduced into the battery manufacturing supply chain.

The Company earns revenues predominantly from tolling and servicing fees under an agreement with Interco Trading Inc, a related party. The battery processing services are performed at the Company’s processing facility in Fredericktown, Missouri, USA. The Company extends unsecured credit to its customer.

The Company commenced principal operations in March of 2024.

Basis of Presentation

The financial statements and accompanying notes are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

In the opinion of the Company, the accompanying unaudited condensed financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of June 30, 2024, and its results of operations and cash flows for the six months ended June 30, 2024, and 2023. The condensed balance sheet at December 31, 2023, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Allowance for Credit Losses

Accounts receivable — related parties are stated at the amount of consideration from customers for which the Company has an unconditional right to receive plus any accrued and unpaid interest, as applicable. The Company provides an allowance for credit losses, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions adjusted for current conditions and reasonable and supportable forecasts. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

During the six months ended June 30, 2024, and 2023, there was no credit loss expense recognized related to current expected credit losses where collectability is not reasonably assured.

Leases

The Company determines if an arrangement is a lease or contains a lease at inception. Leases result in the recognition of right of use (“ROU”) assets and lease liabilities on the balance sheets. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease, measured on a discounted basis. The Company determines lease classification as operating or finance at the lease commencement date.

Critical Mineral Recovery, Inc.
Notes to Unaudited Condensed Financial Statements

Note 1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

The Company combines lease and non-lease components, such as maintenance costs, and accounts for them as a single lease component in calculating the ROU assets and lease liabilities for its operating facility.

At lease commencement, the lease liability is measured at the present value of the lease payments over the lease term. The ROU asset equals the lease liability adjusted for any initial direct costs, prepaid or deferred rent and lease incentives. The Company uses the implicit rate when readily determinable. As most of the leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date to determine the present value of lease payments. Incremental borrowing rates used to determine the present value of lease payments were derived by reference to the Company’s unsecured-debt yields corresponding to the lease commencement date. The risk-free rate is determined using a period comparable with the lease term.

The lease term may include options to extend or options to terminate the lease that the Company is reasonably certain to exercise. Lease expense is generally recognized on a straight-line basis over the lease term.

The Company has elected not to record leases with an initial term of 12 months or less on the balance sheets. Lease expense on such leases is recognized on a straight-line basis over the lease term.

The Company elected the practical expedient to use the written terms and conditions of a related-party arrangement between entities under common control to determine whether the building and land rental arrangements are or contain a lease. The Company determined leases exist for the building and land rental agreements and classified and accounted for those leases on the basis of those written terms and conditions.

Property and Equipment

Property and equipment acquisitions are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are charged to expense on the straight-line basis over the estimated useful life of each asset. Assets under finance lease obligations and leasehold improvements are amortized over the shorter of the lease term or respective estimated useful lives.

The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Leasehold improvements	5 to 15 years
Machinery and equipment	5 to 15 years
Furniture and fixtures	3 to 15 years

Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset are less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No asset impairment was recognized during the six months ended June 30, 2024, and 2023.

Revenue Recognition

Revenue is recognized when control of the promised services is transferred to the Company’s customers, in an amount that reflects the consideration that it expects to be entitled to in exchange for those goods or services. The amount and timing of revenue recognition varies based on the nature of the goods or services provided and the terms and conditions of the customer contract. See Note 4 for additional information about the Company’s revenue.

Critical Mineral Recovery, Inc.
Notes to Unaudited Condensed Financial Statements

Note 1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (FASB Accounting Standards Codification (“ASC”) 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, the tax position will be realized or sustained upon examination. The term “more likely than not” means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense. There were no interest or penalties recognized from inception through June 30, 2024.

Recent Issued Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued guidance (ASC 326) which significantly changed how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. The most significant change in this standard is a shift from the incurred loss model to the expected loss model. Under the standard, disclosures are required to provide users of the financial statements with useful information in analyzing an entity’s exposure to credit risk and the measurement of credit losses. Financial assets held by the company that are subject to the guidance in ASC 326 were accounts receivable — related parties and amounts due from affiliates and other related parties. The Company adopted the standard effective January 1, 2023.

The impact of the adoption was not considered material to the financial statements and primarily resulted in new/enhanced disclosures only.

Accounting Pronouncements Effective in Future Periods

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 enhanced annual disclosures regarding the rate reconciliation and income taxes paid information. For non-public business entities, ASU 2023-09 is effective for annual periods beginning after December 15, 2025. The Company is evaluating the impact of this guidance on its financial statements and related disclosures.

Going Concern

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business. As reflected in the financial statements, the Company had an accumulated deficit on June 30, 2024, a net loss and cash used in operating activities for the period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Critical Mineral Recovery, Inc.
Notes to Unaudited Condensed Financial Statements

Note 1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

The Company began operations on March 1, 2024, and as such, revenues have not yet reached the levels necessary to generate positive income or cash flow. Prior to the fire to its operating facility described in Footnote 9, the Company believed that it was progressing towards its goal of positive net income and cash flows from its operations. This fire adds uncertainty surrounding the amount of loss that the Company has incurred from the fire, and the uncertainty surrounding the timing of the restoration of the facility. Until such time, Management believes the Company will have sufficient access to additional capital needed to sustain its operations and fully implement its business plan. The ability for the Company to continue as a going concern is dependent on these factors.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2. Long-Term Debt

Long-term debt consisted of the following:

	June 30, 2024	December 31, 2023
Note payable, bank(A)	$4,161,796	$4,500,000
Note payable, bank(B)	2,079,962	2,238,810
Line of credit agreement(D)	—	—
Line of credit agreement(C)	—	—
Total long-term debt	6,241,758	6,738,810
Current maturities of long-term debt	(1,237,482)	(1,107,335)
Long term debt, noncurrent	$5,004,276	$5,631,475

____________

(A)     Interest only payments from September 2023 to February 2024. Payable in monthly installments of $83,765 beginning in February 2024 and one installment of $415,757 due on September 15, 2028, including interest at 4.375% per annum; secured by substantially all business assets of the Company. Guaranteed by owner of the Company.

(B)     Interest only payments from September 2023 to February 2024. Payable in monthly installments of $44,169 beginning in February 2024 and one installment of $218,356 due on September 15, 2028, including interest at 6.750% per annum; secured by substantially all business assets of the Company. Guaranteed by owner of the Company.

(C)     Provides for borrowing up to $4,500,000 and is secured by substantially all business assets of the Company. On September 15, 2023, outstanding principal amounts advanced under the line of credit agreement totaling $4,500,000 were converted to notes payable (A) to the bank. This line of credit bore interest at a rate of 4.375% per annum.

(D)     Provides for borrowing up to $2,238,810 and is secured by substantially all business assets of the Company. On September 15, 2023, outstanding principal amounts advanced under the line of credit agreement totaling $2,238,810 were converted to notes payable (B) to the bank. This line of credit bore interest at a rate of 6.75% per annum.

Aggregate annual maturities of long-term debt as of June 30, 2024 are:

Long-Term Debt
2024 (remaining)	$610,283
2025	1,270,204
2026	1,338,203
2027	1,410,022
2028	1,613,046
Total long-term debt	$6,241,758

Critical Mineral Recovery, Inc.
Notes to Unaudited Condensed Financial Statements

Note 3. Leases

Finance Leases

These leases mainly consist of forklifts and a skid loader. Termination of the leases generally are prohibited unless there is a violation under the lease agreement. See Note 8.

Operating Leases

The Company leases the building and land where it conducts principal operations. The building and land leases expire in February 2039 and contain renewal options for up to three periods of five years each. The lease agreements require the Company to pay all executory costs (property taxes, maintenance and insurance). Termination of the leases is generally prohibited unless there is a violation under the lease agreement. See Note 8.

Short-Term Leases

The Company leases certain equipment on a seasonal demand. The expected lease terms are less than 12 months. Total lease expense included in operating expenses for the six months ended June 30, 2024, and 2023 was $233,941 and $5,820, respectively.

All Leases

The Company’s leasing arrangements do not contain any material residual value guarantees or material restrictive covenants.

Quantitative Disclosures

The lease cost and other required information for the six months ended June 30, 2024, and 2023 are:

	2024	2023
Lease cost
Finance lease cost
Amortization of right-of-use asset	$30,989	$—
Interest on lease liabilities	8,226	—
Operating lease cost	637,498	—
Short-term lease cost	233,941	5,820
Total lease cost	$910,654	$5,820

Other information
Weighted-average remaining lease term
Finance leases	6.88 years	N/A
Operating leases	14.75 years	N/A
Weighted-average discount rate
Finance leases	6.51%	N/A
Operating leases	6.72%	N/A

Critical Mineral Recovery, Inc.
Notes to Unaudited Condensed Financial Statements

Note 3. Leases (cont.)

Future minimum lease payments and reconciliation to the balance sheet as of June 30, 2024, are as follows:

	Finance Leases	Operating Leases
2024 (remaining)	$96,600	$961,560
2025	193,200	1,923,120
2026	193,200	1,923,120
2027	193,200	1,923,120
2028	193,200	1,923,120
Thereafter	460,500	19,551,720
Total future undiscounted lease payments	1,329,900	28,205,760
Less imputed interest	(260,194)	(10,297,929)
Lease liabilities	$1,069,706	$17,907,831

Note 4. Revenue from Contracts with Customers

Performance Obligations

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring distinct goods or providing services to customers. The Company’s revenue consists substantially of tolling fees for the processing of battery materials and is reported net of allowances offered to customers. The Company recognizes revenue when performance obligations under the terms of contracts with its customers are satisfied, which occurs when physical possession and control is transferred back to the customer and the Company has an enforceable right to payment. This typically occurs when the tolling service has been performed and the customer has received the goods according to the contractual shipping terms either at the shipping point or destination and is obligated to pay for the product. Customary terms require payment within 30 days, and for certain customers, deposits may be required in advance of shipment.

	2024	2023
Accounts receivable, beginning of period	$—	$—
Accounts receivable, end of period	443,158	—

Accounting Policies and Practical Expedients Elected

For shipping and handling activities, the Company is applying an accounting policy election, which allows an entity to account for shipping and handling activities as fulfillment activities rather than a promised good or service when the activities are performed, even if those activities are performed after the control of the good has been transferred to the customer. Therefore, the Company expenses shipping and handling costs at the time revenue is recognized. The Company classifies shipping and handling expenses in cost of sales in the statements of income.

The Company is also applying an accounting policy election, which allows an entity to exclude from revenue any amounts collected from customers on behalf of third parties, such as sales taxes and other similar taxes the Company collects concurrent with revenue-producing activities. Therefore, revenue is presented net of sales taxes and similar revenue-based taxes.

For incremental costs of obtaining a contract, the Company elected a practical expedient, which permits an entity to recognize incremental costs to obtain a contract as an expense when incurred if the amortization period is less than one year.

Critical Mineral Recovery, Inc.
Notes to Unaudited Condensed Financial Statements

Note 4. Revenue from Contracts with Customers (cont.)

For significant financing components, the Company elected a practical expedient, which allows an entity to recognize the promised amount of consideration without adjusting for the time value of money if the contract has a duration of one year or less, or if the reason the contract extended beyond one year is because the timing of delivery of the product is at the customer’s discretion. As the Company’s contracts are typically less than one year in length and do not have significant financing components, the Company does not present revenue on a present value basis.

Note 5. Income Taxes

Our income tax expense or benefit for interim periods is determined using an estimate of our annual effective tax rate, adjusted for discrete items. The application of the accounting requirements for income taxes in interim periods, after consideration of our valuation allowance, causes a significant variation in the typical relationship between income tax expense/benefit and pre-tax accounting income/loss as reported on the statements of income. The deferred tax assets are comprised primarily of start-up costs. As of June 30, 2023, and June 30, 2024, all of the deferred tax assets, net of any deferred tax liabilities, continue to be subject to a full valuation allowance. The Company maintains the valuation allowance based on the analysis of its cumulative loss position.

Note 6. Common Stock

The Company issued 30,000 shares of capital stock with a par value of $1 on January 26, 2022 (inception). The Company has recorded a contribution receivable for $30,000 on June 30, 2024, and December 31, 2023, which is presented on the Statements of Changes in Stockholder’s Deficit.

Note 7. Contingencies

The Company may be subject to various legal proceedings and claims that arise in the ordinary course of business and that have not been fully resolved. The outcome of litigation is inherently uncertain. In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss concerning loss contingencies for asserted legal and other claims.

On October 30, 2024, the Company’s lithium-ion battery recycling facility in Fredericktown, Missouri sustained a fire which resulted in the total loss of the physical facility, and all equipment therein. While the Company believes it has full insurance coverage of the losses, the ultimate resolution of the matter, which is expected to occur within one year of the fire, could result in losses and insurance recoveries which cannot be reasonably estimated as of November 6, 2024.

Note 8. Related Party Transactions

As the Company has started up its operations, it has received support from and has engaged in transactions with certain other entities under the common control of Rob Feldman, Trustee of the Robert N. Feldman Revocable Living Trust dtd. 8/13/15 (the “Trust”). The principal entities involved include Interco Trading, Inc. (Interco Trading) and Dunamis Development Group, LLC (Dunamis). The Company is the wholly owned subsidiary of NiCo Metals Group, LLC, which is the wholly owned subsidiary of the Trust. Interco Trading is the wholly owned subsidiary of Genco Metals Group LLC, which is wholly owned by the Trust. The Trust holds a 24% ownership interest in Fairmont Development, LLC (“Fairmont”), which is the sole shareholder of Dunamis. The remaining ownership interests in Fairmont are controlled by entities associated with the family of Mr. Feldman. Mr. Feldman is also the duly appointed manager of Fairmont and is authorized to control the activities of Fairmont and its subsidiaries.

These related parties are engaged in various activities associated with the Company’s primary operations, including generation of revenue, certain shared operational and administrative services, as well as financing of the construction of the Company’s property and equipment. Similarly, the Company is insured under an insurance policy held by Interco Trading and is charged a portion of the insurance premiums.

Critical Mineral Recovery, Inc.
Notes to Unaudited Condensed Financial Statements

Note 8. Related Party Transactions (cont.)

Revenue and accounts receivable

The Company generates substantially all its revenue from tolling fees from Interco Trading. There is an associated balance in accounts receivable from Interco Trading in the Company’s balance sheet as of June 30, 2024.

Expenses

The Company receives certain operational and administrative services from Interco Trading. Amounts charged to the Company by Interco Trading are included in the line item Due to affiliates and other related parties and are charged to salaries and wages and general and administrative expenses on the Statements of Operations.

Revolving Line of Credit

The Company has entered into a revolving line of credit with Interco Trading, which bears paid in kind (PIK) interest at a rate of 6.25% per annum with all principal and accrued and unpaid interest due October 31, 2026. In connection with the activities noted in the preceding paragraph, Interco Trading makes advances to, and the Company makes payments on, this revolving line of credit. Effective January 1, 2024, the note was amended to reflect a noninterest bearing note due upon demand. This agreement has no stated maximum or minimum principal amounts that can be drawn or utilized by the Company. Amounts due under this revolving line of credit is presented as “Due to affiliates and other related parties” on the balance sheets.

Leases

The Company rents the land and building where it conducts its principal operations under operating leases with Dunamis, a real estate company that has common majority ownership and management with the Company. The leases expire in 2039. The leases commenced in March 2024 and lease payments due and accrued for the six months ended June 30, 2024, were $641,040, which were offset with receivables from the lessor entity, Dunamis.

The Company rents certain property and equipment under finance leases with Fairmont. The leases commenced in 2024 and have a 7 year lease terms. Lease payments due and accrued as of June 30, 2024, were $38,600 and are included in accounts payable on the accompanying balance sheets.

See Note 3 for additional information on these related party leasing arrangements.

Summary of balances and transactions with related parties

The Company’s activity with related parties, including Interco and Dunamis, for the six months ended June 30, 2024, and 2023:

	2024	2023
Transactions:
Net sales	$443,158	$—
Salaries and wages	$675,235	$724,449
General and administrative expenses	$3,183,418	$467,551
Interest expense	$—	$189,033

Critical Mineral Recovery, Inc.
Notes to Unaudited Condensed Financial Statements

Note 8. Related Party Transactions (cont.)

The Company’s account balances with related parties, including Interco and Dunamis, as of June 30, 2024, and December 31, 2023:

	2024	2023
Balances:
Accounts receivable at period-end	$443,158	$—
Due from affiliates and other related parties	$6,818,773	$7,123,952
Operating lease liabilities	$17,907,831	$—
Finance lease liabilities	$1,069,706	$—
Due to affiliates and other related parties	$33,212,050	$19,887,686

Note 9. Subsequent Events

The Company has evaluated events or transactions occurring after June 30, 2024, the balance sheet date, through November 6, 2024, the date the unaudited condensed financial statements were available to be issued and determined that there were no such events or transactions that require recognition or disclosure for the six months ended June 30, 2024, except as follows:

On August 22, 2024, the Robert N. Feldman Revocable Trust, the ultimate controlling party of the Company, entered into an agreement to sell the Company to Evolution Metals LLC. On October 30, 2024, the plant in which the Company operated suffered a fire which destroyed substantially all of the plant and equipment used by the Company in its operations. Due to the fire event, the agreement dated August 22, 2024 referenced above was terminated. On November 4, 2024, the Robert N. Feldman Revocable Trust entered into a new agreement with Evolution Metals LLC to sell all of the existing shares of the Company to Evolution Metals for $400 million comprised of $225 million in stock and $175 million in cash. The closing date of this transaction is expected to be in December 2024.

On September 6, 2024, the Company entered into a Transactional Advance Agreement (Agreement) with Evolution Metals LLC (EMT). Under the Agreement, EMT shall advance the Company $12,000,000 in four installments, for which the first three installments totaling $9,000,000 has been received subsequent to the balance sheet date. In the event of a sale of CMR to EMT, the outstanding principal balance shall be a reduction of the purchase price. If no sale occurs, the advance shall be considered a loan that carries no interest for one year after the fourth and final installment of $3,000,000 is received by the Company and 6% thereafter with principal and interest payments of $1,000,000 per annum until all amounts outstanding under the Agreement are fully repaid. The proceeds of the advance were used to partially repay the related party loan due to Interco Trading.

Report of Independent Registered Public Accounting Firm

To Those Charged with Governance and
Stockholder of Critical Mineral Recovery, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Critical Mineral Recovery, Inc. (the Company) as of December 31, 2023 and 2022, and the related statements of operations, stockholder’s deficit, and cash flows for the year ended December 31, 2023 and the period from January 26, 2022 (inception) to December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the year ended December 31, 2023 and the period from January 26, 2022 (inception) to December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit, and the Company’s cash and working capitals as of December 31, 2023 are not sufficient to complete its planned activities one year from the issuance date of the financial statements. In addition, the Company’s recycling facility sustained a fire on October 30, 2024, which resulted in total loss of the physical facility and all equipment therein. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Material Subsequent Event

As discussed in Note 5 and Note 7 to the financial statements, on October 30, 2024, the Company’s recycling facility sustained a fire which resulted in the total loss of the physical facility and all equipment therein. Management’s evaluation of the subsequent event is described in Note 5 and Note 7 to the financial statements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP
We have served as the Company’s auditor since 2024.
New York, New York
October 28, 2024, except for Notes 1, 5, and 7 as to which the date is November 6, 2024

Critical Mineral Recovery, Inc.

Balance Sheets

December 31, 2023 and 2022

	2023	2022
ASSETS
Current Assets
Cash	$5,935	$65,382
Due from affiliates and other related parties	7,123,952	2,241,886
Total current assets	7,129,887	2,307,268

Property, Plant and Equipment, at Cost
Land and improvements	—	—
Depletable assets	—	—
Buildings and improvements	—	—
Machinery, equipment, furniture, and fixtures	123,186	106,736
Construction in progress	14,726,565	2,625,563
	14,849,751	2,732,299
Less accumulated depreciation	(17,653)	(982)
Total noncurrent assets	14,832,098	2,731,317
Total assets	$21,961,985	$5,038,585

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Book overdraft	$6,804	$—
Accounts payable and accrued expenses	4,354,239	507,483
Current maturities of long-term debt	1,107,335	—
Due to affiliates and other related parties	19,887,686	5,101,621
Total current liabilities	25,356,064	5,609,104

Noncurrent Liabilities
Long-term debt, net	5,631,475	824,809
Total noncurrent liabilities	5,631,475	824,809
Total liabilities	30,987,539	6,433,913

Stockholder’s Deficit
Common stock, $1.00 par value; authorized and issued 30,000 shares as of December 31, 2023 and 2022	30,000	30,000
Contributions Receivable	(30,000)	(30,000)
Accumulated deficit	(9,025,554)	(1,395,328)
Total liabilities and stockholder’s deficit	$21,961,985	$5,038,585

The accompanying notes are an integral part of these financial statements.

Critical Mineral Recovery, Inc.

Statements of Operations

For the year ended December 31, 2023 and the period from January 26, 2022 (inception) to December 31, 2022

	2023	2022
Operating Expenses
Salaries and wages	$2,384,797	$1,083,916
Depreciation and amortization	16,671	982
General and administrative expenses	4,660,621	267,330
Operating Loss	(7,062,089)	(1,352,228)

Other Expense
Interest expense	(568,137)	(43,100)
Income (Loss) Before Equity in Net Income of Affiliate	(7,630,226)	(1,395,328)

Loss Before Income Taxes	(7,630,226)	(1,395,328)

Income tax expense	—	—

Net Loss	$(7,630,226)	$(1,395,328)

Weighted Average Shares Outstanding, Basic and Diluted	30,000	30,000
Basic and Diluted Net Loss per Share	$(254.34)	$(46.51)

The accompanying notes are an integral part of these financial statements.

Critical Mineral Recovery, Inc.

Statements of Changes in Stockholder’s Deficit

For the year ended December 31, 2023 and the period from January 26, 2022 (inception) to December 31, 2022

	Common Stock
	Issued Shares	Amount	Contributions Receivable	Accumulated Deficit	Total

Balance, January 26, 2022 (inception)	—	$—	$—	$—	$—

Issuance of common stock	30,000	30,000	(30,000)	—	—
Net loss	—	—	—	(1,395,328)	(1,395,328)
Balance, December 31, 2022	30,000	30,000	(30,000)	(1,395,328)	(1,395,328)

Net loss	—	—	—	(7,630,226)	(7,630,226)

Balance, December 31, 2023	30,000	$30,000	$(30,000)	$(9,025,554)	$(9,025,554)

The accompanying notes are an integral part of these financial statements.

Critical Mineral Recovery, Inc.

Statements of Cash Flows

For the year ended December 31, 2023 and the period from January 26, 2022 (inception) to December 31, 2022

	2023	2022
Operating Activities
Net loss	$(7,630,226)	$(1,395,328)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16,671	982
Net change in operating assets and liabilities:
Due from affiliates and other related parties	(4,882,066)	(2,241,886)
Book overdraft	6,804	—
Accounts payable	3,846,756	507,483
Net cash used in operating activities	(8,642,061)	(3,128,749)

Investing Activities
Purchase of property, plant and equipment	(12,117,452)	(2,732,299)
Net cash used in investing activities	(12,117,452)	(2,732,299)

Financing Activities
Net borrowings from affiliates	14,786,065	5,101,621
Borrowings on line of credit	5,914,001	824,809
Net cash provided by financing activities	20,700,066	5,926,430

(Decrease) Increase in Cash	(59,447)	65,382
Cash, Beginning of Period	65,382	—
Cash, End of Period	$5,935	$65,382

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$568,137	$43,100
Non-cash investing and financing activities:
Lines of credit converted to notes payable	$6,738,810	$—

The accompanying notes are an integral part of these financial statements.

Critical Mineral Recovery, Inc.
Notes to the Financial Statements

Note 1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Critical Mineral Recovery, Inc. (the “Company”) was formed and organized on January 26, 2022, under the laws of the state of Missouri and is an international battery recycling company specializing in the processing of electric vehicle and consumer-grade lithium-ion batteries. The Company’s recycling process reclaims strategic metals and critical minerals (copper, nickel, cobalt, lithium, manganese, and aluminum) from lithium-ion battery scrap. The recovered commodities are then marketed for further refining to be reintroduced into the battery manufacturing supply chain.

The Company commenced principal operations in March of 2024.

Basis of Presentation

The financial statements and accompanying notes are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment acquisitions are stated at cost, less accumulated depreciation and amortization. Depreciation, and amortization are charged to expense on the straight-line basis over the estimated useful life of each asset. Assets under finance lease obligations and leasehold improvements are amortized over the shorter of the lease term or respective estimated useful lives.

The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Leasehold improvements	5 to 15 years
Machinery and equipment	5 to 15 years
Furniture and fixtures	3 to 15 years

Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset are less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No asset impairment was recognized during the year ended December 31, 2023, and the period from January 26, 2022 (inception) to December 31, 2022.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using

CRITICAL MINERAL RECOVERY, INC.
NOTES TO THE FINANCIAL STATEMENTs

Note 1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, the tax position will be realized or sustained upon examination. The term “more likely than not” means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense. There were no interest or penalties recognized from inception through December 31, 2023.

Going Concern

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business. As reflected in the financial statements, the Company had an accumulated deficit on December 31, 2023, a net loss and cash used in operating activities for the year then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company began operations on March 1, 2024, and as such, revenues have not yet reached the levels necessary to generate positive income or cash flow. Prior to the fire to its operating facility described in Footnote 7, the Company believed that it was progressing towards its goal of positive net income and cash flows from its operations. This fire adds uncertainty surrounding the amount of loss that the Company has incurred from the fire, and the uncertainty surrounding the timing of the restoration of the facility. Until such time, Management believes the Company will have sufficient access to additional capital needed to sustain its operations and fully implement its business plan. The ability for the Company to continue as a going concern is dependent on these factors.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Recent Issued Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued guidance (FASB ASC 326) which significantly changed how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. The most significant change in this standard is a shift from the incurred loss model to the expected loss model. Under the standard, disclosures are required to provide users of the financial statements with useful information in analyzing an entity’s exposure to credit risk and the measurement of credit losses. Financial assets held by the company that are subject to the guidance in FASB ASC 326 were amounts due from affiliates and other related parties. The Company adopted the standard effective January 1, 2023.

The impact of the adoption was not considered material to the financial statements and primarily resulted in new/enhanced disclosures only.

CRITICAL MINERAL RECOVERY, INC.
NOTES TO THE FINANCIAL STATEMENTs

Note 1. Nature of Operations and Summary of Significant Accounting Policies (cont.)

Accounting Pronouncements Effective in Future Periods

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 enhanced annual disclosures regarding the rate reconciliation and income taxes paid information. For non-public business entities, ASU 2023-09 is effective for annual periods beginning after December 15, 2025. The Company is evaluating the impact of this guidance on its financial statements and related disclosures.

Note 2. Long-Term Debt

Long-term debt consisted of the following as of December 31, 2023, and 2022:

	2023	2022
Note payable, bank(A)	$4,500,000	$—
Note payable, bank(B)	2,238,810	—
Line of credit agreement(C)	—	824,809
Line of credit agreement(D)	—	—
Total long-term debt	6,738,810	824,809
Current maturities of long-term debt	(1,107,335)	—
Long-term debt, non-current	$5,631,475	$824,809

____________

(A)     Interest only payments from September 2023 to February 2024. Payable in monthly installments of $83,765 beginning in February 2024 and one installment of $415,757 due on September 15, 2028, including interest at 4.375% per annum; secured by substantially all business assets of the Company. Guaranteed by owner of the Company.

(B)     Interest only payments from September 2023 to February 2024. Payable in monthly installments of $44,169 beginning in February 2024 and one installment of $218,356 due on September 15, 2028, including interest at 6.750% per annum; secured by substantially all business assets of the Company. Guaranteed by owner of the Company.

(C)     Provides for borrowing up to $4,500,000 and is secured by substantially all business assets of the Company. On September 15, 2023, outstanding principal amounts advanced under the line of credit agreement totaling $4,500,000 were converted to notes payable (A) to the bank. This line of credit bore interest at a rate of 4.375% per annum.

(D)     Provides for borrowing up to $2,238,810 and is secured by substantially all business assets of the Company. On September 15, 2023, outstanding principal amounts advanced under the line of credit agreement totaling $2,238,810 were converted to notes payable (B) to the bank. This line of credit bore interest at a rate of 6.75% per annum.

Aggregate annual maturities of long-term debt as of December 31, 2023 are:

2024	$1,107,335
2025	1,270,061
2026	1,338,080
2027	1,409,921
2028	1,613,413

Total long-term debt	$6,738,810

Note 3. Income Taxes

The provision for income taxes includes these components for the year ended December 31, 2023, and the period from January 26, 2022 (inception) to December 31, 2022:

	2023	2022
Current income taxes	$—	$—
Deferred income taxes	—	—
Income tax expense (benefit)	$—	$—

CRITICAL MINERAL RECOVERY, INC.
NOTES TO THE FINANCIAL STATEMENTs

Note 3. Income Taxes (cont.)

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below for the year ended December 31, 2023, and the period from January 26, 2022 (inception) to December 31, 2022:

	2023	2022
Computed at the statutory rate (21%)	$(1,602,347)	$(293,019)
Increase (decrease) resulting from
Changes in the deferred tax asset valuation allowance	1,602,347	293,019
Other	—	—
Actual tax expense (benefit)	$—	$—

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were as follows for the year ended December 31, 2023, and the period from January 26, 2022 (inception) to December 31, 2022:

	2023	2022
Deferred tax assets
Start-up costs	$1,911,059	$303,810
R&D expenses	193,146	—
Net operating loss carryforwards	21,461	—
Net deferred tax asset (liability) before valuation allowance	2,125,666	303,810
Valuation Allowance	(2,125,666)	(303,810)
Ending balance	—	—
Net deferred tax asset (liability)	$—	$—

The Company files income tax returns in the U.S. federal jurisdiction and Missouri and the Company is not currently under examination in these jurisdictions. The Company does not have any unrecognized tax positions as of December 31, 2023 and 2022.

Note 4. Common Stock

The Company issued 30,000 shares of capital stock with a par value of $1 on January 26, 2022 (inception). The Company has recorded a contribution receivable for $30,000 on December 31, 2023 and 2022, which is presented on the Statements of Changes in Stockholder’s Deficit.

Note 5. Contingencies

The Company may be subject to various legal proceedings and claims that arise in the ordinary course of business and that have not been fully resolved. The outcome of litigation is inherently uncertain. In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss concerning loss contingencies for asserted legal and other claims.

On October 30, 2024, the Company’s lithium-ion battery recycling facility in Fredericktown, Missouri sustained a fire which resulted in the total loss of the physical facility, and all equipment therein. While the Company believes it has full insurance coverage of the losses, the ultimate resolution of the matter, which is expected to occur within one year of the fire, could result in losses and insurance recoveries which cannot be reasonably estimated as of November 6, 2024.

CRITICAL MINERAL RECOVERY, INC.
NOTES TO THE FINANCIAL STATEMENTs

Note 6. Related-Party Transactions

As the Company has started up its operations, it has received support from and has engaged in transactions with certain other entities under the common control of Rob Feldman, Trustee of the Robert N. Feldman Revocable Living Trust dtd. 8/13/15 (the “Trust”). The principal entities involved include Interco Trading, Inc. (Interco Trading) and Dunamis Development Group, LLC (Dunamis). The Company is the wholly owned subsidiary of NiCo Metals Group, LLC, which is the wholly owned subsidiary of the Trust. Interco Trading is the wholly owned subsidiary of Genco Metals Group LLC, which is wholly owned by the Trust. The Trust holds a 24% ownership interest in Fairmont Development, LLC (“Fairmont”), which is the sole shareholder of Dunamis. The remaining ownership interests in Fairmont are controlled by entities associated with the family of Mr. Feldman. Mr. Feldman is also the duly appointed manager of Fairmont and is authorized to control the activities of Fairmont and its subsidiaries.

These related parties are engaged in various activities associated with the Company’s primary operations, including generation of revenue, certain shared operational and administrative services, as well as financing of the construction of the Company’s property and equipment. Similarly, the Company is insured under an insurance policy held by Interco Trading and is charged a portion of the insurance premiums.

Expenses

The Company receives certain operational and administrative services from Interco Trading. Amounts charged to the Company by Interco Trading are included in the line item Due to affiliates and other related parties and are charged to salaries and wages and general and administrative expenses on the Statements of Operations.

Revolving Line of Credit

The Company has entered into a revolving line of credit with Interco Trading, which bears paid in kind (PIK) interest at a rate of 6.25% per annum with all principal and accrued and unpaid interest due October 31, 2026. In connection with the activities noted in the preceding paragraph, Interco Trading makes advances to, and the Company makes payments on, this revolving line of credit. Effective January 1, 2024, the note was amended to reflect a noninterest bearing note due upon demand. This agreement has no stated maximum or minimum principal amounts that can be drawn or utilized by the Company. Amounts due under this revolving line of credit is presented as “Due to affiliates and other related parties” on the balance sheets.

Summary of transactions and balances

The Company’s activity with related parties, including Interco and Dunamis, for the year ended December 31, 2023, and the period from January 26, 2022 (inception) to December 31, 2022:

	2023	2022
Transactions:
Salaries and wages	$1,416,061	$1,083,916
General and administrative expenses	$2,691,438	$78,492
Interest expense	$418,408	$39,300

The Company’s account balances with related parties, including Interco and Dunamis, as of December 31, 2023, and 2022:

	2023	2022
Balances:
Due from affiliates and other related parties	$7,123,952	$2,241,886
Due to affiliates and other related parties	$19,887,686	$5,101,621

CRITICAL MINERAL RECOVERY, INC.
NOTES TO THE FINANCIAL STATEMENTs

Note 7. Subsequent Events

The Company has evaluated events or transactions occurring after December 31, 2023, the balance sheet date, through November 6, 2024, the date the financial statements were available to be issued and determined that there were no such events or transactions that require recognition or disclosure for the year ended, except as follows:

The Company entered into various finance leases with Fairmont, a related party (see Note 6), for certain property and equipment used in its primary operations. The leases commenced in 2024 and expire in December 2030 with lease payments due under the arrangement totaling $1,100,080.

The Company entered into operating lease arrangements with Dunamis, a related party (see Note 6), for the land and building where it conducts its principal operations. The leases commenced in March 2024 and expires in 2039. The right of use asset and lease liabilities at lease inception totaled $18,246,023.

On August 22, 2024, the Robert N. Feldman Revocable Trust, the ultimate controlling party of the Company, entered into an agreement to sell the Company to Evolution Metals LLC. On October 30, 2024, the plant in which the Company operated suffered a fire which destroyed substantially all of the plant and equipment used by the Company in its operations. Due to the fire event, the agreement dated August 22, 2024 referenced above was terminated. On November 4, 2024, the Robert N. Feldman Revocable Trust entered into a new agreement with Evolution Metals LLC to sell all of the existing shares of the Company to Evolution Metals for $400 million comprised of $225 million in stock and $175 million in cash. The closing date of this transaction is expected to be in December 2024.

On September 6, 2024, the Company entered into a Transactional Advance Agreement (Agreement) with Evolution Metals LLC (EMT). Under the Agreement, EMT shall advance the Company $12,000,000 in four installments, for which the first three installments totaling $9,000,000 has been received subsequent to the balance sheet date. In the event of a sale of CMR to EMT, the outstanding principal balance shall be a reduction of the purchase price. If no sale occurs, the advance shall be considered a loan that carries no interest for one year after the fourth and final installment of $3,000,000 is received by the Company and 6% thereafter with principal and interest payments of $1,000,000 per annum until all amounts outstanding under the Agreement are fully repaid. The proceeds of the advance were used to partially repay the related party loan due to Interco Trading.

KCM INDUSTRY Co., Ltd.
UNAUDITED CONDENSED Balance Sheets
(IN US DOLLARS)

	Notes	June 30, 2024	December 31, 2023
Assets:
Cash and cash equivalents		$98	112,550
Trade accounts receivable (Related party)	2,3,17	448,927	708,585
Non-trade account receivable	4	1,266	154,364
Non-trade account receivable (Related party)	4,17	142,008	—
Short-term financial instruments		—	147,355
Inventories	5	1,966,754	1,806,964
Prepaids and other current assets		20,663	23,621

Total current assets		2,579,716	2,953,439

Property, plant and equipment, net	7,8,9	2,886,286	3,134,377
Other non-current assets		17,996	19,389

Total non-current assets		2,904,282	3,153,766

Total assets		$5,483,998	6,107,205

Liabilities and Stockholders’ Equity
Liabilities:
Trade accounts payable		$68,391	39,032
Non-trade accounts payable		125,558	173,802
Short-term debt	9	280,737	271,444
Short-term debt (Related party)	9,17	179,960	—
Current portion of long-term debt	9	58,343	6,662
Current portion of finance lease liabilities	8	14,413	8,045
Current portion of defined severance benefits	14	51,371	80,989
Other current liabilities		23,000	34,774

Total current liabilities		801,773	614,748

Long-term debt	9	2,389,109	2,630,223
Convertible debt	6,10	908,671	856,497
Defined severance benefits	14	66,099	50,863
Long-term taxes payable		30,460	32,818
Finance lease liabilities	8	55,190	29,334

Total non-current liabilities		3,449,529	3,599,735

Total liabilities		4,251,302	4,214,483

Stockholders’ equity:
Common stock, KRW 5,000 par value. Authorized 1,000,000 shares; issued and outstanding 20,000 shares as of June 30, 2024, and December 31, 2023	13	73,174	73,174
Retained earnings		1,270,935	1,834,691
Accumulated other comprehensive (loss) income		(111,413)	(15,143)
Total equity		1,232,696	1,892,722
Total Liabilities and Stockholders’ Equity		$5,483,998	6,107,205

See accompanying notes to the unaudited condensed interim financial statements.

KCM INDUSTRY Co., Ltd.
UNAUDITED CONDENSED INTERIM Statements of Operations
(IN US DOLLARS)

	Notes	June 30, 2024	June 30, 2023
Net revenues	2	$228	22,842
Net revenues (Related party)	2,17	43,201	898,090

Total revenues		43,429	920,932

Cost of sales		(220,336)	(541,023)

Gross profit (loss)		(176,907)	379,909

Other operating income	12	15,313	6,178
Other operating expense	12	(1,731)	—
Selling, general, and administrative expenses		(240,439)	(245,273)

Operating (loss) income		(403,764)	140,814

Other income	17	4,449	8,186
Other expense	17	(849)	(218)
Interest income		1,516	144
Interest expense		(48,059)	(63,985)
Gain on foreign currency		—	393
Loss on foreign currency		—	(21)
Loss on financial instruments	6,10	(117,050)	—

Profit (loss) before tax		(563,757)	85,313

Income tax benefit	11	—	(5,435)

Profit (loss) for the period		$(563,757)	90,748

See accompanying notes to the unaudited condensed interim financial statements.

KCM INDUSTRY Co., Ltd.
UNAUDITED CONDENSED INTERIM Statements of COMPREHENSIVE INCOME (LOSS)
(IN US DOLLARS)

	Notes	June 30, 2024	June 30, 2023
Profit (loss) for the period		$(563,757)	90,748
Other comprehensive income(loss):
Foreign currency translation adjustments, net of tax		(120,557)	(28,588)
Actuarial gain (loss) on defined severance benefits, net of tax	14	24,288	(5,666)

Total other comprehensive loss		(96,269)	(34,254)

Total comprehensive income (loss)		$(660,026)	56,494

See accompanying notes to the unaudited condensed interim financial statements.

KCM INDUSTRY Co., Ltd.
UNAUDITED CONDENSED INTERIM Statements of Changes in Stockholders’ Equity
(IN US DOLLARS)

	Common stock	Accumulated other comprehensive income (loss)	Retained earnings	Total stockholders’ equity
Balances at January 1, 2023	$73,174	34,675	2,008,876	2,116,725
Profit for the period	—	—	90,748	90,748
Foreign currency translation adjustments, net of tax	—	(28,588)	—	(28,588)
Actuarial loss on defined severance benefits, net of tax	—	(5,666)	—	(5,666)

Balances at June 30, 2023	$73,174	421	2,099,624	2,173,219

Balances at January 1, 2024	$73,174	(15,143)	1,834,691	1,892,722
Loss for the period	—	—	(563,757)	(563,757)
Foreign currency translation adjustments, net of tax	—	(120,557)	—	(120,557)
Actuarial gain on defined severance benefits, net of tax	—	24,288	—	24,288

Balances at June 30, 2024	$73,174	(111,412)	1,270,936	1,232,696

See accompanying notes to the unaudited condensed interim financial statements.

KCM INDUSTRY Co., Ltd.
UNAUDITED CONDENSED INTERIM Statements of Cash Flows
(IN US DOLLARS)

	June 30, 2024	June 30, 2023
Cash flows from operating activities
Profit (Loss) for the period	$(563,757)	90,748

Adjustments to reconcile net profit (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	69,013	65,026
Interest expenses	5,492	2,463
Income taxes	—	(5,435)
Pension benefits provision	48,915	45,387
Loss on valuation of financial instrument	117,050	—
Loss on disposal of property, plant and equipment	1,731	—
Interest Income	(994)	—
Non-cash others	436	218

Change in operating assets and liabilities:
Trade accounts receivable	214,894	17,182
Non-trade account receivable	(17,324)	(28,888)
Inventories	(298,122)	(767,266)
Prepaids and other current assets	—	2,317
Trade accounts payable	33,110	8,448
Non-trade accounts payable	10,439	22,462
Defined severance benefits	(31,123)	(7,722)
Income taxes payable	18,621	(70,719)
Other current liabilities	(9,549)	(1,627)

Net cash used in operating activities:	(401,168)	(627,406)

Cash flows from investing activities
Proceeds from disposal of property, plant and equipment	593	115,833
Decrease of Short-term financial instruments	170,433	—
Increase in leasehold deposits	—	(3,861)
Acquisitions of Short-term financial instruments	(29,641)	(15,444)
Acquisitions of property, plant and equipment	(55,576)	(25,312)

Net cash provided by investing activities:	85,809	71,216

Cash flows from financing activities
Proceeds from short-term borrowings	220,082	—
Proceeds from long-term borrowings	—	386,109
Proceeds from convertible debt	—	772,219
Repayment from short-term borrowings	(5,187)	(231,666)
Payment of lease liabilities	(6,974)	(3,644)

Net cash provided by financing activities:	$207,921	923,018

Effect of exchange rate changes on cash and cash equivalents	(5,014)	(4,984)
Net increase (decrease) in cash and cash equivalents	(107,438)	366,828
Cash and cash equivalents at beginning of year	112,550	412,994

Cash and cash equivalents as of June 30	$98	774,838

See accompanying notes to the unaudited condensed interim financial statements.

KCM INDUSTRY Co., Ltd.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

(1)    Description of Business

KCM INDUSTRY Co., Ltd. (the Company), established in 2021, specializes in the manufacture and sale of neodymium-iron-boron (“NdFeB”) powder (“NdFeB Powder”) for NdFeB permanent magnets. The Company is one of the companies operating NdFeB Powder manufacture in South Korea. The Company offers diverse types of NdFeB Powder with different magnetic characteristics. The Company is headquartered in Gunsan, South Korea and production takes place at headquarters.

(2)    Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) assuming the Company will continue as a going concern. The accounting policies applied by the Company in these interim financial statements are the same as those applied by the Company previously in its financial statements as of and for the year ended December 31, 2023.

(3)    Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to a decline in sales associated with the business, the Company incurred losses of $563,757 and net cash outflows from operations of $401,168 for the six-month period ended June 30, 2024. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, based upon on the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

(4)    New Accounting Standards and Interpretations Not Yet Adopted

There are new standards effective for annual periods beginning after December 15, 2024, however, the Company does not expect the following standard to have a material effect on its financial statements. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance

•        Income Taxes (Topic 740): Improvements to Income Tax Disclosures

2. Significant Risks and Uncertainties Including Business and Credit Concentrations

The Company manufactures Neodymium Powder (NdFeB Powder) for Neodymium Magnets which is used in the manufacturing of household appliances and cars. The Company’s main products are NdFeB bonded powders with different types of magnetic characteristics.

The Company’s operating segment is a single segment and composes the manufacturing of NdFeB Powder, and as of the end of the reporting period, assets, and liabilities of the segment are the same as those in the attached financial statements.

KCM INDUSTRY Co., Ltd.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

2. Significant Risks and Uncertainties Including Business and Credit Concentrations (cont.)

The following table disaggregates revenue by category.

(in US dollars)	June 30, 2024	June 30, 2023
Revenue by category
Finished goods(*1)	$—	898,090
Merchandise & others(*2)	43,429	22,842

____________

(*1)    Revenue from sales of NdFeB Powder

(*2)    Revenue other than sales of NdFeB Powder such as sales of rare earth raw materials, other raw materials, etc.

Domestic sales are approximately $43,429 (or 100% of total net revenue) and $920,932 (or 100% of total net revenue) for the six-month periods ended June 30, 2024, and 2023.

Sales to a small number of major customers account for the majority of the Company’s total net revenue. The Company is making efforts to gain new customers by continuously expanding its sales activities not only to domestic magnet manufactures but also to overseas NdFeB Magnet manufacturers.

The following table disaggregates trade accounts receivable by major customers.

(in US dollars)	June 30, 2024	December 31, 2023
Trade accounts receivable by customers:
NS World Co., Ltd	$448,927	708,585

Sales to one direct customer, NS World Co., Ltd., one of the Company’s related parties (See note 17) represented 0% ($0) and 98% ($898,090) of total revenue for the six-month periods ended June 30, 2024, and 2023, respectively. In addition, equipment installation service provided to related party GCM VINA represented $43,201 (99%) of total revenue for the six-month period ended June 30, 2024.

3. Trade Accounts Receivable

As of June 30, 2024, and December 31, 2023, the Company’s trade accounts receivable is attributable entirely to related parties (refer to Note 17). There was no effect in allowance for credit losses for trade accounts receivable.

4. Non-Trade Accounts Receivable

The Company disaggregates the non-trade account receivable by type of financing receivable when assessing and monitoring risk and performance of the entire portfolio. Non-trade accounts receivable consists of accrued revenue and non-trade receivable, which are unsecured.

There was no allowance for credit losses related to non-trade accounts receivable recorded as of June 30, 2024, and December 31, 2023.

KCM INDUSTRY Co., Ltd.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

5. Inventories

Details of Inventories as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Merchandise	$23,395	25,206
Raw materials	87,791	455,809

Work in process	308,903	343,327
Write-down of work in process	(67,013)	(4,476)
Work in process, net	241,890	338,851

Finished goods	1,743,023	991,062
Write-down of finished goods	(129,345)	(3,964)
Finished goods, net	1,613,678	987,098

Total	$1,966,754	1,806,964

Amount of cost from write-down of inventories was $187,918 for the six-month period ended June 30, 2024, and $8,440 for the year ended December 31, 2023. The amount of write-down of inventories at the beginning was not eliminated because there was no sale of those inventories for the six-month period ended June 30, 2024.

6. Fair Value Measurements

(1)    Fair value represents the price that would be received to sell an asset or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are reported in one of three levels reflecting the significant inputs used to determine fair value.

Level 1 —	Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.
Level 2 —

Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 —	Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

1.      The following summarizes our financial assets and financial liabilities that are measured at fair value on a recurring basis:

(in US dollars)	Classification	Measurement Level	Jun. 30, 2024	Dec. 31, 2023
Convertible debt	Financial liabilities	Level 3	908,671	856,497

The Company estimated the fair value of convertible debt using the Tsiveriotis-Fernandes model with the strip and bootstrapping method. The fair value is estimated using Level 3 inputs based on stock price volatility of similar listed companies.

The change in fair value of the convertible debt resulted in a loss of $117,050 for the six-month period ended June 30, 2024, which was recognized in the statements of operations within Loss on financial instruments.

Fair value per share of the Company’s underlying assets was evaluated by referring to the Company’s business plan and objectively verifiable market indicators.

1.      The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short maturity.

KCM INDUSTRY Co., Ltd.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

6. Fair Value Measurements (cont.)

Our short-term and long-term debts except the convertible debt are recorded at amortized cost. The fair value is estimated using Level 2 inputs based on our current interest rates for similar types of borrowing arrangements. The carrying amount of the long-term debt approximates its fair value as of June 30, 2024, and December 31, 2023, due primarily to the interest rates approximating market interest rates.

1.      Quantitative information as of June 30, 2024 for the significant liabilities measured and carried at fair value on a recurring basis with the use of significant unobservable inputs (Level 3) is as follows:

	Unobservable Inputs	Assumptions	Factors
Convertible debt	Volatility	Mean of the annual volatility of proxy companies	46.2%
	Risk neutrality probability, max	Dynamic hedge for each node	47.8%

1.      For the fair value of the convertible redeemable preferred shares, reasonably possible changes at each reporting date based on one of the significant unobservable inputs, holding other inputs constant, would have the following effects in the statement of profit or loss:

(in US dollars)	June 30, 2024		December 31, 2023
	Increase	Decrease	Increase	Decrease
Volatility of underlying stock price (+/-10%p)	$(21,778)	48,676	(16,505)	51,565
Underlying stock price (+/- 5%)	(25,385)	25,385	(16,481)	16,481

7. Property, Plant and Equipment

Details of Property, plant and equipment as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars)	Useful Lives	Initial Cost		Carrying Amount
		June 30, 2024	December 31, 2023	June 30, 2024	December 31, 2023
Land(*1)	—	$1,181,545	1,272,997	1,181,545	1,272,997
Buildings, structures and related equipment(*1)	40	1,089,105	1,173,402	1,040,822	1,136,050
Machinery and equipment(*1)	8	569,105	613,153	427,133	498,515
Vehicles(*2)	5	31,918	38,558	21,362	29,304
Furniture and fixtures	8	120,645	129,983	102,965	117,594
Construction in progress		21,595	23,267	21,595	23,267
Finance lease right-of-use assets		110,386	68,959	90,864	56,650
		$3,124,299	3,320,319	2,886,286	3,134,377

____________

(*1)    As of June 30, 2024, land, buildings, machinery and equipment have been provided as security (with a secured amount of $3,152,894) for long-term debt. The contractual secured amount is set at 120% of the credit line with Industrial Bank of Korea and Shinhan Bank. (refer to Note 9, 16).

(*2)    During the period ended June 30, 2024, the Company sold a vehicle with carrying amount of $2,258, and recognized loss on disposal of property, plant and equipment amounted to $1,731, which is included in other operating loss in the statements of operations

Total depreciation for the six-month periods ended June 30, 2024, and 2023 were $69,013 and $65,026, respectively.

KCM INDUSTRY Co., Ltd.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

8. Leases

The Company has finance leases for certain transportation equipment and office equipment. Finance lease assets and liabilities are included in property, plant and equipment and finance lease liabilities, respectively, on the balance sheets.

The Company also has several non-cancellable short-term leases, primarily for an apartment used as dormitories for employees that expire in 12 months.

The Company’s leases generally do not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contracts include fixed payments only. The Company also elected to discount all lease liabilities using an incremental borrowing rate.

The components of lease expense for the six-month periods ended June 30, 2024, and 2023 were as follows:

(in US dollars)	June 30, 2024	June 30, 2023
Finance lease expense:
Depreciation of right-of-use assets	$8,336	4,821
Interest on lease liabilities	2,575	1,570
Sub-total	10,911	6,391
Short-term lease expense	5,735	5,339
Total	$16,646	11,730

Amounts reported in the balance sheets as of June 30, 2024, and December 31, 2023 were as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Finance Leases:
Finance lease right-of-use assets	$110,386	68,959
Less: Accumulated amortization assets	(19,522)	(12,309)
Property, plant and equipment, net	$90,864	56,650

Long-term finance lease liabilities	$55,190	29,334
Current portion of finance lease liabilities	14,413	8,045
Total	$69,603	37,379

Other information related to leases as of June 30, 2024, and 2023 were as follows:

(in US dollars)	June 30, 2024	June 30, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Cash used in operations for finance leases	$14,384	28,956

Right-of-use assets obtained in exchange for lease obligations:
Finance leases	$41,427	65,325

Weighted average remaining lease term:
Finance leases	3.29 years	3.77 years

KCM INDUSTRY Co., Ltd.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

8. Leases (cont.)

Maturities of lease liabilities under noncancellable leases as of June 30, 2024 are as follows:

(in US dollars)	Finance leases
2024	$10,590
2025	20,748
2026	20,316
2027	20,316
2028	11,956
2029	4,284
Total undiscounted lease payments	88,210
Less imputed interest	(18,607)
Total lease liabilities	$69,603

9. Debt

(1)    Short-term debt

Details of carrying amounts of short-term debts as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars) Maturity Date	Interest Rate (%)	Borrowing Limit	June 30, 2024		December 31, 2023
Mar. 2025 – Jun. 2025	—	179,960	179,960	(*1)	—
Jun. 2025	—	28,794	28,793		—
Oct. 2024	4.96 – 5.18	251,944	251,944		271,444
			$460,697		271,444

____________

(*1)    This represents working capital loans borrowed from the company’s stockholders

1.      Current portion of long-term debt

Details of carrying amounts of current portion of long-term debts as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars) Description	Maturity Date	Interest Rate (%)	Borrowing Limit	June 30, 2024	December 31, 2023
Operating Funds Loan(*1)	Oct. 2024 – Jun. 2025	2.63	$71,984	$18,147	6,662
Operating Funds Loan(*1)	Mar. 2025 – Jun. 2025	2.68	359,919	40,196	—
Total current portion of long-term debt				$58,343	6,662

____________

(*1)    The debt has been classified as current portion of long-term debt because it matures within less than 12 months.

KCM INDUSTRY Co., Ltd.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

9. Debt (cont.)

1.      Long-Term Debt

Details of carrying amounts of long-term debt as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars) Description	Maturity Date	Interest Rate (%)	Borrowing Limit	June 30, 2024	December 31, 2023
Facility Funds Loan(*1, 2, 3)	Aug. 2026 – Jul. 2030	4.24 – 4.93	$1,583,645	$1,223,726	1,318,443
Facility Funds Loan(*1, 2, 3)	Mar. 2027 – Sep. 2032	1.70 – 2.30	647,855	647,855	697,999
Operating Funds Loan(*1)	Oct. 2025	3.05	143,968	143,968	155,111
Operating Funds Loan	Jul. 2025 – Sep. 2027	2.03 – 2.63	71,984	71,984	77,555
Operating Funds Loan	Jul. 2025 – Feb. 2028	2.68	359,919	359,919	387,777
Total principal long-term debt				$2,447,452	2,636,885
Less: current portion of long-term debt				(58,343)	(6,662)
Total long-term debt				$2,389,109	2,630,223

____________

(*1)    In June 2024, the Company provided property, plant and equipment, (net book value: $2,436,601, secured amount: $3,152,894) as security in relation to this loan. The contractual secured amount is set at 120% of the credit line agreed with Industrial Bank of Korea and Shinhan Bank (refer to Note 7)

(*2)    In June 2024, the Company was provided guarantees from the representative director (with a guarantee amount of $386,060) in relation to this loan. (refer to Note 17)

(*3)    In Jun 2024, the Company established pledge fire insurance claims (with a pledge amount of $1,848,206).

1.      Future principal payments for long-term debt as of June 30, 2024 are as follows:

(in US dollars)	June 30, 2024
2024	$6,183
2025	268,039
2026	254,211
2027	542,708
2028	424,849
Thereafter	951,462
$2,447,452

10. Convertible Debt

(1)    Details of carrying amounts of the convertible debt as of June 30, 2024, and December 31, 2023, are as follows:

(in US dollars) Maturity Date	Interest rate (%)	June 30, 2024	December 31, 2023
Sep. 2027 – Jun. 2030	0.25	$908,671	856,497

1.      Descriptive information of the convertible debt

In June 2023, the Company issued $719,839 in par value of unsecured convertible debt due 2030.

Upon the issuance of convertible debt, the Company measured the convertible debt using fair value options. The Company’s convertible debt has complex provisions, so the Company believes measuring it at fair value could better explain the characteristics of the financial instrument. The change in fair value of the convertible debt resulted in a loss of $117,050 for the six-month period ended June 30, 2024, which was recognized as loss on valuation of financial instruments in the statements of operations (refer to Note 6).

KCM INDUSTRY Co., Ltd.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

10. Convertible Debt (cont.)

The lender has the tag-along right, if the CEO intends to dispose of his holdings.

1.      Terms of the convertible debt

The details of the Company’s convertible debt are as follows:

Category	Details
Issuance date	June 21, 2023
Issuance amount	1,000,000,000 KRW (equivalent to $719,839)
Coupon rate	Annual 0.25%
Guaranteed maturity interest rate	Annual 3.00%
Repayment terms	Repayment in 3-year installments after 4-year grace period
Types of securities to be issued upon conversion	Redeemable convertible preferred stocks (RCPS)
Conversion price	600,000 KRW (equivalent to $432)
Conversion ratio	1,666 shares per total face amount, cash repayment for odd lots
Conversion period	From the day following the bond issuance date to the bond maturity date
Adjustment of conversion ratio

Standard anti-dilution provisions.

In the case of a listing or a backdoor listing, if the recent conversion price is less than 70% of the offering price or market price, the conversion price will be adjusted to 70% of the offering price or market price.

1.      Terms of the redeemable convertible preferred stock

The details of the Company’s redeemable convertible preferred stock to be issued due to exercise of conversion rights are as follows:

Category	Details
Voting rights	1 voting right, same as a common stock
Duration	From the day following the issuance date until 10 years later
Dividends	Participating cumulative, annual 1.00%
Types of securities to be issued upon conversion	Common stocks
Conversion ratio	1 preferred share to 1 common share
Conversion period	From the day following the issuance date until 10 years later (Subsequently automatically converted into common stock)
Adjustment of conversion ratio

Standard anti-dilution provisions.

In the case of a listing, if the conversion price of RCPS is less than 70% of the offering price, the conversion ratio will be adjusted to 1/0.7(about 1.43) shares per RCPS.

Redemption guaranteed yield	Annual 3.00%
Redemption claimable period	From the day following the issuance date to 10 years after the lapse of 3 years

KCM INDUSTRY Co., Ltd.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

10. Convertible Debt (cont.)

1.      Future principal payments for convertible debt as of June 30, 2024, are as follows:

(in US dollars)	June 30, 2024
2027	$119,997
2028	239,937
Thereafter	359,905
$719,839

11. Income Taxes

The Company is subject to income taxation primarily in South Korea and its provision from income taxes for interim periods is determined using its effective tax rate. We do not expect any income tax expenses (benefits) for the six-month period ended June 30, 2024, including tax expenses directly recorded in equity. There is no change in the provision for uncertain tax position amount as of the end of 2023, except for the effects of foreign currency translation adjustments.

12. Other Operating Income and Expenses

Other operating income includes government grants and other operating expenses include loss on disposal of property, plant and equipment (see Note 7).

13. Stockholders’ Equity

The Company has one million shares of authorized stock, and authorizes shares of undesignated preferred stock, the rights, preferences, and privileges of which may be designated from time to time by our board of directors. The Company’s outstanding capital stock consists of 20,000 common shares, with a par value of KRW 5,000 per share. No preferred stock was issued as of June 30, 2024, and December31, 2023.

(1)    Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders.

The holders have no preemptive or other subscription rights, and there is no redemption or sinking fund provisions with respect to such shares. As of June 30, 2024, no Redeemable Convertible Preferred Shares (RCPS) have been issued. In the event that RCPS are issued, they would be senior to common stock with respect to dividends, and the distribution of residual assets upon liquidation.

(2)    Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) consists of foreign currency translation adjustments and actuarial gain on net liability of defined benefits. In case of actuarial gain on liability of defined benefits, it is amortized into net periodic benefits cost on a straight-line basis over the expected average remaining service period of employees.

KCM INDUSTRY Co., Ltd.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

14. Defined Severance Benefits

(1)    The following table sets forth the plan’s defined severance benefits as of June 30, 2024, and December 31, 2023. They were recorded in the Company’s balance sheets as defined severance benefits and represent the total defined severance benefit obligation less the fair value of plan assets.

(in US dollars)	June 30, 2024	December 31, 2023
Benefits expected to be paid in less than a year	$114,241	118,606
Plan assets	(62,870)	(37,617)
Current portion of defined severance benefits	51,371	80,989
Defined severance benefits	66,099	50,863
Total	$117,470	131,852

1.      The following table summarizes changes in the plan’s defined severance benefits obligation including benefit costs and benefits paid during the six-months ended June 30, 2024, and 2023:

(in US dollars)	June 30, 2024	June 30, 2023
Changes in benefit obligation:
Benefit obligation at beginning of period	$169,469	65,420
Service costs	48,915	45,024
Interest costs	2,000	887
Net benefits payment	(3,054)	—
Actuarial loss (gain)	(24,137)	6,029
Foreign currency exchange rate changes	(12,853)	(2,560)
Benefit obligation at end of year	$180,340	114,800

Changes in plan assets:
Fair value of plan assets at beginning of period	$37,617	—
Contribution by the employer	31,123	7,660
Return on plan assets	994	—
Managing costs	(185)	—
Net benefits payment	(3,054)	—
Actuarial gain (loss)	(100)	193
Foreign currency exchange rate changes	(3,525)	(44)
Fair value of plan assets at end of period	$62,870	7,809

1.      Net periodic benefit costs recognized during the six-months ended June 30, 2024, and 2023 were as follows:

(in US dollars)	June 30, 2024	June 30, 2023
Service costs	$48,915	45,024
Interest costs	2,000	887
Return on plan assets	(994)	—
Managing costs	185	—
Amortization of net actuarial loss	(251)	—
Net periodic benefit costs recognized	$49,855	45,911

KCM INDUSTRY Co., Ltd.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

14. Defined Severance Benefits (cont.)

1.      The following table summarizes changes in accumulated other comprehensive loss for defined severance benefits during the six months ended June 30, 2024, and 2023:

(in US dollars)	June 30, 2024	June 30, 2023
Balance at the beginning of period	$(21,231)	(9,990)
Net actuarial gain (loss), net of tax	24,037	(5,666)
Amortization of accumulated net actuarial loss	251	—
Balance at the end of period	$3,057	(15,656)

1.      Weighted-average assumptions used to determine defined severance benefits obligation for June 30, 2024, and December 31, 2023 were as follows:

	June 30, 2024	December 31, 2023
Discount rate applicable to PBOs	3.6%	3.8%
Expected rate of return on plan assets	3.7%	3.7%
Rate of compensation increase	2.4%	2.4%

1.      The expected maturity analysis of undiscounted defined severance benefits as of June 30, 2024, and December 31, 2023 as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Less than 1 year	$114,241	118,606
Between 1 – 2 years	5,016	4,225
Between 2 – 5 years	14,855	12,037
Over 5 years	81,914	65,924
Total	$216,025	200,792

15. Supplemental Cash Flow Information

(in US dollars)	June 30, 2024	June 30, 2023
Supplemental disclosure of cash flow information:
Cash receipt during the period for interest	$522	144
Cash paid during the period for interest	(52,677)	(61,522)
Income taxes received(paid)	18,621	(70,719)

Non-cash investing and financing activities:
Reclassification of long-term borrowings to current liabilities	$51,681	—
Finance lease right-of-use assets	39,183	40,357

16. Commitments and Contingencies

(1)    Guarantees

The details of the guarantees provided by third parties as of June 30, 2024 are as follows:

(in US dollars) Provider	Type	Guaranteed Amount	Beneficiary
Seoul Guarantee Insurance	Payment Guarantee	$73,064	KEPCO

KCM INDUSTRY Co., Ltd.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

16. Commitments and Contingencies (cont.)

In addition to the list above, the representative director has provided guarantees (with a guarantee amount of $312,997 and $73,063) for long-term debt and joint guarantee for performance guarantee provided by Seoul Guarantee Insurance to the Company. (refer to Note 9, 17)

1)      The main commitments with financial institutions as of June 30, 2024 are as follows:

(in US dollars) Financial Institution	Type	Credit Line	Used Amount
Industrial Bank of Korea(*1)	Facility Funds Loan(*2)	$1,583,645	1,223,726
	Facility Funds Loan(*2)	647,855	647,855
	Operating Funds Loan	251,944	251,944
Shinhan Bank(*1)	Operating Funds Loan	143,968	143,968
Korea SMEs and Startups Agency	Operating Funds Loan	71,984	71,984
	Operating Funds Loan	359,919	359,919
		$3,059,315	2,699,396

____________

(*1)    As of June 30, 2024, land, buildings, machinery and equipment have been provided as security (with a secured amount of $3,152,894) for long-term debt. The contractual secured amount is set at 120% of the credit line agreed with Industrial Bank of Korea and Shinhan Bank (refer to Notes 7, 9).

(*2)    As of June 30, 2024, the Company established pledge fire insurance claims (with a pledge amount of $1,848,206) (refer to Note 9).

(1)    Legal Proceedings

The major ongoing legal cases as of June 30, 2024 are as follows:

(in US dollars) Plaintiff	Defendant	Description	Amount in Dispute	Progress
Korea Securities Finance Corporation and 4 others	The Company and 3 others	Compensation for Damages related to the purchase of raw materials	$2,954,589	1st trial in progress(*1)

____________

(*1)    On September 21, 2023, plaintiffs filed a lawsuit against the Company and three others as co-defendants in the Seoul Central District Court. As of June 30, 2024, it was difficult to reasonably predict the outcome of these lawsuits (refer to Note 18).

17. Related Party Transactions

(1)    The Company’s list of Related parties is as follows:

Relationship	Name of Related Party
Primary owners with more than 10% of shares	SETOPIA Co., Ltd.
CHANG BAE LEE(CEO)
SU MIN LEE
HEE CHANG KIM
KUM SOON KANG
Other parties	NS WORLD Co., Ltd.(*1)
GCM VINA(*2)

____________

(*1)    NS WORLD Co., Ltd has been identified as related party since SETOPIA Co., Ltd is primary owner with more than 10% of shares for both NS WORLD Co., Ltd and the Company.

(*2)    GCM VINA has been identified as related party since SETOPIA Co., Ltd is primary owner with more than 10% of shares for both GCM VINA and the Company.

KCM INDUSTRY Co., Ltd.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

17. Related Party Transactions (cont.)

(2)    Related party transactions between the Company and its related parties include the sales of products and other services, expenses for raw materials and other expenses in the ordinary course of business, which are included in the financial statements.

(in US dollars)	June 30, 2024	June 30, 2023
Net Sales	$43,201	898,090
Other Income	—	7,722
Purchase of raw materials	44,826	654,841
Outsourcing costs(*1)	—	38,456
Other expense	235	—

____________

(*1)    Those expenses were included in cost of sales and on the Company’s statements of operations.

(3)    Amounts due from or to related parties, are as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Trade account receivable	$448,927	708,585
Non-trade account receivable	142,008	—

(4)    Related party transactions between the Company and its officers, employees, and affiliated companies that include short-term debt due from or to its officers, employees, and affiliated companies, are as follows:

(in US dollars)	June 30, 2024	June 30, 2023
Beginning Short-term debt balance	$—	236,724
Increase	190,441	—
Decrease	(5,187)	(229,813)
Gain/Loss on foreign currency translation	5,294	6,911
Ending Short-term debt balance	$179,960	—

(5)    The Company provides a guarantee for borrowing from a bank and is provided guarantees from its officer for the Company’s borrowings from banks.

(in US dollars)	June 30, 2024	December 31, 2023
Guarantee from the management	$386,060	337,223

18. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date to the date at which the financial statements were available to be issued.

(1)    On August 23, 2024, the Company and three others won at the first trial, while the plaintiffs lost. Subsequently, on September 23, 2024, the plaintiffs filed an appeal, and the second trial is currently in progress. Based on the outcome of the lawsuit, the Company may be required to pay a success fee of $64,785 to the law firm. As of the date the financial statements were available to be issued, it was difficult to reasonably predict the outcome of this lawsuit.

(2)    On March 15, 2024, the Company entered into a Heads of Agreement with Evolution Metals LLC (“EM”) for EM to acquire 100% of the Company’s outstanding shares in exchange for shares of Evolution Metals & Technologies Corp. (“EM&T”) common stock totaling an estimated $14.4 million, that will be adjusted based on the results of due diligence on the Company. The closing of this transaction is subject to the Proxy Statement/Prospectus filed by Welsbach Technology Metals Acquisition Corp. which will be merged with EM being declared effective by the SEC.

KCM INDUSTRY Co., LTD.
NOTES TO THE UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

18. Subsequent Events (cont.)

On November 4, 2024, EM entered into an amended Investment Agreement with Critical Mineral Recovery, Inc. (“CMR”)’s stockholder to acquire CMR. The consummation of the acquisition of CMR is subject to the execution of definitive documentation between the parties to the Investment Agreement.

(3)    On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility.

The Company has completed an assessment of the impact of the fire at CMR’s recycling facility on the Company’s current business operations and concluded that the fire at CMR’s recycling facility has no impact on the Company’s current business operations. The Company, primarily engaged in producing Nd metal, has no existing business relationship with CMR. CMR is not considered a company with any vested interest in the Company’s raw material supply or product sales.

REPORT OF INDEPENDENT AUDITORS

To the management of

KCM INDUSTRY Co., Ltd.

Opinion

We have audited the accompanying financial statements of KCM INDUSTRY Co., Ltd. (the “Company”), which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, including the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(3) to the financial statements, the Company incurred a net loss and has cash outflows from operating activities for the year ended December 31, 2023, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1(3). The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

1.      Exercise professional judgment and maintain professional skepticism throughout the audit.

2.      Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

3.      Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

4.      Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

5.      Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

November 12, 2024

KCM INDUSTRY CO., LTD.
BALANCE SHEETS
(IN US DOLLARS)

	Notes	December 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents	1	$112,550	427,822
Trade accounts receivable (Related party)	2, 3, 18	708,585	486,507
Non-trade account receivable	4	154,364	—
Short-term financial instruments		147,355	—
Inventories	5	1,806,964	735,803
Prepaids and other current assets	1	23,621	12,625
Total current assets		2,953,439	1,662,757
Property, plant and equipment, net	7, 8, 9	3,134,377	4,162,065
Other non-current assets	1	19,389	15,782
Total non-current assets		3,153,766	4,177,847
Total assets		$6,107,205	5,840,604

Liabilities and Stockholders’ Equity
Liabilities:
Trade accounts payable		$39,032	102,381
Trade accounts payable (Related party)	18	—	290,520
Non-trade accounts payable		173,802	87,849
Short-term debt	9	271,444	276,177
Short-term debt (Related party)	9, 18	—	236,724
Current portion of long-term debt	9	6,662	—
Current portion of finance lease liabilities	8	8,045	793
Current portion of defined severance benefits	15	80,989	57,784
Income taxes payable	11	—	72,241
Other current liabilities		34,774	26,450
Total current liabilities		614,748	1,150,919

Long-term debt	9	2,630,223	2,525,053
Convertible debt	6, 10	856,497	—
Deferred income taxes	11	—	5,993
Defined severance benefits	15	50,863	7,636
Long-term taxes payable	12	32,818	32,951
Finance lease liabilities	8	29,334	1,327
Total non-current liabilities		3,599,735	2,572,960
Total liabilities		4,214,483	3,723,879

Stockholders’ equity:
Common stock, KRW 5,000 par value. Authorized 1,000,000 shares; issued and outstanding 20,000 shares as of December 31, 2023, and 2022	14	73,174	73,174
Retained earnings		1,834,691	2,008,876
Accumulated other comprehensive (loss) income		(15,143)	34,675
Total equity		1,892,722	2,116,725
Total Liabilities and Stockholders’ Equity		$6,107,205	5,840,604

See accompanying notes to the financial statements.

KCM INDUSTRY CO., LTD.
Statements of Operations
(IN US DOLLARS)

	Notes	2023	2022
Net revenues	2	$23,681	2,971,160
Net revenues (Related party)	2, 18	1,599,664	798,653
Total revenues		1,623,345	3,769,813
Cost of sales		(1,369,216)	(1,138,786)

Gross profit		254,129	2,631,027

Other operating income	13	274,802	—
Selling, general, and administrative expenses		(511,221)	(340,015)
Operating (loss) income		17,710	2,291,012

Other income	7, 18	9,500	253
Other expense	18	(432)	—
Interest income		1,839	310
Interest expense		(122,198)	(23,785)
Gain on foreign currency		742	—
Loss on foreign currency		(5,252)	(242)
Loss on financial instruments	6	(79,949)	—
Profit (loss) before tax		(178,040)	2,267,548
Income tax (benefit) expense	11	(3,855)	258,279
Profit (loss) for the year		$(174,185)	2,009,269

See accompanying notes to the financial statements.

KCM INDUSTRY CO., LTD.
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(IN US DOLLARS)

	Notes	2023	2022

Profit (loss) for the year		$(174,185)	2,009,269

Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax		(38,577)	44,647
Actuarial loss on defined severance benefits, net of tax	15	(11,241)	(9,990)
Total other comprehensive income (loss)		(49,818)	34,657
Total comprehensive income (loss)		$(224,003)	2,043,926

See accompanying notes to the financial statements.

KCM INDUSTRY CO., LTD.
Statements of Changes in Stockholders’ Equity
(IN US DOLLARS)

	Common stock	Accumulated other comprehensive income (loss)	Retained earnings	Total stockholders’ equity
Balances at January 1, 2022	$8,430	18	(393)	8,055
Profit for the year	—	—	2,009,269	2,009,269
Foreign currency translation adjustments, net of tax	—	44,647	—	44,647
Actuarial loss on defined severance benefits, net of tax	—	(9,990)	—	(9,990)
Issuance of common stock	64,744	—	—	64,744
Balances at December 31, 2022	$73,174	34,675	2,008,876	2,116,725

Balances at January 1, 2023	$73,174	34,675	2,008,876	2,116,725
Loss for the year	—	—	(174,185)	(174,185)
Foreign currency translation adjustments, net of tax	—	(38,577)	—	(38,577)
Actuarial loss on defined severance benefits, net of tax	—	(11,241)	—	(11,241)
Balances at December 31, 2023	$73,174	(15,143)	1,834,691	1,892,722

See accompanying notes to the financial statements.

KCM INDUSTRY CO., LTD.
Statements of Cash Flows
(IN US DOLLARS)

		2023	2022
Cash flows from operating activities
Profit (Loss) for the year		$(174,185)	2,009,269

Adjustments to reconcile net profit (loss) to net cash provided by (used in) operating activities:
Inventory write-down adjustment		8,336	—
Depreciation and amortization		133,234	54,794
Interest expenses		15,915	100
Income taxes		(5,392)	38,202
Pension benefits provision		90,049	54,182
Loss on valuation of financial instrument		79,949	—
Gain on disposal of property, plant and equipment		(253,446)	—
Interest Income		(1,347)	—
Non-cash others		5,624	—
Change in operating assets and liabilities:
Trade accounts receivable		(227,591)	(477,224)
Non-trade account receivable		(4,852)	(15,446)
Inventories		(1,078,816)	(721,764)
Prepaids and other current assets		8,252	(12,384)
Trade accounts payable		(342,877)	385,404
Non-trade accounts payable		26,142	85,790
Defined severance benefits		(36,770)	—
Income taxes payable		(89,458)	70,861
Other current liabilities		8,670	25,946
Net cash provided by (used in) operating activities:		(1,838,563)	1,497,730

Cash flows from investing activities
Collection of loans		—	43,345
Increase in loans		—	(43,345)
Proceeds from disposal of property, plant, and equipment	7	1,127,154	—
Acquisitions of property, plant, and equipment		(126,960)	(4,135,006)
Acquisition of Short-term financial instruments		(145,548)	—
Net cash provided by (used in) investing activities:		854,646	(4,135,006)

Cash flows from financing activities
Proceeds from common stock	14	—	77,402
Proceeds from short-term borrowings		—	619,219
Proceeds from long-term borrowings		536,229	2,476,876
Proceeds from convertible debt		766,042	—
Repayment from short-term borrowings		(229,813)	(116,104)
Repayment from long-term borrowings		(383,021)	—
Payment of lease liabilities		(9,689)	(464)
Net cash provided by financing activities:		$679,748	3,056,929

Effect of exchange rate changes on cash and cash equivalents		(11,103)	8,169
Net increase (decrease) in cash and cash equivalents		(304,169)	419,653
Cash and cash equivalents at beginning of year		427,822	—
Cash and cash equivalents at end of year		$112,550	427,822

See accompanying notes to the financial statements.

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

1. Summary of Significant Accounting Policies

(1)    Description of Business

KCM INDUSTRY Co., Ltd. (the Company), established in 2021, specializes in the manufacture and sale of neodymium-iron-boron (“NdFeB”) Powder for NdFeb permanent magnets. The Company is one of the companies several operating NdFeB Powder manufacturers in South Korea. The Company offers diverse types of NdFeB Powder with different magnetic characteristics. The Company is headquartered in Gunsan, South Korea and production takes place at headquarter.

(2)    Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) assuming the Company will continue as a going concern.

(3)    Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to a decline in sales associated with the business, the Company generated a net loss of $174,184 and net cash outflows from operations of $1,838,563 for the year ended December 31, 2023. As of December 31, 2023, the Company had cash and cash equivalents of $112,550. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, based on the economic environment and the Company’s current capabilities, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

(4)    Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, the liabilities and disclosure of contingent assets, the liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, deferred tax assets, property, plant, and equipment, inventory, lease liabilities and right-of-use assets, and actuarial valuation of defined severance benefits obligation, income tax uncertainties, and other contingencies.

(5)    Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

1. Summary of Significant Accounting Policies (cont.)

(6)    Allowance for Credit Losses

The estimate of expected credit losses includes expected recoveries of amounts previously written off as well as amounts expected to be written off. The estimate of expected credit losses is based on the Company’s historical loss experience, adjusted for current, reasonable and supportable forecasts of economic conditions and other pertinent factors affecting the Company’s customers, including known credit risks and industry trends.

The allowance is estimated over the contractual term of the financial asset adjusted for expected prepayments. The contractual term excludes any extensions, renewals, and modifications, unless the borrower has a contractual option that provides it with the unilateral ability to extend the maturity date. The Company does not have any off-balance-sheet credit exposures. Subsequent changes (both favorable and unfavorable) in expected credit losses each period are recognized immediately in net income as a credit loss expense or a reversal of credit loss expense.

Accounts Receivable

The Company uses an aging schedule to estimate the allowance for credit losses for accounts receivable. This method categorizes receivables into different groups based on industry, and the number of days past due. Past due status is measured based on the number of days since the payment due date. Receivables are evaluated individually for expected credit losses if they no longer share similar risk characteristics. The Company determines that the receivables no longer share similar risk characteristics if they are past due balances over 90 days and over a specified amount. The Company evaluates the collectability of accounts receivable with payments that are more than 90 days past due on a basis to determine if any are deemed uncollectible. Accounts receivable balances are deemed uncollectible and written off as a deduction from the allowance after all means of collection have been exhausted (see Notes 3, 4).

(7)    Trade Accounts Receivable

Trade accounts receivable is recorded at the invoiced amount, net an allowance for credit losses and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the statements of cash flows.

(8)    Inventories

Inventories are stated at the lower of cost and net realizable value. The cost of inventories is determined by the weighted average method for raw materials and the specific identification method for work in progress and finished goods. The Company assesses the valuation of inventory and periodically writes down the value for estimated excess and obsolete inventory based upon assumptions about future demand and market conditions.

(9)    Revenue Recognition

The Company only has revenue from customers. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

Shipping and handling costs associated with outbound freight, after control over a product has transferred to a customer, are accounted for as a fulfillment cost and are included in a cost of goods sold as incurred.

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

1. Summary of Significant Accounting Policies (cont.)

Taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue-producing transaction, collected by the Company from a customer, are excluded from sales.

The Company’s primary source of revenue is product revenues of Neodymium Powder (NdFeB Powder) for Neodymium Magnets, which are used in manufacturing of household appliances and cars. Contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract. Such contracts do not include a significant financing component. In addition, contracts typically do not contain variable consideration as the contracts include stated prices. As such, no provision (e.g. rebates or discounts) is provided. The Company provides an assurance type warranty on all of its products, which are not separate performance obligations and are outside the scope of Topic 606. There were no loss contingencies related to warranties recorded as of December 31, 2023, and 2022.

(10)  Government Grants

The Company receives grants from local government agencies and public institutions in relation to employee compensation and salaries that are necessary for the Company’s business activities. Government grants are either deducted from the carrying amount of the related assets, or recognized as income when there is reasonable assurance that the Company will comply with the relevant conditions and that the grant will be received. Government grants related to assets are presented in the statement of balance sheets by deducting the grant from the carrying amount of the asset. If it is not related to the acquisition of an asset, it can be treated as a grant related to income. Government grants related to income are presented to other income (presented in operating income) in the statement of profit or loss. For the years ended December 31, 2023, the Company recognized income-related grants of $7,354, while no government grants were recognized in 2022. There were no asset-related grants that the Company recognized in 2023 and 2022.

(11)  Property, Plant and Equipment

Property, plant and equipment are stated at cost. Plant and equipment under finance leases are stated at the present value of the lease payments.

Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 40 years, while the estimated useful life of machinery and equipment is 8 years. Furthermore, the estimated useful life of vehicles is 5 years, and that of furniture and fixtures is 8 years.

Once an asset is identified for retirement or disposition, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded in other income or expense in the statement of operations.

(12)  Leases

The Company has entered into various finance lease agreements for transportation equipment and office equipment. The Company determines if an arrangement is a lease, or contains a lease, at inception and records the leases in our financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

The Company has lease agreements with lease and non-lease components and has elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component.

The Company has elected not to present short-term leases on the balance sheets if the lease term is 12 months or less at lease inception and the leases do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. When determining lease terms, the Company factors in options to extend or terminate leases when it is reasonably certain that the Company will exercise that option. For certain leases we account for the lease and non-lease components as a single lease component.

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

1. Summary of Significant Accounting Policies (cont.)

Finance lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. As most of the leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

Depreciation expenses for finance lease assets are recognized over the lease term and classified as cost of sales or as selling, general, and administrative expenses depending on the nature of the leased asset. Interest expenses on finance lease liabilities are recognized as interest expenses in the statement of income over the lease term.

(13)  Equipment Maintenance Activities

The Company incurs maintenance costs on its major equipment. Repair and maintenance costs are expensed as incurred.

(14)  Other Assets

Prepaids, other current assets and other non-current assets consist of prepaid expenses, income tax assets, leasehold deposits.

(15)  Research and Development and Advertising

Research and development and advertising costs are expensed as incurred. Research and development costs amounted to $12,257 and $10,589 in 2023 and 2022, respectively. Advertising costs amounted to $2,632 in 2022, while no such costs incurred in 2023.

(16)  Income Taxes

Income taxes are accounted for under the asset and liability method.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained.

Recognized income tax positions are measured at the largest amount most likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in selling, general, and administrative expenses.

We recognize and measure uncertain tax positions taken, or expected to be taken, in a tax return utilizing a two-step process.

In the first step, recognition, we determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

1. Summary of Significant Accounting Policies (cont.)

The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that has a likelihood greater than 50 percent of being realized upon ultimate settlement.

(17)  Defined Severance Benefits

The Company has a defined severance benefits plan covering all employees upon their retirement according to the Retirement Benefit Security Act of Korea. Eligible employees with one or more years of service are entitled to severance payments upon the termination of their employment based on their length of service and pay rate. The Company recognizes defined severance benefits obligation in the balance sheets with a corresponding adjustment to Statements of Operations and Comprehensive Income (Loss). The obligations are measured annually, or more frequently if there is a remeasurement event, based on the measurement date utilizing various actuarial assumptions and methodologies. The Company uses certain assumptions including, but not limited to, the discount rates, salary growth rates, and certain employee-related factors, such as turnover, retirement age and mortality. The Company uses the discount rate based on observations of relevant high-quality corporate bonds in the market. The Company reviews actuarial assumptions and makes modifications to the assumptions based on current rates and trends when appropriate. The Company has adopted an amortization approach and the net cumulative gain or loss at the beginning of the period in excess of the corridor is amortized into net periodic benefit cost on a straight-line basis over the expected average remaining service period of the employees participating in the plan.

(18)  Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as necessary.

(19)  Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal fees incurred in connection with loss contingencies are expensed as incurred.

(20)  Fair Value Measurements

The Company measures the convertible debt using fair value options. The Company’s convertible debt has complex provisions, so we believe measuring them at fair value could better explain the characteristics of the financial instrument.

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels (see Note 6):

•        Level 1:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

1. Summary of Significant Accounting Policies (cont.)

•        Level 2:    Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

(21)  Foreign Currency

The functional currency of the Company is the Korean Won. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions. Transaction gains and losses are included in “Gain/Loss on foreign currency” in the statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, included in the “Effect of exchange rate changes on cash and cash equivalents” in the Statements of Cash Flows.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in “Accumulated other comprehensive loss,” a separate component of Stockholders’ equity.

(22)  New Accounting Standards and Interpretations Not Yet Adopted

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which provides an exception to fair value measurement for contract assets and contract liabilities related to revenue contracts acquired in a business combination. ASU 2021-08 requires an entity (acquirer) to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. ASU 2021-08 is effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company does not expect the adoption of ASU 2021-08 to have a material effect on the financial statements.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. ASU 2022-03 clarifies that a contractual restriction on the sale of an equity security should not be considered in measuring the fair value of the equity security, and also cannot be recognized as a separate unit of account. ASU 2022-03 also requires the investor to disclose the fair value of equity securities subject to contractual sale restrictions, the nature and remaining duration of the restriction(s), and the circumstances that could cause a lapse in the restriction(s). ASU 2022-03 is effective for the Company for annual and interim periods beginning after December 15, 2024. Early adoption is permitted. The Company does not expect the adoption of ASU 2022-03 to have a material effect on its financial statements.

In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements. ASU 2023-01 provides a practical expedient for private companies and not-for-profit entities to use the written terms and conditions of a common control arrangement to determine whether a lease exists and, if so, the classification of and accounting for that lease. ASU 2023-01 also clarifies the accounting for and transfer of leasehold improvements associated with common control leases, thereby reducing diversity in practice. The amendments in ASU 2023-01 affect all lessees that are a party to a lease between entities under common control in which there are leasehold improvements. ASU 2023-01 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The practical expedient may be applied on an arrangement-by arrangement basis. The Company does not expect the adoption of ASU 2023-01 to have a material effect on its financial statements.

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

1. Summary of Significant Accounting Policies (cont.)

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. ASU 2023-06 modifies the disclosure or presentation requirements of a variety of Topics in the Codification to align with the SEC’s regulations. ASU 2023-06 also makes those requirements applicable to entities that were not previously subject to the SEC’s requirements. ASU 2023-06 is effective for the Company two years after the effective date to remove the related disclosure from Regulation S-X or S-K. As of the date these financial statements have been made available for issuance, the SEC has not yet removed any related disclosure. The Company does not expect the adoption of ASU 2023-06 to have a material effect on its financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for the Company’s annual reporting periods beginning after December 15, 2025. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. The Company is currently evaluating the effect that adoption of ASU 2023-09 will have on its financial statements.

2. Significant Risks and Uncertainties Including Business and Credit Concentrations

The Company manufactures Neodymium Powder (NdFeB Powder) for Neodymium Magnet which is used in manufacturing of household appliances and cars. The Company’s main products are NdFeB-bonded powders with different types of magnetic characteristics.

The Company’s operating segment is a single segment, the NdFeb Powder manufacturing segment, and as of the end of the reporting period, assets, and liabilities of the segment are the same as the attached financial statements.

The following table disaggregates revenue by category.

(in US dollars)	2023	2022
Revenue by category
Finished goods(*1)	$1,599,664	573,165
Merchandise & Others(*2)	23,681	3,196,648

____________

(*1)    Revenue from sales of NdFeB Powder

(*2)    Revenue other than sales of NdFeB Powder such as sales of rare earth raw materials, other raw materials, etc.

Domestic sales were approximately $1,622,323 (or 99.9% of total net revenue) and export sales were approximately $1,022 (or 0.1% of total net revenue) in 2023. Domestic sales were approximately $3,769,813 (or 100% of total net revenue) in 2022.

Sales to a small number of major customers account for the majority of the Company’s total net revenue. The Company is making efforts to gain new customers by continuously expanding its sales activities not only to domestic magnet manufacturers but also to overseas NdFeB Magnet manufacturers.

The following table disaggregates trade accounts receivable by major customers.

(in US dollars)	2023	2022
Trade accounts receivable by customers
NS World Co., Ltd.	$708,585	486,507

Sales to NS World Co., Ltd., one of the Company’s related parties (See Note 18) represented 98.5% ($1,599,664) and 21.2% ($798,653) of total revenue in 2023 and 2022, respectively. In addition, sales to KSM Metals Co., Ltd., the Company’s one-off major customer in 2022, represented 78.8% ($2,971,160) of total revenue in 2022.

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

3. Trade Accounts Receivable

As of December 31, 2023, and 2022, the Company’s trade accounts receivable is attributable entirely to related parties (refer to Note 18). There was no effect in allowance for credit losses for trade accounts receivable.

4. Non-Trade Account Receivable

The Company disaggregates the non-trade account receivable by type of financing receivable when assessing and monitoring risk and performance of the entire portfolio. Non-trade account receivable consists of accrued revenue and non-trade receivable, which are unsecured.

There was no allowance for credit losses related to non-trade account receivable recorded as of December 31, 2023, and 2022.

5. Inventories

Details of Inventories as of December 31, 2023, and 2022 are as follows:

(in US dollars)	2023	2022
Merchandise	$25,206	—
Raw materials	455,809	402,038
Work in process	343,327	129,973
Write-down of work in process	(4,476)	—
Work in process, net	338,851	129,973

Finished goods	991,062	203,792
Write-down of finished goods	(3,964)	—
Finished goods, net	987,098	203,792
Total	$1,806,964	735,803

The write-down of inventories for the year ended December 31, 2023 was $8,336, and there were no write-down of inventories recorded for the year ended December 31, 2022. The write-down recognized at the cost of sales is $8,336, and the write-down recognized at the deduction of inventory assets is $8,440. The variance is due to the difference in the applied exchange rate.

6. Fair Value Measurements

(1)    Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are reported in one of three levels reflecting the significant inputs used to determine fair value.

Level 1 —	Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.
Level 2 —

Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 —	Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

6. Fair Value Measurements (cont.)

1.      The following summarizes our financial assets and financial liabilities that are measured at fair value on a recurring basis:

(in US dollars)	Classification	Measurement Level	2023	2022
Convertible debt	Financial liabilities	Level 3	856,497	—

The Company estimated the fair value of convertible debt using the Tsiveriotis-Fernandes model with the strip and bootstrapping method. The fair value is estimated using Level 3 inputs based on stock price volatility of similar listed companies.

The change in fair value of the convertible debt resulted in a loss of $79,949 for the year ended December 31, 2023, which was recognized in the statements of operations within Loss on financial instruments.

Fair value per share, the Company’s underlying assets, was evaluated by referring to the company’s business plan and objectively verifiable market indicators.

1.      The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short maturity.

Our short-term and long-term debts except the convertible debt are recorded at amortized cost. The fair value is estimated using Level 2 inputs based on our current interest rates for similar types of borrowing arrangements. The carrying amount of the long-term debt approximates its fair value as of December 31, 2023, and 2022, due primarily to the interest rates approximating market interest rates.

1.      Quantitative information as of December 31, 2023 for the significant liabilities measured and carried at fair value on a recurring basis with the use of significant unobservable inputs (Level 3) follows:

	Unobservable Inputs	Assumptions	Factors
Convertible debt	Volatility	Mean of the annual volatility of proxy companies	68.8%
	Risk neutrality probability, max	Dynamic hedge for each node	45.8%

1.      For the fair value of the convertible debt, reasonably possible changes at each reporting date to one of the significant unobservable inputs, holding other inputs constant, would have the following effects in the statement of profit or loss:

	2023		2022
(in US dollars)	increase	decrease	increase	decrease
Volatility of underlying stock price (+/-10%p)	$(16,505)	51,565	—	—
Underlying stock price (+/- 5%)	(16,481)	16,481	—	—

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

7. Property, Plant and Equipment

Details of property, plant and equipment as of December 31, 2023, and 2022 are as follows:

(in US dollars)	Useful Lives	Initial Cost		Carrying Amount
		2023	2022	2023	2022
Land(*1, 2)	—	$1,272,997	2,324,944	1,272,997	2,324,944
Buildings, structures and related equipment(*1)	40	1,173,402	1,122,142	1,136,050	1,112,790
Machinery and equipment(*1, 2)	8	613,153	647,518	498,515	607,382
Vehicles	5	38,558	25,351	29,304	22,393
Furniture and fixtures	8	129,983	71,806	117,594	68,808
Construction in progress		23,267	23,672	23,267	23,672
Finance lease right-of-use assets		68,959	2,491	56,650	2,076
		$3,320,319	4,217,924	3,134,377	4,162,065

____________

(*1)    As of December 31, 2023, land, buildings, machinery and equipment have been provided as security (with a secured amount of $3,396,929) for long-term debt. The contractual secured amount is set at 120% of the credit line agreed with Industrial Bank of Korea and Shinhan Bank. (refer to Note 9, 17)

(*2)    During the year ended December 31, 2023, the Company sold land, machinery and equipment with a carrying amount of $1,041,781, and recognized gain on disposal of property, plant and equipment of $253,446, which is included in other operating income in the statements of operations. Furthermore, non-trade receivables in the amount of $157,222 were recognized at the time of the transaction.

Total depreciation for the years ended December 31, 2023, and 2022 were $133,234 and $54,794, respectively.

8. Leases

The Company has finance leases for certain transportation equipment and office equipment. Finance lease assets and liabilities are included in property, plant and equipment and finance lease liabilities, respectively, on the balance sheets.

The Company also has several non-cancellable short-term leases, primarily for an apartment used as dormitories for employees that expire in 12 months.

The Company’s leases generally do not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contracts include fixed payments only. The Company also elected to discount all lease liabilities using an incremental borrowing rate.

The components of lease expense for the years ended December 31, 2023, and 2022 were as follows:

(in US dollars)	2023	2022
Finance lease expense:
Depreciation of right-of-use assets	$11,755	407
Interest on lease liabilities	3,690	100
Sub-total	15,445	507
Short-term lease expense	12,018	39,206
Total	$27,463	39,713

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

8. Leases (cont.)

Amounts presented in the balance sheets as of December 31, 2023, and 2022 were as follows:

(in US dollars)	2023	2022
Finance Leases:
Finance lease right-of-use assets	$68,959	2,491
Less: Accumulated amortization assets	(12,309)	(415)
Property, plant and equipment, net	$56,650	2,076

Long-term finance lease liabilities	$29,334	1,327
Current portion of finance lease liabilities	8,045	793
Total	$37,379	2,120

Other information related to leases as of December 31, 2023, and 2022 were as follows:

(in US dollars)	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Cash used in operations for finance leases	$34,522	464
Right-of-use assets obtained in exchange for lease obligations:
Finance leases	$66,468	2,491
Weighted average remaining lease term:
Finance leases	3.27 years	2.50 years

Maturities of lease liabilities under noncancellable leases as of December 31, 2023 are as follows:

2023
(in US dollars)	Finance leases
2024	$11,739
2025	11,274
2026	10,809
2027	10,809
2028	1,801
Total undiscounted lease payments	46,432
Less imputed interest	(9,053)
Total lease liabilities	$37,379

9. Debt

(1)    Short-term debt

Details of carrying amounts of short-term debts as of December 31, 2023, and 2022 are as follows:

(in US dollars) Maturity Date	Interest rate (%)	Borrowing Limit	2023	2022
Jan. 2023 – Feb. 2023	—	—	—	236,724	(*1)
Oct. 2024	4.96 – 5.18	271,444	$271,444	276,177
Total short-term debt			$271,444	512,901

____________

(*1)    This represents working capital loans borrowed from the company’s stockholders.

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

9. Debt (cont.)

1.      Current portion of long-term debt

Details of carrying amounts of current portion of long-term debts as of December 31, 2023, and 2022 are as follows:

(in US dollars) Description	Maturity Date	Interest Rate (%)	Borrowing Limit	2023	2022
Operating Funds Loan(*1)	Oct.2024 – Dec.2024	2.63	$77,555	$6,662	—

____________

(*1)    The debt has been classified as a current portion of long-term debt because it matures in less than 12 months.

1.      Long-Term Debt

Details of carrying amounts of long-term debt as of December 31, 2023, and 2022 are as follows:

(in US dollars) Description	Maturity Date	Interest Rate (%)	Borrowing Limit	2023	2022
Facility Funds Loan(*1, 2, 3)	Aug. 2026 – Jul. 2030	4.24 – 4.93	$1,706,220	$1,318,443	1,735,974
Facility Funds Loan(*1, 2, 3)	Mar. 2027 – Sep. 2032	1.70 – 2.30	697,999	697,999	710,171
Operating Funds Loan(*1)	Oct. 2025	3.05	155,111	155,111	—
Operating Funds Loan	Jan. 2025 – Sep. 2027	2.03 – 2.63	77,555	70,893	78,908
Operating Funds Loan	Mar. 2025 – Feb. 2028	2.68	387,777	387,777	—
Total principal long-term debt				$2,636,885	2,525,053
Less: current portion of long-term debt				(6,662)	—
Total long-term debt				$2,630,223	2,525,053

____________

(*1)    In December 2023, the Company provided Property, plant and equipment, (net book value: $2,663,945, secured amount: $3,396,929) as security in relation to this loan. The contractual secured amount is set at 120% of the credit line agreed with Industrial Bank of Korea and Shinhan Bank (refer to Notes 7, 17).

(*2)    In December 2023, the Company was provided guarantees from the representative director (with a guarantee amount of $337,223) in relation to this loan (refer to Note 18).

(*3)    In December 2023, the Company established pledge fire insurance claims (with a pledge amount of $1,991,258).

1.      Future principal payments for long-term debt as of December 31, 2023 are as follows:

(in US dollars)	2023
2024	$6,662
2025	288,785
2026	273,887
2027	584,714
2028	457,732
Thereafter	1,025,105
$2,636,885

10. Convertible Debt

(1)    Details of carrying amounts of the convertible debt as of December 31, 2023 and 2022 are as follows:

(in US dollars) Maturity Date	Interest rate (%)	2023	2022
Sep. 2027 – Jun. 2030	0.25	856,497	—

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

10. Convertible Debt (cont.)

1.      Descriptive information of the convertible debt

In June 2023, the Company issued $775,555 in par value of unsecured convertible debt due 2030.

Upon the issuance of convertible debt, the Company measures the convertible debt using fair value options. The Company’s convertible debt has complex provisions, so the Company believes measuring it at fair value could better explain the characteristics of the financial instrument. The change in fair value of the convertible debt resulted in a loss of $79,949 for the year ended December 31, 2023, which was recognized as loss on valuation of financial instruments in the statements of operations (refer to Note 6).

The lender has the tag-along right, if the CEO intends to dispose of his holdings.

1.      Terms of the convertible debt

The details of the Company’s convertible debt are as follows:

Category	Details
Issuance date	June 21, 2023
Issuance amount	1,000,000,000 KRW (equivalent to $775,555)
Coupon rate	Annual 0.25%
Guaranteed maturity interest rate	Annual 3.00%
Repayment terms	Repayment in 3-year installments after 4-year grace period
Types of securities to be issued upon conversion	Redeemable convertible preferred stocks (RCPS)
Conversion price	600,000 KRW (equivalent to $465)
Conversion ratio	1,666 shares per total face amount, cash repayment for odd lots
Conversion period	From the day following the bond issuance date to the bond maturity date
Adjustment of conversion ratio

Standard anti-dilution provisions. In the case of a listing or a backdoor listing, if the recent conversion price is less than 70% of the offering price or market price, the conversion price will be adjusted to 70% of the offering price or market price.

1.      Terms of the redeemable convertible preferred stock

The details of the Company’s redeemable convertible preferred stock to be issued due to exercise of conversion rights are as follows:

Category	Details
Voting rights	1 voting right, same as a common stock
Duration	From the day following the issuance date until 10 years later
Dividends	Participating cumulative, annual 1.00%
Types of securities to be issued upon conversion	Common stocks
Conversion ratio	1 preferred share to 1 common share
Conversion period	From the day following the issuance date until 10 years later (Subsequently automatically converted into common stock)
Adjustment of conversion ratio

Standard anti-dilution provisions. In the case of a listing, if the conversion price of RCPS is less than 70% of the offering price, the conversion ratio will be adjusted to 1/0.7(about 1.43) shares per RCPS.

Redemption guaranteed yield	Annual 3.00%
Redemption claimable period	From the day following the issuance date to 10 years after the lapse of 3 years

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

10. Convertible Debt (cont.)

1.      Future principal payments for convertible debt as of December 31, 2023, are as follows:

(in US dollars)	2023
2027	$129,285
2028	258,508
Thereafter	387,762
$775,555

11. Income Taxes

We are subject to income taxation primarily in the Republic of Korea.

(1)    The components of income tax (benefit) expense were as follows:

	2023	2022
Current taxes
Korea	$1,959	252,399
Deferred taxes
Korea	(5,814)	5,880
Income tax (benefit) expense	$(3,855)	258,279

1.      The components of income (loss) before income taxes are as follows:

	2023	2022
Korea	$(178,040)	2,267,548

1.      Differences between the provision at the local statutory rate and the provision recorded are as follows:

	2023	2022
Taxes computed at the local statutory rate	$(17,626)	481,365
Differences resulting from:
Other non-deductible expense	(900)	(2,097)
Tax credit(*1)	(51,207)	(246,443)
Change in valuation allowance	60,975	(38)
Provision for uncertain tax position	427	33,628
Other	4,476	(7,297)
Income tax (benefit) expense	$(3,855)	258,279
Effective tax rate	—	11.4%

____________

(*1)    As of the end of the December 31, 2022, a tax credit of $212,023 was received as a tax exemption for small and medium-sized enterprises

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

11. Income Taxes (cont.)

1.      The income tax effects of temporary differences giving rise to significant portions of the deferred income tax assets and deferred income tax liabilities were as follows:

(in US dollars)	2023	2022
Deferred tax assets:
Accrued vacation	$—	674
Lease liabilities	3,701	210
Accrued payable	2,340	1,059
Prepaids and other current assets	2,074	—
Convertible debt	8,013	—
Defined severance benefits	16,771	6,476
Write-downs of Inventories	836	—
Tax credit carry-forward	51,844	—
Valuation allowance	(61,910)	—
Total	23,669	8,419

Deferred tax liabilities:
Non-trade account receivable	(135)	—
Right-of-use assets	(5,608)	(205)
Property, plant and equipment	(12,061)	(12,957)
Pension plan asset	(3,717)	—
Accrued vacation	(2,148)	—
Prepaid expense	—	(1,250)
Total	(23,669)	(14,412)
Net deferred tax assets	$—	(5,993)

12. Uncertain Tax Positions

The changes to our gross unrecognized tax benefits were as follows:

(in US dollars)	2023	2022
Balance as of January 1	$32,951	—
Increases in balances related to prior year tax positions(*1)	427	32,322
Foreign currency translation adjustment	(560)	629
Balance as of December 31	$32,818	32,951

____________

(*1)    Mainly due to the labor costs of concurrently engaged personnel which were subject to an R&D tax credit.

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

13. Other Operating Income

Other operating income for the years ended December 31, 2023 and 2022 are as follows:

(in US dollars)	2023	2022
Government grants	$7,354	—
Gain on disposal of property, plant, and equipment (see Note 7)	253,446	—
Other operating income by-product sales	14,002	—
Total	$274,802	—

14. Stockholder’s Equity

The Company has one million shares of authorized stock, and authorizes shares of undesignated preferred stock, the rights, preferences, and privileges of which may be designated from time to time by our board of directors. An additional 18,000 shares were issued in 2022, and the Company’s outstanding capital stock consists of 20,000 common shares, with a par value of KRW 5,000 per share. The proceeds from common stock offerings conducted in 2021 and 2022 were fully received during the year ended December 31, 2022. No preferred stock was issued as of December 31, 2023, and 2022.

(1)    Common Stock

Holders of common stock are entitled to one vote per share, to receive dividends and, upon liquidation or dissolution, to receive all assets available for distribution to stockholders.

The holders have no preemptive or other subscription rights, and there is no redemption or sinking fund provisions with respect to such shares. As of December 31, 2023, no Redeemable Convertible Preferred Shares (“RCPS”) have been issued. In the event that RCPS are issued, they would be senior to common stock with respect to both dividends and the distribution of residual assets upon liquidation.

1.      Accumulated other comprehensive income(loss)

Accumulated other comprehensive income(loss) is consist of foreign currency translation adjustments and actuarial gain on net liability of defined benefits. In case of the actuarial gain on liability of defined benefits, it is amortized into net periodic benefits cost on a straight-line basis over the expected average remaining service period of employees.

15. Defined Severance Benefits

(1)    The following table sets forth the plan’s defined severance benefits as of December 31, 2023, and 2022. They were recorded in the Company’s balance sheets as defined severance benefits and represent the total defined severance benefit obligation less the fair value of plan assets.

(in US dollars)	2023	2022
Current portion of defined severance benefits	$118,606	57,783
Plan assets	(37,617)	—
Defined severance benefits	50,863	7,636
Funded Status	$131,852	65,420

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

15. Defined Severance Benefits (cont.)

1.      The following table summarizes changes in the plan’s defined severance benefits obligation including benefit costs and benefits paid during 2023, and 2022:

(in US dollars)	2023	2022
Changes in benefit obligation:
Benefit obligation at beginning of year	$65,420	—
Service costs	90,049	54,182
Interest costs	1,773	—
Actuarial loss	12,058	9,990
Foreign currency exchange rate changes	169	1,248
Benefit obligation at end of year	$169,469	65,420

Changes in plan assets:
Fair value of plan assets at beginning of year	$—	—
Contribution by the employer	36,770	—
Return on plan assets	—	—
Actuarial gain	385	—
Foreign currency exchange rate changes	462	—
Fair value of plan assets at end of year	$37,617	—

The estimated total contribution for the next fiscal year is $37,227.

1.      Net periodic benefit costs recognized during 2023 and 2022 were as follows:

(in US dollars)	2023	2022
Service costs	$90,049	54,182
Interest costs	1,773	—
Amortization of net actuarial loss	432	—
Net periodic benefit costs recognized	$92,254	54,182

1.      The following table summarizes changes in accumulated other comprehensive loss for defined severance benefits during 2023 and 2022:

(in US dollars)	2023	2022
Balance at the beginning of the year	$(9,990)	—
Net actuarial gain (loss), net of tax	(11,673)	(9,990)
Amortization of accumulated net actuarial loss	432	—
Balance at the end of the year	$(21,231)	(9,990)

1.      Weighted-average assumptions used to determine defined severance benefits obligation for 2023 and 2022 were as follows:

	2023	2022
Discount rate applicable to PBOs	3.8%	5.0%
Expected rate of return on plan assets	3.7%	—
Rate of compensation increase	2.4%	2.4%

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

15. Defined Severance Benefits (cont.)

1.      The expected maturity analysis of undiscounted defined severance benefits as of December 31, 2022 and 2023 is as follows:

(in US dollars)	2023	2022
Less than 1 year	$118,606	57,783
Between 1 – 2 years	4,225	914
Between 2 – 5 years	12,037	2,606
Over 5 years	65,924	14,200
Total	$200,792	75,503

16. Supplemental Cash Flow Information

(in US dollars)	2023	2022
Supplemental disclosure of cash flow information:
Cash receipt during the period for interest	$492	310
Cash paid during the period for interest	(106,282)	(23,685)
Income taxes paid	(90,990)	(149,211)

Non-cash investing and financing activities:
Reclassification of long-term borrowings to current liabilities	$6,662	—
Non-cash related to acquisition of Property, Plant and equipment	50,411	—
Non-cash related to disposal of Property, Plant and equipment	157,222	—
Finance lease right-of-use assets	41,369	2,491

17. Commitments and Contingencies

(1)    Guarantees

1)      The details of the guarantees provided by third parties as of December 31, 2023 are as follows:

(in US dollars) Provider	Type	Guaranteed Amount	Beneficiary
Seoul Guarantee Insurance	Payment Guarantee	$78,719	KEPCO

In addition to the list above, the representative director has provided guarantees (with a guarantee amount of $337,223) for long-term debt to the Company (refer to Notes 9,18).

1)      The main commitments with financial institutions as of December 31, 2023 are as follows:

(in US dollars) Financial Institution	Type	Credit Line	Used Amount
Industrial Bank of Korea(*1)	Facility Funds Loan(*2)	$1,706,220	1,318,443
	Facility Funds Loan(*2)	697,999	697,999
	Operating Funds Loan	271,444	271,444
Shinhan Bank(*1)	Operating Funds Loan	155,111	155,111
Korea SMEs and Startups Agency	Operating Funds Loan	77,555	77,555
	Operating Funds Loan	387,777	387,777
		$3,296,106	2,908,329

____________

(*1)    As of December 31, 2023, land, buildings, machinery and equipment have been provided as security (with a secured amount of $3,396,929) for long-term debt. The contractual secured amount is set at 120% of the credit line agreed with Industrial Bank of Korea and Shinhan Bank. (refer to Note 7,9)

(*2)    As of December 31, 2023, the Company established pledge fire insurance claims (with a pledge amount of $1,991,258) (refer to Note 9).

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

17. Commitments and Contingencies (cont.)

(1)    Legal Proceedings

The major ongoing legal cases as of December 31, 2023 are as follows:

(in US dollars) Plaintiff	Defendant	Description	Amount in Dispute	Progress
Korea Securities Finance Corporation and 4 others	The Company and 3 others	Compensation for Damages related to the purchase of raw materials	$3,183,275	1st trial in progress(*1)

____________

(*1)    On September 21, 2023, plaintiffs filed a lawsuit against the Company and three others as co-defendants in the Seoul Central District Court. As of December 31, 2023, it was difficult to reasonably predict the outcome of these lawsuits (refer to Note 19).

18. Related Party Transactions

(1)    The Company’s list of Related parties is as follows:

Relationship	Name of Related Party
Primary owners with more than 10% of shares	SETOPIA Co., Ltd.
CHANG BAE LEE (CEO)
SU MIN LEE
HEE CHANG KIM
KUM SOON KANG
Other parties	NS WORLD Co., Ltd.(*1)
GCM VINA(*2)

____________

(*1)    NS WORLD Co., Ltd has been identified as related party since SETOPIA Co., Ltd is primary owner with more than 10% of shares for both NS WORLD Co., Ltd and the Company.

(*2)    GCM VINA has been identified as related party since SETOPIA Co., Ltd is primary owner with more than 10% of shares for both GCM VINA and the Company.

(2)    Related party transactions between the Company and its related party comprise of sales of products and other services, expenses for raw materials and other expenses in the ordinary course of business, which are included in the financial statements.

(in US dollars)	2023	2022
Net Sales	$1,599,664	798,653
Other Income	7,660	—
Purchase of raw materials	15,566	20,744
Outsourcing costs(*1)	63,581	464
Commission fees(*1)	—	10,991

____________

(*1)    Those expenses were included in cost of sales on the Company’s statements of operations.

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

18. Related Party Transactions (cont.)

(3)    Amounts due from or to related parties, are as follows:

(in US dollars)	2023	2022
Trade accounts receivable	$708,585	486,507
Trade accounts payable	—	290,520

(4)    Related party transactions between the Company and its officers, employees, and affiliated companies comprise of short-term loan and short-term debt. Amount due from or to its officers, employees, and affiliated companies, are as follows:

(in US dollars)	2023	2022
	Short-term debt	Short-term loan	Short-term debt
Beginning Balance	$236,724	—	—
Increase	—	43,345	348,311
Decrease	(229,813)	(43,345)	(116,104)
Gain/Loss on foreign currency translation	6,911	—	(4,517)
Ending Balance	$—	—	236,724

(5)    The Company provides a guarantee for borrowing from a bank and is provided guarantees from its officer for the Company’s borrowings from banks.

(in US dollars)	2023
Guarantee from the management	$337,223

19. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date to the date at which the financial statements were available to be issued.

(1)    On August 23, 2024, the Company and 3 others won at 1st trial, while the plaintiffs lost. Subsequently, on September 23, 2024, the plaintiffs filed an appeal, and the 2nd trial is currently in progress. Based on the outcome of the lawsuit, the Company may be required to pay a success fee of $69,800 to the law firm. As of the date the financial statements were available to be issued, it was difficult to reasonably predict the outcome of this lawsuit.

(2)     On March 15, 2024, the Company entered into a Heads of Agreement with Evolution Metals LLC (“EM”) for EM to acquire 100% of the Company’s outstanding shares in exchange for shares of Evolution Metals & Technologies Corp. (“EM&T”) common stock totaling an estimated $14.4 million, that will be adjusted based on the results of due diligence on the Company. The closing of this transaction is subject to the Proxy Statement/Prospectus filed by Welsbach Technology Metals Acquisition Corp. which will be merged with EM being declared effective by the SEC.

On November 4, 2024, EM entered into an amended Investment Agreement with Critical Mineral Recovery, Inc. (“CMR”)’s stockholder to acquire CMR. The consummation of the acquisition of CMR is subject to the execution of definitive documentation between the parties to the Investment Agreement.

KCM INDUSTRY Co., Ltd.
Notes to Financial Statements

19. Subsequent Events (cont.)

(3)    On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility.

The Company has completed an assessment of the impact of the fire at CMR’s recycling facility on the Company’s current business operations and concluded that the fire at CMR’s recycling facility has no impact on the Company’s current business operations. The Company, primarily engaged in producing Nd metal, has no existing business relationship with CMR. CMR is not considered a company with any vested interest in the Company’s raw material supply or product sales.

KMMI INC.
UNAUDITED Condensed Balance Sheets
(IN US DOLLARS)

	Notes	June 30, 2024	December 31, 2023
Assets:
Cash and cash equivalents		$773,721	1,119,454
Restricted cash		43,190	46,534
Prepaids and other current assets		9,948	11,621

Total current assets		826,859	1,177,609

Property, plant and equipment, net	3	2,306,638	2,571,827
Operating lease right-of-use assets	5	71,101	95,446
Long-term loan (Related parties)	13	431,903	465,333
Other non-current assets (Related parties)	13	43,992	36,956
Other non-current assets		105,560	111,404

Total non-current assets		2,959,194	3,280,966

Total assets		$3,786,053	4,458,575

Liabilities and Stockholders’ Equity
Liabilities:
Non-trade accounts payables		$46,175	37,549
Short-term debt	6	819,879	551,444
Current portion of long-term debt	6	16,124	—
Current portion of finance lease liabilities	5	16,301	16,094
Current portion of operating lease liabilities	5	19,239	36,644
Withholdings		4,153	312,867
Current portion of defined severance benefits	10	4,357	3,107
Other current liabilities	12	34,984	37,692

Total current liabilities		961,212	995,397

Long-term debt	6	487,763	542,888
Operating lease liabilities	5	20,199	28,745
Asset retirement obligation	4	50,280	51,530
Defined severance benefits	10	29,544	21,015
Finance lease liabilities	5	26,312	37,513

Total non-current liabilities		614,098	681,691

Total liabilities		1,575,310	1,677,088

Stockholders’ equity:
Common stock, KRW 500 par value, 20,000,000 shares authorized, 22,080 shares issued and outstanding at June 30, 2024 and December 31, 2023	9	9,337	9,337
Additional paid-in capital		3,937,986	3,937,986
Accumulated deficit		(1,632,357)	(1,252,064)
Accumulated other comprehensive income(loss)		(104,223)	86,228

Total equity		2,210,743	2,781,487

Total liabilities and stockholders’ equity		$3,786,053	4,458,575

See accompanying notes to the unaudited condensed interim financial statements.

KMMI INC.
UNAUDITED Condensed INTERIM Statements of Operations
(IN US DOLLARS)

	Notes	June 30, 2024	June 30, 2023
Net revenues		$—	—
Cost of sales		—	—
Gross profit		—	—

Other operating income		—	3,582

Selling, general, and administrative expenses		(415,532)	(278,469)

Operating loss		(415,532)	(274,887)

Other income		—	171
Other expense		(40)	(185)
Interest income (Related parties)	13	9,976	10,339
Interest income		177	300
Interest expense		(13,718)	(9,681)
Gain on foreign currency		59,551	83,578
Loss on foreign currency		(20,707)	(15,388)

Loss before tax		(380,293)	(205,753)

Income tax expense	7	—	—

Loss for the period		$(380,293)	(205,753)

See accompanying notes to the unaudited condensed interim financial statements.

KMMI INC.
UNAUDITED CONDENSED INTERIM STATEMENTS OF COMPREHENSIVE LOSS
(IN US DOLLARS)

	Notes	June 30, 2024	June 30, 2023
Loss for the period		$(380,293)	(205,753)

Other comprehensive income(loss):
Foreign currency translation adjustments		(188,914)	(68,350)
Actuarial loss on defined severance benefits, net of tax	10	(1,537)	(203)

Total other comprehensive loss		(190,451)	(68,553)

Total comprehensive loss		$(570,744)	(274,306)

See accompanying notes to the unaudited condensed interim financial statements.

KMMI INC.
UNAUDITED Condensed INTERIM Statements of Changes in
Stockholders’ Equity
(IN US DOLLARS)

	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
Balances at January 1, 2023	$9,337	3,937,986	152,998	(658,524)	3,441,797
Loss for the period	—	—	—	(205,753)	(205,753)
Foreign currency translation adjustments	—	—	(68,350)	—	(68,350)
Actuarial loss on defined severance benefits, net of tax	—	—	(203)	—	(203)

Balances at June 30, 2023	$9,337	3,937,986	84,445	(864,277)	3,167,491

Balances at January 1, 2024	$9,337	3,937,986	86,228	(1,252,064)	2,781,487
Loss for the period	—	—	—	(380,293)	(380,293)
Foreign currency translation adjustments	—	—	(188,914)	—	(188,914)
Actuarial loss on defined severance benefits, net of tax	—	—	(1,537)	—	(1,537)

Balances at June 30, 2024	$9,337	3,937,986	(104,223)	(1,632,357)	2,210,743

See accompanying notes to the unaudited condensed interim financial statements.

KMMI INC.
UNAUDITED INTERIM Condensed Statements of Cash Flows
(IN US DOLLARS)

	June 30, 2024	June 30, 2023
Cash flows from operating activities
Loss for the period	$(380,293)	(205,753)

Adjustments to reconcile loss for the year to net cash used in operating activities:
Depreciation and amortization	97,282	35,629
Interest expenses	9,460	4,128
Loss on foreign currency	20,707	15,143
Gain on foreign currency	(18,770)	(47,078)
Accretion expense	2,524	2,380
Non-cash others	(10,286)	750
Changes in operating assets and liabilities:
Prepaid and other current assets	887	(50,760)
Other non-current assets	(2,223)	(772)
Non-trade accounts payables	7,587	(14,659)
Withholdings	1,748	4,768

Net cash used in operating activities	(271,377)	(256,224)

Cash flows from investing activities
Acquisitions of property, plant and equipment	(13,156)	(1,297,775)

Net cash used in investing activities	(13,156)	(1,297,775)

Cash flows from financing activities
Proceeds from short-term debt	—	384,673
Proceeds from long-term debt	—	393,832
Payment of lease liabilities	(7,353)	(6,162)

Net cash (used in) provided by financing activities	$(7,353)	772,343

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(57,191)	(20,911)
Net decrease in cash and cash equivalents, and restricted cash	(291,886)	(781,656)
Cash and cash equivalents, and restricted cash, at beginning of period	1,165,988	2,245,851

Cash and cash equivalents, and restricted cash, at end of period	$816,911	1,443,284

See accompanying notes to the unaudited condensed interim financial statements.

KMMI INC.
Notes to the UnauditeD Condensed INTERIM Financial Statements

1. Summary of Significant Accounting Policies

(1)    Description of Business

KMMI INC. (the Company), established in 2021, is specialized in the manufacture and sale of NdPr block magnets and magnets for traction motors that are used in aerospace and defense, automobile, energy plant and other various industries. The Company is planning to initiate its operation in late 2024.

(2)    Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) assuming the Company will continue as a going concern. The accounting policies applied by the Company in these interim financial statements are the same as those applied by the Company in its consolidated financial statements as of and for the year ended December 31, 2023.

(3)    Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as going concern exists.

Primarily due to the absence of revenue sources and a focus on fixed asset investments as a newly established entity, the Company incurred losses of $380,293 and net cash outflows from operating activities of $271,377 for the period ended June 30, 2024. At June 30, 2024, the Company had negative working capital of $908,074 and cash and cash equivalents of $773,721. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months and to support its business development objectives, the attainment of which is not assured.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

(4)    New Accounting Standards and Interpretations Not Yet Adopted

There are new standards effective for annual periods beginning after December 15, 2024, however, the Company does not expect the following standard to have a material effect on its financial statements. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance.

— Income Taxes (Topic 740): Improvements to Income Tax Disclosures

2. Significant risks and uncertainties including business and credit concentrations

The Company manufactures NdPr block magnets and magnets for traction motors that are used in aerospace and defense, automobile, energy plant and other various industries. The Company has been preparing its operation by purchasing related equipment and machine since 2021. Revenue from contracts with the customers has not been occurred as of the end of the reporting period and the Company is making efforts to secure the market end-user and run its business operations.

KMMI INC.
Notes to the UnauditeD Condensed INTERIM Financial Statements

3. Property, plant and equipment

(1)    Details of property, plant and equipment as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars)	Useful life	Initial Cost		Net Carrying Value
		June 30, 2024	December 31, 2023	June 30, 2024	December 31, 2023
Buildings	30 to 40	$1,002,583	1,080,184	961,311	1,054,080
Machinery and equipment	10	1,193,607	983,468	1,088,227	924,218
Vehicles	5	93,702	100,955	69,734	85,227
Furniture and fixtures	5 to 10	177,839	186,369	152,660	170,228
Construction in progress		—	292,598	—	292,598
Finance lease right-of-use assets		73,552	79,245	34,706	45,476
Total		$2,541,283	2,722,819	2,306,638	2,571,827

Total depreciation for the period ended June 30 2024, and 2023 was $89,558 and $27,910, respectively, of which was recorded in selling, general, and administrative expense in each year.

(2)    As of June 30, 2024, the details of property, plant and equipment pledged as collateral are as follows:

(in US dollars)	Net Carrying Value	Pledged Amount	Creditor	Relevant Debt Amount
Collateral Provided Asset:
Buildings	$961,311	431,903	Industrial Bank of Korea	359,919

4. Asset Retirement Obligation

The Company has an asset retirement obligation (ARO) arising from contractual requirements associated with the retirement of its operating lease for land. This obligation requires the Company to restore the land to its original condition upon termination of the lease. The ARO liability was initially measured at fair value and is subsequently adjusted for accretion expense and changes in the amount or timing of the estimated cash flows. The corresponding asset retirement cost is capitalized as part of the operating lease right-of-use asset and is amortized on a straight-line basis over the lease term. This amortization is included in the lease expense presented in the statements of operations.

The following table presents the activity for the ARO for the period ended June 30, 2024, and December 31, 2023, respectively:

(in US dollars)	June 30, 2024	December 31, 2023
Beginning balance	$51,530	47,440
Additional obligations incurred	—	—
Accretion expense	2,524	4,843
Foreign currency translation adjustments	(3,774)	(753)
Ending balance	$50,280	51,530

5. Leases

The Company has operating leases for land and office, and finance leases for certain vehicle and equipment. Operating lease assets and liabilities are included in operating lease right-of-use assets and operating lease liabilities, respectively, on the balance sheets. Finance lease assets and liabilities are included in property, plant and equipment and finance lease liabilities, respectively, on the balance sheets.

KMMI INC.
Notes to the UnauditeD Condensed INTERIM Financial Statements

5. Leases (cont.)

Lease agreement of an office space include a renewal option for up to 10 years, renewable annually under the Commercial Building Lease Protection Act in Korea. Other lease agreement of a land include both a purchase option at agreed price and a renewal option for up to 50 years, renewable every 5 years under the lease contract. The lease term of the lease agreement of an office space was determined considering the renewal period of one year by the renewal option. In case of the agreement of a land, since the Company is not reasonably certain to exercise these renewal options, the options were not considered in determining the lease term, and associated potential option payments were excluded from lease payments.

The Company’s leases generally do not include termination options for either party to the lease restrictive financial or other covenants. Payments due under the lease contracts include fixed payments and variable payments. For the Company’s land lease, variable payments are determined based on the rate of increase in land price. For the Company’s office equipment lease, variable payments include those for amount of use. For office equipment lease for which the Company has elected not to separate lease and non-lease components, maintenance services are provided by the lessor at a fixed cost and are included in the fixed lease payments for the single, combined lease component.

(1)    The components of lease expense for the period ended June 30, 2024, and 2023 were as follows:

(in US dollars)	June 30, 2024	June 30, 2023
Operating lease expense	$20,640	20,718
Finance lease expense:
Depreciation of right-of-use assets	7,724	7,719
Interest on lease liabilities	4,259	5,553
Sub-total	11,983	13,272
Short-term lease expense	1,445	556
Variable lease expense	104	(11)

Total	$34,172	34,535

(2)    Amounts presented in the balance sheets as of June 30, 2024, and December 31, 2023 were as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Operating leases:
Operating lease right-of-use assets	$71,101	95,446

Operating lease liabilities	20,199	28,745
Current portion of operating lease liabilities	19,239	36,644
Total	$39,438	65,389

Finance leases:
Finance lease right-of-use assets	$73,552	79,245
Less: Accumulated depreciation	(38,846)	(33,769)
Property, plant and equipment, net	$34,706	45,476

Finance lease liabilities	$26,312	37,513
Current portion of finance lease liabilities	16,301	16,094
Total	$42,613	53,607

KMMI INC.
Notes to the UnauditeD Condensed INTERIM Financial Statements

5. Leases (cont.)

(3)    Other information related to leases as of June 30, 2024, and 2023 were as follows:

(in US dollars)	June 30, 2024	June 30, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$24,518	16,338
Operating cash flows from finance leases	4,259	5,553
Financing cash flows from finance leases	7,353	6,162

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	—
Finance leases	—	2,377

Weighted average remaining lease term:
Operating leases	2.50 years	3.20 years
Finance leases	2.32 years	3.32 years

Weighted average discount rate:
Operating leases	10.12%	10.17%
Finance leases	17.68%	17.65%

(4)    Maturities of lease liabilities under noncancellable leases as of June 30, 2024 are as follows:

(in US dollars)	June 30, 2024
	Operating leases	Finance leases
2025	$22,464	22,560
2026	15,698	22,488
2027	6,541	7,232
Total undiscounted lease payments	44,703	52,280
Less imputed interest	(5,265)	(9,667)
Total	$39,438	42,613

6. Debt

(1)    Short-Term Debt

Details of carrying amounts of short-term debt as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars) Description	Period	Interest rate (%)	June 30, 2024	December 31, 2023
Individual cash loan	December 2022 – December 2023(*1)	1.00	$179,960	193,889
Individual cash loan	March 2023 – March 2024(*2)	1.00	101,984	107,555
Individual cash loan	January 2023 – January 2024(*3)	1.00	250,000	250,000
Individual cash loan	January 2024 – December 2024	1.00	287,935	—
Total			$819,879	551,444

____________

(*1)    The loan was extended to December 2024 based on the revised agreement entered into on October 7, 2024.

(*2)    The loan was extended to March 2025 based on the revised agreement entered into on October 7, 2024.

(*3)    The loan was extended to January 2025 based on the revised agreement entered into on October 7, 2024.

KMMI INC.
Notes to the UnauditeD Condensed INTERIM Financial Statements

6. Debt (cont.)

(2)    Long-Term Debt

Details of carrying amounts of long-term debt as of June 30, 2024, and December 31, 2023 are as follows:

Financial Institution	Description	Period	Interest rate (%)	Borrowing Limit	June 30, 2024	December 31, 2023
Korea SMEs and Startups Agency	Working capital loans	February 2023 –February 2028	2.73	$143,968	$143,968	155,111
Industrial Bank of Korea	Facility loans	April 2023 – April 2033	2.30	359,919	359,919	387,777

Total principal long-term debt					503,887	542,888
Less: current portion of long-term debt					(16,124)	—

Total					$487,763	542,888

(3)    Future principal payments for long-term debt as of June 30, 2024 are as follow

(in US dollars)	June 30, 2024
2025	$16,124
2026	47,941
2027	47,941
2028	91,952
2029	59,986
Thereafter	239,943
Total	$503,887

7. Income Taxes

We are subject to income taxation through primarily in Republic of Korea, and we do not expect any income tax expenses for the six-month period ended June 30, 2024, including tax expenses directly recorded in equity.

8. Uncertain Tax Positions

There is no unrecognized tax benefit as of June 30, 2024, and December 31, 2023.

9. Stockholders’ Equity

The Company has 20 million shares of authorized common stock, par value KRW 500 per share issuable. As of June 30, 2024, and December 31, 2023, there were 22,080 shares of common stock outstanding.

Issue of ordinary shares

In July 2021, the Company was established with the issuance of 2,000 ordinary shares at a par value of KRW5,000 each. In June 2022, the Company implemented a 1-for-10 stock split, which increased the number of issued shares from 1,000 to 10,000. Subsequently, the general meeting of shareholders approved the issue of 1,000 and 1,080 shares at a price of KRW 500 per share in June and August, 2022, respectively.

KMMI INC.
Notes to the UnauditeD Condensed INTERIM Financial Statements

9. Stockholders’ Equity (cont.)

Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no pre-emptive or other subscription rights, and there is no redemption or sinking fund provisions with respect to such shares.

Accumulated other comprehensive loss

Accumulated other comprehensive loss is consist of foreign currency translation adjustments and actuarial loss on defined severance benefits. In case of the actuarial loss on defined severance benefits, it is amortized into net periodic benefits cost on a straight-line basis over the expected average remaining service period of employees.

10. Defined Severance Benefits

(1)    The following table sets forth the defined severance benefits obligation as of June 30, 2024, and December 31, 2023;

(in US dollars)	June 30, 2024	December 31, 2023
Defined severance benefits	$33,901	24,122

(2)    The following table summarizes changes in the defined severance benefits obligation including benefit costs and benefits paid for the period ended June 30, 2024, and 2023:

	June 30, 2024	June 30, 2023
Beginning balance	$24,122	7,621
Service cost	9,842	7,743
Interest cost	431	184
Actuarial loss	1,577	353
Foreign currency translation adjustments	(2,071)	(377)
Ending balance	$33,901	15,524

Classification:
Current	$4,357	2,045
Non-current	29,544	13,479

The Company has not contributed to plan assets at the reporting date. The Company measured defined severance benefits using the most recent mortality tables and mortality improvement scale in selecting mortality assumptions as of June 30, 2024, and 2023.

(3)    Net periodic benefit cost recognized for the period ended June 30, 2024, and 2023 were:

	June 30, 2024	June 30, 2023
Service cost	$9,842	7,743
Interest cost	431	184
Amortization of net actuarial loss	40	150
Net periodic benefit cost recognized	$10,313	8,077

The components of net periodic benefit cost, other than the service cost component, of $471 and $334 are included in other expense, net in the statements of income for the period ended June 30, 2024 and 2023, respectively.

KMMI INC.
Notes to the UnauditeD Condensed INTERIM Financial Statements

10. Defined Severance Benefits (cont.)

(4)    The following table summarizes changes in accumulated other comprehensive loss for defined severance benefits for the period ended June 30, 2024, and 2023:

	June 30, 2024	June 30, 2023
Beginning balance	$(3,032)	(2,629)
Actuarial loss, net of tax	(1,577)	(353)
Amortization of net actuarial loss	40	150
Ending balance	$(4,569)	(2,832)

(5)    Weighted-average assumptions used to determine defined severance benefits for 2024 and 2023 were as follows:

	June 30, 2024	December 31, 2023
Discount rate	3.7%	4.0%
Rate of compensation increase	2.4%	2.4%

(6)    The expected maturity analysis of undiscounted defined severance benefits as of June 30, 2024, and December 31, 2023 as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Less than 1 year	$4,485	3,069
Between 1 – 2 years	3,073	2,089
Between 2 – 5 years	10,474	6,950
Over 5 years	25,668	18,296
Total	$43,700	30,404

11. Supplemental Cash Flow Information

(in US dollars)	June 30, 2024	June 30, 2023
Supplemental disclosure of cash flow information:
Cash receipt during the period for interest	$177	300
Cash paid during the period for interest	(6,289)	(1,526)
Income taxes received(paid)	(25)	343

Non-cash investing and financing activities:
Reclassification of non-current lease liabilities to current lease liabilities	8,756	7,358
Reclassification of withholding to short-term debt	296,406	—
Reclassification of long-term debt to short-term debt	16,599	—

KMMI INC.
Notes to the UnauditeD Condensed INTERIM Financial Statements

12. Commitments and Contingencies

(1)    Guarantees

The list of guarantees provided by third parties to corporations as of June 30, 2024, are as follows:

(in US dollars) Provider	Type	Guaranteed Amount
		June 30, 2024	December 31, 2023	Beneficiary
Seoul Guarantee Insurance	Payment Guarantee	$36,280	39,088	Air First Co., Ltd.
Seoul Guarantee Insurance	Performance Guarantee A	64,907	69,931	Korea Land and Housing Corp.
Seoul Guarantee Insurance	Performance Guarantee B	998	1,075	Korea Land and Housing Corp.

(2)    Non-compliance with laws or regulations

In accordance with the Korean Capital Markets Act, the Company shall submit a securities report to the Financial Services Commission when issuing securities to over 50 investors. Failure to submit a securities report may result in a fine not exceeding 3/100 of the Offering price or revenue amount on the securities report (KRW 2 billion if it exceeds KRW 2 billion). Management notes such report was required but not submitted to FSC on time in 2022 upon issuance of new shares. Management is aware that this legal obligation arising from the past violation would impose the fine upon submission of the past-due report to FSC. Accordingly, The Company has recognized the provision of $34,984 and $37,692 as of June 30, 2024, and December 31, 2023, respectively.

13. Related Party Transactions

(1)    Related party transactions are as follows:

Related parties	Transactions	June 30, 2024	June 30, 2023
ADE METALS INC.	Interest income	$8,313	8,616
JNS INDUSTRY INC.	Interest income	1,663	1,723
JNS INDUSTRY INC.	Purchase of a vehicle	—	399

In March 2022, the Company entered into a loan agreement with ADE METALS INC. for KRW 500 million. Subsequently, in April 2022, a similar loan agreement was executed with JNS INDUSTRY INC. for KRW 100 million. The Chief Executive Officer (CEO) of the Company has ownership interests in both entities: ADE METALS INC. is wholly owned by the CEO, and JNS INDUSTRY INC. is 20% owned by the CEO and 80% owned by the CEO’s immediate family. Both loan agreements carry an interest rate of 4.5%.

(2)    Amounts due from related parties, are as follows:

Related parties	Balances	June 30, 2024	December 31, 2023
ADE METALS INC.	Long-term loan	$359,919	387,777
ADE METALS INC.	Other non-current assets(*1)	36,786	30,932
JNS INDUSTRY INC.	Long-term loan	71,984	77,556
JNS INDUSTRY INC.	Other non-current assets(*1)	7,206	6,024

____________

(*1)      Other non-current assets consist of interest income receivable

KMMI INC.
Notes to the UnauditeD Condensed INTERIM Financial Statements

14. Subsequent Event

The Company has evaluated subsequent events from the balance sheet date to the date at which the unaudited condensed interim financial statements were available to be issued.

(1)    On October 7, 2024, the Company entered into revised agreements with various individual creditors to extend the respective loan maturity dates (see Note 6).

(2)    On March 15, 2024, the Company entered into a Heads of Agreement with Evolution Metals LLC (“EM”) for EM to acquire 100% of the Company’s outstanding shares in exchange for shares of Evolution Metals & Technologies Corp. (“EM&T”) common stock totaling an estimated $44 million, that will be adjusted based on the results of due diligence on the Company. The closing of this transaction is subject to the Proxy Statement/Prospectus filed by Welsbach Technology Metals Acquisition Corp. which will be merged with EM being declared effective by the SEC.

On November 4, 2024, EM entered into an amended Investment Agreement with Critical Mineral Recovery, Inc. (“CMR”)’s stockholder to acquire CMR. The consummation of the acquisition of CMR is subject to the execution of definitive documentation between the parties to the Investment Agreement.

(3)    On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility.

The Company has completed an assessment of the impact of the fire at CMR’s recycling facility on the Company’s current business operations and concluded that the fire at CMR’s recycling facility has no impact on the Company’s current business operations. The Company, primarily engaged in manufacturing industrial permanent magnets using rare earth, has no existing business relationship with CMR. CMR is not considered a company with any vested interest in the Company’s raw material supply or product sales.

REPORT OF INDEPENDENT AUDITORS

To the management of
KMMI INC.

Opinion

We have audited the accompanying financial statements of KMMI INC. (the “Company”), which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, including the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(3) to the financial statements, the Company has incurred recurring net losses and cash outflows from operating activities and has negative working capital, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1(3). The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

1.      Exercise professional judgment and maintain professional skepticism throughout the audit.

2.      Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

3.      Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

4.      Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

5.      Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea
November 12, 2024

KMMI Inc.
Balance Sheets
(IN US DOLLARS)

	Notes		December 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents	1	(5)	$1,119,454	2,198,506
Restricted cash	1	(5)	46,534	47,345
Prepaids and other current assets			11,621	55,250
Total current assets			1,177,609	2,301,101

Property, plant and equipment, net	3		2,571,827	861,967
Operating lease right-of-use assets	5		95,446	130,277
Long-term advance payments			—	385,610
Long-term loan (Related parties)	13		465,333	473,447
Other non-current assets (Related parties)	13		36,956	16,295
Other non-current assets			111,404	110,190
Total non-current assets			3,280,966	1,977,786
Total assets			$4,458,575	4,278,887

Liabilities and Stockholders’ Equity
Liabilities:
Non-trade accounts payables			$37,549	117,679
Short-term debt	6		551,444	157,816
Current portion of finance lease liabilities	5		16,094	13,057
Current portion of operating lease liabilities	5		36,644	30,048
Withholdings	1	(10)	312,867	316,157
Current portion of defined severance benefits	10		3,107	1,077
Other current liabilities	12		37,692	38,349
Total current liabilities			995,397	674,183

Long-term debt	6		542,888	—
Operating lease liabilities	5		28,745	56,395
Asset retirement obligation	4		51,530	47,440
Defined severance benefits	10		21,015	6,544
Finance lease liabilities	5		37,513	52,528
Total non-current liabilities			681,691	162,907
Total liabilities			1,677,088	837,090

Stockholders’ equity:
Common stock, KRW 500 par value, 20,000,000 shares authorized, 22,080 shares issued and outstanding at December 31, 2023 and December 31, 2022	9		9,337	9,337
Additional paid-in capital			3,937,986	3,937,986
Accumulated deficit			(1,252,064)	(658,524)
Accumulated other comprehensive income			86,228	152,998
Total equity			2,781,487	3,441,797
Total liabilities and stockholders’ equity			$4,458,575	4,278,887

See accompanying notes to the financial statements.

KMMI Inc.
Statements of Operations
(IN US DOLLARS)

	Notes	2023	2022
Net revenues		$—	—
Cost of sales		—	—
Gross profit		—	—
Other operating income	1(19)	14,470	4,892
Selling, general, and administrative expenses	1(16)	(663,298)	(301,700)

Operating loss		(648,828)	(296,808)
Other income		409	333
Other expense		(334)	(37,766)
Interest income (Related parties)	13	20,683	15,984
Interest income		365	2,572
Interest expense		(23,846)	(12,697)
Gain on foreign currency		68,797	—
Loss on foreign currency		(10,785)	(266,780)
Loss before tax		(593,540)	(595,162)

Income tax expense	7	—	—
Loss for the year		$(593,540)	(595,162)

See accompanying notes to the financial statements.

KMMI Inc.
STATEMENTS OF COMPREHENSIVE LOSS
(IN US DOLLARS)

	Notes	2023	2022
Loss for the year		$(593,540)	(595,162)

Other comprehensive income(loss):
Foreign currency translation adjustments		(66,367)	155,221
Actuarial loss on defined severance benefits, net of tax	10	(403)	(1,693)
		(66,770)	153,528
Total comprehensive loss		$(660,310)	(441,634)

See accompanying notes to the financial statements.

KMMI Inc.
Statements of Changes in Stockholders’ Equity
(IN US DOLLARS)

	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
Balances at January 1, 2022	$8,549	—	(530)	(63,362)	(55,343)
Loss for the year	—	—	—	(595,162)	(595,162)
Issuance of common stock	788	3,937,986	—	—	3,938,774
Foreign currency translation adjustments	—	—	155,221	—	155,221
Actuarial loss on defined severance benefits, net of tax	—	—	(1,693)	—	(1,693)

Balances at December 31, 2022	$9,337	3,937,986	152,998	(658,524)	3,441,797

Balances at December 31, 2022	$9,337	3,937,986	152,998	(658,524)	3,441,797
Loss for the year	—	—	—	(593,540)	(593,540)
Foreign currency translation adjustments	—	—	(66,367)	—	(66,367)
Actuarial loss on defined severance benefits, net of tax	—	—	(403)	—	(403)

Balances at December 31, 2023	$9,337	3,937,986	86,228	(1,252,064)	2,781,487

See accompanying notes to the financial statements.

KMMI Inc.
Statements of Cash Flows
(IN US DOLLARS)

	2023	2022
Cash flows from operating activities
Loss for the year	$(593,540)	(595,162)

Adjustments to reconcile loss for the year to net cash used in operating activities:
Depreciation and amortization	124,982	21,412
Interest expense	13,300	87
Loss on foreign currency	10,541	236,213
Gain on foreign currency	(20,904)	—
Accretion expense	4,843	2,636
Non-cash others	962	27,079
Changes in operating assets and liabilities:
Prepaids and other current assets	41,827	(30,030)
Other non-current assets	(3,064)	(34,053)
Non-trade accounts payables	7,603	16,510
Withholdings	2,103	55
Net cash used in operating activities	(411,347)	(355,253)

Cash flows from investing activities
Acquisitions of property, plant and equipment	(1,542,236)	(673,839)
Increase in long-term loan	—	(464,414)
Increase in long-term advance payments	—	(378,252)
Net cash used in investing activities	(1,542,236)	(1,516,505)

Cash flows from financing activities
Proceeds from short-term debt	381,596	154,805
Proceeds from long-term debt	536,229	—
Proceeds received from investors	—	1,346,802
Proceeds repaid to investors	—	(170,285)
Stock issuance costs	—	(1,161)
Payment of lease liabilities	(13,079)	(10,719)
Net cash provided by financing activities	$904,746	1,319,442
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(31,026)	(461,983)
Net decrease in cash and cash equivalents, and restricted cash	(1,048,837)	(552,316)
Cash and cash equivalents, and restricted cash, at beginning of year	2,245,851	3,260,150
Cash and cash equivalents, and restricted cash, at end of year	$1,165,988	2,245,851

See accompanying notes to the financial statements.

KMMI Inc.
Notes to Financial Statements

1. Summary of Significant Accounting Policies

(1)    Description of Business

KMMI INC. (the Company), established in 2021, is specialized in the manufacture and sale of NdPr block magnets and magnets for traction motors that are used in aerospace and defense, automobile, energy plant and other various industries. The Company is planning to initiate its operation in late 2024.

(2)    Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) assuming the Company will continue as a going concern.

(3)    Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as going concern exists.

Primarily due to the absence of revenue sources and a focus on fixed asset investments as a newly established entity, the Company incurred losses of $593,540 and $595,162 for the years 2023 and 2022 respectively, and net cash outflows from operating activities of $411,347 and $355,253 for the years 2023 and 2022, respectively. As of December 31, 2023, the Company reported no revenues, and negative working capital of $937,242 and $571,588 as of December 31, 2023 and 2022, respectively. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months and to support its business development objectives, the attainment of which is not assured.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, there is no guarantee that the Company will be able to access future equity or debt financing when needed. Ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill the Company’s growth and operating activities and achieving a level of revenues adequate to support the Company’s cost structure. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

(4)    Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of property, plant and equipment, allowance for credit losses, the valuation of deferred tax assets, lease liabilities and right-of-use assets, defined severance benefits, income tax uncertainties, and other contingencies.

KMMI Inc.
Notes to Financial Statements

1. Summary of Significant Accounting Policies (cont.)

(5)    Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Most of the cash and cash equivalents consists of foreign currency in USD, $1,053,832 as of December 31, 2023, and $1,858,586 as of December 31, 2022.

Restricted cash consists of certain cash pledged as collateral for the use of the Company’s corporate credit card. Restricted cash with remaining restrictions of one year or less is classified as current on the balance sheets.

The Company has presented restricted cash separately from cash and cash equivalents in the balance sheets.

(6)    Allowance for Credit Losses

The allowance for credit loss is a valuation account deducted from the amortized cost basis to present the net amount expected to be collected. The estimate of expected credit losses includes expected recoveries of amounts previously written off as well as amounts expected to be written off. The estimate of expected credit losses is based on the Company’s historical loss experience, adjusted for current and reasonable and supportable forecasts of economic conditions and other pertinent factors affecting the Company’s customers such as known credit risk or industry trends.

The allowance for credit loss is estimated over the contractual term of the financial asset adjusted for expected prepayments. The contractual term excludes any extensions, renewals and modifications, unless the borrower has a contractual option that provides it with the unilateral ability to extend the maturity date. The Company does not have any off-balance-sheet credit exposures. Subsequent changes (favorable and unfavorable) in expected credit losses each period is recognized immediately in net income as a credit loss expense or a reversal of credit loss expense.

Short-term and Long-term loans

The Company determines the allowance for credit losses for short-term and long-term loans using estimates of probability of borrowers’ default and loss given default applied to estimated exposure at default.

When measuring expected credit losses, the Company considers borrowers’ historical payment patterns, borrowers’ credit scores as published by consumer credit rating agencies, and current and reasonable and supportable forecasts of economic conditions in estimating borrowers’ probability of default, exposure at default and estimated loss given default. The Company collectively evaluates the loans with similar credit risk characteristics. In addition, the Company evaluates the collectability of the loans on an individual basis when they no longer have similar risk characteristics to determine if any are deemed uncollectible. The loans are written off against the allowance for credit losses when deemed uncollectible.

(7)    Property, Plant and Equipment

Property, plant and equipment are stated at cost. Property, plant and equipment under finance leases are stated at the present value of the lease payments.

Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows: buildings range from 30 to 40 years, furniture and fixtures range from 5 to 10 years, machinery and equipment are 10 years vehicles are 5 years.

Once an asset is identified for retirement or disposition, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded.

KMMI Inc.
Notes to Financial Statements

1. Summary of Significant Accounting Policies (cont.)

(8)    Leases

The Company has entered into various operating and finance lease agreements for certain land, office space, vehicle, and office equipment. The Company determines if an arrangement is a lease, or contains a lease, at inception and records the leases in the financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

The Company also elected the short-term lease exception, and therefore only recognizes right-of-use assets and lease liabilities for leases with a term greater than one year. When determining lease terms, the Company factors in options to extend or terminate leases when it is reasonably certain that the Company will exercise those options. The Company has lease agreements with lease and non-lease components, which are generally accounted for separately. For certain leases, we account for the lease and non-lease components as a single lease component.

Operating lease right-of-use assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. As most of the leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments.

Lease expenses for operating leases are recognized on a straight-line basis over the lease term and classified as operating expenses by the nature of the leased asset. Depreciation expenses for finance lease assets are recognized over the lease term and classified as operating expenses by the nature of the leased asset. Interest expenses on finance lease liabilities are recognized as interest expenses in the statement of operations over the lease term.

(9)    Equipment Maintenance Activities

The Company incurs maintenance costs on its major equipment. Repair and maintenance costs are expensed as incurred.

(10)  Withholdings

Withholdings mainly consist of advance payments received from investors for the issuance of common stock (see Note 14 and amounts withheld from employee remuneration for four major social insurance schemes (National Health Insurance, National Pension, Employment Insurance, and Industrial Accident Compensation Insurance).

(in US dollars)	2023	2022
Advance from investors	$310,222	315,632
Other withholdings	2,645	525
	312,867	316,157

(11)  Income Taxes

Income taxes are accounted for under the asset and liability method.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained.

The Company recognizes and measures uncertain tax positions taken or expected to be taken in a tax return utilizing a two-step process. In the first step, recognition, we determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes,

KMMI Inc.
Notes to Financial Statements

1. Summary of Significant Accounting Policies (cont.)

based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that has a likelihood of greater than 50% of being realized upon ultimate settlement.

(12)  Defined Severance Benefits

The Company has a defined severance benefits plan covering all employees upon their retirement according to Retirement Benefit Security Act of Korea. Eligible employees with one or more years of service are entitled to severance payments upon the termination of their employment based on their length of service and pay rate. The Company recognize the defined severance benefits obligation in the balance sheets with a corresponding adjustment to Statements of Operations and Comprehensive Loss. The obligations are measured annually, or more frequently if there is a remeasurement event, based on the measurement date utilizing various actuarial assumptions and methodologies. The Company use certain assumptions including, but not limited to, the discount rates, salary growth rates, and certain employee-related factors, such as turnover, retirement age and mortality. The Company use the discount rate based on observations of relevant high-quality corporate bonds in the market. The Company reviews actuarial assumptions and make modifications to the assumptions based on current rates and trends when appropriate. The Company have adopted an amortization approach and the net cumulative gain or loss at the beginning of the period in excess of the corridor is amortized into net periodic benefit cost on a straight-line basis over the expected average remaining service period of the employees participating in the plan.

(13)  Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

(14)  Commitments and Contingencies

Loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

Legal costs incurred in connection with loss contingencies are expensed as incurred.

(15)  Capitalized Interest

The Company’s policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

A reconciliation of total interest cost to interest expense as reported in the statements of operations for the years ended December 31, 2023 and 2022 are as follows:

(in US dollars)	2023	2022
Interest cost capitalized	$1,442	—
Interest cost charged to income	23,846	12,697
Total	$25,288	12,697

KMMI Inc.
Notes to Financial Statements

1. Summary of Significant Accounting Policies (cont.)

(16)  Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of employee-related costs, depreciation on buildings and equipment, amortization of right-of-use assets, entertainment and transportation costs, professional and service fees, lease and utilities expense.

(17)  Fair Value Measurements

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•        Level 1:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•        Level 2:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, other current asset, short-term loan, and non-trade accounts payables, approximate their fair value because of the short maturity of these instrument.

(18)  Foreign Currency

The functional currency of the Company is the Korean Won. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions. Transaction gains and losses are included in “Gain on foreign currency” and “Loss on foreign currency” in the statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, which are included in the “Effect of exchange rate changes on cash and cash equivalents, and restricted cash” in the statements of cash flows.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Income and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in “Accumulated other comprehensive income” a separate component of stockholders’ equity.

(19)  Government Grants

Other operating income of the Company is comprised of government support income. The Company receives support income from local government agencies and public institutions in relation to lease payments and research activities that are necessary for the Company’s operating activities. Government support income is either deducted from the carrying amount of the related assets or recognized as income when there is reasonable assurance that the Company will comply with the relevant conditions and that the grant will be received. Government support income related to assets are presented in the balance sheets by deducting the grant from the carrying amount of the asset. If it is not related to the acquisition of an asset, it can be treated as a grant related to income. Government support income related to income is presented in other operating income in the statement of operations. For the years ended December 31, 2023, and 2022, the Company recognized income-related support income of $14,470 and $4,892, respectively.

KMMI Inc.
Notes to Financial Statements

1. Summary of Significant Accounting Policies (cont.)

(20)  New Accounting Standards and Interpretations Not Yet Adopted

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The ASU clarifies that a contractual restriction on the sale of an equity security should not be considered in measuring the fair value of the equity security, and also cannot be recognized as a separate unit of account. The ASU also requires the investor to disclose the fair value of equity securities subject to contractual sale restrictions, the nature and remaining duration of the restriction(s), and the circumstances that could cause a lapse in the restriction(s). The ASU is effective for the Company for annual and interim periods beginning after December 15, 2024. Early adoption is permitted. The Company does not expect the adoption of ASU 2022-03 to have a material effect on its financial statements.

In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements. The ASU provides a practical expedient for private companies and not-for-profit entities to use the written terms and conditions of a common control arrangement to determine whether a lease exists and, if so, the classification of and accounting for that lease. The ASU also clarifies the accounting for and transfer of leasehold improvements associated with common control leases, thereby reducing diversity in practice. The amendments in this ASU affect all lessees that are a party to a lease between entities under common control in which there are leasehold improvements. The ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The practical expedient may be applied on an arrangement-by arrangement basis. The Company does not expect the adoption of ASU 2023-01 to have a material effect on its financial statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. The ASU modifies the disclosure or presentation requirements of a variety of Topics in the Codification to align with the SEC’s regulations. The ASU also makes those requirements applicable to entities that were not previously subject to the SEC’s requirements. The ASU is effective for the Company two years after the effective date to remove the related disclosure from Regulation S-X or S-K. As of the date these financial statements have been made available for issuance, the SEC has not yet removed any related disclosure. The Company does not expect the adoption of ASU 2023-06 to have a material effect on its financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for the Company’s annual reporting periods beginning after December 15, 2025. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. The Company is currently evaluating the effect that adoption of ASU 2023-09 will have on its financial statements.

2. Significant risks and uncertainties including business and credit concentrations

The Company manufactures NdPr block magnets and magnets for traction motors that are used in aerospace and defense, automobile, energy plant and other various industries. The Company has been preparing its operation by purchasing related equipment and machine since 2021. Revenue from contracts with the customers has not been occurred as of the end of the reporting period and the Company is making efforts to secure the market end-user and run its business operation.

KMMI Inc.
Notes to Financial Statements

3. Property, plant and equipment

(1)    Details of property, plant and equipment as of December 31, 2023, and 2022 are as follows:

(in US dollars)	Useful life	Initial Cost		Net Carrying Value
		2023	2022	2023	2022
Buildings	30 to 40	$1,080,184	$—	$1,054,080	$—
Machinery and equipment	10	983,468	—	924,217	—
Vehicles	5	100,955	28,754	85,227	22,871
Furniture and fixtures	5 to 10	186,369	6,430	170,228	5,674
Construction in progress		292,598	773,470	292,599	773,470
Finance lease right-of-use assets		79,245	78,198	45,476	59,952
Total		$2,722,819	$886,852	$2,571,827	$861,967

Total depreciation for the years ended December 31, 2023, and 2022 was $109,340 and $6,071, respectively, of which was recorded in selling, general, and administrative expense in each year.

(2)    As of December 31, 2023, the details of property, plant and equipment pledged as collateral are as follows:

(in US dollars)	Net Carrying Value	Pledged Amount	Creditor	Relevant Debt Amount
Collateral Provided Asset:
Buildings	$1,054,080	465,333	Industrial Bank of Korea	387,777

4. Asset Retirement Obligation

The Company has asset retirement obligations (AROs) arising from contractual requirements associated with the retirement of its operating lease for land. This obligation requires the Company to restore the land to its original condition upon termination of the lease. The ARO liability was initially measured at fair value and is subsequently adjusted for accretion expense and changes in the amount or timing of the estimated cash flows. The corresponding asset retirement cost is capitalized as part of the operating lease right-of-use asset and is amortized on a straight-line basis over the lease term. This amortization is included in the lease expense presented in the statement of operations. The following table presents the activity for the AROs for the years ended December 31, 2023, and 2022:

(in US dollars)	2023	2022
Beginning balance	$47,440	$—
Additional obligations incurred		43,899
Accretion expense	4,843	2,636
Foreign currency exchange rate changes	(753)	905
Ending balance	$51,530	$47,440

5. Leases

The Company has operating leases for land and office, and finance leases for certain vehicle and equipment. Operating lease assets and liabilities are included in operating lease right-of-use assets and operating lease liabilities, respectively, on the balance sheets. Finance lease assets and liabilities are included in property, plant and equipment and finance lease liabilities, respectively, on the balance sheets.

Lease agreement of an office space include a renewal option for up to 10 years, renewable annually under the Commercial Building Lease Protection Act in Korea. Other lease agreement of a land includes both a purchase option at agreed price and a renewal option for up to 50 years, renewable every 5 years under the lease contract. The Lease term of the lease agreement of an office space was determined considering the renewal period of one year

KMMI Inc.
Notes to Financial Statements

5. Leases (cont.)

by the renewal option. In case of the agreement of a land, since the Company is not reasonably certain to exercise these renewal options, the options was not considered in determining the lease term, and associated potential option payments were excluded from lease payments.

The Company’s leases generally do not include termination options for either party to the lease restrictive financial or other covenants. Payments due under the lease contracts include fixed payments and variable payments. For the Company’s land lease, variable payments are determined based on the rate of increase in land price. For the Company’s office equipment lease, variable payments include those for amount of use. For office equipment lease for which the Company has elected not to separate lease and non-lease components, maintenance services are provided by the lessor at a fixed cost and are included in the fixed lease payments for the single, combined lease component.

(1)    The components of lease expense for the years ended December 31, 2023, and 2022 were as follows:

(in US dollars)	2023	2022
Operating lease expense	$41,235	16,229
Finance lease expense:
Depreciation of right-of-use assets	15,642	15,341
Interest on lease liabilities	10,546	12,610
Sub-total	26,188	27,951
Short-term lease expense	1,655	—
Variable lease expense	205	—
Total	$69,283	44,180

(2)    Amounts presented in the balance sheets as of December 31, 2023, and 2022 were as follows:

(in US dollars)	2023	2022
Operating leases:
Operating lease right-of-use assets	$95,446	130,277
Operating lease liabilities	28,745	56,395
Current portion of operating lease liabilities	36,644	30,048
Total	$65,389	86,443

Finance leases:
Finance lease right-of-use assets	$79,245	78,198
Less: Accumulated depreciation	(33,769)	(18,246)
Property, plant and equipment, net	$45,476	59,952
Finance lease liabilities	$37,513	52,528
Current portion of finance lease liabilities	16,094	13,057
Total	$53,607	65,585

KMMI Inc.
Notes to Financial Statements

5. Leases (cont.)

(3)    Other information related to leases as of December 31, 2023, and 2022 were as follows:

(in US dollars)	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$26,929	13,983
Operating cash flows from finance leases	10,546	12,610
Financing cash flows from finance leases	13,079	10,719

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$1,485	96,210
Finance leases	2,358	—

Weighted average remaining lease term:
Operating leases	2.83 years	3.61 years
Finance leases	2.82 years	3.83 years

Weighted average discount rate:
Operating leases	10.15%	10.19%
Finance leases	17.66%	17.94%

1.      Maturities of lease liabilities under noncancellable leases as of December 31, 2023 are as follows:

(in US dollars)	2023
	Operating leases	Finance leases
2024	$41,407	24,306
2025	16,913	24,306
2026	15,504	19,868
Total undiscounted lease payments	73,824	68,480
Less imputed interest	(8,435)	(14,873)
Total	$65,389	53,607

6. Debt

(1)    Short-Term Debt

Details of carrying amounts of short-term debt as of December 31, 2023, and 2022 are as follows:

(in US dollars)	Period	Interest rate (%)	2023	2022
Description
Individual cash loan	December 2022 – December 2023(*1)	1.00	$193,889	157,816
Individual cash loan	March 2023 – March 2024(*2)	1.00	107,555	—
Individual cash loan	January 2023 – January 2024(*3)	1.00	250,000	—
Total			$551,444	157,816

____________

(*1)    The loan was extended to December 2024 based on the revised agreement entered into on October 7, 2024.

(*2)    The loan was extended to March 2025 based on the revised agreement entered into on October 7, 2024.

(*3)    The loan was extended to January 2025 based on the revised agreement entered into on October 7, 2024.

KMMI Inc.
Notes to Financial Statements

6. Debt (cont.)

(2)    Long-Term Debt

Details of carrying amounts of long-term debt as of December 31, 2023 are as follows:

(in US dollars) Financial Institution	Description	Period	Interest rate (%)	Borrowing Limit	2023	2022
Korea SMEs and Startups Agency	Working capital loans	February 2023 – February 2028	2.73	$155,111	$155,111	—
Industrial Bank of Korea	Facility loans	April 2023 – April 2033	2.30	387,777	387,777	—
Total principal long-term debt					$542,888	—
Less: current portion of long-term debt					—	—
Total					$542,888	—

(3)    Future principal payments for long-term debt as of December 31, 2023 are as follows:

(in US dollars)	2023
2024	$—
2025	43,198
2026	51,652
2027	83,972
2028	73,237
Thereafter	290,829
Total	$542,888

7. Income Taxes

We are subject to income taxation through primarily in Republic of Korea.

(1)    There is no income tax expense recorded attributable to current taxes and deferred taxes.

(2)    The components of loss before income taxes are as follows:

(in US dollars)	2023	2022
Korea	$(593,540)	(595,162)

(3)    Differences between the provision at the local statutory rate and the provision recorded at the level are as follows:

(in US dollars)	2023	2022
Taxes computed at the local statutory rate	$(58,760)	(65,468)
Differences resulting from:
Other non-deductible expenses	1,784	784
Tax credits	(164,612)	(12,996)
Change in valuation allowance	216,981	67,294
Other	4,607	10,386
Income tax (benefit) expense	$—	—
Effective tax rate	0.0%	0.0%

KMMI Inc.
Notes to Financial Statements

7. Income Taxes (cont.)

The Company’s primary business operations are conducted in Korea and are subject to Korea’s corporate income tax law.

(4)    The income tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities were as follows:

(in US dollars)	2023	2022
Deferred tax assets:
Provision	$3,732	3,797
Property, plant and equipment	40,835	1,639
Accrued vacation	1,066	462
Asset retirement obligations	5,101	4,697
Lease liabilities	16,397	15,051
Accrued expense	660	—
Short-term debt	990	—
Defined severance benefits	2,388	754
Prepaids and other current assets	123	—
Net operating loss carry-forwards(*1)	92,430	55,633
Tax credit carry-forwards(*2)	184,490	18,145
Total deferred tax assets before valuation allowance	348,212	100,178
Valuation allowance	(301,159)	(78,209)
Total	47,053	21,969

Deferred tax liabilities:
Other non-current assets	(3,659)	(1,613)
Right-of-use assets	(13,951)	(18,833)
Accrued expense	—	(560)
Withholdings	(8)	(8)
Prepaids and other current assets	(468)	(331)
Construction in progress	(28,967)	—
Loss on foreign currency	—	(624)
Total	(47,053)	(21,969)
Net deferred tax assets	$—	—

____________

(*1)    Net operation loss carry-forwards is available to be utilized for 15 years from the year of occurrence. The expiration years are as follows: $4,228 will expire in 2036, $50,452 will expire in 2037, and $37,751 will expire in 2038.

(*2)    Tax credit carry-forwards is available to be utilized for 10 years from the year of occurrence. The expiration years are as follows: $4,812 will expire in 2031, $13,022 will expire in 2032, $166,657 will expire in 2033.

8. Uncertain Tax Positions

There is no unrecognized tax benefit as of December 31, 2023, and 2022.

KMMI Inc.
Notes to Financial Statements

9. Stockholders’ Equity

The Company has 20 million shares of authorized common stock, par value KRW 500 per share issuable. As of December 31, 2023, and 2022, there were 22,080 shares of common stock outstanding.

Issue of ordinary shares

In July 2021, the Company was established with the issuance of 2,000 ordinary shares at a par value of KRW5,000 each. In June 2022, the Company implemented a 1-for-10 stock split, which increased the number of issued shares from 1,000 to 10,000. Subsequently, the general meeting of shareholders approved the issuance of 1,000 shares in June 2022 and 1,080 shares in August 2022 at a price of KRW 2,500,000 per share amounting to approximately $1,912,508 and $2,026,266, respectively.

Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no pre-emptive or other subscription rights, and there is no redemption or sinking fund provisions with respect to such shares.

Accumulated other comprehensive income

Accumulated other comprehensive income is consist of foreign currency translation adjustments and actuarial loss on defined severance benefits. In case of the actuarial loss on defined severance benefits, it is amortized into net periodic benefits cost on a straight-line basis over the expected average remaining service period of employees.

10. Defined Severance Benefits

(1)    The following table sets forth the defined severance benefits obligation as of December 31, 2023, and 2022;

(in US dollars)	2023	2022
Defined severance benefits	$24,122	7,621

(2)    The following table summarizes changes in the defined severance benefits obligation including benefit costs and benefits paid during 2023 and 2022:

	2023	2022
Beginning balance	$7,621	905
Service cost	15,363	4,798
Interest cost	364	19
Actuarial loss	700	1,830
Foreign currency exchange rate changes	74	69
Ending balance	$24,122	7,621

Classification:
Current	$3,107	1,077
Non-current	21,105	6,544

The Company has not contributed to plan assets at the reporting date. The Company measured defined severance benefits using the most recent mortality tables and mortality improvement scale in selecting mortality assumptions as of December 31, 2023.

KMMI Inc.
Notes to Financial Statements

10. Defined Severance Benefits (cont.)

(3)    Net periodic benefit cost recognized during 2023 and 2022 were:

	2023	2022
Service cost	$15,363	4,798
Interest cost	364	19
Amortization of net actuarial loss	297	137
Net periodic benefit cost recognized	16,024	4,954

The components of net periodic benefit cost, other than the service cost component, of $661 and $156 are included in other expense in the statements of operations for the years ended December 31, 2023, and 2022, respectively.

(4)    The following table summarizes changes in accumulated other comprehensive loss for defined severance benefits during 2023 and 2022:

	2023	2022
Beginning balance	$(2,630)	(937)
Actuarial loss, net of tax	(700)	(1,830)
Amortization of net actuarial loss	297	137
Ending balance	(3,033)	(2,630)

(5)    Weighted-average assumptions used to determine defined severance benefits obligation for 2023 and 2022 were as follows:

	2023	2022
Discount rate	4.00%	5.30%
Rate of compensation increase	2.40%	2.40%

(6)    The expected maturity analysis of undiscounted defined severance benefits as of December 31, 2023 and 2022 as follows:

(in US dollars)	2023	2022
Less than 1 year	$3,069	1,056
Between 1 – 2 years	2,089	655
Between 2 – 5 years	6,950	1,857
Over 5 years	18,296	6,852
Total	$30,404	10,420

11. Supplemental Cash Flow Information

(in US dollars)	2023	2022
Supplemental disclosure of cash flow information:
Cash receipt during the period for interest	$365	2,572
Cash paid during the period for interest	(7,211)	—
Income taxes received(paid)	331	(390)

Non-cash investing and financing activities:
Reclassification of non-current lease liabilities to current lease liabilities	15,549	12,808
Acquisition of property, plant and equipment included in non-trade accounts payables	—	92,883

KMMI INC.
Notes to Financial Statements

12. Commitments and Contingencies

(1)    Guarantees

The list of guarantees provided by third parties to corporations as of December 31, 2023, and 2022, are as follows:

(in US dollars) Provider	Type	Guaranteed Amount		Beneficiary
		2023	2022
Seoul Guarantee Insurance	Payment Guarantee	$39,088	—	Air First Co., Ltd.
Seoul Guarantee Insurance	Performance Guarantee A	69,931	71,151	Korea Land and Housing Corp.
Seoul Guarantee Insurance	Performance Guarantee B	1,075	—	Korea Land and Housing Corp.

(2)    Non-compliance with laws or regulations

In accordance with the Korean Capital Markets Act, the Company shall submit a securities report to the Financial Services Commission when issuing securities to over 50 investors. Failure to submit a securities report may result in a fine not exceeding 3/100 of the Offering price or revenue amount on the securities report (KRW 2 billion if it exceeds KRW 2 billion). Management notes such report was required but not submitted to FSC on time in 2022 upon issuance of new shares. Management is aware that this legal obligation arising from the past violation would impose the fine upon submission of the past-due report to FSC. Accordingly, the Company has recognized the provision of $37,692 as of December 31, 2023 and $38,349 as of December 31, 2022.

13. Related Party Transactions

(1)    Related party transactions are as follows:

Related parties	Transactions	2023	2022
ADE METALS INC	Interest income	$17,236	13,455
JNS INDUSTRY INC.	Interest income	3,447	2,529
JNS INDUSTRY INC.	Purchase of a vehicle	399	—

In March 2022, the Company entered into a loan agreement with ADE METALS INC. for KRW 500 million. In April 2022, a similar loan agreement was executed with JNS INDUSTRY INC. for KRW 100 million. The Chief Executive Officer (CEO) of the Company has ownership interests in both entities: ADE METALS INC. is wholly owned by the CEO, and JNS INDUSTRY INC. is 20% owned by the CEO and 80% owned by the CEO’s immediate family. Both loan agreements carry an interest rate of 4.5%.

(2)    Amounts due from related parties, are as follows:

Related parties	Balances	2023	2022
ADE METALS INC	Long-term loan	$387,777	394,539
ADE METALS INC	Other non-current assets(*1)	30,932	13,717
JNS INDUSTRY INC.	Long-term loan	77,556	78,908
JNS INDUSTRY INC.	Other non-current assets(*1)	6,024	2,578

____________

(*1)    Other non-current assets consist of interest income receivable.

14. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date to the date at which the financial statements were available to be issued.

(1)    On January 1, 2024, the Company entered into a revised short-term debt agreement which cancelled the original share purchase agreements with the investors to issue the Company’s shares. The amount converted from withholdings for the share issuance to short-term debt is $310,222, and no shares have been issued to these investors. On October 7, 2024, the Company entered into revised agreements with various individual creditors to extend the respective loan maturity dates.

KMMI INC.
Notes to Financial Statements

14. Subsequent Events (cont.)

(2)     On March 15, 2024, the Company entered into a Heads of Agreement with Evolution Metals LLC (“EM”) for EM to acquire 100% of the Company’s outstanding shares in exchange for shares of Evolution Metals & Technologies Corp. (“EM&T”) common stock totaling an estimated $44 million, that will be adjusted based on the results of due diligence on the Company. The closing of this transaction is subject to the Proxy Statement/Prospectus filed by Welsbach Technology Metals Acquisition Corp. which will be merged with EM being declared effective by the SEC.

On November 4, 2024, EM entered into an amended Investment Agreement with Critical Mineral Recovery, Inc. (“CMR”)’s stockholder to acquire CMR. The consummation of the acquisition of CMR is subject to the execution of definitive documentation between the parties to the Investment Agreement.

(3)    On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility.

The Company has completed an assessment of the impact of the fire at CMR’s recycling facility on the Company’s current business operations and concluded that the fire at CMR’s recycling facility has no impact on the Company’s current business operations. The Company, primarily engaged in manufacturing industrial permanent magnets using rare earth, has no existing business relationship with CMR. CMR is not considered a company with any vested interest in the Company’s raw material supply or product sales.

NS World Co., Ltd.
UNAUDITED Condensed Balance Sheets

(IN US DOLLARS)

	Notes	June 30, 2024	December 31, 2023
Assets:
Cash and cash equivalents		$186,192	402,731
Current held-to-maturity investments		—	15,876
Trade accounts receivable	2,3	1,165,032	1,561,890
Trade accounts receivable (related parties)	2,3,18	753,707	92,491
Non-trade accounts receivable	4	1,183,017	1,257,983
Non-trade accounts receivable (related parties)	4,18	1,323,707	512,202
Inventories	5	1,173,241	1,662,605
Prepaids and other current assets		121,848	29,944
Total current assets		5,906,744	5,535,722

Property, plant and equipment, net	7	1,506,561	1,606,826
Operating lease right-of-use assets	8	1,972	5,177
Held-to-maturity investments		29,513	27,144
Other non-current assets		63,828	68,768
Total non-current assets		1,601,874	1,707,915
Total assets		$7,508,618	7,243,637

Liabilities and Stockholders’ Deficit
Liabilities:
Trade accounts payable		$283,198	205,868
Trade accounts payable (related parties)	18	801,138	882,282
Non-trade accounts payables		1,178,999	1,534,870
Non-trade accounts payables (related parties)	18	1,752,884	794,844
Accrued expenses		46,736	53,037
Short-term debt		217,183	232,569
Short-term debt (related parties)	9,18	2,200,495	2,370,814
Current portion of long-term debt	9	201,843	204,638
Current portion of long-term debt (related parties)	9,18	12,957	167,520
Redeemable convertible preferred stock (related parties)	6,13,18	1,500,386	1,228,062
Current portion of finance lease liabilities	8	30,800	31,568
Current portion of operating lease liabilities	8	1,972	5,177
Current portion of Liability for pension benefits	16	404,659	359,490
Other current liabilities		160,005	133,745
Total current liabilities		8,793,255	8,204,484
Long-term debt	10	294,788	406,995
Long-term debt (related parties)	10,18	227,757	119,746
Finance lease liabilities (non-current)	9	76,386	99,305
Liability for pension benefits	15	249,183	281,777
Total non-current liabilities		848,114	907,823
Total liabilities		9,641,369	9,112,307

Stockholders’ deficit:
Common stock, par value of KRW 5,000, authorized 1,006,220 shares; issued and outstanding 251,555 shares as of June 30, 2024, and December 31, 2023	14	1,130,991	1,130,991
Accumulated deficit		(2,761,619)	(2,323,309)
Accumulated other comprehensive loss		(502,123)	(676,352)
Total deficit		(2,132,751)	(1,868,670)
Total liabilities and stockholders’ deficit		$7,508,618	7,243,637

See accompanying notes to the unaudited condensed interim financial statements.

NS World Co., Ltd.
UNAUDITED Condensed INTERIM Statements of Operations

(IN US DOLLARS)

	Notes	June 30, 2024	June 30, 2023
Net revenues	2	$3,088,714	3,334,659
Net revenues (related parties)	18	267,837	42,059
Total revenues		3,356,551	3,376,718

Cost of sales		(2,832,503)	(3,357,363)
Other operating income	12	74,776	42,434
Other operating income (related parties)	12,18	6,669	54,794
Selling, general, and administrative expenses		(626,992)	(470,141)

Operating loss		(21,499)	(353,558)

Other income (non-operating)		3,970	4,533
Other expense		(36,159)	(26,557)
Interest income		3,980	3,384
Interest expense		(27,835)	(37,461)
Interest expense (related parties)	18	(22,649)	(24,924)
Gain on foreign currency		44,422	91,716
Loss on foreign currency		(11,386)	(121,155)
Loss on valuation of redeemable convertible preferred stock	6	(371,155)	—
Loss before tax		(438,311)	(464,022)

Income tax expense	10	—	—

Loss for the period		$(438,311)	(464,022)

See accompanying notes to the unaudited condensed interim financial statements.

NS WORLD CO., LTD.
UNAUDITED CONDENSED INTERIM STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(IN US DOLLARS)

	Notes	June 30, 2024	June 30, 2023
Loss for the period		$(438,311)	(464,022)

Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax		145,965	50,156
Actuarial gain (loss) on defined benefits, net of tax		28,264	(46,266)
Total other comprehensive income (loss)		174,229	3,890
Total comprehensive loss		$(264,082)	(460,132)

See accompanying notes to the unaudited condensed interim financial statements.

NS World Co., Ltd.
UNAUDITED Condensed INTERIM Statements of Changes in stockholder’s deficit

(IN US DOLLARS)

	Common stock	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ deficit
Balances at January 1, 2023	$1,130,991	(598,048)	(1,780,100)	(1,247,157)
Loss for the period	—	—	(464,022)	(464,022)
Foreign currency translation adjustments, net of tax	—	(50,156)	—	(50,156)
Actuarial loss on defined severance benefits, net of tax	—	(46,266)	—	(46,266)
Balances at June 30, 2023	$1,130,991	(594,158)	(2,244,122)	(1,707,289)

Balances at January 1, 2024	$1,130,991	(676,352)	(2,323,309)	(1,868,670)
Loss for the period	—	—	(438,311)	(438,311)
Foreign currency translation adjustments, net of tax	—	145,965	—	145,965
Actuarial gain on defined severance benefits, net of tax	—	28,264	—	28,264
Balances at June 30, 2024	$1,130,991	(502,123)	(2,761,620)	(2,132,752)

See accompanying notes to the unaudited condensed interim financial statements.

NS World Co., Ltd.
UNAUDITED Condensed INTERIM Statements of Cash Flows

(IN US DOLLARS)

	June 30, 2024	June 30, 2023
Cash flows from operating activities
Loss for the period	$(438,311)	(464,022)

Adjustments to reconcile loss for the period to net cash provided by operating activities:
Inventory write-down adjustment	(165)	(121,728)
Depreciation and amortization	94,516	71,085
Interest expenses	50,484	62,385
Pension benefits provision	77,324	69,598
Interest Income	(3,980)	(3,384)
Gains on Foreign Exchange Translation	(138,539)	(79,024)
Loss on Foreign Exchange Translation	100,895	94,164
Loss on valuation of redeemable convertible preferred stock	371,155	—
Non-cash others	(53,053)	(42,456)
Change in operating assets and liabilities:
Trade accounts receivable, net	(344,730)	67,639
Non-trade accounts receivable, net	(712,729)	(412,662)
Inventories	380,970	274,022
Other assets	(104,619)	8,377
Trade accounts payable	76,546	87,146
Non-trade accounts payables	652,141	579,316
Other payables	(31,683)	(44,447)
Other liabilities	40,148	294,719
Net cash provided by operating activities	16,370	440,728

Cash flows from investing activities
Acquisitions of property, plant and equipment	(69,746)	(155,084)
Decrease of short-term financial instruments	26,421	55,174
Increase (decrease) in loans	(65,651)	(14,064)
Other investing activities	19,870	(11,121)
Net cash used in investing activities	(89,106)	(125,095)

Cash flows from financing activities
Proceeds from short-term debt	222,324	117,631
Proceeds from long-term debt	—	122,011
Repayment from short-term debt	(222,212)	(224,747)
Repayment from current portion of long-term liabilities	(99,830)	(46,302)
Payment of lease liabilities	(20,672)	(21,542)
Net cash used in financing activities	$(120,390)	(52,949)

Effect of exchange rate changes on cash and cash equivalents	(23,413)	(11,726)
Net increase(decrease) in cash and cash equivalents	(193,126)	262,684
Cash and cash equivalents as of beginning of year	402,731	235,435
Cash and cash equivalents as of end of end of period	$186,192	486,393

See accompanying notes to the unaudited condensed interim financial statements.

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

1. Summary of Significant Accounting Policies

(1)    Description of Business

NS World Co., Ltd. (the Company) was incorporated in 2013 and the Company’s registered office is at 99, Naechuoksu-gil, Bugi-myeon, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do, Republic of Korea. The Company specialize in the manufacture and sale of magnetic components for automobiles and electronic appliances.

(2)    Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) assuming the Company will continue as a going concern. The accounting policies applied by the Company in these interim financial statements are the same as those applied by the Company in its financial statements as of and for the year ended December 31, 2023.

(3)    Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to a recent operating loss associated with the business, the Company generated a net loss of $438,311 and net cash inflows from operations of $16,370 for the six-month ended June 30, 2024. As of June 30, 2024, the Company had negative working capital of $3,072,703 and cash and cash equivalents of $186,192. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

(4)    New Accounting Standards and Interpretations Not Yet Adopted

There are new standards effective for annual periods beginning after December 15, 2024, however, the Company does not expect the following standard to have a material effect on its financial statements. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance

—     Income Taxes (Topic 740): Improvements to Income Tax Disclosures

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

2. Significant Risks and Uncertainties Including Business and Credit Concentrations

The Company manufactures components for automotive and home appliance magnets. The Company’s main products are Plastic magnets and rubber magnets.

The Company’s operating segment is a single segment and is composed of components for automotive and home appliance magnets manufacturing segment, and as of the end of the reporting period, assets and liabilities of the segment is the same as the attached financial statements.

The following table disaggregates revenue by category:

(in US dollars)	June 30, 2024	June 30, 2023
Revenue by category
Finished goods	$2,186,954	2,827,667
Sales from trading	1,128,351	497,874
Toll manufacturing service	$41,246	51,177

Domestic sales are approximately $3,046,750 (or 91% of total net revenue) and export sales are approximately $309,801 (or 9% of total net revenue) for the six-month period ended June 30, 2024. Domestic sales are approximately $3,128,138 (or 93% of total net revenue) and export sales are approximately $248,579 (or 7% of total net revenue) for the six-month period ended June 30, 2023. The major export countries were China and Vietnam in 2023.

Sales to a small number of major customers account for the majority of the Company’s total net revenue. If orders from existing major customers decrease, there is a possibility of a loss of sales, which may adversely affect business results.

For the six-month period ended June 30, 2024, the customers accounting for 10% or more of total revenue are Customer A and Customer B, with revenues of $1,234,674 and $724,340, respectively. For the six-month period ended June 30, the customers accounting for 10% or more of total revenue are Customer A and Customer B, with revenues of $1,586,732 and $613,541, respectively.

The following table disaggregates trade accounts receivable by major customers.

(in US dollars)	June 30, 2024	June 30, 2023
Customer A	$481,482	632,249
Customer B	193,685	246,569
Customer C	712,116	505,689
	$1,387,283	1,384,507

3. Trade Accounts Receivable

(1)     Allowance for credit losses as of June 30, 2024, and December 31, 2023 respectively are as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Allowance for credit losses (ACL)	$(10,170)	(63,028)

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

3. Trade Accounts Receivable (cont.)

1.      The following is a summary of the changes in the ACL as of June 30, 2024, and December 31, 2023, respectively.

	June 30, 2024	December 31, 2023
(in US dollars)	Trade Receivables	Trade Receivables
Beginning	$(63,028)	(555,196)
Write-offs	—	450,758
Recoveries	49,603	—
Provision for credit losses	(1,273)	31,895
Others	4,528	9,515

Ending	$(10,170)	(63,028)

4. Non-trade account receivable

The Company disaggregates the non-trade account receivable by type of financing receivable when assessing and monitoring risk and performance of the entire portfolio.

Short-term loan receivables are unsecured and generally have terms of one year, requiring payments of principal and interest at maturity. Other receivables generally represent receivables from repurchase/resale transaction and are unsecured, and they generally have terms of less than one year, requiring payments of principal at maturity.

The amortized cost basis of non-trade account receivable, as of June 30, 2024, and December 31, 2023, respectively, are as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Non-trade account receivable, net:
Short-term loan receivable	$88,518	63,884
Other receivables	2,418,206	1,706,302
Total	$2,506,724	1,770,186

There was no allowance for credit losses related to non-trade account receivable recorded as of June 30, 2024 and December 31, 2023.

5. Inventories

Details of Inventories as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Raw materials	$301,775	874,996
Sub-materials	310,547	426,322
Inventory in transit	4,572	13,350
Work in process	231,467	141,916
Finished goods	398,843	279,831
Merchandise	3,252	9,553

Sub-total	1,250,456	1,745,968

Write-down of finished goods	(77,215)	(83,363)

Total	$1,173,241	1,662,605

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

5. Inventories (cont.)

The amount of cost from write-down of inventories is $77,215 and $83,363 for the six-month periods ended June 30, 2024, and 2023, respectively. The amount of write-down losses existing at the beginning was eliminated through the sale of inventory.

6. Fair Value Measurements

(1)    Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are reported in one of three levels reflecting the significant inputs used to determine fair value.

Level 1 —	Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.
Level 2 —

Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 —	Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

(2)    The following summarizes our financial liabilities that are measured at fair value:

(in US dollars)	Classification	Measurement Level	Jun. 30, 2024	Dec. 31, 2023
Convertible redeemable preferred shares	Financial liabilities	Level 3	$1,500,386	1,228,062

The Company estimated the fair value of convertible redeemable preferred shares using the Tsiveriotis-Fernandes model with strip and bootstrapping method. The fair value is estimated using Level 3 inputs based on stock price volatility of similar listed companies.

The change in fair value of the convertible redeemable preferred shares resulted a loss of $371,155 or the six-month period ended June 30, 2024, which was recognized in the statements of operations within loss on valuation of convertible redeemable preferred shares.

Fair value per share, the Company’s underlying assets, was evaluated by referring to the Company’s business plan and objectively verifiable market indicators.

(3)    The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, commercial paper notes, accounts payable and accrued expenses, approximate fair value due to their short maturities.

Our short-term and long-term debt except the convertible redeemable preferred shares are recorded at amortized cost. The fair value is estimated using Level 2 inputs based on our current interest rates for similar types of borrowing arrangements. The carrying amount of the long-term debt approximates its fair value as of June 30, 2024, and December 31, 2023, due primarily to the interest rates approximating market interest rates.

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

6. Fair Value Measurements (cont.)

(4)    Quantitative information as of June 30, 2024, for the significant unobservable inputs of convertible redeemable preferred shares used to value the Company’s Level 3 liabilities measured at fair value:

	Unobservable Inputs	Assumptions	Factors
June 30, 2024	Volatility	Mean of the annual volatility of proxy companies	46.2%
	Risk neutrality probability, max	Dynamic hedge for each node	48.8%

(5)    For the fair value of the convertible redeemable preferred shares, reasonably possible changes at the reporting date to one of the significant unobservable inputs, holding other inputs constant, would have the following effects in the statement of profit or loss.

	June 30, 2024		December 31, 2023
(in US dollars)	increase	decrease	increase	decrease
Volatility of underlying stock price (+/-10%p)	(14,570)	12,011	(38,434)	39,188
Underlying stock price (+/-5%p)	(67,814)	71,598	(37,540)	49,765

7. Property, plant and equipment

(1)    Details of Property, plant and equipment as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars)	Useful Lives	Initial Cost		Carrying Amount
		June 30, 2024	December 31, 2023	June 30, 2024	December 31, 2023
Land	—	$688,159	741,422	688,159	741,422
Buildings, structures and related equipment	40	504,537	524,441	230,647	245,178
Machinery and equipment	6 – 10	1,092,541	1,159,948	278,266	321,684
Vehicles	5	51,899	55,916	24,537	30,405
Furniture and fixtures	5	40,763	43,918	3	3
Construction in progress		27,894	52,932	27,894	52,932
Tools and Office Equipment	5	885,908	852,637	158,851	92,438
Finance leases	5	157,405	169,589	98,204	122,764
Total		$3,449,106	3,600,803	1,506,651	1,606,826

Total depreciation for the June 30, 2024, and 2023 was $94,516 and $71,085, respectively.

1.      As of June 30, 2024, the details of property, plant and equipment pledged as collateral are as follows:

Collateral Provided Asset	Net Carrying Value	Pledged Amount	Creditor	Relevant Debt Amount
Land and buildings	$856,415	1,308,149	Industrial Bank of Korea	1,006,623
Machinery and equipment	85,457

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

8. Leases

The Company has operating leases for certain office spaces and finance leases for certain transportation equipment. Operating lease assets and liabilities are included in operating lease right-of-use assets and operating lease liabilities, respectively, on the balance sheets. Finance lease assets and liabilities are included in property, plant and equipment and finance lease liabilities, respectively, on the balance sheets.

Lease agreement of office space include renewal options. Because the Company is not reasonably certain to exercise these renewal options, the options are not considered in determining the lease term, and associated potential option payments are excluded from lease payments.

The Company’s leases generally do not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contracts include fixed payments only.

(1)    The components of lease expense as of June 30, 2024, and 2023 were as follows:

(in US dollars)	June 30, 2024	June 30, 2023
Operating lease expense	$3,112	3,243
Finance lease expense:
Amortization of right-of-use assets	16,204	16,886
Interest on lease liabilities	5,967	7,675

Sub-total	22,171	24,561

Short-term lease expense	396	412

Total	$25,679	28,216

(2)     Amounts reported in the balance sheets as of June 30, 2024, and December 31, 2023 were as follows

(in US dollars)	June 30, 2024	December 31, 2023
Operating Leases:
Operating lease right-of-use assets	$1,972	5,177
Long-term operating lease liabilities	—	—
Current portion of long-term and short-term operating lease liabilities	1,972	5,177

Total	$1,972	5,177

Finance Leases:
Finance lease right-of-use assets	$157,405	169,589
Less: Accumulated amortization assets	(59,201)	(46,825)

Total	$98,204	122,764

Long-term finance lease liabilities	$76,386	99,305
Current portion of long-term finance lease liabilities	30,800	31,568

Total	$107,186	130,873

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

8. Leases (cont.)

(3)    Other information related to leases as of June 30, 2024, and 2023 were as follows:

(in US dollars)	June 30, 2024	June 30, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Cash used in operations for operating leases	$3,112	3,243
Cash used in operations for finance leases	20,672	21,542

Weighted average remaining lease term:
Operating leases	0.34 years	1.34 years
Finance leases	3.04 years	4.04 years

Weighted average discount rate
Operating leases	10.49%	10.49%
Finance leases	10.03%	10.03%

(4)    Maturities of lease liabilities under noncancellable leases as of June 30, 2024 are as follows:

(in US dollars)	June 30, 2024
	Operating leases	Finance leases
Less than 1 year	$2,016	40,162
Between 1 – 2 years	—	40,162
Between 2 – 5 years	—	44,959
Over 5 years	—	—
Sub-total	2,016	125,283
Less imputed interest	(44)	(18,097)
Total	$1,972	107,186

9. Debt

(1)    Short-Term debt

Details of carrying amounts of short-term debt as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars) Maturity Date	Interest Rate (%)	Borrowing Limit	June 30, 2024	December 31, 2023
November 2024	1.97	$316,729	$143,968	155,111
November 2024 – June 2025	1.72 – 2.94	633,458	598,905	645,262
April 2025	1.72	143,968	143,968	155,111
December 2024	3.04	116,074	116,038	125,019
May 2025	1.45	359,919	334,005	359,857
May 2025	0.90 – 0.97	143,968	143,968	155,111
August 2024	2.10	359,919	359,919	387,777
August 2024	1.40	359,919	359,724	387,566
June 2025	4.60	300,000	138,000	—
July 2024	5.82	79,182	79,182	232,569

Total			$2,417,678	2,603,383

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

9. Debt (cont.)

1.      Long-Term Debt

Details of carrying amounts of long-term debt as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars) Description	Maturity Date	Interest Rate (%)	Borrowing Limit	June 30, 2024	December 31, 2023
Working capital loans	March 2027	5.49	$129,571	$129,571	139,600
Facility loans	September 2031	1.50	69,392	69,392	74,763
Facility loans	December 2024 – March 2031	1.75	171,322	54,708	72,902
Working capital loans	March 2026 – February 2027	2.89 – 2.93	575,871	411,690	534,080
Working capital loans	March 2028	2.82	71,984	71,984	77,555

Sub-total				$737,345	898,900
Less: current portion of long-term debt				(214,800)	(372,159)

Total				$522,545	526,741

Future principal payments for long-term debt as of June 30, 2024 are as follows:

(in US dollars)	Long-term debt
Less than 1 year	$214,800
Between 1 – 2 years	146,890
Between 2 – 5 years	264,512
Over 5 years	111,143
Total	$737,345

10. Income Taxes

The Company is subject to income taxation primarily in South Korea, and we do not expect any income tax expenses (benefits) for the six-month period ended June 30, 2024, including tax expenses directly recorded in equity.

11. Uncertain Tax Positions

There are no unrecognized tax benefits as of June 30, 2024, and 2023.

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

12. Other Operating Income

Other operating income for the years ended December 31, 2023, and 2022 are as follows:

(in US dollars)	June 30, 2024	June 30, 2023
Government grant income	$71,745	20,232
Income from the provision of technical services	—	38,456
Brokerage income	—	9,388
Rental income	9,070	9,452
Other operating income	630	19,700

Total	$81,445	97,228

13. Redeemable convertible preferred stock

In May 2015, the Company issued 37,500 shares of redeemable convertible preferred stock with a 10-year maturity.

The details of the Company’s redeemable convertible preferred stock are as follows:

Category	Details
Issuance Date	May 22, 2015
Outstanding shares	37,500 shares
Par Value	5,000 KRW (equivalent to $3.9)
Issuance Amount	750,000,000 KRW (equivalent to $581,666)
Conversion Price	20,000 KRW (equivalent to $15.5)
Conversion Period	From the day following the issuance date until 10 years later (Subsequently automatically converted to common stock)
Conversion Ratio	1 preferred share to 1 common share (certain adjustments may apply based on the IPO offering price)
Redemption Guaranteed Yield	Annual 5.8%
Redemption Claimable Period	After 42 months from the issuance date, until the conversion
Dividends	participating cumulative, annual 1%

The conversion ratio of the redeemable convertible preferred stock is subject to adjustment upon the occurrence of certain events specified in the 2015 agreement such as IPOs, stock dividend, etc., and the additional issuance, by refixing at 70 percent of the initial convertible price as a minimum level. Therefore, the Company classified the redeemable convertible preferred stock as a liability in accordance with ASC 480.

The Company evaluates the conversion option of hybrid financial instruments to determine whether certain elements of the option meet the criteria for embedded derivative instruments. The redeemable convertible preferred stock issued by the Company does not meet the definition of embedded derivatives, so the Company has not separated or presented the conversion option.

The Company measures the redeemable convertible preferred stock at fair value. The change in fair value of the convertible debt resulted a loss of $371,155 for June 30, 2024, which was recognized as loss on valuation of redeemable convertible preferred stock in the statements of operations. (refer to Note 6)

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

14. Stockholder’s Deficit

The Company has 1,043,770 shares of authorized stock, consisting of: (i) 1,006,220 of common stock, par value KRW 5,000 per share, and (ii) 37,500 shares of redeemable convertible preferred stock, par value KRW 5,000 per share, issuable. (Refer to Note 13)

Common Stock

Holders of common stock are entitled to one vote per share, to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no pre-emptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Company.

Accumulated other comprehensive income(loss)

Accumulated other comprehensive income(loss) consists of foreign currency translation adjustments and actuarial gain on net liability of defined benefits. In case of the actuarial gain on liability of defined benefits, it is amortized into net periodic benefits cost on a straight-line basis over the expected average remaining service period of employees.

15. Defined Severance Benefits

(1)    The following table sets forth the plan’s benefit obligations, fair value of plan assets, and funded status at June 30, 2024, and December 31, 2023:

(in US dollars)	June 30, 2024	December 31, 2023
Benefit obligations	$880,953	878,506
Fair value of plan assets	(227,111)	(237,239)

Funded status	$653,842	641,267

1.     The following table summarizes changes in the defined severance benefits obligation including benefit costs and benefits paid during June 30, 2024, and December 31, 2023:

	Benefit obligations
(in US dollars)	June 30, 2024	December 31, 2023
Beginning balance	$878,506	655,139
Service cost	77,324	138,083
Interest cost	10,532	21,723
Actuarial loss	1,142	146,190
Benefits paid	(65,040)	(74,278)
Others	(21,511)	(8,351)

Ending balance	880,953	878,506

Classification:
Current	$404,659	359,490
Non-current	476,294	519,016

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

15. Defined Severance Benefits (cont.)

The following table summarizes changes in the plan assets during June 30, 2024, and December 31, 2023:

	Plan assets
(in US dollars)	June 30, 2024	December 31, 2023
Beginning balance	$237,239	294,276
Employer contribution	4,446	16,853
Interest income	3,369	5,172
Actuarial gain	566	2,444
Benefits paid	—	(75,825)
Others	(18,509)	(5,681)

Ending balance	$227,111	237,239

1.      Net periodic benefit cost recognized and for the six-month periods ended June 30, 2024, and 2023 are as follows:

(in US dollars)	June 30, 2024	June 30, 2023
Service cost	$77,324	69,598
Interest cost	7,163	8,342
Amortization of net actuarial loss(gain)	28,840	26,186

Net periodic benefit cost recognized	$113,327	104,126

The components of net periodic benefit cost, other than the service cost component, of $36,003 and $34,528 are included in other income, net in the statements of income for the six-month period ended June 30, 2024, and 2023 respectively.

1.      The following table summarizes changes in plan’s benefit obligations including benefit costs and benefits paid during June 30, 2024, and 2023:

(in US dollars)	June 30, 2024	June 30, 2023
Beginning balance	$(665,595)	(573,802)
Net actuarial loss, net of tax	(576)	(73,684)
Amortization of net actuarial loss	28,840	26,186

Ending balance	$(637,331)	(621,300)

1.      Weighted-average assumptions used to determine benefit obligations for June 30, 2024, and December 31, 2023 were as follows:

(in %)	June 30, 2024	December 31, 2023
Discount rate	3.6%	3.8%
Rate of compensation increase	2.4%	2.4%

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

15. Defined Severance Benefits (cont.)

1.      The expected maturity analysis of the Company’s undiscounted benefit obligation based on the same assumptions used to measure the Company’s benefit obligation as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Less than 1 year	$659,085	625,705
Between 1 – 2 years	18,611	19,887
Between 2 – 5 years	59,119	59,925
Over 5 years	20,592	20,132

Total	$757,407	725,649

16. Supplemental Cash Flow Information

(in US dollars)	June 30, 2024	June 30, 2023
Supplemental disclosure of cash flow information:
Cash receipt during the period for interest	$612	777
Cash paid during the period for interest	(34,048)	(43,976)
Income taxes received(paid)	32	(72)

Non-cash investing and financing activities:
Reclassification of long-term debts to current liabilities	$233,212	112,884

17. Commitments and Contingencies

(1)    Guarantees and Warranties

1)      The list of payment guarantees provided by third parties to affiliates as of June 30, 2024, are as follows:

(in US dollars) Provider	Type	Guaranteed Amount	Beneficiary
K-SURE (Korea Trade Insurance Corporation)	Trade Bill Loan	$92,860	Industrial Bank of Korea
KODIT (Korea Credit Guarantee Fund	Operating Funds Loan	1,110,064	Industrial Bank of Korea

1.      The main commitments of short-term and long term debt with financial institutions as of June 30, 2024, are as follows:

(in US dollars) Financial Institution	Type	Credit Line	Used Amount
Industrial Bank of Korea	Operating Funds Loan	$2,804,240	2,454,166
KOSME (Korea SMEs and Startups Agency)	Operating Funds Loan	647,855	483,674

Total		$3,452,095	2,937,840

____________

(*1)    As of June 30, 2024, land, buildings, machinery, and equipment have been provided as security (with a secured amount of $1,407,486) for long-term debt (refer to Note 7,9).

(*2)    As of June 30, 2024, the Company established pledge fire insurance claims (with a pledge amount of $765,585) (refer to Note 9).

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

18. Related Party Transactions

(1)    The Company’s list of Related parties is as follows:

Relationship	Name of Related Party
Primary owners with more than 10% of shares	Kim Gangyong (CEO)
Kang Sunhee
SETOPIA Co., Ltd.
Industrial Bank of Korea
Other parties with which the entity may deal if one party controls or can significantly influence the management	N&P Co., Ltd
KCM INDUSTRY Co., Ltd.
TIANJIN TNTT CO LTD(*)
Hi-Q MAG Co., Ltd.

____________

(*)      Included as a related party for the period ended June 30, 2024.

1.      Transactions between the Company and its major shareholders or other related parties, involving sales of products and services, expenses for raw materials, and other ordinary course business expenses, are included in the financial statements.

(in US dollars)	June 30, 2024(*)	June 30, 2023
Net sales	$267,837	42,059
Other operating income	6,669	54,794
Interest income	594	756
Purchase of raw materials, merchandise	207,817	1,102,424
Other expenses(**)	220,358	117,186

____________

(*)      Transactions that occurred after TIANJIN TNTT CO LTD was included in as a related party have disclosed.

(**)    Primarily consists of subcontract costs ($194,498 in June 30, 2024 and $88,743 in June 30, 2023) and interest expense ($22,649 in June 30, 2023 and $24,924 in June 30, 2022)

1.      Amounts due from or to its officers, employees, and significant shareholders are as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Cash and cash equivalents(*)	$98,572	362,565
Current held-to-maturity investments	—	15,744
Trade accounts receivable	753,707	92,491
Non-trade accounts receivable(**)	1,323,707	512,202
Trade accounts payable	801,138	882,282
Non-trade accounts payables(***)	1,752,884	794,844

____________

(*)      Checking accounts

(**)      Excludes short-term loan. Most of the amounts were generated from repurchase/resale transactions.

(***)      Most of the amounts were generated from repurchase/resale transactions.

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

18. Related Party Transactions (cont.)

(4)    Related party transactions between the Company, its officers, employees, and significant shareholders comprise loan, debt and redeemable convertible preferred stock. Amounts due from or to its officers, employees, and significant shareholders are as follows:

	June 30, 2024			December 31, 2023
(in US dollars)	Short-term loan	Short-term debt	Long-term debt	Short-term loan	Short-term debt	Long-term debt
Beginning	$34,568	2,538,334	119,746	60,254	2,468,972	246,508
Increase	65,651	—	133,383	13,952	—	44,430
Decrease	(31,123)	(160,059)	—	(38,302)	(55,155)	—
Reclassification	—	13,338	(13,338)	—	165,465	(165,465)
Others	(3,470)	(178,161)	(12,033)	(1,335)	(40,948)	(5,728)

Ending	$65,627	2,213,452	227,757	34,568	2,538,334	119,746

There are 37,500 outstanding shares of redeemable convertible preferred stock to primary owners holding more than 10% of shares (see Note 13).

(5)    The Company provides a guarantee for borrowing to entities under common control.

(in US dollars)	June 30, 2024
Guarantee to entities under common control	$410,308

(6)    The following shares are pledged as collateral for the Company’s borrowings as of June 30, 2024.

Type of shares	Issuing Company	Pledgor	Pledged number of shares	Borrowing amount	Lender
Registered Common Stock	NS World Co., Ltd.	Kim Gangyong (CEO)	11,144	$300,000	Evolution Metals LLC, a Delaware Limited Liability Company

19. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date to the date at which the financial statements were available to be issued.

(1)    On March 15, 2024, the Company entered into a Heads of Agreement with Evolution Metals LLC (“EM”) for EM to acquire 100% of the Company’s outstanding shares in exchange for shares of Evolution Metals & Technologies Corp. (“EM&T”) common stock totaling an estimated $13 million, that will be adjusted based on the results of due diligence on the Company. The closing of this transaction is subject to the Proxy Statement/Prospectus filed by Welsbach Technology Metals Acquisition Corp. which will be merged with EM being declared effective by the SEC.

On November 4, 2024, EM entered into an amended Investment Agreement with Critical Mineral Recovery, Inc. (“CMR”)’s stockholder to acquire CMR. The consummation of the acquisition of CMR is subject to the execution of definitive documentation between the parties to the Investment Agreement.

NS World Co., Ltd.
Notes to the Unaudited Condensed INTERIM Financial Statements

19. Subsequent Events (cont.)

(2)    On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility.

The Company has completed an assessment of the impact of the fire at CMR’s recycling facility on the Company’s current business operations and concluded that the fire at CMR’s recycling facility has no impact on the Company’s current business operations. The Company, primarily engaged in manufacturing industrial permanent magnets using ferrite and rare earth materials, has no existing business relationship with CMR. CMR is not considered a company with any vested interest in the Company’s raw material supply or product sales.

Report of Independent Auditors

To the management of
NS World Co., Ltd.

Opinion

We have audited the accompanying financial statements of NS World Co., Ltd. (the “Company”), which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the years then ended, including the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(3) to the financial statements, the Company has incurred recurring net losses and has a net capital deficiency and negative working capital, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1(3). The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

1.      Exercise professional judgment and maintain professional skepticism throughout the audit.

2.      Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

3.      Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

4.      Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

5.      Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea
November 12, 2024

NS World Co., LTD.
BALANCE SHEETS
(IN US DOLLARS)

	Notes	December 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents		$402,731	235,435
Current held-to-maturity investments		15,876	49,262
Trade accounts receivable	2,3	1,561,890	1,950,272
Trade accounts receivable (related parties)	2,3,19	92,491	66,408
Non-trade accounts receivable	4	1,223,415	855,276
Non-trade accounts receivable (related parties)	4,19	546,770	610,407
Inventories	5	1,662,605	1,623,964
Prepaids and other current assets		29,944	16,477
Total current assets		5,535,722	5,407,501
Property, plant and equipment, net	8	1,606,826	1,545,943
Operating lease right-of-use assets	9	5,177	11,011
Held-to-maturity investments		27,144	18,149
Other non-current assets		68,768	69,968
Total non-current assets		1,707,915	1,645,071
Total assets		$7,243,637	7,052,572
Liabilities and Stockholders’ Deficit
Liabilities:
Trade accounts payable		$205,868	704,663
Trade accounts payable (related parties)	19	882,282	549,034
Non-trade accounts payables		1,534,870	773,722
Non-trade accounts payables (related parties)	19	794,844	1,011,998
Accrued expenses		53,037	57,379
Short-term debt	10	232,569	201,247
Short-term debt (related parties)	10,19	2,370,814	2,440,565
Current portion of long-term debt	10	204,638	87,872
Current portion of long-term debt (related parties)	10,19	167,520	28,407
Redeemable convertible preferred stock (related parties)	6,12,19	1,228,062	930,503
Current portion of finance lease liabilities	9	31,568	29,065
Current portion of operating lease liabilities	9	5,177	5,744
Current portion of defined severance benefits	16	359,490	138,506
Other current liabilities		133,745	195,774
Total current liabilities		8,204,484	7,149,050
Long-term debt	10	406,995	543,392
Long-term debt (related parties)	10,19	119,746	246,508
Operating lease liabilities (non-current)	9	—	5,267
Finance lease liabilities (non-current)	9	99,305	133,155
Defined severance benefits	16	281,777	222,357
Total non-current liabilities		907,823	1,150,679
Total liabilities		9,112,307	8,299,729
Stockholders’ deficit:
Common stock, KRW 5,000 par value, 1,006,220 shares authorized, 251,555 shares issued and outstanding at December 31, 2023 and 2022	15	1,130,991	1,130,991
Accumulated deficit		(2,323,309)	(1,780,100)
Accumulated other comprehensive loss		(676,352)	(598,048)
Total deficit		(1,868,670)	(1,247,157)
Total liabilities and stockholders’ deficit		$7,243,637	7,052,572

See accompanying notes to the financial statements.

NS World Co., LTD.
STATEMENTS OF OPERATIONS
(IN US DOLLARS)

	Notes	2023	2022
Net revenues	2	$6,835,222	6,514,664
Net revenues (related parties)	19	299,070	233,286
Total revenues		7,134,292	6,747,950
Cost of sales	19	(6,335,296)	(6,352,591)
Other operating income	1, 13	79,425	224,615
Other operating income (related parties)	13, 19	92,936	35,613
Selling, general, and administrative expenses		(1,093,145)	(1,103,885)
Operating loss		(121,788)	(448,298)
Other income (non-operating)		13,137	11,319
Other expense		(57,849)	(60,384)
Interest income		6,032	3,323
Interest expense		(70,241)	(40,963)
Interest expense (related parties)	19	(51,452)	(47,085)
Gain on foreign currency		83,290	54,234
Loss on foreign currency		(34,675)	(32,840)
Loss on valuation of redeemable convertible preferred stock	6	(309,663)	(197,361)
Loss before tax		(543,209)	(758,055)
Income tax expense	11	—	—
Loss for the year		$(543,209)	(758,055)

See accompanying notes to the financial statements.

NS World Co., LTD.
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(IN US DOLLARS)

	Notes	2023	2022
Loss for the year		$(543,209)	(758,055)
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax		13,489	23,692
Actuarial gain (loss) on defined benefits, net of tax	16	(91,793)	63,555
Total other comprehensive income (loss)		(78,304)	87,247
Total comprehensive loss		$(621,513)	(670,808)

See accompanying notes to the financial statements.

NS World Co., LTD.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(IN US DOLLARS)

	Common stock	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ deficit
Balances at January 1, 2022	$1,130,991	(685,295)	(1,022,045)	(576,349)
Loss for the year	—	—	(758,055)	(758,055)
Foreign currency translation adjustments, net of tax	—	23,692	—	23,692
Actuarial gain on defined severance benefits, net of tax	—	63,555	—	63,555
Balances at December 31, 2022	$1,130,991	(598,048)	(1,780,100)	(1,247,157)
Balances at January 1, 2023	$1,130,991	(598,048)	(1,780,100)	(1,247,157)
Loss for the year	—	—	(543,209)	(543,209)
Foreign currency translation adjustments, net of tax	—	13,489	—	13,489
Actuarial loss on defined severance benefits, net of tax	—	(91,793)	—	(91,793)
Balances at December 31, 2023	$1,130,991	(676,352)	(2,323,309)	(1,868,670)

See accompanying notes to the financial statements.

NS World Co., LTD.
STATEMENTS OF CASH FLOWS
(IN US DOLLARS)

	2023	2022
Cash flows from operating activities
Loss for the year	$(543,210)	(758,055)
Adjustments to reconcile loss for the year to net cash provided by operating activities:
Inventory write-down adjustment	(168,043)	252,993
Depreciation and amortization	153,471	174,754
Interest expenses	121,693	88,048
Pension benefits provision	138,083	143,160
Loss on valuation of redeemable convertible preferred stock	309,663	197,361
Interest Income	(6,032)	(3,323)
Gains on Foreign Exchange Translation	(10,042)	(14,132)
Loss on Foreign Exchange Translation	—	14,676
Non-cash others	(60,658)	(27,662)
Change in operating assets and liabilities:
Trade accounts receivable, net	353,927	(920,648)
Non-trade accounts receivable, net	(360,137)	(989,771)
Inventories	136,362	228,205
Leasehold deposits	—	(26,503)
Other assets	(5,473)	98,142
Trade accounts payable	(142,292)	461,694
Non-trade accounts payables	547,212	1,086,404
Other payables	(1,331)	(45,288)
Other liabilities	(72,244)	(124,543)
Net cash provided by (used in) operating activities	390,949	(164,487)

Cash flows from investing activities
Acquisitions of property, plant and equipment	(300,582)	(80,853)
Decrease of short-term financial instruments	55,836	30,206
Proceeds from disposal of property, plant and equipment	—	54,672
Receipt of government grants	49,793	10,589
Increase in loans	(13,952)	(189,140)
Other investing activities	12,310	85,776
Net cash used in investing activities	(196,595)	(88,750)

Cash flows from financing activities
Proceeds from short-term debt	229,717	294,132
Proceeds from long-term debt	121,035	232,207
Repayment from short-term debt	(222,949)	(209,551)
Repayment from current portion of long-term debt	(112,884)	(27,865)
Repayment of lease liabilities	(42,740)	(16,434)
Net cash provided by (used in) financing activities	$(27,821)	272,489
Effect of exchange rate changes on cash and cash equivalents	763	(14,380)
Net increase in cash and cash equivalents	166,533	19,252
Cash and cash equivalents as of beginning of year	235,435	230,563
Cash and cash equivalents as of end of year	$402,731	235,435

See accompanying notes to the financial statements.

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

(1)    Description of Business

NS World Co., Ltd. (the Company) was incorporated in 2013 and the Company’s registered office is at 99, Naechuoksu-gil, Bugi-myeon, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do, Republic of Korea. The Company specialize in the manufacture and sale of magnetic components for automobiles and electronic appliances.

(2)    Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

(3)    Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to a recent operating loss associated with the business, the Company generated losses of $543,209 and $758,055 for the years 2023 and 2022, respectively. The Company had negative working capital of $3,701,439 and $1,976,984, and accumulated deficits of $2,323,309 and $1,780,100 as of December 31, 2023, and 2022, respectively. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

(4)    Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, allowance for credit losses. The valuation of fixed assets, inventory, notes receivable, lease liabilities and right-of-use asset and reserves for employee benefit obligations, income tax uncertainties, and other contingencies.

(5)    Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company presents restricted cash separately from cash and cash equivalents in the balance sheets and there is no restricted cash for the year ended December 31, 2023 and 2022.

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (cont.)

(6)    Allowance for Credit Losses

The allowance for credit losses (ACL) is a valuation account deducted from the amortized cost basis to present the net amount expected to be collected. The estimate of expected credit losses includes expected recoveries of amounts previously written off as well as amounts expected to be written off.

The estimate of expected credit losses is based on the Company’s historical loss experience, adjusted for current, reasonable and supportable forecasts of economic conditions and other pertinent factors affecting the Company’s customers such as known credit risk or industry trends.

The allowance is estimated over the contractual term of the financial asset adjusted for expected prepayments. The contractual term excludes any extensions, renewals and modifications, unless the borrower has a contractual option that provides it with the unilateral ability to extend the maturity date. The Company does not have any off-balance-sheet credit exposures. Subsequent changes (favorable and unfavorable) in expected credit losses each period are recognized immediately in net income as a credit loss expense or a reversal of credit loss expense.

Trade accounts receivable

The Company uses an aging schedule to estimate the ACL for trade accounts receivable. This method categorizes trade receivables into different groups based on industry and the number of days past due. Past due status is measured based on the number of days since the payment due date. The trade receivables are evaluated individually for expected credit losses if they no longer share similar risk characteristics. The Company determines that the receivables no longer share similar risk characteristics if they are past due balances over 90 days and over a specified amount. The Company evaluates the collectability of trade accounts receivables with payments that are more than 90 days past due on an individual basis to determine if any are deemed uncollectible. Trade accounts receivable balances are deemed uncollectible and written off as a deduction from the allowance after all means of collection have been exhausted. The company deemed the receivables from bankrupt customers, which have not been collected for an extended period this year, as uncollectible and wrote them off. (See Note 3).

Held-to-maturity (HTM) investments

The Company determines the ACL for held-to-maturity investments and debt securities using estimates of probability of customer default and loss given default percentages applied to estimated exposure at default.

When measuring expected credit losses, the Company considers issuer credit ratings as published by credit rating agencies and current and reasonable and supportable forecasts of economic conditions in estimating the issuers’ probability of default, exposure at default and estimated loss given default. When measuring expected credit losses, the Company considers issuer credit ratings as published by credit rating agencies and current, reasonable and supportable forecasts of economic conditions in estimating the issuers’ probability of default, exposure at default and estimated loss given default. Additionally, HTM debt securities are evaluated individually for expected credit losses if they no longer share similar risk characteristics. The Company evaluates the collectability of HTM debt securities with payments that are more than 90 days past due on an individual basis to determine if any are deemed uncollectible. HTM debt securities are deemed uncollectible and written off against the ACL when all possible means of collection have been exhausted.

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (cont.)

(7)    Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount, net of an ACL and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the statements of cash flows.

(8)    Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is determined by the weighted average method (for raw materials, components, finished goods and merchandise) and the specific identification method (for inventory in transit and work in process goods). The Company assesses the valuation of inventory and periodically writes down the value for estimated excess and obsolete inventory based upon assumptions about future demand and market conditions.

(9)    Revenue Recognition

The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

If the Company is principal in the revenue transactions, the Company recognizes revenue as gross, otherwise the Company recognizes on a net basis. Certain services that arrange for another party to transfer goods to a customer, where the Company does not maintain pricing discretion or retain control over the assets, are considered to act as an agent. The Company concludes to serve as an agent and recognizes the net amount as other operating income.

The Company engages in resale transactions where it purchases raw materials from specific parties, processes them, and resells them. The substance of such transactions is deemed as providing toll manufacturing service rather than purchase and sale transaction. Accordingly, the net transaction amount is recognized as revenue. The Company also engages in repurchase transactions where it sells raw materials to specific parties and repurchases them after they have been processed. The substance of such transactions is deemed as receiving toll manufacturing service rather than purchase and sale transaction. As a result, the net transaction amount is recognized as processing fees (cost of goods manufactured). For the years ended December 31, 2023, and 2022, the Company recognized non-trade accounts receivables of $1,668,168 and $1,057,314, respectively, and non-trade accounts payables of $2,180,682 and $1,342,112, respectively, related to repurchase and resale transactions.

Shipping and handling costs associated with outbound freight, after control over a product has transferred to a customer, are accounted for as a fulfillment cost and are included in a cost of goods sold as incurred.

Taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from sales.

The Company’s primary source of revenue is product sales of components for automotive and home appliance magnets. Contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract. Such contracts do not include a significant financing component. In addition, contracts typically do not contain variable consideration as the contracts include stated prices, as such, no such provision — e.g. rebates or discounts  — is provided. The Company provides an assurance type warranties on all of its products, which are not separate performance obligations and are outside the scope of Topic 606. There were no loss contingencies related to warranties recorded as of December 31, 2023 and 2022.

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (cont.)

(10)  Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Plant and equipment under finance leases are stated at the present value of the lease payments.

Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 20 years, while the estimated useful lives of machinery and equipment is 6 years and others are 5 years.

Once an asset is identified for retirement or disposition, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded.

(11)  Government grants

The Company receives grants from local government agencies and public institutions in relation to asset acquisition and research activity that are necessary for the Company’s business activities. Government grants are either deducted from the carrying amount of the related assets or recognized as income when there is reasonable assurance that the Company will comply with the relevant conditions and that the grant will be received. Government grants related to assets are presented in the statement of balance sheets by deducting the grant from the carrying amount of the asset. If it is not related to the acquisition of an asset, it can be treated as a grant related to income. Government grants related to income are presented to other income (presented in operating income) in the statement of operations. For the years ended December 31, 2023, and 2022, the Company recognized asset-related grants of $49,793 and $10,589, respectively, (recorded as netting in the related asset accounts on the balance sheets) and income-related grants of $63,581 and $129,026, respectively.

(12)  Leases

The Company has entered into various operating and finance lease agreements for certain office spaces, transportation equipment and office equipment. The Company determines if an arrangement is a lease, or contains a lease, at inception and records the leases in the financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

The Company has lease agreements with lease and non-lease components, and elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component.

The Company also elected the short-term lease exception, except for real estate, and therefore only recognizes right-of-use assets and lease liabilities for leases with a term greater than one year. When determining lease terms, the Company factors in options to extend or terminate leases when it is reasonably certain that the Company will exercise that option.

Operating lease right-of-use assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

Lease expenses for operating leases are recognized on a straight-line basis over the lease term and classified as cost of sales or selling, general and administrative expenses depending on the nature of the leased asset. Depreciation expenses for finance lease assets are recognized over the lease term and classified as cost of sales or selling, general and administrative expenses depending on the nature of the leased asset. Interest expenses on finance lease liabilities are recognized as interest expenses in the statements of operations over the lease term.

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (cont.)

(13)  Equipment Maintenance Activities

The Company incurs maintenance costs on its major equipment. Repair and maintenance costs are expensed as incurred.

(14)  Other Assets

Other assets (current and non-current) consist of prepaid expenses, value added tax, advance payments and leasehold deposits.

(15)  Research and Development and Advertising

Research and development and advertising costs are expensed as incurred. Research and development costs amounted to $203,318 and $222,609 in 2023 and 2022, respectively. Advertising costs recorded in 2023 and 2022 were not material. Such costs are included in selling, general, and administrative expenses in the statement of profit or loss.

(16)  Income Taxes

Income taxes are accounted for under the asset and liability method.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained.

The Company recognizes and measures uncertain tax positions taken or expected to be taken in a tax return utilizing a two-step process. In the first step, recognition, we determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that has a likelihood of greater than 50 percent of being realized upon ultimate settlement.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in selling, general, and administrative expenses.

(17)  Defined Severance Benefits

The Company has a defined benefit pension plan covering substantially all employees upon their retirement according to Retirement Benefit Security Act of Korea. Eligible employees with one or more years of service are entitled to severance payments upon the termination of their employment based on their length of service and pay rate.

The Company recognizes the liability for pension benefits in the balance sheets with a corresponding adjustment to Statements of Operations and Comprehensive Loss.

The obligations are measured annually, or more frequently if there is a remeasurement event, based on our measurement date utilizing various actuarial assumptions and methodologies. The Company uses certain assumptions including, but not limited to, the discount rates, salary growth rates, and certain employee-related factors, such as turnover, retirement age and mortality. The Company uses the discount rate based on observations of relevant corporate bonds in the market.

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (cont.)

The Company reviews actuarial assumptions and makes modifications to the assumptions based on current rates and trends when appropriate. The Company has adopted an amortization approach and the net cumulative gain or loss at the beginning of the period in excess of the corridor is amortized into net periodic benefit cost on a straight-line basis over the expected average remaining service period of the employees participating in the plan.

(18)  Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

(19)  Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(20)  Fair Value Measurements

The Company measures the redeemable convertible preferred stock at fair value.

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels (see Note 6):

•        Level 1:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•        Level 2:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

(21)  Foreign Currency

The functional currency of the Company is the Korean Won. Transactions in foreign currency occur from overseas sales and purchases and are conducted in U.S. dollars and Japanese yen. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions. Transaction gains and losses are included in “Gain/Loss on foreign currency” in the statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, which are included in the “Effect of exchange rate changes

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (cont.)

on cash and cash equivalents” in the Statements of Cash Flows. As of December 31, 2023, net assent underlying the foreign currency-denominated value are $356,089. As of December 31, 2022, net asset underlying the foreign currency-denominated value are $740,592.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in “Accumulated other comprehensive loss,” a separate component of Stockholders’ deficit.

(22)  New Accounting Standards and Interpretations Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 reduces the number of accounting models for convertible instruments and allows more contracts to qualify for equity classification. ASU 2020-06 is effective for the Company’s annual reporting periods beginning after December 15, 2023. Adoption is either with a modified retrospective method or a fully retrospective method of transition. Early adoption is permitted, but no earlier than annual periods beginning after December 15, 2020. The Company does not expect the adoption of ASU 2020-06 to have a material effect on the financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which provides an exception to fair value measurement for contract assets and contract liabilities related to revenue contracts acquired in a business combination. The ASU requires an entity (acquirer) to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. The ASU is effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2023. Early adoption is permitted. The Company does not expect the adoption of ASU 2021-08 to have a material effect on the financial statements.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The ASU clarifies that a contractual restriction on the sale of an equity security should not be considered in measuring the fair value of the equity security, and also cannot be recognized as a separate unit of account. The ASU also requires the investor to disclose the fair value of equity securities subject to contractual sale restrictions, the nature and remaining duration of the restriction(s), and the circumstances that could cause a lapse in the restriction(s). The ASU is effective for the Company for annual and interim periods beginning after December 15, 2024. Early adoption is permitted. The Company does not expect the adoption of ASU 2022-03 to have a material effect on its financial statements.

In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements. The ASU provides a practical expedient for private companies and not-for-profit entities to use the written terms and conditions of a common control arrangement to determine whether a lease exists and, if so, the classification of and accounting for that lease. The ASU also clarifies the accounting for and transfer of leasehold improvements associated with common control leases, thereby reducing diversity in practice. The amendments in this ASU affect all lessees that are a party to a lease between entities under common control in which there are leasehold improvements. The ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The practical expedient may be applied on an arrangement-by arrangement basis. The Company does not expect the adoption of ASU 2023-01 to have a material effect on its financial statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. The ASU modifies the disclosure or presentation requirements of a variety of Topics in the Codification to align with the SEC’s regulations. The ASU also makes those requirements applicable to entities that were not previously subject to the SEC’s requirements.

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies (cont.)

The ASU is effective for the Company two years after the effective date to remove the related disclosure from Regulation S-X or S-K. As of the date these financial statements have been made available for issuance, the SEC has not yet removed any related disclosure. The Company does not expect the adoption of ASU 2023-06 to have a material effect on its financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for the Company’s annual reporting periods beginning after December 15, 2025. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. The Company is currently evaluating the effect that adoption of ASU 2023-09 will have on its financial statements.

2. Significant Risks and Uncertainties Including Business and Credit Concentrations

The Company manufactures components for automotive and home appliance magnets. The Company’s main products are Plastic magnets, rubber magnets.

The Company’s operating segment is a single segment and composed of components for automotive and home appliance magnets manufacturing segment, and as of the end of the reporting period, assets and liabilities of the segment is the same as the attached financial statements.

The following table disaggregates revenue by category:

(in US dollars)	2023	2022
Revenue by category
Finished goods	$5,650,803	5,401,453
Sales from trading	1,381,133	1,292,230
Toll manufacturing service	$102,356	54,267

During 2023, domestic sales are approximately $6,630,696 (or 93% of total net revenue) and export sales are approximately $503,596 (or 7% of total net revenue). During 2022, domestic sales are approximately $6,178,750 (or 92% of total net revenue) and export sales are approximately $569,201 (or 8% of total net revenue). The major export countries are China and Vietnam.

Sales to a small number of major customers account for the majority of the Company’s total net revenue. If orders from existing major customers decrease, there is a possibility of a loss of sales, which may adversely affect business results.

For the period ended December 31, 2023, the customers accounting for 10% or more of total revenue are Customer A and Customer B, with revenues of $3,202,979 and $1,256,813, respectively.

For the period ended December 31, 2022, the customers that accounted for 10% or more of total revenue are Customer A, Customer B and Customer C, with revenues of $2,172,397, $1,048,697 and $1,013,230, respectively.

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

2. Significant Risks and Uncertainties Including Business and Credit Concentrations (cont.)

The following table disaggregates trade accounts receivable by major customers.

(in US dollars)	2023	2022
Customer A	$318,286	547,244
Customer B	358,878	294,148
Customer C	44,338	314,072
Customer D	530,810	526,652
Total	$1,252,312	1,682,116

3. Trade Accounts Receivable

(1)    Allowance for credit losses as of December 31, 2023, and 2022 are as follows:

(in US dollars)	2023	2022
Allowance for credit losses (ACL)	$(63,028)	(555,196)

1.      The following is a summary of the changes in allowance for credit losses for the year ended December 31, 2023, and 2022, respectively.

(in US dollars)	2023	2022
	Trade Receivables	Trade Receivables
Beginning	$(555,196)	(563,987)
Write-offs	450,758	—
Recoveries	31,895	—
Provision for credit losses	—	(27,613)
Others	9,515	36,404
Ending	$(63,028)	(555,196)

4. Non-trade account receivable

The Company disaggregates the non-trade account receivable by type of financing receivable when assessing and monitoring risk and performance of the entire portfolio.

Short-term loan receivables are unsecured and generally have terms of one year, requiring payments of principal and interest at maturity. Other receivables generally represent receivables from repurchase/resale transaction and are unsecured, and they generally have terms of less than one year, requiring payments of principal at maturity.

The amortized cost basis of non-trade account receivable, net as of December 31, 2023 and 2022, respectively, are as follows:

(in US dollars)	2023	2022
Non-trade account receivable, net:
Short-term loan receivable	$63,885	97,183
Other receivables	1,706,301	1,368,500
Total	$1,770,185	1,465,683

There was no allowance for credit losses related to non-trade account receivable recorded as of December 31, 2023 and 2022.

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

5. Inventories

Details of Inventories as of December 31, 2023, and 2022 are as follows:

(in US dollars)	2023	2022
Raw materials	$874,996	550,733
Sub-materials	426,322	202,077
Inventory in transit	13,350	50,855
Work in process	141,916	90,982
Finished goods	279,831	882,283
Merchandise	9,553	104,948
Sub-total	1,745,968	1,881,878
Write-down of finished goods	(83,363)	(257,914)
Total	$1,662,605	1,623,964

The amount of cost from write-down of inventories is $83,363 and $257,914 for the years ended December 31, 2023 and 2022, respectively. The amount of write-down losses existing at the beginning was eliminated through the sale of inventory.

6. Fair Value Measurements

(1)    Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are reported in one of three levels reflecting the significant inputs used to determine fair value.

Level 1 —	Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.
Level 2 —

Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 —	Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

(2)    The following summarizes our financial liabilities that are measured at fair value:

(in US dollars)	Classification	Measurement Level	2023	2022
Convertible redeemable preferred shares	Financial liabilities	Level 3	$1,228,062	930,503

The Company estimated the fair value of convertible redeemable preferred shares using the Tsiveriotis-Fernandes model with a strip and bootstrapping method. The fair value is estimated using Level 3 inputs based on stock price volatility of similar listed companies.

The change in fair value of the convertible redeemable preferred shares resulted a loss of $309,663 for the year ended December 31, 2023, which was recognized in the statements of operations within loss on valuation of convertible redeemable preferred shares.

Fair value per share, the Company’s underlying assets, were evaluated by referring to the Company’s business plan and objectively verifiable market indicators.

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

6. Fair Value Measurements (cont.)

(3)    The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, commercial paper notes, accounts payable and accrued expenses, approximate fair value due to their short maturities.

Our short-term and long-term debt except the convertible redeemable preferred shares are recorded at amortized cost. The fair value is estimated using Level 2 inputs based on our current interest rates for similar types of borrowing arrangements. The carrying amount of the long-term debt approximates its fair value as of December 31, 2023 and 2022, due primarily to the interest rates approximating market interest rates.

(4)    Quantitative information as of December 31, 2023 and 2022 for the significant unobservable inputs of convertible redeemable preferred shares used to value the Company’s Level 3 liabilities measured at fair value:

	Unobservable Inputs	Assumptions	Factors
December 31, 2023	Volatility	Mean of the annual volatility of proxy companies	68.8%
	Risk neutrality probability, max	Dynamic hedge for each node	47.8%

December 31, 2022	Volatility	Mean of the annual volatility of proxy companies	48.1%
	Risk neutrality probability, max	Dynamic hedge for each node	48.8%

(5)    For the fair value of the convertible redeemable preferred shares, reasonably possible changes at the reporting date to one of the significant unobservable inputs, holding other inputs constant, would have the following effects in the statement of profit or loss.

(in US dollars)	2023		2022
	increase	decrease	increase	decrease
Volatility of underlying stock price (+/-10%p)	$(38,434)	39,188	—	—
Underlying stock price (+/- 5%p)	(37,540)	49,765	—	—

7. Property, plant and equipment

(1)    Details of Property, plant and equipment as of December 31, 2023, and 2022 are as follows:

(in US dollars)	Useful Lives	Initial Cost		Carrying Amount
		2023	2022	2023	2022
Land	—	$741,422	754,352	741,422	754,352
Buildings, structures and related equipment	40	524,441	533,586	245,178	279,473
Machinery and equipment	6 – 10	1,159,948	1,003,372	321,684	227,039
Vehicles	5	55,916	39,631	30,405	20,295
Furniture and fixtures	5	43,918	44,684	3	3
Construction in progress		52,932	36,889	52,932	36,889
Tools and Office Equipment	5	852,637	780,256	92,438	68,478
Finance leases	5	169,589	172,546	122,764	159,414
Total		$3,600,803	3,365,316	1,606,826	1,545,943

Total depreciation for the years ended December 31, 2023, and 2022 was $153,471 and $174,754, respectively.

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

7. Property, plant and equipment (cont.)

1.      As of December 31, 2023, the details of Property, plant and equipment pledged as collateral are as follows:

Collateral Provided Asset	Net Carrying Value	Pledged Amount	Creditor	Relevant Debt Amount
Land and buildings	$933,139	1,409,400	Industrial Bank of Korea	1,084,535
Machinery and equipment	104,027

8. Leases

The Company has operating leases for certain office spaces and finance leases for certain transportation equipment. Operating lease assets and liabilities are included in operating lease right-of-use assets and operating lease liabilities, respectively, on the balance sheets. Finance lease assets and liabilities are included in property, plant and equipment and finance lease liabilities, respectively, on the balance sheets.

Lease agreement of office space include renewal options. Because the Company is not reasonably certain to exercise these renewal options, the options are not considered in determining the lease term, and associated potential option payments are excluded from lease payments.

The Company’s leases generally do not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contracts include fixed payments only.

(1)    The components of lease expense for the years ended December 31, 2023, and 2022 were as follows:

(in US dollars)	2023	2022
Operating lease expense	$6,435	6,502
Finance lease expense:
Amortization of right-of-use assets	33,502	12,881
Interest on lease liabilities	14,524	6,304
Sub-total	48,026	19,185
Short-term lease expense	818	455
Total	$55,279	26,142

(2)    Amounts reported in the balance sheets as of December 31, 2023, and 2022 were as follows:

(in US dollars)	2023	2022
Operating Leases:
Operating lease right-of-use assets	$5,177	11,011
Long-term operating lease liabilities	—	5,267
Current portion of long-term and short-term operating lease liabilities	5,177	5,744
Total	$5,177	11,011
Finance Leases:
Finance lease right-of-use assets	$169,589	172,546
Less: Accumulated amortization assets	(46,825)	(13,132)
Total	$122,764	159,414
Long-term finance lease liabilities	$99,305	133,155
Current portion of long-term finance lease liabilities	31,568	29,065
Total	$130,873	162,220

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

8. Leases (cont.)

(3)    Other information related to leases as of December 31, 2023, and 2022 were as follows:

(in US dollars)	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Cash used in operations for operating leases	$6,435	6,502
Cash used in operations for finance leases	42,740	16,434

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	11,685
Finance leases	—	169,254

Weighted average remaining lease term:
Operating leases	0.84 years	1.84 years
Finance leases	3.54 years	4.54 years

Weighted average discount rate
Operating leases	10.49%	10.49%
Finance leases	10.03%	10.03%

(4)    Maturities of lease liabilities under noncancellable leases as of December 31, 2023 are as follows:

(in US dollars)	2023
	Operating leases	Finance leases
2024	$5,429	43,270
2025	—	43,270
2026	—	43,270
2027	—	26,803
Sub-total	5,429	156,615
Less imputed interest	(252)	(25,742)
Total	$5,177	130,873

9. Debt

(1)    Short-Term debt

Details of carrying amounts of short-term debt as of December 31, 2023, and 2022 are as follows:

(in US dollars) Maturity Date	Interest Rate (%)	Borrowing Limit	2023	2022
November 2024	1.97	$341,244	$155,111	157,816
March 2024 – November 2024	1.72 – 2.94	682,488	645,262	656,512
March 2024	1.72	155,111	155,111	157,816
November 2024	3.04	125,058	125,019	127,200
May 2024	1.45	387,777	359,857	394,540
May 2024	0.90 – 0.97	155,111	155,111	157,816
August 2024	2.10	387,777	387,777	394,540
August 2024	1.40	387,777	387,566	394,325
January 2024	6.05	232,569	232,569	201,247
Total			$2,603,383	2,641,812

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

9. Debt (cont.)

1.      Long-Term Debt

Details of carrying amounts of long-term debt as of December 31, 2023, and 2022 are as follows:

(in US dollars) Description	Maturity Date	Interest Rate (%)	Borrowing Limit	2023	2022
Working capital loans	March 2024	5.52	$139,600	$139,600	142,034
Facility loans	September 2031	1.50	74,763	74,763	76,067
Facility loans	December 2024 – March 2031	2.25	184,582	72,902	56,814
Working capital loans	March 2026 – February 2027	2.89 – 2.93	620,444	534,080	631,264
Working capital loans	March 2028	2.82	77,555	77,555	—
Sub-total				898,900	906,179
Less: current portion of long-term debt				(372,159)	(116,279)
Total				$526,741	789,900

Future principal payments for long-term debt as of December 31, 2023 are as follows:

(in US dollars)	Long-term debt
2024	$372,158
2025	206,701
2026	109,819
2027	12,921
2028	77,554
Thereafter	119,747
Total	$898,900

10. Income Taxes

The Company is subject to income taxation primarily in South Korea.

(1)    There are no income tax (benefit) expenses recorded attributable to current taxes and deferred taxes, except tax expenses (benefit) directly recorded in equity for the years ended December 31, 2023, and 2022.

(2)    The components of loss before income taxes are as follows:

(in US dollars)	2023	2022
Korea	$(543,209)	(758,055)

(3)    Differences between the provision at the local statutory rate and the provision recorded are as follows:

(in US dollars)	2023	2022
Taxes computed at the statutory rate	$(53,778)	(83,386)
Differences resulting from:
Other non-deductible expense	(55,696)	6,867
Change in valuation allowance	106,515	66,482
Other	2,959	10,037
Income tax (benefit) expense	$—	—
Effective tax rate (%)	—	—

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

10. Income Taxes (cont.)

Our resulting effective tax rate differs from the applicable statutory rate primarily due to changes in the valuation allowance against our deferred tax assets.

The Company’s primary business operations are conducted in Korea and are subject to Korea’s corporate income tax law. Therefore, the Company applies the corporate income tax rate of Korea and do not apply the United States federal income tax rate.

(4)    The income tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities were as follows:

(in US dollars)	2023	2022
Deferred tax assets:
Allowance for credit losses	$3,125	51,338
Accrued vacation	9,030	5,505
Losses on valuation of derivatives	—	—
Lease liabilities	12,947	16,619
Redeemable convertible preferred stock (RCPS)	121,578	92,120
Retirement benefit	63,485	41,864
Inventories	35,448	38,649
Write-downs of inventories	8,253	25,533
Government subsidies	16,423	12,098
Intangible asset	55	56
Financial Instrument	232	236
Land revaluation	47,476	—
Contribution CF	406	2
Net operating loss(NOL) carry-forward	95,740	18,930
Tax credit carry-forward(*)	95,288	96,949
Total deferred tax assets before VA	509,486	399,899
Valuation allowance (VA)	(473,463)	(372,001)
Total deferred tax assets	36,023	27,898

Deferred tax liabilities:
Property, plant and equipment	(7,706)	(1,769)
Right-of-use assets	(12,145)	(16,341)
Accrued expense	(7,179)	(5,732)
Foreign currency translation	(8,738)	(3,796)
Deposit	(255)	(260)
Total deferred tax liabilities	(36,023)	(27,898)
Net deferred tax assets	$—	—

____________

(*)      R&D(Research and Development) Tax Credit

11. Uncertain Tax Positions

There are no unrecognized tax benefits as of December 31, 2023, and 2022.

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

12. Redeemable convertible preferred stock

In May 2015, the Company issued 37,500 shares of redeemable convertible preferred stock with a 10-year maturity.

The details of the Company’s redeemable convertible preferred stock are as follows:

Category	Details
Issuance Date	May 22, 2015
Outstanding shares	37,500 shares
Par Value	5,000 KRW (equivalent to $3.9)
Issuance Amount	750,000,000 KRW (equivalent to $581,666)
Conversion Price	20,000 KRW (equivalent to $15.5)
Conversion Period	From the day following the issuance date until 10 years later (Subsequently automatically converted to common stock)
Conversion Ratio	1 preferred share to 1 common share (certain adjustments may apply based on the IPO offering price)
Redemption Guaranteed Yield	Annual 5.8%
Redemption Claimable Period	After 42 months from the issuance date, until the conversion
Dividends	participating cumulative, annual 1%

The conversion ratio of the redeemable convertible preferred stock is subject to adjustment upon the occurrence of certain events specified in the 2015 agreement such as IPOs, stock dividend, etc., and the additional issuance, by refixing at 70 percent of the initial convertible price as a minimum level. Therefore, the Company classified the redeemable convertible preferred stock as a liability in accordance with ASC 480.

The Company evaluates the conversion option of hybrid financial instruments to determine whether certain elements of the option meet the criteria for embedded derivative instruments. The redeemable convertible preferred stock issued by the Company does not meet the definition of embedded derivatives, so the Company has not separated or presented the conversion option.

The Company measures the redeemable convertible preferred stock at fair value. The change in fair value of the convertible debt resulted a loss of $309,663 for the year ended December 31, 2023, which was recognized as loss on valuation of redeemable convertible preferred stock in the statements of operations. (refer to Note 6)

13. Other Operating Income

Other operating income for the years ended December 31, 2023, and 2022 are as follows:

(in US dollars)	2023	2022
Government grant income	$54,007	20,877
Income from the provision of technical services	63,581	129,026
Brokerage income	15,566	9,362
Rental income	18,753	18,948
Gain on Disposal of Tangible Assets	—	43,736
Other operating income(*)	20,454	38,279
Total	$172,361	260,228

____________

(*)      Primarily consists of other service income ($36,070 in 2022).

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

14. Stockholder’s Deficit

The Company has 1,043,770 shares of authorized stock, consisting of: (i) 1,006,220 of common stock, par value KRW 5,000 per share, and (ii) 37,500 shares of redeemable convertible preferred stock, par value KRW 5,000 per share, issuable. (Refer to Note 12)

Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no pre-emptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Company.

Accumulated other comprehensive income(loss)

Accumulated other comprehensive income(loss) is consist of foreign currency translation adjustments and actuarial gain on net liability of defined benefits. In case of the actuarial gain on liability of defined benefits, it is amortized into net periodic benefits cost on a straight-line basis over the expected average remaining service period of employees.

15. Defined Severance Benefits

(1)    The following table sets forth the plan’s benefit obligations, fair value of plan assets, and funded status at December 31, 2023, and 2022;

(in US dollars)	2023	2022
Benefit obligations	$878,506	655,139
Fair value of plan assets	(237,239)	(294,276)
Funded status	$641,267	360,863

1.      The following table summarizes changes in the defined severance benefits obligation including benefit costs and benefits paid during 2023 and 2022:

(in US dollars)	Benefit obligations
	2023	2022
Beginning balance	$655,139	615,270
Service cost	138,083	143,160
Interest cost	21,723	9,694
Actuarial loss (gain)	146,190	(1,711)
Benefits paid	(74,278)	(73,079)
Others	(8,351)	(38,195)
Ending balance	$878,506	655,139

Classification:
Current	$359,490	138,506
Non-current	519,016	516,633

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

15. Defined Severance Benefits (cont.)

The following table summarizes changes in the plan assets during 2023 and 2022:

	Plan assets
(in US dollars)	2023	2022
Beginning balance	$294,276	307,417
Employer contribution	16,853	42,708
Interest income	5,172	2,990
Actuarial gain (loss)	2,444	1,783
Benefits paid	(75,825)	(39,334)
Others	(5,681)	(21,288)
Ending balance	$237,239	294,276

1.      Net periodic benefit cost recognized and other changes in plan assets and benefit obligations recognized in other comprehensive income (loss).

(in US dollars)	2023	2022
Service cost	$138,083	143,160
Interest cost	16,551	6,704
Amortization of net actuarial loss(gain)	51,953	60,061
Net periodic benefit cost recognized	$206,587	209,925

The components of net periodic benefit cost, other than the service cost component, of $68,504 and $66,765 are included in other income, net in the statements of income for the years ended December 31, 2023, and 2022, respectively.

1.      The following table summarizes changes in accumulated other comprehensive income(loss) for pension benefits during 2023 and 2022:

(in US dollars)	2023	2022
Beginning balance	$(573,802)	(637,357)
Net actuarial gain(loss), net of tax	(143,746)	3,494
Amortization of net actuarial loss	51,953	60,061
Ending balance	$(665,595)	(573,802)

1.      Weighted-average assumptions used to determine benefit obligations for 2023 and 2022 were as follows:

(in %)	2023	2022
Discount rate	3.8%	5.1%
Rate of compensation increase	2.4%	2.4%

1.      The expected maturity analysis of the Company’s undiscounted benefit obligation based on the same assumptions used to measure the Company’s benefit obligation as of December 31, 2023, and 2022 are as follows:

(in US dollars)	2023	2022
Less than 1 year	$596,729	432,782
Between 1 – 2 years	20,447	20,526
Between 2 – 5 years	61,712	66,171
Over 5 years	343,840	290,898
Total	$1,022,728	810,377

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

16. Supplemental Cash Flow Information

(in US dollars)	2023	2022
Supplemental disclosure of cash flow information:
Cash receipt during the period for interest	$859	332
Cash paid during the period for interest	(83,178)	(71,419)
Income taxes received(paid)	(80)	13

Non-cash investing and financing activities:
Reclassification of long-term debts to current liabilities	$367,593	114,060
Obtaining a right-of-use asset in exchange for a lease liability	—	180,939

17. Commitments and Contingencies

(1)    Guarantees and Warranties

1)      The list of payment guarantees provided by third parties to the Company as of December 31, 2023 is as follows:

(in US dollars) Provider	Type	Guaranteed Amount	Beneficiary
K-SURE (Korea Trade Insurance Corporation)	Trade Bill Loan	$100,047	Industrial Bank of Korea
KODIT (Korea Credit Guarantee Fund	Operating Funds Loan	1,195,983	Industrial Bank of Korea

1.      The main commitments of short-term and long term debt with financial institutions as of December 31, 2023 are as follows:

(in US dollars) Financial Institution	Type	Credit Line	Used Amount
Industrial Bank of Korea	Operating Funds Loan	$3,021,289	2,658,080
KOSME (Korea SMEs and Startups Agency)	Operating Funds Loan	697,999	611,633
Total		$3,719,288	3,269,713

____________

(*1)    As of December 31, 2023, land, buildings, machinery and equipment have been provided as collateral (with a secured amount of $1,409,400) for long-term debt (refer to Note 7,9).

(*2)    As of December 31, 2023, the Company established pledge fire insurance claims (with a pledge amount of $824,841) (refer to Note 9).

18. Related Party Transactions

(1)    The Company’s list of Related parties is as follows:

Relationship	Name of Related Party
Primary owners with more than 10% of shares	Kim Gangyong (CEO)
Kang Sunhee
SETOPIA Co., Ltd.
Industrial Bank of Korea
Other parties with which the entity may deal if one party controls or can significantly influence the management	N&P Co., Ltd Hi-Q MAG Co., Ltd. KCM INDUSTRY Co., Ltd.

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

18. Related Party Transactions (cont.)

1.      Transactions between the Company and its major shareholders or other related parties, involving sales of products and services, expenses for raw materials, and other ordinary course business expenses, are included in the financial statements.

(in US dollars)	2023	2022
Net sales	$299,070	233,286
Other operating income(*)	92,936	56,898
Interest income	6,004	3,247
Purchase of raw materials, merchandise	2,098,889	1,225,374
Other expenses(**)	249,611	333,880

____________

(*)      Included the sales of the vehicle amounting to $21,286, which did not result in any profit or loss.

(**)    Primarily consists of subcontract costs ($191,148 in 2023 and $232,427 in 2022) and interest expense ($51,452 in 2023 and $47,085 in 2022)

1.      Amounts due from or to its officers, employees, and significant shareholders are as follows:

(in US dollars)	2023	2022
Cash and cash equivalents(*)	$362,565	173,039
Current held-to-maturity investments	15,744	49,002
Trade accounts receivable	92,491	67,566
Non-trade accounts receivable(**)	512,202	550,153
Trade accounts payable	882,282	824,754
Non-trade accounts payables(***)	794,844	736,278

____________

(*)      Checking accounts.

(**)    Excludes short-term loan. Most of the amounts were generated from repurchase/resale transactions.

(***)  Most of the amounts were generated from repurchase/resale transactions.

1.      Related party transactions between the Company, its officers, employees, and significant shareholders comprise loan, debt and redeemable convertible preferred stock. Amounts due from or to its officers, employees, and significant shareholders are as follows:

(in US dollars)	2023			2022
	Short-term loan	Short-term debt	Long-term debt	Short-term loan	Short-term debt	Long-term debt
Beginning	$60,254	2,468,972	246,508	—	2,581,159	293,884
Increase	13,952	165,465	44,430	221,395	124,590	—
Decrease	(38,302)	(55,155)	(165,465)	(162,290)	(71,210)	(27,865)
Others	(1,336)	(40,948)	(5,727)	1,149	(165,567)	(19,511)
Ending	$34,568	2,538,334	119,746	60,254	2,468,972	246,508

There are 37,500 outstanding shares of redeemable convertible preferred stock to primary owners holding more than 10% of shares (see Note 12).

(5)    The Company provides a guarantee for borrowing to entities under common control.

(in US dollars)	2023
Guarantee to entities under common control	$442,066

NS World Co., Ltd.
NOTES TO FINANCIAL STATEMENTS

19. Subsequent Events

The Company has evaluated subsequent events from the financial statements date to the date at which the financial statements were available to be issued.

(1)    On March 15, 2024, the Company entered into a Heads of Agreement with Evolution Metals LLC (“EM”) for EM to acquire 100% of the Company’s outstanding shares in exchange for shares of Evolution Metals & Technologies Corp. (“EM&T”) common stock totaling an estimated $13 million, that will be adjusted based on the results of due diligence on the Company. The closing of this transaction is subject to the Proxy Statement/Prospectus filed by Welsbach Technology Metals Acquisition Corp. which will be merged with EM being declared effective by the SEC.

On November 4, 2024, EM entered into an amended Investment Agreement with Critical Mineral Recovery, Inc. (“CMR”)’s stockholder to acquire CMR. The consummation of the acquisition of CMR is subject to the execution of definitive documentation between the parties to the Investment Agreement.

(2)    On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility.

The Company has completed an assessment of the impact of the fire at CMR’s recycling facility on the Company’s current business operations and concluded that the fire at CMR’s recycling facility has no impact on the Company’s current business operations. The Company, primarily engaged in manufacturing industrial permanent magnets using ferrite and rare earth materials, has no existing business relationship with CMR. CMR is not considered a company with any vested interest in the Company’s raw material supply or product sales.

Handa Lab Co., Ltd. and Subsidiary
Unaudited Condensed Consolidated Balance Sheets
(in US dollars)

	Notes	June 30, 2024	December 31, 2023
Assets:
Cash and cash equivalents		$212,946	294,351
Trade accounts receivable	2,3	—	245,696
Trade accounts receivable (Related party)	2,3,15	9,367	10,092
Contract assets	2,3	5,020	—
Non-trade account receivable	4	149,589	31,023
Non-trade account receivable (Related party)	4,15	107,976	—
Short-term financial instruments		323,927	192,338
Inventories	5	121,340	207,967
Prepaids and other current assets		52,322	10,498

Total current assets		982,487	991,965

Property, plant and equipment, net	6	281,901	288,597
Operating lease right-of-use assets	7	4,521	6,561
Intangible assets	14	109,977	129,684
Other non-current assets		7,902	8,513

Total non-current assets		404,301	433,355

Total assets		$1,386,788	1,425,320

Liabilities and Stockholders’ Equity
Liabilities:
Trade accounts payable		$—	213,277
Non-trade accounts payables		55,070	35,570
Contract liabilities		152,606	168,706
Current portion of finance lease liabilities	7	3,115	—
Current portion of operating lease liabilities	7	3,386	3,767
Other current liabilities		53,098	28,324

Total current liabilities		267,275	449,644

Long-term debt	8	207,314	223,360
Operating lease liabilities(non-current)	7	1,135	2,795
Finance lease liabilities(non-current)	7	6,883	—

Total non-current liabilities		215,332	226,155

Total liabilities		482,607	675,799
Stockholders’ equity:
Common stock, par value of KRW 5,000, authorized 1,500,000 shares; issued and outstanding 380,800 shares as of June 30, 2024 and 291,800 shares as of December 31, 2023	11	1,514,241	1,176,095
Additional paid-in capital		(1,304)	(646)
Accumulated deficit		(511,543)	(397,894)
Accumulated other comprehensive loss		(110,696)	(42,337)

Total equity attributable to the Company and subsidiary		890,698	735,218

Non-controlling interest		13,483	14,303
Total equity		904,181	749,521
Total liabilities and stockholders’ equity		$1,386,788	1,425,320

See accompanying notes to the unaudited condensed consolidated interim financial statements.

Handa Lab Co., Ltd. and Subsidiary

Unaudited Condensed Consolidated Interim Statements of Operations
(in US dollars)

	Notes	June 30, 2024	June 30, 2023
Net revenues	2	$194,290	53,572
Net revenues (Related party)	2,15	—	69,191

Total revenues		194,290	122,763

Cost of sales		(178,634)	(53,573)

Gross profit		15,656	69,190

Other operating income		153,228	226,970
Selling, general, and administrative expenses		(282,516)	(386,282)

Operating loss		(113,632)	(90,122)

Other income		—	534
Other expense		(438)	—
Interest income		1,635	3,921
Interest income (Related party)	15	742	—
Interest expense		(2,776)	(2,433)

Loss before tax		(114,469)	(88,100)

Income tax (benefit) expense	9	—	—

Loss for the period		$(114,469)	(88,100)

Loss attributable to:
Owners of the Company		$(113,649)	(88,100)
Non-controlling interests		(820)	—

See accompanying notes to the unaudited condensed consolidated interim financial statements.

Handa Lab Co., Ltd. and Subsidiary

Unaudited Condensed Consolidated INTERIM Statements of Comprehensive Loss
(in US dollars)

	Notes	June 30, 2024	June 30, 2023
Loss for the period		$(114,469)	(88,100)

Other comprehensive loss:
Currency translation adjustments		(68,359)	(30,842)

Total other comprehensive loss		(68,359)	(30,842)

Total comprehensive loss		$(182,828)	(118,942)

Total comprehensive loss attributable to:
Owners of the Company		$(182,008)	(118,942)
Non-controlling interests		(820)	—

See accompanying notes to the unaudited condensed consolidated interim financial statements.

Handa Lab Co., Ltd. and Subsidiary

Unaudited Condensed Consolidated INTERIM Statements of Changes in Stockholders’ Equity
(in US dollars)

	Common stock	Additional paid-in Capital	Accumulated other comprehensive loss	Accumulated deficit	Equity attributable to owners of the Company	Non- controlling interests	Total stockholders’ equity
Balances at January 1, 2023	$1,176,095	(646)	(24,753)	(226,325)	924,371	—	924,371
Loss for the period	—	—	—	(88,100)	(88,100)	—	(88,100)
Foreign currency translation adjustments	—	—	(30,842)	—	(30,842)	—	(30,842)

Balances at June 30, 2023	$1,176,095	(646)	(55,595)	(314,425)	805,429	—	805,429

Balances at January 1, 2024	$1,176,095	(646)	(42,337)	(397,894)	735,218	14,303	749,521
Loss for the period	—	—	—	(113,649)	(113,649)	(820)	(114,469)
Foreign currency translation adjustments	—	—	(68,359)	—	(68,359)	—	(68,359)
Paid-in capital increase	338,146	(658)	—	—	337,488	—	337,488

Balances at June 30, 2024	$1,514,241	(1,304)	(110,696)	(511,543)	890,698	13,483	904,181

See accompanying notes to the unaudited condensed consolidated interim financial statements.

Handa Lab Co., Ltd. and Subsidiary

Unaudited Condensed Consolidated Interim Statements of Cash Flows
(In US dollars)

	June 30, 2024	June 30, 2023
Cash flows from operating activities
Loss for the period	$(114,469)	(88,100)

Adjustments to reconcile loss for the period to net cash used in operating activities
Depreciation and amortization	5,008	3,347
Amortization of Intangible Assets	10,696	11,146
Interest expenses	2,776	2,433
Others	1,614	(6,381)
Change in operating assets and liabilities
Accounts receivable	122,713	(116,840)
Inventories	73,795	(48,708)
Other assets	(47,664)	158
Accounts payable	(185,230)	69,990
Other liabilities	10,818	20,945

Net cash used in operating activities	(119,943)	(152,010)

Cash flows from investing activities
Acquisitions of property, plant and equipment	(4,008)	(15,303)
Acquisition of short-term financial instruments	(333,457)	(191,510)
Disposition of short-term financial instruments	183,772	—
Receipt of government grants	6,581	19,293
Acquisitions of intangible assets	(3,767)	(3,990)
Increase in loans	(355,687)	—
Collection of loans	244,535	—

Net cash used in investing activities	(262,031)	(191,509)

Cash flows from financing activities
Payment of lease liabilities	(9,166)	—
Paid in capital increase	338,146	—
Stock issuance costs	(658)	—

Net cash provided by financing activities	$328,322	—

Effect of exchange rate changes on cash and cash equivalents	(27,753)	(19,119)
Net decrease in cash and cash equivalents	(53,652)	(343,520)
Cash and cash equivalents at beginning of period	294,351	686,257

Cash and cash equivalents as of June 30	$212,946	323,618

See accompanying notes to the unaudited condensed consolidated interim financial statements.

HANDA LAB CO., LTD. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

(1)    Description of Business

Handa Lab Co., Ltd. (the “Company”) and its subsidiary (collectively, the “Group”), were established in 2021, and specialize in the manufacture and sale of intelligent monitoring systems, machine vision and laser testing systems, data gathering systems. The Company offers a diverse range of equipment and software tailored to meet specific customer requirements in terms of specifications, functions, standards, and delivery timelines. Handa Corporation Co., Ltd., in which the Company holds a 60% stake, was established in 2023 and specializes in the manufacture and sale of intelligent robotic system.

(2)    Basis of Presentation

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) assuming the Group will continue as a going concern. Also, the accompanying consolidated financial statements include the accounts of Handa Lab Co., Ltd. and subsidiary. All intercompany balances and transactions have been eliminated in consolidation. The accounting policies applied by the Group in these interim financial statements are the same as those applied by the Group in its consolidated financial statements as of and for the year ended December 31, 2023.

(3)    Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Group’s ability to continue as going concern exists.

Primarily due to a decline in sales associated with the business, the Group generated loss for the period of $114,469 and net cash outflows from operations of $119,943 for the period ended June 30, 2024. At June 30, 2024, however, the Group had a net working capital of $502,266 and cash equivalents of $212,946.

The Group is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Group’s current capability, the Group may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Group will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Group were unable to continue as a going concern.

(4)    New Accounting Standards and Interpretations Not Yet Adopted

There are new standards effective for annual periods beginning after December 15, 2024, however, the Group does not expect the following standard to have a material effect on its consolidated financial statements. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance.

•        Income Taxes (Topic 740): Improvements to Income Tax Disclosures

2. Significant Risks and Uncertainties Including Business and Credit Concentrations

The Group manufacture smart monitoring visual system and laser inspection systems. The specifications, functions, and delivery dates vary depending on the demand of customers. After receiving orders from customers, the Group manufactures and sell those products.

The Group’s operating segment is a single segment and compose of equipment and machine manufacturing segment, and as of the end of the reporting period, assets and liabilities of the segment is the same as the attached financial statements. The manufacturing periods vary per project, ranging from as short as one month to over a year. Sales are approximately $195 thousand in the first half of 2024, all of which are domestic.

HANDA LAB CO., LTD. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

2. Significant Risks and Uncertainties Including Business and Credit Concentrations (cont.)

Sales to a small number of major customers account for all of the Group’s total net revenue. The Group is making efforts to gain new customers by continuously expanding its sales activities. If orders from existing major customers decrease, there is a possibility of a loss of sales, which may adversely affect business results.

For the six-month period ended June 30, 2024, the customers accounting for 10% or more of total revenue are Customer H, and Customer I, with revenues of $81,956, and $80,697, respectively. For the six-month period ended June 30, 2023, the customers accounted for 10% or more of total revenue are Customer E and Customer G, with revenues of $69,191 and $53,572, respectively.

The following table disaggregates trade accounts receivable and contracts assets by major customers as of June 30, 2024, and December 31, 2023.

(in US dollars)	June 30, 2024	December 31, 2023
Trade accounts receivable and Contracts assets by customers
Customer A	$—	127,966
Customer B	—	102,373
Customer C	—	12,797
Customer D	9,367	10,092
Customer E	—	2,560
Customer F	5,020	—
Total	$14,387	255,788

3. Trade Accounts Receivable and Contract Assets

There was no allowance for credit losses related to trade accounts receivable recorded as of June 30, 2024, and December 31, 2023.

4. Non-Trade Account Receivable

Non-trade account receivables consist of accrued income, short-term loan and other receivable. The Group disaggregates the non-trade account receivable by type of financing receivable when assessing and monitoring risk and performance of the entire portfolio.

Non-trade account receivables are unsecured and generally have terms of less than one year, requiring payments of principal at maturity.

The amortized cost basis of non-trade account receivable, net as of June 30, 2024, and December 31, 2023, respectively, are as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Non-trade account receivable, net: Short-term loan receivable (*)	$107,976	—
Other receivables	149,589	31,023
Total	$257,565	31,023

____________

(*)      As collateral for the loan receivable, a pledge was established for 100,000 shares of Handa Lab Co., Ltd.’s common stock owned by the debtor, CLEVER Co., LTD. (See note 15)

There was no allowance for credit losses related to non-trade account receivable recorded for the period ended June 30, 2024, and December 31, 2023, respectively.

HANDA LAB CO., LTD. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

5. Inventories

Details of Inventories as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Raw materials	$73	78
Work in process	121,267	207,889
Total	$121,340	207,967

There were no write-downs of inventories recorded for the periods ended June 30, 2024, and December 31, 2023, respectively.

6. Property, Plant and Equipment

(1)    Details of Property, plant and equipment as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars)	Useful Lives	Initial Cost		Carrying Amount
		2024	2023	2024	2023
Land	—	$27,010	29,100	27,010	29,100
Buildings	40	249,620	268,941	236,098	257,735
Machinery and equipment (*)	5	102,844	110,804	1,466	1,762
Vehicles (*)	5	19,469	20,976	—	—
Furniture and fixtures (*)	5	57,693	57,964	—	—
Finance lease right of use assets		18,902	—	17,327	—
Total		$475,538	487,785	281,901	288,597

____________

(*)      The government grants related to asset have been deducted from the related asset accounts.

Total depreciation for the periods ended June 30, 2024, and 2023 was $5,008 and $3,347, respectively.

(2)    As of June 30, 2024, the details of Property, plant and equipment pledged as collateral are as follows:

Collateral Provided Asset	Net Carrying Value	Pledged Amount	Creditor	Relevant Debt Amount
Land	$27,010	248,776	Hana Bank	207,314
Buildings	236,098

7. Leases

The Group has operating leases for corporate offices and certain office equipment, as well as finance leases for certain transportation equipment. Operating lease assets and liabilities are included in operating lease right-of-use assets and operating lease liabilities, respectively, on the consolidated balance sheets. Finance lease assets and liabilities are included in property, plant and equipment and finance lease liabilities, respectively, on the consolidated balance sheets.

Lease agreement of office space include renewal options for up to 10 years, renewable annually under the Commercial Building Lease Protection Act in Korea. Because the Group is not reasonably certain to exercise these renewal options, the options are not considered in determining the lease term and associated potential option payments are excluded from lease payments.

HANDA LAB CO., LTD. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

7. Leases (cont.)

The Group’s leases generally do not include termination options for either party to the lease or restrictive, financial or other covenants. Payments due under the lease contracts include fixed payments.

(1)    The components of lease expense for the periods ended June 30, 2024, and 2023 were as follows:

(in US dollars)	June 30, 2024	June 30, 2023
Operating lease expense	$1,899	527
Finance lease expense:
Amortization of right of use assets	1,621	—
Interest on lease liabilities	375	—
Short-term lease expense	152	158
Total	$4,047	685

(2)    Amounts presented in the consolidated balance sheet as of June 30, 2024, and December 31, 2023, were as follows:

(in US dollars)	June 30, 2024	December 31, 2023
Operating Leases:
Operating lease ROU assets	$4,521	6,561
Long-term operating lease liabilities	1,135	2,795
Current portion of long-term and short-term operating lease liabilities	3,386	3,766
Total	$4,521	6,561

Finance Leases:
Finance lease ROU assets	$18,902	—
Accumulated amortization assets	(1,575)	—
Total	17,327	—

Long-term finance lease liabilities	6,883	—
Current portion of long-term finance lease liabilities	3,115	—
Total	$9,998	—

(3)    Other information related to leases as of June 30, 2024, and 2023 were as follows:

(in US dollars)	June 30, 2024	June 30, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Cash used in operations for operating leases	$1,603	450
Cash used in operations for finance leases	790	—

ROU assets obtained in exchange for lease obligations:
Operating leases	$—	2,376
Finance leases	19,458	—

Weighted average remaining lease term:
Operating leases	1.33 years	2.58 years
Finance leases	3.67 years	—

Weighted average discount rate:
Operating leases	10.17%	10.23%
Finance leases	10.45%	—

HANDA LAB CO., LTD. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

7. Leases (cont.)

(4)    Maturities of lease liabilities under noncancellable leases as of June 30, 2024, are as follows:

(in US dollars) Maturities	June 30, 2024
	Operating leases	Finance leases
2024	$1,845	1,646
2025	2,591	3,294
2026	288	3,294
2027	—	3,294
2028	—	549

Undiscounted lease payments	4,724	12,077
Less: imputed interest	(203)	(2,079)

Lease liabilities	$4,521	9,998

8. Debt

(1)    Long-Term Debt

Details of carrying amounts of long-term debt as of June 30, 2024, and December 31, 2023 are as follows:

(in US dollars) Description	Maturity Date	Interest Rate (%)	Borrowing Limit	June 30, 2024	December 31, 2023
Facility loans (*)	May 2027	2.15 ~ 2.18	$207,314	$207,314	223,360

Less: current portion of long-term debt				—	—

Long-term debt				$207,314	223,360

____________

(*)      As of the end of the reporting period, the Group is providing its land and buildings as collateral to Hana Bank in connection with a facility loans, and the building is currently being used as the Group’s research center (See Note 6).

(2)    Future principal payments for long-term debt as of June 30, 2024, are as follows:

(in US dollars) Maturities	Long-term debt
2027	$207,314

9. Income Taxes

The Company is subject to income taxation primarily in South Korea, and we do not expect any income tax expenses (benefits) for the six-month period ended June 30, 2024, and 2023, including tax expenses directly recorded in equity.

10. Uncertain Tax Positions

There are no unrecognized tax benefits as of June 30, 2024, and December 31, 2023.

11. Stockholder’s Equity

The Company has 1,500 thousand shares of authorized stock, consisting of common stock, par value KRW 5,000 per share, issuable. As of June 30, 2024, there were 380,800 shares of common stock outstanding. During 2022, a total of 151,800 shares were increased through a paid-in capital increase (111,200 shares issued for cash amounting to $437,702 and 40,600 shares issued for asset contribution at a fair value of $142,256). In January 2024,

HANDA LAB CO., LTD. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

11. Stockholder’s Equity (cont.)

a total of 89,000 shares were issued through a paid-in capital increase for cash amounting to $338,146. The new shares were allocated to existing shareholders in proportion to their current holdings, and any shares not subscribed to by existing shareholders were allocated to other existing shareholders and new investors.

Common Stock

Holders of common stock are entitled to one vote per share, to receive dividends and, upon liquidation or dissolution, to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights, and there is no redemption or sinking fund provisions with respect to such shares.

12. Pension (Defined Contribution Plan)

The Group has a defined contribution plan. Under this plan, the Group pays specified amount of contributions into a separate fund. These contributions are recognized as expenses when paid. The expenses related to post-retirement benefit plans under defined contribution plans for the period ended June 30, 2024, and 2023 are as follows:

(in US dollars)	June 30, 2024	June 30, 2023
Expense related to post-retirement benefit plans under defined contribution plans	$8,349	5,761

13. Supplemental Cash Flow Information

(in US dollars)	June 30, 2024	December 31, 2023
Supplemental disclosure of cash flow information:
Cash receipt during the period for interest	$9,888	225
Cash paid during the period for interest	(2,818)	(2,491)
Income taxes received (paid)	(1,335)	16

14. Intangible Assets

(1)    Details of intangible assets for the period ended June 30, 2024, are summarized as follows:

(in US dollars)	Useful lives	Initial value	Accumulated Amortization	Government grants	Book value
Patents	7 years	$151,178	(36,720)	(4,481)	109,977
Software	5 years	69,018	(18,900)	(50,118)	—
Under construction		5,969	—	(5,969)	—
Total		$226,165	(55,620)	(60,568)	109,977

(2)    Details of intangible assets for the period ended December 31, 2023, are summarized as follows:

(in US dollars)	Useful lives	Initial value	Accumulated Amortization	Government grants	Book value
Patents(*)	7 years	$160,042	(28,099)	(2,259)	129,684
Software	5 years	72,693	(13,024)	(59,669)	—
Under construction		6,889	—	(6,889)	—
Total		$239,624	(41,123)	(68,817)	129,684

____________

(*)      Korea National University of Transportation Technology Holding Co., Ltd made contribution in-kind of patent in 2022.

HANDA LAB CO., LTD. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

15. Related Party Transactions

(1)    The Group’s list of related parties is as follows:

Relationship	Name of Related Party
Primary owners with more than 10% of shares	CLEVER Co., LTD
Korea National University of Transportation Technology Holding Co., Ltd
SANG MIN KIM(CEO)

(2)    Related party transactions between companies comprise of sales of products and interest income, which are included in the consolidated financial statements:

Related parties	Transactions	June 30, 2024	June 30, 2023
CLEVER Co., LTD	Net sales	$—	69,191
	Interest income	742	—

(3)    Amounts of receivables and contract liabilities to related parties, are as follows:

Related parties	Balances	June 30, 2024	December 31, 2023
CLEVER Co., LTD	Trade accounts receivable(*1)	$9,367	10,092
	Non-trade account receivable (Short-term loan receivable)(*2)	107,976	—

____________

(*1)    The receivables from CLEVER Co., LTD, a related party, were collected in July 2024.

(*2)    The short-term loan receivable was fully repaid in July 2024.

(4)    Changes in Short-term loan receivable to related party for the period ended June 30, 2024, are as follows:

(in US dollars)	December 31, 2023	Increase	Decrease	Others	June 30, 2024
Non-trade account receivable (Short-term loan receivable)	$—	355,687	(244,535)	(3,176)	107,976

(5)    As of June 30, 2024, there are no payment guarantees or collateral provided by the Company to related parties. The payment guarantees or collateral provided by related parties are as follows:

Debtor	Collateral Provided Asset	Number of Shares	Book Value	Relevant Loan Receivable Amount
CLEVER Co., LTD	Handa Lab Co., Ltd’s common stock	100,000	$359,919	$107,976

16. Subsequent Events

The Group has evaluated subsequent events from the balance sheet date to the date at which the consolidated financial statements were available to be issued.

(1)    In July 2024, a loan of $217,014 was borrowed from Hana Bank for business operations.

(2)    On March 15, 2024, the Group entered into a Heads of Agreement with Evolution Metals LLC (“EM”) for EM to acquire 100% of the Group’s outstanding shares in exchange for shares of Evolution Metals & Technologies Corp. (“EM&T”) common stock totaling an estimated $7.5 million, that will be adjusted based on the results of due diligence on the Group. The closing of this transaction is subject to the Proxy Statement/Prospectus filed by Welsbach Technology Metals Acquisition Corp. which will be merged with EM being declared effective by the SEC.

HANDA LAB CO., LTD. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

16. Subsequent Events (cont.)

On November 4, 2024, EM entered into an amended Investment Agreement with Critical Mineral Recovery, Inc. (“CMR”)’s stockholder to acquire CMR. The consummation of the acquisition of CMR is subject to the execution of definitive documentation between the parties to the Investment Agreement.

(3)    On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility.

The Group has completed an assessment of the impact of the fire at CMR’s recycling facility on the Group’s current business operations and concluded that the fire at CMR’s recycling facility has no impact on the Group’s current business operations. The Group, primarily engaged in developing intelligent monitoring systems and platforms for autonomous and collaborative robots, has no existing business relationship with CMR. CMR is not considered a company with any vested interest in the Group’s raw material supply or product sales.

REPORT OF INDEPENDENT AUDITORS

To the management of
Handa Lab Co., Ltd.

Opinion

We have audited the accompanying consolidated financial statements of Handa Lab Co., Ltd. and its subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, of changes in stockholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(3) to the consolidated financial statements, the Company has incurred recurring net losses and cash outflows from operating activities, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1(3). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

1.      Exercise professional judgment and maintain professional skepticism throughout the audit.

2.      Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

3.      Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

4.      Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

5.      Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea
November 12, 2024

Handa Lab Co., Ltd. and Subsidiary
Consolidated Balance Sheets
(in US dollars)

	Notes	December 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents		$294,351	686,257
Trade accounts receivable	2,3	245,696	—
Trade accounts receivable (Related party)	2,3,15	10,092	2,491
Non-trade account receivable	4	31,023	48,520
Short-term financial instruments		192,338	—
Inventories	5	207,967	70,678
Prepaids and other current assets		10,498	213
Total current assets		991,965	808,159

Property, plant and equipment, net	6	288,597	298,678
Operating lease right-of-use assets	7	6,561	1,861
Intangible assets	14,15	129,684	154,725
Deferred tax assets	9	—	—
Other non-current assets		8,513	771
Total non-current assets		433,355	456,035
Total assets		$1,425,320	1,264,194

Liabilities and Stockholders’ Equity
Liabilities:
Trade accounts payable		$213,277	20,270
Non-trade accounts payables		35,570	14,579
Contract liabilities		168,706	—
Contract liabilities (Related party)	15	—	63,631
Current portion of operating lease liabilities	7	3,766	970
Other current liabilities		28,325	11,834
Total current liabilities		449,644	111,284

Long-term debt	8	223,360	227,255
Operating lease liabilities(non-current)	7	2,795	891
Other non-current liabilities		—	393
Total non-current liabilities		226,155	228,539
Total liabilities		675,799	339,823

Stockholders’ equity:
Common stock, par value of KRW 5,000, authorized 1,500,000 shares; issued and outstanding 291,800 shares as of December 31, 2023 and in 2022	11,15	1,176,095	1,176,095
Additional paid-in capital		(646)	(646)
Accumulated deficit		(397,894)	(226,325)
Accumulated other comprehensive loss		(42,337)	(24,753)
Total equity attributable to the Company and Subsidiary		735,218	924,371
Non-controlling interest		14,303	—
Total equity		749,521	924,371
Total liabilities and stockholders’ equity		$1,425,320	1,264,194

See accompanying notes to consolidated financial statements.

Handa Lab Co., Ltd. and Subsidiary
Consolidated Statements of Operations
(in US dollars)

	Notes	2023	2022
Net revenues	2	$404,237	8,747
Net revenues (Related party)	2,15	68,637	22,214
Total revenues		472,874	30,961
Cost of sales		(403,970)	(27,112)
Cost of sales (Related party)	15	(40,935)	—
Total cost of sales		(444,905)	(27,112)
Gross profit		27,969	3,849
Other operating income	1(13)	851,318	635,816
Selling, general, and administrative expenses	1(17)	(1,055,926)	(826,422)
Operating loss		(176,639)	(186,757)
Other income		527	137
Other expense		(60)	(3)
Interest income		8,734	330
Interest expense		(4,937)	(1,577)
Loss before tax		(172,375)	(187,870)
Income tax (benefit) expense	9	—	—
Loss for the year		$(172,375)	(187,870)
Loss attributable to:
Owners of the Company		$(171,569)	(187,870)
Non-controlling interests		(806)	—

See accompanying notes to consolidated financial statements.

Handa Lab Co., Ltd. and Subsidiary
Consolidated Statements of Comprehensive Loss
(in US dollars)

	Notes	2023	2022
Loss for the year		$(172,375)	(187,870)
Other comprehensive loss:
Currency translation adjustments		(17,584)	(21,063)
Total other comprehensive loss		(17,584)	(21,063)
Total comprehensive loss		$(189,959)	(208,933)
Total comprehensive loss attributable to:
Owners of the Company		$(189,153)	(208,933)
Non-controlling interests		(806)	—

See accompanying notes to consolidated financial statements.

Handa Lab Co., Ltd. and Subsidiary
Consolidated Statements of Changes in Stockholders’ Equity
(in US dollars)

	Common stock	Additional paid-in Capital	Accumulated other comprehensive loss	Accumulated deficit	Equity attributable to owners of the Company	Non- controlling interests	Total stockholders’ equity
Balances at January 1, 2022	$595,491	—	(3,690)	(38,455)	553,346	—	553,346
Loss for the year	—	—	—	(187,870)	(187,870)	—	(187,870)
Foreign currency translation adjustments	—	—	(21,063)	—	(21,063)	—	(21,063)
Paid-in capital increase	580,604	(646)	—	—	579,958	—	579,958
Balances at December 31, 2022	$1,176,095	(646)	(24,753)	(226,325)	924,371	—	924,371

Balances at January 1, 2023	$1,176,095	(646)	(24,753)	(226,325)	924,371	—	924,371
Loss for the year	—	—	—	(171,569)	(171,569)	(806)	(172,375)
Foreign currency translation adjustments	—	—	(17,584)	—	(17,584)	—	(17,584)
Increase in non-controlling interests	—	—	—	—	—	15,109	15,109
Balances at December 31, 2023	$1,176,095	(646)	(42,337)	(397,894)	735,218	14,303	749,521

See accompanying notes to consolidated financial statements.

Handa Lab Co., Ltd. and Subsidiary
Consolidated Statements of Cash Flows
(In US dollars)

	2023	2022
Cash flows from operating activities
Loss for the year	$(172,375)	(187,870)
Adjustments to reconcile loss for the year to net cash used in operating activities
Depreciation and amortization	6,701	4,474
Amortization of Intangible Assets	22,115	5,586
Interest expenses	4,937	1,577
Others	(13,313)	(1,317)
Change in operating assets and liabilities
Accounts receivable	(225,420)	(50,794)
Inventories	(136,801)	(69,330)
Other assets	(10,155)	1,755
Accounts payable	316,844	74,832
Other liabilities	16,107	(1,630)
Net cash used in operating activities	(191,360)	(222,717)

Cash flows from investing activities
Acquisition of Short-term financial instruments	(189,978)	—
Increase in leasehold deposits	(7,660)	(23,539)
Acquisitions of property, plant and equipment	(44,382)	(441,978)
Acquisitions of intangible assets	(47,984)	(33,540)
Receipt of asset-related grants from government	90,565	177,833
Decrease in leasehold deposits	—	23,539
Net cash used in investing activities	(199,439)	(297,685)

Cash flows from financing activities
Proceeds from long-term borrowings	—	222,919
Paid in capital increase	—	438,348
Increase in non-controlling Interests	15,109	—
Stock issuance costs	—	(646)
Net cash provided by financing activities	$15,109	660,621
Effect of exchange rate changes on cash and cash equivalents	(16,216)	(43,455)
Net increase (decrease) in cash and cash equivalents	(375,690)	140,219
Cash and cash equivalents as of beginning of year	686,257	589,493
Cash and cash equivalents as of end of year	$294,351	686,257

See accompanying notes to consolidated financial statements.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies

(1)    Description of Business

Handa Lab Co., Ltd. (the “Company”) and its subsidiary (collectively, the “Group”), were established in 2021 and specialize in the manufacture and sale of intelligent monitoring systems, machine vision and laser testing systems, data gathering systems. The Company offers a diverse range of equipment and software tailored to meet specific customer requirements in terms of specifications, functions, standards, and delivery timelines. Handa Corporation Co., Ltd., in which the Company holds a 60% stake, was established in 2023 and specializes in the manufacture and sale of intelligent robotic system.

(2)    Basis of Presentation

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) assuming the Group will continue as a going concern.

Also, the accompanying consolidated financial statements include the accounts of the Group. All intercompany balances and transactions have been eliminated in consolidation.

(3)    Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Group’s ability to continue as a going concern exists.

Primarily, due to a decline in sales associated with the business, the Group incurred losses of $172,375 and $187,870 for the years 2023 and 2022, respectively, and net cash outflows from operations of $191,360 and $222,717 for the years 2023 and 2022. Absent any other action, the Group will require additional liquidity to continue its operations over the next 12 months.

The Group is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, based on the economic environment and the Group’s current capability, the Group may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Group will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Group were unable to continue as a going concern.

(4)    Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowance for credit losses, deferred tax assets, inventory, lease liabilities and right-of-use assets, income tax uncertainties and other contingencies.

(5)    Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Handa Lab Co., Ltd. and subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

(6)    Cash and Cash Equivalents

The Group considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies (cont.)

(7)    Financial Instruments

Financial instruments are classified based on the business model for managing the financial assets and the contractual cash flow characteristics of the financial asset. The Group considers the contractual terms of the relevant financial instrument and assesses whether the contractual cash flows consist solely of payments of principal and interest on the principal amount outstanding. As of the end of the reporting period, the Group’s short-term financial instruments are entirely composed of short-term deposits.

(8)    Allowance for Credit Losses

The Group records an allowance for credit losses under Subtopic 326-20 Financial Instruments — Credit Losses — Measured at Amortized Cost for the current expected credit losses inherent in its financial assets measured at amortized cost and contract assets. Allowance for credit losses is a valuation account deducted from the amortized cost basis to present the net amount expected to be collected.

The estimate of expected credit losses includes expected recoveries of amounts previously written off as well as amounts expected to be written off. The estimate of expected credit losses is based on the Group’s historical loss experience, adjusted for current, reasonable and supportable forecasts of economic conditions and other pertinent factors affecting the Group’s customers, such as known credit risk and industry trends.

The allowance is estimated over the contractual term of the financial asset adjusted for expected prepayments. The contractual term excludes any extensions, renewals and modifications, unless the borrower has a contractual option that provides it with the unilateral ability to extend the maturity date. The Group does not have any off-balance-sheet credit exposures. Subsequent changes (favorable and unfavorable) in expected credit losses each period is recognized immediately in net income as a credit loss expense or a reversal of credit loss expense.

Trade accounts receivable

The Group uses an aging schedule to estimate the allowance for credit losses for trade accounts receivable. This method categorizes trade receivables into different groups based on industry and the number of days past due. Past due status is measured based on the number of days since the payment due date. Trade receivables are evaluated individually for expected credit losses if they no longer share similar risk characteristics. The Group determines that the receivables no longer share similar risk characteristic if they are past due balances over 90 days and over a specified amount. The Group evaluates the collectability of trade accounts receivables with payments that are more than 90 days past due on an individual basis to determine if any are uncollectible. Trade accounts receivable balances are deemed uncollectible and written off as a deduction from the allowance after all means of collection have been exhausted (see Note 3).

(9)    Trade Accounts Receivable

Trade accounts receivable is recorded at the invoiced amount, net of an allowance for credit losses and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows.

(10)  Inventories

Inventories are stated at the lower of cost and net realizable value. The cost of inventories is determined by the specific identification method for raw materials, work in progress and finished goods.

(11)  Revenue Recognition

The Group recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Group expects to receive from its customers in exchange for those products. This process involves identifying the customer

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies (cont.)

contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Group considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

Taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Group from a customer, are excluded from sales.

The Group’s primary source of revenue is product revenue from selling intelligent monitoring systems, machine vision and laser testing systems and data gathering systems. The Group does not act as an agent in any of its revenue arrangements. Contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract. Such contracts do not include a significant financing component. In addition, contracts typically do not contain variable consideration as the contracts include stated prices, as such provision — e.g. rebates or discounts — is not provided. The Group provides an assurance type warranties on all of its products, which are not separate performance obligations and are outside the scope of Topic 606. There were no loss contingencies related to warranties recorded as of December 31, 2023, and 2022.

Contract Liabilities

Contract liabilities consist of fees invoiced or paid by the Group’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Group’s revenue recognition criteria described above.

Contract liabilities are reported on an individual contract basis at the end of each reporting period. Contract liabilities are classified as current in the consolidated balance sheet when the revenue recognition associated with the related customer payments and invoicing is expected to occur within one year of the balance sheet date, and as long-term when the revenue recognition associated with the related customer payments and invoicing is expected to occur later than one year from the balance sheet date.

(12)  Property, Plant, and Equipment and Intangible Assets

Property, plant, and equipment are stated at cost. Plant and equipment under finance leases are stated at the present value of the lease payments. Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 40 years, while the estimated useful life of machinery and equipment, vehicles, furniture and fixtures is 5 years.

Intangible assets are stated at cost. Amortization on intangible assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of a patent is 7 years, while the estimated useful life of software is 5 years.

Once an asset is identified for retirement or disposition, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded.

(13)  Government grants

The Group receives grants from local government agencies and public institutions in relation to asset acquisition and research activity that are necessary for the Group’s operating activities. Government grants are either deducted from the carrying amount of the related assets or recognized as income when there is reasonable assurance that the Group will comply with the relevant conditions and that the grant will be received.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies (cont.)

Government grants related to assets are presented in the statement of balance sheets by deducting the grant from the carrying amount of the asset. If it is not related to the acquisition of an asset, it can be treated as a grant related to income. Government grants related to income are presented in other operating income in the statement of operations. Other operating income of the Group is comprised of government support income. For the years ended December 31, 2023, and 2022, the Group recognized asset-related grants of $90,565 and $177,833, respectively, (recorded as netting in the related asset accounts on the balance sheets) and income-related grants of $851,318 and $635,816, respectively.

(14)  Leases

The Group have entered into various operating lease agreements for certain of office space, transportation equipment and office equipment. The Group determines if an arrangement is a lease, or contains a lease, at inception and records the leases in our consolidated financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

The Group has lease agreements with lease and non-lease components and has elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component.

The Group has elected not to present short-term leases on the balance sheet if the lease term is 12 months or less at lease inception and the leases do not contain purchase options or renewal terms that the Group is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the Group’s leases do not provide an implicit rate of return, the Group used our incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

The Group’s leases, where the Group is the lessee, often include options to extend the lease term for up to 10 years. Some of the Group’s leases also include options to terminate the lease prior to the end of the agreed upon lease term. For purposes of calculating lease liabilities, lease terms include options to extend or terminate the lease when it is reasonably certain that the Group will exercise such options.

Lease expenses for operating leases are recognized on a straight-line basis over the lease term and classified as cost of sales or selling, general and administrative expenses depending on the nature of the leased asset. Depreciation expenses for finance lease assets are recognized over the lease term and classified as cost of sales or selling, general and administrative expenses depending on the nature of the leased asset. Interest expenses on finance lease liabilities are recognized as interest expenses in the consolidated statement of operations over the lease term.

(15)  Equipment Maintenance Activities

The Group incurs maintenance costs on its major equipment. Repair and maintenance costs are expensed as incurred.

(16)  Other Assets

Other current assets and other assets consist of prepaid expenses, prepaid value added tax and advance payments.

(17)  Research and Development Costs

Research and development (“R&D”) costs are expensed as incurred because the Group did not meet the criteria (technical feasibility, intention to complete and use or sell, ability to use or sell) for the capitalization of development costs. As of the end of the current period, the Group is conducting R&D on an autonomous driving monitoring system and an autonomous robot for electric vehicle automatic charging. Research and development costs include employee compensation and salary, utilities and administrative expenses directly related to Group’s various ongoing R&D projects. Those R&D activities are also supported financially under government programs

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies (cont.)

and other public projects. The government grants received under these programs and projects are recorded in other income. All research and development costs are included under selling, general, and administrative expenses and amounted to $830,025 and $631,783 in 2023 and 2022, respectively.

(in US dollars)	2023	2022
Research and development costs
Utilities and administrative expenses	$293,189	240,738
Employee compensation, salary and others	536,836	391,045
Total	$830,025	631,783

(18)  Income Taxes

Income taxes are accounted for under the asset and liability method.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Group recognizes the effect of income tax positions only if those positions are likely to be sustained.

The Group recognizes and measures uncertain tax positions taken or expected to be taken in a tax return utilizing a two-step process. In the first step, recognition, we determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that is more than 50 percent likely of being realized upon ultimate settlement.

(19)  Pension and Other Post retirement Plans

The Group has a defined contribution plan in which the consolidated entity pays specified contributions into a separate entity, and the contribution is recognized as an expense when paid.

(20)  Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

(21)  Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies (cont.)

(22)  Fair Value Measurements

The Group uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Group determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•        Level 1:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•        Level 2:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

(23)  Foreign Currency

The functional currency of is Handa Lab Co., Ltd. and subsidiary is the Korean Won. Transactions in foreign currencies are translated into the functional currency of the Group at the exchange rates at the dates of the transactions. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, which are included in the “effect of exchange rate changes on cash and cash equivalents” in the consolidated statements of cash flows.

Assets and liabilities of the Group are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Group are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in “accumulated other comprehensive income (loss),” a separate component of Stockholders’ equity.

(24)  New Accounting Standards and Interpretations Not Yet Adopted

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. ASU 2022-03 clarifies that a contractual restriction on the sale of an equity security should not be considered in measuring the fair value of the equity security, and also cannot be recognized as a separate unit of account. ASU 2022-03 also requires the investor to disclose the fair value of equity securities subject to contractual sale restrictions, the nature and remaining duration of the restriction(s), and the circumstances that could cause a lapse in the restriction(s). ASU 2022-03 is effective for the Group for annual and interim periods beginning after December 15, 2024. Early adoption is permitted. The Group does not expect the adoption of ASU 2022-03 to have a material effect on its consolidated financial statements.

In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842): Common Control Arrangements. ASU 2023-01 provides a practical expedient for private companies and not-for-profit entities to use the written terms and conditions of a common control arrangement to determine whether a lease exists and, if so, the classification of and accounting for that lease. ASU 2023-01 also clarifies the accounting for and transfer of leasehold improvements associated with common control leases, thereby reducing diversity in practice. The amendments in ASU 2023-01 affect all lessees that are a party to a lease between entities under common control in which there are leasehold improvements. ASU 2023-01 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The practical expedient may be applied on an arrangement-by arrangement basis. The Group does not expect the adoption of ASU 2023-01 to have a material effect on its consolidated financial statements.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies (cont.)

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. ASU 2023-06 modifies the disclosure or presentation requirements of a variety of Topics in the Codification to align with the SEC’s regulations. ASU 2023-06 also makes those requirements applicable to entities that were not previously subject to the SEC’s requirements. ASU 2023-06 is effective for the Group two years after the effective date to remove the related disclosure from Regulation S-X or S-K. As of the date these financial statements have been made available for issuance, the SEC has not yet removed any related disclosure. The Group does not expect the adoption of ASU 2023-06 to have a material effect on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for the Group’s annual reporting periods beginning after December 15, 2025. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. The Group is currently evaluating the effect that adoption of ASU 2023-09 will have on its consolidated financial statements.

2. Significant Risks and Uncertainties Including Business and Credit Concentrations

The Group manufactures smart monitoring visual systems and laser inspection systems. The specifications, functions, and delivery dates vary depending on the demand of customers. After receiving orders from customers, the Group manufactures and sell those products.

The Group’s operating segment is a single segment composed of equipment and machine manufacturing, and as of the end of the reporting period, assets and liabilities of the segment are the same as the attached financial statements. The manufacturing periods vary per project, ranging from as short as one month to over a year. Sales are approximately $473 thousand in 2023 and approximately $31 thousand in 2022, all of which are domestic.

Sales to a small number of major customers account for all of the Group’s total net revenue. The Group is making efforts to gain new customers by continuously expanding its sales activities. If orders from existing major customers decrease, there is a possibility of a loss of sales, which may adversely affect business results.

For the year ended December 31, 2023, the customers accounting for 10% or more of total revenue are Customer A, Customer B, and Customer D, with revenues of $114,906, $222,637, and $68,637, respectively. For the year ended December 31, 2022, the customers that accounted for 10% or more of total revenue are Customer D and Customer F, with revenues of $22,214 and $6,966, respectively.

The following table disaggregates trade accounts receivable by major customers.

(in US dollars)	2023	2022
Trade accounts receivable by customers
Customer A	$127,966	—
Customer B	102,373	—
Customer C	12,797	—
Customer D	10,092	2,491
Customer E	2,560	—
Total	$255,788	2,491

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

3. Trade Accounts Receivable

There was no allowance for credit losses related to trade accounts receivable recorded as of December 31, 2023, and 2022.

4. Non-Trade Account Receivable

Non-trade account receivables consist of accrued income and refundable tax. The Group disaggregates the non-trade account receivable by type of financing receivable when assessing and monitoring risk and performance of the entire portfolio.

Non-trade account receivables are unsecured and generally have terms of less than one year, requiring payments of principal at maturity.

There was no allowance for credit losses related to non-trade account receivable recorded as of December 31, 2023, and 2022.

5. Inventories

Details of Inventories as of December 31, 2023, and 2022 are as follows:

(in US dollars)	2023	2022
Raw materials	$78	—
Work in process	207,889	70,678
Total	$207,967	70,678

There were no write-downs of inventories recorded for the years ended December 31, 2023, and 2022.

6. Property, Plant and Equipment

(1)    Details of Property, plant and equipment as of December 31, 2023, and 2022 are as follows:

(in US dollars)	Useful Lives	Initial Cost		Carrying Amount
		2023	2022	2023	2022
Land	—	$29,100	29,608	29,100	29,608
Buildings	40	268,941	273,631	257,735	269,070
Machinery and equipment(*)	5	110,804	81,991	1,762	—
Vehicles(*)	5	20,976	21,341	—	—
Furniture and fixtures(*)	5	57,964	44,003	—	—
Total		$487,785	450,574	288,597	298,678

____________

(*)      The government grants related to asset have been deducted from the related asset accounts.

Total depreciation for the years ended December 31, 2023, and 2022 was $6,701 and $4,474, respectively.

(2)    As of December 31, 2023, the details of Property, plant and equipment pledged as collateral are as follows:

Collateral Provided Asset	Net Carrying Value	Pledged Amount	Creditor	Relevant Debt Amount
Land	$29,100	$268,032	Hana Bank	$223,360
Buildings	257,735

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

7. Leases

The Group has operating leases for corporate offices and certain office equipment. Operating lease assets and liabilities are included in operating lease right-of-use assets and operating lease liabilities, respectively, on the consolidated balance sheets.

The lease agreements of office space include renewal options for up to 10 years, renewable annually under the Commercial Building Lease Protection Act in Korea. Because the Group is not reasonably certain to exercise these renewal options, the options are not considered in determining the lease term and associated potential option payments are excluded from lease payments.

The Group’s leases generally do not include termination options for either party to the lease or restrictive, financial or other covenants. Payments due under the lease contracts include fixed payments.

(1)    The components of lease expense for the years ended December 31, 2023, and 2022 were as follows:

(in US dollars)	2023	2022
Operating lease expense	$1,797	6,330
Short-term lease expense	314	159
Total	$2,111	6,489

(2)    Amounts presented in the consolidated balance sheet as of December 31, 2023, and 2022 were as follows:

(in US dollars)	2023	2022
Operating Leases:
Operating lease ROU assets	$6,561	1,861
Long-term operating lease liabilities	2,795	891
Current portion of long-term and short-term operating lease liabilities	3,766	970
Total	$6,561	1,861

(3)    Other information related to leases as of December 31, 2023, and 2022 were as follows:

(in US dollars)	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Cash used in operations for operating leases	$1,797	7,272

ROU assets obtained in exchange for lease obligations:
Operating leases	$7,333	2,629

Weighted average remaining lease term:
Operating leases	1.81 years	2 years

Weighted average discount rate:
Operating leases	10.15%	8.48%

(4)    Maturities of lease liabilities under noncancellable leases as of December 31, 2023 are as follows:

(in US dollars) Maturities	2023
	Operating leases	Finance leases
2024	$3,976	—
2025	2,792	—
2026	310	—
Undiscounted lease payments	7,078	—
Less: imputed interest	(517)	—
Lease liabilities	$6,561	—

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

8. Debt

(1)    Long-Term Debt

Details of carrying amounts of long-term debt as of December 31, 2023, and 2022 are as follows:

(in US dollars) Description	Maturity Date	Interest Rate (%)	Borrowing Limit	2023	2022
Facility loans(*)	May 2027	2.4 ~ 2.54	$223,360	$223,360	227,255
Less: current portion of long-term debt				—	—
Long-term debt				$223,360	227,255

____________

(*)      As of the end of the reporting period, the Group is providing its land and buildings as collateral to Hana Bank in connection with a facility loans, and the building is currently being used as the Group’s research center (See note 6).

(2)    Future principal payments for long-term debt as of December 31, 2023, are as follows:

(in US dollars) Maturities	Long-term debt
2027	$223,360

9. Income Taxes

We are subject to income taxation primarily in the Republic of Korea.

(1)    There is no income tax (benefit) expense recorded attributable to current taxes and deferred taxes.

(2)    The components of income (loss) before income taxes are as follows:

(in US dollars)	2023	2022
Korea	$(172,375)	(187,870)

(3)    Differences between the provision at the local statutory rate and the provision recorded at the consolidated level are as follows:

(in US dollars)	2023	2022
Taxes computed at the local statutory rate	$(17,065)	(20,666)
Differences resulting from:
Non-taxable income	(27,922)	(21,387)
Other non-deductible expense	125	32
Tax credit	(56,740)	—
Change in valuation allowance	101,313	39,954
Other	289	2,067
	—	—
Income tax (benefit) expense	$—	—
Effective tax rate	—	—

The Group’s primary business operations are conducted in Korea and are subject to Korea’s corporate income tax law.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

9. Income Taxes (cont.)

(4)    The income tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities were as follows:

(in US dollars)	2023		2022
Deferred tax assets:	$
Accrued vacation		1,845	1,040
Lease liabilities		208	184
Depreciation		3,880	1,015
Accrued expense		376	270
NOL(net operating loss) carry-forward(*1)		21,831	17,825
Tax credit carry-forward(*2)		56,740	—
Government subsidies(*3)		20,774	16,091
Account receivable		10,850	—
Contract liability		16,702	6,300
Accrued payable(VAT payable)		—	22
Intangible asset(*4)		68,785	36,687
Raw material		—	924
Accrued income		38	81
Advanced payments		4,235	2,052
Advanced received		800	—

Deferred tax assets before Valuation Allowance		207,064	82,491
Valuation Allowance		(145,050)	(44,169)

Total deferred tax asset		62,014	38,322

Deferred tax liabilities:
Accrued income		(837)	—
Right-of-use assets		(208)	(184)
Property, plant and equipment		(18,604)	(14,586)
Allowance for impairment		(20,774)	(16,091)
Account receivable		—	(247)
Note receivable(prepaid VAT)		(986)	—
Raw material		(8)	—
Work in process		(20,581)	(6,997)
Prepaid expense		(16)	(16)
Deposit		—	(201)

Total deferred tax liabilities		(62,014)	(38,322)

Net deferred tax assets		$—	—

____________

(*1)    Net operation loss carryover is available to be utilized for 15 years from the year of occurrence. The expiration years are as follows: $1,615 will expire in 2036, $15,905 will expire in 2037, and $4,312 will expire in 2038.

(*2)    The tax credit carryover consists of the R&D tax credit and the integrated tax credit for employment, in the amounts of $9,587 and $46,457, respectively. Both are available to be utilized for 10 years from the year of occurrence and will expire in 2033.

(*3)    It primarily resulted from a temporary difference in the tax treatment related to government grants for acquisition of assets.

(*4)    It resulted from a temporary difference in the tax treatment of capitalization of development costs

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

10. Uncertain Tax Positions

There are no unrecognized tax benefits as of December 31, 2023, and 2022.

11. Stockholder’s Equity

The Company has 1,500 thousand shares of authorized stock, consisting of common stock, par value KRW 5,000 per share, issuable. As of December 31, 2023, there were 291,800 shares of common stock outstanding. In 2022, a total of 151,800 shares were increased through a paid-in capital increase (111,200 shares issued for cash amount to $437,702” and “40,600 shares issued for asset contribution at fair value of $142,256).

Common Stock

Holders of common stock are entitled to one vote per share, to receive dividends and, upon liquidation or dissolution, to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights, and there is no redemption or sinking fund provisions with respect to such shares.

12. Pension (Defined Contribution Plan)

The Group has a defined contribution plan. Under this plan, the Group pays a specified amount of contributions into a separate fund. These contributions are recognized as expenses when paid. The expenses related to post-retirement benefit plans under defined contribution plans for the years ended December 31, 2023, and 2022 are as follows:

(in US dollars)	2023	2022
Expense related to post-retirement benefit plans under defined contribution plans	$34,839	33,620

13. Supplemental Cash Flow Information

(in US dollars)	2023	2022
Supplemental disclosure of cash flow information:
Cash receipt during the period for interest	$383	330
Cash paid during the period for interest	(4,954)	(1,267)
Income taxes received(paid)	(8)	(50)

Non-cash financing activities:
Contribution in-kind of patent rights	—	157,127

14. Intangible Assets

(1)    Details of intangible assets for the year ended December 31, 2023 are summarized as follows:

(in US dollars)	Useful lives	Initial value	Accumulated Amortization	Government grants	Book value
Patents	7 years	$160,042	(28,099)	(2,259)	129,684
Software	5 years	72,693	(13,024)	(59,669)	—
Under construction		6,889	—	(6,889)	—
Total		$239,624	(41,123)	(68,817)	129,684

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

14. Intangible Assets (cont.)

(2)    Details of intangible assets for the year ended December 31, 2022 are summarized as follows:

(in US dollars)	Useful lives	Initial value	Accumulated Amortization	Government grants	Book value
Patents(*)	7 years	$160,420	(5,695)	—	154,725
Software	5 years	32,360	(4,406)	(27,954)	—
Under construction		1,596	—	(1,596)	—
Total		$194,376	(10,101)	(29,550)	154,725

____________

(*)      Korea National University of Transportation Technology Holding Co., Ltd made a contribution in-kind for a patent in 2022 (see Note 16).

15. Related Party Transactions

(1)    The Group’s list of related parties is as follows:

Relationship	Name of Related Party
Primary owners with more than 10% of shares	CLEVER Co., LTD
Korea National University of Transportation Technology Holding Co., Ltd
SANG MIN KIM(CEO)

(2)    Related party transactions between companies comprise of sales of products and expenses for raw materials, which are included in the consolidated financial statements:

Related parties	Transactions	2023	2022
CLEVER Co., LTD	Net sales	$68,637	22,214
	Purchase of raw materials	40,935	—

(3)    Amounts of receivables and contract liabilities to related parties, are as follows:

Related parties	Balances	2023	2022
CLEVER Co., LTD	Trade accounts receivable(*)	$10,092	2,491
	Contract liabilities	—	63,631

____________

(*)      The receivables from CLEVER Co., LTD, a related party, were collected in July 2024.

(4)    Korea National University of Transportation Technology Holding Co., Ltd made a capital contribution in-kind through a patent in 2022:

(in US dollars)	2023	2022
Intangible assets:
Patent(*)	$—	160,183

____________

(*)      Korea National University of Transportation Technology Holding Co., Ltd made contribution in-kind of patent in 2022 for 40,600 shares(See note 11). The acquisition cost of the patent was determined at fair value, measured based on the appraisal value of the patents.

16. Subsequent Events

The Group has evaluated subsequent events from the balance sheet date to the date at which the consolidated financial statements were available to be issued.

(1)    In January 2024, a total of 89,000 shares were issued through a paid-in capital increase for cash amounting to $338,146. In July 2024, a loan of $217,014 was borrowed from Hana Bank for business operations.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

16. Subsequent Events (cont.)

(2)    On March 15, 2024, the Group entered into a Heads of Agreement with Evolution Metals LLC (“EM”) for EM to acquire 100% of the Group’s outstanding shares in exchange for shares of Evolution Metals & Technologies Corp. (“EM&T”) common stock totaling an estimated $7.5 million, that will be adjusted based on the results of due diligence on the Group. The closing of this transaction is subject to the Proxy Statement/Prospectus filed by Welsbach Technology Metals Acquisition Corp. which will be merged with EM being declared effective by the SEC.

         On November 4, 2024, EM entered into an amended Investment Agreement with Critical Mineral Recovery, Inc. (“CMR”)’s stockholder to acquire CMR. The consummation of the acquisition of CMR is subject to the execution of definitive documentation between the parties to the Investment Agreement.

(3)    On October 30, 2024, a fire occurred at CMR’s recycling facility, resulting in a total financial loss of the facility.

         The Group has completed an assessment of the impact of the fire at CMR’s recycling facility on the Group’s current business operations and concluded that the fire at CMR’s recycling facility has no impact on the Group’s current business operations. The Group, primarily engaged in developing intelligent monitoring systems and platforms for autonomous and collaborative robots, has no existing business relationship with CMR. CMR is not considered a company with any vested interest in the Group’s raw material supply or product sales.

Annex A

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.,

WTMA MERGER SUBSIDIARY LLC,

and

EVOLUTION METALS LLC

Dated as of November 6, 2024

Annex A-i

Annex A-ii

Exhibits

Exhibit A             Evolution Metals & Technology Corp. 2025 Equity Incentive Plan

Exhibit B             Amended and Restated Certificate of Incorporation

Exhibit C             Amended and Restated Bylaws

Exhibit D             Initial Awards

Annex A-iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement And Plan Of Merger, dated as of November 6, 2024 (this “Agreement”), is made and entered into by and among Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“Acquiror”), WTMA Merger Subsidiary LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Evolution Metals LLC, a Delaware limited liability company (the “Company”).

RECITALS

Whereas, the parties hereto are all the parties to the Agreement and Plan of Merger, dated April 1, 2024 (the “Original Agreement”), and now desire to amend, restate and replace in its entirety the Original Agreement by entering into this Agreement on the terms and subject to the conditions set forth herein;

Whereas, Acquiror is a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities;

Whereas, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”), (x) Merger Sub will merge with and into the Company, the separate existence of Merger Sub will cease and the Company will be the surviving company and an indirectly wholly owned subsidiary of Acquiror (the “Merger”) and (y) Acquiror will change its name to “Evolution Metals & Technologies Corp.”;

Whereas, upon the Effective Time, all of the Company Membership Units (as defined below) will be converted into the right to receive the Aggregate Merger Consideration as set forth in this Agreement;

Whereas, each of the parties hereto intends that, for United States federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the Merger, together with the Precedent Transactions (as defined below), will qualify as a transfer to a corporation controlled by transferors within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations;

Whereas, the manager of the Company has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby and (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

Whereas, the Company Equityholder (as defined below) intends to (i) declare this Agreement and the other documents contemplated hereby advisable for the Company to enter into and recommend the approval of this Agreement by the Company Members (as defined below) and (ii) approve this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

Whereas, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Stockholders;

Whereas, Acquiror, as the sole member of Merger Sub, has (i) declared this Agreement and the other documents contemplated hereby advisable for Merger Sub to enter into and recommended the approval of this Agreement by the sole member and manager of Merger Sub, and (ii) approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

Whereas, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their outstanding Acquiror Common Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);

Whereas, as a condition and inducement to Acquiror’s willingness to enter into the Original Agreement, the Company Equityholder (as defined below) has executed and delivered to Acquiror a Company Equityholder Support and Lock-Up Agreement (as defined below) pursuant to which the Company Equityholder has agreed,

Annex A-1

among other things, (i) to vote in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to unitholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (ii) not to sell, transfer, convey or assign any Subject Units (as defined in the Company Equityholder Support and Lock-Up Agreement) until such time specified in the Company Equityholder Support and Lock-up Agreement;

Whereas, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support and Lock-up Agreement (as defined below, pursuant to which the Sponsor has agreed, among other things, (i) to vote (whether pursuant to a duly convened meeting of the members of the Company or pursuant to an action by written consent of the members of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (ii) not to sell, transfer, convey or assign any Acquiror Common Shares until such time specified in the Sponsor Support and Lock-up Agreement;

Whereas, in furtherance of the transactions contemplated hereby, the parties to this Agreement desire to implement an equity-based compensation plan, pursuant to which directors, officers and employees of Acquiror or Affiliates of Acquiror after the Closing Date may be entitled to compensation for their services, in the form of the Evolution Metals & Technology Corp. 2025 Equity Incentive Plan as attached hereto as Exhibit A (the “Incentive Plan”);

Whereas, after the date hereof, Acquiror may enter into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agree to purchase Acquiror Common Shares from Acquiror for an aggregate purchase price to be determined prior to or substantially concurrent with the Closing;

Whereas, in connection with the transactions contemplated hereby, and as a material inducement to each of the parties entering into this Agreement, the Company and Acquiror intend to enter into certain other agreements to consummate other transactions subject to the terms and conditions set forth therein, each to be effective on or about the Closing, which are collectively referred to as the “Precedent Transactions”;

Whereas, in the first step of the Precedent Transactions, the Company intends to form (i) a wholly owned subsidiary and Korean Chusik Hoesa company (“Korea NewCo”) and (ii) a wholly owned subsidiary and Korean non-Chusik Hoesa company (“Korea DRE”);

Whereas, in the second step of the Precedent Transactions, Korea DRE shall elect to be classified as a disregarded entity for U.S. federal income tax purposes (and file any necessary forms and take any further actions necessary to effectuate such classification);

Whereas, in the third step of the Precedent Transactions, the Company intends to contribute $78,870,000 (the “Capital Contribution”) to the capital of, and intends to assign its rights under the applicable Heads of Agreement between the Company and each of KCM Industry Co., Ltd., KMMI INC., NS World Co., Ltd. and Handa Lab Co., Ltd. (collectively, the “Korean Targets”) to, Korea NewCo;

Whereas, in the fourth step of the Precedent Transactions, the Company intends to cause Korea NewCo to distribute the Capital Contribution to the Company in exchange for 16,054 Company Membership Units;

Whereas, in step 5-A of the Precedent Transactions, the equityholders of each of the Korean Targets (collectively, the “Korean Equityholders”) shall, pursuant to share exchange agreements, exchange all of their equity interests in the applicable Korean Target owned by such equityholder for the portion of the Company Membership Units set forth opposite such Korean Equityholder’s name as set forth in Section 1.1 of the Company Disclosure Letter, subsequent to which exchanges the Korean Targets shall become wholly owned subsidiaries of Korea NewCo;

Annex A-2

Whereas, in step 5-B of the Precedent Transactions, Korea NewCo shall, pursuant to a an agreement and plan of merger, merge with and into Korea DRE, such that the separate existence of Korea NewCo shall cease and Korea DRE shall be the surviving company and a wholly owned subsidiary of the Company;

Whereas, in the sixth step of the Precedent Transactions, the Company Equityholder intends to form a wholly owned subsidiary and Delaware corporation (“US NewCo”), and immediately thereafter contribute 12,000 of Company Membership Units in exchange for 100 shares of common stock of US NewCo;

Whereas, in the seventh step of the Precedent Transactions, WTMA Merger Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“WTMA Merger Sub”), intends to merge with and into US NewCo pursuant to an agreement and plan of merger, such that (i) the separate existence of WTMA Merger Sub shall cease and US NewCo shall be the surviving corporation and a wholly owned subsidiary of Acquiror and (ii) the Company Equityholder shall receive $61,206,348 of Acquiror Common Shares in consideration for such merger;

Whereas, the transactions to be consummated hereunder (including, for the avoidance of doubt, the Merger) at the Closing are the eighth step of the Precedent Transactions and shall occur immediately following the seventh step of the Precedent Transactions;

Whereas, in the ninth step of the Precedent Transactions, the Company intends to (i) form a wholly owned subsidiary and Delaware limited liability company (“New LLC”) and (ii) contribute its right to acquire Critical Mineral Recovery, Inc. (“CMR”), pursuant to that certain Investment Agreement, between the Company and Rob Feldman, dated August 22, 2024, to New LLC in exchange for all of the limited liability company interests of New LLC (the “New LLC Interests”);

Whereas, in the tenth step of the Precedent Transactions, the Company intends to redeem from Acquiror an amount of Company Membership Units equal to the value of New LLC in exchange for a distribution to Acquiror of the New LLC Interests;

Whereas, in the eleventh step of the Precedent Transactions, New LLC shall form a (i) wholly owned subsidiary and Delaware corporation (“Merger Sub 3”) and (ii) wholly owned subsidiary and Delaware limited liability company (“Merger Sub 4”);

Whereas, in the twelfth step of the Precedent Transactions, Merger Sub 3 intends, pursuant to an agreement and plan of merger, to merge with and into CMR, such that (i) the separate existence of Merger Sub 3 shall cease and CMR shall be the surviving corporation and a wholly owned subsidiary of New LLC and (ii) the sole shareholder of CMR shall receive (A) Acquiror Common Shares with an anticipated value of $225,000,000, (B) cash in an amount of $125,000,000 and (C) cash in an amount up to $50,000,000 to be used to repay CMR’s Indebtedness in consideration for such merger;

Whereas, in the thirteenth step of the Precedent Transactions, CMR shall, pursuant to an agreement and plan of merger, merge with and into Merger Sub 4, the separate existence of CMR shall cease and Merger Sub 4 shall be the surviving company and a wholly owned subsidiary of New LLC; and

Whereas, any transactions to be consummated pursuant to Subscription Agreements entered into with PIPE Investors in accordance with the terms hereof and thereof shall occur in step fourteen of the Precedent Transactions.

Now, Therefore, the Original Agreement is hereby amended and restated in its entirety as set forth herein, and in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1          Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror Capital Stock” has the meaning specified in Section 5.12(a).

“Acquiror Common Share” means a share of Acquiror Common Stock.

Annex A-3

“Acquiror Common Stock” means the common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Cure Period” has the meaning specified in Section 10.1(h).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.6(a).

“Acquiror Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Acquiror Rights” mean (i) the 352,054 issued and outstanding rights underlying private units of Acquiror to acquire one-tenth of one Acquiror Common Share issued by WTMA in connection with the initial public offering of Acquiror (including in the partial exercise by Chardan Capital Markets, LLC of its overallotment option) to the Sponsor; and (ii) the 7,727,686 issued and outstanding rights to acquire one-tenth of one Acquiror Common Share and which, along with the Acquiror Common Shares, comprised the Acquiror Units sold in the initial public offering of Acquiror (including in the partial exercise by Chardan Capital Markets, LLC of its overallotment option).

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Common Stock to redeem all or a portion of the Acquiror Common Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the consummation of the Merger.

“Acquiror Stockholder Approval” means the approval of the Condition Precedent Proposals, in each case, by an affirmative vote of the holders of the required proportion of the outstanding Acquiror Common Shares, as determined in accordance with Acquiror’s Governing Documents and applicable Law at an Acquiror Stockholders’ Meeting.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Stockholders” means the stockholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Tail Policy” has the meaning specified in Section 7.6(b).

“Acquiror Unit” means, together, one Acquiror Common Share and one Acquiror Right.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquisition Proposal” means, with respect to the Company, other than the transactions contemplated hereby, any inquiry, offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 5% or more of the consolidated assets of the Company or (ii) 5% or more of any class of equity or voting securities of the Company; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 5% or more of any class of equity or voting securities of the Company; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of the Company.

“Acquisition” means, an acquisition by Acquiror or a controlled Affiliate of Acquiror, directly or indirectly, of another Person (whether effectuated through a purchase or series of purchases of shares, membership interests, partnership interests or other ownership interests, an acquisition of assets, merger, reorganization, strategic partnership, joint venture, share exchange, business combination or similar transaction).

“Action” means any claim, complaint, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

Annex A-4

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(v).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Merger Consideration” means the Closing Merger Consideration and the Minority Merger Consideration.

“Agreement End Date” has the meaning specified in Section 10.1(f).

“Agreement” has the meaning specified in the Preamble hereto.

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Annual Policy Option” has the meaning specified in Section 7.6(c).

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering of any jurisdictions in which the Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Antitrust Law” means any Law of any jurisdiction (whether United States, foreign or multinational) having the purpose of promoting competition and/or prohibiting unreasonable restraints of trade, including Laws requiring the notification of certain transactions to Antitrust Authorities.

“Available Cash” has the meaning specified in Section 7.1(a).

“Board of Directors” means the board of directors of a Person, constituted pursuant to and in accordance with the Governing Documents of such Person.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Combination” has the meaning set forth in Article Fifth of the Amended and Restated Certificate of Incorporation of Acquiror as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Capital Contribution” has the meaning specified in the Recitals hereto.

Annex A-5

“CFIUS Clearance” means, after submission of a filing by the parties hereto with respect to the transactions contemplated hereby in accordance with the requirements of the CFIUS Regulations: (a) that the parties shall have received written notice from CFIUS that the transactions contemplated hereby are not a “covered transaction” within the meaning of the CFIUS Regulations, (b) the parties shall have received written notice from CFIUS that it has concluded its review or investigation, as applicable, of the transactions contemplated hereby, determined that there are no unresolved national security concerns with respect to the transactions contemplated hereby, and concluded all action under the CFIUS Regulations, (c) that CFIUS is not able to complete action under section 721 and has notified Acquiror and the Company that they may file a written notice under 31 C.F.R. Part 800 or (d) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision with respect to the transactions contemplated hereby, either (i) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, or (ii) the time permitted under the CFIUS Regulations for the President to take action to suspend or prohibit the transactions contemplated hereby has lapsed.

“CFIUS Regulations” means Section 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all applicable rules and regulations issued and effective thereunder.

“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a member agency.

“Closing Date” has the meaning specified in Section 2.3(a).

“Closing Merger Consideration” means a number of Acquiror Common Shares having a value equal to $5,103,541,123 to be delivered to the Company Equityholder in payment of the Aggregate Merger Consideration.

“Closing” has the meaning specified in Section 2.3(a).

“CMR” has the meaning specified in the Recitals hereto.

“Code” has the meaning specified in the Recitals hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Coverage Obligation” has the meaning specified in Section 7.6(c).

“Company Cure Period” has the meaning specified in Section 10.1(f).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Equityholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Membership Units voting as a single class and on an as-converted basis, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Equityholder Support and Lock-Up Agreement” means that certain Support and Lock-Up Agreement, dated as of the date hereof, by and among the Company Equityholder, Acquiror, Sponsor and the Company, as amended or modified from time to time.

“Company Equityholder” means William David Wilcox Jr.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.16 (Brokers’ Fees) and Section 4.31 (Related Party Transactions).

“Company Indemnified Parties” has the meaning specified in Section 7.6(a).

Annex A-6

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that, solely in the case of the foregoing clause (i), in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement (other than any action required to be taken pursuant to Section 6.1), (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), or (g) any Events generally applicable to the industries or markets in which the Company operates (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company, relative to similarly situated companies in the industry in which the Company conducts its operations, but only to the extent of the incremental disproportionate effect on the Company, relative to similarly situated companies in the industry in which the Company conducts its operations.

“Company Members” means, collectively, the Company Equityholder and the Company Minority Equityholders.

“Company Membership Units” means the limited liability company interests of the Company.

“Company Minority Equityholders” means Springrock Management Inc., a Nevada corporation, Jon Brown, Wendy Brown, Harry Evans and, subsequent to step 5-A of the Precedent Transactions (as described in the Recitals hereto), the Korean Equityholders.

“Company Modification in Recommendation” has the meaning specified in Section 8.2(c).

“Company Real Property” means any of the Leased Real Property and, to the extent applicable, any real property owned by the Company.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company” has the meaning specified in the Preamble hereto.

“Condition Precedent Proposals” has the meaning specified in Section 8.2(b).

“Consent Solicitation Statement” has the meaning specified in Section 8.2(c).

“Constituent Companies” has the meaning specified in Section 2.1(a).

“Contract” means any legally binding contract, agreement, subcontract, lease, sublease, license and purchase order.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

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“D&O Indemnified Parties” has the meaning specified in Section 7.6(a).

“Declaration” has the meaning specified in Section 8.1(f).

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dispute” has the meaning specified in Section 11.18(a).

“DLLCA” has the meaning specified in the Recitals hereto.

“Dollars” or “$” means lawful money of the United States.

“Draft Voluntary Notice” has the meaning specified in Section 8.1(f).

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA” has the meaning specified in Section 4.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Approvals” has the meaning specified in Section 4.27(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Included Transaction Expenses Amount” means an amount equal to (a) out-of-pocket and unpaid legal fees, costs and expenses incurred by Acquiror (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby; plus (b) any unpaid expenses incurred by Acquiror or Sponsor in connection with the initial public offering of Acquiror (and partial

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exercise of the underwriter’s over-allotment option in connection therewith) and owed to Chardan Capital Markets, LLC or fees incurred by Acquiror or Sponsor in connection with the PIPE Investment, in the case of (a) and (b), to the extent such amounts are Unpaid Transaction Expenses.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (a) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Initial Awards” has the meaning specified in Section 8.6(a).

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names, together with the goodwill of the Company or its business symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Korea DRE” has the meaning specified in the Recitals hereto.

“Korea NewCo” has the meaning specified in the Recitals hereto.

“Korean Equityholders” has the meaning specified in the Recitals hereto.

“Korean Targets” has the meaning specified in the Recitals hereto.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company.

“Legal Proceedings” has the meaning specified in Section 4.10.
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“Letter of Transmittal” has the meaning specified in Section 3.2.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Managing Member” means the managing member of the Company.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub 3” has the meaning specified in the Recitals hereto.

“Merger Sub 4” has the meaning specified in the Recitals hereto.

“Merger Sub Membership Interests” means the limited liability company interests in Merger Sub.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger” has the meaning specified in the Recitals hereto.

“Minimum Available Cash Amount” has the meaning specified in Section 7.1(a).

“Minority Merger Consideration” means a number of Acquiror Common Shares and an amount of cash (in each case, if any) set forth opposite each Company Minority Equityholder’s name in Section 1.2 of the Company Disclosure Letter, to be delivered to the Company Minority Equityholders in payment of each Minority Equityholder’s applicable portion of the Aggregate Merger Consideration.

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” means The Nasdaq Stock Market LLC.

“New LLC Interests” has the meaning specified in the Recitals hereto.

“New LLC” has the meaning specified in the Recitals hereto.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons license.

“Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person.

“Original Agreement” has the meaning specified in the Recitals hereto.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course of Business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under a Real Property Lease, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use or planned use of, or materially

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impair the value of, such specific affected Company Real Property, (v) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business, (vi) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, and (vii) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company; provided that if such Liens affect any Company Real Property, only to the extent such Liens do not materially disrupt the ordinary course operation of such specific Company Real Property.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investment” means the purchase of Acquiror Common Shares (including any preferred or other securities convertible into Acquiror Common Stock or preferred stock of the Acquiror) pursuant to the Subscription Agreements.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Precedent Transaction Agreements” means, collectively, the definitive agreements pursuant to which each of the Precedent Transactions shall be effectuated.

“Precedent Transactions” has the meaning specified in the Recitals hereto.

“Privilege Rights” means any rights of the Company as of immediately before the Closing related to any attorney work product, attorney-client privileged communications or other related doctrine applicable to any Privileged Deal Communication, including any right or ability to assert, waive or control any privilege or similar right in respect thereof.

“Privileged Deal Communications” has the meaning specified in Section 11.18(b).

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement/Prospectus” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Q3 Financial Statements” has the meaning specified in Section 6.3(b).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Representation” has the meaning specified in Section 11.18(a).

“Represented Entities” has the meaning specified in Section 11.18(a).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea, Syria, Russia and Venezuela).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the

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European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor Support and Lock-up Agreement” means that certain Sponsor Support and Lock-Up Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Sponsor” means Welsbach Acquisition Holdings LLC, a Delaware limited liability company.

“Subscription Agreements” means the subscription agreements to be entered into after the date hereof and prior to Closing, pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Company” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(h).

“Terminating Company Breach” has the meaning specified in Section 10.1(f).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.28(c).

“Top Vendors” has the meaning specified in Section 4.28(a).

“Trading Day” means any day on which Acquiror Common Shares are tradeable on the principal securities exchange or securities market on which Acquiror Common Shares are then traded.

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company to any current

Annex A-12

or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), (iii) any and all filing fees payable by the Company to the Antitrust Authorities in connection with the transactions contemplated hereby, and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company to any Affiliate of the Company in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement; provided, however, Transaction Expenses shall not include Taxes, except Transfer Taxes.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transfer Taxes” has the meaning specified in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trust Amount” has the meaning specified in Section 7.1(a).

“Trustee” has the meaning specified in Section 5.8.

“Unaudited Financial Statements” has the meaning specified in Section 4.7(a).

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Updated Financial Statements” has the meaning specified in Section 6.3(a).

“US NewCo” has the meaning specified in the Recitals hereto.

“Waiving Parties” has the meaning specified in Section 11.18(a).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

“WTMA Merger Sub” has the meaning specified in the Recitals hereto.

Section 1.2          Construction.

(a)         Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (viii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (ix) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (x) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (xi) the term “or” means “and/or”; and (xii) any agreement, instrument, insurance policy, defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or insurance policy, as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent.

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(b)         Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under US GAAP.

(e)         The term “actual fraud” means, with respect to a party to this Agreement, an actual (and not constructive or imputed fraud or any fraud based on negligence or recklessness) and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable).

(f)          Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.

(g)         Any reference in this Agreement or any Ancillary Agreement to a Person’s stockholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Acquiror, its stockholders under the Securities Act or DGCL, as then applicable, or its Governing Documents.

(h)         The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any arty by virtue of the authorship of any provision of this Agreement

Section 1.3          Knowledge. As used herein, (i) the phrase “to the Knowledge of the Company” shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the Knowledge of Acquiror” shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II
THE MERGER; CLOSING

Section 2.1          The Merger.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving company in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Companies in accordance with the relevant provisions of the DLLCA, such Merger to be effective as of the Effective Time.

(b)         Upon consummation of the Merger, the separate existence of Merger Sub shall cease and the Company, as the surviving limited liability company of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”), shall continue its existence under the DLLCA, as a subsidiary of Acquiror.

Section 2.2          Effects of the Merger. At and after the Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Company (including under this Agreement), and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, shall become vested in the Surviving Company; and all property, rights (including under any Contract), privileges, powers and franchises, and each and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real

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property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter attach to the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DLLCA.

Section 2.3          Closing; Effective Time.

(a)         In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of documents on the date which is one (1) Business Day after the first date on which all conditions specified in Section 9.1, Section 9.2 and Section 9.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)         Subject to the satisfaction or waiver of all of the conditions specified in Section 9.1, Section 9.2 and Section 9.3 of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

Section 2.4          Closing Deliverables.

(a)         At the Closing, the Company will deliver or cause to be delivered:

(i)          to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii)         to Acquiror, the written resignations of all of the managers of the Company (other than any such Persons identified as initial managers of the Surviving Company, in accordance with Section 2.6), effective as of the Effective Time;

(iii)        to Acquiror, duly executed copies of documentation reasonably necessary to evidence the adoption and implementation of the Incentive Plan;

(iv)        to Acquiror, duly executed copies of each of the Precedent Transaction Agreements to which the Company is a party; and

(v)         to Acquiror, a duly executed IRS Form W-9 from the Company Equityholder and each applicable Company Minority Equityholder certifying that such Person is a “United States person” as defined in Section 7701(a)(30) of the Code.

(b)         At the Closing, Acquiror will deliver or cause to be delivered:

(i)          to the Company Equityholder, the Closing Merger Consideration;

(ii)         to each of the Company Minority Equityholders, the applicable portion of the Minority Merger Consideration payable to such Company Minority Equityholder as set forth in Section 1.2 of the Company Disclosure Letter;

(iii)        to the Company, duly executed copies of documentation reasonably necessary to evidence the adoption and implementation of the Incentive Plan;

(iv)        to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been fulfilled; and

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(v)         to the Company, the written resignations of all of the applicable managers, directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.5), effective as of the Effective Time.

(c)         At the Closing, unless other arrangements for Unpaid Transaction Expenses are mutually agreed by the Acquiror and the Company, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror and those incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or managers of the Company shall be paid to the Company for further payment to such employee, independent contractor, officer or manager through the Company’s payroll.

Section 2.5          Governing Documents.

(a)         The certificate of formation and limited liability company agreement of the Company in effect immediately prior to the Effective Time (and for the avoidance of doubt, in form and substance as approved in writing by Acquiror) shall be the certificate of formation and limited liability company agreement of the Surviving Company until thereafter amended as provided therein and under the DLLCA.

(b)         Immediately following the Effective Time (i) Acquiror shall file with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation of Acquiror in the form attached hereto as Exhibit B, which shall be the certificate of incorporation of Acquiror as of such time, and (ii) the Board of Directors of Acquiror shall adopt the Amended and Restated Bylaws of Acquiror in the form attached hereto as Exhibit C, which shall be the bylaws of Acquiror as of such time, provided that, prior to submission of approval of the same to the stockholders of Acquiror for their consideration and approval, the form and terms of such exhibits may be modified as agreed to by Acquiror and the Company.

Section 2.6          Managers, Directors and Officers.

(a)         The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Company from and after the Effective Time, and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the managers of the Surviving Company from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Company.

(b)         The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified in Section 2.6(b) of the Company Disclosure Letter shall be the officers of the Acquiror, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter, each to hold office in accordance with the Governing Documents of Acquiror.

(c)         As of the Effective Time, the directors of the Acquiror shall be the persons as determined pursuant to Section 7.5(a), each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7          Merger U.S. Federal Income Tax Treatment. The parties hereto intend that, for United States federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the Merger, together with the Precedent Transactions, will qualify as a transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code and the Treasury Regulations. None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify as a transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code and the Treasury Regulations. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a transfer to a corporation controlled by transferors within

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the meaning of Section 351 of the Code, including providing factual support letters. In the event the SEC requests or requires a tax opinion regarding the qualification of the Merger as a transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code, Acquiror and the Company shall each use commercially reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor and shall use commercially reasonable efforts to cause their respective tax advisors to deliver such an opinion.

Article III
EFFECTS OF THE MERGER ON THE COMPANY
Membership Units

Section 3.1          Conversion of Securities.

(a)         At the Effective Time, by virtue of the Merger and without any action on the part of any of the Company Members, each Company Membership Unit, in each case, that is issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration pursuant to Section 3.1(c).

(b)         At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each Merger Sub Membership Interest, shall be converted into a membership interest of the Surviving Company.

(c)         Each holder of Company Membership Units as of immediately prior to the Effective Time shall be entitled to receive a portion of the Aggregate Merger Consideration as follows: (i) the Company Equityholder shall be entitled to receive an amount of Acquiror Common Shares equal to the Closing Merger Consideration, and (ii) each Company Minority Equityholder shall be entitled to receive an amount, equal to such Company Minority Equityholder’s portion of the Minority Merger Consideration, of (A) Acquiror Common Shares and (B) cash, via wire payment of immediately available funds, in each of (A) and (B), as set forth opposite such Company Minority Equityholder’s name on Section 1.2 of the Company Disclosure Letter (if any).

(d)         Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger, and any fractional Acquiror Common Shares resulting from the calculations herein shall be rounded to the nearest whole Acquiror Common Share.

Section 3.2          Exchange Procedures. Reasonably promptly after the Effective Time, Acquiror shall send to the Company Equityholder and each Company Minority Equityholder, each of whose Company Membership Units were converted pursuant to Section 3.1(a) into the right to receive the applicable portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of the Company Membership Units, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”). Each of the Company Equityholder and the Company Minority Equityholder shall be entitled to receive their applicable portion of the Aggregate Merger Consideration upon Acquiror’s receipt of a duly completed and validly executed Letter of Transmittal. No interest shall be paid or accrued upon the transfer of any Company Membership Units.

Section 3.3          Withholding. Notwithstanding any other provision to this Agreement, Acquiror and the Company, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror or the Company, respectively); provided that the withholding party (a) shall notify any Person with respect to which such deduction and withholding shall be made of the withholding party’s intent to deduct and withhold, and (b) shall provide such Person the reasonable opportunity to reduce or eliminate the amount so withheld to the extent permitted by Law, including through the provision of any Tax forms, reports or certificates. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants as of the date of this Agreement to Acquiror and Merger Sub as follows:

Section 4.1          Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of the State of Delaware, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company, taken as a whole.

Section 4.2          Subsidiaries. The Company has no Subsidiaries.

Section 4.3          Due Authorization. Other than the Company Equityholder Approval, the Company has all requisite power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. When the execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Equityholder, no other proceeding on the part of the Company will be necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.4          No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with, in any material respect, any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company is a party or by which the Company may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, except, in the case of clauses (c) and (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

Section 4.5          Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror and Merger Sub contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions

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contemplated hereby, except for (a) (i) applicable requirements of the HSR Act and any other applicable Antitrust Law, (ii) any filing (and related CFIUS Clearance) determined by the parties hereto to be required or advisable pursuant to Section 8.1(f) and (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities Laws or Nasdaq; (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; and (c) the filing of the Merger Certificate in accordance with the DLLCA.

Section 4.6          Capitalization of the Company.

(a)         As of the date of this Agreement, the Company Membership Units (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (other than Liens arising under applicable securities Laws). All of the Company Membership Units are uncertificated.

(b)         Except as otherwise set forth in this Section 4.6 or on Section 4.6(b) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Company Membership Units, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance or sale of additional membership interests, or for the repurchase or redemption of membership interests or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any membership interests.

Section 4.7          Financial Statements; Books and Records.

(a)         Attached as Section 4.7(a) of the Company Disclosure Letter are true and complete copies of the unaudited balance sheets and statements of operations, comprehensive loss, members’ equity and cash flows of the Company as of and for the period ended June 30, 2024 (the “Unaudited Financial Statements”, and collectively with the Updated Financial Statements, when delivered pursuant to Section 6.3(a).

(b)         Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Financial Statements and, when delivered, the Q3 Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company, as at the respective dates thereof, and the results of its operations, its incomes, their its changes in members’ equity and its cash flows for the respective periods then ended (subject, in the case of the Q3 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q3 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c)         There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act). The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(d)        Neither the Company (including any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(e)         All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the Ordinary Course of Business and in accordance with applicable Laws.

Section 4.8          Investment Company Act; JOBS Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 4.9          No Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), in each case of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except for (a) liabilities, debts, obligations, claims or judgments reflected or reserved for on the Financial Statements or disclosed in the notes thereto or (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements as of the date of this Agreement in the Ordinary Course of Business, of the Company (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of law), and which liabilities are not, individually or in the aggregate, material to the Company.

Section 4.10        Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the Knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or its properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company; nor are any properties or assets of the Company or its business bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company.

Section 4.11        Legal Compliance.

(a)         The Company is in compliance with all applicable Laws in all material respects.

(b)         The Company has not received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company.

(c)         The Company maintains a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s managers, officers, employees or its agents, representatives or other Persons, acting on behalf of the Company, will be prevented, detected and deterred.

Section 4.12        Contracts; No Defaults.

(a)         Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in Section 4.12(a)(i) through Section 4.12(a)(xiii) to which, as of the date of this Agreement, the Company is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed in Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)          Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $100,000;

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(ii)         Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company in the last five (5) years, in each case, involving payments in excess of $100,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iii)        Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $100,000 in any calendar year;

(iv)        Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (other than the Company’s Governing Document);

(v)         Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company, on the one hand, and Affiliates of the Company, the officers and managers (or equivalents) of the Company, the members or stockholders of the Company, any employee of the Company or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vi)        employment Contracts with each current executive, officer, director or management-level employee of the Company;

(vii)       Contracts with any employee, advisor, independent contractor, or consultant of the Company or with any other Person that provide for change in control, severance, transaction bonus, retention, or similar payments or benefits contingent upon, accelerated by, or triggered by the consummation of the transactions contemplated hereby;

(viii)      Contracts containing covenants of the Company (A) prohibiting or limiting the right of the Company to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s ability to conduct their business with any Person in any geographic area in any material respect;

(ix)        Any collective bargaining (or similar) agreement or Contract between the Company, on one hand, and any labor union, works council, or other body representing employees of the Company, on the other hand;

(x)         Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company (i) grants to a third Person the right to use material Intellectual Property of the Company or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software and Open Source Licenses);

(xi)        Each Contract requiring capital expenditures by the Company after the date of this Agreement in an amount in excess of $100,000 in any calendar year;

(xii)       Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company in excess of $100,000 in any calendar year;

(xiii)      Contracts granting to any Person (other than the Company) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company; and

(xiv)      Any outstanding written commitment to enter into any Contract of the type described in Section 4.12(a)(i) through Section 4.12(a)(xiii)Section 4.12(a)(xiii).

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(b)         Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company, (x) the Company has performed in all respects all respective obligations required to be performed by it to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the eight (8) months prior to the date of this Agreement, the Company has not received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13        Company Benefit Plans.

(a)         Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan (to the extent the Company has any material Company Benefit Plans). For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company, or to which the Company is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)         Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not reasonably be expected to be material to the Company; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)         No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)         With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

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(e)         No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f)          Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company, except for the Management Grants, as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g)         Each Company Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Company Benefit Plan.

Section 4.14        Labor Relations; Employees.

(a)         Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) the Company is not a party to or bound by any collective bargaining agreement, or any similar agreement with any labor union, works council, or employee representative organization, (ii) no such agreement is being negotiated by the Company, and (iii) no labor union, works council, or any other employee representative body has requested or, to the Knowledge of the Company, has sought to represent any of the employees of the Company. To the Knowledge of the Company, there has been no labor organization activity involving any employees, workers, or independent contractors of the Company. There is not currently any pending, nor to the Knowledge of the Company, threatened or reasonably anticipated: (A) strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company; (B) unfair labor practice charge or complaint against the Company before the National Labor Relations Board or any other similar Governmental Authority; or (C) complaint, grievance, or arbitration arising out of any collective bargaining agreement, or any similar agreement with any labor union, works council, or employee representative organization. No notice, consent or consultation obligations with any labor union, works council, or employee representative organization will be a condition precedent to, or required or triggered by, the execution of this Agreement or the consummation of the transactions contemplated herein.

(b)         The Company is, and has been for the past five (5) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company.

(c)         There are not currently any pending, nor to the Knowledge of the Company, threatened or reasonably anticipated, Legal Proceedings or other Actions before any Governmental Authority or arbitrator by or on behalf of any current or former applicant, employee, worker, consultant, or independent contractor of the Company, any labor union, works council, or employee representative organization, or any other Person in connection with the employment or engagement of any current, prospective, or former applicant, employee, worker, consultant, or independent contractor of the Company or otherwise alleging breach of any express or implied Contract of employment, violation of any applicable Law governing employment and employment practices, or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(d)         To the Knowledge of the Company, no present or former employee, worker or independent contractor of the Company is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or (B) the knowledge or use of trade secrets or proprietary information.

(e)         The Company is not party to a settlement agreement with a current or former officer, employee or independent contractor of the Company that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or (ii) an employee of the Company. No allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or (ii) an employee of the Company at the level of Vice President or above.

(f)          The Company has not taken any action that did or would reasonably be expected to require notification under the Worker Adjustment Notification and Retraining Act or similar foreign, federal, or state law requiring advance notice to employees of termination of employment. The Company has sufficient employees to operate the business of the Company as currently conducted.

Section 4.15        Taxes.

(a)         All material Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)         The Company has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c)         There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company.

(d)         No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)         There are no material Tax audits or other examinations of the Company presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company.

(f)          The Company has not made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company.

(g)         The Company is not a party to any Tax indemnification or Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes).

(h)         The Company has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

(i)          The Company (i) is not liable for Taxes of any other Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company. The Company is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among the Company.

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(j)          No written claim has been made by any Governmental Authority where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)         The Company has never been classified as a corporation for U.S. income tax purposes since its inception, and therefore, is not and has not been at any time a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and, consistent with its disclosure below at section 4.20(a), it holds no U.S. real property interests within the meaning of Section 897(c) of the Code.

(l)          The Company has not, and has never had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(m)        The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(n)         The Company will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the Knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(o)         The Company has not taken any action, nor to the Knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code and the Treasury Regulations.

Section 4.16        Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company or any of its Affiliates for which Acquiror or the Company has or will have any obligation.

Section 4.17        Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof (if any) have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the eight (8) months prior to the date of this Agreement.

Section 4.18        Licenses. The Company has obtained, and maintains, all of the material Licenses reasonably required to permit the Company to acquire, originate, own, operate, use and maintain its assets in the manner in which they are now operated and maintained and to conduct the business of the Company as currently conducted. Each material License held by the Company is full force and effect. The Company (a) is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is not and has not been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; and (c) has not received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended,

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replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company.

Section 4.19        Equipment and Other Tangible Property. The Company owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company as owned by the Company, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20        Real Property.

(a)         Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property, including the name(s) of the Company party to such Real Property Lease, and the current monthly base rent or fees for such Real Property Lease. Except as disclosed in Section 4.20(a) of the Company Disclosure Letter, each of the Real Property Leases is in full force and effect, and is a valid and binding obligation against the Company. With respect to each parcel of Leased Real Property:

(i)          The Company holds a good, marketable and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)         The Company has delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, licenses, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company, including all amendments, terminations and modifications thereof (if any) (collectively, the “Real Property Leases”), and none of such Real Property Leases have been amended, modified or terminated in any respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror. There are no oral leases, licenses or other agreements with respect to any Leased Real Property.

(iii)        The Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the Knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv)        As of the date of this Agreement, no party, other than the Company, has any right to use or occupy the Leased Real Property or any portion thereof.

(v)         The Company has no knowledge of, nor has received any written notice of, any default or breach under any of the Real Property Leases.

(vi)        The Company has not received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)         Other than as set forth in Section 4.20(a) of the Company Disclosure Letter, the Company does not own and has ever owned an interest in any real property.

Section 4.21        Intellectual Property.

(a)         Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the Knowledge of the Company, all such Company Registered Intellectual Property is subsisting and, (excluding any pending applications, abandoned applications, or expired patents included in the Company Registered Intellectual Property) is valid and enforceable.

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(b)         Except as would not be expected to be material to the Company, the Company owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company in substantially the same manner as such business has been operated during the eight (8) months prior to the date hereof, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

(c)         The Company has not, within the eight (8) months preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no action pending to which the Company is a named party, or to the Knowledge of the Company, that is threatened in writing, alleging the Company’s infringement, misappropriation or other violation of any Intellectual Property of any third Person and there has not been, within eight (8) months preceding the date of this Agreement, any such action brought or threatened in writing.

(d)         Except as set forth on Section 4.21(d) of the Company Disclosure Letter, to the Knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company in any material respect, and (ii) the has not sent to any Person within the eight (8) months preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company.

(e)         The Company takes commercially reasonable measures to protect the confidentiality of trade secrets included in its Intellectual Property that are material to the business of the Company. To the Knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any trade secrets of the Company to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(f)          No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property owned by the Company and used in connection with the business.

(g)         With respect to the software used or held for use in the business of the Company, to the Knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or customers of the Company.

(h)         The Company’s use and distribution of (i) software developed by the Company, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. The Company has not used any Open Source Materials in a manner that requires any software or Intellectual Property owned by the Company, to be subject to Copyleft Licenses.

Section 4.22        Privacy and Cybersecurity.

(a)         The Company maintains and is in compliance with, and during the eight (8) months preceding the date of this Agreement has maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s posted or publicly facing privacy policies, and (iii) the Company’s contractual obligations concerning cybersecurity, data security and the security of the Company’s information technology systems, in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company. There are no Actions by any Person (including any Governmental Authority) pending to which the Company is a named party or, to the Knowledge of the Company, threatened in writing, against the Company alleging a violation of any third Person’s privacy or personal information rights.

(b)         During the eight (8) months preceding the date of this Agreement (i) there have been, no material breaches of the security of the information technology systems of the Company, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s business or operations. The Company takes commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards.

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To the Knowledge of the Company, the Company has not (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company.

Section 4.23        Environmental Matters.

(a)         The Company is and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b)         To the Knowledge of the Company, the Company is not considered the “owner” or “operator” of any real property pursuant to applicable Environmental Laws, except for the Company Real Property. There has been no release of any Hazardous Materials by the Company (i) at, in, on or under any Leased Real Property or in connection with the Company’s operations off- site of the Leased Real Property or (ii) to the Knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company has been transported to, sent, placed or disposed of.

(c)         The Company is not subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)         No material Legal Proceeding is pending or, to the Knowledge of the Company, threatened, with respect to the Company’s compliance with or liability under Environmental Laws, and, to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e)         The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company with, or liability of the under, any Environmental Law.

Section 4.24        Absence of Changes. From February 9, 2024, (a) there has not been any Company Material Adverse Effect, (b) the Company have conducted its business only in the Ordinary Course of Business and (c) the Company has not taken (or failed to take) any action that, if taken (or failed to be taken) after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

Section 4.25        Anti-Corruption Compliance.

(a)         For the eight (8) months prior to the date of this Agreement, neither the Company nor any of its officers, managers, employees, nor, to the Knowledge of the Company, any agent or third-party representative of the Company acting on behalf of the Company, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b)         The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)         To the Knowledge of the Company, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), legal, regulatory, or administrative proceedings, whistleblower complaints or reports against the Company, or internal or external audits alleging (i) any unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Bribery Laws related to the Company.

Section 4.26        Anti-Money Laundering Compliance.

(a)         Neither the Company nor, any of its officers, managers, employees, nor, to the Knowledge of the Company, agents or third-party representatives (in their capacities as such) has engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

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(b)         There are no current or pending or, to the Knowledge of the Company, threatened in writing, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the Company or any of its officers, managers, or employees (in their capacities as such), except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.27        Sanctions and International Trade Compliance.

(a)         The Company as well as its officers, managers, and employees, and to the Knowledge of the Company, agents and third-party representatives, (i) are, and have been for the eight (8) months prior to the date of this Agreement, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the Knowledge of the Company, threatened, claims, complaints, charges, investigations, regulatory or administrative proceedings, voluntary disclosures or Legal Proceedings against the Company related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b)         Neither the Company nor any of its officers, managers, employees nor to the Knowledge of the Company, employees or any of the Company’s agents, representatives or other Persons acting on behalf of the Company, is or has been during the eight (8) months prior to the date of this Agreement (i) a Sanctioned Person or (ii) transacting business directly or knowingly indirectly, or otherwise engaging in dealings, with or for the benefit of, any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.28        Vendors and Customers.

(a)         Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top six (6) vendors based on the aggregate Dollar value of the Company’s transaction volume with such counterparty during the trailing eight months for the period ending June 30, 2024 (the “Top Vendors”).

(b)         Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Vendors has informed the Company in writing that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company (other than due to the expiration of an existing contractual arrangement), and to the Knowledge of the Company, none of the Top Vendors is otherwise involved in or threatening a material dispute against the Company or its business.

(c)         Section 4.28(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top six (6) customers based on the aggregate Dollar value of the Company’s transaction volume with such counterparty during the trailing eight months for the period ending October 31, 2024 (if any) (the “Top Customers”).

(d)         Except as set forth on Section 4.28(d) of the Company Disclosure Letter, none of the Top Customers has informed the Company in writing that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company (other than due to the expiration of an existing contractual arrangement), and to the Knowledge of the Company, none of the Top Customers is otherwise involved in or threatening a material dispute against the Company or its business.

Section 4.29        Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. The Company has not provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

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Section 4.30        Sufficiency of Assets. Except as would not be expected to be material to the Company, the tangible and intangible assets owned, licensed or leased by the Company constitute all of the assets reasonably necessary for the continued conduct of the business of the Company after the Closing in the Ordinary Course of Business.

Section 4.31        Related Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course of Business, no manager, officer or other Affiliate of the Company or any immediate family of any of the foregoing, to the Knowledge of the Company, has, directly or indirectly: (a) any economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell; (b) any economic interest in any person that purchases from or sells or furnishes to the Company any goods or services; (c) any beneficial interest in any Contract of the type described in Section 4.12(a); or (d) any contractual or other arrangement with the Company, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.31. The Company has not, during the eight (8) months prior to the date of this Agreement, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any manager or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.32        Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Acquiror, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Acquiror for such purpose. The Company acknowledges and agrees that: in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Acquiror set forth in this Agreement (including the related portions of the Acquiror Disclosure Letter) and in any certificate delivered to the Company pursuant hereto.

Section 4.33        No Additional Representation or Warranties. Except as provided in and this Article IV, neither the Company nor any of its Affiliates, nor any of their respective managers, directors, officers, employees, equityholders, partners, members or representatives has made, or is making, and Acquiror and Merger Sub hereby expressly disclaim, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates other than as set forth in this Article IV and the Company Disclosure Letter.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted at least two (2) Business Days prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1          Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or limited liability company (as applicable) in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity

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interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2          Due Authorization.

(a)         Each of Acquiror and Merger Sub has all requisite corporate or limited liability company power and authority (as applicable) to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (y) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole member and manager of Merger Sub and (z) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Stockholders and recommended for approval by the Acquiror Stockholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)         Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present, each of those Transaction Proposals identified in clauses (A) through (H) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares present and entitled to vote (as determined in accordance with Acquiror’s Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purposes.

(c)         At a meeting duly called and held or via a written consent in lieu of a meeting, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3          No Conflict. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4          Litigation and Proceedings. As of the date hereof, there are no pending or, to the Knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the Knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the Knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the Knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof,

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each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5          SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 31, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings.

Section 5.6          Internal Controls; Listing; Financial Statements.

(a)         Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since December 31, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by, or under the supervision of, Acquiror’s principal executive officer and principal financial officer, or persons performing similar functions, and that is sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Acquiror maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its Board of Directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(b)         To the Knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)         Since December 31, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or prohibit or terminate the listing of Acquiror Common Stock on Nasdaq.

(d)         The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2023, and statement of operations, cash flow and stockholders’ equity of Acquiror for the period from May 27, 2021 (inception) through December 31, 2023, together with the auditor’s reports thereon (the “Acquiror

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Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)         There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.7          Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act and any other Antitrust Law, and (ii) as otherwise specifically contemplated herein or disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8          Trust Account. As of the date of this Agreement, Acquiror has at least $12,230,126 in the Trust Account, such monies invested in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 27, 2021 (the “Trust Agreement”), between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. As of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, to the Knowledge of Acquiror, there are no conditions to the use of funds in the Trust Account which will not be satisfied or funds available in the Trust Account (other than pursuant to the Acquiror Share Redemption) which will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9          Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10        Absence of Changes. Since December 31, 2021, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this

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Agreement, (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have conducted their business only in the Ordinary Course of Business and (c) neither Acquiror nor Merger Sub has taken (or failed to take) any action that, if taken (or failed to be taken) after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 7.4.

Section 5.11        No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the Ordinary Course of Business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12        Capitalization of Acquiror.

(a)         As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 100,000,000 shares of Acquiror Common Stock, 10,011,662 of which are issued and outstanding as of the date of this Agreement and (ii) 1,000,000 shares of Acquiror preferred stock, of which no shares are issued and outstanding as of the date of this Agreement ((i) and (ii) together, the “Acquiror Capital Stock”). Except for (i) the Acquiror Units, (ii) the Acquiror Rights and (iii) the unit purchase option to purchase 600,000 Acquiror Units at a price of $11.50 per unit, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Acquiror, Acquiror Common Shares or other equity interests in Acquiror, or securities convertible into or exchangeable or exercisable for such equity interests. All issued and outstanding shares of Acquiror Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) have not been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)         The Acquiror Common Shares (including such portion of the Aggregate Merger Consideration that is Acquiror Common Shares), when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(c)         Acquiror has no Subsidiaries apart from Merger Sub and WTMA Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as currently conducted. All of the membership interests of Merger Sub were duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, and are solely owned by Acquiror, free and clear of any Liens.

Section 5.13        Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14        Indebtedness. Neither Acquiror nor Merger Sub have any Indebtedness (other than working capital set forth on Section 5.14 of the Acquiror Disclosure Letter, or in connection with an extension to consummate a business combination pursuant to the Trust Agreement).

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Section 5.15        Taxes.

(a)         All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)         The Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c)         There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d)         No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)         There are no material Tax audits or other examinations of Acquiror presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f)          Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to Acquiror and Merger Sub, taken as a whole.

(g)         Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and/or Merger Sub and customary commercial Contracts not primarily related to Taxes).

(h)         Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)          Neither the Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes. The Acquiror and Merger Sub are in material compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(j)          No written claim has been made by any Governmental Authority where the Acquiror does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)         The Acquiror has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)          The Acquiror has never had a permanent establishment in any country other than the country of its organization, nor is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(m)        Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

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(n)         Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the Knowledge of Acquiror, the IRS has not proposed any such adjustment or change in accounting method.

(o)         The Acquiror is and always has been properly classified as a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes and has had comparable status under the Laws of any other jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return.

(p)         Acquiror and Merger Sub have not taken any action, nor to the Knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code and the Treasury Regulations.

(q)         Acquiror does not have and, through the completion time of the Precedent Transactions, will not have any class of non-voting stock outstanding.

Section 5.16        Business Activities.

(a)         Since formation, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b)         Except for Merger Sub and WTMA Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)         Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)         As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that

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would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.17        Stock Market Quotation. As of the date hereof, (a) the public Acquiror Common Shares are listed for trading on Nasdaq under the symbol “WTMA”; (b) the public Acquiror Rights are listed for trading on Nasdaq under the symbol “WTMAR”; (c) and the public Acquiror Units are listed for trading on Nasdaq under the symbol “WTMAU”, in each case, as registered pursuant to Section 12(b) of the Exchange Act. Acquiror is in compliance with the rules of Nasdaq, as applicable, and there is no Action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or Acquiror Rights or terminate the listing of Acquiror Common Stock or Acquiror Rights on Nasdaq, as applicable. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Rights under the Exchange Act except as contemplated by this Agreement.

Section 5.18        No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that each of Acquiror and Merger Sub has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making, and Acquiror and Merger Sub hereby expressly disclaim reliance on, any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives)) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.19        No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates other than as set forth in this Article V. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror and Merger Sub and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror and Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and Merger Sub as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Article VI
COVENANTS OF THE COMPANY

Section 6.1          Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements (including, for the avoidance of doubt, the Precedent Transactions and related reorganizations) or required by Law or as consented to by Acquiror in writing (which consent shall not to be unreasonably conditioned, withheld, delayed or denied), (i) operate the business of the Company in the Ordinary Course of Business and (ii) preserve intact the business organization of the Company, keep available the services of the employees of the Company and preserve intact the current

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business relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a)         change or amend the Governing Documents of the Company or form or cause to be formed any new Subsidiary of the Company;

(b)         make or declare any dividend or distribution to the members of the Company or make any other distributions in respect of any of the Company Membership Units;

(c)         purchase, repurchase, redeem or otherwise acquire any issued and outstanding membership interests of the Company, except for the acquisition by the Company of any membership interests of the Company in connection with the forfeiture or cancellation of such interests;

(d)         enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, in each case, other than in the Ordinary Course of Business or as required by Law;

(e)         sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company, except for (i) dispositions of obsolete or worthless equipment and (ii) transactions in the Ordinary Course of Business;

(f)          acquire, purchase, obtain, assume, or otherwise obtain, or sell, assign, or otherwise dispose of any fee simple ownership interest or leasehold estate in any real property (other than in the Ordinary Course of Business);

(g)         except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of the Company, (ii) make any change in the key management structure of the Company, including the hiring of additional officers or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the Ordinary Course of Business, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company;

(h)         close or materially reduce its activities, or effect any material layoff or other material personnel reduction, at any of its facilities;

(i)          acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)          (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person;

(k)         (i) make or change any material election in respect of Taxes, except in the Ordinary Course of Business, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

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(l)          take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code and the Treasury Regulations;

(m)        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its membership interests or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(n)         adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(o)         waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the Ordinary Course of Business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(p)         grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s business judgment as to the costs and benefits of maintaining the item;

(q)         disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company other than in the Ordinary Course of Business and pursuant to obligations to maintain the confidentiality thereof;

(r)         make or commit to make capital expenditures or incur, create, assume, prepay or otherwise become liable for any Indebtedness, in each case other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;

(s)          materially amend or change any of the Company’s accounting policies or procedures, other than reasonable and usual amendments in the Ordinary Course of Business or as required by a change in GAAP;

(t)          manage the Company’s working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the Ordinary Course of Business;

(u)         revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(v)         other than as required by applicable Law, enter into or extend any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, works council, or group of employees of the Company as the bargaining representative for any employees of the Company;

(w)        terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company, taken as a whole;

(x)         fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(y)         waive the restrictive covenant obligations of any Person to the Company;

(z)         (i) limit the right of the Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person;

(aa)       terminate without replacement or amend in a manner materially detrimental to the Company any insurance policy insuring the business of the Company; or

(bb)       enter into any agreement to do any action prohibited under this Section 6.1.

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Section 6.2          Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of Business of the Company, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company, and (z) copies of any communications sent or received by the Company in connection with such Legal Proceedings, matters and decisions.

Section 6.3          Preparation and Delivery of Additional Company Financial Statements.

(a)         The Company shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, (i) audited consolidated balance sheets and statements of operations, comprehensive loss, members’ equity and cash flows of the Company as of and for the periods ended June 30, 2024, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC (including with respect to the standards and rules set forth by the Public Company Accounting Oversight Board), the Exchange Act and the Securities Act applicable to a registrant (the “Updated Financial Statements”).

(b)         As soon as reasonably practicable, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, members’ deficit, and cash flow of the Company as of and for the nine month period ended September 30, 2024 (the “Q3 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q3 Financial Statements, the representations and warranties set forth in Section 4.7 shall be deemed to apply to the Q3 Financial Statements with the same force and effect as if made as of the date of this Agreement.

Section 6.4          Affiliate Agreements. Prior to the Closing, the Company shall cause all Affiliate Agreements, other than those set forth on Section 6.4 of the Company Disclosure Letter, to be terminated or settled effective as of or prior to the Closing without further liability to Acquiror or the Company.

Section 6.5          Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall not, and shall cause its representatives not to, directly or indirectly, (i) initiate, engage in or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company to any Person relating to, any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company in connection with an offer or proposal that constitutes or could reasonably be expected to result in or lead to an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any offer or proposal that constitutes or could reasonably be expected to

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result in or lead to an Acquisition Proposal or (v) propose, resolve or agree to do any of the foregoing or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the date hereof, the Company shall, and shall instruct its officers, representatives and managers to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (if any, and other than Acquiror and its representatives).

Article VII
COVENANTS OF ACQUIROR

Section 7.1          Trust Account Proceeds and Related Available Equity.

(a)         If (i) the amount of cash available in the Trust Account after deducting the amount required to satisfy the Acquiror Share Redemption Amount, and net of payment of the Transaction Expenses and any transaction expenses of the Company or Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf, other than the Included Transaction Expenses Amount, which shall be deducted), as contemplated by Section 11.6), (the “Trust Amount”), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (including in connection with Section 7.1(b)), plus (iii) the aggregate gross proceeds received or which will be received by Acquiror or the Company pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing in connection with the issuance or other grant of any interests of Acquiror or the Company or any of Acquiror’s Subsidiaries, pursuant to any agreement or arrangement entered into prior to or substantially concurrently with the Closing (the sum of (i) through (iii), the “Available Cash”), is equal to or greater than $0 (the “Minimum Available Cash Amount”), then the condition set forth in Section 9.3(c) shall be satisfied.

(b)         If the Available Cash is less than the Minimum Available Cash Amount after the Acquiror Share Redemptions, then, at or prior to the Closing, Acquiror shall, notwithstanding anything contained herein to the contrary, have the right (but not the obligation) to purchase or sell to any other person additional Acquiror Common Shares (in accordance with Acquiror’s Governing Documents) at a price per share not less than $10.00 up to an amount that would result in the Available Cash being at least equal to the Minimum Available Cash Amount.

(c)         Upon satisfaction or waiver of the conditions set forth in Section 8.1 and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its commercially reasonable efforts to cause the Trustee to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2          Listing. As of the Closing, the Acquiror shall ensure that Acquiror is listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Merger, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.3          No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries and its and their representatives not to, directly or indirectly, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate, engage in or otherwise participate in any discussions or negotiations with any Person with respect to any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or lead to a Business Combination Proposal, (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its representatives or (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any offer or proposal that constitutes or could reasonably be expected to result in or lead to a Business Combination Proposal. From and after the date hereof, Acquiror shall, and

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shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.4          Acquiror Conduct of Business.

(a)         During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as otherwise explicitly contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or as required by Law:

(i)          seek any approval from the Acquiror Stockholders, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)         (x) make or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any Acquiror Capital Stock or Merger Sub Membership Interests, or any other share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror Capital Stock or Merger Sub Membership Interests or any other equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Common Stock made as part of the Acquiror Share Redemptions;

(iii)        (A) make or change any material election in respect of Taxes, except in the Ordinary Course of Business, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv)        take any action, or knowingly fail to take any reasonable action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a transfer to a corporation controlled by transferors within the meaning of Section 351 of the Code and the Treasury Regulations;

(v)         other than as expressly required by the Sponsor Support and Lock-up Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)        other than the issuance of any notes or other instruments in connection with a PIPE Investment, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Acquiror or guaranty any debt securities of another Person, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the Ordinary Course of Business);

(vii)       (A) except in connection with any PIPE Investment, issue any Acquiror Capital Stock or securities exercisable for or convertible into Acquiror Capital Stock, other than the issuance of the portion of the Aggregate Merger Consideration that is payable in shares of Acquiror Common Stock (other

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than pursuant to the exercise of any Acquiror Rights and unit purchase option issued to Chardan Capital Markets, LLC) or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Capital Stock not outstanding on the date hereof;

(viii)      enter into any agreement to do any action prohibited under this Section 7.4.

(b)         During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.5          Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a)         the Board of Directors of Acquiror shall consist of five (5) directors, which shall initially include:

(i)          three (3) director nominees designated by the Company and reasonably acceptable to Acquiror; and

(ii)         two (2) director nominees mutually agreed by Acquiror and the Company. The two (2) director nominees appointed pursuant to this clause shall be the Company Equityholder, who shall serve as the Executive Chairman of the Board of Directors of Acquiror, and Dominik Oggenfuss. In the event that either of such persons is unwilling or unable to serve as directors of the Acquiror for any reason, the Acquiror and the Company shall mutually agree on a replacement for such person.

(b)          (i) The class of directors serving in the term expiring on the first annual meeting of the stockholders of Acquiror falling after the Closing Date shall consist of Dominik Oggenfuss; (ii) the class of directors serving in the term expiring on the second annual meeting of the stockholders of Acquiror falling after the Closing Date shall consist of two of the director nominees appointed to the Board of Directors of Acquiror pursuant to Section 7.5(a)(i); and (iii) the class of directors serving in the term expiring on the third annual meeting of the stockholders of Acquiror falling after the Closing Date shall consist of the Company Equityholder and one of the director nominees appointed to the Board of Directors of Acquiror pursuant to Section 7.5(a)(i); and

(c)         the initial officers of Acquiror shall be the persons as set forth in Section 2.6, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.6          Indemnification and Insurance.

(a)         From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former manager and officer of the (x) Company (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or Acquiror’s Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.6.

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(b)         The Company shall purchase, at or prior to the Closing, and both Acquiror and the Company shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of the directors and officers of Acquiror (the “Acquiror Tail Policy”) provided, that in no event shall Acquiror be required to expend annually in the aggregate an amount in excess of 200% of the amount of the aggregate annual premiums paid by the Company for the current policy term for such purpose. The Acquiror Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under Acquiror’s current directors’ and officers’ liability insurance policies as of the date of this Agreement.

(c)         The Company shall purchase, at or prior to the Closing, and shall maintain, or cause to be maintained, in effect for six (6) years following the Effective Time, without lapses in coverage, managers’ and officers’ liability insurance that provides coverage for the individual persons who are managers and officers of the Company as of the date of this Agreement (the “Company Coverage Obligation”). This Company Coverage Obligation can be fulfilled in one of two ways: (i) the annual renewal of an insurance policy for managers and officers providing the aforementioned coverage (the “Annual Policy Option”), which policy may also provide coverage for the directors and officers of Acquiror, or (ii) through the purchase of a “tail policy” for the managers’ and officers’ liability insurance policies in effect for the managers and officers of the Company before the date of this agreement. Should the Company choose the Annual Policy Option, and at any time between the date of the Closing and the six-year anniversary of the date of the Closing, the Company for any reason, does not renew the annually renewing managers’ and officers’ liability insurance policies, then the Company shall purchase a tail policy for this lapsing insurance policy, the duration of which shall be no less than the number of years equal to the remaining time period between the six-year anniversary of the date of the Closing and the number of years that had elapsed between date of the Closing and the lapsing of the annually renewing managers’ and officers’ liability insurance policies.

(d)         Notwithstanding anything contained in this Agreement to the contrary, this Section 7.6 shall survive the consummation of the Merger for a period of six (6) years following the Effective Time and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.6.

(e)         On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.7          Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.8          PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned, delayed or denied), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein,

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including using its commercially reasonable efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 7.9          Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of a party, threatened in writing, against a party or the Board of Directors of such party by any of such party’s stockholders prior to the Closing, such party shall promptly notify the other party of any such litigation and keep the other party reasonably informed with respect to the status thereof. Such party shall provide the other party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other party’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Article VIII
JOINT COVENANTS

Section 8.1          HSR Act; Other Filings.

(a)         In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly (and the case of the HSR Act in no event later than ten (10) Business Days after the date hereof) with the notification and reporting requirements of the HSR Act and any other applicable Antitrust Law. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)         Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act (unless any announcement from the applicable Governmental Authorities to the effect that early termination of any waiting period under the HSR Act is temporarily suspended remains in effect) and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)         Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d)         With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party

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shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)         Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

(f)          Acquiror and the Company shall as promptly as practicable, and no later than 20 Business Days following the date of this Agreement, consult with each other in good faith in respect of whether the submission of either (A) a draft joint voluntary notice regarding the transactions contemplated hereby to CFIUS in accordance with the CFIUS Regulations (the “Draft Voluntary Notice”) or (B) a declaration regarding the transactions contemplated hereby to CFIUS in accordance with the CFIUS Regulations (the “Declaration”) is legally required or, in the reasonable opinion of the parties, in consultation with their respective legal counsel, advisable. In the event the parties mutually determine that such filing is required or advisable, Acquiror and the Company shall cooperate in all respects (to the extent permitted by Law) to (i) prepare and submit a Declaration and/or Draft Voluntary Notice to CFIUS and (ii) obtain CFIUS Clearance, including by (A) providing any additional or supplemental information or documentation requested by CFIUS or any other branch or agency of the U.S. government during the CFIUS review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS, (B) promptly informing each other of any communication received by Acquiror or the Company, or given by Acquiror or the Company to, CFIUS by promptly providing copies to the other party of any such written communication, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.402(c)(6)(vi), information otherwise requested by CFIUS to remain confidential or information reasonably determined by Acquiror or the Company to be business confidential information and (C) permitting each other to review in advance any written or oral communication that Acquiror or the Company gives to CFIUS, and consult with the Company in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give each other the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS. Without limiting the parties’ respective obligations with respect to obtaining those filings required in the other provisions of this Agreement, Acquiror shall take, and not refrain from taking, and shall cause its Affiliates to take and to not refrain from taking, any and all steps necessary to obtain the CFIUS Clearance so as to enable the parties to consummate the transactions contemplated hereby as expeditiously as practicable (and in any event prior to the Agreement End Date), including by the provision of all such assurances as may be requested or required by CFIUS, including entering into a mitigation agreement, letter of assurance, national security agreement, proxy agreement, trust agreement or other similar arrangement or agreement, in relation to the Company.

Section 8.2          Preparation of Proxy Statement/Prospectus; Stockholders’ Meeting and Approvals.

(a)         Registration Statement and Prospectus.

(i)          As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the shares of Acquiror Common Stock that constitute the portion of the Aggregate Merger Consideration payable in Acquiror Common Stock (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its commercially reasonable efforts to cause the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have

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the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company any of its members as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, members and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or Acquiror’s Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Prospectus to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)         To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or the Proxy Statement/Prospectus or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, Proxy Statement/Prospectus and any Offer Document, including any supplement or amendment thereto, each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement, Proxy Statement/Prospectus or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)        Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement/Prospectus will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(iv)        If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors, managers or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement/Prospectus, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

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(v)         The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration.

(b)         Acquiror Stockholder Approval. Acquiror shall as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement/Prospectus to be disseminated to Acquiror Stockholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals. Acquiror shall, through its Board of Directors, recommend to its stockholders the (A) approval of and adoption of this Agreement and transactions contemplated hereby in accordance with applicable Law and exchange rules and regulations, (B) approval and adoption of the amendment and restatement of Acquiror’s certificate of incorporation and bylaws, in the forms attached as Exhibit B and Exhibit C to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled proposals to implement the foregoing as are required by applicable Law or as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) election of directors effective as of the Closing as contemplated by Section 7.5, (D) approval of the issuance of shares of Acquiror Common Stock in connection with the Merger and the PIPE Investment (such proposal (D), together with proposals (A) and (B) (other than any non-binding, advisory proposals), collectively, the “Condition Precedent Proposals”), (E) approval of the adoption by Acquiror of the Incentive Plan, (F) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (G) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (H) approval of adjournment of the Acquiror Stockholders’ Meeting, if necessary, in accordance with the final sentence of this Section 8.2(b) (such proposals in (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Acquiror that they vote in favor of the Transaction Proposals (a “Acquiror Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Acquiror Modification in Recommendation and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals. Acquiror may only adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided, that the Acquiror Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date.

(c)         Company Equityholder Approval. Upon the terms set forth in this Agreement, the Company shall (i) use its commercially reasonable efforts to solicit and obtain the Company Equityholder Approval in the form of an irrevocable written consent (the “Written Consent”) (pursuant to the Company Equityholder Support and Lock-Up Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to the Company Equityholder. As promptly as practicable after the initial filing of the Registration Statement, the Company (with the assistance and cooperation of Acquiror as reasonably requested by the Company) shall prepare an information statement relating to the action to be taken by the Company Equityholder pursuant to the Written Consent (the “Consent Solicitation Statement”). As promptly as practicable after the date on which the Registration Statement becomes effective, the Company shall deliver the Consent Solicitation Statement to the Company Equityholder. The Company shall, through the Managing Member, recommend to the Company Equityholder (A) the adoption and approval of this Agreement in accordance with applicable Law, and (B) the adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions

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contemplated hereby. The Managing Member shall not withdraw, amend, qualify or modify its recommendation to the Company Equityholder that they vote in favor of the Transaction Proposals (a “Company Modification in Recommendation”). To the fullest extent permitted by applicable Law, the Company’s obligations to obtain the Written Consent shall not be affected by any Company Modification in Recommendation.

Section 8.3          Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII, Acquiror and the Company shall each, and Acquiror shall cause its Subsidiaries to (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Acquiror under this Section 8.3 will constitute a breach of Section 6.1 or Section 7.4, respectively. After the Closing, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated hereby (including the Merger). In addition, Acquiror agrees to cause any current or former officers of Acquiror or Merger Sub, as applicable, to execute any consents, representation letters or similar documents in connection with the filing of financial statements of the Surviving Company following the Closing.

Section 8.4          Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred by the Acquiror or the Company in connection with the transactions contemplated by this Agreement shall constitute Transaction Expenses.

Section 8.5          Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of the Company Membership Units or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.6          Cooperation; Consultation.

(a)         Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate, in good faith and in a timely manner (i) to effectuate the Precedent Transactions and execute and deliver, or cause to be executed and delivered, all such documents and instruments and take, or cause to be taken, all such further or other actions as Company or Acquiror may reasonably deem necessary or desirable to evidence and effectuate the Precedent Transactions, (ii) to duly implement and adopt, and take all other actions, solicit all consents and approvals necessary or appropriate for the implementation and adoption of, the Incentive Plan and (iii) in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (A) by providing such information and assistance as the other party may reasonably request, (B) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (C) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors. The parties hereto agree that initial equity awards (the “Initial Awards”) shall be granted pursuant to the Incentive Plan (following the effectiveness of such plan), subject to the approval of the compensation committee (or other appropriate committee) of the Board of Directors of Acquiror, and in no event shall the Initial Awards be granted prior to occurrence of each of the following: (a) the listing of the shares of Acquiror Common Stock underlying the Initial Awards on the Nasdaq; and (b) registration of the offer and

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sale of the shares of Acquiror Common Stock underlying the Initial Awards with the SEC on Form S-8. In addition, the parties hereto agree that the Initial Awards shall be subject to the vesting conditions (and related milestones) set forth on Exhibit D hereto.

(b)         The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party becomes aware of during the Interim Period, the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1          Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)         The Acquiror Stockholder Approval shall have been obtained;

(b)         The Company Equityholder Approval shall have been obtained;

(c)         The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)         The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e)         There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f)          Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(g)         Each of the Precedent Transaction Agreements shall have been duly executed, and the actions to be taken at the closing of each such Precedent Transaction shall be taken concomitantly with and conditional upon the Closing and the delivery of all items set forth under Section 2.4, and each of the Precedent Transactions shall have been completed and closed, or shall be completed and closed substantially simultaneously with the Merger; and

(h)         The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq.

Section 9.2          Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub, in their sole discretion:

(a)         (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which

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speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case of this clause (iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (provided, however, that none of the Precedent Transactions, including any actions, acquisitions, mergers, reorganizations and similar changes affecting the Company, Acquiror or any of their respective businesses or Affiliates, shall be deemed an inaccuracy or omission regarding any representation or warranty referenced in clauses (i) through (iii), and each such representation and warranty shall be deemed qualified by the Precedent Transactions in all respects);

(b)         Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within ten (10) days after notice (or if earlier, the Agreement End Date); and

(c)         No Company Material Adverse Effect shall have occurred on or after the date of this Agreement.

Section 9.3          Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company, in its sole discretion:

(a)         (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to perform their obligations under this Agreement (provided, however, that none of the Precedent Transactions, including any actions, acquisitions, mergers, reorganizations and similar changes affecting the Company, Acquiror or any of their respective businesses or Affiliates, shall be deemed an inaccuracy or omission regarding any representation or warranty referenced in clauses (i) through (ii), and each such representation and warranty shall be deemed qualified by the Precedent Transactions in all respects);

(b)         Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c)         The Available Cash shall be no less than the Minimum Available Cash Amount.

Section 9.4          Frustration of Conditions to Obligations. The Acquiror may not decline to proceed to the Closing, or terminate this Agreement, based on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the Acquiror’s failure to act in good faith or to take such actions as may be reasonably necessary to cause such conditions to be satisfied. The Company may not decline to proceed to the Closing, or terminate this Agreement, based on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the Company’s failure to act in good faith or to take such actions as may be reasonably necessary to cause such conditions to be satisfied.

Article X
TERMINATION/EFFECTIVENESS

Section 10.1        Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)         by written consent of the Company and Acquiror;

(b)         by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

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(c)         by the Company or Acquiror if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)         by the Company if there has been an Acquiror Modification in Recommendation;

(e)         by Acquiror if there has been a Company Modification in Recommendation;

(f)          prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before June 30, 2025 (the “Agreement End Date”), unless Acquiror or Merger Sub is in material breach hereof;

(g)         by Acquiror if the Company Equityholder Approval shall not have been obtained within five (5) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to the Company Members; or

(h)         prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI shall survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1        Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that it has read the prospectus dated December 27, 2021 (the “Prospectus”) available at www.sec.gov and that substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within

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the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2        Waiver. Any party to this Agreement may, at any time prior to the Closing, by action duly taken by its applicable governing body in accordance with its Governing Documents and in its sole discretion, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3        Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, addressed as follows:

(a)         If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Welsbach Acquisition Holdings LLC
4422 N. Ravenswood Ave #1025
Chicago, Illinois 60640

Attention:       Daniel Mamadou

Chris Clower

Email:             [***]

[***]

with a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC
Attn: Laura Anthony, Craig Linder and John Cacomanolis
1700 Palm Beach Lakes Blvd., Suite 820
West Palm Beach, FL 33401
Email: [***]; [***]; [***]

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(b)         If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Evolution Metals LLC
516 S Dixie Hwy Suite 209
West Palm Beach, FL 33401

Attention:       Mr. David Wilcox

Email:             [***]

with a copy, which shall not constitute notice, to:

Jones Day
1221 Peachtree Street, N.E., Suite 400
Atlanta, GA 30361
Attention: Joel May; Ashley Gullett
Email: [***]; [***]

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4        Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5        Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6        Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7        Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

Section 11.8        Headings; Counterparts; Electronic Delivery. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 11.9        Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections

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of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10      Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), and (ii) the Sponsor Support and Lock-up Agreement and Company Equityholder Support and Lock-Up Agreement, (clause (ii), the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby (including the Original Agreement, which is amended, restated and replaced in its entirety by this Agreement). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11      Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12      Publicity.

(a)         All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld, conditioned, delayed or denied by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b)         The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14      Jurisdiction; Waiver of Jury Trial.

(a)         Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

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(b)         EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.14(b). Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 11.15      Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16      Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)         Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b)         except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing (each of the foregoing, a “Nonparty Affiliate”) shall have any liability or obligation (whether in Contract, tort, equity or otherwise, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby, and each party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliates from any such liability or obligation.

Section 11.17      Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2 or as otherwise specifically set forth herein, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation and other agreement and such rights shall terminate and expire upon the occurrence of the

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Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18      Conflicts and Privilege.

(a)         It is acknowledged by each party hereto, on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that the Company and, through the Company, the Company Equityholder have retained Jones Day to act as their legal counsel in connection with the transactions contemplated by this Agreement. Each of Acquiror and Merger Sub hereby agrees that, in the event of any dispute, litigation, claim, proceeding or arbitration (a “Dispute”) arising after the Closing relating to the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby (the “Representation”), Jones Day may represent the Company Equityholder and its Affiliates (including their respective direct and indirect owners or shareholders) (collectively, the “Represented Entities”) in such Dispute, even though the interests of the Represented Entities may be directly adverse to Acquiror, the Surviving Company or any of their respective Affiliates, and even though Jones Day may formerly have represented Acquiror, the Company or any of their respective Affiliates in a matter substantially related to such Dispute, or may be handling ongoing matters for Acquiror, the Company or any of their respective Affiliates. Acquiror and Merger Sub, on behalf of themselves and the other Waiving Parties, hereby consent to and waive (and will not assert) any conflict of interest or any claim or objection arising therefrom or relating thereto.

(b)         Acquiror and Merger Sub further agrees that all communications among Jones Day, the Company, the Company Equityholder and the Represented Entities that relate in any way to the Representation (including all of the client files and records in the possession of Jones Day related thereto) constitute attorney-client privileged communications between the Represented Entities and Jones Day (collectively, the “Privileged Deal Communications”), and the attorney-client privilege and the expectation of client confidence belongs to the Represented Entities, may be controlled by the Represented Entities and shall not pass to or be claimed by Acquiror, the Company or the Surviving Company. All Privilege Rights shall survive the Closing and remain in full force and effect thereafter. Effective as of the Closing, all Privilege Rights are hereby assigned by the Company to, and shall be controlled, from and after the Closing, exclusively by, the Represented Entities. From and after the Closing, Acquiror and the Surviving Company, on behalf of itself and the Waiving Parties, waives and shall not assert any attorney-client privilege with respect to the Privileged Deal Communications. Notwithstanding the foregoing, if a Dispute arises between Acquiror or the Surviving Company and a third party, Acquiror or the Surviving Company may assert confidentiality protection or the attorney-client privilege with respect to the Privileged Deal Communications to prevent the disclosure thereof; provided, however, that the Surviving Company may not waive such privilege without the prior written consent of the Company Equityholder. Jones Day shall not have any duty whatsoever to reveal or disclose any of the Privileged Deal Communications or files to any of Acquiror, the Surviving Company or any of the Waiving Parties by reason of any attorney-client relationship between Jones Day and the Company, Surviving Company or otherwise.

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In Witness Whereof the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

Welsbach Technology Metals Acquisition Corp.
By:	/s/ Christopher Clower
Name: Christopher Clower
Title: Chief Operating Officer
WTMA Merger Subsidiary LLC
By:	Welsbach Technology Metals Acquisition Corp.
Its:	Manager
By:	/s/ Christopher Clower
Name: Christopher Clower
Title: Authorized Signatory
Evolution Metals LLC
By:	/s/ David Wilcox
Name: David Wilcox
Title: Managing Member

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Exhibit A

Evolution Metals & Technology Corp. 2025 Equity Incentive Plan

(Attached)

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Evolution Metals & Technologies Corp.
2025 Equity Incentive Plan

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Evolution Metals & Technologies Corp.
2025 Equity Incentive Plan

Article I.        Purposes and Definitions

Section 1.01    Purposes of this Plan; Structure.

(a)     The purposes of this Plan are (i) to attract and retain the best available personnel for positions of substantial responsibility, (ii) to provide additional incentive to Employees, Directors and Consultants, and (ii) to promote the success of the Company’s business.

(b)    This Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Cash-Based Awards and Other Stock-Based Awards.

Section 1.02    Definitions. As used herein, the following definitions will apply:

(a)     “Administrator” means the Board or any of its Committees as will be administering this Plan, in accordance with Section 2.02.

(b)    “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(c)     “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under this Plan.

(d)    “Award” means, individually or collectively, a grant under this Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, or Cash-Based Award or Other Stock-Based Award granted under this Plan.

(e)     “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under this Plan, which Award Agreement shall be is subject to the terms and conditions of this Plan.

(f)     “BCA” means the Amended and Restated Agreement and Plan of Merger by and among the Company, WTMA Merger Subsidiary LLC and Evolution Metals LLC, dated as of November 6, 2024.

(g)    “Board” means the Board of Directors of the Company.

(h)    “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 3.06.

(i)     “Change in Control” means, except as may be otherwise prescribed by the Administrator in an Award Agreement made under this Plan or as otherwise provided in another plan or agreement applicable to the Participant, the occurrence of any of the following events after the consummation of the transactions contemplated by the BCA, subject to the provisions of Section 1.03; provided, that for the avoidance of doubt, the transactions contemplated by the BCA will not constitute a Change in Control for purposes of this Plan:

(i)     Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this Section 1.02(i)(i), the acquisition of additional stock by any one Person, who immediately prior to such acquisition is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the shareholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the

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same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this Section 1.02(i)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities.

(ii)    Board Turnover. Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board” as modified by this subsection (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest or the use of any proxy access procedures in the Company’s organizational documents with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(iii)   Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 1.02(i)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (B)(3) of this Section 1.02(i)(iii). For purposes of this Section 1.02(i)(iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)   Reorganization, Merger or Consolidation. A consummation of a reorganization, merger or consolidation (a “Business Combination”), excluding, however, such a Business Combination pursuant to which: (A) the individuals and entities who were the beneficial owners of the total voting power of the stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); (B) no Person (excluding any Person who immediately prior to such Business Combination is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company) beneficially owns, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such

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Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(v)    Liquidation or Dissolution. Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iv) above.

(j)     “Code” means the Internal Revenue Code of 1986, as amended, and reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(k)    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 2.02.

(l)     “Common Stock” means the common stock, par value $0.0001 per share, of the Company, or any other class of stock into which the common stock is reclassified after the date of this Plan.

(m)   “Company” means Welsbach Technology Metals Acquisition Corp., a Delaware corporation to be renamed Evolution Metals & Technologies Corp., or any successor thereto.

(n)    “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(o)    “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.” Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(p)    “Director” means a member of the Board.

(q)    “Disability” means, except as otherwise provided by the Administrator in the applicable Award Agreement, total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(r)     “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Administrator or as otherwise provided by this Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(s)     “Effective Date” means [the date on which the transactions contemplated by the BCA are consummated, subject to the approval of this Plan by Company’s stockholders prior to such date].

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(t)     “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company, provided that neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company or any Parent or Subsidiary of the Company.

(u)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or a national market system (other than an over-the counter market, which will not be considered an established stock exchange of national market system for the purposes of this definition), including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)   In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(iv)   The Administrator is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Award Agreement and is in compliance with the fair market value pricing rules set forth in Code Section 409A.

(w)    “Fiscal Year” means the fiscal year of the Company.

(x)    “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

(y)    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(z)     “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)   “Option” means a stock option granted pursuant to this Plan.

(bb)  “Outside Director” means a Director who is not an Employee.

(cc)   “Other Stock-Based Award” means an Award denominated in Shares and granted pursuant to Section 3.06.

(dd)  “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(ee)   “Participant” means the holder of an outstanding Award.

(ff)    “Performance Award” means an Award of Performance Shares or Performance Units.

(gg)  “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 3.05.

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(hh)  “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 3.05.

(ii)    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(jj)    “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(kk)  “Plan” means this 2025 Equity Incentive Plan.

(ll)    “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 3.03, or issued pursuant to the early exercise of an Option.

(mm)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 3.04. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(nn)  “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to this Plan.

(oo)  “Section 16(b)” means Section 16(b) of the Exchange Act.

(pp)  “Securities Act” means the Securities Act of 1933, as amended.

(qq)  “Service Provider” means an Employee, Director or Consultant.

(rr)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 4.05.

(ss)   “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 3.02 is designated as a Stock Appreciation Right.

(tt)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

Section 1.03    Additional Interpretations. For purposes of Section 1.02(i), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Article II.        Stock Subject to this Plan; Administration.

Section 2.01    Stock Subject to this Plan.

(a)     Subject to the provisions of Section 2.01(b) and Section 4.05, the maximum aggregate number of Shares that may be subject to Awards and issued or transferred under this Plan is 123,000,000 shares of Common Stock (“Shares”). The Shares may be authorized but unissued, or reacquired Common Stock.

(b)    If an Award expires or becomes un-exercisable without having been exercised in full or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under this Plan (unless this Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation

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Right will cease to be available under this Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under this Plan (unless this Plan has terminated). Shares that have actually been issued under this Plan under any Award will not be returned to this Plan and will not become available for future distribution under this Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under this Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholdings related to an Award will become available for future grant or sale under this Plan. To the extent an Award under this Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under this Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 4.05, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 2.01(a), plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under this Plan pursuant to this Section 2.01(b).

(c)     The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Plan.

Section 2.02    Administration of this Plan.

(a)     Procedure.

(i)     Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer this Plan.

(ii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)   Other Administration. Other than as provided above, this Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to satisfy Applicable Laws.

(b)    Powers of the Administrator. Subject to the provisions of this Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)     to determine the Fair Market Value;

(ii)    to select the Service Providers to whom Awards may be granted hereunder;

(iii)   to determine the number of Shares to be covered by each Award granted hereunder;

(iv)   to approve forms of Award Agreements for use under this Plan;

(v)    to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder, with such terms and conditions including, but not being limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)   to determine whether an Award will be settled in Shares, cash, other property or in any combination thereof;

(vii)  to construe and interpret the terms of this Plan and Awards granted pursuant to this Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;

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(ix)   to modify or amend each Award (subject to Section 4.14(c)), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards; provided, however, that in no case will an Option or Stock Appreciation Right be extended beyond its original maximum term;

(x)    to allow Participants to satisfy tax withholding obligations in a manner prescribed in Section 4.06(b);

(xi)   to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)  to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award, to the extent permitted under Code Section 409A;

(xiii) to correct any defect, supply any omission or reconcile any inconsistency in this Plan or any Award Agreement and to make all other determinations and take such other actions with respect to this Plan or any Award as the Administrator may deem advisable to the extent not inconsistent with the provisions of this Plan or applicable law; and

(xiv) to make all other determinations deemed necessary or advisable for administering this Plan.

(c)     Option or Stock Appreciation Right Repricing. Except in connection with a corporate transaction or event described in Section 4.05(a) of this Plan or in connection with a Change in Control, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or cancel outstanding “underwater” Options or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Options or Stock Appreciation Rights) in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, as applicable, without approval of the Company’s stockholders. This Section 2.02(c) is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 4.05(a) of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 2.02(c) may not be amended without approval of the Company’s stockholders.

(d)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws

Section 2.03    Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

Section 2.04    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Administrator or as officers or employees of the Company or any of its Affiliates, to the extent permitted by applicable law, members of the Board or the Administrator and any officers or employees of the Company or any of its Affiliates to whom authority to act for the Board, the Administrator or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

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Article III.        Awards.

Section 3.01    Stock Options.

(a)     Grant of Options. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Options in such amounts as the Administrator, in its sole discretion, will determine.

(b)    Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c)     Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 3.01(c), Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and the calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder.

(d)    Term of Option. The term of each Option will be stated in the Award Agreement. In the case of any Option, the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e)     Option Exercise Price and Consideration.

(i)     Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, subject to the following:

(1)    In the case of an Incentive Stock Option:

(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share (or the fair market value per Share as determined in accordance with Treas. Reg. 1.409A-1(b)(5)(iv)(A)) on the date of grant;

(B)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant;

(2)    In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant (or the fair market value per Share as determined in accordance with Treas. Reg. 1.409A-1(b)(5)(iv)(A)).

(3)    Notwithstanding the foregoing provisions of this Section 3.01(e), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

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(ii)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)   Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) to the extent permitted by Applicable Laws, consideration received by the Company under a broker assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with this Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(f)     Exercise of Option.

(i)     Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholding). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 4.05. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

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(iii)   Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

(iv)   Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to this Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to this Plan. .

Section 3.02    Stock Appreciation Rights.

(a)     Grant of Stock Appreciation Rights. Subject to the terms and conditions of this Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)    Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

(c)     Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 3.02(f) will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of this Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under this Plan. Stock Appreciation Rights which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award Agreement, specifying the number of Stock Appreciation Rights to be exercised and the date on which such Stock Appreciation Rights were awarded and vested.

(d)    Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)     Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under this Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 3.01(d) relating to the maximum term and Section 3.01(f) relating to exercise also will apply to Stock Appreciation Rights.

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(f)     Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised. At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

(g)    Deemed Exercise of Stock Appreciation Rights. If, on the date on which a Stock Appreciation Rights would otherwise terminate or expire, the Stock Appreciation Right by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such Stock Appreciation Right, then any portion of such Stock Appreciation Right which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

Section 3.03    Restricted Stock.

(a)     Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)    Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)     Transferability. Except as provided in this Section 3.03 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)    Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)     Removal of Restrictions. Except as otherwise provided in this Section 3.03, Shares of Restricted Stock covered by each Restricted Stock grant made under this Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)     Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)    Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

Section 3.04    Restricted Stock Units.

(a)     Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under this Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)    Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon

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the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(c)     Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator or as set forth in the applicable Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)    Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)     Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to Shares represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Administrator. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of Shares represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per Share on such date. Such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award.

(f)     Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

Section 3.05    Performance Units and Performance Shares.

(a)     Issuance. Performance Awards may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)    Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)     Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Performance Award will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(d)    Performance Targets and Goals. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis

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determined by the Administrator in its discretion (“Performance Goals”). Performance Goals shall be established by the Administrator on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(i)     Performance Measures. Performance Measures shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Administrator prior to the grant of the Performance Award. As specified by the Administrator, Performance Measures may be calculated with respect to the Company and its Subsidiaries consolidated therewith for financial reporting purposes, one or more Subsidiaries or such division or other business unit of any of them selected by the Administrator. Unless otherwise determined by the Administrator prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Administrator, occurring after the establishment of the Performance Goals applicable to the Performance Award. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable, the Administrator may in its discretion modify such Performance Measures or the goals or actual levels of achievement regarding the Performance Measures, in whole or in part, as the Administrator deems appropriate and equitable. Performance Measures may be based upon one or more of the following, as determined by the Administrator, or such criteria as the Administrator may determine: (1) revenue; (2) sales; (3) expenses; (4) operating income; (5) gross margin; (6) operating margin; (7) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; (8) pre-tax profit; (9) net operating income; (10) net income; (11) economic value added; (12) free cash flow; (13) operating cash flow; (14) balance of cash, cash equivalents and marketable securities; (15) stock price; (16) earnings per share; (17) return on shareholder equity; (18) return on capital; (19) return on assets; (20) return on investment; (21) total shareholder return; (22) employee satisfaction; (23) employee retention; (24) market share; (25) customer satisfaction; (26) product development; (27) research and development expenses; (28) completion of an identified special project; and (29) completion of a joint venture or other corporate transaction.

(ii)    Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Administrator.

(e)     Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(f)     Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units or Performance Shares will be made at the time provided for in the applicable Award Agreement. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

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(g)    Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares will be forfeited to the Company, and again will be available for grant under this Plan.

(h)    Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to Shares represented by Performance Share Awards until the date of the issuance of such Shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Administrator. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of Shares represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per Share on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, Shares, or a combination thereof as determined by the Administrator, and may be paid on the same basis as settlement of the related Performance Share. Dividend Equivalent Rights shall not be paid with respect to Performance Units.

Section 3.06    Cash-Based Awards and Other Stock-Based Awards. Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Administrator shall establish. Such Award Agreements may incorporate all or any of the terms of this Plan by reference and shall comply with and be subject to the following terms and conditions.

(a)     Grant of Cash-Based Awards. Subject to the provisions of this Plan, the Administrator, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Administrator may determine.

(b)    Grant of Other Stock-Based Awards. The Administrator may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Administrator) in such amounts and subject to such terms and conditions as the Administrator shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of a Share and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

(c)     Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Administrator. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on such Shares, as determined by the Administrator. The Administrator may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 3.05, as shall be established by the Administrator and set forth in the Award Agreement evidencing such Award. If the Administrator exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant may depend on the extent to which the performance criteria are met. The establishment of performance criteria with respect to the grant or vesting of any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall follow procedures substantially equivalent to those applicable to Performance Awards set forth in Section 3.05.

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(d)    Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, Shares or other securities or any combination thereof as the Administrator determines. The determination and certification of the final value with respect to any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall comply with the requirements applicable to Performance Awards set forth in Section 3.05. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Code Section 409A.

(e)     Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to Shares represented by Other Stock-Based Awards until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 3.04(e). Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards.

(f)     Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Administrator may impose such additional restrictions on any Shares issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any state securities laws or foreign law applicable to such Shares.

Article IV.        Additional Provisions Applicable to this Plan and Awards

Section 4.01    Outside Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any Outside Director in any one calendar year be granted compensation, including cash compensation, for such service having an aggregate maximum value (measured at the date of grant, as applicable, and calculating the value of any Awards based on the grant date fair value for financial reporting purposes) in excess of $750,000; provided, however, that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the Director in his or her capacity as an executive officer or employee of the Company.

Section 4.02    Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. This Plan and each Award Agreement under this Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company have any obligation under the terms of this Plan to reimburse a Participant for any taxes or other costs that may be imposed on Participant as a result of Section 409A.

Section 4.03    Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers

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between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

Section 4.04    Limited Transferability of Awards. Unless determined otherwise by the Administrator in compliance with Code Section 409A, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

Section 4.05    Adjustments; Dissolution, Merger, Etc.

(a)     Adjustments. In the event that any extraordinary cash dividend, stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, split-off, spin-out, combination, repurchase, or exchange of Shares or other securities of the Company, other change in the corporate structure of the Company, partial or complete liquidation or distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction having an effect similar to any of the foregoing occurs, the Administrator, to the extent equitably required in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan, will adjust the number and class of shares of stock that may be delivered under this Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, other Award terms, and the numerical Share limits of Section 2.01; provided, however, that any such adjustment to the number of Shares that may be issued with respect to Incentive Stock Options set forth in Section 2.01(b) of this Plan will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)     Change in Control.

(i)     In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an Affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) Award(s) will terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award(s) or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award(s) or realization of the Participant’s rights, then such Award(s) may be terminated by the Company without payment), or (B)  Award(s) will be replaced with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 4.05(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

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(ii)    In the event of a Change in Control where the successor corporation does not assume or substitute for the Award (or portion thereof), a Participant who is not an Outside Director will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

(iii)   For the purposes of this Section 4.05(c) and Section 4.05(d), unless otherwise provided in an applicable Award Agreement, an Award (for purposes of this subsection, a “Replaced Award”) will be considered assumed or substituted if the award immediately after such replacement or substitution: (A) is of the same or a substantially similar type as the Replaced Award; (B) has a value at least equal to the value of the Replaced Award; (C) either is denominated in cash or relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (D) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, has tax consequences to such Participant under the Code that are generally no less favorable to such Participant than the tax consequences of the Replaced Award (provided that the Company does not guarantee any particular tax treatment with respect to any assumption or substitution award described in this subsection); and (E) has other terms and conditions which are generally no less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent termination of employment or change in control). An assumption or substitution award described in this subsection may be granted only to the extent it does not result in the Replaced Award or such replacement or substitution award failing to comply with or be exempt from Code Section 409A. Without limiting the generality of the foregoing, the assumption or substitution award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this subsection are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iv)   Notwithstanding anything in this Section 4.05(c) to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section 4.05(c) will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

(v)    The Administrator may, without affecting the number of Shares reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Code Section 409A and any other applicable provisions of the Code.

(d)    Outside Director Awards. In the event of a Change in Control, with respect to Awards granted to an Outside Director, the Outside Directors will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted

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Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

Section 4.06    Tax Withholding.

(a)     Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligation is due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, non-U.S. or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, and subject to Applicable Laws, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by such methods as the Administrator shall determine, including, without limitation, (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (v) any combination of the foregoing methods of payment. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

Section 4.07    Compliance with Securities Laws. The grant of Awards and the issuance of Shares pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under this Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

Section 4.08    No Effect on Employment or Service. Neither this Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

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Section 4.09    Repurchase Rights. Shares issued under this Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Administrator in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of Shares hereunder and shall promptly present to the Company any and all certificates representing Shares acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

Section 4.10    Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

Section 4.11    Forfeiture Events.

(a)     Any Award Agreement (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Administrator in accordance with (i) any Company clawback or recoupment policy or policies as adopted from time to time, including any policy that is adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise (in each case, the “Clawback Policy”), or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting awards under the Plan, the Participants consent to be bound by the terms of the Clawback Policy, if applicable, and agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup any award, any gains or earnings related to any award, or any other amount paid under the Plan or otherwise subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Code Section 409A. The Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 4.11 is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary or Parent of the Company.

(b)    Notwithstanding any other provision of this Plan, if the Participant’s service to the Company or any of its Affiliates as a Service Provider is terminated or ceases for any reason, then any Award which has not vested as of such time in accordance with its terms shall automatically be forfeited and cancelled and shall cease to vest, be exercisable or otherwise provide any benefit to Participant, provided that such provision may be modified in any Award Agreement.

(c)     The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of additional of specified events as determined by the Administrator, in addition to any otherwise applicable vesting or performance conditions of an Award.

Section 4.12    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

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Section 4.13    Term of Plan. This Plan will become effective upon the Effective Date. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 4.14.

Section 4.14    Amendment and Termination of this Plan.

(a)     Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate this Plan.

(b)    Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)     Effect of Amendment or Termination. No amendment, alteration, suspension or termination of this Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company, except in the case of adjustments made pursuant to Section 4.05 of this Plan. Termination of this Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under this Plan prior to the date of such termination.

Section 4.15    Conditions Upon Issuance of Shares.

(a)     Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

Section 4.16    Shareholder Approval. This Plan will be presented for approval by the shareholders of the Company within twelve (12) months after the date this Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws. No Option granted under this Plan may be treated as an Incentive Stock Option if this Plan is not approved by shareholders of the Company within twelve (12) months after the date this Plan is adopted by the Board. For the avoidance of doubt, no Award may be granted under this Plan prior to the consummation of the transactions contemplated by the BCA.

Section 4.17    Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any of its Affiliates’ retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

Section 4.18    Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under this Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

Section 4.19    Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of this Plan shall not in any way be affected or impaired thereby.

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Section 4.20    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or any of its Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company any of its Affiliates to take any action which such entity deems to be necessary or appropriate.

Section 4.21    Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to this Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. Neither the Company nor any of its Affiliates shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any of its Affiliates and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or any of its Affiliates. The Participants shall have no claim against the Company or any of its Affiliates for any changes in the value of any assets which may be invested or reinvested by the Company with respect to this Plan.

Section 4.22    Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of this Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules and as applied to contracts to be performed wholly within the State of Delaware.

Section 4.23    Stock-Based Awards in Substitution for Awards Granted by Another company. Notwithstanding anything in this Plan to the contrary:

(a)     Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary of the Company. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Code Section 409A. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)    In the event that a company acquired by the Company or any Subsidiary of the Company or with which the Company or any Subsidiary of the Company merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for Awards made after such acquisition or merger under this Plan; provided, however, that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary of the Company prior to such acquisition or merger.

(c)     Any Common Stock that is issued or transferred by, or that is subject to any awards that are granted by, or become obligations of, the Company under Sections 4.23(a) or 4.23(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limit contained in Section 2.01 of this Plan, except as otherwise provided in this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 4.23(a) or 4.23(b) of this Plan, will be added to the aggregate limit contained in Section 2.01 of this Plan.

Annex A-82

Exhibit B

Amended and Restated Certificate of Incorporation

(Attached)

Annex A-83

Third Amended and Restated
Certificate of Incorporation
Of
Welsbach Technology Metals Acquisition Corp.

Pursuant to Section 242 and 245 of the
Delaware General Corporation Law

Welsbach Technology Metals Acquisition Corp., a corporation existing under the laws of the State of Delaware, by its Chief Executive Officer, hereby certifies as follows:

1.    The name of the corporation is Welsbach Technology Metals Acquisition Corp. (the “Corporation”).

2.    The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 27, 2021 (the “Original Certificate”).

3.    A Certificate of Amendment to Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 11, 2021 to amend the Original Certificate.

4.    An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 20, 2021 to amend and restate the Original Certificate, as amended (the “First A&R Certificate”).

5.    An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 27, 2021 to amend and restate the First A&R Certificate (the “Second A&R Certificate”).

6.    A Certificate of Amendment to Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on March 24, 2023 to amend the Second A&R Certificate.

7.    A Certificate of Amendment to Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 29, 2023 to amend the Second A&R Certificate.

8.    A Certificate of Amendment to Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 28, 2024 to amend the Second A&R Certificate.

9.    The Second A&R Certificate, as amended to date, is referred to herein as the “Current Certificate”.

10.  This Third Amended Restated Certificate of Incorporation restates, integrates and amends the Current Certificate as set forth herein.

11.  This Third Amended Restated Certificate of Incorporation was duly adopted by the written consent of the directors and by the stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

12.  The text of the Current Certificate is hereby amended and restated to read in full as follows:

Article I.        Name

The name of the corporation is Evolution Metals & Technologies Corp. (the “Corporation”).

Article II.        Registered Office

The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at that address is Corporation Service Company.

Article III.        Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

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Article IV.        Capital Stock

Section 4.01        Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 1,501,000,000 shares, consisting of (a) 1,500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.02        Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the GCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a)    The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b)   the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;

(c)    the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d)   whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;

(e)    the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(f)    the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g)   the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h)   the provisions, if any, of a sinking fund applicable to such series; and

(i)    any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such series.

Section 4.03        Common Stock.

(a)    Voting.

(i)       Except as otherwise required by law or this Certificate of Incorporation, the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)      Except as otherwise required by law or this Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii)     Except as otherwise required by law or this Certificate of Incorporation, at any annual or special meeting of the stockholders of the Corporation, holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

Annex A-85

(iv)     Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation, holders of shares of any Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the GCL.

(v)      The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the GCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation.

(b)   Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)    Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d)   Other Rights.    Except as otherwise required by the GCL and as may otherwise be provided in this Certificate of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

Section 4.04        Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 4.05        Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

Article V.        Management and Operations of the Corporation

Section 5.01        General. The following provisions of this Article V are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

Section 5.02        Election and Service of Directors.

(a)    Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

(b)   Subject to Section 5.02(e), a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(c)    Unless and except to the extent that the bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Annex A-86

(d)   Subject to Section 5.02(e), newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(e)    Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

(f)    A quorum for the transaction of business by the directors shall be set forth in the bylaws.

Section 5.03        Bylaws. The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

Section 5.04        Submission to Stockholders. The Board in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

Section 5.05        Reservation of Powers. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

Section 5.06        Removal of Directors. Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article VI.        Liability; Indemnification

Section 6.01        Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Section 6.01 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

Section 6.02        Indemnification. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative,

Annex A-87

or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

Section 6.03        Limitations. Notwithstanding the foregoing provisions of this Article VI, no indemnification nor advancement of expenses will extend to any claims made by the Corporation’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Corporation for services rendered or contracted for or products sold to the Corporation, as described in the Registration Statement.

Article VII.        Jurisdictional Provisions

Section 7.01        Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the GCL or this Certificate of Incorporation or the bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) for which, unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 7.02        Foreign Actions. If any action the subject matter of which is within the scope of Section 7.01 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 7.01 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 7.03        Applicability. If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.

Article VIII.        Dissolution Provisions.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such

Annex A-88

manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Article IX.        Amendments

The affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote shall be required to amend any of the provisions of Section 4.03, Section 5.03, Section 5.06, Article VI, Article VII or this Article IX.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by Daniel Mamadou, its Chief Executive Officer, as of the [____] day of [_________], 2024.

By:	____________________
Name:	Daniel Mamadou
Title:	Chief Executive Officer

Annex A-89

Exhibit C

Amended and Restated Bylaws

(Attached)

Annex A-90

Amended and Restated Bylaws
Of
Evolution Metals & Technologies Corp.

Article I.        Offices

Section 1.01        Principal Office. The registered office of the Evolution Metals & Technologies Corp. (the “Corporation”) shall be located in such place as may be provided from time to time in the Certificate of Incorporation of the Corporation, as may be amended from time to time (the “Certificate of Incorporation”).

Section 1.02        Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors (the “Board”) may from time to time determine or as the business of the Corporation may require.

Article II.        Stockholders

Section 2.01        Annual Meetings. The annual meeting of the stockholders of the Corporation shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Board and as shall be designated in the notice of said meeting.

Section 2.02        Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be held wholly or partially by means of remote communication or at any place, within or without the State of Delaware, and may be called by resolution of the Board, or by the Chairman of the Board, the Executive Chairman of the Board, the Chief Executive Officer, or the President (if any), and may not be called by any other person.

Section 2.03        Notice and Purpose of Meetings. Written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally, by mail, or by telegram, facsimile or cable or other electronic means, by or at the direction of the Chief Executive Officer, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting. Such notice shall be deemed to be given at the time of receipt thereof if given personally or at the time of transmission thereof if given by telegram, telex, facsimile or cable or other electronic means.

Section 2.04        Voting; Proxies.

(a)    Unless otherwise provided in the Certificate of Incorporation, every stockholder of record shall be entitled at every meeting of stockholders to one vote for each share of capital stock standing in his name on the record of stockholders. If the Certificate of Incorporation provides for more or less than one vote for any share on any matter, every reference in these Amended and Restated Bylaws (these “Bylaws”) or any provision of the Delaware General Corporation Law (the “GCL”), to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock. The provisions of the GCL shall apply in determining whether any shares of capital stock may be voted and the persons, if any entitled to vote such shares, but the Corporation shall be protected in treating the persons in whose names shares of capital stock stand on the record of stockholders as owners thereof for all purposes.

(b)   In any uncontested election of directors, each person receiving a majority of the votes cast shall be deemed elected. For purposes of this Section 2.04(b), a ‘majority of the votes cast’ shall mean that the number of votes cast ‘for’ a director must exceed the number of votes cast ‘against’ that director (with ‘abstentions’ and ‘broker non-votes’ not counted as a vote cast with respect to that director). In any contested election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected. The Board may, but need not, establish policies and procedures regarding the nomination, election and resignation of directors, which policies and procedures may: (i) include a condition to nomination by the Board for election or re-election as a director that an individual agree to tender, if elected or re-elected, an irrevocable offer of resignation conditioned on: (A) failing to receive the required vote for re-election at the next meeting at which such person would face re-election and

Annex A-91

(B) acceptance of the resignation by the Board, (ii) require: (A) if one exists, the Corporation’s nominating and governance committee or other committee designated by the Board (the “Nominating and Governance Committee”) to make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken and (B) the Board to act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days, to the extent practicable, from the date of the certification of the election results. A “contested election” is one in which: (i) the Secretary receives a notice that a Stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 2.06 and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Corporation first mails its notice of meeting for such meeting to the stockholders. An “uncontested election” is any election other than a contested election. All elections of directors shall be by written ballot unless otherwise provided in the Certificate of Incorporation.

(c)    As to each matter submitted to a vote of the stockholders (other than the election of directors), except as otherwise provided by law or by the Certificate of Incorporation or by these Bylaws, such matter shall be decided by the affirmative vote of the holders of a majority of shares of stock present or represented at the meeting and entitled to vote (meaning that of the shares present or represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have the same effect as a vote “against” the proposal, and broker non-votes will have no effect on the vote for the proposal.

(d)   In voting on any other question on which a vote by ballot is required by law, the voting shall be by ballot. Each ballot shall be signed by the stockholder voting or by his proxy and shall state the number of shares voted. Every stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person(s) to act for him by proxy. Any proxy to be used at a meeting of stockholders must be delivered to the Secretary of the Corporation or his or her representative at the principal executive offices of the Corporation at or before the time of the meeting. The validity and enforceability of any proxy shall be determined in accordance with the provisions of the GCL. The Chairman shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

Section 2.05        Nomination of Directors. Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders at which directors are to be elected only (a) by or at the direction of the Board or (b) by any stockholder of the Corporation entitled to vote for the election of directors at a meeting who complies with the notice procedures set forth in Section 2.06.

Section 2.06        Advance Notice Requirements for Stockholder Proposals and Director Nominations.

(a)    For director nominations or other business to be properly brought by a stockholder before an annual meeting of stockholders, a stockholder’s notice must include the following information and/or documents, as applicable:

(i)   the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and of the beneficial owner of stock of the Corporation, if any, on whose behalf such nomination or proposal of other business is made (such beneficial owner, the “Beneficial Owner”);

(ii)  representations that, as of the date of delivery of such notice, such stockholder is a holder of record of stock of the Corporation and is entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose and vote for such nomination and any such other business;

(iii) as to each person whom the stockholder proposes to nominate for election or re-election as a director (a “Stockholder Nominee”):

(1)  all information relating to such Stockholder Nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”) or any successor provision

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thereto, including such Stockholder Nominee’s written consent to serving as a director if elected and to being named in the Corporation’s proxy statement and form of proxy if the Corporation so determines; and

(2)  a statement whether such Stockholder Nominee, if elected, intends to tender, promptly following such Stockholder Nominee’s election or re-election, an irrevocable offer of resignation effective upon such Stockholder Nominee’s failure to receive the required vote for re-election at the next meeting at which such Stockholder Nominee would face re-election and upon acceptance of such resignation by the Board;

(iv) as to any other business that the stockholder proposes to bring before the meeting:

(1)  a brief description of such business;

(2)  the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bylaws or the Certificate of Incorporation, the text of the proposed amendment); and

(3)  the reasons for conducting such business at the meeting; and

(v)  in all cases:

(1)  the name of any affiliate (within the meaning of Rule 12b-2 under the Exchange Act) or associate (within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder, Beneficial Owner and/or Stockholder Nominee (each of the foregoing, including, for the avoidance of doubt, the stockholder, Beneficial Owner and/or Stockholder Nominee, a “Stockholder Group Member”) that has any agreement, arrangement or understanding during the past two years for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy given to such Person in response to a public proxy solicitation made generally by such Person to all holders of common stock of the Corporation) or disposing of any capital stock of the Corporation or to cooperate in obtaining, changing or influencing the control of the Corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses) (each Person described in this Section 2.06(a)(v)(1), including each Stockholder Group Member, a “Covered Person”), and a description, and, if in writing, a copy, of each such agreement, arrangement or understanding;

(2)  a list of the class, series and number of shares of capital stock of the Corporation that are beneficially owned or owned of record, directly or indirectly, by each Covered Person, including any class or series of shares of capital stock of the Corporation that each Covered Person has the right to acquire beneficial ownership of, together with documentary evidence of such record or beneficial ownership;

(3)  a description of whether and the extent to which any Covered Person holds any voting, investment, pecuniary and/or economic interests, privileges or rights, directly or indirectly, in a security, contract or arrangement relating to the stock or other securities of the Corporation, including without limitation any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act, but without regard to clause (6) thereto), and any other derivative, option, swap, stock loan, repurchase agreement, or other instrument (whether settled in cash or in stock) whose value is derived, in whole or in part, from the price or other attribute of the stock or other securities of the Corporation;

(4)  a list of all transactions by any Covered Person involving any shares of capital stock of the Corporation or any derivative securities (as defined above) or other derivatives or similar arrangements related to any shares of capital stock of the Corporation entered into or consummated within 60 days prior to the date of such notice; and

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(5)  a representation as to whether any Covered Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, (y) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination or (z) solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees pursuant to Rule 14a-19 under the Exchange Act (such representation, the “Solicitation Representation”).

(b)   A notice delivered by or on behalf of any Stockholder under this Section 2.06 shall be deemed to be not in compliance with this Section 2.06 and not be effective if: (x) such notice does not include all of the information, documents and representations required under this Section 2.06, (y) after delivery of such notice, any information or document required to be included in such notice changes or is amended, modified or supplemented, as applicable, prior to the date of the relevant meeting and such information and/or document is not delivered to the Corporation by way of a further written notice as promptly as practicable following the event causing such change in information or amendment, modification or supplement, as applicable, and in any case where such event occurs within 45 days of the date of the relevant meeting, within five business days after such event or (z) any Covered Person does not act in accordance with the representation set forth in the Solicitation Representation; provided, however, that the Board shall have the authority to waive any such non-compliance if the Board determines that such action is appropriate in the exercise of its fiduciary duties.

(c)    Notwithstanding Section 2.06(b), in the event that the number of directors to be elected to the Board is increased effective at the next annual meeting and there is no Public Announcement (as defined below) specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.06 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such Public Announcement is first made by the Corporation and such notice otherwise complies with the requirements of this Section 2.06. Otherwise, to be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, or if no annual meeting was held in the preceding year, notice by a stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which the Public Announcement of the date of such meeting is first made by the Corporation. In no event shall the Public Announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a Stockholder’s notice as described in this Section 2.06.

(d)   “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, Section 14 or Section 15(d) of the Exchange Act or any document delivered to all stockholders (including any quarterly income statement).

(e)    Notwithstanding anything to the contrary in this Section 2.06 or these Bylaws, unless otherwise required by law, if a Covered Person (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee for election as a director of the Corporation and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes

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shall be disregarded). Upon request by the Corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

Section 2.07        Quorum. The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.08        Written Consent of Stockholders Without a Meeting. Whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or e-mailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

Article III.        Directors

Section 3.01        Powers. The business affairs of the Corporation shall be managed by its Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders. The Board may adopt such rules and regulations, not inconsistent with the Certificate of Incorporation or these Bylaws or applicable laws, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02        Number, Qualifications, Term. The Board shall consist of one or more members. The number of directors shall be set from time to time by resolution of the Board or of the stockholders. Directors need not be residents of the State of Delaware nor stockholders of the Corporation.

Section 3.03        Classes of Directors.

(a)    Subject to Section 3.03(c), the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of these Bylaws, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of these Bylaws, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of these Bylaws.

(b)   Subject to Section 3.03(c), at each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of these Bylaws, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

(c)    If the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock (as defined in the Certificate of Incorporation), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

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Section 3.04        Term. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 3.05        Vacancies. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled only by a majority of the directors then in office, though less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred. A vacancy created for any reason may not be filled by the stockholders.

Section 3.06        Place of Meetings. Meetings of the Board, regular or special, may be held either within or outside of the State of Delaware.

Section 3.07        First Meeting. The first meeting of each newly elected Board shall be held immediately following and at the place of the annual meeting of stockholders and no other notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, or it may convene at such place and time as shall be fixed by the consent in writing of all the directors.

Section 3.08        Regular Meetings. Regular meetings of the Board may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the Board.

Section 3.09        Special Meetings. Special meetings of the board of directors may be called by the Chairman or the President or by the number of directors who then legally constitute a quorum. Notice of the time and place of all special meetings of the Board shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting.

Section 3.10        Notice; Waiver. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Section 3.11        Quorum. A majority of the directors then in office shall constitute a quorum for the transaction of business unless a greater number is required by law, by the Certificate of Incorporation or by these Bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.12        Action Without A Meeting. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof. In addition, meetings of the Board may be held by means of conference telephone or voice communication as permitted by the GCL.

Section 3.13        Action. Except as otherwise provided by law or in the Certificate of Incorporation or these Bylaws, if a quorum is present, the affirmative vote of a majority of the members of the Board will be required for any action.

Article IV.        Committees

Section 4.01        Executive Committee. The Board may, by resolution adopted by a majority of the whole Board, designate one or more of its members to constitute members or alternate members of an Executive Committee.

Section 4.02        Powers and Authority of Executive Committee. The Executive Committee shall have and may exercise, between meetings of the Board, all the powers and authority of the Board in the management of the business and affairs of the Company, including, the right to authorize the purchase of stock, except that the Executive Committee shall not have such power or authority in reference to amending the Certificate of Incorporation; adopting an agreement of merger or consolidation; recommending to the stockholders the sale, lease or exchange

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of all or substantially all of the Corporation’s property and assets; recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending these Bylaws of the Corporation or authorizing the declaration of a dividend.

Section 4.03        Other Committees. The Board may, by resolution adopted by a majority of the whole Board, designate one or more other committees, each of which shall, except as otherwise prescribed by law, have such authority of the Board as shall be specified in the resolution of the Board designating such committee. A majority of all the members of such committee may determine its action and fix the time and place of its meeting, unless the Board shall otherwise provide. The Board shall have the power at any time to change the membership of, to fill all vacancies in and to discharge any such committee, either with or without cause.

Section 4.04        Procedure; Meetings; Quorum. Regular meetings of the Executive Committee or any other committee of the Board, of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. Special meetings of the Executive Committee or any other committee of the Board shall be called at the request of any member thereof. So far as applicable, the provisions of Article III of these Bylaws relating to notice, quorum and voting requirements applicable to meetings of the Board shall govern meetings of the Executive Committee or any other committee of the Board. The Executive Committee and each other committee of the Board shall keep written minutes of its proceedings and circulate summaries of such written minutes to the Board before or at the next meeting of the Board.

Article V.        Officers

Section 5.01        Number. The Board at its first meeting after each annual meeting of stockholders shall choose one or more Chief Executive Officers and a Secretary, none of whom need be a member of the Board. The Board may also choose a Chairman from among the directors, one or more Vice Presidents, Assistant Secretaries, Treasurers and Assistant Treasurers. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The same person may hold two or more offices.

Section 5.02        Compensation. The salaries or other compensation of all officers of the Corporation shall be fixed by the Board. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that he or she is also a director.

Section 5.03        Term; Removal; Vacancy. The officers of the Corporation shall hold office until their successors are chosen and qualify. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole Board. Any vacancy occurring in any office of the Corporation shall be filled by the Board.

Section 5.04        Chairman. The Chairman shall, if one be elected, preside at all meetings of the Board.

Section 5.05        Chief Executive Officer. The Chief Executive Officer, shall preside at all meetings of the stockholders and the Board in the absence of a Chairman, shall have general supervision over the business of the Corporation and shall see that all directions and resolutions of the Board are carried into effect. The Corporation may have Co-Chief Executive Officers, in which event each such Co-Chief Executive Officer shall have the powers of the Chief Executive Officer as set forth herein, in the Certificate of Incorporation and in the GCL.

Section 5.06        President. The President shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 5.07        Vice President. The Vice President shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the Board may from time to time prescribe. The Vice President shall, in the absence or disability of the Chief Executive Officer and of the Vice President, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the Board may from time to time prescribe. If there shall be more than one vice president, the vice presidents shall perform such duties and exercise such powers in the absence or disability of the Chief Executive Officer and of the Vice President, in the order determined by the Board.

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Section 5.08        Secretary. The Secretary shall attend all meetings of the Board and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board in a book to be kept for that purpose. He or she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or Chief Executive Officer, under whose supervision he shall be. He or she shall have custody of the corporate seal of the Corporation and he or she, or an assistant secretary, shall have the authority to affix the same to an instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.

Section 5.09        Assistant Secretary. The Assistant Secretary, if there shall be one, or if there shall be more than one, the assistant secretaries in the order determined by the Board, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such powers as the Board may from time to time prescribe.

Section 5.10        Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

Section 5.11        Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. He or she shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chairman, the Chief Executive Officer and the Board, at its regular meetings, or when the Board so requires, an account of all of his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 5.12        Assistant Treasurer. The Assistant Treasurer, if there shall be one, or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 5.13        Additional Officers. The Chief Executive Officer, the President and the Principal Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer, Assistant Controller or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board.

Article VI.        Capital Stock

Section 6.01        Form. The shares of the capital stock of the Corporation shall be represented by certificates in such form as shall be approved by the Board and shall be signed by the Chief Executive Officer, the President or a Vice President, and by the Treasurer or an assistant treasurer or the Secretary or an Assistant Secretary of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof.

Section 6.02        Lost and Destroyed Certificates. The Board may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost or destroyed. When authorizing such issue of a new certificate, the Board, in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient, and may require such indemnities as it deems adequate, to protect the Corporation from any claim that may be made against it with respect to any such certificate alleged to have been lost or destroyed.

Section 6.03        Transfer of Shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto, and the old certificate cancelled and the transaction recorded upon the books of the Corporation.

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Article VII.        Indemnification

Section 7.01        General Provisions.

(a)    The Corporation shall indemnify, subject to the requirements of Section 7.01(d), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)   The Corporation shall indemnify, subject to the requirements of Section 7.01(d), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c)    To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.01(a) or Section 7.01(b), or in defense of any claim, issue or matter therein, the Corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)   Any indemnification under Section 7.01(a) or Section 7.01(b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.01(a) or Section 7.01(b). Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e)    Expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section 7.01. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

(f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section 7.01 shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall they be deemed exclusive of any other rights to which

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a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section 7.01.

(h)   For the purposes of this Section 7.01, references to “the Corporation” shall include any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 7.01 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(i)    For purposes of this Section 7.01, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 7.01.

(j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7.01 shall, unless otherwise provided when authorized or ratified by the Board, continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs executors and administrators of such a person.

Article VIII.        General Provisions

Section 8.01        Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

Section 8.02        Fiscal Year. The fiscal year of the Corporation shall be determined, and may be changed, by resolution of the Board.

Section 8.03        Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

Article IX.        Amendments

Section 9.01        Amendment by the Stockholders. These Bylaws may be altered, amended, supplemented or repealed or new Bylaws may be adopted at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting.

Section 9.02        Amendment by the Board. These Bylaws may be altered, amended, supplemented or repealed or new Bylaws may be adopted by a resolution adopted by a majority of the whole Board at any regular or special meeting of the Board or in any action by written consent of the Board.

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Exhibit D

Initial Awards

The Initial Awards shall consist of options to acquire 8,200,000 Acquiror Common Shares at an exercise price equal to Acquiror’s closing share price as of the date of grant for each such option at the time of such grant (the “Options”), subject to achievement of the following milestones:

1.    Options to acquire up to 1,025,000 Acquiror Common Shares if: as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2025 for Acquiror filed with the SEC, Acquiror’s Revenue Reference Amount for the year ended December 31, 2025 is equal to or greater than $379.0 million.

2.    Options to acquire up to 1,025,000 Acquiror Common Shares if: as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2025 for Acquiror filed with the SEC, Acquiror’s total EBITDA Reference Amount for the year ended December 31, 2025 is equal to or greater than $52.0 million in each case excluding any results attributable to businesses acquired after the date of the Merger Agreement.

3.    Options to acquire up to 1,025,000 Acquiror Common Shares if: as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2026 for Acquiror filed with the SEC, Acquiror’s Revenue Reference Amount for the year ended December 31, 2026 is equal to or greater than $1,968.0 million.

4.    Options to acquire up to 1,025,000 Acquiror Common Shares if: as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2026 for Acquiror filed with the SEC, Acquiror’s total EBITDA Reference Amount for the year ended December 31, 2026 is equal to or greater than $621.0 million in each case excluding any results attributable to businesses acquired after the date of the Merger Agreement.

5.    Options to acquire up to 1,025,000 Acquiror Common Shares if: as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2027 for Acquiror filed with the SEC, Acquiror’s Revenue Reference Amount for the year ended December 31, 2027 is equal to or greater than $4,875.0 million.

6.    Options to acquire up to 1,025,000 Acquiror Common Shares if: as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2027 for Acquiror filed with the SEC, Acquiror’s total EBITDA Reference Amount for the year ended December 31, 2027 is equal to or greater than $2,214.0 million in each case excluding any results attributable to businesses acquired after the date of the Merger Agreement.

7.    Options to acquire up to 1,025,000 Acquiror Common Shares if: as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2028 for Acquiror filed with the SEC, Acquiror’s Revenue Reference Amount for the year ended December 31, 2028 is equal to or greater than $7,770.0 million or

8.    Options to acquire up to 1,025,000 Acquiror Common Shares if: as determined from the Annual Report on Form 10-K for the fiscal year ending December 31, 2028 for Acquiror filed with the SEC, Acquiror’s total EBITDA Reference Amount for the year ended December 31, 2028 is equal to or greater than $3,885.0 million in each case excluding any results attributable to businesses acquired after the date of the Merger Agreement.

For the purposes of this Exhibit D, “EBITDA Reference Amount” means, for any applicable fiscal year, on a consolidated basis, the product of the following calculation based on the figures set forth in the audited financial statements in Acquiror’s Annual Report on Form 10-K filed with the SEC for such fiscal year; provided, however, that for the purposes of calculating the EBITDA Reference Amount for the fiscal year ending December 31, 2025, such EBITDA Reference Amount shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year: income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus any expenses arising solely from the Merger charged

Annex A-101

to income in such fiscal year, including but not limited to filing fees borne by the Company with respect to the Registration Statement. In addition, any expenses incurred prior to or at the Closing by Merger Sub or Acquiror that are included in Acquiror’s 2025 income statement will be excluded for purposes of any EBITDA Reference Amount calculation.

For the purposes of this Exhibit D, “Revenue Reference Amount” means, for any applicable fiscal year, Acquiror’s consolidated net revenue for that year, determined in accordance with GAAP and as set forth in Acquiror’s Annual Report on Form 10-K filed with the SEC for such fiscal year; provided, however, that for the purposes of calculating the Revenue Reference Amount for the fiscal year ending December 31, 2025, such Revenue Reference Amount shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year.

Annex A-102

Annex B

Third Amended and Restated
Certificate of Incorporation
Of
Welsbach Technology Metals Acquisition Corp.

Pursuant to Section 242 and 245 of the
Delaware General Corporation Law

Welsbach Technology Metals Acquisition Corp., a corporation existing under the laws of the State of Delaware, by its Chief Executive Officer, hereby certifies as follows:

1.    The name of the corporation is Welsbach Technology Metals Acquisition Corp. (the “Corporation”).

2.    The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 27, 2021 (the “Original Certificate”).

3.    A Certificate of Amendment to Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 11, 2021 to amend the Original Certificate.

4.    An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 20, 2021 to amend and restate the Original Certificate, as amended (the “First A&R Certificate”).

5.    An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 27, 2021 to amend and restate the First A&R Certificate (the “Second A&R Certificate”).

6.    A Certificate of Amendment to Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on March 24, 2023 to amend the Second A&R Certificate.

7.    A Certificate of Amendment to Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 29, 2023 to amend the Second A&R Certificate.

8.    A Certificate of Amendment to Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 28, 2024 to amend the Second A&R Certificate.

9.    The Second A&R Certificate, as amended to date, is referred to herein as the “Current Certificate”.

10.  This Third Amended Restated Certificate of Incorporation restates, integrates and amends the Current Certificate as set forth herein.

11.  This Third Amended Restated Certificate of Incorporation was duly adopted by the written consent of the directors and by the stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

12.  The text of the Current Certificate is hereby amended and restated to read in full as follows:

Article I.        Name

The name of the corporation is Evolution Metals & Technologies Corp. (the “Corporation”).

Article II.        Registered Office

The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at that address is Corporation Service Company.

Article III.        Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

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Article IV.        Capital Stock

Section 4.01        Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 1,501,000,000 shares, consisting of (a) 1,500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.02        Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the GCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a)    The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b)   the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;

(c)    the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d)   whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;

(e)    the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(f)    the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g)   the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h)   the provisions, if any, of a sinking fund applicable to such series; and

(i)    any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such series.

Section 4.03        Common Stock.

(a)    Voting.

(i)       Except as otherwise required by law or this Certificate of Incorporation, the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)      Except as otherwise required by law or this Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii)     Except as otherwise required by law or this Certificate of Incorporation, at any annual or special meeting of the stockholders of the Corporation, holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

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(iv)     Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation, holders of shares of any Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or the GCL.

(v)      The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the GCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation.

(b)   Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)    Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d)   Other Rights.    Except as otherwise required by the GCL and as may otherwise be provided in this Certificate of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

Section 4.04        Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 4.05        Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

Article V.        Management and Operations of the Corporation

Section 5.01        General. The following provisions of this Article V are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

Section 5.02        Election and Service of Directors.

(a)    Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

(b)   Subject to Section 5.02(e), a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(c)    Unless and except to the extent that the bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Annex B-3

(d)   Subject to Section 5.02(e), newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(e)    Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

(f)    A quorum for the transaction of business by the directors shall be set forth in the bylaws.

Section 5.03        Bylaws. The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

Section 5.04        Submission to Stockholders. The Board in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

Section 5.05        Reservation of Powers. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

Section 5.06        Removal of Directors. Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article VI.        Liability; Indemnification

Section 6.01        Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Section 6.01 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

Section 6.02        Indemnification. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative,

Annex B-4

or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

Section 6.03        Limitations. Notwithstanding the foregoing provisions of this Article VI, no indemnification nor advancement of expenses will extend to any claims made by the Corporation’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Corporation for services rendered or contracted for or products sold to the Corporation, as described in the Registration Statement.

Article VII.        Jurisdictional Provisions

Section 7.01        Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the GCL or this Certificate of Incorporation or the bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) for which, unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 7.02        Foreign Actions. If any action the subject matter of which is within the scope of Section 7.01 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 7.01 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 7.03        Applicability. If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.

Article VIII.        Dissolution Provisions.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such

Annex B-5

manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Article IX.        Amendments

The affirmative vote of the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote shall be required to amend any of the provisions of Section 4.03, Section 5.03, Section 5.06, Article VI, Article VII or this Article IX.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by Daniel Mamadou, its Chief Executive Officer, as of the [____] day of [_________], 2024.

By:	____________________
Name:	Daniel Mamadou
Title:	Chief Executive Officer

Annex B-6

Annex C

Amended and Restated Bylaws
Of
Evolution Metals & Technologies Corp.

Article I.        Offices

Section 1.01        Principal Office. The registered office of the Evolution Metals & Technologies Corp. (the “Corporation”) shall be located in such place as may be provided from time to time in the Certificate of Incorporation of the Corporation, as may be amended from time to time (the “Certificate of Incorporation”).

Section 1.02        Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors (the “Board”) may from time to time determine or as the business of the Corporation may require.

Article II.        Stockholders

Section 2.01        Annual Meetings. The annual meeting of the stockholders of the Corporation shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Board and as shall be designated in the notice of said meeting.

Section 2.02        Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be held wholly or partially by means of remote communication or at any place, within or without the State of Delaware, and may be called by resolution of the Board, or by the Chairman of the Board, the Executive Chairman of the Board, the Chief Executive Officer, or the President (if any), and may not be called by any other person.

Section 2.03        Notice and Purpose of Meetings. Written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally, by mail, or by telegram, facsimile or cable or other electronic means, by or at the direction of the Chief Executive Officer, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting. Such notice shall be deemed to be given at the time of receipt thereof if given personally or at the time of transmission thereof if given by telegram, telex, facsimile or cable or other electronic means.

Section 2.04        Voting; Proxies.

(a)    Unless otherwise provided in the Certificate of Incorporation, every stockholder of record shall be entitled at every meeting of stockholders to one vote for each share of capital stock standing in his name on the record of stockholders. If the Certificate of Incorporation provides for more or less than one vote for any share on any matter, every reference in these Amended and Restated Bylaws (these “Bylaws”) or any provision of the Delaware General Corporation Law (the “GCL”), to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock. The provisions of the GCL shall apply in determining whether any shares of capital stock may be voted and the persons, if any entitled to vote such shares, but the Corporation shall be protected in treating the persons in whose names shares of capital stock stand on the record of stockholders as owners thereof for all purposes.

(b)   In any uncontested election of directors, each person receiving a majority of the votes cast shall be deemed elected. For purposes of this Section 2.04(b), a ‘majority of the votes cast’ shall mean that the number of votes cast ‘for’ a director must exceed the number of votes cast ‘against’ that director (with ‘abstentions’ and ‘broker non-votes’ not counted as a vote cast with respect to that director). In any contested election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected. The Board may, but need not, establish policies and procedures regarding the nomination, election and resignation of directors, which policies and procedures may: (i) include a condition to nomination by the Board for election or re-election as a director that an individual agree to tender, if elected or re-elected, an irrevocable offer of resignation conditioned on: (A) failing to receive the required vote for re-election at the next meeting at which such person would face re-election and

Annex C-1

(B) acceptance of the resignation by the Board, (ii) require: (A) if one exists, the Corporation’s nominating and governance committee or other committee designated by the Board (the “Nominating and Governance Committee”) to make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken and (B) the Board to act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days, to the extent practicable, from the date of the certification of the election results. A “contested election” is one in which: (i) the Secretary receives a notice that a Stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 2.06 and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Corporation first mails its notice of meeting for such meeting to the stockholders. An “uncontested election” is any election other than a contested election. All elections of directors shall be by written ballot unless otherwise provided in the Certificate of Incorporation.

(c)    As to each matter submitted to a vote of the stockholders (other than the election of directors), except as otherwise provided by law or by the Certificate of Incorporation or by these Bylaws, such matter shall be decided by the affirmative vote of the holders of a majority of shares of stock present or represented at the meeting and entitled to vote (meaning that of the shares present or represented at the meeting and entitled to vote, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have the same effect as a vote “against” the proposal, and broker non-votes will have no effect on the vote for the proposal.

(d)   In voting on any other question on which a vote by ballot is required by law, the voting shall be by ballot. Each ballot shall be signed by the stockholder voting or by his proxy and shall state the number of shares voted. Every stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person(s) to act for him by proxy. Any proxy to be used at a meeting of stockholders must be delivered to the Secretary of the Corporation or his or her representative at the principal executive offices of the Corporation at or before the time of the meeting. The validity and enforceability of any proxy shall be determined in accordance with the provisions of the GCL. The Chairman shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

Section 2.05        Nomination of Directors. Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders at which directors are to be elected only (a) by or at the direction of the Board or (b) by any stockholder of the Corporation entitled to vote for the election of directors at a meeting who complies with the notice procedures set forth in Section 2.06.

Section 2.06        Advance Notice Requirements for Stockholder Proposals and Director Nominations.

(a)    For director nominations or other business to be properly brought by a stockholder before an annual meeting of stockholders, a stockholder’s notice must include the following information and/or documents, as applicable:

(i)   the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and of the beneficial owner of stock of the Corporation, if any, on whose behalf such nomination or proposal of other business is made (such beneficial owner, the “Beneficial Owner”);

(ii)  representations that, as of the date of delivery of such notice, such stockholder is a holder of record of stock of the Corporation and is entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose and vote for such nomination and any such other business;

(iii) as to each person whom the stockholder proposes to nominate for election or re-election as a director (a “Stockholder Nominee”):

(1)  all information relating to such Stockholder Nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended from time to time, the “Exchange Act”) or any successor provision

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thereto, including such Stockholder Nominee’s written consent to serving as a director if elected and to being named in the Corporation’s proxy statement and form of proxy if the Corporation so determines; and

(2)  a statement whether such Stockholder Nominee, if elected, intends to tender, promptly following such Stockholder Nominee’s election or re-election, an irrevocable offer of resignation effective upon such Stockholder Nominee’s failure to receive the required vote for re-election at the next meeting at which such Stockholder Nominee would face re-election and upon acceptance of such resignation by the Board;

(iv) as to any other business that the stockholder proposes to bring before the meeting:

(1)  a brief description of such business;

(2)  the text of the proposal (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bylaws or the Certificate of Incorporation, the text of the proposed amendment); and

(3)  the reasons for conducting such business at the meeting; and

(v)  in all cases:

(1)  the name of any affiliate (within the meaning of Rule 12b-2 under the Exchange Act) or associate (within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder, Beneficial Owner and/or Stockholder Nominee (each of the foregoing, including, for the avoidance of doubt, the stockholder, Beneficial Owner and/or Stockholder Nominee, a “Stockholder Group Member”) that has any agreement, arrangement or understanding during the past two years for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy given to such Person in response to a public proxy solicitation made generally by such Person to all holders of common stock of the Corporation) or disposing of any capital stock of the Corporation or to cooperate in obtaining, changing or influencing the control of the Corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses) (each Person described in this Section 2.06(a)(v)(1), including each Stockholder Group Member, a “Covered Person”), and a description, and, if in writing, a copy, of each such agreement, arrangement or understanding;

(2)  a list of the class, series and number of shares of capital stock of the Corporation that are beneficially owned or owned of record, directly or indirectly, by each Covered Person, including any class or series of shares of capital stock of the Corporation that each Covered Person has the right to acquire beneficial ownership of, together with documentary evidence of such record or beneficial ownership;

(3)  a description of whether and the extent to which any Covered Person holds any voting, investment, pecuniary and/or economic interests, privileges or rights, directly or indirectly, in a security, contract or arrangement relating to the stock or other securities of the Corporation, including without limitation any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act, but without regard to clause (6) thereto), and any other derivative, option, swap, stock loan, repurchase agreement, or other instrument (whether settled in cash or in stock) whose value is derived, in whole or in part, from the price or other attribute of the stock or other securities of the Corporation;

(4)  a list of all transactions by any Covered Person involving any shares of capital stock of the Corporation or any derivative securities (as defined above) or other derivatives or similar arrangements related to any shares of capital stock of the Corporation entered into or consummated within 60 days prior to the date of such notice; and

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(5)  a representation as to whether any Covered Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, (y) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination or (z) solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees pursuant to Rule 14a-19 under the Exchange Act (such representation, the “Solicitation Representation”).

(b)   A notice delivered by or on behalf of any Stockholder under this Section 2.06 shall be deemed to be not in compliance with this Section 2.06 and not be effective if: (x) such notice does not include all of the information, documents and representations required under this Section 2.06, (y) after delivery of such notice, any information or document required to be included in such notice changes or is amended, modified or supplemented, as applicable, prior to the date of the relevant meeting and such information and/or document is not delivered to the Corporation by way of a further written notice as promptly as practicable following the event causing such change in information or amendment, modification or supplement, as applicable, and in any case where such event occurs within 45 days of the date of the relevant meeting, within five business days after such event or (z) any Covered Person does not act in accordance with the representation set forth in the Solicitation Representation; provided, however, that the Board shall have the authority to waive any such non-compliance if the Board determines that such action is appropriate in the exercise of its fiduciary duties.

(c)    Notwithstanding Section 2.06(b), in the event that the number of directors to be elected to the Board is increased effective at the next annual meeting and there is no Public Announcement (as defined below) specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.06 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such Public Announcement is first made by the Corporation and such notice otherwise complies with the requirements of this Section 2.06. Otherwise, to be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, or if no annual meeting was held in the preceding year, notice by a stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which the Public Announcement of the date of such meeting is first made by the Corporation. In no event shall the Public Announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a Stockholder’s notice as described in this Section 2.06.

(d)   “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, Section 14 or Section 15(d) of the Exchange Act or any document delivered to all stockholders (including any quarterly income statement).

(e)    Notwithstanding anything to the contrary in this Section 2.06 or these Bylaws, unless otherwise required by law, if a Covered Person (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee for election as a director of the Corporation and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes

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shall be disregarded). Upon request by the Corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

Section 2.07        Quorum. The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.08        Written Consent of Stockholders Without a Meeting. Whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or e-mailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

Article III.        Directors

Section 3.01        Powers. The business affairs of the Corporation shall be managed by its Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders. The Board may adopt such rules and regulations, not inconsistent with the Certificate of Incorporation or these Bylaws or applicable laws, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02        Number, Qualifications, Term. The Board shall consist of one or more members. The number of directors shall be set from time to time by resolution of the Board or of the stockholders. Directors need not be residents of the State of Delaware nor stockholders of the Corporation.

Section 3.03        Classes of Directors.

(a)    Subject to Section 3.03(c), the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of these Bylaws, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of these Bylaws, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of these Bylaws.

(b)   Subject to Section 3.03(c), at each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of these Bylaws, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

(c)    If the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock (as defined in the Certificate of Incorporation), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

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Section 3.04        Term. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 3.05        Vacancies. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled only by a majority of the directors then in office, though less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred. A vacancy created for any reason may not be filled by the stockholders.

Section 3.06        Place of Meetings. Meetings of the Board, regular or special, may be held either within or outside of the State of Delaware.

Section 3.07        First Meeting. The first meeting of each newly elected Board shall be held immediately following and at the place of the annual meeting of stockholders and no other notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, or it may convene at such place and time as shall be fixed by the consent in writing of all the directors.

Section 3.08        Regular Meetings. Regular meetings of the Board may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the Board.

Section 3.09        Special Meetings. Special meetings of the board of directors may be called by the Chairman or the President or by the number of directors who then legally constitute a quorum. Notice of the time and place of all special meetings of the Board shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting.

Section 3.10        Notice; Waiver. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Section 3.11        Quorum. A majority of the directors then in office shall constitute a quorum for the transaction of business unless a greater number is required by law, by the Certificate of Incorporation or by these Bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.12        Action Without A Meeting. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof. In addition, meetings of the Board may be held by means of conference telephone or voice communication as permitted by the GCL.

Section 3.13        Action. Except as otherwise provided by law or in the Certificate of Incorporation or these Bylaws, if a quorum is present, the affirmative vote of a majority of the members of the Board will be required for any action.

Article IV.        Committees

Section 4.01        Executive Committee. The Board may, by resolution adopted by a majority of the whole Board, designate one or more of its members to constitute members or alternate members of an Executive Committee.

Section 4.02        Powers and Authority of Executive Committee. The Executive Committee shall have and may exercise, between meetings of the Board, all the powers and authority of the Board in the management of the business and affairs of the Company, including, the right to authorize the purchase of stock, except that the Executive Committee shall not have such power or authority in reference to amending the Certificate of Incorporation; adopting an agreement of merger or consolidation; recommending to the stockholders the sale, lease or exchange

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of all or substantially all of the Corporation’s property and assets; recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending these Bylaws of the Corporation or authorizing the declaration of a dividend.

Section 4.03        Other Committees. The Board may, by resolution adopted by a majority of the whole Board, designate one or more other committees, each of which shall, except as otherwise prescribed by law, have such authority of the Board as shall be specified in the resolution of the Board designating such committee. A majority of all the members of such committee may determine its action and fix the time and place of its meeting, unless the Board shall otherwise provide. The Board shall have the power at any time to change the membership of, to fill all vacancies in and to discharge any such committee, either with or without cause.

Section 4.04        Procedure; Meetings; Quorum. Regular meetings of the Executive Committee or any other committee of the Board, of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. Special meetings of the Executive Committee or any other committee of the Board shall be called at the request of any member thereof. So far as applicable, the provisions of Article III of these Bylaws relating to notice, quorum and voting requirements applicable to meetings of the Board shall govern meetings of the Executive Committee or any other committee of the Board. The Executive Committee and each other committee of the Board shall keep written minutes of its proceedings and circulate summaries of such written minutes to the Board before or at the next meeting of the Board.

Article V.        Officers

Section 5.01        Number. The Board at its first meeting after each annual meeting of stockholders shall choose one or more Chief Executive Officers and a Secretary, none of whom need be a member of the Board. The Board may also choose a Chairman from among the directors, one or more Vice Presidents, Assistant Secretaries, Treasurers and Assistant Treasurers. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The same person may hold two or more offices.

Section 5.02        Compensation. The salaries or other compensation of all officers of the Corporation shall be fixed by the Board. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that he or she is also a director.

Section 5.03        Term; Removal; Vacancy. The officers of the Corporation shall hold office until their successors are chosen and qualify. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole Board. Any vacancy occurring in any office of the Corporation shall be filled by the Board.

Section 5.04        Chairman. The Chairman shall, if one be elected, preside at all meetings of the Board.

Section 5.05        Chief Executive Officer. The Chief Executive Officer, shall preside at all meetings of the stockholders and the Board in the absence of a Chairman, shall have general supervision over the business of the Corporation and shall see that all directions and resolutions of the Board are carried into effect. The Corporation may have Co-Chief Executive Officers, in which event each such Co-Chief Executive Officer shall have the powers of the Chief Executive Officer as set forth herein, in the Certificate of Incorporation and in the GCL.

Section 5.06        President. The President shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 5.07        Vice President. The Vice President shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the Board may from time to time prescribe. The Vice President shall, in the absence or disability of the Chief Executive Officer and of the Vice President, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the Board may from time to time prescribe. If there shall be more than one vice president, the vice presidents shall perform such duties and exercise such powers in the absence or disability of the Chief Executive Officer and of the Vice President, in the order determined by the Board.

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Section 5.08        Secretary. The Secretary shall attend all meetings of the Board and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board in a book to be kept for that purpose. He or she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or Chief Executive Officer, under whose supervision he shall be. He or she shall have custody of the corporate seal of the Corporation and he or she, or an assistant secretary, shall have the authority to affix the same to an instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.

Section 5.09        Assistant Secretary. The Assistant Secretary, if there shall be one, or if there shall be more than one, the assistant secretaries in the order determined by the Board, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such powers as the Board may from time to time prescribe.

Section 5.10        Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

Section 5.11        Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. He or she shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chairman, the Chief Executive Officer and the Board, at its regular meetings, or when the Board so requires, an account of all of his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 5.12        Assistant Treasurer. The Assistant Treasurer, if there shall be one, or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 5.13        Additional Officers. The Chief Executive Officer, the President and the Principal Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer, Assistant Controller or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board.

Article VI.        Capital Stock

Section 6.01        Form. The shares of the capital stock of the Corporation shall be represented by certificates in such form as shall be approved by the Board and shall be signed by the Chief Executive Officer, the President or a Vice President, and by the Treasurer or an assistant treasurer or the Secretary or an Assistant Secretary of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof.

Section 6.02        Lost and Destroyed Certificates. The Board may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost or destroyed. When authorizing such issue of a new certificate, the Board, in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient, and may require such indemnities as it deems adequate, to protect the Corporation from any claim that may be made against it with respect to any such certificate alleged to have been lost or destroyed.

Section 6.03        Transfer of Shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto, and the old certificate cancelled and the transaction recorded upon the books of the Corporation.

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Article VII.        Indemnification

Section 7.01        General Provisions.

(a)    The Corporation shall indemnify, subject to the requirements of Section 7.01(d), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)   The Corporation shall indemnify, subject to the requirements of Section 7.01(d), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c)    To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.01(a) or Section 7.01(b), or in defense of any claim, issue or matter therein, the Corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)   Any indemnification under Section 7.01(a) or Section 7.01(b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.01(a) or Section 7.01(b). Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e)    Expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section 7.01. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

(f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section 7.01 shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall they be deemed exclusive of any other rights to which

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a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section 7.01.

(h)   For the purposes of this Section 7.01, references to “the Corporation” shall include any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 7.01 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(i)    For purposes of this Section 7.01, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 7.01.

(j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7.01 shall, unless otherwise provided when authorized or ratified by the Board, continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs executors and administrators of such a person.

Article VIII.        General Provisions

Section 8.01        Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

Section 8.02        Fiscal Year. The fiscal year of the Corporation shall be determined, and may be changed, by resolution of the Board.

Section 8.03        Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

Article IX.        Amendments

Section 9.01        Amendment by the Stockholders. These Bylaws may be altered, amended, supplemented or repealed or new Bylaws may be adopted at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting.

Section 9.02        Amendment by the Board. These Bylaws may be altered, amended, supplemented or repealed or new Bylaws may be adopted by a resolution adopted by a majority of the whole Board at any regular or special meeting of the Board or in any action by written consent of the Board.

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Annex D

Execution Version

SPONSOR SUPPORT AND LOCK-UP AGREEMENT

This Sponsor Support and Lock-up Agreement (this “Agreement”) is dated as of November 6, 2024, by and among Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“Acquiror”), EVOLUTION METALS LLC, a Delaware limited liability company (the “Company”), Welsbach Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor Holdco”) and the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, collectively, the “Sponsors”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the A&R Business Combination Agreement (as defined below).

RECITALS

Whereas, as of the date hereof, the Sponsors are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of Acquiror Securities as are indicated opposite each of their names on Schedule I attached hereto (all such Acquiror Securities, together with any Acquiror Securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired (including by way of tender offer) by any such Sponsor during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);

Whereas, Acquiror, WTMA Merger Subsidiary Corp., a Delaware corporation, and the Company entered into an Agreement and Plan of Merger, dated April 1, 2024 (the “Business Combination Agreement”);

Whereas, contemporaneously with the execution of this Agreement, Acquiror, WTMA Merger Subsidiary LLC (“Merger Sub”) and the Company are entering into an Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (the “A&R Business Combination Agreement”) pursuant to which, among other things, (i) the Business Combination Agreement will be amended and restated in its entirety; (ii) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as an indirectly wholly owned subsidiary of Acquiror; and (iii) Acquiror will change its name to “Evolution Metals and & Technologies Corp.” and continue as a publicly traded corporation, in each case, on the terms and subject to the conditions set forth therein; and

Whereas, in connection with the execution and delivery of the A&R Business Combination Agreement and the transactions contemplated thereby (the “Transactions”), and as an inducement to Acquiror and the Company to enter into the A&R Business Combination Agreement, and for other good consideration, the parties hereto desire to enter into this Agreement pursuant to the terms and conditions set forth herein.

AGREEMENT

Now, Therefore, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
Sponsor SUPPORT; COVENANTS

Section 1.1          Binding Effect of A&R Business Combination Agreement. Each Sponsor hereby acknowledges that it has read the A&R Business Combination Agreement and this Agreement and has had the opportunity to consult with its, his or her tax and legal advisors.

Section 1.2          No Pre-Closing Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time, (b) such date and time as the A&R Business Combination Agreement shall be terminated in accordance with the terms thereof (the earlier of clauses (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of

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the economic consequences of ownership of any Subject Shares owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i) to (iii) collectively, a “Transfer”); provided, however, that the foregoing shall not prohibit (A) Transfers between a Sponsor and any Affiliate of such Sponsor, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror and the Company a joinder to this Agreement in a form reasonably acceptable to such Affiliate, Acquiror and the Company, (B) Transfers to Acquiror Stockholders in connection with the waiver, reversal or cancellation of any Acquiror Share Redemption or (C) the conversion of Acquiror Rights to Acquiror Shares in accordance with the A&R Business Combination Agreement (and, for the avoidance of doubt, such Acquiror Shares shall be deemed “Subject Shares” hereunder).

Section 1.3          New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Sponsor after the date of this Agreement pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Sponsor purchases or otherwise acquires (including by way of tender offer) beneficial ownership of any Subject Shares or (c) a Sponsor acquires (including by way of tender offer) the right to vote or share in the voting of any Subject Shares (collectively, the “New Securities”), then such New Securities acquired (including by way of tender offer) or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Sponsor as of the date hereof.

Section 1.4          Sponsor Agreements. Hereafter until the Expiration Time, each Sponsor hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of Acquiror (or any adjournment or postponement thereof), and in any action by written resolutions of the stockholders of Acquiror requested by the Board of Directors of Acquiror or otherwise undertaken as contemplated by the Transactions (which written resolutions shall be delivered promptly, and in any event within forty-eight (48) hours, after (x) the Proxy Statement/Registration Statement (as contemplated by the A&R Business Combination Agreement) has been declared effective and has been delivered or otherwise made available (including on the Electronic Data Gathering, Analysis and Retrieval filing system of the SEC) to the stockholders of Acquiror and the shareholders of the Company, and (y) the Company or Acquiror requests such delivery), such Sponsor shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Sponsor shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter):

(a)         to approve and adopt the A&R Business Combination Agreement, any document contemplated by the A&R Business Combination Agreement or related to the Transactions;

(b)         in any other circumstances upon which a resolution or other approval is required under the Acquiror Governing Documents or otherwise sought with respect to the A&R Business Combination Agreement or the Transactions, in each case, to the extent necessary to consummate the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Sponsor’s Subject Shares held at such time in favor thereof;

(c)         against and withhold consent with respect to any merger, purchase of all or substantially all of Acquiror’s assets or other business combination transaction (other than the A&R Business Combination Agreement and the Transactions); and

(d)         against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the A&R Business Combination Agreement, the Merger or the other Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror under the A&R Business Combination Agreement, (C) result in any of the conditions set forth in Article IX of the A&R Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

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Upon the failure of a Sponsor to timely provide its consent or vote its Subject Shares in accordance with this Section 1.4 pursuant to any action by written resolution of the stockholders of Acquiror within the timeframe specified in this Section 1.4 or at any applicable meeting of the stockholders of Acquiror, such Sponsor shall be deemed to have irrevocably granted to, and appointed, Acquiror, and any designee thereof, and each of them individually, as such Sponsor’s proxy and attorney-in-fact (with full power of substitution), for and in such Sponsor’s name, place and stead, to deliver any action by written resolution of the stockholders of Acquiror concerning any of the matters specified in this Section 1.4 or attend any meeting of the stockholders of Acquiror concerning any of the matters specified in this Section 1.4, to include such Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the stockholders of Acquiror and to provide consent or vote such Sponsor’s Subject Shares in any action by written resolution of the stockholders of Acquiror or at any meeting of the stockholders of Acquiror called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1.4. Each Sponsor hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

Section 1.5          No Challenges; Waiver of Appraisal and Dissenters’ Rights and Actions. Each Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors, affiliates or representatives (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the A&R Business Combination Agreement. Each Sponsor hereby irrevocably waives and agrees not to exercise any rights of appraisal or rights to dissent in connection with the transactions contemplated by the A&R Business Combination Agreement under applicable Laws or otherwise.

Section 1.6          Further Assurances (General). Each Sponsor shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the A&R Business Combination Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.7          No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder. Each Sponsor covenants that such Sponsor shall not amend, modify or waive any agreement in any manner that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8          No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, each Sponsor is entering into this Agreement solely in such Sponsor’s capacity as record or beneficial owner of the Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Sponsor to the board of directors of Acquiror) of such Sponsor, solely in his or her capacity as a director or officer of Acquiror (or a Subsidiary of Acquiror) or other fiduciary capacity for such Sponsor.

Article II
SPONSOR LOCK-UP; COVENANTS

Section 2.1          Lock-up Restriction. Each Sponsor agrees not to, without the prior written consent of the Company and the Board of Directors of Acquiror, Transfer any Acquiror Securities (as defined below), in each case, until the earlier of (a) 180 days after the Closing and (b) the date on which the Closing Price per share of Acquiror Common Shares equals or exceeds $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period; provided, however, that fifty percent (50%) of Acquiror Securities held by such Sponsor shall remain subject to the restriction in the foregoing (a) (the “Lock-Up Period”). “Trading Day” means any day on which Acquiror Common Shares are tradeable on the principal securities exchange or securities market on which Acquiror Common Shares are then traded.

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Section 2.2          Exceptions to Lock-up Restriction. The restrictions set out in Section 2.1 above shall not apply to:

(a)         in the case of an individual, Transfers by gift to members of such Sponsor’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of such Sponsor’s immediate family, an affiliate of such person or to a charitable organization;

(b)         in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(c)         in the case of an individual, Transfers pursuant to a qualified domestic relations order or divorce settlement;

(d)         in the case of an entity, Transfers by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(e)         transactions relating to Acquiror Securities acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(f)          the exercise of any options or warrants to purchase Acquiror Securities (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(g)         Transfers (including forfeitures) (x) to Acquiror to satisfy tax withholding obligations pursuant to equity incentive plans or arrangements of Acquiror or (y) pursuant to escrow arrangement with Acquiror with respect to tax withholding obligations pursuant to the Code;

(h)         Transfers to Acquiror pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by Acquiror or forfeiture of such Sponsor’s Acquiror Securities in connection with the termination of such Sponsor’s service to Acquiror;

(i)          the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that (a) no sales of Acquiror Securities, shall be made by such Sponsor pursuant to such Trading Plan during the Lock-Up Period, and (b)(x) no public announcement or filing shall be made voluntarily regarding such plan during the Lock-Up Period or (y) if any public announcement is required of or voluntarily made by or on behalf of such Sponsor or Acquiror regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period;

(j)          transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of Acquiror’s shareholders having the right to exchange their shares of Common Stock of Acquiror for cash, securities or other property;

(k)         transactions to satisfy any U.S. federal, state, or local income tax obligations of such Sponsor (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the A&R Business Combination Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction; and

(l)          Transfers to an unaffiliated charity or educational institution,

provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of such Sponsor and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions.

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Section 2.3          Definitions. For the purposes of this Article II, notwithstanding the other provisions of this Agreement, the following terms shall have the following meanings:

(a)         “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(b)         “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by marriage or adoption), father, mother, brother, sister or first cousin of the Sponsor.

(c)         “Acquiror Securities” shall mean any shares of Common Stock of Acquiror held by any Sponsor at Closing, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock of Acquiror held by any Sponsor at Closing, or any securities convertible into or exercisable or exchangeable for Common Stock of Acquiror held by any Sponsor at Closing (in each case, after giving effect to the Transactions and which, for the avoidance of doubt, shall include the Common Shares of Acquiror issued or issuable at Closing).

Article III
REPRESENTATIONS AND WARRANTIES

Section 3.1          Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a)         Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.

(b)         Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act), or nominee of such Persons, of, and has good title to, all of such Sponsor’s Subject Shares as set forth opposite such Sponsor’s name in Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Governing Documents, (iii) the A&R Business Combination Agreement, (iv) or (iv) any applicable securities Laws. Such Sponsor’s Subject Shares are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Agreement, and none of such Sponsor’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. Aside from the Subject Shares, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c)         No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of his, her or its obligations under this Agreement.

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(d)         Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(e)         Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f)          Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the A&R Business Combination Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement.

Article IV
MISCELLANEOUS

Section 4.1         Release.Effective as of the Effective Time, each Sponsor, on behalf of himself, herself or itself, his, her or its affiliates and each of their respective assigns, heirs, beneficiaries, creditors, representatives and agents (collectively, the “Releasing Parties”), does irrevocably and fully waive, release, acquit and discharge forever the Company, Merger Sub, Acquiror, and their respective affiliates and present and former and direct or indirect partners, members and equity holders, directors, managers, officers, employees, principals, trustees, representatives, agents, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers and attorneys (collectively, the “Released Parties”), from any and all actions, claims, liabilities, losses, orders and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, that such Releasing Parties, or any of them, may have had in the past or may now have or may have in the future against the Released Parties, or any of them, related to events, circumstances, acts or omissions occurring, on or prior to the Effective Time that relate to or arise out of such Releasing Party’s status as a holder of equity of, or any other investment in, Acquiror and its Affiliates (including, for the avoidance of doubt, the Company and each of its Subsidiaries) or any of their respective Affiliates, including any Subject Shares and any securities exercisable for, convertible into or otherwise issued with respect to any securities, obligations or other interests issued by Acquiror or any of its Affiliates (including, for the avoidance of doubt, the Company and each of its Subsidiaries) that any such Releasing Party holds or has ever held or that otherwise relate to or arise out of any investment, subscription or purchase of any securities by such Releasing Party in the Company or any of its Subsidiaries (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include, and each Releasing Party is not releasing any, (i) if such Sponsor is an employee of Acquiror, rights to accrued but unpaid salary, bonuses, expense reimbursements (in accordance with a bona fide employee expense reimbursement policy of Acquiror), accrued vacation and other benefits under Acquiror’s employee benefit plans, (ii) right to indemnification, exculpation, advancement of expense or similar rights with respect to service as a director, officer or manager or an Affiliate thereof, in each case of the foregoing, as set forth in Acquiror’s certificate of formation or other organizational documents, any indemnification agreement between the Acquiror, on the one hand, and such Sponsor, on the other hand, or as provided by law or any directors’ and officers’ liability insurance, (iii) actions, claims, liabilities, losses, and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, arising out or related to this Agreement or the A&R Business Combination Agreement, or (iv) rights of such Sponsor under the A&R Business Combination Agreement, the organizational documents of Acquiror or any other agreement entered into by such Sponsor or in connection with the Transactions, including claims related to the enforcement of the A&R Business Combination Agreement (collectively, the “Excluded Claims”). Each Sponsor (on behalf of itself, himself, and herself and the other Releasing Parties) hereby agrees not to institute any proceeding against any Released Party with respect to any of the Released Claims but excluding the Excluded Claims. Each Sponsor represents, warrants and acknowledges that he, she or it has consulted with counsel with respect to the execution and delivery of this release and has been fully apprised of the consequences hereof. Each Sponsor agrees and acknowledges that the release in this Agreement constitutes a complete defense of any and all Released Claims, other than Excluded Claims. The Released Parties are hereby deemed third-party beneficiaries of this Section 4.1 and are entitled to enforce this Section 4.1 directly.

Section 4.2          Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) 180 days after the Closing; (b) the termination of the A&R Business Combination Agreement; and (c) as to each Sponsor, the written agreement of Acquiror, the Company and such

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Sponsor. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. Notwithstanding anything to the contrary herein, this ARTICLE IV shall survive the termination of this Agreement.

Section 4.3          Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 4.4          CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)         THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURT, OR IF SUCH COURT SHALL NOT HAVE JURISDICTION, ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE (AND ANY APPROPRIATE APPELLATE COURT THEREFROM) (THE “DELAWARE COURTS”) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE APPLICABLE DELAWARE COURT OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY THE APPLICABLE DELAWARE COURT OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN Section 4.9.

(b)         WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 4.4.

Section 4.5          Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

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Section 4.6          Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 4.7          Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and Sponsor HoldCo.

Section 4.8          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 4.9          Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

To such Sponsor’s address set forth in Schedule I
and, in the case of Sponsor HoldCo

If to Acquiror (prior to Closing):

Welsbach Acquisition Holdings LLC
160 S Craig Place
Lombard, Illinois 60148
Attention:	Daniel Mamadou
Chris Clower
Email:	[***]
[***]

If to the Company or Acquiror (after the Closing):

EVOLUTION METALS LLC
516 S Dixie Hwy, Unit 209
West Palm Beach, FL 33401
Attention:	David Wilcox
Email:	[***]

Section 4.10        Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 4.11        Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, Acquiror, the Sponsors and the Company have each caused this Sponsor Support and Lock-Up Agreement to be duly executed as of the date first written above.

ACQUIROR:
Welsbach Technology Metals Acquisition Corp.
By:	/s/ Daniel Mamadou
Name:	Daniel Mamadou
Title:	Chief Executive Officer

[Signature Page to Sponsor Support and Lock Up Agreement]

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SPONSOR:
Welsbach ACQUISITION HOLDINGS LLC
By:	/s/ Christopher Clower
Name:	Christopher Clower
Title:	Managing Member

[Signature Page to Sponsor Support and Lock Up Agreement]

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SPONSOR — Daniel Mamadou:
By:	/s/ Daniel Mamadou
Name:	Daniel Mamadou

[Signature Page to Sponsor Support and Lock Up Agreement]

Annex D-11

SPONSOR — Christopher Clower:
By:	/s/ Christopher Clower
Name:	Christopher Clower

[Signature Page to Sponsor Support and Lock Up Agreement]

Annex D-12

COMPANY:
EVOLUTION METALS LLC
By:	/s/ David Wilcox
Name:	David Wilcox
Title:	Managing Member

[Signature Page to Sponsor Support and Lock Up Agreement]

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Schedule I

Subject Shares

Sponsor	Subject Shares
Welsbach Acquisition Holdings LLC	2,192,212
160 S Craig Place Lombard, Illinois 60148 Attention: Daniel Mamadou Chris Clower Email: [***] [***]
Daniel Mamadou	2,192,212	(1)
c/o Welsbach Technology Metals Acquisition Corp. 160 S Craig Place Lombard, Illinois 60148
Christopher Clower	2,192,212	(1)
c/o Welsbach Technology Metals Acquisition Corp. 160 S Craig Place Lombard, Illinois 60148

____________

(1)      Messrs. Mamadou and Clower may be deemed to beneficially own securities held by Welsbach Acquisition Holdings LLC by virtue of their shared control over Welsbach Acquisition Holdings LLC. Each of Messrs. Mamadou and Clower disclaims beneficial ownership of securities held by Welsbach Acquisition Holdings LLC.

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Annex E

Execution Version

COMPANY EQUITYHOLDER SUPPORT AND LOCK-UP AGREEMENT

This Company Equityholder Support and Lock-up Agreement (this “Agreement”) is dated as of November 6, 2024, by and among Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“Acquiror”), EVOLUTION METALS LLC, a Delaware limited liability company (the “Company”), Welsbach Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”) and the Person set forth on Schedule I hereto (the “Company Equityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the A&R Business Combination Agreement (as defined below).

RECITALS

Whereas, as of the date hereof, the Company Equityholder is the holder of record and “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of Company Membership Units as indicated opposite his name on Schedule I attached hereto (all such Company Membership Units, together with any Company Membership Units of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired (including by way of tender offer) by the Company Equityholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Units”);

Whereas, Acquiror, WTMA Merger Subsidiary Corp., a Delaware corporation, and the Company entered into an Agreement and Plan of Merger, dated April 1, 2024 (the “Business Combination Agreement”);

Whereas, contemporaneously with the execution of this Agreement, Acquiror, WTMA Merger Subsidiary LLC, a Delaware limited liability company (“Merger Sub”), and the Company are entering into an Amended and Restated Agreement and Plan of Merger dated as of the date hereof (the “A&R Business Combination Agreement”) pursuant to which, among other things, (i) the Business Combination Agreement will be amended and restated in its entirety; (ii) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as an indirectly wholly owned subsidiary of Acquiror, and (iii) Acquiror will change its name to “Evolution Metals & Technologies Corp.” and continue as a publicly traded corporation, in each case, on the terms and subject to the conditions set forth therein;

Whereas, it is proposed that, in connection with the Transactions or otherwise during the Interim Period, the Company may enter into one or more convertible instruments which shall be convertible into Acquiror Common Shares upon the Closing of the Merger, with certain investors (which may include the Company Equityholder) (“Pre-Closing Financing”, and such Pre-Closing Financing shall be deemed to be part of the “Transactions” hereunder); and

Whereas, in connection with the execution and delivery of the A&R Business Combination Agreement and the transactions contemplated thereby (the “Transactions”), and as an inducement to Acquiror and the Company to enter into the A&R Business Combination Agreement and for other good consideration, the parties hereto desire to enter into this Agreement pursuant to the terms and conditions set forth herein.

AGREEMENT

Now, Therefore, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
sHAREholder SUPPORT; COVENANTS

Section 1.1          Binding Effect of A&R Business Combination Agreement. The Company Equityholder hereby acknowledges that he has read the A&R Business Combination Agreement and this Agreement and has had the opportunity to consult with his tax and legal advisors.

Section 1.2          No Pre-Closing Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time, and (b) such date and time as the A&R Business Combination Agreement shall be terminated in accordance with the terms thereof (the earlier of clauses (a) and (b), the

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“Expiration Time”), the Company Equityholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Units owned by the Company Equityholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Units owned by the Company Equityholder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i) to (iii) collectively, a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between the Company Equityholder and any Affiliate of the Company Equityholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in a form reasonably acceptable to such Affiliate and Acquiror.

Section 1.3          New Units. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Units are issued to the Company Equityholder after the date of this Agreement pursuant to any unit distribution, unit split, recapitalization, reclassification, combination or exchange of Subject Units or otherwise, (b) a Company Equityholder purchases or otherwise acquires (including by way of tender offer) beneficial ownership of any Subject Units or (c) a Company Equityholder acquires (including by way of tender offer) the right to vote or share in the voting of any Subject Units (collectively, the “New Securities”), then such New Securities acquired (including by way of tender offer) or purchased by the Company Equityholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Units owned by the Company Equityholder as of the date hereof.

Section 1.4          Company Equityholder Agreements. Hereafter until the Expiration Time, the Company Equityholder hereby unconditionally and irrevocably agrees that, in any action by written resolutions of the Company Equityholder in his capacity as member and manager of the Company, undertaken as contemplated by the Transactions, including in the form attached hereto as Exhibit A (which written resolutions shall be delivered promptly, and in any event within forty-eight (48) hours, after (x) the Proxy Statement/Registration Statement (as contemplated by the A&R Business Combination Agreement) has been declared effective and has been delivered or otherwise made available (including on the Electronic Data Gathering, Analysis and Retrieval filing system of the SEC) to the stockholders of Acquiror and Company Equityholder, and (y) the Company or Acquiror requests such delivery), the Company Equityholder shall provide consent:

(a)         to approve and adopt the A&R Business Combination Agreement, any document contemplated by the A&R Business Combination Agreement or related to the Transactions and any Pre-Closing Financing;

(b)         in any other circumstances upon which a resolution or other approval is required under the organizational documents of the Company or otherwise sought with respect to the A&R Business Combination Agreement or the Transactions, in each case, to the extent necessary to consummate the Transactions, to approve (or cause to be approved) all of the Company Equityholder’s Subject Units held at such time in favor thereof;

(c)         against and withhold consent to any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the A&R Business Combination Agreement and the Transactions); and

(d)         against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the A&R Business Combination Agreement, the A&R Business Combination or the other Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the A&R Business Combination Agreement, (C) result in any of the conditions set forth in Article IX of the A&R Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any unit of, the Company.

The Company Equityholder hereby agrees that he shall not commit or agree to take any action inconsistent with the foregoing.

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Upon the failure of the Company Equityholder to timely provide his consent in accordance with this Section 1.4 within the timeframe specified in this Section 1.4, the Company Equityholder shall be deemed to have irrevocably granted to, and appointed, the Company, and any designee thereof, and each of them individually, as the Company Equityholder’s proxy and attorney-in-fact (with full power of substitution), for and in the Company Equityholder’s name, place and stead, to deliver any action by written resolution of the unitholders of the Company concerning any of the matters specified in this Section 1.4, and to provide the consent of the Company Equityholder’s Subject Units in any action by written resolution of the unitholders of the Company with respect to any of the matters specified in, and in accordance and consistent with, this Section 1.4. The Company Equityholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

Section 1.5          No Challenges. The Company Equityholder agrees not to commence, join in, facilitate, assist or encourage, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the A&R Business Combination Agreement.

Section 1.6          Reserved.

Section 1.7          Further Assurances. The Company Equityholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to effect the actions required to consummate the Merger and the other transactions contemplated by this Agreement and the A&R Business Combination Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.8          No Inconsistent Agreement. The Company Equityholder hereby represents and covenants that the Company Equityholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Company Equityholder’s obligations hereunder. The Company Equityholder covenants that the Company Equityholder shall not amend, modify or waive any agreement in any manner that would restrict, limit or interfere with the performance of the Company Equityholder’s obligations hereunder.

Section 1.9          Consent to Disclosure. The Company Equityholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of the Company Equityholder’s identity and beneficial ownership of Subject Units and the nature of the Company Equityholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. The Company Equityholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 1.10        No Agreement as Manager or Officer. Notwithstanding anything to the contrary herein, the Company Equityholder is entering into this Agreement solely in the Company Equityholder’s capacity as record or beneficial owner of the Subject Units and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, manager (or person performing similar functions), partner or other Affiliate of the Company Equityholder, solely in his capacity as a manager or officer of the Company or other fiduciary capacity for the Company Equityholder.

Article II
Equityholder LOCK-UP; COVENANTS

Section 2.1          Lock-up Restriction. The Company Equityholder agrees not to, without the prior written consent of the Sponsor and the Board of Directors of Acquiror, Transfer any Acquiror Securities (as defined below), in each case, until the earlier of (a) 180 days after the Closing and (b) the date on which the Closing Price

Annex E-3

per share of Acquiror Common Shares equals or exceeds $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period; provided, however, that fifty percent (50%) of Acquiror Securities held by the Company Equityholder shall remain subject to the restriction in the foregoing (a) (the “Lock-Up Period”). “Trading Day” means any day on which Acquiror Common Shares are tradeable on the principal securities exchange or securities market on which Acquiror Common Shares are then traded.

Section 2.2          Exceptions to Lock-up Restriction. The restrictions set out in Section 2.1 above shall not apply to:

(a)         Transfers by gift to members of the Company Equityholder immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the Company Equityholder’s immediate family, an Affiliate of such person or to a charitable organization;

(b)         Transfers by virtue of laws of descent and distribution upon death of the Company Equityholder;

(c)         Transfers pursuant to a qualified domestic relations order or divorce settlement;

(d)         transactions relating to the Acquiror Securities acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(e)         the exercise of any options or warrants to purchase Acquiror Securities (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(f)          Transfers (including forfeitures) (x) to the Acquiror to satisfy tax withholding obligations pursuant to equity incentive plans or arrangements of the Acquiror or (y) pursuant to escrow arrangement with the Acquiror with respect to tax withholding obligations pursuant to the Code;

(g)         Transfers to the Acquiror pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Acquiror or forfeiture of the Company Equityholder’s Acquiror Securities in connection with the termination of the Company Equityholder’s service to the Acquiror;

(h)         the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that (a) no sales of Acquiror Securities, shall be made by the Company Equityholder pursuant to such Trading Plan during the Lock-Up Period, and (b)(x) no public announcement or filing shall be made voluntarily regarding such plan during the Lock-Up Period or (y) if any public announcement is required of or voluntarily made by or on behalf of the Company Equityholder or the Acquiror regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period;

(i)          transactions in the event of completion of a liquidation, merger, consolidation, exchange, reorganization, tender offer or other similar transaction which results in all of the Acquiror’s shareholders having the right to exchange their shares of Common Stock of the Acquiror for cash, securities or other property;

(j)          transactions to satisfy any U.S. federal, state, or local income tax obligations of the Company Equityholder arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the A&R Business Combination Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction; and

(k)         Transfers to an unaffiliated charity or educational institution,

provided, however, that in the case of clauses (a) through (c), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Company Equityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions.

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Section 2.3          Definitions. For the purposes of this Article II, notwithstanding the other provisions of this Agreement, the following terms shall have the following meanings:

(a)         “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(b)         “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by marriage or adoption), father, mother, brother, sister or first cousin of the Company Equityholder.

(c)         “Acquiror Securities” shall mean any shares of Common Stock of the Acquiror held by the Company Equityholder at Closing, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock of the Acquiror held by the Company Equityholder at Closing, or any securities convertible into or exercisable or exchangeable for Common Stock of the Acquiror held by the Company Equityholder at Closing (in each case, after giving effect to the Transactions and which, for the avoidance of doubt, shall include the Common Shares of Acquiror issued or issuable at Closing).

Article III
REPRESENTATIONS AND WARRANTIES

Section 3.1          Representations and Warranties of the Company Equityholder. The Company Equityholder represents and warrants as of the date hereof to Acquiror, Sponsor and the Company as follows:

(a)Organization; Due Authorization. The Company Equityholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by the Company Equityholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Equityholder, enforceable against the Company Equityholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)         Ownership. The Company Equityholder is the record and beneficial owner (as defined in the Securities Act), or nominee of such Persons, of, and has good title to, all of the Company Equityholder’s Subject Units as set forth opposite the Company Equityholder’s name in Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Units (other than transfer restrictions under the Securities Act)) affecting any such Subject Units, other than Liens pursuant to (i) this Agreement, (ii) the organization documents of the Company, (iii) the A&R Business Combination Agreement, (iv) any applicable securities Laws or (v) Permitted Liens. The Company Equityholder’s Subject Units are the only equity securities in the Company owned of record or beneficially by the Company Equityholder on the date of this Agreement, and none of the Company Equityholder’s Subject Units are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Units, except as provided hereunder. Aside from the Subject Units, the Company Equityholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c)         No Conflicts. The execution and delivery of this Agreement by the Company Equityholder does not, and the performance by the Company Equityholder of his obligations hereunder will not, require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Company Equityholder or the Company Equityholder’s Subject Units), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company Equityholder of his obligations under this Agreement.

(d)         Litigation. There are no Actions pending against the Company Equityholder, or to the knowledge of the Company Equityholder threatened against the Company Equityholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company Equityholder of his obligations under this Agreement.

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(e)         Company Assets. Except as set forth in Section 4.31 of the Company Disclosure Letter, such Equityholder does not have any ownership of (including, for the avoidance of doubt, any claim to title of or rights in) the tangible and intangible assets purportedly owned, licensed or leased by the Company.

(f)          Adequate Information. The Company Equityholder is a sophisticated equityholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Acquiror or the Company and based on such information as the Company Equityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Equityholder acknowledges that Acquiror, Sponsor and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Equityholder acknowledges that the agreements contained herein with respect to the Subject Units held by the Company Equityholder are irrevocable.

(g)         Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company Equityholder, for which the Company or any of its Affiliates may become liable.

(h)         Acknowledgment. The Company Equityholder understands and acknowledges that each of Acquiror and the Company is entering into the A&R Business Combination Agreement in reliance upon the Company Equityholder’s execution and delivery of this Agreement.

Article IV
MISCELLANEOUS

Section 4.1          Release. Effective as of the Effective Time, the Company Equityholder, on behalf of himself, his Affiliates and each of their respective assigns, heirs, beneficiaries, creditors, representatives and agents (collectively, the “Releasing Parties”), does irrevocably and fully waive, release, acquit and discharge forever the Company, Merger Sub, Acquiror, Sponsor and their respective Affiliates and present and former and direct or indirect partners, members and equity holders, directors, managers, officers, employees, principals, trustees, representatives, agents, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers and attorneys (collectively, the “Released Parties”), from any and all actions, claims, liabilities, losses, orders and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, that such Releasing Parties, or any of them, may have had in the past or may now have or may have in the future against the Released Parties, or any of them, related to events, circumstances, acts or omissions occurring, on or prior to the Effective Time that relate to or arise out of such Releasing Party’s status as a holder of equity of, or any other investment in, Acquiror and its Affiliates (including, for the avoidance of doubt, the Company) or any of their respective Affiliates, including any Subject Units and any securities exercisable for, convertible into or otherwise issued with respect to any securities, obligations or other interests issued by Acquiror or any of its Affiliates (including, for the avoidance of doubt, the Company) that any such Releasing Party holds or has ever held or that otherwise relate to or arise out of any investment, subscription or purchase of any securities by such Releasing Party in the Company (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include, and each Releasing Party is not releasing any, (i) if the Company Equityholder is an employee of Acquiror or the Company, rights to accrued but unpaid salary, bonuses, expense reimbursements (in accordance with a bona fide employee expense reimbursement policy of Acquiror or the Company (as applicable)), accrued vacation and other benefits under Acquiror’s or the Company’s employee benefit plans, (ii) right to indemnification, exculpation, advancement of expense or similar rights with respect to service as a director, officer or manager or an Affiliate thereof, in each case of the foregoing, as set forth in Acquiror’s or the Company’s certificate of formation or other organizational documents, any indemnification agreement between the Acquiror or the Company, on the one hand, and the Company Equityholder, on the other hand, or as provided by law or any directors’ and officers’ liability insurance, (iii) actions, claims, liabilities, losses, and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, arising out or related to this Agreement or the A&R Business Combination Agreement, or (iv) rights of the Company Equityholder under the A&R Business Combination Agreement, the organizational documents of Acquiror or any other agreement entered into by the Company Equityholder or in connection with the transactions contemplated by the A&R Business Combination Agreement, including claims related to the enforcement of the A&R Business Combination Agreement and the right to receive the Company Equityholder’s applicable portion of the Aggregate Merger Consideration and any Initial Awards (as defined in the A&R Business Combination

Annex E-6

Agreement) (collectively, the “Excluded Claims”). The Company Equityholder (on behalf of himself and the other Releasing Parties) hereby agrees not to institute any proceeding against any Released Party with respect to any of the Released Claims but excluding the Excluded Claims. The Company Equityholder represents, warrants and acknowledges that he it has consulted with counsel with respect to the execution and delivery of this release and has been fully apprised of the consequences hereof. The Company Equityholder agrees and acknowledges that the release in this Agreement constitutes a complete defense of any and all Released Claims, other than Excluded Claims.

Section 4.2         Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) 180 days after the Closing, (b) the termination of the A&R Business Combination Agreement; and (c) as to the Company Equityholder, the written agreement of Acquiror, the Sponsor, the Company and the Company Equityholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. Notwithstanding anything to the contrary herein, this ARTICLE IV shall survive the termination of this Agreement.

Section 4.3          Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 4.4          CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)         THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURT, OR IF SUCH COURT SHALL NOT HAVE JURISDICTION, ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE (AND ANY APPROPRIATE APPELLATE COURT THEREFROM) (THE “DELAWARE COURTS”) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE APPLICABLE DELAWARE COURT OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY THE APPLICABLE DELAWARE COURT OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN Section 4.9.

(b)         WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

Annex E-7

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 4.4.

Section 4.5          Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 4.6          Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 4.7          Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company, the Sponsor and the Company Equityholder.

Section 4.8          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 4.9         Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror (prior to Closing) or the Sponsor:

Welsbach Acquisition Holdings LLC
160 S Craig Place
Lombard, Illinois 60148
Attention:	Daniel Mamadou
Chris Clower
Email:	[***]
[***]

If to the Company or Acquiror (after the Closing):

EVOLUTION METALS LLC
516 S Dixie Hwy, Unit 209
West Palm Beach, FL 33401
Attention:	David Wilcox
Email:	[***]

Annex E-8

If to the Company Equityholder:

David Wilcox
c/o EVOLUTION METALS LLC
516 S Dixie Hwy, Unit 209
West Palm Beach, FL 33401
Attention:	David Wilcox
Email:	[***]

Section 4.10        Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 4.11        Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Annex E-9

IN WITNESS WHEREOF, the Company Equityholder, Acquiror, the Sponsor and the Company have each caused this Company Equityholder Support and Lock-Up Agreement to be duly executed as of the date first written above.

COMPANY EQUITYHOLDER:
David Wilcox
By:	/s/ David Wilcox
Name:	David Wilcox

[Signature Page to Company Equityholder Support and Lock Up Agreement]

Annex E-10

ACQUIROR:
WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
By:	/s/ Daniel Mamadou
Name:	Daniel Mamadou
Title:	Chief Executive Officer

[Signature Page to Company Equityholder Support and Lock Up Agreement]

Annex E-11

SPONSOR:
WELSBACH ACQUISITION HOLDINGS LLC
By:	/s/ Christopher Clower
Name:	Christopher Clower
Title:	Managing Member

[Signature Page to Company Equityholder Support and Lock Up Agreement]

Annex E-12

COMPANY:
EVOLUTION METALS LLC
By:	/s/ David Wilcox
Name:	David Wilcox
Title:	Managing Member

[Signature Page to Company Equityholder Support and Lock Up Agreement]

Annex E-13

Exhibit A

Form of Written Resolutions

Annex E-14

Schedule I

Company Equityholder

Company Equityholder	Membership Interest
David Wilcox	100%
c/o EVOLUTION METALS LLC 516 S Dixie Hwy, Unit 209 West Palm Beach, FL 33401 Attention: David Wilcox Email: [***]

Annex E-15

Annex F

Evolution Metals & Technologies Corp.
2025 Equity Incentive Plan

Annex F-i

Evolution Metals & Technologies Corp.
2025 Equity Incentive Plan

Article I.        Purposes and Definitions

Section 1.01    Purposes of this Plan; Structure.

(a)     The purposes of this Plan are (i) to attract and retain the best available personnel for positions of substantial responsibility, (ii) to provide additional incentive to Employees, Directors and Consultants, and (ii) to promote the success of the Company’s business.

(b)    This Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Cash-Based Awards and Other Stock-Based Awards.

Section 1.02    Definitions. As used herein, the following definitions will apply:

(a)     “Administrator” means the Board or any of its Committees as will be administering this Plan, in accordance with Section 2.02.

(b)    “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(c)     “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under this Plan.

(d)    “Award” means, individually or collectively, a grant under this Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, or Cash-Based Award or Other Stock-Based Award granted under this Plan.

(e)     “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under this Plan, which Award Agreement shall be is subject to the terms and conditions of this Plan.

(f)     “BCA” means the Amended and Restated Agreement and Plan of Merger by and among the Company, WTMA Merger Subsidiary LLC and Evolution Metals LLC, dated as of October 30, 2024.

(g)    “Board” means the Board of Directors of the Company.

(h)    “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 3.06.

(i)     “Change in Control” means, except as may be otherwise prescribed by the Administrator in an Award Agreement made under this Plan or as otherwise provided in another plan or agreement applicable to the Participant, the occurrence of any of the following events after the consummation of the transactions contemplated by the BCA, subject to the provisions of Section 1.03; provided, that for the avoidance of doubt, the transactions contemplated by the BCA will not constitute a Change in Control for purposes of this Plan:

(i)     Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this Section 1.02(i)(i), the acquisition of additional stock by any one Person, who immediately prior to such acquisition is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the shareholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the

Annex F-1

same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this Section 1.02(i)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities.

(ii)    Board Turnover. Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board” as modified by this subsection (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest or the use of any proxy access procedures in the Company’s organizational documents with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(iii)   Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 1.02(i)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (B)(3) of this Section 1.02(i)(iii). For purposes of this Section 1.02(i)(iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)   Reorganization, Merger or Consolidation. A consummation of a reorganization, merger or consolidation (a “Business Combination”), excluding, however, such a Business Combination pursuant to which: (A) the individuals and entities who were the beneficial owners of the total voting power of the stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); (B) no Person (excluding any Person who immediately prior to such Business Combination is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company) beneficially owns, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination; and (C) at least a majority of the members of the board of directors of the corporation resulting from such

Annex F-2

Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(v)    Liquidation or Dissolution. Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iv) above.

(j)     “Code” means the Internal Revenue Code of 1986, as amended, and reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(k)    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 2.02.

(l)     “Common Stock” means the common stock, par value $0.0001 per share, of the Company, or any other class of stock into which the common stock is reclassified after the date of this Plan.

(m)   “Company” means Welsbach Technology Metals Acquisition Corp., a Delaware corporation to be renamed Evolution Metals & Technologies Corp., or any successor thereto.

(n)    “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(o)    “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.” Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(p)    “Director” means a member of the Board.

(q)    “Disability” means, except as otherwise provided by the Administrator in the applicable Award Agreement, total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(r)     “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Administrator or as otherwise provided by this Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(s)     “Effective Date” means [the date on which the transactions contemplated by the BCA are consummated, subject to the approval of this Plan by Company’s stockholders prior to such date].

Annex F-3

(t)     “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company, provided that neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company or any Parent or Subsidiary of the Company.

(u)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or a national market system (other than an over-the counter market, which will not be considered an established stock exchange of national market system for the purposes of this definition), including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)   In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(iv)   The Administrator is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Award Agreement and is in compliance with the fair market value pricing rules set forth in Code Section 409A.

(w)    “Fiscal Year” means the fiscal year of the Company.

(x)    “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

(y)    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(z)     “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)   “Option” means a stock option granted pursuant to this Plan.

(bb)  “Outside Director” means a Director who is not an Employee.

(cc)   “Other Stock-Based Award” means an Award denominated in Shares and granted pursuant to Section 3.06.

(dd)  “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(ee)   “Participant” means the holder of an outstanding Award.

(ff)    “Performance Award” means an Award of Performance Shares or Performance Units.

(gg)  “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 3.05.

Annex F-4

(hh)  “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 3.05.

(ii)    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(jj)    “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(kk)  “Plan” means this 2025 Equity Incentive Plan.

(ll)    “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 3.03, or issued pursuant to the early exercise of an Option.

(mm)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 3.04. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(nn)  “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to this Plan.

(oo)  “Section 16(b)” means Section 16(b) of the Exchange Act.

(pp)  “Securities Act” means the Securities Act of 1933, as amended.

(qq)  “Service Provider” means an Employee, Director or Consultant.

(rr)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 4.05.

(ss)   “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 3.02 is designated as a Stock Appreciation Right.

(tt)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

Section 1.03    Additional Interpretations. For purposes of Section 1.02(i), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Article II.        Stock Subject to this Plan; Administration.

Section 2.01    Stock Subject to this Plan.

(a)     Subject to the provisions of Section 2.01(b) and Section 4.05, the maximum aggregate number of Shares that may be subject to Awards and issued or transferred under this Plan is 123,000,000 shares of Common Stock (“Shares”). The Shares may be authorized but unissued, or reacquired Common Stock.

(b)    If an Award expires or becomes un-exercisable without having been exercised in full or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under this Plan (unless this Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation

Annex F-5

Right will cease to be available under this Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under this Plan (unless this Plan has terminated). Shares that have actually been issued under this Plan under any Award will not be returned to this Plan and will not become available for future distribution under this Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under this Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholdings related to an Award will become available for future grant or sale under this Plan. To the extent an Award under this Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under this Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 4.05, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 2.01(a), plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under this Plan pursuant to this Section 2.01(b).

(c)     The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Plan.

Section 2.02    Administration of this Plan.

(a)     Procedure.

(i)     Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer this Plan.

(ii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)   Other Administration. Other than as provided above, this Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to satisfy Applicable Laws.

(b)    Powers of the Administrator. Subject to the provisions of this Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)     to determine the Fair Market Value;

(ii)    to select the Service Providers to whom Awards may be granted hereunder;

(iii)   to determine the number of Shares to be covered by each Award granted hereunder;

(iv)   to approve forms of Award Agreements for use under this Plan;

(v)    to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder, with such terms and conditions including, but not being limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)   to determine whether an Award will be settled in Shares, cash, other property or in any combination thereof;

(vii)  to construe and interpret the terms of this Plan and Awards granted pursuant to this Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;

Annex F-6

(ix)   to modify or amend each Award (subject to Section 4.14(c)), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards; provided, however, that in no case will an Option or Stock Appreciation Right be extended beyond its original maximum term;

(x)    to allow Participants to satisfy tax withholding obligations in a manner prescribed in Section 4.06(b);

(xi)   to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)  to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award, to the extent permitted under Code Section 409A;

(xiii) to correct any defect, supply any omission or reconcile any inconsistency in this Plan or any Award Agreement and to make all other determinations and take such other actions with respect to this Plan or any Award as the Administrator may deem advisable to the extent not inconsistent with the provisions of this Plan or applicable law; and

(xiv) to make all other determinations deemed necessary or advisable for administering this Plan.

(c)     Option or Stock Appreciation Right Repricing. Except in connection with a corporate transaction or event described in Section 4.05(a) of this Plan or in connection with a Change in Control, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or cancel outstanding “underwater” Options or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Options or Stock Appreciation Rights) in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, as applicable, without approval of the Company’s stockholders. This Section 2.02(c) is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 4.05(a) of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 2.02(c) may not be amended without approval of the Company’s stockholders.

(d)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws

Section 2.03    Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

Section 2.04    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Administrator or as officers or employees of the Company or any of its Affiliates, to the extent permitted by applicable law, members of the Board or the Administrator and any officers or employees of the Company or any of its Affiliates to whom authority to act for the Board, the Administrator or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

Annex F-7

Article III.        Awards.

Section 3.01    Stock Options.

(a)     Grant of Options. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Options in such amounts as the Administrator, in its sole discretion, will determine.

(b)    Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c)     Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 3.01(c), Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and the calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder.

(d)    Term of Option. The term of each Option will be stated in the Award Agreement. In the case of any Option, the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e)     Option Exercise Price and Consideration.

(i)     Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, subject to the following:

(1)    In the case of an Incentive Stock Option:

(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share (or the fair market value per Share as determined in accordance with Treas. Reg. 1.409A-1(b)(5)(iv)(A)) on the date of grant;

(B)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant;

(2)    In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant (or the fair market value per Share as determined in accordance with Treas. Reg. 1.409A-1(b)(5)(iv)(A)).

(3)    Notwithstanding the foregoing provisions of this Section 3.01(e), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

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(ii)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)   Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) to the extent permitted by Applicable Laws, consideration received by the Company under a broker assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with this Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(f)     Exercise of Option.

(i)     Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholding). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 4.05. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

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(iii)   Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to this Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to this Plan.

(iv)   Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to this Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to this Plan. .

Section 3.02    Stock Appreciation Rights.

(a)     Grant of Stock Appreciation Rights. Subject to the terms and conditions of this Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)    Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

(c)     Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 3.02(f) will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of this Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under this Plan. Stock Appreciation Rights which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award Agreement, specifying the number of Stock Appreciation Rights to be exercised and the date on which such Stock Appreciation Rights were awarded and vested.

(d)    Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)     Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under this Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 3.01(d) relating to the maximum term and Section 3.01(f) relating to exercise also will apply to Stock Appreciation Rights.

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(f)     Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised. At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

(g)    Deemed Exercise of Stock Appreciation Rights. If, on the date on which a Stock Appreciation Rights would otherwise terminate or expire, the Stock Appreciation Right by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such Stock Appreciation Right, then any portion of such Stock Appreciation Right which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

Section 3.03    Restricted Stock.

(a)     Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)    Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)     Transferability. Except as provided in this Section 3.03 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)    Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)     Removal of Restrictions. Except as otherwise provided in this Section 3.03, Shares of Restricted Stock covered by each Restricted Stock grant made under this Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)     Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)    Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

Section 3.04    Restricted Stock Units.

(a)     Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under this Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)    Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon

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the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(c)     Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator or as set forth in the applicable Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)    Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)     Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to Shares represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Administrator. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of Shares represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per Share on such date. Such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award.

(f)     Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

Section 3.05    Performance Units and Performance Shares.

(a)     Issuance. Performance Awards may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)    Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)     Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Performance Award will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(d)    Performance Targets and Goals. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis

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determined by the Administrator in its discretion (“Performance Goals”). Performance Goals shall be established by the Administrator on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(i)     Performance Measures. Performance Measures shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Administrator prior to the grant of the Performance Award. As specified by the Administrator, Performance Measures may be calculated with respect to the Company and its Subsidiaries consolidated therewith for financial reporting purposes, one or more Subsidiaries or such division or other business unit of any of them selected by the Administrator. Unless otherwise determined by the Administrator prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Administrator, occurring after the establishment of the Performance Goals applicable to the Performance Award. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures unsuitable, the Administrator may in its discretion modify such Performance Measures or the goals or actual levels of achievement regarding the Performance Measures, in whole or in part, as the Administrator deems appropriate and equitable. Performance Measures may be based upon one or more of the following, as determined by the Administrator, or such criteria as the Administrator may determine: (1) revenue; (2) sales; (3) expenses; (4) operating income; (5) gross margin; (6) operating margin; (7) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; (8) pre-tax profit; (9) net operating income; (10) net income; (11) economic value added; (12) free cash flow; (13) operating cash flow; (14) balance of cash, cash equivalents and marketable securities; (15) stock price; (16) earnings per share; (17) return on shareholder equity; (18) return on capital; (19) return on assets; (20) return on investment; (21) total shareholder return; (22) employee satisfaction; (23) employee retention; (24) market share; (25) customer satisfaction; (26) product development; (27) research and development expenses; (28) completion of an identified special project; and (29) completion of a joint venture or other corporate transaction.

(ii)    Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Administrator.

(e)     Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(f)     Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units or Performance Shares will be made at the time provided for in the applicable Award Agreement. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

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(g)    Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares will be forfeited to the Company, and again will be available for grant under this Plan.

(h)    Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to Shares represented by Performance Share Awards until the date of the issuance of such Shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Administrator. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of Shares represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per Share on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, Shares, or a combination thereof as determined by the Administrator, and may be paid on the same basis as settlement of the related Performance Share. Dividend Equivalent Rights shall not be paid with respect to Performance Units.

Section 3.06    Cash-Based Awards and Other Stock-Based Awards. Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Administrator shall establish. Such Award Agreements may incorporate all or any of the terms of this Plan by reference and shall comply with and be subject to the following terms and conditions.

(a)     Grant of Cash-Based Awards. Subject to the provisions of this Plan, the Administrator, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Administrator may determine.

(b)    Grant of Other Stock-Based Awards. The Administrator may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Administrator) in such amounts and subject to such terms and conditions as the Administrator shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of a Share and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

(c)     Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Administrator. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on such Shares, as determined by the Administrator. The Administrator may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 3.05, as shall be established by the Administrator and set forth in the Award Agreement evidencing such Award. If the Administrator exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant may depend on the extent to which the performance criteria are met. The establishment of performance criteria with respect to the grant or vesting of any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall follow procedures substantially equivalent to those applicable to Performance Awards set forth in Section 3.05.

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(d)    Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, Shares or other securities or any combination thereof as the Administrator determines. The determination and certification of the final value with respect to any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall comply with the requirements applicable to Performance Awards set forth in Section 3.05. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Code Section 409A.

(e)     Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to Shares represented by Other Stock-Based Awards until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 3.04(e). Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards.

(f)     Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Administrator may impose such additional restrictions on any Shares issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any state securities laws or foreign law applicable to such Shares.

Article IV.        Additional Provisions Applicable to this Plan and Awards

Section 4.01    Outside Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any Outside Director in any one calendar year be granted compensation, including cash compensation, for such service having an aggregate maximum value (measured at the date of grant, as applicable, and calculating the value of any Awards based on the grant date fair value for financial reporting purposes) in excess of $750,000; provided, however, that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the Director in his or her capacity as an executive officer or employee of the Company.

Section 4.02    Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. This Plan and each Award Agreement under this Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company have any obligation under the terms of this Plan to reimburse a Participant for any taxes or other costs that may be imposed on Participant as a result of Section 409A.

Section 4.03    Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers

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between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

Section 4.04    Limited Transferability of Awards. Unless determined otherwise by the Administrator in compliance with Code Section 409A, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

Section 4.05    Adjustments; Dissolution, Merger, Etc.

(a)     Adjustments. In the event that any extraordinary cash dividend, stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, split-off, spin-out, combination, repurchase, or exchange of Shares or other securities of the Company, other change in the corporate structure of the Company, partial or complete liquidation or distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction having an effect similar to any of the foregoing occurs, the Administrator, to the extent equitably required in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan, will adjust the number and class of shares of stock that may be delivered under this Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, other Award terms, and the numerical Share limits of Section 2.01; provided, however, that any such adjustment to the number of Shares that may be issued with respect to Incentive Stock Options set forth in Section 2.01(b) of this Plan will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)     Change in Control.

(i)     In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an Affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) Award(s) will terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award(s) or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award(s) or realization of the Participant’s rights, then such Award(s) may be terminated by the Company without payment), or (B)  Award(s) will be replaced with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 4.05(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

Annex F-16

(ii)    In the event of a Change in Control where the successor corporation does not assume or substitute for the Award (or portion thereof), a Participant who is not an Outside Director will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

(iii)   For the purposes of this Section 4.05(c) and Section 4.05(d), unless otherwise provided in an applicable Award Agreement, an Award (for purposes of this subsection, a “Replaced Award”) will be considered assumed or substituted if the award immediately after such replacement or substitution: (A) is of the same or a substantially similar type as the Replaced Award; (B) has a value at least equal to the value of the Replaced Award; (C) either is denominated in cash or relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (D) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, has tax consequences to such Participant under the Code that are generally no less favorable to such Participant than the tax consequences of the Replaced Award (provided that the Company does not guarantee any particular tax treatment with respect to any assumption or substitution award described in this subsection); and (E) has other terms and conditions which are generally no less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent termination of employment or change in control). An assumption or substitution award described in this subsection may be granted only to the extent it does not result in the Replaced Award or such replacement or substitution award failing to comply with or be exempt from Code Section 409A. Without limiting the generality of the foregoing, the assumption or substitution award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this subsection are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iv)   Notwithstanding anything in this Section 4.05(c) to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section 4.05(c) will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

(v)    The Administrator may, without affecting the number of Shares reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Code Section 409A and any other applicable provisions of the Code.

(d)    Outside Director Awards. In the event of a Change in Control, with respect to Awards granted to an Outside Director, the Outside Directors will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted

Annex F-17

Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

Section 4.06    Tax Withholding.

(a)     Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligation is due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, non-U.S. or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, and subject to Applicable Laws, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by such methods as the Administrator shall determine, including, without limitation, (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (v) any combination of the foregoing methods of payment. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

Section 4.07    Compliance with Securities Laws. The grant of Awards and the issuance of Shares pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under this Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

Section 4.08    No Effect on Employment or Service. Neither this Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

Annex F-18

Section 4.09    Repurchase Rights. Shares issued under this Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Administrator in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of Shares hereunder and shall promptly present to the Company any and all certificates representing Shares acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

Section 4.10    Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

Section 4.11    Forfeiture Events.

(a)     Any Award Agreement (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Administrator in accordance with (i) any Company clawback or recoupment policy or policies as adopted from time to time, including any policy that is adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise (in each case, the “Clawback Policy”), or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting awards under the Plan, the Participants consent to be bound by the terms of the Clawback Policy, if applicable, and agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup any award, any gains or earnings related to any award, or any other amount paid under the Plan or otherwise subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Code Section 409A. The Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 4.11 is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary or Parent of the Company.

(b)    Notwithstanding any other provision of this Plan, if the Participant’s service to the Company or any of its Affiliates as a Service Provider is terminated or ceases for any reason, then any Award which has not vested as of such time in accordance with its terms shall automatically be forfeited and cancelled and shall cease to vest, be exercisable or otherwise provide any benefit to Participant, provided that such provision may be modified in any Award Agreement.

(c)     The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of additional of specified events as determined by the Administrator, in addition to any otherwise applicable vesting or performance conditions of an Award.

Section 4.12    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

Annex F-19

Section 4.13    Term of Plan. This Plan will become effective upon the Effective Date. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 4.14.

Section 4.14    Amendment and Termination of this Plan.

(a)     Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate this Plan.

(b)    Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)     Effect of Amendment or Termination. No amendment, alteration, suspension or termination of this Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company, except in the case of adjustments made pursuant to Section 4.05 of this Plan. Termination of this Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under this Plan prior to the date of such termination.

Section 4.15    Conditions Upon Issuance of Shares.

(a)     Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

Section 4.16    Shareholder Approval. This Plan will be presented for approval by the shareholders of the Company within twelve (12) months after the date this Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws. No Option granted under this Plan may be treated as an Incentive Stock Option if this Plan is not approved by shareholders of the Company within twelve (12) months after the date this Plan is adopted by the Board. For the avoidance of doubt, no Award may be granted under this Plan prior to the consummation of the transactions contemplated by the BCA.

Section 4.17    Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any of its Affiliates’ retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

Section 4.18    Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under this Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

Section 4.19    Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of this Plan shall not in any way be affected or impaired thereby.

Annex F-20

Section 4.20    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or any of its Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company any of its Affiliates to take any action which such entity deems to be necessary or appropriate.

Section 4.21    Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to this Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. Neither the Company nor any of its Affiliates shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any of its Affiliates and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or any of its Affiliates. The Participants shall have no claim against the Company or any of its Affiliates for any changes in the value of any assets which may be invested or reinvested by the Company with respect to this Plan.

Section 4.22    Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of this Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules and as applied to contracts to be performed wholly within the State of Delaware.

Section 4.23    Stock-Based Awards in Substitution for Awards Granted by Another company. Notwithstanding anything in this Plan to the contrary:

(a)     Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary of the Company. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Code Section 409A. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)    In the event that a company acquired by the Company or any Subsidiary of the Company or with which the Company or any Subsidiary of the Company merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for Awards made after such acquisition or merger under this Plan; provided, however, that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary of the Company prior to such acquisition or merger.

(c)     Any Common Stock that is issued or transferred by, or that is subject to any awards that are granted by, or become obligations of, the Company under Sections 4.23(a) or 4.23(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limit contained in Section 2.01 of this Plan, except as otherwise provided in this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 4.23(a) or 4.23(b) of this Plan, will be added to the aggregate limit contained in Section 2.01 of this Plan.

Annex F-21

Annex G

[FORM OF REGISTRATION RIGHTS AGREEMENT]

Annex G-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Our Existing Charter provides that all of our directors, officers, employees and agents are entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)      For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Seventh of our Existing Charter provides:

“The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Item 21. Exhibits and Financial Statements Schedules.

(a)    Exhibits.

Exhibit Number	Description
1.1

Underwriting Agreement, dated December 27, 2021, by and between Welsbach Technology Metals Acquisition Corp. and Chardan Capital Markets, LLC, as representative of the several underwriters (incorporated by reference to Exhibit 1.1 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

2.1¥*

Amended and Restated Agreement and Plan of Merger, dated November 6, 2024, by and among Welsbach Technology Metals Acquisition Corp., WTMA Merger Subsidiary LLC and Evolution Metals LLC (included as Annex A to the proxy statement/prospectus, which is part of this Registration Statement).

2.2*	Amendment No. 1 to Amended and Restated Plan of Merger, dated November 11, 2024, by and amount Welsbach Technology Metals Acquisition Corp., WTMA Merger Subsidiary LLC and Evolution Metals LLC.
3.1

Second Amended and Restated Certificate of Incorporation of Welsbach Technology Metals Acquisition Corp. (incorporated by reference to Exhibit 3.1 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

3.2

Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Welsbach Technology Metals Acquisition Corp., dated March 24, 2023 (incorporated by reference to Exhibit 3.1 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on March 27, 2023).

3.3

Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Welsbach Technology Metals Acquisition Corp., dated September 29, 2023 (incorporated by reference to Exhibit 3.1 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on October 3, 2023).

3.4

Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Welsbach Technology Metals Acquisition Corp., dated June 28, 2024 (incorporated by reference to Exhibit 3.1 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on July 5, 2024).

3.5

Amended and Restated By-Laws of Welsbach Technology Metals Acquisition Corp. (incorporated by reference to Exhibit 3.4 to Welsbach Technology Metals Acquisition Corp.’s Registration Statement on Form S-1 (File No. 333-261467)).

3.6*

Form of Third Amended and Restated Certificate of Incorporation of Evolution Metals & Technologies Corp., to become effective immediately upon the completion of the business combination (included as Annex B to the proxy statement/prospectus, which is part of this Registration Statement).

3.7*

Form of Second Amended and Restated Bylaws of Evolution Metals & Technologies Corp., to become effective immediately upon the completion of the business combination (included as Annex C to the proxy statement/prospectus, which is part of this Registration Statement).

Exhibit Number	Description
3.8*	Certificate of Formation of Evolution Metals LLC.
3.9*	Company Operating Agreement of Evolution Metals LLC.
3.10**	[Charter] of Critical Mineral Recovery, Inc.
3.11**	[Bylaws] of Critical Mineral Recovery, Inc.
3.12**	[Charter] of Handa Lab Co., Ltd.
3.13**	[Bylaws] of Handa Lab Co., Ltd.
3.14**	[Charter] of KCM Industry Co., Ltd.
3.15**	[Bylaws] of KCM Industry Co., Ltd.
3.16**	[Charter] of KMMI INC.
3.17**	[Bylaws] of KMMI Inc.
3.18**	[Charter] of NS World Co., Ltd.
3.19**	[Bylaws] of NS World Co., Ltd.
4.1

Specimen Unit Certificate of Welsbach Technology Metals Acquisition Corp. (incorporated by reference to Exhibit 4.1 to Welsbach Technology Metals Acquisition Corp.’s Registration Statement on Form S-1 (File No. 333-261467)).

4.2

Specimen Common Stock Certificate of Welsbach Technology Metals Acquisition Corp. (incorporated by reference to Exhibit 4.2 to Welsbach Technology Metals Acquisition Corp.’s Registration Statement on Form S-1 (File No. 333-261467)).

4.3

Specimen Right Certificate of Welsbach Technology Metals Acquisition Corp. (incorporated by reference to Exhibit 4.3 to Welsbach Technology Metals Acquisition Corp.’s Registration Statement on Form S-1 (File No. 333-261467)).

4.4

Rights Agreement, dated December 27, 2021, by and between Welsbach Technology Metals Acquisition Corp. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

4.5

Unit Purchase Option, dated December 27, 2021, by and between Welsbach Technology Metals Acquisition Corp. and Chardan Capital Markets, LLC (incorporated by reference to Exhibit 4.2 of Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

4.6**	Specimen Common Stock Certificate of Evolution Metals & Technologies Corp.
4.7**	[Specimen Membership Unit Certificate of Evolution Metals LLC.]
4.8**	[Specimen Convertible Preferred Unit Certificate of Evolution Metals LLC.]
4.9**	[Specimen Stock Certificate of Critical Mineral Recovery, Inc.]
4.10**	[Specimen Stock Certificate of Handa Lab Co., Ltd.]
4.11**	[Specimen Stock Certificate of KCM Industry Co., Ltd.]
4.12**	[Specimen Stock Certificate of KMMI INC.]
4.13**	[Specimen Stock Certificate of NS World Co., Ltd.]
5.1**	Opinion of Anthony, Linder & Cacomanolis, PLLC.
8.1**	Tax Opinion of Jones Day.
10.1

Letter Agreement, dated December 27, 2021, by and among Welsbach Technology Metals Acquisition Corp., its officers, directors, certain advisors and Welsbach Acquisition Holdings LLC (incorporated by reference to Exhibit 10.1 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

10.2

Investment Management Trust Agreement, dated December 27, 2021, by and between Welsbach Technology Metals Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

10.3

Amendment to the Investment Management Trust Agreement, by and between Welsbach Technology Metals Acquisition Corp. and Continental Stock Transfer & Trust Company, dated March 24, 2023 (incorporated by reference to Exhibit 10.1 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on March 28, 2023).

Exhibit Number	Description
10.4

Amendment to the Investment Management Trust Agreement, by and between Welsbach Technology Metals Acquisition Corp. and Continental Stock Transfer & Trust Company, dated September 29, 2023 (incorporated by reference to Exhibit 10.1 to Welsbach Technology Metals Acquisition Corp.’s Form 8-K filed with the SEC on October 3, 2023).

10.5

Amendment to the Investment Management Trust Agreement, by and between Welsbach Technology Metals Acquisition Corp. and Continental Stock Transfer & Trust Company, dated June 28, 2024 (incorporated by reference to Exhibit 10.1 of Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on July 5, 2024).

10.6

Private Placement Units Purchase Agreement, dated December 27, 2021, by and between Welsbach Technology Metals Acquisition Corp. and Welsbach Acquisition Holdings LLC (incorporated by reference to Exhibit 10.6 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

10.7

Form of Extension Note (incorporated by reference to Exhibit 10.2 to Welsbach Technology Metals Acquisition Corp.’s Form 10-K for the year ended December 31, 2022 filed with the SEC on February 21, 2023).

10.8

Promissory Note, dated June 25, 2021, issued to Welsbach Acquisition Holdings LLC (incorporated by reference to Exhibit 10.8 of Welsbach Technology Metals Acquisition Corp.’s Registration Statement on Form S-1/A, filed with the SEC on December 15, 2021).

10.9

Sponsor/Company Promissory Note dated May 25, 2023 (incorporated by reference to Exhibit 10.2 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on August 1, 2023).

10.10

Working Capital Note issued to Welsbach Acquisition Holdings LLC, dated July 30, 2023 (incorporated by reference to Exhibit 10.1 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on August 1, 2023).

10.11	Working Capital Note (incorporated by reference to Exhibit 10.3 of Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on October 3, 2023).
10.12*	Working Capital Note, dated September 30, 2024, between Welsbach Technology Metals Acquisition Corp and Welsbach Acquisition Holdings LLC.
10.13	Backstop Agreement dated May 3, 2023 (incorporated by reference to Exhibit 10.3 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on August 1, 2023).
10.14	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on June 20, 2024).
10.15

Stock Escrow Agreement, dated December 27, 2021, by and between Welsbach Technology Metals Acquisition Corp., Welsbach Acquisition Holdings LLC and Continental Stock Transfer & Trust Company, as escrow agent (incorporated by reference to Exhibit 10.3 of Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

10.16

Registration Rights Agreement, dated December 27, 2021, by and among Welsbach Technology Metals Acquisition Corp. and certain security holders (incorporated by reference to Exhibit 10.4 to Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

10.17	Share Compensation Agreement (incorporated by reference to Exhibit 10.1 of Welsbach Technology Metals Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on October 16, 2023).
10.18	Share Compensation Agreement (incorporated by reference to Exhibit 10.1 of Welsbach Technology Metals Acquisition Corp.’s Report on Form 8-K filed with the SEC on July 19, 2024).
10.19

Administrative Support Agreement, dated December 27, 2021, by and between Welsbach Technology Metals Acquisition Corp. and Welsbach Acquisition Holdings LLC (incorporated by reference to Exhibit 10.9 of Welsbach Technology Metals Acquisition Corp.’s Registration Statement on Form S-1/A, filed with the SEC on December 15, 2021).

10.20

Form of Indemnification Agreement of Welsbach Technology Metals Acquisition Corp. (incorporated by reference to Exhibit 10.5 to Welsbach Technology Metals Acquisition Corp.’s Registration Statement on Form S-1 (File No. 333-261467)).

10.21*

Sponsor Support and Lock-up Agreement, dated November 6, 2024, by and among Welsbach Technology Metals Acquisition Corp., Evolution Metals LLC, Welsbach Acquisition Holdings LLC and the persons set forth on Schedule I thereto (included as Annex D to the proxy statement/prospectus, which is part of this Registration Statement).

Exhibit Number	Description
10.22*

Company Equityholder Support and Lock-up Agreement, dated November 6, 2024, by and among Welsbach Technology Metals Acquisition Corp., Evolution Metals LLC, Welsbach Acquisition Holdings LLC and the person set forth on Schedule I thereto (included as Annex E to the proxy statement/prospectus, which is part of this Registration Statement).

10.23*	Form of Evolution Metals & Technologies Corp. 2025 Equity Incentive Plan (included as Annex F to the proxy statement/prospectus, which is part of this Registration Statement).
10.24**	Form of Registration Rights Agreement (included as Annex G to the proxy statement/prospectus, which is part of this Registration Statement).
10.25**	Form of Evolution Metals & Technologies Corp. Directors and Officers Employment Agreement.
10.26**	Form of Indemnification Agreement of Evolution Metals & Technologies Corp. Directors and Officers.
10.27*

Investment Agreement, as amended through November 4, 2024, between Robert N. Feldman Revocable Living Trust or yet to be created irrevocable trust or trusts, Evolution Metals LLC and Robert N. Feldman.

10.28*	Amendment to Investment Agreement, dated November 7, 2024, between Robert N. Feldman Revocable Living Trust and Evolution Metals LLC.
10.29*	Heads of Agreement, dated March 15, 2024, between Evolution Metals LLC and Handa Lab Co., Ltd.
10.30*	Heads of Agreement, dated March 15, 2024, between Evolution Metals LLC and KCM Industry, Ltd.
10.31*	Heads of Agreement, dated March 15, 2024, between Evolution Metals LLC and KMMI INC.
10.32*	Heads of Agreement, dated March 15, 2024, between Evolution Metals LLC and NS World Co., Ltd.
10.33*	Investment Agreement, dated June 14, 2024, between Camston Wrather LLC and Evolution Metals LLC.
10.34*	Convertible Promissory Note, dated June 28, 2024, between Camston Wrather Sub Co., LLC and Evolution Metals LLC.
10.35*	Convertible Promissory Note, dated August 1, 2024, between Camston Wrather Sub Co., LLC and Evolution Metals LLC.
10.36*	Convertible Promissory Note, dated September 3, 2024, between Camston Wrather Sub Co., LLC and Evolution Metals LLC.
10.37*	Investment Agreement, dated July 18, 2024, between Springrock Management, Inc and Evolution Metals LLC.
21.1*	List of Subsidiaries of Welsbach Technology Metals Acquisition Corp.
21.2*	List of Subsidiaries of Evolution Metals LLC.
21.3*	List of Subsidiaries of Critical Mineral Recovery, Inc.
21.4*	List of Subsidiaries of Handa Lab Co., Ltd.
21.5*	List of Subsidiaries of KCM Industry Co., Ltd.
21.6*	List of Subsidiaries of KMMI INC.
21.7*	List of Subsidiaries of NS World Co., Ltd.
23.1*	Consent of Independent Registered Public Accounting Firm of Welsbach Technology Metals Acquisition Corp.
23.2*	Consent of Independent Registered Public Accounting Firm of Evolution Metals LLC.
23.3*	Consent of Independent Registered Public Accounting Firm of Critical Mineral Recovery, Inc.
23.4*	Consent of Independent Auditor of Handa Lab Co., Ltd.
23.5*	Consent of Independent Auditor of KCM Industry Co., Ltd.
23.6*	Consent of Independent Auditor of KMMI INC.
23.7*	Consent of Independent Auditor of NS World Co., Ltd.
23.8**	Consent of Anthony, Linder & Cacomanolis, PLLC (included in Exhibit 5.1 hereto).
23.9**	Consent of Jones Day (included in Exhibit 8.1 hereto).
24.1*	Power of Attorney with respect to the directors and officers of Welsbach Technology Metals Acquisition Corp. (included on the signature page of this Registration Statement).
24.2*	Power of Attorney with respect to the directors and officers of Evolution Metals LLC (included on the signature page of this Registration Statement).
24.3*	Power of Attorney with respect to the directors and officers of Critical Mineral Recovery, Inc. (included on the signature page of this Registration Statement).

Exhibit Number	Description
24.4*	Power of Attorney with respect to the directors and officers of Handa Lab Co., Ltd. (included on the signature page of this Registration Statement).
24.5*	Power of Attorney with respect to the directors and officers of KCM Industry Co., Ltd. (included on the signature page of this Registration Statement).
24.6*	Power of Attorney with respect to the directors and officers of KMMI INC. (included on the signature page of this Registration Statement).
24.7*	Power of Attorney with respect to the directors and officers of NS World Co., Ltd. (included on the signature page of this Registration Statement).
99.1**	Form of Proxy Card for Welsbach Technology Metals Acquisition Corp.’s Special Meeting.
99.2*	Consent of David Wilcox to be named as a director.
99.3**	Consent of [Director 2] to be named as a director.
99.4**	Consent of [Director 3] to be named as a director.
99.5**	Consent of [Director 4] to be named as a director.
99.6**	Consent of [Director 5] to be named as a director.
101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
107*	Filing Fee Table.

____________

*        Filed herewith.

**      To be filed by amendment.

¥        Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings.

1.      The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.      The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on November 12, 2024.

WELSBACH TECHNOLOGY METALS ACQUISITION CORP.
By:	/s/ Daniel Mamadou
Name: Daniel Mamadou
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Mamadou and Christopher Clower, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Daniel Mamadou	Chief Executive Officer and Director	November 12, 2024
Daniel Mamadou	(Principal executive officer)
/s/ John Stanfield	Chief Financial Officer	November 12, 2024
John Stanfield	(Principal financial officer)
/s/ Christopher Clower	Chief Operating Officer and Director	November 12, 2024
Christopher Clower	(Principal accounting officer)
/s/ Dominik Oggenfuss	Director	November 12, 2024
Dominik Oggenfuss
/s/ Matthew Rockett	Director	November 12, 2024
Matthew Rockett
/s/ Justin Werner	Director	November 12, 2024
Justin Werner

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fredericktown, state of Missouri, on November 12, 2024.

CRITICAL MINERAL RECOVERY, INC.
By:	/s/ Robert N. Feldman
Name: Robert N. Feldman
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rob Feldman and Bill Cassiday, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Robert N. Feldman	Chief Executive Officer and Director	November 12, 2024
Robert N. Feldman	(Principal executive officer)
/s/ Bill Cassiday	Chief Financial Officer and Director	November 12, 2024
Bill Cassiday	(Principal financial and accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Palm Beach, state of Florida, on November 12, 2024.

EVOLUTION METALS LLC
By:	/s/ David Wilcox
Name: David Wilcox
Title: Managing Member

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ David Wilcox	Managing Member	November 12, 2024
David Wilcox	(Principal executive, financial, and accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chungcheongbuk-do, South Korea, on November 12, 2024.

HANDA LAB CO., LTD.
By:	/s/ Sangmin Kim
Name: Sangmin Kim
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sangmin Kim and Junjin Kang, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Sangmin Kim	Chief Executive Officer and Director	November 12, 2024
Sangmin Kim	(Principal executive officer)
/s/ Junjin Kang	Chief Financial Officer, Auditor and Director	November 12, 2024
Junjin Kang	(Principal financial and accounting officer)
/s/ Sooho Kim	Chief Technology Officer and Director	November 12, 2024
Sooho Kim
/s/ Yonghoon Ahn	Director	November 12, 2024
Yonghoon Ahn

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Handa Lab Co., Ltd., has signed this registration statement on the 12th day of November, 2024.

COGENCY GLOBAL INC.
Authorized U.S. Representative
/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chungcheongbuk-do, South Korea, on November 12, 2024.

KCM INDUSTRY CO., LTD.
By:	/s/ Changbae Lee
Name: Changbae Lee
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chang-bae Lee and Miyeon Lee, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Changbae Lee	Chief Executive Officer and Director	November 12, 2024
Changbae Lee	(Principal executive officer)
/s/ Miyeon Lee	Chief Financial Officer and Head of Accounting	November 12, 2024
Miyeon Lee	(Principal financial and accounting officer)
/s/ Hongjae Lee	Senior Vice President and Director	November 12, 2024
Hongjae Lee

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of KCM Industry Co., Ltd., has signed this registration statement on the 12th day of November, 2024.

COGENCY GLOBAL INC.
Authorized U.S. Representative
/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seoul, South Korea, on November 12, 2024.

KMMI INC.
By:	/s/ Andy Chun
Name: Andy Chun
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andy Chun and Sunmi Yu, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Andy Chun	Chief Executive Officer, Head of Accounting and Director	November 12, 2024
Andy Chun	(Principal executive and accounting officer)
/s/ Sunmi Yu	Chief Financial Officer and Director	November 12, 2024
Sunmi Yu	(Principal financial officer)
/s/ Hyucksoo Lee	Director	November 12, 2024
Hyucksoo Lee
/s/ Younghun Kim	Director	November 12, 2024
Younghun Kim

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of KMMI INC., has signed this registration statement on the 12th day of November, 2024.

COGENCY GLOBAL INC.
Authorized U.S. Representative
/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chungcheongbuk-do, South Korea, on November 12, 2024.

NS WORLD CO., LTD.
By:	/s/ Kangyong Kim
Name: Kangyong Kim
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kangyong Kim and Euitaeg Hong, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Kangyong Kim	Chief Executive Officer and Director	November 12, 2024
Kangyong Kim	(Principal executive officer)
/s/ Euitaeg Hong	Chief Financial Officer and Director	November 12, 2024
Euitaeg Hong	(Principal financial and accounting officer)
/s/ Juyeong Seo	Head of Accounting	November 12, 2024
Juyeong Seo	(Principal accounting officer)
/s/ Heeyoung Kim	Director	November 12, 2024
Heeyoung Kim
/s/ Seonhee Kang	Director	November 12, 2024
Seonhee Kang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of NS World Co., Ltd., has signed this registration statement on the 12th day of November, 2024.

COGENCY GLOBAL INC.
Authorized U.S. Representative
/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.